Form 10-K, Exhibit 13
period 1997-06-30
WVS FINANCIAL CORP
filed 1997-09-26
CIK 910679

[GRAPHIC -- COMPANY LOGO]




                                       WVS
                                FINANCIAL CORP.










                                                              1997 ANNUAL REPORT

                                TABLE OF CONTENTS


                                                                          Page
                                                                          Number
                                                                          ------

         Stockholders' Letter                                                 1

         Selected Financial and Other Data                                    2

         Management's Discussion and Analysis                                 4

         Report of Independent Auditors                                      25

         Consolidated Statements of Financial Condition                      26

         Consolidated Statements of Income                                   27

         Consolidated Statements of Changes in Stockholders' Equity          28

         Consolidated Statements of Cash Flows                               29

         Notes to the Consolidated Financial Statements                      30

         Common Stock Market Price and Dividend Information                  57

         Corporate Information                                               58

To Our Stockholders:


Fiscal 1997 was a year of accomplishment for WVS Financial Corp. and its operating subsidiary West View Savings Bank. Company assets increased $35.1 million or 13.5% to $294.7 million at June 30, 1997. Investment and mortgage-backed securities grew $23.7 million or 23.4% significantly enhancing bottom line results. Net loans receivable rose by $9.1 million and totaled $158.1 million or 53.6% of Company assets. Cash dividends paid to stockholders totaled $3.00 per share in fiscal 1997 as compared to $2.06 per share in fiscal 1996, including special cash dividends of $2.30 and $1.70 per share paid in fiscal years 1997 and 1996, respectively.

Net income for the year totaled $2.96 million or $1.69 per share both on a primary and fully diluted basis as compared to $3.58 million or $2.06 per share on a comparable basis for the same period in 1996. Fiscal 1997 operations were significantly impacted by a $1.1 million one-time expense to recapitalize the Federal Deposit Insurance Corporation's Savings Association Insurance Fund
(SAIF). Without this one-time charge, Company net income would have been approximately $3.65 million or $2.08 per share.

Our commitment to enhance stockholder value remains steadfast. On June 30, 1997 the Company's stock was trading at $25 7/8 compared to $20 1/2 on June 30, 1996, which, when combined with the cash dividends paid during fiscal 1997, provided an impressive 40.9% return.

The Board of Directors, Senior Management and staff would like to thank you for your continued support and we welcome the opportunity to serve you in the future. By referring your family, friends and neighbors to West View Savings Bank, you can contribute to the Company's future success.





ROBERT C. SINEWE                                     JAMES S. McKAIN, JR.
President and                                        Chairman of the Board
Chief Executive Officer

                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                            FINANCIAL AND OTHER DATA

                                                      As of or For the Year Ended June 30,
                                      ------------------------------------------------------------------
                                         1997          1996          1995         1994           1993
                                      ----------    ----------    ----------    ----------    ----------
                                                            (Dollars in Thousands)
Selected Financial Data:
Total assets ......................   $  294,693    $  259,622    $  227,368    $  221,315    $  210,633
Net loans receivable ..............      158,134       149,011       133,343       123,600       119,348
Mortgage-backed securities ........       37,490        42,118        22,655        25,704        14,793
Investment securities .............       87,548        59,218        61,525        63,578        61,917
Real estate owned .................         --            --            --              25          --
Deposit accounts ..................      170,879       170,843       168,786       180,329       190,358
FHLB advances .....................       77,857        38,000        14,984         4,000          --
Other borrowings ..................        6,784        10,652         4,047          --            --
Stockholders' equity ..............       32,889        34,038        33,809        32,369        15,349
Nonperforming assets and troubled
   debt restructurings(1) .........          274           980         1,959         1,931         1,118

Selected Operating Data:
Interest income ...................   $   21,125    $   18,317    $   15,612    $   14,615    $   16,026
Interest expense ..................       10,884         8,840         7,372         7,545         8,815
                                      ----------    ----------    ----------    ----------    ----------
Net interest income ...............       10,241         9,477         8,240         7,070         7,211
Provision for loan losses .........           60           150           211           211           666
                                      ----------    ----------    ----------    ----------    ----------
Net interest income after provision
   for loan losses ................       10,181         9,327         8,029         6,859         6,545
Non-interest income ...............          374           383           307           315           298
Non-interest expense ..............        5,666         4,067         4,894         4,270         3,598
                                      ----------    ----------    ----------    ----------    ----------
Income before income tax expense ..        4,889         5,643         3,442         2,904         3,245
Income tax expense ................        1,930         2,066         1,652           914         1,369
                                      ----------    ----------    ----------    ----------    ----------
Net income before cumulative effect
   of accounting change ...........        2,959         3,577         1,790         1,990         1,876
Cumulative effect of change in
   accounting for income taxes ....         --            --            --             245          --
                                      ----------    ----------    ----------    ----------    ----------
Net income ........................   $    2,959    $    3,577    $    1,790    $    2,235    $    1,876
                                      ==========    ==========    ==========    ==========    ==========


                                                      As of or For the Year Ended June 30,
                                      ------------------------------------------------------------------
                                         1997          1996          1995         1994           1993
                                      ----------    ----------    ----------    ----------    ----------
                                                            (Dollars in Thousands)
Per Share Information(2):
Primary:
Net income before cumulative effect
   of accounting change ...........   $     1.69    $     2.06    $     1.05    $     1.18           N/A
Cumulative effect of change in
   accounting for income taxes ....         --            --            --            0.14           N/A
                                      ----------    ----------    ----------    ----------    ----------
Primary and fully diluted earnings    $     1.69    $     2.06    $     1.05    $     1.32           N/A
                                      ==========    ==========    ==========    ==========    ==========
Dividends per share(3) ............   $     3.00    $     2.06    $     0.42    $     0.04           N/A
Dividend payout ratio(3) ..........       177.51%       100.00%        40.00%         3.10%          N/A
Book value per share at period end    $    18.82    $    19.60    $    19.47    $    18.64           N/A
Average shares outstanding
   primary ........................    1,752,216     1,732,348     1,709,243     1,693,580           N/A
   fully diluted ..................    1,754,442     1,734,467     1,710,696     1,694,138           N/A

                                                 As of or For the Year Ended June 30,
                                           ----------------------------------------------
                                            1997      1996      1995      1994      1993
                                           ------    ------    ------    ------    ------
                                                       (Dollars in Thousands)
Selected Operating Ratios(4):
Average yield earned on interest-
   earning assets ...................        7.69%     7.83%     7.33%     6.81%     7.97%
Average rate paid on interest-
   bearing liabilities ..............        4.78      4.58      4.19      4.02      4.67
Average interest rate spread(5) .....        2.91      3.25      3.14      2.79      3.30
Net interest margin(5) ..............        3.73      4.05      3.87      3.30      3.59
Ratio of interest-earning assets
   to interest-bearing liabilities ..      120.70    121.18    121.09    114.30    106.43
Non-interest expense as a percent
   of average assets ................        2.04      1.71      2.26      1.96      1.73
Return on average assets ............        1.06      1.51      0.83      1.02      0.90
Return on average equity ............        8.63     10.19      5.34      8.74     13.15
Ratio of average equity to average
   assets ...........................       12.33     14.81     15.48     11.70      6.85
Full-service offices at end of period        5         5         5         5         5
Asset Quality Ratios(4):
Non-performing loans and troubled
   debt restructurings as a percent
   of net total loans(1) ............        0.17%     0.66%     1.47%     1.54%     0.94%
Non-performing assets as a percent
   of total assets(1) ...............        0.09      0.15      0.45      0.45      0.08
Non-performing assets and troubled
   debt restructurings as a percent
   of total assets ..................        0.09      0.38      0.86      0.86      0.53
Allowances for loan losses as a
   percent of total loans receivable         1.16      1.17      1.25      1.14      1.10
Allowances for loan losses as a
   percent of non-performing loans ..      733.21    520.95    178.43    169.75    893.21
Charge-offs to average loans
   receivable outstanding during
   the period .......................        0.01      0.02      0.01      0.02      0.07
Capital Ratios(4):
Tier 1 risk-based capital ratio .....       24.52     27.19     27.06     21.39     11.13
Total risk-based capital ratio ......       25.77     28.44     28.32     22.47     12.18
Tier 1 leverage capital ratio .......       11.44     13.90     14.74     14.59      7.36

---------------------

(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non- performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.

(2) Earnings per share for fiscal 1994 have been computed as if all shares were issued on July 1, 1993. Earnings per share computed for the period from November 29, 1993 (date of the mutual-to-stock conversion) to June 30, 1994, would be $0.78.

(3) Dividends per share and dividend payout ratio includes special cash dividends of $2.30, $1.70 and $0.20 per share, paid during fiscal 1997, 1996 and 1995, respectively.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

                       WVS FINANCIAL CORP. AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


          General - WVS Financial Corp. ("WVS" or the "Company") is the parent holding company of West View Savings Bank ("West View" or the "Savings Bank"). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

          West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. Originally organized under Pennsylvania law in 1908 as West View Building Loan Association, West View changed its name to West View Savings and Loan Association in 1954. In June 1992, West View converted from a
Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered mutual savings bank. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 1997.

          The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits. The Company's net income is also affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, and its non-interest expenses, such as compensation and employee benefits, income taxes, deposit insurance and occupancy costs.

          The  Company's   strategy  focuses  on  traditional   thrift  lending,
maintaining asset quality and increasing core earnings. Specific strategic components include:

          Core Deposits - As of June 30, 1997, $71.2 million or 41.7% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $36.6 million or 51.4% of core deposits consisted of regular savings and club accounts. Checking Account balances grew $1.9 million or 9.3% during fiscal 1997 and totaled $22.5 million or 31.6% of core deposits at June 30, 1997. The continued growth in checking account deposits was primarily due to increased marketing and promotional efforts by the Company to gain market share. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

          Consistent Core Earnings - The Company's net interest income has consistently covered operating expenses (non-interest expense). During fiscal 1997, net interest income totaled $10.2 million, representing a $0.7 million or 7.4% increase over fiscal 1996. See "Selected Consolidated Financial and Other Data".

          Asset Quality - Largely reflecting a lending strategy that emphasizes local loan origination, West View has not had significant non-performing assets. For the fiscal years ended June 30, 1997, 1996 and 1995, the Company's ratios of non-performing assets and troubled debt restructurings to total assets were 0.09%, 0.38% and 0.86%, respectively. Total net charge-offs for the past three fiscal years have aggregated $46 thousand.

          Non-Interest Expense Ratios - For the fiscal years ended June 30, 1997, 1996 and 1995, the Company's ratios of non-interest expense to average assets were 2.04%, 1.71% and 2.26%, respectively. Excluding unusual items relating to shareholder litigation and the one-time SAIF recapitalization charge, the Company's ratios of non-interest expense to average assets were 1.63%, 1.88% and 1.91% for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

         Traditional Thrift Lending - West View has consistently focused its lending activities toward traditional thrift loan products. At June 30, 1997, $128.9 million or 74.3% of the Company's total loans consisted of permanent single-family mortgage and home equity loans. At June 30, 1997, approximately $171.5 million or 98.8% of the Company's total loan portfolio consisted of loans secured by real estate.


FINANCIAL CONDITION

          The Company's assets totaled $294.7 million at June 30, 1997 as compared to $259.6 million at June 30, 1996. The $35.1 million or 13.5% growth in total assets was primarily comprised of a $23.7 million or 23.4% increase in investment and mortgage-backed securities, a $9.1 million or 6.1% increase in net loans receivable and a $2.0 million or 105.3% increase in Federal Home Loan Bank ("FHLB") stock. The Company's total liabilities increased $36.2 million or 16.0% to $261.8 million as of June 30, 1997 from $225.6 million as of June 30, 1996. The $36.2 million increase in total liabilities was primarily comprised of a $35.9 million or 73.7% increase in Federal Home Loan Bank advances and short-term borrowings. Total stockholders' equity decreased $1.1 million or 3.2% to $32.9 million as of June 30, 1997 from $34.0 million as of June 30, 1996, primarily due to the Company's ongoing commitment to manage its capital levels to further enhance stockholder value. The $1.1 million decrease in stockholders' equity was principally attributable to $2.9 million of Company net income, less cash dividends paid to stockholders totaling $4.9 million for the fiscal year ended June 30, 1997.


          ASSET AND LIABILITY MANAGEMENT. The Company continued a strategy designed to reduce the interest rate sensitivity of its financial assets to its financial liabilities. The primary elements of this strategy include: (i) expanding the Company's investment growth program in order to enhance net interest income; (ii) maintaining the Company's level of short-term liquid investments by funding loan commitments and purchasing longer-term investment securities; (iii) emphasizing the retention of lower-cost savings accounts and other core deposits; (iv) pricing the Company's certificates of deposit and loan products nearer to the market average rate as opposed to the upper range of market offered rates.

          The Company has expanded its investment growth program, originally initiated in the third quarter of fiscal 1994, throughout fiscal 1997 in order to realize additional net interest income. Under this strategy, a longer-term callable or noncallable investment security, or mortgage-backed security, is purchased and funded through the use of short-term non-deposit liabilities, such as FHLB advances and short-term borrowings. With this strategy, the Company increases its net interest income, but also faces the risk, during periods of rising market interest rates, that it may experience a decline in net interest income if the rate paid on its various borrowings rises above the rate earned on the investment security purchased. In order to mitigate this exposure, the Board has placed certain restrictions on the investment growth program, including: (i) the average outstanding daily balance of total borrowings, computed quarterly, may not exceed approximately $85.0 million; (ii) suitable investments shall be confined to those meeting the credit quality criteria outlined in the Company's investment policy; and (iii) each security purchased shall initially yield a minimum of seventy-five basis points above the incremental rate paid on short-term borrowings, at the time of purchase. In most cases, the initial yield spread earned on investment security purchases exceeded approximately two hundred basis points.

         The Company has continued to aggressively purchase bonds with optional principal redemption features ("callable bonds") in order to capture additional net interest income. Callable bonds generally provide investors with higher rates of return than noncallable bonds because the issuer has the option to redeem the bonds before maturity. While this strategy affords WVS the current opportunity to improve its net interest income, during a period of declining interest rates, such as was experienced during the first half of fiscal 1997, the Company would be exposed to the risk that the investment will be redeemed prior to its final stated maturity. In order to mitigate this risk, the Company has funded a significant portion of its purchases of callable bonds with short-term borrowings. Approximately $23.1 million of callable agency bonds with an estimated weighted average rate of 8.0% were called during the fiscal year ended June 30, 1997. During the fiscal year ended June 30, 1997, the Company purchased approximately $56.5 million of callable bonds with an approximate weighted average yield to call and maturity of 8.4% and 8.0%, respectively. The callable agency bond purchases, totaling $56.5 million, are summarized by initial term to call as follows: $25.0 million within three months, $5.5 million with greater than three months and within six months, $14.0 million with greater than six months and within twelve months and $12.0 million within twenty-four months. In addition, during the twelve months ended June 30, 1997, the Company sold approximately $1.7 million of adjustable rate mortgage-backed securities with an approximate weighted average yield of 6.6% at a gain of $26 thousand.

          The Company's net interest income could also be adversely impacted by a general rise in market interest rates, such as was experienced during the second half of fiscal 1997. In order to partially mitigate this risk, approximately $19.0 million or 50.7% of the Company's mortgage-backed securities portfolio were comprised of floating rate securities. The yields on the floating rate securities adjust monthly based upon certain short-term market indexes (e.g. LIBOR, Prime, etc.). The Company's floating rate mortgage-backed securities had an approximate weighted average yield of 6.9% as of June 30, 1997.

         The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company will continue to selectively offer land acquisition and development and shorter-term construction loans, primarily on residential properties, to partially increase its loan asset sensitivity.

         During the fiscal year ended June 30, 1997, the Company lengthened the maturity structure of a portion of its borrowings in order to lock in a favorable cost of funds on a longer term basis. The Company borrowed approximately $84.3 million from the FHLB as follows: $66.9 million of convertible advances, with terms ranging from three years to five years at a weighted average rate of 5.69%, $6.4 million of various fixed rate advances with terms ranging from eighteen to twenty-four months with a weighted average rate of 6.08%, and various short-term borrowings totaling approximately $11.0 million. During the twelve months ended June 30, 1997, the Company repaid $44.4 million of FHLB advances and $3.9 million of other borrowings. Convertible advances generally provide for a fixed rate of interest for a portion of the term of the advance, an ability for the FHLB to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remaining term of advance (the "conversion" feature), and a concurrent opportunity for the Company to prepay the advance with no prepayment penalty in the event that the FHLB elects to exercise the conversion feature.

         As of June 30, 1997, the implementation of these asset and liability management initiatives resulted in the following: (i) an aggregate of $49.0 million or 31.0% of the

Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months; (ii) $19.0 million or 50.7% of the Company's portfolio of mortgage-backed securities (including CMOs) were secured by floating rate securities; (iii) $1.7 million or 1.9% of the Company's investment securities portfolio had scheduled maturities of one year or less; and (iv) $81.9 million or 93.6% of the Company's investment securities portfolio was comprised of callable bonds.

         The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within a given time period. A gap is considered positive when the amount of rate sensitive assets exceeds the amount of rate sensitive liabilities. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income, while a negative gap would tend to adversely affect net interest income.

          The Company's one year cumulative interest rate sensitivity gap amounted to a negative 13.3% of total assets at June 30, 1997 as compared to a negative 18.0% at June 30, 1996, in each instance, based on certain assumptions by management with respect to the repricing of certain assets and liabilities. At June 30, 1997, the Company's interest-earning assets maturing or repricing within one year totaled $103.2 million while the Company's interest-bearing liabilities maturing or repricing within one year totaled $142.3 million, providing a deficiency of interest-earning assets over interest-bearing liabilities of $39.1 million. At June 30, 1997, the percentage of the Company's assets to liabilities maturing or repricing within one year was 72.5%.

          The following table sets forth certain information at the dates indicated relating to the Company's interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                                  June 30,
                                            ---------------------------------------------------
                                               1997          1996         1995           1994
                                            ---------     ---------     ---------     ---------
                                                           (Dollars in Thousands)
Interest-earning assets maturing or
    repricing within one year(1) ........   $ 103,161     $  88,530     $  87,294     $ 117,767
Interest-bearing liabilities maturing or
    repricing within one year(2) ........   $ 142,265     $ 135,344     $ 105,486     $  87,816
                                            ---------     ---------     ---------     ---------
Excess (deficiency) of interest-earning
    assets over interest-bearing
    liabilities .........................   $ (39,104)    $ (46,814)    $ (18,192)    $  29,951
                                            =========     =========     =========     =========

Excess (deficiency) of interest-earning
    assets over interest-bearing
    liabilities as a percentage of total
    assets ..............................     (13.3)%       (18.0)%        (8.0)%          13.5%
Percentage of assets to liabilities
    maturing or repricing within one year      72.5 %        65.4 %        82.8 %         134.1%

----------------

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature, and fixed rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on the assumptions set forth in the footnotes to the following table. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable.

(2) Deposit decay rates are based on the assumptions set forth in the footnotes to the following table.

         The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1997, based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable.

                                                           More Than     More Than
                                   Within       Six to      One Year       Three        Over
                                    Six         Twelve      to Three      Years to      Five
                                   Months       Months       Years      Five Years      Years      Total
                                  --------     --------     --------     --------     --------    --------
Interest-earning assets:
  Loans receivable (1)(2)(3)(4)   $ 37,754     $ 18,803     $ 31,138     $ 20,455     $ 52,828    $160,978
Mortgage-backed securities ....     19,069        2,816        4,217        3,793        7,732      37,627
  Investments(5) ..............     22,807            9          500        1,500       66,795      91,611
  Interest-bearing deposits ...      1,904         --           --           --           --         1,904
                                  --------     --------     --------     --------     --------    --------
       Total ..................   $ 81,534     $ 21,628     $ 35,855     $ 25,748     $127,355    $292,120
                                  ========     ========     ========     ========     ========    ========
Interest-bearing liabilities:
  Interest-bearing deposits
    and escrows(6)(7)(8) ......   $ 46,893     $ 42,088     $ 47,346     $ 15,870     $ 22,213    $174,410
  Borrowings ..................     36,784       16,500       31,357         --           --        84,641
                                  --------     --------     --------     --------     --------    --------
       Total ..................   $ 83,677     $ 58,588     $ 78,703     $ 15,870     $ 22,213    $259,051
                                  ========     ========     ========     ========     ========    ========
Excess (deficiency) of
  interest-earning assets
  over interest-bearing
  liabilities .................   $ (2,143)    $(36,960)    $(42,848)    $  9,878     $105,142
                                  ========     ========     ========     ========     ========
Cumulative excess of
  interest-earning assets
  over interest-bearing
  liabilities .................   $ (2,143)    $(39,103)    $(81,951)    $(72,073)    $ 33,069
                                  ========     ========     ========     ========     ========
Cumulative excess of
  interest-earning assets
  over interest-bearing
  liabilities as a percentage
  of total assets .............      (0.7)%      (13.3)%      (27.8)%      (24.5)%        11.2%
                                  ========     ========     ========     ========     ========

----------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.

(2) For single-family residential loans, assumes annual amortization and prepayment rate at 15% for adjustable rate loans, and 8% to 37% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.

(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.

(4)      Consumer loans assumes amortization and prepayment rate of 13%.

(5)      Totals  include  the  Company's  investment  in Federal  Home Loan Bank
         stock.  Amounts  adjusted  to  reflect  called  investment   securities
         totaling approximately $16,750.

(6) For regular savings accounts, assumes an annual decay rate of 17% for three years or less, 16% for more than three through five years and 14% for more than five years.

(7) For NOW accounts, assumes an annual decay rate of 37% for one year or less, 32% for more than one through three years and 17% for more than three years.

(8) For money market deposit accounts, assumes an annual decay rate of 79% for one year or less and 31% for more than one year.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in U.S. dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.

         Interest-rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

         Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization's quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

         The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on Interest-Rate Risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest-rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest-rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk-management process that effectively identifies, measures, and controls interest-rate risk. Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution's assets carry intermediate- or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution's profits could decrease on existing assets because the institution will either have lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing-rate environment. Several techniques might be used by an institution to minimize interest-rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the measurement of the Company's asset/liability gap-that is, the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest-rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

         Several ways an institution can manage interest-rate risk include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities for example, by shortening terms of new loans or investments; hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest-rate risk. Interest-rate swaps, futures contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest-rate changes, they require management expertise to be effective. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. The Company has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments in the near future. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields. A large portion of an institution's liabilities may be short term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings have become increasingly important sources of liquidity for the Company.

         The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of June 30, 1997 based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable. The Company had no derivative financial instruments, or trading portfolio, as of June 30, 1997. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding as set forth in the notes. With respect to the Company's adjustable rate instruments, expected maturity date values were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. From a risk management perspective, however, the Company believes that repricing dates, as opposed to expected maturity dates, may be a more relevant metric in analyzing the value of such instruments. Similarly, substantially all of the Company's investment securities portfolio is comprised of callable government agency securities. Company borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

                                                             EXPECTED MATURITY DATE-FISCAL YEAR ENDED JUNE 30,
                                   ------------------------------------------------------------------------------------------------
                                                                                                  There-                     Fair
                                     1998        1999        2000        2001         2002        after         Total        value
                                   --------     -------     -------    --------     -------      --------     --------     --------
ON-BALANCE SHEET
FINANCIAL INSTRUMENTS

Interest-earning assets:
  Loans receivable (1)(2)(3)(4)
    Fixed rate                      $23,239     $15,089     $11,857     $10,444      $8,170       $48,726     $117,525     $117,087
      Average interest rate           8.37%       8.03%       7.95%       7.91%       7.81%         7.55%

    Adjustable rate                   8,316       7,040       5,951       5,020       4,224        12,627       43,178       43,474
      Average interest rate(5)        8.01%       8.02%       8.03%       8.04%       8.05%         7.71%
  Mortgage-backed securities
    Fixed rate                        1,437       1,110         454       1,619         171        13,907       18,698       18,557
      Average interest rate           6.03%       7.00%       6.35%       7.61%       8.08%         7.02%

    Adjustable rate                     ---         ---         ---         ---         ---        18,929       18,929       19,104
      Average interest rate(6)        0.00%       0.00%       0.00%       0.00%       0.00%         6.92%

  Investments(7)                     18,393         500         ---         500       1,000        71,218       91,611       91,369
      Average interest rate           7.25%       6.40%       0.00%       6.41%       7.02%         7.75%

  Interest-bearing deposits           1,904         ---         ---         ---         ---           ---        1,904        1,904
      Average interest rate           6.26%       0.00%       0.00%       0.00%       0.00%         0.00%
                                   --------     -------     -------    --------     -------      --------     --------     --------
        Total                       $53,289     $23,739     $18,262     $17,583     $13,565      $165,407     $291,845     $291,495

  Interest-bearing liabilities:
    Interest-bearing deposits
     and escrows(8)(9)(10)          $88,981     $23,673     $23,673     $ 7,936     $ 7,936      $ 22,211     $174,410     $174,428
      Average interest rate           4.42%       4.41%       4.41%       3.65%       3.65%         2.22%

    Borrowings                       21,784       1,357       8,000         ---      53,500           ---       84,641       83,991
      Average interest rate           5.74%       6.19%       5.89%       0.00%       5.74%         0.00%
                                   --------     -------     -------    --------     -------      --------     --------     --------
        Total                      $110,765     $25,030     $31,673    $  7,936     $61,436      $ 22,211     $259,051     $258,419

----------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.

(2) For single-family residential loans, assumes annual amortization and prepayment rate at 15% for adjustable rate loans, and 8% to 37% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.

(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.

(4)      Consumer loans assumes amortization and prepayment rate of 13%.

(5) Substantially all of the Company's adjustable rate loans reprice on an annual basis based upon changes in the one-year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors.

(6) Substantially all of the Company's adjustable rate mortgage-backed securities reprice on a monthly basis based upon changes in the one month LIBOR index with various lifetime caps and floors.

(7)      Totals  include  the  Company's  investment  in Federal  Home Loan Bank
         stock.  Amounts  adjusted  to  reflect  called  investment   securities
         totaling approximately $16,750.

(8) For regular savings accounts, assumes an annual decay rate of 17% for three years or less, 16% for more than three through five years and 14% for more than five years.

(9) For NOW accounts, assumes an annual decay rate of 37% for one year or less, 32% for more than one though three years and 17% for more than three years.

(10) For money market deposit accounts, assumes an annual decay rate of 79% for one year or less and 31% for more than one year.

         The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 1997.


                    Anticipated Transactions
----------------------------------------------------------------

Undisbursed construction and
    land development loans
      Fixed rate                                        $  7,494
                                                           9.43%

      Adjustable rate                                      5,011
                                                           8.78%
Undisbursed lines of credit
      Adjustable rate                                      6,108
                                                           8.56%
Loan origination commitments
      Fixed rate                                           1,109
                                                           8.34%

      Adjustable rate                                      1,966
                                                           8.11%
Letters of credit
      Adjustable rate                                         82
                                                          11.50%
                                                         -------
                                                         $21,770

RESULTS OF OPERATIONS

         GENERAL. WVS reported net income of $3.0 million, $3.6 million and $1.8 million for the fiscal years ended June 30, 1997, 1996 and 1995 respectively. Net income for the fiscal year ended June 30, 1997 totaled $3.0 million or $1.69 per share on both a primary and fully diluted basis as compared to net income of $3.6 million or $2.06 per share on both a primary and fully diluted basis for the same period in 1996. The $600 thousand or 16.7% decrease in net income was the result of a $1.6 million increase in non-interest expense, which was partially offset by a $764 thousand increase in net interest income, a $136 thousand decrease in income tax expense, and a $90 thousand decrease in the provision for the loan losses. The $1.6 million increase in fiscal year non-interest expense was principally attributable to one-time items including a $1.0 net increase in federal deposit premiums to recapitalize the Savings Association Insurance Fund ("SAIF"). Fiscal 1996 net income increased by $1.8 million or 100% primarily as the result of a $1.3 million increase in net interest income, an $827 thousand decrease in non-interest expense, a $76 thousand increase in non-interest income and a $61 thousand decrease in the provision for loan losses, which was partially offset by a $414 thousand increase in income tax expense.

         NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

         Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following average balance sheet table sets forth at and for the periods indicated, information on the Company regarding: (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields;
(ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets (interest-bearing liabilities); (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                             For the Years Ended June 30,
                              At June 30,    ---------------------------------------------------------------------------------------
                                 1997                    1997                         1996                          1995
                              -----------    --------------------------- ----------------------------- -----------------------------
                               Period End    Average            Average   Average             Average   Average             Average
                               Rate/Cost     Balance Interest  Yield/Rate Balance   Interest Yield/Rate Balance  Interest Yield/Rate
                               ---------     ------- --------  ---------- -------   -------- ---------- -------  -------- ----------
                                                                       (Dollars in Thousands)
Interest-earning assets:
   Net loans receivable(1)          7.89%   $153,726  $12,440     8.09%  $141,643    $11,756     8.30% $133,516    $11,152    8.35%
   Mortgage-backed securities       6.96%     39,451    2,724     6.90%    25,384      1,638     6.45%   22,852      1,326    5.80%
   Investments                      7.70%     79,128    5,881     7.43%    64,679      4,831     7.47%   53,765      3,000    5.58%
   Interest-bearing deposits        6.26%      2,335       80     3.43%     2,288         92     4.02%    2,896        134    4.63%
                                            --------  -------            --------    -------           --------    -------
   Total interest-earning assets    7.70%    274,640   21,125     7.69%   233,994     18,317     7.83%  213,029     15,612    7.33%
                                    =====              ------    ======              -------    ======              ------   ======
   Non-interest-earning assets                 3,331                        3,140                         3,516
                                            --------                     --------                      --------
      Total assets                          $277,971                     $237,134                      $216,545
                                            ========                     ========                      ========
Interest-bearing liabilities:
   Interest-bearing deposits
      and escrows                   4.30%   $165,017   $7,086     4.29%  $168,280     $7,431     4.42% $171,980    $ 7,146    4.16%
   Borrowings                       5.76%     62,522    3,798     6.07%    24,814      1,409     5.68%    3,947        226    5.73%
                                            --------  -------            --------    -------           --------    -------
   Total interest-bearing
      liabilities                   4.79%    227,539   10,884     4.78%   193,094      8,840     4.58%  175,927      7,372    4.19%
                                    =====              ------    ======              -------    ======              ------   ======
   Non-interest-bearing accounts               6,459                        4,559                         3,583
                                            --------                      -------                      --------
   Total interest-bearing
      liabilities
      and non-interest-bearing
      accounts                               233,998                      197,653                       179,510
   Non-interest-bearing
      liabilities                              9,686                        4,361                         3,524
                                             -------                     --------                      --------
      Total liabilities                      243,684                      202,014                       183,034
Retained income                               34,287                       35,120                        33,511
                                            --------                     --------                      --------
Total liabilities and retained
   income                                   $277,971                     $237,134                      $216,545
                                            ========                     ========                      ========

                                                                             For the Years Ended June 30,
                              At June 30,    ---------------------------------------------------------------------------------------
                                 1997                    1997                         1996                          1995
                              -----------    --------------------------- ----------------------------- -----------------------------
                               Period End    Average            Average   Average             Average   Average             Average
                               Rate/Cost     Balance Interest  Yield/Rate Balance   Interest Yield/Rate Balance  Interest Yield/Rate
                               ---------     ------- --------  ---------- -------   -------- ---------- -------  -------- ----------
                                                                       (Dollars in Thousands)

Net interest income                                   $10,241                        $ 9,477                       $ 8,240
                                                      =======                        =======                       =======
Interest rate spread                2.91%                         2.91%                          3.25%                        3.14%
                                   ======                        ======                         ======                       ======
Net yield on interest-earning
   assets(2)                        3.54%                         3.73%                          4.05%                        3.87%
                                   ======                        ======                         ======                       ======
Ratio of interest-earning
   assets to interest-bearing
   liabilities                    114.79%                       120.70%                        121.18%                      121.09%
                                  =======                       =======                        =======                      =======

---------------

(1)      Includes non-accrual loans.

(2)      Net interest income divided by interest-earning assets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                Year Ended June 30,
                                    --------------------------------------------------------------------------
                                                1997 vs. 1996                        1996 vs. 1995
                                    ----------------------------------     -----------------------------------
                                    Increase  (Decrease)       Total       Increase  (Decrease)       Total
                                          Due to              Increase           Due to              Increase
                                    --------------------                   --------------------
                                    Volume       Rate        (Decrease)    Volume       Rate        (Decrease)
                                    ------       ----        ----------    ------       ----        ----------
                                                                  (In Thousands)
Interest-earning assets:
 Net loans receivable .........     $   987      $  (303)     $   684      $   671      $   (67)     $   604
 Mortgage-backed securities ...         965          121        1,086          155          157          312
 Investments ..................       1,076          (26)       1,050          686        1,145        1,831
 Interest-bearing deposits ....           1          (13)         (12)         (26)         (16)         (42)
                                    -------      -------      -------      -------      -------      -------
  Total interest-earning assets       3,029         (221)       2,808        1,486        1,219        2,705
Interest-bearing liabilities:
 Interest-bearing deposits
    and escrows ...............        (156)        (189)        (345)         135          150          285
 Other borrowings .............       2,286          103        2,389        1,185           (2)       1,183
                                    -------      -------      -------      -------      -------      -------
 Total interest-bearing
   liabilities ................       2,130          (86)       2,044        1,320          148        1,468
                                    -------      -------      -------      -------      -------      -------

Increase (decrease) in net
 interest income ..............     $   899      $  (135)     $   764      $   166      $ 1,071      $ 1,237
                                    =======      =======      =======      =======      =======      =======

          INTEREST INCOME. Total interest income increased by $2.8 million or 15.3% during fiscal 1997 and increased by $2.7 million or 17.3% during fiscal 1996, primarily as a result of changes in interest income on the Company's investment and mortgage-backed securities portfolio, and net loans receivable, during the periods.

          Interest income on net loans receivable increased $684 thousand or 5.8% during fiscal 1997 and increased $604 thousand or 5.4% during fiscal 1996. The increase in fiscal 1997 was attributable to a $12.1 million increase in the average balance of net loans outstanding which more than offset a decrease of 21 basis points in the weighted average yield earned on the Company's loan portfolio. The increase in fiscal 1996 was attributable to an $8.1 million increase in the average balance of net loans outstanding, which more than offset a decrease of 5 basis points in the weighted average yield earned on the Company's loan portfolio.

         Interest income on mortgage-backed securities increased $1.1 million or 68.8% during fiscal 1997 and increased $312 thousand or 23.5% during fiscal 1996. The increase in fiscal 1997 was attributable to an increase of 45 basis points in the weighted average yield earned on the Company's mortgage-backed securities portfolio and a $14.1 million increase in the average balance of mortgage-backed securities outstanding. The increase in fiscal 1996 was attributable to an increase of 65 basis points in the weighted average yield earned on the Company's mortgage-backed securities portfolio and a $2.5 million increase in the average balance of mortgage-backed securities outstanding.

          Interest income on investment securities and FHLB stock increased $1.1 million or 22.9% during fiscal 1997 and $1.8 million or 60.0% during fiscal 1996. The increase in fiscal 1997 was attributable to a $14.4 million increase in the average balance of investment securities and FHLB stock outstanding, which more than offset a decrease of 4 basis points in the weighted average yield earned on the Company's investment and FHLB stock portfolio. The increase in fiscal 1996 was attributable to a $10.9 million increase in the average balance of investment securities and FHLB stock outstanding and to an increase of 189 basis points in the weighted average yield earned on the Company's investment securities and FHLB stock portfolio.

          Interest income on interest-bearing deposits decreased $12 thousand or 13.0% during fiscal 1997 and decreased $42 thousand or 31.3% during fiscal 1996. The decrease in fiscal 1997 was primarily due to a $47 thousand decrease in the average balance of interest-earning deposits outstanding and a decrease of 59 basis points in the weighted average yield earned on the Company's interest-earning deposits. The decrease in fiscal 1996 was attributable to a $608 thousand decrease in the average balance of interest-bearing deposits outstanding and a decrease of 61 basis points in the weighted average yield earned on the Company's interest-earning deposits.

          Throughout the first half of fiscal 1997, market interest rates continued to decrease primarily due to reduced inflationary expectations in the capital markets. During the second half of fiscal 1997, market interest rates began to increase in response to inflationary expectations in the capital markets due to continued economic expansion and the Federal Reserve Board's predilection to tighten the Federal Funds rate. The Company continued to restructure its balance sheet by lengthening the maturity of its financial assets, particularly its investment securities portfolio, and lengthening the maturities of its financial liabilities by emphasizing the use of FHLB term borrowings. The Company believes that this strategy has contributed to increased net interest income during fiscal 1997.

         INTEREST EXPENSE. Total interest expense increased $2.1 million or 23.9% during fiscal 1997 and increased by $1.4 million or 18.9% during fiscal 1996.

          Interest expense on interest-bearing deposits and escrows decreased $345 thousand or 4.6% in fiscal 1997 and increased $285 thousand or 4.0% in fiscal 1996. The decrease in fiscal 1996 was primarily attributable to a decrease of 13 basis points in the weighted average rate paid on the Company's deposits and a $3.2 million decrease in the average balance of interest-bearing deposits and escrows outstanding. The increase in fiscal 1996 was primarily attributable to an increase of 26 basis points in the weighted average rate paid on the Company's deposits and a $7.9 million increase in the proportion of time deposits to the average total of interest-bearing deposits and escrows outstanding.

          Interest expense on borrowings increased $2.4 million or 171.4% during fiscal 1997 and increased $1.2 million or 523.6% during fiscal 1996. The increases for both fiscal 1997 and 1996 were primarily attributable to increases in the average balance of borrowings outstanding totaling $37.7 million and $20.9 million, respectively. In order to better match investment opportunities and resources, enhance its net interest income and reduce the amount of excess cash invested at the FHLB of Pittsburgh, the Company continues to utilize short and intermediate term borrowings to purchase investment securities and fund other commitments.

          PROVISION FOR LOAN LOSSES. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors.

          The Company established provisions for possible losses on loans of $60 thousand, $150 thousand and $211 thousand, for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. The provisions for fiscal 1997 and 1996 were primarily due to increases in the Company's general allowance for losses on loans.

         NON-INTEREST INCOME. Total non-interest income decreased by $9 thousand or 2.3% in fiscal 1997 and increased $76 thousand or 24.8% in fiscal 1996.

          Service charges on deposits increased by $7 thousand or 3.6% in fiscal 1997 and increased $20 thousand or 11.4% in fiscal 1996. The increase in both fiscal years was principally attributable to service charges applied to a larger number of transaction accounts opened during the respective fiscal year. The Company has continued to aggressively pursue transaction accounts in order to enhance its level of core deposits and to increase its relationship base with new and existing customers.

          Other non-interest income (e.g. safe deposit box fees, income from loan late charges, automated teller machine (ATM) fee income, profit on sale of real estate owned, miscellaneous income, and money order fee income) increased $8 thousand in fiscal 1997 and increased $2 thousand in fiscal 1996.

          NON-INTEREST EXPENSE. Total non-interest expense increased $1.6 million or 39.0% during fiscal 1997 and decreased $827 thousand or 16.9% during fiscal 1996. The decrease in non-interest expense during fiscal 1996 was primarily attributable to a $748 thousand decrease in litigation defense and settlement charges, $391 thousand of insurance reimbursements related to a class action lawsuit, partially offset by a $227 thousand increase in compensation expense and a $96 thousand increase in other non-interest expense. The increase in non-interest expense during the fiscal 1997 was principally attributable to an $893 increase in deposit insurance premiums, the absence of $382 thousand of non-taxable insurance settlement proceeds resulting from previously disclosed and settled shareholder litigation and defense costs and a $337 thousand increase in compensation expense.

          Salaries and employee benefits increased $337 thousand or 12.8% during fiscal 1997 and increased $227 thousand or 9.5% during fiscal 1996. The increase in fiscal 1997 was principally attributable to a $195 thousand increase related to the Company's Employee Stock Ownership Plan ("ESOP"), a $75 thousand increase in employee wages and salaries and a $57 thousand increase in profit sharing plan expense. The increase in fiscal 1996 was primarily attributable to a $134 thousand increase related to the ESOP, a $51 thousand increase in employee wages and salaries, a $23 thousand increase in the Company's recognition and retention plan expense and a $15 thousand increase in federal unemployment tax expense.

          Occupancy and equipment expense increased $8 thousand or 2.0% in fiscal 1997 and declined $3 thousand or 0.7% in fiscal 1996. The change in both fiscal years was due to changes in the amount of equipment purchases and depreciation expense.

          Federal deposit insurance premiums increased $893 thousand or 222.7% during fiscal 1997 and decreased $17 thousand or 4.1% during fiscal 1996. On September 30, 1996 the President signed the Deposit Insurance Funds Act of 1996 (the "Funds Act") into law. The Funds Act calls for a Special Assessment on SAIF-assessable deposits as of March 31, 1995 to capitalize the SAIF to its designated reserve ratio of 1.25%. The Company recorded a pre-tax charge of approximately $1.1 million during the quarter ended September 30, 1996 using an FDIC estimated assessment rate of $0.657 for every $100 of assessable deposits. During the quarter ended December 31, 1996, the Company accrued a $102 thousand refund of prepaid federal deposit insurance premiums as a result of the capitalization of the SAIF. Federal insurance premiums are dependent on the size of the Company's deposit base and premiums which were assessed by the FDIC during the respective years.

          Data processing expense increased $3 thousand or 1.8% during fiscal 1997 and declined $3 thousand or 1.8% during fiscal 1996. Data processing expense is directly related to processing volumes and certain pricing features associated with the Company's third party data processor.

          Correspondent bank service charges increased $2 thousand or 1.8% in fiscal 1997 and increased $12 thousand or 12.1% in fiscal 1996. The increase in correspondent bank service charges for both periods is due to higher volumes of check and deposit processing and coin and currency service charges and investment security safekeeping costs.

          Other  non-interest  expense (e.g.  director's  compensation  expense, advertising, Pennsylvania capital stock tax expense, ATM network expense, provision for loss on real estate owned, legal expense, transfer agent expense, etc.) decreased $15 thousand or 2.0% during fiscal 1997 and decreased $96 thousand or 15.0% during fiscal 1996. The decrease in fiscal 1997 was primarily attributable to the absence of foreclosed real estate disposition costs and related expenses. The increase in fiscal 1996 was principally attributable to a $52 thousand increase in Pennsylvania capital stock tax expense, a $25 thousand increase in real estate owned charges relating to the disposition of two foreclosed properties, a $10 thousand increase in supervisory assessment charges imposed by the Pennsylvania Department of Banking, and a $9 thousand increase in advertising expense to attract new core deposit and loan business.

          INCOME TAXES. Income taxes decreased $136 thousand or 6.6% during fiscal 1997 and increased $414 thousand or 25.1% during fiscal 1996. The decrease in fiscal 1997 was principally attributable to a $754 or 13.4% decrease in taxable income. The increase in fiscal 1996 was primarily attributable to a $2.2 million or 64.7% increase in taxable income partially offset by a $123 thousand benefit associated with the shareholder litigation insurance reimbursement. The Company's effective tax rate was 39.4%, 36.6% and 48.0% at June 30, 1997, 1996 and 1995 respectively. The decrease in the effective rate for fiscal 1996 was due primarily to a one-time adjustment for the non-taxable litigation and settlement insurance settlement previously discussed.


LIQUIDITY AND CAPITAL RESOURCES

          Net cash provided by operating activities totaled $3.7 million with no significant change during the fiscal year ended June 30, 1997 when compared with the same period in 1996. Net cash provided by operating activities was primarily comprised of $3.0 million in net income.

          Funds used by investing activities totaled $34.8 million during the fiscal year ended June 30, 1997. Primary uses of funds during the fiscal year ended June 30, 1997 include $23.3 million in net purchases of investment and mortgage-backed securities, a $9.5 million increase in net loan receivables, and a $2.0 million increase in FHLB stock.

          Funds provided by financing activities totaled $31.0 million for the fiscal year ended June 30, 1997. Primary sources of funding include $40.0 million in FHLB advances used to fund loan commitments and investment security purchases, which was partially offset by $4.9 million in cash dividends paid, and a $3.9 million decrease in other borrowings. Financial institutions generally, including the Company, have experienced a certain degree of depositor disintermediation to other investment alternatives. Management believes that the degree of disintermediation experienced by the Company has not had a material impact on overall liquidity. As of June 30, 1997, $71.2 million or 41.7% of the Company's total deposits consisted of core deposits. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

         The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through Federal Home Loan Bank advances and other borrowings. At June 30, 1997, the total approved loan commitments outstanding amounted to $3.1 million. At the same date, commitments under unused letters and lines of credit amounted to $6.6 million, the unadvanced portion of construction loans approximated $12.5 million, and commitments to purchase when-issued investments totaled $1.1 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1997 totaled $70.0 million. Management believes that a significant portion of maturing deposits will remain with the Company.

         Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through FHLB advances and other borrowings, to provide the cash utilized in investing activities. The Company has established a $15.0 million line of credit with the FHLB, which is scheduled to mature on March 25, 1998 and is subject to various conditions, including the pledging and delivery of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility for the Company, however, the Company may from time to time utilize the line of credit to purchase investment securities and fund other commitments. In addition, the Company has access to the Federal Reserve Bank discount window. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

          On July 29, 1997 the Company's Board of Directors declared a cash dividend of $0.20 per share payable on August 21, 1997 to shareholders of record at the close of business on August 11, 1997. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the Common Stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

         As of June 30, 1997, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $33.1 million or 24.5% and $34.8 million or 25.8%, respectively, of total risk-weighted assets, and Tier I leverage capital of $33.1 million or 11.4% of average total assets.

         Nonperforming assets consist of nonaccrual loans and real estate owned. A loan is placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but uncollected interest is deducted from interest income. The Company normally does not accrue interest on loans past due 90 days or more, however, interest may be accrued if management believes that it will collect on the loan.

         The   Company's   nonperforming   assets  at  June  30,  1997   totaled
approximately $274 thousand or 0.09% of total assets as compared to $377 thousand or 0.15% of total assets as of June 30, 1996. Nonperforming assets at March 31, 1997 consisted of $274 thousand in a single commercial real estate loan. Approximately $15 thousand of additional interest income would have been recorded during the fiscal year ended June 30, 1997, if the Company's nonaccrual and restructured loans had been current in accordance with their original loan terms and outstanding throughout the fiscal year ended June 30, 1997.

SNODGRASS
Certified Public Accountants and Consultants




                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated statements of financial condition of WVS Financial Corp. and subsidiary as of June 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, in fiscal 1996, the Company changed its method of accounting for the impairment of loans and the related allowance for loan losses.


/s/S.R. Snodgrass, A.C.


Wexford, PA
August 1, 1997


S.R. Snodgrass, A.C.
101 Bradford Road    Wexford, PA 15090-6909
Phone: 412-934-0344    Facsimile: 412-934-0345

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                                         June 30,
                                                                   1997         1996
                                                                 ---------    ---------
ASSETS
Cash and due from banks ......................................   $     667    $     508
Interest - earning demand deposits ...........................       1,904        2,219
Investment securities available for sale (amortized
      cost of $3,689 and $2,193) (Note 2) ....................       3,553        1,981
Investment securities held to maturity (market value of
      $83,889 and $56,671) (Note 2) ..........................      83,995       57,237
Mortgage - backed securities available for sale (amortized
      cost of $18,417 and $22,775) (Note 3) ..................      18,280       22,428
Mortgage - backed securities held to maturity (market value
      of $19,381 and $19,735) (Note 3) .......................      19,210       19,690
Net loans receivable (Notes 4 and 5) .........................     158,134      149,011
Accrued interest receivable ..................................       2,809        2,373
Federal Home Loan Bank stock, at cost ........................       3,927        1,900
Premises and equipment .......................................       1,298        1,327
Deferred taxes and other assets ..............................         916          948
                                                                 ---------    ---------
TOTAL ASSETS .................................................   $ 294,693    $ 259,622
                                                                 =========    =========
LIABILITIES
Deposits (Note 9) ............................................   $ 170,879    $ 170,843
Federal Home Loan Bank Advances (Note 10) ....................      77,857       38,000
Other borrowings (Note 11) ...................................       6,784       10,652
Advance payments by borrowers for taxes and insurance ........       3,531        3,772
Accrued interest payable .....................................       1,768        1,425
Other liabilities ............................................         985          892
                                                                 ---------    ---------
TOTAL LIABILITIES ............................................     261,804      225,584
                                                                 ---------    ---------
STOCKHOLDERS' EQUITY
Preferred stock, no par value, 5,000,000 shares authorized;
      none outstanding .......................................        --           --
Common stock, par value $.01; 10,000,000 shares authorized;
      1,747,280 and 1,736,760 shares issued and outstanding ..          17           17
Additional paid - in capital .................................      17,236       16,947
Retained earnings - substantially restricted (Note 13) .......      16,900       18,861
Net unrealized loss on securities ............................        (180)        (368)
Unallocated shares - Employee Stock Ownership Plan (Note 14) .        (453)        (584)
Unallocated shares - Recognition and Retention Plans (Note 14)        (631)        (835)
                                                                 ---------    ---------
TOTAL STOCKHOLDERS' EQUITY ...................................      32,889       34,038
                                                                 ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................   $ 294,693    $ 259,622
                                                                 =========    =========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                                       Year Ended June 30,
                                                               1997           1996           1995
                                                           -----------    -----------    -----------
INTEREST AND DIVIDEND INCOME
Loans ..................................................   $    12,440    $    11,756    $    11,152
Investment securities ..................................         5,696          4,747          2,931
Mortgage - backed securities ...........................         2,724          1,638          1,326
Interest - earning demand deposits .....................            80             92            134
Federal Home Loan Bank stock ...........................           185             84             69
                                                           -----------    -----------    -----------
Total interest and dividend income .....................        21,125         18,317         15,612
                                                           -----------    -----------    -----------

INTEREST EXPENSE
Deposits (Note 9) ......................................         7,041          7,385          7,107
Borrowings (Notes 10 and 11) ...........................         3,798          1,409            226
Advance payments by borrowers for
      taxes and insurance ..............................            45             46             39
                                                           -----------    -----------    -----------
Total interest expense .................................        10,884          8,840          7,372
                                                           -----------    -----------    -----------

NET INTEREST INCOME ....................................        10,241          9,477          8,240
Provision for loan losses (Note 5) .....................            60            150            211
                                                           -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ..................................        10,181          9,327          8,029
                                                           -----------    -----------    -----------

NONINTEREST INCOME
Service charges on deposits ............................           203            196            176
Investment securities gains ............................            30             54           --
Other ..................................................           141            133            131
                                                           -----------    -----------    -----------
Total noninterest income ...............................           374            383            307
                                                           -----------    -----------    -----------

                                                                       Year Ended June 30,
                                                               1997           1996           1995
                                                           -----------    -----------    -----------
NONINTEREST EXPENSE
   Unusual items:
         Shareholder litigation settlement (Note 12) ...           (11)          (245)           491
         Shareholder litigation costs (Note 12) ........          --             (137)           266
Salaries and employee benefits .........................         2,962          2,625          2,398
Occupancy and equipment ................................           416            408            411
Deposit insurance premium (Note 19) ....................         1,294            401            418
Data processing ........................................           171            168            171
Correspondent bank service charges .....................           113            111             99
Other ..................................................           721            736            640
                                                           -----------    -----------    -----------
Total noninterest expense ..............................         5,666          4,067          4,894
                                                           -----------    -----------    -----------


Income before income taxes .............................         4,889          5,643          3,442

Income taxes (Note 16) .................................         1,930          2,066          1,652
                                                           -----------    -----------    -----------

NET INCOME .............................................   $     2,959    $     3,577    $     1,790
                                                           ===========    ===========    ===========

EARNINGS PER SHARE:
Primary and Fully Diluted ..............................   $      1.69    $      2.06    $      1.05

AVERAGE SHARES OUTSTANDING:
Primary ................................................     1,752,216      1,732,348      1,709,243
Fully Diluted ..........................................     1,754,442      1,734,467      1,710,696

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)

                                                                                                               Net
                                                          Additional        Unallocated      Unallocated       Unrealized
                                         Common           Paid-in           Shares Held      Shares Held       Loss on
                                         Stock            Capital           by ESOP          by RRP            Securities
                                         -------------    --------------    -------------    --------------    -------------
Balance, June 30, 1994                            $17           $16,795           $(765)          $(1,194)          $ --

Release of earned Employee
Stock Ownership Plan shares                                          44              101

Accrued compensation expense
for Recognition and Retention Plans                                                                    181

Market value adjustment for
additional stock grant issued                                        27                               (27)

Exercise of Stock Options                                             1

Cash dividends declared
($.42 per share)

Net income
                                         -------------    --------------    -------------    --------------    -------------
Balance, June 30, 1995                             17            16,867            (664)           (1,040)            --


Release of earned Employee
Stock Ownership Plan shares                                          76               80

Accrued compensation expense
for Recognition and Retention Plans                                                                    205


Exercise of Stock Options                                             4

Cash dividends declared
($2.06 per share)

Net unrealized loss on securities                                                                                     (368)

Net income
                                         -------------    --------------    -------------    --------------    -------------
Balance, June 30, 1996                             17            16,947            (584)             (835)            (368)

                                             Retained
                                             Earnings-
                                             Substantially
                                             Restricted        Total
                                             --------------    -------------
Balance, June 30, 1994                             $17,517          $32,370

Release of earned Employee
Stock Ownership Plan shares                                             145

Accrued compensation expense
for Recognition and Retention Plans                                     181

Market value adjustment for
additional stock grant issued

Exercise of Stock Options                                                 1

Cash dividends declared
($.42 per share)                                     (678)            (678)

Net income                                           1,790            1,790
                                             --------------    -------------
Balance, June 30, 1995                               18,629           33,809


Release of earned Employee
Stock Ownership Plan shares                                             156

Accrued compensation expense
for Recognition and Retention Plans                                     205


Exercise of Stock Options                                                 4

Cash dividends declared
($2.06 per share)                                  (3,345)          (3,345)

Net unrealized loss on securities                                     (368)

Net income                                           3,577            3,577
                                             --------------    -------------
Balance, June 30, 1996                              18,861           34,038

                                                                                                               Net
                                                          Additional        Unallocated      Unallocated       Unrealized
                                         Common           Paid-in           Shares Held      Shares Held       Loss on
                                         Stock            Capital           by ESOP          by RRP            Securities
                                         -------------    --------------    -------------    --------------    -------------
Release of earned Employee
Stock Ownership Plan shares                                         184              131

Accrued compensation expense
for Recognition and Retention Plans                                                                    204

Exercise of Stock Options                                           105

Cash dividends declared
($3.00 per share)

Net unrealized gain on securities                                                                                       188

Net income
                                         -------------    --------------    -------------    --------------    -------------
Balance June 30, 1997                             $17           $17,236           $(453)            $(631)           $(180)
                                         =============    ==============    =============    ==============    =============

                                         Retained
                                         Earnings-
                                         Substantially
                                         Restricted        Total
                                         --------------    -------------
Release of earned Employee
Stock Ownership Plan shares                                         315

Accrued compensation expense
for Recognition and Retention Plans                                 204

Exercise of Stock Options                                           105

Cash dividends declared
($3.00 per share)                              (4,920)          (4,920)

Net unrealized gain on securities                                   188

Net income                                       2,959            2,959
                                         --------------    -------------
Balance June 30, 1997                          $16,900           $32,889
                                         ==============    =============


See accompanying notes to the consolidated financial statements.

                              WVS FINANCIAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                    Year Ended June 30,
                                                                                           1997             1996             1995
                                                                                         --------         --------         --------
OPERATING ACTIVITIES
Net income ......................................................................        $  2,959         $  3,577         $  1,790
Adjustments to reconcile net income to net cash provided
      by operating activities:
Provision for loan and real estate owned losses .................................              60              161              211
Provision for litigation settlement .............................................            --               --                491
Depreciation and amortization, net ..............................................             134              133              145
Amortization of discounts, premiums and deferred loan fees ......................             111             (203)             883
Amortization of ESOP and RRP deferred and unearned
      compensation ..............................................................             519              361              326
Investment securities gains .....................................................             (30)             (54)            --
Deferred income taxes ...........................................................             (52)              95              148
(Increase) decrease in accrued interest receivable ..............................            (436)            (288)             346
Increase in accrued interest payable ............................................             343              159              278
Other, net ......................................................................              71             (192)            (164)
                                                                                         --------         --------         --------
Net cash provided by operating activities .......................................           3,679            3,749            4,454
                                                                                         --------         --------         --------

INVESTING ACTIVITIES
Decrease in certificates of deposit with other institutions, net ................            --               --                648
Available for sale:
      Purchase of investment and mortgage-backed securities .....................          (1,508)         (13,470)            --
      Proceeds from repayments of investment and
          mortgage-backed securities ............................................           2,711            4,135             --
      Proceeds from sale of investment and
          mortgage-backed securities ............................................           1,678              301             --
Held to maturity:
      Purchase of investment and mortgage-backed securities .....................         (75,006)         (71,399)         (53,526)
      Proceeds from repayments of investment and
          mortgage - backed securities ..........................................          48,856           62,705           57,497
Increase in net loans receivable ................................................          (9,476)         (15,637)          (9,706)
Proceeds from sale of real estate owned .........................................              73               24               41
Increase in Federal Home Loan Bank Stock ........................................          (2,027)            (747)             (96)
Acquisition of premises and equipment ...........................................            (105)              (6)             (15)
                                                                                         --------         --------         --------
Net cash used by investing activities ...........................................         (34,804)         (34,094)          (5,157)
                                                                                         --------         --------         --------

                                                                                                    Year Ended June 30,
                                                                                           1997             1996             1995
                                                                                         --------         --------         --------
FINANCING ACTIVITIES
Net increase (decrease) in deposits .............................................              36            2,057          (11,543)
Net increase in Federal Home Loan Bank Advances .................................          39,857           23,016           10,984
Net increase (decrease) in other borrowings .....................................          (3,868)           6,604            4,048
Net increase (decrease) in advance payments by
      borrowers for taxes and insurance .........................................            (241)             518              150
Net proceeds from issuance of common stock ......................................             105                4                1
Cash dividends paid .............................................................          (4,920)          (3,345)            (678)
                                                                                         --------         --------         --------
Net cash provided by financing activities .......................................          30,969           28,854            2,962
                                                                                         --------         --------         --------

Increase (decrease) in cash and cash equivalents ................................            (156)          (1,491)           2,259
CASH AND CASH EQUIVALENTS AT BEGINNING
      OF YEAR ...................................................................           2,727            4,218            1,959
                                                                                         --------         --------         --------

            CASH AND CASH EQUIVALENTS AT END OF YEAR ............................        $  2,571         $  2,727         $  4,218
                                                                                         ========         ========         ========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
      Interest ..................................................................        $ 10,541         $  8,681         $  7,129
      Taxes .....................................................................           2,118            1,869            1,506


See accompanying notes to the consolidated financial statements.

                              WVS FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

WVS Financial Corp. ("WVS" or the "Company") was organized in July, 1993 as a Pennsylvania- chartered unitary bank holding company and acquired 100% of the common stock of West View Savings Bank ("West View" or the "Savings Bank") in November, 1993. The operating results of the Company depend primarily upon the operating results of the Savings Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

West View is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank's principal sources of revenue emanate from its portfolio of residential real estate and commercial mortgage loans, as well as income from investment and mortgage-backed securities.

The Company is supervised by the Board of Governors of the Federal Reserve System, while the Savings Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking.

Basis of Presentation

The consolidated financial statements include the accounts of WVS and its wholly-owned subsidiary, West View Savings Bank. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and its wholly-owned subsidiary conform with generally accepted accounting principles. The Company's fiscal year end for financial reporting is June 30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for that period. Actual results could differ significantly from those estimates.

Investment and Mortgage-Backed Securities

Debt and mortgage-backed securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other debt and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying statement of financial condition.

In December, 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities", the Company reclassified certain mortgage-backed securities, with an amortized cost of $15.9 million and an estimated market value of $16.1 million, from the held to maturity classification to the available for sale classification. The net appreciation of these securities, at the time of transfer, was recorded net of federal income taxes to an unrealized securities gain (loss) account which is a component of stockholders' equity.

                      (In thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loans Receivable

Loans receivable are reported at their principal amount, net of the allowance for loan losses and deferred loan fees. Interest on mortgage loans, consumer loans, financing leases and commercial loans is recognized on the accrual method. The Company's general policy is to stop accruing interest on loans when, based upon relevant factors, the collection of principal or interest is doubtful, regardless of the contractual status.

Loan  origination  and  commitment   fees,  and  all  incremental   direct  loan
origination costs, are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis.

Allowance for Loan Losses

Effective January 1, 1995, WVS adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. The adoption of these statements did not have a material effect on WVS' consolidated financial position or results of operation.

Impaired loans are commercial and commercial real estate loans for which it is probable that WVS will not be able to collect all amounts due according to the contractual terms of the loan agreement. WVS individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. WVS may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses is established through a provision for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance. The allowance is maintained at a level believed adequate by management to absorb estimated potential loan losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, composition of the loan portfolio, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change in the near term.

                      (In thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate Owned

Real estate owned acquired through foreclosure is carried at the lower of cost or fair value minus estimated costs to sell. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds the fair value.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over their estimated useful lives or their respective lease terms, whichever is shorter. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Income Taxes

Deferred tax assets or liabilities are computed based on the difference between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income taxes or benefits are based on the changes in the deferred tax asset or liability from period to period.

The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Cash Flow Information

Cash and cash equivalents include cash and due from banks and interest-earning demand deposits, as noted on the consolidated statements of financial condition.

Earnings Per Share

Earnings per share for the years ended June 30, 1997, 1996, and 1995 have been calculated based upon the weighted average number of issued and outstanding common shares, including common stock equivalents, if such items have a dilutive effect.

Reclassification of Comparative Figures

Certain comparative amounts for 1996 and 1995 have been reclassified to conform to 1997 presentations. Such reclassifications did not affect net income.

                      (In thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement applies prospectively in fiscal years beginning after December 31, 1996, and establishes new standards that focus on control, whereas, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". Statement 127 defers for one year the effective date of certain portions of Statement No. 125 that address secured borrowings and collateral for all transactions. Additionally, Statement No. 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. WVS does not expect the adoption of Statement 125 and 127 to have a material impact on the Company's consolidated financial condition or results of operations.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", effective for financial statements issued for periods ending after December 15, 1997. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. WVS does not anticipate adoption to have a material impact on presentation and disclosure for earnings per share.

In July 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

                      (In thousands, except per share data)

2. INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:

                                                                    1997
                                             ----------------------------------------------------
                                                           Gross         Gross          Estimated
                                             Amortized     Unrealized    Unrealized     Market
                                             Cost          Gains         Losses         Value
                                             ---------     ----------    ----------     ---------
AVAILABLE FOR SALE
U.S. Government securities .........         $2,192        $ --          $ (185)        $2,007
Equity securities ..................          1,497            49          --            1,546
                                             ------        ------        ------         ------

      Total ........................         $3,689        $   49        $ (185)        $3,553
                                            ======        ======        ======         ======

                                                                    1997
                                             ----------------------------------------------------
                                                           Gross         Gross          Estimated
                                             Amortized     Unrealized    Unrealized     Market
                                             Cost          Gains         Losses         Value
                                             ---------     ----------    ----------     ---------
HELD TO MATURITY
U.S. Government agency securities ..         $81,850       $  134        $ (241)        $81,743
Corporate securities ...............          2,145             3            (2)         2,146
                                             ------        ------        ------         ------

      Total ........................         $83,995       $  137        $ (243)        $83,889
                                             ======        ======        ======         ======

                                                                    1996
                                             ----------------------------------------------------
                                                           Gross         Gross          Estimated
                                             Amortized     Unrealized    Unrealized     Market
                                             Cost          Gains         Losses         Value
                                             ---------     ----------    ----------     ---------
AVAILABLE FOR SALE
U.S. Government securities .........         $2,193        $ --          $ (212)        $1,981
                                             ======        ======        ======         ======

                                                                    1996
                                             ----------------------------------------------------
                                                           Gross         Gross          Estimated
                                             Amortized     Unrealized    Unrealized     Market
                                             Cost          Gains         Losses         Value
                                             ---------     ----------    ----------     ---------
HELD TO MATURITY
U.S. Government agency securities ..         $51,981       $   42        $ (610)        $51,413
Obligations of state and
      political subdivisions .......            300          --            --              300
Corporate securities ...............          4,956            25           (23)         4,958
                                             ------        ------        ------         ------

      Total ..............                   $57,237       $   67        $ (633)        $56,671
                                             ======        ======        ======         ======

                      (In thousands, except per share data)

2. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at June 30, 1997, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                   Due in             Due after          Due after
                                   one year           one through        five through       Due after
                                   or less            five years         ten years          ten years           Total
                                   -------            -----------        ------------       ----------         -------
AVAILABLE FOR SALE
     Amortized Cost .........      $  --              $  --              $  --              $ 2,192            $ 2,192
 Estimated Market Value .....         --                 --                 --                2,007              2,007

HELD TO MATURITY
     Amortized Cost .........      $ 1,644            $ 2,000            $47,733            $32,618            $83,995

 Estimated Market Value .....        1,647              1,991             47,520             32,731             83,889

Proceeds from the sale of securities available for sale were $1,678 and $301 in 1997 and 1996. The gains resulting from these sales were $30 and $54, respectively. There were no sales of investment securities during 1995.

Investment securities with carrying values of $9,256 and $11,479 and estimated market values of $9,144 and $11,158 at June 30, 1997 and 1996, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

                      (In thousands, except per share data)

3. MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                                   1997
                                                   -----------------------------------------------------------------------
                                                                      Gross              Gross              Estimated
                                                   Amortized          Unrealized         Unrealized         Market
                                                   Cost               Gains              Losses             Value
                                                   --------------     --------------     --------------     --------------
AVAILABLE FOR SALE
Federal National Mortgage
      Association certificates ...........            $10,708            $     6            $  (265)            $10,449
Government National Mortgage
      Association Certificates ...........              1,306                 38               --                 1,344
Federal Home Loan Mortgage
      Corporation Certificates ...........                931                 19               --                   950
Collateralized mortgage obligations issued
      by agencies of the U.S. Government .              5,472                 74                 (9)              5,537
                                                      -------            -------            -------             -------

     Total ...............................            $18,417            $   137            $  (274)            $18,280
                                                      =======            =======            =======             =======

                                                                                   1997
                                                   -----------------------------------------------------------------------
                                                                      Gross              Gross              Estimated
                                                   Amortized          Unrealized         Unrealized         Market
                                                   Cost               Gains              Losses             Value
                                                   --------------     --------------     --------------     --------------
HELD TO MATURITY
Federal National Mortgage
      Association certificates ...........            $   194            $    11            $  --               $   205
Government National Mortgage
      Association certificates ...........              1,219                 14                (13)              1,220
Federal Home Loan Mortgage
      Corporation certificates ...........                350                 30               --                   380
Collateralized mortgage obligations issued
      by agencies of the U.S. Government .             16,728                115               --                16,843
Collateralized mortgage obligations backed
      by securities issued by U.S. Government
      agencies ...........................                719                 14               --                   733
                                                      -------            -------            -------             -------

     Total ...............................            $19,210            $   184            $   (13)            $19,381
                                                      =======            =======            =======             =======

                      (In thousands, except per share data)

3. MORTGAGE-BACKED SECURITIES (Continued)

                                                                                   1996
                                                   -----------------------------------------------------------------------
                                                                      Gross              Gross              Estimated
                                                   Amortized          Unrealized         Unrealized         Market
                                                   Cost               Gains              Losses             Value
                                                   --------------     --------------     --------------     --------------
AVAILABLE FOR SALE
Federal National Mortgage
      Association certificates ...........            $11,359            $     8            $  (443)            $10,924
Government National Mortgage
      Association certificates ...........              1,580                 28               --                 1,608
Federal Home Loan Mortgage
      Corporation certificates ...........              2,880                 31                 (2)              2,909
Collateralized mortgage obligations issued
      by agencies of the U.S. Government .              6,956                 57                (26)              6,987
                                                      -------            -------            -------             -------

     Total ...............................            $22,775            $   124            $  (471)            $22,428
                                                      =======            =======            =======             =======
                                                                                   1996
                                                   -----------------------------------------------------------------------
                                                                      Gross              Gross              Estimated
                                                   Amortized          Unrealized         Unrealized         Market
                                                   Cost               Gains              Losses             Value
                                                   --------------     --------------     --------------     --------------
HELD TO MATURITY
Federal National Mortgage
      Association certificates ...........            $   269            $    11            $  --               $   280
Government National Mortgage
      Association certificates ...........              1,268                 18                (31)              1,255
Federal Home Loan Mortgage
      Corporation certificates ...........                450                 32               --                   482
Collateralized mortgage obligations issued
      by agencies of the U.S. Government .             16,878                 29                (18)             16,889
Collateralized mortgage obligations backed
      by securities issued by U.S. Government
      agencies ...........................                825                  5                 (1)                829
                                                      -------            -------            -------             -------

     Total ...............................            $19,690            $    95            $   (50)            $19,735
                                                      =======            =======            =======             =======

The amortized cost and estimated market values of mortgage-backed securities at June 30, 1997, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Due in             Due after          Due after
                                       one year           one through        five through       Due after
                                       or less            five years         ten years          ten years           Total
                                       -------            -----------        ------------       ---------          -------
AVAILABLE FOR SALE
     Amortized Cost ...............    $   103            $ 1,811            $ 2,782            $13,721            $18,417
     Estimated Market Value .......        103              1,807              2,702             13,668             18,280

HELD TO MATURITY
     Amortized Cost ...............    $  --              $    75            $  --              $19,135            $19,210
     Estimated Market Value .......       --                   78               --               19,303             19,381

                      (In thousands, except per share data)

4. NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

                                                              1997        1996
                                                            --------    --------
First mortgage loans:
      1 - 4 family dwellings ...........................    $116,663    $109,776
      Construction and land development ................      24,381      28,273
      Multi-family dwellings ...........................       3,499       3,235
      Commercial .......................................      14,669      13,088
                                                            --------    --------
                                                             159,212     154,372
                                                            --------    --------
Consumer loans:
      Home equity ......................................       6,701       6,619
      Home equity lines of credit ......................       5,557       5,344
      Education loans ..................................         516         590
      Other ............................................       1,403       1,484
                                                            --------    --------
                                                              14,177      14,037
                                                            --------    --------

Commercial loans and leases ............................          93          54
                                                            --------    --------

Less:
      Undisbursed construction and land development ....      12,505      16,651
      Net deferred loan fees ...........................         834         837
      Allowance for loan losses ........................       2,009       1,964
                                                            --------    --------
                                                              15,348      19,452
                                                            --------    --------

Net loans receivable ...................................    $158,134    $149,011
                                                            ========    ========

The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance is dependent upon the local economic conditions.

Total nonaccrual loans and troubled debt restructurings and the related interest for the years ended June 30, are as follows:

                                                   1997        1996        1995
                                                  ------      ------      ------
Principal outstanding ......................      $  274      $  980      $1,959
Interest income that would
      have been recognized .................      $   35      $   84      $  186
Interest income recognized .................          20          75         144
                                                  ------      ------      ------

      Interest income foregone .............      $   15      $    9      $   42
                                                  ======      ======      ======

At June 30, 1996, the recorded investment in loans which are considered to be impaired in accordance with SFAS No. 114 was $877 of which $274 was considered to be nonaccrual. In addition, $131 of the related allowance for loan losses has been allocated for these impaired loans. The average recorded investment in impaired loans during the year ended June 30, 1996 was approximately $871. For the year ended June 30, 1996, interest income totaling $73 was recognized on impaired loans both on the accrual and cash basis of income recognition. There were no material impaired loans at June 30, 1997.

                      (In thousands, except per share data)

4. NET LOANS RECEIVABLE (Continued)

Certain officers, directors, and their associates were customers of, and had transactions with the Company in the ordinary course of business. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the years ended June 30 are as follows:

                                                       1997              1996
                                                     -------            -------
Balance, July 1 ..........................           $ 1,635            $ 1,499
    Additions ............................               240                392
    Amounts collected ....................              (417)              (256)
                                                     -------            -------

Balance, June 30 .........................           $ 1,458            $ 1,635
                                                     =======            =======

5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                   1997        1996        1995
                                                  ------      ------      ------
Balance, July 1 ............................      $1,964      $1,836      $1,634
Add:
      Provision charged to operations ......          60         150         211
      Recoveries ...........................           3           7           3
Less loans charged off .....................          18          29          12
                                                  ------      ------      ------

Balance, June 30 ...........................      $2,009      $1,964      $1,836
                                                  ======      ======      ======

6. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                              1997         1996
                                                             ------       ------
Investment and mortgage-backed securities ............       $1,820       $1,453
Loans receivable .....................................          989          920
                                                             ------       ------

      Total ..........................................       $2,809       $2,373
                                                             ======       ======

7. FEDERAL HOME LOAN BANK STOCK

The Savings Bank is a member of the Federal Home Loan Bank System. As a member, West View maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than one percent of its outstanding qualifying assets as defined by the FHLB or 1/20 of its outstanding FHLB borrowings, whichever is greater, as calculated throughout the year.

                      (In thousands, except per share data)

8. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                            1997           1996
                                                           ------         ------
Land and improvements ............................         $  226         $  226
Buildings and improvements .......................          1,930          1,948
Furniture, fixtures, and equipment ...............          1,041            967
                                                           ------         ------
                                                            3,197          3,141
Less accumulated depreciation ....................          1,899          1,814
                                                           ------         ------

     Total .......................................         $1,298         $1,327
                                                           ======         ======

Depreciation charged to operations was $134, $133 and $145, for the years ended June 30, 1997, 1996, and 1995, respectively.

9. DEPOSITS

Deposit accounts are summarized as follows:

                                              1997                          1996
                                     ------------------------      ------------------------
                                                   Percent of                    Percent of
                                     Amount        Portfolio       Amount        Portfolio
                                     ------        ---------       ------        ---------
Noninterest-earning checking        $  7,283          4.3%        $  6,259          3.7%
Interest-earning checking ..          15,177          8.9           14,252          8.3
Savings accounts ...........          36,591         21.4           37,976         22.2
Money market accounts ......          12,103          7.1           11,682          6.8
                                    --------        -----         --------        -----
                                      71,154         41.7           70,169         41.0
                                    --------        -----         --------        -----

Savings Certificates:
      5.00% or less ........          15,321          9.0           28,009         16.4
      5.01 - 6.00% .........          67,858         39.7           53,622         31.4
      6.01 - 7.00% .........           8,930          5.2           10,756          6.3
      7.01 or more .........           7,616          4.4            8,287          4.9
                                    --------        -----         --------        -----
                                      99,725         58.3          100,674         59.0
                                    --------        -----         --------        -----

      Total ................        $170,879        100.0%        $170,843        100.0%
                                    ========        =====         ========        =====

The maturities of savings certificates at June 30, 1997 are summarized as follows:

Within one year ...............................................          $60,994
Beyond one year but within two years ..........................           20,110
Beyond two years but within three years .......................           10,329
Beyond three years ............................................            8,292
                                                                         -------

     Total ....................................................          $99,725
                                                                         =======

Savings certificates with balances of $100 thousand or more amounted to $11,061 and $9,664 on June 30, 1997 and 1996. The Company does not have any brokered deposits.

                      (In thousands, except per share data)

9. DEPOSITS (Continued)

Interest expense by deposit category for the years ended June 30, are as follows:

                                             1997           1996           1995
                                            ------         ------         ------
Checking accounts .................         $  127         $  195         $  262
Savings accounts ..................            940            998          1,248
Money market accounts .............            327            302            354
Savings certificates ..............          5,647          5,890          5,243
                                            ------         ------         ------

     Total ........................         $7,041         $7,385         $7,107
                                            ======         ======         ======

10. FEDERAL HOME LOAN BANK ADVANCES

         The following table presents information regarding FHLB term advances as of June 30:

 Maturing during                              Weighted                             Weighted
fiscal year ended                             Interest                             Interest
    June 30:                1997                Rate              1996               Rate
-------------------     --------------     --------------     --------------     --------------
      1997                $    --                 --%             $10,000            5.50%
      1998                  5,000               6.05                   --              --
      1999                  1,357               6.19                   --              --
      2000                  8,000               5.89                   --              --
      2001                     --                 --                   --              --
      2002                 53,500               5.74                   --              --
                        --------------                        --------------
                          $67,857                                 $10,000
                        ==============                        ==============

WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within ninety days, while revolving FHLB advances may be repaid without penalty. The following table presents information regarding such advances as of June 30:

                                                              1997         1996
                                                            -------      -------
FHLB revolving and short-term advances:
    Ending Balance ...................................      $10,000      $28,000
    Average balance during the year ..................        8,800       19,340
    Maximum month-end balance during the year ........       25,000       28,000
    Average interest rate during the year ............         5.15%        5.63%
    Weighted average rate at year end ................         5.64%        5.40%

At June 30, 1997, WVS had unused revolving borrowing capacity of approximately $15,000.

Although no specific collateral is required to be pledged, Federal Home Loan Bank advances are secured by a blanket security agreement that includes the Company's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

                      (In thousands, except per share data)

11. OTHER BORROWINGS

Other borrowings include Treasury, Tax, and Loan ("TT&L") demand notes and securities sold under agreements to repurchase with securities brokers. TT&L notes amounted to $848 and $671 at June 30, 1997 and 1996. Repurchase agreements amounted to $5,936 and $9,981 as of June 30, 1997 and 1996. The outstanding repurchase agreements generally mature within one to ninety-two days from the transaction date and qualifying collateral has been delivered. The Company has pledged investment securities with a carrying value of $6,006 and $9,979 at June 30, 1997 and 1996, as collateral for the repurchase agreements as explained in
Note 2. The following table presents information regarding repurchase agreements as of June 30:

                                                           1997           1996
                                                          -------       -------
Ending Balance .....................................      $ 5,936       $ 9,981
Average balance during the year ....................        9,165         3,995
Maximum month-end balance during the year ..........       17,196         9,981
Average interest rate during the year ..............         5.19%         5.57%
Weighted average rate at year end ..................         5.60%         5.12%

12. COMMITMENTS AND CONTINGENT LIABILITIES

Loan commitments

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. Various loan commitments totaling $21,686 and $26,440 at June 30, 1997 and 1996, respectively, represent financial instruments with off-balance-sheet risk.

Loan commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of the undisbursed portion of construction and land development loans (Note 4), residential, commercial real estate, and consumer loan originations.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

                      (In thousands, except per share data)

12. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Litigation

A settlement agreement was entered into during the fourth quarter of fiscal 1995 in connection with the class action lawsuit filed by Jeffrey Carberry, et. al., in the United States District Court for the Western District of Pennsylvania against the Company and the Savings Bank. The lawsuit alleged, among other things, antitrust and securities laws violations in connection with the Savings Bank's mutual-to-stock conversion. The Company entered into the settlement to, among other reasons, avoid the cost of and disruption of the continuing litigation. During the quarter and fiscal year ended June 30, 1995, the Company established a provision for the settlement of litigation totaling $491,000. On January 16, 1996, the Company received an executed Release of Claims (the "Release") in connection with this lawsuit. The Release fully and finally discharged all Defendants from all claims, causes of action and disputes of any kind that the class members directly or indirectly had with respect to the Plaintiff's claims. Also on January 16, 1996, the Company's insurance carrier entered into a settlement with regard to coverage for claims and costs of defense arising from the previously settled class action lawsuit. The insurance carrier agreed to pay the Savings Bank, as designee of the officers and directors, the sum of approximately $391,000 to reimburse the Company and the Savings Bank for litigation defense and settlement costs incurred or accrued through December 1, 1995. In addition, the insurance carrier agreed to pay 50% of the amount of future defense costs and expenses relating to the Carberry lawsuit that may arise after December 1, 1995, for a one year period beginning January 15, 1996.

On March 27, 1995, the United States District Court for the Western District of Pennsylvania entered an Opinion and Orders dismissing in its entirety a lawsuit brought by Plaintiff William S. Karn, who is a depositor of the Savings Bank and a shareholder of the Company, which alleged, among other things, antitrust and securities laws violations in connection with the Savings Bank's mutual-to-stock conversion. The court also dismissed this same Plaintiff's federal claims in a second and substantially similar lawsuit while remanding to the court of Common Pleas of Allegheny County any cognizable state law claims. This Plaintiff has filed Motion to Amend Judgment with the Court on the Opinion and Orders and a Memorandum Response in Opposition has been filed. On August 28, 1995, the Court denied the Plaintiff's motion to Amend Judgment.

The Company is also involved with various other legal actions arising in the ordinary course of business. Management believes the outcome of these matters will have no material effect on the consolidated operations or consolidated financial condition of WVS.

13. REGULATORY CAPITAL

Federal regulations require the Company and Savings Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," respectively, it would become subject to a series of increasingly restrictive regulatory actions.

As of June 30, 1997 and 1996, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, total risk-based, Tier 1 risk-based and Tier 1 leverage capital ratios must be at least 10%, 6%, and 5%, respectively.

                      (In thousands, except per share data)

13. REGULATORY CAPITAL (Continued)

The Company and Savings Bank's actual capital ratios are presented in the following tables, which shows that both met all regulatory capital requirements.

                                                                        June 30, 1997
                                            -----------------------------------------------------------------------
                                                  WVS Financial Corp.                  West View Savings Bank
                                            ---------------------------------     ---------------------------------
                                                Amount             Ratio              Amount             Ratio
                                            --------------     --------------     --------------     --------------
Total Capital (to Risk-Weighted Assets)

   Actual                                       $34,759             25.8%              $26,259             19.9%
   To be "Well Capitalized"                      13,487             10.0                13,215             10.0
   For Capital Adequacy Purposes                 10,790              8.0                10,572              8.0

Tier I Capital (to Risk-Weighted Assets)

   Actual                                       $33,069             24.5%              $24,603             18.6%
   To be "Well Capitalized"                       8,092              6.0                 7,929              6.0
   For Capital Adequacy Purposes                  5,395              4.0                 5,286              4.0

Tier I Capital (to Average Total Assets)

   Actual                                       $33,069             11.4%              $24,603              8.8%
   To be "Well Capitalized"                      14,454              5.0                14,016              5.0
   For Capital Adequacy Purposes                 11,563              4.0                11,213              4.0

                                                                        June 30, 1996
                                            -----------------------------------------------------------------------
                                                  WVS Financial Corp.                  West View Savings Bank
                                            ---------------------------------     ---------------------------------
                                                Amount             Ratio              Amount             Ratio
                                            --------------     --------------     --------------     --------------
Total Capital (to Risk-Weighted Assets)

   Actual                                     $35,994               28.4%            $27,065              21.9%
   To be "Well Capitalized"                    12,656               10.0              12,351              10.0
   For Capital Adequacy Purposes               10,125                8.0               9,881               8.0

Tier I Capital (to Risk-Weighted Assets)

   Actual                                     $34,406               27.2%            $25,516              20.7%
   To be "Well Capitalized"                     7,594                6.0               7,411               6.0
   For Capital Adequacy Purposes                5,062                4.0               4,941               4.0

Tier I Capital (to Average Total Assets)

   Actual                                     $34,406               13.9%            $25,516              10.7%
   To be "Well Capitalized"                    12,376                5.0              11,887               5.0
   For Capital Adequacy Purposes                9,901                4.0               9,509               4.0

                      (In thousands, except per share data)

14. STOCK BENEFIT PLANS

Stock Option and Stock Appreciation Plans

In November 1993, the Board of Directors adopted Stock Option Plans for the Company's directors, officers, and employees, which were approved by stockholders at a special meeting held on February 22, 1994. An aggregate of 173,629 shares of authorized but unissued common stock of WVS were reserved for future issuance under these plans. The stock options typically have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted shall at least equal the greater of par value or 85% of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid in capital.

Stock appreciation rights (SARs) were also authorized under the Plans, and may be granted in conjunction with stock options or in lieu of exercising all or a portion of a stock option. An SAR entitles the holder to receive cash or shares of WVS common stock, or combinations thereof, at a value equal to the difference between the fair market value of all or part of the shares subject to option on the date the right is exercised and the options exercise price. Exercise of an option or companion SAR automatically cancels the related option or right. No SARs have been issued under the Plans.

The following table presents share data related to the outstanding options:

                                             Officers' and                           Weighted
                                             Employees'         Directors'            Average
                                             Stock              Stock                Exercise
                                             Options            Options                Price
                                             --------------     --------------     --------------
  Outstanding, June 30, 1995                    85,400             36,400             10.0445

               Granted                              --              1,400             18.6250
              Exercised                           (360)                --             10.0000
              Forfeited                           (320)                --                  --
                                             --------------     --------------

  Outstanding, June 30, 1996                    84,720             37,800             10.1428

               Granted                              --              1,400             23.1875
              Exercised                        (10,520)                --             10.0000
              Forfeited                           (500)                --                  --
                                             --------------     --------------

  Outstanding, June 30, 1997                    73,700             39,200             10.3185
                                             ==============     ==============

Exercisable at year end                         54,512             39,200             10.3838
                                             ==============     ==============

Available for future grant                      45,542              4,207
                                             ==============     ==============

    (In thousands, except per share data)

14. STOCK BENEFIT PLANS (Continued)

Stock Option and Stock Appreciation Plans (Continued)

Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-based Compensation". As permitted under Statement 123, the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. Had the fair value method of Statement No. 123 been applied, the pro forma net income and earnings per share would not be materially different than that presented on the consolidated statements of income.

Retention and Recognition Plans (RRP)

The Board of Directors adopted and shareholders subsequently approved at a special meeting on February 22, 1994, RRP's for selected officers, employees and directors of the Company. The objective of the RRP's is to enable the Company to retain its corporate officers, key employees and directors who have the experience and ability necessary to manage WVS and the Savings Bank. Officers and key employees of the Company who were selected by members of a Board appointed committee are eligible to receive benefits under the RRP's. Non-employee directors of the Company are eligible to participate in the RRP for directors. WVS has appointed an independent fiduciary to serve as trustee for the RRP Trusts.

An aggregate of 150,000 shares of common stock of WVS were acquired at conversion for future issuance under these plans, of which 30,000 shares are subject to the RRP for directors and 120,000 shares are subject to the RRP for officers and key employees. Officers, employees, and directors who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

As of June 30, 1997, 48,350 RRP shares were available for future issuance. RRP costs are accrued to operations, and added back to stockholders' equity, over a four to ten year vesting period.

Employee Stock Ownership Plan ("ESOP")

During the year ended June 30, 1994, WVS adopted an ESOP for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. An ESOP Trust was created, and acquired 80,500 shares of common stock in WVS' initial public offering, using proceeds of a loan obtained from WVS, which bears interest at one quarter point over the prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest and principal payments over a ten year term.

The Company makes quarterly contributions to the Trust to allow the Trust to make the required loan payments to WVS. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to qualified employees. As shares are released from collateral,  the Company  reports  compensation  expense  based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $487, $291 and $156 for the years ended June 30, 1997, 1996 and 1995, respectively.

                      (In thousands, except per share data)

14. STOCK BENEFIT PLANS (Continued)

Employee Stock Ownership Plan ("ESOP") (Continued)

The following table presents the components of the ESOP shares at June 30:

                                           1997          1996            1995
                                       -----------    -----------    -----------
Allocated shares ...................        22,604         14,087          6,037

Shares released for allocation .....         8,050          8,050          8,050

Shares distributed .................          (468)          (133)          --

Unallocated shares .................        50,313         58,363         66,413
                                       -----------    -----------    -----------

    Total ESOP shares ..............        80,499         80,367         80,500
                                       ===========    ===========    ===========

Fair value of ESOP shares ..........   $ 2,082,912    $ 1,667,615    $ 1,102,057
                                       ===========    ===========    ===========

During fiscal 1997, the ESOP purchased an additional 600 shares of WVS stock, which is included in the allocated share balance as of June 30, 1997. The 600 shares were purchased using vested participant funds.

15. DIRECTOR, OFFICER AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory pension plan for its officers and employees who have met the age and length of service requirements. The plan is a defined contribution plan with the contributions based on a percentage of salaries of the plan participants. The Company's contributions, which were charged to expense, were $150, $115, and $110 for the years ended June 30, 1997, 1996 and 1995, respectively.

Directors' Deferred Compensation Plan

The Company maintains a deferred compensation plan (the "plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of payment. In addition, the plan permits directors of the Company, who are also employees to defer receipt of a portion of their other compensation, including salary and bonuses. For fiscal years ended June 30, 1997, 1996, and 1995, 20,399 shares were held by the Deferred Compensation Plan.

                      (In thousands, except per share data)

16. INCOME TAXES

The provision for income taxes consists of:

                                           1997            1996           1995
                                          -------         -------        -------
Currently payable:
Federal ..........................        $ 1,747         $ 1,687        $ 1,265
State ............................            235             291            233
                                          -------         -------        -------
                                            1,982           1,978          1,498
Deferred .........................            (52)             88            154
                                          -------         -------        -------

      Total ......................        $ 1,930         $ 2,066        $ 1,652
                                          =======         =======        =======

The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                  1997     1996
                                                                 ------   ------
Deferred tax assets:
      Allowance for loan and real estate owned losses ........   $  685   $  671
      Deferred origination fees, net .........................       68      124
      Deferred directors compensation ........................      158      115
      Net unrealized loss on securities available for sale ...       93      190
      Other ..................................................       26       41
                                                                 ------   ------

          Total gross deferred tax assets ....................    1,030    1,141
                                                                 ------   ------

Deferred tax liabilities:
      Bad debt reserve for tax reporting purposes ............      393      458
      Retention and recognition plans ........................       83       86
      Depreciation ...........................................       15       13
                                                                 ------   ------
          Total gross deferred tax liabilities ...............      491      557
                                                                 ------   ------

      Net deferred tax assets ................................   $  539   $  584
                                                                 ======   ======

On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid over six years beginning with the 1998 tax year. At December 31, 1995, the Savings Bank had $1,174 in bad debt reserves in excess of the base year. Subject to prevailing corporate tax rates, the Savings Bank owes approximately $393 in federal income taxes which is reflected as a deferred tax liability.

No valuation allowance was established at June 30, 1997 and 1996, in view of WVS' ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS' earnings potential, and deferred tax liabilities at June 30.

                     (In thousands, except per share data)

16. INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                                      1997                  1996                   1995
                                              -------------------   --------------------    -------------------
                                                           % of                   % of                   % of
                                                           Pretax                 Pretax                 Pretax
                                              Amount       Income   Amount        Income    Amount       Income
                                              -------      ------   -------       ------    -------      ------
Provision at statutory rate .............     $ 1,662       34.0%   $ 1,918        34.0%    $ 1,170       34.0%
State income tax, net of federal
  tax benefit ...........................         155        3.2        192         3.4         154        4.5
Non - deductible (taxable) litigation and
settlement costs (reimbursements) .......          --         --       (123)       (2.2)        248        7.2
    Other, net ..........................         113        2.2         79         1.4          80        2.3
                                              -------       ----    -------        ----     -------       ----
Actual tax expense and
  effective rate ........................     $ 1,930       39.4%   $ 2,066        36.6%    $ 1,652       48.0%
                                              =======       ====    =======        ====     =======       ====

17. REGULATORY RESTRICTIONS

Cash and Due from Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 1997 and 1996, the Savings Bank had required reserves of $560 and $502, respectively. The required reserves are held in the form of vault cash and a non-interest bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

Regulatory Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code which restricts the availability of surplus for dividend purposes. At June 30, 1997, surplus funds of $3,363 were not available for dividends.

                      (In thousands, except per share data)

18. CONVERSION AND REORGANIZATION

WVS was formed July, 1993, as a bank holding company to acquire 100 percent of the common stock of the Savings Bank in a conversion from the mutual to the stock form of ownership. A public offering of WVS' common stock was completed November 29, 1993, through the sale of 1,763,300 shares of $ .01 par value common stock at $10 per share. WVS acquired the Savings Bank by exchanging $3,363 of the proceeds received in the public offering for all of the common stock of the Savings Bank.

In accordance with regulations at the time that the Savings Bank converted from a mutual savings bank to a stock savings bank, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Savings Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation of the Savings Bank, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

19. SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

On September 30, 1996, the President signed into law legislation which included recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") by a one-time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Savings Bank amounted to $1,138, which is reflected in the consolidated results of operations for the year ended June 30, 1997.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

                                                                1997                                  1996
                                                   ---------------------------------     ---------------------------------
                                                   Carrying           Fair               Carrying           Fair
                                                   Amount             Value              Amount             Value
                                                   --------------     --------------     --------------     --------------
Financial Assets
Cash, due from banks and interest-earning
      demand deposits                              $       2,571      $       2,571      $       2,727      $       2,727
Investment securities                                     87,548             87,442             59,218             58,652
Mortgage - backed securities                              37,490             37,661             42,118             42,161
Net loans receivable                                     158,134            160,835            149,011            149,479
Accrued interest receivable                                2,809              2,809              2,373              2,373
Federal Home Loan Bank stock                               3,927              3,927              1,900              1,900
                                                   -------------      -------------      -------------      -------------

      Total financial assets                       $     292,479      $     295,245      $     257,347      $     257,292
                                                   =============      =============      =============      =============

Financial Liabilities
Deposits                                           $     170,879      $     170,897 $          170,843      $     170,835
FHLB Advances                                             77,857             77,207             38,000             38,000
Other borrowings                                           6,784              6,784             10,652             10,652
Advance payments by borrowers
      for taxes and insurance                              3,531              3,531              3,772              3,772
Accrued interest payable                                   1,768              1,768              1,425              1,425
                                                   -------------      -------------      -------------      -------------

      Total financial liabilities                  $     260,819      $     260,187      $     224,692      $     224,684
                                                   =============      =============      =============      =============

                      (In thousands, except per share data)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from or to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of WVS are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of WVS.

Estimated fair values have been determined by WVS using the best available data, as generally provided in internal Savings Bank reports and regulatory reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:


Cash, Due from Banks, Interest-Earning Demand Deposits, Accrued Interest Receivable and Payable, Advance Payments by Borrowers for Taxes and Insurance, and Other Borrowings

The fair value approximates the current book value.


Investment Securities,  Mortgage-backed Securities and FHLB stock

The fair value of investment and mortgage-backed securities held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. The fair value of securities available for sale is equal to the current carrying value. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.


Net Loans Receivable and Deposits

Fair value for consumer mortgage loans is estimated using market quotes or discounting contractual cash flows for prepayment estimates. Discount rates were obtained from secondary market sources, adjusted to reflect differences in servicing, credit, and other characteristics.

The estimated fair values for consumer, fixed rate commercial and multi-family real estate loans are estimated by discounting contractual cash flows for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar credit characteristics.

The estimated fair value for nonperforming loans is the appraised value of the underlying collateral adjusted for estimated credit risk.

                      (In thousands, except per share data)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Net Loans Receivable and Deposits (Continued)

Demand, savings, and money market deposit accounts are reported at book value. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rate is estimated using average market rates for deposits with similar average terms.

FHLB Advances

The fair value of fixed rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate advances approximates their fair value.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 12 to these financial statements.

21. PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                  June 30,
                                                               1997     1996
                                                             -------   -------
ASSETS
Interest-earning deposits with subsidiary bank ...........   $   404   $   386
Investment securities available for sale .................     1,286      --
Investment and mortgage-backed securities held-to-maturity     7,169     9,202
Investment in subsidiary bank ............................    23,273    23,710
Loan receivable from ESOP ................................       493       604
Accrued interest receivable and other assets .............       282       182
                                                             -------   -------

TOTAL ASSETS .............................................   $32,907   $34,084
                                                             =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
      Other liabilities ..................................   $    18   $    46
      Stockholders' equity ...............................    32,889    34,038
                                                             -------   -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $32,907   $34,084
                                                             =======   =======

                      (In thousands, except per share data)

21. PARENT COMPANY (Continued)

                          CONDENSED STATEMENT OF INCOME


                                                                     Year Ended June 30,
                                                                 1997       1996       1995
                                                               -------    -------    -------
INCOME
Loans ......................................................   $    47    $    56    $    60
Investment and mortgage-backed securities ..................       627        671        595
Dividend from subsidiary ...................................     3,500       --         --
Interest-earning deposits with subsidiary bank .............        16         51         34
Investment securities gain .................................         4         54       --
                                                               -------    -------    -------

Total income ...............................................     4,194        832        689
                                                               -------    -------    -------

OPERATING EXPENSE
Unusual items:
      Shareholder litigation settlement ....................        (5)      (123)       245
      Shareholder litigation costs .........................       --         (20)      --
Other ......................................................        91        100         56
                                                               -------    -------    -------
Total operating expense ....................................        86        (43)       301
                                                               -------    -------    -------

Income before equity in undistributed earnings of subsidiary     4,108        875        388
Equity in undistributed earnings of subsidiary .............      (913)     2,994      1,665
                                                               -------    -------    -------

Income before income taxes .................................     3,195      3,869      2,053
Income taxes ...............................................       236        292        263
                                                               -------    -------    -------

NET INCOME .................................................   $ 2,959    $ 3,577    $ 1,790
                                                               =======    =======    =======

                      (In thousands, except per share data)

21. PARENT COMPANY (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                      Year Ended June 30,
                                                                 1997        1996        1995
                                                               --------    --------    --------
OPERATING ACTIVITIES
Net income .................................................   $  2,959    $  3,577    $  1,790
Adjustments to reconcile net income to net cash provided
      by operating activities:
Undistributed net income of subsidiary .....................        913      (2,994)     (1,665)
Provision for litigation settlement ........................       --          --           245
Amortization of investment discounts and premiums ..........         16          34         221
Amortization of ESOP and RRP deferred and
     unearned compensation .................................        184          76          71
Investment securities gains ................................         (4)        (54)       --
(Increase) decrease in accrued interest receivable .........          8          76         (10)
Other ......................................................       (130)       (168)       (130)
                                                               --------    --------    --------
Net cash provided by operating activities ..................      3,946         547         522
                                                               --------    --------    --------

INVESTING ACTIVITIES
Available for sale:
      Purchase of investment and mortgage-backed securities      (1,258)       (247)       --
      Proceeds from sale of investment securities ..........         13         301        --
Held to maturity:
      Purchases of investment and mortgage-backed securities       --       (11,403)     (4,732)
      Proceeds from repayments of investment and
          mortgage-backed securities .......................      2,021      12,148       6,511
ESOP loan repayments .......................................        111          80          80
                                                               --------    --------    --------
Net cash provided by investing activities ..................        887         879       1,859
                                                               --------    --------    --------

FINANCING ACTIVITIES
Net proceeds from issuance of common stock .................        105           4           1
Cash dividends paid ........................................     (4,920)     (3,344)       (677)
                                                               --------    --------    --------
Net cash used by financing activities ......................     (4,815)     (3,340)       (676)
                                                               --------    --------    --------

Increase (decrease) in cash and cash equivalents ...........         18      (1,914)      1,705

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD ..............        386       2,300         595
                                                               --------    --------    --------

CASH AND CASH EQUIVALENTS END OF PERIOD ....................   $    404    $    386    $  2,300
                                                               ========    ========    ========

                      (In thousands, except per share data)

22. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                           Three Months Ended
                                                   -----------------------------------------------------------------------
                                                   September          December           March              June
                                                   1996               1996               1997               1997
                                                   --------------     --------------     --------------     --------------
Total interest income                              $       5,065      $       5,298      $       5,221      $       5,541
Total interest expense                                     2,528              2,780              2,662              2,914
                                                   --------------     --------------     --------------     --------------

Net interest income                                        2,537              2,518              2,559              2,627
Provision for loan losses                                     30                 30                 --                 --
                                                   --------------     --------------     --------------     --------------

Net interest income after
      provision for loan losses                            2,507              2,488              2,559              2,627

Security gains, net                                           26                 --                 --                  4
Total noninterest income                                      84                 97                 78                 85
Total noninterest expense                                  2,203              1,079              1,126              1,258
                                                   --------------     --------------     --------------     --------------

Income before income taxes                                   414              1,506              1,511              1,458
Income taxes                                                 164                594                597                575
                                                   --------------     --------------     --------------     --------------

Net income                                         $         250      $         912      $         914      $         883
                                                   ==============     ==============     ==============     ==============

Per Share Data:
Average shares outstanding
      Primary                                          1,741,995          1,749,039          1,756,228          1,761,689
      Fully diluted                                    1,743,938          1,753,025          1,757,428          1,763,465
Net Income
      Primary and fully diluted                    $        0.14      $        0.52      $        0.52      $        0.51

                (In thousands, except shares and per share data)

22. SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                                            Three Months Ended
                                                   -----------------------------------------------------------------------
                                                   September          December           March              June
                                                   1995               1995               1996               1996
                                                   --------------     --------------     --------------     --------------
Total interest income                              $       4,510      $       4,624      $       4,455      $       4,728
Total interest expense                                     2,194              2,269              2,108              2,270
                                                   --------------     --------------     --------------     --------------

Net interest income                                        2,316              2,355              2,347              2,458
Provision for loan losses                                     37                 38                 37                 38
                                                   --------------     --------------     --------------     --------------

Net interest income after
      provision for loan losses                            2,279              2,317              2,310              2,420

Security gains, net                                           --                 --                 --                 54
Total noninterest income                                      80                 87                 81                 81
Total noninterest expense                                  1,031                723              1,094              1,218
                                                   --------------     --------------     --------------     --------------

Income before income taxes                                 1,328              1,681              1,297              1,337
Income taxes                                                 553                448                504                561
                                                   --------------     --------------     --------------     --------------

Net income                                         $         775      $       1,233      $         793      $         776
                                                   ==============     ==============     ==============     ==============

Per Share Data:
Average shares outstanding
      Primary                                          1,722,803          1,729,776          1,737,602          1,739,258
      Fully diluted                                    1,728,920          1,730,561          1,739,105          1,739,327
Net Income
      Primary and fully diluted                    $        0.45      $        0.71      $        0.46       $       0.45

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

          WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "WVFC".
The bid and ask quotations for the common stock on September 16, 1997 were:

                           Bid             Ask
                           ---             ---

                         $27 1/4         $28 1/4

          The following table sets forth the high and low market prices for the periods indicated.

                                                   Market Price
                                               -------------------             Cash Dividends
          Quarter Ended                         High          Low                 Declared
          -------------                        ------       ------             -----------
          June 97                              $27 1/4      $23 1/2                $2.50(1)
          March 97                              26 1/2       24                     0.20
          December 96                           25           21 1/2                 0.20
          September 96                          22 1/2       20 1/4                 0.10

          Quarter Ended
          June 96                              $22          $19 1/2                $1.80(1)
          March 96                              22 1/4       18 3/4                 0.10
          December 95                           19 1/4       18 1/4                 0.10
          September 95                          19 1/4       16                     0.06

-----------

(1) Includes special cash dividends of $2.30 and $1.70 per share, paid during the quarter ended June 30, 1997 and 1996, respectively.


          The Company's stock commenced trading on November 29, 1993. There were seven NASDAQ Market Makers in the Company's common stock as of June 30, 1997: F.
J. Morrissey & Co., Inc.; Legg Mason Wood Walker, Inc.; Sandler O'Neill & Partners; Capital Resources, Inc.; Herzog, Heine, Geduld, Inc.; Ryan, Beck & Co., Inc.; and Parker/Hunter, Inc.

          According to the records of the Company's transfer agent, there were approximately 998 shareholders of record at September 12, 1997. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

          Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company's financial condition, statutory and regulatory restrictions, general economic condition and other factors.

                               WVS FINANCIAL CORP.
                              CORPORATE INFORMATION

--------------------------------------------------------------------------------

                                CORPORATE OFFICES
                  WVS FINANCIAL CORP. -- WEST VIEW SAVINGS BANK
                     9001 Perry Highway Pittsburgh, PA 15237
                                  (412)364-1911

                                  COMMON STOCK
         The Common Stock of WVS Financial Corp. is traded on the NASDAQ
                 National Market System under the symbol "WVFC".

                           TRANSFER AGENT & REGISTRAR
                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016
                                 1-800-368-5948

                               INVESTOR RELATIONS
                               Janet L. Campisino
                                  (412)364-1911

                                     COUNSEL
                                Bruggeman & Linn

                                 SPECIAL COUNSEL
                      Elias, Matz, Tiernan & Herrick L.L.P.

                             WEST VIEW SAVINGS BANK
                               9001 Perry Highway
                              Pittsburgh, PA 15237
                                  (412)364-1911

                                WEST VIEW OFFICE
                                456 Perry Highway
                                    931-2171

                                CRANBERRY OFFICE
                               20531 Perry Highway
                                931-6080/776-3480

                              FRANKLIN PARK OFFICE
                             2566 Brandt School Road
                                    935-7100

                                 BELLEVUE OFFICE
                               572 Lincoln Avenue
                                    761-5595

                              SHERWOOD OAKS OFFICE
                              Serving Sherwood Oaks
                                 Cranberry Twp.

                                LENDING DIVISION
                             2566 Brandt School Road
                            Route 19 at Richard Road
                                    935-7400

                               BOARD OF DIRECTORS

                                David L. Aeberli
                                    President
                       McDonald-Aeberli Funeral Home, Inc.
                                Arthur H. Brandt
                                President and CEO
                             Brandt Paving, Inc. and
                             Brandt Excavating, Inc.
                                William J. Hoegel
                                 Sole Proprietor
                         William J. Hoegel & Associates
                                 Donald E. Hook
                                    Chairman
                            Pittsburgh Cut Flower Co.
                              James S. McKain, Jr.
                      Retired - Former Chairman & President
                          Barden McKain Ford, Inc. and
                     Jim McKain Car and Truck Leasing, Inc.
                                James H. Ritchie
                             Retired - Former Owner
                                Ingomar Pharmacy
                                John M. Seifarth
                          Senior Engineer - Consultant
                       Nichols & Slagle Engineering, Inc.
                                Robert C. Sinewe
                      President and Chief Executive Officer
                             WVS Financial Corp. and
                             West View Savings Bank
                                Margaret VonDerau
                       Senior Vice President and Secretary
                             WVS Financial Corp. and
                             West View Savings Bank

                               EXECUTIVE OFFICERS

                              James S. McKain, Jr.
                                    Chairman
                                Robert C. Sinewe
                                  President and
                             Chief Executive Officer
                                Margaret VonDerau
                            Senior Vice President and
                               Corporate Secretary
                                 David J. Bursic
                          Vice President, Treasurer and
                             Chief Financial Officer
                                Edward M. Wielgus
                               Vice President and
                              Chief Lending Officer


    The members of the Board of Directors serve in that capacity for both the
                         Company and the Savings Bank.

                         A Tradition of Quality Banking





                              WVS FINANCIAL CORP.