Form 10-K, Exhibit 13
period 1999-06-30
WVS FINANCIAL CORP
filed 1999-09-28
CIK 910679

W
                                       V
                                        S

                                   FINANCIAL
                                  -----------
                                  CORPORATION

                 THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK















                               1999 ANNUAL REPORT

                                TABLE OF CONTENTS
                                                                        Page
                                                                       Number
                                                                       ------

         Stockholders' Letter                                              1

         Selected Financial and Other Data                                 2

         Management's Discussion and Analysis                              4

         Report of Independent Auditors                                   21

         Consolidated Balance Sheets                                      22

         Consolidated Statements of Income                                23

         Consolidated Statements of Changes in Stockholders' Equity       24

         Consolidated Statements of Cash Flows                            25

         Notes to the Consolidated Financial Statements                   26

         Common Stock Market Price and Dividend Information               54

         Corporate Information

To Our Stockholders:

         Fiscal 1999 was a year of growth and record earnings for WVS Financial Corp. and West View Savings Bank. Consolidated assets grew over $51 million or 17.3% and totaled $348.4 million at June 30, 1999. Company net income increased $539 thousand or 15.4% and totaled a record $4.03 million for the year. The Company's Board of Directors and employees worked hard throughout the year to mitigate a less than favorable interest rate environment by increasing our marketing efforts to new and existing customers.

         During  fiscal  1999,  we  emphasized  the   origination  of  consumer,
commercial and small business loans in order to alleviate the impact of declining mortgage rates on our business. In addition to earning higher lending spreads, we were also able to gain additional deposit balances. On the deposit side of the business, total deposits grew by $3.3 million during fiscal 1999. We are particularly pleased with the growth in our core checking and savings accounts. These accounts, in our view, represent the basis for building a primary banking relationship with our customers on both the deposit and loan side of the business.

         Community bank stocks were adversely impacted during the past year primarily due to concerns over the Year 2000 computer issue and a flat interest rate environment. During fiscal 1999, the Company's Board of Directors evaluated a number of strategic options to enhance long-term shareholder value. Since our core business remains strong and we are confident in our growing franchise, the Board of Directors authorized a series of common stock repurchases in order to better manage our strong capital position. The goals of the stock repurchase program are: (1) to increase per share earnings by spreading net income over a reduced number of shares and (2) to increase return on average stockholders' equity. We were successful on both goals. During fiscal 1999, diluted earnings per share increased 19.4% to $1.17 per diluted share from $0.98 per diluted share in fiscal 1998. Return on average stockholders' equity increased sharply from 10.45% at the end of fiscal 1998 to 13.01% during fiscal 1999. We expect continued progress on both goals during fiscal 2000.

         A considerable amount of internal resources were devoted to concerns over the Year 2000 computer issue. West View Savings Bank outsources substantially all of its data processing operations. Beginning in fiscal 1998 we began to work diligently with our third party processors to identify mission critical systems to determine what programs needed to be changed. We are pleased to report that all mission critical customer software has been tested and retested. Accordingly, we expect no Year 2000 related problems for our customers. West View Savings Bank has been in business since 1908 and we pledge to continue meeting our customers' needs well into the next millennium.

         It is with a great deal of personal sadness that we note the passing away of two dedicated and seasoned directors-James S. McKain, Jr. and James H. Ritchie. Jim McKain was elected a director of West View Savings in 1960 and he served as our Chairman of the Board since 1984. Many of you may remember him as the owner of the Jim McKain Ford auto dealership in Wexford. Jim Ritchie was elected a director of West View Savings in 1977. Mr. Ritchie owned a pharmacy in Ingomar for over 22 years. Both men were active at West View Savings and in our communities. Their advice, humor, leadership and sound business judgment will be missed.

         William J. Hoegel was elected Chairman of the Board of Directors in May 1999. Bill has been a director of West View Savings since 1984 and previously served as Vice Chairman of the Board of Directors. Bill's community involvement, marketing background and demonstrated leadership will be invaluable resources to the Company's growth plans.

         On behalf of the Board of Directors and employees of West View Savings Bank, we would like to thank you for your ongoing interest in our Company. We are proud of our achievements during fiscal 1999 and we will continue to work hard to earn our customers' business every day.




/s/DAVID J. BURSIC                                         /s/WILLIAM J. HOEGEL
------------------                                         --------------------
DAVID J. BURSIC                                            WILLIAM J. HOEGEL
President and                                              Chairman of the Board
Chief Executive Officer

                                     FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                                              FINANCIAL AND OTHER DATA

                                                             As of or For the Year Ended June 30,
                                        --------------------------------------------------------------------------
                                            1999            1998            1997            1996            1995
                                        ----------      ----------      ----------      ----------      ----------
                                                                      (Dollars in Thousands)
---------------------------------
Selected Financial Data:
Total assets                            $  348,408      $  297,054      $  294,693      $  259,622      $  227,368
Net loans receivable                       170,327         157,737         158,134         149,011         133,343
Mortgage-backed securities                  72,380          46,314          37,490          42,118          22,655
Investment securities                       92,166          81,268          87,548          59,218          61,525
Real estate owned                              218             ---             ---             ---             ---
Savings deposit accounts                   171,114         167,670         170,879         170,843         168,786
FHLB advances                              116,900          88,857          77,857          38,000          14,984
Other borrowings                            25,820             889           6,784          10,652           4,047
Stockholders' equity                        27,938          32,978          32,889          34,038          33,809
Nonperforming assets and troubled
debt restructurings(1)                         765             603             274             980           1,959

Selected Operating Data:
Interest income                         $   22,999      $   22,146      $   21,125      $   18,317      $   15,612
Interest expense                            12,739          11,781          10,884           8,840           7,372
                                        ----------      ----------      ----------      ----------      ----------
Net interest income                         10,260          10,365          10,241           9,477           8,240
Provision for loan losses                      ---            (120)             60             150             211
                                        ----------      ----------      ----------      ----------      ----------
Net interest income after provision
for loan losses                             10,260          10,485          10,181           9,327           8,029
Non-interest income                            490             538             374             383             307
Non-interest expense                         4,285           5,422           5,666           4,067           4,894
                                        ----------      ----------      ----------      ----------      ----------
Income before income tax expense             6,465           5,601           4,889           5,643           3,442
Income tax expense                           2,434           2,109           1,930           2,066           1,652
                                        ----------      ----------      ----------      ----------      ----------
Net income                              $    4,031      $    3,492      $    2,959      $    3,577      $    1,790
                                        ==========      ==========      ==========      ==========      ==========

Per Share Information(2)(3):
Basic earnings                          $     1.18      $     1.01      $     0.88      $     1.07      $     0.54
Diluted earnings                        $     1.17      $     0.98      $     0.85      $     1.04      $     0.52
Dividends per share(4)                  $     0.63      $     1.50      $     1.50      $     1.03      $     0.21
Dividend payout ratio(4)                     53.39%         148.51%         170.45%          96.26%          38.89%
Book value per share at period end      $     8.81      $     9.12      $     9.41      $     9.80      $     9.73
Average shares outstanding:
     Basic                               3,405,662       3,470,479       3,369,796       3,347,363       3,331,086
     Diluted                             3,435,738       3,574,043       3,490,226       3,452,854       3,409,688

                                                              As of or For the Year Ended June 30,
                                               -----------------------------------------------------------------
                                                1999           1998           1997          1996           1995
                                               ------         ------         ------        ------         ------
                                                                     (Dollars in Thousands)
Selected Operating Ratios(5):
Average yield earned on interest-
  earning assets                                 7.32%          7.69%          7.69%         7.83%          7.33%
Average rate paid on interest-
  bearing liabilities                            4.70           4.78           4.78          4.58           4.19
Average interest rate spread(6)                  2.62           2.91           2.91          3.25           3.14
Net interest margin(6)                           3.27           3.60           3.73          4.05           3.87
Ratio of interest-earning assets to
  interest-bearing liabilities                 118.88         116.65         120.70        121.18         121.09
Non-interest expense as a percent of
  average assets                                 1.35           1.86           2.04          1.71           2.26
Return on average assets                         1.27           1.20           1.06          1.51           0.83
Return on average equity                        13.01          10.45           8.63         10.19           5.34
Ratio of average equity to average
  assets                                         9.76          11.48          12.33         14.81          15.48
Full-service offices at end of period            5              5              5             5              5

Asset Quality Ratios(5):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                             0.32%          0.38%          0.17%         0.66%          1.47%
Non-performing assets as a percent
  of total assets(1)                             0.22           0.20           0.09          0.15           0.45
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                                   0.22           0.20           0.09          0.38           0.86
Allowance for loan losses as a
  percent of total loans receivable              1.07           1.08           1.16          1.17           1.25
Allowance for loan losses as a
  percent of non-performing loans              336.75         308.46         733.21        520.95         178.43
Charge-offs to average loans
  receivable outstanding during the
  period                                         0.02           0.02           0.01          0.02           0.01

Capital Ratios(5):
Tier 1 risk-based capital ratio                 15.85%         20.90%         24.52%        27.19%         27.06%
Total risk-based capital ratio                  16.90          22.09          25.77         28.44          28.32
Tier 1 leverage capital ratio                    8.29          10.98          11.44         13.90          14.74

(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.
(2) All per share information for fiscal years ended June 30, 1997, 1996 and 1995 have been restated to reflect the two-for-one stock split of May 22, 1998.
(3) Dividends per share and dividend payout ratio includes special cash dividends of $0.95, $1.15, and $0.85 per share, paid during fiscal 1998, 1997 and 1996, respectively.
(4) Consolidated asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                       ----------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



WVS Financial Corp. ("WVS" or the "Company") is the parent holding company of West View Savings Bank ("West View" or the "Savings Bank"). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 1999.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Company's net income is also affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, and its non-interest expenses, such as compensation and employee benefits, income taxes, deposit insurance and occupancy costs.

The Company's strategy focuses on community-based lending, maintaining asset quality and generating consistent earnings growth. Specific strategic components include:

Commitment to Capital Management - The Company is committed to maximizing long-term shareholder value. Specific components of this strategy include: (1) the repurchase of 498,303 shares of Company common stock during fiscal 1999; (2) growing Company assets to increase net income; and (3) paying an above-average dividend yield of 4.17% on the Company's common stock during fiscal 1999.

Core Deposits - As of June 30, 1999, $77.2 million or 45.1% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $38.9 million or 50.4% of core deposits consisted of regular savings and club accounts. Checking account balances grew $2.8 million or 12.4% during fiscal 1999 and totaled $25.7 million or 33.3% of core deposits at June 30, 1999. The continued growth in checking account deposits was primarily due to increased marketing and promotional efforts by the Company to gain market share. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Consistent Earnings Growth - Net income has grown from $1.8 million in fiscal 1995 to $4.0 million in fiscal 1999. Diluted earnings per share have increased from $0.52 in fiscal 1995 to $1.17 in fiscal 1999; this equates to a compounded annual growth rate in diluted earnings per share of 22.7%.

Community-based Lending - West View has consistently focused its lending activities on generating loans in our market area. Typical loan offerings include home mortgages, construction loans, and consumer loans for home improvement, automobile loans and home equity loans. During fiscal 1999, West View also expanded its small business lending program to include term loans, business inventory loans and loans for business machinery.

Asset Quality - Largely reflecting a lending strategy that emphasizes local loan origination, West View has not had significant non-performing assets. For the fiscal years ended June 30, 1999, 1998 and 1997, the Company's ratios of non-performing assets and troubled debt restructurings to total assets were

0.16%, 0.20% and 0.09%, respectively. Total net recoveries for the past three fiscal years have aggregated $86 thousand.

Non-interest Expense Ratios - For the fiscal years ended June 30, 1999, 1998 and 1997, the Company's ratios of non-interest expense to average assets were 1.35%, 1.86% and 2.04%, respectively. Excluding unusual items relating to severance costs and the one-time SAIF recapitalization charge, the Company's ratios of non-interest expense to average assets were 1.35%, 1.68% and 1.63% for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.


CHANGES IN FINANCIAL CONDITION

                                           Condensed Balance Sheet
                                           -----------------------

                                             June 30,      June 30,               Change
                                                                        ------------------------
                                               1999          1998         Dollars     Percentage
                                               ----          ----         -------     ----------
                                                             (Dollars in thousands)
           Cash and interest-earning
           deposits                        $    1,893    $    2,506     $    (613)       (24.5%)

           Investment securities               98,361        85,943        12,418         14.4

           Mortgage-backed securities          72,380        46,314        26,066         56.3

           Net loans receivable               170,327       157,737        12,590          8.0

           Total assets                       348,408       297,054        51,354         17.3

           Deposits                           174,244       170,982         3,262          1.9

           FHLB and other borrowings          142,720        89,746        52,974         59.0

           Total liabilities                  320,470       264,076        56,394         21.4

           Total equity                        27,938        32,978        (5,040)       (15.5)


General. The $51.4 million or 17.3% growth in total assets was primarily comprised of a $26.1 million increase in mortgage-backed securities, a $12.6 million increase in net loans receivable, a $12.4 million increase in investment securities and Federal Home Loan Bank ("FHLB") stock.

The $56.4 million or 21.4% increase in total liabilities was primarily comprised of a $53.0 million increase in FHLB advances and other borrowings, and a $3.3 million increase in total deposits.

Total stockholders' equity decreased $5.1 million or 15.5% primarily due to the Company's ongoing commitment to manage its capital levels to further enhance stockholder value. The $5.1 million decrease in stockholders' equity was principally attributable to the repurchase of $7.6 million of the Company's own common stock, $2.2 million of cash dividends paid to stockholders, and a $188 thousand increase in unrealized securities losses, which were partially offset by $4.0 million of Company net income and an $863 thousand increase in capital attributable to stock option exercises, Employee Stock Ownership Plan ("ESOP") share releases and Recognition and Retention Plan ("RRP") equity contributions.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $613 thousand or 24.5% to $1.9 million at June 30, 1999 from $2.6 million at June 30, 1998. Decreases in these accounts are primarily due to a combination of new loan originations, customer withdrawals, investment purchases and repayments of borrowings. Increases in these accounts are usually the result of a combination of customer deposits, loan and investment repayments, and proceeds from borrowings.

Investments. The Company's overall investment portfolio increased $38.5 million or 29.1% to $170.8 million at June 30, 1999 from $132.3 million at June 30, 1998. Mortgage-backed securities increased $26.1 million or 56.3% to $72.4 million at June 30, 1999. These purchases were made in order to mitigate the principal calls on the Company's callable bond portfolio and to earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds. Investment securities increased $12.4 million or 14.4% to $98.4 million at June 30, 1999. These purchases were made as a part of the Company's investment growth program.

Net Loans Receivable. Net loans receivable increased $12.6 million or 8.0% to $170.3 million at June 30, 1999. The increase in loans receivable was principally the result of increased mortgage and commercial loan originations.

Deposits. Total deposits increased $3.3 million or 1.9% to $142.7 million at June 30, 1999. Interest-bearing and non-interest-bearing accounts, as well as time deposits increased during the year.

Borrowed Funds. Borrowed funds increased $52.9 million or 58.9% to $142.7 million at June 30, 1999. The increase is principally the result of funding the Company's investment growth program. FHLB advances increased $28.0 million or 31.5% to $116.9 million at June 30, 1999 and other short-term borrowings increased $24.9 million or 2,766.7% to $25.8 million at June 30, 1999.

Stockholders' Equity. Total stockholders' equity decreased $5.1 million or 15.5% to $27.9 million at June 30, 1999. The decrease was principally the result of the repurchase of $7.6 million of the Company's common stock, $2.2 million of cash dividends paid to stockholders, and a $188 thousand increase in unrealized securities losses, which were partially offset by $4.0 million of Company net income and an $863 thousand increase in capital attributable to stock option exercises, ESOP share releases and RRP equity contributions.

RESULTS OF OPERATIONS

                                      Condensed Statements of Income
                                      ------------------------------

                              June 30,                 June 30,                   June 30,
                               1999        Change        1998          Change       1997
                             -------      -------      --------      -------      -------
                                                   (Dollars in thousands)
Interest income               $22,999      $   853      $ 22,146      $ 1,021      $21,125
                                               3.9%                       4.8%

Interest expense              $12,739      $   958      $ 11,781      $   897      $10,884
                                               8.1%                       8.3%

Net interest income           $10,260      $  (105)     $ 10,365      $   124      $10,241
                                             (1.0%)                       1.2%

Provision for loan losses     $     0      $   120      $   (120)     $  (180)     $    60
                                             100.0%                    (300.0%)

Non-interest income           $   490      $   (48)     $    538      $   164      $   374
                                              (8.9%)                     43.9%

Non-interest expense          $ 4,285      $(1,137)     $  5,422      $  (244)     $ 5,666
                                            (21.0%)                      (4.3%)

Income tax expense            $ 2,434      $   325      $  2,109      $   179      $ 1,930
                                              15.4%                       9.3%

Net income                    $ 4,031      $   539      $  3,492      $   533      $ 2,959
                                              15.4%                      18.0%

General. WVS reported net income of $4.0 million, $3.5 million and $3.0 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The $539 thousand or 15.4% increase in net income during fiscal 1999 was primarily the result of a $1.1 million decrease in non-interest expense, which was partially offset by the absence of $120 thousand reduction in the provision for loan losses due to the payoff of a commercial loan participation in fiscal 1998, a $105 thousand decrease in net interest income, a $48 thousand decrease in non-interest income and a $325 thousand increase in income tax expense. Earnings per share totaled $1.18 (basic) and $1.17 (diluted) for fiscal 1999 as compared to $1.01 (basic) and $0.98 (diluted) for fiscal 1998. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 1999.

Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following average balance sheet table sets forth at and for the periods indicated, information on the Company regarding: (1) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (2) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (3) net interest income; (4) interest rate spread;
(5) net interest-earning assets (interest-bearing liabilities); (6) the net yield earned on interest-earning assets; and (7) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                              For the Years Ended June 30,
                            At June 30,  -------------------------------------------------------------------------------------------
                                1999                 1999                          1998                             1997
                            -----------  -----------------------------   -----------------------------  ----------------------------
                             Period End  Average             Average     Average             Average    Average             Average
                             Rate/Cost   Balance   Interest Yield/Rate   Balance  Interest  Yield/Rate  Balance  Interest Yield/Rate
                             ---------   -------   -------- ----------   -------  --------  ----------  -------  -------- ----------
                                                                    (Dollars in Thousands)
Interest-earning assets:
     Net loans receivable(1)    7.62%   $158,651    $12,850    8.10%    $163,046    $13,191    8.09%    $153,726   $12,440     8.09%
     Mortgage-backed
         securities             6.63      66,685      4,280    6.42       40,066      2,715    6.78       39,451     2,724     6.90
     Investments                6.95      87,116      5,792    6.65       82,877      6,167    7.44       79,128     5,881     7.43
     Interest-bearing
     deposits                   5.35       1,995         77    3.86        1,842         73    3.96        2,335        80     3.43
                                        --------    -------             --------    -------             --------   -------
     Total interest-earning
         assets                 7.21%    314,447     22,999    7.32%     287,831     22,146    7.69%     274,640    21,125     7.69%
                                ====               --------    ====                 -------    ====                -------     ====
     Non-interest-earning
         assets                            3,324                           3,143                           3,331
                                        --------                        --------                        --------
           Total assets                 $317,771                        $290,974                        $277,971
                                        ========                        ========                        ========

Interest-bearing
liabilities:
     Interest-bearing
     deposits and escrows       3.64%   $161,189     $6,537    4.27%    $161,855     $6,943    4.29%    $165,017    $7,086     4.29%
     Borrowings                 5.38     113,338      6,202    5.47       84,887      4,838    5.70       62,522     3,798     6.07
                                        --------    -------             --------    -------             --------   -------
     Total interest-bearing
         liabilities            4.43%    274,527     12,739    4.70%     246,742     11,781    4.78%     227,539    10,884     4.78%
                                ====                 ------    ====                 -------    ====                 ------     ====
     Non-interest-bearing
         accounts                          8,306                           7,073                           6,459
                                        --------                        --------                        --------
     Total interest-bearing
         liabilities and
         non-interest-bearing
         accounts                        282,833                         253,815                         233,998
     Non-interest-bearing
         liabilities                       3,934                           3,747                           9,686
                                        --------                        --------                        --------
           Total liabilities             286,767                         257,562                         243,684
Retained income                           31,004                          33,412                          34,287
                                        --------                        --------                        --------
Total liabilities and
    retained income                     $317,771                        $290,974                        $277,971
                                        ========                        ========                        ========
Net interest income                                 $10,260                         $10,365                        $10,241
                                                    =======                         =======                        =======
Interest rate spread            2.78%                          2.62%                           2.91%                           2.91%
                              ======                         ======                          ======                          ======
Net yield on interest-
    earning assets(2)           3.00%                          3.27%                           3.60%                           3.73%
                              ======                         ======                          ======                          ======
Ratio of interest-earning
    assets to interest-
    bearing liabilities       111.38%                        118.88%                         116.65%                         120.70%
                              ======                         ======                          ======                          ======

 (1)Includes non-accrual loans.
 (2)Net interest income divided by interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                     Year Ended June 30,
                                          --------------------------------------------------------------------------
                                                     1999 vs. 1998                         1998 vs. 1997
                                          ----------------------------------    ------------------------------------
                                           Increase (Decrease)                    Increase (Decrease)
                                                   Due to           Total                Due to              Total
                                           ------------------     Increase        -------------------      Increase
                                            Volume       Rate    (Decrease)        Volume       Rate      (Decrease)
                                            ------       ----    ----------        ------       ----      ----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
     Net loans receivable                  $ (357)    $    16      $ (341)        $  751     $     0       $  751
     Mortgage-backed securities             1,716        (151)      1,565             39         (48)          (9)
     Investments                              302        (677)       (375)           278           8          286
     Interest-bearing deposits                  6          (2)          4            (18)         11           (7)
                                           ------     -------      ------         ------     -------       ------
           Total interest-earning assets    1,667        (814)        853          1,050         (29)       1,021
Interest-bearing liabilities:
     Interest-bearing deposits and
        escrows                               (86)       (320)       (406)          (212)         69         (143)
     Other borrowings                       1,566        (202)      1,364          1,283        (243)       1,040
                                           ------     -------      ------         ------     -------       ------
           Total interest-bearing
           liabilities                      1,480        (522)        958          1,071        (174)         897
                                           ------     -------      ------         ------     -------       ------
Increase (decrease) in net interest
   income                                  $  187      $ (292)     $ (105)       $  (21)       $  145      $  124
                                           ======      ======      ======        ======        ======      ======

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Interest Income. Total interest income increased by $853 thousand or 3.9% during fiscal 1999 and increased by $1.0 million or 4.8% during fiscal 1998. The increase in fiscal 1999 was primarily a result of a $1.6 million and a $119 thousand increase in interest on mortgage-backed securities and FHLB stock, respectively, which were partially offset by a $494 thousand and a $341 thousand decrease in interest on investment securities and loans, respectively.

Interest income on net loans receivable decreased $341 thousand or 2.6% during fiscal 1999 and increased $751 thousand or 6.0% during fiscal 1998. The decrease in fiscal 1999 was attributable to a $4.4 million decrease in the average balance of net loans outstanding and a 1 basis point increase in the weighted average yield on the Company's loan portfolio. The increase in fiscal 1998 was attributable to a $9.3 million increase in the average balance of net loans outstanding while maintaining a constant weighted average yield on the Company's loan portfolio.

Interest income on investment securities and FHLB stock decreased $375 thousand or 6.1% during fiscal 1999 and increased $286 thousand or 4.9% during fiscal 1998. The decrease in fiscal 1999 was primarily attributable to a decrease of 79 basis points in the weighted average yield on the Company's investment securities which was partially offset by a $4.2 million increase in the average balance of investment securities primarily due to increased purchases of callable government agency securities. The increase in fiscal 1998 was attributable to a $3.7 million increase in the average balance of investment securities outstanding, while maintaining a constant weighted average yield earned on the Company's investment securities portfolio.

Interest income on mortgage-backed securities increased $1.6 million or 57.6% during fiscal 1999 and decreased $9 thousand or 0.3% during fiscal 1998. The increase during fiscal 1999 was attributable to an increase in the average outstanding balance of mortgage-backed securities of $26.6 million, partially offset by a decrease in the weighted average interest rate yield of 36 basis points. During fiscal 1999, the Company increased its purchases of mortgage-backed securities in order to mitigate the principal calls on the Company's callable bond portfolio and to earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds. The increase in fiscal 1998 was attributable to a $615 thousand increase in the average balance of mortgage-backed securities outstanding, partially offset by a 12 basis point decrease in the weighted average interest rate yield.

Interest Expense. Total interest expense increased $958 thousand or 8.1% during fiscal 1999 and increased by $897 thousand or 8.2% during fiscal 1998. The increase during fiscal 1999 is attributable to an increase of $1.4 million of interest expense on borrowings partially offset by a $406 thousand decrease of interest expense on deposits.

Interest expense on borrowings increased $1.4 million or 28.2% during fiscal 1999 and increased $1.0 million or 27.4% during fiscal 1998. The increases for both fiscal 1999 and 1998 were primarily attributable to increases in the average balance of borrowings outstanding totaling $28.5 million and $22.3 million, respectively. In order to better match investment opportunities and resources and enhance its net interest income, the Company continues to utilize short- and intermediate-term borrowings to fund purchases of interest-earning assets and other commitments.

Interest expense on interest-bearing deposits and escrows decreased $406 thousand or 5.9% in fiscal 1999 and decreased $143 thousand or 2.0% in fiscal 1998. The decrease in fiscal 1999 was primarily attributable to a $10.7 million decrease in the average balance of interest-bearing deposits and escrows outstanding and a decrease of 26 basis points in the weighted average rate paid on the Company's deposits. The decrease in fiscal 1998 was principally attributable to a $3.2 million decrease in the average balance of interest-bearing deposits and escrows outstanding, which was slightly offset by an increase of 4 basis points in the weighted average rate paid on the Company's deposits.

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

The Company did not record a provision for loan losses for fiscal 1999 primarily due to adequate current loan loss reserves. The Company decreased the provision by $120 thousand in fiscal 1998 primarily due to a recovery of previously established loan loss reserves attributable to the payoff of a commercial loan participation. The provision for fiscal 1997 was primarily due to increases in the Company's general allowance for losses on loans.

Non-interest Income. Total non-interest income decreased by $48 thousand or 8.9% in fiscal 1999 and increased by $164 thousand or 43.9% in fiscal 1998. The decrease in fiscal 1999 was primarily due to the absence of a $133 thousand gain on the sale of an office building in fiscal 1998 partially offset by a $30 thousand increase in service charges on deposits and a $36 thousand net gain on sale of investments. The increase in non-interest income for fiscal year 1998 was primarily attributable to service charges applied to a larger number of transaction accounts opened during fiscal 1998 which was partially offset by the absence of a $30 thousand gain from the sale of securities in 1997.

Non-interest Expense. Total non-interest expense decreased $1.1 million or 21.0% and $244 thousand or 4.3% during fiscal 1999 and 1998, respectively. The decrease in fiscal 1999 was principally attributable to a $1.1 million decrease in salaries and employee benefits and a $57 thousand decrease in other non-interest expenses. The decrease in salaries and employee benefits during fiscal 1999 was primarily due to the absence of a $533 thousand non-recurring charge related to the resignation of the Company's former Chief Executive Officer in fiscal 1998, $430 thousand of reductions in discretionary ESOP contributions and lower RRP expenses and a $63 thousand decrease in employee compensation expense. The decrease in fiscal 1998 was primarily attributable to a $1.2 million decrease in deposit insurance premiums, which was partially offset by an $893 thousand increase in employee salaries and benefits, principally the $533 thousand one-time expense as discussed above.

Income Taxes. Income taxes increased $325 thousand or 15.4% during fiscal 1999 and increased $179 thousand or 9.3% during fiscal 1998. The increases in fiscal 1999 and 1998 were primarily attributable to increases in taxable income. The Company's effective tax rate was 37.7% at June 30, 1999 and 1998, and 39.4% at June 30, 1997.


ASSET AND LIABILITY MANAGEMENT

The  Company   continued  a  strategy  designed  to  reduce  the  interest  rate sensitivity of its financial assets to its financial liabilities. The primary elements of this strategy include:

     1) expanding the Company's investment growth program in order to enhance net interest income;
     2) maintaining the Company's level of short-term liquid investments by funding loan commitments and purchasing longer-term investment securities;
     3) emphasizing the retention of lower-cost savings accounts and other core deposits; and
     4) pricing the Company's certificates of deposit and loan products nearer to the market average rate as opposed to the upper range of market offered rates.

The Company has continued its investment growth program, originally initiated in the third quarter of fiscal 1994, throughout fiscal 1999 in order to realize additional net interest income. Under this strategy, a longer-term callable or non-callable investment security, or mortgage-backed security, is purchased and funded through the use of short-term non-deposit liabilities, such as FHLB advances and short-term borrowings. With this strategy, the Company increases its net interest income, but also faces the risk, during periods of rising market interest rates, that it may experience a decline in net interest income if the rate paid on its various borrowings rises above the rate earned on the investment security purchased. In order to mitigate this exposure, the Board has placed certain restrictions on the investment growth program, including:

     1) the average outstanding daily balance of total borrowings, computed quarterly, may not exceed $165.0 million;
     2) suitable investments shall be restricted to those meeting the credit quality criteria outlined in the Company's investment policy;
     3)   each  security   purchased   shall   initially   yield  a  minimum  of
          seventy-five basis points above the incremental rate paid on short-term borrowings, at the time of purchase; and
     4) the Company's total borrowed funds position may not exceed $175.0 million.

In most cases, the initial yield spread earned on investment security purchases exceeded approximately one hundred to two hundred and eighty basis points.

During the fiscal year ended June 30, 1999, the Company increased its mortgage-backed securities holdings by $26.1 million. At June 30, 1999 the Company held $72.4 million of mortgage-backed securities with an approximate yield of 6.6%. The mortgage-backed securities purchases were made in order to mitigate the principal calls on the Company's callable bond portfolio and earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds. In order to mitigate risks associated with a general rise in market interest rates, approximately $16.4 million or 22.7% of the Company's mortgage-backed securities portfolio were floating rate securities with a weighted average yield of 6.2%.

The Company has continued to purchase callable bonds in order to capture additional net interest income. Callable bonds generally provide investors with higher rates of return than noncallable bonds because the issuer has the option to redeem the bonds before maturity. During a period of declining interest rates, the Company would be exposed to the risk that the investment will be redeemed prior to its final stated maturity. In order to mitigate this risk, the Company has funded a significant portion of its purchases of callable bonds with short-term borrowings. Approximately $83.5 million of callable agency bonds with an estimated weighted average rate of 7.22% were called during the fiscal year ended June 30, 1999. During the fiscal year ended June 30, 1999, the Company purchased approximately $123.7 million of callable bonds with an approximate weighted average yield to call and maturity of 6.81% and 7.09%, respectively.

During the fiscal year ended June 30, 1999, the Company borrowed approximately $125.2 million in various borrowings from the FHLB with a weighted average rate of 5.08% and incurred $130.3 million in other borrowings with a weighted average rate of 5.03%. During the twelve months ended June 30, 1999, the Company repaid $97.2 million of FHLB advances and $105.2 million of other borrowings. Due to a decline in market interest rates during most of fiscal 1999, the Company lengthened the maturity structure of its incremental borrowings to lock in lower cost, longer-term liability funding.

The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans, primarily on residential properties, to partially increase its loan asset sensitivity. Due to relatively low fifteen and thirty year mortgage yields, the Company intends to emphasize higher yielding commercial real estate, home equity and small business loans to existing customers and seasoned prospective customers.

As of June 30, 1999, the implementation of these asset and liability management initiatives resulted in the following:

     1) an aggregate of $49.2 million or 28.9% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months;
     2) $16.4 million or 22.7% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were secured by floating rate securities;
     3) $1.2 million or 1.3% of the Company's investment securities portfolio had scheduled maturities of one year or less; and
     4) $89.5 million or 97.4% of the Company's investment securities portfolio was comprised of callable bonds.


The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the "interest rate sensitivity" of the assets and liabilities and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within a given time period. A gap is considered positive (negative) when the amount of rate sensitive assets (liabilities) exceeds the amount of rate sensitive liabilities (assets). During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income. The Company's one year cumulative interest rate sensitivity gap is estimated at a negative 8.9% of total assets at June 30, 1999, as compared to a negative 24.6% at June 30, 1998, in each instance, based on certain assumptions by management with respect to the repricing of certain assets and liabilities. At June 30, 1999, the Company's interest-earning assets maturing or repricing within one year totaled $99.7 million while the Company's interest-bearing liabilities maturing or repricing within one year totaled $130.8 million, providing a deficiency of interest-earning assets over interest-bearing liabilities of $31.1 million. At June 30, 1999, the percentage of the Company's assets to liabilities maturing or repricing within one year was 76.3%.

The following table sets forth certain information at the dates indicated relating to the Company's interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                                                   June 30,
                                                             ---------------------------------------------------
                                                               1999                  1998                 1997
                                                             --------              --------             --------
                                                                           (Dollars in Thousands)
 Interest-earning assets maturing or
   repricing within one year(1)                              $ 99,729              $107,186             $103,161
Interest-bearing liabilities maturing or
   repricing within one year(2)                               130,788               180,318              142,265
                                                             --------              --------             --------

Interest sensitivity gap                                     $(31,059)             $(73,132)            $(39,104)
                                                             ========              ========             ========

Interest sensitivity gap as a percentage of
   total assets                                                  (8.9)%               (24.6)%              (13.3)%
Ratio of assets to liabilities
   maturing or repricing within one year                         76.3%                 59.4%                72.5 %

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

The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1999, based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable.

                                                                       More Than        More Than
                                      Within           Six to          One Year           Three            Over
                                       Six             Twelve          to Three         Years to           Five
                                      Months           Months            Years         Five Years          Years           Total
                                    -----------      -----------      -----------      -----------      -----------     -----------
Interest-earning assets:
  Loans receivable (1)(2)(3)(4)     $    35,408      $    20,804      $    43,532      $    23,251      $    49,991     $   172,986
  Mortgage-backed securities             23,389            5,498           11,331            7,437           24,794          72,449
  Investments(5)                         13,481              ---              ---              ---           84,858          98,339
  Interest-bearing deposits               1,148              ---              ---              ---              ---           1,148
                                    -----------      -----------      -----------      -----------      -----------     -----------
       Total                             73,426           26,302           54,863           30,688          159,643         344,922
                                    -----------      -----------      -----------      -----------      -----------     -----------
Interest-bearing liabilities:
  Interest-bearing deposits
    and escrows(6)(7)(8)                 48,367           43,201           39,722           19,265           23,689         174,244
  Borrowings                             33,820            5,400           56,500              ---           47,000         142,720
                                    -----------      -----------      -----------      -----------      -----------     -----------
       Total                             82,187           48,601           96,222           19,265           70,689         316,964
                                    -----------      -----------      -----------      -----------      -----------     -----------
Interest sensitivity gap                 (8,761)         (22,299)         (41,359)          11,423           88,954
                                    -----------      -----------      -----------      -----------      -----------
Cumulative interest sensitivity
    gap                                  (8,761)         (31,060)         (72,419)         (60,996)          27,958
                                    -----------      -----------      -----------      -----------      -----------
Ratio of  cumulative gap to
    total assets                           (2.5)%           (8.9)%          (20.8)%          (17.5)%            8.0%
                                    -----------      -----------      -----------      -----------      -----------

---------------------
(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes annual amortization and prepayment rate at 30% for adjustable rate loans, and 11% to 41% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.
(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.
(4)  Consumer loans assumes amortization and prepayment rate of 13%.
(5) Totals include the Company's investment in Federal Home Loan Bank stock. Amounts adjusted to reflect called investment securities totaling approximately $5,000.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in US dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.

Interest rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization's quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

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

An institution may use several techniques to minimize interest rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the monitoring of the Company's asset/liability gap, which was discussed in detail under "Asset and Liability Management" commencing on page 12.

An institution could also manage interest rate risk by selling existing assets, repaying certain liabilities or matching repricing periods for new assets and liabilities (for example, by shortening terms of new loans or investments). A large portion of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, FHLB advances and wholesale borrowings have become increasingly important sources of liquidity for the Company. Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates. Prepayments of assets carrying higher rates reduce the Company's interest income and overall asset yields.

An institution might also invest in more complex financial instruments intended to hedge, or otherwise change the interest rate risk of existing assets, liabilities, or anticipated transactions. Interest rate swaps, futures contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest rate changes, they require management expertise to be effective. The Company has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments in the near future.

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of June 30, 1999 based on the information and assumptions in the notes. The Company's assumptions are based on statistical data provided by a federal regulatory agency in the Company's market area, and are believed to be reasonable. The Company had no derivative financial instruments or trading portfolio as of June 30, 1999. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding. With respect to the Company's adjustable rate instruments, expected maturity date values were measured by adjusting the instrument's contractual maturity date for expectations of prepayments. Substantially all of the Company's investment securities portfolio is comprised of callable government agency securities. From a risk management perspective, the Company believes that repricing dates, as opposed to expected maturity dates, may be a more relevant metric in analyzing the value of such instruments. Company borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

                                                      EXPECTED MATURITY DATE -
                                                     FISCAL YEAR ENDED JUNE 30,
                                     -------------------------------------------------------       There-                    Fair
                                       2000        2001        2002        2003        2004        after       Total         value
                                     -------     -------     -------     -------     -------      -------     --------     --------
ON-BALANCE SHEET FINANCIAL
INSTRUMENTS
Interest-earning assets:
  Loans receivable (1)(2)(3)(4)
    Fixed rate                       $29,065     $18,221     $13,709     $12,347     $ 9,783      $48,819     $131,944     $132,713
      Average interest rate            7.83%       7.61%       7.54%       7.56%       7.51%        7.43%

    Adjustable rate                   14,636       6,869       5,352       4,210       3,342        6,086       40,495       40,862
      Average interest rate(5)         6.76%       6.23%       6.19%       6.14%       6.10%        6.12%
  Mortgage-backed securities
    Fixed rate                            55         ---          80       1,622         ---       54,290       56,047       54,615
      Average interest rate            6.42%       0.00%       8.00%       6.02%       0.00%        6.78%

    Adjustable rate                      ---         ---         ---         ---         ---       16,402       16,402       16,825
      Average interest rate(6)         0.00%       0.00%       0.00%       0.00%       0.00%        6.20%

  Investments(7)                       5,906         ---         ---         ---         ---       92,433       98,339       95,447
      Average interest rate            5.88%       0.00%       0.00%       0.00%       0.00%        7.02%

  Interest-bearing deposits            1,148         ---         ---         ---         ---          ---        1,148        1,148
      Average interest rate            5.35%       0.00%       0.00%       0.00%       0.00%        0.00%
                                     -------     -------     -------     -------     -------      -------     --------     --------
        Total                        $50,810     $25,090     $19,141     $18,179     $13,125     $218,030     $344,375     $341,610

Interest-bearing liabilities:
  Interest-bearing deposits
   and escrows(8)(9)(10)             $91,568     $19,861     $19,861     $ 9,632     $ 9,632     $ 23,690     $174,244     $174,190
      Average interest rate            4.06%       3.44%       3.44%       3.63%       3.63%        2.17%

  Borrowings                          39,220      28,250      28,250         ---         ---       47,000      142,720      141,849
      Average interest rate            5.22%       5.72%       5.72%        0.00%       0.00%        5.10%
                                     -------     -------     -------     -------     -------      -------     --------     --------
        Total                       $130,788     $48,111     $48,111     $ 9,632     $ 9,632     $ 70,690     $316,964     $316,039

----------------------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes annual amortization and prepayment rate at 30% for adjustable rate loans, and 11% to 41% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.
(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.
(4)  Consumer loans assumes amortization and prepayment rate of 13%.
(5) Substantially all of the Company's adjustable rate loans reprice on an annual basis based upon changes in the one- year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors.
(6) Substantially all of the Company's adjustable rate mortgage-backed securities reprice on a monthly basis based upon changes in the one month LIBOR index with various lifetime caps and floors.
(7) Totals include the Company's investment in Federal Home Loan Bank stock. Amounts adjusted to reflect called investment securities totaling approximately $5,000.
(8) For regular savings accounts, assumes an annual decay rate of 17% for three years or less, 16% for more than three through five years and 14% for more than five years.
(9) For NOW accounts, assumes an annual decay rate of 37% for one year or less, 32% for more than one though three years and 17% for more than three years.
(10) For money market deposit accounts, assumes an annual decay rate of 79% for one year or less and 31% for more than one year.

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 1999.


                            Anticipated Transactions
                            ------------------------

              Undisbursed construction and
              land development loans
                   Fixed rate                        $ 5,919
                                                        7.64%

                   Adjustable rate                   $10,408
                                                        8.77%

               Undisbursed lines of credit
                   Adjustable rate                   $10,067
                                                        7.79%

               Loan origination commitments
                   Fixed rate                        $ 3,192
                                                        7.54%

                   Adjustable rate                   $   293
                                                        7.15%

               Letters of credit
                   Adjustable rate                   $    20
                                                       10.75%

                Unfunded security commitments
                   Fixed rate                        $10,220
                                                        7.72%
                                                     -------
                                                     $40,119
                                                     =======

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $613 thousand during fiscal 1999 primarily due to $51.7 million of net cash used for investing activities. This decrease was partially offset by a $46.7 million net increase in cash provided by financing activities and $4.4 million of cash provided by operating activities.

Funds provided by operating activities totaled $4.4 million during fiscal 1999 as compared to $5.1 million during fiscal 1998. Net cash provided by operating activities was primarily comprised of $4.0 million of net income.

Funds used for investing activities totaled $51.7 million during fiscal 1999 as compared to $2.2 million during fiscal 1998. Primary uses of funds during fiscal 1999 include $195.8 in purchases of investment and mortgage-backed securities and a $13.1 million increase in net loans receivable, which were partially offset by $157.9 million in proceeds from maturities and repayments on
investment  and   mortgage-backed   securities.

Funds provided by financing activities totaled $46.7 million for fiscal 1999 as compared to $2.9 million used for financing activities in fiscal 1998. Primary sources of funds for fiscal 1999 were a $52.9 million increase in FHLB and other borrowings used to fund loan commitments and investment security purchases and a $3.1 million increase in deposits, which were partially offset by $7.6 million in common stock repurchases and $2.2 million of cash dividends paid. During fiscal 1999, the Company purchased 498,303 shares of common stock for approximately $7.6 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 1999, the total approved loan commitments outstanding amounted to $3.5 million. At the same date, commitments under unused letters and lines of credit amounted to $10.0 million and the unadvanced portion of construction loans approximated $16.3 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1999, totaled $61.9 million. Management believes that a significant portion of maturing deposits will remain with the Company.

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

On July 27, 1999, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 19, 1999 to shareholders of record at the close of business on August 9, 1999. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 1999, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier 1 and total risk-based capital equal to $28.0 million or 15.9% and $29.8 million or 16.9%, respectively, of total risk-weighted assets, and Tier 1 leverage capital of $28.0 million or 8.3% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets increased $162 thousand or 26.9% to $765 thousand, or 0.2% of total assets, at June 30, 1999. The increase was primarily the result of the acquisition of $218 thousand of real estate owned which was partially offset by a $56 thousand decrease in non-accrual loans.

YEAR 2000 COMPLIANCE

The Company outsources substantially all of its data processing requirements and it is to a large extent dependent upon vendor cooperation for systems used in its day-to-day business. The Company, in conjunction with its vendors, is testing its computer systems and requiring representations from its vendors that the products provided are or will be year 2000 compliant. The Company has developed a plan of action to help ensure that its operational and financial systems will not be adversely affected by year 2000 software/hardware failures due to processing errors arising from calculations using the year 2000 date. Substantially all hardware and software products were compliant at December 31, 1998. In the unlikely event that the systems tested do not, in fact, operate properly when the year 2000 does arrive, all customer accounts, deposits and loans as well as accounting systems will be maintained manually to ensure business continuation while systems are being corrected. The Company has not and does not expect to incur material expenditures to address the year 2000 issue. Based upon current estimates, the Company does not expect to incur more than $75 thousand (pre-tax) in year 2000 remediation expenses. Any year 2000 compliance failures, which are currently unknown, could result in additional expenses or business disruption to the Company.


FORWARD LOOKING STATEMENTS

When used in this Annual Report, or, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward looking statements to reflect events or circumstances after the date of statements or to reflect the occurrence of anticipated or unanticipated events.

[SNODGRASS LETTERHEAD]



                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheets of WVS Financial Corp. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.


/s/S.R. Snodgrass, A.C.
-----------------------
S.R. Snodgrass, A.C.


Wexford, PA
July 30, 1999

                                  WVS FINANCIAL CORP.
                              CONSOLIDATED BALANCE SHEETS
                                    (In thousands)

                                                                         June 30,
                                                                    1999         1998
                                                                ----------     ----------
ASSETS
Cash and due from banks                                         $     745      $     699
Interest-earning demand deposits                                    1,148          1,807
Investment securities available for sale (amortized
 cost of $1,380 and $17,481) (Note 4)                               1,402         17,519
Investment securities held to maturity (market value
 of $87,850 and $63,996) (Note 4)                                  90,764         63,749
Mortgage-backed securities available for sale
 (amortized cost of $9,342 and $18,842) (Note 5)                    9,273         19,041
Mortgage-backed securities held to maturity
 (market value of $62,167 and $27,777) (Note 5)                    63,107         27,273
Net loans receivable (allowance for loan losses of $1,842
 and $1,860) (Note 6)                                             170,327        157,737
Accrued interest receivable                                         3,105          2,414
Federal Home Loan Bank stock, at cost                               6,195          4,675
Premises and equipment                                              1,154          1,179
Deferred taxes and other assets                                     1,188            961
                                                                ---------      ---------

TOTAL ASSETS                                                    $ 348,408      $ 297,054
                                                                 =========      =========
LIABILITIES
Deposits (Note 11)                                              $ 174,244      $ 170,982
Federal Home Loan Bank advances (Note 12)                         116,900         88,857
Other borrowings (Note 13)                                         25,820            889
Accrued interest payable                                            1,929          1,874
Other liabilities                                                   1,577          1,474
                                                                ---------      ---------
TOTAL LIABILITIES                                                 320,470        264,076
                                                                 ---------      ---------
STOCKHOLDERS' EQUITY (Notes 15 and 16)
Preferred stock, no par value; 5,000,000 shares authorized;
 none outstanding                                                       -              -
Common stock, par value $.01; 10,000,000 shares authorized;
 3,668,060 and 3,617,120 shares issued                                 37             36
Additional paid-in capital                                         19,062         18,386
Treasury stock (498,303 shares at cost)                            (7,596)             -
Retained earnings - substantially restricted                       17,024         15,143
Accumulated other comprehensive income (loss)                         (31)           157
Unallocated shares - Employee Stock Ownership Plan                   (232)          (312)
Unallocated shares - Recognition and Retention Plans                 (326)          (432)
                                                                ---------      ---------
TOTAL STOCKHOLDERS' EQUITY                                         27,938         32,978
                                                                ---------      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 348,408      $ 297,054
                                                                =========      =========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                   Year Ended June 30,
                                          1999            1998           1997
                                       ----------     ----------     ----------
INTEREST AND DIVIDEND INCOME
Loans                                  $   12,850     $   13,191     $   12,440
Investment securities                       5,414          5,908          5,696
Mortgage-backed securities                  4,280          2,715          2,724
Interest-earning demand deposits               77             73             80
Federal Home Loan Bank stock                  378            259            185
                                       ----------     ----------     ----------
Total interest and dividend income         22,999         22,146         21,125
                                       ----------     ----------     ----------

INTEREST EXPENSE
Deposits (Note 11)                          6,537          6,943          7,086
Borrowings                                  6,202          4,838          3,798
                                       ----------     ----------     ----------
Total interest expense                     12,739         11,781         10,884
                                       ----------     ----------     ----------

NET INTEREST INCOME                        10,260         10,365         10,241
Provision for loan losses (Note 7)              -           (120)            60
                                       ----------     ----------     ----------
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                            10,260         10,485         10,181
                                       ----------     ----------     ----------

NONINTEREST INCOME
Service charges on deposits                   264            234            203
Investment securities gains, net               36              -             30
Other                                         190            304            141
                                       ----------     ----------     ----------
Total noninterest income                      490            538            374
                                       ----------     ----------     ----------

NONINTEREST EXPENSE
Salaries and employee benefits              2,803          3,855          2,962
Occupancy and equipment                       362            399            416
Deposit insurance premium (Note 21)           101            107          1,294
Data processing                               175            169            171
Correspondent bank charges                    127            118            113
Other                                         717            774            710
                                       ----------     ----------     ----------
Total noninterest expense                   4,285          5,422          5,666
                                       ----------     ----------     ----------

Income before income taxes                  6,465          5,601          4,889

Income taxes (Note 18)                      2,434          2,109          1,930
                                       ----------     ----------     ----------

NET INCOME                             $    4,031       $  3,492       $  2,959
                                       ==========       ========       ========

EARNINGS PER SHARE:
Basic                                  $     1.18       $   1.01       $   0.88
Diluted                                      1.17           0.98           0.85

AVERAGE SHARES OUTSTANDING:
Basic                                   3,405,662      3,470,479      3,369,796
Diluted                                 3,435,738      3,574,043      3,490,226



See accompanying notes to the consolidated financial statements.

                                                         WVS FINANCIAL CORP.
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                (In thousands, except per share data)
                                                                                                                        Retained
                                                               Additional               Unallocated      Unallocated    Earnings-
                                                Common           Paid-in     Treasury   Shares Held      Shares Held   Substantially
                                                 Stock           Capital       Stock      by ESOP          by RRP       Restricted
                                               --------       -----------     --------    -------        --------        ---------
Balance, June 30, 1996                         $     17       $    16,947     $   -       $  (584)        $  (835)       $  18,861

Comprehensive income:
    Net income                                                                                                               2,959
    Unrealized gain on available
          for sale securities
    Reclassification adjustment for
          realized gains included in
          net income, net of tax                                                                                         ---------
    Total comprehensive income                                                                                               2,959

Release of earned ESOP shares                                         184                     131
Accrued compensation expense for RRPs                                                                         204
Exercise of stock options                                             105
Cash dividends declared ($1.50 per share)                                                                                   (4,920)
                                               --------       -----------     --------    -------        --------        ---------
Balance, June 30, 1997                               17            17,236        -           (453)           (631)          16,900

Comprehensive income:
    Net income                                                                                                               3,492
    Unrealized gain on available
          for sale securities
                                                                                                                         ---------
    Total comprehensive income                                                                                               3,492

Release of earned ESOP shares                                         360                     141
Accrued compensation expense for RRPs                                                                         199
Exercise of stock options                             1               635
Tax benefit from stock grants issued
    under RRPs                                                        173
Two-for-one stock split                              18               (18)
Cash dividends declared ($1.50 per share)                                                                                   (5,249)
                                               --------       -----------     --------    -------        --------        ---------

Balance, June 30, 1998                               36            18,386        -           (312)           (432)          15,143

Comprehensive income:
    Net income                                                                                                               4,031
    Unrealized loss on available
          for sale securities
    Reclassification adjustment for
          realized gains included in
          net income, net of tax                                                                                         ---------
    Total comprehensive income                                                                                               4,031

Release of earned ESOP shares                                         165                      80
Accrued compensation expense for RRPs                                                                         106
Exercise of stock options                             1               253
Tax benefit from exercise of stock options                            257
Tax benefit from stock grants issued
    under RRPs                                                          1
Purchase of treasury stock                                                      (7,596)
Cash dividends declared ($0.63 per share)                                                                                   (2,150)
                                               --------       -----------     --------    -------        --------        ---------

Balance, June 30, 1999                         $     37       $    19,062     $ (7,596)   $  (232)       $   (326)       $  17,024
                                               ========       ===========     ========    =======        ========        =========

                                             Accumulated
                                                Other
                                            Comprehensive
                                             Income (Loss)         Total
                                             -------------         -----
Balance, June 30, 1996                         $   (368)      $    34,038

Comprehensive income:
    Net income                                                      2,959
    Unrealized gain on available
          for sale securities                       168               168
    Reclassification adjustment for
          realized gains included in
          net income, net of tax                     20                20
                                               --------       -----------
    Total comprehensive income                      188             3,147
Release of earned ESOP shares                                         315
Accrued compensation expense for RRPs                                 204
Exercise of stock options                                             105
Cash dividends declared ($1.50 per share)                          (4,920)
                                               --------       -----------
Balance, June 30, 1997                             (180)           32,889

Comprehensive income:
    Net income                                                      3,492
    Unrealized gain on available
          for sale securities                       337               337
                                               --------       -----------
    Total comprehensive income                      337             3,829
Release of earned ESOP shares                                         501
Accrued compensation expense for RRPs                                 199
Exercise of stock options                                             636
Tax benefit from stock grants issued
    under RRPs                                                        173
Two-for-one stock split                                                 -
Cash dividends declared ($1.50 per share)                          (5,249)
                                               --------       -----------

Balance, June 30, 1998                              157            32,978

Comprehensive income:
    Net income                                                      4,031
    Unrealized loss on available
          for sale securities                      (212)             (212)
    Reclassification adjustment for
          realized gains included in
          net income, net of tax                     24                24
                                               --------       -----------
    Total comprehensive income                     (188)            3,843
Release of earned ESOP shares                                         245
Accrued compensation expense for RRPs                                 106
Exercise of stock options                                             254
Tax benefit from exercise of stock options                            257
Tax benefit from stock grants issued
    under RRPs                                                          1
Purchase of treasury stock                                         (7,596)
Cash dividends declared ($0.63 per share)                          (2,150)
                                               --------       -----------

Balance June 30, 1999                          $    (31)      $    27,938
                                               ========       ===========

See accompanying notes to the consolidated financial statements.


                                       WVS FINANCIAL CORP.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (In thousands)

                                                                   Year Ended June 30,
                                                           1999            1998           1997
                                                         ---------      ---------      --------
OPERATING ACTIVITIES
Net income                                               $   4,031      $   3,492      $  2,959
Adjustments to reconcile net income to net cash
  provided by operating activities:
Provision for loan losses                                        -           (120)           60
Depreciation and amortization, net                             116            126           134
Amortization of discounts, premiums, and
  deferred loan fees                                            96            (32)          111
Amortization of ESOP and RRP deferred
  compensation                                                 350            899           519
Investment securities gains, net                               (36)             -           (30)
Deferred income taxes                                           87           (202)          (52)
Decrease (increase) in accrued interest receivable            (691)           396          (436)
Increase in accrued interest payable                            56            106           343
Other, net                                                     363            445            71
                                                         ---------      ---------      --------
Net cash provided by operating activities                    4,372          5,110         3,679
                                                         ---------      ---------      --------

INVESTING ACTIVITIES
Available for sale:
Purchase of investment and mortgage-backed
  securities                                               (26,908)       (36,992)       (1,508)
Proceeds from repayments of investment and
  mortgage-backed securities                                52,022         20,731         2,711
Proceeds from sale of investment and
  mortgage-backed securities                                   905          2,192         1,678
Held to maturity:
Purchase of investment and mortgage-backed
  securities                                              (168,868)       (99,744)      (75,006)
Proceeds from repayments of investment and
  mortgage-backed securities                               105,881        112,017        48,856
Net increase in net loans receivable                       (13,139)        (2,602)       (9,476)
Proceeds from sale of real estate owned                          -              -            73
Proceeds from sale of loans                                      -          2,914             -
Increase in Federal Home Loan Bank stock                    (1,520)          (748)       (2,027)
Acquisition of premises and equipment                          (91)            (8)         (105)
Other, net                                                     (11)             -             -
                                                         ---------      ---------      --------
Net cash used for investing activities                     (51,729)        (2,240)      (34,804)
                                                         ---------      ---------      --------

FINANCING ACTIVITIES
Net increase (decrease) in deposits                          3,261         (3,427)         (205)
Net increase in Federal Home Loan Bank advances             28,043         11,000        39,857
Net increase (decrease) in other borrowings                 24,931         (5,895)       (3,868)
Net proceeds from issuance of common stock                     255            636           105
Cash dividends paid                                         (2,150)        (5,249)       (4,920)
Purchase of treasury stock                                  (7,596)             -             -
                                                         ---------      ---------      --------
Net cash provided by (used for) financing activities        46,744         (2,935)       30,969
                                                         ---------      ---------      --------
Decrease in cash and cash equivalents                         (613)           (65)         (156)
CASH AND CASH EQUIVALENTS AT BEGINNING
OF YEAR                                                      2,506          2,571         2,727
                                                         ---------      ---------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $   1,893      $   2,506      $  2,571
                                                         =========      =========      ========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest                                                 $  12,683      $  11,675      $ 10,541
Taxes                                                        2,059          2,286         2,118

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

WVS Financial Corp. ("WVS" or the "Company") is a Pennsylvania-chartered unitary bank holding company which owns 100 percent of the common stock of West View Savings Bank ("West View" or the "Savings Bank"). The operating results of the Company depend primarily upon the operating results of the Savings Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

West View is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank's principal sources of revenue emanate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

The Company is supervised by the Board of Governors of the Federal Reserve System, while the Savings Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking.

Basis of Presentation
---------------------

The consolidated financial statements include the accounts of WVS and its wholly-owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform with generally accepted accounting principles. The Company's fiscal year-end for financial reporting is June 30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for that period. Actual results could differ significantly from those estimates.

Investment and Mortgage-backed Securities
-----------------------------------------

Investment securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management's ability. Debt and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other debt, equity, and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

(In thousands, except per share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loans Receivable
--------------------

Net  loans  receivable  are  reported  at  their  principal  amount,  net of the allowance for loan losses and deferred loan fees. Interest on mortgage, consumer, and commercial loans is recognized on the accrual method. The Company's general policy is to stop accruing interest on loans when, based upon relevant factors, the collection of principal or interest is doubtful, regardless of the contractual status. Interest received on nonaccrual loans is recorded as income or applied against principal according to management's judgment as to the collectibility of such principal.

Loan  origination  and  commitment   fees,  and  all  incremental   direct  loan
origination costs, are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential loan losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to the allowance. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses including the amounts and timing of future cash flows expected on impaired loans are particularly susceptible to significant change in the near term.

A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. All other loans, such as commercial business loans and loans secured by commercial real estate, are individually evaluated. Management considers an insignificant delay, which is defined as less than 90 days by the Company, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Real Estate Owned
-----------------

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

Premises and Equipment
----------------------

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

Income Taxes
------------

Deferred tax assets and liabilities are computed based on the difference between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income taxes or benefits are based on the changes in the deferred tax asset or liability from period to period.

The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which such items are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders, adjusted for the effects of any dilutive securities, by the weighted-average number of common shares outstanding, adjusted for the effects of any dilutive securities.

Comprehensive Income
--------------------

Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Consolidated Statements of Stockholders' Equity.

Cash Flow Information
---------------------

Cash and cash equivalents include cash and due from banks and interest-earning demand deposits.

Reclassification of Comparative Figures
---------------------------------------

Certain comparative amounts for prior years have been reclassified to conform to current year presentations. Such reclassifications did not effect net income.

(In thousands, except per share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held to maturity security from being designated as a hedged item; however, at the date of initial application of this statement, an entity is permitted to transfer any held to maturity security into the available for sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133." This Statement delayed the effective date of Statement No. 133 for one year, to fiscal years beginning after June 15, 2000. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of Statement No. 133.

The Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement requires that after the securitization of mortgage loans, an entity classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold these securities in accordance with Statement No. 115. This Statement applies to the first fiscal quarter beginning after December 31, 1998; however, early adoption is permitted as of the issue date of the Statement.

The Company does not believe the effect of the adoption of these accounting statements will be material.

(In thousands, except per share data)

2.     EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

                                               1999            1998             1997
                                            ----------      ----------      ----------
Weighted-average common shares
  outstanding                                3,662,402       3,548,088       3,477,126

Average treasury stock shares                 (201,716)              -               -

Average unearned ESOP shares                   (55,024)        (77,609)       (107,330)
                                            ----------      ----------      ----------

Weighted-average common shares and
  common stock equivalents used to
  calculate basic earnings per share         3,405,662       3,470,479       3,369,796

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                    30,076         103,564         120,430
                                            ----------      ----------      ----------

Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share    3,435,738       3,574,043       3,490,226
                                            ==========      ==========      ==========

There are no convertible securities which would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the consolidated statements of income is used.

3.         COMMON STOCK SPLIT

On April 28, 1998, the Board of Directors approved a two-for-one stock split. All references to the number of common shares and per share amounts for 1997 have been restated to reflect the stock split.

4.         INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:

                                                     1999
                              --------------------------------------------------
                                              Gross         Gross      Estimated
                              Amortized     Unrealized   Unrealized      Market
                                 Cost         Gains         Losses       Value
                              ---------     -----------  ----------    ---------
AVAILABLE FOR SALE
Equity securities               $1,380          $42         $(20)        $1,402
                                ======          ===         ====         ======

(In thousands, except per share data)


4.         INVESTMENT SECURITIES (Continued)

                                                                1999
                                      --------------------------------------------------------
                                                         Gross          Gross        Estimated
                                      Amortized      Unrealized      Unrealized        Market
                                        Cost             Gains          Losses         Value
                                      ---------      -----------     ----------      ---------
HELD TO MATURITY
U.S. Government agency securities       $   88,714     $    6         $  (2,871)     $  85,849
Obligations of states and political
subdivisions                                 2,050         --               (49)         2,001
                                        ----------     ------         ---------      ---------

Total                                   $   90,764     $    6         $  (2,920)     $  87,850
                                        ==========     ======         =========      =========



                                                                1998
                                      --------------------------------------------------------
                                                         Gross          Gross        Estimated
                                      Amortized      Unrealized      Unrealized        Market
                                        Cost             Gains          Losses         Value
                                      ---------      -----------     ----------      ---------
AVAILABLE FOR SALE
Corporate securities                    $  15,419      $    --         $     (3)     $  15,416
Equity securities                           2,062           86              (45)         2,103
                                        ---------      -------         ---------     ---------

Total                                   $  17,481      $    86         $    (48)     $  17,519
                                        =========      =======         =========     =========

                                                                1998
                                      --------------------------------------------------------
                                                         Gross          Gross        Estimated
                                      Amortized      Unrealized      Unrealized        Market
                                        Cost             Gains          Losses         Value
                                      ---------      -----------     ----------      ---------
HELD TO MATURITY
U.S. Government agency securities       $  63,749      $   262         $    (15)     $  63,996
                                        ---------      -------         --------      ---------

       Total                            $  63,749      $   262         $    (15)     $  63,996
                                        =========      =======         ========      =========

The amortized cost and estimated market values of debt securities at June 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                             Due in     Due after       Due after
                            one year    one through    five through     Due after
                             or less    five years      ten years       ten years     Total
                             -------    ----------      ---------       ---------     -----
HELD TO MATURITY
Amortized cost               $ 1,215       $   -          $ 8,685        $80,864     $90,764
Estimated market value         1,215           -            8,642         77,993      87,850

(In thousands, except per share data)


4.         INVESTMENT SECURITIES (Continued)

Proceeds from the sale of investment securities available for sale and the gross realized gains and losses for the year ended June 30, are as follows:

                                          1999             1998             1997
                                          ----           ------           ------
Proceeds                                  $905           $2,192           $1,678
Gross gains                                156                -               30
Gross losses                               120                -                -


Investment securities with carrying values of $28,224 and $2,000 and estimated market values of $29,104 and $2,003 at June 30, 1999 and 1998, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.         MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                              1999
                                                   --------------------------------------------------------
                                                                     Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized        Market
                                                      Cost           Gains          Losses          Value
                                                   ---------      -----------     ----------      ---------
AVAILABLE FOR SALE
Federal National Mortgage
Association certificates                             $6,632          $ 1            $ (114)        $ 6,519
Government National Mortgage
Association certificates                                766           14                 -             780
Federal Home Loan Mortgage
Corporation certificates                                214            4                 -             218
Collateralized mortgage obligations issued
     by agencies of the U.S. Government                 878           24                 -             902
Corporate collateralized mortgage obligations           852            2                 -             854
                                                     ------         ----            ------         -------

Total                                                $9,342         $ 45            $ (114)        $ 9,273
                                                     ======         ====            ======         =======

(In thousands, except per share data)


5.         MORTGAGE-BACKED SECURITIES(Continued)

                                                                              1999
                                                   --------------------------------------------------------
                                                                     Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized        Market
                                                      Cost           Gains          Losses          Value
                                                   ---------      -----------     ----------      ---------
HELD TO MATURITY
Federal National Mortgage
Association certificates                             $   103        $  4            $     -      $     107
Government National Mortgage
Association certificates                               1,107          10                 (8)         1,109
Federal Home Loan Mortgage
Corporation certificates                                 146          10                  -            156
Collateralized mortgage obligations issued
     by agencies of the U.S. Government               18,847         375               (130)        19,092
Corporate collateralized mortgage obligations         42,904          35             (1,236)        41,703
                                                    --------        ----            -------      ---------

Total                                               $ 63,107        $434            $(1,374)     $  62,167
                                                    ========        ====            =======      =========

                                                                              1998
                                                   --------------------------------------------------------
                                                                     Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized        Market
                                                      Cost           Gains          Losses          Value
                                                   ---------      -----------     ----------      ---------
AVAILABLE FOR SALE
Federal National Mortgage
Association certificates                             $ 9,178        $ 83            $     (6)    $  9,255
Government National Mortgage
Association certificates                               1,022          27                   -        1,049
Federal Home Loan Mortgage
Corporation certificates                                 308           6                   -          314
Collateralized mortgage obligations issued
     by agencies of the U.S. Government                8,334          89                   -        8,423
                                                    --------        ----            --------     --------
Total                                               $ 18,842        $205            $     (6)    $ 19,041
                                                    =========       ====            ========     =========

(In thousands, except per share data)


5.         MORTGAGE-BACKED SECURITIES(Continued)

                                                                              1998
                                                   --------------------------------------------------------
                                                                     Gross          Gross         Estimated
                                                   Amortized      Unrealized      Unrealized        Market
                                                      Cost           Gains          Losses          Value
                                                   ---------      -----------     ----------      ---------
HELD TO MATURITY
Federal National Mortgage
Association certificates                           $   151          $   8          $      -      $    159
Government National Mortgage
Association certificates                             1,156             15                 -         1,171
Federal Home Loan Mortgage
Corporation certificates                               246             19                 -           265
Collateralized mortgage obligations issued
     by agencies of the U.S. Government             25,001            437                (7)       25,431
Collateralized mortgage obligations backed
     by securities issued by U.S. Government
     agencies                                          719             32                 -           751
                                                  --------          -----          --------      --------
Total                                             $ 27,273          $ 511          $     (7)     $ 27,777
                                                  ========          =====          ========      ========

The amortized cost and estimated market values of mortgage-backed securities at June 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Due in           Due after             Due after
                                one year        one through         five through           Due after
                                or less         five years           ten years             ten years              Total
                             -----------       ------------          ---------          ------------          ------------
AVAILABLE FOR SALE
Amortized cost               $        55       $      1,670          $      66          $      7,551          $      9,342
Estimated market value                55              1,631                 71                 7,516                 9,273

HELD TO MATURITY
Amortized cost               $         -       $         32          $     140          $     62,935          $     63,107
Estimated market value                 -                 33                150                61,984                62,167

Mortgage-backed securities with a carrying value of $31,183 and an estimated market value of $32,216 at June 30, 1999, were pledged to secure borrowings with the Federal Home Loan Bank.

(In thousands, except per share data)


6.         NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

                                                            1999          1998
                                                          --------      --------
First mortgage loans:
1 - 4 family dwellings                                    $103,035      $104,849
Construction                                                23,810        17,779
Land acquisition and development                             7,646         7,233
Multi-family dwellings                                       5,925         4,012
Commercial                                                  27,826        20,291
                                                          --------      --------
                                                           168,242       154,164
                                                          --------      --------
Consumer loans:
Home equity                                                  5,727         7,801
Home equity lines of credit                                 10,740         5,812
Education loans                                                 11           591
Other                                                        2,153         2,336
                                                          --------      --------
                                                            18,631        16,540
                                                          --------      --------

Commercial loans                                             1,720           290
                                                          --------      --------

Obligations of state and political subdivisions                720           730
                                                          --------      --------

Less:
Undisbursed construction and land development               16,327        11,312
Net deferred loan fees                                         817           815
Allowance for loan losses                                    1,842         1,860
                                                          --------      --------
                                                            18,986        13,987
                                                          --------      --------

Net loans receivable                                      $170,327      $157,737
                                                          ========      ========


The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance at June 30, 1999 and 1998, is dependent upon the local economic conditions.

As of June 30, 1999, 1998, and 1997 there were no material impaired loans for disclosure purposes. Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30, are as follows:


                                                  1999         1998        1997
                                                  ----         ----         ----
Principal outstanding                             $546         $603         $274
                                                  ----         ----         ----
Interest income that would
  have been recognized                            $ 42         $ 64         $ 35
Interest income recognized                          41           44           20
                                                  ----         ----         ----

Interest income foregone                          $  1         $ 20         $ 15
                                                  ====         ====         ====


(In thousands, except per share data)


6.         NET LOANS RECEIVABLE(Continued)

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30, are as follows:

                                                     1999                1998
                                                   -------              -------
Balance, July 1                                    $ 1,664              $ 1,458
Additions                                              662                  335
Amounts collected                                     (768)                (129)
Other                                                 (732)                   -
                                                   -------              -------

Balance, June 30                                   $   826              $ 1,664
                                                   =======              =======


7.         ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:


                                               1999          1998          1997
                                              ------       -------        ------
Balance, July 1                               $1,860       $ 2,009        $1,964
Add:
Provision charged to operations                    -          (120)           60
Recoveries                                         2            10             3
Less loans charged off                            20            39            18
                                              ------       -------        ------

Balance, June 30                              $1,842       $ 1,860        $2,009
                                              ======       =======        ======


8.         ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:



                                                             1999          1998
                                                            ------        ------
Investment and mortgage-backed securities                   $2,082        $1,406
Loans receivable                                             1,023         1,008
                                                            ------        ------

Total                                                       $3,105        $2,414
                                                            ======        ======


9.         FEDERAL HOME LOAN BANK STOCK

The Savings Bank is a member of the Federal Home Loan Bank System. As a member, West View maintains an investment in the capital stock of the Federal Home Loan Bank ("FHLB") of Pittsburgh in an amount not less than one percent of its outstanding qualifying assets as defined by the FHLB or 1/20 of its outstanding FHLB borrowings, whichever is greater, as calculated throughout the year.

(In thousands, except per share data)

10.        PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                          1999            1998
                                                         ------          ------
Land and improvements                                     $  226          $  226
Buildings and improvements                                 1,937           1,923
Furniture, fixtures, and equipment                           970             915
                                                          ------          ------
                                                           3,133           3,064
Less accumulated depreciation                              1,979           1,885
                                                          ------          ------

Total                                                     $1,154          $1,179
                                                          ======          ======

Depreciation charged to operations was $116, $126, and $134, for the years ended June 30, 1999, 1998, and 1997, respectively.

During 1998, having satisfied the criteria defined in Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," a deferred gain on the sale of branch office property of $136 was recognized and included in other noninterest income on the consolidated statements of income.

11.        DEPOSITS

Deposit accounts are summarized as follows:

                                              1999                           1998
                                        --------------------          ---------------------
                                                  Percent of                     Percent of
                                        Amount    Portfolio           Amount     Portfolio
                                        ------    ---------           ------     ---------
Noninterest-earning checking           $  9,037         5.2%          $  7,528        4.4%
Interest-earning checking                16,668         9.6             15,347        9.0
Savings accounts                         38,923        22.3             37,966       22.2
Money market accounts                    12,610         7.2             13,259        7.8
Advance payments by borrowers
   for taxes and insurance                3,130         1.8              3,312        1.9
                                       --------       -----           --------      -----
                                         80,368        46.1             77,412       45.3
                                       --------       -----           --------      -----

Savings certificates:
5.00% or less                            38,906        22.3             12,819        7.5
5.01 - 6.00%                             47,611        27.3             66,527       38.9
6.01 - 7.00%                              4,991         2.9              7,812        4.6
7.01 or more                              2,368         1.4              6,412        3.7
                                       --------       -----           --------      -----
                                         93,876        53.9             93,570       54.7
                                       --------       -----           --------      -----

Total                                  $174,244       100.0%          $170,982      100.0%
                                       ========       =====           ========      =====


(In thousands, except per share data)

11.        DEPOSITS(Continued)


The maturities of savings certificates at June 30, 1999, are summarized as follows:

Within one year                                                          $60,771
Beyond one year but within two years                                      14,323
Beyond two years but within three years                                    7,674
Beyond three years                                                        11,108
                                                                         -------

Total                                                                    $93,876
                                                                         =======

Savings certificates with balances of $100 thousand or more amounted to $10,948 and $10,250 on June 30, 1999 and 1998. The Company does not have any brokered deposits.

Interest expense by deposit category for the years ended June 30, are as follows:

                                             1999           1998           1997
                                            ------         ------         ------
Checking accounts                           $  141         $  180         $  172
Savings accounts                               920            957            940
Money market accounts                          316            309            327
Savings certificates                         5,160          5,497          5,647
                                            ------         ------         ------

Total                                       $6,537         $6,943         $7,086
                                            ======         ======         ======

12.        FEDERAL HOME LOAN BANK ADVANCES

The following table presents information regarding FHLB term advances as of June 30:

                                                                     Weighted-                            Weighted-
         Maturing During                                               average                              average
        Fiscal Year Ended                                             Interest                             Interest
             June 30:                                1999               Rate             1998                Rate
             --------                                ----               ----             ----                ----
               2000                               $       -                -  %       $    6,357              5.16%
               2001                                       -                -               8,000              5.89
               2002                                  56,500             5.72              51,500              6.00
               2003                                       -                -                   -                 -
       2004 and thereafter                           47,000             5.11              23,000              5.05
                                                  ---------                           ----------

              Total                               $ 103,500                           $   88,857
                                                  =========                           ==========

(In thousands, except per share data)

12.        FEDERAL HOME LOAN BANK ADVANCES(Continued)


WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                          1999           1998
                                                        --------       --------
FHLB revolving and short-term advances:
Ending balance                                          $ 13,400       $      -
Average balance during the year                           13,303          3,523
Maximum month-end balance during the year                 28,550         13,355
Average interest rate during the year                       5.57%          5.72%
Weighted-average rate at year end                           5.58%             -


At June 30, 1999, WVS had an unused borrowing capacity of approximately $79,949.

Although no specific collateral is required to be pledged, Federal Home Loan Bank advances are secured by a blanket security agreement that includes the Company's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

13.        OTHER BORROWINGS

Other borrowings include Treasury, Tax, and Loan ("TT&L") demand notes and securities sold under agreements to repurchase with securities brokers. TT&L notes amounted to $749 and $889 at June 30, 1999 and 1998. Repurchase agreements amounted to $25,071 as of June 30, 1999. There were no outstanding repurchase agreements at June 30, 1998. The outstanding repurchase agreements generally mature within one to 92 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $25,812 at June 30, 1999, as collateral for the repurchase agreements as explained in Note 4. The following table presents information regarding other borrowings as of June 30:


                                                           1999           1998
                                                         --------       --------
Ending balance                                           $25,820        $     -
Average balance during the year                           12,473          5,616
Maximum month-end balance during the year                 25,820         11,195
Average interest rate during the year                       5.12%          5.69%
Weighted-average rate at year end                           5.16%             -

14.        COMMITMENTS AND CONTINGENT LIABILITIES

Loan commitments
----------------

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated balance sheet. Various loan commitments totaling $30,009 and $23,789 at June 30, 1999 and 1998, respectively, represent financial instruments with off-balance sheet risk.

Loan commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

(In thousands, except per share data)


14.        COMMITMENTS AND CONTINGENT LIABILITIES(Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of the undisbursed portion of construction and land development loans (Note 6), residential, commercial real estate, and consumer loan originations.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

Litigation

The Company is involved with various other legal actions arising in the ordinary course of business. Management believes the outcome of these matters will have no material effect on the consolidated operations or financial condition of WVS.

15.        REGULATORY CAPITAL

Federal regulations require the Company and Savings Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I Capital to Risk-weighted Assets and of Tier I Capital to Average Total Assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from well capitalized to critically undercapitalized. Should any institution fail to meet the requirements to be considered adequately capitalized, respectively, it would become subject to a series of increasingly restrictive regulatory actions.

As of June 30, 1999 and 1998, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier 1 Risk-based, and Tier 1 Leverage Capital Ratios must be at least ten percent, six percent, and five percent, respectively.

The Company and Savings Bank's actual capital ratios are presented in the following tables, which shows that both met all regulatory capital requirements.

(In thousands, except per share data)

15.        REGULATORY CAPITAL(Continued)

                                                            June 30, 1999
                                          ------------------------------------------------
                                          WVS Financial Corp.       West View Savings Bank
                                          -------------------       ----------------------
                                          Amount        Ratio        Amount         Ratio
                                          ------        -----        ------         -----
Total Capital
  (to Risk-weighted Assets)
-------------------------

Actual                                    $29,821        16.90%    $  28,594        16.28%
To Be Well Capitalized                     17,644        10.00        17,560        10.00
For Capital Adequacy Purposes              14,115         8.00        14,048         8.00

Tier I Capital
  (to Risk-weighted Assets)
-------------------------

Actual                                    $27,969        15.85%    $  26,747        15.23%
To Be Well Capitalized                     10,587         6.00        10,536         6.00
For Capital Adequacy Purposes               7,058         4.00         7,024         4.00

Tier I Capital
  (to Average Total Assets)
-------------------------

Actual                                    $27,969         8.29%    $  26,747         7.95%
To Be Well Capitalized                     16,876         5.00        16,814         5.00
For Capital Adequacy Purposes              13,501         4.00        13,451         4.00

                                                            June 30, 1998
                                          ------------------------------------------------
                                          WVS Financial Corp.       West View Savings Bank
                                          -------------------       ----------------------
                                          Amount        Ratio        Amount         Ratio
                                          ------        -----        ------         -----
Total Capital
  (to Risk-weighted Assets)
---------------------------

Actual                                    $34,681        22.10%     $29,665         19.40%
To Be Well Capitalized                     15,700        10.00       15,298         10.00
For Capital Adequacy Purposes              12,560         8.00       12,238          8.00

Tier I Capital
  (to Risk-weighted Assets)
---------------------------

Actual                                    $32,821        20.90%    $27,805          18.20%
To Be Well Capitalized                      9,420         6.00       9,179           6.00
For Capital Adequacy Purposes               6,280         4.00       6,119           4.00

Tier I Capital
  (to Average Total Assets)
---------------------------
Actual                                    $32,821        11.00%    $27,805           9.40%
To Be Well Capitalized                     14,941         5.00      14,712           5.00
For Capital Adequacy Purposes              11,952         4.00      11,770           4.00


(In thousands, except per share data)

16.        STOCK BENEFIT PLANS

Stock Option Plan
-----------------

The Company maintains a Stock Option Plan for the directors, officers, and employees. An aggregate of 347,258 shares of authorized but unissued common stock of WVS were reserved for future issuance under this plan. The stock options typically have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted shall at least equal the greater of par value or 85 percent of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital.

The following table presents information related to the outstanding options:

                                  Officers' and                        Weighted-
                                     Employees'       Directors'        average
                                       Stock           Stock           Exercise
                                      Options         Options            Price
                                      -------         -------            -----
Outstanding, June 30, 1997            147,400          78,400         $    5.15

Granted                                91,084           2,800             15.63
Exercised                             (71,960)        (50,600)             5.19
Forfeited                             (12,640)              -             15.63
                                      -------         -------

Outstanding, June 30, 1998            153,884          30,600         $    9.82

Granted                                     -           2,800             14.75
Exercised                             (50,940)              -              5.00
Forfeited                              (3,320)              -             15.63
                                      -------         -------

Outstanding, June 30, 1999             99,624          33,400         $   11.56
                                      =======         =======

Exercisable at year end                48,597          33,400
                                      =======         =======

Available for future grant             24,600           2,814
                                      =======         =======

At June 30, 1999, for officers and employees there were 99,624 options outstanding, of which 48,597 were exercisable at a weighted average exercise price of $13.05, and a weighted-average remaining contractual life of 7.27 years.

There were also 33,400 options outstanding for directors with exercise prices between $5.00 and $15.625, with a weighted average exercise price of $7.10, and a weighted-average remaining contractual life of 5.9 years. All of these options are exercisable.

(In thousands, except per share data)

16.        STOCK BENEFIT PLANS (Continued)

As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options granted under these plans consistent with Statement No. 123, pro forma net income and earnings per share would not have been materially different than that presented on the consolidated statements of income.

Retention and Recognition Plans ("RRP")
---------------------------------------

The Company also maintains an RRP for substantially all officers, employees and directors of the Company. The objective of the RRPs is to enable the Company to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage WVS and the Savings Bank. Officers and key employees of the Company who were selected by members of a Board-appointed committee are eligible to receive benefits under the RRPs. Non-employee directors of the Company are eligible to participate in the RRP for directors. WVS has appointed an independent fiduciary to serve as trustee for the RRP Trusts.

An aggregate of 300,000 shares of common stock of WVS were acquired at conversion for future issuance under these plans, of which 60,000 shares are subject to the RRP for directors and 240,000 shares are subject to the RRP for officers and key employees.

As of June 30, 1999, 126,880 RRP shares were available for future issuance. RRP costs are accrued to operations, and added back to stockholders' equity, over a four to ten-year vesting period.

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. An ESOP Trust was created, and acquired 161,000 shares of common stock in WVS's initial public offering, using proceeds of a loan obtained from WVS, which bears interest at one quarter point over the prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest and principal payments over a ten-year term.

The Savings Bank makes quarterly contributions to the Trust to allow the Trust to make the required loan payments to WVS. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to eligible employees. As shares are released from collateral, the Savings Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $310, $680, and $487 for the years ended June 30, 1999, 1998, and 1997, respectively.

(In thousands, except per share data)

16.        STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares at June 30:

                                              1999          1998          1997
                                          ---------      --------     ---------
Allocated shares                             98,574        70,398        45,208

Shares released for allocation               16,099        28,176        26,124

Shares distributed                          (10,391)            -          (934)

Unallocated shares                           46,325        62,424        90,600
                                          ---------      --------     ---------

Total ESOP shares                           150,607       160,998       160,998
                                          =========      ========     =========

Fair value of unreleased ESOP shares      $     701      $    999     $   1,246
                                          =========      ========     =========

During fiscal 1997, the ESOP purchased an additional 1,200 shares of WVS stock which is included in the allocated share balance as of June 30, 1997. The 1,200 shares were purchased using vested participant funds.

17.        DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan
-------------------

The Company maintains a non-contributory profit sharing plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the plan participants. In conjunction with the Plan, an integrated 401(k) employee savings plan was also implemented. Employees may contribute up to the maximum allowed by law. The Company may make matching contributions as approved at the discretion of the Board of Directors. The Company has made no matching contributions to date. The Company's contributions to the Plan, which were charged to expense, were $200, $200, and $172 for the years ended June 30, 1999, 1998, and 1997, respectively.

Directors' Deferred Compensation Plan
-------------------------------------

The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 1999, 1998, and 1997, 42,598, 41,598, and 40,798 shares respectively, were held by the Plan.

(In thousands, except per share data)

18.        INCOME TAXES

The provision for incomes taxes consits of:

                                         1999            1998             1997
                                        ------         -------          -------
Currently payable:
Federal                                 $2,035         $ 2,064          $ 1,747
State                                      312             247              235
                                        ------         -------          -------
                                         2,347           2,311            1,982
Deferred                                    87            (202)             (52)
                                        ------         -------          -------

Total                                   $2,434         $ 2,109          $ 1,930
                                        ======         =======          =======

The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                1999       1998
                                                                ----      ------
Deferred tax assets:
Allowance for loan losses                                       $639      $  646
Deferred origination fees, net                                     -          22
Net unrealized loss on securities available for sale              16           -
Deferred compensation                                            317         387
Other                                                             17          22
                                                                ----      ------
Total gross deferred tax assets                                  989       1,077
                                                                ----      ------

Deferred tax liabilities:
Bad debt reserve for tax reporting purposes                      279         353
Deferred origination fees, net                                    63           -
Net unrealized gain on securities available for sale               -          81
Other                                                             70          76
                                                                ----      ------
Total gross deferred tax liabilities                             412         510
                                                                ----      ------

Net deferred tax assets                                         $577      $  567
                                                                ====      ======

No valuation allowance was established at June 30, 1999 and 1998, in view of WVS's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

18.        INCOME TAXES(Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                           1999                  1998                     1997
                                    -------------------   ------------------      --------------------
                                                 % of                  % of                      % of
                                                Pretax                Pretax                    Pretax
                                    Amount      Income    Amount      Income      Amount        Income
                                    ------      ------    ------      ------      ------        ------
Provision at statutory rate          $2,198      34.0%     $1,904       34.0%     $1,662       34.0%
State income tax, net of federal
  tax benefit                           206       3.2         163        2.9         155        3.2
Other, net                               30       0.5          42        0.8         113        2.2
                                     ------      -----     ------       -----     ------       -----
Actual tax expense and
  effective rate                     $2,434     37.7%      $2,109       37.7%     $1,930       39.4%
                                     ======     ====       ======       ====      ======       ====

19.        REGULATORY MATTERS

Cash and Due from Banks
-----------------------

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 1999 and 1998, the Savings Bank had required reserves of $684 and $577, respectively. The required reserves are held in the form of vault cash and a noninterest-bearing depository balance maintained directly with the Federal Reserve.

Loans
-----

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

Dividend Restrictions
---------------------

The Savings Bank is subject to the Pennsylvania Banking Code which restricts the availability of surplus for dividend purposes. At June 30, 1999, surplus funds of $3,363 were not available for dividends.

20.        CONVERSION AND REORGANIZATION

In accordance with regulations at the time that the Savings Bank converted from a mutual savings bank to a stock savings bank, a portion of retained earnings was restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Savings Bank after the conversion, for a period of ten years from the date of the stock conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation of the Savings Bank, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

(In thousands, except per share data)

21.        SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

On September 30, 1996, the President signed into law legislation which included recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") by a one-time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Savings Bank amounted to $1,138, which is reflected in the consolidated statement of income for the year ended June 30, 1997.

22.        FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30, are as follows:

                                                   1999                       1998
                                           -----------------------   -----------------------
                                            Carrying      Fair        Carrying       Fair
                                             Amount       Value        Amount        Value
                                            --------     --------     --------     --------
Financial Assets
Cash, due from banks and interest-
  earning demand deposits                   $  1,893     $  1,893     $  2,506     $  2,506
Investment securities                         92,166       89,252       81,268       81,515
Mortgage-backed securities                    72,380       71,440       46,314       46,818
Net loans receivable                         170,327      173,575      157,737      168,150
Accrued interest receivable                    3,105        3,105        2,414        2,414
Federal Home Loan Bank stock                   6,195        6,195        4,675        4,675
                                            --------     --------     --------     --------

Total financial assets                      $346,066     $345,460     $294,914     $306,078
                                            ========     ========     ========     ========

Financial Liabilities
Deposits                                    $174,244     $174,190     $170,982     $171,194
FHLB advances                                116,900      116,029       88,857       88,071
Other borrowings                              25,820       25,820          889          889
Accrued interest payable                       1,929        1,929        1,874        1,874
                                            --------     --------     --------     --------

Total financial liabilities                 $318,893     $317,968     $262,602     $262,028
                                            ========     ========     ========     ========

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

(In thousands, except per share data)

22.        FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Cash,  Due  from  Banks,  Interest-earning  Demand  Deposits,  Accrued  Interest
--------------------------------------------------------------------------------
Receivable and Payable, and Other Borrowings
--------------------------------------------

The fair value approximates the current book value.

Investment Securities, Mortgage-backed Securities, and FHLB stock
-----------------------------------------------------------------

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

Net Loans Receivable and Deposits
---------------------------------

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

The estimated fair value for non-performing loans is the appraised value of the underlying collateral adjusted for estimated credit risk.

Demand, savings, and money market deposit accounts are reported at book value. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rate is estimated using average market rates for deposits with similar average terms.

FHLB Advances
-------------

The fair value of fixed rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate advances approximates their fair value.

(In thousands, except per share data)

22.        FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14 to these financial statements.

23.        PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:


                               CONDENSED BALANCE SHEET

                                                                    June 30,
                                                                1999         1998
                                                               -------     -------
ASSETS
Interest-earning deposits with subsidiary bank                 $   325     $   502
Investment securities available for sale                         1,141       4,264
Investment and mortgage-backed securities held to maturity          18         616
Investment in subsidiary bank                                   26,151      27,200
Loan receivable from ESOP                                          232         312
Accrued interest receivable and other assets                        77         101
                                                                -------     -------

TOTAL ASSETS                                                   $27,944     $32,995
                                                                =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                              $     6     $    17
Stockholders' equity                                            27,938      32,978
                                                                -------     -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $27,944     $32,995
                                                                =======     =======

(In thousands, except per share data)

23.        PARENT COMPANY(Continued)

                          CONDENSED STATEMENT OF INCOME


                                                          Year Ended June 30,
                                                     1999        1998        1997
                                                    -------     ------     -------
INCOME
Loans                                              $    24      $   33     $    47
Investment and mortgage-backed securities              124         442         627
Dividend from subsidiary                             5,000           -       3,500
Interest-earning deposits with subsidiary bank          31          31          16
Investment securities gains, net                        36           -           4
                                                    -------      ------     -------

Total income                                         5,215         506       4,194
                                                   -------      ------     -------


OTHER OPERATING EXPENSE                                 94         111          86
                                                   -------      ------     -------

Income before equity in undistributed
  earnings of subsidiary                             5,121         395       4,108
Equity in undistributed earnings of subsidiary      (1,059)      3,202        (913)
                                                    -------      ------     -------

Income before income taxes                           4,062       3,597       3,195
Income taxes                                            31         105         236
                                                   -------      ------     -------

NET INCOME                                         $ 4,031      $3,492     $ 2,959
                                                   =======      ======     =======


(In thousands, except per share data)

23.        PARENT COMPANY(Continued)

                             CONDENSED STATEMENT OF CASH FLOWS

                                                               Year Ended June 30,
                                                        1999          1998         1997
                                                       -------      --------      -------
OPERATING ACTIVITIES
Net income                                             $ 4,031      $  3,492      $ 2,959
Adjustments to reconcile net income to net cash
  provided by operating activities:
Undistributed net income of subsidiary                   1,059        (3,202)         913
Amortization of investment discounts and premiums          (21)         (120)          16
Amortization of ESOP and RRP deferred compensation         164           360          184
Investment securities gains, net                           (36)            -           (4)
Decrease in accrued interest receivable                      2            63            8
Other                                                      276           293         (130)
                                                       -------      --------      -------
Net cash provided by operating activities                5,475           886        3,946
                                                       -------      --------      -------
INVESTING ACTIVITIES
Available for sale:
Purchase of investment and
  mortgage-backed securities                            (2,972)      (12,735)      (1,258)
Proceeds from sale of investment securities                905             -           13
Proceeds from repayments of investment and
  mortgage-backed securities                             5,229         9,842            -
Held to maturity:
Purchases of investment and mortgage-backed
  securities                                                 -        (7,579)           -
Proceeds from repayments of investment and
  mortgage-backed securities                               596        14,156        2,021
ESOP loan repayments                                        81           141          111
                                                       -------      --------      -------
Net cash provided by investing activities                3,839         3,825          887
                                                       -------      --------      -------
FINANCING ACTIVITIES
Net proceeds from issuance of common stock                 255           636          105
Cash dividends paid                                     (2,150)       (5,249)      (4,920)
Purchases of treasury stock                             (7,596)            -            -
                                                       -------      --------      -------
Net cash used for financing activities                  (9,491)       (4,613)      (4,815)
                                                       -------      --------      -------

Increase (decrease) in cash and cash equivalents          (177)           98           18

CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD                                      502           404          386
                                                       -------      --------      -------

CASH AND CASH EQUIVALENTS END OF PERIOD                $   325      $    502       $  404
                                                       =======       ========      =======

(In thousands, except per share data)

24.        SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                            Three Months Ended
                                       -------------------------------------------------------------
                                        September       December            March           June
                                           1998            1998             1999            1999
                                       -----------     -----------      -----------     -----------

Total interest and dividend income     $     5,554     $     5,710      $     5,718     $     6,017
Total interest expense                       3,038           3,213            3,137           3,351
                                       -----------     -----------      -----------     -----------

Net interest income                          2,516           2,497            2,581           2,666
Provision for loan losses                        -               -               -               -
                                       -----------     -----------      -----------     -----------

Net interest income after
    provision for loan losses                2,516           2,497            2,581           2,666

Investment securities gains, net                 -              36                -               -
Total noninterest income                       102             126              109             117
Total noninterest expense                    1,061           1,113            1,039           1,072
                                       -----------     -----------      -----------     -----------

Income before income taxes                   1,557           1,546            1,651           1,711
Income taxes                                   607             563              644             620
                                       -----------     -----------      -----------     -----------

Net income                                     950     $       983      $     1,007     $     1,091
                                       ===========     ===========      ===========     ===========

Per share data:
Net income
    Basic                              $      0.26     $      0.28      $      0.30     $      0.34
    Diluted                                   0.26            0.28             0.30            0.33
Average shares outstanding
    Basic                                3,596,067       3,514,757        3,364,721       3,165,631
    Diluted                              3,627,719       3,545,577        3,394,679       3,193,476

(In thousands, except per share data)

24.        SELECTED QUARTERLY FINANCIAL DATA (unaudited)(Continued)

                                                            Three Months Ended
                                       -------------------------------------------------------------
                                        September       December            March           June
                                           1997            1997             1998            1998
                                       -----------     -----------      -----------     -----------

Total interest and dividend income     $     5,550     $     5,484      $     5,515     $     5,597
Total interest expense                       2,969           2,939            2,892           2,981
                                       -----------     -----------      -----------     -----------

Net interest income                          2,581           2,545            2,623           2,616
Provision for loan losses                        -            (120)               -               -
                                       -----------     -----------      -----------     -----------

Net interest income after
    provision for loan losses                2,581           2,665            2,623           2,616

Investment securities gains, net                 -               -                -               -
Total noninterest income                        90             106               98             244
Total noninterest expense                    1,126           1,316            1,276           1,704
                                       -----------     -----------      -----------     -----------

Income before income taxes                   1,545           1,455            1,445           1,156
Income taxes                                   610             459              571             469
                                       -----------     -----------      -----------     -----------

Net income                             $       935     $       996      $       874     $       687
                                       ===========     ===========      ===========     ===========

Per share data:
Net income
    Basic                              $      0.27     $      0.29      $      0.25     $      0.20
    Diluted                                   0.26            0.28             0.24            0.20
Average shares outstanding
    Basic                                3,407,641       3,418,340        3,513,627       3,551,460
    Diluted                              3,531,473       3,547,240        3,593,231       3,633,379

                                       53

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC". The bid and ask quotations for the common stock on September 9, 1999 were:

                              Bid                        Ask
                              ---                        ---
                              $15                      $15 3/8

The following table sets forth the high and low market prices, and cash dividends declared, for the periods indicated. All data has been adjusted for the two-for-one stock split paid on May 22, 1998.


                                            Market Price
                                      ------------------------       Cash Dividends
Quarter Ended                           High             Low             Declared
-------------                           ----             ---             --------
June 99                              $15 3/8          $14 7/8           $   0.16
March 99                              15 3/8           14 3/4               0.16
December 98                           15 1/2           14 5/8               0.16
September 98                          16 1/4           15 1/8               0.15

June 98                              $20 3/8          $16               $   0.15
March 98                              19 1/2           16 3/8               1.10(1)
December 97                           17 5/8           14 1/8               0.15
September 97                          14 5/8           12 5/8               0.10

---------------
(1) Includes special cash dividend of $0.95 per share paid during the quarter ended March 31, 1998.

There were eight Nasdaq Market Makers in the Company's common stock as of June 30, 1999: F. J. Morrissey & Co., Inc.; Legg Mason Wood Walker, Inc.; Sandler O'Neill & Partners; Herzog, Heine, Geduld, Inc.; Ryan, Beck & Co., Inc.; Parker/Hunter, Inc.; Tucker Anthony, Inc.; and Spear, Leeds & Kellogg.

According to the records of the Company's transfer agent, there were approximately 1014 shareholders of record at September 9, 1999. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company's financial condition, statutory and regulatory restrictions, general economic condition and other factors.

                               WVS FINANCIAL CORP.
                              CORPORATE INFORMATION
                  --------------------------------------------
                                CORPORATE OFFICES
                  WVS FINANCIAL CORP. o WEST VIEW SAVINGS BANK
                     9001 Perry Highway Pittsburgh, PA 15237
                                  412-364-1911

                                  COMMON STOCK
         The common stock of WVS Financial Corp. is traded on The Nasdaq
                     Stock MarketSM under the symbol "WVFC".

                           TRANSFER AGENT & REGISTRAR
                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016
                                 1-800-368-5948

                               INVESTOR RELATIONS
                               Janet L. Campisino
                                  412-364-1911

                                     COUNSEL
                                Bruggeman & Linn

                                 SPECIAL COUNSEL
                      Elias, Matz, Tiernan & Herrick L.L.P.

                             WEST VIEW SAVINGS BANK
                               9001 Perry Highway
                              Pittsburgh, PA 15237
                                  412-364-1911

                                WEST VIEW OFFICE
                                456 Perry Highway
                                  412-931-2171

                                CRANBERRY OFFICE
                               20531 Perry Highway
                            412-931-6080/724-776-3480

                              FRANKLIN PARK OFFICE
                             2566 Brandt School Road
                                  724-935-7100

                                 BELLEVUE OFFICE
                               572 Lincoln Avenue
                                  412-761-5595

                              SHERWOOD OAKS OFFICE
                              Serving Sherwood Oaks
                                 Cranberry Twp.

                                LENDING DIVISION
                             2566 Brandt School Road
                                  724-935-7400

                               BOARD OF DIRECTORS

                                David L. Aeberli
                                    President
                       McDonald-Aeberli Funeral Home, Inc.

                                Arthur H. Brandt
                  President and CEO Brandt Excavating, Inc. and
                       Retired - Former President and CEO
                               Brandt Paving, Inc.

                                William J. Hoegel
                                 Sole Proprietor
                         William J. Hoegel & Associates

                                 Donald E. Hook
                                    Chairman
                            Pittsburgh Cut Flower Co.

                                John M. Seifarth
                          Senior Engineer - Consultant
                       Nichols & Slagle Engineering, Inc.

                                 David J. Bursic
                      President and Chief Executive Officer
                             WVS Financial Corp. and
                             West View Savings Bank

                                Margaret VonDerau
                 Senior Vice President, Treasurer and Secretary
                             WVS Financial Corp. and
                             West View Savings Bank

                               EXECUTIVE OFFICERS

                                William J. Hoegel
                                    Chairman

                                 David J. Bursic
                                  President and
                             Chief Executive Officer

                                Margaret VonDerau
                      Senior Vice President, Treasurer and
                               Corporate Secretary

                                Edward M. Wielgus
                            Senior Vice President and
                              Chief Lending Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.