Form 10-K405, Exhibit 13
period 2000-06-30
WVS FINANCIAL CORP
filed 2000-09-28
CIK 910679

W
     V
      S

FINANCIAL
---------
   CORP.


THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK



                                 ANNUAL REPORT




                                                                            2000

                                TABLE OF CONTENTS

                                                                         Page
                                                                        Number

         Stockholders' Letter                                              1

         Selected Financial and Other Data                                 2

         Management's Discussion and Analysis                              4

         Report of Independent Auditors                                    21

         Consolidated Balance Sheets                                       22

         Consolidated Statements of Income                                 23

         Consolidated Statements of Changes in Stockholders' Equity        24

         Consolidated Statements of Cash Flows                             25

         Notes to the Consolidated Financial Statements                    26

         Common Stock Market Price and Dividend Information                52

         Corporate Information

To Our Stockholders:

During fiscal 2000, WVS Financial Corp. and West View Savings Bank continued to post record operating results. Diluted earnings per share increased 25.6% from $1.17 in fiscal 1999 to $1.47 in fiscal 2000. Return on average equity has steadily increased over the past two years, from 10.45% in fiscal 1998, 13.01% in fiscal 1999, to 16.27% in fiscal 2000. Total assets grew by $61.2 million or 17.6% during fiscal 2000 and totaled $409.6 million on June 30, 2000.

We continued to build upon our core deposit base, particularly our checking accounts. In our view, checking accounts represent the foundation upon which other account relationships can be offered. During fiscal 2000, we took two additional steps to add value to our checking accounts: (1) we introduced the VISA Check Card and (2) we helped to form the Freedom ATM Alliance. Our VISA
Check Card allows customers the convenience of paying for purchases anywhere VISA is accepted without the hassle of writing a check or the need to carry large amounts of cash. The Freedom ATM Alliance allows our customers access to over 250 ATMs with no surcharges.

From time to time we are asked questions about bank stock pricing. Community banks and thrifts have been severely hurt by outflows in financial services mutual funds over the past two years as institutional investors have been forced to sell off positions to cover redemptions. During the past two years, investors have put their money into technology funds, as evidenced by the dramatic upswing in technology fund inflows throughout 1999 and the first half of 2000. The Federal Reserve Board's six increases in the federal funds rate have also limited investor interest in the banking sector.

We feel that these setbacks to the entire banking sector are starting to reverse themselves. Since the beginning of August 2000, financial services funds have seen a net inflow of money - the first time money has entered these funds since November 1998. Also, with the economy appearing to be slowing, future interest rate hikes by the Federal Reserve may be limited.

In light of the Company's record earnings, attractive dividend yield and strong return on equity we believe that our shares are a good value in today's marketplace. During fiscal 2000, the Company's Board of Directors authorized the Fourth Stock Repurchase Program. With this Program we intend to purchase up to 200,000 shares of Company common stock. To date, approximately 100,000 shares have been purchased under the Fourth Program and we believe that these purchases will continue to confirm our ongoing commitment to actively manage our capital and to enhance long-term stockholder value.

On behalf of the Board of Directors and employees, we would like to thank you for your ongoing interest in the Company, and in many cases, your continued patronage of West View Savings Bank. Our Bank is a full service bank. We offer a variety of business, consumer and mortgage loans to meet all of your needs. Please continue to recommend West View Savings Bank to your family, friends and neighbors.

/S/DAVID J. BURSIC                                  /S/WILLIAM J. HOEGEL
------------------                                  --------------------
DAVID J. BURSIC                                     WILLIAM J. HOEGEL
President and                                       Chairman of the Board
Chief Executive Officer

                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

                            FINANCIAL AND OTHER DATA

                                                                 As of or For the Year Ended June 30,
                                              ---------------------------------------------------------------------------
                                                  2000           1999            1998           1997           1996
                                              -------------- -------------- --------------- -------------- --------------
                                                                        (Dollars in Thousands)
Selected Financial Data:
Total assets                                       $409,618       $348,408        $297,054       $294,693       $259,622
Net loans receivable                                183,295        170,327         157,737        158,134        149,011
Mortgage-backed securities                           73,673         72,380          46,314         37,490         42,118
Investment securities                               137,502         92,166          81,268         87,548         59,218
Savings deposit accounts                            169,508        171,114         167,670        170,879        170,843
FHLB advances                                       104,500        116,900          88,857         77,857         38,000
Other borrowings                                    101,025         25,820             889          6,784         10,652
Stockholders' equity                                 26,911         27,938          32,978         32,889         34,038
Nonperforming assets and troubled
  debt restructurings(1)                              4,050            765             603            274            980

Selected Operating Data:
Interest income                                    $ 27,952       $ 22,999        $ 22,146       $ 21,125       $ 18,317
Interest expense                                     16,933         12,739          11,781         10,884          8,840
                                                   --------       --------        --------       --------       --------
Net interest income                                  11,019         10,260          10,365         10,241          9,477
Provision for loan losses                               150            ---           (120)             60            150
                                                   --------       --------        --------       --------       --------
Net interest income after provision
  for loan losses                                    10,869         10,260          10,485         10,181          9,327
Non-interest income                                     605            490             538            374            383
Non-interest expense                                  4,626          4,285           5,422          5,666          4,067
                                                   --------       --------        --------       --------       --------
Income before income tax expense                      6,848          6,465           5,601          4,889          5,643
Income tax expense                                    2,469          2,434           2,109          1,930          2,066
                                                   --------       --------        --------       --------       --------

Net income                                         $  4,379       $  4,031        $  3,492       $  2,959       $  3,577
                                                   ========       ========        ========       ========       ========

Per Share Information(2):
Basic earnings                                   $     1.48     $     1.18      $     1.01      $     0.88     $     1.07
Diluted earnings                                 $     1.47     $     1.17      $     0.98      $     0.85     $     1.04
Dividends per share(3)                           $     0.64     $     0.63      $     1.50      $     1.50     $     1.03
Dividend payout ratio(3)                              43.24%         53.39%         148.51%         170.45%         96.26%
Book value per share at period end               $     9.35     $     8.81      $     9.12      $     9.41     $     9.80
Average shares outstanding:
      Basic                                       2,953,720      3,405,662       3,470,479       3,369,796      3,347,363
      Diluted                                     2,977,089      3,435,738       3,574,043       3,490,226      3,452,854

                                                               As of or For the Year Ended June 30,
                                              ------------------------------------------------------------------------
                                                  2000          1999           1998           1997           1996
                                                  ----          ----           ----           ----           ----
                                                                      (Dollars in Thousands)
Selected Operating Ratios(4):
Average yield earned on interest-
  earning assets                                   7.34%         7.32%          7.69%          7.69%          7.83%
Average rate paid on interest-
  bearing liabilities                              4.91          4.70           4.78           4.78           4.58
Average interest rate spread(5)                    2.43          2.62           2.91           2.91           3.25
Net interest margin(5)                             2.89          3.27           3.60           3.73           4.05
Ratio of interest-earning assets to
  interest-bearing liabilities                   110.57        114.54         116.65         120.70         121.18
Non-interest expense as a percent of
  average assets                                   1.20          1.35           1.86           2.04           1.71
Return on average assets                           1.14          1.27           1.20           1.06           1.51
Return on average equity                          16.27         13.01          10.45           8.63          10.19
Ratio of average equity to average
  Assets                                           6.99          9.76          11.48          12.33          14.81
Full-service offices at end of period              5             5              5              5              5

Asset Quality Ratios(4):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                               2.21%         0.32%          0.38%          0.17%          0.66%
Non-performing assets as a percent
  of total assets(1)                               0.99          0.22           0.20           0.09           0.15
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                                     0.99          0.22           0.20           0.09           0.38
Allowance for loan losses as a
  percent of total loans receivable                0.98          1.07           1.08           1.16           1.17
Allowance for loan losses as a
  percent of non-performing loans                 48.72        336.75         308.46         733.21         520.95
Charge-offs to average loans
  receivable outstanding during the
  period                                           0.01          0.02           0.02           0.01           0.02

Capital Ratios(4):
Tier 1 risk-based capital ratio                   14.05%        15.85%         20.90%         24.52%         27.19%
Total risk-based capital ratio                    15.11         16.90          22.09          25.77          28.44
Tier 1 leverage capital ratio                      6.69          8.29          10.98          11.44          13.90

----------------
(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non- performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.
(2) All per share information for fiscal years ended June 30, 1997 and 1996 have been restated to reflect the two-for-one stock split of May 22, 1998.
(3) Dividends per share and dividend payout ratio includes special cash dividends of $0.95, $1.15, and $0.85 per share, paid during fiscal 1998, 1997 and 1996, respectively.
(4) Consolidated asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2000.

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

The Company's strategic focus includes:

Consistent Earnings Growth - Net income has grown from $3.5 million in fiscal 1998 to $4.0 million in fiscal 1999 to $4.4 million in fiscal 2000. Diluted earnings per share have increased from $0.98 in fiscal 1998 to $1.17 in fiscal 1999 to $1.47 in fiscal 2000; this equates to a compounded annual growth rate in diluted earnings per share of 22.47%.

Commitment to Capital Management - The Company is committed to maximizing long-term shareholder value. Specific components of this strategy include: (1) the repurchase of 310,141 shares of Company common stock during fiscal 2000; (2) growing Company assets to increase net income; and (3) paying an above-average dividend yield of 5.53% on the Company's common stock during fiscal 2000.

Growth of Core Deposits - As of June 30, 2000, $78.4 million or 46.3% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $37.0 million or 47.2% of core deposits consisted of regular savings and club accounts. Checking account balances grew $2.9 million or 11.3% during fiscal 2000 and totaled $28.6 million or 36.5% of core deposits at June 30, 2000. The continued growth in checking account deposits was primarily due to increased marketing and promotional efforts by the Company to gain market share. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Community-based Lending - West View has consistently focused its lending activities on generating loans in our market area. Typical loan offerings include home mortgages, construction loans, and consumer loans for home improvement, automobile loans and home equity loans. During fiscal 2000, West View continued to expand its small business lending program, including term loans, business inventory loans and loans for business machinery.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2000, 1999 and 1998, the Company's ratios of non-interest expense to average assets were 1.20%, 1.35% and 1.86%, respectively. Excluding unusual items relating to severance costs, the Company's ratios of non-interest expense to average assets were 1.20%, 1.35% and 1.68% for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet

                                                                                  Change
                                             June 30,      June 30.     ---------------------------
                                               2000          1999         Dollars     Percentage
                                               ----          ----         -------     ----------
                                                    (Dollars in Thousands)

         Cash and interest-earning
         deposits                          $    2,915    $    1,893      $  1,022         54.0%

         Investment securities                142,727        98,361       44,366          45.1

         Mortgage-backed securities            73,673        72,380         1,293          1.8

         Net loans receivable                 183,295       170,327        12,968          7.6

         Total assets                         409,618       348,408        61,210         17.6

         Deposits                             172,858       174,244        (1,386)        -0.8

         FHLB and other borrowings            205,525       142,720        62,805         44.0

         Total liabilities                    382,707       320,470        62,237         19.4

         Total equity                          26,911        27,938        (1,027)        -3.7


General. The $61.2 million or 17.6% growth in total assets was primarily comprised of a $44.4 million increase in investment securities and Federal Home Loan Bank ("FHLB") stock, a $13.0 million increase in net loans receivable, a $1.3 million increase in mortgage-backed securities, and a $1.0 million increase in cash and interest-earning deposits.

The $62.2 million or 19.4% increase in total liabilities was primarily comprised of a $62.8 million increase in FHLB advances and other borrowings.

Total stockholders' equity decreased $1.0 million or 3.7% primarily due to the Company's ongoing commitment to manage its capital levels to further enhance stockholder value. The $1.0 million decrease in stockholders' equity was principally attributable to the repurchase of $4.2 million of the Company's own common stock, $1.9 million of cash dividends paid to stockholders, and a $166 thousand increase in unrealized securities losses, which were partially offset by $4.4 million of Company net income and a $774 thousand increase in capital attributable to stock option exercises, Employee Stock Ownership Plan ("ESOP") share releases and Recognition and Retention Plan ("RRP") equity contributions.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $1.0 million or 54.0% to $2.9 million at June 30, 2000 from $1.9 million at June 30, 1999. Increases in these accounts are usually the result of a combination of customer deposits, loan and investment repayments, and proceeds from borrowings.
Decreases in these accounts are primarily due to a combination of new loan originations, customer withdrawals, investment purchases and repayments of borrowings.

Investments. The Company's overall investment portfolio increased $45.6 million or 26.7% to $216.4 million at June 30, 2000 from $170.8 million at June 30, 1999. Investment securities increased $44.3 million or 45.1% to $142.7 million at June 30, 2000. These purchases were made as a part of the Company's investment growth program. Mortgage-backed securities increased $1.3 million or 1.8% to $73.7 million at June 30, 2000. These purchases were made in order to mitigate the principal calls on the

Company's callable bond portfolio and to earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds.

Net Loans Receivable. Net loans receivable increased $13.0 million or 7.6% to $183.3 million at June 30, 2000. The increase in loans receivable was principally the result of increased mortgage and commercial loan originations.

Deposits. Total deposits decreased $1.4 million or 0.8% to $174.2 million at June 30, 2000. Interest-bearing and non-interest-bearing checking accounts, as well as money market accounts increased during the year, while passbook accounts and time deposits decreased.

Borrowed Funds. Borrowed funds increased $62.8 million or 44.0% to $205.5 million at June 30, 2000. The increase is principally the result of funding the Company's investment growth program. Other short-term borrowings increased $75.2 million or 291.3% to $101.0 million at June 30, 2000, and FHLB advances decreased $12.4 million or 10.6% to $104.5 million at June 30, 2000.

Stockholders' Equity. Total stockholders' equity decreased $1.0 million or 3.7% to $26.9 million at June 30, 2000. The decrease was principally the result of the repurchase of $4.2 million of the Company's common stock, $1.9 million of cash dividends paid to stockholders, and a $166 thousand increase in unrealized securities losses, which were partially offset by $4.4 million of Company net income and a $774 thousand increase in capital attributable to stock option exercises, ESOP share releases and RRP equity contributions.

RESULTS OF OPERATIONS

                         Condensed Statements of Income


                            June 30,                       June 30,                      June 30,
                              2000         Change            1999         Change           1998
                              ----         ------            ----         ------           ----
                                                  (Dollars in thousands)

Interest income             $27,952       $ 4,953          $22,999       $    853         $22,146
                                             21.5%                           3.9%

Interest expense            $16,933       $ 4,194          $12,739       $   958          $11,781
                                             32.9%                           8.1%

Net interest income         $11,019       $   759          $10,260       $  (105)         $10,365
                                              7.4%                          -1.0%

Provision for loan losses   $   150       $   150          $     0       $   120          $  (120)
                                            100.0%                         100.0%

Non-interest income         $   605       $   115          $   490       $   (48)         $   538
                                             23.5%                          -8.9%

Non-interest expense        $ 4,626       $   341          $ 4,285       $(1,137)         $ 5,422
                                              8.0%                         -21.0%

Income tax expense          $ 2,469       $    35          $ 2,434       $   325          $ 2,109
                                              1.4%                          15.4%

Net income                  $ 4,379       $   348          $ 4,031       $   539          $ 3,492
                                              8.6%                          15.4%


General. WVS reported net income of $4.4 million, $4.0 million and $3.5 million for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. The $348 thousand or 8.6% increase in net income during fiscal 2000 was primarily the result of a $759 thousand increase in net interest income and a $115 thousand increase in non-interest income, which was partially offset by a $341 thousand increase in non-interest expense, a $150 provision for loan losses and a $35 thousand increase in income tax expense. Earnings per share totaled $1.48 (basic) and $1.47 (diluted) for fiscal 2000 as compared to $1.18 (basic) and $1.17 (diluted) for fiscal 1999. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2000.

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


                                                              For the Years Ended June 30,
                                          --------------------------------------------------------------------
                                                      2000                                 1999
                                          -------------------------------      -------------------------------
                                          Average              Average         Average              Average
                                          Balance   Interest   Yield/Rate      Balance   Interest   Yield/Rate
                                          --------  ---------  ----------      --------  ---------  ----------
                                                                (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)             $176,851    $13,805    7.81%         $157,926    $12,800    8.11%
      Net tax-free loans receivable(2)         706         71   10.01               725         72    9.97
      Mortgage-backed securities            75,312      5,170    6.86            66,685      4,280    6.42
      Investments - taxable                116,500      8,352    7.17            86,137      5,752    6.68
      Investments - tax-free(2)              9,901        768    7.76               979         56    5.71
      Interest-bearing deposits              1,710         36    2.11             1,995         77    3.86
                                          --------  ---------                  --------    -------


      Total interest-earning assets        380,980     28,202    7.40%          314,447     23,037    7.33%
                                                    ---------    ====                      -------    ====
      Non-interest-earning assets            4,385                                3,324
                                          --------                             --------
            Total assets                  $385,365                             $317,771
                                          ========                             ========

Interest-bearing
liabilities:
      Interest-bearing deposits and
         escrows                          $161,727     $6,375    3.94%         $161,189     $6,537    4.05%
      Borrowings                           182,818     10,558    5.78           113,338      6,202    5.47
                                          --------     ------                  --------     ------
      Total interest-bearing liabilities   344,545     16,933    4.91%          274,527     12,739    4.64%
                                                       ------    ====                       ------    ====
      Non-interest-bearing accounts         10,281                                8,306
                                          --------                             --------
      Total interest-bearing
         liabilities and
         non-interest-bearing accounts     354,826                              282,833
      Non-interest-bearing liabilities       3,618                                3,934
                                          --------                             --------
            Total liabilities              358,444                              286,767
Retained income                             26,921                               31,004
                                          --------                             --------
Total liabilities and retained
         income                           $385,365                             $317,771
                                          ========                             ========
Net interest income                                   $11,269                              $10,298
                                                      =======                              =======
Interest rate spread                                             2.49%                                2.69%
                                                                 ====                                 ====
Net yield on interest-earning
         assets(3)                                               2.96%                                3.27%
                                                                 ====                                 ====
Ratio of interest-earning assets to
   interest- bearing liabilities                               110.57%                              114.54%
                                                               ======                               ======

                                                  For the Years Ended June 30,
                                               ---------------------------------
                                                            1998
                                               ---------------------------------
                                               Average               Average
                                               Balance    Interest  Yield/Rate
                                               --------   --------  ----------
Interest-earning assets:
      Net loans receivable(1)                  $163,046    $13,191     8.09%
      Net tax-free loans receivable(2)                0          0     0.00
      Mortgage-backed securities                 40,066      2,715     6.78
      Investments - taxable                      82,877      6,167     7.44
      Investments - tax-free(2)                       0          0     0.00
      Interest-bearing deposits                   1,842         73     3.96
                                               --------    -------


      Total interest-earning assets             287,831     22,146     7.69%
                                                           -------     ====
      Non-interest-earning assets                 3,143
                                                  -----
            Total assets                       $290,974
                                               ========

Interest-bearing
liabilities:
      Interest-bearing deposits and
        escrows                                $161,855     $6,943     4.29%
      Borrowings                                 84,887      4,838     5.70
                                               --------     ------
      Total interest-bearing liabilities        246,742     11,781     4.78%
                                                            ------     ====
      Non-interest-bearing accounts               7,073
                                               --------
      Total interest-bearing
        liabilities and
        non-interest-bearing accounts           253,815
      Non-interest-bearing liabilities            3,747
                                               --------
            Total liabilities                   257,562
Retained income                                  33,412
                                               --------
Total liabilities and retained
   income                                      $290,974
                                               ========
Net interest income                                        $10,365
                                                           =======
Interest rate spread                                                   2.91%
                                                                       ====
Net yield on interest-earning
   assets(3)                                                           3.60%
                                                                       ====
Ratio of interest-earning assets to
   interest- bearing liabilities                                     116.65%
                                                                     ======

(1)  Includes non-accrual loans.
(2) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(3)  Net interest income divided by average interest-earning assets.

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

                                                                      Year Ended June 30,
                                           --------------------------------------------------------------------------
                                                       2000 vs. 1999                         1999 vs. 1998
                                           -------------------------------------   ----------------------------------
                                            Increase (Decrease)                     Increase (Decrease)
                                                   Due to              Total               Due to             Total
                                           --------------------      Increase      --------------------     Increase
                                             Volume      Rate       (Decrease)      Volume       Rate      (Decrease)
                                           ---------   --------     ----------     --------    --------    ----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                  $1,491     $  (487)      $1,004        $ (357)     $    16      $ (341)
      Mortgage-backed securities               584         306          890         1,716         (151)      1,565
      Investments                            2,605         495        3,100           302         (677)       (375)
      Interest-bearing deposits                (10)        (31)         (41)            6           (2)          4
                                           ---------   --------     --------      --------     --------    -------
            Total interest-earning assets    4,670         283        4,953         1,667         (814)        853
Interest-bearing liabilities:
      Interest-bearing deposits and
         escrows                               (74)        (88)        (162)          (86)        (320)       (406)

      Other borrowings                       3,987         369        4,356         1,566         (202)      1,364
                                           ---------   --------     --------      --------     --------    -------
            Total interest-bearing
              liabilities                    3,913         281        4,194         1,480         (522)        958
                                           ---------   --------     --------      --------     --------    -------
Increase (decrease) in net interest
   income                                   $  757     $      2      $  759        $  187       $ (292)     $ (105)
                                           =========   ========     ========      ========     ========    ========


Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Interest Income. Total interest income increased by $5.0 million or 21.5% during fiscal 2000 and increased by $853 thousand or 3.9% during fiscal 1999. The increase in fiscal 2000 was primarily a result of volume growth in the Company's investment and mortgage-backed securities portfolios, and net loans receivable during the periods presented.

Interest income on net loans receivable increased $1.0 million or 7.8% during fiscal 2000 and decreased $341 thousand or 2.6% during fiscal 1999. The increase in fiscal 2000 was attributable to a $18.9 million increase in the average balance of net loans outstanding which was partially offset by a 30 basis point decrease in the weighted average yield on the Company's loan portfolio. The decrease in fiscal 1999 was attributable to a $4.4 million decrease in the average balance of net loans outstanding and a 1 basis point increase in the weighted average yield on the Company's loan portfolio.

Interest income on investment securities and FHLB stock increased $3.0 million or 53.5% during fiscal 2000 and decreased $375 thousand or 6.1% during fiscal 1999. The increase in fiscal 2000 was primarily attributable to a $39 million increase in the average balance of investment securities outstanding and a 55 basis point increase in the weighted average yield on the Company's investment securities. The decrease in fiscal 1999 was primarily attributable to a decrease of 79 basis points in the weighted average yield on the Company's investment securities which was partially offset by a $4.2 million increase in the average balance of investment securities primarily due to increased purchases of callable government agency securities.

Interest income on mortgage-backed securities increased $890 thousand or 20.8% during fiscal 2000 and increased $1.6 million or 57.6% during fiscal 1999. The increase in fiscal 2000 was attributable to a $8.6 million increase in the average outstanding balance of mortgage-backed securities and a 44 basis point increase in the weighted average yield on the mortgage-backed securities portfolio. The increase during fiscal 1999 was attributable to an increase in the average outstanding balance of mortgage-backed securities of $26.6 million, partially offset by a decrease in the weighted average interest rate yield of 36 basis points.

Interest Expense. Total interest expense increased $4.2 million or 32.9% during fiscal 2000 and increased by $958 thousand or 8.1% during fiscal 1999. The increase during fiscal 2000 is attributable to an increase of $4.4 million of interest expense on borrowings partially offset by a $162 thousand decrease of interest expense on deposits. The increase during fiscal 1999 was attributable to an increase of $1.4 million of interest expense on borrowings which was partially offset by a $406 thousand decrease of interest expense on deposits.

Interest expense on borrowings increased $4.4 million or 70.2% during fiscal 2000 and increased $1.4 million or 28.2% during fiscal 1999. The increase in fiscal 2000 was attributable to a $69.5 million increase in the average balance of borrowings outstanding, and a 31 basis point increase in the weighted average yield on the Company's borrowings. The increase for fiscal 1999 was primarily attributable to increases in the average balance of borrowings outstanding totaling $28.5 million. In order to better match investment opportunities and resources and enhance its net interest income, the Company continued to utilize short- and intermediate-term borrowings to fund purchases of interest-earning assets and other commitments.

Interest expense on interest-bearing deposits and escrows decreased $162 thousand or 2.5% in fiscal 2000 and decreased $406 thousand or 5.9% in fiscal 1999. The decrease in fiscal 2000 was primarily attributable to a $2 million decrease in the average balance of time deposits and an 11 basis point decrease in the weighted average rate paid on the Company's deposits. The decrease in fiscal 1999 was primarily attributable to a $10.7 million decrease in the average balance of interest-bearing deposits and escrows outstanding and a decrease of 26 basis points in the weighted average rate paid on the Company's deposits.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. A $150 thousand provision for loan loss was recorded to increase the Company's general loan loss reserves. The Company did not record a provision for loan losses for fiscal 1999.

Non-interest Income. Total non-interest income increased by $115 thousand or 23.5% in fiscal 2000 and decreased by $48 thousand or 8.9% in fiscal 1999. The increase in fiscal 2000 was primarily attributable to an increase in service charge fee income. The decrease in fiscal 1999 was primarily due to the absence of a $133 thousand gain on the sale of an office building in fiscal 1998 partially offset by a $30 thousand increase in service charges on deposits and a $36 thousand net gain on sale of investments.

Non-interest Expense. Total non-interest expense increased $341 thousand or 8.0% and decreased $1.1 million or 21.0% during fiscal 2000 and 1999, respectively. The increase in fiscal 2000 was primarily attributable to increased discretionary employee stock ownership plan amortization, which was partially offset by decreases in other payroll costs. The decrease in fiscal 1999 was principally attributable to a $1.1 million decrease in salaries and employee benefits and a $57 thousand decrease in other non-interest expenses. The decrease in salaries and employee benefits during fiscal 1999 was primarily due to the absence of a $533 thousand non-recurring charge related to the resignation of the Company's former Chief Executive Officer in fiscal 1998, $430 thousand of reductions in discretionary ESOP contributions and lower RRP expenses and a $63 thousand decrease in employee compensation expense.

Income Taxes. Income taxes increased $35 thousand or 1.44% during fiscal 2000 and increased $325 thousand or 15.4% during fiscal 1999. Fiscal year 2000 income tax expense was favorably impacted by the $18.1 million increase in tax-exempt investments. The increases in fiscal 2000 and 1999 were primarily attributable to increases in taxable income. The Company's effective tax rate was 36.1% at June 30, 2000 and 37.7% at June 30, 1999.

ASSET AND LIABILITY MANAGEMENT

The  Company   continued  a  strategy  designed  to  reduce  the  interest  rate sensitivity of its financial assets to its financial liabilities. The primary elements of this strategy include:

1) expanding the Company's investment growth program in order to enhance net interest income;
2) maintaining the Company's level of short-term liquid investments by funding loan commitments and purchasing longer-term investment securities;
3) emphasizing the acquisition and retention of lower-cost core deposits and checking accounts; and
4) pricing the Company's certificates of deposit and loan products nearer to the market average rate as opposed to the upper range of market offered rates.

The Company has continued its investment growth program, originally initiated in the third quarter of fiscal 1994, throughout fiscal 2000 in order to realize additional net interest income. Under this strategy, a longer-term callable or non-callable investment security, or mortgage-backed security, is purchased and funded through the use of non-deposit liabilities, such as FHLB advances and other borrowings. With this strategy, the Company increases its net interest income, but also faces the risk, during periods of rising market interest rates, that it may experience a decline in net interest income if the rate paid on its various borrowings rises above the rate earned on the investment security purchased. In order to mitigate this exposure, the Board has placed certain restrictions on the investment growth program, including:

1) the average outstanding daily balance of total borrowings, computed quarterly, may not exceed $220.0 million;
2) suitable investments shall be restricted to those meeting the credit quality criteria outlined in the Company's investment policy;
3) all securities purchased will be allocated to either held to maturity or available for sale portfolios;
4) each security purchased shall initially yield a minimum of 125 basis points above the incremental rate paid on short-term borrowings, at the time of purchase; and
5)   the Company's total borrowed funds position may not exceed $225.0 million.

In most cases, the initial yield spread earned on investment security purchases ranged from approximately 221 to 228 basis points.

During the fiscal year ended June 30, 2000, the Company increased its mortgage-backed securities holdings by $1.3 million. At June 30, 2000, the Company held $73.7 million of mortgage-backed securities with an approximate yield of 7.1%. The mortgage-backed securities purchases were made in order to mitigate the principal calls on the Company's callable bond portfolio and earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds. In order to mitigate risks associated with a general rise in market interest rates, approximately $16.1 million or 21.8% of the Company's mortgage-backed securities portfolio were floating rate securities with a weighted average yield of 7.8%.

The Company has continued to purchase callable bonds in order to capture additional net interest income. Callable bonds generally provide investors with higher rates of return than noncallable bonds because the issuer has the option to redeem the bonds before maturity. During a period of declining interest rates, the Company would be exposed to the risk that the investment will be redeemed prior to its final stated maturity. In order to mitigate this risk, the Company has funded a significant portion of its purchases of callable bonds with short-term borrowings. Approximately $4.0 million of callable agency bonds with an estimated weighted average rate of 8.08% were called during the fiscal year ended June 30, 2000. During the fiscal year ended June 30, 2000, the Company purchased approximately $31.0 million of callable bonds with an approximate weighted average yield to call and maturity of 8.17% and 7.91%, respectively. The callable agency bond purchases, totaling $31.1 million, are summarized by initial term to call as follows: $10.0 million within three months, $3.2 million with greater than three months and within six months, $4.0 million with greater than six months and within one year, $1.0 million with greater than twelve months and within twenty-four months, $7.7 million with greater than twenty-four months and within thirty-six months, and $5.2 million with greater than thirty-six months and less than sixty months.

During the twelve months ended June 30, 2000, the Company purchased approximately $14.6 million of bank qualified tax-exempt bonds with a taxable equivalent yield of 8.47%. Bank qualified tax-exempt bonds generally have longer terms to maturity (e.g. twenty years) and longer first call dates (e.g. five years). The Company purchased these securities in order to capture attractive yields for an extended period of time as measured by the first call date.

During the fiscal year ended June 30, 2000, the Company borrowed approximately $766.1 million in various borrowings from the FHLB with a weighted average rate of 5.97% and incurred $752.3 million in other borrowings with a weighted average rate of 5.96%. During the twelve months ended June 30, 2000, the Company repaid $778.5 million of FHLB advances and $677.1 million of other borrowings.

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

As of June 30, 2000, the implementation of these asset and liability management initiatives resulted in the following:

1) an aggregate of $51.2 million or 27.9% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months;
2) $16.1 million or 21.8% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were secured by floating rate securities; and
3) $116.1 million or 84.4% of the Company's investment securities portfolio was comprised of callable bonds.

The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the "interest rate sensitivity" of the assets and liabilities and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within a given time period. A gap is considered positive (negative) when the amount of rate sensitive assets (liabilities) exceeds the amount of rate sensitive liabilities (assets). During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income. The Company's one year cumulative interest rate sensitivity gap is estimated at a negative 46.3% of total assets at June 30, 2000, as compared to a negative 8.9% at June 30, 1999, in each instance, based on certain assumptions by management with respect to the repricing of certain assets and liabilities. At June 30, 2000, the Company's interest-earning assets maturing or repricing within one year totaled $86.2 million while the Company's interest-bearing liabilities maturing or repricing within one year totaled $275.8 million, providing a deficiency of interest-earning assets over interest-bearing liabilities of $189.6 million. At June 30, 2000, the percentage of the Company's assets to liabilities maturing or repricing within one year was 31.3%.

The following table sets forth certain information at the dates indicated relating to the Company's interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                                  June 30,
                                                -------------------------------------------
                                                  2000             1999             1998
                                                ---------        --------         --------
                                                           (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year(1)                 $  86,215        $ 99,729         $107,186
Interest-bearing liabilities maturing or
   repricing within one year(2)                   275,814         130,788          180,318
                                                ---------        --------         --------

Interest sensitivity gap                        $(189,599)       $(31,059)        $(73,132)
                                                =========        ========         ========
Interest sensitivity gap as a percentage of
   total assets                                     (46.3)%          (8.9)%          (24.6)%
Ratio of assets to liabilities
   maturing or repricing within one year             31.3%           76.3%            59.4%

--------------------
(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature, and fixed rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on the assumptions set forth in the footnotes to the following table. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable.

(2) Deposit decay rates are based on the assumptions set forth in the footnotes to the following table.

During fiscal 2001, the Company anticipates reducing its one year interest sensitivity gap by: (1)reducing the amount of incremental wholesale borrowing;
(2) limiting future investment purchases; and (3) extending the term structure of a portion of the Company's borrowings as market conditions permit.

The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 2000, based on the information and assumptions set forth in the notes. The Company believes that the assumptions utilized, which are based on statistical data provided by a federal regulatory agency in the Company's market area, are reasonable.

                                                              More Than    More Than
                                    Within       Six to       One Year       Three        Over
                                     Six         Twelve       to Three      Years to      Five
                                    Months       Months         Years      Five Years     Years        Total
                                  ----------    --------      ---------    ----------   --------    ----------
Interest-earning assets:
  Loans receivable (1)(2)(3)(4)    $ 34,841      $ 20,132      $ 40,833      $ 23,865    $ 66,398    $ 186,069
  Mortgage-backed securities         18,935         3,275        11,283         9,205      31,189       73,887
  Investments(5)                      6,905           ---           ---           ---     135,906      142,811
  Interest-bearing deposits           2,127           ---           ---           ---         ---        2,127
                                  ----------    ----------    ----------   -----------  ----------  ----------
       Total                         62,808        23,407        52,116        33,070     233,493      404,894
                                  ----------    ----------    ----------   -----------  ----------  ----------

Interest-bearing liabilities:
  Interest-bearing deposits
    and escrows(6)(7)(8)             46,812        41,477        43,324        17,898      23,347      172,858
  Borrowings                        167,525        20,000         8,000         5,000       5,000      205,525
                                  ----------    ----------    ----------   -----------  ----------  ----------
      Total                         214,337        61,477        51,324        22,898      28,347      378,383
                                  ----------    ----------    ----------   -----------  ----------  ----------
Interest sensitivity gap           (151,529)      (38,070)          792        10,172     205,146
                                  ----------    ----------    ----------   -----------  ----------
Cumulative interest sensitivity
    gap                            (151,529)     (189,599)     (188,807)     (178,635)     26,511
                                  ----------    ---------     ----------   -----------  ----------
Ratio of  cumulative gap to
    total assets                      (37.0)%       (46.3)%       (46.1)%       (43.6)%       6.5%
                                  ----------    ----------    ----------   -----------  ----------

------------------
(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes annual amortization and prepayment rate at 18% for adjustable rate loans, and 8% to 38% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.
(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.
(4)  Consumer loans, assumes amortization and prepayment rate of 13%.
(5)  Totals include the Company's investment in Federal Home Loan Bank stock.
(6) For regular savings accounts, assumes an annual decay rate of 17% for three years or less, 16% for more than three through five years and 14% for more than five years.
(7) For NOW accounts, assumes an annual decay rate of 37% for one year or less, 32% for more than one through three years and 17% for more than three years.
(8) For money market deposit accounts, assumes an annual decay rate of 79% for one year or less and 31% for more than one year.

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

An institution may use several techniques to minimize interest rate risk. One approach used by the Company is to periodically analyze its assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the monitoring of the Company's asset/liability gap, which was discussed in detail under "Asset and Liability Management" commencing on page 11.

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

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of June 30, 2000 based on the information and assumptions in the notes. The Company's assumptions are based on statistical data provided by a federal regulatory agency in the Company's market area, and are believed to be reasonable. The Company had no derivative financial instruments or trading portfolio as of June 30, 2000. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding. With respect to the Company's adjustable rate instruments, expected maturity date values were measured by adjusting the instrument's contractual maturity date for expectations of prepayments. Substantially all of the Company's investment securities portfolio is comprised of callable government agency securities. From a risk management perspective, the Company believes that repricing dates, as opposed to expected maturity dates, may be a more relevant metric in analyzing the value of such instruments. Company borrowings were tabulated by contractual maturity dates and without regard to any conversion or repricing dates.

                                                 EXPECTED MATURITY DATE -
                                                FISCAL YEAR ENDED JUNE 30,
                                  ---------------------------------------------------------
                                                                                                 There-                     Fair
                                     2001        2002        2003        2004        2005        after        Total         value
                                   --------    -------     -------     --------    --------    ---------    ----------    ---------
ON-BALANCE SHEET FINANCIAL INSTRUMENTS
Interest-earning assets:
  Loans receivable (1)(2)(3)(4)
    Fixed rate                     $28,978     $16,716     $13,734     $12,927     $ 9,442      $60,981      $142,778     $142,681
      Average interest rate          7.98%       7.64%       7.60%       7.60%       7.54%        7.46%

    Adjustable rate                 13,094       6,121       5,158       4,326       3,635       10,957        43,291       41,009
      Average interest rate(5)       8.45%       8.06%       8.07%       8.08%       8.09%        7.91%
  Mortgage-backed securities
    Fixed rate                         ---          32       1,251         ---         ---       56,483        57,766       55,524
      Average interest rate          0.00%       8.00%       6.02%       0.00%       0.00%        6.94%

    Adjustable rate                    ---         ---         ---         ---         ---       16,121        16,121       16,355
      Average interest rate(6)       0.00%       0.00%       0.00%       0.00%       0.00%        7.76%

  Investments(7)                     6,905         ---         ---         ---         ---      135,906       142,811      135,793
      Average interest rate          7.03%       0.00%       0.00%       0.00%       0.00%        7.82%

  Interest-bearing deposits          2,127         ---         ---         ---         ---          ---         2,127        2,127
      Average interest rate          6.96%       0.00%       0.00%       0.00%       0.00%        0.00%
                                  --------     -------     -------     --------    --------    ---------    ----------    ---------
        Total                      $51,104     $22,869     $20,143     $17,253     $13,077     $280,448      $404,894     $393,489

Interest-bearing liabilities:
  Interest-bearing deposits
   and escrows(8)(9)(10)           $88,290     $21,662     $21,662     $ 8,948     $ 8,948     $ 23,348      $172,858     $172,540
      Average interest rate          4.38%       3.67%       3.67%       3.48%       3.48%        2.06%

  Borrowings                       167,525         ---         ---         ---         ---       38,000       205,525      205,140
      Average interest rate          6.61%       0.00%       0.00%       0.00%       0.00%        5.61%
                                  --------     -------     -------     --------    --------    ---------    ----------    ---------
        Total                     $255,815     $21,662     $21,662     $ 8,948     $ 8,948     $ 61,348      $378,383     $377,680

------------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes annual amortization and prepayment rate at 18% for adjustable rate loans, and 8% to 38% for fixed rate loans. For multi-family residential loans and other loans, assumes amortization and prepayment rate of 12%.
(3) For second mortgage loans, assumes annual amortization and prepayment rate of 18%.
(4)  Consumer loans assumes amortization and prepayment rate of 13%.
(5) Substantially all of the Company's adjustable rate loans reprice on an annual basis based upon changes in the one-year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors.
(6) Substantially all of the Company's adjustable rate mortgage-backed securities reprice on a monthly basis based upon changes in the one month LIBOR index with various lifetime caps and floors.
(7)  Totals include the Company's investment in Federal Home Loan Bank stock.
(8) For regular savings accounts, assumes an annual decay rate of 17% for three years or less, 16% for more than three through five years and 14% for more than five years.
(9) For NOW accounts, assumes an annual decay rate of 37% for one year or less, 32% for more than one though three years and 17% for more than three years.
(10) For money market deposit accounts, assumes an annual decay rate of 79% for one year or less and 31% for more than one year.

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2000.

                        Anticipated Transactions
         ------------------------------------------------
         Undisbursed construction and
             land development loans
               Fixed rate                       $ 4,985
                                                  8.47%

               Adjustable rate                  $10,835
                                                  9.77%
         Undisbursed lines of credit
               Adjustable rate                  $10,639
                                                  9.25%

         Loan origination commitments
               Fixed rate                       $ 3,888
                                                  8.74%

         Letters of credit
               Adjustable rate                  $    77
                                                 12.50%
                                                --------
                                                $30,424
                                                ========

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $1.0 million during fiscal 2000 primarily due to $55.4 million of net cash provided by financing activities and $4.3 million of net cash provided by operating activities. This increase was partially offset by $58.7 million of net cash used for investing activities.

Funds provided by operating activities totaled $4.3 million during fiscal 2000 as compared to $4.4 million during fiscal 1999. Net cash provided by operating activities was primarily comprised of $4.4 million of net income.

Funds used for investing activities totaled $58.7 million during fiscal 2000 as compared to $51.7 million during fiscal 1999. Primary uses of funds during fiscal 2000 include $61.7 million in purchases of investment and mortgage-backed securities and a $13.4 million increase in net loans receivable, which were partially offset by $15.2 million in proceeds from maturities and repayments on investment and mortgage-backed securities.

Funds provided by financing activities totaled $55.4 million for fiscal 2000 as compared to $46.7 million used for financing activities in fiscal 1999. Primary sources of funds for fiscal 2000 were a $62.8 million increase in FHLB and other borrowings used to fund loan commitments and investment security purchases, which was partially offset by $4.2 million in common stock repurchases, $1.9 million of cash dividends paid and a $1.4 million decrease in deposits. During fiscal 2000, the Company purchased 310,141 shares of common stock for approximately $4.2 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2000, the total approved loan commitments outstanding amounted to $3.3 million. At the same date, commitments under unused letters and lines of credit amounted to $10.7 million and the unadvanced portion of construction loans approximated $15.8 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2000, totaled $58.5 million. Management believes that a significant portion of maturing deposits will remain with the Company.

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

On July 25, 2000, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 17, 2000 to shareholders of record at the close of business on August 7, 2000. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2000, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier 1 and total risk-based capital equal to $27.1 million or 14.1% and $29.0 million or 15.1%, respectively, of total risk-weighted assets, and Tier 1 leverage capital of $27.1 million or 6.7% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets increased $3.3 million or 429.4% to $4.1 million, or 1.0% of total assets, at June 30, 2000. The increase was primarily the result of a $3.5 million increase in non-accrual loans, which was partially offset by the sale of $218 thousand of real estate owned.

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

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheets of WVS Financial Corp. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with generally accepted accounting principles.



/s/S.R. Snodgrass, A.C.
-----------------------
S.R. Snodgrass, A.C.
Wexford, PA
July 28, 2000

                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                   June 30,
                                                                            2000              1999
                                                                       ----------------  ----------------
ASSETS
     Cash and due from banks                                            $          788    $          745
     Interest-earning demand deposits                                            2,127             1,148
     Investment securities available for sale (amortized
        cost of $1,380 and $1,380) (Note 3)                                      1,296             1,402
     Investment securities held to maturity (market value
        of $129,272 and $87,850) (Note 3)                                      136,206            90,764
     Mortgage-backed securities available for sale
        (amortized cost of $10,150 and $9,342) (Note 4)                          9,936             9,273
     Mortgage-backed securities held to maturity
        (market value of $61,943 and $62,167) (Note 4)                          63,737            63,107
      Net loans receivable (allowance for loan losses of
        $1,973 and $1,842) (Note 5)                                            183,295           170,327
     Accrued interest receivable                                                 4,375             3,105
     Federal Home Loan Bank stock, at cost                                       5,225             6,195
     Premises and equipment                                                      1,050             1,154
     Deferred taxes and other assets                                             1,583             1,188
                                                                       ----------------  ----------------
             TOTAL ASSETS                                               $      409,618    $      348,408
                                                                       ================  ================

LIABILITIES
     Deposits (Note 10)                                                 $      172,858    $      174,244
     Federal Home Loan Bank advances (Note 11)                                 104,500           116,900
     Other borrowings (Note 12)                                                101,025            25,820
     Accrued interest payable                                                    2,704             1,929
     Other liabilities                                                           1,620             1,577
                                                                        ----------------  ----------------
TOTAL LIABILITIES                                                              382,707           320,470
                                                                        ----------------  ----------------

STOCKHOLDERS' EQUITY (Notes 14 and 15)
     Preferred stock, no par value; 5,000,000 shares authorized;
        none outstanding                                                             -                 -
     Common stock, par value $.01; 10,000,000 shares authorized;
        3,685,280 and 3,668,060 shares issued                                       37                37
     Additional paid-in capital                                                 19,548            19,062
     Treasury stock (808,444 and 498,303 shares at cost)                       (11,770)           (7,596)
     Retained earnings - substantially restricted                               19,513            17,024
     Accumulated other comprehensive income (loss)                                (197)              (31)
     Unallocated shares - Employee Stock Ownership Plan                              -              (232)
     Unallocated shares - Recognition and Retention Plans                         (220)             (326)
                                                                       ----------------  ----------------
TOTAL STOCKHOLDERS' EQUITY                                                      26,911            27,938
                                                                       ----------------  ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $      409,618    $      348,408
                                                                       ================  ================

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)

                                                                     Year Ended June 30,
                                                          2000              1999              1998
                                                     ---------------   ---------------   ---------------

INTEREST AND DIVIDEND INCOME
     Loans                                           $       13,854    $       12,850    $       13,191
     Investment securities                                    8,428             5,414             5,908
     Mortgage-backed securities                               5,170             4,280             2,715
     Interest-earning demand deposits                            36                77                73
     Federal Home Loan Bank stock                               464               378               259
                                                     ---------------   ---------------   ---------------
         Total interest and dividend income                  27,952            22,999            22,146
                                                     ---------------   ---------------   ---------------

INTEREST EXPENSE
     Deposits (Note 10)                                       6,375             6,537             6,943
     Borrowings                                              10,558             6,202             4,838
                                                     ---------------   ---------------   ---------------
         Total interest expense                              16,933            12,739            11,781
                                                     ---------------   ---------------   ---------------

NET INTEREST INCOME                                          11,019            10,260            10,365
Provision for loan losses (Note 6)                              150                 -              (120)
                                                     ---------------   ---------------   ---------------
NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                         10,869            10,260            10,485
                                                     ---------------   ---------------   ---------------

NONINTEREST INCOME
     Service charges on deposits                                312               264               234
     Investment securities gains, net                             -                36                 -
     Other                                                      293               190               304
                                                     ---------------   ---------------   ---------------
         Total noninterest income                               605               490               538
                                                     ---------------   ---------------   ---------------

NONINTEREST EXPENSE
     Salaries and employee benefits                           3,095             2,803             3,855
     Occupancy and equipment                                    354               362               399
     Deposit insurance premium                                   69               101               107
     Data processing                                            179               175               169
     Correspondent bank charges                                 144               127               118
     Other                                                      785               717               774
                                                     ---------------   ---------------   ---------------
         Total noninterest expense                            4,626             4,285             5,422
                                                     ---------------   ---------------   ---------------

Income before income taxes                                    6,848             6,465             5,601

Income taxes (Note 17)                                        2,469             2,434             2,109
                                                     ---------------   ---------------   ---------------

NET INCOME                                           $        4,379    $        4,031    $        3,492
                                                     ===============   ===============   ===============

EARNINGS PER SHARE:
     Basic                                           $         1.48    $         1.18    $         1.01
     Diluted                                                   1.47              1.17              0.98

AVERAGE SHARES OUTSTANDING:
     Basic                                                2,953,720         3,405,662         3,470,479
     Diluted                                              2,977,089         3,435,738         3,574,043


See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)

                                                                                              Retained
                                                                Additional                   Earnings-      Unallocated
                                                    Common        Paid-in      Treasury     Substantially   Shares Held
                                                     Stock        Capital        Stock       Restricted       by ESOP
                                                  ------------  ------------  ------------  -------------  --------------
Balance, June 30, 1997                            $        17   $    17,236   $         -   $     16,900   $        (453)

Comprehensive income:
    Net income                                                                                     3,492
    Unrealized gain on available
      for sale securities

    Total comprehensive income
Release of earned ESOP shares                                           360                                          141
Accrued compensation expense for RRPs
Exercise of stock options                                   1           635
Tax benefit from stock grants issued
    under RRPs                                                          173
Two-for-one stock split                                    18           (18)
Cash dividends declared ($1.50 per share)                                                         (5,249)
                                                  ------------  ------------  ------------  -------------  --------------

Balance, June 30, 1998                                     36        18,386             -         15,143            (312)

Comprehensive income:
    Net income                                                                                     4,031
    Unrealized loss on available
      for sale securities
    Reclassification adjustment for
      realized gains included in
      net income, net of taxes of $12

    Total comprehensive income
Release of earned ESOP shares                                           165                                           80
Accrued compensation expense for RRPs
Exercise of stock options                                   1           253
Tax benefit from exercise of stock options                              257
Tax benefit from stock grants issued
    under RRPs                                                            1
Purchase of treasury stock                                                         (7,596)
Cash dividends declared ($0.63 per share)                                                         (2,150)
                                                  ------------  ------------  ------------  -------------  --------------

Balance, June 30, 1999                                     37        19,062        (7,596)        17,024            (232)

Comprehensive income:
    Net income                                                                                     4,379
    Unrealized loss on available
      for sale securities
    Reclassification adjustment for
      realized gains included in
      net income, net of tax

    Total comprehensive income
Release of earned ESOP shares                                           395                                          232
Accrued compensation expense for RRPs
Exercise of stock options                                                91
Purchase of treasury stock                                                         (4,174)
Cash dividends declared ($0.64 per share)                                                         (1,890)
                                                  ------------  ------------  ------------  -------------  --------------

Balance June 30, 2000                             $        37   $    19,548   $   (11,770)  $     19,513   $           -
                                                  ============  ============  ============  =============  ==============

                                                                  Accumulated
                                                Unallocated          Other
                                                Shares Held       Comprehensive
                                                   by RRP        Income (Loss)        Total
                                                -------------   ----------------  --------------

Balance, June 30, 1997                          $       (631)   $          (180)  $      32,889

Comprehensive income:
    Net income                                                                            3,492
    Unrealized gain on available
      for sale securities                                                   337             337
                                                                                  --------------
    Total comprehensive income                                                            3,829
Release of earned ESOP shares                                                               501
Accrued compensation expense for RRPs                    199                                199
Exercise of stock options                                                                   636
Tax benefit from stock grants issued
    under RRPs                                                                              173
Two-for-one stock split                                                                       -
Cash dividends declared ($1.50 per share)                                                (5,249)
                                                -------------   ----------------  --------------

Balance, June 30, 1998                                  (432)               157          32,978

Comprehensive income:
    Net income                                                                            4,031
    Unrealized loss on available
      for sale securities                                                  (212)           (212)
    Reclassification adjustment for
      realized gains included in
      net income, net of taxes of $12                                        24              24
                                                                                  --------------
    Total comprehensive income                                                            3,843
Release of earned ESOP shares                                                               245
Accrued compensation expense for RRPs                    106                                106
Exercise of stock options                                                                   254
Tax benefit from exercise of stock options                                                  257
Tax benefit from stock grants issued
    under RRPs                                                                                1
Purchase of treasury stock                                                               (7,596)
Cash dividends declared ($0.63 per share)                                                (2,150)
                                                -------------   ----------------  --------------

Balance, June 30, 1999                                  (326)               (31)         27,938

Comprehensive income:
    Net income                                                                            4,379
    Unrealized loss on available
      for sale securities                                                  (166)           (166)
    Reclassification adjustment for
      realized gains included in
      net income, net of tax                                                  -               -
                                                                                  --------------
    Total comprehensive income                                                            4,213
Release of earned ESOP shares                                                               627
Accrued compensation expense for RRPs                    106                                106
Exercise of stock options                                                                    91
Purchase of treasury stock                                                               (4,174)
Cash dividends declared ($0.64 per share)                                                (1,890)
                                                -------------   ----------------  --------------

Balance June 30, 2000                           $       (220)   $          (197)  $      26,911
                                                =============   ================  ==============


See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                              Year Ended June 30,
                                                                        2000         1999         1998
                                                                    -----------  -----------  -----------
OPERATING ACTIVITIES
     Net income                                                     $   4,379    $   4,031    $   3,492
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                       150         --           (120)
          Depreciation and amortization, net                              115          116          126
          Amortization of discounts, premiums, and
            deferred loan fees                                           (120)          96          (32)
          Amortization of ESOP and RRP deferred
            compensation                                                  683          350          899
          Investment securities gains, net                               --            (36)        --
          Deferred income taxes                                          (121)          87         (202)
          (Increase) decrease in accrued interest receivable           (1,270)        (691)         396
          Increase in accrued interest payable                            774           56          106
          Other, net                                                     (328)         363          445
                                                                    ---------    ---------    ---------
             Net cash provided by operating activities                  4,262        4,372        5,110
                                                                    ---------    ---------    ---------

INVESTING ACTIVITIES
Available for sale:
          Purchase of investment and mortgage-backed
            securities                                                 (2,932)     (26,908)     (36,992)
          Proceeds from repayments of investment and
            mortgage-backed securities                                  2,114       52,022       20,731
          Proceeds from sale of investment and
            mortgage-backed securities                                   --            905        2,192
     Held to maturity:
          Purchase of investment and mortgage-backed
            securities                                                (58,774)    (168,868)     (99,744)
          Proceeds from repayments of investment and
            mortgage-backed securities                                 13,045      105,881      112,017
     Net increase in net loans receivable                             (13,353)     (13,139)      (2,602)
     Proceeds from sale of loans                                         --           --          2,914
     Decrease (increase) in Federal Home Loan Bank stock                  970       (1,520)        (748)
     Acquisition of premises and equipment                                (10)         (91)          (8)
     Other, net                                                           253          (11)        --
                                                                    ---------    ---------    ---------
             Net cash used for investing activities                   (58,687)     (51,729)      (2,240)
                                                                    ---------    ---------    ---------

FINANCING ACTIVITIES
     Net increase (decrease) in deposits                               (1,385)       3,261       (3,427)
     Net increase (decrease) in Federal Home Loan Bank advances       (23,500)      28,043       11,000
     Net increase (decrease) in other borrowings                       86,305       24,931       (5,895)
     Net proceeds from issuance of common stock                            91          255          636
     Cash dividends paid                                               (1,890)      (2,150)      (5,249)
     Purchase of treasury stock                                        (4,174)      (7,596)        --
                                                                    ---------    ---------    ---------
             Net cash provided by (used for) financing activities      55,447       46,744       (2,935)
                                                                    ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                        1,022         (613)         (65)
CASH AND CASH EQUIVALENTS AT BEGINNING
     OF YEAR                                                            1,893        2,506        2,571
                                                                    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $   2,915    $   1,893    $   2,506
                                                                    =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:

     Interest                                                       $  16,159    $  12,683    $  11,675
     Taxes                                                              2,668        2,059        2,286


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

West View is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank's principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

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

Investment and Mortgage-backed Securities

Investment securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management's ability and intent. Debt and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other debt, equity, and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loans Receivable

Net  loans  receivable  are  reported  at  their  principal  amount,  net of the allowance for loan losses and deferred loan fees. Interest on mortgage, consumer, and commercial loans is recognized on the accrual method. The Company's general policy is to stop accruing interest on loans when, based upon relevant factors, the collection of principal or interest is doubtful, regardless of the contractual status. Interest received on non-accrual loans is recorded as income or applied against principal according to management's judgment as to the collectibility of such principal.

Loan  origination  and  commitment   fees,  and  all  incremental   direct  loan
origination costs, are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders, adjusted for the effects of any dilutive securities by the weighted-average number of common shares outstanding, adjusted for the effects of any dilutive securities.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Company has elected to report the effects of its other comprehensive income
(loss) as part of the Consolidated Statement of Stockholders' Equity.

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

Recent Accounting Pronouncement

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

The Company does not believe the effect of the adoption of this accounting statement will be material.

2.                      EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

                                                      2000              1999              1998
                                               ----------------  ----------------  ----------------
Weighted-average common shares
     outstanding                                     3,672,506         3,662,402         3,548,088

Average treasury stock shares                        (684,957)         (201,716)                --

Average unearned ESOP shares                          (33,829)          (55,024)          (77,609)
                                               ----------------  ----------------  ----------------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share              2,953,720         3,405,662         3,470,479

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                         23,369            30,076           103,564
                                               ----------------  ----------------  ----------------

Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share         2,977,089         3,435,738         3,574,043
                                               ================  ================  ================

There are no convertible securities that would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the consolidated statement of income is used.

(In thousands, except per share data)

3.   INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:


                                                                              2000
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
                                                   Cost              Gains            Losses             Value
                                              ----------------  ----------------  ----------------  ----------------
AVAILABLE FOR SALE
Equity securities                             $         1,380   $            16   $         (100)   $         1,296
                                              ================  ================  ================  ================


                                                                              2000
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
                                                   Cost              Gains            Losses             Value
                                              ----------------  ----------------  ----------------  ----------------
HELD TO MATURITY
U.S. Government agency securities             $       116,052   $             -   $       (6,691)   $       109,361
Obligations of states and political
  subdivisions                                         20,154                80             (323)             19,911
                                              ----------------  ----------------  ----------------  ----------------

     Total                                    $       136,206   $            80   $       (7,014)   $       129,272
                                              ================  ================  ================  ================


                                                                              1999
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
                                                   Cost              Gains            Losses             Value
                                              ----------------  ----------------  ----------------  ----------------
AVAILABLE FOR SALE
Equity securities                             $         1,380   $            42   $          (20)   $         1,402
                                              ================  ================  ================  ================


                                                                              1999
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
                                                   Cost              Gains            Losses             Value
                                              ----------------  ----------------  ----------------  ----------------
HELD TO MATURITY
U.S. Government agency securities             $        88,714    $            6   $       (2,871)   $        85,849
Obligations of states and political
  subdivisions                                          2,050                 -              (49)             2,001
                                              ----------------  ----------------  ----------------  ----------------

     Total                                    $        90,764   $             6   $       (2,920)   $        87,850
                                              ================  ================  ================  ================

(In thousands, except per share data)

3.   INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at June 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                               Due in           Due after         Due after
                              one year         one through      five through        Due after
                               or less         five years         ten years         ten years           Total
                           ----------------  ----------------  ----------------  ----------------  ----------------

HELD TO MATURITY
  Amortized cost            $      300          $     -         $    7,904         $    128,002        $  136,206
  Estimated market value           300                -              7,672              121,300           129,272

Proceeds from the sale of investment securities available for sale and the gross realized gains and losses for the year ended June 30, are as follows:

                                 2000              1999              1998
                            ----------------  ----------------  ----------------

     Proceeds               $      -           $   905          $    2,192
     Gross gains                   -               156                 -
     Gross losses                  -               120                 -

Investment securities with amortized cost of $102,246 and $28,224 and estimated market values of $96,337 and $29,104 at June 30, 2000 and 1999, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

4.   MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                       2000
                                                 ------------------------------------------------
                                                                Gross       Gross       Estimated
                                                 Amortized   Unrealized    Unrealized     Market
                                                    Cost        Gains        Losses        Value
                                                    ----        -----        ------        -----
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                         $ 6,010      $   2       $  (220)      $5,792
Government National Mortgage
  Association certificates                           2,924         15           (13)       2,926

Federal Home Loan Mortgage
  Corporation certificates                             100          1          --            101

Collateralized mortgage obligations issued
  by agencies of the U.S. Government                   595          5          --            600

Corporate collateralized mortgage obligations          521       --              (4)         517
                                                   -------      -----       -------       ------

     Total                                         $10,150      $  23       $  (237)      $9,936
                                                   =======      =====       =======       ======


(In thousands, except per share data)

                                                                                    2000
                                                    ----------------------------------------------------------------------
                                                                           Gross             Gross           Estimated
                                                       Amortized        Unrealized        Unrealized          Market
                                                         Cost              Gains            Losses             Value
                                                    ----------------  ----------------  ----------------  ----------------
HELD TO MATURITY
Federal National Mortgage
  Association certificates                          $           45    $             3   $            -     $          48
Government National Mortgage
  Association certificates                                   9,217                 15              (93)            9,139
Federal Home Loan Mortgage
  Corporation certificates                                     107                  5                -               112
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                        17,792                209             (216)           17,785
Corporate collateralized mortgage obligations               36,576                 21           (1,738)           34,859

                                                    ----------------  ----------------  ----------------  ----------------
     Total                                          $       63,737    $           253   $       (2,047)   $       61,943
                                                    ================  ================  ================  ================


                                                                                    1999
                                                    ----------------------------------------------------------------------
                                                                           Gross             Gross           Estimated
                                                       Amortized        Unrealized        Unrealized          Market
                                                         Cost              Gains            Losses             Value
                                                    ----------------  ----------------  ----------------  ----------------
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                          $       6,632     $           1     $       (114)      $     6,519
Government National Mortgage
  Association certificates                                    766                14                -               780
Federal Home Loan Mortgage
  Corporation certificates                                    214                 4                -               218
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                          878                24                -               902
Corporate collateralized mortgage obligations                 852                 2                -               854
                                                    ----------------  ----------------  ----------------  ----------------

     Total                                          $       9,342     $          45     $       (114)      $     9,273
                                                    ================  ================  ================  ================

(In thousands, except per share data)

4.   MORTGAGE-BACKED SECURITIES (Continued)

                                                                                    1999
                                                    ----------------------------------------------------------------------
                                                                           Gross             Gross           Estimated
                                                       Amortized        Unrealized        Unrealized          Market
                                                         Cost              Gains            Losses             Value
                                                    ----------------  ----------------  ----------------  ----------------
HELD TO MATURITY
Federal National Mortgage
  Association certificates                          $           103   $             4   $             -    $          107
Government National Mortgage
  Association certificates                                    1,107                10               (8)             1,109
Federal Home Loan Mortgage
  Corporation certificates                                      146                10                 -               156
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                         18,847               375             (130)            19,092
Corporate collateralized mortgage obligations                42,904                35           (1,236)            41,703
                                                    ----------------  ----------------  ----------------  ----------------

     Total                                          $        63,107   $           434   $       (1,374)   $        62,167
                                                    ================  ================  ================  ================

The amortized cost and estimated market values of mortgage-backed securities at June 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Due in           Due after         Due after
                                    one year         one through      five through        Due after
                                     or less         five years         ten years         ten years           Total
                                 ----------------  ----------------  ----------------   ---------------   ---------------
AVAILABLE FOR SALE
   Amortized cost                 $       -         $   1,264         $      58          $  8,828          $ 10,150
   Estimated market value                 -             1,205                60             8,671             9,936

HELD TO MATURITY
   Amortized cost                 $       -         $      20         $      99          $ 63,618          $ 63,737
   Estimated market value                 -                20               103            61,820            61,943


At June 30, 2000 and 1999, mortgage-backed securities with an amortized cost of $81,826 and $31,183 and estimated market values of $79,274 and $32,216, were pledged to secure borrowings with the Federal Home Loan Bank and repurchase agreements.

(In thousands, except per share data)

5.   NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

                                                          2000              1999
                                                     ----------------  ----------------
First mortgage loans:
     1 - 4 family dwellings                           $      105,964    $      103,035
     Construction                                             26,935            23,810
     Land acquisition and development                          7,510             7,646
     Multi-family dwellings                                    6,077             5,925
     Commercial                                               32,149            27,826
                                                     ----------------  ----------------
                                                             178,635           168,242
                                                     ----------------  ----------------
Consumer loans:
     Home equity                                              12,749            10,740
     Home equity lines of credit                               5,809             5,727
     Education loans                                              57                11
     Other                                                     2,062             2,153
                                                     ----------------  ----------------
                                                              20,677            18,631
                                                     ----------------  ----------------

Commercial loans                                               1,879             1,720
                                                     ----------------  ----------------

Obligations of state and political subdivisions                  698               720
                                                     ----------------  ----------------
Less:
     Undisbursed construction and land development            15,820            16,327
     Net deferred loan fees                                      801               817
     Allowance for loan losses                                 1,973             1,842
                                                     ----------------  ----------------
                                                              18,594            18,986
                                                     ----------------  ----------------
Net loans receivable                                  $      183,295    $      170,327
                                                     ================  ================


The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance at June 30, 2000 and 1999, is dependent upon the local economic conditions.

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30, are as follows:

                                          2000              1999              1998
                                     ----------------  ----------------  ----------------
Principal outstanding                $         4,050   $           546   $           603
                                     ----------------  ----------------  ----------------
Interest income that would
  have been recognized               $           357   $            42   $            64
Interest income recognized                       180                41                44
                                     ----------------  ----------------  ----------------

     Interest income foregone        $           177   $             1   $            20
                                     ================  ================  ================

(In thousands, except per share data)

5.   NET LOANS RECEIVABLE (Continued)

Included in total non-accrual loans are impaired loans of $3,600 at June 30, 2000. A related allowance for loan losses of $630 has been reserved for these impaired loans. During the year, the Bank had an average balance of $3,604, and recognized $150 in interest income on these loans. There were no material impaired loans at June 30, 1999.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30, are as follows:

                                    2000              1999
                               ----------------  ----------------
Balance, July 1                 $        826      $      1,664
     Additions                            95               662
     Amounts collected                   (40)             (768)
     Other                                 -              (732)
                               ----------------  ----------------
Balance, June 30                $        881      $        826
                               ================  ================

6.   ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                             2000              1999              1998
                                        ----------------  ----------------  ----------------

Balance, July 1                          $       1,842     $       1,860     $       2,009
Add:
     Provision charged to operations               150                -               (120)
     Recoveries                                     -                  2                10
Less loans charged off                              19                20                39
                                        ----------------  ----------------  ----------------
Balance, June 30                        $        1,973     $       1,842     $       1,860
                                        ================  ================  ================

7.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                  2000              1999
                                             ----------------  ----------------
Investment and mortgage-backed securities    $     3,259        $     2,082
Loans receivable                                   1,116              1,023
                                             ----------------  ----------------

     Total                                   $     4,375        $     3,105
                                             ================  ================

8.   FEDERAL HOME LOAN BANK STOCK

The Savings Bank is a member of the Federal Home Loan Bank System. As a member, West View maintains an investment in the capital stock of the Federal Home Loan Bank ("FHLB") of Pittsburgh in an amount not less than one percent of its outstanding qualifying assets as defined by the FHLB or 1/20 of its outstanding FHLB borrowings, whichever is greater, as calculated throughout the year.

(In thousands, except per share data)

9.   PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                         2000              1999
                                    ----------------  ----------------
Land and improvements               $     264         $     226
Buildings and improvements              1,900             1,937
Furniture, fixtures, and equipment        953               970
                                    ----------------  ----------------

                                        3,117             3,133
Less accumulated depreciation           2,067             1,979
                                    ----------------  ----------------

     Total                          $   1,050         $   1,154
                                    ================  ================

Depreciation charged to operations was $115, $116, and $126 for the years ended June 30, 2000, 1999, and 1998, respectively.

During 1998, having satisfied the criteria defined in Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," a deferred gain on the sale of branch office property of $136 was recognized and included in other noninterest income on the Consolidated Statement of Income.

10.  DEPOSITS

Deposit accounts are summarized as follows:

                                               2000                                   1999
                                 ----------------------------------     ----------------------------------
                                                     Percent of                             Percent of
                                     Amount           Portfolio             Amount           Portfolio
                                 ----------------  ----------------     ----------------  ----------------

Noninterest-earning checking      $       10,485               6.1%     $         9,037               5.2%
Interest-earning checking                 18,158              10.5               16,668               9.6
Savings accounts                          36,995              21.4               38,923              22.3
Money market accounts                     12,802               7.4               12,610               7.2
Advance payments by borrowers
   for taxes and insurance                 3,350               1.9                3,130               1.8
                                 ----------------  ----------------     ----------------  ----------------
                                          81,790              47.3               80,368              46.1
                                 ----------------  ----------------     ----------------  ----------------
Savings certificates:
     5.00% or less                        10,509               6.1               38,906              22.3
     5.01 - 6.00%                         58,114              33.6               47,611              27.3
     6.01 - 7.00%                         21,180              12.3                4,991               2.9
     7.01% or more                         1,265               0.7                2,368               1.4
                                 ----------------  ----------------     ----------------  ----------------
                                          91,068              52.7               93,876              53.9
                                 ----------------  ----------------     ----------------  ----------------

     Total                        $      172,858             100.0%      $      174,244             100.0%
                                 ================  ================     ================  ================

(In thousands, except per share data)

10.  DEPOSITS (Continued)

The maturities of savings certificates at June 30, 2000, are summarized as follows:

Within one year                            $        57,231
Beyond one year but within two years                19,166
Beyond two years but within three years              5,381
Beyond three years                                   9,290
                                           ----------------
     Total                                 $        91,068
                                           ================

Savings certificates with balances of $100,000 or more amounted to $12,052 and $10,948 on June 30, 2000 and 1999, respectively. The Company does not have any brokered deposits.

Interest expense by deposit category for the years ended June 30, are as follows:

                             2000              1999              1998
                        ----------------  ----------------  ----------------
Checking accounts       $           139   $           141   $           180
Savings accounts                    915               920               957
Money market accounts               340               316               309
Savings certificates              4,981             5,160             5,497
                        ----------------  ----------------  ----------------
     Total              $         6,375   $         6,537   $         6,943
                        ================  ================  ================


11.  FEDERAL HOME LOAN BANK ADVANCES

The following table presents information regarding FHLB term advances as of June 30:

                                                              Weighted-                              Weighted-
           Maturing During                                     average                                average
          Fiscal Year Ended                                   Interest                               Interest
               June 30:                       2000              Rate                 1999              Rate
---------------------------------------  ----------------  ----------------     ----------------  ----------------
                 2001                     $       50,000              6.61%      $          -                 -%
                 2002                                -                 -                    -                 -
                 2003                                -                 -                 56,500            5.72
                 2004                                -                 -                    -                 -
                 2005                                -                 -                    -                 -
         2006 and thereafter                      38,000              5.61               47,000            5.11
                                         ----------------                       ----------------
                Total                     $       88,000                         $      103,500
                                         ================                       ================

(In thousands, except per share data)

11.  FEDERAL HOME LOAN BANK ADVANCES (Continued)

WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                       2000           1999
                                                  -------------   ------------

FHLB revolving and short-term advances:
     Ending balance                                $    16,500     $   13,400
     Average balance during the year                    28,749         13,303
     Maximum month-end balance during the year          88,200         28,550
     Average interest rate during the year               5.36%          5.57%
     Weighted-average rate at year-end                   6.77%          5.58%

At June 30, 2000, WVS had an unused borrowing capacity of approximately $96,220.

Although no specific collateral is required to be pledged, Federal Home Loan Bank advances are secured by a blanket security agreement that includes the Company's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

12.  OTHER BORROWINGS

Other borrowings include Treasury, Tax, and Loan ("TT&L") demand notes and securities sold under agreements to repurchase with securities brokers. TT&L notes amounted to $3,018 and $749 at June 30, 2000 and 1999, respectively. Repurchase agreements amounted to $98,007 and $25,071 as of June 30, 2000 and 1999, respectively. The outstanding repurchase agreements generally mature within one to ninety-two days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $93,849 and $25,812 at June 30, 2000 and 1999, respectively, as collateral for the repurchase agreements and TT&L as explained in Notes 3 and
4. The following table presents information regarding other borrowings as of June 30:

                                                      2000           1999
                                                --------------  --------------

Ending balance                                   $   101,025    $    25,820
Average balance during the year                       61,927         12,473
Maximum month-end balance during the year            109,660         25,820
Average interest rate during the year                  5.88%          5.12%
Weighted-average rate at year-end                      6.58%          5.16%


13.  COMMITMENTS AND CONTINGENT LIABILITIES

Loan commitments

In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying Consolidated Balance Sheets. Various loan commitments totaling $30,424 and $30,028 at June 30, 2000 and 1999, respectively, represent financial instruments with off-balance sheet risk.

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

(In thousands, except per share data)

13.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of the undisbursed portion of construction and land development loans (Note 5), residential, commercial real estate, and consumer loan originations.

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

14.  REGULATORY CAPITAL

Federal regulations require the Company and Savings Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I Capital to Risk-weighted Assets and of Tier I Capital to Average Total Assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from well capitalized to critically undercapitalized. Should any institution fail to meet the requirements to be considered adequately capitalized, it would become subject to a series of increasingly restrictive regulatory actions.

As of June 30, 2000 and 1999, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier 1 Risk-based, and Tier 1 Leverage Capital Ratios must be at least ten percent, six percent, and five percent, respectively.

(In thousands, except per share data)

14.  REGULATORY CAPITAL (Continued)

The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                                          June 30, 2000
                                              -------------------------------------------------------------------------
                                                    WVS Financial Corp.                 West View Savings Bank
                                              --------------------------------     ------------------------------------
                                                  Amount            Ratio              Amount            Ratio
                                              ----------------  --------------     ----------------  ------------------

Total Capital (to Risk-weighted Assets)
Actual                                        $        29,071           15.11%      $       25,695            13.41%
To Be Well Capitalized                                 19,244           10.00               19,158            10.00
For Capital Adequacy Purposes                          15,395            8.00               15,326             8.00

Tier I Capital (to Risk-weighted Assets)

Actual                                        $        27,042           14.05%      $       23,665            12.35%
To Be Well Capitalized                                 11,546            6.00               11,495             6.00
For Capital Adequacy Purposes                           7,698            4.00                7,663             4.00


Tier I Capital (to Average Total Assets)

Actual                                        $        27,042            6.69%      $       23,665             5.86%
To Be Well Capitalized                                 20,215            5.00               20,175             5.00
For Capital Adequacy Purposes                          16,172            4.00               16,140             4.00

                                                                          June 30, 1999
                                              -------------------------------------------------------------------------
                                                    WVS Financial Corp.                 West View Savings Bank
                                              --------------------------------     ------------------------------------
                                                  Amount            Ratio              Amount            Ratio
                                              ----------------  --------------     ----------------  ------------------

Total Capital (to Risk-weighted Assets)
Actual                                        $        29,821           16.90%      $       28,594            16.28%
To Be Well Capitalized                                 17,644           10.00               17,560            10.00
For Capital Adequacy Purposes                          14,115            8.00               14,048             8.00

Tier I Capital (to Risk-weighted Assets)

Actual                                        $        27,969           15.85%      $       26,747            15.23%
To Be Well Capitalized                                 10,587            6.00               10,536             6.00
For Capital Adequacy Purposes                           7,058            4.00                7,024             4.00

Tier I Capital (to Average Total Assets)

Actual                                        $        27,969            8.29%      $       26,747             7.95%
To Be Well Capitalized                                 16,876            5.00               16,814             5.00
For Capital Adequacy Purposes                          13,501            4.00               13,451             4.00

(In thousands, except per share data)

15.  STOCK BENEFIT PLANS

Stock Option Plan

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

The following table presents information related to the outstanding options:

                                        Officers' and                         Weighted-
                                          Employees'       Directors'          average
                                           Stock             Stock            Exercise
                                          Options           Options            Price
                                      ----------------  ----------------  ----------------
Outstanding, June 30, 1998                153,884            30,600        $      9.82

     Granted                                  --              2,800              14.75
     Exercised                            (50,940)             --                 5.00
     Forfeited                             (3,320)             --                15.63
                                         ----------        ---------

Outstanding, June 30, 1999                 99,624            33,400        $     11.56

     Granted                               15,960             2,000              12.02
     Exercised                               (620)          (16,600)              5.14
     Forfeited                             (4,098)           (2,400)             15.02
                                         ----------        ---------

Outstanding, June 30, 2000                110,866            16,400
                                         ==========        =========

Exercisable at year-end                    69,546            16,400
                                         ==========        =========

Available for future grant                  4,098             3,214
                                         ==========        =========

At June 30, 2000, for officers and employees there were 110,866 options outstanding, of which 69,546 were exercisable at a weighted-average exercise price of $11.87, and a weighted-average remaining contractual life of 5.92 years.

There were also 16,400 options outstanding for directors with exercise prices between $5.00 and $15.625, with a weighted-average exercise price of $8.61, and a weighted-average remaining contractual life of 4.32 years. All of these options are exercisable.

(In thousands, except per share data)

15.  STOCK BENEFIT PLANS (Continued)

As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for stock-based awards to employees. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options granted under these plans consistent with Statement No. 123, pro forma net income and earnings per share would not have been materially different than that presented on the Consolidated Statement of Income.

Retention and Recognition Plans ("RRP")

The Company also maintains an RRP for substantially all officers, employees, and directors of the Company. The objective of the RRPs is to enable the Company to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage WVS and the Savings Bank. Officers and key employees of the Company who were selected by members of a Board-appointed committee are eligible to receive benefits under the RRPs. Non-employee directors of the Company are eligible to participate in the RRP for directors. WVS has appointed an independent fiduciary to serve as trustee for the RRP Trusts.

An aggregate of 300,000 shares of common stock of WVS were acquired at conversion for future issuance under these plans, of which 60,000 shares are subject to the RRP for directors and 240,000 shares are subject to the RRP for officers and key employees.

As of June 30, 2000, 2,560 RRP shares were available for future issuance. RRP costs are accrued to operations, and added back to stockholders' equity, over a four to ten-year vesting period.

Employee Stock Ownership Plan ("ESOP")

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. An ESOP Trust was created, and acquired 161,000 shares of common stock in WVS's initial public offering, using proceeds of a loan obtained from WVS, which bears interest at one quarter point over the prime rate, adjusted quarterly. The loan, which is secured by the shares of stock purchased, calls for quarterly interest and principal payments over a ten-year term. The loan was repaid in full on June 30, 2000 by a contribution from the Savings Bank.

The Savings Bank makes quarterly contributions to the Trust to allow the Trust to make the required loan payments to WVS. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to eligible employees. As shares are released from collateral, the Savings Bank reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $627, $310, and $680 for the years ended June 30, 2000, 1999, and 1998, respectively.

(In thousands, except per share data)

15.  STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares at June 30:

                                                 2000              1999              1998
                                            ----------------  ----------------  ----------------
     Allocated shares                              120,384            98,574            70,398

     Shares released for allocation                 30,225            16,099            28,176

     Shares distributed                             (9,839)          (10,391)                -

     Unallocated shares                                 --            46,325            62,424
                                            ----------------  ----------------  ----------------

               Total ESOP shares                   140,770           150,607           160,998
                                            ================  ================  ================

     Fair value of unreleased ESOP shares   $            -     $         701      $        999
                                            ================  ================  ================

16.  DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. In conjunction with the Plan, an integrated 401(k) employee savings plan was also implemented. Employees may contribute up to the maximum allowed by law. The Company may make matching contributions as approved at the discretion of the Board of Directors. The Company has made no matching contributions to date. The Company's contributions to the Plan, which were charged to expense, were $200, $200, and $200 for the years ended June 30, 2000, 1999, and 1998, respectively.

Directors' Deferred Compensation Plan

The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2000, 1999, and 1998; 44,318, 42,598, and 41,598 shares respectively, were held by the Plan.

(In thousands, except per share data)

17.  INCOME TAXES

The provision for income taxes consists of:

                                2000              1999              1998
                           ----------------  ----------------  ----------------
Currently payable:
     Federal                   $2,364            $2,035            $2,064
     State                        226               312               247
                               ------            ------            ------

                                2,590             2,347             2,311
Deferred                         (121)               87              (202)
                               ------            ------             -----

     Total                     $2,469            $2,434            $2,109
                               ======            ======            ======

The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                             2000        1999
                                                          ----------  ----------
Deferred tax assets:
     Allowance for loan losses                            $     690   $     639
     Net unrealized loss on securities available for sale       101          16
     Deferred compensation                                      305         317
     Other                                                       67          17
                                                          ----------  ----------
             Total gross deferred tax assets                  1,163         989
                                                          ----------  ----------

Deferred tax liabilities:
     Bad debt reserve for tax reporting purposes                219         279
     Deferred origination fees, net                              98          63
     Other                                                       63          70
                                                          ----------  ----------
             Total gross deferred tax liabilities               380         412
                                                          ----------  ----------

     Net deferred tax assets                              $     783   $     577
                                                          ==========  ==========

No valuation allowance was established at June 30, 2000 and 1999, in view of WVS's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

17.  INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                            2000                      1999                       1998
                                    ---------------------     ----------------------     ----------------------
                                                  % of                       % of                       % of
                                                Pre-tax                    Pre-tax                    Pre-tax
                                     Amount      Income         Amount      Income         Amount      Income
                                    ---------------------     ----------------------     ----------------------
Provision at statutory rate         $   2,328       34.0%     $    2,198       34.0%     $    1,904       34.0%
State income tax, net of federal
  tax benefit                             149        2.2             206        3.2             163        2.9
Other, net                                 (8)      (0.1)             30        0.5              42        0.8
                                    ----------  ---------     -----------  ---------     -----------  ---------

Actual tax expense and
  effective rate                    $   2,469       36.1%     $    2,434       37.7%     $    2,109       37.7%
                                    ==========  =========     ===========  =========     ===========  =========

18.  REGULATORY MATTERS

Cash and Due from Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2000 and 1999, the Savings Bank had required reserves of $738 and $684, respectively. The required reserves are held in the form of vault cash and a noninterest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code that restricts the availability of surplus for dividend purposes. At June 30, 2000, surplus funds of $3,363 were not available for dividends.

19.  CONVERSION AND REORGANIZATION

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

(In thousands, except per share data)

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30, are as follows:

                                                            2000                                1999
                                              ----------------------------------  ----------------------------------
                                                 Carrying            Fair            Carrying            Fair
                                                  Amount             Value            Amount             Value
                                              ----------------  ----------------  ----------------  ----------------
FINANCIAL ASSETS
Cash, due from banks, and interest-
   earning demand deposits                     $        2,915    $        2,915    $        1,893    $        1,893
Investment securities                                 137,502           130,568            92,166            89,252
Mortgage-backed securities                             73,673            71,879            72,380            71,440
Net loans receivable                                  183,295           183,690           170,327           173,575
Accrued interest receivable                             4,375             4,374             3,105             3,105
FHLB stock                                              5,225             5,225             6,195             6,195
                                              ----------------  ----------------  ----------------  ----------------

     Total financial assets                    $      406,985    $      398,651    $      346,066    $      345,460
                                              ================  ================  ================  ================

FINANCIAL LIABILITIES
Deposits                                       $      172,858    $      172,540    $      174,244    $      174,190
FHLB advances                                         104,500           104,115           116,900           116,029
Other borrowings                                      101,025           101,025            25,820            25,820
Accrued interest payable                                2,704             2,704             1,929             1,929
                                              ----------------  ----------------  ----------------  ----------------

     Total financial liabilities               $      381,087    $      380,384    $      318,893    $      317,968
                                              ================  ================  ================  ================

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

(In thousands, except per share data)

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Cash, Due from Banks, Interest-earning Demand Deposits, Accrued Interest Receivable and Payable, and Other Borrowings

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

The estimated fair values for consumer, fixed rate commercial, and multi-family real estate loans are estimated by discounting contractual cash flows for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar credit characteristics.

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

FHLB Advances and Other Borrowings

The fair value of fixed rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate advances approximates their fair value.

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 13 to these financial statements.

(In thousands, except per share data)

21.  PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:


                            CONDENSED BALANCE SHEETS

                                                                            June 30,
                                                                       2000            1999
                                                                 ----------------  ------------
ASSETS
    Interest-earning deposits with subsidiary bank               $     2,283       $       325
    Investment securities available for sale                           1,048             1,141
    Investment and mortgage-backed securities held to maturity             -                18
    Investment in subsidiary bank                                     23,303            26,151
    Loan receivable from ESOP                                              -               232
    Accrued interest receivable and other assets                         341                77
                                                                 ----------------  ------------

TOTAL ASSETS                                                     $    26,975       $    27,944
                                                                 ================  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
    Other liabilities                                            $        64       $         6
    Stockholders' equity                                              26,911            27,938
                                                                 ----------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $    26,975       $    27,944
                                                                 ================  ============


                          CONDENSED STATEMENT OF INCOME


                                                                  Year Ended June 30,
                                                        2000              1999              1998
                                                    ---------------  ----------------  ----------------
INCOME
    Loans                                            $          16     $          24    $           33
    Investment and mortgage-backed securities                   83               124               442
    Dividend from subsidiary                                 7,429             5,000                 -
    Interest-earning deposits with subsidiary bank              32                31                31
    Investment securities gains, net                             -                36                 -
                                                    ---------------  ----------------  ----------------

Total income                                                 7,560             5,215               506
                                                    ---------------  ----------------  ----------------

OTHER OPERATING EXPENSE                                        104                94               111
                                                    ---------------  ----------------  ----------------
    Income before equity in undistributed
      earnings of subsidiary                                 7,456             5,121               395
    Equity in undistributed earnings of subsidiary          (3,081)           (1,059)            3,202
                                                    ---------------  ----------------  ----------------

    Income before income taxes                               4,375              4,062            3,597
    Income taxes                                                (4)                31              105
                                                    ---------------  ----------------  ----------------

NET INCOME                                           $       4,379   $          4,031  $         3,492
                                                    ===============  ================  ================

(In thousands, except per share data)

21.  PARENT COMPANY (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                 Year Ended June 30,
                                                                       2000              1999              1998
                                                                 ----------------  ----------------  ----------------
OPERATING ACTIVITIES
    Net income                                                   $         4,379   $         4,031   $         3,492
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Undistributed net income of subsidiary                             3,081             1,059            (3,202)
        Amortization of investment discounts and premiums                     -                (21)             (120)
        Amortization of ESOP and RRP deferred
          compensation                                                       345               164               360
        Investment securities gains, net                                      -                (36)               -
        Decrease in accrued interest receivable                               -                  2                63
        Other                                                              (124)               276               293
                                                                 ----------------  ----------------  ----------------
    Net cash provided by operating activities                              7,681             5,475               886
                                                                 ----------------  ----------------  ----------------

INVESTING ACTIVITIES
    Available for sale:
        Purchase of investment and
          mortgage-backed securities                                           -            (2,972)          (12,735)
        Proceeds from sale of investment securities                            -               905                 -
        Proceeds from repayments of investment and
          mortgage-backed securities                                           -             5,229             9,842
    Held to maturity:
        Purchases of investment and mortgage-backed
          securities                                                           -                 -            (7,579)
        Proceeds from repayments of investment and
          mortgage-backed securities                                          18               596            14,156
    ESOP loan repayments                                                     232                81               141
                                                                 ----------------  ----------------  ----------------
    Net cash provided by investing activities                                250             3,839             3,825
                                                                 ----------------  ----------------  ----------------

FINANCING ACTIVITIES
    Net proceeds from issuance of common stock                               91               255                636
    Cash dividends paid                                                  (1,890)           (2,150)            (5,249)
    Purchases of treasury stock                                          (4,174)           (7,596)                 -
                                                                 ----------------  ----------------  ----------------

    Net cash used for financing activities                               (5,973)           (9,491)            (4,613)
                                                                 ----------------  ----------------  ----------------

    Increase (decrease) in cash and cash equivalents                      1,958              (177)                98


CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                                          325              502                404
                                                                 ----------------  ----------------  ----------------

CASH AND CASH EQUIVALENTS
  END OF YEAR                                                    $         2,283   $          325    $           502
                                                                 ================  ================  ================

(In thousands, except per share data)

22.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                       Three Months Ended
                                              ----------------------------------------------------------------------
                                                 September         December            March             June
                                                   1999              1999              2000              2000
                                              ----------------  ----------------  ----------------  ----------------
Total interest and dividend income            $         6,609   $         6,931   $         7,094   $         7,318
Total interest expense                                  3,769             4,067             4,331             4,766
                                              ----------------  ----------------  ----------------  ----------------

Net interest income                                     2,840             2,864             2,763             2,552
Provision for loan losses                                  -                 -                 -               150
                                              ----------------  ----------------  ----------------  ----------------

Net interest income after
  provision for loan losses                             2,840             2,864             2,763             2,402

Investment securities gains, net                           -                 -                 -                 -
Total noninterest income                                  135               144               132               194
Total noninterest expense                               1,111             1,203             1,041             1,271
                                              ----------------  ----------------  ----------------  ----------------

Income before income taxes                              1,864             1,805             1,854             1,325
Income taxes                                              727               625               723               394
                                              ----------------  ----------------  ----------------  ----------------

Net income                                    $         1,137   $         1,180   $         1,131   $           931
                                              ================  ================  ================  ================

Per share data:
Net income
     Basic                                    $          0.37   $          0.40   $          0.39   $          0.33
     Diluted                                             0.37              0.39              0.39              0.32
Average shares outstanding
     Basic                                          3,056,406         2,977,411         2,915,300         2,864,368
     Diluted                                        3,084,253         3,004,701         2,936,508         2,881,499

(In thousands, except per share data)

22.  SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                              Three Months Ended
                                     ----------------------------------------------------------------------
                                        September         December            March             June
                                          1998              1998              1999              1999
                                     ----------------  ----------------  ----------------  ----------------

Total interest and dividend income    $        5,554   $         5,710   $         5,718   $        6,017
Total interest expense                         3,038             3,213             3,137             3,351
                                     ----------------  ----------------  ----------------  ----------------

Net interest income                            2,516             2,497             2,581             2,666
Provision for loan losses                          -                 -                 -                 -
                                     ----------------  ----------------  ----------------  ----------------

Net interest income after
  provision for loan losses                    2,516             2,497             2,581             2,666
Investment securities gains, net                   -                36                 -                 -
Total noninterest income                         102               126               109               117
Total noninterest expense                      1,061             1,113             1,039             1,072
                                     ----------------  ----------------  ----------------  ----------------

Income before income taxes                     1,557             1,546             1,651             1,711
Income taxes                                     607               563               644               620
                                     ----------------  ----------------  ----------------  ----------------
Net income                           $           950   $          983    $         1,007    $        1,091
                                     ================  ================  ================  ================

Per share data:
Net income
     Basic                           $          0.26   $          0.28   $          0.30    $         0.34
     Diluted                                    0.26              0.28              0.30              0.33
Average shares outstanding
     Basic                                 3,596,067         3,514,757         3,364,721         3,165,631
     Diluted                               3,627,719         3,545,577         3,394,679         3,193,476

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC". The bid and ask quotations for the common stock on September 14, 2000 were:

                        Bid                 Ask
                   -------------        ----------
                    $ 12 3/16            $ 12 3/8

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                     Market Price
                               ------------------------   Cash Dividends
        Quarter Ended            High            Low          Declared
--------------------------       ----            ---          --------
June 00                        $ 12            $ 11 1/2        $0.16
March 00                         12 1/4          10 3/4         0.16
December 99                      14 3/4          12 3/16        0.16
September 99                     15 3/8          13 1/2         0.16

June 99                        $ 15 3/8        $ 14 7/8        $0.16
March 99                         15 3/8          14 3/4         0.16
December 98                      15 1/2          14 5/8         0.16
September 98                     16 1/4          15 1/8         0.15

There were four Nasdaq Market Makers in the Company's common stock as of June 30, 2000: F. J. Morrissey & Co., Inc.; Legg Mason Wood Walker, Inc.; Herzog, Heine, Geduld, Inc.; and Spear, Leeds & Kellogg.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 940 shareholders of record at September 14, 2000. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

                           COMMON STOCK                                                     BOARD OF DIRECTORS
       The common stock of WVS Financial  Corp. is traded on The Nasdaq                      David L. Aeberli
                 Stock MarketSM under the symbol "WVFC".                                        President
                                                                                   McDonald-Aeberli Funeral Home, Inc.

                    TRANSFER  AGENT & REGISTRAR
                  Registrar and Transfer Company
                         10 Commerce Drive                                                   Arthur H. Brandt
                        Cranford, NJ 07016                                     President and CEO Brandt Excavating, Inc. and
                          1-800-368-5948                                              Retired - Former President and CEO
                                                                                            Brandt Paving, Inc.
                        INVESTOR RELATIONS
                          Pamela M. Tracy                                                     David J. Bursic
                           412-364-1911                                            President and Chief Executive Officer
                                                                                          WVS Financial Corp. and
                              COUNSEL                                                     West View Savings Bank
                         Bruggeman & Linn

                                                                                             William J. Hoegel
                          SPECIAL COUNSEL                                                     Sole Proprietor
               Elias, Matz, Tiernan & Herrick L.L.P.                                  William J. Hoegel & Associates


                      WEST VIEW SAVINGS BANK                                                  Donald E. Hook
                        9001 Perry Highway                                                       Chairman
                       Pittsburgh, PA  15237                                             Pittsburgh Cut Flower Co.
                          412-364-1911

                                                                                             John M. Seifarth
                         WEST VIEW OFFICE                                              Senior Engineer - Consultant
                         456 Perry Highway                                          Nichols & Slagle Engineering, Inc.
                           412-931-2171

                                                                                             Margaret VonDerau
                         CRANBERRY OFFICE                                     Senior Vice President, Treasurer and Secretary
                        20531 Perry Highway                                               WVS Financial Corp. and
                     412-931-6080/724-776-3480                                            West View Savings Bank

                       FRANKLIN PARK OFFICE                                                 EXECUTIVE OFFICERS
                      2566 Brandt School Road
                           724-935-7100                                                      William J. Hoegel
                                                                                                 Chairman

                          BELLEVUE OFFICE
                        572 Lincoln Avenue                                                    David J. Bursic
                           412-761-5595                                                        President and
                                                                                          Chief Executive Officer

                       SHERWOOD OAKS OFFICE
                       Serving Sherwood Oaks                                                 Margaret VonDerau
                          Cranberry Twp.                                           Senior Vice President, Treasurer and
                                                                                            Corporate Secretary

                         LENDING DIVISION
                      2566 Brandt School Road                                                Edward M. Wielgus
                           724-935-7400                                                 Senior Vice President and
                                                                                           Chief Lending Officer

     The members of the Board of Directors  serve in that  capacity for both the
                         Company and the Savings Bank.

                         A Tradition of Quality Banking















                               WVS FINANCIAL CORP.