Form 10-K, Exhibit 13
period 2001-06-30
WVS FINANCIAL CORP
filed 2001-09-28
CIK 910679

W
     V
      S

FINANCIAL
---------
   CORP.


THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK



                                 ANNUAL REPORT




                                                                            2001

                                TABLE OF CONTENTS

                                                                       Page
                                                                      Number
                                                                      ------

      Stockholders' Letter                                              1

      Selected Financial and Other Data                                 2

      Management's Discussion and Analysis                              4

      Report of Independent Auditors                                   18

      Consolidated Balance Sheets                                      19

      Consolidated Statements of Income                                20

      Consolidated Statements of Changes in Stockholders' Equity       21

      Consolidated Statements of Cash Flows                            22

      Notes to the Consolidated Financial Statements                   23

      Common Stock Market Price and Dividend Information               49

      Corporate Information                                            50

To Our Stockholders:


               During fiscal 2001, WVS Financial Corp. and West View Savings Bank continued to post record operating results. Diluted earnings per share increased 15.0% from $1.47 in fiscal 2000 to $1.69 in fiscal 2001. Return on average equity has steadily increased over the past several years from 10.45% in fiscal 1998 to 17.17% in fiscal 2001. U.S. Banker magazine assigns a profitability ranking to community banking companies based on return on average equity and growth in per share earnings. WVS Financial Corp. consistently ranked among the top five nationally of the fourth hundred largest community banking companies: One Year Profitability - #5; Three Year Profitability - #3; and Five Year Profitability - #4.

               Fiscal 2001 was characterized by volatile interest rate swings, political uncertainties associated with the Presidential election, a weakening economy and a "bear market" in equity securities - particularly technology stocks. During these times, the Bank's directors, management and employees worked hard to make the bank stronger by: seeking new deposits; adding a new ATM at our West View branch; expanding our commercial and residential lending to help create jobs in our local communities; and buying back our Company stock at attractive levels to enhance long-term stockholder value and secondary market liquidity.

               We also took advantage of the decline in long-term interest rates to payoff a significant portion of our short-term borrowings and "lock-in" attractive long-term borrowing rates. The Company upgraded its interest-rate risk measurement systems to help us respond to changes in market interest rates. During fiscal 2002, we plan on continuing to invest in technology to better serve our customers. Enhancements to our retail loan origination system are already well under way and we intend to undertake a complete top to bottom review of the Bank's information technology systems.

               As this Annual Report was going to press, terrorists destroyed the World Trade Center complex in New York, seriously damaged the Pentagon in Washington DC, and caused the crash of a commercial airliner in Shanksville, PA. The Bank does business with several firms located in the World Trade Center and we recently learned that one of our colleagues died in the tragedy and several are still missing. Our thoughts and prayers are with them and their families at this difficult time.

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




/s/ David J. Bursic                               /s/ William J. Hoegel
-------------------                               ---------------------
DAVID J. BURSIC                                   WILLIAM J. HOEGEL
President and                                     Chairman of the Board
Chief Executive Officer

                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                            FINANCIAL AND OTHER DATA


                                                                As of or For the Year Ended June 30,
                                          ---------------------------------------------------------------------------------------
                                            2001                2000             1999              1998                 1997
                                            ----                ----             ----              ----                 ----
                                                                       (Dollars in Thousands)
Selected Financial Data:
Total assets                           $   396,440        $   409,618        $   348,408        $   297,054         $   294,693
Net loans receivable                       185,179            183,295            170,327            157,737             158,134
Mortgage-backed securities                  64,132             73,673             72,380             46,314              37,490
Investment securities                      129,593            137,502             92,166             81,268              87,548
Savings deposit accounts                   178,029            169,508            171,114            167,670             170,879
FHLB advances                              161,494            104,500            116,900             88,857              77,857
Other borrowings                            20,660            101,025             25,820                889               6,784
Stockholders' equity                        28,645             26,911             27,938             32,978              32,889
Non-performing assets and troubled
  debt restructurings(1)                     5,016              4,050                765                603                 274

Selected Operating Data:
Interest income                        $    29,147        $    27,952        $    22,999        $    22,146         $    21,125
Interest expense                            18,561             16,933             12,739             11,781              10,884
                                            ------             ------             ------             ------              ------
Net interest income                         10,586             11,019             10,260             10,365              10,241
Provision for loan losses                      788                150                 --               (120)                 60
                                            ------           --------             ------             ------               -----
Net interest income after provision
  for loan losses                            9,798             10,869             10,260             10,485              10,181
Non-interest income                            707                605                490                538                 374
Non-interest expense                         3,787              4,626              4,285              5,422               5,666
                                             -----              -----              -----              -----               -----
Income before income tax expense             6,718              6,848              6,465              5,601               4,889
Income tax expense                           1,956              2,469              2,434              2,109               1,930
                                             -----              -----              -----              -----               -----
Net income                             $     4,762        $     4,379        $     4,031        $     3,492         $     2,959
                                          ========           ========           ========           ========            ========

Per Share Information(2):
Basic earnings                         $      1.70        $      1.48        $      1.18        $      1.01         $      0.88
Diluted earnings                       $      1.69        $      1.47        $      1.17        $      0.98         $      0.85
Dividends per share(3)                 $      0.64        $      0.64        $      0.63        $      1.50         $      1.50
Dividend payout ratio(3)                     37.65%             43.24%             53.39%            148.51%             170.45%
Book value per share at period end     $     10.40        $      9.35        $      8.81        $      9.12         $      9.41
Average shares outstanding:
      Basic                              2,804,125          2,953,720          3,405,662          3,470,479           3,369,796
      Diluted                            2,815,867          2,977,089          3,435,738          3,574,043           3,490,226

                                                              As of or For the Year Ended June 30,
                                             --------------------------------------------------------------------
                                                2001           2000          1999          1998          1997
                                                ----           ----          ----          ----          ----
                                                                     (Dollars in Thousands)
Selected Operating Ratios(4):
Average yield earned on interest-
 earning assets                                  7.34%         7.34%         7.32%         7.69%         7.69%
 Average rate paid on interest-
  bearing liabilities                            5.21          4.91          4.70          4.78          4.78
Average interest rate spread(5)                  2.13          2.43          2.62          2.91          2.91
Net interest margin(5)                           2.67          2.89          3.27          3.60          3.73
Ratio of interest-earning assets to
  interest-bearing liabilities                 111.33        110.57        114.54        116.65        120.70
Non-interest expense as a percent of
  average assets                                 0.94          1.20          1.35          1.86          2.04
Return on average assets                         1.19          1.14          1.27          1.20          1.06
Return on average equity                        17.17         16.27         13.01         10.45          8.63
Ratio of average equity to average
  assets                                         6.92          6.99          9.76         11.48         12.33
Full-service offices at end of period            5             5             5             5             5

Asset Quality Ratios(4):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                             2.71%         2.21%         0.32%         0.38%         0.17%
Non-performing assets as a percent
  of total assets(1)                             1.27          0.99          0.22          0.20          0.09
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                                   1.27          0.99          0.22          0.20          0.09
Allowance for loan losses as a
  percent of total loans receivable              1.35          0.98          1.07          1.08          1.16
Allowance for loan losses as a
  percent of non-performing loans               35.08         48.72        336.75        308.46        733.21
Charge-offs to average loans
  receivable outstanding during the
  period                                         0.01          0.01          0.02          0.02          0.01

Capital Ratios(4):
Tier 1 risk-based capital ratio                 14.15%        14.05%        15.85%        20.90%        24.52%
Total risk-based capital ratio                  15.40         15.11         16.90         22.09         25.77
Tier 1 leverage capital ratio                    7.35          6.69          8.29         10.98         11.44


---------------

(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non- performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.
(2) All per share information for fiscal year ended June 30, 1997 has been restated to reflect the two-for-one stock split of May 22, 1998.
(3) Dividends per share and dividend payout ratio includes special cash dividends of $0.95 and $1.15 per share, paid during fiscal 1998 and 1997, respectively.
(4) Consolidated asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

8


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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2001.

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

The Company's strategic focus includes:

Consistent Earnings Growth - Net income has grown from $4.0 million in fiscal 1999 to $4.4 million in fiscal 2000 to $4.8 million in fiscal 2001. Diluted earnings per share have increased from $1.17 in fiscal 1999 to $1.47 in fiscal 2000 to $1.69 in fiscal 2001; this equates to a compounded annual growth rate in diluted earnings per share of 20.19%.

Commitment to Capital Management - The Company is committed to maximizing long-term shareholder value. Specific components of this strategy include: (1) the repurchase of 146,700 shares of Company common stock during fiscal 2001; (2) and paying an above-average dividend yield in excess of 4.50% on the Company's common stock during fiscal 2001. The Company has markedly increased return on average stockholders' equity during each of the past five fiscal years: 1997 - 8.63%, 1998 - 10.45%, 1999 - 13.01%, 2000 - 16.27% and 2001 - 17.17%.

Growth of Core Deposits - As of June 30, 2001, $78.7 million or 44.2% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $36.6 million or 46.5% of core deposits consisted of regular savings and club accounts. Checking account balances grew $1.4 million or 4.9% during fiscal 2001 and totaled $30.0 million or 38.11% of core deposits at June 30, 2001. The continued growth in checking account deposits was primarily due to increased marketing and promotional efforts by the Company to gain market share. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Community-based Lending - West View has consistently focused its lending activities on generating loans in our market area. Typical loan offerings include home mortgages, construction loans, and consumer loans for home improvement, automobile loans and home equity loans. During fiscal 2001, West View continued to expand its small business lending program, including term loans, business inventory loans and loans for business machinery.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2001, 2000 and 1999, the Company's ratios of non-interest expense to average assets were 0.94%, 1.20% and 1.35%, respectively.

The Company believes that the judicious use of FHLB long-term borrowings to fund approximately 37.0% of its total assets significantly reduces operating costs. We will continue to invest in technology to help streamline our operations and to increase customer satisfaction and loyalty.


CHANGES IN FINANCIAL CONDITION

                                                           Condensed Balance Sheet
                                                           -----------------------
                                                                                       Change
                                                June 30,        June 30,    ----------------------------
                                                 2001            2000         Dollars      Percentage
                                                 ----            ----         -------      ----------
                                                               (Dollars in Thousands)
             Cash and interest-earning
                   deposits                    $  2,993       $  2,915       $     78          2.7%

              Investment securities(1)          137,743        142,727         (4,984)        -3.5

              Mortgage-backed securities         64,132         73,673         (9,541)       -13.0

              Net loans receivable              185,179        183,295          1,884          1.0

              Total assets                      396,440        409,618        (13,178)        -3.2

              Deposits                          181,339        172,858          8,481          4.9

              FHLB and other borrowings         182,154        205,525        (23,371)       -11.4

              Total liabilities                 367,795        382,707        (14,912)        -3.9

              Total equity                       28,645         26,911          1,734          6.4

---------------
(1) Includes Federal Home Loan Bank Stock.

General. The $13.2 million or 3.2% decrease in total assets was primarily comprised of a $9.5 million decrease in mortgage-backed securities, and a $5.0 million decrease in investment securities and Federal Home Loan Bank ("FHLB") stock, which was partially offset by a $1.9 million increase in net loans receivable.

The $14.9 million or 3.9% decrease in total liabilities was primarily comprised of a $23.4 million decrease in FHLB advances and other borrowings, which was partially offset by a $8.5 million increase in deposits.

Total stockholders' equity increased $1.7 million or 6.4% primarily due to $4.8 million of company net income, a $305 thousand increase in unrealized securities gains, and a $208 thousand increase in capital attributable to stock option exercises and Recognition and Retention Plan ("RRP") equity contributions, which were partially offset by the repurchase of $1.8 million of the Company's own common stock, and $1.8 million of cash dividends paid to stockholders. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $78 thousand or 2.7% to $3.0 million at June 30, 2001 from $2.9 million at June 30, 2000. Increases in these accounts are usually the result of a combination of customer deposits, loan and investment repayments, and proceeds from borrowings. Decreases in these accounts are primarily due to a combination of new loan originations, customer withdrawals, investment purchases and repayments of borrowings.

Investments. The Company's overall investment portfolio decreased $14.4 million or 6.7% to $201.9 million at June 30, 2001 from $216.4 million at June 30, 2000. Investment securities decreased $5.0 million or 3.5% to $137.7 million at June 30, 2001. This decrease was due to issuer redemption of higher coupon investment securities. Mortgage-backed securities decreased $9.5 million or 13.0% to $64.1 million at June 30, 2001. This decrease was due primarily to increased principal repayments on the mortgage-backed securities portfolio due to higher levels of refinancing activity.

Net Loans Receivable. Net loans receivable increased $1.9 million or 1.0% to $185.2 million at June 30, 2001. The increase in loans receivable was principally the result of increased mortgage and commercial loan originations.

Deposits. Total deposits increased $8.5 million or 4.9% to $181.3 million at June 30, 2001. Certificates of deposit increased approximately $8.2 million during the year due in large part to the Company's efforts garnering municipal cash management deposits and an increase in retail time deposit demand due to declining market interest rates and equity market volatility.

Borrowed Funds. Borrowed funds decreased $23.4 million or 11.4% to $182.2 million at June 30, 2001. The decrease is principally the result of repaying borrowings with funds from called investment securities. Other short-term borrowings decreased $80.4 million or 79.6% to $20.7 million at June 30, 2001, and FHLB advances increased $57.0 million or 54.5% to $161.5 million at June 30, 2001. During the second half of fiscal 2001, the Company began to reduce its level of short-term borrowings and extended the term structure of a portion of its FHLB advances in response to declining market interest rates.

Stockholders' Equity. Total stockholders' equity increased $1.7 million or 6.4% to $28.6 million at June 30, 2001. The increase was principally the result of $4.8 million of Company net income, a $305 thousand increase in unrealized securities gains, and a $208 thousand increase in capital attributable to stock option exercises, and RRP equity contributions, which were partially offset by the repurchase of $1.8 million of the Company's own common stock and $1.8 million of cash dividends paid to stockholders.

RESULTS OF OPERATIONS

                                                  Condensed Statements of Income
                                                  ------------------------------
                              June 30,                        June 30,                         June 30,
                               2001           Change            2000            Change           1999
                               ----           ------            ----            ------           ----
                                                      (Dollars in Thousands)
Interest income              $29,147        $  1,195          $27,952          $ 4,953          $22,999
                                                 4.3%                             21.5%

Interest expense             $18,561        $  1,628          $16,933          $ 4,194          $12,739
                                                 9.6%                             32.9%

Net interest income          $10,586        $   (433)         $11,019          $   759          $10,260
                                                -3.9%                              7.4%

Provision for loan losses    $   788        $    638          $   150          $   150          $     0
                                               425.3%                            100.0%

Non-interest income          $   707        $    102          $   605          $   115          $   490
                                                16.9%                             23.5%

Non-interest expense         $ 3,787        $   (839)         $ 4,626          $   341          $ 4,285
                                               -18.1%                              8.0%

Income tax expense           $ 1,956        $   (513)         $ 2,469          $    35          $ 2,434
                                               -20.8%                              1.4%

Net income                   $ 4,762        $    383          $ 4,379          $   348          $ 4,031
                                                 8.7%                              8.6%


General. WVS reported net income of $4.8 million, $4.4 million and $4.0 million for the fiscal years ended June 30, 2001, 2000 and 1999, respectively. The $383 thousand or 8.7% increase in net income during fiscal 2001 was primarily the result of a $839 thousand decrease in non-interest expense, a $313 thousand decrease in income tax expense, and a $102 thousand increase in non-interest income, which was partially offset by a $638 thousand increase in the provision for loan losses and a $433 thousand decrease in net interest income. Earnings per share totaled $1.70 (basic) and $1.69 (diluted) for fiscal 2001 as compared to $1.48 (basic) and $1.47 (diluted) for fiscal 2000. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2001.

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

                                                               For the Years Ended June 30,
                                              --------------------------------------------------------------
                                                           2001                            2000
                                              -----------------------------    -----------------------------
                                              Average             Average      Average             Average
                                              Balance  Interest  Yield/Rate    Balance  Interest  Yield/Rate
                                              -------  --------  ----------    -------  --------  ----------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
     Net loans receivable(1)                 $185,203   $14,618   7.89%       $176,851  $13,805    7.81%
     Net tax-free loans receivable(2)             692        69   9.97             706       71   10.01
     Mortgage-backed securities                70,403     4,835   6.87          75,312    5,170    6.86
     Investments - taxable                    114,000     8,205   7.20         116,500    8,352    7.17
     Investments - tax-free(2)                 24,785     1,993   8.04           9,901      768    7.76
     Interest-bearing deposits                  1,871        38   2.03           1,710       36    2.11
                                                -----   -------   ----            ----  -------    ----
     Total interest-earning assets            396,954    29,758   7.50%        380,980   28,202    7.40%
                                                         ------   ====                   ------    ====
     Non-interest-earning assets                4,148                            4,385
                                                -----                         --------
           Total assets                      $401,102                         $385,365
                                             ========                         ========

Interest-bearing liabilities:
     Interest-bearing deposits and escrows   $161,821    $6,820   4.21%       $161,727   $6,375    3.94%
     Borrowings                               194,749    11,741   6.03         182,818   10,558    5.78
                                              -------    ------                -------   ------
     Total interest-bearing liabilities       356,570    18,561   5.21%        344,545   16,933    4.91%
                                                         ------   ====                   ------    ====
     Non-interest-bearing accounts             11,616                           10,281
                                               ------                           ------
     Total interest-bearing liabilities and
        non-interest-bearing accounts         368,186                          354,826
     Non-interest-bearing liabilities           5,179                            3,618
                                                -----                         --------
           Total liabilities                  373,365                          358,444
Retained income                                27,737                           26,921
                                               ------                         --------
Total liabilities and retained income        $401,102                         $385,365
                                             ========                         ========
Net interest income                                     $11,197                         $11,269
                                                        =======                         =======
Interest rate spread                                              2.29%                            2.49%
                                                                  ====                             ====
Net yield on interest-earning assets(3)                           2.82%                            2.96%
                                                                  ====                             ====
Ratio of interest-earning assets to
   interest-bearing liabilities                                 111.33%                          110.57%
                                                                ======                           ======

                                                For the Years Ended June 30,
                                               -------------------------------
                                                           1999
                                               -------------------------------
                                               Average               Average
                                               Balance   Interest   Yield/Rate
                                               -------   --------   ----------
                                                  (Dollars in Thousands)
Interest-earning assets:
     Net loans receivable(1)                  $157,926   $12,800    8.11%
     Net tax-free loans receivable(2)              725        72    9.97
     Mortgage-backed securities                 66,685     4,280    6.42
     Investments - taxable                      86,137     5,752    6.68
     Investments - tax-free(2)                     979        56    5.71
     Interest-bearing deposits                   1,995        77    3.86
                                               -------   -------    ----
     Total interest-earning assets             314,447    23,037    7.33%
                                                          ------    ====
     Non-interest-earning assets                 3,324
                                              --------
           Total assets                       $317,771
                                              ========

Interest-bearing liabilities:
     Interest-bearing deposits and escrows    $161,189    $6,537    4.05%
     Borrowings                                113,338     6,202    5.47
                                               -------    ------
     Total interest-bearing liabilities        274,527    12,739    4.64%
                                                          ------    ====
     Non-interest-bearing accounts               8,306
                                              --------
     Total interest-bearing liabilities and
        non-interest-bearing accounts          282,833
     Non-interest-bearing liabilities            3,934
                                              --------
           Total liabilities                   286,767
Retained income                                 31,004
                                              --------
Total liabilities and retained income         $317,771
                                              ========
Net interest income                                      $10,298
                                                         =======
Interest rate spread                                                2.69%
                                                                    ====
Net yield on interest-earning assets(3)                             3.27%
                                                                    ====
Ratio of interest-earning assets to
   interest-bearing liabilities                                   114.54%
                                                                  ======

----------------
(1) Includes non-accrual loans.
(2) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(3) Net interest income divided by average interest-earning assets.

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


                                                                                    Year Ended June 30,
                                                   --------------------------------------------------------------------------------
                                                        2001 vs. 2000                                   2000 vs. 1999
                                                   -------------------------------------   ----------------------------------------
                                                   Increase     (Decrease)                  Increase    (Decrease)
                                                           Due to               Total              Due to                 Total
                                                    -------------------        Increase     ---------------------        Increase
                                                    Volume         Rate       (Decrease)    Volume           Rate       (Decrease)
                                                    ------         ----       ----------    ------           ----       ----------
                                                                                   (Dollars in Thousands)
Interest-earning assets:
         Net loans receivable                     $   670        $   142       $   812      $ 1,491        $  (487)       $ 1,004
         Mortgage-backed securities                  (343)             8          (335)         584            306            890
         Investments - taxable                       (182)            35          (147)       2,152            448          2,600
         Investments - tax-free                       834             29           863          468             32            500
         Interest-bearing deposits                      3             (1)            2          (10)           (31)           (41)
                                                   ------        -------       -------    ---------       --------       --------
               Total interest-earning assets          982            213         1,195        4,685            268          4,953
Interest-bearing liabilities:
         Interest-bearing deposits and
            Escrows                                    47            398           445          (74)           (88)          (162)
         Other borrowings                             714            469         1,183        3,987            369          4,356
                                                    -----          -----         -----        -----          -----          -----
               Total interest-bearing liabilities     761            867         1,628        3,913            281          4,194
                                                    -----          -----        ------        -----          -----         ------
Increase (decrease) in net interest
   Income                                         $   221        $  (654)      $  (433)     $   772        $   (13)       $   759
                                                   ======        =======       =======       ======       ========         ======



Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Interest Income. Total interest income increased by $1.2 million or 4.3% during fiscal 2001 and increased by $5.0 million or 21.5% during fiscal 2000. The increase in fiscal 2001 was primarily a result of volume growth in the Company's investment and net loans receivable during the periods presented.

Interest income on net loans receivable increased $812 thousand or 5.9% during fiscal 2001 and increased $1.0 million or 7.8% during fiscal 2000. The increase in fiscal 2001 was attributable to a $8.3 million increase in the average balance of net loans outstanding and a 8 basis point increase in the weighted average yield on the Company's loan portfolio. The increase in fiscal 2000 was attributable to a $18.9 million increase in the average balance of net loans outstanding, which was partially offset by a 30 basis point decrease in the weighted average yield on the Company's loan portfolio.

Interest income on investment securities and FHLB stock increased $716 thousand or 8.1% during fiscal 2001 and increased $3.1 million or 53.5% during fiscal 2000. The increase in fiscal 2001 was primarily attributable to a $14.9 million increase in the average balance of tax-free investment securities outstanding and a 13 basis point increase in the weighted average yield on the Company's investment securities. The increase in fiscal 2000 was primarily attributable to a $39 million increase in the average balance of investment securities outstanding and a 55 basis point increase in the weighted average yield on the Company's investment securities.

Interest income on mortgage-backed securities decreased $335 thousand or 6.5% during fiscal 2001 and increased $890 thousand or 20.8% during fiscal 2000. The decrease in fiscal 2001 was attributable to a $4.9 million decrease in the average outstanding balance of mortgage-backed securities which was partially offset by a 1 basis point increase in the weighted average yield on the mortgage-backed securities portfolio. The increase during fiscal 2000 was attributable to an increase in the average outstanding balance of mortgage-backed securities of $8.6 million, and an increase in the weighted average interest rate yield of 44 basis points.

Interest Expense. Total interest expense increased $1.6 million or 9.6% during fiscal 2001 and increased by $4.2 million or 32.9% during fiscal 2000. The increase during fiscal 2001 was attributable to an increase of $1.2 million of interest expense on borrowings and a $445 thousand increase of interest expense on deposits. The increase during fiscal 2000 was attributable to an increase of $4.4 million of interest expense on borrowings which was partially offset by a $162 thousand decrease of interest expense on deposits.

Interest expense on borrowings increased $1.2 million or 11.2% during fiscal 2001 and increased $4.4 million or 70.2% during fiscal 2000. The increase in fiscal 2001 was attributable to a $11.9 million increase in the average balance of borrowings outstanding, and a 25 basis point increase in the weighted average yield on the Company's borrowings. The increase for fiscal 2000 was primarily attributable to increases in the average balance of borrowings outstanding totaling $69.5 million and a 31 basis point increase in the weighted average yield on the Company's borrowings. The Company took advantage of a decline in market interest rates during the second half of fiscal year 2001 to reposition the maturity profile of its balance sheet.

Interest expense on interest-bearing deposits and escrows increased $445 thousand or 7.0% in fiscal 2001 and decreased $162 thousand or 2.5% in fiscal 2000. The increase in fiscal 2001 was primarily attributable to a 27 basis point increase in the weighted average rate paid on the Company's deposits and a $94 thousand increase in the average balance of interest bearing deposits and escrows. The decrease in fiscal 2000 was primarily attributable to a $2.0 million decrease in the average balance of certificates of deposit and a decrease of 11 basis points in the weighted average rate paid on the Company's deposits.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. A $788 thousand provision for loan loss was recorded to increase the Company's general loan loss reserves. The increase in the provision for loan losses during fiscal 2001 was attributable to a reappraisal of the real estate collateral underlying a non-performing commercial loan relationship. The Company believes that the additional loan loss reserves are prudent and warranted at this time due to the weakening of the national economy and the current work-out of this particular credit. The Company recorded a provision for loan losses of $150 thousand for fiscal 2000.

Non-interest Income. Total non-interest income increased by $102 thousand or 16.9% in fiscal 2001 and increased by $115 thousand or 23.5% in fiscal 2000. The increase in fiscal 2001 was primarily attributable to an increase in service charge and ATM fee income. The increase in fiscal 2000 was primarily due to an increase in service charges on deposits. The increase in service charge and ATM fee income for both periods was directly attributable to the Company's checking account promotion marketing strategies.

Non-interest Expense. Total non-interest expense decreased $839 thousand or 18.1% and increased $341 thousand or 8.0% during fiscal 2001 and 2000, respectively. The decrease in fiscal 2001 was primarily attributable to the absence of discretionary employee stock ownership plan amortization, and decreases in accrued legal fees and PA Capital Stock Franchise taxes. The increase in fiscal 2000 was principally attributable to increased discretionary employee stock ownership plan amortization, which was partially offset by decreases in other payroll costs.

Income Taxes. Income taxes decreased $513 thousand or 20.78% during fiscal 2001 and increased $35 thousand or 1.44% during fiscal 2000. Fiscal year 2001 income tax expense was favorably impacted by the higher levels of tax-free bank qualified municipal securities in the Company's investment portfolio. The Company's effective tax rate was 29.1% at June 30, 2001 and 36.1% at June 30, 2000.


ASSET AND LIABILITY MANAGEMENT

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

Approximately $31.7 million of callable agency bonds with an estimated weighted average rate of 7.53% were called during the fiscal year ended June 30, 2001.

At June 30, 2001, the Company held $64.1 million of mortgage-backed securities with an approximate yield of 6.5%. The mortgage-backed securities purchases were made in order to mitigate the principal calls on the Company's callable bond portfolio and earn a higher yield with an expected average life profile comparable to longer-term callable agency bonds. In order to mitigate risks associated with a general rise in market interest rates, approximately $16.0 million or 25.0% of the Company's mortgage-backed securities portfolio were floating rate securities with a weighted average yield of 5.2%.

During the twelve months ended June 30, 2001, the Company purchased approximately $9.9 million of bank qualified tax-exempt bonds with a taxable equivalent yield of 7.49%. Bank qualified tax-exempt bonds generally have longer terms to maturity (e.g. twenty years) and longer first call dates (e.g. five years). The Company purchased these securities in order to capture attractive yields for an extended period of time as measured by the first call date.

During the fiscal year ended June 30, 2001, the Company borrowed approximately $546.8 million in various borrowings from the FHLB with a weighted average rate of 5.93% and incurred $361.9 million in other borrowings with a weighted average rate of 6.35%. During the twelve months ended June 30, 2001, the Company repaid $489.8 million of FHLB advances and $442.2 million of other borrowings.

The Company continued a strategy designed to reduce the interest rate sensitivity of its financial assets to its financial liabilities. The primary elements of this strategy include:

    1) taking advantage of a decline in market rates during the second half of fiscal 2001 to reposition and restructure the maturity profile of its borrowings portfolio;
    2) emphasizing the acquisition and retention of lower-cost core deposits and checking accounts; and
    3) pricing the Company's certificates of deposit and loan products nearer to the market average rate as opposed to the upper range of market offered rates.

The Company has reduced its investment growth program, originally initiated in the third quarter of fiscal 1994, throughout fiscal 2001 due to a decline in market interest rates. Under this strategy, a longer-term callable or non-callable investment security, or mortgage-backed security, is purchased and funded through the use of non-deposit liabilities, such as FHLB advances and other borrowings. With this strategy, the Company increases its net interest income, but also faces the risk, during periods of rising market interest rates, that it may experience a decline in net interest income if the rate paid on its various borrowings rises above the rate earned on the investment security purchased. In order to mitigate this exposure, the Board has placed certain restrictions on the investment growth program, including:

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

In most cases, the initial yield spread earned on investment security purchases ranged from approximately 146 to 153 basis points.

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

As of June 30, 2001, the implementation of these asset and liability management initiatives resulted in the following:

    1) an aggregate of $49.4 million or 26.7% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months;
    2) $16.0 million or 25.0% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were secured by floating rate securities; and
    3) the term structure of the Company's borrowings as of June 30, 2001 has been extended as follows: 1-3 years: $45.5 million or 25.0%; 3-5 years:
        $4.2 million or 2.3%; over 5 years: $132.5 million or 72.7%.

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

                                                            June 30,
                                              --------------------------------------
                                                 2001         2000           1999
                                              ---------    ----------     ----------
                                                    (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                  $ 155,928    $   86,215     $   99,729
Interest-bearing liabilities maturing or
   repricing within one year                    137,232       275,814        130,788
                                              ---------    ----------     ----------
Interest sensitivity gap                      $  18,696    $ (189,599)    $  (31,059)
                                              =========    ==========     ==========
Interest sensitivity gap as a percentage of
   total assets                                     4.7%        (46.3)%         (8.9)%
Ratio of assets to liabilities
   maturing or repricing within one year          113.6%         31.3%          76.3%


During fiscal 2001, the Company markedly improved its one year interest sensitivity gap by: (1) extending the term structure of a portion of the Company's borrowings; (2) reducing the amount of incremental wholesale borrowing; and (3) limiting investment purchases.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2001. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                                                        Stressed Repricing Gap
                                                        -----------------------
                                                                                                   Long Term
                                                                                                     & Non
                              Month 3     Month 6    Month 12    Month 24    Month 36   Month 60   sensitive
                              -------     -------    --------    --------    --------   --------   ----------
                                                          (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative Gap ($'s)           -7,331      -6,310     -17,664       -17,655     -19,771    -10,043         0

% of Total Assets                 -1.8%       -1.6%       -4.4%         -4.4%       -5.0%      -2.5%      0.0%
Base Case Up 100 bp
-------------------
Cummulative Gap ($'s)           -5,822      -3,790     -14,296        -9,330     -10,535      4,002         0

% of Total Assets                 -1.5%       -1.0%       -3.6%         -2.3%       -2.6%       1.0%      0.0%
Base Case No Change
-------------------
Cummulative Gap ($'s)           17,356      23,928      18,696        33,807      43,895     78,988         0

% of Total Assets                  4.4%        6.0%        4.7%          8.5%       11.0%      19.9%      0.0%
Base Case Down 100 bp
-------------------
Cummulative Gap ($'s)           46,282      66,243      62,644        88,330      99,769    162,941         0

% of Total Assets                 11.6%       16.7%       15.8%         22.2%       25.1%      41.0%     0.0%
Base Case Down 200 bp
-------------------
Cummulative Gap ($'s)           51,720      74,172      73,335       101,394     113,154    174,672         0

% of Total Assets                 13.0%       18.7%       18.4%         25.5%       28.5%      43.9%     0.0%


Beginning in the third quarter of fiscal 2001, the Company began to utilize an income simulation model to measure interest rate risk and to manage interest rate sensitivity. The Company believes that income simulation modeling may enable the Company to more accurately estimate the possible effects on net interest income due to changing market interest rates. Other key model parameters include: estimated prepayment rates on the Company's loan, mortgage-backed securities and investment portfolios; savings decay rate assumptions; and the repayment terms and embedded options of the Company's borrowings.

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2001. Due to the Company's recent adoption of simulation modeling, comparable figures for fiscal 2000 are not available.

            Analysis of Sensitivity to Changes in Market Interest Rates
            -----------------------------------------------------------

                                              Modeled Change in Market Interest Rates
                                     -----------------------------------------------------
Estimated impact on:                  -200       -100         0       +100         +200
--------------------                  ----       ----       ---       ----         ----
   Change in net interest income     -29.9%      -8.4%      0.0%       0.6%         1.4%

   Return on average equity          10.24%     15.45%    17.43%     17.56%       17.76%

   Return on average assets           0.76%      1.17%     1.33%      1.34%        1.35%

   Market value of equity (in     $ 24,416   $ 37,962   $ 44,330   $ 40,681     $ 36,178
      thousands)

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2001.


                                  Anticipated Transactions
         ------------------------------------------------------------------
                                                     (Dollars in Thousands)
         Undisbursed construction and
             land development loans
               Fixed rate                                  $  7,148
                                                               7.83%

               Adjustable rate                             $  9,333
                                                               8.13%

         Undisbursed lines of credit
               Adjustable rate                             $  7,656
                                                               8.01%

         Loan origination commitments
               Fixed rate                                  $    746
                                                               7.33%

               Adjustable rate                             $    114
                                                               6.38%

         Letters of credit
               Adjustable rate                             $    297
                                                              10.00%
                                                           --------
                                                           $ 25,294
                                                           ========


<

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $78 thousand during fiscal 2001 primarily due to $12.5 million of net cash provided by investing activities and $6.0 million of net cash provided by operating activities. This increase was offset by $18.4 million of net cash used for financing activities.

Funds provided by operating activities totaled $6.0 million during fiscal 2001 as compared to $4.3 million during fiscal 2000. Net cash provided by operating activities was primarily comprised of $4.8 million of net income, $788 thousand in provision for loan losses and a $538 thousand decrease in accrued interest receivable.

Funds provided by investing activities totaled $12.5 million during fiscal 2001 as compared to $58.7 million used for investing activities during fiscal 2000. Primary sources of funds during fiscal 2001 include $55.2 million in repayments of investment and mortgage-backed securities, which were partially offset by $36.9 million in purchases of investment and mortgage-backed securities, and a $2.9 million increase in FHLB stock and a $2.9 million increase in net loans receivable.

Funds used for financing activities totaled $18.4 million for fiscal 2001 as compared to $55.4 million provided by financing activities in fiscal 2000. Primary uses of funds for fiscal 2001 were a $21.7 million decrease in FHLB and other borrowings used to fund loan commitments and investment security purchases, $1.8 million in common stock repurchases, and $1.8 million of cash dividends paid which was partially offset by a $6.8 million increase in deposits. During fiscal 2001, the Company purchased 146,700 shares of common stock for approximately $1.8 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2001, the total approved loan commitments outstanding amounted to $860 thousand. At the same date, commitments under unused letters and lines of credit amounted to $8.0 million and the unadvanced portion of construction loans approximated $16.5 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2001, totaled $74.5 million. Management believes that a significant portion of maturing deposits will remain with the Company.

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

On July 31, 2001, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 16, 2001 to shareholders of record at the close of business on August 6, 2001. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2001, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier 1 and total risk-based capital equal to $28.5 million or 14.2% and $31.1 million or 15.4%, respectively, of total risk-weighted assets, and Tier 1 leverage capital of $28.5 million or 7.4% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets increased $1.0 million or 23.9% to $5.0 million, or 1.3% of total assets, at June 30, 2001. The increase was primarily the result of a $1.0 million increase in non-accrual loans.


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

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------





Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.






Wexford, PA
July 20, 2001

31

                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                                      June 30,
                                                                                2001             2000
                                                                             ---------         --------
ASSETS
       Cash and due from banks                                                $     696        $     788
       Interest-earning demand deposits                                           2,297            2,127
       Investment securities available for sale (amortized
          cost of $1,380 and $1,380) (Note 3)                                     1,380            1,296
       Investment securities held to maturity (market value
          of $129,191 and $129,272) (Note 3)                                    128,213          136,206
       Mortgage-backed securities available for sale
          (amortized cost of $8,386 and $10,150) (Note 4)                         8,551            9,936
       Mortgage-backed securities held to maturity
          (market value of $56,082 and $61,943) (Note 4)                         55,581           63,737
        Net loans receivable (allowance for loan losses of
          $2,763 and $1,973) (Note 5)                                           185,179          183,295
       Accrued interest receivable (Note 7)                                       3,837            4,375
       Federal Home Loan Bank stock, at cost (Note 8)                             8,150            5,225
       Premises and equipment  (Note 9)                                           1,001            1,050
       Deferred taxes and other assets                                            1,555            1,583
                                                                              ---------         --------
                      TOTAL ASSETS                                            $ 396,440        $ 409,618
                                                                              =========         ========

LIABILITIES
            Deposits (Note 10)                                                $ 181,339        $ 172,858
            Federal Home Loan Bank advances (Note 11)                           161,494          104,500
            Other borrowings (Note 12)                                           20,660          101,025
            Accrued interest payable                                              2,441            2,704
            Other liabilities                                                     1,861            1,620
                                                                           ------------      -----------
TOTAL LIABILITIES                                                               367,795          382,707
                                                                            -----------     ------------

STOCKHOLDERS' EQUITY (Notes 14 and 15)
            Preferred stock, no par value; 5,000,000 shares authorized;
               none outstanding                                                      --               --
            Common stock, par value $.01; 10,000,000 shares authorized;
               3,708,590 and 3,685,280 shares issued                                 37               37
            Additional paid-in capital                                           19,742           19,548
            Treasury stock (955,144 and 808,444 shares at cost)                 (13,589)         (11,770)
            Retained earnings - substantially restricted                         22,478           19,513
            Accumulated other comprehensive income (loss)                           108             (197)
            Unallocated shares - Recognition and Retention Plans                   (131)            (220)
                                                                            -----------    -------------
TOTAL STOCKHOLDERS' EQUITY                                                       28,645           26,911
                                                                            -----------    -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 396,440        $ 409,618
                                                                              =========        =========




See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)

                                                                            Year Ended June 30,
                                                                  2001              2000         1999
                                                             -------------      -----------   -----------
INTEREST AND DIVIDEND INCOME
       Loans                                                 $      14,666   $      13,854   $   12,850
       Investment securities                                         9,075           8,428        5,414
       Mortgage-backed securities                                    4,835           5,170        4,280
       Interest-earning demand deposits                                 38              36           77
       Federal Home Loan Bank stock                                    533             464          378
                                                               ------------     -----------   ----------
            Total interest and dividend income                      29,147          27,952       22,999
                                                               ------------     -----------   ----------

INTEREST EXPENSE
       Deposits (Note 10)                                            6,820           6,375        6,537
       Borrowings                                                   11,741          10,558        6,202
                                                               ------------     -----------   ----------
            Total interest expense                                  18,561          16,933       12,739
                                                               ------------     -----------   ----------

NET INTEREST INCOME                                                 10,586          11,019       10,260
Provision for loan losses (Note 6)                                     788             150            -
                                                               ------------     -----------   ----------
NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                                               9,798          10,869       10,260
                                                               ------------     -----------   ----------

NONINTEREST INCOME
       Service charges on deposits                                     386             312          264
       Investment securities gains, net                                  -               -           36
       Other                                                           321             293          190
                                                               ------------     -----------   ----------
            Total noninterest income                                   707             605          490
                                                               ------------     -----------   ----------

NONINTEREST EXPENSE
       Salaries and employee benefits                                2,415           3,095        2,803
       Occupancy and equipment                                         367             354          362
       Deposit insurance premium                                        35              69          101
       Data processing                                                 186             179          175
       Correspondent bank charges                                      153             144          127
       Other                                                           631             785          717
                                                               ------------     -----------   ----------
            Total noninterest expense                                3,787           4,626        4,285
                                                               ------------     -----------   ----------

Income before income taxes                                           6,718           6,848        6,465

Income taxes (Note 17)                                               1,956           2,469        2,434
                                                               ------------     -----------   ----------

NET INCOME                                                   $       4,762   $       4,379   $    4,031
                                                               ============     ===========   ==========

EARNINGS PER SHARE:
       Basic                                                 $        1.70   $        1.48   $     1.18
       Diluted                                                        1.69            1.47         1.17

AVERAGE SHARES OUTSTANDING (Note 2):
       Basic                                                     2,804,125       2,953,720    3,405,662
       Diluted                                                   2,815,867       2,977,089    3,435,738



        See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)


                                                                                Retained                                Accumulated
                                                     Additional                 Earnings-  Unallocated  Unallocated        Other
                                             Common   Paid-in     Treasury   Substantially Shares Held  Shares Held    Comprehensive
                                             Stock    Capital       Stock      Restricted    by ESOP      by RRP       Income (Loss)
                                             ------  ----------   ---------    ----------   --------    -----------    -------------

Balance, June 30, 1998                       $  36    $18,386       $    --   $  15,143     $   (312)      $ (432)       $   157
Comprehensive income:
       Net income                                                                 4,031
       Unrealized loss on available
         for sale securities                                                                                                (212)
       Reclassification adjustment for
         realized gains included in
         net income, net of taxes of $12                                                                                      24

       Total comprehensive income
Release of earned ESOP shares                             165                                     80
Accrued compensation expense for RRPs                                                                         106
Exercise of stock options                        1        253
Tax benefit from exercise of stock options                257
Tax benefit from stock grants issued
       under RRPs                                           1
Purchase of treasury stock                                          (7,596)
Cash dividends declared ($0.63 per share)                                        (2,150)
                                              ----    -------     ---------    ----------   --------   ---------       ---------

Balance, June 30, 1999                          37     19,062        (7,596)     17,024         (232)        (326)           (31)

Comprehensive income:
       Net income                                                                 4,379
       Unrealized loss on available
         for sale securities                                                                                                (166)

       Total comprehensive income
Release of earned ESOP shares                             345                                    232
Tax benefit from stock grants issued
   under RRPs                                              50
Accrued compensation expense for RRPs                                                                         106
Exercise of stock options                                  91
Purchase of treasury stock                                           (4,174)
Cash dividends declared ($0.64 per share)                                        (1,890)
                                              ----    -------     ---------    ----------   --------   ---------       ---------

Balance, June 30, 2000                          37     19,548       (11,770)     19,513           --         (220)          (197)

Comprehensive income:
       Net income                                                                 4,762
       Unrealized loss on available
         for sale securities                                                                                                 305

       Total comprehensive income
Tax benefit from stock grants issued                       39
       under RRPs
Accrued compensation expense for RRPs                                                                          89
Exercise of stock options                                 119
Tax benefit from exercise of stock options                 36
Purchase of treasury stock                                           (1,819)
Cash dividends declared ($0.64 per share)                                        (1,797)
                                              ----    -------     ---------    ----------   --------    ---------      ---------

Balance, June 30, 2001                       $  37    $19,742    $  (13,589)  $  22,478     $     --    $    (131)      $    108
                                              ====    =======    ==========    ==========   ========    =========      =========




                                              Total
                                             -------

Balance, June 30, 1998                       $32,978
Comprehensive income:
       Net income                              4,031
       Unrealized loss on available
         for sale securities                    (212)
       Reclassification adjustment for
         realized gains included in
         net income, net of taxes of $12          24
                                               -----
       Total comprehensive income              3,843
Release of earned ESOP shares                    245
Accrued compensation expense for RRPs            106
Exercise of stock options                        254
Tax benefit from exercise of stock options       257
Tax benefit from stock grants issued
       under RRPs                                  1
Purchase of treasury stock                    (7,596)
Cash dividends declared ($0.63 per share)     (2,150)
                                              ------

Balance, June 30, 1999                        27,938

Comprehensive income:
       Net income                              4,379
       Unrealized loss on available
         for sale securities                   (166)
                                              ------
       Total comprehensive income              4,213
Release of earned ESOP shares                    577
Tax benefit from stock grants issued
   under RRPs                                     50
Accrued compensation expense for RRPs            106
Exercise of stock options                         91
Purchase of treasury stock                    (4,174)
Cash dividends declared ($0.64 per share)     (1,890)
                                              ------

Balance June 30, 2000                         26,911

Comprehensive income:
       Net income                              4,762
       Unrealized loss on available
         for sale securities                     305
                                              ------
       Total comprehensive income              5,067
Tax benefit from stock grants issued              39
       under RRPs
Accrued compensation expense for RRPs             89
Exercise of stock options                        119
Tax benefit from exercise of stock options        36
Purchase of treasury stock                    (1,819)
Cash dividends declared ($0.64 per share)     (1,797)
                                              ------

Balance June 30, 2001                       $ 28,645
                                            ========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                                        Year Ended June 30,
                                                                             2001             2000             1999
                                                                          ---------        ---------        ---------
OPERATING ACTIVITIES
         Net income                                                       $   4,762        $   4,379        $   4,031
         Adjustments to reconcile net income to net cash
           Provided by operating activities:
              Provision for loan losses                                         788              150               --
              Depreciation and amortization, net                                111              115              116
              Amortization of discounts, premiums, and
                deferred loan fees                                             (225)            (120)              96
              Amortization of ESOP and RRP deferred
                compensation                                                     89              683              350
              Investment securities gains, net                                   --               --              (36)
              Deferred income taxes                                            (370)            (121)              87
              Decrease (increase) in accrued interest receivable                538           (1,270)            (691)
              Increase (decrease) in accrued interest payable                  (263)             774               56
              Other, net                                                        555             (328)             363
                                                                          ---------        ---------        ---------
               Net cash provided by operating activities                      5,985            4,262            4,372
                                                                          ---------        ---------        ---------

INVESTING ACTIVITIES
         Available for sale:
              Purchase of investment and mortgage-backed
                securities                                                       --           (2,932)         (26,908)
              Proceeds from repayments of investment and
                mortgage-backed securities                                    1,767            2,114           52,022
              Proceeds from sale of investment and
                mortgage-backed securities                                       --               --              905
         Held to maturity:
              Purchase of investment and mortgage-backed
                securities                                                  (36,865)         (58,774)        (168,868)
              Proceeds from repayments of investment and
                mortgage-backed securities                                   53,438           13,045          105,881
         Net increase in net loans receivable                                (2,873)         (13,353)         (13,139)
         Decrease (increase) in Federal Home Loan Bank stock                 (2,925)             970           (1,520)
         Acquisition of premises and equipment                                  (62)             (10)             (91)
         Other, net                                                              --              253              (11)
                                                                          ---------        ---------        ---------
            Net cash provided by (used for) investing activities             12,480          (58,687)         (51,729)
                                                                          ---------        ---------        ---------

FINANCING ACTIVITIES
         Net increase (decrease) in deposits                                  8,481           (1,385)           3,261
         Net increase (decrease) in Federal Home Loan Bank advances          (1,663)         (23,500)          28,043
         Net increase (decrease) in other borrowings                        (80,365)          86,305           24,931
         Proceeds from Federal Home Loan Bank long-term advances            108,657               --               --
         Repayments of Federal Home Loan Bank long-term advances            (50,000)              --               --
         Net proceeds from issuance of common stock                             119               91              255
         Cash dividends paid                                                 (1,797)          (1,890)          (2,150)
         Purchase of treasury stock                                          (1,819)          (4,174)          (7,596)
                                                                          ---------        ---------        ---------
            Net cash provided by (used for) financing activities            (18,387)          55,447           46,744
                                                                          ---------        ---------        ---------

Increase (decrease) in cash and cash equivalents                                 78            1,022             (613)
CASH AND CASH EQUIVALENTS AT BEGINNING
         OF YEAR                                                              2,915            1,893            2,506
                                                                          ---------        ---------        ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   2,993        $   2,915        $   1,893
                                                                          =========        =========        =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
         Interest                                                         $  18,823        $  16,159        $  12,683
         Taxes                                                                2,140            2,668            2,059


See accompanying notes to the consolidated financial statements

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

Comprehensive Income
--------------------

The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Consolidated Statement of Stockholders' Equity.

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

(In thousands, except per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements
--------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards Nos. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

2. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

                                                     2001          2000            1999
                                                 -----------   -------------    -----------
Weighted-average common shares
       outstanding                                  3,695,294       3,672,506      3,662,402

Average treasury stock shares                       (891,169)       (684,957)      (201,716)

Average unearned ESOP shares                              --        (33,829)       (55,024)
                                                 -----------   -------------    -----------

Weighted-average common shares and
       common stock equivalents used to
       calculate basic earnings per share           2,804,125       2,953,720      3,405,662

Additional common stock equivalents
       (stock options) used to calculate
       diluted earnings per share                      11,742          23,369         30,076
                                                  -----------   -------------    -----------

Weighted-average common shares and
       common stock equivalents used
       to calculate diluted earnings per share      2,815,867       2,977,089      3,435,738
                                                   ===========   =============    ===========



There are no convertible securities that would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the consolidated statement of income is used.

(In thousands, except per share data)

3. INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:

                                                                        2001
                                         -------------------------------------------------------------
                                                                 Gross         Gross        Estimated
                                          Amortized            Unrealized    Unrealized       Market
                                            Cost                 Gains        Losses          Value
                                         ---------------       ----------    -----------    ----------
AVAILABLE FOR SALE
Debt securities                          $           161       $     --      $     (13)     $      148
Equity securities                                  1,219             27            (14)          1,232
                                         ---------------       ----------    -----------    ----------

       Total                             $         1,380       $     27      $     (27)     $    1,380
                                         ===============       ==========    ===========    ==========

                                                                        2001
                                         -------------------------------------------------------------
                                                                 Gross         Gross        Estimated
                                            Amortized          Unrealized    Unrealized       Market
                                              Cost               Gains         Losses          Value
                                         ----------------      ----------   -----------    -----------
HELD TO MATURITY
U.S. Government agency securities        $         87,927      $    593      $    (928)     $   87,592
Corporate debt securities                          10,520            --             (1)         10,519
Obligations of states and political
  subdivisions                                     29,766         1,367            (53)         31,080
                                         ----------------      ----------   -----------    -----------

       Total                             $        128,213      $  1,960      $    (982)     $  129,191
                                         ================      ==========   ===========    ===========

                                                                        2000
                                         -------------------------------------------------------------
                                                                 Gross         Gross        Estimated
                                            Amortized          Unrealized    Unrealized       Market
                                              Cost               Gains        Losses          Value
                                         ---------------       ----------   -----------    -----------
AVAILABLE FOR SALE
Debt securities                          $           161       $     --      $     (44)     $      117
Equity securities                                  1,219             16            (56)          1,179
                                         ---------------       ----------   -----------    -----------

       Total                             $         1,380       $     16      $    (100)     $    1,296
                                         ===============       ==========   ===========    ===========

                                                                         2000
                                         -------------------------------------------------------------
                                                                 Gross         Gross        Estimated
                                            Amortized          Unrealized    Unrealized       Market
                                              Cost               Gains        Losses          Value
                                         ----------------      ----------   -----------    -----------
HELD TO MATURITY
U.S. Government agency securities        $        116,052      $     --      $  (6,691)     $  109,361
Obligations of states and political
  subdivisions                                     20,154            80           (323)         19,911
                                         ----------------      ----------   -----------    -----------

       Total                             $        136,206      $     80      $  (7,014)     $  129,272
                                         ================      ==========   ===========    ===========

(In thousands, except per share data)

3. INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market values of debt securities at June 30, 2001, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                 Due in         Due after     Due after
                                one year       one through   five through     Due after
                                or less        five years     ten years       ten years      Total
                                --------       -----------    ---------      ----------     --------
AVAILABLE FOR SALE
   Amortized cost               $     --       $     --       $     --       $    161       $    161
   Estimated market value             --             --             --            148            148

HELD TO MATURITY
   Amortized cost               $  5,857       $     --       $  3,820       $108,536       $128,213
   Estimated market value         15,892             --          3,789        109,510        129,191


Proceeds from the sale of investment securities available for sale and the gross realized gains and losses for the year ended June 30, are as follows:

                     2001          2000        1999
                     ----          ----        ----

Proceeds           $    --       $    --       $905
Gross gains             --            --        156
Gross losses            --            --        120

Investment securities with amortized cost of $35,228 and $102,246 and estimated market values of $34,954 and $96,337 at June 30, 2001 and 2000, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

4. MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                                                 2001
                                                                     ---------------------------------------------------------
                                                                                      Gross            Gross        Estimated
                                                                      Amortized    Unrealized        Unrealized      Market
                                                                        Cost          Gains            Losses         Value
                                                                     -----------   -----------       ----------    -----------
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                                             $4,840          $ 25            $(8)            $4,857
Government National Mortgage
  Association certificates                                              2,777           130             --              2,907
Federal Home Loan Mortgage
  Corporation certificates                                                 49             1             --                 50
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                                      472            18             --                490
Corporate collateralized mortgage obligations                             248            --             (1)               247
                                                                       ------          ----            ---             ------

     Total                                                             $8,386          $174            $(9)            $8,551
                                                                       ======          ====            ===             ======

(In thousands, except per share data)

4. MORTGAGE-BACKED SECURITIES (Continued)

                                                                              2001
                                                  -----------------------------------------------------------
                                                                     Gross           Gross          Estimated
                                                   Amortized       Unrealized      Unrealized         Market
                                                      Cost           Gains           Losses           Value
                                                  ------------     -----------     -----------    -----------
HELD TO MATURITY
Federal National Mortgage
  Association certificates                       $         27      $        1      $       --     $       28
Government National Mortgage
  Association certificates                              7,413             171              (9)         7,575
Federal Home Loan Mortgage
  Corporation certificates                                 74               5              --             79
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                   17,590             247            (110)        17,727
Corporate collateralized mortgage obligations          30,477             209             (13)        30,673
                                                  ------------     -----------     ----------     -----------

     Total                                       $     55,581      $      633      $     (132)    $   56,082
                                                  ============     ===========     ==========     ===========



                                                                              2000
                                                  -----------------------------------------------------------
                                                                     Gross            Gross         Estimated
                                                   Amortized       Unrealized      Unrealized        Market
                                                      Cost            Gains          Losses          Value
                                                  -----------      -----------     ----------     -----------
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                       $      6,010      $        2      $     (220)    $    5,792
Government National Mortgage
  Association certificates                              2,924              15             (13)         2,926
Federal Home Loan Mortgage
  Corporation certificates                                100               1              --            101
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                      595               5              --            600
Corporate collateralized mortgage obligations             521              --              (4)           517
                                                  ------------     -----------     ----------     -----------

     Total                                       $     10,150      $       23      $     (237)    $    9,936
                                                  ============     ===========     ==========     ===========

(In thousands, except per share data)

4. MORTGAGE-BACKED SECURITIES (Continued)

                                                                              2000
                                                ----------------------------------------------------------------
                                                                      Gross         Gross             Estimated
                                                  Amortized        Unrealized     Unrealized            Market
                                                    Cost              Gains         Losses              Value
                                                 ----------        -----------    -----------        -----------
HELD TO MATURITY
Federal National Mortgage
  Association certificates                         $    45           $  3           $    --            $    48
Government National Mortgage
  Association certificates                           9,217             15               (93)             9,139
Federal Home Loan Mortgage
  Corporation certificates                             107              5                --                112
Collateralized mortgage obligations issued
  by agencies of the U.S. Government                17,792            209              (216)            17,785
Corporate collateralized mortgage obligations       36,576             21            (1,738)            34,859
                                                   -------           ----           -------            -------

     Total                                         $63,737           $253           $(2,047)           $61,943
                                                   =======           ====           =======            =======



The amortized cost and estimated market values of mortgage-backed securities at June 30, 2001, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Due in       Due after          Due after
                               one year     one through       five through     Due after
                                or less      five years         ten years      ten years         Total
                              ----------    ------------      ------------    -----------      ---------
AVAILABLE FOR SALE
   Amortized cost                $  1          $ 927             $  44          $ 7,414         $  8,386
   Estimated market value           1            927                47            7,576            8,551

HELD TO MATURITY
   Amortized cost                $  7          $  --             $  81         $ 55,493         $ 55,581
   Estimated market value           7             --                86           55,989           56,082


At June 30, 2001 and 2000, mortgage-backed securities with an amortized cost of $42,669 and $81,826 and estimated market values of $43,062 and $79,274, were pledged to secure borrowings with the Federal Home Loan Bank and repurchase agreements.

(In thousands, except per share data)

5. NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

                                                             2001            2000
                                                           --------       --------
First mortgage loans:
       1 - 4 family dwellings                              $105,623       $105,964
       Construction                                          28,157         26,935
       Land acquisition and development                       6,343          7,510
       Multi-family dwellings                                 6,920          6,077
       Commercial                                            34,269         32,149
                                                           --------       --------
                                                            181,312        178,635
                                                           --------       --------
Consumer loans:
       Home equity                                           13,660         12,749
       Home equity lines of credit                            5,482          5,809
       Education loans                                           31             57
       Other                                                  2,092          2,062
                                                           --------       --------
                                                             21,265         20,677
                                                           --------       --------

Commercial loans                                              1,819          1,879
                                                           --------       --------

Obligations of state and political subdivisions                 686            698
                                                           --------       --------

Less:
       Undisbursed construction and land development         16,481         15,820
       Net deferred loan fees                                   659            801
       Allowance for loan losses                              2,763          1,973
                                                           --------       --------
                                                             19,903         18,594
                                                           --------       --------

Net loans receivable                                       $185,179       $183,295
                                                           ========       ========



The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance at June 30, 2001 and 2000, is dependent upon the local economic conditions.

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30, are as follows:


                                       2001         2000         1999
                                      ------       ------       ------
Principal outstanding                 $5,016       $4,050       $  546
                                      ------       ------       ------
Interest income that would
  have been recognized                $  422       $  357       $   42
Interest income recognized               296          180           41
                                      ------       ------       ------

       Interest income foregone       $  126       $  177       $    1
                                      ======       ======       ======

(In thousands, except per share data)

5. NET LOANS RECEIVABLE (Continued)

Included in total nonaccrual loans are impaired loans of approximately $3,600 at June 30, 2001 and 2000. A related allowance for loan losses of $1,624 and $630 has been reserved for these impaired loans, respectively. During the years, the Company had an average balance of $3,600 and $3,604, and recognized $181 and $150 in interest income on these loans, respectively.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30, are as follows:

                                       2001         2000
                                    ----------    ---------

Balance, July 1                    $      881     $    826
     Additions                            207           95
     Amounts collected                   (194)         (40)
                                    ---------     ---------

Balance, June 30                   $      894     $    881
                                    =========     =========


6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:


                                              2001         2000        1999
                                             -----         ----        -----

Balance, July 1                              $1,973       $1,842       $1,860
Add:
       Provision charged to operations          788          150           --
       Recoveries                                19           --            2
Less loans charged off                           17           19           20
                                             ------       ------       ------

Balance, June 30                             $2,763       $1,973       $1,842
                                             ======       ======       ======


7. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                 2001         2000
                                                ------       ------
Investment and mortgage-backed securities       $2,696       $3,259
Loans receivable                                 1,141        1,116
                                                ------       ------

       Total                                    $3,837       $4,375
                                                ======       ======

(In thousands, except per share data)

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

9. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                          2001         2000
                                         ------       ------

Land and improvements                    $  264       $  264
Buildings and improvements                1,906        1,900
Furniture, fixtures, and equipment        1,007          953
                                         ------       ------
                                          3,177        3,117
Less accumulated depreciation             2,176        2,067
                                         ------       ------

     Total                               $1,001       $1,050
                                         ======       ======


Depreciation charged to operations was $111, $115, and $116, for the years ended June 30, 2001, 2000, and 1999, respectively.

10.DEPOSITS

Deposit accounts are summarized as follows:

                                                   2001                          2000
                                        --------------------------       -------------------------
                                                        Percent of                     Percent of
                                         Amount         Portfolio         Amount       Portfolio
                                        --------       -----------       ---------    ------------
Noninterest-earning checking            $ 11,634            6.4%         $ 10,485          6.1 %
Interest-earning checking                 18,411           10.2            18,158         10.5
Savings accounts                          36,589           20.2            36,995         21.4
Money market accounts                     12,095            6.7            12,802          7.4
Advance payments by borrowers
   for taxes and insurance                 3,310            1.8             3,350          1.9
                                        --------          -----          --------         ----
                                          82,039           45.3            81,790         47.3
                                        --------          -----          --------         ----
Savings certificates:
       4.00% or less                      12,938            7.1             1,537          0.9
       4.01 - 6.00%                       54,919           30.3            67,086         38.8
       6.01 - 8.00%                       31,443           17.3            22,244         12.9
       8.01% or more                          --             --               201          0.1
                                        --------          -----          --------         ----
                                          99,300           54.7            91,068         52.7
                                        --------          -----          --------         ----

       Total                            $181,339          100.0%         $172,858        100.0 %
                                        ========          =====          ========         ====

(In thousands, except per share data)

10.DEPOSITS (Continued)

The maturities of savings certificates at June 30, 2001, are summarized as follows:

Within one year                                 $ 74,509
Beyond one year but within two years              11,376
Beyond two years but within three years            7,387
Beyond three years                                 6,028
                                                 --------

     Total                                      $ 99,300
                                                 ========


Savings certificates with balances of $100,000 or more amounted to $16,364 and $12,052 on June 30, 2001 and 2000, respectively. The Company does not have any brokered deposits.

Interest expense by deposit category for the years ended June 30, are as follows:

                                 2001             2000             1999
                                ------           ------           ------
Checking accounts               $  135           $  139           $  141
Savings accounts                   893              915              920
Money market accounts              329              340              316
Savings certificates             5,463            4,981            5,160
                                ------           ------           ------
     Total                      $6,820           $6,375           $6,537
                                ======           ======           ======



11. FEDERAL HOME LOAN BANK ADVANCES

The following table presents information regarding FHLB term advances as of June 30:


                                               Weighted-                       Weighted-
     Maturing During                            average                        average
    Fiscal Year Ended                          Interest                        Interest
        June 30:                    2001         Rate             2000           Rate
 --------------------------    ------------   ------------   ------------       -------
          2001                                               $     50,000          6.61%
          2002                 $    10,000      6.17 %                  -             -
          2003                           -         -                    -             -
          2004                           -         -                    -             -
          2005                           -         -                    -             -
          2006                       4,157      5.42                    -             -
   2007 and thereafter             132,500      5.49               38,000           5.61
                                -----------                  -------------
          Total                $   146,657      5.53         $     88,000           6.18
                                ===========                  =============

(In thousands, except per share data)

11. FEDERAL HOME LOAN BANK ADVANCES (Continued)

WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                    2001          2000
                                                  ---------     ---------
FHLB revolving and short-term advances:
       Ending balance                             $14,837        $16,500
       Average balance during the year             52,350         28,749
       Maximum month-end balance during the year   19,264         88,200
       Average interest rate during the year         6.02 %         5.36%
       Weighted-average rate at year-end             3.92 %         6.77%

At June 30, 2001, WVS had an unused borrowing capacity of approximately $39,944.

Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Company's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

12. OTHER BORROWINGS

Other borrowings include Treasury, Tax, and Loan ("TT&L") demand notes and securities sold under agreements to repurchase with securities brokers. TT&L notes amounted to $3,018 at June 30, 2000. Repurchase agreements amounted to $20,660 and $98,007 as of June 30, 2001 and 2000, respectively. The outstanding repurchase agreements generally mature within one to ninety-two days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $19,693 and $93,849 at June 30, 2001 and 2000, respectively, as collateral for the repurchase agreements and TT&L as explained in Notes 3 and 4. The following table presents information regarding other borrowings as of June 30:

                                                    2001         2000
                                                 ---------     ---------
Ending balance                                   $ 20,660       $101,025
Average balance during the year                    96,457         61,927
Maximum month-end balance during the year          46,589        109,660
Average interest rate during the year                6.47%          5.88%
Weighted-average rate at year-end                    4.27%          6.58%

13. COMMITMENTS AND CONTINGENT LIABILITIES

Loan commitments
----------------

In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying consolidated balance sheets. Various loan commitments totaling $25,294 and $30,424 at June 30, 2001 and 2000, respectively, represent financial instruments with off-balance sheet risk.

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

Litigation
----------

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

As of June 30, 2001 and 2000, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier 1 Risk-based, and Tier 1 Leverage Capital Ratios must be at least ten percent, six percent, and five percent, respectively.

(In thousands, except per share data)

14. REGULATORY CAPITAL (Continued)

The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                                         June 30, 2001
                                                   -------------------------------------------------------
                                                     WVS Financial Corp.         West View Savings Bank
                                                   ----------------------       --------------------------
                                                    Amount        Ratio             Amount       Ratio
                                                   --------     --------           --------     --------
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                             $31,066        15.40%            $26,284         13.27 %
To Be Well Capitalized                              20,171        10.00              19,813         10.00
For Capital Adequacy Purposes                       16,137         8.00              15,850          8.00

Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                             $28,537        14.15%            $23,803         12.01 %
To Be Well Capitalized                              12,103         6.00              11,888          6.00
For Capital Adequacy Purposes                        8,068         4.00               7,925          4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                             $28,537         7.35%            $23,803          6.15 %
To Be Well Capitalized                              19,408         5.00              15,476          5.00
For Capital Adequacy Purposes                       15,526         4.00              19,345          4.00


                                                                         June 30, 2000
                                                   -------------------------------------------------------
                                                     WVS Financial Corp.         West View Savings Bank
                                                   ----------------------       --------------------------
                                                    Amount        Ratio             Amount       Ratio
                                                   --------     --------           --------     --------
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                             $29,071        15.11%            $25,695        13.41 %
To Be Well Capitalized                              19,244        10.00              19,158        10.00
For Capital Adequacy Purposes                       15,395         8.00              15,326         8.00

Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                             $27,042        14.05%            $23,665        12.35 %
To Be Well Capitalized                              11,546         6.00              11,495         6.00
For Capital Adequacy Purposes                        7,698         4.00               7,663         4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                             $27,042         6.69%            $23,665         5.86 %
To Be Well Capitalized                              20,215         5.00              20,175         5.00
For Capital Adequacy Purposes                       16,172         4.00              16,140         4.00


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

The following table presents information related to the outstanding options:

                                  Officers' and                      Weighted-
                                   Employees'       Directors'        average
                                      Stock            Stock         Exercise
                                     Options          Options          Price
                                 --------------   --------------   -------------

Outstanding, June 30, 1999              99,624           33,400        $  11.56

       Granted                          15,960            2,000           12.02
       Exercised                         (620)         (16,600)            5.14
       Forfeited                       (4,098)          (2,400)           15.02
                                 --------------   --------------

Outstanding, June 30, 2000             110,866           16,400        $  11.56

       Granted                           4,000            2,000           12.73
       Exercised                       (16,310)          (7,000)           5.11
       Forfeited                          (160)              --            5.00
                                 --------------   --------------

Outstanding, June 30, 2001              98,396           11,400
                                 ==============   ==============

Exercisable at year-end                 71,552           11,400
                                 ==============   ==============

Available for future grant                 258            1,214
                                 ==============   ==============



At June 30, 2001, for officers and employees there were 98,396 options outstanding, of which 71,552 were exercisable at a weighted-average exercise price of $14.20, and a weighted-average remaining contractual life of 6.23 years.

There were also 11,400 options outstanding for directors with exercise prices between $5.00 and $15.625, with a weighted-average exercise price of $11.45, and a weighted-average remaining contractual life of 6.38 years. All of these options are exercisable.

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

Recognition and Retention Plans ("RRP")
---------------------------------------

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

As of June 30, 2001, 4,230 RRP shares were available for future issuance. RRP costs are accrued to operations, and added back to stockholders' equity, over a four to ten-year vesting period.

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

The Savings Bank makes quarterly contributions to the Trust to allow the Trust to make the required loan payments to WVS. Shares are released from collateral based upon the proportion of annual principal payments made on the loan each year and allocated to eligible employees. As shares are released from collateral, the Company reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends paid on unallocated shares are added to participant accounts and reported as compensation. Compensation expense for the ESOP was $200, $627, and $310 for the years ended June 30, 2001, 2000, and 1999, respectively.

(In thousands, except per share data)

15. STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares at June 30:

                                               2001              2000             1999
                                            ---------         ---------         ---------
Allocated shares                               40,770           120,384            98,574

Shares released for allocation                     --            30,225            16,099

Shares distributed                             (7,623)           (9,839)          (10,391)

Unallocated shares                                 --                --            46,325
                                            ---------         ---------         ---------

          Total ESOP shares                   133,147           140,770           150,607
                                            =========         =========         =========

Fair value of unreleased ESOP shares        $      --         $      --         $     701
                                            =========         =========         =========


16. DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan
-------------------

The Company maintains a non-contributory profit sharing plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. In conjunction with the Plan, an integrated 401(k) employee savings plan was also implemented. Employees may contribute up to the maximum allowed by law. The Company may make matching contributions as approved at the discretion of the Board of Directors. The Company has made no matching contributions to date. The Company's contributions to the Plan, which were charged to expense, were $200, and $200 for the years ended June 30, 2000, and 1999, respectively.

Directors' Deferred Compensation Plan
-------------------------------------

The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2001, 2000, and 1999; 46,961, 44,318, and 42,598 shares respectively, were held by the Plan.

(In thousands, except per share data)

17. INCOME TAXES

The provision for income taxes consists of:

                            2001            2000            1999
                          -------         -------         -------
Currently payable:
       Federal            $ 2,086         $ 2,364         $ 2,035
       State                  240             226             312
                          -------         -------         -------
                            2,326           2,590           2,347
Deferred                     (370)           (121)             87
                          -------         -------         -------

       Total              $ 1,956         $ 2,469         $ 2,434
                          =======         =======         =======


The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                     2001          2000
                                                                    ------        ------
Deferred tax assets:
       Allowance for loan losses                                    $  956        $  690
       Net unrealized loss on securities available for sale             --           101
       Deferred compensation                                           288           305
       Other                                                           160            67
                                                                    ------        ------
               Total gross deferred tax assets                       1,404         1,163
                                                                    ------        ------

Deferred tax liabilities:
       Bad debt reserve for tax reporting purposes                     151           219
       Net unrealized gain on securities available for sale             56            --
       Deferred origination fees, net                                  146            98
       Other                                                            55            63
                                                                    ------        ------
               Total gross deferred tax liabilities                    408           380
                                                                    ------        ------

       Net deferred tax assets                                      $  996        $  783
                                                                    ======        ======



No valuation allowance was established at June 30, 2001 and 2000, in view of WVS's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

17.INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:


                                                  2001                          2000                        1999
                                        ------------------------      -----------------------     --------------------------
                                                          % of                         % of                          % of
                                                        Pre-tax                      Pre-tax                        Pre-tax
                                         Amount          Income        Amount         Income         Amount          Income
                                         ------          ------        ------         ------         ------          ------
Provision at statutory rate             $ 2,284           34.0%       $ 2,328           34.0%       $ 2,198           34.0%
State income tax, net of federal
  tax benefit                               158            2.4            149            2.2            206            3.2
Tax exempt income                          (493)          (7.3)          (201)          (2.9)           (31)          (0.5)
Other, net                                    7             --            193            2.8             61            1.0
                                        -------           ----        -------           ----        -------           ----

Actual tax expense and
  effective rate                        $ 1,956           29.1%       $ 2,469           36.1%       $ 2,434           37.7%
                                        =======           ====        =======           ====        =======           ====


18. REGULATORY MATTERS

Cash and Due from Banks
-----------------------

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2001 and 2000, the Savings Bank had required reserves of $717 and $738, respectively. The required reserves are held in the form of vault cash and a noninterest-bearing depository balance maintained directly with the Federal Reserve.

Loans
-----

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

Dividend Restrictions
---------------------

The Savings Bank is subject to the Pennsylvania Banking Code that restricts the availability of surplus for dividend purposes. At June 30, 2001, surplus funds of $3,363 were not available for dividends.

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

(In thousands, except per share data)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30, are as follows:

                                                   2001                    2000
                                         ----------------------  ------------------------
                                          Carrying      Fair      Carrying        Fair
                                           Amount       Value      Amount         Value
                                         ----------  ----------  -----------    ---------
FINANCIAL ASSETS
Cash, due from banks, and interest-
   earning demand deposits               $    2,993  $    2,993  $     2,915    $   2,915
Investment securities                       129,593     130,571      137,502      130,568
Mortgage-backed securities                   64,132      64,633       73,673       71,879
Net loans receivable                        185,179     193,374      183,295      183,690
Accrued interest receivable                   3,837       3,837        4,375        4,374
FHLB stock                                    8,150       8,150        5,225        5,225
                                          ----------  ----------  -----------    ---------

       Total financial assets            $  393,884  $  403,558  $    406,985   $ 398,651
                                          ==========  ==========  ===========    =========

FINANCIAL LIABILITIES
Deposits                                 $  181,339  $  182,047  $    172,858   $ 172,540
FHLB advances                               161,494     161,024      104,500      104,115
Other borrowings                             20,660      20,660      101,025      101,025
Accrued interest payable                      2,441       2,441        2,704        2,704
                                          ----------  ----------  -----------    ---------

       Total financial liabilities       $  365,934  $  366,172  $    381,087   $ 380,384
                                          ==========  ==========  ===========    =========


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

(In thousands, except per share data)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Cash, Due from Banks, Interest-earning Demand Deposits, Accrued Interest
------------------------------------------------------------------------
Receivable and Payable, and Other Borrowings
--------------------------------------------

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

FHLB Advances and Other Borrowings
----------------------------------

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

(In thousands, except per share data)

21. PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                              June 30,
                                                                         2001          2000
                                                                       -------        -------
ASSETS
     Interest-earning deposits with subsidiary bank                    $ 1,127        $ 2,283
     Investment securities available for sale                            1,128          1,048
     Investment and mortgage-backed securities held to maturity          2,503             --
     Investment in subsidiary bank                                      23,781         23,303
     Accrued interest receivable and other assets                          111            341
                                                                       -------        -------

TOTAL ASSETS                                                           $28,650        $26,975
                                                                       =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                                 $     5        $    64
     Stockholders' equity                                               28,645         26,911
                                                                       -------        -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $28,650        $26,975
                                                                       =======        =======


                          CONDENSED STATEMENT OF INCOME

                                                                   Year Ended June 30,
                                                             2001          2000             1999
                                                           -------       -------         -------
INCOME
     Loans                                                 $    --        $    16         $    24
     Investment and mortgage-backed securities                  84             83             124
     Dividend from subsidiary                                4,549          7,429           5,000
     Interest-earning deposits with subsidiary bank             76             32              31
     Investment securities gains, net                           --             --              36
                                                           -------        -------         -------

Total income                                                 4,709          7,560           5,215
                                                           -------        -------         -------

OTHER OPERATING EXPENSE                                         51            104              94
                                                           -------        -------         -------

     Income before equity in undistributed
       earnings of subsidiary                                4,658          7,456           5,121
     Equity in undistributed earnings of subsidiary            136         (3,081)         (1,059)
                                                           -------        -------         -------

     Income before income taxes                              4,794          4,375           4,062
     Income taxes                                               32             (4)             31
                                                           -------        -------         -------

NET INCOME                                                 $ 4,762        $ 4,379         $ 4,031
                                                           =======        =======         =======

(In thousands, except per share data)

21. PARENT COMPANY (Continued)


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                          Year Ended June 30,
                                                                   2001            2000            1999
                                                                  -------         -------         -------
OPERATING ACTIVITIES
     Net income                                                   $ 4,762         $ 4,379         $ 4,031
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Undistributed net income of subsidiary                      (136)          3,081           1,059
         Amortization of investment discounts and premiums             --              --             (21)
         Amortization of ESOP and RRP deferred
              compensation                                             75             345             164
         Investment securities gains, net                              --              --             (36)
         Decrease in accrued interest receivable                       --              --               2
         Other                                                        143            (124)            276
                                                                  -------         -------         -------
     Net cash provided by operating activities                      4,844           7,681           5,475
                                                                  -------         -------         -------
INVESTING ACTIVITIES
     Available for sale:
         Purchase of investment and
              mortgage-backed securities                           (2,503)             --          (2,972)
         Proceeds from sale of investment securities                   --              --             905
         Proceeds from repayments of investment and
              mortgage-backed securities                               --              --           5,229
     Held to maturity:
         Purchases of investment and mortgage-backed
             securities                                                --              --              --
         Proceeds from repayments of investment and
              mortgage-backed securities                               --              18             596
     ESOP loan repayments                                              --             232              81
                                                                  -------         -------         -------
     Net cash provided (used for) by investing activities          (2,503)            250           3,839
                                                                  -------         -------         -------

FINANCING ACTIVITIES
     Net proceeds from issuance of common stock                       119              91             255
     Cash dividends paid                                           (1,797)         (1,890)         (2,150)
     Purchases of treasury stock                                   (1,819)         (4,174)         (7,596)
                                                                  -------         -------         -------
     Net cash used for financing activities                        (3,497)         (5,973)         (9,491)
                                                                  -------         -------         -------

     Increase (decrease) in cash and cash equivalents              (1,156)          1,958            (177)

CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                                 2,283             325             502
                                                                  -------         -------         -------

CASH AND CASH EQUIVALENTS
  END OF YEAR                                                     $ 1,127         $ 2,283         $   325
                                                                  =======         =======         =======

(In thousands, except per share data)

22. SELECTED QUARTERLY FINANCIAL DATA (unaudited)


                                                                Three Months Ended
                                          ----------------------------------------------------------------
                                           September         December           March              June
                                             2000              2000              2001              2001
                                          ----------        ----------        ----------        ----------
Total interest and dividend income        $    7,517        $    7,518        $    7,227        $    6,885
Total interest expense                         4,988             5,005             4,463             4,105
                                          ----------        ----------        ----------        ----------

Net interest income                            2,529             2,513             2,764             2,780
Provision for loan losses                         --                --               150               638
                                          ----------        ----------        ----------        ----------

Net interest income after
  provision for loan losses                    2,529             2,513             2,614             2,142

Total noninterest income                         173               185               162               187
Total noninterest expense                        956             1,006               989               836
                                          ----------        ----------        ----------        ----------

Income before income taxes                     1,746             1,692             1,787             1,493
Income taxes                                     646               591               643                76
                                          ----------        ----------        ----------        ----------

Net income                                $    1,100        $    1,101        $    1,144        $    1,417
                                          ==========        ==========        ==========        ==========

Per share data:
Net income
       Basic                              $     0.39        $     0.39        $     0.41        $     0.51
       Diluted                                  0.38              0.39              0.41              0.51
Average shares outstanding
       Basic                               2,858,302         2,814,033         2,778,839         2,764,345
       Diluted                             2,873,787         2,829,455         2,787,946         2,771,297

>

(In thousands, except per share data)

22. SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                               Three Months Ended
                                          ----------------------------------------------------------------
                                           September         December           March             June
                                             1999              1999              2000             2000
                                          ----------        ----------        ----------        ----------
Total interest and dividend income        $    6,609        $    6,931        $    7,094        $    7,318
Total interest expense                         3,769             4,067             4,331             4,766
                                          ----------        ----------        ----------        ----------

Net interest income                            2,840             2,864             2,763             2,552
Provision for loan losses                         --                --                --               150
                                          ----------        ----------        ----------        ----------

Net interest income after
  provision for loan losses                    2,840             2,864             2,763             2,402

Investment securities gains, net                  --                --                --                --
Total noninterest income                         135               144               132               194
Total noninterest expense                      1,111             1,203             1,041             1,271
                                          ----------        ----------        ----------        ----------

Income before income taxes                     1,864             1,805             1,854             1,325
Income taxes                                     727               625               723               394
                                          ----------        ----------        ----------        ----------

Net income                                $    1,137        $    1,180        $    1,131        $      931
                                          ==========        ==========        ==========        ==========

Per share data:
Net income
       Basic                              $     0.37        $     0.40        $     0.39        $     0.33
       Diluted                                  0.37              0.39              0.39              0.32
Average shares outstanding
       Basic                               3,056,406         2,977,411         2,915,300         2,864,368
       Diluted                             3,084,253         3,004,701         2,936,508         2,881,499

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC". The bid and ask quotations for the common stock on September 12, 2001 were:

                   Bid                             Ask
           ---------------------             ----------------
                  $16.05                         $16.75


The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                    Market Price
                                    ------------                Cash Dividends
     Quarter Ended               High           Low                 Declared
     -------------               ----           ---                 --------
June 01                        $14.000        $12.550                $0.16
March 01                        12.938         12.188                 0.16
December 00                     12.500         12.000                 0.16
September 00                    13.000         11.563                 0.16

June 00                        $12.000        $11.500                $0.16
March 00                        12.250         10.750                 0.16
December 99                     14.750         12.188                 0.16
September 99                    15.375         13.500                 0.16


There were four Nasdaq Market Makers in the Company's common stock as of June 30, 2001: F. J. Morrissey & Co., Inc.; Herzog, Heine, Geduld, Inc.; Ryan Beck & Co., Inc. and Spear, Leeds & Kellogg.

According to the records of the Company's transfer agent, there were approximately 906 shareholders of record at September 12, 2001. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

            COMMON STOCK                                     BOARD OF DIRECTORS
The common stock of WVS Financial Corp.
is traded on The Nasdaq Stock MarketSM
under the symbol "WVFC".
                                                             David L. Aeberli
      TRANSFER AGENT & REGISTRAR                                President
    Registrar and Transfer Company                 McDonald-Aeberli Funeral Home, Inc.
           10 Commerce Drive
          Cranford, NJ 07016                                Arthur H. Brandt
            1-800-368-5948                         Retired - Former President and CEO
                                                         Brandt Excavating, Inc. and
          INVESTOR RELATIONS                          Retired - Former President and CEO
            Pamela M. Tracy                                Brandt Paving, Inc.
             412-364-1911
                                                             David J. Bursic
                COUNSEL                           President and Chief Executive Officer
           Bruggeman & Linn                              WVS Financial Corp. and
                                                         West View Savings Bank
            SPECIAL COUNSEL
 Elias, Matz, Tiernan & Herrick L.L.P.                      William J. Hoegel
                                                             Sole Proprietor
        WEST VIEW SAVINGS BANK                       William J. Hoegel & Associates
          9001 Perry Highway
         Pittsburgh, PA  15237                               Donald E. Hook
             412-364-1911                                      Chairman
                                                        Pittsburgh Cut Flower Co.
           WEST VIEW OFFICE
           456 Perry Highway                                John M. Seifarth
             412-931-2171                             Senior Engineer - Consultant
                                                   Nichols & Slagle Engineering, Inc.
           CRANBERRY OFFICE
          20531 Perry Highway                               Margaret VonDerau
       412-931-6080/724-776-3480             Senior Vice President, Treasurer and Secretary
                                                         WVS Financial Corp. and
         FRANKLIN PARK OFFICE                            West View Savings Bank
        2566 Brandt School Road
             724-935-7100                                  EXECUTIVE OFFICERS

            BELLEVUE OFFICE                                 William J. Hoegel
          572 Lincoln Avenue                                    Chairman
             412-761-5595
                                                             David J. Bursic
         SHERWOOD OAKS OFFICE                                 President and
         Serving Sherwood Oaks                           Chief Executive Officer
            Cranberry Twp.
                                                            Margaret VonDerau
           LENDING DIVISION                       Senior Vice President, Treasurer and
        2566 Brandt School Road                            Corporate Secretary
             724-935-7400
                                                            Edward M. Wielgus
                                                       Senior Vice President and
                                                          Chief Lending Officer


The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.

                         A Tradition of Quality Banking