Form 10-K, Exhibit 13
period 2002-06-30
WVS FINANCIAL CORP
filed 2002-09-30
CIK 910679

W
     V
      S

FINANCIAL
---------
   CORP.


THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK







                                                                         2002
                                                                        Annual
                                                                        Report

                                TABLE OF CONTENTS
                                                                           Page
                                                                          Number
                                                                          ------


         Report of Independent Auditors                                       18

         Consolidated Balance Sheets                                          19

         Consolidated Statements of Income                                    20

         Consolidated Statements of Changes in Stockholders' Equity           21

         Consolidated Statements of Cash Flows                                22

         Notes to the Consolidated Financial Statements                       23

         Common Stock Market Price and Dividend Information                   47

         Corporate Information                                                48

To Our Stockholders:

     We are pleased to report another strong year of financial success. Company net income during fiscal 2002 totaled $4.4 million or $1.63 per diluted share-the second best year in our Company's history. Return on average stockholders equity was 14.85% while book value per share grew by 8.65% and totaled $11.30 on June 30, 2002. Our Company's stock price began the fiscal year at $14.00 and closed at $15.82 on June 30, 2002. The resulting $1.82 appreciation in stock price, coupled with cash dividends paid of $0.64 per share, resulted in an impressive total return of approximately 17.6%. This was achieved during a year of high market volatility, and substantial losses experienced by the equity markets.

     As we look forward to fiscal 2003, a continuing challenge will be dealing with markedly low interest rates and the related compression of net interest margins. Since our last annual report to you, the Federal Reserve further reduced interest rates four times for a total of one hundred and seventy-five basis points. These actions were taken by the Federal Reserve in response to the terrorist attacks of September 11, 2001 and continued weakness in the national economy. Lower market interest rates impact the amount of interest income that we earn on our assets, and the rates that we can offer our borrowers and depositors. Before the end of calendar year 2002, we also anticipate a total replacement of the Bank's technology platform. Our goal is to continue to use technology to better serve customers and improve our "back office" processing.

     We also recognize that we must manage today for an eventual increase in interest rates in order to protect our balance sheet and ongoing profitability. During fiscal 2002 we significantly improved the Company's interest rate risk posture. Our capital structure was strengthened by increasing retained earnings. We also continued to enhance the liquidity of your investment by continuing to repurchase about 96,700 shares of our common stock. Capital management will continue to be our focus in order to deliver continuing shareholder value.

     The Company's Board of Directors continues to be actively involved in the Company's strategic planning. Bill Hoegel, our previous Chairman, retired during the fiscal year and moved to Florida. Bill served with distinction as a director since 1984 and as Chairman since 1999. Bill's seventeen years of dedicated service, marketing focus, and good cheer will be missed but not forgotten. Don Hook was elected as Chairman in October 2001. The Board of Directors believes that Don's extensive business and non-profit board leadership background will help to further strengthen the Company and the Bank. We also welcome Larry Lehman to the Board. Larry was elected to the Board effective March 2002, has over twenty-seven years of insurance sales and service experience, and holds a number of insurance professional designations. Larry's business contacts, insurance background and community involvement will enhance our business opportunities.

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

/s/ David J. Bursic                                       /s/ Donald E. Hook
-----------------------                                   ----------------------
DAVID J. BURSIC                                           DONALD E. HOOK
President and                                             Chairman of the Board
Chief Executive Officer


                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                            FINANCIAL AND OTHER DATA

                                                                 As of or For the Year Ended June 30,
                                              ---------------------------------------------------------------------------
                                                  2002           2001            2000           1999           1998
                                              -------------- -------------- --------------- -------------- --------------
                                                            (Dollars in Thousands, except per share data)

Selected Financial Data:
Total assets                                  $   404,911    $   396,440    $   409,618    $   348,408    $   297,054
Net loans receivable                              152,905        185,179        183,295        170,327        157,737
Mortgage-backed securities                         82,543         64,132         73,673         72,380         46,314
Investment securities                             151,384        129,593        137,502         92,166         81,268
Savings deposit accounts                          174,659        178,029        169,508        171,114        167,670
FHLB advances                                     159,937        161,494        104,500        116,900         88,857
Other borrowings                                   33,731         20,660        101,025         25,820            889
Stockholders' equity                               30,253         28,645         26,911         27,938         32,978
Non-performing assets and troubled
  debt restructurings(1)                            5,279          5,016          4,050            765            603

Selected Operating Data:
Interest income                               $    23,760    $    29,185    $    27,987    $    23,031    $    22,178
Interest expense                                   14,025         18,561         16,933         12,739         11,781
Net interest income                                 9,735         10,624         11,054         10,292         10,397
Provision for loan losses                              57            788            150             --           (120)
                                              -----------    -----------    -----------    -----------    -----------
Net interest income after provision
  for loan losses                                   9,678          9,836         10,904         10,292         10,517
Non-interest income                                   687            669            570            458            506
Non-interest expense                                4,104          3,787          4,626          4,285          5,422
                                              -----------    -----------    -----------    -----------    -----------
Income before income tax expense                    6,261          6,718          6,848          6,465          5,601
Income tax expense                                  1,813          1,956          2,469          2,434          2,109
                                              -----------    -----------    -----------    -----------    -----------
Net income                                    $     4,448    $     4,762    $     4,379    $     4,031    $     3,492
                                              ===========    ===========    ===========    ===========    ===========

Per Share Information:
Basic earnings                                $      1.63    $      1.70    $      1.48    $      1.18    $      1.01
Diluted earnings                              $      1.63    $      1.69    $      1.47    $      1.17    $      0.98
Dividends per share(2)                        $      0.64    $      0.64    $      0.64    $      0.63    $      1.50
Dividend payout ratio(2)                            39.26%         37.65%         43.24%         53.39%        148.51%
Book value per share at period end            $     11.30    $     10.40    $      9.35    $      8.81    $      9.12
Average shares outstanding:
      Basic                                     2,723,891      2,804,125      2,953,720      3,405,662      3,470,479
      Diluted                                   2,732,491      2,815,867      2,977,089      3,435,738      3,574,043



                                                            As of or For the Year Ended June 30,
                                           ------------------------------------------------------------------------
                                               2002          2001           2000           1999           1998
                                               ----          ----           ----           ----           ----

Selected Operating Ratios(3):
Average yield earned on interest-
  earning assets(4)                             6.41%          7.51%          7.41%          7.32%          7.71%
Average rate paid on interest-
  bearing liabilities                           4.13           5.21           4.91           4.64           4.77
Average interest rate spread(5)                 2.28           2.30           2.50           2.68           2.94
Net interest margin(5)                          2.74           2.83           2.97           3.27           3.61
Ratio of interest-earning assets to
  interest-bearing liabilities                112.34         111.33         110.57         114.54         116.65
Non-interest expense as a percent of
  average assets                                1.07           0.94           1.20           1.35           1.86
Return on average assets                        1.16           1.19           1.14           1.27           1.20
Return on average equity                       14.85          17.17          16.27          13.01          10.45
Ratio of average equity to average
  Assets                                        7.78           6.92           6.99           9.76          11.48
Full-service offices at end of period           5              5              5              5              5

Asset Quality Ratios(3):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                            3.30%          2.71%          2.21%          0.32%          0.38%
Non-performing assets as a percent
  of total assets(1)                            1.30           1.27           0.99           0.22           0.20
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                                  1.30           1.27           0.99           0.22           0.20
Allowance for loan losses as a
  percent of total loans receivable             1.77           1.47           1.06           1.07           1.08
Allowance for loan losses as a
  percent of non-performing loans              54.68          55.08          48.72         336.75         308.46
Charge-offs to average loans
  receivable outstanding during the
  period                                        0.04           0.01           0.01           0.02           0.02

Capital Ratios(3):
Tier 1 risk-based capital ratio                13.42%         14.15%         14.05%         15.85%         20.90%
Total risk-based capital ratio                 14.66          15.40          15.11          16.90          22.09
Tier 1 leverage capital ratio                   7.69           7.35           6.69           8.29          10.98


______________________________________
(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non- performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.
(2) Dividends per share and dividend payout ratios include a special cash dividend of $0.95 per share, paid during fiscal 1998.
(3) Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(4) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2002.

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

The Company's strategic focus includes:

Steady Income in Market Price and Book Value - During fiscal 2002, the Company's market price outperformed such broad market indexes as the Standard & Poor's 500 and the Total NASDAQ (US). Book value has grown at a compounded annual rate of 8.65% from $8.81 in fiscal 1999 to $11.30 in fiscal 2002.

Commitment to Capital Management - The Company is committed to maximizing long-term shareholder value. Specific components of this strategy include: (1) the repurchase of 96,728 shares of Company common stock during fiscal 2002; (2) and paying an above-average dividend yield in excess of 4.00% on the Company's common stock during fiscal 2002.

Substantial Net Income - During fiscal 2002, the Company earned $4.4 million or $1.63 per share (basic and diluted). Fiscal 2002 return on average stockholders' equity was 14.85% while return on average assets totaled 1.16%.

Growth of Core Deposits - As of June 30, 2002, $89.9 million or 51.5% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $41.6 million or 46.3% of core deposits consisted of regular savings and club accounts. Checking account balances grew $3.4 million or 11.5% during fiscal 2002 and totaled $33.5 million or 37.3% of core deposits at June 30, 2002. The continued growth in checking account deposits was primarily due to increased marketing and promotional efforts by the Company to gain market share. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Community-based Lending - West View has consistently focused its lending activities on generating loans in its market area. Typical loan offerings include home mortgages, construction loans, and consumer loans for home improvement, automobile loans and home equity loans. West View's small business lending program includes term loans, business inventory loans and loans for business equipment and machinery.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2002, 2001 and 2000, the Company's ratios of non-interest expense to average assets were 1.07%, 0.94% and 1.20%, respectively. The Company believes that the judicious use of FHLB long-term borrowings to fund approximately 39.5% of its total assets significantly reduces operating costs. The Company will continue to invest in technology to help streamline operations and to increase customer satisfaction and loyalty.


CHANGES IN FINANCIAL CONDITION

                                               Condensed Balance Sheet
                                               -----------------------

                                                June 30,        June 30,                  Change
                                                                             ---------------------------------
                                                  2002            2001          Dollars        Percentage
                                                  ----            ----          -------        ----------
                                                        (Dollars in Thousands)

         Cash and interest-earning
              Deposits                       $    3,177      $    2,993        $    184              6.1%

         Investment securities(1)               159,665         137,743          21,922             15.9

         Mortgage-backed securities              82,543          64,132          18,411             28.7

         Net loans receivable                   152,905         185,179         (32,274)           -17.4

         Total assets                           404,911         396,440           8,471              2.1

         Deposits                               177,672         181,339          (3,667)            -2.0

         FHLB and other borrowings              193,668         182,154          11,514              6.3

         Total liabilities                      374,658         367,795           6,863              1.9

         Total equity                            30,253          28,645           1,608              5.6

_______________
(1) Includes Federal Home Loan Bank stock.

General. The $8.5 million or 2.1% increase in total assets was primarily comprised of a $21.9 million increase in investment securities and Federal Home Loan Bank ("FHLB") stock, and a $18.4 million increase in mortgage-backed securities, which was partially offset by a $32.3 million decrease in net loans receivable.

The $6.9 million or 1.9% increase in total liabilities was primarily comprised of a $11.5 million increase in FHLB advances and other borrowings, which was partially offset by a $3.7 million decrease in deposits and a $743 thousand decrease in accrued interest payable.

Total stockholders' equity increased $1.6 million or 5.6% primarily due to $4.4 million of Company net income, and a $388 thousand increase in capital attributable to stock option exercises and Recognition and Retention Plan ("RRP") equity contributions, which were partially offset by the repurchase of $1.5 million of the Company's own common stock, and $1.7 million of cash dividends paid to stockholders. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $184 thousand or 6.1% to $3.2 million at June 30, 2002 from $3.0 million at June 30, 2001. Increases in these accounts are usually the result of a combination of customer deposits, loan and investment repayments, and proceeds from borrowings. Decreases in these accounts are primarily due to a combination of new loan originations, customer withdrawals, investment purchases and repayments of borrowings.

Investments. The Company's overall investment portfolio increased $40.3 million or 20.0% to $242.2 million at June 30, 2002 from $201.9 million at June 30, 2001. Investment securities increased $21.9 million or 15.9% to $159.7 million at June 30, 2002. This increase was due to purchases of investment grade corporate bonds with maturities generally less than 18 months. Mortgage-backed securities increased $18.4 million or 28.7% to $82.5 million at June 30, 2002. This increase was due primarily to purchases of floating rate mortgage-backed securities which were partially offset by principal repayments on the portfolio.

Net Loans Receivable. Net loans receivable decreased $32.3 million or 17.4% to $152.9 million at June 30, 2002. The decrease in loans receivable was principally the result of increased principal repayments on the loan portfolio due to higher levels of refinancing activity.

Deposits. Total deposits decreased $3.7 million or 2.0% to $177.7 million at June 30, 2002. Certificates of deposit decreased approximately $14.6 million or 14.7%. Savings accounts increased $5.0 million or 13.8% and money market accounts increased $2.7 million or 22.7%. The Savings Bank believes that these changes in depositor liquidity preferences are due to the relatively low level of market interest rates and due to stock market declines and associated volatility.

Borrowed Funds. Borrowed funds increased $11.5 million or 6.3% to $193.7 million at June 30, 2002. The increase is principally the result of borrowing to fund investment purchases. Other short-term borrowings increased $13.1 million or 63.3% to $33.7 million at June 30, 2002, and FHLB advances decreased $1.6 million or 1.0% to $159.9 million at June 30, 2002.

Stockholders' Equity. Total stockholders' equity increased $1.6 million or 5.6% to $30.3 million at June 30, 2002. The increase was principally the result of $4.4 million of Company net income and a $338 thousand increase in capital attributable to stock option exercises, and RRP equity contributions, which were partially offset by the repurchase of $1.5 million of the Company's own common stock and $1.7 million of cash dividends paid to stockholders.


RESULTS OF OPERATIONS

                                      Condensed Statements of Income
                                      ------------------------------

                                     June 30,                      June 30,                    June 30,
                                       2002         Change           2001         Change         2000
                                       ----         ------           ----         ------         ----
                                                            (Dollars in Thousands)

Interest income                     $ 23,760      $ (5,425)       $  29,185       $ 1,198       $  27,987
                                                     -18.6%                           4.3%

Interest expense                    $ 14,025      $ (4,536)       $  18,561       $ 1,628       $  16,933
                                                     -24.4%                           9.6%

Net interest income                 $  9,735      $   (889)         $10,624       $  (430)      $  11,054
                                                      -8.4%                          -3.9%

Provision for loan losses           $     57      $   (731)       $     788       $   638       $     150
                                                     -92.8%                         425.3%

Non-interest income                 $    687      $     18        $     669       $    99       $     570
                                                       2.7%                          17.4%

Non-interest expense                $  4,104      $    317        $   3,787       $  (839)      $   4,626
                                                       8.4%                         -18.1%

Income tax expense                  $  1,813      $   (143)       $   1,956       $  (513)      $   2,469
                                                      -7.3%                         -20.8%

Net income                          $  4,448      $  ( 314)       $   4,762       $   383       $   4,379
                                                      -6.6%                           8.7%


General. WVS reported net income of $4.4 million, $4.8 million and $4.4 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. The $314 thousand or 6.6% decrease in net income during fiscal 2002 was primarily the result of a $889 thousand decrease in net interest income, and a $317 thousand increase in non-interest expense, which was partially offset by a $731 thousand decrease in the provision for loan losses, a $143 thousand decrease in income tax expense, and a $18 thousand increase in non-interest income. Earnings per share totaled $1.63 (basic and diluted) for fiscal 2002 as compared to $1.70 (basic) and $1.69 (diluted) for fiscal 2001. The decrease in earnings per share was due to a decrease in net income, which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2002.

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


                                                                        For the Years Ended June 30,
                                         ------------------------------------------------------------------------------------------
                                                    2002                            2001                            2000
                                         ----------------------------  -----------------------------   -----------------------------
                                         Average             Average   Average               Average   Average             Average
                                         Balance  Interest Yield/Rate  Balance    Interest Yield/Rate  Balance   Interest Yield/Rate
                                         -------  -------- ----------  -------    -------- ----------  -------   -------- ----------
                                                                           (Dollars in Thousands)
Interest-earning assets:
 Net loans receivable(1)                $172,824   $13,224    7.65%    $185,203    $14,656    7.91%    $176,851    $13,840    7.83%
 Net tax-free loans receivable(2)            199        26   13.28          692         69    9.97          706         71   10.01
 Mortgage-backed securities               65,372     3,341    5.11       70,403      4,835    6.87       75,312      5,170    6.86
 Investments - taxable                   112,948     5,553    4.92      114,000      8,205    7.20      116,500      8,352    7.17
 Investments - tax-free(2)                28,543     2,323    8.14       24,785      1,993    8.04        9,901        768    7.76
 Interest-bearing deposits                 1,766        10    0.57        1,871         38    2.03        1,710         36    2.11
                                         -------    ------              -------     ------              -------     ------
 Total interest-earning assets           381,652    24,477    6.41%     396,954     29,796    7.51%     380,980     28,237    7.41%
                                                    ------    ====                  ------    ====                  ------    ====
 Non-interest-earning assets               3,386                          4,148                           4,385
                                        --------                       --------                        --------
       Total assets                     $385,038                       $401,102                        $385,365
                                        ========                       ========                        ========
Interest-bearing liabilities:

 Interest-bearing deposits and escrows  $163,338    $5,082    3.11%    $161,821     $6,820    4.21%    $161,727     $6,375    3.94%

 Borrowings                              176,383     8,943    5.07      194,749     11,741    6.03      182,818     10,558    5.78
                                        --------    ------             --------     ------             --------     ------
 Total interest-bearing liabilities      339,721    14,025    4.13%     356,570     18,561    5.21%     344,545     16,933    4.91%
                                                    -----     ====                  -----     ====                  ------    =====
 Non-interest-bearing accounts            11,814                         11,616                          10,281
                                        --------                       --------                        --------

 Total interest-bearing
  liabilities and
    non-interest-bearing accounts        351,535                        368,186                         354,826
 Non-interest-bearing liabilities          3,547                          5,179                           3,618
                                        --------                       --------                        --------
       Total liabilities                 355,082                        373,365                         358,444
Retained income                           29,956                         27,737                          26,921
                                        --------                       --------                        --------
Total liabilities and retained
 income                                 $385,038                       $401,102                        $385,365
                                        ========                       ========                        ========
Net interest income                                $10,452                         $11,235                         $11,304
                                                   =======                         =======                         =======
Interest rate spread                                          2.28%                           2.30%                           2.50%
                                                              ====                            ====                            ====
Net yield on interest-earning
assets(3)                                                     2.74%                           2.83%                           2.97%
      ==                                                      ====                            ====                            ====
Ratio of interest-earning assets to
   interest-bearing liabilities                             112.34%                         111.33%                         110.57%
                                                            ======                          ======                          ======

________________
(1)  Includes non-accrual loans.
(2) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(3)  Net interest income divided by average interest-earning assets.

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

                                                                     Year Ended June 30,
                                           ---------------------------------------------------------------------------
                                                       2002 vs. 2001                         2001 vs. 2000
                                           -------------------------------------  ------------------------------------
                                            Increase (Decrease)        Total        Increase (Decrease)      Total
                                                   Due to            Increase             Due to           Increase
                                           --------------------                    -------------------
                                             Volume       Rate      (Decrease)      Volume        Rate     (Decrease)
                                             ------       ----      ----------      ------        ----     ----------
                                                                     (Dollars in Thousands)

Interest-earning assets:
      Net loans receivable                  $(1,008)     $  (454)     $(1,462)     $   673      $   142      $   815
      Mortgage-backed securities               (325)      (1,169)      (1,494)        (343)           8         (335)
      Investments - taxable                     (76)      (2,576)      (2,652)        (182)          35         (147)
      Investments - tax-free                    186           25          211          834           29          863
      Interest-bearing deposits                   3          (25)         (28)           3           (1)           2
                                            -------      -------      -------      -------      -------      -------
            Total interest-earning assets    (1,226)      (4,199)      (5,425)         985          213        1,198
Interest-bearing liabilities:
      Interest-bearing deposits and
         Escrows                               (121)      (1,617)      (1,738)          47          398          445
      Other borrowings                       (1,039)      (1,759)      (2,798)         714          469        1,183
                                            -------      -------      -------      -------      -------      -------
            Total interest-bearing
             liabilities                     (1,160)      (3,376)      (4,536)         761          867        1,628
Increase (decrease) in net interest
   Income                                   $   (66)     $  (823)     $  (889)     $   224      $  (654)     $  (430)
                                            =======      =======      =======      =======      =======      =======

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Interest Income. Total interest income decreased by $5.4 million or 18.6% during fiscal 2002 and increased by $1.2 million or 4.3% during fiscal 2001. The decrease in fiscal 2002 was primarily a result of decreases in the weighted average yield earned and the average balances of the investment, mortgage-backed, and loan portfolios during the period. Increase in fiscal 2001 was primarily a result of volume growth in the Company's investment and net loans receivable.

Interest income on investment securities and FHLB stock decreased $2.4 million or 25.4% during fiscal 2002 and increased $716 thousand or 8.1% during fiscal 2001. The decrease in fiscal 2002 was primarily attributable to a 178 basis point decrease in the weighted average yield on the Company's investment securities which was partially offset by a $2.7 million increase in the average balance of the investment securities outstanding. The increase in fiscal 2001 was primarily attributable to a $14.9 million increase in the average balance of tax-free investment securities outstanding and a 13 basis point increase in the weighted average yield on the Company's investment securities.

Interest income on mortgage-backed securities decreased $1.5 million or 30.9% during fiscal 2002 and decreased $335 thousand or 6.5% during fiscal 2001. The decrease in fiscal 2002 was attributable to a 176 basis point decrease in the weighted average yield on the mortgage-backed securities portfolio and a $5.0 million decrease in the average outstanding balance of mortgage-backed securities. The decrease during fiscal 2001 was attributable to an increase in the average outstanding balance of mortgage-backed securities of $4.9 million, and an increase in the weighted average interest rate yield of 1 basis point.

Interest income on net loans receivable decreased $1.5 million or 9.9% during fiscal 2002 and increased $815 thousand or 5.9% during fiscal 2001. The decrease in fiscal 2002 was attributable to a $12.9 million decrease in the average balance of net loans outstanding and a 26 basis point decrease in the weighted average yield on the Company's loan portfolio. The increase in fiscal 2001 was attributable to a $8.3 million increase in the average balance of net loans outstanding and a 8 basis point increase in the weighted average yield on the Company's loan portfolio.

Interest Expense. Total interest expense decreased $4.5 million or 24.4% during fiscal 2002 and increased by $1.6 million or 9.6% during fiscal 2001. The decrease during fiscal 2002 was attributable to a decrease of $2.8 million of interest expense on borrowings and a $1.7 million decrease of interest expense on deposits. The increase during fiscal 2001 was attributable to an increase of $1.2 million of interest expense on borrowings and a $445 thousand decrease of interest expense on deposits.

Interest expense on borrowings decreased $2.8 million or 23.8% during fiscal 2002 and increased $1.2 million or 11.2% during fiscal 2001. The decrease in fiscal 2002 was attributable to a 96 basis point decrease in the weighted average yield on the Company's borrowings and a $18.4 million decrease in the average balance of borrowings outstanding. The increase for fiscal 2001 was primarily attributable to increases in the average balance of borrowings outstanding totaling $11.9 million and a 25 basis point increase in the weighted average yield on the Company's borrowings. The Company took advantage of a decline in market interest rates during the second half of fiscal year 2001 to reposition the maturity profile of its balance sheet.

Interest expense on interest-bearing deposits and escrows decreased $1.7 million or 25.5% in fiscal 2002 and increased $445 thousand or 7.0% in fiscal 2001. The decrease in fiscal 2002 was primarily attributable to a 110 basis point decrease in the weighted average rate paid on the Company's deposits and a $3.9 million increase in the average balance of interest bearing time deposits. The increase in fiscal 2001 was primarily attributable to a decrease of 27 basis points in the weighted average rate paid on the Company's deposits and a $94 thousand increase in the average balance of interest bearing deposits and escrows.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. A $57 thousand provision for loan loss was recorded in fiscal 2002, and a $788 thousand provision for loan loss was recorded in fiscal 2001 to increase the Company's general loan loss reserves. The Company's provision of $57 thousand in fiscal 2002 was comparable to its net charge-offs which totaled $62 thousand. The increase in the provision for loan losses during fiscal 2001 was attributable to a reappraisal of the real estate collateral underlying a non-performing commercial loan relationship. The Company believes that the additional loan loss reserves are prudent and warranted at this time due to the weakening of the national economy and the current work-out of this particular credit.

Non-interest Income. Total non-interest income increased by $18 thousand or 2.7% in fiscal 2002 and increased by $99 thousand or 17.4% in fiscal 2001. The increase in fiscal 2002 was primarily attributable to an increase in service charges on deposits. The increase in fiscal 2001 was primarily due to an increase in service charges and ATM fee income. The increase in service charge and ATM fee income for both periods was directly attributable to the Company's checking account promotion marketing strategies.

Non-interest Expense. Total non-interest expense increased $317 thousand or 8.4% and decreased $839 thousand or 18.1% during fiscal 2002 and 2001, respectively. The increase in fiscal 2002 was primarily attributable to increases in accrued legal fees, charitable contributions for local educational programs, PA Capital Stock Franchise taxes and other payroll costs. The decrease in fiscal 2001 was principally attributable to the absence of discretionary employee stock ownership plan amortization, and decreases in accrued legal fees and PA Capital Sock Franchise taxes.

Income Taxes. Income taxes decreased $143 thousand or 7.3% during fiscal 2002 and decreased $513 thousand or 20.8% during fiscal 2001. Fiscal year 2002 income tax expense was favorably impacted by the higher levels of tax-free bank qualified municipal securities in the Company's investment portfolio and a $100 thousand Pennsylvania tax credit for charitable contributions made in support of local educational programs. The Company's effective tax rate was 29.0% at June 30, 2002 and 29.1% at June 30, 2001.


QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in US dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.
                           -- ---

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

During fiscal 2002 the level of market interest rates declined dramatically in response to the weakening national economy and the Federal Reserve Boards easing of interest rates. Additionally, the marked decline in equity market prices and corporate earnings have caused a considerable disinter mediation from the equity to the fixed income markets, further compounding the decline in market interest rates across the yield curve.

Due to the rapid decline in market interest rates, the Company's loan, investment and mortgage-backed securities portfolios experienced much higher then anticipated levels of prepayments. Beginning with the terrorist attacks of September 11, 2001 the Federal Reserve further reduced the Federal Funds rate an additional four times for a total of 175 basis points. Principal repayments on the Company's loan, investment and mortgage-backed securities portfolios totaled $66.1 million, $267.3 million and $35.3 million respectively. In response to higher levels of liquidity the Company began to rebalance its loan, investment and mortgage-backed securities portfolios. Due to the low level of market interest rates, the Company began to reduce its originations of long-term fixed rate mortgages while continuing to offer consumer home equity and construction loans. The Company's commercial loan exposure was also reduced in recognition of the weaknesses in the national and local economies. The Company began to purchase investment grade commercial paper and corporate bonds in order to earn a higher return with a shorter maturity profile and to reduce the prepayment risk within the portfolio. Within the mortgage-backed securities portfolio, the Company aggressively purchased floating rate securities in order to provide current income and protection against an eventual rise in market interest rates. Each of the aforementioned strategies also helped to better the interest-rate and liquidity risks associated with the Savings Bank's customers liquidity preference for shorter term deposit products.

The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans, primarily on residential properties, to partially increase its loan asset sensitivity. The Company intends to emphasize higher yielding home equity and small business loans to existing customers and seasoned prospective customers.

As of June 30, 2002, the implementation of these asset and liability management initiatives resulted in the following:

     1) the Company's liquidity profile has improved by reducing the investment portfolio's stated final maturities as follows: less than 1 year: $55.4 million or 23.7%; 1-3 years: $9.9 million or 4.2%; 3-5 years: $0 million or 0.0%; over 5 years: $168.3 million or 72.1%;

     2) $58.5 million or 70.9% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were secured by floating rate securities;

     3) the maturity distribution of the Company's borrowings is as follows: less than 1 year: $44.7 million or 23.1%; 1-3 years: $279 thousand or 0.1%; 3-5 years: $4.2 million or 2.2%; over 5 years: $144.5 million or 74.6%; and

     4) an aggregate of $43.0 million or 28.1% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months.

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


                                                                                   June 30,
                                                            ---------------------------------------------------
                                                                2002               2001              2000
                                                            -------------  -------------------  ---------------
                                                                             (Dollars in Thousands)

Interest-earning assets maturing or
   repricing within one year                                 $  252,467           $ 155,928         $   86,215
Interest-bearing liabilities maturing or
   repricing within one year                                    142,823             137,232            275,814
                                                            -------------  -------------------  ---------------
Interest sensitivity gap                                     $  109,644           $  18,696          $(189,599)
                                                            =============  ===================  ===============
Interest sensitivity gap as a percentage of
   total assets                                                    27.1%                4.7%             (46.3)%
Ratio of assets to liabilities
   maturing or repricing within one year                          176.8%              113.6%              31.3%


During fiscal 2002, the Company markedly improved its one year interest sensitivity gap by: (1) limiting the origination of long-term fixed rate mortgages; (2) emphasizing loans with shorter terms or repricing frequencies;
(3) purchasing investments with shorter terms to maturity; and (4) purchasing floating rate mortgage-backed securities.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2002. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.


                                                  Cummulative Stressed Repricing Gap
                                                  ----------------------------------

                         Month 3       Month 6       Month 12      Month 24      Month 36      Month 60       Long Term
                         -------       -------      --------       --------      --------      --------       ---------
                                                          (Dollars in Thousands)

Base Case Up 200 bp
-------------------
Cummulative
 Gap($'s)                55,334        45,136       50,337          51,837        34,024        36,445          25,014
% of Total
  Assets                   13.6%         11.1%        12.4%           12.7%          8.4%          8.9%            6.1%
Base Case Up 100 bp
-------------------
Cummulative
  Gap($'s)               59,181        49,919       92,975          95,865        88,311        75,492          25,014
% of Total
  Assets                   14.5%         12.3%        22.8%           23.5%         21.7%         18.5%            6.1%
Base Case No Change
-------------------
Cummulative
  Gap($'s)               65,760        64,073      109,644         108,765       103,645        99,876          27,735
% of Total
  Assets                   16.1%         15.7%        27.1%           26.7%         25.4%         24.5%            6.8%
Base Case Down 100 bp
---------------------
Cummulative
  Gap($'s)               67,066        66,243      110,807         108,477       103,715        98,406          25,014
% of Total
  Assets                   16.5%         16.3%        27.2%           26.6%         25.5%         24.2%            6.1%
Base Case Down 200 bp
---------------------
Cummulative
  Gap($'s)               68,970        67,812      112,095         109,970       104,954        99,254          25,014
% of Total
  Assets                   16.9%         16.6%        27.5%           27.0%         25.8%         24.4%            6.1%


Beginning in the third quarter of fiscal 2001, the Company began to utilize an income simulation model to measure interest rate risk and to manage interest rate sensitivity. The Company believes that income simulation modeling may enable the Company to better estimate the possible effects on net interest income due to changing market interest rates. Other key model parameters include: estimated prepayment rates on the Company's loan, mortgage-backed securities and investment portfolios; savings decay rate assumptions; and the repayment terms and embedded options of the Company's borrowings.

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates and the estimated impact on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2002 and June 30, 2001.


                                      Analysis of Sensitivity to Changes in Market Interest Rates
                                      -----------------------------------------------------------

                                                                Modeled Change in Market Interest Rates
                          ----------------------------------------------------------------------------------------------------------

                                               June 30, 2002                                               June 30, 2001
                          ------------------------------------------------------   -------------------------------------------------

Estimated impact on:        -200       -100           0       +100        +200     -200        -100       0        +100       +200
--------------------        ----       ----         ---       ----        ----     ----        ----       --       ----       ----
Change in net              -18.7%     -10.1%      0.00%       8.5%       24.2%   -29.9%       -8.4%     0.0%      0.6%        1.4%
interest income

Return on average           8.70%     10.37%     12.32%     13.94%      16.83%   10.24%      15.45%   17.43%     17.5%      17.76%
equity
Return on average           0.66%      0.79%      0.95%      1.08%       1.32%    0.76%       1.17%    1.33%     1.34%       1.35%
assets
Market value of equity   $21,523    $25,461    $28,182    $28,529     $28,793  $24,416     $37,962  $44,330   $40,681     $36,178
(in thousands)


The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2002.

                    Anticipated Transactions
   ------------------------------------------------------------------
                                            (Dollars in Thousands)

Undisbursed construction and
    land development loans
      Fixed rate                                    $  5,585
                                                        7.08%

      Adjustable rate                               $  5,726
                                                        5.97%

Undisbursed lines of credit
      Adjustable rate                               $  7,065
                                                        5.52%

Loan origination commitments
      Fixed rate                                    $    947
                                                        6.84%

      Adjustable rate                               $    112
                                                        7.50%

Letters of credit
      Adjustable rate                               $    107
                                                        7.75%
                                                     -------
                                                     $19,542
                                                     =======

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $184 thousand during fiscal 2002 primarily due to $4.8 million of net cash provided by financing activities and $4.5 million of net cash provided by operating activities. These increases were offset by $9.1 million of net cash used for investing activities.

Funds provided by operating activities totaled $4.5 million during fiscal 2002 as compared to $6.0 million during fiscal 2001. Net cash provided by operating activities was primarily comprised of $4.4 million of net income.

Funds used for investing activities totaled $9.1 million during fiscal 2002 as compared to $12.5 million provided by investing activities during fiscal 2001. Primary uses of funds during fiscal 2002 include $326.3 million in purchases of investment and mortgage-backed securities, which were partially offset by $285.8 million in repayments of investment and mortgage-backed securities, and a $31.5 million decrease in net loans receivable.

Funds provided by financing activities totaled $4.8 million for fiscal 2002 as compared to $18.4 million used for financing activities in fiscal 2001. Primary sources of funds for fiscal 2002 were a $11.5 million increase in FHLB and other borrowings used to fund investment and mortgage-backed security purchases, which was partially offset by a $3.7 million decrease in deposits, $1.7 million of cash dividends and $1.5 million in common stock repurchases. During fiscal 2002, the Company purchased 96,728 shares of common stock for approximately $1.5 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2002, the total approved loan commitments outstanding amounted to $1.1 million. At the same date, commitments under unused letters and lines of credit amounted to $7.2 million and the unadvanced portion of construction loans approximated $11.3 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2002, totaled $53.5 million. Management believes that a significant portion of maturing deposits will remain with the Company.

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

On July 29, 2002, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 15, 2002 to shareholders of record at the close of business on August 5, 2002. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2002, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $30.1 million or 13.4% and $32.8 million or 14.7%, respectively, of total risk-weighted assets, and Tier I leverage capital of $30.1 million or 7.7% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets increased $263 thousand or 5.2% to $5.3 million, or 1.3% of total assets, at June 30, 2002. The increase was primarily the result of a $235 thousand increase in real estate owned.

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

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ S.R. Snodgrass A.C.
----------------------
Wexford, PA
July 26, 2002


                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except per share data)

                                                                             June 30,
                                                                       2002            2001
                                                                     ---------      ---------

ASSETS
     Cash and due from banks                                         $     879      $     696
     Interest-earning demand deposits                                    2,298          2,297
     Investment securities available for sale (amortized
        cost of $8,375 and $1,380) (Note 3)                              8,426          1,380
     Investment securities held to maturity (market value
        of $146,146 and $129,191) (Note 3)                             142,958        128,213
     Mortgage-backed securities available for sale
        (amortized cost of $6,196 and $8,386) (Note 4)                   6,450          8,551
     Mortgage-backed securities held to maturity
        (market value of $76,819 and $56,082) (Note 4)                  76,093         55,581
      Net loans receivable (allowance for loan losses of
        $2,758 and $2,763) (Note 5)                                    152,905        185,179
     Accrued interest receivable (Note 7)                                3,903          3,837
     Federal Home Loan Bank stock, at cost (Note 8)                      8,281          8,150
     Premises and equipment  (Note 9)                                      996          1,001
     Deferred taxes and other assets                                     1,722          1,555
                                                                     ---------      ---------
             TOTAL ASSETS                                            $ 404,911      $ 396,440
                                                                     =========      =========

LIABILITIES
     Deposits (Note 10)                                              $ 177,672      $ 181,339
     Federal Home Loan Bank advances (Note 11)                         159,937        161,494
     Other borrowings (Note 12)                                         33,731         20,660
     Accrued interest payable                                            1,698          2,441
     Other liabilities                                                   1,620          1,861
                                                                     ---------      ---------
TOTAL LIABILITIES                                                      374,658        367,795
                                                                     ---------      ---------

STOCKHOLDERS' EQUITY (Notes 14 and 15)
     Preferred stock, no par value; 5,000,000 shares authorized;
        none outstanding                                                     -              -

     Common stock, par value $.01; 10,000,000 shares authorized;
        3,729,858 and 3,708,590 shares issued                               37             37
     Additional paid-in capital                                         20,037         19,742
     Treasury stock (1,051,872 and 955,144 shares at cost)             (15,133)       (13,589)
     Retained earnings - substantially restricted                       25,183         22,478
     Accumulated other comprehensive income                                201            108
     Unallocated shares - Recognition and Retention Plans                  (72)          (131)
                                                                     ---------      ---------
TOTAL STOCKHOLDERS' EQUITY                                              30,253         28,645
                                                                     ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 404,911      $ 396,440
                                                                     =========      =========

See accompanying notes to the consolidated financial statements.

                                         WVS FINANCIAL CORP.
                                  CONSOLIDATED STATEMENT OF INCOME
                                (In thousands, except per share data)



                                                                         Year Ended June 30,
                                                              2002              2001             2000
                                                         ---------------  ----------------  ----------------

INTEREST AND DIVIDEND INCOME
     Loans                                              $        13,242    $      14,704       $     13,889
     Investment securities                                        6,735             9,075             8,428
     Mortgage-backed securities                                   3,341             4,835             5,170
     Interest-earning demand deposits                                10                38                36
     Federal Home Loan Bank stock                                   432               533               464
                                                        ---------------  ----------------  ----------------
         Total interest and dividend income                      23,760            29,185            27,987
                                                         --------------  ----------------  ----------------

INTEREST EXPENSE
     Deposits (Note 10)                                           5,082             6,820             6,375
     Borrowings                                                   8,943            11,741            10,558
         Total interest expense                                  14,025            18,561            16,933
                                                        ---------------  ----------------  ----------------

NET INTEREST INCOME                                               9,735            10,624            11,054
Provision for loan losses (Note 6)                                   57               788               150
                                                        ---------------  ----------------  ----------------
NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                              9,678            9,836             10,904
                                                        ---------------  ----------------  ----------------
NONINTEREST INCOME
     Service charges on deposits                                    403               348               312
     Other                                                          284               321               258
                                                        ---------------  ----------------  ----------------
         Total noninterest income                                   687               669               570
                                                        ---------------  ----------------  ----------------
NONINTEREST EXPENSE
     Salaries and employee benefits                               2,448             2,415             3,095
     Occupancy and equipment                                        375               367               354
     Deposit insurance premium                                       33                35                69
     Data processing                                                190               186               179
     Correspondent bank charges                                     163               153               144
     Other                                                          895               631               785
                                                         ---------------  ----------------  ----------------
       Total noninterest expense                                  4,104             3,787             4,626
                                                         ---------------  ----------------  ----------------
Income before income taxes                                        6,261             6,718             6,848
Income taxes (Note 17)                                            1,813             1,956             2,469
                                                         ---------------  ----------------  ----------------
NET INCOME                                               $        4,448        $    4,762        $    4,379
                                                         ===============  ================  ================
EARNINGS PER SHARE:
     Basic                                               $         1.63        $     1.70        $     1.48
     Diluted
                                                                   1.63              1.69              1.47
AVERAGE SHARES OUTSTANDING (Note 2):
     Basic                                                    2,723,891         2,804,125         2,953,720
     Diluted                                                  2,732,491         2,815,867         2,977,089


See accompanying notes to the consolidated financial statements.


                                                                          WVS FINANCIAL CORP.
                                                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                                  (In thousands, except per share data)


                                                                                    Retained
                                                            Additional              Earnings-    Unallocated   Unallocated
                                                  Common     Paid-in    Treasury  Substantially  Shares Held   Shares Held
                                                  Stock      Capital     Stock     Restricted      by ESOP       by RRP
                                                ---------  ----------  ---------  ------------  ------------  ------------

Balance, June 30, 1999                             $ 37     $ 19,062    $ (7,596)   $ 17,024     $   (232)     $    (326)

Comprehensive income:
    Net income                                                                         4,379
    Unrealized loss on available
      for sale securities, net of tax benefit
      of $86
    Total comprehensive income

Release of earned ESOP shares                                    345                                  232
Tax benefit from stock grants issued
   under RRPs                                                     50
Accrued compensation expense for RRPs                                                                               106
Exercise of stock options                                         91
Purchase of treasury stock                                                (4,174)
Cash dividends declared ($0.64 per share)                                             (1,890)
                                               --------    ---------   ---------  ----------     --------     ---------
Balance June 30, 2000                                37       19,548     (11,770)     19,513            -           (220)

Comprehensive income:
    Net income                                                                         4,762
    Unrealized gain on available
      for sale securities, net of taxes of $157

    Total comprehensive income
Tax benefit from stock grants issued
    under RRPs                                                    39
Accrued compensation expense for RRPs                                                                                89
Exercise of stock options                                        119
Tax benefit from exercise of stock options                        36
Purchase of treasury stock                                                (1,819)
Cash dividends declared ($0.64 per share)                                             (1,797)
                                               --------    ---------   ---------  ----------     --------     ---------
Balance June 30, 2001                                37       19,742     (13,589)     22,478            -           (131)


Comprehensive income:
    Net income                                                                         4,448
    Unrealized gain on available
      for sale securities, net of taxes of $48

    Total comprehensive income
Tax benefit from stock grants issued
    under RRPs                                                    54
Accrued compensation expense for RRPs                                                                                59
Exercise of stock options                                        212
Tax benefit from exercise of stock options                        29
Purchase of treasury stock                                                (1,544)
Cash dividends declared ($0.64 per share)                                             (1,743)
                                               --------    ---------   ---------  ----------     --------     ---------
Balance June 30, 2002                              $ 37     $ 20,037    $(15,133)   $25,183             -           $(72)
                                              =========    =========   =========  ==========     ========     =========


                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)


                                                    Accumulated
                                                       Other
                                                   Comprehensive
                                                   Income (Loss)   Total
                                                  -------------- --------

Balance, June 30, 1999                            $   (31)       $ 27,938

Comprehensive income:
    Net income                                                      4,379
    Unrealized loss on available
      for sale securities, net of tax benefit        (166)           (166)
      of $86                                                         -----
    Total comprehensive income                                       4,213

Release of earned ESOP shares                                         577
Tax benefit from stock grants issued
   under RRPs                                                          50
Accrued compensation expense for RRPs                                 106
Exercise of stock options                                              91
Purchase of treasury stock                                         (4,174)
Cash dividends declared ($0.64 per share)                          (1,890)
                                                 --------        --------
Balance June 30, 2000                                (197)         26,911

Comprehensive income:
    Net income                                                      4,762
    Unrealized gain on available
      for sale securities, net of taxes of $157       305             305
                                                                 --------
    Total comprehensive income                                      5,067
Tax benefit from stock grants issued
    under RRPs                                                         39
Accrued compensation expense for RRPs                                  89
Exercise of stock options                                             119
Tax benefit from exercise of stock options                             36
Purchase of treasury stock                                         (1,819)
Cash dividends declared ($0.64 per share)                          (1,797)
                                                 --------        --------
Balance June 30, 2001                                 108          28,645


Comprehensive income:
    Net income                                                      4,448
    Unrealized gain on available
      for sale securities, net of taxes of $48         93              93
                                                                 --------
    Total comprehensive income                                      4,541
Tax benefit from stock grants issued
    under RRPs                                                         54
Accrued compensation expense for RRPs                                  59
Exercise of stock options                                             212
Tax benefit from exercise of stock options                             29
Purchase of treasury stock                                         (1,544)
Cash dividends declared ($0.64 per share)                          (1,743)
                                                 --------        --------
Balance June 30, 2002                             $   201         $30,253
                                                 ========        ========


    See accompanying notes to the consolidated financial statements.

                                                 WVS FINANCIAL CORP.
                                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                                    (In thousands)

                                                                                       Year Ended June 30,
                                                                             2002              2001             2000
                                                                          ---------         ---------         ---------
OPERATING ACTIVITIES
     Net income                                                           $   4,448         $   4,762         $   4,379
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                              57               788               150
          Depreciation and amortization, net                                    123               111               115
          Amortization of discounts, premiums, and
            deferred loan fees                                                  766              (225)             (120)
          Amortization of ESOP and RRP deferred
            compensation                                                         59                89               683
          Deferred income taxes                                                 (93)             (370)             (121)
          Decrease (increase) in accrued interest receivable                    (66)              538            (1,270)
          Increase (decrease) in accrued interest payable                      (743)             (263)              774
          Other, net                                                            (48)              555              (328)
                                                                          ---------         ---------         ---------

            Net cash provided by operating activities                         4,503             5,985             4,262
                                                                          ---------         ---------         ---------
INVESTING ACTIVITIES
     Available for sale:
          Purchase of investment and mortgage-backed
            securities                                                      (29,454)                -            (2,932)
          Proceeds from repayments of investment and
            mortgage-backed securities                                       24,793             1,767             2,114
     Held to maturity:
          Purchase of investment and mortgage-backed
            securities                                                     (296,854)          (36,865)          (58,774)

          Proceeds from repayments of investment and
            mortgage-backed securities                                      260,973            53,438            13,045

     Net decrease (increase) in net loans receivable                         31,520            (2,873)          (13,353)
     Decrease (increase) in Federal Home Loan Bank stock                       (131)           (2,925)              970
     Acquisition of premises and equipment                                     (118)              (62)              (10)
     Other, net                                                                 180                 -               253
                                                                          ---------         ---------         ---------
            Net cash provided by (used for) investing activities             (9,091)           12,480           (58,687)
                                                                          ---------         ---------         ---------
FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                     (3,667)            8,481            (1,385)
     Net decrease in Federal Home Loan Bank short-term advances             (14,836)           (1,663)          (23,500)
     Net increase (decrease) in other borrowings                             13,071           (80,365)           86,305
     Proceeds from Federal Home Loan Bank long-term advances                 23,279           108,657                 -
     Repayments of Federal Home Loan Bank long-term advances                (10,000)          (50,000)                -
     Net proceeds from issuance of common stock                                 212               119                91
     Cash dividends paid                                                     (1,743)           (1,797)           (1,890)
     Purchase of treasury stock                                              (1,544)           (1,819)           (4,174)
                                                                          ---------         ---------         ---------
            Net cash provided by (used for) financing activities              4,772           (18,387)           55,447
                                                                          ---------         ---------         ---------
Increase in cash and cash equivalents                                           184                78             1,022
CASH AND CASH EQUIVALENTS AT BEGINNING
     OF YEAR                                                                  2,993             2,915             1,893
                                                                          ---------         ---------         ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   3,177         $   2,993         $   2,915
                                                                          =========         =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
     Interest                                                             $  14,768         $  18,823         $  16,159
     Taxes                                                                    1,735             2,140             2,668


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

Basis of Presentation
---------------------

The consolidated financial statements include the accounts of WVS and its wholly-owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform with accounting principles generally accepted in the United States of America. The Company's fiscal year-end for financial reporting is June
30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

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

Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution, which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

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

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

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

Premises and Equipment
----------------------

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years for furniture and equipment and 25 to 50 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from seven to fifteen years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification of Comparative Figures
---------------------------------------

Certain comparative amounts for prior years have been reclassified to conform to current year presentations. Such reclassifications did not effect net income or stockholders' equity.

Recent Accounting Pronouncements
--------------------------------

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of FAS No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, this new statement did not amend FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has undertaken a limited scope project to reconsider the provisions of FAS No. 72 in 2002 and has issued an exposure draft of a proposed statement, Acquisitions of Certain Financial Statements, that would remove acquisitions of financial institutions from the scope of FAS No. 72. The adoption of the proposed statement would require all goodwill originating from acquisitions that meet the definition of a business combination as defined in Emerging Issues Task Force Issue ("EITF") No. 98-3 to be discontinued. The adoption of FAS No. 142 is not expected to have any effect on the Company's financial position or results of operations, as the Company does not currently have goodwill or any other intangible assets.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The new statement takes effect for fiscal years beginning after June 15, 2002. The adoption of this statement, which is effective July 1, 2002, is not expected to have a material effect on the Company `s financial statements.

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Bulletin Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
--------------------------------------------

In April 2002, the FASB issued FAS No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. FAS No. 145 is effective for transactions occurring after May 15, 2002. The adoption of FAS No. 145 did not have a material effect on the Company's financial position or results of operations.

In July 2002, the FASB issue FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather that at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.


                                                           2002              2001              2000
                                                    ----------------  ----------------  ----------------
Weighted-average common shares
     outstanding                                          3,718,640         3,695,294         3,672,506

Average treasury stock shares                              (994,749)         (891,169)         (684,957)

Average unearned ESOP shares                                      -                 -           (33,829)
                                                    ----------------  ----------------  ----------------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share                   2,723,891         2,804,125         2,953,720

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                               8,600            11,742            23,369

                                                    ----------------  ----------------  ----------------

Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share              2,732,491         2,815,867         2,977,089
                                                    ================  ================  ================


There are no convertible securities that would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the consolidated statement of income is used.

Options to purchase 76,600 shares of common stock at prices from $14.00 to $15.625 were outstanding during 2001 and 93,746 shares at price from $11.59 to $15.625 were outstanding during 2000, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

(In thousands, except per share data)

3.INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:


                                                  ---------------------------------------------------------------------
                                                                       Gross               Gross            Estimated
                                                  Amortized         Unrealized           Unrealized           Market
                                                    Cost               Gains               Losses              Value
                                                  ---------           ---------          ---------           ---------
2002
----
AVAILABLE FOR SALE
Preferred trust securities                        $     860           $      17          $      (3)          $     874
Commercial paper                                      6,495                   -                  -               6,495
Equity securities                                     1,020                  38                 (1)              1,057
                                                  ---------           ---------          ---------           ---------
           Total                                  $   8,375           $      55          $      (4)          $   8,426
                                                  =========           =========          =========           =========
HELD TO MATURITY
U.S. Government agency securities                 $  55,216           $   1,016          $     (22)          $  56,210
Corporate debt securities                            58,415                 193                (51)             58,557

Obligations of states and political
  subdivisions                                       29,327               2,052                  -              31,379
                                                  ---------           ---------          ---------           ---------
           Total                                  $ 142,958           $   3,261          $     (73)          $ 146,146
                                                  =========           =========          =========           =========
2001
----
AVAILABLE FOR SALE
Preferred trust securities                        $     161           $       -          $     (13)          $     148
Equity securities                                     1,219                  27                (14)              1,232
                                                  ---------           ---------          ---------           ---------
           Total                                  $   1,380           $      27          $     (27)          $   1,380
                                                  =========           =========          =========           =========
HELD TO MATURITY
U.S. Government agency securities                 $  87,927           $     593          $    (928)          $  87,592
Corporate debt securities                            10,520                   -                 (1)             10,519
Obligations of states and political
  subdivisions                                       29,766               1,367                (53)             31,080
                                                  ---------           ---------          ---------           ---------
           Total                                  $ 128,213           $   1,960          $    (982)          $ 129,191
                                                  =========           =========          =========           =========

The amortized cost and estimated market values of debt securities at June 30, 2002, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.


                                Due in          Due after         Due after
                               one year        one through      five through        Due after
                               or less          five years        ten years         ten years           Total
                             --------------   ---------------  ----------------  ----------------  ----------------
AVAILABLE FOR SALE
   Amortized cost                $ 6,495          $     -          $       -          $    860          $   7,355
   Estimated market value          6,495                -                  -               874              7,369

HELD TO MATURITY
   Amortized cost                $48,479           $9.936          $   1,461          $ 83,082          $ 142,958

   Estimated market value         48,606            9,951              1,583            86,006            146,146


(In thousands, except per share data)

3.   INVESTMENT SECURITIES (Continued)

Investment securities with amortized cost of $41,219 and $35,228 and estimated market values of $41,956 and $34,954 at June 30, 2002 and 2001, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

4.   MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:


                                               --------------------------------------------------------------------
                                                                     Gross              Gross            Estimated
                                                Amortized         Unrealized         Unrealized           Market
                                                  Cost               Gains             Losses              Value
                                                --------           --------           --------            --------
2002
----
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                      $  3,228           $    106           $      -            $  3,334
Government National Mortgage
  Association certificates                         2,627                128                  -               2,755
Federal Home Loan Mortgage
  Corporation certificates                            48                  1                  -                  49
Collateralized mortgage obligations                  293                 19                  -                 312
                                                --------           --------           --------            --------
     Total                                      $  6,196           $    254           $      -            $  6,450
                                                ========           ========           ========            ========
HELD TO MATURITY
Federal National Mortgage
  Association certificates                      $     35           $      3           $      -            $     38
Government National Mortgage
  Association certificates                         4,069                190                  -               4,259
Federal Home Loan Mortgage
  Corporation certificates                            60                  5                  -                  65
Collateralized mortgage obligations               71,929                615                (87)             72,457
                                                --------           --------           --------            --------
     Total                                      $ 76,093           $    813           $    (87)           $ 76,819
                                                ========           ========           ========            ========
2001
----
AVAILABLE FOR SALE
Federal National Mortgage
  Association certificates                      $  4,840           $     25           $     (8)           $  4,857
Government National Mortgage
  Association certificates                         2,777                130                  -               2,907
Federal Home Loan Mortgage
  Corporation certificates                            49                  1                  -                  50
Collateralized mortgage obligations                  720                 18                 (1)                737
                                                --------           --------           --------            --------
     Total                                      $  8,386           $    174           $     (9)           $  8,551
                                                ========           ========           ========            ========
HELD TO MATURITY
Federal National Mortgage
  Association certificates                      $     27           $      1           $      -            $     28
Government National Mortgage
  Association certificates                         7,413                171                 (9)             (7,575)
Federal Home Loan Mortgage
  Corporation certificates                            74                  5                  -                  79
Collateralized mortgage obligations               48,067                456               (123)             48,400
                                                --------           --------           --------            --------
     Total                                      $ 55,581           $    633           $   (132)           $ 56,082
                                                ========           ========           ========            ========

(In thousands, except per share data)

4.   MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost and estimated market values of mortgage-backed securities at June 30, 2002, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                            Due in      Due after      Due after
                           one year    one through   five through    Due after
                            or less    five years      ten years     ten years    Total
                           --------    -----------   ------------    ---------   -------

AVAILABLE FOR SALE
   Amortized cost           $ 433           $   -      $   35       $ 5,728     $ 6,196
   Estimated market value     443               -          37         5,970       6,450

HELD TO MATURITY
   Amortized cost           $   -           $   -      $   58       $76,035     $76,093
   Estimated market value       -               -          62        76,757      76,819


At June 30, 2002 and 2001, mortgage-backed securities with an amortized cost of $48,161 and $42,669 and estimated market values of $49,099 and $43,062, were pledged to secure borrowings with the Federal Home Loan Bank.

5.   NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:


                                                          2002          2001
                                                        --------      --------
First mortgage loans:
     1 - 4 family dwellings                             $ 89,889      $105,623
     Construction                                         19,965        28,157
     Land acquisition and development                      6,691         6,343
     Multi-family dwellings                                6,173         6,920
     Commercial                                           25,439        34,269
                                                        --------      --------
                                                         148,157       181,312
                                                        --------      --------
Consumer loans:
     Home equity                                          11,352        13,660
     Home equity lines of credit                           4,967         5,482
     Education loans                                           1            31
     Other                                                 1,514         2,092
                                                        --------      --------
                                                          17,834        21,265
                                                        --------      --------
Commercial loans                                           1,447         1,819
                                                        --------      --------
Obligations of state and political subdivisions                -           686
                                                        --------      --------
Less:
     Undisbursed construction and land development        11,311        16,481
     Net deferred loan fees                                  464           659
     Allowance for loan losses                             2,758         2,763
                                                        --------      --------
                                                          14,533        19,903
                                                        --------      --------
Net loans receivable                                 $   152,905   $   185,179
                                                        ========      ========

(In thousands, except per share data)

The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance at June 30, 2002 and 2001, is dependent upon the local economic conditions.

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30, are as follows:



                                 2002        2001        2000
                                ------      ------      ------
Principal outstanding           $5,044      $5,016      $4,050
                                ------      ------      ------
Interest income that would
  have been recognized          $  408      $  422      $  357

Interest income recognized         162         296         180
                                ------      ------      ------
Interest income foregone        $  246      $  126      $  177
                                ======      ======      ======


Included in total nonaccrual loans are impaired loans of approximately $3,600 at June 30, 2002 and 2001. A related allowance for loan losses of $1,764 and $1,624 has been reserved for these impaired loans, respectively. During the years, the Company had an average balance of $3,586 and $3,600, and recognized $116 and $181 in interest income on these loans, respectively.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30, are as follows:

                             2002       2001
                            -----       -----
Balance, July 1             $ 894       $ 881

     Additions                370         207

     Amounts collected       (442)       (194)
                            -----       -----
Balance, June 30            $ 822       $ 894
                            =====       =====



6.   ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:


                                           2002        2001        2000
                                          ------      ------      ------
Balance, July 1                            $2,763     $1,973      $1,842

Add:
     Provision charged to operations          57         788         150
     Recoveries                                6          19           -
Less loans charged off                        68          17          19
                                          ------      ------      ------
Balance, June 30                          $2,758      $2,763      $1,973
                                          ======      ======      ======

(In thousands, except per share data)

7.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                2002       2001
                                               -----      -----
Investment and mortgage-backed securities     $2,996     $2,696
Loans receivable                                 907      1,141
                                             -------      -----
     Total                                    $3,903      $3,837
                                             =======     ======

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

9.   PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                         2002        2001
                                        ------      ------
Land and improvements                   $  264      $  264
Buildings and improvements               1,996       1,906
Furniture, fixtures, and equipment       1,035       1,007
                                        ------      ------
                                         3,295       3,177

Less accumulated depreciation            2,299       2,176
                                        ------      ------
     Total                              $  996      $1,001
                                        ======      ======

Depreciation charged to operations was $123, $111, and $115, for the years ended June 30, 2002, 2001, and 2000, respectively.

10.  DEPOSITS

Deposit accounts are summarized as follows:


                                              2002                               2001
                                   ---------------------------      -------------------------------
                                                   Percent of                           Percent of
                                    Amount         Portfolio           Amount            Portfolio
                                   --------        ----------        ----------         -----------

Noninterest-earning checking       $ 12,615             7.0%         $  11,634               6.4%
Interest-earning checking            20,872            11.8             18,411              10.2
Savings accounts                     41,620            23.4             36,589              20.2
Money market accounts                14,843             8.4             12,095               6.7
Advance payments by borrowers
   for taxes and insurance            3,013             1.7              3,310               1.8
                                   --------        --------         ----------           -------
                                     92,963            52.3             82,039              45.3
                                   --------        --------         ----------           -------

Savings certificates:
     2.00% or less                    7,726             4.3                  -                 -
     2.01 - 4.00%                    49,500            27.9             12,938               7.1
     4.01 - 6.00%                    23,955            13.5             54,919              30.3
     6.01 - 8.00%                     3,528             2.0             31,443              17.3
                                   --------        --------         ----------           -------
                                     84,709            47.7             99,300              54.7
                                   --------        --------         ----------           -------
     Total                         $177,672           100.0%        $  181,339             100.0%
                                   ========        ========         ==========           =======


(In thousands, except per share data)

The maturities of savings certificates at June 30, 2002, are summarized as follows:

Within one year                                               $     53,547
Beyond one year but within two years                                19,672
Beyond two years but within three years                              5,076
Beyond three years                                                   6,414
                                                                -----------
     Total                                                    $     84,709
                                                                ===========

Savings certificates with balances of $100,000 or more amounted to $12,277 and $16,364 on June 30, 2002 and 2001, respectively. The Company does not have any brokered deposits.

Interest expense by deposit category for the years ended June 30, are as follows:


                               2002          2001          2000
                              -----         -----         -----
Checking accounts            $   94        $  135        $  139
Savings accounts                735           893           915
Money market accounts           257           329           340
Savings certificates          3,996         5,463         4,981
                              -----         -----         -----
     Total                   $5,082        $6,820        $6,375
                              =====         =====         =====


11.  FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                                    Weighted-                     Weighted-
            Maturing During                         average                       average
           Fiscal Year Ended                        Interest                      Interest
                June 30:              2002            Rate            2001          Rate
         ---------------------     -----------    -----------      ----------    ----------
                  2002             $      -            -%           $  10,000       6.17%

                  2003               11,000         2.47                    -          -

                  2004                  280         3.36                    -          -

                  2005                    -            -                    -          -

                  2006                4,157         5.42                4,157       5.42

                  2007                    -            -                    -          -

          2008 and thereafter       144,500         5.35              132,500      5.49
                                   --------                        ----------
                 Total             $159,937         5.15%          $  146,657      5.53%
                                   ========                        ==========


The advances maturing in 2008 and thereafter are convertible to variable rate advances on specific dates at the discretion of the FHLB. Should the FHLB convert these advances, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

(In thousands, except per share data)

WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:


                                                       2002              2001
                                                   ------------      -------------
FHLB revolving and short-term advances:
     Ending balance                                  $      -        $   14,837
     Average balance during the year                    5,814            52,350
     Maximum month-end balance during the year         13,850            19,264
     Average interest rate during the year               2.92%            6.02%
     Weighted-average rate at year-end                      -%            3.92%



At June 30, 2002, WVS had an unused borrowing capacity of approximately $34,930.

The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

12.  OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within one to ninety days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $33,075 and $19,693 at June 30, 2002 and 2001, respectively, as collateral for the repurchase agreements as explained in Notes 3 and 4. The following table presents information regarding other borrowings as of June 30:

                                                    2002         2001
                                                  --------     --------
Ending balance                                   $33,731       $20,660
Average balance during the year                   13,179        96,457
Maximum month-end balance during the year         33,731        46,589
Average interest rate during the year               2.34%         6.47%
Weighted-average rate at year-end                   1.84%         4.27%


13.  COMMITMENTS AND CONTINGENT LIABILITIES

Loan commitments

In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying consolidated balance sheet. Various loan commitments totaling $19,542 and $25,294 at June 30, 2002 and 2001, respectively, represent financial instruments with off-balance sheet risk.

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

Loan commitments (Continued)

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

As of June 30, 2002 and 2001, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier 1 Risk-based, and Tier 1 Leverage Capital Ratios must be at least ten percent, six percent, and five percent, respectively.

(In thousands, except per share data)

The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.


                                                                          June 30, 2002
                                              -------------------------------------------------------------------------
                                                            WVS                               West View
                                              --------------------------------     ------------------------------------
                                                  Amount            Ratio              Amount            Ratio
                                              ----------------  --------------     ----------------  ------------------
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                      $      32,826           14.66 %        $   27,119            12.25 %
To Be Well Capitalized                             22,400           10.00              22,144            10.00
For Capital Adequacy Purposes
                                                   17,920            8.00              17,715             8.00
Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                      $      30,052           13.42 %        $   24,360            11.00 %
To Be Well Capitalized                             13,440            6.00              13,286             6.00
For Capital Adequacy Purposes                       8,960            4.00               8,857             4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                      $      30,052            7.69 %        $   24,360             6.29 %
To Be Well Capitalized                             19,519            5.00              19,361             5.00
For Capital Adequacy Purposes                      15,615            4.00              15,489             4.00



                                                                          June 30, 2001
                                              -------------------------------------------------------------------------
                                                            WVS                               West View
                                              --------------------------------     ------------------------------------
                                                  Amount            Ratio              Amount            Ratio
                                              ----------------  --------------     ----------------  ------------------

Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                      $          31,066           15.40 % $           26,284            13.27 %
To Be Well Capitalized                                 20,171           10.00               19,813            10.00
For Capital Adequacy Purposes                          16,137            8.00               15,850             8.00

Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                      $          28,537           14.15 % $           23,803            12.01 %
To Be Well Capitalized                                 12,103            6.00               11,888             6.00
For Capital Adequacy Purposes                           8,068            4.00                7,925             4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                      $          28,537            7.35 % $           23,803             6.15 %
To Be Well Capitalized                                 19,408            5.00               15,476             5.00
For Capital Adequacy Purposes                          15,526            4.00               19,345             4.00


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

The following table presents information related to the outstanding options:


                                                  Officers' and                         Weighted-
                                                   Employees'         Directors'         average
                                                      Stock             Stock           Exercise
                                                     Options           Options            Price
                                                 ----------------  ----------------  ----------------
Outstanding, June 30, 2000                               110,866        16,400        $  11.56

     Granted                                               4,000         2,000           12.73
     Exercised                                           (16,310)       (7,000)            5.1
     Forfeited                                              (160)            -            5.00
                                                 ----------------  -------------

Outstanding, June 30, 2001                                98,396        11,400           13.89

     Granted                                                   -         1,214           15.77

     Exercised                                           (15,068)       (6,200)           9.96

     Forfeited                                            (4,916)            -           15.63

                                                 ----------------  -------------
Outstanding, June 30, 2002                                78,412         6,414           14.80
                                                 ================  =============

Exercisable at year-end                                   70,878         6,414           14.29
                                                 ================  =============

Available for future grant                                 5,174             -
                                                 ================  =============


At June 30, 2002, for officers and employees there were 78,412 options outstanding, of which 70,878 were exercisable at a weighted-average exercise price of $14.85, and a weighted-average remaining contractual life of 5.76 years.

There were also 6,414 options outstanding for directors with a weighted-average exercise price of $14.07, and a weighted-average remaining contractual life of
7.05 years. All of these options are exercisable.

(In thousands, except per share data)

Stock Option Plan (Continued)

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

As of June 30, 2002, 6,510 RRP shares were available for future issuance. RRP costs are accrued to operations, and added back to stockholders' equity, over a four to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $59, $89, and $106 for the years ended June 30, 2002, 2001, and 2000.

Employee Stock Ownership Plan ("ESOP")
--------------------------------------

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. An ESOP Trust was created, and acquired 161,000 shares of common stock in WVS's initial public offering.

The Savings Bank makes discretionary contributions to the Trust to allow the Trust to purchase additional shares to be allocated to eligible employees. The Company reports compensation expense based upon the amounts contributed or committed to be contributed each year and the shares become outstanding for earnings per share computations. Dividends paid on allocated ESOP shares are recorded as a reduction of retained earnings. Compensation expense for the ESOP was $200, $200, and $627, for the years ended June 30, 2002, 2001, and 2000, respectively. Total ESOP shares as of June 30, 2002 and 2001 were 220,806 and 212,553, respectively.

(In thousands, except per share data)

16.  DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company's contributions to the Plan, which were charged to expense, was $200 for the year ended June 30, 2000.

Directors' Deferred Compensation Plan

The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2002, 2001, and 2000; 48,311, 46,961, and 44,318 shares respectively, were held by the Plan.

17.  INCOME TAXES

The provision for income taxes consists of:


                        2002          2001         2000
                      --------      --------     --------
Currently payable:
     Federal           $ 1,667       $ 2,086      $ 2,364
     State                 239           240          226
                      --------      --------     --------
                         1,906         2,326        2,590
Deferred                   (93)         (370)        (121)
                      --------      --------     --------
     Total             $ 1,813       $ 1,956      $ 2,469
                      ========      ========     ========


The following temporary differences gave rise to the net deferred tax assets at June 30:
                                                           2002          2001
                                                          ------        ------
Deferred tax assets:
     Allowance for loan losses                            $  937        $  956
     Deferred compensation                                   297           288
     Other                                                   228           160
                                                          ------        ------
   Total gross deferred tax assets                         1,462         1,404
                                                          ------        ------
Deferred tax liabilities:
     Bad debt reserve for tax reporting purposes              85           151
     Net unrealized gain on securities available for sale    104            56
     Deferred origination fees, net                          176           146
     Other                                                    56            55
                                                          ------       -------
             Total gross deferred tax liabilities            421           408
                                                          ------       -------
     Net deferred tax assets                              $1,041        $  996
                                                          ======       =======


No valuation allowance was established at June 30, 2002 and 2001, in view of WVS's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

17.  INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                            2002                      2001                       2000
                                    ---------------------     ----------------------     ----------------------

                                                  % of                       % of                       % of
                                                Pre-tax                    Pre-tax                    Pre-tax
                                     Amount      Income         Amount      Income        Amount       Income
                                    ---------------------     ----------------------     ----------------------
Provision at statutory rate          $ 2,129        34.0%      $ 2,284       34.0%       $ 2,328         34.0%
State income tax, net of federal
  tax benefit                            158         2.5           158        2.4            149          2.2

Tax exempt income                       (555)       (8.9)         (493)      (7.3)          (201)        (2.9)
Other, net                                81         1.4             7          -            193          2.8
                                    --------     -------      --------    -------        -------       ------
Actual tax expense and
  effective rate                     $ 1,813        29.0%      $ 1,956       29.1%       $ 2,469         36.1%
                                    ========     =======      ========     =======       =======        ======

18.  REGULATORY MATTERS

Cash and Due from Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2002 and 2001, the Savings Bank had required reserves of $809 and $717, respectively. The required reserves are held in the form of vault cash and a noninterest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code that restricts the availability of surplus for dividend purposes. At June 30, 2002, surplus funds of $3,363 were not available for dividends.

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

(In thousands, except per share data)

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30, are as follows:


                                                        2002                      2001
                                              -----------------------  -----------------------
                                               Carrying       Fair      Carrying       Fair
                                                Amount        Value      Amount        Value
                                              ----------    ---------  ----------    ---------
FINANCIAL ASSETS
Cash, due from banks, and interest-
   earning demand deposits                     $  3,177     $  3,177     $  2,993     $  2,993
Investment securities                           151,384      154,572      129,593      130,571
Mortgage-backed securities                       82,543       83,269       64,132       64,633
Net loans receivable                            152,905      160,517      185,179      193,374
Accrued interest receivable                       3,903        3,903        3,837        3,837
FHLB stock                                        8,281        8,281        8,150        8,150
                                              ---------    ---------    ---------    ---------
     Total financial assets                    $402,193     $413,719     $393,884     $403,558
                                              =========    =========    =========    =========
FINANCIAL LIABILITIES
Deposits                                       $177,672     $178,357     $181,339     $182,047
FHLB advances                                   159,937      162,928      161,494      161,024
Other borrowings                                 33,731       33,731       20,660       20,660
Accrued interest payable                          1,698        1,698        2,441        2,441
                                              ---------    ---------    ---------    ---------
     Total financial liabilities               $373,038     $376,714     $365,934     $366,172
                                              =========    =========    =========    =========

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

(In thousands, except per share data)

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Cash,  Due  from  Banks,  Interest-earning  Demand  Deposits,  Accrued  Interest
--------------------------------------------------------------------------------
Receivable and Payable, and Other Borrowings
-------------------------------------------

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

(In thousands, except per share data)

21.  PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:


                                    CONDENSED BALANCE SHEET
                                                                                  June 30,
                                                                            2002            2001
                                                                         ----------      ----------
ASSETS
    Interest-earning deposits with subsidiary bank                          $ 3,065         $ 1,127
    Investment securities available for sale                                  2,179           1,128
    Investment and mortgage-backed securities held to maturity                    -           2,503
    Investment in subsidiary bank                                            24,457          23,781
    Loan Receivable                                                             463               -
    Accrued interest receivable and other assets                                125             111
                                                                         ----------      ----------
TOTAL ASSETS                                                                $30,289         $28,650
                                                                         ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
    Other liabilities                                                       $    36         $     5
    Stockholders' equity                                                     30,253          28,645
                                                                         ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $30,289         $28,650
                                                                         ==========      ==========


                               CONDENSED STATEMENT OF INCOME
                                                                               Year Ended June 30,
                                                                    2002               2001                 2000
                                                                 ----------         -----------          ----------
INCOME
    Loans                                                           $    45             $    -              $    16
    Investment and mortgage-backed securities                           118                  84                  83
    Dividend from subsidiary                                          3,800               4,549               7,429
    Interest-earning deposits with subsidiary bank                       50                  76                  32

                                                                 ----------         -----------          ----------
Total income                                                          4,013               4,709               7,560
                                                                 ----------         -----------          ----------
OTHER OPERATING EXPENSE                                                  96                  51                 104
                                                                 ----------         -----------          ----------
    Income before equity in undistributed
      earnings of subsidiary                                          3,917               4,658               7,456
    Equity in undistributed earnings of subsidiary                      558                 136              (3,081)
                                                                 ----------         -----------          ----------
    Income before income taxes                                        4,475               4,794               4,375
    Income taxes                                                         27                  32                  (4)
                                                                 ----------         -----------          ----------
NET INCOME                                                          $ 4,448             $ 4,762             $ 4,379
                                                                 ==========         ===========          ==========

(In thousands, except per share data)


                                   CONDENSED STATEMENT OF CASH FLOWS

                                                                          Year Ended June 30,
                                                                 2002              2001         2000
                                                              ----------       -----------   ----------
OPERATING ACTIVITIES
    Net income                                                  $  4,448        $ 4,762        $ 4,379
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Undistributed net income of subsidiary                      (558)          (136)         3,081
        Amortization of investment discounts and premiums            (23)             -              -
        Amortization of ESOP and RRP deferred
          compensation                                                59             75            345
        Other                                                         20            143           (124)
                                                              ----------    -----------     ----------
    Net cash provided by operating activities                      3,946          4,844          7,681
                                                              ----------    -----------     ----------
INVESTING ACTIVITIES
    Available for sale:
        Purchase of investment and
          mortgage-backed securities                              (9,148)        (2,503)             -
        Proceeds from repayments of investment and
          mortgage-backed securities                               8,159              -              -
    Held to maturity:
        Purchases of investment and mortgage-backed
          securities                                              (7,789)             -              -
        Proceeds from repayments of investment and
          mortgage-backed securities                              10,304              -             18
        Net increase in loans                                       (469)             -              -
        ESOP loan                                                      -              -            232
                                                              ----------    -----------     ----------
    Net cash provided by (used for) investing activities           1,057         (2,503)           250
                                                              ----------    -----------     ----------
FINANCING ACTIVITIES
    Net proceeds from issuance of common stock                       212            119             91
    Cash dividends paid                                           (1,743)        (1,797)        (1,890)
    Purchases of treasury stock                                   (1,544)        (1,819)        (4,174)
                                                              ----------    -----------     ----------
    Net cash used for financing activities                        (3,075)        (3,497)        (5,973)
                                                              ----------    -----------     ----------
    Increase (decrease) in cash and cash equivalents               1,928         (1,156)         1,958

CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                                1,127          2,283            325
                                                              ----------    -----------     ----------
CASH AND CASH EQUIVALENTS
  END OF YEAR                                                   $  3,055        $ 1,127        $ 2,283
                                                              ==========    ===========     ==========

(In thousands, except per share data)

22.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)


                                                             Three Months Ended
                                         -------------------------------------------------------------
                                         September         December          March            June
                                            2001             2001             2002             2002
                                         ----------       ----------       ----------       ----------
Total interest and dividend income       $    6,551       $    6,091       $    5,574       $    5,544
Total interest expense                        3,859            3,637            3,321            3,208
                                         ----------       ----------       ----------       ----------
Net interest income                           2,692            2,454            2,253            2,336
Provision for loan losses                        37               20                -               -
                                         ----------       ----------       ----------       ----------
Net interest income after
  provision for loan losses                   2,655            2,434            2,253            2,336

Total noninterest income                        173              181              166              167
Total noninterest expense                       976            1,109              978            1,041
                                         ----------       ----------       ----------       ----------
Income before income taxes                    1,852            1,506            1,441            1,462
Income taxes                                    611              397              476              329
                                         ----------       ----------       ----------       ----------
Net income                               $    1,241       $    1,109       $      965       $    1,133
                                         ==========       ==========       ==========       ==========
Per share data:
Net income
     Basic                               $     0.45       $     0.40       $     0.36       $     0.42
     Diluted                                   0.45             0.40             0.35             0.42
Average shares outstanding
     Basic                                2,753,358        2,740,451        2,714,480        2,686,663
     Diluted                              2,763,744        2,752,157        2,720,976        2,692,474


(In thousands, except per share data)

                                                             Three Months Ended
                                         -------------------------------------------------------------
                                          September        December           March            June
                                            2000             2000             2001             2001
                                         ----------       ----------       ----------       ----------
Total interest and dividend income       $    7,526       $    7,534       $    7,234       $    6,891
Total interest expense                        4,988            5,005            4,463            4,105
                                         ----------       ----------       ----------       ----------
Net interest income                           2,538            2,529            2,771            2,786
Provision for loan losses                         -               -              150              638
                                         ----------       ----------       ----------       ----------
Net interest income after
  provision for loan losses                   2,538            2,529            2,621            2,148


Total noninterest income                        164              169              155              181
Total noninterest expense                       956            1,006              989              836
                                         ----------       ----------       ----------       ----------
Income before income taxes                    1,746            1,692            1,787            1,493
Income taxes                                    646              591              643               76
                                         ----------       ----------       ----------       ----------
Net income                               $    1,100       $    1,101       $    1,144       $    1,417
                                         ==========       ==========       ==========       ==========
Per share data:
Net income
     Basic                               $     0.39       $     0.39       $     0.41       $     0.51
     Diluted                                   0.38             0.39             0.41             0.51
Average shares outstanding
     Basic                                2,858,302        2,814,033        2,778,839        2,764,345
     Diluted                              2,873,787        2,829,455        2,787,946        2,771,297


COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC".

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                      Market Price                Cash Dividends
                                      ------------
        Quarter Ended            High           Low                   Declared
        -------------            ----           ---                   --------
June 02                        $16.200        $13.990                  $0.16
March 02                        16.250         14.130                   0.16
December 01                     16.250         15.700                   0.16
September 01                    17.450         13.750                   0.16

June 01                        $14.000        $12.550                  $0.16
March 01                        12.938         12.188                   0.16
December 00                     12.500         12.000                   0.16
September 00                    13.000         11.563                   0.16

There were five Nasdaq Market Makers in the Company's common stock as of June 30, 2002: F. J. Morrissey & Co., Inc.; Herzog, Heine, Geduld, Inc.; Ryan Beck & Co., Inc.; Spear, Leeds & Kellogg and Knight Securities L.P.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 868 shareholders of record at September 11, 2002. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

                               WVS FINANCIAL CORP.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------

                                CORPORATE OFFICES
                  WVS FINANCIAL CORP. o WEST VIEW SAVINGS BANK
                     9001 Perry Highway Pittsburgh, PA 15237
                                  412-364-1911


            COMMON STOCK                                          BOARD OF DIRECTORS
The common stock of WVS Financial  Corp.
is traded on The Nasdaq Stock MarketSM
under the symbol "WVFC".                                         David L. Aeberli
                                                                    President
     TRANSFER AGENT & REGISTRAR                              McDonald-Aeberli Funeral Home, Inc.
   Registrar and Transfer Company
          10 Commerce Drive                                            Arthur H. Brandt
         Cranford, NJ 07016                                 Retired - Former President and CEO
           1-800-368-5948                                        Brandt Excavating, Inc. and
                                                              Retired - Former President and CEO
         INVESTOR RELATIONS                                         Brandt Paving, Inc.
           Pamela M. Tracy
            412-364-1911                                              David J. Bursic
                                                           President and Chief Executive Officer
               COUNSEL                                            WVS Financial Corp. and
          Bruggeman & Linn                                        West View Savings Bank

           SPECIAL COUNSEL                                            Donald E. Hook
Elias, Matz, Tiernan & Herrick L.L.P.                                    Chairman
         Washington, DC                                          Pittsburgh Cut Flower Co.

       WEST VIEW SAVINGS BANK                                         Lawrence M. Lehman
         9001 Perry Highway                                           Sole Proprietor
        Pittsburgh, PA  15237                                 Newton-Lehman Insurance Agency
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

        FRANKLIN PARK OFFICE                                        EXECUTIVE OFFICERS
       2566 Brandt School Road
            724-935-7100                                              Donald E. Hook
                                                                         Chairman
           BELLEVUE OFFICE
         572 Lincoln Avenue                                           David J. Bursic
            412-761-5595                                               President and
                                                                  Chief Executive Officer
        SHERWOOD OAKS OFFICE
        Serving Sherwood Oaks                                        Margaret VonDerau
           Cranberry Twp.                                  Senior Vice President, Treasurer and
                                                                    Corporate Secretary
          LENDING DIVISION
       2566 Brandt School Road                                       Edward M. Wielgus
            724-935-7400                                        Senior Vice President and
                                                                   Chief Lending Officer


The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.

                         A Tradition of Quality Banking