Form 10-K, Exhibit 13
period 2003-05-09
WVS FINANCIAL CORP
filed 2003-09-26
CIK 910679

[LETTERHEAD WVS FINANCIAL CORPORATION THE HOLDING COMPANY AND WEST
                           VIEW SAVINGS LOGO OMITTED]

                                      2003
                                 ANNUAL REPORT

                                TABLE OF CONTENTS

                                                                           Page
                                                                          Number
                                                                          ------

      Stockholders' Letter                                                   1

      Selected Financial and Other Data                                      2

      Management's Discussion and Analysis                                   4

      Report of Independent Auditors                                        17

      Consolidated Balance Sheet                                            18

      Consolidated Statement of Income                                      19

      Consolidated Statement of Changes in Stockholders' Equity             20

      Consolidated Statement of Cash Flows                                  21

      Notes to the Consolidated Financial Statements                        22

      Common Stock Market Price and Dividend Information                    49

      Corporate Information                                                 50

                          PAGE LEFT INTENTIONALLY BLANK

      To Our Stockholders:

          During fiscal 2003, the economy continued to be adversely impacted by a slow recovery from the economic recession, relatively high levels of unemployment and the war with Iraq. In an attempt to restart the economy, the Federal Reserve further reduced interest rates to the lowest point in 45 years. Federal income tax rates were also reduced, most notably in wages and dividends, to encourage consumer spending and capital investment. While these efforts have improved equity market conditions over last year's depressed levels, the unemployment rate remains stubbornly high and spending has only started to recover. At this point it remains unclear as to how strong the economic recovery will be and when the unemployment rate will begin to improve.

          While Company earnings were impacted by the 45 year lows in market interest rates, at the end of fiscal 2003 our stock price increased by $2.18 or 13.78% and we continued to pay quarterly cash dividends which yielded over 3.50%. We are also gratified to report that the July 2003 issue of U.S. Banker Magazine, the Company was ranked #23 of the Nation's Top 200 Publicly Traded Community Banks, Ranked by 3-Year Average Return on Equity.

          During fiscal 2003, West View Savings Bank completed its second phase of computer system upgrades. The Bank's entire telecommunication network was replaced to improve customer response times. Our branch and teller platforms were also replaced with a PC based system to better serve our customer base. During the first half of fiscal 2004, we anticipate completing the internet banking phase of our systems upgrades.

          We would also like to extend our thanks to Mrs. Margaret VonDerau for completing 35 years of dedicated service as an employee of the Bank. During her tenure, Margaret was instrumental in managing the Bank's branch operations and human resources. Margaret continues to be actively involved in the business by serving as Corporate Secretary and a member of our Board of Directors.

          Fiscal 2004 will undoubtedly bring its own set of challenges. Please know that the Board of Directors, Senior Management and Employees will continue to work hard to earn a competitive rate of return for our stockholders while meeting the banking needs of our borrowers and depositors. Please continue to recommend West View Savings Bank to your family, friends and neighbors.


      /s/ DAVID J. BURSIC                     /s/ DONALD E. HOOK
      -------------------------               -------------------------
      DAVID J. BURSIC                         DONALD E. HOOK
      President and                           Chairman of the Board
      Chief Executive Officer

                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                            FINANCIAL AND OTHER DATA

                                                           As of or For the Year Ended June 30,
                                         -----------------------------------------------------------------------
                                            2003            2002           2001           2000           1999
                                         ----------      ----------     ----------     ----------     ----------
                                                      (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                             $  367,188      $  404,911     $  396,440     $  409,618     $  348,408
Net loans receivable                         91,669         152,905        185,179        183,295        170,327
Mortgage-backed securities                  111,879          82,543         64,132         73,673         72,380
Investment securities                       147,482         151,384        129,593        137,502         92,166
Savings deposit accounts                    169,316         174,659        178,029        169,508        171,114
FHLB advances                               153,390         159,937        161,494        104,500        116,900
Other borrowings                              9,453          33,731         20,660        101,025         25,820
Stockholders' equity                         30,618          30,253         28,645         26,911         27,938
Non-performing assets and troubled
  debt restructurings(1)                      3,481           5,279          5,016          4,050            765

Selected Operating Data:
Interest income                          $   19,231      $   23,760     $   29,185     $   27,987     $   23,031
Interest expense                             11,810          14,025         18,561         16,933         12,739
                                         ----------      ----------     ----------     ----------     ----------
Net interest income                           7,421           9,735         10,624         11,054         10,292
Provision for loan losses                      (228)             57            788            150            ---
                                         ----------      ----------     ----------     ----------     ----------
Net interest income after provision
  for loan losses                             7,649           9,678          9,836         10,904         10,292
Non-interest income                             725             687            669            570            458
Non-interest expense                          3,956           4,104          3,787          4,626          4,285
                                         ----------      ----------     ----------     ----------     ----------
Income before income tax expense              4,418           6,261          6,718          6,848          6,465
Income tax expense                            1,070           1,813          1,956          2,469          2,434
                                         ----------      ----------     ----------     ----------     ----------
Net income                               $    3,348      $    4,448     $    4,762     $    4,379     $    4,031
                                         ==========      ==========     ==========     ==========     ==========

Per Share Information:
Basic earnings                           $     1.28      $     1.63     $     1.70     $     1.48     $     1.18
Diluted earnings                         $     1.28      $     1.63     $     1.69     $     1.47     $     1.17
Dividends per share                      $     0.64      $     0.64     $     0.64     $     0.64     $     0.63
Dividend payout ratio                         50.00%          39.26%         37.65%         43.24%         53.39%
Book value per share at period end       $    11.86      $    11.30     $    10.40     $     9.35     $     8.81
Average shares outstanding:
      Basic                               2,617,576       2,723,891      2,804,125      2,953,720      3,405,662
      Diluted                             2,624,395       2,732,491      2,815,867      2,977,089      3,435,738

                                                   As of or For the Year Ended June 30,
                                          ------------------------------------------------------
                                           2003        2002        2001        2000        1999
                                          ------      ------      ------      ------      ------
Selected Operating Ratios(2):
Average yield earned on interest-
  earning assets(3)                         5.36%       6.41%       7.51%       7.41%       7.32%
Average rate paid on interest-
  bearing liabilities                       3.57        4.13        5.21        4.91        4.64
Average interest rate spread(4)             1.79        2.28        2.30        2.50        2.68
Net interest margin(4)                      2.19        2.74        2.83        2.97        3.27
Ratio of interest-earning assets to
  interest-bearing liabilities            112.56      112.34      111.33      110.57      114.54
Non-interest expense as a percent of
  average assets                            1.05        1.07        0.94        1.20        1.35
Return on average assets                    0.89        1.16        1.19        1.14        1.27
Return on average equity                   10.97       14.85       17.17       16.27       13.01
Ratio of average equity to average
  assets                                    8.10        7.78        6.92        6.99        9.76
Full-service offices at end of period       6           6           6           6           6

Asset Quality Ratios(2):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                        3.80%       3.30%       2.71%       2.21%       0.32%
Non-performing assets as a percent
  of total assets(1)                        0.95        1.30        1.27        0.99        0.22
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                              0.95        1.30        1.27        0.99        0.22
Allowance for loan losses as a
  percent of total loans receivable         2.68        1.77        1.47        1.06        1.07
Allowance for loan losses as a
  percent of non-performing loans          72.68       54.68       55.08       48.72      336.75
Charge-offs to average loans
  receivable outstanding during the
  period                                    0.00        0.04        0.01        0.01        0.02

Capital Ratios(2):
Tier 1 risk-based capital ratio            14.30%      13.42%      14.15%      14.05%      15.85%
Total risk-based capital ratio             15.57       14.66       15.40       15.11       16.90
Tier 1 leverage capital ratio               8.42        7.69        7.35        6.69        8.29

----------
(1) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non- performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure.

(2) Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(3) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

GENERAL

WVS Financial Corp. ("WVS" or the "Company") is the parent holding company of West View Savings Bank ("West View" or the "Savings Bank"). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2003.

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

The Company's strategic focus includes:

Interest Rate Risk Management - During the past two fiscal years, market interest rates have plummeted to 45 year lows. The Federal Reserve Board's accommodative monetary policy, coupled with increased fiscal stimulus, should lead to an economic recovery during fiscal 2004. History has shown that economic recoveries are generally accompanied by higher levels of market interest rates. While these low market interest rates have impacted net income, the Company is well positioned for an eventual rise in market interest rates.

Enhancing Stockholder Value - During fiscal 2003, the Company's stock price increased by $2.18 or 13.78% and the Company maintained its quarterly cash dividends, which yielded over 3.50%.

Commitment to Capital Management - The Company continued to retain capital for future growth, paying an attractive cash dividend and supplementing market liquidity with our Sixth Common Stock Buyback Program.

Strong Net Income - During fiscal 2003, the Company earned $3.3 million or $1.28 per share (basic and diluted). Fiscal 2003 return on average stockholders' equity was 10.97% while return on average assets totaled 0.89%. The July 2003 issue of US Banker Magazine ranked the Company #23 of the Nation's Top 200 Public Traded Community Banks, Ranked by 3-year Average Return on Equity.

Substantial Core Deposits - As of June 30, 2003, $89.4 million or 52.8% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $44.2 million or 49.4% of core deposits consisted of regular savings and club accounts. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

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

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2003, 2002 and 2001, the Company's ratios of non-interest expense to average assets were 1.05%, 1.07% and 0.94%, respectively. In fiscal 2003, the Company upgraded its branch platform to a PC-based system to help streamline operations. Internet banking will be rolled out during Fiscal 2004 to increase customer satisfaction and loyalty.

CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet
                             -----------------------

                                                                           Change
                                      June 30,      June 30,      ------------------------
                                        2003          2002         Dollars      Percentage
                                        ----          ----         -------      ----------
                                             (Dollars in Thousands)
      Cash and interest-earning
         deposits                     $  2,815      $  3,177      $   (362)       -11.4%

      Investment securities(1)         155,279       159,665        (4,386)        -2.7

      Mortgage-backed securities       111,879        82,543        29,336         35.5

      Net loans receivable              91,669       152,905       (61,236)       -40.0

      Total assets                     367,188       404,911       (37,723)        -9.3

      Deposits                         170,926       177,672        (6,746)        -3.8

      FHLB and other borrowings        162,843       193,668       (30,825)       -15.9

      Total liabilities                336,570       374,658       (38,088)       -10.2

      Total equity                      30,618        30,253           365          1.2

----------
(1)   Includes Federal Home Loan Bank stock.

General. The $37.7 million or 9.3% decrease in total assets was primarily comprised of a $61.2 million decrease in net loans receivable, and a $4.4 million decrease in investment securities and Federal Home Loan Bank ("FHLB") stock, which were partially offset by a $29.3 million increase in mortgage-backed securities.

The $38.1 million or 10.2% decrease in total liabilities was primarily comprised of a $30.8 million decrease in FHLB advances and other borrowings, a $6.7 million decrease in deposits and a $249 thousand decrease in accrued interest payable.

Total stockholders' equity increased $365 thousand or 1.2% primarily due to $3.3 million of Company net income, and a $197 thousand increase in capital attributable to stock option exercises and Recognition and Retention Plan ("RRP") equity contributions, which were partially offset by the repurchase of $1.6 million of the Company's own common stock, and $1.7 million of cash dividends paid to stockholders. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $362 thousand or 11.4% to $2.8 million at June 30, 2003 from $3.2 million at June 30, 2002. Decreases in these accounts were primarily due to a combination of new loan originations, customer withdrawals, investment purchases and repayments of borrowings, which were partially offset by increases in these accounts as a result of a combination of customer deposits, loan and investment repayments, and proceeds from borrowings.

Investments. The Company's overall investment portfolio increased $25.0 million or 10.3% to $267.2 million at June 30, 2003 from $242.2 million at June 30, 2002. Mortgage-backed securities increased $29.3 million or 35.5% to $111.9 million at June 30, 2003. This increase was due primarily to purchases of floating rate mortgage-backed securities, which were partially offset by principal repayments on the portfolio. Investment securities decreased $4.4 million or 2.7% to $155.3 million at June 30, 2003. This decrease was due to calls of U.S. Government agency securities, maturities of investment grade corporate bonds, and redemption of FHLB stock.

Net Loans Receivable. Net loans receivable decreased $61.2 million or 40.0% to $91.7 million at June 30, 2003. The decrease in loans receivable was principally the result of higher levels of refinancing activity due to record low mortgage interest rates. As part of its asset/liability management strategy, the Company chose to invest substantially all of these proceeds into adjustable rate and short-term investment and mortgage-backed securities.

Deposits. Total deposits decreased $6.7 million or 3.8% to $170.9 million at June 30, 2003. Certificates of deposit decreased approximately $4.8 million or 5.6%, and money market accounts decreased $152 thousand or 1.0%. Savings accounts increased $2.5 million or 6.1%. The Savings Bank believes that these changes in depositor liquidity preferences are due to the relatively low level of market interest rates and stock market volatility.

Borrowed Funds. Borrowed funds decreased $30.8 million or 15.9% to $162.8 million at June 30, 2003. Other short-term borrowings decreased $24.3 million or 72.0% to $9.5 million at June 30, 2003, and FHLB advances decreased $6.5 million or 4.1% to $153.4 million at June 30, 2003. The Company repaid these sums through internal cash flows.

Stockholders' Equity. Total stockholders' equity increased $365 thousand or 1.2% to $30.6 million at June 30, 2003. The increase was principally the result of $3.3 million of Company net income and a $197 thousand increase in capital attributable to stock option exercises, and RRP equity contributions, which were partially offset by the repurchase of $1.6 million of the Company's own common stock and $1.7 million of cash dividends paid to stockholders.

RESULTS OF OPERATIONS

                         Condensed Statements of Income
                         ------------------------------

                              June 30, 2003        Change      June 30, 2002       Change       June 30, 2001
                              -------------        ------      -------------       ------       -------------
                                                           (Dollars in Thousands)
Interest income                  $ 19,231         $(4,529)         $23,760        $(5,425)         $29,185
                                                    -19.1%                          -18.6%

Interest expense                 $ 11,810         $(2,215)         $14,025        $(4,536)         $18,561
                                                    -15.8%                          -24.4%

Net interest income              $  7,421         $(2,314)         $ 9,735        $  (889)         $10,624
                                                    -23.8%                           -8.4%

Provision for loan losses        $   (228)        $  (285)         $    57        $  (731)         $   788
                                                   -500.0%                          -92.8%

Non-interest income              $    725         $    38          $   687        $    18          $   669
                                                       5.5%                            2.7%

Non-interest expense             $  3,956         $  (148)         $ 4,104        $   317          $ 3,787
                                                     -3.6%                             8.4%

Income tax expense               $  1,070         $  (743)         $ 1,813        $  (143)         $ 1,956
                                                    -41.0%                           -7.3%

Net income                       $  3,348         $(1,100)         $ 4,448        $  (314)         $ 4,762
                                                    -24.7%                           -6.6%

General. WVS reported net income of $3.3 million, $4.4 million and $4.8 million for the fiscal years ended June 30, 2003, 2002 and 2001, respectively. The $1.1 million or 24.7% decrease in net income during fiscal 2003 was primarily the result of a $2.3 million decrease in net interest income, which was partially offset by a $743 thousand decrease in income tax expense, a $285 thousand decrease in the provision for loan losses, a $148 thousand decrease in non-interest expense, and a $38 thousand increase in non-interest income. Earnings per share totaled $1.28 (basic and diluted) for fiscal 2003 as compared to $1.63 (basic and diluted) for fiscal 2002. The decrease in earnings per share was due to a decrease in net income, which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2003.

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

                                                                      For the Years Ended June 30,
                                              -----------------------------------------------------------------------------
                                                             2003                                     2002
                                              ------------------------------------     ------------------------------------
                                               Average                    Average       Average                    Average
                                               Balance     Interest     Yield/Rate      Balance     Interest     Yield/Rate
                                               -------     --------     ----------      -------     --------     ----------
                                                                         (Dollars in Thousands)
Interest-earning assets:
  Net loans receivable(1)                     $127,970      $ 9,524         7.44%      $172,824      $13,224         7.65%
  Net tax-free loans receivable(2)                 ---          ---         0.00            199           26        13.28
  Mortgage-backed securities                    82,427        2,854         3.46         65,372        3,341         5.11
  Investments - taxable                        131,193        5,228         3.98        112,948        5,553         4.92
  Investments - tax-free(2)                     28,610        2,340         8.18         28,543        2,323         8.14
  Interest-bearing deposits                      2,362           11         0.47          1,766           10         0.57
                                              --------      -------                    --------      -------
  Total interest-earning assets                372,562       19,957         5.36%       381,652       24,477         6.41%
                                                            -------       ======                     -------       ======
  Non-interest-earning assets                    4,113                                    3,386
                                              --------                                 --------
      Total assets                            $376,675                                 $385,038
                                              ========                                 ========

Interest-bearing liabilities:
  Interest-bearing deposits and escrows       $157,771      $ 3,312         2.10%      $163,338      $ 5,082         3.11%
  Borrowings                                   173,226        8,498         4.91        176,383        8,943         5.07
                                              --------      -------                    --------      -------
  Total interest-bearing liabilities           330,997       11,810         3.57%       339,721       14,025         4.13%
                                                            -------       ======                     -------       ======
  Non-interest-bearing accounts                 12,149                                   11,814
                                              --------                                 --------
  Total interest-bearing liabilities and
    non-interest-bearing accounts              343,146                                  351,535
  Non-interest-bearing liabilities               3,020                                    3,547
                                              --------                                 --------
      Total liabilities                        346,166                                  355,082
Retained income                                 30,509                                   29,956
                                              --------                                 --------
Total liabilities and retained income         $376,675                                 $385,038
                                              ========                                 ========
Net interest income                                         $ 8,147                                  $10,452
                                                            =======                                  =======
Interest rate spread                                                        1.79%                                    2.28%
                                                                          ======                                   ======
Net yield on interest-earning assets(3)                                     2.19%                                    2.74%
                                                                          ======                                   ======
Ratio of interest-earning assets to
   interest-bearing liabilities                                           112.56%                                  112.34%
                                                                          ======                                   ======

                                                  For the Years Ended June 30,
                                              ------------------------------------
                                                            2001
                                              ------------------------------------
                                               Average                    Average
                                               Balance     Interest     Yield/Rate
                                               -------     --------     ----------
                                                     (Dollars in Thousands)
Interest-earning assets:
  Net loans receivable(1)                     $185,203      $14,656         7.91%
  Net tax-free loans receivable(2)                 692           69         9.97
  Mortgage-backed securities                    70,403        4,835         6.87
  Investments - taxable                        114,000        8,205         7.20
  Investments - tax-free(2)                     24,785        1,993         8.04
  Interest-bearing deposits                      1,871           38         2.03
                                              --------      -------
  Total interest-earning assets                396,954       29,796         7.51%
                                                            -------       ======
  Non-interest-earning assets                    4,148
                                              --------
      Total assets                            $401,102
                                              ========

Interest-bearing liabilities:
  Interest-bearing deposits and escrows       $161,821      $ 6,820         4.21%
  Borrowings                                   194,749       11,741         6.03
                                              --------      -------
  Total interest-bearing liabilities           356,570       18,561         5.21%
                                                            -------       ======
  Non-interest-bearing accounts                 11,616
                                              --------
  Total interest-bearing liabilities and
    non-interest-bearing accounts              368,186
  Non-interest-bearing liabilities               5,179
                                              --------
      Total liabilities                        373,365
Retained income                                              27,737
                                                            -------
Total liabilities and retained income         $401,102
                                              ========
Net interest income                                         $11,235
                                                            =======
Interest rate spread                                                        2.30%
                                                                          ======
Net yield on interest-earning assets(3)                                     2.83%
                                                                          ======
Ratio of interest-earning assets to
   interest-bearing liabilities                                           111.33%
                                                                          ======

----------
(1)   Includes non-accrual loans.

(2) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a federal tax rate of 34%.

(3)   Net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume. Changes in interest income on securities reflects the changes in interest income on a fully tax equivalent basis.

                                                                                 Year Ended June 30,
                                                     -------------------------------------------------------------------------------
                                                                2003 vs. 2002                             2002 vs. 2001
                                                     -------------------------------------     -------------------------------------
                                                       Increase (Decrease)                       Increase (Decrease)
                                                             Due to               Total                Due to               Total
                                                     ----------------------      Increase      ----------------------      Increase
                                                      Volume         Rate       (Decrease)      Volume         Rate       (Decrease)
                                                     -------       -------      ----------     -------       -------      ----------
                                                                                 (Dollars in Thousands)
Interest-earning assets:
       Net loans receivable                          $(3,349)      $  (377)      $(3,726)      $(1,021)      $  (454)      $(1,475)
       Mortgage-backed securities                        747        (1,234)         (487)         (325)       (1,169)       (1,494)
       Investments - taxable                             830        (1,155)         (325)          (76)       (2,576)       (2,652)
       Investments - tax-free                              6            11            17           305            25           330
       Interest-bearing deposits                           3            (2)            1            (3)          (25)          (28)
                                                     -------       -------       -------       -------       -------       -------
             Total interest-earning assets            (1,763)       (2,757)       (4,520)       (1,120)       (4,199)       (5,319)
                                                     -------       -------       -------       -------       -------       -------
Interest-bearing liabilities:
       Interest-bearing deposits and
          Escrows                                       (324)       (1,446)       (1,770)         (121)       (1,617)       (1,738)
       Other borrowings                                 (166)         (279)         (445)       (1,039)       (1,759)       (2,798)
                                                     -------       -------       -------       -------       -------       -------
             Total interest-bearing liabilities         (490)       (1,725)       (2,215)       (1,160)       (3,376)       (4,536)
                                                     -------       -------       -------       -------       -------       -------
Increase (decrease) in net interest
   Income                                            $(1,273)      $(1,032)      $(2,305)      $    40       $  (823)      $  (783)
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

Interest Income. Total interest income decreased by $4.5 million or 19.1% during fiscal 2003 and decreased by $5.4 million or 18.6% during fiscal 2002. The decrease in fiscal 2003 was primarily a result of historically low market interest rates and higher levels of loan repayments, which were partially offset by increased average balances of the investment and mortgage-backed securities portfolios. The decrease in fiscal 2002 was primarily a result of decreases in the weighted average yield earned and the average balances of the investment, mortgage-backed, and loan portfolios during the period.

Interest income on investment securities and FHLB stock decreased $325 thousand or 4.5% during fiscal 2003 and decreased $2.4 million or 25.4% during fiscal 2002. The decrease in fiscal 2003 was primarily attributable to an 84 basis point decrease in the weighted average yield on the Company's investment securities, which was partially offset by a $18.3 million increase in the average balance of the investment securities outstanding. The decrease in fiscal 2002 was primarily attributable to a 178 basis point decrease in the weighted average yield on the Company's investment securities which was partially offset by a $2.7 million increase in the average balance of the investment securities outstanding.

Interest income on mortgage-backed securities decreased $487 thousand or 14.6% during fiscal 2003 and decreased $1.5 million or 30.9% during fiscal 2002. The decrease in fiscal 2003 was attributable to a 165 basis point decrease in the weighted average yield on the Company's mortgage-backed securities portfolio, which was partially offset by a $17.1 million increase in the average balance of the mortgage-backed securities portfolio. The decrease in fiscal 2002 was attributable to a 176 basis point decrease in the weighted average yield on the mortgage-backed securities portfolio and a $5.0 million decrease in the average outstanding balance of mortgage-backed securities.

Interest income on net loans receivable decreased $3.7 million or 28.1% during fiscal 2003 and decreased $1.5 million or 9.9% during fiscal 2002. The decrease in fiscal 2003 was attributable to a $45.1 million decrease in the average balance of net loans outstanding and a 22 basis point decrease in the weighted average yield on the Company's loan portfolio. As part of its asset/liability management strategy, the Company previously limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company began to offer longer-term fixed rate loans on a correspondent basis during fiscal 2003. The decrease in fiscal 2002 was attributable to a $12.9 million decrease in the average balance of net loans outstanding and a 26 basis point decrease in the weighted average yield on the Company's loan portfolio.

Interest Expense. Total interest expense decreased $2.2 million or 15.8% during fiscal 2003 and decreased by $4.5 million or 24.4% during fiscal 2002. The decrease in fiscal 2003 was attributable to a decrease of $1.8 million of interest expense on deposits and a decrease of $445 thousand of interest expense on borrowings. The decrease during fiscal 2002 was attributable to a decrease of $2.8 million of interest expense on borrowings and a $1.7 million decrease of interest expense on deposits.

Interest expense on borrowings decreased $445 thousand or 5.0% during fiscal 2003 and decreased $2.8 million or 23.8% during fiscal 2002. The decrease in fiscal 2003 was attributable to a 16 basis point decrease in the weighted average yield on the Company's borrowings, and a $3.2 million decrease in the average balance of borrowings outstanding. During fiscal 2003, the Company's borrowings were primarily longer-term, with fixed rates of interest. The decrease in fiscal 2002 was attributable to a 96 basis point decrease in the weighted average yield on the Company's borrowings and a $18.4 million decrease in the average balance of borrowings outstanding.

Interest expense on interest-bearing deposits and escrows decreased $1.8 million or 34.8% in fiscal 2003 and decreased $1.7 million or 25.5% in fiscal 2002. The decrease in fiscal 2003 was attributable to a 101 basis point decrease in the weighted average yield on the Company's deposits, and a $5.6 million decrease in the average balance of interest-bearing deposits. The decrease in fiscal 2002 was primarily attributable to a 110 basis point decrease in the weighted average rate paid on the Company's deposits and a $3.9 million increase in the average balance of interest bearing time deposits.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company reduced its provision for loan loss by $228 thousand during fiscal 2003, as compared to recording a provision of $57 thousand during fiscal 2002. The Company's reduced provision in fiscal 2003 was due to the reduced levels of net loans receivable and the payoff of a large non-performing commercial real estate loan. The fiscal 2002 provision was comparable to net charge-offs of $62 thousand.

Non-interest Income. Total non-interest income increased by $38 thousand or 5.5% in fiscal 2003 and increased by $18 thousand or 2.7% in fiscal 2002. The increase in fiscal 2003 was primarily attributable to the sale of investments from the Company's investment portfolio. The increase in fiscal 2002 was primarily attributable to an increase in service charges on deposits.

Non-interest Expense. Total non-interest expense decreased $148 thousand or 3.6% and increased $317 thousand or 8.4% during fiscal 2003 and 2002, respectively. The decrease in fiscal 2003 was primarily attributable to a decrease in payroll related costs, which was partially offset by increases in data processing expenses and fixed asset costs. The increase in fiscal 2002 was primarily attributable to increases in accrued legal fees, charitable contributions for local educational programs, PA Capital Stock Franchise taxes and other payroll costs.

Income Taxes. Income taxes decreased $743 thousand or 41.0% during fiscal 2003 and decreased $143 thousand or 7.3% during fiscal 2002. The decrease in fiscal 2003 was primarily attributable to a decrease in taxable income and proportionately higher tax-free interest revenue on bank qualified municipal securities. Fiscal year 2002 income tax expense was favorably impacted by the higher levels of tax-free bank qualified municipal securities in the Company's investment portfolio and a $100 thousand Pennsylvania tax credit for charitable contributions made in support of local educational programs. The Company's effective tax rate was 24.2% at June 30, 2003 and 29.0% at June 30, 2002.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $362 thousand during fiscal 2003 primarily due to $40.8 million of net cash used for financing activities. These decreases were offset by $33.4 million of net cash provided by investing activities, and $7.1 million of net cash provided by operating activities.

Funds provided by operating activities totaled $7.1 million during fiscal 2003 as compared to $4.5 million during fiscal 2002. Net cash provided by operating activities was primarily comprised of $3.3 million of net income, $3.2 million of amortization of discounts, premiums and deferred loan fees, and a $1.1 million decrease in accrued interest receivable, which were partially offset by a $249 thousand decrease in accrued interest payable, and a $228 thousand decrease in provisions for loan loss.

Funds provided by investing activities totaled $33.4 million during fiscal 2003 as compared to $9.1 million used for investing activities during fiscal 2002. Primary sources of funds during fiscal 2003 include $258.5 million in repayments and sales of investment and mortgage-backed securities (including FHLB stock) and a $61.1 million decrease in net loans receivable, which were partially offset by $286.1 million in purchases of investment and mortgage-backed securities (including FHLB stock). The investment purchases were primarily comprised of investment grade commercial paper and investment grade corporate bonds that mature within two years. The mortgage-backed securities purchases were floating rate instruments that generally reprice on a monthly basis.

Funds used for financing activities totaled $40.8 million for fiscal 2003 as compared to $4.8 million provided by financing activities in fiscal 2002. Primary uses of funds for fiscal 2003 were a $30.8 million decrease in FHLB and other borrowings, a $6.7 million decrease in deposits, $1.7 million of cash dividends and $1.6 million in common stock repurchases. During fiscal 2003, the Company purchased 101,719 shares of common stock for approximately $1.6 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2003, the total approved loan commitments outstanding amounted to $1.5 million. At the same date, commitments under unused letters and lines of credit amounted to $6.5 million and the unadvanced portion of construction loans approximated $11.3 million. The Company also had commitments to purchase approximately $21.1 million of floating rate mortgage-backed securities. Certificates of deposit scheduled to mature in one year or less at June 30, 2003, totaled $56.9 million. Management believes that a significant portion of maturing deposits will remain with the Company.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through FHLB advances and other borrowings, to provide the cash utilized in investing activities. The Company has access to the Federal Reserve Bank Primary Credit Program. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 29, 2003, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 21, 2003 to shareholders of record at the close of business on August 11, 2003. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2003, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $30.3 million or 14.3% and $32.9 million or 15.6%, respectively, of total risk-weighted assets, and Tier I leverage capital of $30.3 million or 8.4% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets decreased $1.8 million or 35.6% to $3.5 million, or 0.95% of total assets, at June 30, 2003. The decrease was primarily the result of a $1.2 million in repayments, $520 thousand in pending payoffs, $404 thousand in loans reclassified as performing due to improved economic performance, and a decrease of $235 thousand in real estate owned, which were partially offset by $362 thousand in loans reclassified as non-performing.

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in US dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.
                           -------
Interest rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of IRR can pose a significant threat to the Company's earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company's safety and soundness.

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

During fiscal 2003 the level of market interest rates declined further due to the Federal Reserve's accommodative monetary policy and the weakness in the national economy. The marked decline in the equity markets, reduced corporate earnings and heightened geopolitical tensions have caused a considerable disintermediation from the equity to the fixed income markets, further compounding the decline in market interest rates across the yield curve.

Due to the rapid decline in market interest rates, the Company's loan, investment and mortgage-backed securities portfolios continued to experience much higher then anticipated levels of prepayments. During fiscal 2003, the Federal Reserve reduced the Federal Funds rate an additional six times for a total of 250 basis points. Principal repayments on the Company's loan, investment and mortgage-backed securities portfolios totaled $83.1 million, $143.8 million and $113.3 million respectively. In response to higher levels of liquidity the Company began to rebalance its loan, investment and mortgage-backed securities portfolios. Due to the low level of market interest rates, the Company began to reduce its originations of long-term fixed rate mortgages while continuing to offer consumer home equity and construction loans. The Company began to purchase investment grade commercial paper and corporate bonds in order to earn a higher return with a shorter maturity profile and to reduce the prepayment risk within the portfolio. Within the mortgage-backed securities portfolio, the Company aggressively purchased floating rate securities in order to provide current income and protection against an eventual rise in market interest rates. Each of the aforementioned strategies also helped to better the interest-rate and liquidity risks associated with the Savings Bank's customers liquidity preference for shorter term deposit products.

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

As of June 30, 2003, the implementation of these asset and liability management initiatives resulted in the following:

     1) the Company's liquidity profile remains high with the investment portfolio's stated final maturities as follows: less than 1 year:
          $79.2 million or 30.7%; 1-5 years: $13.1 million or 5.1%; over 5 years: $165.3 million or 64.2%;

     2) $97.4 million or 87.1% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were secured by floating rate securities;

     3) the maturity distribution of the Company's borrowings is as follows: less than 1 year: $13.6 million or 8.4%; 1-5 years: $7.2 million or 4.4%; over 5 years: $142.1 million or 87.2%; and

     4) an aggregate of $33.6 million or 36.7% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months.

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

                                                                June 30,
                                                 --------------------------------------
                                                   2003           2002           2001
                                                 --------       --------       --------
                                                         (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                     $262,782       $252,467       $155,928
Interest-bearing liabilities maturing or
   repricing within one year                      133,418        142,823        137,232
                                                 --------       --------       --------

Interest sensitivity gap                         $129,364       $109,644       $ 18,696
                                                 ========       ========       ========
Interest sensitivity gap as a percentage of
   total assets                                      35.2%          27.1%           4.7%
Ratio of assets to liabilities
   maturing or repricing within one year            197.0%         176.8%         113.6%

During fiscal 2003, the Company managed its one year interest sensitivity gap by: (1) limiting the origination of long-term fixed rate mortgages; (2) emphasizing loans with shorter terms or repricing frequencies; (3) purchasing investments with maturities within 2 years; and (4) purchasing floating rate CMO's which reprice on a monthly basis.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2003. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                       Cummulative Stressed Repricing Gap
                       ----------------------------------

                          Month 3         Month 6         Month 12        Month 24        Month 36        Month 60        Long Term
                          -------         -------         --------        --------        --------        --------        ---------
                                                                   (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
  Gap ($'s)               123,940         116,233         103,039         111,979         120,903         140,870          29,111
% of Total
  Assets                     33.7%           31.6%           28.0%           30.4%           32.9%           38.3%            7.9%
Base Case Up 100 bp
-------------------
Cummulative
  Gap ($'s)               134,488         129,591         120,308         150,867         162,576         167,911          29,111
% of Total
  Assets                     36.6%           35.2%           32.7%           41.0%           44.2%           45.6%            7.9%
Base Case No Change
-------------------
Cummulative
  Gap ($'s)               138,535         136,286         129,364         160,276         170,439         172,522          29,111
% of Total
  Assets                     37.7%           37.0%           35.2%           43.6%           46.3%           46.9%            7.9%
Base Case Down 100 bp
---------------------
Cummulative
  Gap ($'s)               140,996         140,230         134,229         166,166         175,930         175,585          29,111
% of Total
  Assets                     38.3%           38.1%           36.5%           45.2%           47.8%           47.7%            7.9%
Base Case Down 200 bp
---------------------
Cummulative
  Gap ($'s)               154,224         154,189         148,818         169,264         178,141         176,428          29,111
% of Total
  Assets                     41.9%           41.9%           40.5%           46.0%           48.4%           48.0%            7.9%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates and the estimated impact on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2003 and June 30, 2002.

           Analysis of Sensitivity to Changes in Market Interest Rates
           -----------------------------------------------------------

                                                         Modeled Change in Market Interest Rates
                       -----------------------------------------------------------------------------------------------------------
                                           June 30, 2003                                          June 30, 2002
                       ----------------------------------------------------    ---------------------------------------------------
Estimated impact on:     -200        -100        0         +100       +200       -200       -100        0         +100       +200
--------------------   -------     -------    -------    -------    -------    -------    -------    -------    -------    -------
Change in net            -47.6%      -35.0%      0.00%      24.8%      46.8%     -18.7%     -10.1%      0.00%       8.5%      24.2%
interest income

Return on average         0.31%       1.88%      6.16%      9.08%     11.62%      8.70%     10.37%     12.32%     13.94%     16.83%
equity

Return on average         0.02%       0.14%      0.47%      0.70%      0.91%      0.66%      0.79%      0.95%      1.08%      1.32%
assets

Market value of        $(4,248)    $ 5,191    $13,582    $19,086    $22,309    $21,523    $25,461    $28,182    $28,529    $28,793
equity (in thousands)

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2003.

                               Anticipated Transactions
      --------------------------------------------------------------------------
                                                          (Dollars in Thousands)
      Undisbursed construction and development loans
        Fixed rate                                               $ 3,483
                                                                    5.67%

        Adjustable rate                                          $ 7,865
                                                                    5.32%

      Undisbursed lines of credit
        Adjustable rate                                          $ 6,469
                                                                    4.80%

      Loan origination commitments
        Fixed rate                                               $ 1,222
                                                                    5.62%

        Adjustable rate                                          $   250
                                                                    3.75%

      Letters of credit
        Adjustable rate                                          $    51
                                                                    7.25%

      Commitments to purchase mortgage-backed securities
        Adjustable rate                                          $21,079
                                                                    2.52%
                                                                 -------
                                                                 $40,419
                                                                 =======

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.
------------------------
S.R. Snodgrass, A.C.
Wexford, PA
August 1, 2003

                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except per share data)

                                                                         June 30,
                                                                    2003          2002
                                                                 ---------     ---------
ASSETS
  Cash and due from banks                                        $     921     $     879
  Interest-earning demand deposits                                   1,894         2,298
                                                                 ---------     ---------
  Total cash and cash equivalents                                    2,815         3,177
  Investment securities available for sale (amortized
     cost of $25,310 and $8,375) (Note 4)                           25,641         8,426
  Investment securities held to maturity (market value
     of $126,036 and $146,146) (Note 4)                            121,841       142,958
  Mortgage-backed securities available for sale
     (amortized cost of $4,219 and $6,196) (Note 5)                  4,387         6,450
  Mortgage-backed securities held to maturity
     (market value of $107,914 and $76,819) (Note 5)               107,492        76,093
  Net loans receivable (allowance for loan losses of
     $2,530 and $2,758) (Note 6)                                    91,669       152,905
  Accrued interest receivable (Note 8)                               2,800         3,903
  Federal Home Loan Bank stock, at cost (Note 9)                     7,797         8,281
  Premises and equipment (Note 10)                                   1,231           996
  Other assets                                                       1,515         1,722
                                                                 ---------     ---------

           TOTAL ASSETS                                          $ 367,188     $ 404,911
                                                                 =========     =========

LIABILITIES
  Deposits (Note 11)                                             $ 170,926     $ 177,672
  Federal Home Loan Bank advances (Note 12)                        153,390       159,937
  Other borrowings (Note 13)                                         9,453        33,731
  Accrued interest payable                                           1,449         1,698
  Other liabilities                                                  1,352         1,620
                                                                 ---------     ---------
TOTAL LIABILITIES                                                  336,570       374,658
                                                                 ---------     ---------

STOCKHOLDERS' EQUITY (Notes 16)
  Preferred stock, no par value; 5,000,000 shares authorized;
     none outstanding                                                    -             -
  Common stock, par value $.01; 10,000,000 shares authorized;
     3,736,750 and 3,729,858 shares issued                              37            37
  Additional paid-in capital                                        20,212        20,037
  Treasury stock (1,153,591 and 1,051,872 shares at cost)          (16,767)      (15,133)
  Retained earnings - substantially restricted                      26,857        25,183
  Accumulated other comprehensive income                               329           201
  Unallocated shares - Recognition and Retention Plans                 (50)          (72)
                                                                 ---------     ---------
TOTAL STOCKHOLDERS' EQUITY                                          30,618        30,253
                                                                 ---------     ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 367,188     $ 404,911
                                                                 =========     =========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)

                                                            Year Ended June 30,
                                                     2003           2002          2001
                                                 -----------     ----------    ----------
INTEREST AND DIVIDEND INCOME
      Loans                                      $     9,524     $   13,242    $   14,704
      Investment securities                            6,590          6,735         9,075
      Mortgage-backed securities                       2,854          3,341         4,835
      Interest-earning demand deposits                    11             10            38
      Federal Home Loan Bank stock                       252            432           533
                                                 -----------     ----------    ----------
           Total interest and dividend income         19,231         23,760        29,185
                                                 -----------     ----------    ----------

INTEREST EXPENSE
      Deposits (Note 10)                               3,312          5,082         6,820
      Federal Home Loan Bank advances                  8,224          8,635         8,699
      Other borrowings                                   274            308         3,042
                                                 -----------     ----------    ----------
           Total interest expense                     11,810         14,025        18,561
                                                 -----------     ----------    ----------

NET INTEREST INCOME                                    7,421          9,735        10,624
Provision for loan losses (Note 6)                      (228)            57           788
                                                 -----------     ----------    ----------
NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                  7,649          9,678         9,836
                                                 -----------     ----------    ----------

NONINTEREST INCOME
      Service charges on deposits                        361            403           348
      Investment securities gains, net                    64              -             -
      Other                                              300            284           321
                                                 -----------     ----------    ----------
           Total noninterest income                      725            687           669
                                                 -----------     ----------    ----------

NONINTEREST EXPENSE
      Salaries and employee benefits                   2,240          2,448         2,415
      Occupancy and equipment                            398            375           367
      Deposit insurance premium                           29             33            35
      Data processing                                    221            190           186
      Correspondent bank charges                         152            163           153
      Other                                              916            895           631
                                                 -----------     ----------    ----------
           Total noninterest expense                   3,956          4,104         3,787
                                                 -----------     ----------    ----------

Income before income taxes                             4,418          6,261         6,718

Income taxes (Note 18)                                 1,070          1,813         1,956
                                                 -----------     ----------    ----------

NET INCOME                                       $     3,348     $    4,448    $    4,762
                                                 ===========     ==========    ==========

EARNINGS PER SHARE:
      Basic                                      $      1.28     $     1.63    $     1.70
      Diluted                                           1.28           1.63          1.69

AVERAGE SHARES OUTSTANDING (Note 2):
      Basic                                        2,617,576      2,723,891     2,804,125
      Diluted                                      2,624,395      2,732,491     2,815,867

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)

                                                                                                      Retained
                                                                     Additional                       Earnings-      Unallocated
                                                       Common          Paid-in        Treasury      Substantially    Shares Held
                                                       Stock           Capital          Stock         Restricted        by ESOP
                                                      --------------------------------------------------------------------------
Balance June 30, 2000                                 $     37        $ 19,548        $(11,770)        $ 19,513        $      -

Comprehensive income:
   Net income                                                                                             4,762
   Unrealized gain on available
     for sale securities, net of taxes of $157
Tax benefit from stock grants issued
   under RRPs                                                               39
Accrued compensation expense for RRPs
Exercise of stock options                                                  119
Tax benefit from exercise of stock options                                  36
Purchase of treasury stock                                                              (1,819)
Cash dividends declared ($0.64 per share)                                                                (1,797)
                                                      --------        --------        --------         --------        --------

Balance June 30, 2001                                       37          19,742         (13,589)          22,478               -

Comprehensive income:
   Net income                                                                                             4,448
   Unrealized gain on available
     for sale securities, net of taxes of $48
Tax benefit from stock grants issued
   under RRPs                                                               54
Accrued compensation expense for RRPs
Exercise of stock options                                                  212
Tax benefit from exercise of stock options                                  29
Purchase of treasury stock                                                              (1,544)
Cash dividends declared ($0.64 per share)                                                                (1,743)
                                                      --------        --------        --------         --------        --------

Balance June 30, 2002                                       37          20,037         (15,133)          25,183               -

Comprehensive income:
   Net income                                                                                             3,348
   Unrealized gain on available
     for sale securities, net of taxes of $66
Tax benefit from stock grants issued
   under RRPs                                                              104
Compensation expense for RRPs
Exercise of stock options                                                   71
Tax benefit from exercise of stock options
Purchase of treasury stock                                                              (1,634)
Cash dividends declared ($0.64 per share)                                                                (1,674)
                                                      --------        --------        --------         --------        --------

Balance June 30, 2003                                 $     37        $ 20,212        $(16,767)        $ 26,857        $      -
                                                      ========        ========        ========         ========        ========

                                                                       Accumulated
                                                      Unallocated         Other
                                                      Shares Held     Comprehensive
                                                        by RRP        Income (Loss)       Total
                                                      ------------------------------------------
Balance June 30, 2000                                  $   (220)        $   (197)       $ 26,911

Comprehensive income:
   Net income                                                                              4,762
   Unrealized gain on available
     for sale securities, net of taxes of $157                               305             305
Tax benefit from stock grants issued
   under RRPs                                                                                 39
Accrued compensation expense for RRPs                                         89              89
Exercise of stock options                                                                    119
Tax benefit from exercise of stock options                                                    36
Purchase of treasury stock                                                                (1,819)
Cash dividends declared ($0.64 per share)                                                 (1,797)
                                                       --------         --------        --------

Balance June 30, 2001                                      (131)             108          28,645

Comprehensive income:
   Net income                                                                              4,448
   Unrealized gain on available
     for sale securities, net of taxes of $48                                 93              93
Tax benefit from stock grants issued
   under RRPs                                                                                 54
Accrued compensation expense for RRPs                        59                               59
Exercise of stock options                                                                    212
Tax benefit from exercise of stock options                                                    29
Purchase of treasury stock                                                                (1,544)
Cash dividends declared ($0.64 per share)                                                 (1,743)
                                                       --------         --------        --------

Balance June 30, 2002                                       (72)             201          30,253

Comprehensive income:
   Net income                                                                              3,348
   Unrealized gain on available
     for sale securities, net of taxes of $66                                128             128
Tax benefit from stock grants issued
   under RRPs                                                                                104
Compensation expense for RRPs                                22                               22
Exercise of stock options                                                                     71
Tax benefit from exercise of stock options
Purchase of treasury stock                                                                (1,634)
Cash dividends declared ($0.64 per share)                                                 (1,674)
                                                       --------         --------        --------

Balance June 30, 2003                                  $    (50)        $    329        $ 30,618
                                                       ========         ========        ========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                                        Year Ended June 30,
                                                                                  2003          2002          2001
                                                                               ---------     ---------     ---------
OPERATING ACTIVITIES
      Net income                                                               $   3,348     $   4,448     $   4,762
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision for loan losses                                                (228)           57           788
           Depreciation                                                              156           123           111
           Investment securities gains, net                                          (64)            -             -
           Amortization of discounts, premiums, and
             deferred loan fees                                                    3,205           766          (225)
           Amortization of ESOP and RRP deferred
             compensation                                                             22            59            89
           Deferred income taxes                                                      43           (93)         (370)
           Decrease (increase) in accrued interest receivable                      1,103           (66)          538
           Decrease in accrued interest payable                                     (249)         (743)         (263)
           Other, net                                                               (285)          (48)          555
                                                                               ---------     ---------     ---------
              Net cash provided by operating activities                            7,051         4,503         5,985
                                                                               ---------     ---------     ---------

INVESTING ACTIVITIES
      Available for sale:
           Purchase of investment and mortgage-backed
             securities                                                          (25,836)      (29,454)            -
           Proceeds from repayments of investment and
             mortgage-backed securities                                           10,313        24,793         1,767
           Proceeds from sales of investment and
            mortgage-backed securities                                               639             -             -
      Held to maturity:
           Purchase of investment and mortgage-backed
             securities                                                         (259,234)     (296,854)      (36,865)
           Proceeds from repayments of investment and
             mortgage-backed securities                                          246,069       260,973        53,438
      Net decrease (increase) in net loans receivable                             61,131        31,520        (2,873)
      Purchase of Federal Home Loan Bank stock                                    (1,021)         (131)       (2,925)
      Redemption of Federal Home Loan Bank stock                                   1,505             -             -
      Acquisition of premises and equipment                                         (391)         (118)          (62)
      Other, net                                                                     220           180             -
                                                                               ---------     ---------     ---------
              Net cash provided by (used for) investing activities                33,395        (9,091)       12,480
                                                                               ---------     ---------     ---------

FINANCING ACTIVITIES
      Net increase (decrease) in deposits                                         (6,746)       (3,667)        8,481
      Net increase (decrease) in Federal Home Loan Bank short-term advances        3,875       (14,836)       (1,663)
      Net increase (decrease) in other borrowings                                (24,278)       13,071       (80,365)
      Proceeds from Federal Home Loan Bank long-term advances                        578        23,279       108,657
      Repayments of Federal Home Loan Bank long-term advances                    (11,000)      (10,000)      (50,000)
      Net proceeds from exercise of stock options                                     71           212           119
      Cash dividends paid                                                         (1,674)       (1,743)       (1,797)
      Purchase of treasury stock                                                  (1,634)       (1,544)       (1,819)
                                                                               ---------     ---------     ---------
              Net cash provided by (used for) financing activities               (40,808)        4,772       (18,387)
                                                                               ---------     ---------     ---------

Increase (decrease) in cash and cash equivalents                                    (362)          184            78
CASH AND CASH EQUIVALENTS AT BEGINNING
      OF YEAR                                                                      3,177         2,993         2,915
                                                                               ---------     ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $   2,815     $   3,177     $   2,993
                                                                               =========     =========     =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
      Interest                                                                 $  12,059     $  14,768     $  18,823
      Taxes                                                                        1,049         1,735         2,140

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

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for that period. Actual results could differ significantly from those estimates.

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

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years for furniture and equipment and twenty-five to fifty years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from seven to fifteen years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

     Earnings Per Share
     ------------------

     The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are calculated by dividing net income available to common stockholders, adjusted for the effects of any dilutive securities by the weighted-average number of common shares outstanding, adjusted for the effects of any dilutive securities.

     Stock Options
     -------------

     The Company maintains stock option plans for key officers, employees, and non-employee directors.

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

      (In thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Comprehensive Income
     --------------------

     The Company is required to present comprehensive income and its components in a full set of general- purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Consolidated Statement of Stockholders' Equity.

     Cash Flow Information
     ---------------------

     Cash  and  cash   equivalents   include   cash  and  due  from   banks  and
     interest-earning demand deposits.

     Reclassification of Comparative Figures
     ---------------------------------------

     Certain comparative amounts for prior years have been reclassified to conform to current year presentations. Such reclassifications did not affect net income or stockholders' equity.

     Recent Accounting Pronouncements
     --------------------------------

     In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

     On October 1, 2002, the FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises. The adoption of FAS No. 147 did not have a material effect on the Company's financial position or results of operations.

     On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for

      (In thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Recent Accounting Pronouncements (Continued)
     --------------------------------------------

     companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies-regardless of the accounting method used-by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

     In April 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No.
     133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133, Implementation Issues, that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

     In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has not and is not expected to have a material effect on the Company's reported equity.

     In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of

      (In thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Recent Accounting Pronouncements (Continued)
     --------------------------------------------

     the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

     In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities, and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of this interpretation has not and is not expected to have a material effect on the Company's financial position or results of operations.

2.    EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share.

                                                          2003           2002           2001
                                                       ----------     ----------     ----------
      Weighted-average common shares
            outstanding                                 3,731,949      3,718,640      3,695,294

      Average treasury stock shares                    (1,114,373)      (994,749)      (891,169)

      Weighted-average common shares and
            common stock equivalents used to
            calculate basic earnings per share          2,617,576      2,723,891      2,804,125

      Additional common stock equivalents
            (stock options) used to calculate
            diluted earnings per share                      6,819          8,600         11,742
                                                       ----------     ----------     ----------

      Weighted-average common shares and
            common stock equivalents used
            to calculate diluted earnings per share     2,624,395      2,732,491      2,815,867
                                                       ==========     ==========     ==========

      (In thousands, except per share data)

2.    EARNINGS PER SHARE (Continued)

     There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

     Options to purchase 76,600 shares of common stock at prices from $14.00 to $15.625 were outstanding during 2001, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

3.    COMPREHENSIVE INCOME

     Other comprehensive income primarily reflects changes in net unrealized gains on available for sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                                   2003      2002      2001
                                                                  ------    ------    ------
      Net Income                                                  $3,348    $4,448    $4,762
      Other comprehensive Income:
           Unrealized gains on available for sale securities         258       141       462
           Less: Reclassification adjustment for gain included
                 in net income                                        64         -         -
                                                                  ------    ------    ------
      Other comprehensive income before tax                          258       141       462
      Income tax expense related to other comprehensive income        88        48       157
                                                                  ------    ------    ------
      Other comprehensive income, net of tax                         170        93       305
                                                                  ------    ------    ------
      Comprehensive income                                        $3,518    $4,541    $5,067
                                                                  ======    ======    ======

4.    INVESTMENT SECURITIES

      The amortized cost and estimated market values of investments are as follows:

                                               --------------------------------------------------------
                                                                 Gross         Gross          Estimated
                                               Amortized      Unrealized     Unrealized         Market
                                                  Cost           Gains         Losses           Value
                                               ---------      ----------     ----------       ---------
      2003
      ----
      AVAILABLE FOR SALE
      Preferred trust securities                $    128       $      3       $      -        $    131
      Corporate debt securities                    7,428             62             (2)          7,488
      Obligations of states and political
        subdivisions                               1,000              -              -           1,000
      Commercial paper                            15,442              -             (1)         15,441
      Equity securities                            1,312            269              -           1,581
                                                --------       --------       --------        --------

            Total                               $ 25,310       $    334       $     (3)       $ 25,641
                                                ========       ========       ========        ========

      HELD TO MATURITY
      U.S. Government agency securities         $ 24,097       $    601       $      -        $ 24,698
      Corporate debt securities                   66,978            487             (6)         67,459
      Commercial paper                             1,099              -              -           1,099
      Obligations of states and political
        subdivisions                              29,667          3,113              -          32,780
                                                --------       --------       --------        --------

            Total                               $121,841       $  4,201       $     (6)       $126,036
                                                ========       ========       ========        ========

      (In thousands, except per share data)

4.    INVESTMENT SECURITIES (Continued)

                                               --------------------------------------------------------
                                                                 Gross         Gross          Estimated
                                               Amortized      Unrealized     Unrealized         Market
                                                  Cost           Gains         Losses           Value
                                               ---------      ----------     ----------       ---------
      2002
      ----
      AVAILABLE FOR SALE
      Preferred trust securities                $    860       $     17       $     (3)       $    874
      Commercial paper                             6,495              -              -           6,495
      Equity securities                            1,020             38             (1)          1,057
                                                --------       --------       --------        --------

            Total                               $  8,375       $     55       $     (4)       $  8,426
                                                ========       ========       ========        ========

      HELD TO MATURITY
      U.S. Government agency securities         $ 55,216       $  1,016       $    (22)       $ 56,210
      Corporate debt securities                   58,415            193            (51)         58,557
      Obligations of states and political
        subdivisions                              29,327          2,052              -          31,379
                                                --------       --------       --------        --------

            Total                               $142,958       $  3,261       $    (73)       $146,146
                                                ========       ========       ========        ========

     In 2003, the Company recorded investment security gains of $64. Proceeds from sales of investment securities during 2003 were $639.

     The amortized cost and estimated market values of debt securities at June 30, 2003, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                       Due in        Due after     Due after
                                      one year      one through   five through    Due after
                                      or less       five years     ten years      ten years         Total
                                      --------      -----------   ------------    ---------       --------
      AVAILABLE FOR SALE
         Amortized cost               $ 22,870       $  1,000       $      -       $    128       $ 23,998
         Estimated market value         22,869          1,060              -            131         24,060

      HELD TO MATURITY
         Amortized cost               $ 56,313       $ 12,065       $  1,494       $ 51,969       $121,841
         Estimated market value         56,582         12,277          1,737         55,440        126,036

     Investment securities with amortized cost of $17,624 and $41,219 and estimated market values of $18,009 and $41,956 at June 30, 2003 and 2002, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

      (In thousands, except per share data)

5.    MORTGAGE-BACKED SECURITIES

      The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                               --------------------------------------------------------
                                                                 Gross         Gross          Estimated
                                               Amortized      Unrealized     Unrealized         Market
                                                  Cost           Gains         Losses           Value
                                               ---------      ----------     ----------       ---------
      2003
      ----
      AVAILABLE FOR SALE
      Federal National Mortgage
        Association certificates                $  1,494       $     78       $      -        $  1,572
      Government National Mortgage
        Association certificates                   2,510             70              -           2,580
      Federal Home Loan Mortgage
        Corporation certificates                      47              3              -              50
      Collateralized mortgage obligations            168             17                            185
                                                --------       --------       --------        --------

           Total                                $  4,219       $    168       $      -        $  4,387
                                                ========       ========       ========        ========

      HELD TO MATURITY
      Federal National Mortgage
        Association certificates                $     29       $      1       $      -        $     30
      Government National Mortgage
        Association certificates                   2,603             81            (17)          2,667
      Federal Home Loan Mortgage
        Corporation certificates                      36              -              -              36
      Collateralized mortgage obligations        104,824            392            (35)        105,181
                                                --------       --------       --------        --------

           Total                                $107,492       $    474       $    (52)       $107,914
                                                ========       ========       ========        ========

                                               --------------------------------------------------------
                                                                 Gross         Gross          Estimated
                                               Amortized      Unrealized     Unrealized         Market
                                                  Cost           Gains         Losses           Value
                                               ---------      ----------     ----------       ---------
      2002
      ----
      AVAILABLE FOR SALE
      Federal National Mortgage
        Association certificates                $  3,228       $    106       $      -        $  3,334
      Government National Mortgage
        Association certificates                   2,627            128              -           2,755
      Federal Home Loan Mortgage
        Corporation certificates                      48              1              -              49
      Collateralized mortgage obligations            293             19              -             312
                                                --------       --------       --------        --------

           Total                                $  6,196       $    254       $      -        $  6,450
                                                ========       ========       ========        ========

      HELD TO MATURITY
      Federal National Mortgage
        Association certificates                $     35       $      3       $      -        $     38
      Government National Mortgage
        Association certificates                   4,069            190              -           4,259
      Federal Home Loan Mortgage
        Corporation certificates                      60              5              -              65
      Collateralized mortgage obligations         71,929            615            (87)         72,457
                                                --------       --------       --------        --------

           Total                                $ 76,093       $    813       $    (87)       $ 76,819
                                                ========       ========       ========        ========

      (In thousands, except per share data)

5.   MORTGAGE-BACKED SECURITIES (Continued)

     The amortized cost and estimated market values of mortgage-backed securities at June 30, 2003, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Due in        Due after     Due after
                                      one year      one through   five through    Due after
                                      or less       five years     ten years      ten years         Total
                                      --------      -----------   ------------    ---------       --------
      AVAILABLE FOR SALE
         Amortized cost               $     -        $    -         $     25       $  4,194       $  4,219
         Estimated market value             -             -               26          4,361          4,387

      HELD TO MATURITY
         Amortized cost               $     -        $    -         $     34       $107,458       $107,492
         Estimated market value             -             -               35        107,879        107,914

     At June 30, 2003 and 2002, mortgage-backed securities with an amortized cost of $67,746 and $48,161 and estimated market values of $68,179 and $49,099, were pledged to secure borrowings with the Federal Home Loan Bank.

6.    NET LOANS RECEIVABLE

      Major classifications of loans are summarized as follows:

                                                             2003        2002
                                                           --------    --------
      First mortgage loans:
            1 - 4 family dwellings                         $ 43,255    $ 89,889
            Construction                                     16,942      19,965
            Land acquisition and development                  7,437       6,691
            Multi-family dwellings                            5,196       6,173
            Commercial                                       17,949      25,439
                                                           --------    --------
                                                             90,779     148,157
                                                           --------    --------
      Consumer loans:
            Home equity                                       8,006      11,352
            Home equity lines of credit                       4,368       4,967
            Other                                             1,069       1,515
                                                           --------    --------
                                                             13,443      17,834
                                                           --------    --------

      Commercial loans                                        1,499       1,447
                                                           --------    --------

      Less:
            Undisbursed construction and land development    11,348      11,311
            Net deferred loan fees                              174         464
            Allowance for loan losses                         2,530       2,758
                                                           --------    --------
                                                             14,052      14,533
                                                           --------    --------

      Net loans receivable                                 $ 91,669    $152,905
                                                           ========    ========

     The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. In general, the Company's loan portfolio performance at June 30, 2003 and 2002, is dependent upon the local economic conditions.

      (In thousands, except per share data)

6.   NET LOANS RECEIVABLE (Continued)

     Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30, are as follows:

                                             2003        2002        2001
                                            ------      ------      ------

      Principal outstanding                 $3,481      $5,044      $5,016
                                            ------      ------      ------
      Interest income that would
        have been recognized                $  256      $  408      $  422
      Interest income recognized                26         162         296
                                            ------      ------      ------

      Interest income foregone              $  230      $  246      $  126
                                            ======      ======      ======

     Included in total nonaccrual loans are impaired loans of approximately $3,423 and $3,600 at June 30, 2003 and 2002. A related allowance for loan losses of $1,816 and $1,764 has been reserved for these impaired loans, respectively. During the years, the Company had an average balance of $3,441 and $3,586, and recognized $23 and $116 in interest income on these loans, respectively.

     Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30, are as follows:

                                                      2003           2002
                                                     -----          -----

      Balance, July 1                                $ 822          $ 894
           Additions                                    49            370
           Amounts collected                          (336)          (442)
                                                     -----          -----

      Balance, June 30                               $ 535          $ 822
                                                     =====          =====

7.    ALLOWANCE FOR LOAN LOSSES

      Changes in the allowance for loan losses are as follows:

                                              2003        2002       2001
                                            -------     -------    -------

      Balance, July 1                       $ 2,758     $ 2,763    $ 1,973
      Add:
            Provision for loan losses          (228)         57        788
            Recoveries                            -           6         19
      Less:
            Loans charged off                     -          68         17
                                            -------     -------    -------

      Balance, June 30                      $ 2,530     $ 2,758    $ 2,763
                                            =======     =======    =======

      (In thousands, except per share data)

8.    ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable consists of the following:

                                                          2003       2002
                                                         ------     ------

      Investment and mortgage-backed securities          $2,283     $2,996
      Loans receivable                                      517        907
                                                         ------     ------

            Total                                        $2,800     $3,903
                                                         ======     ======

9.    FEDERAL HOME LOAN BANK STOCK

     The Savings Bank is a member of the Federal Home Loan Bank System. As a member, West View maintains an investment in the capital stock of the Federal Home Loan Bank ("FHLB") of Pittsburgh in an amount not less than 70 basis points of the outstanding unused FHLB borrowing capacity and one twentieth of its outstanding FHLB borrowings, as calculated throughout the year.

10.   PREMISES AND EQUIPMENT

      Major classifications of premises and equipment are summarized as follows:

                                                         2003        2002
                                                        ------      ------

      Land and improvements                             $  264      $  264
      Buildings and improvements                         2,024       1,996
      Furniture, fixtures, and equipment                 1,069       1,035
                                                        ------      ------
                                                         3,357       3,295
      Less accumulated depreciation                      2,126       2,299
                                                        ------      ------
           Total                                        $1,231      $  996
                                                        ======      ======

Depreciation charged to operations was $156, $123, and $111, for the years ended June 30, 2003, 2002, and 2001, respectively.

      (In thousands, except per share data)

11.   DEPOSITS

      Deposit accounts are summarized as follows:

                                              2003                  2002
                                      --------------------  --------------------
                                                Percent of            Percent of
                                       Amount    Portfolio   Amount    Portfolio
                                      --------  ----------  --------  ----------
      Noninterest-earning checking    $ 11,302       6.6%   $ 12,615       7.0%
      Interest-earning checking         19,215      11.2      20,872      11.8
      Savings accounts                  44,152      25.8      41,620      23.4
      Money market accounts             14,691       9.0      14,843       8.4
      Advance payments by borrowers
         for taxes and insurance         1,610       0.8       3,013       1.7
                                      --------     -----    --------     -----
                                        90,970      53.4      92,963      52.3
                                      --------     -----    --------     -----
      Savings certificates:
            2.00% or less               34,419      20.1       7,726       4.3
            2.01 - 4.00%                27,443      16.0      49,500      27.9
            4.01 - 6.00%                15,685       9.1      23,955      13.5
            6.01 - 8.00%                 2,409       1.4       3,528       2.0
                                      --------     -----    --------     -----
                                        79,956      46.6      84,709      47.7
                                      --------     -----    --------     -----

            Total                     $170,926     100.0%   $177,672     100.0%
                                      ========     =====    ========     =====

      The maturities of savings certificates at June 30, 2003, are summarized as follows:

      Within one year                                              $56,887
      Beyond one year but within two years                          11,185
      Beyond two years but within three years                        4,583
      Beyond three years                                             7,301
                                                                   -------

           Total                                                   $79,956
                                                                   =======

      Savings certificates with balances of $100,000 or more amounted to $14,161 and $12,277 on June 30, 2003 and 2002, respectively.

      Interest expense by deposit category for the years ended June 30, are as follows:

                                            2003         2002         2001
                                          ------       ------       ------

      Checking accounts                   $   66       $   94       $  135
      Savings accounts                       509          735          893
      Money market accounts                  183          257          329
      Savings certificates                 2,554        3,996        5,463
                                          ------       ------       ------

           Total                          $3,312       $5,082       $6,820
                                          ======       ======       ======

      (In thousands, except per share data)

12.   FEDERAL HOME LOAN BANK ADVANCES

     The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                                     Weighted           Stated interest
                           Maturity range             average              rate range
      Description        from           to         interest rate      from            to          2003          2002
      -----------      --------      --------      -------------      ----           ----       --------      --------
      Convertible      02/20/08      06/22/16          5.35%          2.86%          6.10%      $144,500      $144,500
      Fixed rate       12/22/03      05/03/10          5.09           3.36           5.43          5,015        15,437
                                                                                                --------      --------

                                                                                                $149,515      $159,937
                                                                                                ========      ========

     Maturities of FHLB long-term advances at June 30, 2003 are summarized as follows:

                                           Weighted-
        Maturing During                     average
       Fiscal Year Ended                   Interest
            June 30:            Amount       Rate
      -------------------      --------    ---------

             2004              $    279      3.36%
             2006                 4,157      5.42
             2008                 3,000      5.48
      2009 and thereafter       142,079      5.34
                                -------

             Total             $149,515      5.34%
                               ========

     The terms of the convertible advances reset to the three-month London Interbank Offered Rate ("LIBOR") and have various spreads and call dates ranging from three months to seven years. The FHLB has the right to call any convertible select advance on its call date or quarterly thereafter. Should the advance be called, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company's FHLB stock and investment securities and are subject to substantial prepayment penalties.

     WVS also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                           2003          2002
                                                         -------       -------
      FHLB revolving and short-term advances:
          Ending balance                                 $ 3,875       $     -
          Average balance during the year                  1,149         5,814
          Maximum month-end balance during the year       14,350        13,850
          Average interest rate during the year             1.64%         2.92%
          Weighted-average rate at year-end                 1.35%            -%

      At June 30, 2003, WVS had an unused borrowing capacity of approximately $24,906.

     The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

      (In thousands, except per share data)

13.   OTHER BORROWINGS

     Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within one to ninety days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $9,495 and $33,075 at June 30, 2003 and 2002, respectively, as collateral for the repurchase agreements as explained in Notes 4 and 5. The following table presents information regarding other borrowings as of June 30:

                                                       2003          2002
                                                     -------       -------

      Ending balance                                 $ 9,453       $33,731
      Average balance during the year                 18,277        13,179
      Maximum month-end balance during the year       38,184        33,731
      Average interest rate during the year             1.50%         2.34%
      Weighted-average rate at year-end                 1.23%         1.84%

14.   COMMITMENTS AND CONTINGENT LIABILITIES

     Loan commitments

     In the normal course of business, there are various outstanding commitments and certain contingent liabilities that are not reflected in the accompanying consolidated balance sheet. Various loan commitments totaling $19,340 and $19,542 at June 30, 2003 and 2002, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2003 contractually mature in less than one year.

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

     As of June 30, 2003, the Company had committed to purchase $21,079 in investment securities.

      Litigation

     The Company is involved with various other legal actions arising in the ordinary course of business. Management believes the outcome of these matters will have no material effect on the consolidated operations or financial condition of WVS.

      (In thousands, except per share data)

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

     As of June 30, 2003 and 2002, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-based, Tier 1 Risk-based, and Tier 1 Leverage Capital Ratios must be at least ten percent, six percent, and five percent, respectively.

     The Company's and Savings Bank's actual capital ratios are presented in the
     following  tables,   which  show  that  both  met  all  regulatory  capital
     requirements.

                                                                   June 30, 2003
                                                    --------------------------------------------
                                                            WVS                   West View
                                                    -------------------      -------------------
                                                    Amount       Ratio       Amount       Ratio
                                                    -------      -----       -------      -----
      Total Capital (to Risk-weighted Assets)
      ---------------------------------------

      Actual                                        $32,941      15.57%      $27,738      13.38%
      To Be Well Capitalized                         21,176      10.00        20,737      10.00
      For Capital Adequacy Purposes                  16,941       8.00        16,590       8.00

      Tier I Capital (to Risk-weighted Assets)
      ----------------------------------------

      Actual                                        $30,290      14.30%      $25,202      12.15%
      To Be Well Capitalized                         12,706       6.00        12,442       6.00
      For Capital Adequacy Purposes                   8,470       4.00         8,295       4.00

      Tier I Capital (to Average Total Assets)
      ----------------------------------------

      Actual                                        $30,290       8.42%      $25,202       7.07%
      To Be Well Capitalized                         17,967       5.00        17,819       5.00
      For Capital Adequacy Purposes                  14,373       4.00        14,255       4.00

      (In thousands, except per share data)

15.   REGULATORY CAPITAL (Continued)

                                                                   June 30, 2002
                                                    --------------------------------------------
                                                            WVS                   West View
                                                    -------------------      -------------------
                                                    Amount       Ratio       Amount       Ratio
                                                    -------      -----       -------      -----
      Total Capital (to Risk-weighted Assets)
      ---------------------------------------
      Actual                                        $32,826      14.66%      $27,119      12.25%
      To Be Well Capitalized                         22,400      10.00        22,144      10.00
      For Capital Adequacy Purposes                  17,920       8.00        17,715       8.00

      Tier I Capital (to Risk-weighted Assets)
      ----------------------------------------
      Actual                                        $30,052      13.42%      $24,360      11.00%
      To Be Well Capitalized                         13,440       6.00        13,286       6.00
      For Capital Adequacy Purposes                   8,960       4.00         8,857       4.00

      Tier I Capital (to Average Total Assets)
      ----------------------------------------

      Actual                                        $30,052       7.69%      $24,360       6.29%
      To Be Well Capitalized                         19,519       5.00        19,361       5.00
      For Capital Adequacy Purposes                  15,615       4.00        15,489       4.00

     Prior to the enactment of the Small Business Job Protection Act, the Company accumulated approximately $3.9 million of retained earnings, which represent allocations of income to bad debt deductions for tax purposes only. Since there is no amount that represents the accumulated bad debt reserves subsequent to 1987, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

16.  STOCK BENEFIT PLANS

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

      (In thousands, except per share data)

16.   STOCK BENEFIT PLANS (Continued)

      Stock Option Plan (Continued)

      The following table presents information related to the outstanding options:

                                    Officers' and                      Weighted-
                                      Employees'       Directors'       average
                                        Stock             Stock         Exercise
                                       Options           Options         Price
                                    -------------      ----------      ---------

      Outstanding, June 30, 2000        110,866           16,400         $11.56

            Granted                       4,000            2,000          12.73
            Exercised                   (16,310)          (7,000)          5.11
            Forfeited                      (160)               -           5.00
                                        -------          -------

      Outstanding, June 30, 2001         98,396           11,400         $13.89

            Granted                           -            1,214          15.77
            Granted                     (15,068)          (6,200)          9.96
            Granted                      (4,916)               -          15.63
                                        -------          -------

      Outstanding, June 30, 2002         78,412            6,414         $14.80

            Granted                           -                -
            Exercised                    (4,992)          (1,200)         11.40
            Forfeited                         -                -
                                        -------          -------

      Outstanding, June 30, 2003         73,420            5,214         $15.07
                                        =======          =======

      Exercisable at year-end            73,420            5,214         $15.07
                                        =======          =======

      Available for future grant          5,174                -
                                        =======          =======

     At June 30, 2003, for officers and employees there were 73,420 options outstanding, exercisable at a weighted-average exercise price of $15.09, and a weighted-average remaining contractual life of 4.66 years.

     There were also 5,214 options outstanding and exercisable for directors with a weighted-average exercise price of $14.77, and a weighted-average remaining contractual life of 6.12 years.

      (In thousands, except per share data)

16.   STOCK BENEFIT PLANS (Continued)

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

     As of June 30, 2003, 7,580 RRP shares were available for future issuance. RRP costs are accrued to operations and added back to stockholders' equity over a four to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $23, $59, and $89 for the years ended June 30, 2003, 2002, and 2001.

      Employee Stock Ownership Plan ("ESOP")
      --------------------------------------

     WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100, $200, and $200, for the years ended June 30, 2003, 2002, and 2001, respectively. Total ESOP shares as of June 30, 2003 and 2002 were 219,865 and 220,806, respectively.

17.   DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

     Profit Sharing Plan

     The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company's contributions to the Plan, which were charged to expense, were $200 for the year ended June 30, 2000.

     Directors' Deferred Compensation Plan

     The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

     The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2003, 2002, and 2001, 37,939, 48,311, and
     46,961, shares respectively, were held by the Plan.

      (In thousands, except per share data)

18.   INCOME TAXES

      The provision for income taxes consists of:

                                         2003         2002          2001
                                       -------      -------       -------
      Currently payable:
            Federal                    $   794      $ 1,667       $ 2,086
            State                          233          239           240
                                       -------      -------       -------
                                         1,027        1,906         2,326
      Deferred                              43          (93)         (370)
                                       -------      -------       -------

            Total                      $ 1,070      $ 1,813       $ 1,956
                                       =======      =======       =======

      The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                     2003      2002
                                                                    ------    ------
      Deferred tax assets:
            Allowance for loan losses                               $  860    $  937
            Deferred compensation                                      314       297
            Other                                                      268       228
                                                                    ------    ------
                    Total gross deferred tax assets                  1,442     1,462
                                                                    ------    ------

      Deferred tax liabilities:
            Bad debt reserve for tax reporting purposes                 19        85
            Net unrealized gain on securities available for sale       169       104
            Deferred origination fees, net                             204       176
            Other                                                      117        56
                                                                    ------    ------
                    Total gross deferred tax liabilities               509       421
                                                                    ------    ------

            Net deferred tax assets                                 $  933    $1,041
                                                                    ======    ======

     No valuation allowance was established at June 30, 2003 and 2002, in view of WVS's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by WVS's earnings potential, and deferred tax liabilities at June 30.

      (In thousands, except per share data)

18.  INCOME TAXES (Continued)

     The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                                   2003                       2002                      2001
                                           ---------------------      --------------------      --------------------
                                                          % of                      % of                      % of
                                                         Pre-tax                   Pre-tax                   Pre-tax
                                             Amount      Income        Amount      Income        Amount      Income
                                           ---------------------      --------------------      --------------------
      Provision at statutory rate           $ 1,502       34.0%       $ 2,129       34.0%       $ 2,284       34.0%
      State income tax, net of federal
        tax benefit                             154        3.5            158        2.5            158        2.4
      Tax exempt income                        (549)     (12.4)          (555)      (8.9)          (493)      (7.3)
      Other, net                                (37)      (0.9)            81        1.4              7          -
                                            -------       ----        -------       ----        -------       ----

      Actual tax expense and
        effective rate                      $ 1,070       24.2%       $ 1,813       29.0%       $ 1,956       29.1%
                                            =======       ====        =======       ====        =======       ====

     The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

19.  REGULATORY MATTERS

     Cash and Due from Banks

     The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2003 and 2002, the Savings Bank had required reserves of $763 and $809, respectively. The required reserves are held in the form of vault cash and a noninterest-bearing depository balance maintained directly with the Federal Reserve.

     Loans

     Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Savings Bank's capital surplus.

     Dividend Restrictions

     The Savings Bank is subject to the Pennsylvania Banking Code that restricts the availability of surplus for dividend purposes. At June 30, 2003, surplus funds of $3,363 were not available for dividends.

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

      (In thousands, except per share data)

21.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values at June 30, are as follows:

                                                          2003                        2002
                                                 ----------------------      ----------------------
                                                 Carrying        Fair        Carrying        Fair
                                                  Amount         Value        Amount         Value
                                                 --------      --------      --------      --------
      FINANCIAL ASSETS
      Cash and due from banks and interest-
         earning demand deposits                 $  2,815      $  2,815      $  3,177      $  3,177
      Investment securities                       147,482       151,677       151,384       154,572
      Mortgage-backed securities                  111,879       112,301        82,543        83,269
      Net loans receivable                         91,669        98,108       152,905       160,517
      Accrued interest receivable                   2,800         2,800         3,903         3,903
      FHLB stock                                    7,797         7,797         8,281         8,281

      FINANCIAL LIABILITIES
      Deposits                                   $170,926      $171,830      $177,672      $178,357
      FHLB advances                               153,390       163,829       159,937       162,928
      Other borrowings                              9,453         9,453        33,731        33,731
      Accrued interest payable                      1,449         1,449         1,698         1,698

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

     If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates, which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

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

      (In thousands, except per share data)

21.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     Cash and Due from Banks, Interest-Earning Demand Deposits, Accrued Interest
     ---------------------------------------------------------------------------
     Receivable and Payable, and Other Borrowings
     --------------------------------------------

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

     FHLB Advances

     The fair values of fixed rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate advances approximates their fair value.

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14 to these financial statements.

      (In thousands, except per share data)

22.  PARENT COMPANY

     Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                                 June 30,
                                                                             2003         2002
                                                                           -------      -------
      ASSETS
           Interest-earning deposits with subsidiary bank                  $   718      $ 3,065
           Investment securities available for sale                          4,153        2,179
           Investment and mortgage-backed securities held to maturity          250            -
           Investment in subsidiary bank                                    25,310       24,457
           Loan receivable                                                     114          463
           Accrued interest receivable and other assets                        168          125
                                                                           -------      -------

      TOTAL ASSETS                                                         $30,713      $30,289
                                                                           =======      =======

      LIABILITIES AND STOCKHOLDERS' EQUITY
           Other liabilities                                               $    95      $    36
           Stockholders' equity                                             30,618       30,253
                                                                           -------      -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $30,713      $30,289
                                                                           =======      =======

                          CONDENSED STATEMENT OF INCOME

                                                                     Year Ended June 30,
                                                                2003        2002        2001
                                                               ------      ------      ------
      INCOME
           Loans                                               $   27      $   45      $    -
           Investment and mortgage-backed securities              111         118          84
           Dividend from subsidiary                             2,400       3,800       4,549
           Investment securities gains, net                        64           -           -
           Interest-earning deposits with subsidiary bank          33          50          76
                                                               ------      ------      ------

      Total income                                              2,635       4,013       4,709
                                                               ------      ------      ------

      OTHER OPERATING EXPENSE                                     111          96          51
                                                               ------      ------      ------

           Income before equity in undistributed
             earnings of subsidiary                             2,524       3,917       4,658
           Equity in undistributed earnings of subsidiary         840         558         136
                                                               ------      ------      ------

           Income before income taxes                           3,364       4,475       4,794
           Income taxes                                            16          27          32
                                                               ------      ------      ------

      NET INCOME                                               $3,348      $4,448      $4,762
                                                               ======      ======      ======

      (In thousands, except per share data)

22.   PARENT COMPANY (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                                Year Ended June 30,
                                                                                         2003           2002           2001
                                                                                       --------       --------       --------
      OPERATING ACTIVITIES
           Net income                                                                  $  3,348       $  4,448       $  4,762
           Adjustments to reconcile net income to net cash
             provided by operating activities:
               Undistributed net income of subsidiary                                      (840)          (558)          (136)
                Investment gains, net                                                       (64)             -              -
               Amortization (accretion) of investment discounts and premiums, net            22            (23)             -
               Amortization of ESOP and RRP deferred
                  compensation                                                               22             59             75
               Other, net                                                                    23             30            143
                                                                                       --------       --------       --------
           Net cash provided by operating activities                                      2,511          3,956          4,844
                                                                                       --------       --------       --------

      INVESTING ACTIVITIES
           Available for sale:
               Purchase of investment and
                  mortgage-backed securities                                             (4,934)        (9,148)        (2,503)
               Proceeds from repayments of investment and
                  mortgage-backed securities                                              2,582          8,159              -
               Proceeds from sales of investment securities                                 639              -              -
           Held to maturity:
               Purchases of investment and mortgage-backed
                  securities                                                             (1,817)        (7,789)             -
               Proceeds from repayments of investment and
                  mortgage-backed securities                                              1,555         10,304              -
               Net decrease (increase) in loans receivable                                  354           (469)             -
                                                                                       --------       --------       --------
           Net cash provided by (used for) investing activities                          (1,621)         1,057         (2,503)
                                                                                       --------       --------       --------

      FINANCING ACTIVITIES
           Net proceeds from exercise of stock options                                       71            212            119
           Cash dividends paid                                                           (1,674)        (1,743)        (1,797)
           Purchases of treasury stock                                                   (1,634)        (1,544)        (1,819)
                                                                                       --------       --------       --------
           Net cash used for financing activities                                        (3,237)        (3,075)        (3,497)
                                                                                       --------       --------       --------

           Increase (decrease) in cash and cash equivalents                              (2,347)         1,938         (1,156)

      CASH AND CASH EQUIVALENTS
        BEGINNING OF YEAR                                                                 3,065          1,127          2,283
                                                                                       --------       --------       --------

      CASH AND CASH EQUIVALENTS
        END OF YEAR                                                                    $    718       $  3,065       $  1,127
                                                                                       ========       ========       ========

      (In thousands, except per share data)

23.   SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                     Three Months Ended
                                              ---------------------------------------------------------------
                                               September         December         March              June
                                                 2002             2002             2003              2003
                                              -----------      -----------      -----------       -----------
      Total interest and dividend income      $     5,432      $     5,023      $     4,636       $     4,140
      Total interest expense                        3,188            3,018            2,841             2,763
                                              -----------      -----------      -----------       -----------

      Net interest income                           2,244            2,005            1,795             1,377
      Provision for loan losses                        18                -              (89)             (157)
                                              -----------      -----------      -----------       -----------

      Net interest income after
        provision for loan losses                   2,226            2,005            1,884             1,534

      Total noninterest income                        243              172              152               158
      Total noninterest expense                     1,120            1,045              975               816
                                              -----------      -----------      -----------       -----------

      Income before income taxes                    1,349            1,132            1,061               876
      Income taxes                                    349              351              329                41
                                              -----------      -----------      -----------       -----------

      Net income                              $     1,000      $       781      $       732       $       835
                                              ===========      ===========      ===========       ===========

      Per share data:
      Net income
            Basic                             $      0.38      $      0.30      $      0.28       $      0.32
            Diluted                                  0.37             0.30             0.28              0.32
      Average shares outstanding
            Basic                               2,661,933        2,631,112        2,593,546         2,582,813
            Diluted                             2,667,220        2,636,633        2,598,775         2,594,053

      (In thousands, except per share data)

23.   SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                                     Three Months Ended
                                              ---------------------------------------------------------------
                                               September         December         March              June
                                                 2001             2001             2002              2002
                                              -----------      -----------      -----------       -----------
      Total interest and dividend income      $     6,551      $     6,091      $     5,574       $     5,544
      Total interest expense                        3,859            3,637            3,321             3,208
                                              -----------      -----------      -----------       -----------

      Net interest income                           2,692            2,454            2,253             2,336
      Provision for loan losses                        37               20                -                 -
                                              -----------      -----------      -----------       -----------

      Net interest income after
        provision for loan losses                   2,655            2,434            2,253             2,336

      Total noninterest income                        173              181              166               167
      Total noninterest expense                       976            1,109              978             1,041
                                              -----------      -----------      -----------       -----------

      Income before income taxes                    1,852            1,506            1,441             1,462
      Income taxes                                    611              397              476               329
                                              -----------      -----------      -----------       -----------

      Net income                              $     1,241      $     1,109      $       965       $     1,133
                                              ===========      ===========      ===========       ===========

      Per share data:
      Net income
            Basic                             $      0.45      $      0.40      $      0.36       $      0.42
            Diluted                                  0.45             0.40             0.35              0.42
      Average shares outstanding
            Basic                               2,753,358        2,740,451        2,714,480         2,686,663
            Diluted                             2,763,744        2,752,157        2,720,976         2,692,474

     COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

     WVS Financial Corp.'s common stock is traded on the over-the-counter market and quoted on the Nasdaq Stock Market(SM) National Market System under the symbol "WVFC".

     The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                     Market Price
                                ----------------------     Cash Dividends
            Quarter Ended         High           Low          Declared
            -------------       -------        -------     --------------
            June 03             $18.930        $16.200        $  0.16
            March 03             16.250         15.410           0.16
            December 02          16.250         15.100           0.16
            September 02         16.050         15.800           0.16

            June 02             $16.200        $13.990        $  0.16
            March 02             16.250         14.130           0.16
            December 01          16.250         15.700           0.16
            September 01         17.450         13.750           0.16

     There were six Nasdaq Market Makers in the Company's common stock as of June 30, 2003: F. J. Morrissey & Co., Inc.; Schwab Capital Markets; Goldman, Sachs & Company; Morgan Stanley & Co, Inc; Ryan Beck & Co., Inc.; and Knight Securities L.P.

     According to the records of the Company's transfer agent, there were approximately 828 shareholders of record at September 10, 2003. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

                                  COMMON STOCK
         The common stock of WVS Financial Corp. is traded on The Nasdaq
                     Stock MarketSM under the symbol "WVFC".

                                                  BOARD OF DIRECTORS

 TRANSFER    AGENT    &    REGISTRAR         David L. Aeberli  Funeral  Director
 Registrar  and Transfer  Company 10         McDonald-Aeberli Funeral Home, Inc.
 Commerce Drive  Cranford,  NJ 07016
 1-800-368-5948                              Arthur H.  Brandt  Retired - Former
                                             President     and    CEO     Brandt
 INVESTOR  RELATIONS Pamela M. Tracy         Excavating,   Inc.  and  Retired  -
 412-364-1911                                Former  President  and  CEO  Brandt
                                             Paving, Inc.
 COUNSEL Bruggeman & Linn
                                             David J. Bursic President and Chief
 SPECIAL   COUNSEL   Elias,    Matz,         Executive   Officer  WVS  Financial
 Tiernan    &     Herrick     L.L.P.         Corp. and West View Savings Bank
 Washington, DC
                                             Donald E. Hook Chairman  Pittsburgh
 WEST VIEW  SAVINGS  BANK 9001 Perry         Cut Flower Co.
 Highway   Pittsburgh,    PA   15237
 412-364-1911                                Lawrence M. Lehman Sole  Proprietor
                                             Newton-Lehman Insurance Agency
 WEST VIEW OFFICE 456 Perry  Highway
 412-931-2171                                John M. Seifarth  Senior Engineer -
                                             Consultant    Nichols    &   Slagle
 CRANBERRY    OFFICE   20531   Perry         Engineering, Inc.
 Highway 412-931-6080/724-776-3480
                                             Margaret     VonDerau     Corporate
 FRANKLIN  PARK  OFFICE  2566 Brandt         Secretary WVS Financial  Corp.  and
 School Road 724-935-7100                    West View Savings Bank

 BELLEVUE  OFFICE 572 Lincoln Avenue         EXECUTIVE OFFICERS
 412-761-5595
                                             Donald E. Hook Chairman
 SHERWOOD   OAKS   OFFICE    Serving
 Sherwood Oaks Cranberry Twp.                David J. Bursic President and Chief
                                             Executive Officer
 LENDING DIVISION 2566 Brandt School
 Road 724-935-7400                           Margaret     VonDerau     Corporate
                                             Secretary

                                             Edward  M.   Wielgus   Senior  Vice
                                             President and Chief Lending Officer

                                             Keith A.  Simpson  Vice  President,
                                             Treasurer   and  Chief   Accounting
                                             Officer

The members of the Board of Directors serve in that capacity for both the
                         Company and the Savings Bank.

     [LETTERHEAD WVS FINANCIAL CORPORATION A TRADITION OF QUALITY BANKING]