Form 10-K, Exhibit 13
period 2004-06-30
WVS FINANCIAL CORP
filed 2004-09-24
CIK 910679

(LETTERHEAD WVS FINANCIAL CORP. THE HOLDING COMPANY
                     OF WEST VIEW SAVINGS BANK LOGO OMITTED)

                               2004 Annual Report

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

To Our Stockholders:

     During fiscal 2004, the level of market interest rates remained low due to the Federal Reserve's accommodative monetary policy and the continued weakness in the national economy. Geopolitical tensions (including the war in Iraq and the ongoing threat of terrorism), rising oil prices, moderate job creation and reduced corporate earnings have all contributed to a slow economic recovery. In the Pittsburgh region, manufacturing employment has fallen about 16.4% from its peak prior to the 2001 recession. Payrolls in transportation remain depressed largely due to cutbacks by US Airways.

     A firmer national economy will provide some relief to manufacturers and providers of business services in the Pittsburgh area. Longer term, Pittsburgh's efforts to attract high-tech and biotech industries will contribute to growth. As economic conditions improve, we anticipate an eventual rise in market interest rates. The Federal Open Market Committee has increased its intended federal funds rate by twenty-five basis points at both their June 30 and August 10, 2004 meetings.

     Company net income totaled $2.3 million and continued to be constrained by low market interest rates. However, we are pleased to report significant accomplishments were made during fiscal 2004. The Company continued to invest in its technology platform by introducing free online banking and Internet bill paying services. Our 3.63% dividend yield significantly exceeds both the PA median of 2.03% and the federal funds targeted rate of 1.25% at June 30, 2004. In the July 2004 issue of U.S. Banker Magazine, the Company's 14.3% 3-year return on average equity was ranked #44 of the Nation's Top 200 Publicly Traded Community Banks. We believe that these factors contributed to the Company's 149% market premium to book value at June 30, 2004.

     Fiscal 2005 will undoubtedly bring its own set of challenges and opportunities. The board of directors and employees will continue to work hard to earn a competitive rate of return for our stockholders while meeting the banking needs of our customers. Please continue to recommend West View Savings Bank to your family, friends and neighbors.

/s/ David J. Bursic                                  /s/ Donald E. Hook
-----------------------                              ---------------------
DAVID J. BURSIC                                      DONALD E. HOOK
President and                                        Chairman of the Board
Chief Executive Officer

                   FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                            FINANCIAL AND OTHER DATA

                                                                  As of or For the Year Ended June 30,
                                         ----------------------------------------------------------------------------------
                                             2004              2003               2002             2001             2000
                                         -----------        -----------        ----------       ----------       ----------
                                                           (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                             $   433,624        $   367,188        $  404,911       $  396,440       $  409,618
Net loans receivable                          67,968             91,669           152,905          185,179          183,295
Mortgage-backed securities                    75,590            111,879            82,543           64,132           73,673
Investment securities                        273,589            147,482           151,384          129,593          137,502
Savings deposit accounts                     159,318            169,316           174,659          178,029          169,508
FHLB advances                                149,736            153,390           159,937          161,494          104,500
Other borrowings                              91,639              9,453            33,731           20,660          101,025
Stockholders' equity                          29,199             30,618            30,253           28,645           26,911
Non-performing assets and troubled
 debt restructurings(1)                        2,171              3,481             5,279            5,016            4,050

Selected Operating Data:
Interest income                          $    16,006        $    19,231        $   23,760       $   29,185       $   27,987
Interest expense                              10,987             11,810            14,025           18,561           16,933
                                         -----------        -----------        ----------       ----------       ----------
Net interest income                            5,019              7,421             9,735           10,624           11,054
Provision for loan losses                       (794)              (228)               57              788              150
                                         -----------        -----------        ----------       ----------       ----------
Net interest income after provision
 for loan losses                               5,813              7,649             9,678            9,836           10,904
Non-interest income                              715                725               687              669              573
Non-interest expense                           3,607              3,956             4,104            3,787            4,629
                                         -----------        -----------        ----------       ----------       ----------
Income before income tax expense               2,921              4,418             6,261            6,718            6,848
Income tax expense                               619              1,070             1,813            1,956            2,469
                                         -----------        -----------        ----------       ----------       ----------
Net income                               $     2,302        $     3,348        $    4,448       $    4,762       $    4,379
                                         ===========        ===========        ==========       ==========       ==========

Per Share Information:
Basic earnings                           $      0.91        $      1.28        $     1.63       $     1.70       $     1.48
Diluted earnings                         $      0.90        $      1.28        $     1.63       $     1.69       $     1.47
Dividends per share                      $      0.64        $      0.64        $     0.64       $     0.64       $     0.64
Dividend payout ratio                          70.33%             50.00%            39.26%           37.65%           43.24%
Book value per share at period end       $     11.84        $     11.86        $    11.30       $    10.40       $     9.35
Average shares outstanding:
  Basic                                    2,535,796          2,617,576         2,723,891        2,804,125        2,953,720
  Diluted                                  2,544,404          2,624,395         2,732,491        2,815,867        2,977,089

                                                        As of or For the Year Ended June 30,
                                              ----------------------------------------------------------
                                               2004         2003         2002         2001         2000
                                              ------       ------       ------       ------       ------
Selected Operating Ratios(2):
Average yield earned on interest-
  earning assets(3)                             4.27%        5.36%        6.41%        7.51%        7.41%
Average rate paid on interest-
  bearing liabilities                           3.13         3.57         4.13         5.21         4.91
Average interest rate spread(4)                 1.14         1.79         2.28         2.30         2.50
Net interest margin(4)                          1.47         2.19         2.74         2.83         2.97
Ratio of interest-earning assets to
  interest-bearing liabilities                111.76       112.56       112.34       111.33       110.57
Non-interest expense as a percent of
  average assets                                0.91         1.05         1.07         0.94         1.20
Return on average assets                        0.58         0.89         1.16         1.19         1.14
Return on average equity                        7.64        10.97        14.85        17.17        16.27
Ratio of average equity to average
  assets                                        7.02         8.10         7.78         6.92         6.99
Full-service offices at end of period              5            5            5            5            5

Asset Quality Ratios(2):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                            3.19%        3.80%        3.30%        2.71%        2.21%
Non-performing assets as a percent
  of total assets(1)                            0.19         0.95         1.30         1.27         0.99
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                                  0.50         0.95         1.30         1.27         0.99
Allowance for loan losses as a
  percent of total loans receivable             1.97         2.68         1.77         1.47         1.06
Allowance for loan losses as a
  percent of non-performing loans             165.46        72.68        54.68        55.08        48.72
Charge-offs to average loans
  receivable outstanding during the
  period                                        0.68         0.00         0.04         0.01         0.01

Capital Ratios(2):
Tier 1 risk-based capital ratio                18.65%       14.30%       13.42%       14.15%       14.05%
Total risk-based capital ratio                 19.62        15.57        14.66        15.40        15.11
Tier 1 leverage capital ratio                   6.92         8.42         7.69         7.35         6.69

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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2004.

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

The Company's strategic focus includes:

Interest Rate Risk Management - During the past three fiscal years, market interest rates have plummeted and remained at 45 year lows. The Federal Reserve Board's accommodative monetary policy, coupled with increased fiscal stimulus, should lead to an economic recovery which began during fiscal 2004. History has shown that economic recoveries are generally accompanied by higher levels of market interest rates. While these low market interest rates have impacted net income, the Company is well positioned for an eventual rise in market interest rates.

Enhancing Stockholder Value - During fiscal 2004, the Company maintained its quarterly cash dividends, which yielded 3.63% at June 30, 2004.

Commitment to Capital Management - The Company continued to balance the need to retain capital for future growth, paying an attractive cash dividend and supplement market liquidity with our Sixth and Seventh Common Stock Buyback Programs.

Strong Net Income - During fiscal 2004, the Company earned $2.3 million or $0.91 per share (basic) and $0.90 per share (diluted). Fiscal 2004 return on average stockholders' equity was 7.64% while return on average assets totaled 0.58%.

Substantial Core Deposits - As of June 30, 2004, $94.0 million or 59.0% of West View's total deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $45.8 million or 48.7% of core deposits consisted of regular savings and club accounts. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Community Based Lending - Due to low market interest rates, West View has limited the portfolio origination of thirty year mortgage loans. Thirty year mortgage loans continue to be originated on a correspondent basis. Portfolio loan originations have focused on multi-family and commercial real estate loans, construction loans, consumer loans and small business loans for business equipment and inventory.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2004, 2003 and 2002, the Company's ratios of non-interest expense to average assets were 0.91%, 1.05% and 1.07%, respectively. In fiscal 2004, the Company introduced Internet banking and online bill paying to increase customer satisfaction and loyalty.

CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet
                             -----------------------

                                                                          Change
                                       June 30,     June 30,      ----------------------
                                        2004          2003        Dollars     Percentage
                                        ----          ----        -------     ----------
                                                  (Dollars in Thousands)
      Cash and interest-earning
           deposits                   $  3,054      $  2,815      $     239        8.5%

      Investment securities(1)         281,121       155,279        125,842       81.0

      Mortgage-backed securities        75,590       111,879        (36,289)     -32.4

      Net loans receivable              67,968        91,669        (23,701)     -25.9

      Total assets                     433,624       367,188         66,436       18.1

      Deposits                         160,563       170,926        (10,363)      -6.1

      FHLB and other borrowings        241,375       162,843         78,532       48.2

      Total liabilities                404,425       336,570         67,855       20.2

      Total equity                      29,199        30,618         (1,419)      -4.6

----------
(1)   Includes Federal Home Loan Bank stock.

General. The $66.4 million increase in total assets was primarily comprised of a $125.8 million increase in investment securities including Federal Home Loan
Bank ("FHLB") stock, a $993 thousand increase in trading assets and a $239 thousand increase in cash and cash equivalents, which were partially offset by a $36.3 million decrease in mortgage-backed securities, a $23.7 million decrease in net loans receivable, a $344 thousand decrease in accrued interest receivable, a $154 thousand decrease in premises and fixed assets and a $150 thousand decrease in other assets.

The $67.9 million or 20.2% increase in total liabilities was primarily comprised of a $82.2 million increase in other short-term borrowings, which was partially offset by a $10.4 million decrease in deposits, a $3.7 million decrease in FHLB advances and a $252 thousand decrease in accrued interest payable.

Total stockholders' equity decreased $1.4 million or 4.6% primarily due to the repurchase of $2.6 million of the Company's own common stock and $1.6 million of cash dividends paid to stockholders, which were partially offset by $2.3 million of Company net income and a $561 thousand increase in capital attributable to stock option exercises and Recognition and Retention Plan ("RRP") equity contributions. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

Cash on Hand and Interest-earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $239 thousand or 8.5% to $3.1 million at June 30, 2004 from $2.8 million at June 30, 2003. Increases in these accounts were primarily due to increases in customer transaction accounts.

Investments. The Company's overall investment portfolio increased $89.5 million or 33.5% to $356.7 million at June 30, 2004 from $267.2 million at June 30, 2003. Investment securities increased $125.8 million or 81.0% to $281.1 million at June 30, 2004. This increase was due primarily to purchases of U.S. Government Agency securities, which were partially offset by calls of U.S. Government Agency securities and maturities of investment grade corporate bonds. Mortgage-backed securities decreased $36.3 million or 32.4% to $75.6 million at June 30, 2004. This decrease was due primarily to principal repayments on the portfolio, which were partially offset by purchases of floating rate mortgage-backed securities.

Net Loans Receivable. Net loans receivable decreased $23.7 million or 25.9% to $68.0 million at June 30, 2004. The decrease in loans receivable was principally the result of higher levels of refinancing activity due to record low mortgage interest rates. As part of its asset/liability management strategy, the Company chose to invest substantially all of these proceeds into adjustable rate and short-term investment and mortgage-backed securities.

Deposits. Total deposits decreased $10.4 million or 6.1% to $160.6 million at June 30, 2004. Certificates of deposit decreased approximately $14.6 million or 18.3% due primarily to reduced levels of municipal time deposits, money market accounts decreased $465 thousand or 3.2% and escrow accounts decreased $365 thousand or 22.7%. Transaction accounts increased $3.4 million or 11.1% and savings accounts increased $1.7 million or 3.8%. The Savings Bank believes that these changes in depositor liquidity preferences are due to the relatively low level of market interest rates.

Borrowed Funds. Borrowed funds increased $78.5 million or 48.2% to $241.4 million at June 30, 2004. Other short-term borrowings increased $82.2 million or 869.4% to $91.6 million at June 30, 2004 and FHLB advances decreased $3.7 million or 2.4% to $149.7 million at June 30, 2004. The Company used these sums to fund investment purchases.

Stockholders' Equity. Total stockholders' equity decreased $1.4 million or 4.6% to $29.2 million at June 30, 2004. The decrease was principally attributable to the repurchase of $2.6 million of the Company's own common stock and $1.6 million of cash dividends paid to stockholders, which were partially offset by $2.3 million of Company net income and a $489 thousand increase in capital attributable to stock option exercises.

RESULTS OF OPERATIONS

                                      Condensed Statements of Income
                                      ------------------------------

                                  June 30,                     June 30,                    June 30,
                                    2004          Change         2003         Change         2002
                                  --------       -------       --------      -------       --------
                                                       (Dollars in Thousands)
Interest income                   $16,006        ($3,225)      $19,231       ($4,529)      $23,760
                                                   -16.8%                      -19.1%

Interest expense                  $10,987        ($  823)      $11,810       ($2,215)      $14,025
                                                    -7.0%                      -15.8%

Net interest income               $ 5,019        ($2,402)      $ 7,421       ($2,314)      $ 9,735
                                                   -32.4%                      -23.8%

Provision for loan losses           ($794)         ($566)        ($228)        ($285)      $    57
                                                   248.2%                     -500.0%

Non-interest income               $   715           ($10)      $   725       $    38       $   687
                                                    -1.4%                        5.5%

Non-interest expense              $ 3,607          ($349)      $ 3,956         ($148)      $ 4,104
                                                    -8.8%                       -3.6%

Income tax expense                $   619          ($451)      $ 1,070         ($743)      $ 1,813
                                                   -42.1%                      -41.0%

Net income                        $ 2,302        ($1,046)      $ 3,348       ($1,100)      $ 4,448
                                                   -31.2%                      -24.7%

General. WVS reported net income of $2.3 million, $3.3 million and $4.4 million for the fiscal years ended June 30, 2004, 2003 and 2002, respectively. The $1.0 million or 31.2% decrease in net income during fiscal 2004 was primarily the result of a $2.4 million decrease in net interest income and a $10 thousand decrease in non-interest income, which were partially offset by a $566 thousand decrease in provisions for loan losses, a $451 thousand decrease in income tax expense and a $349 thousand decrease in non-interest expense. Earnings per share totaled $0.91 (basic) and $0.90 (diluted) for fiscal 2004 as compared to $1.28 (basic and diluted) for fiscal 2003. The decrease in earnings per share was due to a decrease in net income, which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2004.

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

                                                                  For the Years Ended June 30,
                                                ----------------------------------------------------------------
                                                            2004                              2003
                                                ------------------------------   -------------------------------
                                                Average               Average    Average                Average
                                                Balance   Interest  Yield/Rate   Balance    Interest  Yield/Rate
                                                -------   --------  ----------   -------    --------  ----------
                                                                    (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)                   $ 76,513   $ 5,180      6.77%    $127,970    $ 9,524       7.44%
      Net tax-free loans receivable(2)                --        --      0.00           --         --       0.00
      Mortgage-backed securities                  84,770     2,347      2.77       82,427      2,854       3.46
      Investments - taxable                      199,341     6,829      3.43      131,193      5,228       3.98
      Investments - tax-free(2)                   29,588     2,391      8.08       28,610      2,340       8.18
      Interest-bearing deposits                    2,079         9      0.43        2,362         11       0.47
                                                --------   -------               --------    -------
      Total interest-earning assets              392,291    16,756      4.27%     372,562    119,957       5.36%
                                                           -------    ======                 -------     ======
      Non-interest-earning assets                  3,949                            4,113
                                                --------                         --------
            Total assets                        $396,240                         $376,675
                                                ========                         ========
Interest-bearing liabilities:
      Interest-bearing deposits and escrows     $151,577   $ 2,321      1.53%    $157,771    $ 3,312       2.10%
      Borrowings                                 199,439     8,666      4.35      173,226      8,498       4.91
                                                --------   -------               --------    -------
      Total interest-bearing liabilities         351,016    10,987      3.13%     330,997     11,810       3.57%
                                                           -------    ======                 -------     ======
      Non-interest-bearing accounts               12,542                           12,149
                                                --------                         --------
      Total interest-bearing liabilities and
         non-interest-bearing accounts           363,558                          343,146
      Non-interest-bearing liabilities             2,563                            3,020
                                                --------                         --------
            Total liabilities                    366,121                          346,166
Retained income                                   30,119                           30,509
                                                --------                         --------
Total liabilities and retained income           $396,240                         $376,675
                                                ========                         ========
Net interest income                                        $ 5,769                           $ 8,147
                                                           =======                           =======
Interest rate spread                                                    1.14%                             1.79%
                                                                      ======                            ======
Net yield on interest-earning assets(3)                                 1.47%                             2.19%
                                                                      ======                            ======
Ratio of interest-earning assets to
   interest-bearing liabilities                                       111.76%                           112.56%
                                                                      ======                            ======

                                                          For the Years Ended June 30,
                                                       --------------------------------
                                                                    2002
                                                       --------------------------------
                                                       Average                Average
                                                       Balance    Interest   Yield/Rate
                                                       -------    --------   ----------
                                                             (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)                           $172,824    $13,224      7.65%
      Net tax-free loans receivable(2)                       199         26     13.28
      Mortgage-backed securities                          65,372      3,341      5.11
      Investments - taxable                              112,948      5,553      4.92
      Investments - tax-free(2)                           28,543      2,323      8.14
      Interest-bearing deposits                            1,766         10      0.57
                                                        --------    -------
      Total interest-earning assets                      381,652     24,477      6.41%
                                                                    -------    ======
      Non-interest-earning assets                          3,386
                                                        --------
            Total assets                                $385,038
                                                        ========
Interest-bearing liabilities:
      Interest-bearing deposits and escrows             $163,338    $ 5,082      3.11%
      Borrowings                                         176,383      8,943      5.07
                                                        --------    -------
      Total interest-bearing liabilities                 339,721     14,025      4.13%
                                                                    -------    ======
      Non-interest-bearing accounts                       11,814
                                                        --------
      Total interest-bearing liabilities and
         non-interest-bearing accounts                   351,535
      Non-interest-bearing liabilities                     3,547
                                                        --------
            Total liabilities                            355,082
Retained income                                           29,956
                                                        --------
Total liabilities and retained income                   $385,038
                                                        ========
Net interest income                                                 $10,452
                                                                    =======
Interest rate spread                                                            2.28%
                                                                              ======
Net yield on interest-earning assets(3)                                         2.74%
                                                                              ======
Ratio of interest-earning assets to
   interest-bearing liabilities                                               112.34%
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

                                                                                Year Ended June 30,
                                                  -------------------------------------------------------------------------------
                                                              2004 vs. 2003                             2003 vs. 2002
                                                  ------------------------------------      -------------------------------------
                                                   Increase (Decrease)                       Increase (Decrease)
                                                         Due to                Total                Due to                Total
                                                  ---------------------      Increase       ---------------------       Increase
                                                   Volume        Rate       (Decrease)      Volume          Rate       (Decrease)
                                                  -------       -------     ----------      -------       -------      ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                        $(3,550)      $  (794)      $(4,344)      $(3,349)      $  (377)      $(3,726)
      Mortgage-backed securities                       76          (583)         (507)          747        (1,234)         (487)
      Investments - taxable                         2,402          (801)        1,601           830        (1,155)         (325)
      Investments - tax-free                           80           (29)           51             6            11            17
      Interest-bearing deposits                        (1)           (1)           (2)            3            (2)            1
                                                  -------       -------       -------       -------       -------       -------
          Total interest-earning assets              (993)       (2,208)       (3,201)       (1,763)       (2,757)       (4,520)
Interest-bearing liabilities:
      Interest-bearing deposits and
        Escrows                                      (222)         (769)         (991)         (324)       (1,446)       (1,770)
      Other borrowings                              1,201        (1,033)          168          (166)         (279)         (445)
                                                  -------       -------       -------       -------       -------       -------
          Total interest-bearing liabilities          979        (1,802)         (823)         (490)       (1,725)       (2,215)
                                                  -------       -------       -------       -------       -------       -------
Decrease in net interest income                   $(1,972)      $  (406)      $(2,378)      $(1,273)      $(1,032)      $(2,305)
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

Interest Income. Total interest income decreased by $3.2 million or 16.8% during fiscal 2004 and decreased by $4.5 million or 19.1% during fiscal 2003. The decrease in fiscal 2004 was primarily a result of a decrease in the average balance of the loan portfolio and continued low market interest rates, which were partially offset by increased average balances of the investment and mortgage-backed securities portfolios. The decrease in fiscal 2003 was primarily a result of historically low market interest rates and higher levels of loan repayments, which were partially offset by increased average balances of the investment and mortgage-backed securities portfolios.

Interest income on investment securities and FHLB stock increased $1.6 million or 23.7% during fiscal 2004 and decreased $325 thousand or 4.5% during fiscal 2003. The increase in fiscal 2004 was primarily attributable to a $69.1 million increase in the average balance of the investment securities outstanding, which was partially offset by a 58 basis point decrease in the weighted average yield on the Company's investment securities. The decrease in fiscal 2003 was primarily attributable to an 84 basis point decrease in the weighted average yield on the Company's investment securities, which was partially offset by a $18.3 million increase in the average balance of the investment securities outstanding.

Interest income on mortgage-backed securities decreased $507 thousand or 17.8% during fiscal 2004 and decreased $487 thousand or 14.6% during fiscal 2003. The decrease in fiscal 2004 was primarily attributable to a 69 basis point decrease in the weighted average yield on the Company's mortgage-backed securities portfolio, which was partially offset by a $2.3 million increase in the average balance of the mortgage-backed securities portfolio. The decrease in fiscal 2003 was attributable to a 165 basis point decrease in the weighted average yield on the Company's mortgage-backed securities portfolio, which was partially offset by a $17.1 million increase in the average balance of the mortgage-backed securities portfolio.

Interest income on net loans receivable decreased $4.3 million or 45.6% during fiscal 2004 and decreased $3.7 million or 28.1% during fiscal 2003. The decrease in fiscal 2004 was primarily attributable to a $51.5 million decrease in the average balance of net loans outstanding and a 67 basis point decrease in the weighted average yield on the Company's loan portfolio. As part of its asset/liability management strategy, the Company previously limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2004. The decrease in fiscal 2003 was attributable to a $45.1 million decrease in the average balance of net loans outstanding and a 22 basis point decrease in the weighted average yield on the Company's loan portfolio.

Interest Expense. Total interest expense decreased $823 thousand or 7.0% during fiscal 2004 and decreased by $2.2 million or 15.8% during fiscal 2003. The decrease in fiscal 2004 was attributable to a decrease of $991 thousand of interest expense on deposits and escrows which was partially offset by an increase of $168 thousand of interest expense on borrowings. The decrease in fiscal 2003 was attributable to a decrease of $1.8 million of interest expense on deposits and a decrease of $445 thousand of interest expense on borrowings.

Interest expense on borrowings increased $168 thousand or 2.0% during fiscal 2004 and decreased $445 thousand or 5.0% during fiscal 2003. The increase in fiscal 2004 was attributable to a $26.2 million increase in the average balance of borrowings outstanding which was partially offset by a 56 basis point decrease in the weighted average yield on the Company's borrowings. The increase in the average balance of borrowings outstanding was due to $31.0 million increase in the average balance of other short-term borrowings and a $507 thousand increase in long-term FHLB advances, which were partially offset by a $4.3 million decrease in short-term FHLB advances. The decrease in fiscal 2003 was attributable to a 16 basis point decrease in the weighted average yield on the Company's borrowings, and a $3.2 million decrease in the average balance of borrowings outstanding. During both fiscal 2004 and 2003, the Company's borrowings were primarily longer-term with fixed rates of interest.

Interest expense on interest-bearing deposits and escrows decreased $991 thousand or 29.9% in fiscal 2004 and decreased $1.8 million or 34.8% in fiscal 2003. The decrease in fiscal 2004 was attributable to a 57 basis point decrease in the weighted average yield on the Company's deposits and a $6.2 million decrease in average balance of interest-bearing deposits. The decrease in fiscal 2003 was attributable to a 101 basis point decrease in the weighted average yield on the Company's deposits, and a $5.6 million decrease in the average balance of interest-bearing deposits.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a credit provision of $794 thousand in fiscal 2004, compared to a credit provision of $228 thousand in fiscal 2003. The increase in the credit provision for fiscal 2004 was primarily attributable to the work-out of non-performing assets and paydowns on the Company's loan portfolio. The Company's reduced provision in fiscal 2003 was due to the reduced levels of net loans receivable and the payoff of a large non-performing commercial real estate loan.

Non-interest Income. Total non-interest income decreased by $10 thousand or 1.4% in fiscal 2004 and increased by $38 thousand or 5.5% in fiscal 2003. The decrease in fiscal 2004 was primarily attributable to a decrease in pre-tax gains recognized on the sale of assets from the Company's investment and loan portfolios, which was partially offset by an increase in deposit account fee income. The increase in fiscal 2003 was primarily attributable to the sale of investments from the Company's investment portfolio.

Non-interest Expense. Total non-interest expense decreased $349 thousand or 8.8% and decreased $148 thousand or 3.6% during fiscal 2004 and 2003, respectively. The decrease in fiscal 2004 was primarily attributable to decreases in payroll and benefit related costs, charitable contributions eligible for PA tax credits and legal expenses and costs associated with the work-out of non-performing assets. The decrease in fiscal 2003 was primarily attributable to a decrease in payroll related costs, which was partially offset by increases in data processing expenses and fixed asset costs.

Income Taxes. Income taxes decreased $451 thousand or 31.2% during fiscal 2004 and decreased $743 thousand or 41.0% during fiscal 2003. The decrease in fiscal 2004 was primarily attributable to lower levels of taxable income. The decrease in fiscal 2003 was primarily attributable to a decrease in taxable income and proportionately higher tax-free interest revenue on bank qualified municipal securities. The Company's effective tax rate was 21.2% at June 30, 2004 and 24.2% at June 30, 2003.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $239 thousand during fiscal 2004 primarily due to $64.4 million of net cash provided by financing activities and $2.1 million of net cash provided by operating activities, which were partially offset by $66.3 million of net cash used for investing activities.

Funds provided by operating activities totaled $2.1 million during fiscal 2004 as compared to $7.1 million during fiscal 2003. Net cash provided by operating activities was primarily comprised of $2.3 million of net income, $1.2 million of amortization of discounts, premiums and deferred loan fees, and a $344 thousand decrease in accrued interest receivable and a $205 thousand decrease in accrued and deferred taxes, which were partially offset by a $999 thousand increase in purchases of trading securities, a $794 thousand credit provision for loan losses and a $252 thousand decrease in accrued interest payable.

Funds used for investing activities totaled $66.3 million during fiscal 2004 as compared to $33.4 million provided by investing activities during fiscal 2003. Primary uses of funds during fiscal 2004 include $427.0 million in purchases of investment and mortgage-backed securities (including FHLB stock), which were partially offset by $336.4 million in repayments and sales of investment and mortgage-backed securities (including FHLB stock) and a $23.8 million decrease in net loans receivable. The investment purchases were primarily comprised of callable U.S. Government agency bonds that reprice within two years. The mortgage-backed securities purchases were floating rate instruments that generally reprice on a monthly basis.

Funds provided by financing activities totaled $64.4 million for fiscal 2004 as compared to $40.8 million used for financing activities in fiscal 2003. Primary sources of funds for fiscal 2004 were a $82.2 million increase in other short-term borrowings and $221 thousand increase in FHLB long-term borrowings, which were partially offset by a $10.4 million decrease in deposits, $3.9 million decrease in FHLB short-term advances, $2.6 million in common stock repurchases and $1.6 million in cash dividends. During fiscal 2004 the Company purchased 142,953 shares of common stock for approximately $2.6 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2004, the total approved loan commitments outstanding amounted to $2.7 million. At the same date, commitments under unused letters and lines of credit amounted to $6.3 million and the unadvanced portion of construction loans approximated $11.2 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2004, totaled $39.8 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company's contractual obligations at June 30, 2004 are as follows:

                                                       Contractual Obligations
                                                        (Dollars in Thousands)
                                                Less than                                    More than
                                   Total          1 year       1-3 years      3-5 years       5 years
                                 ---------      ---------      ---------      ---------      ---------
Long-term debt                     149,736             --          4,157         13,500        132,079
Operating lease obligations            141             68             73             --             --
                                 ---------      ---------      ---------      ---------      ---------
                                   149,877             68          4,230         13,500        132,079
                                 =========      =========      =========      =========      =========

See also Note 13 of the Company's consolidated financial statements.

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

On July 27, 2004, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 19, 2004 to shareholders of record at the close of business on August 9, 2004. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2004, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $28.9 million or 18.7% and $30.4 million or 19.6%, respectively, of total risk-weighted assets; and Tier I leverage capital of $28.9 million or 6.9% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets decreased $2.7 or 76.2% to $828 thousand or 0.19% of total assets, at June 30, 2004. The decrease was primarily the result of a $571 thousand in repayments, $2.0 million in loans reclassified as performing due to improved economic performance and $366 thousand in charged off loans, which were partially offset by $272 thousand in loans reclassified as non-performing.

Impact of Inflation and Changing Prices. The consolidated financial statements of the Company and related notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Accounting and Regulatory Pronouncements. The Company's discussion of recent accounting and regulatory pronouncements can be found in Note 1 of the Company's consolidated financial statements.

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company's transactions are denominated in US dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.
                           -- ----

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

During fiscal 2004 the level of market interest rates remained low due to the Federal Reserve's accommodative monetary policy and the weakness in the national economy. Geopolitical tensions, rising energy prices, moderate job creation and reduced corporate earnings have all contributed to a slow economic recovery. As economic conditions improve, we anticipate an eventual rise in market interest rates. The Federal Open Market Committee increased its intended federal funds rate by twenty-five basis points at both their June 30 and August 10, 2004 meetings.

Due to the sustained decline in market interest rates, the Company's loan, investment and mortgage-backed securities portfolios continued to experience much higher than anticipated levels of prepayments. Principal repayments on the Company's loan, investment and mortgage-backed securities portfolios totaled $47.4 million, $199.5 million and $137.0 million respectively. In response to higher levels of liquidity the Company continued to rebalance its loan, investment and mortgage-backed securities portfolios. Due to the low level of market interest rates, the Company continued to reduce its portfolio of long-term fixed rate mortgages while continuing to offer consumer home equity and construction loans. The Company began to purchase callable U. S. Government Agency bonds in order to earn a higher return while limiting interest rate risk within the portfolio. Within the mortgage-backed securities portfolio, the Company aggressively purchased floating rate securities in order to provide current income and protection against an eventual rise in market interest rates. Each of the aforementioned strategies also helped to better the interest-rate and liquidity risks associated with the Savings Bank's customers liquidity preference for shorter term deposit products.

The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company has continued to offer multi-family, commercial real estate, land acquisition and development and shorter-term construction loans, primarily on residential properties, to increase interest income while limiting interest rate risk. The Company has also emphasized higher yielding home equity and small business loans to existing customers and seasoned prospective customers.

As of June 30, 2004, the implementation of these asset and liability management initiatives resulted in the following:

     1) the Company's liquidity profile remains strong with $123.2 million callable within 3 months, $54.5 million being callable with 3 to 6 months and $ 51.6 million being callable with 6 to 12 months. Based upon current market conditions, management anticipates that a substantial portion of the investments will be called within the above time intervals.

     2)   $55.0  million  or  19.6%  of  the  Company's   investment   portfolio
          (including FHLB stock) was comprised of floating rate bonds which will reprice quarterly within one year;

     3) $162.3 million or 57.7% of the Company's investment portfolio (including FHLB stock) was comprised of U.S. Government Agency Step-up bonds which will reprice from initial rates of 3.35% - 5.42% and increase to 7.00% within two years;

     4) $15.1 million or 5.4% of the Company's investment portfolio (including FHLB stock) was comprised of investment grade corporate bonds with remaining maturities of less than one year;

     5) $69.3 million or 91.7% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were comprised of floating rate instruments that reprice on a monthly basis;

     6) the maturity distribution of the Company's borrowings is as follows: less than 1 year: $91.6 million or 38.0%; 1-3 years: $4.2 or 1.7%; 3-5 years:  $13.5 million or 5.6%; over 5 years:  $132.1 million or 54.7%;
          and

     7) an aggregate of $33.7 million or 49.6% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months.

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

                                                                 June 30,
                                                 -----------------------------------------
                                                    2004            2003            2002
                                                 ---------       ---------       ---------
                                                         (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                     $ 288,451       $ 262,782       $ 252,467
Interest-bearing liabilities maturing or
   repricing within one year                       171,655         133,418         142,823
                                                 ---------       ---------       ---------
Interest sensitivity gap                         $ 116,796       $ 129,364       $ 109,644
                                                 =========       =========       =========
Interest sensitivity gap as a percentage of
   total assets                                       26.9%           35.2%           27.1%
Ratio of assets to liabilities
   maturing or repricing within one year             168.0%          197.0%          176.8%

During fiscal 2004, the Company managed its one year interest sensitivity gap by: (1) limiting the portfolio origination of long-term fixed rate mortgages;
(2) emphasizing loans with shorter terms or repricing frequencies; (3) purchasing investments with maturities/repricing dates within 2 years; and (4) purchasing floating rate CMO's which reprice on a monthly basis.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2004. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.


                                                              Cummulative Stressed Repricing Gap
                                                              ----------------------------------

                            Month 3         Month 6        Month 12        Month 24         Month 36      Month 60        Long Term
                            -------         -------        --------        --------         --------      --------        ---------
                                                                       (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
 Gap ($'s)                  (10,549)        (11,549)        (24,679)        (62,693)        (79,788)       (92,251)         26,444
% of Total
  Assets                       -2.4%           -2.7%           -5.7%          -14.4%          -18.4%         -21.3%             6.1%
Base Case Up 100 bp
-------------------
Cummulative
 Gap ($'s)                   43,923          43,249          45,505          10,411          51,697         78,439          26,444
% of Total
  Assets                       10.1%           10.0%           10.5%            2.4%           11.9%          18.1%            6.1%
Base Case No Change
-------------------
Cummulative
 Gap ($'s)                   96,304          99,518         116,796         194,004         183,364        164,885          26,444
% of Total
  Assets                       22.2%           22.9%           26.9%           44.7%           42.2%          38.0%            6.1%
Base Case Down 100 bp
---------------------
Cummulative
 Gap ($'s)                  115,093         120,934         141,000         204,736         192,403        169,095          26,444
% of Total
  Assets                       26.5%           27.9%           32.5%           47.2%           44.3%          39.0%            6.1%
Base Case Down 200 bp
---------------------
Cummulative
 Gap ($'s)                  134,210         172,340         208,637         209,726         194,428        169,285          26,444
% of Total
 Assets                        30.9%           39.7%           48.1%           48.3%           44.8%          39.0%            6.1%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates and the estimated impact on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2004 and June 30, 2003.


                                                     Analysis of Sensitivity to Changes in Market Interest Rates
                                                     -----------------------------------------------------------

                                                              Modeled Change in Market Interest Rates
                           --------------------------------------------------------------------------------------------------------
                                             June 30, 2004                                          June 30, 2003
                           --------------------------------------------------    --------------------------------------------------
Estimated impact on:         -200     -100         0         +100      +200       -200        -100       0        +100       +200
-------------------        -------   -------    -------    -------    -------    -------    -------   -------    -------    -------
Change in net               -44.9%    -20.6%      0.00%      38.8%      64.4%     -47.6%     -35.0%     0.00%      24.8%      46.8%
interest income

Return on average            0.33%     4.01%      7.00%     12.39%     15.78%      0.31%      1.88%     6.16%      9.08%     11.62%
equity

Return on average            0.02%     0.29%      0.51%      0.92%      1.19%      0.02%      0.14%     0.47%      0.70%      0.91%
assets

Market value of           $16,255   $21,386    $27,424    $26,957    $20,079    $(4,248)   $ 5,191   $13,582    $19,086    $22,309
equity (in thousands)

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2004.

                                  Anticipated Transactions
             -------------------------------------------------------------------
                                                          (Dollars in Thousands)

             Undisbursed construction and development loans
                   Fixed rate                                    $   2,719
                                                                      5.58%

                   Adjustable rate                               $   7,237
                                                                      4.95%

             Undisbursed lines of credit
                   Adjustable rate                               $   6,015
                                                                      4.80%

             Loan origination commitments
                   Fixed rate                                    $     571
                                                                      6.58%

                   Adjustable rate                               $   2,095
                                                                      6.21%

             Letters of credit
                   Adjustable rate                               $   1,576
                                                                      5.01%
                                                                 ---------
                                                                 $  20,213
                                                                 =========

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass A.C.
----------------------
Wexford, PA
July 30, 2004

                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except per share data)

                                                                                           June 30,
                                                                                    2004               2003
                                                                                 ----------         ----------
ASSETS
     Cash and due from banks                                                     $      769         $      921
     Interest-earning demand deposits                                                 2,285              1,894
                                                                                 ----------         ----------
     Total cash and cash equivalents                                                  3,054              2,815
     Trading securities                                                                 993                 --
     Investment securities available for sale (amortized
       cost of $4,113 and $25,310)                                                    4,416             25,641
     Investment securities held to maturity (market value
       of $271,103 and $126,036)                                                    269,173            121,841
     Mortgage-backed securities available for sale
       (amortized cost of $3,234 and $4,219)                                          3,357              4,387
     Mortgage-backed securities held to maturity
       (market value of $72,099 and $107,914)                                        72,233            107,492
     Net loans receivable (allowance for loan losses of
       $1,370 and $2,530)                                                            67,968             91,669
     Accrued interest receivable                                                      2,456              2,800
     Federal Home Loan Bank stock, at cost                                            7,532              7,797
     Premises and equipment                                                           1,077              1,231
     Other assets                                                                     1,365              1,515
                                                                                 ----------         ----------

           TOTAL ASSETS                                                          $  433,624         $  367,188
                                                                                 ==========         ==========

LIABILITIES
     Deposits                                                                    $  160,563         $  170,926
     Federal Home Loan Bank advances                                                149,736            153,390
     Other borrowings                                                                91,639              9,453
     Accrued interest payable                                                         1,197              1,449
     Other liabilities                                                                1,290              1,352
                                                                                 ----------         ----------
TOTAL LIABILITIES                                                                   404,425            336,570
                                                                                 ----------         ----------

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 5,000,000 shares authorized;
       none outstanding                                                                  --                 --
     Common stock, par value $.01; 10,000,000 shares authorized;
       3,762,968 and 3,736,750 shares issued                                             38                 37
     Additional paid-in capital                                                      20,727             20,212
     Treasury stock (1,296,544 and 1,153,591 shares at cost)                        (19,377)           (16,767)
     Retained earnings - substantially restricted                                    27,535             26,857
     Accumulated other comprehensive income                                             281                329
     Unallocated shares - Recognition and Retention Plans                                (5)               (50)
                                                                                 ----------         ----------
TOTAL STOCKHOLDERS' EQUITY                                                           29,199             30,618
                                                                                 ----------         ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $  433,624         $  367,188
                                                                                 ==========         ==========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)

                                                                      Year Ended June 30,
                                                           2004                2003             2002
                                                        -----------        -----------       -----------
INTEREST AND DIVIDEND INCOME
     Loans                                              $     5,180        $     9,524       $    13,242
     Investment securities                                    8,350              6,590             6,735
     Mortgage-backed securities                               2,347              2,854             3,341
     Interest-earning demand deposits                             9                 11                10
     Federal Home Loan Bank stock                               120                252               432
                                                        -----------        -----------       -----------
         Total interest and dividend income                  16,006             19,231            23,760
                                                        -----------        -----------       -----------

INTEREST EXPENSE
     Deposits                                                 2,321              3,312             5,082
     Federal Home Loan Bank advances                          8,120              8,224             8,635
     Other borrowings                                           546                274               308
                                                        -----------        -----------       -----------
         Total interest expense                              10,987             11,810            14,025
                                                        -----------        -----------       -----------

NET INTEREST INCOME                                           5,019              7,421             9,735
Provision (recovery) for loan losses                           (794)              (228)               57
                                                        -----------        -----------       -----------
NET INTEREST INCOME AFTER PROVISION
     (RECOVERY) FOR LOAN LOSSES                               5,813              7,649             9,678
                                                        -----------        -----------       -----------

NONINTEREST INCOME
     Service charges on deposits                                385                361               403
     Investment securities gains                                 20                 64                --
     Other                                                      310                300               284
                                                        -----------        -----------       -----------
         Total noninterest income                               715                725               687
                                                        -----------        -----------       -----------

NONINTEREST EXPENSE
     Salaries and employee benefits                           1,992              2,240             2,448
     Occupancy and equipment                                    433                398               375
     Data processing                                            231                221               190
     Correspondent bank charges                                 142                152               163
     Other                                                      809                945               928
                                                        -----------        -----------       -----------
         Total noninterest expense                            3,607              3,956             4,104
                                                        -----------        -----------       -----------

Income before income taxes                                    2,921              4,418             6,261

Income taxes                                                    619              1,070             1,813
                                                        -----------        -----------       -----------

NET INCOME                                              $     2,302        $     3,348       $     4,448
                                                        ===========        ===========       ===========

EARNINGS PER SHARE:
     Basic                                              $      0.91        $      1.28       $      1.63
     Diluted                                                   0.90               1.28              1.63

AVERAGE SHARES OUTSTANDING:
     Basic                                                2,535,796          2,617,576         2,723,891
     Diluted                                              2,544,404          2,624,395         2,732,491

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands, except per share data)

                                                                                              Retained
                                                                   Additional                 Earnings-
                                                        Common       Paid-in     Treasury  Substantially
                                                        Stock        Capital       Stock     Restricted
                                                        ------     ----------    --------  -------------
Balance June 30, 2001                                   $   37      $ 19,742    $(13,589)     $ 22,478

Comprehensive income:
  Net income                                                                                     4,448
  Unrealized gain on available-
    for-sale securities, net of
    taxes of $48
Tax benefit from stock grants issued
  under RRPs                                                              54
Accrued compensation expense for RRPs
Exercise of stock options                                                241
Purchase of treasury stock                                                        (1,544)
Cash dividends declared ($0.64 per share)                                                       (1,743)
                                                        ------      --------    --------      --------

Balance June 30, 2002                                       37        20,037     (15,133)       25,183
Comprehensive income:
  Net income                                                                                     3,348
  Unrealized gain on available-
    for-sale securities, net of
    taxes of $66
Tax benefit from stock grants issued
  under RRPs                                                             104
Accrued compensation expense for RRPs
Exercise of stock options                                                 71
Purchase of treasury stock                                                        (1,634)
Cash dividends declared ($0.64 per share)                                                       (1,674)
                                                        ------      --------    --------      --------

Balance June 30, 2003                                       37        20,212     (16,767)       26,857

Comprehensive income:
  Net income                                                                                     2,302
  Unrealized loss on available
    for sale securities, net of tax benefit of $25
Tax benefit from stock grants issued
  under RRPs                                                              27
Accrued compensation expense for RRPs
Cancellation of unallocated RRP shares
Exercise of stock options                                    1           488
Purchase of treasury stock                                                        (2,610)
Cash dividends declared ($0.64 per share)                                                       (1,624)
                                                        ------      --------    --------      --------
Balance June 30, 2004                                   $   38      $ 20,727    $(19,377)     $ 27,535
                                                        ======      ========    ========      ========

                                                                          Accumulated
                                                           Unallocated       Other
                                                           Shares Held   Comprehensive
                                                              by RRP      Income (Loss)      Total
                                                           -----------   -------------     --------
Balance June 30, 2001                                       $   (131)       $    108       $ 28,645

Comprehensive income:
  Net income                                                                                  4,448
  Unrealized gain on available-
    for-sale securities, net of
    taxes of $48                                                                  93             93
Tax benefit from stock grants issued
  under RRPs                                                                                     54
Accrued compensation expense for RRPs                             59                             59
Exercise of stock options                                                                       241
Purchase of treasury stock                                                                   (1,544)
Cash dividends declared ($0.64 per share)                                                    (1,743)
                                                            --------        --------       --------

Balance June 30, 2002                                            (72)            201         30,253
Comprehensive income:
  Net income                                                                                  3,348
  Unrealized gain on available-
    for-sale securities, net of
    taxes of $66                                                                 128            128
Tax benefit from stock grants issued
  under RRPs                                                                                    104
Accrued compensation expense for RRPs                             22                             22
Exercise of stock options                                                                        71
Purchase of treasury stock                                                                   (1,634)
Cash dividends declared ($0.64 per share)                                                    (1,674)
                                                            --------        --------       --------

Balance June 30, 2003                                            (50)            329         30,618

Comprehensive income:
  Net income                                                                                  2,302
  Unrealized loss on available
    for sale securities, net of tax benefit of $25                               (48)           (48)
Tax benefit from stock grants issued
  under RRPs                                                                                     27
Accrued compensation expense for RRPs                              5                              5
Cancellation of unallocated RRP shares                            40                             40
Exercise of stock options                                                                       489
Purchase of treasury stock                                                                   (2,610)
Cash dividends declared ($0.64 per share)                                                    (1,624)
                                                            --------        --------       --------
Balance June 30, 2004                                       $     (5)       $    281       $ 29,199
                                                            ========        ========       ========

        See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                                           Year Ended June 30,
                                                                                   2004            2003            2002
                                                                                ---------       ---------       ---------
OPERATING ACTIVITIES
     Net income                                                                 $   2,302       $   3,348       $   4,448
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision (recovery) for loan losses                                       (794)           (228)             57
          Depreciation                                                                188             156             123
          Investment securities gains                                                 (20)            (64)             --
          Amortization of discounts, premiums, and
            deferred loan fees                                                      1,166           3,205             766
          Purchase of trading securities                                             (999)             --              --
          Deferred income taxes                                                       171              43             (93)
          Decrease (increase) in accrued interest receivable                          344           1,103             (66)
          Decrease in accrued interest payable                                       (252)           (249)           (743)
          Other, net                                                                   20            (263)             11
                                                                                ---------       ---------       ---------
             Net cash provided by operating activities                              2,126           7,051           4,503
                                                                                ---------       ---------       ---------
INVESTING ACTIVITIES
     Available for sale:
          Purchase of investment and mortgage-backed
            securities                                                            (23,890)        (25,836)        (29,454)
          Proceeds from repayments of investment and
            mortgage-backed securities                                             45,852          10,313          24,793
          Proceeds from sales of investment and
            mortgage-backed securities                                                251             639              --
     Held to maturity:
          Purchase of investment and mortgage-backed
            securities                                                           (401,567)       (259,234)       (296,854)
          Proceeds from repayments of investment and
            mortgage-backed securities                                            288,489         246,069         260,973
     Net decrease in net loans receivable                                          23,751          61,131          31,520
     Purchase of Federal Home Loan Bank stock                                      (1,584)         (1,021)           (131)
     Redemption of Federal Home Loan Bank stock                                     1,849           1,505              --
     Acquisition of premises and equipment                                            (34)           (391)           (118)
     Other, net                                                                       572             220             180
                                                                                ---------       ---------       ---------

            Net cash provided by (used for) investing activities                  (66,311)         33,395          (9,091)
                                                                                ---------       ---------       ---------
FINANCING ACTIVITIES
     Net decrease in deposits                                                     (10,363)         (6,746)         (3,667)
     Net increase (decrease) in Federal Home Loan Bank short-term advances         (3,875)          3,875         (14,836)
     Net increase (decrease) in other borrowings                                   82,186         (24,278)         13,071
     Proceeds from Federal Home Loan Bank long-term advances                          500             578          23,279
     Repayments of Federal Home Loan Bank long-term advances                         (279)        (11,000)        (10,000)
     Net proceeds from exercise of stock options                                      489              71             212
     Cash dividends paid                                                           (1,624)         (1,674)         (1,743)
     Purchase of treasury stock                                                    (2,610)         (1,634)         (1,544)
                                                                                ---------       ---------       ---------
            Net cash provided by (used for) financing activities                   64,424         (40,808)          4,772
                                                                                ---------       ---------       ---------
Increase (decrease) in cash and cash equivalents                                      239            (362)            184
CASH AND CASH EQUIVALENTS AT BEGINNING
     OF YEAR                                                                        2,815           3,177           2,993
                                                                                ---------       ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $   3,054       $   2,815       $   3,177
                                                                                =========       =========       =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
     Interest                                                                   $  11,238       $  12,059       $  14,768
     Taxes                                                                            363           1,049           1,735

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

     Basis of Presentation
     ---------------------

     The consolidated financial statements include the accounts of WVS and its wholly owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform to accounting principles generally accepted in the United States of America. The Company's fiscal year-end for financial reporting is June 30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

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

     Investment and Mortgage-Backed Securities
     -----------------------------------------

     Investment securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management's ability and intent. Debt and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other debt, equity, and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution, which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying Consolidated Balance Sheet.

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Trading Securities
     ------------------

     Trading securities are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities are stated at fair value. Realized and unrealized gains and losses are included in noninterest income as investment securities gains.

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

     Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from 7 to 15 years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

     As permitted under Statement of Financial Accounting Standards ("FAS") No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, in accounting for stock-based awards to employees. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options granted under these plans consistent with FAS No. 123, pro forma net income and earnings per share would not have been materially different than that presented on the Consolidated Statement of Income.

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Comprehensive Income
     --------------------

     The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of the Consolidated Statement of Stockholders' Equity.

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

     Recent Accounting Pronouncements
     --------------------------------

     In December 2003 the Financial Accounting Standards Board ("FASB") revised FAS No. 132, Employers' Disclosures About Pension and Other Postretirement Benefit. This statement retains the disclosures required by FAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from FAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003. The adoption of this statement did not have a material effect on the Company's disclosure requirements.

     In April 2003 the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No.
     133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133, Implementation Issues, that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

(In thousands, except per share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Recent Accounting Pronouncements (Continued)
     --------------------------------

     In May 2003 the FASB issued FAS No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Company's reported equity.

     In January 2003 the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities, and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October 2003 the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company's financial position or results of operations.

2.   EARNINGS PER SHARE

     The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

                                                           2004             2003              2002
                                                        ----------       ----------       ----------
      Weighted-average common shares
           issued                                        3,747,821        3,731,949        3,718,640

      Average treasury stock shares                     (1,212,025)      (1,114,373)        (994,749)
                                                        ----------       ----------       ----------

      Weighted-average common shares and
           common stock equivalents used to
           calculate basic earnings per share            2,535,796        2,617,576        2,723,891

      Additional common stock equivalents
           (stock options) used to calculate
           diluted earnings per share                        8,608            6,819            8,600
                                                        ----------       ----------       ----------

      Weighted-average common shares and
           common stock equivalents used
           to calculate diluted earnings per share       2,544,404        2,624,395        2,732,491
                                                        ==========       ==========       ==========

(In thousands, except per share data)

2.   EARNINGS PER SHARE (Continued)

     There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

3.   COMPREHENSIVE INCOME

     Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                                               2004          2003         2002
                                                                            ---------     ---------    ---------
      Net Income                                                            $   2,302     $   3,348    $   4,448
      Other comprehensive income:
            Unrealized gains (losses) on available-for-sale securities            (93)          258          141
            Less: Reclassification adjustment for gain included
                     in net income                                                 20            64           --
                                                                            ---------     ---------    ---------
      Other comprehensive income (loss) before tax                                (73)          194          141
      Income tax expense (benefit) related to other
            comprehensive income (loss)                                           (25)           66           48
                                                                            ---------     ---------    ---------
      Other comprehensive income (loss), net of tax                               (48)          128           93
                                                                            ---------     ---------    ---------
      Comprehensive income                                                  $   2,254     $   3,476    $   4,541
                                                                            =========     =========    =========

4.   INVESTMENT SECURITIES

     The amortized cost and estimated market values of investments are as follows:

                                                                  Gross          Gross          Estimated
                                                Amortized      Unrealized      Unrealized         Market
                                                   Cost           Gains          Losses           Value
                                               ----------      ----------      ----------       ----------
      2004
      ----
      AVAILABLE FOR SALE
      Corporate debt securities                $    2,532      $       18      $       --       $    2,550
      Equity securities                             1,581             313             (28)           1,866
                                               ----------      ----------      ----------       ----------

           Total                               $    4,113      $      331      $      (28)      $    4,416
                                               ==========      ==========      ==========       ==========

      HELD TO MATURITY
      U.S. Government agency securities        $  223,808      $    1,176      $     (864)      $  224,120
      Corporate debt securities                    13,772              16              --           13,788
      Obligations of states and political
        subdivisions                               31,593           1,641             (39)          33,195
                                               ----------      ----------      ----------       ----------

           Total                               $  269,173      $    2,833      $     (903)      $  271,103
                                               ==========      ==========      ==========       ==========

(In thousands, except per share data)

4.   INVESTMENT SECURITIES (Continued)

                                                                Gross         Gross       Estimated
                                                Amortized    Unrealized    Unrealized       Market
                                                  Cost          Gains        Losses         Value
                                               ----------    ----------    ----------     ----------
      2003
      ----
      AVAILABLE FOR SALE
      Preferred trust securities               $      128    $        3    $       --     $      131
      Corporate debt securities                     7,428            62            (2)         7,488
      Obligations of states and political
        subdivisions                                1,000            --            --          1,000
      Commercial paper                             15,442            --            (1)        15,441
      Equity securities                             1,312           269            --          1,581
                                               ----------    ----------    ----------     ----------

           Total                               $   25,310    $      334    $       (3)    $   25,641
                                               ==========    ==========    ==========     ==========

      HELD TO MATURITY
      U.S. Government agency securities        $   24,097    $      601    $       --     $   24,698
      Corporate debt securities                    66,978           487            (6)        67,459
      Commercial paper                              1,099            --            --          1,099
      Obligations of states and political
        subdivisions                               29,667         3,113            --         32,780
                                               ----------    ----------    ----------     ----------

           Total                               $  121,841    $    4,201    $       (6)    $  126,036
                                               ==========    ==========    ==========     ==========

     In 2004 the Company recorded realized investment security gains, and unrealized holding gains and losses for trading securities, of $20. Proceeds from sales of investment securities during 2004 were $251.

     The amortized cost and estimated market values of debt securities at June 30, 2004, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                         Due in       Due after     Due after
                                        one year     one through   five through   Due after
                                        or less      five years     ten years     ten years       Total
                                        --------     -----------   ------------   ---------      --------
      AVAILABLE FOR SALE
         Amortized cost                 $  2,532      $      --      $     --      $     --      $  2,532
         Estimated market value            2,550             --            --            --         2,550

      HELD TO MATURITY
         Amortized cost                 $ 14,073      $      --      $  2,062      $253,038      $269,173
         Estimated market value           14,088             --         2,200       254,815       271,103

     Investment securities with amortized costs of $138,899 and $17,624 and estimated market values of $139,411 and $18,009 at June 30, 2004 and 2003, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

(In thousands, except per share data)

5.   MORTGAGE-BACKED SECURITIES

     The  amortized  cost  and  estimated   market  values  of   mortgage-backed
     securities are as follows:

                                                                 Gross           Gross           Estimated
                                                Amortized      Unrealized      Unrealized          Market
                                                  Cost           Gains           Losses            Value
                                               ----------      ----------      ----------       ----------
      2004
      ----
      AVAILABLE FOR SALE

      Fannie Mae                               $      686      $       37      $       --       $      723
      Government National Mortgage
        Association certificates                    2,411              80              (1)           2,490
      Freddie Mac                                      45               1              --               46
      Collateralized mortgage obligations              92               6              --               98
                                               ----------      ----------      ----------       ----------
           Total                               $    3,234      $      124      $       (1)      $    3,357
                                               ==========      ==========      ==========       ==========

      HELD TO MATURITY

      Fannie Mae                               $       19      $       --      $       --       $       19
      Government National Mortgage
        Association certificates                      591              42              --              633
      Freddie Mac                                      17              --              --               17
      Collateralized mortgage obligations          71,606             117            (293)          71,430
                                               ----------      ----------      ----------       ----------
           Total                               $   72,233      $      159      $     (293)      $   72,099
                                               ==========      ==========      ==========       ==========

                                               -----------------------------------------------------------
                                                                 Gross           Gross           Estimated
                                                Amortized      Unrealized      Unrealized          Market
                                                  Cost           Gains           Losses            Value
                                               ----------      ----------      ----------       ----------
      2003
      ----
      AVAILABLE FOR SALE
      Fannie Mae                               $    1,494      $       78      $       --       $    1,572
      Government National Mortgage
        Association certificates                    2,510              70              --            2,580
      Freddie Mac                                      47               3              --               50
      Collateralized mortgage obligations             168              17              --              185
                                               ----------      ----------      ----------       ----------
           Total                               $    4,219      $      168      $       --       $    4,387
                                               ==========      ==========      ==========       ==========

      HELD TO MATURITY
      Fannie Mae                               $       29      $        1      $       --       $       30
      Government National Mortgage
        Association certificates                    2,603              81             (17)           2,667
      Freddie Mac                                      36              --              --               36
      Collateralized mortgage obligations         104,824             392             (35)         105,181
                                               ----------      ----------      ----------       ----------
           Total                               $  107,492      $      474      $      (52)      $  107,914
                                               ==========      ==========      ==========       ==========

(In thousands, except per share data)

5.   MORTGAGE-BACKED SECURITIES (Continued)

     The amortized cost and estimated market value of mortgage-backed securities at June 30, 2004, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Due in       Due after        Due after
                                        one year     one through      five through      Due after
                                        or less       five years        ten years       ten years      Total
                                        --------      ----------      ------------      ---------     -------
      AVAILABLE FOR SALE
         Amortized cost                 $    --         $    18         $     --         $ 3,216      $ 3,234
         Estimated market value              --              18               --           3,339        3,357

      HELD TO MATURITY
         Amortized cost                 $    --         $    26         $     --         $72,207      $72,233
         Estimated market value              --              26               --          72,073       72,099

     At June 30, 2004 and 2003, mortgage-backed securities with an amortized cost of $65,496 and $67,746 and estimated market values of $65,486 and $68,179, were pledged to secure borrowings with the Federal Home Loan Bank.

6.   UNREALIZED LOSSES ON SECURITIES

     The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2004.

                                         Less than Twelve Months     Twelve Months or Greater                Total
                                       -------------------------------------------------------     ------------------------
                                        Estimated        Gross       Estimated        Gross        Estimated        Gross
                                          Market      Unrealized       Market       Unrealized       Market      Unrealized
                                          Value         Losses         Value          Losses         Value         Losses
                                        ---------     ----------     ---------      ----------     ---------     ----------
      U.S. government agencies
        securities                      $ 84,084       $    864       $     --       $     --       $ 84,084       $    864
      Obligations of states and
        political subdivisions             1,312             39             --             --          1,312             39
      Government National Mortgage
        Association certificates              40              1             --             --             40              1
      Collateralized mortgage             60,419            290            348              3         60,767            293
        obligations
      Equity securities                      972             28             --             --            972             28
                                        --------       --------       --------       --------       --------       --------
           Total                        $146,827       $  1,222       $    348       $      3       $147,175       $  1,225
                                        ========       ========       ========       ========       ========       ========

The policy of the Company is to recognize an other than temporary impairment on equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. The Company reviews its position

(In thousands, except per share data)

6.   UNREALIZED LOSSES ON SECURITIES (Continued)

     quarterly and has asserted that at June 30, 2004, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities either to maturity or to allow a market recovery.

     The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.

7.    NET LOANS RECEIVABLE

                                                                 2004           2003
                                                              ----------     ----------
      First mortgage loans:
           1 - 4 family dwellings                             $   25,825     $   43,255
           Construction                                           18,070         16,942
           Land acquisition and development                        7,947          7,437
           Multi-family dwellings                                  4,761          5,196
           Commercial                                              9,950         17,949
                                                              ----------     ----------
                                                                  66,553         90,779
                                                              ----------     ----------
      Consumer loans:
           Home equity                                             7,086          8,006
           Home equity lines of credit                             3,932          4,368
           Other                                                     870          1,069
                                                              ----------     ----------
                                                                  11,888         13,443
                                                              ----------     ----------

      Commercial loans                                               968          1,499
                                                              ----------     ----------

      Less:
           Undisbursed construction and land development           9,956         11,348
           Net deferred loan fees                                    115            174
           Allowance for loan losses                               1,370          2,530
                                                              ----------     ----------
                                                                  11,441         14,052
                                                              ----------     ----------

      Net loans receivable                                    $   67,968     $   91,669
                                                              ==========     ==========

Major classifications of loans are summarized as follows:

The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. At June 30, 2004 and 2003, the Company had approximately $15 million and $12 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company has a diversified loan portfolio at June 30, 2004 and 2003, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

(In thousands, except per share data)

7.   NET LOANS RECEIVABLE (Continued)

     Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

                                                            2004            2003            2002
                                                         ----------      ----------      ----------
      Principal outstanding                              $    2,181      $    3,481      $    5,044
                                                         ----------      ----------      ----------
      Interest income that would
        have been recognized                                    123             256             408
      Interest income recognized                                 94              26             162
                                                         ----------      ----------      ----------
      Interest income foregone                           $       29      $      230      $      246
                                                         ==========      ==========      ==========

      The following table is a summary of the loans considered to be impaired as of June 30:

                                                            2004             2003           2002
                                                         ----------      ----------      ----------
      Impaired loans with an allocated allowance         $    1,900      $    3,423      $    3,600
      Impaired loans without an allocated allowance              --              --              --
                                                         ----------      ----------      ----------
         Total impaired loans                            $    1,900      $    3,423      $    3,600
                                                         ==========      ==========      ==========
      Allocated allowance on impaired loans              $      762      $    1,816      $    1,764
      Average impaired loans                                  1,836           3,441           3,586
      Income recognized on impaired loans                        89              23             116

     Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

                                                            2004              2003
                                                         ----------       ----------
      Balance, July 1                                    $      535       $      822
           Additions                                            101               49
           Amounts collected                                   (320)            (336)
                                                         ----------       ----------
      Balance, June 30                                   $      316       $      535
                                                         ==========       ==========

8.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses are as follows:

                                                            2004            2003            2002
                                                         ----------      ----------      ----------
      Balance, July 1                                    $    2,530      $    2,758      $    2,763
      Add:
           Provision (recovery) for loan losses                (794)           (228)             57
           Recoveries                                           158              --               6
      Less:
           Loans charged off                                    524              --              68
                                                         ----------      ----------      ----------
      Balance, June 30                                   $    1,370      $    2,530      $    2,758
                                                         ==========      ==========      ==========

(In thousands, except per share data)

9.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:

                                                        2004             2003
                                                     ----------      ----------

      Investment and mortgage-backed securities      $    2,135      $    2,283
      Loans receivable                                      321             517
                                                     ----------      ----------

           Total                                     $    2,456      $    2,800
                                                     ==========      ==========

10.  FEDERAL HOME LOAN BANK STOCK

     The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 70 basis points of the outstanding unused FHLB borrowing capacity and one-twentieth of its outstanding FHLB borrowings, as calculated throughout the year.

11.  PREMISES AND EQUIPMENT

     Major classifications of premises and equipment are summarized as follows:

                                                         2004            2003
                                                      ----------      ----------

      Land and improvements                           $      264      $      264
      Buildings and improvements                           2,024           2,024
      Furniture, fixtures, and equipment                   1,069           1,069
                                                      ----------      ----------
                                                           3,357           3,357
      Less accumulated depreciation                        2,280           2,126
                                                      ----------      ----------
           Total                                      $    1,077      $    1,231
                                                      ==========      ==========

     Depreciation charged to operations was $188, $156, and $123, for the years ended June 30, 2004, 2003, and 2002, respectively.

(In thousands, except per share data)

12.  DEPOSITS

     Deposit accounts are summarized as follows:

                                                   2004                             2003
                                         --------------------------       --------------------------
                                                         Percent of                       Percent of
                                           Amount         Portfolio         Amount         Portfolio
                                         ----------      ----------       ----------      ----------
      Non-interest-earning checking      $   10,996             6.8%      $   11,302             6.6%
      Interest-earning checking              22,897            14.3           19,215            11.2
      Savings accounts                       45,837            28.5           44,152            25.8
      Money market accounts                  14,226             8.9           14,691             9.0
      Advance payments by borrowers
         for taxes and insurance              1,245             0.7            1,610             0.8
                                         ----------      ----------       ----------      ----------
                                             95,201            59.2           90,970            53.4
                                         ----------      ----------       ----------      ----------
      Savings certificates:
           2.00% or less                     38,528            24.0           34,419            20.1
           2.01 - 4.00%                      16,875            10.5           27,443            16.0
           4.01 - 6.00%                       8,604             5.4           15,685             9.1
           6.01 - 8.00%                       1,355             0.9            2,409             1.4
                                         ----------      ----------       ----------      ----------
                                             65,362            40.8           79,956            46.6
                                         ----------      ----------       ----------      ----------

           Total                         $  160,563           100.0%      $  170,926           100.0%
                                         ==========      ==========       ==========      ==========

     The maturities of savings certificates at June 30, 2004, are summarized as follows:

      Within one year                                                  $  39,766
      Beyond one year but within two years                                12,301
      Beyond two years but within three years                              5,435
      Beyond three years                                                   7,860
                                                                       ---------

           Total                                                       $  65,362
                                                                       =========

     Savings certificates with balances of $100,000 or more amounted to $6,944 and $14,161 on June 30, 2004 and 2003, respectively.

     Interest expense by deposit category for the years ended June 30 are as follows:

                                                      2004            2003            2002
                                                   ----------      ----------      ----------
      Interest-earning checking accounts           $       47      $       66      $       94
      Savings accounts                                    334             509             735
      Money market accounts                               109             183             257
      Savings certificates                              1,831           2,554           3,996
      Advance payments by borrowers for taxes
        and insurance                                      15              24              33
                                                   ----------      ----------      ----------

           Total                                   $    2,336      $    3,336      $    5,115
                                                   ==========      ==========      ==========

(In thousands, except per share data)

13.  FEDERAL HOME LOAN BANK ADVANCES

          The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                             Weighted        Stated interest
                       Maturity range         average          rate range
 Description          from        to       interest rate     from         to            2004                 2003
-----------         --------   --------    -------------     -----       -----     --------------       ------------
Convertible         02/20/08   06/22/16        5.35%         2.86%       6.10%     $      144,500       $    144,500
Fixed rate          03/16/06   05/03/10        4.97          2.91        5.43               5,236              5,015
                                                                                   --------------       ------------

                                                                                   $      149,736       $    149,515
                                                                                   ==============       ============

          Maturities of FHLB long-term advances at June 30, 2004, are summarized as follows:

                                                                    Weighted-
                Maturing During                                      average
               Fiscal Year Ended                                    Interest
                    June 30:                   Amount                 Rate
               -----------------            ----------              --------
                      2006                  $    4,157                5.42%
                      2008                       3,000                5.48
                      2009                       5,500                5.16
              2010 and thereafter              137,079                5.34
                                            ----------

                     Total                  $  149,736                5.34%
                                            ==========

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

     The Company, also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                                        2004            2003
                                                                   ------------     ------------
FHLB revolving and short-term advances:
     Ending balance                                                $         --     $      3,875
     Average balance during the year                                        336            1,149
     Maximum month-end balance during the year                            2,250           14,350
     Average interest rate during the year                                 2.24%            1.64%
     Weighted-average rate at year-end                                       --%            1.35%

At June 30, 2004, the Company had remaining intermediate term (maturing within five years) borrowing capacity with the FHLB of approximately $61 million.

The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

(In thousands, except per share data)

14.  OTHER BORROWINGS

     Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $91,866 and $9,495 at June 30, 2004 and 2003, respectively, as collateral for the repurchase agreements as explained in
     Note 4. The following table presents information regarding other borrowings as of June 30:

                                                        2004            2003
                                                     ----------     ----------

      Ending balance                                 $   91,639     $    9,453
      Average balance during the year                    48,749         18,277
      Maximum month-end balance during the year          93,639         38,184
      Average interest rate during the year                1.12%          1.50%
      Weighted-average rate at year-end                    1.28%          1.23%

15.  COMMITMENTS AND CONTINGENT LIABILITIES

     Loan Commitments

     In the normal course of business, there are various commitments that are not reflected in the Bank's financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Various loan commitments totaling $20,213 and $19,340 at June 30, 2004 and 2003, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2004, contractually mature in less than one year.

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are composed primarily of the undisbursed portion of construction and land development loans (Note 6), residential, commercial real estate, and consumer loan originations.

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

     Litigation

     The Company is involved with various legal actions arising in the ordinary course of business. Management believes the outcome of these matters will have no material effect on the consolidated operations or financial condition of WVS.

(In thousands, except per share data)

16.  REGULATORY CAPITAL

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

     As of June 30, 2004 and 2003, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

     The Company's and Savings Bank's actual capital ratios are presented in the
     following  tables,   which  show  that  both  met  all  regulatory  capital
     requirements.

                                                                                June 30, 2004
                                                         ----------------------------------------------------------------
                                                                      WVS                             West View
                                                         ----------------------------       -----------------------------
                                                            Amount            Ratio             Amount             Ratio
                                                         -----------        ---------       ------------         --------
      Total Capital (to Risk-Weighted Assets)
      ---------------------------------------

      Actual                                             $    30,416          19.62%        $     27,524           17.98%
      To Be Well Capitalized                                  15,507          10.00               15,306           10.00
      For Capital Adequacy Purposes                           12,405           8.00               12,245            8.00

      Tier I Capital (to Risk-Weighted Assets)
      ----------------------------------------

      Actual                                             $    28,918          18.65%        $     26,155           17.09%
      To Be Well Capitalized                                   9,304           6.00                9,184            6.00
      For Capital Adequacy Purposes                            6,203           4.00                6,123            4.00

      Tier I Capital (to Average Total Assets)
      ----------------------------------------

      Actual                                             $    28,918           6.92%        $     26,155            6.30%
      To Be Well Capitalized                                  20,860           5.00               20,743            5.00
      For Capital Adequacy Purposes                           16,688           4.00               16,594            4.00

(In thousands, except per share data)

16.  REGULATORY CAPITAL (Continued)

                                                                                   June 30, 2003
                                                         ---------------------------------------------------------------
                                                                     WVS                              West View
                                                         ----------------------------       ----------------------------
                                                            Amount            Ratio            Amount             Ratio
                                                         -----------       ----------       -----------         --------
      Total Capital (to Risk-Weighted Assets)
      ---------------------------------------

      Actual                                             $    32,941          15.57%        $    27,738           13.38%
      To Be Well Capitalized                                  21,176          10.00              20,737           10.00
      For Capital Adequacy Purposes                           16,941           8.00              16,590            8.00

      Tier I Capital (to Risk-Weighted Assets)
      ----------------------------------------

      Actual                                             $    30,290          14.30%        $    25,202           12.15%
      To Be Well Capitalized                                  12,706           6.00              12,442            6.00
      For Capital Adequacy Purposes                            8,470           4.00               8,295            4.00

      Tier I Capital (to Average Total Assets)
      ----------------------------------------

      Actual                                             $    30,290           8.42%        $    25,202            7.07%
      To Be Well Capitalized                                  17,967           5.00              17,819            5.00
      For Capital Adequacy Purposes                           14,373           4.00              14,255            4.00

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

17.  STOCK BENEFIT PLANS

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

17.  STOCK BENEFIT PLANS (Continued)

     Stock Option Plan (Continued)

     The following table presents information related to the outstanding options:

                                      Officers' and                  Weighted-
                                        Employees'    Directors'      average
                                          Stock         Stock        Exercise
                                         Options       Options         Price
                                      -------------   ----------     ---------
      Outstanding, June 30, 2001          98,396        11,400       $   13.89

           Granted                            --         1,214           15.77
           Exercised                     (15,068)       (6,200)           9.96
           Forfeited                      (4,916)           --           15.63
                                         -------       -------
      Outstanding, June 30, 2002          78,412         6,414       $   14.80

           Granted                            --            --
           Exercised                      (4,992)       (1,200)          11.40
           Forfeited                          --            --
                                         -------       -------
      Outstanding, June 30, 2003          73,420         5,214       $   15.07

           Granted                            --            --
           Exercised                     (34,028)         (800)          15.19
           Forfeited                         (80)           --            5.00
                                         -------       -------

      Outstanding, June 30, 2004          39,312         4,414       $   14.99
                                         =======       =======

      Exercisable at year-end             39,312         4,414       $   14.99
                                         =======       =======

      Available for future grant              --            --
                                         =======       =======

     At June 30, 2004, for officers and employees there were 39,312 options outstanding, exercisable at a weighted-average exercise price of $15.03, and a weighted-average remaining contractual life of 3.84 years.

     There were also 4,414 options outstanding and exercisable for directors with a weighted-average exercise price of $14.70, and a weighted-average remaining contractual life of 5.33 years.

(In thousands, except per share data)

17.  STOCK BENEFIT PLANS (Continued)

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

     The RRP expired during 2004 and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders' equity over a four to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $5, $23, and $59 for the years ended June 30, 2004, 2003, and 2002.

     Employee Stock Ownership Plan ("ESOP")
     --------------------------------------

     WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100, $100, and $200 for the years ended June 30, 2004, 2003, and 2002, respectively. Total ESOP shares as of June 30, 2004 and 2003, were 226,839 and 219,865, respectively.

18.  DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

     Profit Sharing Plan

     The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2004, 2003, and 2002.

     Directors' Deferred Compensation Plan

     The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

     The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2004, 2003, and 2002, 39,539, 37,939, and
     48,311 shares, respectively, were held by the Plan.

(In thousands, except per share data)

19.  INCOME TAXES

     The provision for income taxes consists of:

                                                        2004           2003             2002
                                                    ----------      ----------      ----------
      Currently payable:
           Federal                                  $      366      $      794      $    1,667
           State                                            82             233             239
                                                    ----------      ----------      ----------
                                                           448           1,027           1,906
      Deferred                                             171              43             (93)
                                                    ----------      ----------      ----------

           Total                                    $      619      $    1,070      $    1,813
                                                    ==========      ==========      ==========

     The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                        2004            2003
                                                                     ----------      ----------
      Deferred tax assets:
           Allowance for loan losses                                 $      466      $      860
           Deferred compensation                                            270             314
           Accrued interest receivable on loans                             225             226
           Net operating loss carryforward                                   72              --
           Alternative minimum tax credit                                   174              --
                                                                     ----------      ----------
                   Total gross deferred tax assets                        1,207           1,400
                                                                     ----------      ----------

      Deferred tax liabilities:
           Bad debt reserve for tax reporting purposes                       --              19
           Net unrealized gain on securities available for sale             145             169
           Deferred origination fees, net                                   209             204
           Premises and equipment                                            67              75
                                                                     ----------      ----------
                   Total gross deferred tax liabilities                     421             467
                                                                     ----------      ----------

           Net deferred tax assets                                   $      786      $      933
                                                                     ==========      ==========

     No valuation allowance was established at June 30, 2004 and 2003, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

19.  INCOME TAXES (Continued)

     The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                                    2004                         2003                          2002
                                            ---------------------        ---------------------        ---------------------
                                                            % of                         % of                         % of
                                                           Pretax                       Pretax                       Pretax
                                             Amount        Income         Amount        Income         Amount        Income
                                            ---------------------        ---------------------        ---------------------
      Provision at statutory rate           $   993          34.0%       $ 1,502          34.0%       $ 2,129          34.0%
      State income tax, net of federal
        tax benefit                              54           1.9            154           3.5            158           2.5
      Tax exempt income                        (558)        (19.1)          (549)        (12.4)          (555)         (8.9)
      Other, net                                130           4.4            (37)         (0.9)            81           1.4
                                            -------       -------        -------       -------        -------       -------
      Actual tax expense and
        effective rate                      $   619          21.2%       $ 1,070          24.2%       $ 1,813          29.0%
                                            =======       =======        =======       =======        =======       =======

     The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.  REGULATORY MATTERS

     Cash and Due From Banks

     The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2004 and 2003, the Savings Bank had required reserves of $808 and $763, respectively. The required reserves are held in the form of vault cash and a non-interest-bearing depository balance maintained directly with the Federal Reserve.

     Loans

     Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank's capital surplus.

     Dividend Restrictions

     The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2004, surplus funds of $3,363 were not available for dividends.

(In thousands, except per share data)

21.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values at June 30 are as follows:

                                                2004                         2003
                                       ----------------------      ----------------------
                                       Carrying        Fair        Carrying        Fair
                                        Amount         Value        Amount         Value
                                       --------      --------      --------      --------
      FINANCIAL ASSETS
      Cash and cash equivalents        $  3,054      $  3,054      $  2,815      $  2,815
      Trading securities                    993           993            --            --
      Investment securities             273,589       275,519       147,482       151,677
      Mortgage-backed securities         75,590        75,456       111,879       112,301
      Net loans receivable               67,968        70,170        91,669        98,108
      Accrued interest receivable         2,456         2,456         2,800         2,800
      FHLB stock                          7,532         7,532         7,797         7,797

      FINANCIAL LIABILITIES
      Deposits                         $160,563      $160,657      $170,926      $171,830
      FHLB advances                     149,736       153,944       153,390       163,829
      Other borrowings                   91,639        91,639         9,453         9,453
      Accrued interest payable            1,197         1,197         1,449         1,449

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

     If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates, which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

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

(In thousands, except per share data)

21.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     Cash  and  Cash  Equivalents,  Interest-Earning  Demand  Deposits,  Accrued
     ---------------------------------------------------------------------------
     Interest Receivable and Payable, and Other Borrowings
     -----------------------------------------------------

     The fair value approximates the current book value.

     Investment Securities, Mortgage-Backed Securities, and FHLB Stock
     -----------------------------------------------------------------

     The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

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

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 15 to these financial statements.

(In thousands, except per share data)

22.  PARENT COMPANY

     Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                                 June 30,
                                                                            2004           2003
                                                                        ----------      ----------
      ASSETS
        Interest-earning deposits with subsidiary bank                  $      868      $      718
        Investment securities available for sale                             2,120           4,153
        Investment and mortgage-backed securities held to maturity              --             250
        Investment in subsidiary bank                                       26,257          25,360
        Loan receivable                                                         --             114
        Accrued interest receivable and other assets                            64             118
                                                                        ----------      ----------

      TOTAL ASSETS                                                      $   29,309      $   30,713
                                                                        ==========      ==========
      LIABILITIES AND STOCKHOLDERS' EQUITY
        Other liabilities                                               $      110      $       95
        Stockholders' equity                                                29,199          30,618
                                                                        ----------      ----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $   29,309      $   30,713
                                                                        ==========      ==========

                          CONDENSED STATEMENT OF INCOME

                                                                        Year Ended June 30,
                                                               2004             2003            2002
                                                            ----------       ----------      ----------
      INCOME
        Loans                                               $        2       $       27      $       45
        Investment and mortgage-backed securities                   89              111             118
        Dividend from subsidiary                                 1,300            2,400           3,800
        Investment securities gains, net                            20               64              --
        Interest-earning deposits with subsidiary bank              10               33              50
                                                            ----------       ----------      ----------

      Total income                                               1,421            2,635           4,013
                                                            ----------       ----------      ----------

      OTHER OPERATING EXPENSE                                      104              111              96
                                                            ----------       ----------      ----------

        Income before equity in undistributed
          earnings of subsidiary                                 1,317            2,524           3,917
        Equity in undistributed earnings of subsidiary             983              840             558
                                                            ----------       ----------      ----------
        Income before income taxes                               2,300            3,364           4,475
        Income tax expense (benefit)                                (2)              16              27
                                                            ----------       ----------      ----------

      NET INCOME                                            $    2,302       $    3,348      $    4,448
                                                            ==========       ==========      ==========

(In thousands, except per share data)

21.  PARENT COMPANY (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                              Year Ended June 30,
                                                                     2004             2003              2002
                                                                  ----------       ----------       ----------
      OPERATING ACTIVITIES
        Net income                                                $    2,302       $    3,348       $    4,448
        Adjustments to reconcile net income to net cash
          provided by operating activities:
            Undistributed net income of subsidiary                      (983)            (840)            (558)
             Investment securities gains                                 (20)             (64)              --
            Amortization (accretion) of investment discounts
             and premiums, net                                            (3)              22              (23)
            Other, net                                                   119               45               89
                                                                  ----------       ----------       ----------
        Net cash provided by operating activities                      1,415            2,511            3,956
                                                                  ----------       ----------       ----------

      INVESTING ACTIVITIES
        Available for sale:
            Purchase of investment and
              mortgage-backed securities                              (3,321)          (4,934)          (9,148)
            Proceeds from repayments of investment and
              mortgage-backed securities                               5,183            2,582            8,159
            Proceeds from sales of investment securities                 251              639               --
        Held to maturity:
            Purchases of investment and mortgage-backed
              securities                                              (3,199)          (1,817)          (7,789)
            Proceeds from repayments of investment and
              mortgage-backed securities                               3,451            1,555           10,304
            Net decrease (increase) in loans receivable                  115              354             (468)
                                                                  ----------       ----------       ----------
        Net cash provided by (used for) investing activities           2,480           (1,621)           1,058
                                                                  ----------       ----------       ----------

      FINANCING ACTIVITIES
        Net proceeds from exercise of stock options                      489               71              212
        Cash dividends paid                                           (1,624)          (1,674)          (1,743)
        Purchases of treasury stock                                   (2,610)          (1,634)          (1,544)
                                                                  ----------       ----------       ----------
        Net cash used for financing activities                        (3,745)          (3,237)          (3,075)
                                                                  ----------       ----------       ----------
        Increase (decrease) in cash and cash equivalents                 150           (2,347)           1,938

      CASH AND CASH EQUIVALENTS
        BEGINNING OF YEAR                                                718            3,065            1,127
                                                                  ----------       ----------       ----------

      CASH AND CASH EQUIVALENTS
        END OF YEAR                                               $      868       $      718       $    3,065
                                                                  ==========       ==========       ==========

(In thousands, except per share data)

23.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                      Three Months Ended
                                                -----------------------------------------------------------------
                                                 September          December            March             June
                                                    2003              2003              2004              2004
                                                -----------       -----------       -----------       -----------
      Total interest and dividend income        $     3,811       $     3,956       $     4,067       $     4,172
      Total interest expense                          2,769             2,760             2,716             2,742
                                                -----------       -----------       -----------       -----------

      Net interest income                             1,042             1,196             1,351             1,430
      Provision (recovery) for loan losses             (133)             (624)              (14)              (23)
                                                -----------       -----------       -----------       -----------

      Net interest income after
        provision for loan losses                     1,175             1,820             1,365             1,453

      Total noninterest income                          194               161               163               197
      Total noninterest expense                         892               938               899               878
                                                -----------       -----------       -----------       -----------

      Income before income taxes                        477             1,043               629               772
      Income taxes                                      125               273               165                56
                                                -----------       -----------       -----------       -----------

      Net income                                $       352       $       770       $       464       $       716
                                                ===========       ===========       ===========       ===========

      Per share data:
      Net income
           Basic                                $      0.14       $      0.30       $      0.18       $      0.29
           Diluted                                     0.14              0.30              0.18              0.29
      Average shares outstanding
           Basic                                  2,575,242         2,560,420         2,525,612         2,481,206
           Diluted                                2,585,081         2,569,578         2,533,697         2,488,556

(In thousands, except per share data)

23.  SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                                     Three Months Ended
                                                ---------------------------------------------------------------
                                                 September         December          March              June
                                                   2002              2002             2003              2003
                                                -----------      -----------      -----------       -----------
      Total interest and dividend income        $     5,432      $     5,023      $     4,636       $     4,140
      Total interest expense                          3,188            3,018            2,841             2,763
                                                -----------      -----------      -----------       -----------
      Net interest income                             2,244            2,005            1,795             1,377
      Provision (recovery) for loan losses               18               --              (89)             (157)
                                                -----------      -----------      -----------       -----------
      Net interest income after
        provision for loan losses                     2,226            2,005            1,884             1,534

      Total noninterest income                          243              172              152               158
      Total noninterest expense                       1,120            1,045              975               816
                                                -----------      -----------      -----------       -----------

      Income before income taxes                      1,349            1,132            1,061               876
      Income taxes                                      349              351              329                41
                                                -----------      -----------      -----------       -----------

      Net income                                $     1,000      $       781      $       732       $       835
                                                ===========      ===========      ===========       ===========

      Per share data:
      Net income
           Basic                                $      0.38      $      0.30      $      0.28       $      0.32
           Diluted                                     0.37             0.30             0.28              0.32
      Average shares outstanding
           Basic                                  2,661,933        2,631,112        2,593,546         2,582,813
           Diluted                                2,667,220        2,636,633        2,598,775         2,594,053

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC".

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                       Market Price
                                  ----------------------          Cash Dividends
         Quarter Ended              High           Low               Declared
      ------------------          -------        -------          --------------
      June 04                     $19.400        $17.110              $0.16
      March 04                     19.980         17.350               0.16
      December 03                  18.400         16.810               0.16
      September 03                 18.650         16.500               0.16

      June 03                     $18.930        $16.200              $0.16
      March 03                     16.250         15.410               0.16
      December 02                  16.250         15.100               0.16
      September 02                 16.050         15.800               0.16

There were six Nasdaq Market Makers in the Company's common stock as of June 30, 2004: Boenning & Scattergood Inc.; Schwab Capital Markets; Sandler O'Neill & Partners; Boston Stock Exchange; Ryan Beck & Co., Inc.; and Knight Equity Markets, L.P.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 785 shareholders of record at September 8, 2004. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

                    COMMON STOCK                                                        BOARD OF DIRECTORS
The common stock of WVS Financial Corp. is traded on
The Nasdaq Stock Market SM under the symbol "WVFC".                                     David L. Aeberli
                                                                                         Funeral Director
             TRANSFER AGENT & REGISTRAR                                         McDonald-Aeberli Funeral Home, Inc.
           Registrar and Transfer Company
                  10 Commerce Drive                                                      Arthur H. Brandt
                 Cranford, NJ 07016                                                  Former President and CEO
                   1-800-368-5948                                                   Brandt Excavating, Inc. and
                                                                                        Brandt Paving, Inc.
               CORPORATE SECRETARY AND
                 INVESTOR RELATIONS                                                       David J. Bursic
                   Pamela M. Tracy                                             President and Chief Executive Officer
                    412-364-1911                                                      WVS Financial Corp. and
                                                                                      West View Savings Bank
                       COUNSEL
                  Bruggeman & Linn                                                        Donald E. Hook
                                                                                             Chairman
                   SPECIAL COUNSEL                                                   Pittsburgh Cut Flower Co.
        Elias, Matz, Tiernan & Herrick L.L.P.
                   Washington, DC                                                       Lawrence M. Lehman
                                                                                          Sole Proprietor
                                                                                  Newton-Lehman Insurance Agency

                                                                                         John M. Seifarth
               WEST VIEW SAVINGS BANK                                              Senior Engineer - Consultant
                 9001 Perry Highway                                             Nichols & Slagle Engineering, Inc.
                Pittsburgh, PA 15237
                    412-364-1911                                                         Margaret VonDerau
                                                                                   Former Senior Vice President
                  WEST VIEW OFFICE                                                    and Corporate Secretary
                  456 Perry Highway                                                   WVS Financial Corp. and
                    412-931-2171                                                      West View Savings Bank

                  CRANBERRY OFFICE
                 20531 Perry Highway                                                    EXECUTIVE OFFICERS
              412-931-6080/724-776-3480
                                                                                          Donald E. Hook
                FRANKLIN PARK OFFICE                                                         Chairman
               2566 Brandt School Road
                    724-935-7100                                                          David J. Bursic
                                                                                           President and
                   BELLEVUE OFFICE                                                    Chief Executive Officer
                 572 Lincoln Avenue
                    412-761-5595                                                        Jonathan D. Hoover
                                                                                 Vice President of Bank Operations
                SHERWOOD OAKS OFFICE
                Serving Sherwood Oaks                                                    Bernard P. Lefke
                   Cranberry Twp.                                                    Vice President of Savings

                  LENDING DIVISION                                                       Keith A. Simpson
               2566 Brandt School Road                                             Vice President, Treasurer and
                    724-935-7400                                                     Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.

                      (LETTERHEAD FOR WVS FINANCIAL CORP.
                        A Tradition of Quality Banking)