Form 10-K, Exhibit 13
period 2005-06-30
WVS FINANCIAL CORP
filed 2005-09-23
CIK 910679

EXHIBIT 13




                                TABLE OF CONTENTS
                                                                           Page
                                                                          Number
                                                                          ------

Stockholders' Letter                                                           1

Selected Financial and Other Data                                              2

Management's Discussion and Analysis                                           4

Report of Independent Registered Public Accounting Firm                       18

Consolidated Balance Sheet                                                    19

Consolidated Statement of Income                                              20

Consolidated Statement of Changes in Stockholders' Equity                     21

Consolidated Statement of Cash Flows                                          22

Notes to the Consolidated Financial Statements                                23

Common Stock Market Price and Dividend Information                            51

Corporate Information                                                         52

To Our Stockholders:

      During Fiscal 2005, WVS Financial Corp. achieved solid gains in net income, diluted earnings per share and return on stockholders' equity. We are pleased to report that net income increased $607 thousand, or 26%, to $2.9 million; diluted earnings per share increased 32% to $1.19 from $0.90; and return on stockholders' equity increased to 10.03% from 7.64%.

      In response to a firming national economy, the Federal Reserve Board's Open Market Committee increased its targeted federal funds rate by one-quarter of a percent eight times during fiscal 2005, from 1.25% at June 30, 2004 to 3.25% at June 30, 2005. These changes have benefited depositors by enabling West View Savings Bank to increase the rates paid on our money market and certificate accounts. However, the intermediate and long-term market rates used to set our loan offerings have remained stubbornly low with a downward bias. This combination of rising short-term and low long-term rates causes us to cautiously approach the first half of fiscal 2006.

      While earning a competitive rate of return for our stockholders, the Bank continues to serve its communities and invest for the future. In both September 2004 and 2005, Bank employees accepted donations, and provided other needed support to local charities, for flood relief during Hurricanes Ivan and Katrina. During the second half of fiscal 2006, the Bank will be upgrading its core processing capabilities. These upgrades will support our customers' demands for around the clock and secure banking access from home, office or while traveling.

      We would like to thank retiring Director John M. Seifarth for 14 years of dedicated service. John joined the Bank's board in 1991 following the merger of Home Savings Association of Bellevue. As Chairman of the Audit Committee, John has worked tirelessly with other board members, auditors and management to seamlessly integrate the numerous accounting and financial reporting changes over the years.

      The Company also extends its thanks to each stockholder for your continued support and trust. Please continue to recommend West View Savings Bank to your family, friends and neighbors.


/s/ David J. Bursic                                        /s/ Donald E. Hook
DAVID J. BURSIC                                            DONALD E. HOOK
President and                                              Chairman of the Board
Chief Executive Officer

                                      FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                                             FINANCIAL AND OTHER DATA

                                                           As of or For the Year Ended June 30,
                                      --------------------------------------------------------------------------
                                          2005            2004            2003            2002           2001
                                      -----------     -----------     -----------     -----------    -----------
                                                     (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                          $   421,044     $   433,624     $   367,188     $   404,911    $   396,440
Net loans receivable                       60,151          67,968          91,669         152,905        185,179
Mortgage-backed securities                162,151          75,590         111,879          82,543         64,132
Investment securities                     183,066         273,589         147,482         151,384        129,593
Savings deposit accounts                  163,589         159,318         169,316         174,659        178,029
FHLB advances                             155,036         149,736         153,390         159,937        161,494
Other borrowings                           69,680          91,639           9,453          33,731         20,660
Stockholders' equity                       29,201          29,199          30,618          30,253         28,645
Non-performing assets and troubled
  debt restructurings(1)                    2,171           2,171           3,481           5,279          5,016

Selected Operating Data:
Interest income                       $    17,874     $    16,006     $    19,231     $    23,760    $    29,185
Interest expense                           11,844          10,987          11,810          14,025         18,561
                                      -----------     -----------     -----------     -----------    -----------
Net interest income                         6,030           5,019           7,421           9,735         10,624
Provision for loan losses                     (46)           (794)           (228)             57            788
                                      -----------     -----------     -----------     -----------    -----------
Net interest income after provision
  for loan losses                           6,076           5,813           7,649           9,678          9,836
Non-interest income                           992             715             725             687            669
Non-interest expense                        3,532           3,607           3,956           4,104          3,787
                                      -----------     -----------     -----------     -----------    -----------
Income before income tax expense            3,536           2,921           4,418           6,261          6,718
Income tax expense                            627             619           1,070           1,813          1,956
                                      -----------     -----------     -----------     -----------    -----------
Net income                            $     2,909     $     2,302     $     3,348     $     4,448    $     4,762
                                      ===========     ===========     ===========     ===========    ===========

Per Share Information:
Basic earnings                        $      1.20     $      0.91     $      1.28     $      1.63    $      1.70
Diluted earnings                      $      1.19     $      0.90     $      1.28     $      1.63    $      1.69
Dividends per share                   $      0.64     $      0.64     $      0.64     $      0.64    $      0.64
Dividend payout ratio                       53.33%          70.33%          50.00%          39.26%         37.65%
Book value per share at period end    $     12.20     $     11.84     $     11.86     $     11.30    $     10.40
Average shares outstanding:
      Basic                             2,432,267       2,535,796       2,617,576       2,723,891      2,804,125
      Diluted                           2,437,647       2,544,404       2,624,395       2,732,491      2,815,867


                                              As of or For the Year Ended June 30,
                                        ----------------------------------------------
                                         2005      2004      2003      2002      2001
                                        ------    ------    ------    ------    ------

Selected Operating Ratios(2):
Average yield earned on interest-
  earning assets(3)                       4.61%     4.27%     5.36%     6.41%     7.51%
Average rate paid on interest-
  bearing liabilities                     3.27      3.13      3.57      4.13      5.21
Average interest rate spread(4)           1.34      1.14      1.79      2.28      2.30
Net interest margin(4)                    1.68      1.47      2.19      2.74      2.83
Ratio of interest-earning assets to
  interest-bearing liabilities          111.45    111.76    112.56    112.34    111.33
Non-interest expense as a percent of
  average assets                          0.87      0.91      1.05      1.07      0.94
Return on average assets                  0.71      0.58      0.89      1.16      1.19
Return on average equity                 10.03      7.64     10.97     14.85     17.17
Ratio of average equity to average
  assets                                  7.10      7.02      8.10      7.78      6.92
Full-service offices at end of period        5         5         5         5         5

Asset Quality Ratios(2):
Non-performing loans and troubled
  debt restructurings as a percent of
  net total loans(1)                      3.49%     3.19%     3.80%     3.30%     2.71%
Non-performing assets as a percent
  of total assets(1)                      0.25      0.19      0.95      1.30      1.27
Non-performing assets and troubled
  debt restructurings as a percent of
  total assets                            0.52      0.50      0.95      1.30      1.27
Allowance for loan losses as a
  percent of total loans receivable       1.83      1.97      2.68      1.77      1.47
Allowance for loan losses as a
  percent of non-performing loans       113.58    163.48     72.68     54.68     55.08
Charge-offs to average loans
  receivable outstanding during the
  period                                  0.37      0.68      0.00      0.04      0.01

Capital Ratios(2):
Tier 1 risk-based capital ratio          20.99%    18.65%    14.30%    13.42%    14.15%
Total risk-based capital ratio           21.80     19.62     15.57     14.66     15.40
Tier 1 leverage capital ratio             7.14      6.92      8.42      7.69      7.35

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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2005.

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

The Company's strategic focus includes:

Strong Net Income - During fiscal 2005, Company net income increased 26% and totaled $2.9 million. Diluted earnings per share increased 32% to $1.19.

Enhancing Stockholder Value - During fiscal 2005, the Company returned over $2.7 million to stockholders via cash dividends and stock repurchases.

Commitment to Capital Management - Return on average stockholders' equity increased to 10.03% from 7.64%. The Company has returned in excess of $20 million through the repurchase of 1,368,508 shares or approximately 36% of our issued shares.

Interest Rate Risk Management - During the past fiscal year, the Federal Reserve has increased its targeted federal funds rate eight times - from 1.25% to 3.25%. Intermediate and long-term rates remain stubbornly low with a downward bias. The Company has positioned itself well for this rise in short-term rates by actively managing its asset/liability mix.

Substantial Core Deposits - As of June 30, 2005, $95.3 million or 58.2% of West View's total savings deposits consisted of regular savings and club accounts, money market deposit accounts, and checking accounts. Approximately $44.3 million or 46.5% of core deposits consisted of regular savings and club accounts. Core deposits are considered to be more stable and lower cost funds than certificates of deposit and other borrowings.

Community Based Lending - Due to low market interest rates, West View has limited origination of thirty year mortgage loans to be held in the portfolio. Thirty year mortgage loans continue to be originated on a correspondent basis. Portfolio loan originations have focused on multi-family and commercial real estate loans, construction loans, consumer loans and small business loans for business equipment and inventory.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2005, 2004 and 2003, the Company's ratios of non-interest expense to average assets were 0.87%, 0.91% and 1.05%, respectively. In fiscal 2004, the Company introduced Internet banking and online bill paying to increase customer satisfaction and loyalty.


CHANGES IN FINANCIAL CONDITION

      Condensed Balance Sheet
      -----------------------

                                                                      Change
                                        June 30,    June 30,   -----------------------
                                          2005        2004     Dollars      Percentage
                                          ----        ----     -------      ----------
                                             (Dollars in Thousands)

      Cash and interest-earning
        deposits                        $  3,566   $  3,054   $    512        16.8%

      Investments (1)                    352,986    357,704     (4,718)       -1.3

      Net loans receivable                60,151     67,968     (7,817)      -11.5

      Total assets                       421,044    433,624    (12,580)       -2.9

      Deposits                           164,706    160,563      4,143         2.6

      Borrowed funds                     224,716    241,375    (16,659)       -6.9

      Total liabilities                  391,843    404,425    (12,582)       -3.1

      Stockholders' equity                29,201     29,199          2         0.0


---------------
(1) Includes Federal Home Loan Bank stock and trading securities.

Cash and Interest-Earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $512 thousand or 16.8% to $3.6 million at June 30, 2005 from $3.1 million at June 30, 2004. Increases in these accounts were primarily due to increases in customer transaction accounts.

Investments. The Company's investment and mortgage-backed portfolios decreased $4.7 million or 1.3% to $353.0 million at June 30, 2005 from $357.7 million at June 30, 2004. Investment securities decreased $90.3 million or 32.1% to $190.8 million at June 30, 2005. This decrease was due primarily to calls of U.S. Government Agency securities, caused by changes in short, intermediate and long-term market interest rates, the flattening of the Treasury Yield curve and continued high levels of interest rate volatility. Mortgage-backed securities increased $86.6 million or 114.5% to $162.2 million at June 30, 2005. This increase was due primarily to purchases of floating rate mortgage-backed securities, in response to increases in short-term market interest rates. See "Quantitative and Qualitative Disclosures about Market Risk" beginning on page 13.

Net Loans Receivable. Net loans receivable decreased $7.8 million or 11.5% to $60.2 million at June 30, 2005. The decrease in loans receivable was principally the result of principal repayments on the loan portfolio and high levels of refinancing activity due to historically low mortgage interest rates. As part of its asset/liability management strategy, the Company chose to invest substantially all of these proceeds into short-term corporate investments and adjustable rate mortgage-backed securities.

Deposits. Total deposits increased $4.1 million or 2.6% to $164.7 million at June 30, 2005. Transaction accounts increased approximately $3.4 million or 10.0%. Certificates of deposit increased approximately $3.0 million or 4.6% due primarily to higher levels of municipal time deposits. Savings accounts decreased $1.5 million or 3.3% and money market accounts decreased $601 thousand or 4.2%.

Borrowed Funds. Borrowed funds decreased $16.7 million or 6.9% to $224.7 million at June 30, 2005. Other short-term borrowings decreased $22.0 million or 24.0% to $69.7 million, FHLB long-term advances decreased $7.0 million or 4.7% to $142.7 million and FHLB short-term advances increased $12.3 million or 100.00%. The Company repositioned borrowings as part of its assets/liability management program.

Stockholders' Equity. Total stockholders' equity remained unchanged at $29.2 million. Company earnings of $2.9 million were partially offset by $1.6 million of cash dividends paid on the Company's common stock and $1.2 million was used to repurchase 71,964 shares of the Company's common stock. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

RESULTS OF OPERATIONS

                               Condensed Statements of Income
                               ------------------------------

                                  June 30,              June 30,               June 30,
                                    2005     Change       2004      Change       2003
                                  -------    ------     -------    -------     -------
                                                  (Dollars in Thousands)
Interest income                   $17,874    $1,868     $16,006    ($3,225)    $19,231
                                               11.7%                 -16.8%

Interest expense                  $11,844      $857     $10,987      ($823)    $11,810
                                                7.8%                  -7.0%

Net interest income                $6,030    $1,011      $5,019    ($2,402)     $7,421
                                               20.1%                 -32.4%

Provision for loan losses            ($46)     $748       ($794)     ($566)      ($228)
                                              -94.2%                 248.2%

Non-interest income                  $992      $277        $715       ($10)       $725
                                               38.7%                  -1.4%

Non-interest expense               $3,532      ($75)     $3,607      ($349)     $3,956
                                               -2.1%                  -8.8%

Income tax expense                   $627        $8        $619      ($451)     $1,070
                                                1.3%                 -42.1%

Net income                         $2,909      $607      $2,302    ($1,046)     $3,348
                                               26.4%                 -31.2%

General. WVS reported net income of $2.9 million, $2.3 million and $3.3 million for the fiscal years ended June 30, 2005, 2004 and 2003, respectively. The $607 thousand or 26.4% increase in net income during fiscal 2005 was primarily the result of a $1.0 million increase in net interest income, a $277 thousand increase in non-interest income and a $75 thousand decrease in non-interest expense which were partially offset by a $748 thousand decrease in credit provisions for loan losses, and an $8 thousand increase in income tax expense. Earnings per share totaled $1.20 (basic) and $1.19 (diluted) for fiscal 2005 as compared to $0.91 (basic) and $0.90 (diluted) for fiscal 2004. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2005.

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

                                                                         For the Years Ended June 30,
                                                      2005                         2004                          2003
                                          ----------------------------- ----------------------------- -----------------------------
                                          Average             Average   Average             Average   Average             Average
                                          Balance   Interest Yield/Rate Balance  Interest  Yield/Rate Balance  Interest  Yield/Rate
                                          --------  -------- ---------- -------  --------  ---------- -------  --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)             $ 63,725  $  4,206    6.60%  $ 76,513  $  5,180     6.77%  $127,970  $  9,524     7.44%
      Mortgage-backed securities           103,307     3,981    3.85     84,770     2,347     2.77     82,427     2,854     3.46
      Investments - taxable                208,282     8,051    3.87    199,341     6,829     3.43    131,193     5,228     3.98
      Investments - tax-free(2)             27,142     2,372    8.74     29,588     2,391     8.08     28,610     2,340     8.18
      Interest-bearing deposits              1,818        10    0.55      2,079         9     0.43      2,362        11     0.47
                                          --------  --------           --------  --------            --------  --------
      Total interest-earning assets        404,274    18,620    4.61%   392,291    16,756     4.27%   372,562    19,957     5.36%
                                                    --------  ======             --------   ======             --------   ======
      Non-interest-earning assets            3,849                        3,949                         4,113
                                          --------                     --------                      --------
            Total assets                  $408,123                     $396,240                      $376,675
                                          ========                     ========                      ========

Interest-bearing liabilities:
      Interest-bearing deposits and
        escrows                           $146,366  $  2,238    1.53%  $151,577  $  2,321     1.53%  $157,771  $  3,312     2.10%
      Borrowings                           216,380     9,606    4.44    199,439     8,666     4.35    173,226     8,498     4.91
                                          --------  --------           --------  --------            --------  --------
      Total interest-bearing liabilities   362,746    11,844    3.27%   351,016    10,987     3.13%   330,997    11,810     3.57%
                                                    --------  ======             --------   ======             --------   ======
      Non-interest-bearing accounts         12,774                       12,542                        12,149
                                          --------                     --------                      --------
      Total interest-bearing liabilities
        and non-interest-bearing accounts  375,520                      363,558                       343,146
      Non-interest-bearing liabilities       3,609                        2,563                         3,020
                                          --------                     --------                      --------
            Total liabilities              379,129                      366,121                       346,166
Retained income                             28,994                       30,119                        30,509
                                          --------                     --------                      --------
Total liabilities and retained income     $408,123                     $396,240                      $376,675
                                          ========                     ========                      ========
Net interest income                                 $  6,776                     $  5,769                      $  8,147
                                                    ========                     ========                      ========
Interest rate spread                                            1.34%                         1.14%                         1.79%
                                                              ======                        ======                        ======
Net yield on interest-earning assets(3)                         1.68%                         1.47%                         2.19%
                                                              ======                        ======                        ======
Ratio of interest-earning assets to
   interest-bearing liabilities                               111.45%                       111.76%                       112.56%
                                                              ======                        ======                        ======

----------------
(1)   Includes non-accrual loans.
(2) Interest and yields on tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a federal tax rate of 34%.
(3)   Net interest income divided by average interest-earning assets.

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

                                                                    Year Ended June 30,
                                            --------------------------------------------------------------------
                                                       2005 vs. 2004                     2004 vs. 2003
                                            --------------------------------    --------------------------------
                                             Increase (Decrease)                Increase (Decrease)
                                                   Due to             Total            Due to            Total
                                            --------------------    Increase    --------------------    Increase
                                             Volume       Rate     (Decrease)    Volume        Rate    (Decrease)
                                            --------    --------    --------    --------    --------    --------
                                                                    (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                  $   (847)   $   (127)   $   (974)   $ (3,550)   $   (794)   $ (4,344)
      Mortgage-backed securities                 590       1,044       1,634          76        (583)       (507)
      Investments - taxable                      316         906       1,222       2,402        (801)      1,601
      Investments - tax-free                    (206)        187         (19)         80         (29)         51
      Interest-bearing deposits                   (1)          2           1          (1)         (1)         (2)
                                            --------    --------    --------    --------    --------    --------
            Total interest-earning assets       (148)      2,012       1,864        (993)     (2,208)     (3,201)
Interest-bearing liabilities:
      Interest-bearing deposits and
         Escrows                                (200)        117         (83)       (222)       (769)       (991)
      Borrowings                                 758         182         940       1,201      (1,033)        168
                                            --------    --------    --------    --------    --------    --------
            Total interest-bearing
              liabilities                        558         299         857         979      (1,802)       (823)
                                            --------    --------    --------    --------    --------    --------
Change in net interest income               $   (706)   $  1,713    $  1,007    $ (1,972)   $   (406)   $ (2,378)
                                            ========    ========    ========    ========    ========    ========

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Interest Income. Total interest income increased by $1.9 million or 11.7% during fiscal 2005 and decreased by $3.2 million or 16.8% during fiscal 2004. The increase in fiscal 2005 was primarily a result of increased yields and average balances on the investment and mortgage-backed securities portfolios which were partially offset by a decrease in the average balance and weighted average yield earned on the loan portfolio. The decrease in fiscal 2004 was primarily a result of decreases in the average balance of the loan portfolio and lower yields on Company assets caused by declining market interest rates which were partially offset by increased average balances of the investment and mortgage-backed securities portfolios.

Interest income on investment securities and FHLB stock increased $1.2 million or 14.3% during fiscal 2005 and increased $1.6 million or 23.7% during fiscal 2004. The increase in fiscal 2005 was primarily attributable to a 40 basis point increase in the weighted average yield on the Company's investment securities and a $6.5 million increase in the average balance of the investment securities outstanding. The increase in fiscal 2004 was primarily attributable to a $69.1 million increase in the average balance of the investment securities outstanding, which was partially offset by a 58 basis point decrease in the weighted average yield on the Company's investment securities.

Interest income on mortgage-backed securities increased $1.6 million or 69.6% during fiscal 2005 and decreased $507 thousand or 17.8% during fiscal 2004. The increase in fiscal 2005 was primarily attributable to a 108 basis point increase in the weighted average yield on the Company's mortgage-backed securities portfolio and a $18.5 million increase in the average balance of the mortgage-backed securities portfolio. The decrease in fiscal 2004 was primarily attributable to a 69 basis point decrease in the weighted average yield on the Company's mortgage-backed securities portfolio, which was partially offset by a $2.3 million increase in the average balance of the mortgage-backed securities portfolio.

Interest income on net loans receivable decreased $974 thousand or 18.8% during fiscal 2005 and decreased $4.3 million or 45.6% during fiscal 2004. The decrease in fiscal 2005 was primarily attributable to a $12.8 million decrease in the average balance of net loans outstanding and a 17 basis point decrease in the weighted average yield on the Company's loan portfolio. The decrease in fiscal 2004 was primarily attributable to a $51.5 million decrease in the average balance of net loans outstanding and a 67 basis point decrease in the weighted average yield on the Company's loan portfolio. As part of its asset/liability management strategy, the Company previously limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2005 and 2004.

Interest Expense. Total interest expense increased $857 thousand or 7.8% during fiscal 2005 and decreased by $823 thousand or 7.0% during fiscal 2004. The increase in fiscal 2005 was attributable to higher average levels of interest-bearing liabilities and higher rates paid on such liabilities due to the Federal Reserve's tightening of monetary policy. The decrease in fiscal 2004 was attributable to a lower interest expense paid on interest-bearing liabilities due to the Federal Reserve's easing of monetary policy which was partially offset by an increase in average levels of interest-bearing liabilities.

Interest expense on borrowings increased $940 thousand or 10.8% during fiscal 2005 and increased $168 thousand or 2.0% during fiscal 2004. The increase in fiscal 2005 was primarily attributable to a $16.9 million increase in the average balance of borrowings outstanding and a 9 basis point increase in the weighted average yield on the Company's borrowings. The increase in the average balances outstanding was due to a $16.7 million increase in the average balance of other short-term borrowings and a $2.4 million increase in the average balance of short-term FHLB advances, which were partially offset by a $2.2 million decrease in the average balance of long-term FHLB advances. The increase in fiscal 2004 was attributable to a $26.2 million increase in the average balance of borrowings outstanding which was partially offset by a 56 basis point decrease in the weighted average yield on the Company's borrowings. The increase in the average balance of borrowings outstanding was due to $31.0 million increase in the average balance of other short-term borrowings and a $507 thousand increase in long-term FHLB advances, which were partially offset by a $4.3 million decrease in short-term FHLB advances. During both fiscal 2005 and 2004, the Company's borrowings were primarily longer-term with fixed rates of interest.

Interest expense on interest-bearing deposits and escrows decreased $83 thousand or 3.6% in fiscal 2005 and decreased $991 thousand or 29.9% in fiscal 2004. The decrease in fiscal 2005 was primarily attributable to a $5.2 million decrease in the average balance of interest bearing deposits. The decrease in fiscal 2004 was attributable to a 57 basis point decrease in the weighted average yield on the Company's deposits and a $6.2 million decrease in average balance of interest-bearing deposits.

Provision for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a credit provision for loan losses of $46 thousand in fiscal 2005, compared to a credit provision of $794 thousand in fiscal 2004. The decrease in the credit provision for fiscal 2005 was primarily attributable to reduced levels of non-performing loans and net loans receivable. The increase in the credit provision for fiscal 2004 was primarily attributable to the work-out of non-performing assets and paydowns on the Company's loan portfolio.

Non-interest Income. Total non-interest income increased by $277 thousand or 38.7% in fiscal 2005 and decreased by $10 thousand or 1.4% in fiscal 2004. The increase in fiscal 2005 was primarily attributable to an increase of $316 thousand in pre-tax securities gains, which was partially offset by decreased deposit account fee income. The decrease in fiscal 2004 was primarily attributable to a decrease in pre-tax securities gains which was partially offset by an increase in deposit account fee income.

Non-interest Expense. Total non-interest expense decreased $75 thousand or 2.1% and decreased $349 thousand or 8.8% during fiscal 2005 and 2004, respectively. The decrease in fiscal 2005 was primarily attributable to decreases in legal expenses and costs associated with the work-out of non-performing assets, payroll and benefit related costs, real estate owned expenses and ATM network expenses, which were partially offset by increases in data processing expenses and fixed asset costs. The decrease in fiscal 2004 was primarily attributable to decreases in payroll and benefit related costs, charitable contributions eligible for Pennsylvania tax credits and legal expenses and costs associated with the work-out of non-performing assets.

Income Taxes. Income taxes increased $8 thousand or 1.3% during fiscal 2005 and decreased $451 thousand or 42.1% during fiscal 2004. The increase in fiscal 2005 was primarily attributable to higher levels of taxable income, which was partially offset by higher levels of interest on FHLB obligations which are not taxable for Pennsylvania Mutual Thrift Tax purposes. The decrease in fiscal 2004 was primarily attributable to lower levels of taxable income. The Company's effective tax rate was 17.7% at June 30, 2005 and 21.2% at June 30, 2004.


LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $512 thousand during fiscal 2005 primarily due to $12.0 million of net cash provided by investing activities and $3.8 million of net cash provided by operating activities, which were partially offset by $15.3 million of net cash used for financing activities.

Funds provided by operating activities totaled $3.8 million during fiscal 2005 as compared to $2.1 million during fiscal 2004. Net cash provided by operating activities was primarily comprised of $2.9 million of net income and $1.0 million in sales of trading securities.

Funds provided by investing activities totaled $12.0 million during fiscal 2005 as compared to $66.3 million used for investing activities during fiscal 2004. Primary sources of funds during fiscal 2005 include $407.3 million in repayments and sales of investment and mortgage-backed securities (including FHLB stock), and a $7.7 million decrease in net loans receivable, which were partially offset by $403.0 million in purchases of investments and mortgage-backed securities (including FHLB stock). The investment purchases were primarily comprised of callable U.S. Government agency bonds that reprice within two years. The mortgage-backed securities purchases were floating rate instruments that generally reprice on a monthly basis.

Funds used for financing activities totaled $15.3 million for fiscal 2005 as compared to $64.4 million provided by financing activities in fiscal 2004. Primary uses of funds for fiscal 2005 were a $22.0 million decrease in other short-term borrowings, a $7.0 million decrease in FHLB long-term borrowings, $1.6 million in cash dividends and $1.2 million in common stock repurchases, which were partially offset by a $12.3 million increase in FHLB short-term advances and a $4.1 million increase in deposits. During fiscal 2005 the Company purchased 71,964 shares of common stock for approximately $1.2 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2005, the total approved loan commitments outstanding amounted to $833 thousand. At the same date, commitments under unused letters and lines of credit amounted to $7.3 million and the unadvanced portion of construction loans approximated $12.3 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2005, totaled $43.8 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company's contractual obligations at June 30, 2005 were as follows:

                                                                Contractual Obligations
                                                                 (Dollars in Thousands)
                                                       Less than                                       More than
                                        Total           1 year          1-3 years       3-5 years       5 years
                                      -----------    --------------    -----------    ------------    ------------
Long-term debt                           142,736             4,157          3,000          31,079         104,500
Operating lease obligations                   72                63              9               -               -
                                      -----------    --------------    -----------    ------------    ------------
                                         142,808             4,220          3,009          31,079         104,500
                                      ===========    ==============    ===========    ============    ============

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

On July 26, 2005, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 18, 2005 to shareholders of record at the close of business on August 8, 2005. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2005, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $29.1 million or 21.0% and $30.2 million or 21.8%, respectively, of total risk-weighted assets; and Tier I leverage capital of $29.1 million or 7.1% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets increased $229 thousand or 27.7% to $1.1 million or 0.25% of total assets, at June 30, 2005. The increase was primarily the result of $542 thousand in loans reclassified as non-performing which were partially offset by $30 thousand in repayments, $58 thousand in loans reclassified as performing due to improved economic performance and $237 thousand in charged off loans.

Impact of Inflation and Changing Prices. The consolidated financial statements of the Company and related notes presented herein have been prepared in accordance with U.S. generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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

During fiscal 2005, the Federal Open-Market Committee increased its intended federal funds rate by twenty-five basis points eight times, from 1.25% at June 30, 2004 to 3.25% at June 30, 2005. As economic conditions continue to improve, we anticipate continued increases in short-term market interest rates. Longer-term yields fell, however, due to well contained inflationary pressures, strong foreign demand for intermediate and long-term Treasury's associated with the U.S. trade deficit with other nations and stronger domestic demand for longer-dated Treasury's from domestic pension funds with limited new treasury issues of longer-term bonds. The benchmark ten year treasury yield continued to experience market volatility and declined sixty-eight basis points from 4.62% at June 30, 2004 to 3.94% at June 30, 2005. The Benchmark two year treasury yield also experienced market volatility and increased ninety-six basis points from 2.70% at June 30, 2004 to 3.66% at June 30, 2005. These changes in short, intermediate and long-term market interest rates, the flattening of the Treasury yield curve and continued high levels on interest rate volatility have precipitated continued prepayments in the Company's loan, investment and mortgage-backed securities portfolios.

During fiscal 2005, principal repayments on the Company's loan, investment and mortgage-backed securities portfolios totaled $28.4 million, $304.0 million and $94.8 million respectively. In response to higher levels of liquidity the Company continued to rebalance its loan, investment and mortgage-backed securities portfolios. Due to the low level of intermediate and long-term market interest rates, the Company continued to reduce its portfolio of long-term fixed rate mortgages while continuing to offer consumer home equity and construction loans. The Company purchased callable U. S. Government Agency bonds in order to earn a higher return while limiting interest rate risk within the portfolio. Within the mortgage-backed securities portfolio, the

Company aggressively purchased floating rate securities in order to provide current income and protection against rising short-term market interest rates. Each of the aforementioned strategies also helped to better the interest-rate and liquidity risks associated with the Savings Bank's customers liquidity preference for shorter term deposit products.

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

As of June 30, 2005, the implementation of these asset and liability management initiatives resulted in the following:

      1) the Company's liquidity profile remains strong with $158.0 million callable within 3 months, $2.0 million being callable with 3 to 6 months and $ 1.4 million being callable with 6 to 12 months. Based upon current market conditions, management anticipates that a substantial portion of the investments will be called within the next twelve months;

      2) $117.9 million or 61.8% of the Company's investment portfolio (including FHLB stock) was comprised of fixed-to-floating rate bonds which will reprice as follows: 3 months or less - $15.0 million; 3-6 months - $87.9 million; and over 1 year - $15.0 million;

      3) $30.1 million or 15.8% of the Company's investment portfolio (including FHLB stock) was comprised of U.S. Government Agency Step-up bonds which will reprice as follows: 1 year or less - $14.9 million from 4.00% to 7.00%; 1-2 years - $10.5 million from 4.00% to 7.00% and over two years - $4.7 million from 4.70% to 6.00%;

      4)    $8.7  million  or  4.6%  of  the  Company's   investment   portfolio
            (including FHLB stock) was comprised of corporate demand notes issued by Ford Motor Credit and General Motors Acceptance Corp.;

      5) $158.2 million or 97.5% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were comprised of floating rate instruments that reprice on a monthly basis;

      6)    the maturity distribution of the Company's borrowings is as follows:
            1 month or less - $80.0 million or 35.6%; 1-6 months - $2.0 million or 0.9%; 6-12 months - $4.2 million or 1.9%; 1-3 years - $3.0 million or 1.3%; 3-5 years - $31.1 million or 13.8%; over 5 years - $104.5 million or 46.5%; and

      7) an aggregate of $33.3 million or 55.3% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months.

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

                                                          June 30,
                                              --------------------------------
                                                2005        2004         2003
                                              --------    --------    --------
                                                    (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                  $318,015    $288,451    $262,782
Interest-bearing liabilities maturing or
   repricing within one year                   181,085     171,655     133,418
                                              --------    --------    --------

Interest sensitivity gap                      $136,930    $116,796    $129,364
                                              ========    ========    ========
Interest sensitivity gap as a percentage of
   total assets                                   32.5%       26.9%       35.2%
Ratio of assets to liabilities
   maturing or repricing within one year         175.6%      168.0%      197.0%

During fiscal 2005, the Company managed its one year interest sensitivity gap by: (1) limiting the portfolio origination of long-term fixed rate mortgages;
(2) emphasizing loans with shorter terms or repricing frequencies; (3) purchasing investments with maturities/repricing dates within 2 years; and (4) purchasing floating rate CMO's which reprice on a monthly basis.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2005. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                                    Cummulative Stressed Repricing Gap
                                    ----------------------------------

                         Month 3     Month 6    Month 12     Month 24    Month 36   Month 60     Long Term
                         -------     -------    --------     --------    --------   --------     ---------
                                                      (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
 Gap ($'s)                96,612     106,218     123,258     163,624     162,320     145,766      27,358
% of Total
  Assets                    22.9%       25.2%       29.3%       38.9%       38.6%       34.6%        6.5%
Base Case Up 100 bp
-------------------
Cummulative
 Gap ($'s)                97,747     107,707     132,806     170,347     167,071     154,009      27,358
% of Total
  Assets                    23.2%       25.6%       31.5%       40.5%       39.7%       36.6%        6.5%
Base Case No Change
-------------------
Cummulative
 Gap ($'s)                99,022     110,218     136,930     176,119     173,538     158,987      27,358
% of Total
  Assets                    23.5%       26.2%       32.5%       41.8%       41.2%       37.8%        6.5%
Base Case Down 100 bp
---------------------
Cummulative
 Gap ($'s)               120,155     129,839     148,278     186,207     181,557     161,853      27,358
% of Total
  Assets                    28.5%       30.8%       35.2%       44.2%       43.1%       38.4%        6.5%
Base Case Down 200 bp
---------------------
Cummulative
 Gap ($'s)               199,239     205,156     193,703     191,019     183,388     161,950      27,358
% of Total
  Assets                    47.3%       48.7%       46.0%       45.4%       43.6%       38.5%        6.5%


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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates and the estimated impact on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2005 and June 30, 2004.

                                Analysis of Sensitivity to Changes in Market Interest Rates
                                -----------------------------------------------------------

                                                              Modeled Change in Market Interest Rates
                               -------------------------------------------------------------------------------------------------
                                                  June 30, 2005                                     June 30, 2004
                               ----------------------------------------------   ------------------------------------------------
Estimated impact on:              -200     -100         0      +100      +200      -200      -100         0      +100      +200
--------------------              ----     ----         -      ----      ----      ----      ----         -      ----      ----
Change in net interest income   -88.1%   -26.6%      0.00%     17.6%     38.0%   -44.9%    -20.6%      0.00%     38.8%     64.4%

Return on average equity        -5.26%     4.42%     8.33%    10.83%    13.69%     0.33%     4.01%     7.00%    12.39%    15.78%

Return on average assets        -0.34%     0.30%     0.58%     0.76%     0.97%     0.02%     0.29%     0.51%     0.92%     1.19%

Market value of equity (in
thousands)                     $11,310  $18,758   $24,370   $23,484   $15,770   $16,255   $21,386   $27,424   $26,957   $20,079


The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2005.

                            Anticipated Transactions
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
Undisbursed construction and development loans
      Fixed rate                                               $    6,990
                                                                     6.48%

      Adjustable rate                                          $    5,349
                                                                     6.80%

Undisbursed lines of credit
      Adjustable rate                                          $    6,378
                                                                     6.28%

Loan origination commitments
      Fixed rate                                               $      533
                                                                     6.62%

      Adjustable rate                                          $      300
                                                                     6.52%

Letters of credit
      Adjustable rate                                          $      923
                                                                     7.26%
                                                               ----------


                                                               $   20,473
                                                               ==========

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.


/s/ S.R. Snodgrass A.C.
Wexford, PA
July 28, 2005

                               WVS FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except per share data)

                                                                          June 30,
                                                                      2005         2004
                                                                   ---------    ---------
ASSETS
     Cash and due from banks                                       $     900    $     769
     Interest-earning demand deposits                                  2,666        2,285
                                                                   ---------    ---------
     Total cash and cash equivalents                                   3,566        3,054
     Trading securities                                                   --          993
     Investment securities available for sale (amortized
        cost of $9,155 and $4,113)                                     9,155        4,416
     Investment securities held to maturity (market value
        of $174,323 and $271,103)                                    173,911      269,173
     Mortgage-backed securities available for sale
        (amortized cost of $2,893 and $3,234)                          3,120        3,357
     Mortgage-backed securities held to maturity
        (market value of $159,566 and $72,099)                       159,031       72,233
     Net loans receivable (allowance for loan losses of
        $1,121 and $1,370)                                            60,151       67,968
     Accrued interest receivable                                       2,057        2,456
     Federal Home Loan Bank stock, at cost                             7,769        7,532
     Premises and equipment                                              939        1,077
     Other assets                                                      1,345        1,365
                                                                   ---------    ---------

             TOTAL ASSETS                                          $ 421,044    $ 433,624
                                                                   =========    =========

LIABILITIES
     Deposits                                                      $ 164,706    $ 160,563
     Federal Home Loan Bank advances                                 155,036      149,736
     Other borrowings                                                 69,680       91,639
     Accrued interest payable                                          1,260        1,197
     Other liabilities                                                 1,161        1,290
                                                                   ---------    ---------
TOTAL LIABILITIES                                                    391,843      404,425
                                                                   ---------    ---------

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; 5,000,000 shares authorized;
        none outstanding                                                  --           --
     Common stock, par value $.01; 10,000,000 shares authorized;
        3,762,618 and 3,762,968 shares issued                             38           38
     Additional paid-in capital                                       20,726       20,727
     Treasury stock (1,368,508 and 1,296,544 shares at cost)         (20,594)     (19,377)
     Retained earnings - substantially restricted                     28,885       27,535
     Accumulated other comprehensive income                              149          281
     Unallocated shares - Recognition and Retention Plans                 (3)          (5)
                                                                   ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                            29,201       29,199
                                                                   ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 421,044    $ 433,624
                                                                   =========    =========

See accompanying notes to the consolidated financial statements.

                               WVS FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except per share data)

                                                         Year Ended June 30,
                                                 2005           2004            2003
                                              -----------    -----------    -----------
INTEREST AND DIVIDEND INCOME
     Loans                                    $     4,206    $     5,180    $     9,524
     Investment securities                          9,499          8,350          6,590
     Mortgage-backed securities                     3,981          2,347          2,854
     Interest-earning demand deposits                  10              9             11
     Federal Home Loan Bank stock                     178            120            252
                                              -----------    -----------    -----------
         Total interest and dividend income        17,874         16,006         19,231
                                              -----------    -----------    -----------

INTEREST EXPENSE
     Deposits                                       2,238          2,321          3,312
     Federal Home Loan Bank advances                8,119          8,120          8,224
     Other borrowings                               1,487            546            274
                                              -----------    -----------    -----------
         Total interest expense                    11,844         10,987         11,810
                                              -----------    -----------    -----------

NET INTEREST INCOME                                 6,030          5,019          7,421
Recovery for loan losses                              (46)          (794)          (228)
                                              -----------    -----------    -----------
NET INTEREST INCOME AFTER
     RECOVERY FOR LOAN LOSSES                       6,076          5,813          7,649
                                              -----------    -----------    -----------

NONINTEREST INCOME
     Service charges on deposits                      361            385            361
     Investment securities gains                      336             20             64
     Other                                            295            310            300
                                              -----------    -----------    -----------
         Total noninterest income                     992            715            725
                                              -----------    -----------    -----------

NONINTEREST EXPENSE
     Salaries and employee benefits                 1,971          1,992          2,240
     Occupancy and equipment                          438            433            398
     Data processing                                  267            231            221
     Correspondent bank charges                       134            142            152
     Other                                            722            809            945
                                              -----------    -----------    -----------
         Total noninterest expense                  3,532          3,607          3,956
                                              -----------    -----------    -----------

Income before income taxes                          3,536          2,921          4,418

Income taxes                                          627            619          1,070
                                              -----------    -----------    -----------

NET INCOME                                    $     2,909    $     2,302    $     3,348
                                              ===========    ===========    ===========

EARNINGS PER SHARE:
     Basic                                    $      1.20    $      0.91    $      1.28
     Diluted                                         1.19           0.90           1.28

AVERAGE SHARES OUTSTANDING:
     Basic                                      2,432,267      2,535,796      2,617,576
     Diluted                                    2,437,647      2,544,404      2,624,395

See accompanying notes to the consolidated financial statements.

                                                        WVS FINANCIAL CORP.
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                (In thousands, except per share data)

                                                                                                         Accumulated
                                                                                   Retained   Unallocated   Other
                                                          Additional               Earnings-    Shares      Compre-
                                                 Common    Paid-in     Treasury  Substantially   Held      hensive
                                                 Stock     Capital      Stock     Restricted    by RRP   Income (Loss)  Total
                                                --------   --------    --------   ----------   --------  ------------  --------
Balance June 30, 2002                           $     37   $ 20,037    $(15,133)     25,183    $    (72)   $    201    $ 30,253

Comprehensive income:
   Net income                                                                         3,348                               3,348
   Unrealized gain on available-
     for-sale securities, net of taxes of $66                                                                   128         128
Tax benefit from stock grants issued
   under RRPs                                                   104                                                         104
Accrued compensation expense for RRPs                                                                22                      22
Exercise of stock options                                        71                                                          71
Purchase of treasury stock                                               (1,634)                                         (1,634)
Cash dividends declared ($0.64 per share)                                            (1,674)                             (1,674)
                                                --------   --------    --------    --------    --------    --------    --------

Balance June 30, 2003                                 37     20,212     (16,767)     26,857         (50)        329      30,618

Comprehensive income:
   Net income                                                                         2,302                               2,302
   Unrealized loss on available-
     for-sale securities, net of taxes of $25                                                                   (48)        (48)
Tax benefit from stock grants issued
   under RRPs                                                    27                                                          27
Accrued compensation expense for RRPs                                                                 5                       5
Cancellation of unallocated RRP shares                                                               40                      40
Exercise of stock options                              1        488                                                         489
Purchase of treasury stock                                               (2,610)                                         (2,610)
Cash dividends declared ($0.64 per share)                                            (1,624)                             (1,624)
                                                --------   --------    --------    --------    --------    --------    --------

Balance June 30, 2004                                 38     20,727     (19,377)     27,535          (5)        281      29,199

Comprehensive income:
   Net income                                                                         2,909                               2,909
   Unrealized loss on available
     for sale securities, net of taxes of $68                                                                  (132)       (132)
Purchase of treasury stock                                               (1,217)                                         (1,217)
Cash dividends declared ($0.64 per share)                                            (1,559)                             (1,559)
Other, net                                                       (1)                                  2                       1
                                                --------   --------    --------    --------    --------    --------    --------

Balance June 30, 2005                           $     38   $ 20,726    $(20,594)   $ 28,885    $     (3)   $    149    $ 29,201
                                                ========   ========    ========    ========    ========    ========    ========


See accompanying notes to the consolidated financial statements.

                                                 WVS FINANCIAL CORP.
                                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                                   (In thousands)
                                                                                     Year Ended June 30,
                                                                                2005         2004        2003
                                                                             ---------    ---------    ---------
OPERATING ACTIVITIES
     Net income                                                              $   2,909    $   2,302    $   3,348
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Recovery for loan losses                                                 (46)        (794)        (228)
          Depreciation                                                             193          188          156
          Investment securities gains                                             (336)         (20)         (64)
          Amortization of discounts, premiums, and
            deferred loan fees                                                    (415)       1,166        3,205
          Purchase of trading securities                                            --         (999)          --
          Sale of trading securities                                             1,000           --           --
          Deferred income taxes                                                     73          171           43
          Decrease in accrued interest receivable                                  399          344        1,103
          Increase (decrease) in accrued interest payable                           63         (252)        (249)
          Other, net                                                               (43)          20         (263)
                                                                             ---------    ---------    ---------
            Net cash provided by operating activities                            3,797        2,126        7,051
                                                                             ---------    ---------    ---------

INVESTING ACTIVITIES
     Available for sale:
          Purchase of investment and mortgage-backed
            securities                                                         (26,145)     (23,890)     (25,836)
          Proceeds from repayments of investment and
            mortgage-backed securities                                          20,364       45,852       10,313
        Proceeds from sales of investment and
          mortgage-backed securities                                             1,409          251          639
     Held to maturity:
          Purchase of investment and mortgage-backed
            securities                                                        (368,064)    (401,567)    (259,234)
          Proceeds from repayments of investment and
            mortgage-backed securities                                         377,002      288,489      246,069
     Net decrease in net loans receivable                                        7,733       23,751       61,131
     Purchase of Federal Home Loan Bank stock                                   (8,761)      (1,584)      (1,021)
     Redemption of Federal Home Loan Bank stock                                  8,524        1,849        1,505
     Acquisition of premises and equipment                                         (55)         (34)        (391)
     Other, net                                                                     --          572          220
                                                                             ---------    ---------    ---------
            Net cash provided by (used for) investing activities                12,007      (66,311)      33,395
                                                                             ---------    ---------    ---------

FINANCING ACTIVITIES
     Net Increase (decrease) in deposits                                         4,143      (10,363)      (6,746)
     Net increase (decrease) in Federal Home Loan Bank short-term advances      12,300       (3,875)       3,875
     Net increase (decrease) in other borrowings                               (21,959)      82,186      (24,278)
     Proceeds from Federal Home Loan Bank long-term advances                        --          500          578
     Repayments of Federal Home Loan Bank long-term advances                    (7,000)        (279)     (11,000)
     Net proceeds from exercise of stock options                                    --          489           71
     Cash dividends paid                                                        (1,559)      (1,624)      (1,674)
     Purchase of treasury stock                                                 (1,217)      (2,610)      (1,634)
                                                                             ---------    ---------    ---------
            Net cash provided by (used for) financing activities               (15,292)      64,424      (40,808)
                                                                             ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                   512          239         (362)

CASH AND CASH EQUIVALENTS AT BEGINNING
     OF YEAR                                                                     3,054        2,815        3,177
                                                                             ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $   3,566    $   3,054    $   2,815
                                                                             =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
     Interest                                                                $  11,782    $  11,238    $  12,059
     Taxes                                                                         655          363        1,049

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

      Basis of Presentation
      ---------------------

      The consolidated financial statements include the accounts of WVS and its wholly owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform to U.S. generally accepted accounting principles. The Company's fiscal year end for financial reporting is June
      30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

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

      Loan origination and commitment fees, and all incremental direct loan origination costs, are deferred and recognized over the contractual remaining lives of the related loans on a level-yield basis.

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

      Stock Options
      -------------

      The Company maintains stock option plans for key officers, employees, and nonemployee directors.

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

      Recent Accounting Pronouncements
      --------------------------------

      In March 2004, the Financial Accounting Standards Board ("FASB") reached consensus on the guidance provided by Emerging Issues Task Force Issue 03-1 ("EITF 03-1"), The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The guidance is applicable to debt and equity securities that are within the scope of FASB Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments In Debt and Equity Securities and certain other investments. EITF 03-1 specifies that an impairment would be considered other than temporary unless: (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment, and (b) evidence indicating the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. EITF 03-1 cost method investment and disclosure provisions were effective for reporting periods ending after June 15, 2004. The measurement and recognition provisions relating to debt and equity securities have been delayed until the FASB issues additional guidance. The Company adopted cost method investment and disclosure provisions of EITF 03-1 on June 30, 2004. The adoption did not have a material impact on the consolidated financial statements, results of operations or liquidity of the Company.

      This statement is effective for loans acquired in fiscal years beginning after December 31, 2004. SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, of the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan's contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual, or a valuation allowance for credit risk.

(In thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Recent Accounting Pronouncements (Continued)
      --------------------------------

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

      In April, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on July 1, 2005. Management has determined that unless additional options are granted, there will be no impact on future earnings as a result of the adoption.

      In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on July 1, 2005. Management has determined that unless additional options are granted, there will be no impact on the Company's financial statements as a result of the adoption.

      In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets
      - An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted, and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

      In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No. 154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods.

(In thousands, except per share data)

2.    EARNINGS PER SHARE

      The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

                                                      2005        2004        2003
                                                   ----------  ----------  ----------

      Weighted-average common shares
           issued                                   3,762,892   3,747,821   3,731,949

      Average treasury stock shares                (1,330,625) (1,212,025) (1,114,373)
                                                   ----------  ----------  ----------

      Weighted-average common shares and
           common stock equivalents used to
           calculate basic earnings per share       2,432,267   2,535,796   2,617,576

      Additional common stock equivalents
           (stock options) used to calculate
           diluted earnings per share                   5,380       8,608       6,819
                                                   ----------  ----------  ----------

      Weighted-average common shares and
           common stock equivalents used
           to calculate diluted earnings per share  2,437,647   2,544,404   2,624,395
                                                   ==========  ==========  ==========

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

3.    COMPREHENSIVE INCOME

      Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                                     2005       2004       2003
                                                                   -------    -------    -------
Net Income                                                         $ 2,909    $ 2,302    $ 3,348
Other comprehensive income:
      Unrealized gains (losses) on available-for-sale securities      (536)       (93)       258
      Less: Reclassification adjustment for gain included
               in net income                                           336         20         64
                                                                   -------    -------    -------
Other comprehensive income (loss) before tax                          (200)       (73)       194
Income tax expense (benefit) related to other
      comprehensive income (loss)                                      (68)       (25)        66
                                                                   -------    -------    -------
Other comprehensive income (loss), net of tax                         (132)       (48)       128
                                                                   -------    -------    -------
Comprehensive income                                               $ 2,777    $ 2,254    $ 3,476
                                                                   =======    =======    =======

(In thousands, except per share data)

4.    INVESTMENT SECURITIES

      The amortized cost and estimated market values of investments are as follows:

                                                         Gross         Gross         Estimated
                                       Amortized      Unrealized     Unrealized        Market
                                          Cost           Gains         Losses          Value
                                      ------------   ------------   ------------    ------------
2005
----
AVAILABLE FOR SALE
Corporate debt securities             $      9,155   $         --   $         --    $      9,155
                                      ------------   ------------   ------------    ------------

     Total                            $      9,155   $         --   $         --    $      9,155
                                      ============   ============   ============    ============

HELD TO MATURITY
U.S. Government agency securities     $    149,360   $         77   $       (493)   $    148,944
Obligations of states and political
  subdivisions                              24,551            848            (20)         25,379
                                      ------------   ------------   ------------    ------------

     Total                            $    173,911   $        925   $       (513)   $    174,323
                                      ============   ============   ============    ============
                                                         Gross         Gross         Estimated
                                       Amortized      Unrealized     Unrealized        Market
                                          Cost           Gains         Losses          Value
                                      ------------   ------------   ------------    ------------
2004
----
AVAILABLE FOR SALE
Corporate debt securities             $      2,532   $         18   $         --    $      2,550
Equity securities                            1,581            313            (28)          1,866
                                      ------------   ------------   ------------    ------------

     Total                            $      4,113   $        331   $        (28)   $      4,416
                                      ============   ============   ============    ============

HELD TO MATURITY
U.S. Government agency securities     $    223,808   $      1,176   $       (864)   $    224,120
Corporate debt securities                   13,772             16             --          13,788
Obligations of states and political
  subdivisions                              31,593          1,641            (39)         33,195
                                      ------------   ------------   ------------    ------------

     Total                            $    269,173   $      2,833   $       (903)   $    271,103
                                      ============   ============   ============    ============

      In 2005, 2004, and 2003, the Company recorded realized investment security gains, and unrealized holding gains and losses for trading securities, of $336, $20, and $64. Proceeds from sales of investment securities during 2005, 2004, and 2003, were $1,409, $251, and $639.

(In thousands, except per share data)

4.    INVESTMENT SECURITIES (Continued)

      The amortized cost and estimated market values of debt securities at June 30, 2005, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                Due in       Due after      Due after
                               one year    one through    five through     Due after
                               or less      five years      ten years      ten years        Total
                            ------------   ------------   ------------   ------------   ------------
AVAILABLE FOR SALE
   Amortized cost           $      9,155   $         --   $         --   $         --   $      9,155
   Estimated market value          9,155             --             --             --          9,155

HELD TO MATURITY
   Amortized cost           $         --   $         --   $      6,261   $    167,650   $    173,911
   Estimated market value             --             --          6,478        167,845        174,323


      Investment securities with amortized costs of $101,208 and $138,899 and estimated market values of $100,951 and $139,411 at June 30, 2005 and 2004, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.    MORTGAGE-BACKED SECURITIES

      The  amortized  cost  and  estimated  market  values  of   mortgage-backed
      securities are as follows:


                                                        Gross          Gross         Estimated
                                       Amortized      Unrealized     Unrealized        Market
                                          Cost          Gains          Losses          Value
                                      ------------   ------------   ------------    ------------
2005
----
AVAILABLE FOR SALE

Fannie Mae                            $        449   $         25   $         --    $        474
Government National Mortgage
  Association certificates                   2,333            196             --           2,529
Freddie Mac                                     44              1             --              45
Collateralized mortgage obligations             67              5             --              72
                                      ------------   ------------   ------------    ------------

     Total                            $      2,893   $        227   $         --    $      3,120
                                      ============   ============   ============    ============


HELD TO MATURITY

Fannie Mae                            $         16   $          1   $         --    $         17
Government National Mortgage
  Association certificates                     370             25             --             395
Freddie Mac                                      9              1             --              10
Collateralized mortgage obligations        158,636            525            (17)        159,144
                                      ------------   ------------   ------------    ------------

     Total                            $    159,031   $        552   $        (17)   $    159,566
                                      ============   ============   ============    ============

(In thousands, except per share data)

5.    MORTGAGE-BACKED SECURITIES (Continued)

                                                        Gross          Gross         Estimated
                                       Amortized      Unrealized     Unrealized        Market
                                          Cost          Gains          Losses          Value
                                      ------------   ------------   ------------    ------------
2004
----
AVAILABLE FOR SALE

Fannie Mae                            $        686   $         37   $         --    $        723
Government National Mortgage
  Association certificates                   2,411             80             (1)          2,490
Freddie Mac                                     45              1             --              46
Collateralized mortgage obligations             92              6             --              98
                                      ------------   ------------   ------------    ------------

     Total                            $      3,234   $        124   $         (1)   $      3,357
                                      ============   ============   ============    ============


HELD TO MATURITY

Fannie Mae                            $         19   $         --   $         --    $         19
Government National Mortgage
  Association certificates                     591             42             --             633
Freddie Mac                                     17             --             --              17
Collateralized mortgage obligations         71,606            117           (293)         71,430
                                      ------------   ------------   ------------    ------------

     Total                            $     72,233   $        159   $       (293)   $     72,099
                                      ============   ============   ============    ============

      The amortized cost and estimated market value of mortgage-backed securities at June 30, 2005, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Due in       Due after      Due after
                               one year     one through    five through    Due after
                               or less      five years      ten years      ten years        Total
                            ------------   ------------   ------------   ------------   ------------
AVAILABLE FOR SALE
   Amortized cost           $         --   $         13   $         --   $      2,880   $      2,893
   Estimated market value             --             13             --          3,107          3,120

HELD TO MATURITY
   Amortized cost           $         --   $         18   $         13   $    159,000   $    159,031
   Estimated market value             --             18             13        159,535        159,566


      At June 30, 2005 and 2004, mortgage-backed securities with an amortized cost of $112,047 and $65,496 and estimated market values of $112,730 and $65,486, were pledged to secure borrowings with the Federal Home Loan Bank.

(In thousands, except per share data)

6.    UNREALIZED LOSSES ON SECURITIES

      The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2005.

                              Less than Twelve Months       Twelve Months or Greater                Total
                            ---------------------------    ---------------------------    ---------------------------
                             Estimated        Gross         Estimated        Gross         Estimated       Gross
                               Market       Unrealized        Market       Unrealized        Market      Unrealized
                               Value          Losses          Value          Losses          Value         Losses
                            ------------   ------------    ------------   ------------    ------------   ------------
U.S. government agencies
  securities                $    113,715   $       (493)   $         --   $         --    $    113,715   $       (493)
Obligations of states and
  political subdivisions              --             --           1,316            (20)          1,316            (20)
Collateralized mortgage
  obligations                     43,107            (16)            277             (1)         43,384            (17)
                            ------------   ------------    ------------   ------------    ------------   ------------

     Total                  $    156,822   $       (509)   $      1,593   $        (21)   $    158,415   $       (530)
                            ============   ============    ============   ============    ============   ============

      The  policy  of  the  Company  is  to  recognize  an  other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. The Company reviews its position quarterly and has asserted that at June 30, 2005, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

      The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

(In thousands, except per share data)

7.    NET LOANS RECEIVABLE

      Major classifications of loans are summarized as follows:


                                                               2005       2004
                                                             --------   --------
First mortgage loans:
     1 - 4 family dwellings                                  $ 20,680   $ 25,825
     Construction                                              22,065     18,070
     Land acquisition and development                           5,884      7,947
     Multi-family dwellings                                     4,960      4,761
     Commercial                                                 8,561      9,950
                                                             --------   --------
                                                               62,150     66,553
                                                             --------   --------
Consumer loans:
     Home equity                                                6,504      7,086
     Home equity lines of credit                                3,578      3,932
     Other                                                      1,089        870
                                                             --------   --------
                                                               11,171     11,888
                                                             --------   --------

Commercial loans                                                  915        968
                                                             --------   --------

Less:
     Undisbursed construction and land development             12,882      9,956
     Net deferred loan fees                                        82        115
     Allowance for loan losses                                  1,121      1,370
                                                             --------   --------
                                                               14,085     11,441
                                                             --------   --------

Net loans receivable                                         $ 60,151   $ 67,968
                                                             ========   ========

      The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. At June 30, 2005 and 2004, the Company had approximately $14 million and $15 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2005 and 2004, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

(In thousands, except per share data)

7.    NET LOANS RECEIVABLE (Continued)

      Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:


                                                       2005      2004      2003
                                                      ------    ------    ------

Principal outstanding                                 $2,101    $2,181    $3,481
                                                      ------    ------    ------
Interest income that would
  have been recognized                                   150       123       256
Interest income recognized                                99        94        26
                                                      ------    ------    ------

Interest income foregone                              $   51    $   29    $  230
                                                      ======    ======    ======

      The following table is a summary of the loans considered to be impaired as of June 30:

                                                       2005      2004      2003
                                                      ------    ------    ------

Impaired loans with an allocated allowance            $   --    $1,900    $3,423
Impaired loans without an allocated allowance             --        --        --
                                                      ------    ------    ------
     Total impaired loans                             $   --    $1,900    $3,423
                                                      ======    ======    ======
Allocated allowance on impaired loans                 $   --    $  762    $1,816
Average impaired loans                                    --     1,836     3,441
Income recognized on impaired loans                       --        89        23

      Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

                                                           2005          2004
                                                         --------      --------

Balance, July 1                                          $    316      $    535
     Additions                                                631           101
     Amounts collected                                       (435)         (320)
                                                         --------      --------

Balance, June 30                                         $    512      $    316
                                                         ========      ========

8.    ALLOWANCE FOR LOAN LOSSES

      Changes in the allowance for loan losses are as follows:

                                                 2005        2004        2003
                                               --------    --------    --------

Balance, July 1                                $  1,370    $  2,530    $  2,758
Add:
     Recovery for loan losses                       (46)       (794)       (228)
     Recoveries                                      34         158          --
Less:
     Loans charged off                              237         524          --
                                               --------    --------    --------

Balance, June 30                               $  1,121    $  1,370    $  2,530
                                               ========    ========    ========

(In thousands, except per share data)

9.    ACCRUED INTEREST RECEIVABLE

      Accrued interest receivable consists of the following:

                                                               2005       2004
                                                             --------   --------

Investment and mortgage-backed securities                    $  1,758   $  2,135
Loans receivable                                                  299        321
                                                             --------   --------

     Total                                                   $  2,057   $  2,456
                                                             ========   ========

10.   FEDERAL HOME LOAN BANK STOCK

      The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 60 basis points of the outstanding unused FHLB borrowing capacity and 4.75 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.   PREMISES AND EQUIPMENT

      Major classifications of premises and equipment are summarized as follows:

                                                              2005        2004
                                                            --------    --------

Land and improvements                                       $    246    $    264
Buildings and improvements                                     1,992       2,024
Furniture, fixtures, and equipment                               851       1,069
                                                            --------    --------
                                                               3,089       3,357
Less accumulated depreciation                                  2,150       2,280
                                                            --------    --------
     Total                                                  $    939    $  1,077
                                                            ========    ========

      Depreciation charged to operations was $193, $188, and $156, for the years ended June 30, 2005, 2004, and 2003, respectively.

(In thousands, except per share data)

12.   DEPOSITS

      Deposit accounts are summarized as follows:

                                                   2005                          2004
                                       ---------------------------    ---------------------------
                                                       Percent of                     Percent of
                                          Amount       Portfolio         Amount       Portfolio
                                       ------------   ------------    ------------   ------------
Noninterest-earning checking           $     11,926            7.2%   $     10,996            6.8%
Interest-earning checking                    25,396           15.4          22,897           14.3
Savings accounts                             44,323           26.9          45,837           28.5
Money market accounts                        13,625            8.3          14,226            8.9
Advance payments by borrowers
   for taxes and insurance                    1,117            0.7           1,245            0.7
                                       ------------   ------------    ------------   ------------
                                             96,387           58.5          95,201           59.2
                                       ------------   ------------    ------------   ------------
Savings certificates:
     2.00% or less                           16,044            9.7          38,528           24.0
     2.01 - 4.00%                            44,895           27.3          16,875           10.5
     4.01 - 6.00%                             6,605            4.0           8,604            5.4
     6.01 - 6.95%                               775            0.5           1,355            0.9
                                       ------------   ------------    ------------   ------------
                                             68,319           41.5          65,362           40.8
                                       ------------   ------------    ------------   ------------
     Total                             $    164,706          100.0%   $    160,563          100.0%
                                       ============   ============    ============   ============

      The maturities of savings certificates at June 30, 2005, are summarized as follows:

Within one year                                                     $     43,811
Beyond one year but within two years                                      11,826
Beyond two years but within three years                                    4,859
Beyond three years                                                         7,823
                                                                    ------------

     Total                                                          $     68,319
                                                                    ============

      Savings certificates with balances of $100,000 or more amounted to $13,513 and $6,944 on June 30, 2005 and 2004, respectively.

      Interest expense by deposit category for the years ended June 30 are as follows:

                                                      2005           2004           2003
                                                  ------------   ------------   ------------
Interest-earning checking accounts                $         14   $         32   $         42
Savings accounts                                           311            334            509
Money market accounts                                      166            109            183
Savings certificates                                     1,734          1,831          2,554
Advance payments by borrowers for taxes
  and insurance                                             13             15             24
                                                  ------------   ------------   ------------

     Total                                        $      2,238   $      2,321   $      3,312
                                                  ============   ============   ============

(In thousands, except per share data)

13.   FEDERAL HOME LOAN BANK ADVANCES

      The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                      Weighted-     Stated interest
                 Maturity range        average         rate range
Description     from        to      interest rate   from         to       2005        2004
-----------   --------   --------   -------------  ------      ------   --------   --------
Convertible   02/20/08   06/22/16       5.47%       4.96%       6.10%   $137,500   $144,500
Fixed rate    03/16/06   05/03/10       4.97        2.91        5.43       5,236      5,236
                                                                        --------   --------

                                                                        $142,736   $149,736
                                                                        ========   ========

      Maturities of FHLB long-term advances at June 30, 2005, are summarized as follows:

                                              Weighted-
        Maturing During                        Average
       Fiscal Year Ended                      Interest
            June 30:            Amount          Rate
      --------------------   ------------   ------------

              2006           $      4,157       5.42%
              2008                  3,000       5.48
              2009                 10,500       4.99
              2010                 20,579       5.86
      2011 and thereafter         104,500       5.42
                             ------------

             Total           $    142,736       5.45%
                             ============

      The terms of the convertible advances reset to the three-month London Interbank Offered Rate ("LIBOR") and have various spreads and call dates ranging from three months to seven years. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company's FHLB stock and investment securities and are subject to substantial prepayment penalties.

      The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                             2005        2004
                                                           --------    --------

FHLB revolving and short-term advances:
     Ending balance                                        $ 12,300    $     --
     Average balance during the year                          3,021         336
     Maximum month-end balance during the year               35,400       2,250
     Average interest rate during the year                     2.63%       2.24%
     Weighted-average rate at year end                         3.31%         --%

      At June 30, 2005, the Company had remaining intermediate term (maturing within five years) borrowing capacity with the FHLB of approximately $115 million.

      The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

(In thousands, except per share data)

14.   OTHER BORROWINGS

      Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $69,775 and $91,866 at June 30, 2005 and 2004, respectively, as collateral for the repurchase agreements as explained in
      Note 4. The following table presents information regarding other borrowings as of June 30:

                                                        2005           2004
                                                    ------------   ------------

Ending balance                                      $     69,680   $     91,639
Average balance during the year                           65,578         48,749
Maximum month-end balance during the year                117,976         93,639
Average interest rate during the year                       2.27%          1.12%
Weighted-average rate at year end                           3.29%          1.28%

15.   COMMITMENTS AND CONTINGENT LIABILITIES

      Loan Commitments

      In the normal course of business, there are various commitments that are not reflected in the Bank's financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Various loan commitments totaling $20,473 and $20,213 at June 30, 2005 and 2004, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2005, contractually mature in less than one year.

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

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are composed primarily of the undisbursed portion of construction and land development loans (Note 7), residential, commercial real estate, and consumer loan originations.

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

      As of June 30, 2005 and 2004, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

      The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                         June 30, 2005
                                           ------------------------------------------
                                                   WVS                 West View
                                           -------------------    -------------------
                                            Amount     Ratio       Amount      Ratio
                                           --------   --------    --------   --------

Total Capital (to Risk-Weighted Assets)
---------------------------------------

Actual                                     $ 30,172      21.80%   $ 28,417      20.74%
To Be Well Capitalized                       13,838      10.00      13,702      10.00
For Capital Adequacy Purposes                11,070       8.00      10,961       8.00

Tier I Capital (to Risk-Weighted Assets)
----------------------------------------

Actual                                     $ 29,051      20.99%   $ 27,296      19.92%
To Be Well Capitalized                        8,303       6.00       8,221       6.00
For Capital Adequacy Purposes                 5,535       4.00       5,481       4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                     $ 29,051       7.14%   $ 27,296       6.73%
To Be Well Capitalized                       20,357       5.00      20,283       5.00
For Capital Adequacy Purposes                16,285       4.00      16,227       4.00


(In thousands, except per share data)

16.   REGULATORY CAPITAL (Continued)

                                                        June 30, 2004
                                           ------------------------------------------
                                                   WVS                 West View
                                           -------------------    -------------------
                                            Amount     Ratio       Amount      Ratio
                                           --------   --------    --------   --------
Total Capital (to Risk-Weighted Assets)
---------------------------------------

Actual                                     $ 30,416      19.62%   $ 27,524      17.98%
To Be Well Capitalized                       15,507      10.00      15,306      10.00
For Capital Adequacy Purposes                12,405       8.00      12,245       8.00

Tier I Capital (to Risk-Weighted Assets)
----------------------------------------

Actual                                     $ 28,918      18.65%   $ 26,155      17.09%
To Be Well Capitalized                        9,304       6.00       9,184       6.00
For Capital Adequacy Purposes                 6,203       4.00       6,123       4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                     $ 28,918       6.92%   $ 26,155       6.30%
To Be Well Capitalized                       20,860       5.00      20,743       5.00
For Capital Adequacy Purposes                16,688       4.00      16,594       4.00


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

17.   STOCK BENEFIT PLANS

      Stock Option Plan
      -----------------

      The Company maintains a Stock Option Plan for the directors, officers, and employees. An aggregate of 347,258 shares of authorized but unissued common stock of WVS was reserved for future issuance under this Plan. The stock options typically have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted shall at least equal the greater of par value or 85 percent of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital.

(In thousands, except per share data)

17.   STOCK BENEFIT PLANS (Continued)

      Stock Option Plan (Continued)
      -----------------

      The following table presents information related to the outstanding options:

                                  Officers' and                     Weighted-
                                   Employees'      Directors'        Average
                                     Stock           Stock          Exercise
                                    Options         Options           Price
                                  ------------    ------------    ------------

Outstanding, June 30, 2002              78,412           6,414    $      14.80

     Granted                                --              --
     Exercised                          (4,992)         (1,200)          11.40
     Forfeited                              --              --
                                  ------------    ------------

Outstanding, June 30, 2003              73,420           5,214    $      15.07

     Granted                                --              --
     Exercised                         (34,028)           (800)          15.19
     Foreited                              (80)             --            5.00
                                  ------------    ------------

Outstanding, June 30, 2004              39,312           4,414    $      14.99

     Granted                                --              --
     Exercised                              --              --
     Forfeited                              --              --
                                  ------------    ------------

Outstanding, June 30, 2005              39,312           4,414    $      14.99
                                  ============    ============
Exercisable at year end                 39,312           4,414    $      14.99
                                  ============    ============

Available for future grant                  --              --
                                  ============    ============

      At June 30, 2005, for officers and employees there were 39,312 options outstanding, exercisable at a weighted-average exercise price of $15.03, and a weighted-average remaining contractual life of 2.84 years.

      There were also 4,414 options outstanding and exercisable for directors with a weighted-average exercise price of $14.70, and a weighted-average remaining contractual life of 4.33 years.

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

      The RRP expired during 2004 and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders' equity over a four-to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $1, $5, and $23 for the years ended June 30, 2005, 2004, and 2003.

      Employee Stock Ownership Plan ("ESOP")
      --------------------------------------

      WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100, $100, and $100 for the years ended June 30, 2005, 2004, and 2003, respectively. Total ESOP shares as of June 30, 2005 and 2004, were 232,031 and 225,565, respectively.

18.   DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

      Profit Sharing Plan
      -------------------

      The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2005, 2004, and 2003.

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

      The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2005, 2004, and 2003, 29,979, 39,539, and
      37,939 shares, respectively, were held by the Plan.

(In thousands, except per share data)

19.   INCOME TAXES

      The provision for income taxes consists of:

                                               2005         2004         2003
                                            ----------   ----------   ----------
Currently payable:
     Federal                                $      475   $      366   $      794
     State                                          79           82          233
                                            ----------   ----------   ----------
                                                   554          448        1,027
Deferred                                            73          171           43
                                            ----------   ----------   ----------

     Total                                  $      627   $      619   $    1,070
                                            ==========   ==========   ==========

      The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                               2005       2004
                                                             --------   --------
Deferred tax assets:
     Allowance for loan losses                               $    381   $    466
     Deferred compensation                                        294        270
     Accrued interest receivable on loans                         233        225
     Net operating loss carryforward                               --         72
     Alternative minimum tax credit                               206        174
                                                             --------   --------
             Total gross deferred tax assets                    1,114      1,207
                                                             --------   --------

Deferred tax liabilities:
     Net unrealized gain on securities available for sale          77        145
     Deferred origination fees, net                               200        209
     Premises and equipment                                        56         67
                                                             --------   --------
             Total gross deferred tax liabilities                 333        421
                                                             --------   --------

     Net deferred tax assets                                 $    781   $    786
                                                             ========   ========

      No valuation allowance was established at June 30, 2005 and 2004, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at June 30.

(In thousands, except per share data)

19.   INCOME TAXES (Continued)

      The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                           2005                     2004                    2003
                                   --------------------     --------------------     --------------------
                                                 % of                     % of                     % of
                                                Pretax                   Pretax                   Pretax
                                    Amount      Income       Amount      Income       Amount      Income
                                   --------------------     --------------------     --------------------
Provision at statutory rate        $  1,202        34.0%    $    993        34.0%    $  1,502        34.0%
State income tax, net of federal
  tax benefit                            52         1.5           54         1.9          154         3.5
Tax exempt income                      (553)      (15.6)        (558)      (19.1)        (549)      (12.4)
Other, net                              (74)       (2.2)         130         4.4          (37)       (0.9)
                                   --------    --------     --------    --------     --------    --------

Actual tax expense and
  effective rate                   $    627        17.7%    $    619        21.2%    $  1,070        24.2%
                                   ========    ========     ========    ========     ========    ========

      The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.   REGULATORY MATTERS

      Cash and Due From Banks
      -----------------------

      The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2005 and 2004, the Savings Bank had required reserves of $923 and $808, respectively. The required reserves are held in the form of vault cash and a non-interest-bearing depository balance maintained directly with the Federal Reserve.

      Loans
      -----

      Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank's capital surplus.

      Dividend Restrictions
      ---------------------

      The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2005, surplus funds of $3,363 were not available for dividends.

(In thousands, except per share data)

21.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and estimated fair values at June 30 are as follows:

                                          2005                         2004
                              ---------------------------   ---------------------------
                                Carrying         Fair         Carrying         Fair
                                 Amount          Value         Amount          Value
                              ------------   ------------   ------------   ------------
FINANCIAL ASSETS
Cash and cash equivalents     $      3,566   $      3,566   $      3,054   $      3,054
Trading securities                      --             --            993            993
Investment securities              183,066        183,478        273,589        275,519
Mortgage-backed securities         162,151        162,686         75,590         75,456
Net loans receivable                60,151         62,297         67,968         70,170
Accrued interest receivable          2,057          2,057          2,456          2,456
FHLB stock                           7,769          7,769          7,532          7,532

FINANCIAL LIABILITIES
Deposits                      $    164,706   $    164,593   $    160,563   $    160,657
FHLB advances                      155,036        159,511        149,736        153,944
Other borrowings                    69,680         69,680         91,639         91,639
Accrued interest payable             1,260          1,260          1,197          1,197


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

      As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of WVS, are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of WVS.

      Estimated fair values have been determined by WVS using the best available data, as generally provided in internal Savings Bank reports and regulatory reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:

(In thousands, except per share data)

21.   FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

      Cash and  Cash  Equivalents,  Interest-Earning  Demand  Deposits,  Trading
      --------------------------------------------------------------------------
      Securities, Accrued Interest Receivable and Payable, and Other Borrowings
      -------------------------------------------------------------------------

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

(In thousands, except per share data)

22.   PARENT COMPANY

      Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                 June 30,
                                                             2005         2004
                                                         ----------   ----------
ASSETS
  Interest-earning deposits with subsidiary bank         $      402   $      868
  Investment securities available for sale                    1,333        2,120
  Investment in subsidiary bank                              27,446       26,257
  Accrued interest receivable and other assets                   28           64
                                                         ----------   ----------

TOTAL ASSETS                                             $   29,209   $   29,309
                                                         ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Other liabilities                                      $        8   $      110
  Stockholders' equity                                       29,201       29,199
                                                         ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $   29,209   $   29,309
                                                         ==========   ==========


                                                          Year Ended June 30,
                                                      2005      2004      2003
                                                    --------  --------  --------
INCOME
  Loans                                             $     --  $      2  $     27
  Investment and mortgage-backed securities               52        89       111
  Dividend from subsidiary                             1,600     1,300     2,400
  Investment securities gains, net                       332        20        64
  Interest-earning deposits with subsidiary bank           3        10        33
                                                    --------  --------  --------

Total income                                           1,987     1,421     2,635
                                                    --------  --------  --------


OTHER OPERATING EXPENSE                                  101       104       111
                                                    --------  --------  --------

  Income before equity in undistributed
    earnings of subsidiary                             1,886     1,317     2,524
  Equity in undistributed earnings of subsidiary       1,114       983       840
                                                    --------  --------  --------

  Income before income taxes                           3,000     2,300     3,364
  Income tax expense (benefit)                            91        (2)       16
                                                    --------  --------  --------

NET INCOME                                          $  2,909  $  2,302  $  3,348
                                                    ========  ========  ========

(In thousands, except per share data)

22.   PARENT COMPANY (Continued)

                                                                 Year Ended June 30,
                                                             2005        2004        2003
                                                           --------    --------    --------
OPERATING ACTIVITIES
    Net income                                             $  2,909    $  2,302    $  3,348
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Undistributed net income of subsidiary               (1,114)       (983)       (840)
         Investment securities gains                           (332)        (20)        (64)
        Amortization (accretion) of investment discounts
         and premiums, net                                       --          (3)         22
        Other, net                                               62         119          45
                                                           --------    --------    --------
    Net cash provided by operating activities                 1,525       1,415       2,511
                                                           --------    --------    --------

INVESTING ACTIVITIES
    Available for sale:
        Purchase of investment and
          mortgage-backed securities                         (1,550)     (3,321)     (4,934)
        Proceeds from repayments of investment and
          mortgage-backed securities                          1,422       5,183       2,582
        Proceeds from sales of investment securities            913         251         639
    Held to maturity:
        Purchases of investment and mortgage-backed
          securities                                             --      (3,199)     (1,817)
        Proceeds from repayments of investment and
          mortgage-backed securities                             --       3,451       1,555
        Net decrease in loans receivable                         --         115         354
                                                           --------    --------    --------
    Net cash provided by (used for) investing activities        785       2,480      (1,621)
                                                           --------    --------    --------

FINANCING ACTIVITIES
    Net proceeds from exercise of stock options                  --         489          71
    Cash dividends paid                                      (1,559)     (1,624)     (1,674)
    Purchases of treasury stock                              (1,217)     (2,610)     (1,634)
                                                           --------    --------    --------
    Net cash used for financing activities                   (2,776)     (3,745)     (3,237)
                                                           --------    --------    --------

    Increase (decrease) in cash and cash equivalents           (466)        150      (2,347)

CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                             868         718       3,065
                                                           --------    --------    --------

CASH AND CASH EQUIVALENTS
  END OF YEAR                                              $    402    $    868    $    718
                                                           ========    ========    ========

(In thousands, except per share data)

23.   SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                           Three Months Ended
                                       ------------------------------------------------------------
                                        September        December          March           June
                                           2004            2004            2005            2005
                                       ------------    ------------    ------------    ------------
Total interest and dividend income     $      4,430    $      4,405    $      4,509    $      4,530
Total interest expense                        2,752           2,977           3,018           3,097
                                       ------------    ------------    ------------    ------------

Net interest income                           1,678           1,428           1,491           1,433
Provision (recovery) for loan losses             78              (7)             (5)           (112)
                                       ------------    ------------    ------------    ------------

Net interest income after
  provision for loan losses                   1,600           1,435           1,496           1,545

Total noninterest income                        408             266             159             159
Total noninterest expense                       878             903             891             860
                                       ------------    ------------    ------------    ------------

Income before income taxes                    1,130             798             764             844
Income taxes                                    296             209             200             (78)
                                       ------------    ------------    ------------    ------------

Net income                             $        834    $        589    $        564    $        922
                                       ============    ============    ============    ============

Per share data:
Net income
     Basic                             $       0.34    $       0.24    $       0.23    $       0.38
     Diluted                                   0.34            0.24            0.23            0.38
Average shares outstanding
     Basic                                2,453,189       2,445,349       2,430,679       2,399,463
     Diluted                              2,458,926       2,451,242       2,435,935       2,404,097


(In thousands, except per share data)

23.   SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                           Three Months Ended
                                       ------------------------------------------------------------
                                        September        December          March           June
                                           2003            2003            2004            2004
                                       ------------    ------------    ------------    ------------
Total interest and dividend income     $      3,811    $      3,956    $      4,067    $      4,172
Total interest expense                        2,769           2,760           2,716           2,742
                                       ------------    ------------    ------------    ------------

Net interest income                           1,042           1,196           1,351           1,430
Provision (recovery) for loan losses           (133)           (624)            (14)            (23)
                                       ------------    ------------    ------------    ------------

Net interest income after
  provision for loan losses                   1,175           1,820           1,365           1,453

Total noninterest income                        194             161             163             197
Total noninterest expense                       892             938             899             878
                                       ------------    ------------    ------------    ------------

Income before income taxes                      477           1,043             629             772
Income taxes                                    125             273             165              56
                                       ------------    ------------    ------------    ------------

Net income                             $        352    $        770    $        464    $        716
                                       ============    ============    ============    ============

Per share data:
Net income
     Basic                             $       0.14    $       0.30    $       0.18    $       0.29
     Diluted                                   0.14            0.30            0.18            0.29
Average shares outstanding
     Basic                                2,575,242       2,560,420       2,525,612       2,481,206
     Diluted                              2,585,081       2,569,578       2,533,697       2,488,556


      COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

      WVS Financial Corp.'s common stock is traded on the Nasdaq Stock MarketSM National Market System under the symbol "WVFC".

      The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                     Market Price
                               -----------------------         Cash Dividends
   Quarter Ended                 High            Low              Declared
-----------------------        --------       --------        -----------------
June 2005                      $ 17.250       $ 16.600             $0.16
March 2005                       18.140         16.250              0.16
December 2004                    18.100         16.000              0.16
September 2004                   18.000         16.000              0.16

June 2004                      $ 19.400       $ 17.110             $0.16
March 2004                       19.980         17.350              0.16
December 2003                    18.400         16.810              0.16
September 2003                   18.650         16.500              0.16

      There were eight Nasdaq Market Makers in the Company's common stock as of June 30, 2005: Boenning & Scattergood Inc.; Sandler O'Neill & Partners; Boston Stock Exchange; Ryan Beck & Co., Inc.; Morgan Stanley & Co., Inc; UBS Securities LLC; Hill, Thompson, Magid and Co. and Knight Equity Markets, L.P.

      According to the records of the Company's transfer agent, there were approximately 750 shareholders of record at September 7, 2005. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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