Form 10-K, Exhibit 13
period 2006-06-30
WVS FINANCIAL CORP
filed 2006-09-28
CIK 910679

Exhibit 13

                                TABLE OF CONTENTS
                                                                         Page
                                                                        Number
                                                                        ------

         Stockholders' Letter                                              1

         Selected Financial and Other Data                                 2

         Management's Discussion and Analysis                              4

         Report of Independent Registered Public Accounting Firm          18

         Consolidated Balance Sheet                                       19

         Consolidated Statement of Income                                 20

         Consolidated Statement of Changes in Stockholders' Equity        21

         Consolidated Statement of Cash Flows                             22

         Notes to the Consolidated Financial Statements                   23

         Common Stock Market Price and Dividend Information               50

         Corporate Information                                            51

To Our Stockholders:


In an effort to contain inflation, the Federal Reserve Board's Open Market Committee increased its targeted federal funds rate by one-quarter of a percent eight times during fiscal 2006. The fiscal 2006 increases were in addition to eight identical increases during fiscal 2005. Within the past two fiscal years, these sixteen combined increases, coupled with higher energy prices, have caused a marked slow-down in the housing market and considerably slowed consumer purchase activity and sentiment. Intermediate and longer-term market interest rates have not moved in tandem with the changes in short-term market interest rates. These changes in short, intermediate and long-term market interest rates and the flattening of the Treasury yield curve have caused a marked compression in industry-wide net interest margins and net income.

During Fiscal 2006, WVS Financial Corp. achieved solid gains despite a slowing economy, higher short-term and historically low intermediate and long-term market interest rates. Company net interest income increased $758 thousand while income before income tax expense increased $597 thousand. Net income for fiscal 2006 totaled $2.85 million - roughly even with the prior fiscal year. Income tax expense more than doubled to $1.29 million primarily due to early redemptions of tax-exempt bonds and the elimination of a deferred tax asset. Book value per share, after the payment of cash dividends and stock repurchases, continued to grow and totaled $12.60 per share at June 30, 2006. Return on stockholder's equity was a strong 9.87%.

The Company's Eighth Stock Buyback continues to progress well. Stock buybacks add liquidity to your investment and promote an active secondary market in our stock. We continue to receive positive comments about our stock buybacks from our NASDAQ market makers. Since our stock buybacks began in Fiscal 1999 the Company has returned more than $21 million to stockholders by repurchasing 1,434,606 shares or about 38% of our issued shares. The Company has returned more money to stockholders through stock buybacks alone than was originally raised by selling stock to the public.

We would like to extend our thanks to each stockholder for your continued support and trust. Please continue to recommend West View Savings Bank to your family, friends and neighbors.





/s/ DAVID J. BURSIC                                  /s/ DONALD E. HOOK

DAVID J. BURSIC                                      DONALD E. HOOK
President and                                        Chairman of the Board
Chief Executive Officer


                                    FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                                             FINANCIAL AND OTHER DATA

                                                         As of or For the Year Ended June 30,
                                       ---------------------------------------------------------------------------
                                           2006            2005            2004            2003            2002
                                       -----------     -----------     -----------     -----------     -----------
                                                      (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                           $   421,742     $   421,044     $   433,624     $   367,188     $   404,911
Net loans receivable                        55,702          60,151          67,968          91,669         152,905
Mortgage-backed securities                 155,753         162,151          75,590         111,879          82,543
Investment securities                      196,421         183,066         273,589         147,482         151,384
Savings deposit accounts                   150,701         163,589         159,318         169,316         174,659
FHLB advances                              161,729         155,036         149,736         153,390         159,937
Other borrowings                            76,048          69,680          91,639           9,453          33,731
Stockholders' equity                        29,418          29,201          29,199          30,618          30,253
Non-performing assets, troubled debt
 restructurings and potential
 problem loans(2)                            1,695           2,171           2,171           3,481           5,279


Selected Operating Data:
Interest income                        $    22,248     $    17,874     $    16,006     $    19,231     $    23,760
Interest expense                            15,460          11,844          10,987          11,810          14,025
                                       -----------     -----------     -----------     -----------     -----------
Net interest income                          6,788           6,030           5,019           7,421           9,735
(Recovery) Provision for loan losses          (161)            (46)           (794)           (228)             57
                                       -----------     -----------     -----------     -----------     -----------
Net interest income after provision
  for loan losses                            6,949           6,076           5,813           7,649           9,678
Non-interest income                            705             992             715             725             687
Non-interest expense                         3,521           3,532           3,607           3,956           4,104
                                       -----------     -----------     -----------     -----------     -----------
Income before income tax expense             4,133           3,536           2,921           4,418           6,261
Income tax expense                           1,287             627             619           1,070           1,813
                                       -----------     -----------     -----------     -----------     -----------
Net income                             $     2,846     $     2,909     $     2,302     $     3,348     $     4,448
                                       ===========     ===========     ===========     ===========     ===========

Per Share Information:
Basic earnings                         $      1.21     $      1.20     $      0.91     $      1.28     $      1.63
Diluted earnings                       $      1.21     $      1.19     $      0.90     $      1.28     $      1.63
Dividends per share                    $      0.64     $      0.64     $      0.64     $      0.64     $      0.64
Dividend payout ratio                        52.89%          53.33%          70.33%          50.00%          39.26%
Book value per share at period end     $     12.60     $     12.20     $     11.84     $     11.86     $     11.30
Average shares outstanding:
      Basic                              2,357,217       2,432,267       2,535,796       2,617,576       2,723,891
      Diluted                            2,359,996       2,437,647       2,544,404       2,624,395       2,732,491



                                             As of or For the Year Ended June 30,
                                        ----------------------------------------------
                                         2006      2005      2004      2003      2002
                                        ------    ------    ------    ------    ------

Selected Operating Ratios(1):
Average yield earned on interest-
  earning assets(3)                       5.29%     4.61%     4.28%     5.36%     6.41%
Average rate paid on interest-
  bearing liabilities                     4.01      3.27      3.13      3.57      4.13
Average interest rate spread(4)           1.28      1.34      1.14      1.79      2.28
Net interest margin(4)                    1.67      1.68      1.48      2.19      2.74
Ratio of interest-earning assets to
  interest-bearing liabilities          110.48    111.45    111.76    112.56    112.34
Non-interest expense as a percent of
  average assets                          0.82      0.87      0.91      1.05      1.07
Return on average assets                  0.66      0.71      0.58      0.89      1.16
Return on average equity                  9.87     10.03      7.64     10.97     14.85
Ratio of average equity to average
  assets                                  6.70      7.10      7.60      8.10      7.78
Full-service offices at end of period        5         5         5         5         5

Asset Quality Ratios(1):
Non-performing and potential problem
loans and troubled debt restructurings
  as a percent of net total loans(2)      3.03%     3.49%     3.19%     3.80%     3.30%
Non-performing assets as a percent
  of total assets(2)                      0.08      0.25      0.19      0.95      1.30
Non-performing assets, troubled debt
  restructurings and potential
  problem loans as a percent of
  total assets                            0.40      0.52      0.50      0.95      1.30
Allowance for loan losses as a
  percent of total loans receivable       1.69      1.83      1.97      2.68      1.77
Allowance for loan losses as a
  percent of non-performing loans       310.71    113.58    163.48     72.68     54.68
Charge-offs to average loans
  receivable outstanding during the
  period                                  0.01      0.37      0.68      0.00      0.04

Capital Ratios(1):
Tier 1 risk-based capital ratio          22.12%    20.99%    18.65%    14.30%    13.42%
Total risk-based capital ratio           22.88     21.80     19.62     15.57     14.66
Tier 1 leverage capital ratio             6.78      7.14      6.92      8.42      7.69


----------------
(1) Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(3) Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, SAIF-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2006.

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

The Company's strategic focus includes:

Strong Net Income - During fiscal 2006, Company net income totaled $2.8 million. Income before income tax expense increased $597 thousand or 16.9% due to higher levels of net interest income and recoveries for loan losses. Company retained earnings grew by $1.3 million and exceeded $30 million at fiscal year end.

Enhancing Stockholder Value - During fiscal 2006, the Company returned over $2.5 million to stockholders via cash dividends and stock repurchases. Book value per share increased to $12.60 from $12.20. The Company's stock continues to trade at a premium to book value.

Commitment to Capital Management - Return on average stockholders' equity was 9.87%. The Company has returned more than $21 million through the repurchase of 1,434,606 shares or approximately 38% of our issued shares. Through our Eighth Stock Buyback Program, the Company has returned more money to stockholders via share repurchases alone than was originally raised by selling stock to the public.

Interest Rate Risk Management - During the past fiscal year, the Federal Reserve has increased its targeted federal funds rate eight times - from 3.25% to 5.25%. Intermediate and long-term rates remain stubbornly low. The Company has positioned itself well for this rise in short-term rates by actively managing its asset/liability mix. Net interest income increased $758 thousand or 12.6%, favorably impacting Company net income.

Investments in Technology - During fiscal 2006, the Bank completed its core systems migration. Over the past three fiscal years, the Company has added new P.C. based platforms, internet banking, on-line bill paying and expanded our ATM system by joining the STAR network to provide our customers with around the clock convenience that technology and the internet have ushered in. Most importantly, we understand that many customers want a local touch, a place to go, and a teller to hand back the receipt now and then.

Community Based Lending - Due to low market interest rates, West View has limited origination of thirty year mortgage loans to be held in the portfolio. Thirty year mortgage loans continue to be originated on a correspondent basis. Portfolio loan originations have focused on multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans and small business loans for business equipment and inventory.

Strong Non-interest Expense Ratios - For the fiscal years ended June 30, 2006, 2005 and 2004, the Company's ratios of non-interest expense to average assets were 0.82%, 0.87% and 0.91%, respectively. Investments in technology have allowed each employee to be more productive and to offer more competitively priced products and services to our loan and deposit customers.


CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet
                             -----------------------

                                            June 30,             Change
                                                           ---------------------
                                        2006       2005    Dollars    Percentage
                                        ----       ----    -------    ----------
                                         (Dollars in Thousands)

 Cash and interest-earning
      Deposits                       $  1,196   $  3,566   $ (2,370)      -66.5%

 Investments (1)                      360,035    352,986      7,049         2.0

 Net loans receivable                  55,702     60,151     (4,449)        7.4

 Total assets                         421,742    421,044        698         0.2

 Deposits                             151,713    164,706    (12,993)       -7.9

 Borrowed funds                       237,777    224,716     13,061         5.8

 Total liabilities                    392,324    391,843        481         0.1

 Stockholders' equity                  29,418     29,201        217         0.7
---------------
(1) Includes Federal Home Loan Bank stock.

Cash and Interest-Earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $2.4 million or 66.5% to $1.2 million at June 30, 2006 from $3.6 million at June 30, 2005. Changes in cash equivalents are influenced by the timing of customer transaction deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Investments. The Company's investment and mortgage-backed portfolios increased $7.0 million or 2.0% to $360.0 million at June 30, 2006 from $353.0 million at June 30, 2005. Investment securities increased $13.5 million or 7.1% to $204.3 million at June 30, 2006. This increase was due primarily to purchases of U.S. Government Agency securities, funded by calls of lower rate U.S. Government Agency securities. Mortgage-backed securities decreased $6.4 million or 3.9% to $155.8 million at June 30, 2006. This decrease was due primarily to repayments of floating rate mortgage-backed securities and the redeployment of those proceeds into investment securities. See "Quantitative and Qualitative Disclosures about Market Risk" beginning on page 13.

Net Loans Receivable. Net loans receivable decreased $4.4 million or 7.4% to $55.7 million at June 30, 2006. The decrease in loans receivable was principally the result of principal repayments on the loan portfolio and residual levels of refinancing activity due to historically low mortgage interest rates. As part of its asset/liability management strategy, the Company chose to invest substantially all of these proceeds into fixed rate U.S. Government Agency securities and floating rate mortgage-backed securities. The Bank has also partnered with SCORE (Service Corps of Retired Executives) Pittsburgh to better serve new business owners and existing Bank business customers with access to business counseling services.

Deposits. Total deposits decreased $13.0 million or 7.9% to $151.7 million at June 30, 2006. Transaction accounts decreased approximately $7.9 million or 21.2%. Certificates of deposit increased approximately $429 thousand or 0.6%. Savings accounts decreased $7.5 million or 16.9% and money market accounts increased $2.9 million or 21.6%.

Borrowed Funds. Borrowed funds increased $13.1 million or 5.8% to $237.8 million at June 30, 2006. Other short-term borrowings increased $6.4 million or 9.2% to $76.0 million, FHLB long-term advances decreased $4.2 million or 2.9% to $138.6 million and FHLB short-term advances increased $10.8 million or 88.2% to $23.2 million. The Company repositioned its borrowing mix as part of its assets/liability management program.

Stockholders' Equity. Total stockholders' equity increased $217 thousand or 0.7% to $29.4 million at June 30, 2006. Company earnings of $2.8 million were partially offset by $1.5 million of cash dividends paid on the Company's common stock and $1.1 million was used to repurchase 66,098 shares of the Company's common stock. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.

RESULTS OF OPERATIONS

                         Condensed Statements of Income
                         ------------------------------

                               Year Ended         Year Ended          Year Ended
                                June 30,            June 30,           June 30,
                                 2006      Change    2005     Change     2004
                                -------    ------   -------   ------   -------
                                             (Dollars in Thousands)

Interest income                 $22,248    $4,374   $17,874   $1,868   $16,006
                                             24.5%              11.7%

Interest expense                $15,460    $3,616   $11,844     $857   $10,987
                                             30.5%               7.8%

Net interest income              $6,788      $758    $6,030   $1,011    $5,019
                                             12.6%              20.1%

Provision for loan losses         ($161)    ($115)     ($46)    $748     ($794)
                                          -250.0%               94.2%

Non-interest income                $705     ($287)     $992     $277      $715
                                           -28.9%               38.7%

Non-interest expense             $3,521      ($11)   $3,532     ($75)   $3,607
                                            -0.3%               -2.1%

Income tax expense               $1,287      $660      $627       $8      $619
                                            105.3%               1.3%

Net income                       $2,846      ($63)   $2,909     $607    $2,302
                                             -2.2%              26.4%


General. WVS reported net income of $2.8 million, $2.9 million and $2.3 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively. The $63 thousand or 2.2% decrease in net income during fiscal 2006 was primarily the result of a $758 thousand increase in net interest income, a $115 thousand increase in recoveries for loan losses and a $11 thousand decrease in non-interest expense which were more than offset by a $660 thousand increase in income tax expense, and a $287 thousand decrease in non-interest income. Earnings per share totaled $1.21 (basic and diluted) for fiscal 2006 as compared to $1.20 (basic) and $1.19 (diluted) for fiscal 2005. The increase in earnings per share was due to a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2006.

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


                                                                       For the Years Ended June 30,
                                       --------------------------------------------------------------------------------------------
                                                   2006                           2005                           2004
                                       ----------------------------   -----------------------------   -----------------------------
                                                           Average                         Average                         Average
                                       Average              Yield/     Average              Yield/     Average              Yield/
                                       Balance   Interest    Rate      Balance  Interest     Rate      Balance  Interest     Rate
                                       --------  --------  --------   --------  --------   --------   --------  --------   --------
                                                                           (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)          $ 58,274  $  4,009      6.88%  $ 63,725  $  4,206       6.60%  $ 76,513  $  5,180       6.77%
      Mortgage-backed securities        169,844     8,919      5.25    103,307     3,981       3.85     84,770     2,347       2.77
      Investments - taxable             177,031     8,292      4.68    200,688     7,873       3.92    191,544     6,709       3.50
      Investments - tax-free(2)          13,276       737      8.00     27,142     1,626       8.74     29,588     1,641       8.08
      FHLB stock                          7,033       276      3.92      7,594       178       2.34      7,797       120       2.01
      Interest-bearing deposits             924        15      1.62      1,818        10       0.55      2,079         9       0.43
                                       --------  --------             --------  --------              --------  --------
      Total interest-earning assets     426,382    22,248      5.29%   404,274    17,874       4.61%   392,291    16,006       4.28%
                                                 --------  ========             --------   ========             --------   ========
      Non-interest-earning assets         3,897                          3,849                           3,949
                                       --------                       --------                        --------
            Total assets               $430,279                       $408,123                        $396,240
                                       ========                       ========                        ========

Interest-bearing liabilities:
      Interest-bearing deposits
        and escrows                    $142,327  $  3,123      2.19%  $146,366  $  2,238       1.53%  $151,577  $  2,321       1.53%
      FHLB long-term advances           141,558     7,828      5.53    147,780     8,040       5.44    149,930     8,112       5.41
      FHLB short-term advances            2,421       106      4.38      3,021        79       2.62        642         8       1.25
      Other short-term borrowings        99,634     4,403      4.42     65,579     1,487       2.27     48,867       546       1.12
                                       --------  --------             --------  --------              --------  --------
      Total interest-bearing            385,940    15,460      4.01%   362,746    11,844       3.27%   351,016    10,987       3.13%
                                                 --------  ========             --------   ========             --------   ========
      liabilities
      Non-interest-bearing accounts      12,513                         12,774                          12,542
                                       --------                       --------                        --------
      Total interest-bearing
       liabilities and non-interest
        -bearing accounts               398,453                        375,520                         363,558
      Non-interest-bearing liabilities    2,976                          3,609                           2,563
                                       --------                       --------                        --------
            Total liabilities           401,429                        379,129                         366,121
Equity                                   28,850                         28,994                          30,119
                                       --------                       --------                        --------
Total liabilities and equity           $430,279                       $408,123                        $396,240
                                       ========                       ========                        ========
Net interest income                              $  6,788                       $  6,030                        $  5,019
                                                 ========                       ========                        ========
Interest rate spread                                           1.28%                           1.34%                           1.15%
                                                           ========                        ========                        ========
Net yield on interest-earning assets(3)                        1.67%                           1.68%                           1.48%
                                                           ========                        ========                        ========
Ratio of interest-earning assets to
   interest-bearing liabilities                              110.48%                         111.45%                         111.76%
                                                           ========                        ========                        ========

----------------

(1)  Includes non-accrual loans.
(2) Yields on tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)  Net interest income divided by average interest-earning assets.

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

                                                                              Year Ended June 30,
                                                 --------------------------------------------------------------------------------
                                                              2006 vs. 2005                            2005 vs. 2004
                                                 --------------------------------------    --------------------------------------
                                                    Increase (Decrease)                      Increase (Decrease)
                                                          Due to               Total               Due to                Total
                                                 ------------------------     Increase     ------------------------     Increase
                                                   Volume         Rate       (Decrease)      Volume         Rate       (Decrease)
                                                 ----------    ----------    ----------    ----------    ----------    ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                       $     (370)   $      173    $     (197)   $     (847)   $     (127)   $     (974)
      Mortgage-backed securities                      3,156         1,782         4,938           590         1,044         1,634
      Investments - taxable                            (994)        1,413           419           333           831         1,164
      Investments - tax-free                           (709)         (180)         (889)         (202)          187           (15)
      FHLB stock                                        (14)          112            98            32            26            58
      Interest-bearing deposits                          (6)           11             5            (1)            2             1
                                                 ----------    ----------    ----------    ----------    ----------    ----------
            Total interest-earning assets             1,063         3,311         4,374           (95)        1,963         1,868
Interest-bearing liabilities:
      Interest-bearing deposits and
         Escrows                                         28           857           885          (200)          117           (83)
      FHLB long-term borrowings                        (343)          131          (212)         (117)           45           (72)
      FHLB short-term borrowings                        (17)           44            27            54            17            71
      Other short-term borrowings                     1,033         1,883         2,916           235           706           941
                                                 ----------    ----------    ----------    ----------    ----------    ----------
            Total interest-bearing liabilities          702         2,915         3,616           (28)          885           857
                                                 ----------    ----------    ----------    ----------    ----------    ----------

Change in net interest income                    $      361    $      396    $      758    $      (67)   $    1,078    $    1,011
                                                 ==========    ==========    ==========    ==========    ==========    ==========

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $758 thousand or 12.6% in fiscal 2006 and $1.0 million or 20.1% in fiscal 2005. The increase in fiscal 2006 was the result of an increase in interest and dividend income of $4.4 million or 24.5%, which was partially offset by an increase in interest expense of $3.6 million or 30.5%. The increase in fiscal 2005 was the result of an increase in interest and dividend income of $1.8 million or 11.7%, which was partially offset by an increase in interest expense of $857 thousand or 7.8%.

Interest Income. Total interest income increased by $4.4 million or 24.5% during fiscal 2006 and increased by $1.9 million or 11.7% during fiscal 2005. The increase in fiscal 2006 was primarily the result of increased yields on the Company's interest-earning assets and increases in the average balances of the mortgage-backed securities portfolio which were partially offset by decreases in the average balances of the investment and loan portfolios. The increase in fiscal 2005 was primarily a result of increased yields and average balances on the investment and mortgage-backed securities portfolios which were partially offset by a decrease in the average balance and weighted average yield earned on the loan portfolio.

Interest income on investment securities and FHLB stock decreased $372 thousand or 3.8% during fiscal 2006 and increased $1.2 million or 14.3% during fiscal 2005. The decrease in fiscal 2006 was primarily the result of a $38.1 million decrease in the average balance of investments outstanding which was partially offset by a 61 basis point increase in the weighted average yield on the Company's investment securities portfolio. The increase in fiscal 2005 was primarily attributable to a 40 basis point increase in the weighted average yield on the Company's investment securities and a $6.5 million increase in the average balance of the investment securities outstanding.

Interest income on mortgage-backed securities increased $4.9 million or 124.0% during fiscal 2006 and increased $1.6 million or 69.6% during fiscal 2005. The increase in fiscal 2006 was primarily attributable to a

$66.6 million increase in the average balance of the mortgage-backed securities portfolio and a 140 basis point increase in the weighted average yield on the mortgage-backed securities portfolio. The increase in fiscal 2005 was primarily attributable to a 108 basis point increase in the weighted average yield on the Company's mortgage-backed securities portfolio and a $18.5 million increase in the average balance of the mortgage-backed securities portfolio.

Interest income on net loans receivable decreased $197 thousand or 4.7% during fiscal 2006 and decreased $974 thousand or 18.8% during fiscal 2005. The decrease in fiscal 2006 was primarily attributable to a $5.6 million decrease in the average balance of net loans outstanding which was partially offset by a 28 basis point increase in the yield earned on the Company's loan portfolio. The decrease in fiscal 2005 was primarily attributable to a $12.8 million decrease in the average balance of net loans outstanding and a 17 basis point decrease in the weighted average yield on the Company's loan portfolio. As part of its asset/liability management strategy, the Company previously limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2006 and 2005.

Interest Expense. Total interest expense increased $3.6 million or 30.5% during fiscal 2006 and increased by $857 thousand or 7.8% during fiscal 2005. The increase in fiscal 2006 was primarily attributable to higher rates paid on interest-bearing liabilities due to the Federal Reserve's continued tightening of monetary policy and higher levels of interest-bearing liabilities. The increase in fiscal 2005 was attributable to higher average levels of interest-bearing liabilities and higher rates paid on such liabilities due to the Federal Reserve's tightening of monetary policy.

Interest expense on borrowings increased $2.7 million or 28.4% during fiscal 2006 and increased $940 thousand or 10.8% during fiscal 2005. The increase in fiscal 2006 was primarily attributable to a 62 basis point increase in the weighted average yield on the Company's borrowings and a $27.2 million increase in the average balances of borrowings outstanding. The increase in the average yield on borrowings outstanding reflects higher short-term interest rates. The increase in the average balances outstanding was due to a $34.1 million increase in the average balances of other short-term borrowings which was partially offset by a $6.2 million decrease in the average balance of long-term FHLB advances and a $600 thousand decrease in the average balance of short-term FHLB advances. The increase in fiscal 2005 was primarily attributable to a $16.9 million increase in the average balance of borrowings outstanding and a 9 basis point increase in the weighted average yield on the Company's borrowings. The increase in the average balances outstanding was due to a $16.7 million increase in the average balance of other short-term borrowings and a $2.4 million increase in the average balance of short-term FHLB advances, which were partially offset by a $2.2 million decrease in the average balance of long-term FHLB advances. During both fiscal 2006 and 2005, the Company's borrowings were primarily longer-term with fixed rates of interest.

Interest expense on interest-bearing deposits and escrows increased $885 thousand or 39.5% in fiscal 2006 and decreased $83 thousand or 3.6% in fiscal 2005. The increase in fiscal 2006 was primarily attributable to a 66 basis point increase in the weighted average yield paid on deposits and a $3.0 million increase in the average balances of money market and time deposits, which were partially offset by a $7.1 million decrease in the average balance of savings accounts and interest-bearing checking accounts. The decrease in fiscal 2005 was primarily attributable to a $5.2 million decrease in the average balance of interest bearing deposits.

Recovery for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a credit provision (i.e. recovery) for loan losses of $161 thousand in fiscal 2006, compared to a credit provision of $46 thousand in fiscal 2005. The increase in the credit provision for fiscal 2006 was primarily attributable to continued paydowns of non-accrual loans and a reallocation of $35 thousand of its allowance for loan loss attributable to off-balance sheet liabilities (builder letters of credit and undisbursed lines of credit) to a separate reserve account for financial reporting purposes. The decrease in the credit provision for fiscal 2005 was primarily attributable to reduced levels of non-performing loans and net loans receivable.

Non-interest Income. Total non-interest income decreased by $287 thousand or 28.9% in fiscal 2006 and increased by $277 thousand or 38.7% in fiscal 2005. The decrease in fiscal 2006 was primarily attributable to a $306 thousand decrease in pre-tax securities gains, which was partially offset by a $19 thousand increase in deposit account fee income. The increase in fiscal 2005 was primarily attributable to an increase of $316 thousand in pre-tax securities gains, which was partially offset by decreased deposit account fee income.

Non-interest Expense. Total non-interest expense decreased $11 thousand or 0.3% and decreased $75 thousand or 2.1% during fiscal 2006 and 2005, respectively. The decrease in fiscal 2006 was primarily attributable to a decrease in fixed asset depreciation which was partially offset by a reallocation of a portion of the Company's allowance for loan loss attributable to off-balance sheet liabilities as discussed above. The decrease in fiscal 2005 was primarily attributable to decreases in legal expenses and costs associated with the work-out of non-performing assets, payroll and benefit related costs, real estate owned expenses and ATM network expenses, which were partially offset by increases in data processing expenses and fixed asset costs.

Income Taxes. Income taxes increased $660 thousand or 105.3% during fiscal 2006 and increased $8 thousand or 1.3% during fiscal 2005. The increases in both fiscal 2006 and 2005 were primarily attributable to higher levels of taxable income, lower levels of federal tax-exempt income, and the elimination of a deferred tax asset associated with a credit for the federal alternative minimum tax which were partially offset by higher levels of interest on FHLB obligations, which are not taxable for Pennsylvania Mutual Thrift Tax purposes. The Company's effective tax rate was 31.1% at June 30, 2006 and 17.7% at June 30, 2005.


LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $2.4 million during fiscal 2006 primarily due to $2.4 million of net cash used for financing activities and $2.4 million of net cash used for investing activities, which were partially offset by $2.5 million of net cash provided by operating activities.

Funds provided by operating activities totaled $2.5 million during fiscal 2006 as compared to $3.8 million during fiscal 2005. Net cash provided by operating activities was primarily comprised of $2.8 million of net income, a $191 thousand increase in accrued interest payable and a $161 thousand net recovery for loan losses which were partially offset by a $864 thousand increase in accrued interest receivable.

Funds used for investing activities totaled $2.4 million during fiscal 2006 as compared to $12.0 million provided by investing activities during fiscal 2005. Primary uses of funds during fiscal 2006 include $217.6 million in purchases of investment and mortgage-backed securities (including FHLB stock), which were partially offset by $210.6 million in repayments and sales of investments and mortgage-backed securities (including FHLB stock) and a $4.6 million decrease in net loans receivable. The investment purchases were primarily comprised of fixed rate callable U.S. Government agency bonds. The mortgage-backed securities purchases were floating rate instruments that generally reprice on a monthly basis.

Funds used for financing activities totaled $2.4 million for fiscal 2006 as compared to $15.3 million used for financing activities in fiscal 2005. Primary uses of funds for fiscal 2006 were a $13.0 million decrease in deposits, a $4.2 million decrease in FHLB long-term borrowings, $1.5 million in cash dividends and $1.1 million in common stock repurchases, which were partially offset by a $10.8 million increase in FHLB short-term advances and a $6.4 million increase in other short-term borrowings. During fiscal 2006 the Company purchased 66,098 shares of Company common stock for approximately $1.1 million. Management has determined that it currently is maintaining adequate liquidity and continues to better match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, amortization, prepayments and maturities of existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through FHLB advances and other borrowings. At June 30, 2006, the total approved loan commitments outstanding amounted to $762 thousand. At the same date, commitments under unused letters and lines of credit amounted to $8.4 million and the unadvanced portion of construction loans approximated $9.5 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2006, totaled $42.9 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company's contractual obligations at June 30, 2006 were as follows:

                                               Contractual Obligations
                                                (Dollars in Thousands)
                                        Less than                          More than
                               Total     1 year    1-3 years   3-5 years    5 years
                              --------   -------   ---------   ---------   ---------
Long-term debt                $138,579   $     -   $ 13,500    $ 112,579   $  12,500
Operating lease obligations         39        23         16            -           -
                              $138,618   $    23   $ 13,516    $ 112,579   $  12,500

See also Note 13 of the Company's Consolidated Financial Statements.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through FHLB advances and other borrowings and through the retail deposit market to provide the cash utilized in investing activities. The Company has access to the Federal Reserve Bank Primary Credit Program. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 25, 2006, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 17, 2006 to shareholders of record at the close of business on August 7, 2006. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2006, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $29.4 million or 22.1% and $30.4 million or 22.9%, respectively, of total risk-weighted assets; and Tier I leverage capital of $29.4 million or 6.8% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. Non-performing assets decreased $739 thousand or 69.9% to $318 thousand or 0.08% of total assets, at June 30, 2006. The decrease was primarily the result of $912 thousand in loans reclassified as performing due to improved economic performance, $10 thousand transferred to real estate owned, $7 thousand in charged off loans, and $1 thousand in repayments, which were partially offset by $251 thousand in loans classified as non-performing.

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

During fiscal 2006, the Federal Open Market Committee increased its targeted federal funds rate by two hundred basis points from 3.25% at June 30, 2005 to 5.25% at June 30, 2006. The benchmark two and ten year treasury yields were 5.16% and 5.15% respectively at June 30, 2006, as compared to 3.66% and 3.94% respectively at June 30, 2005. These changes in short, intermediate and long-term market interest rates and the flattening of the Treasury yield curve have precipitated continued prepayments in the Company's loan, investment and mortgage-backed securities portfolios and a marked compression of industry-wide net interest margins.

Principal repayments on the Company's loan, investment and mortgage-backed securities portfolios for the fiscal year ended June 30, 2006, totaled $25.5 million, $106.9 million and $97.8 million, respectively. In response to higher levels of liquidity the Company rebalanced its loan, investment and mortgage-backed securities portfolios.

Due to the term structure of market interest rates, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans, primarily on residential properties, to partially increase interest income while limiting interest rate risk. The Company has also emphasized higher yielding home equity and small business loans to existing customers and seasoned prospective customers.

The Company purchased fixed rate callable U. S. Government Agency bonds in order to earn a spread against the Company's long-term FHLB advances while limiting interest rate risk within the portfolio. Within the mortgage-backed securities portfolio, the Company continued to purchase floating rate securities in order to provide current income and in response to rising short-term market interest rates. Each of the aforementioned strategies also helped to better match the interest-rate and liquidity risks associated with the Savings Bank's customers' liquidity preference for shorter term deposit products.

During fiscal 2006 principal investment purchases were comprised of: floating rate collateralized mortgage obligations which reprice monthly - $91.4 million with an original weighted average yield of 4.61%; callable fixed rate government agency bonds with initial lock-out periods as follows: 0 - 12 months - $35.7 million with a weighted average yield to call of approximately 6.76%, 13 - 24 months - $28.6 million with a weighted average yield to call of approximately 6.04%, 25 - 36 months - $19.0 million with a weighted average yield to call of approximately 6.11% and over 36 months - $3.0 million with a weighted average yield to call of approximately 6.0%; and callable fixed to floating rate government agency bonds which will reprice within twenty-four to thirty-three months - $25.0 million with a weighted average yield of approximately 5.07%. Major investment proceeds received during fiscal 2006 were: mortgage-backed securities - $97.8 million; callable government agency bonds - $85.0 million with a weighted average yield of approximately 3.63%; tax-free municipal bonds - $12.4 million with a weighted average yield of approximately 5.89%; corporate demand notes - $7.3 million with a weighted average semiannual yield of 4.34%; and taxable municipal bonds - $120 thousand with a weighted average yield of 6.61%.

As of June 30, 2006, the implementation of these asset and liability management initiatives resulted in the following:

     1) $153.5 million or 98.5% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were comprised of floating rate instruments that reprice on a monthly basis.
     2) $73.0 million or 35.7% of the Company's investment portfolio was comprised of fixed to floating rate U.S. Government Agency bonds which will reprice as follows: 3 months or less - $5.0 million; 3 - 6 months
          - $28.0 million; 6 - 12 months - $15.0 million; and over 1 year - $25.0 million. Management currently believes that these bonds are likely to be repaid during the intervals shown.
     3) $86.4 million or 42.3% of the Company's investment portfolio was comprised of fixed-rate callable U.S. Government Agency bonds which are callable as follows: 3 months or less - $9.9 million; 3 - 6 months
          - $20.3 million;  6 - 12 months - $20.6  million;  1 - 2 years - $13.5 million; and over 2 years - $22.1 million. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates.
     4) $15.2 million or 7.4% of the Company's investment portfolio was comprised of U.S. Government Agency Step-up bonds which will reprice as follows: 6 - 12 months - $8.5 million from 4.00% to 7.00%, $2.0 million from 4.40% to 7.00%; and 1 - 2 years - $4.7 million from 4.70% to 6.00%. Management believes that substantially all of these bonds are likely to be repaid during the intervals shown.
     5) An aggregate of $31.1 million or 55.8% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months; and
     6) The maturity distribution of the Company's borrowings is as follows: 1 month or less - $99.2 million or 41.7%; 1 - 3 years - $13.5 million or 5.7%; 3 - 5 years - $112.6 million or 47.3%; and over 5 years - $12.5 million or 5.3%.

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

                                                          June 30,
                                              --------------------------------
                                                2006        2005        2004
                                              --------    --------    --------
                                                    (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                  $273,884    $318,015    $288,451
Interest-bearing liabilities maturing or
   repricing within one year                   194,509     181,085     171,655
                                              --------    --------    --------

Interest sensitivity gap                      $ 79,375    $136,930    $116,796
                                              ========    ========    ========
Interest sensitivity gap as a percentage of
   total assets                                  18.82%       32.5%       26.9%
Ratio of assets to liabilities
   maturing or repricing within one year        140.81%      175.6%      168.0%

During fiscal 2006, the Company managed its one year interest sensitivity gap by: (1) limiting the portfolio origination of long-term fixed rate mortgages;
(2)  emphasizing  loans  with  shorter  terms  or  repricing  frequencies;   (3)
purchasing investments with call protection of 2 years or more; and (4) purchasing floating rate CMO's which reprice on a monthly basis.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2006. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                                                  Cumulative Stressed Repricing Gap
                                                  ---------------------------------

                      Month 3       Month 6      Month 12       Month 24      Month 36      Month 60       Long Term
                      -------       -------      --------       --------      --------      --------       ---------
                                                          (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
  Gap ($'s)           (82,423)      (60,013)     (64,152)       (54,200)      (56,770)      (68,692)         26,500
% of Total
  Assets                -19.5%        -14.2%       -15.2%         -12.9%        -13.5%        -16.3%            6.3%
Base Case Up 100 bp
-------------------
Cummulative
  Gap ($'s)           (28,604)        5,763        1,773         (4,436)       (6,878)      (67,646)         26,500
% of Total
  Assets                 -6.8%          1.4%         0.4%          -1.1%         -1.6%        -16.0%            6.3%
Base Case No Change
-------------------
Cummulative
  Gap ($'s)            46,259        82,977       79,375         71,124        67,744       (43,674)         26,500
% of Total
  Assets                 11.4%         19.7%        18.8%          16.9%         15.4%        -10.4%            6.3%
Base Case Down 100 bp
-------------------
Cummulative
  Gap ($'s)            62,591       118,590      136,469        143,418       151,751        46,585          26,500
% of Total
  Assets                 14.8%         28.1%        32.4%          34.0%         36.0%         11.0%            6.3%
Base Case Down 200 bp
-------------------
Cummulative
  Gap ($'s)            89,491       132,420      151,229        151,230       159,529        52,715          26,500
% of Total
  Assets                 21.2%         31.4%        35.9%          35.9%         37.8%         12.5%            6.3%


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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward shift in market interest rates and the estimated impact on net interest income, return on average equity, return on average assets and the market value of portfolio equity. This analysis was done assuming that the interest-earning asset and interest-bearing liability levels at the end of each fiscal year remained constant.

           Analysis of Sensitivity to Changes in Market Interest Rates
           -----------------------------------------------------------

                                                            Modeled Change in Market Interest Rates
                        ----------------------------------------------------------------------------------------------------------
                                             June 30, 2006                                       June 30, 2005
                        ----------------------------------------------------   ---------------------------------------------------
Estimated impact on:      -200       -100         0        +100       +200       -200      -100         0        +100       +200
--------------------      ----       ----         -        ----       ----       ----      ----         -        ----       ----
Change in net
interest income          -28.0%     -11.0%       0.00%    -11.4%     -46.1%     -88.1%    -26.6%       0.00%      17.6%      38.0%

Return on average
equity                     7.83%     10.74%     12.59%     10.69%      4.65%    -5.26%      4.42%      8.33%     10.83%     13.69%
Return on average
assets                     0.59%      0.78%      0.92%      0.78%      0.32%    -0.34%      0.30%      0.58%      0.76%      0.97%

Market value of
equity (in thousands)   $28,869    $33,371    $33,690    $25,363    $ 5,881    $11,310   $18,758    $24,370    $23,484    $15,770


The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2006.

                            Anticipated Transactions
      --------------------------------------------------------------------
                                                     (Dollars in Thousands)
      Undisbursed construction and development loans
            Fixed rate                                       $      5,571
                                                                     7.58%

            Adjustable rate                                  $      3,941
                                                                     8.94%

      Undisbursed lines of credit
            Adjustable rate                                  $      7,662
                                                                     7.85%

      Loan origination commitments
            Fixed rate                                       $        762
                                                                     7.19%

      Letters of credit
            Adjustable rate                                  $        694
                                                                     9.27%


                                                             ------------
                                                             $     18,630
                                                             ============

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.




/s/ S.R. Snodgrass, A.C.
Wexford, PA
July 28, 2006


                                    WVS FINANCIAL CORP.
                                 CONSOLIDATED BALANCE SHEET
                           (In thousands, except per share data)

                                                                            June 30,
                                                                        2006         2005
                                                                     ---------    ---------
ASSETS
      Cash and due from banks                                        $   1,099    $     900
      Interest-earning demand deposits                                      97        2,666
                                                                     ---------    ---------
      Total cash and cash equivalents                                    1,196        3,566
      Investment securities available for sale (amortized
         cost of $8,497 and $9,155)                                      8,469        9,155
      Investment securities held to maturity (market value
         of $185,680 and $174,323)                                     187,952      173,911
      Mortgage-backed securities available for sale
         (amortized cost of $2,229 and $2,893)                           2,292        3,120
      Mortgage-backed securities held to maturity
         (market value of $152,706 and $159,566)                       153,461      159,031
      Net loans receivable (allowance for loan losses of
         $957 and $1,121)                                               55,702       60,151
      Accrued interest receivable                                        2,921        2,057
      Federal Home Loan Bank stock, at cost                              7,861        7,769
      Premises and equipment                                               864          939
      Other assets                                                       1,024        1,345
                                                                     ---------    ---------

              TOTAL ASSETS                                           $ 421,742    $ 421,044
                                                                     =========    =========

LIABILITIES
      Deposits                                                       $ 151,713    $ 164,706
      Federal Home Loan Bank advances: long-term                       138,579      142,736
      Federal Home Loan Bank advances: short-term                       23,150       12,300
      Other borrowings                                                  76,048       69,680
      Accrued interest payable                                           1,451        1,260
      Other liabilities                                                  1,383        1,161
                                                                     ---------    ---------
TOTAL LIABILITIES                                                      392,324      391,843
                                                                     ---------    ---------

STOCKHOLDERS' EQUITY
      Preferred stock, no par value; 5,000,000 shares authorized;
         none outstanding                                                   --           --
      Common stock, par value $0.01; 10,000,000 shares authorized;
         3,769,838 and 3,762,618 shares issued                              38           38
      Additional paid-in capital                                        20,817       20,726
      Treasury stock (1,434,606 and 1,368,508 shares at cost)          (21,679)     (20,594)
      Retained earnings - substantially restricted                      30,221       28,885
      Accumulated other comprehensive income                                23          149
      Unallocated shares - Recognition and Retention Plans                  (2)          (3)
                                                                     ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                              29,418       29,201
                                                                     ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 421,742    $ 421,044
                                                                     =========    =========

See accompanying notes to the consolidated financial statements.


                                   WVS FINANCIAL CORP.
                            CONSOLIDATED STATEMENT OF INCOME
                          (In thousands, except per share data)

                                                           Year Ended June 30,
                                                  2006           2005           2004
                                               -----------    -----------    -----------
INTEREST AND DIVIDEND INCOME
      Loans                                    $     4,009    $     4,206    $     5,180
      Investment securities                          9,029          9,499          8,350
      Mortgage-backed securities                     8,919          3,981          2,347
      Interest-earning demand deposits                  15             10              9
      Federal Home Loan Bank stock                     276            178            120
                                               -----------    -----------    -----------
          Total interest and dividend income        22,248         17,874         16,006
                                               -----------    -----------    -----------

INTEREST EXPENSE
      Deposits                                       3,123          2,238          2,321
      Federal Home Loan Bank advances                7,934          8,119          8,120
      Other borrowings                               4,403          1,487            546
                                               -----------    -----------    -----------
          Total interest expense                    15,460         11,844         10,987
                                               -----------    -----------    -----------

NET INTEREST INCOME                                  6,788          6,030          5,019
Recovery for loan losses                              (161)           (46)          (794)
                                               -----------    -----------    -----------
NET INTEREST INCOME AFTER
      RECOVERY FOR LOAN LOSSES                       6,949          6,076          5,813
                                               -----------    -----------    -----------

NONINTEREST INCOME
      Service charges on deposits                      380            361            385
      Investment securities gains                       30            336             20
      Other                                            295            295            310
                                               -----------    -----------    -----------
          Total noninterest income                     705            992            715
                                               -----------    -----------    -----------

NONINTEREST EXPENSE
      Salaries and employee benefits                 1,970          1,971          1,992
      Occupancy and equipment                          387            438            433
      Data processing                                  271            267            231
      Correspondent bank charges                       132            134            142
      Other                                            761            722            809
                                               -----------    -----------    -----------
          Total noninterest expense                  3,521          3,532          3,607
                                               -----------    -----------    -----------

Income before income taxes                           4,133          3,536          2,921

Income taxes                                         1,287            627            619
                                               -----------    -----------    -----------

NET INCOME                                     $     2,846    $     2,909    $     2,302
                                               ===========    ===========    ===========

EARNINGS PER SHARE:
      Basic                                    $      1.21    $      1.20    $      0.91
      Diluted                                         1.21           1.19           0.90

AVERAGE SHARES OUTSTANDING:
      Basic                                      2,357,217      2,432,267      2,535,796
      Diluted                                    2,359,996      2,437,647      2,544,404


See accompanying notes to the consolidated financial statements.


                                                        WVS FINANCIAL CORP.
                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                               (In thousands, except per share data)

                                                                                    Retained
                                                                                    Earnings-              Accumulated
                                                            Additional              Substan-  Unallocated      Other
                                                   Common     Paid-in   Treasury     tially   Shares Held  Comprehensive
                                                    Stock     Capital     Stock    Restricted    by RRP    Income (Loss)   Total
                                                  ---------  ---------  ---------  ----------  ---------   ------------  ---------
Balance June 30, 2003                             $      37  $  20,212  $ (16,767)  $  26,857  $     (50)  $        329  $  30,618
                                                  ---------  ---------  ---------   ---------  ---------   ------------  ---------

Net income                                                                              2,302                                2,302
Unrealized loss on available-
  for-sale securities, net of taxes of $25                                                                          (48)       (48)
Tax benefit from stock grants issued
  under RRPs                                                        27                                                          27
Accrued compensation expense for RRPs                                                                  5                         5
Cancellation of unallocated RRP shares                                                     40                                   40
Exercise of stock options                                 1        488                                                         489
Purchase of treasury stock                                                 (2,610)                                          (2,610)
Cash dividends declared ($0.64 per share)                                              (1,624)                              (1,624)
                                                  ---------  ---------  ---------   ---------  ---------   ------------  ---------

Balance June 30, 2004                                    38     20,727    (19,377)     27,535         (5)           281     29,199

Net income                                                                              2,909                                2,909
Unrealized loss on available-
  for-sale securities, net of taxes of $68                                                                         (132)      (132)
Purchase of treasury stock                                                 (1,217)                                          (1,217)
Cash dividends declared ($0.64 per share)                                              (1,559)                              (1,559)
Other, net                                                          (1)                                2                         1
                                                  ---------  ---------  ---------   ---------  ---------   ------------  ---------

Balance June 30, 2005                                    38     20,726    (20,594)     28,885         (3)           149     29,201

Net income                                                                              2,846                                2,846
Unrealized loss on available-
  for-sale securities, net of tax benefit of $65                                                                   (126)      (126)
Exercise of stock options                                           91                                                          91
Purchase of treasury stock                                                 (1,085)                                          (1,085)
Cash dividends declared ($0.64 per share)                                              (1,510)                              (1,510)
Other, net                                                                                             1                         1
                                                  ---------  ---------  ---------   ---------  ---------   ------------  ---------

Balance June 30, 2006                             $      38  $  20,817  $ (21,679)  $  30,221  $      (2)  $         23  $  29,418
                                                  =========  =========  =========   =========  =========   ============  =========


          See accompanying notes to the consolidated financial statements.


                                               WVS FINANCIAL CORP.
                                       CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  (In thousands)
                                                                                      Year Ended June 30,
                                                                                 2006         2005         2004
                                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
      Net income                                                              $   2,846    $   2,909    $   2,302
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Recovery for loan losses                                                (161)         (46)        (794)
           Depreciation                                                             154          193          188
           Investment securities gains                                              (30)        (336)         (20)
           Amortization (accretion) of discounts, premiums, and
             deferred loan fees                                                    (234)        (415)       1,166
           Purchase of trading securities                                            --           --         (999)
           Sale of trading securities                                                --        1,000           --
           Deferred income taxes                                                    181           73          171
           Decrease (increase) in accrued interest receivable                      (864)         399          344
           Increase (decrease) in accrued interest payable                          191           63         (252)
           Other, net                                                               377          (43)          20
                                                                              ---------    ---------    ---------
                 Net cash provided by operating activities                        2,460        3,797        2,126
                                                                              ---------    ---------    ---------

INVESTING ACTIVITIES
      Available for sale:
           Purchase of investment and mortgage-backed
             securities                                                          (8,690)     (26,145)     (23,890)
           Proceeds from repayments of investment and
             mortgage-backed securities                                           9,395       20,364       45,852
           Proceeds from sales of investment and
               mortgage-backed securities                                         1,016        1,409          251
      Held to maturity:
           Purchase of investment and mortgage-backed
             securities                                                        (202,891)    (368,064)    (401,567)
           Proceeds from repayments of investment and
             mortgage-backed securities                                         194,306      377,002      288,489
      Net decrease in net loans receivable                                        4,581        7,733       23,751
      Purchase of Federal Home Loan Bank stock                                   (5,994)      (8,761)      (1,584)
      Redemption of Federal Home Loan Bank stock                                  5,902        8,524        1,849
      Acquisition of premises and equipment                                         (79)         (55)         (34)
      Other, net                                                                     60           --          572
                                                                              ---------    ---------    ---------
                 Net cash provided by (used for) investing activities            (2,394)      12,007      (66,311)
                                                                              ---------    ---------    ---------

FINANCING ACTIVITIES
      Net Increase (decrease) in deposits                                       (12,993)       4,143      (10,363)
      Net increase (decrease) in Federal Home Loan Bank short-term advances      10,850       12,300       (3,875)
      Net increase (decrease) in other borrowings                                 6,368      (21,959)      82,186
      Proceeds from Federal Home Loan Bank long-term advances                        --           --          500
      Repayments of Federal Home Loan Bank long-term advances                    (4,157)      (7,000)        (279)
      Net proceeds from exercise of stock options                                    91           --          489
      Cash dividends paid                                                        (1,510)      (1,559)      (1,624)
      Purchase of treasury stock                                                 (1,085)      (1,217)      (2,610)
                                                                              ---------    ---------    ---------
                 Net cash provided by (used for) financing activities            (2,436)     (15,292)      64,424
                                                                              ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                 (2,370)         512          239

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    3,566        3,054        2,815
                                                                              ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $   1,196    $   3,566    $   3,054
                                                                              =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
          Interest                                                            $  15,269    $  11,782    $  11,238
          Taxes                                                                     915          655          363

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

         Stock Options
         -------------

         The Company accounts for stock-based compensation in accordance with Financial Accounting Standard (FAS) No. 123R. FAS 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. The Company did not have any non-vested stock options outstanding during the periods ended June 30, 2006, 2005, and 2004. There were no options issued during the periods ended June 30, 2006 and 2005.

         (In thousands, except per share data)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income
         --------------------

         The Company is required to present comprehensive income and its components in a full set of general- purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Company has elected to report the effects of its other comprehensive income as part of Note 3.

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

         Recent Accounting Pronouncements
         --------------------------------

         In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting ("FAS") No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This Statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability, requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN No. 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations.

         (In thousands, except per share data)

2.       EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

                                                2006        2005        2004
                                             ----------  ----------  ----------

Weighted-average common shares
      issued                                  3,765,511   3,762,892   3,747,821

Average treasury stock shares                (1,408,294) (1,330,625) (1,212,025)
                                             ----------  ----------  ----------

Weighted-average common shares and
     common stock equivalents used to
     calculate basic earnings per share       2,357,217   2,432,267   2,535,796

Additional common stock equivalents
     (stock options) used to calculate
     diluted earnings per share                   2,779       5,380       8,608
                                             ----------  ----------  ----------

Weighted-average common shares and
     common stock equivalents used
     to calculate diluted earnings per share  2,359,996   2,437,647   2,544,404
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

3.       COMPREHENSIVE INCOME

         Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                             2006       2005       2004
                                                            -------    -------    -------

Net Income                                                  $ 2,846    $ 2,909    $ 2,302
Other comprehensive income:
       Unrealized losses on available-for-sale securities      (221)      (536)       (93)
       Reclassification adjustment for gains included
       in net income                                             30        336         20
                                                            -------    -------    -------
Other comprehensive loss before tax                            (191)      (200)       (73)
Income tax benefit related to other
       comprehensive loss                                       (65)       (68)       (25)
                                                            -------    -------    -------
Other comprehensive loss, net of tax                           (126)      (132)       (48)
                                                            -------    -------    -------
Comprehensive income                                        $ 2,720    $ 2,777    $ 2,254
                                                            =======    =======    =======

(In thousands, except per share data)

4.       INVESTMENT SECURITIES

The amortized cost and estimated market values of investments are as follows:

                                                       Gross        Gross         Estimated
                                       Amortized    Unrealized    Unrealized        Market
                                         Cost          Gains        Losses          Value
                                      -----------   -----------   -----------    -----------
2006
----
AVAILABLE FOR SALE
Corporate debt securities             $     8,497   $        --   $       (28)   $     8,469
                                      -----------   -----------   -----------    -----------

      Total                           $     8,497   $        --   $       (28)   $     8,469
                                      ===========   ===========   ===========    ===========

HELD TO MATURITY
U.S. Government agency securities     $   175,755   $        21   $    (2,771)   $   173,005
Obligations of states and political
  subdivisions                             12,197           482            (4)        12,675
                                      -----------   -----------   -----------    -----------

      Total                           $   187,952   $       503   $    (2,775)   $   185,680
                                      ===========   ===========   ===========    ===========
                                                       Gross        Gross         Estimated
                                       Amortized    Unrealized    Unrealized        Market
                                         Cost          Gains        Losses          Value
                                      -----------   -----------   -----------    -----------
2005
----
AVAILABLE FOR SALE
Corporate debt securities             $     9,155   $        --   $        --    $     9,155
                                      -----------   -----------   -----------    -----------

      Total                           $     9,155   $        --   $        --    $     9,155
                                      ===========   ===========   ===========    ===========

HELD TO MATURITY
U.S. Government agency securities     $   149,360   $        77   $      (493)   $   148,944
Obligations of states and political
  subdivisions                             24,551           848           (20)        25,379
                                      -----------   -----------   -----------    -----------

      Total                           $   173,911   $       925   $      (513)   $   174,323
                                      ===========   ===========   ===========    ===========

         In 2006, 2005, and 2004, the Company recorded realized investment security gains, and unrealized holding gains and losses for trading securities of $30, $336, and $20. Proceeds from sales of investment securities during 2006, 2005, and 2004 were $1,016, $1,409, and $251.

         (In thousands, except per share data)

4.       INVESTMENT SECURITIES (Continued)

         The amortized cost and estimated market values of debt securities at June 30, 2006, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                      Due after   Due after
                             Due in      one        five
                            one year   through     through   Due after
                            or less   five years  ten years  ten years   Total
                            --------  ----------  ---------  ---------  --------
AVAILABLE FOR SALE
   Amortized cost           $  8,497         --   $     --   $     --   $  8,497
                            --------   --------   --------   --------   --------
   Estimated market value      8,469         --         --         --      8,469

HELD TO MATURITY
   Amortized cost           $     --   $    854   $ 49,094   $138,004   $187,952
   Estimated market value         --        875     48,538    136,267    185,680

         Investment securities with amortized costs of $88,229 and $101,208 and estimated market values of $86,703 and $100,951 at June 30, 2006 and 2005, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.       MORTGAGE-BACKED SECURITIES

         The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                     Gross         Gross      Estimated
                                       Amortized   Unrealized   Unrealized      Market
                                         Cost        Gains        Losses        Value
                                      ----------   ----------   ----------    ----------
2006
----
AVAILABLE FOR SALE

Fannie Mae                            $       --   $       --   $       --    $       --
Government National Mortgage
  Association certificates                 2,171           61           --         2,232
Freddie Mac                                   --           --           --            --
Collateralized mortgage obligations           58            2           --            60
                                      ----------   ----------   ----------    ----------

     Total                            $    2,229   $       63   $       --    $    2,292
                                      ==========   ==========   ==========    ==========


HELD TO MATURITY

Fannie Mae                            $       --   $       --   $       --    $       --
Government National Mortgage
  Association certificates                    --           --           --            --
Freddie Mac                                   --           --           --            --
Collateralized mortgage obligations      153,461          216         (971)      152,706
                                      ----------   ----------   ----------    ----------

     Total                            $  153,461   $      216   $     (971)   $  152,706
                                      ==========   ==========   ==========    ==========

         (In thousands, except per share data)

5.       MORTGAGE-BACKED SECURITIES (Continued)

                                                      Gross       Gross       Estimated
                                      Amortized    Unrealized   Unrealized      Market
                                         Cost         Gains       Losses        Value
                                      ----------   ----------   ----------    ----------
2005
----
AVAILABLE FOR SALE

Fannie Mae                            $      449   $       25   $       --    $      474
Government National Mortgage
  Association certificates                 2,333          196           --         2,529
Freddie Mac                                   44            1           --            45
Collateralized mortgage obligations           67            5           --            72
                                      ----------   ----------   ----------    ----------

     Total                            $    2,893   $      227   $       --    $    3,120
                                      ==========   ==========   ==========    ==========


HELD TO MATURITY

Fannie Mae                            $       16   $        1   $       --    $       17
Government National Mortgage
  Association certificates                   370           25           --           395
Freddie Mac                                    9            1           --            10
Collateralized mortgage obligations      158,636          525          (17)      159,144
                                      ----------   ----------   ----------    ----------

     Total                            $  159,031   $      552   $      (17)   $  159,566
                                      ==========   ==========   ==========    ==========

The amortized cost and estimated market value of mortgage-backed securities at June 30, 2006, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Due in       Due after      Due after
                               one year    one through    five through    Due after
                               or less      five years      ten years     ten years        Total
                            ------------   ------------   ------------   ------------   ------------
AVAILABLE FOR SALE
   Amortized cost           $         --   $         --   $         --   $      2,229   $      2,229
   Estimated market value             --             --             --          2,292          2,292

HELD TO MATURITY
   Amortized cost           $         --   $         --   $         --   $    153,461   $    153,461
   Estimated market value             --             --             --        152,706        152,706

At June 30, 2006 and 2005, mortgage-backed securities with an amortized cost of $138,349 and $112,047 and estimated market values of $137,827 and $112,730, were pledged to secure borrowings with the Federal Home Loan Bank.

(In thousands, except per share data)

6.       UNREALIZED LOSSES ON SECURITIES

The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2006 and 2005.

                                                                        2006
                             -----------------------------------------------------------------------------------------
                               Less Than Twelve Months        Twelve Months or Greater        Total
                             -----------------------------------------------------------------------------------------
                              Estimated        Gross          Estimated       Gross         Estimated        Gross
                               Market        Unrealized        Market       Unrealized        Market       Unrealized
                                Value          Losses           Value         Losses          Value          Losses
                             ------------   ------------    ------------   ------------    ------------   ------------
U.S. government agencies
  securities                 $    104,620   $     (1,929)   $     38,389   $       (842)   $    143,009   $     (2,771)
Obligations of states and
    political subdivisions             --             --           1,315             (4)          1,315             (4)
Corporate debt securities             472            (28)             --             --             472            (28)
Collateralized mortgage
  obligations                     101,260           (648)         18,316           (323)        119,576           (971)
                             ------------   ------------    ------------   ------------    ------------   ------------

      Total                  $    206,352   $     (2,605)   $     58,020   $     (1,169)   $    264,372   $     (3,774)
                             ============   ============    ============   ============    ============   ============
                                                                        2005
                             -----------------------------------------------------------------------------------------
                               Less Than Twelve Months        Twelve Months or Greater        Total
                             -----------------------------------------------------------------------------------------
                              Estimated        Gross          Estimated       Gross         Estimated        Gross
                               Market        Unrealized        Market       Unrealized        Market       Unrealized
                                Value          Losses           Value         Losses          Value          Losses
                             ------------   ------------    ------------   ------------    ------------   ------------
U.S. government agencies
  securities                 $    113,715   $       (493)   $         --   $         --    $    113,715   $       (493)
Obligations of states and
    political subdivisions             --             --           1,316            (20)          1,316            (20)
Collateralized mortgage
  obligations                      43,107            (16)            277             (1)         43,384            (17)
                             ------------   ------------    ------------   ------------    ------------   ------------

      Total                  $    156,822   $       (509)   $      1,593   $        (21)   $    158,415   $       (530)
                             ============   ============    ============   ============    ============   ============

The policy of the Company is to recognize an other-than-temporary impairment of securities where the fair value has been significantly below cost for three consecutive quarters. For fixed-maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 64 positions that are temporarily impaired at June 30, 2006. The Company reviews its position quarterly and has asserted that at June 30, 2006, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE

         Major classifications of loans are summarized as follows:

                                                               2006        2005
                                                             -------     -------
First mortgage loans:
      1 - 4 family dwellings                                 $17,702     $20,680
      Construction                                            20,964      22,065
      Land acquisition and development                         3,221       5,884
      Multi-family dwellings                                   4,339       4,960
      Commercial                                               7,574       8,561
                                                             -------     -------
                                                              53,800      62,150
                                                             -------     -------
Consumer loans:
      Home equity                                              6,483       6,504
      Home equity lines of credit                              2,961       3,578
      Other                                                      962       1,089
                                                             -------     -------
                                                              10,406      11,171
                                                             -------     -------

Commercial loans                                               2,050         915
                                                             -------     -------

Less:
      Undisbursed construction and land development            9,512      12,882
      Net deferred loan fees                                      85          82
      Allowance for loan losses                                  957       1,121
                                                             -------     -------
                                                              10,554      14,085
                                                             -------     -------

Net loans receivable                                         $55,702     $60,151
                                                             =======     =======

         The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. At June 30, 2006 and 2005, the Company had approximately $15 million and $14 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2006 and 2005, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE (Continued)

         Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

                                                 2006         2005         2004
                                                ------       ------       ------

Principal outstanding                           $  308       $2,101       $2,181
                                                ------       ------       ------
Interest income that would
  have been recognized                              23          150          123
Interest income recognized                          10           99           94
                                                ------       ------       ------

Interest income foregone                        $   13       $   51       $   29
                                                ======       ======       ======

         The following table is a summary of the loans considered to be impaired as of June 30:

                                                 2006         2005         2004
                                                ------       ------       ------

Impaired loans with an allocated allowance      $   --       $   --       $1,900
Impaired loans without an allocated allowance       --           --           --
                                                ------       ------       ------
      Total impaired loans                      $   --       $   --       $1,900
                                                ======       ======       ======
Allocated allowance on impaired loans           $   --       $   --       $  762
Average impaired loans                              --           --        1,836
Income recognized on impaired loans                 --           --           89

         Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

                                                              2006        2005
                                                             ------      ------

Balance, July 1                                              $  512      $  316
     Additions                                                  152         631
     Amounts collected                                         (291)       (435)
                                                             ------      ------

Balance, June 30                                             $  373      $  512
                                                             ======      ======

8.       ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                              2006          2005          2004
                                            -------       -------       -------

Balance, July 1                             $ 1,121       $ 1,370       $ 2,530
Add:
      Recovery for loan losses                 (161)          (46)         (794)
      Recoveries                                  4            34           158
Less:
      Loans charged off                           7           237           524
                                            -------       -------       -------

Balance, June 30                            $   957       $ 1,121       $ 1,370
                                            =======       =======       =======

         (In thousands, except per share data)

9.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following:

                                                              2006         2005
                                                             ------       ------

Investment and mortgage-backed securities                    $2,633       $1,758
Loans receivable                                                288          299
                                                             ------       ------

      Total                                                  $2,921       $2,057
                                                             ======       ======

10.      FEDERAL HOME LOAN BANK STOCK

         The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 65 basis points of the outstanding unused FHLB borrowing capacity and 4.65 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.      PREMISES AND EQUIPMENT

         Major classifications of premises and equipment are summarized as follows:

                                                            2006           2005
                                                           ------         ------

Land and improvements                                      $  246         $  246
Buildings and improvements                                  1,994          1,992
Furniture, fixtures, and equipment                            928            851
                                                           ------         ------
                                                            3,168          3,089
Less accumulated depreciation                               2,304          2,150
                                                           ------         ------
     Total                                                 $  864         $  939
                                                           ======         ======

Depreciation charged to operations was $154, $193, and $188 for the years ended June 30, 2006, 2005, and 2004, respectively.

         (In thousands, except per share data)

12.      DEPOSITS

         Deposit accounts are summarized as follows:

                                                2006                      2005
                                       -----------------------    -----------------------
                                                    Percent of                Percent of
                                         Amount     Portfolio       Amount     Portfolio
                                       ----------   ----------    ----------   ----------
Non-interest-earning checking          $   11,315          7.5%   $   11,926          7.2%
Interest-earning checking                  18,083         11.9        25,396         15.4
Savings accounts                           36,851         24.3        44,323         26.9
Money market accounts                      16,562         10.9        13,625          8.3
Advance payments by borrowers
   for taxes and insurance                  1,012          0.7         1,117          0.7
                                       ----------   ----------    ----------   ----------
                                           83,823         55.3        96,387         58.5
                                       ----------   ----------    ----------   ----------
Savings certificates:
      2.00% or less                            --           --        16,044          9.7
      2.01 - 4.00%                         31,786         20.9        44,895         27.3
      4.01 - 6.00%                         35,945         23.7         6,605          4.0
      6.01 - 6.95%                            159          0.1           775          0.5
                                       ----------   ----------    ----------   ----------
                                           67,890         44.7        68,319         41.5
                                       ----------   ----------    ----------   ----------

      Total                            $  151,713        100.0%   $  164,706        100.0%
                                       ==========   ==========    ==========   ==========

         The maturities of savings certificates at June 30, 2006, are summarized as follows:

Within one year                                     $   42,855
Beyond one year but within two years                    14,585
Beyond two years but within three years                  4,653
Beyond three years                                       5,797
                                                    ----------

     Total                                          $   67,890
                                                    ==========

         Savings certificates with balances of $100,000 or more amounted to $10,999 and $13,513 on June 30, 2006 and 2005, respectively.

         Interest expense by deposit category for the years ended June 30 are as follows:

                                                     2006       2005       2004
                                                    ------     ------     ------

Interest-earning checking accounts                  $   11     $   14     $   32
Savings accounts                                       280        311        334
Money market accounts                                  413        166        109
Savings certificates                                 2,408      1,734      1,831
Advance payments by borrowers for taxes
  and insurance                                         11         13         15
                                                    ------     ------     ------

     Total                                          $3,123     $2,238     $2,321
                                                    ======     ======     ======

(In thousands, except per share data)

13.      FEDERAL HOME LOAN BANK ADVANCES

         The following table presents contractual maturities of FHLB long-term advances as of June 30:


                                                   Weighted-        Stated interest
                           Maturity range          average             rate range
  Description          from            to       interest rate       from         to             2006              2005
-----------------    ----------      -------    ---------------    --------    --------     --------------    -------------
Convertible           02/20/08       06/22/16          5.47%        4.96%     6.10%         $     137,500     $     137,500
Fixed rate            03/12/09       05/03/10          3.24         2.91      3.53                  1,079             5,236
                                                                                            -------------     -------------

                                                                                            $     138,579     $     142,736
                                                                                            =============     =============

         Maturities of FHLB long-term advances at June 30, 2006, are summarized as follows:

                                                       Weighted-
          Maturing During                              Average
         Fiscal Year Ended                             Interest
             June 30:                Amount              Rate
    --------------------------  ----------------  -----------------

               2008             $          3,000               5.48%
               2009                       10,500               4.99
               2010                       20,579               5.86
        2011 and thereafter              104,500               5.42
                                ----------------

               Total            $        138,579               5.45%
                                ================


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

         The Company also  utilized  revolving  and  short-term  FHLB  advances.
         Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                            2006         2005
                                                           -------      -------

FHLB revolving and short-term advances:
      Ending balance                                       $23,150      $12,300
      Average balance during the year                        2,421        3,021
      Maximum month-end balance during the year             24,800       35,400
      Average interest rate during the year                   4.37%        2.63%
      Weighted-average rate at year-end                       5.32%        3.31%

         At June 30, 2006, the Company had remaining borrowing capacity with the FHLB of approximately $40 million.

         The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

         (In thousands, except per share data)

14.      OTHER BORROWINGS

         Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $78,259 and $69,775 at June 30, 2006 and 2005, respectively, as collateral for the repurchase agreements as explained in Note 4. The following table presents information regarding other borrowings as of June 30:

                                                          2006           2005
                                                        --------       --------

Ending balance                                          $ 76,048       $ 69,680
Average balance during the year                           99,633         65,578
Maximum month-end balance during the year                122,185        117,976
Average interest rate during the year                       4.42%          2.27%
Weighted-average rate at year-end                           5.35%          3.29%

15.      COMMITMENTS AND CONTINGENT LIABILITIES

         Loan Commitments

         In the normal course of business, there are various commitments that are not reflected in the Bank's financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Various loan commitments totaling $18,630 and $20,473 at June 30, 2006 and 2005, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2006, contractually mature in less than one year.

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

         As of June 30, 2006 and 2005, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

         The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                        June 30, 2006
                                           -----------------------------------------
                                                   WVS                West View
                                           -------------------   -------------------
                                            Amount     Ratio      Amount      Ratio
                                           --------   --------   --------   --------

Total Capital (to Risk-Weighted Assets)
---------------------------------------

Actual                                     $ 30,382     22.88%   $ 28,786     21.69%
To Be Well Capitalized                       13,279     10.00      13,273     10.00
For Capital Adequacy Purposes                10,623      8.00      10,619      8.00

Tier I Capital (to Risk-Weighted Assets)
----------------------------------------

Actual                                     $ 29,377     22.12%   $ 27,781     20.93%
To Be Well Capitalized                        7,967      6.00       7,964      6.00
For Capital Adequacy Purposes                 5,311      4.00       5,309      4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                     $ 29,377      6.78%   $ 27,781      6.40%
To Be Well Capitalized                       21,679      5.00      21,713      5.00
For Capital Adequacy Purposes                17,343      4.00      17,370      4.00


         (In thousands, except per share data)

16.      REGULATORY CAPITAL (Continued)

                                                      June 30, 2005
                                          -------------------------------------
                                                 WVS              West View
                                          -----------------   -----------------
                                          Amount      Ratio   Amount      Ratio
                                          -------     -----   -------     -----

Total Capital (to Risk-Weighted Assets)
---------------------------------------

Actual                                    $30,172     21.80%  $28,417     20.74%
To Be Well Capitalized                     13,838     10.00    13,702     10.00
For Capital Adequacy Purposes              11,070      8.00    10,961      8.00

Tier I Capital (to Risk-Weighted Assets)
----------------------------------------

Actual                                    $29,051     20.99%  $27,296     19.92%
To Be Well Capitalized                      8,303      6.00     8,221      6.00
For Capital Adequacy Purposes               5,535      4.00     5,481      4.00

Tier I Capital (to Average Total Assets)
----------------------------------------

Actual                                    $29,051      7.14%  $27,296      6.73%
To Be Well Capitalized                     20,357      5.00    20,283      5.00
For Capital Adequacy Purposes              16,285      4.00    16,227      4.00

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

         (In thousands, except per share data)

17.      STOCK BENEFIT PLANS (Continued)

         Stock Option Plan (Continued)

         The following table presents information related to the outstanding options:

                                      Officers' and                 Weighted-
                                        Employees'   Directors'      Average
                                          Stock        Stock        Exercise
                                         Options      Options         Price
                                       ----------    ----------    ----------

Outstanding, June 30, 2003                 73,420         5,214    $    15.07

      Granted                                  --            --
      Exercised                           (34,028)         (800)        15.19
      Forfeited                               (80)           --          5.00
                                       ----------    ----------

Outstanding, June 30, 2004                 39,312         4,414    $    14.99

      Granted                                  --            --
      Exercised                                --            --
      Foreited                                 --            --
                                       ----------    ----------

Outstanding, June 30, 2005                 39,312         4,414    $    14.99

      Granted                                  --            --
      Exercised                            (7,320)           --         12.41
      Forfeited                                --            --
                                       ----------    ----------

Outstanding, June 30, 2006                 31,992         4,414    $    15.51
                                       ==========    ==========

Exercisable at year-end                    31,992         4,414    $    15.51
                                       ==========    ==========

Available for future grant                     --            --
                                       ==========    ==========


         At June 30, 2006, for officers and employees there were 31,992 options outstanding, exercisable at a weighted-average exercise price of $15.63, and a weighted-average remaining contractual life of 1.42 years.

         There were also 4,414 options outstanding and exercisable for directors
         with   a   weighted-average   exercise   price   of   $14.70,   and   a
         weighted-average remaining contractual life of 3.33 years.

         (In thousands, except per share data)

17.      STOCK BENEFIT PLANS (Continued)

         Recognition and Retention Plans ("RRP")
         -------------------------------

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

         The RRP expired during 2004 and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders' equity over a four- to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $1, $1, and $5 for the years ended June 30, 2006, 2005, and 2004.

         Employee Stock Ownership Plan ("ESOP")
         --------------------------------------

         WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100, $100, and $100 for the years ended June 30, 2006, 2005, and 2004, respectively. Total ESOP shares as of June 30, 2006 and 2005, were 220,264 and 232,031, respectively.

18.      DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

         Profit Sharing Plan

         The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2006, 2005, and 2004.

         Directors' Deferred Compensation Plan

         The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

         The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2006, 2005, and 2004, 25,841, 29,979, and
         39,539 shares, respectively, were held by the Plan.

         (In thousands, except per share data)

19.      INCOME TAXES

         The provision for income taxes consists of:

                                             2006           2005           2004
                                            ------         ------         ------
Currently payable:
      Federal                               $  978         $  475         $  366
      State                                    128             79             82
                                            ------         ------         ------
                                             1,106            554            448
Deferred                                       181             73            171
                                            ------         ------         ------

      Total                                 $1,287         $  627         $  619
                                            ======         ======         ======


The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                  2006     2005
                                                                 ------   ------
Deferred tax assets:
      Allowance for loan losses                                  $  325   $  381
      Deferred compensation                                         324      294
      Reserve for uncollected interest                              183      183
      Reserve for off-balance sheet commitments                      16       --
      Alternative minimum tax credit                                 --      206
      Other                                                          60       50
                                                                 ------   ------
              Total gross deferred tax assets                       908    1,114
                                                                 ------   ------

Deferred tax liabilities:
      Net unrealized gain on securities available for sale           35       77
      Deferred origination fees, net                                188      200
      Depreciation reserve                                           42       55
      Other                                                           1        1
                                                                 ------   ------
              Total gross deferred tax liabilities                  266      333
                                                                 ------   ------

      Net deferred tax assets                                    $  642   $  781
                                                                 ======   ======

No valuation allowance was established at June 30, 2006 and 2005, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at June 30.

         (In thousands, except per share data)

19.      INCOME TAXES (Continued)

         The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                          2006                  2005                   2004
                                   ------------------     ------------------     ------------------
                                               % of                   % of                    % of
                                              Pretax                 Pretax                 Pretax
                                   Amount     Income      Amount     Income      Amount     Income
                                   -------    -------     -------    -------     -------    -------
Provision at statutory rate        $ 1,405       34.0%    $ 1,202       34.0%    $   993       34.0%
State income tax, net of federal
  tax benefit                           84        2.0          52        1.5          54        1.9
Tax exempt income                     (251)      (6.1)       (553)     (15.6)       (558)     (19.1)
Other, net                              49        1.2         (74)      (2.2)        130        4.4
                                   -------    -------     -------    -------     -------    -------

Actual tax expense and
  effective rate                   $ 1,287       31.1%    $   627       17.7%    $   619       21.2%
                                   =======    =======     =======    =======     =======    =======

         The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.      REGULATORY MATTERS

         Cash and Due From Banks

         The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2006 and 2005, the Savings Bank had required reserves of $667 and $923, respectively. The required reserves are held in the form of vault cash and a non-interest-bearing depository balance maintained directly with the Federal Reserve.

         Loans

         Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank's capital surplus.

         Dividend Restrictions

         The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2006, surplus funds of $3,363 were not available for dividends.

         (In thousands, except per share data)

21.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and estimated fair values at June 30 are as follows:

                                        2006                     2005
                              -----------------------   -----------------------
                               Carrying       Fair       Carrying       Fair
                                Amount        Value       Amount        Value
                              ----------   ----------   ----------   ----------
FINANCIAL ASSETS
Cash and cash equivalents     $    1,196   $    1,196   $    3,566   $    3,566
Investment securities            196,421      194,149      183,066      183,478
Mortgage-backed securities       155,753      154,998      162,151      162,686
Net loans receivable              55,702       54,280       60,151       62,297
Accrued interest receivable        2,921        2,921        2,057        2,057
FHLB stock                         7,861        7,861        7,769        7,769

FINANCIAL LIABILITIES
Deposits                      $  151,713   $  151,263   $  164,706   $  164,593
FHLB advances                    161,729      161,748      155,036      159,511
Other borrowings                  76,048       76,048       69,680       69,680
Accrued interest payable           1,451        1,451        1,260        1,260

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

         (In thousands, except per share data)

21.      FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         Cash and Cash Equivalents, Accrued Interest Receivable and Payable, and
         -----------------------------------------------------------------------
         Other Borrowings
         ----------------

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

         The estimated fair values for consumer, fixed-rate commercial, and multi-family real estate loans are estimated by discounting contractual cash flows for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar credit characteristics.

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

         FHLB Advances
         -------------

         The fair values of fixed-rate advances are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate advances approximates their fair value.

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

         (In thousands, except per share data)

22.      PARENT COMPANY

         Condensed financial information of WVS Financial Corp. is as follows:

                             CONDENSED BALANCE SHEET

                                                                  June 30,
                                                              2006        2005
                                                             -------     -------
ASSETS
   Interest-earning deposits with subsidiary bank            $ 1,561     $   402
   Investment securities available for sale                        2       1,333
   Investment in subsidiary bank                              27,822      27,446
   Accrued interest receivable and other assets                   53          28
                                                             -------     -------

TOTAL ASSETS                                                 $29,438     $29,209
                                                             =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
   Other liabilities                                         $    20     $     8
   Stockholders' equity                                       29,418      29,201
                                                             -------     -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $29,438     $29,209
                                                             =======     =======

                                                         Year Ended June 30,
                                                      2006      2005      2004
                                                    -------   -------   -------
INCOME
   Loans                                            $    --   $    --   $     2
   Investment and mortgage-backed securities             16        52        89
   Dividend from subsidiary                           2,400     1,600     1,300
   Investment securities gains, net                      --       332        20
   Interest-earning deposits with subsidiary bank        27         3        10
                                                    -------   -------   -------

Total income                                          2,443     1,987     1,421
                                                    -------   -------   -------


OTHER OPERATING EXPENSE                                  98       101       104
                                                    -------   -------   -------

   Income before equity in undistributed
     earnings of subsidiary                           2,345     1,886     1,317
   Equity in undistributed earnings of subsidiary       501     1,114       983
                                                    -------   -------   -------

   Income before income taxes                         2,846     3,000     2,300
   Income tax expense (benefit)                          --        91        (2)
                                                    -------   -------   -------

NET INCOME                                          $ 2,846   $ 2,909   $ 2,302
                                                    =======   =======   =======

         (In thousands, except per share data)

21.      PARENT COMPANY (Continued)

                                                               Year Ended June 30,
                                                            2006       2005       2004
                                                          -------    -------    -------
OPERATING ACTIVITIES
   Net income                                             $ 2,846    $ 2,909    $ 2,302
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Undistributed net income of subsidiary                (501)    (1,114)      (983)
        Investment securities gains                            --       (332)       (20)
       Amortization (accretion) of investment discounts
        and premiums, net                                      --         --         (3)
       Other, net                                             (13)        62        119
                                                          -------    -------    -------
   Net cash provided by operating activities                2,332      1,525      1,415
                                                          -------    -------    -------

INVESTING ACTIVITIES
   Available for sale:
       Purchase of investment and
         mortgage-backed securities                          (611)    (1,550)    (3,321)
       Proceeds from repayments of investment and
         mortgage-backed securities                         1,942      1,422      5,183
       Proceeds from sales of investment securities            --        913        251
   Held to maturity:
       Purchases of investment and mortgage-backed
         securities                                            --         --     (3,199)
       Proceeds from repayments of investment and
         mortgage-backed securities                            --         --      3,451
       Net decrease in loans receivable                        --         --        115
                                                          -------    -------    -------
   Net cash provided by investing activities                1,331        785      2,480
                                                          -------    -------    -------

FINANCING ACTIVITIES
   Net proceeds from exercise of stock options                 91         --        489
   Cash dividends paid                                     (1,510)    (1,559)    (1,624)
   Purchases of treasury stock                             (1,085)    (1,217)    (2,610)
                                                          -------    -------    -------
   Net cash used for financing activities                  (2,504)    (2,776)    (3,745)
                                                          -------    -------    -------

   Increase (decrease) in cash and cash equivalents         1,159       (466)       150

CASH AND CASH EQUIVALENTS
  BEGINNING OF YEAR                                           402        868        718
                                                          -------    -------    -------

CASH AND CASH EQUIVALENTS
  END OF YEAR                                             $ 1,561    $   402    $   868
                                                          =======    =======    =======

         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                          Three Months Ended
                                       --------------------------------------------------------
                                        September       December        March          June
                                          2005            2005           2006           2006
                                       -----------    -----------    -----------    -----------
Total interest and dividend income     $     4,840    $     5,293    $     5,954    $     6,162
Total interest expense                       3,385          3,784          4,091          4,200
                                       -----------    -----------    -----------    -----------

Net interest income                          1,455          1,509          1,863          1,962
Provision (recovery) for loan losses           (66)           (45)           (38)           (12)
                                       -----------    -----------    -----------    -----------

Net interest income after
  provision for loan losses                  1,521          1,554          1,901          1,974

Total noninterest income                       207            167            171            160
Total noninterest expense                      889            868            872            893
                                       -----------    -----------    -----------    -----------

Income before income taxes                     839            853          1,200          1,241
Income taxes                                   231            243            412            401
                                       -----------    -----------    -----------    -----------

Net income                             $       608    $       610    $       788    $       840
                                       ===========    ===========    ===========    ===========

Per share data:
Net income
      Basic                            $      0.25    $      0.26    $      0.34    $      0.36
      Diluted                                 0.25           0.26           0.34           0.36
Average shares outstanding
      Basic                              2,387,653      2,356,470      2,346,959      2,337,349
      Diluted                            2,391,294      2,359,671      2,348,619      2,339,962


         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                        Three Months Ended
                                       -------------------------------------------------------
                                        September     December        March           June
                                          2004          2004           2005           2005
                                       -----------   -----------    -----------    -----------
Total interest and dividend income     $     4,430   $     4,405    $     4,509    $     4,530
Total interest expense                       2,752         2,977          3,018          3,097
                                       -----------   -----------    -----------    -----------

Net interest income                          1,678         1,428          1,491          1,433
Provision (recovery) for loan losses            78            (7)            (5)          (112)
                                       -----------   -----------    -----------    -----------

Net interest income after
  provision for loan losses                  1,600         1,435          1,496          1,545

Total noninterest income                       408           266            159            159
Total noninterest expense                      878           903            891            860
                                       -----------   -----------    -----------    -----------

Income before income taxes                   1,130           798            764            844
Income taxes                                   296           209            200            (78)
                                       -----------   -----------    -----------    -----------

Net income                             $       834   $       589    $       564    $       922
                                       ===========   ===========    ===========    ===========

Per share data:
Net income
      Basic                            $      0.34   $      0.24    $      0.23    $      0.38
      Diluted                                 0.34          0.24           0.23           0.38
Average shares outstanding
      Basic                              2,453,189     2,445,349      2,430,679      2,399,463
      Diluted                            2,458,926     2,451,242      2,435,935      2,404,097

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the Nasdaq Global MarketSM under the symbol "WVFC".

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                Market Price
                          ----------------------       Cash Dividends
  Quarter Ended             High           Low            Declared
----------------          -------        -------       --------------
June 2006                 $18.080        $16.400           $0.16
March 2006                 17.750         16.000            0.16
December 2005              16.870         16.000            0.16
September 2005             17.000         15.660            0.16

June 2005                 $17.250        $16.600           $0.16
March 2005                 18.140         16.250            0.16
December 2004              18.100         16.000            0.16
September 2004             18.000         16.000            0.16

There were ten Nasdaq Market Makers in the Company's common stock as of June 30, 2006: Boenning & Scattergood Inc.; Sandler O'Neill & Partners; Boston Stock Exchange; Ryan Beck & Co., Inc.; Morgan Stanley & Co., Inc; UBS Securities LLC; Hill, Thompson, Magid and Co.; BNY Brokerage Inc.; Citigroup Global Markets and Knight Equity Markets, L.P.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 712 shareholders of record at September 13, 2006. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

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

                 COMMON STOCK                                BOARD OF DIRECTORS
  The common stock of WVS Financial Corp. is
traded on The Nasdaq Global MarketSM under the                David L. Aeberli
                symbol "WVFC".                                Funeral Director
                                                    McDonald-Aeberli Funeral Home, Inc.
          TRANSFER AGENT & REGISTRAR
        Registrar and Transfer Company                        Arthur H. Brandt
               10 Commerce Drive                          Former President and CEO
              Cranford, NJ 07016                        Brandt Excavating, Inc. and
                1-800-368-5948                              Brandt Paving, Inc.

            CORPORATE SECRETARY AND                           David J. Bursic
              INVESTOR RELATIONS                   President and Chief Executive Officer
                Pamela M. Tracy                           WVS Financial Corp. and
                 412-364-1911                              West View Savings Bank

                                                               Donald E. Hook
                SPECIAL COUNSEL                                   Chairman
     Elias, Matz, Tiernan & Herrick L.L.P.               Pittsburgh Cut Flower Co.
                Washington, DC
                                                             Lawrence M. Lehman
                                                              Sole Proprietor
            WEST VIEW SAVINGS BANK                     Newton-Lehman Insurance Agency
              9001 Perry Highway
             Pittsburgh, PA 15237                            Margaret VonDerau
                 412-364-1911                           Former Senior Vice President
                                                          and Corporate Secretary
               WEST VIEW OFFICE                           WVS Financial Corp. and
               456 Perry Highway                           West View Savings Bank
                 412-931-2171

               CRANBERRY OFFICE                              EXECUTIVE OFFICERS
              20531 Perry Highway
           412-931-6080/724-776-3480                           Donald E. Hook
                                                                  Chairman
             FRANKLIN PARK OFFICE
            2566 Brandt School Road                           David J. Bursic
                 724-935-7100                                  President and
                                                          Chief Executive Officer
                BELLEVUE OFFICE
              572 Lincoln Avenue                             Jonathan D. Hoover
                 412-761-5595                        Vice President of Bank Operations

             SHERWOOD OAKS OFFICE                             Bernard P. Lefke
             Serving Sherwood Oaks                       Vice President of Savings
                Cranberry Twp.
                                                              Keith A. Simpson
               LENDING DIVISION                        Vice President, Treasurer and
            2566 Brandt School Road                       Chief Accounting Officer
                 724-935-7400

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.