Form 10-K, Exhibit 13
period 2007-06-30
WVS FINANCIAL CORP
filed 2007-09-28
CIK 910679

Exhibit 13

                                TABLE OF CONTENTS
                                                                        Page
                                                                       Number
                                                                       ------

Stockholders' Letter                                                      1

Selected Financial and Other Data                                         3

Management's Discussion and Analysis                                      5

Report of Independent Registered Public Accounting Firm                  19

Consolidated Balance Sheet                                               20

Consolidated Statement of Income                                         21

Consolidated Statement of Changes in Stockholders' Equity                22

Consolidated Statement of Cash Flows                                     23

Notes to the Consolidated Financial Statements                           24

Common Stock Market Price and Dividend Information                       52

Performance Graphs                                                       53

Corporate Information                                                    55

To Our Stockholders:

         Fiscal 2007 was another strong year for WVS Financial Corp. Net income for fiscal 2007 totaled $3.6 million - an $800 thousand or 28% increase over fiscal 2006. The primary driver for our increased net income was a $1.5 million increase in net interest income which was partially offset by a $476 thousand increase in income tax expense. Net income before income taxes has grown steadily over the past four fiscal years. Book value, and return on equity, totaled $13.49 per share and 12.14%. While these results would be noteworthy under most economic conditions, we believe that they are especially impressive in today's volatile financial markets.

         Our financial results have been nationally recognized. In the May 2007 issue of SNL Thrift Investor magazine our Company was ranked #6 in the nation
         --- ------  --------
among the 110 smallest thrifts by asset size ($104 million - $658 million) in terms of financial performance. We believe that this national recognition of WVS Financial Corp. validates the Board's commitment to delivering shareholder value.

         During fiscal 2007, the Federal Reserve was "on hold". The Federal Funds target rate remained constant at 5.25%. However, due to weakness in the residential housing sector, the difference between short, intermediate and long-term market interest rates further narrowed. The Treasury yield curve "inverted" - with intermediate and long-term interest rates being lower than short term rates; and then "flattened" - with intermediate and long-term interest rates about the same as short term rates. These changes to market rates, sometimes called "volatility", directly impact earnings and financial stock pricing multiples.

         There has been a significant downward pricing adjustment in financial stocks due to lower industry earnings. We believe that the Company's Capital Management Strategy has served our stockholders well by consistently paying a strong current dividend and enhancing stock market liquidity with our stock buyback programs. Over the past two fiscal years, our Company's common stock has traded in a range of $15.66 to $18.09 and at all times maintained a market premium to book value. While it is impossible to predict the future, the Board of Directors and management are committed to seeking strong returns on invested capital and growing book value per share.

         The Company's Capital Management Strategy has returned cash to stockholders in two ways: an above market common dividend yield and through common stock buybacks. Over the years, the mix between both strategies has probably been about 50-50. We are pleased to report that the Company's eighth stock buyback program was completed early in fiscal 2008 and the Board of Directors also announced its ninth stock buyback program targeting 125,000 shares or approximately 5.5% of our common stock. Through June 30, 2007 our stock buyback programs have returned about $22.3 million to our stockholders by repurchasing 1,471,481 shares or about 39% of our issued shares.

         People are the life blood of any business. Our management team and employees strive to serve each customer well, pay competitive rates to our depositors, provide reasonable terms to our borrowers and invest in technology to position the Company for the future. We would like to thank you for continuing to recommend West View Savings Bank with confidence. During 2008, we will be celebrating our 100th Birthday and a Century of Quality Banking.

         We would like to especially recognize and thank a retiring board member
- Mr. Arthur H. ("Pete") Brandt. Pete began his service on the Board of Directors of West View Savings and Loan in 1987. As owner of Brandt Excavating and Paving, Pete was instrumental in helping to build our construction and land development loan portfolios. Pete's working knowledge of our local markets, and business contacts, have been invaluable over the years. At the board level, Pete has chaired our Finance, Asset Classification and Community Reinvestment Act committees. Pete's commitment to continual process improvement and financial acumen will be missed. Thank you, Pete, for 20 years of dedicated service.

         Please accept our thanks to each stockholder, customer, board member and employee that helped to make fiscal 2007 successful. We look forward to celebrating our Century of Quality Banking with each of you in 2008.



/S/ DAVID J. BURSIC                                           /S/ DONALD E. HOOK

DAVID J. BURSIC                                                   DONALD E. HOOK
President and                                              Chairman of the Board
Chief Executive Officer


                                    FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                                             FINANCIAL AND OTHER DATA

                                                          As of or For the Year Ended June 30,
                                       --------------------------------------------------------------------------
                                          2007            2006            2005            2004            2003
                                       -----------    -----------     -----------     -----------     -----------
                                                      (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                           $   408,076    $   421,742     $   421,044     $   433,624     $   367,188
Net loans receivable                        60,350         55,702          60,151          67,968          91,669
Mortgage-backed securities                 121,517        155,753         162,151          75,590         111,879
Investment securities                      211,597        196,421         183,066         273,589         147,482
Savings deposit accounts                   158,364        150,701         163,589         159,318         169,316
FHLB advances                              130,579        161,729         155,036         149,736         153,390
Other borrowings                            82,950         76,048          69,680          91,639           9,453
Stockholders' equity                        31,293         29,418          29,201          29,199          30,618
Non-performing assets, troubled
 debt restructurings and potential
  problem loans(2)                           1,574          1,695           2,171           2,171           3,481

Selected Operating Data:
Interest income                        $    24,310    $    22,248     $    17,874     $    16,006     $    19,231
Interest expense                            15,985         15,460          11,844          10,987          11,810
                                       -----------    -----------     -----------     -----------     -----------
Net interest income                          8,325          6,788           6,030           5,019           7,421
Provision (Recovery) for loan losses            13           (161)            (46)           (794)           (228)
                                       -----------    -----------     -----------     -----------     -----------
Net interest income after provision
  for loan losses                            8,312          6,949           6,076           5,813           7,649
Non-interest income                            626            705             992             715             725
Non-interest expense                         3,529          3,521           3,532           3,607           3,956
                                       -----------    -----------     -----------     -----------     -----------

Income before income tax expense             5,409          4,133           3,536           2,921           4,418
Income tax expense                           1,763          1,287             627             619           1,070
                                       -----------    -----------     -----------     -----------     -----------
Net income                             $     3,646    $     2,846     $     2,909     $     2,302     $     3,348
                                       ===========    ===========     ===========     ===========     ===========

Per Share Information:
Basic earnings                         $      1.57    $      1.21     $      1.20     $      0.91     $      1.28
Diluted earnings                       $      1.57    $      1.21     $      1.19     $      0.90     $      1.28
Dividends per share                    $      0.64    $      0.64     $      0.64     $      0.64     $      0.64
Dividend payout ratio                        46.76%         52.89%          53.33%          70.33%          50.00%
Book value per share at period end     $     13.49    $     12.60     $     12.20     $     11.84     $     11.86
Average shares outstanding:
      Basic                              2,319,928      2,357,217       2,432,267       2,535,796       2,617,576
      Diluted                            2,321,536      2,359,996       2,437,647       2,544,404       2,624,395

                                                        3

                                               As of or For the Year Ended June 30,
                                        ----------------------------------------------
                                         2007      2006      2005      2004      2003
                                        ------    ------    ------    ------    ------
Selected Operating Ratios(1):
Average yield earned on interest-
  earning assets(3)                       6.15%     5.29%     4.61%     4.28%     5.36%
Average rate paid on interest-
  bearing liabilities                     4.46      4.01      3.27      3.13      3.57
Average interest rate spread(4)           1.69      1.28      1.34      1.14      1.79
Net interest margin(4)                    2.14      1.67      1.68      1.48      2.19
Ratio of interest-earning assets to
  interest-bearing liabilities          111.53    110.48    111.45    111.76    112.56
Non-interest expense as a percent of
  average assets                          0.87      0.82      0.87      0.91      1.05
Return on average assets                  0.90      0.66      0.71      0.58      0.89
Return on average equity                 12.14      9.87     10.03      7.64     10.97
Ratio of average equity to average
  assets                                  7.43      6.70      7.10      7.60      8.10
Full-service offices at end of period        5         5         5         5         5

Asset Quality Ratios(1):
Non-performing and potential problem
 loans and troubled debt
 restructurings as a percent of net
  total loans(2)                          2.60%     3.03%     3.49%     3.19%     3.80%
Non-performing assets as a percent
  of total assets(2)                      0.30      0.08      0.25      0.19      0.95
Non-performing assets, troubled debt
  restructurings and potential problem
  loans as a percent of total assets      0.39      0.40      0.52      0.50      0.95
Allowance for loan losses as a
  percent of total loans receivable       1.60      1.69      1.83      1.97      2.68
Allowance for loan losses as a
  percent of non-performing loans        81.89    310.71    113.58    163.48     72.68
Charge-offs to average loans
  receivable outstanding during the
  period                                  0.00      0.01      0.37      0.68      0.00

Capital Ratios(1):
Tier 1 risk-based capital ratio          22.41%    22.12%    20.99%    18.65%    14.30%
Total risk-based capital ratio           23.15     22.88     21.80     19.62     15.57
Tier 1 leverage capital ratio             8.13      6.78      7.14      6.92      8.42

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2007.

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

CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet
                             -----------------------

                                    June 30,                   Change
                                                      --------------------------
                                2007        2006        Dollars       Percentage
                                ----        ----        -------       ----------
                                     (Dollars in Thousands)

Cash and interest-earning
     Deposits               $    2,675   $    1,196   $    1,479        123.7%

Investments (1)                339,454      360,035      (20,581)        -5.7

Net loans receivable            60,350       55,702        4,648          8.3

Total assets                   408,076      421,742      (13,666)        -3.2

Deposits                       159,377      151,713        7,664          5.1

Borrowed funds                 213,529      237,777      (24,248)       -10.2

Total liabilities              376,783      392,324      (15,541)        -4.0

Stockholders' equity            31,293       29,418        1,875          6.4

---------------
(1) Includes Federal Home Loan Bank stock.


Cash and Interest-Earning Deposits. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $1.5 million or 123.7% to $2.7 million at June 30, 2007 from $1.2 million at June 30, 2006. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Investments. The Company's investment and mortgage-backed portfolios decreased $20.6 million or 5.7% to $339.5 million at June 30, 2007 from $360.0 million at June 30, 2006. Investment securities increased $13.7 million or 6.7% to $217.9 million at June 30, 2007. This increase was due primarily to purchases of U.S. Government Agency securities, funded by early redemptions of U.S. Government Agency securities and cash repayments of principal on floating rate mortgage-backed securities. Mortgage-backed securities decreased $34.2 million or 22.0% to $121.5 million at June 30, 2007. This decrease was due primarily to repayments of floating rate mortgage-backed securities and the redeployment of those proceeds into investment securities. See "Quantitative and Qualitative Disclosures about Market Risk" beginning on page 13.

Net Loans Receivable. Net loans receivable increased $4.6 million or 8.3% to $60.3 million at June 30, 2007. The increase in loans receivable was principally the result of increases in the Company's construction, non-residential real estate and commercial loan portfolios, which have been areas the Company has focused on for the past two fiscal years. The Savings Bank has continued its partnership with SCORE (Service Corps of Retired Executives) Pittsburgh to better serve new business owners and existing Bank business customers with access to business counseling services.

Deposits. Total deposits increased $7.7 million or 5.1% to $159.4 million at June 30, 2007. Certificates of deposit increased approximately $6.3 million or 9.3%. Transaction accounts increased approximately $1.7 million or 5.8%. Savings accounts decreased $3.9 million or 10.6% and money market accounts increased $3.6 million or 21.6%.

Borrowed Funds. Borrowed funds decreased $24.2 million or 10.2% to $213.5 million at June 30, 2007.The Company repaid all of its FHLB short-term advances, which totaled $23.2 million. FHLB long-term advances decreased $8.0 million or 5.8% to $130.6 million. Other short-term borrowings increased $6.9 million or 9.1% to $82.9 million. The Company repositioned its borrowing mix as part of its assets/liability management program.

Stockholders' Equity. Total stockholders' equity increased $1.9 million or 6.4% to $31.3 million at June 30, 2007. Company earnings of $3.6 million were partially offset by $1.5 million of cash dividends paid on the Company's common stock and $607 thousand for the repurchase of 36,875 shares of the Company's common stock. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity.


RESULTS OF OPERATIONS

                         Condensed Statements of Income
                         ------------------------------

                                Year Ended               Year Ended               Year Ended
                                 June 30,                 June 30,                 June 30,
                                   2007       Change        2006        Change       2005
                                 --------    --------     --------     --------    --------
                                                   (Dollars in Thousands)

Interest income                  $ 24,310    $  2,062     $ 22,248     $  4,374    $ 17,874
                                                  9.3%                     24.5%

Interest expense                 $ 15,985    $    525     $ 15,460     $  3,616    $ 11,844
                                                  3.4%                     30.5%

Net interest income              $  8,325    $  1,537     $  6,788     $    758    $  6,030
                                                 22.6%                     12.6%

Provision (recovery) for loan    $     13    $    174     ($   161)    ($   115)   ($    46)
losses                                          108.1%                  -250.0%

Non-interest income              $    626    ($    79)    $    705     ($   287)   $    992
                                               -11.2%                    -28.9%

Non-interest expense             $  3,529    $      8     $  3,521     ($    11)   $  3,532
                                                  0.2%                    -0.3%

Income tax expense               $  1,763    $    476     $  1,287     $    660    $    627
                                                 37.0%                    105.3%

Net income                       $  3,646    $    800     $  2,846     ($    63)   $  2,909
                                                 28.1%                    -2.2%

General. WVS reported net income of $3.6 million, $2.8 million and $2.9 million for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The $800 thousand or 28.1% increase in net income during fiscal 2007 was primarily the result of a $1.5 million increase in net interest income, which was partially offset by a $476 thousand increase in income tax expense, a $174 thousand increase in provisions for loan losses, a $79 thousand decrease in non-interest income and a $8 thousand increase in non-interest expense. Earnings per share totaled $1.57 (basic and diluted) for fiscal 2007 as compared to $1.21 (basic and diluted) for fiscal 2006. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2007.

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


                                                                        For the Years Ended June 30,
                                          -----------------------------------------------------------------------------------------
                                                      2007                          2006                          2005
                                          ----------------------------  ----------------------------   ----------------------------
                                                               Average                       Average                       Average
                                          Average               Yield/   Average              Yield/   Average              Yield/
                                          Balance   Interest     Rate    Balance  Interest    Rate     Balance   Interest    Rate
                                          --------  --------   -------  --------  --------   -------   --------  --------  --------
                                                                              (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)             $ 59,030  $  4,350      7.37% $ 58,274  $  4,009      6.88%  $ 63,725  $  4,206      6.60%
      Mortgage-backed securities           139,683     8,748      6.26   169,844     8,919      5.25    103,307     3,981      3.85
      Investments - taxable                183,143    10,276      5.61   177,031     8,292      4.68    200,688     7,873      3.92
      Investments - tax-free(2)             10,359       556      7.67    13,276       737      8.00     27,142     1,626      8.74
      FHLB stock                             6,815       370      5.43     7,033       276      3.92      7,594       178      2.34
      Interest-bearing deposits                459        10      2.18       924        15      1.62      1,818        10      0.55
                                          --------  --------   -------  --------  --------   -------   --------  --------  --------
      Total interest-earning assets        399,489    24,310      6.15%  426,382    22,248      5.29%   404,274    17,874      4.61%
                                                    --------   =======            --------   =======             --------  ========
      Non-interest-earning assets            4,485                         3,897                          3,849
                                          --------                      --------                       --------
            Total assets                  $403,974                      $430,279                       $408,123
                                          ========                      ========                       ========

Interest-bearing liabilities:
      Interest-bearing deposits and       $143,406  $  4,190      2.92% $142,327  $  3,123      2.19%  $146,366  $  2,238      1.53%
      escrows
      FHLB long-term advances              133.532     7.409      5.55   141,558     7,828      5.53    147,780     8,040      5.44
      FHLB short-term advances               6,596       354      5.37     2,421       106      4.38      3,021        79      2.62
      Other short-term borrowings           74,659     4,032      5.40    99,634     4,403      4.42     65,579     1,487      2.27
                                          --------  --------   -------  --------  --------   -------   --------  --------  --------
      Total interest-bearing
      liabilities                          358,193    15,985      4.46%  385,940    15,460      4.01%   362,746    11,844      3.27%
                                                    --------   =======            --------   =======             --------  ========
      Non-interest-bearing accounts         12,927                        12,513                         12,774
                                          --------                      --------                       --------
      Total interest-bearing liabilities
        and non-interest-bearing accounts  371,120                       398,453                        375,520
      Non-interest-bearing liabilities       2,829                         2,976                          3,609
                                          --------                      --------                       --------
            Total liabilities              373,949                       141,558                        379,129
Equity                                      30,025                        28,850                         28,994
                                          --------                      --------                       --------
Total liabilities and equity              $403,974                      $430,279                       $408,123
                                          ========                      ========                       ========
Net interest income                                 $  8,325                      $  6,788                       $  6,030
                                                    ========                      ========                       ========
Interest rate spread                                    1.69%                         1.28%                                    1.34%
                                                    ========                      ========                                 ========
Net yield on interest-earning assets(3)                 2.14%                         1.67%                                    1.68%
                                                    ========                      ========                                 ========
Ratio of interest-earning assets to
   interest-bearing liabilities                       111.53%                       110.48%                                  111.45%
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

                                                                                Year Ended June 30,
                                                 --------------------------------------------------------------------------------
                                                              2007 vs. 2006                            2006 vs. 2005
                                                 --------------------------------------    --------------------------------------
                                                     Increase (Decrease)                      Increase (Decrease)
                                                          Due to               Total                Due to               Total
                                                 ------------------------     Increase     ------------------------     Increase
                                                   Volume         Rate       (Decrease)      Volume         Rate       (Decrease)
                                                 ----------    ----------    ----------    ----------    ----------    ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                       $       52    $      289    $      341    $     (370)   $      173    $     (197)
      Mortgage-backed securities                     (1,727)        1,556          (171)        3,156         1,782         4,938
      Investments - taxable                             289         1,695         1,984          (994)        1,413           419
      Investments - tax-free                           (139)          (42)         (181)         (709)         (180)         (889)
      FHLB stock                                         (9)          103            94           (14)          112            98
      Interest-bearing deposits                          (9)            4            (5)           (6)           11             5
                                                 ----------    ----------    ----------    ----------    ----------    ----------
            Total interest-earning assets            (1,543)        3,605         2,062         1,063         3,311         4,374
Interest-bearing liabilities:
      Interest-bearing deposits and
         Escrows                                        278           789         1,067            28           857           885
      FHLB long-term borrowings                        (447)           28          (419)         (343)          131          (212)
      FHLB short-term borrowings                        219            29           248           (17)           44            27
      Other short-term borrowings                    (1,232)          861          (371)        1,033         1,883         2,916
                                                 ----------    ----------    ----------    ----------    ----------    ----------
            Total interest-bearing liabilities       (1,182)        1,707           525           701         2,915         3,616
                                                 ----------    ----------    ----------    ----------    ----------    ----------
Change in net interest income                    $     (361)   $    1,898    $    1,537    $      362    $      396    $      758
                                                 ==========    ==========    ==========    ==========    ==========    ==========

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $1.5 million or 22.6% in fiscal 2007 and $758 thousand or 12.6% in fiscal 2006. The increase in fiscal 2007 was the result of an increase in interest and dividend income of $2.1 million or 9.3%, which was partially offset by an increase in interest expense of $525 thousand or 3.4%. The increase in fiscal 2006 was the result of an increase in interest and dividend income of $4.4 million or 24.5%, which was partially offset by an increase in interest expense of $3.6 million or 30.5%.

Interest Income. Total interest income increased by $2.1 million or 9.3% during fiscal 2007 and increased by $4.4 million or 24.5% during fiscal 2006. The increase in fiscal 2007 was primarily the result of increased yields on the Company's interest-earning assets which more than offset the decrease in total interest earning assets. Due to the relatively "flat" U. S. Treasury yield curve, the Company adjusted its asset mix to improve net interest income. Cash repayments on interest earning assets were redeployed to repay Company borrowings. Within the Company's investment portfolio, proceeds from repayments on mortgage-backed securities were partially redeployed to taxable investment securities. The increase in fiscal 2006 was primarily the result of increased yields on the Company's interest-earning assets and increases in the average balances of the mortgage-backed securities portfolio which were partially offset by decreases in the average balances of the investment and loan portfolios.

Interest income on investment securities increased $1.8 million or 20.0% during fiscal 2007 and decreased $470 thousand or 4.9% during fiscal 2006. The increase in fiscal 2007 was primarily attributable to an 81 basis point increase in the weighted average yield on the Company's investment securities portfolio and a $3.2 million increase in the average balance of investments outstanding. The decrease in fiscal 2006 was primarily the result of a $37.5 million decrease in the average balance of investments outstanding which was partially offset by a 42 basis point increase in the weighted average yield on the Company's investment securities portfolio.

Interest income on mortgage-backed securities decreased $171 thousand or 1.9% during fiscal 2007 and increased $4.9 million or 124.06% during fiscal 2006. The decrease in fiscal 2007 was primarily attributable to a $30.2 million decrease in the average balance of the mortgage-backed securities portfolio, which was partially offset by a 101 basis point increase in the weighted average yield on the Company's mortgage-backed securities portfolio. The increase in fiscal 2006 was primarily attributable to a $66.5 million increase in the average balance of the mortgage-backed securities portfolio and a 140 basis point increase in the weighted average yield on the mortgage-backed securities portfolio.

Interest income on net loans receivable increased $341 thousand or 8.5% during fiscal 2007 and decreased $197 thousand or 4.7% during fiscal 2006. The increase in fiscal 2007 was primarily the result of a 49 basis point increase in the yield earned on the Company's loan portfolio, and a $756 thousand increase in the average balance of net loans outstanding. The decrease in fiscal 2006 was primarily attributable to a $5.6 million decrease in the average balance of net loans outstanding which was partially offset by a 28 basis point increase in the yield earned on the Company's loan portfolio. As part of its asset/liability management strategy, the Company previously limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2007 and 2006, as well as focusing on multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans.

Dividend income on FHLB stock increased $94 thousand or 34.1% during fiscal 2007 and $98 thousand or 55.1% during fiscal 2006. The increase in fiscal 2007 was primarily attributable to a 151 basis point increase in the weighted average yield earned on the Company's holdings of FHLB stock which was partially offset by a $218 thousand decrease in the average balance of FHLB stock outstanding. The increase during fiscal 2006 was primarily attributable to a 158 basis point increase in the weighted average yield earned on the Company's holdings of FHLB stock which was partially offset by a $561 thousand decrease in the average balance of FHLB stock outstanding.

Interest Expense. Total interest expense increased $525 thousand or 3.4% during fiscal 2007 and increased by $3.6 million or 30.5% during fiscal 2006. The increase in fiscal 2007 was primarily attributable to higher rates paid on interest-bearing liabilities due to higher market interest rates which were partially offset by decreases in the average balances of borrowed funds outstanding. The increase in fiscal 2006 was primarily attributable to higher rates paid on interest-bearing liabilities due to the Federal Reserve's continued tightening of monetary policy and higher levels of interest-bearing liabilities.

Interest expense on interest-bearing deposits and escrows increased $1.1 million or 34.2% in fiscal 2007 and increased $885 thousand or 39.5% in fiscal 2006. The increase in fiscal 2007 was primarily the result of higher average rates paid on, and higher average balances outstanding, of time deposits and money market accounts which were partially offset by lower average balances in passbook accounts. Average rates paid on time and money market deposits increased by ninety-two and eighty basis points, respectively. The increase in fiscal 2006 was primarily attributable to a 66 basis point increase in the weighted average yield paid on deposits and a $3.0 million increase in the average balances of money market and time deposits, which were partially offset by a $7.1 million decrease in the average balance of savings accounts and interest-bearing checking accounts.

Interest expense on FHLB advances decreased $171 thousand or 2.2% during fiscal 2007 and $185 thousand or 2.3% during fiscal 2006. The decrease in fiscal 2007 was primarily attributable to an $8.0 million decrease in the average balances of FHLB long-term advances outstanding which was partially offset by a $4.2 million increase in the average balance of FHLB short-term advances outstanding, a 99 basis point increase in the weighted average rate paid on FHLB short-term advances and a 2 basis point increase in the weighted average rate paid on FHLB long-term advances. The decrease in fiscal 2006 was primarily attributable to a $6.2 million decrease in the average balance of FHLB long-term advances outstanding and a $600 thousand decrease in the average balance of FHLB short-term advances outstanding, which were partially offset by a 9 basis point increase in the weighted average rate of FHLB long-term advances and a 176 basis point increase in the weighted average rate of FHLB short-term advances. The increase in the average rate on FHLB short-term advances reflects higher short-term interest rates.

Interest expense on other short-term borrowings decreased $371 thousand or 8.4% during fiscal 2007 and increased $2.9 million or 196.1% during fiscal 2006. The decrease during fiscal 2007 was primarily attributable to a $25.0 million decrease in the average balance of other short-term borrowings outstanding which was partially offset by a 98 basis point increase in the weighted average rate paid on other short-term borrowings. The increase in fiscal 2006 was primarily attributable to a 215 basis point increase in the weighted average rate paid on other short-term borrowings and a $34.1 million increase in the average balance of other short-term borrowings outstanding. The increase in the average rate on other short-term borrowings reflects higher short-term interest rates.

Recovery for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a provision for loan losses of $13 thousand in fiscal 2007, compared to a recovery of $161 thousand in fiscal 2006. The provision for loan loss recorded in fiscal 2007 was primarily attributable to increased loan balances outstanding. The credit provision for fiscal 2006 was primarily attributable to continued paydowns of non-accrual loans and a reallocation of $35 thousand of its allowance for loan loss attributable to off-balance sheet liabilities (builder letters of credit and undisbursed lines of credit) to a separate reserve account for financial reporting purposes.

Non-interest Income. Total non-interest income decreased by $79 thousand or 11.2% in fiscal 2007 and decreased by $287 thousand or 28.9% in fiscal 2006. The decrease in fiscal 2007 was primarily attributable to the absence of a $30 thousand pre-tax gain on the sale of mortgage-backed securities in fiscal 2006, a decrease of deposit fee income and decreases in ATM and debit card fee income. The decrease in fiscal 2006 was primarily attributable to a $306 thousand decrease in pre-tax securities gains, which was partially offset by a $19 thousand increase in deposit account fee income.

Non-interest Expense. Total non-interest expense increased $8 thousand or 0.2% in fiscal 2007, and decreased $11 thousand or 0.3% during fiscal 2006. The increase in fiscal 2007 was primarily attributable to increases in employee related costs which were partially offset by decreases in correspondent bank service charges and other operating costs. The decrease in fiscal 2006 was primarily attributable to a decrease in fixed asset depreciation which was partially offset by a reallocation of a portion of the Company's allowance for loan loss attributable to off-balance sheet liabilities as discussed above.

Income Taxes. Income taxes increased $476 thousand or 37.0% during fiscal 2007 and increased $660 thousand or 105.3% during fiscal 2006. The increase in fiscal year 2007 was primarily attributable to higher levels of taxable income. The increase for fiscal year 2006 was primarily attributable to higher levels of taxable income and lower levels of tax-exempt interest income. State mutual thrift tax expense for both fiscal years 2007 and 2006 continued to be favorably impacted by state tax-exempt holdings of FHLB bonds. The Company's effective tax rate was 32.6% at June 30, 2007 and 31.1% at June 30, 2006.


LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $1.5 million during fiscal 2007 primarily due to $16.0 million of net cash provided by investing activities and $3.2 million of net cash provided by operating activities, which were partially offset by $17.7 million of net cash used for financing activities.

Funds provided by operating activities totaled $3.2 million during fiscal 2007 as compared to $2.5 million during fiscal 2006. Net cash provided by operating activities was primarily comprised of $3.6 million of net income, a $218 thousand increase in accrued interest payable and a $137 thousand in fixed asset depreciation which were partially offset by a $793 thousand increase in accrued interest receivable.

Funds provided by investing activities totaled $16.0 million during fiscal 2007 as compared to $2.4 million used for investing activities during fiscal 2006. Primary sources of funds during fiscal 2007 included repayments of investment, mortgage-backed securities, and FHLB Stock totaling $130.7 million, $39.3 million, and $5.7 million, respectively, which were partially offset by purchases of investments, mortgage-backed securities and FHLB Stock totaling $145.7 million, $5.0 million, and $4.2 million, respectively, and a $4.7 million increase in net loans receivable. Investment purchases were comprised primarily of fixed rate callable U.S. Government agency bonds and short-term commercial paper. The mortgage-backed securities purchases were floating rate instruments that reprice on a monthly basis.

Funds used for financing activities totaled $17.8 million for fiscal 2007 as compared to $2.4 million in fiscal 2006. Primary uses of funds for fiscal 2007 were a $23.2 million decrease in short-term FHLB advances, a $8.0 million decrease in long-term FHLB advances, $1.5 million in cash dividends paid on the Company's common stock and $607 thousand of treasury stock purchases, which were partially offset by a $8.3 million increase in total deposits and a $6.9 million increase in other short-term borrowings. The $8.3 million increase in total deposits consisted of a $6.3 million increase in certificates of deposit primarily due to accounts opened by local county municipal governments, a $3.6 million increase in money market accounts and a $1.7 million increase in transaction accounts, which were partially offset by a $3.9 million decrease in passbook accounts. During fiscal 2007 the Company purchased 36,875 shares of Company common stock for approximately $607 thousand. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, repayments on existing loans, mortgage-backed securities and investment securities, funds from operations, and funds obtained through deposits, FHLB advances and other borrowings. At June 30, 2007, the total approved loan commitments outstanding amounted to $1.2 million. At the same date, commitments under unused letters and lines of credit amounted to $7.4 million and the unadvanced portion of construction loans approximated $12.1 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2007, totaled $56.6 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company's contractual obligations at June 30, 2007 were as follows:

                                                   Contractual Obligations
                                                    (Dollars in Thousands)
                                            Less than                              More than
                                Total        1 year      1-3 years    3-5 years     5 years
                              ----------   ----------   ----------   ----------   ----------
Long-term debt                $  130,579   $       --   $   26,079   $   97,000   $    7,500
Operating lease obligations          392           50           85           80          177
                              ----------   ----------   ----------   ----------   ----------
                              $  130,971   $       50   $   26,164   $   97,080   $    7,677

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

On July 31, 2007, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 23, 2007 to shareholders of record at the close of business on August 13, 2007. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2007, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $31.3 million or 22.4% and $32.3 million or 23.2%, respectively, of total risk-weighted assets; and Tier I leverage capital of $31.3 million or 8.1% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. The Company normally does not accrue interest on loans past due 90 days or more, however, interest may be accrued if management believes that it will collect on the loan. The Company's non-performing assets at June 30, 2007 totaled approximately $1.2 million or 0.3% of total assets compared to $318 thousand or 0.08% of total assets at June 30, 2006. Non-performing assets at June 30, 2007 consisted of one commercial real estate loan totaling $972 thousand, three single-family real estate loans totaling $214 thousand, two lines of credit totaling $18 thousand, and one single-family real estate owned property with a book value of approximately $2 thousand. Non-performing assets increased $888 thousand or 279.2% to $1.2 million of total assets, at June 30, 2007. The increase was primarily the result of $972 thousand in loans classified as non-performing during the quarter ended March 31, 2007, which were partially offset by $75 thousand in loans reclassified as performing due to improved economic performance.

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

During fiscal 2007, the Federal Open Market Committee held its targeted federal funds rate at 5.25%. The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007. The difference in yields on the ten year and two year Treasury's is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.


                                         Yield on:
                                  ------------------------
                      Targeted      Two (2)     Ten (10)         Shape of
                      Federal        Year         Year            Yield
                       Funds       Treasury     Treasury          Curve
                     ----------   -------------------------------------------

    June 30, 2006      5.25%         5.16%        5.15%            Flat
December 31, 2006      5.25%         4.82%        4.71%          Inverted
   March 31, 2007      5.25%         4.58%        4.65%     Slightly Positive
    June 30, 2007      5.25%         4.87%        5.03%     Slightly Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and continued high levels of interest rate volatility have impacted prepayments on the Company's loan, investment and mortgage-backed securities portfolios and have caused a marked compression of industry-wide net interest margins. Due to its asset/liability management initiatives, the Company was able to increase both its interest rate spread and net interest margin during fiscal 2007.

The term premium of market interest rates is often used to determine the relative merits of taking on additional interest rate risk and to gauge the market's expectation of future interest rates. Due to changes in the term premium of market interest rates experienced in fiscal year 2007, the Company adjusted its asset/liability strategy in several ways. The Company's proceeds from repayments on mortgage-backed securities were used primarily to reduce short-term borrowings and, to a lesser extent, purchase U. S. Government agency bonds and investment grade short-term commercial paper. The Company believes that by strategically reducing the balance sheet, it was able to substantially improve net interest income, various capital ratios and better position itself in light of high levels of interest rate volatility.

Principal repayments on the Company's loan, investment and mortgage-backed securities portfolios for the fiscal year ended June 30, 2007, totaled $20.6 million, $130.7 million and $39.3 million, respectively. Due to a marked compression of Treasury yields, high market volatility and the changing spreads available on mortgage-backed and investment securities, the Company chose to use some principal repayments to reduce short and long-term debt during most of fiscal 2007. This strategy has allowed the Company to increase operating margins and capital ratios while reducing overall interest rate risk.

Due to the term structure of market interest rates, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting interest rate risk. The Company has also emphasized higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

The Company purchased fixed rate callable U. S. Government Agency bonds in order to earn a spread against the Company's long-term FHLB advances, and investment grade short-term commercial paper, to limit interest rate risk within the portfolio. Within the mortgage-backed securities portfolio, the Company redeployed repayments to reduce short-term borrowings, and augment investment purchases in order to provide current income and in response to changing term premiums of market interest rates. Each of the aforementioned strategies also helped to better match the interest-rate and liquidity risks associated with the Savings Bank's customers' liquidity preference for shorter term deposit products.

During fiscal 2007 principal investment purchases were comprised of: callable fixed rate government agency bonds with initial lock-out periods as follows: 0 - 12 months - $87.6 million with a weighted average yield to call of approximately 6.06%, 13 - 24 months - $39.4 million with a weighted average yield to call of approximately 6.01%; short-term commercial paper - $18.6 million with a weighted average yield of approximately 5.57%; and floating rate collateralized mortgage obligations which reprice monthly - $5.0 million with an original weighted average yield of 6.19%. Major investment proceeds received during fiscal 2007 were: callable government agency bonds - $115.5 million with a weighted average yield of approximately 4.90%; mortgage-backed securities - $39.3 million; short-term commercial paper - $12.0 million with a weighted average yield of 5.54%; tax-free municipal bonds - $2.3 million with a weighted average yield of approximately 5.61%; and taxable municipal bonds - $135 thousand with a weighted average yield of 6.61%.

As of June 30, 2007, the implementation of these asset and liability management initiatives resulted in the following:

   1) $119.3 million or 98.2% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were comprised of floating rate instruments that reprice on a monthly basis.
   2) $25.0 million or 11.8% of the Company's investment portfolio was comprised of fixed to floating rate U.S. Government Agency bonds which will reprice as follows: 3 months or less - $10.0 million; and 6 - 12 months - $15.0 million. Management currently believes that these bonds are likely to be repaid during the intervals shown.
   3) $156.5 million or 74.0% of the Company's investment portfolio was comprised of fixed-rate callable U.S. Government Agency bonds which are callable as follows: 3 months or less - $25.7 million; 3 - 6 months - $17.0 million; 6 - 12 months - $52.3 million; 1 - 2 years - $58.5 million; and over 2 years - $3.0 million. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates.
   4) $14.6 million or 6.9% of the Company's investment portfolio was comprised of investment grade commercial paper with maturities of less than thirty days.
   5) $4.7 million or 2.2% of the Company's investment portfolio was comprised of U.S. Government Agency Step-up bonds which will reprice as follows: 6 - 12 months - $4.7 million from 4.70% to 6.00%. These bonds may or may not actually be redeemed prior to maturity depending upon the level of market interest rates at their respective step-up dates.
   6) An aggregate of $35.0 million or 57.0% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

   7) The maturity distribution of the Company's borrowings is as follows: 1 month or less - $66.3 million or 31.1%; 2 - 3 months - $13.6 million or 6.4%; 3 - 12 months - $3.0 million or 1.4%; 1 - 3 years - $26.1 million or 12.2%; 3 - 5 years - $97.0 million or 45.4%; and over 5 years - $7.5 million or 3.5%.

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

                                                          June 30,
                                              --------------------------------
                                                2007        2006        2005
                                              --------    --------    --------
                                                    (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                  $206,136    $273,884    $318,015
Interest-bearing liabilities maturing or
   repricing within one year                   187,494     194,509     181,085
                                              --------    --------    --------

Interest sensitivity gap                      $ 18,642    $ 79,375    $136,930
                                              ========    ========    ========
Interest sensitivity gap as a percentage of
   total assets                                   4.57%      18.82%       32.5%
Ratio of assets to liabilities
   maturing or repricing within one year        109.94%     140.81%      175.6%

During fiscal 2007, the Company managed its one year interest sensitivity gap by: (1) limiting the portfolio origination of long-term fixed rate mortgages;
(2) emphasizing loans with shorter terms or repricing frequencies; (3) reducing its short and long-term borrowings with repayments from mortgage-backed securities; and (4) adjusting its investment portfolio to include U. S. Government Agency bonds, with more varied call dates, and to include modestly higher holdings of investment grade commercial paper.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2007. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                                                 Cumulative Stressed Repricing Gap
                                                 ---------------------------------

                         Month 3     Month 6    Month 12     Month 24     Month 36     Month 60     Long Term
                         -------     -------    --------     --------     --------     --------     ---------
                                                      (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
  Gap ($'s)               35,215      22,436      16,865        (195)     (21,631)    (119,128)      29,898
% of Total
  Assets                     8.6%        5.3%        4.1%        0.0%       -5.3%       -29.2%          7.3%
Base Case Up 100 bp
-------------------
Cummulative
  Gap ($'s)               35,393      22,768      17,445         570      (20,823)    (118,296)      29,898
% of Total
  Assets                     8.7%        5.6%        4.3%        0.1%       -5.1%       -29.0%          7.3%
Base Case No Change
-------------------
Cummulative
  Gap ($'s)               35,995      23,662      18,642       5,904      (12,396)     (93,338)      29,898
% of Total
  Assets                     8.8%        5.8%        4.6%        1.4%       -3.0%       -22.9%          7.3%
Base Case Down 100 bp
---------------------
Cummulative
  Gap ($'s)               61,155      66,607     115,978     159,883      144,972       47,514       29,898
% of Total
  Assets                    15.0%       16.3%       28.4%       39.2%        35.5%        11.6%         7.3%
Base Case Down 200 bp
---------------------
Cummulative
  Gap ($'s)               69,857      72,450     121,289     166,457      151,117       50,149       29,898
% of Total
  Assets                    17.1%       17.8%       29.7%       40.8%        37.0%        12.3%         7.3%


The Company utilizes an income simulation model to measure interest rate risk and to manage interest rate sensitivity. The Company believes that income simulation modeling may enable the Company to better estimate the possible effects on net interest income due to changing market interest rates. Other key model parameters include: estimated prepayment rates on the Company's loan, mortgage-backed securities and investment portfolios; savings decay rate assumptions; and the repayment terms and embedded options of the Company's borrowings.

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

                            Analysis of Sensitivity to Changes in Market Interest Rates
                            -----------------------------------------------------------

                                                        Modeled Change in Market Interest Rates
                        -------------------------------------------------------------------------------------------------
                                         June 30, 2007                                     June 30, 2006
                        ------------------------------------------------  -----------------------------------------------
Estimated impact on:     -200      -100        0       +100       +200      -200      -100       0        +100      +200
--------------------     ----      ----        -       ----       ----      ----      ----       -        ----      ----
Change in net
interest income          -16.6%     -6.0%     0.00%      1.8%     -7.4%    -28.0%    -11.0%      0.00%   -11.4%    -46.1%

Return on average         9.31%    11.07%    12.05%    12.31%    10.86%     7.83%    10.74%    12.59%    10.69%     4.65%
equity

Return on average
assets                    0.70%     0.83%     0.92%     0.93%     0.81%     0.59%     0.78%     0.92%     0.78%     0.32%

Market value of
equity (in thousands)   $31,575   $36,391   $36,168   $24,967   $8,142    $28,869   $33,371   $33,690   $25,363   $5,881


The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2007.


                                Anticipated Transactions
    --------------------------------------------------------------------------
                                                        (Dollars in Thousands)
    Undisbursed construction and development loans
          Fixed rate                                          $    6,608
                                                                    8.15%

          Adjustable rate                                     $    5,482
                                                                    8.81%

    Undisbursed lines of credit
          Adjustable rate                                     $    6,457
                                                                    8.48%

    Loan origination commitments
          Fixed rate                                          $      296
                                                                    8.25%

          Adjustable rate                                     $      900
                                                                    8.75%

    Letters of credit
          Adjustable rate                                     $      990
                                                                    9.26%



                                                              ----------
                                                              $   20,733
                                                              ==========

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.


Wexford, PA
August 22, 2007


                                     WVS FINANCIAL CORP.
                                 CONSOLIDATED BALANCE SHEET
                            (In thousands, except per share data)

                                                                             June 30,
                                                                        2007         2006
                                                                     ---------    ---------
ASSETS
      Cash and due from banks                                        $     630    $   1,099
      Interest-earning demand deposits                                   2,045           97
                                                                     ---------    ---------
      Total cash and cash equivalents                                    2,675        1,196
      Investment securities available for sale (amortized
         cost of $8,957 and $8,497)                                      8,933        8,469
      Investment securities held to maturity (market value
         of $201,510 and $185,680)                                     202,664      187,952
      Mortgage-backed securities available for sale
         (amortized cost of $2,186 and $2,229)                           2,246        2,292
      Mortgage-backed securities held to maturity
         (market value of $119,646 and $152,706)                       119,271      153,461
      Net loans receivable (allowance for loan losses of
         $986 and $957)                                                 60,350       55,702
      Accrued interest receivable                                        3,714        2,921
      Federal Home Loan Bank stock, at cost                              6,340        7,861
      Premises and equipment                                               813          864
      Other assets                                                       1,070        1,024
                                                                     ---------    ---------

              TOTAL ASSETS                                           $ 408,076    $ 421,742
                                                                     =========    =========

LIABILITIES
      Deposits                                                       $ 159,377    $ 151,713
      Federal Home Loan Bank advances: long-term                       130,579      138,579
      Federal Home Loan Bank advances: short-term                           --       23,150
      Other borrowings                                                  82,950       76,048
      Accrued interest payable                                           1,669        1,451
      Other liabilities                                                  2,208        1,383
                                                                     ---------    ---------
TOTAL LIABILITIES                                                      376,783      392,324
                                                                     ---------    ---------

STOCKHOLDERS' EQUITY
      Preferred stock, no par value; 5,000,000 shares authorized;
         none outstanding                                                   --           --
      Common stock, par value $0.01; 10,000,000 shares authorized;
          3,790,336 and 3,769,838 shares issued                             38           38
      Additional paid-in capital                                        21,137       20,817
      Treasury stock (1,471,481 and 1,434,606 shares at cost)          (22,286)     (21,679)
      Retained earnings - substantially restricted                      32,382       30,221
      Accumulated other comprehensive income                                23           23
      Unallocated shares - Recognition and Retention Plans                  (1)          (2)
                                                                     ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                              31,293       29,418
                                                                     ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 408,076    $ 421,742
                                                                     =========    =========


See accompanying notes to the consolidated financial statements.

                                             20

                                   WVS FINANCIAL CORP.
                            CONSOLIDATED STATEMENT OF INCOME
                          (In thousands, except per share data)

                                                         Year Ended June 30,
                                                   2007          2006           2005
                                               -----------   -----------    -----------
INTEREST AND DIVIDEND INCOME
      Loans                                    $     4,350   $     4,009    $     4,206
      Investment securities                         10,832         9,029          9,499
      Mortgage-backed securities                     8,748         8,919          3,981
      Interest-earning demand deposits                  10            15             10
      Federal Home Loan Bank stock                     370           276            178
                                               -----------   -----------    -----------
          Total interest and dividend income        24,310        22,248         17,874
                                               -----------   -----------    -----------

INTEREST EXPENSE
      Deposits                                       4,190         3,123          2,238
      Federal Home Loan Bank advances                7,763         7,934          8,119
      Other borrowings                               4,032         4,403          1,487
                                               -----------   -----------    -----------
          Total interest expense                    15,985        15,460         11,844
                                               -----------   -----------    -----------

NET INTEREST INCOME                                  8,325         6,788          6,030
Provision (recovery) for loan losses                    13          (161)           (46)
                                               -----------   -----------    -----------
NET INTEREST INCOME AFTER PROVISION
      (RECOVERY) FOR LOAN LOSSES                     8,312         6,949          6,076
                                               -----------   -----------    -----------

NONINTEREST INCOME
      Service charges on deposits                      359           380            361
      Investment securities gains                       --            30            336
      Other                                            267           295            295
                                               -----------   -----------    -----------
          Total noninterest income                     626           705            992
                                               -----------   -----------    -----------

NONINTEREST EXPENSE
      Salaries and employee benefits                 2,011         1,970          1,971
      Occupancy and equipment                          380           387            438
      Data processing                                  270           271            267
      Correspondent bank charges                       118           132            134
      Other                                            750           761            722
                                               -----------   -----------    -----------
          Total noninterest expense                  3,529         3,521          3,532
                                               -----------   -----------    -----------

Income before income taxes                           5,409         4,133          3,536

Income taxes                                         1,763         1,287            627
                                               -----------   -----------    -----------

NET INCOME                                     $     3,646   $     2,846    $     2,909
                                               ===========   ===========    ===========

EARNINGS PER SHARE:
      Basic                                    $      1.57   $      1.21    $      1.20
      Diluted                                         1.57          1.21           1.19

AVERAGE SHARES OUTSTANDING:
      Basic                                      2,319,928     2,357,217      2,432,267
      Diluted                                    2,321,536     2,359,996      2,437,647


See accompanying notes to the consolidated financial statements.

                                           21

                                                         WVS FINANCIAL CORP.
                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                (In thousands, except per share data)

                                                                                 Retained
                                                                                 Earnings-    Accumulated
                                                       Additional                Substan-        Other     Unallocated
                                             Common     Paid-in     Treasury      tially     Comprehensive Shares Held
                                              Stock     Capital      Stock      Restricted   Income (Loss)    by RRP        Total
                                            ---------  ----------  ----------   -----------  ------------  ------------   ---------
Balance June 30, 2004                       $      38  $   20,727  $  (19,377)  $    27,535  $        281  $         (5)  $  29,199

Net income                                                                            2,909                                   2,909
Unrealized loss on available-
  for-sale securities, net of taxes of $68                                                           (132)                     (132)
Purchase of treasury stock (71,964)                                    (1,217)                                               (1,217)
Cash dividends declared ($0.64 per share)                                            (1,559)                                 (1,559)
Other, net                                                     (1)                                                    2           1
                                            ---------  ----------  ----------   -----------  ------------  ------------   ---------

Balance June 30, 2005                              38      20,726     (20,594)       28,885           149            (3)     29,201
Net income                                                                            2,846                                   2,846
Unrealized loss on available-
  for-sale securities, net of taxes of $65                                                           (126)                     (126)
Exercise of stock options (7,320)                              91                                                                91
Purchase of treasury stock (66,098)                                    (1,085)                                               (1,085)
Cash dividends declared ($0.64 per share)                                            (1,510)                                 (1,510)
Other, net                                                                                                                        1
                                            ---------  ----------  ----------   -----------  ------------  ------------   ---------

Balance June 30, 2006                              38      20,817     (21,679)       30,221            23            (2)     29,418

Net income                                                                            3,646                                   3,646
Exercise of stock options (20,498)                            320                                                               320
Purchase of treasury stock (36,875)                                      (607)                                                 (607)
Cash dividends declared ($0.64 per share)                                            (1,485)                                 (1,485)
Other, net                                                                                                            1           1
                                            ---------  ----------  ----------   -----------  ------------  ------------   ---------

Balance June 30, 2007                       $      38  $   21,137  $  (22,286)  $    32,382  $         23  $         (1)  $  31,293
                                            =========  ==========  ==========   ===========  ============  ============   =========


See accompanying notes to the consolidated financial statements.


                                                                 22

                                                WVS FINANCIAL CORP.
                                       CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  (In thousands)
                                                                                      Year Ended June 30,
                                                                                 2007         2006         2005
                                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
      Net income                                                              $   3,646    $   2,846    $   2,909
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision (recovery) for loan losses                                      13         (161)         (46)
           Depreciation                                                             137          154          193
             Investment securities gains                                             --          (30)        (336)
           Amortization (accretion) of discounts, premiums, and
             deferred loan fees                                                    (188)        (234)        (415)
           Sale of trading securities                                                --           --        1,000
           Deferred income taxes                                                    (26)         181           73
           Decrease (increase) in accrued interest receivable                      (793)        (864)         399
           Increase in accrued interest payable                                     218          191           63
           Other, net                                                               211          377          (43)
                                                                              ---------    ---------    ---------
                 Net cash provided by operating activities                        3,218        2,460        3,797
                                                                              ---------    ---------    ---------

INVESTING ACTIVITIES
      Available for sale:
           Purchase of investment and mortgage-backed
             securities                                                         (12,440)      (8,690)     (26,145)
           Proceeds from repayments of investment and
             mortgage-backed securities                                          12,042        9,395       20,364
           Proceeds from sales of investment and
               mortgage-backed securities                                            --        1,016        1,409
      Held to maturity:
           Purchase of investment and mortgage-backed
             securities                                                        (138,272)    (202,891)    (368,064)
           Proceeds from repayments of investment and
             mortgage-backed securities                                         157,938      194,306      377,002
      Net (increase) decrease in net loans receivable                            (4,681)       4,581        7,733
      Purchase of Federal Home Loan Bank stock                                   (4,227)      (5,994)      (8,761)
      Redemption of Federal Home Loan Bank stock                                  5,748        5,902        8,524
      Acquisition of premises and equipment                                         (86          (79)         (55)
      Other, net                                                                     --           60           --
                                                                              ---------    ---------    ---------
                 Net cash provided by (used for) investing activities            16,022       (2,394)      12,007
                                                                              ---------    ---------    ---------

FINANCING ACTIVITIES
      Net increase (decrease) in deposits                                         8,259      (12,993)       4,143
      Net increase (decrease) in Federal Home Loan Bank short-term advances     (23,150)      10,850       12,300
      Net increase (decrease) in other borrowings                                 6,902        6,368      (21,959)
      Proceeds from Federal Home Loan Bank long-term advances                        --           --           --
      Repayments of Federal Home Loan Bank long-term advances                    (8,000)      (4,157)      (7,000)
      Net proceeds from exercise of stock options                                   320           91           --
      Cash dividends paid                                                        (1,485)      (1,510)      (1,559)
      Purchase of treasury stock                                                   (607)      (1,085)      (1,217)
                                                                              ---------    ---------    ---------
                 Net cash used for financing activities                         (17,761)      (2,436)     (15,292)
                                                                              ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                  1,479       (2,370)         512

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    1,196        3,566        3,054
                                                                              ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $   2,675    $   1,196    $   3,566
                                                                              =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
          Interest                                                            $  15,767    $  15,269    $  11,782
          Taxes                                                                   1,764          915          655
Non cash item
          Due to Federal Reserve Bank                                               595           --           --


See accompanying notes to the consolidated financial statements.


                                                        23

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

         West View is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank's principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

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

         Stock Options
         -------------

         The Company accounts for stock-based compensation in accordance with Financial Accounting Standard (FAS) No. 123R. FAS 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. The Company did not have any non-vested stock options outstanding during the periods ended June 30, 2007, 2006, and 2005. There were no options issued during the periods ended June 30, 2007, 2006, and 2005.

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

         Reclassification of Comparative Figures
         ---------------------------------------

         Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. Such reclassifications did not affect net income or stockholders' equity.

         Recent Accounting Pronouncements
         --------------------------------

         In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year end, in addition to footnote disclosures. FAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's financial position.

         In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         (In thousands, except per share data)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recent Accounting Pronouncements
         --------------------------------

         In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, providing guidance on quantifying financial statement misstatement and implementation when first applying this guidance. Under SAB No. 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that existed in prior years existing in the current year's ending balance sheet. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 ("EITF 06-4"), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the Issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5("EITF 06-5"), Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 ("EITF 06-10"), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In June 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-11 ("EITF 06-11"), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified nonvested shares, (b) dividend equivalents on equity-classified nonvested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under FAS No. 123R, Share-Based Payment, and result in an income tax deduction for the employer. A consensus was reached that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         (In thousands, except per share data)

2.       EARNINGS PER SHARE

         The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

                                                            2007          2006          2005
                                                         ----------    ----------    ----------
         Weighted-average common shares
               issued                                     3,778,561     3,765,511     3,762,892

         Average treasury stock shares                   (1,458,633)   (1,408,294)   (1,330,625)
                                                         ----------    ----------    ----------

         Weighted-average common shares and
               common stock equivalents used to
               calculate basic earnings per share         2,319,928     2,357,217     2,432,267

         Additional common stock equivalents
               (stock options) used to calculate
               diluted earnings per share                     1,608         2,779         5,380
                                                         ----------    ----------    ----------

         Weighted-average common shares and
               common stock equivalents used
               to calculate diluted earnings per share    2,321,536     2,359,996     2,437,647
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

3.       COMPREHENSIVE INCOME

         Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                                       2007      2006       2005
                                                                     -------   -------    -------
         Net Income                                                  $ 3,646   $ 2,846    $ 2,909
         Other comprehensive income:
                Unrealized losses on available-for-sale securities        --      (221)      (536)
                Reclassification adjustment for gains included
                in net income                                             --        30        336
                                                                     -------   -------    -------
         Other comprehensive loss before tax                              --      (191)      (200)
         Income tax benefit related to other
                comprehensive loss                                        --       (65)       (68)
                                                                     -------   -------    -------
         Other comprehensive loss, net of tax                             --      (126)      (132)
                                                                     -------   -------    -------
         Comprehensive income                                        $ 3,646   $ 2,720    $ 2,777
                                                                     =======   =======    =======

         (In thousands, except per share data)

4.       INVESTMENT SECURITIES

         The amortized cost and fair values of investments are as follows:

                                                                 Gross          Gross
                                                Amortized      Unrealized     Unrealized         Fair
                                                   Cost          Gains          Losses           Value
                                               ------------   ------------   ------------    ------------
         2007
         ----
         AVAILABLE FOR SALE
         Corporate debt securities             $      8,402   $         --   $         --    $      8,402
         Equity securities                              555             --            (24)            531
                                               ------------   ------------   ------------    ------------

               Total                           $      8,957   $         --   $        (24)   $      8,933
                                               ============   ============   ============    ============

         HELD TO MATURITY
         U.S. government agency securities     $    186,667   $         17   $     (1,567)   $    185,117
         Corporate debt securities                    6,198             --             --           6,198
         Obligations of states and political
           subdivisions                               9,799            399             (3)         10,195
                                               ------------   ------------   ------------    ------------

               Total                           $    202,664   $        416   $     (1,570)   $    201,510
                                               ============   ============   ============    ============
                                                                 Gross          Gross
                                                Amortized      Unrealized     Unrealized         Fair
                                                   Cost          Gains          Losses           Value
                                               ------------   ------------   ------------    ------------
         2006
         ----
         AVAILABLE FOR SALE
         Corporate debt securities             $      7,997   $         --   $         --    $      7,997
         Equity securities                              500             --            (28)            472
                                               ------------   ------------   ------------    ------------

               Total                           $      8,497   $         --   $        (28)   $      8,469
                                               ============   ============   ============    ============

         HELD TO MATURITY
         U.S. government agency securities     $    175,755   $         21   $     (2,771)   $    173,005
         Obligations of states and political
           subdivisions                              12,197            482             (4)         12,675
                                               ------------   ------------   ------------    ------------

               Total                           $    187,952   $        503   $     (2,775)   $    185,680
                                               ============   ============   ============    ============

In 2007, 2006, and 2005, the Company recorded realized investment security gains, and unrealized holding gains and losses for trading securities of $0, $30, and $336. Proceeds from sales of investment securities during 2007, 2006, and 2005 were $0, $1,016, and $1,409.

         (In thousands, except per share data)

4.       INVESTMENT SECURITIES (Continued)

         The amortized cost and fair values of debt securities at June 30, 2007, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                Due in        Due after       Due after
                               One year      one through     five through    Due after
                                or less       five years      ten years      ten years        Total
                              ------------   ------------   ------------   ------------   ------------
         AVAILABLE FOR SALE
            Amortized cost    $      8,402   $         --   $         --   $         --   $      8,402
            Fair value               8,402             --             --             --          8,402

         HELD TO MATURITY
            Amortized cost    $      6,298   $      1,395   $    118,497   $     76,474   $    202,664
            Fair value               6,297          1,466        117,681         76,066        201,510

         Investment securities with amortized costs of $96,460 and $88,229 and fair values of $95,797 and $86,703 at June 30, 2007 and 2006, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.       MORTGAGE-BACKED SECURITIES

         The amortized cost and fair values of mortgage-backed securities are as follows:

                                                                  Gross         Gross
                                                Amortized      Unrealized     Unrealized         Fair
                                                   Cost           Gains         Losses          Value
                                               ------------   ------------   ------------    ------------
         2007
         ----
         AVAILABLE FOR SALE

         Government National Mortgage
           Association certificates            $      2,137   $         58   $         --    $      2,195
         Collateralized mortgage obligations             49              2             --              51
                                               ------------   ------------   ------------    ------------

              Total                            $      2,186   $         60   $         --    $      2,246
                                               ============   ============   ============    ============

         HELD TO MATURITY

         Government National Mortgage
           Association certificates            $         --   $         --   $         --    $         --
         Collateralized mortgage obligations        119,271            582           (207)        119,646
                                               ------------   ------------   ------------    ------------

              Total                            $    119,271   $        582   $       (207)   $    119,646
                                               ============   ============   ============    ============

         (In thousands, except per share data)

5.       MORTGAGE-BACKED SECURITIES (Continued)

                                                                 Gross          Gross
                                                Amortized      Unrealized     Unrealized         Fair
                                                   Cost          Gains          Losses           Value
                                               ------------   ------------   ------------    ------------
         2006
         ----
         AVAILABLE FOR SALE

         Government National Mortgage
           Association certificates            $      2,171   $         61   $         --    $      2,232
         Collateralized mortgage obligations             58              2             --              60
                                               ------------   ------------   ------------    ------------

              Total                            $      2,229   $         63   $         --    $      2,292
                                               ============   ============   ============    ============

         HELD TO MATURITY

         Government National Mortgage
           Association certificates            $         --   $         --   $         --    $         --
         Collateralized mortgage obligations        153,461            216           (971)        152,706
                                               ------------   ------------   ------------    ------------

              Total                            $    153,461   $        216   $       (971)   $    152,706
                                               ============   ============   ============    ============

         The amortized cost and fair value of mortgage-backed securities at June 30, 2007, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Due in        Due after       Due after
                               one year      one through     five through    Due after
                                or less       five years      ten years      ten years        Total
                              ------------   ------------   ------------   ------------   ------------
         AVAILABLE FOR SALE
            Amortized cost    $         --   $         --   $         --   $      2,186   $      2,186
            Fair value                  --             --             --          2,246          2,246

         HELD TO MATURITY
            Amortized cost    $         --   $         --   $         --   $    119,271   $    119,271
            Fair value                  --             --             --        119,646        119,646

         At June 30, 2007 and 2006, mortgage-backed securities with an amortized cost of $120,435 and $138,349 and fair values of $120,873 and $137,827, were pledged to secure borrowings with the Federal Home Loan Bank.

         (In thousands, except per share data)

6.       UNREALIZED LOSSES ON SECURITIES

         The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2007 and 2006.

                                                                                2007
                                      -----------------------------------------------------------------------------------------
                                        Less Than Twelve Months        Twelve Months or Greater               Total
                                      ---------------------------    ---------------------------    ---------------------------
                                                        Gross                          Gross                          Gross
                                          Fair        Unrealized         Fair        Unrealized         Fair        Unrealized
                                         Value          Losses          Value          Losses          Value          Losses
                                      ------------   ------------    ------------   ------------    ------------   ------------
         U.S. government agencies
           securities                 $    102,015   $       (817)   $     59,108   $       (750)   $    161,123   $     (1,567)
         Obligations of states and
             political subdivisions             99             (1)          1,300             (2)          1,399             (3)
         Corporate debt securities              --             --             476            (24)            476            (24)
            Collateralized mortgage
           obligations                      10,108            (35)         53,415           (172)         63,523           (207)
                                      ------------   ------------    ------------   ------------    ------------   ------------

               Total                  $    112,222   $       (853)   $    114,299   $       (948)   $    226,521   $     (1,801)
                                      ============   ============    ============   ============    ============   ============
                                                                                2006
                                      -----------------------------------------------------------------------------------------
                                        Less Than Twelve Months        Twelve Months or Greater               Total
                                      ---------------------------    ---------------------------    ---------------------------
                                                        Gross                          Gross                          Gross
                                          Fair        Unrealized         Fair        Unrealized         Fair        Unrealized
                                         Value          Losses          Value          Losses          Value          Losses
                                      ------------   ------------    ------------   ------------    ------------   ------------
         U.S. government agencies
           securities                 $    104,620   $     (1,929)   $     38,389   $       (842)   $    143,009   $     (2,771)
         Obligations of states and
             political subdivisions             --             --           1,315             (4)          1,315             (4)
         Corporate debt securities             472            (28)             --             --             472            (28)
            Collateralized mortgage
           obligations                     101,260           (648)         18,316           (323)        119,576           (971)
                                      ------------   ------------    ------------   ------------    ------------   ------------

               Total                  $    206,352   $     (2,605)   $     58,020   $     (1,169)   $    264,372   $     (3,774)
                                      ============   ============    ============   ============    ============   ============

         The policy of the Company is to recognize an other-than-temporary impairment of securities where the fair value has been significantly below cost for three consecutive quarters. For fixed-maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 68 positions that are temporarily impaired at June 30, 2007. The Company reviews its position quarterly and has asserted that at June 30, 2007, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities to maturity or to allow a market recovery.

         The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

                                                                 2007      2006
                                                               -------   -------
         First mortgage loans:
               1 - 4 family dwellings                          $17,102   $17,702
               Construction                                     25,679    20,964
               Land acquisition and development                  2,195     3,221
               Multi-family dwellings                            6,458     4,339
               Commercial                                        7,699     7,574
                                                               -------   -------
                                                                59,133    53,800
                                                               -------   -------
         Consumer loans:
               Home equity                                       6,852     6,483
               Home equity lines of credit                       3,006     2,961
               Other                                               551       962
                                                               -------   -------
                                                                10,409    10,406
                                                               -------   -------

         Commercial loans                                        3,988     2,050
                                                               -------   -------

         Less:
               Undisbursed construction and land development    12,090     9,512
               Net deferred loan fees                              104        85
               Allowance for loan losses                           986       957
                                                               -------   -------
                                                                13,180    10,554
                                                               -------   -------

         Net loans receivable                                  $60,350   $55,702
                                                               =======   =======

         The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. At June 30, 2007 and 2006, the Company had approximately $17 million and $15 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2007 and 2006, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE (Continued)

         Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

                                       2007     2006     2005
                                      ------   ------   ------

         Principal outstanding        $1,204   $  308   $2,101
                                      ------   ------   ------
         Interest income that would
           have been recognized           82       23      150
         Interest income recognized       81       10       99
                                      ------   ------   ------

         Interest income foregone     $    1   $   13   $   51
                                      ======   ======   ======

         The following table is a summary of the loans considered to be impaired as of June 30:

                                                         2007     2006     2005
                                                        ------   ------   ------

         Impaired loans with an allocated allowance     $  972   $   --   $   --
         Impaired loans without an allocated allowance      --       --       --
                                                        ------   ------   ------
               Total impaired loans                     $  972   $   --   $   --
                                                        ======   ======   ======
         Allocated allowance on impaired loans          $  341   $   --   $   --
         Average impaired loans                            245       --       --
         Income recognized on impaired loans                23       --       --

         Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $120,000 during the years ended June 30 are as follows:

                                    2007       2006
                                  -------    -------

         Balance, July 1          $   373    $   512
              Additions             2,163        152
              Amounts collected       (81)      (291)
                                  -------    -------

         Balance, June 30         $ 2,455    $   373
                                  =======    =======

8.       ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses are as follows:

                                                       2007     2006      2005
                                                     -------  -------   -------

         Balance, July 1                             $   957  $ 1,121   $ 1,370
         Add:
               Provision (recovery) for loan losses       13     (161)      (46)
               Recoveries                                 16        4        34
         Less:
               Loans charged off                          --        7       237
                                                     -------  -------   -------

         Balance, June 30                            $   986  $   957   $ 1,121
                                                     =======  =======   =======

         (In thousands, except per share data)

9.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following:

                                                      2007     2006
                                                     ------   ------

         Investment and mortgage-backed securities   $3,398   $2,633
         Loans receivable                               316      288
                                                     ------   ------

               Total                                 $3,714   $2,921
                                                     ======   ======

10.      FEDERAL HOME LOAN BANK STOCK

         The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 0.65 percent of the outstanding unused FHLB borrowing capacity and 4.65 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.      PREMISES AND EQUIPMENT

         Major classifications of premises and equipment are summarized as follows:

                                               2007     2006
                                              ------   ------

         Land and improvements                $  246   $  246
         Buildings and improvements            2,015    1,994
         Furniture, fixtures, and equipment      993      928
                                              ------   ------
                                               3,254    3,168
         Less accumulated depreciation         2,441    2,304
                                              ------   ------
              Total                           $  813   $  864
                                              ======   ======

         Depreciation charged to operations was $137, $154, and $193, for the years ended June 30, 2007, 2006, and 2005, respectively.

         (In thousands, except per share data)

12.      DEPOSITS

         Deposit accounts are summarized as follows:

                                                    2007                           2006
                                         ---------------------------    ---------------------------
                                                          Percent of                     Percent of
                                            Amount        Portfolio        Amount        Portfolio
                                         ------------   ------------    ------------   ------------
         Non-interest-earning checking   $     12,363            7.8%   $     11,315            7.5%
         Interest-earning checking             18,741           11.8          18,083           11.9
         Savings accounts                      32,937           20.7          36,851           24.3
         Money market accounts                 20,146           12.6          16,562           10.9
         Advance payments by borrowers
            for taxes and insurance             1,013            0.6           1,012            0.7
                                         ------------   ------------    ------------   ------------
                                               85,200           53.5          83,823           55.3
                                         ------------   ------------    ------------   ------------
         Savings certificates:
               2.00% or less                       --             --              --             --
               2.01 - 4.00%                    11,815            7.4          31,786           20.9
               4.01 - 6.00%                    62,277           39.0          35,945           23.7
               6.01 - 6.95%                        85            0.1             159            0.1
                                         ------------   ------------    ------------   ------------
                                               74,177           46.5          67,890           44.7
                                         ------------   ------------    ------------   ------------

               Total                     $    159,377          100.0%   $    151,713          100.0%
                                         ============   ============    ============   ============

         The maturities of savings certificates at June 30, 2007, are summarized as follows:

         Within one year                           $56,626
         Beyond one year but within two years        9,907
         Beyond two years but within three years     4,124
         Beyond three years                          3,520
                                                   -------

              Total                                $74,177
                                                   =======

         Savings certificates with balances of $100,000 or more amounted to $15,937 and $10,999 on June 30, 2007 and 2006, respectively.

Interest expense by deposit category for the years ended June 30 are as follows:

                                                    2007     2006     2005
                                                   ------   ------   ------

         Interest-earning checking accounts        $   11   $   11   $   14
         Savings accounts                             236      280      311
         Money market accounts                        624      413      166
         Savings certificates                       3,308    2,408    1,734
         Advance payments by borrowers for taxes
           and insurance                               11       11       13
                                                   ------   ------   ------

              Total                                $4,190   $3,123   $2,238
                                                   ======   ======   ======

         (In thousands, except per share data)

13.      FEDERAL HOME LOAN BANK ADVANCES

         The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                                            Weighted-        Stated interest
                                   Maturity range            average            rate range
         Description            from            to         interest rate      from      to         2007           2006
         -----------------    ------------  ------------  ----------------  --------  --------  -----------   -----------
         Convertible           03/19/09      06/22/16          5.49%          4.96%     6.10%   $   129,500   $   137,500
         Fixed rate            03/12/09      05/03/10          3.24           2.91      3.53          1,079         1,079
                                                                                                -----------   -----------

                               Total                                                            $   130,579   $   138,579
                                                                                                ===========   ===========

         Maturities of FHLB long-term advances at June 30, 2007, are summarized as follows:
                                                           Weighted-
           Maturing During                                  Average
          Fiscal Year Ended                                Interest
              June 30:                    Amount             Rate
         -------------------           ------------      ------------

                2008                   $         --                --%
                2009                          5,500              4.99
                2010                         20,579              5.86
                2011                         92,000              5.45
                2012                          5,000              5.03
         2013 and thereafter                  7,500              5.32
                                       ------------

                Total                  $    130,579              5.47%
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

         The Company also  utilized  revolving  and  short-term  FHLB  advances.
         Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                            2007       2006
                                                           -------    -------

         FHLB revolving and short-term advances:
               Ending balance                              $    --    $23,150
               Average balance during the year               6,598      2,421
               Maximum month-end balance during the year    67,235     24,800
               Average interest rate during the year          5.37%      4.37%
               Weighted-average rate at year-end                --%      5.32%

         At June 30, 2007, the Company had remaining borrowing capacity with the FHLB of approximately $108 million.

         The FHLB advances are secured by the Company's FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

         (In thousands, except per share data)

14.      OTHER BORROWINGS

         Other borrowings include securities sold under agreements to repurchase with securities brokers. The outstanding repurchase agreements generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $83,564 and $78,259 at June 30, 2007 and 2006, respectively, as collateral for the repurchase agreements as explained in Note 4. The following table presents information regarding other borrowings as of June 30:

                                                       2007        2006
                                                     --------    --------

         Ending balance                              $ 82,950    $ 76,048
         Average balance during the year               74,659      99,633
         Maximum month-end balance during the year     92,900     122,185
         Average interest rate during the year           5.40%       4.42%
         Weighted-average rate at year-end               5.30%       5.35%

15.      COMMITMENTS AND CONTINGENT LIABILITIES

         Loan Commitments

         In the normal course of business, there are various commitments that are not reflected in the Bank's financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Various loan commitments totaling $20,733 and $18,630 at June 30, 2007 and 2006, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2007, contractually mature in less than one year.

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

         As of June 30, 2007 and 2006, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

         The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                                June 30, 2007
                                                    --------------------------------------
                                                           WVS              West View
                                                    -----------------    -----------------
                                                     Amount    Ratio      Amount    Ratio
                                                    -------   -------    -------   -------
         Total Capital (to Risk-Weighted Assets)
         ---------------------------------------

         Actual                                     $32,282     23.15%   $29,786     21.69%
         To Be Well Capitalized                      13,943     10.00     13,734     10.00
         For Capital Adequacy Purposes               11,155      8.00     10,987      8.00

         Tier I Capital (to Risk-Weighted Assets)
         ----------------------------------------

         Actual                                     $31,254     22.41%   $28,758     20.94%
         To Be Well Capitalized                       8,366      6.00      8,241      6.00
         For Capital Adequacy Purposes                5,577      4.00      5,494      4.00

         Tier I Capital (to Average Total Assets)
         ----------------------------------------

         Actual                                     $31,254      8.13%   $28,758      7.48%
         To Be Well Capitalized                      19,214      5.00     19,224      5.00
         For Capital Adequacy Purposes               15,371      4.00     15,379      4.00

         (In thousands, except per share data)

16.      REGULATORY CAPITAL (Continued)

                                                                June 30, 2006
                                                    --------------------------------------
                                                           WVS              West View
                                                    -----------------    -----------------
                                                     Amount    Ratio      Amount    Ratio
                                                    -------   -------    -------   -------

         Total Capital (to Risk-Weighted Assets)
         ---------------------------------------

         Actual                                     $30,382     22.88%   $28,786     21.69%
         To Be Well Capitalized                      13,279     10.00     13,273     10.00
         For Capital Adequacy Purposes               10,623      8.00     10,619      8.00

         Tier I Capital (to Risk-Weighted Assets)
         ----------------------------------------

         Actual                                     $29,377     22.12%   $27,781     20.93%
         To Be Well Capitalized                       7,967      6.00      7,964      6.00
         For Capital Adequacy Purposes                5,311      4.00      5,309      4.00

         Tier I Capital (to Average Total Assets)
         ----------------------------------------

         Actual                                     $29,377      6.78%   $27,781      6.40%
         To Be Well Capitalized                      21,679      5.00     21,713      5.00
         For Capital Adequacy Purposes               17,343      4.00     17,370      4.00

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

         (In thousands, except per share data)

17.      STOCK BENEFIT PLANS (Continued)

         Stock Option Plan (Continued)

         The following table presents information related to the outstanding options:

                                    Officers' and                 Weighted-
                                      Employees'    Directors'     Average
                                        Stock         Stock        Exercise
                                       Options       Options        Price
                                      ----------    ----------    ----------

         Outstanding, June 30, 2004       39,312         4,414    $    14.99

               Granted                        --            --
               Exercised                      --            --
               Forfeited                      --            --
                                      ----------    ----------

         Outstanding, June 30, 2005       39,312         4,414    $    14.99

               Granted                        --            --
               Exercised                  (7,320)           --         12.41
               Forfeited                      --            --
                                      ----------    ----------

         Outstanding, June 30, 2006       31,992         4,414    $    15.51

               Granted                        --            --
               Exercised                 (19,698)         (800)        15.61
               Forfeited                      --            --
                                      ----------    ----------

         Outstanding, June 30, 2007       12,294         3,614    $    15.39
                                      ==========    ==========

         Exercisable at year-end          12,294         3,614    $    15.39
                                      ==========    ==========

         Available for future grant           --            --
                                      ==========    ==========

         At June 30, 2007, for officers and employees there were 12,294 options outstanding, exercisable at a weighted-average exercise price of $15.63, and a weighted-average remaining contractual life of 0.42 years.

         There were also 3,614 options outstanding and exercisable for directors
         with   a   weighted-average   exercise   price   of   $14.59,   and   a
         weighted-average remaining contractual life of 2.83 years.

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

         An aggregate of 300,000 shares of common stock of WVS was acquired at conversion for future issuance under these plans, of which 60,000 shares are subject to the RRP for directors and 240,000 shares are subject to the RRP for officers and key employees.

         The RRP expired during 2004, and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders' equity over a four- to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $1 for each of the years ended June 30, 2007, 2006, and 2005.

         Employee Stock Ownership Plan ("ESOP")
         --------------------------------------

         WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $113, $100, and $100 for the years ended June 30, 2007, 2006, and 2005, respectively. Total ESOP shares as of June 30, 2007 and 2006, were 227,113 and 220,264, respectively.

18.      DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

         Profit Sharing Plan

         The Company maintains a non-contributory profit sharing 401(k) plan (the "Plan") for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2007, 2006, and 2005.

         Directors' Deferred Compensation Plan

         The Company maintains a deferred compensation plan (the "Plan") for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

         The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2007, 2006, and 2005, 29,341, 25,841, and
         29,979 shares, respectively, were held by the Plan.

         (In thousands, except per share data)

19.      INCOME TAXES

         The provision for income taxes consists of:

                                2007       2006      2005
                              -------    -------   -------
         Currently payable:
               Federal        $ 1,644    $   978   $   475
               State              145        128        79
                              -------    -------   -------
                                1,789      1,106       554
         Deferred                 (26)       181        73
                              -------    -------   -------

               Total          $ 1,763    $ 1,287   $   627
                              =======    =======   =======

         The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                      2007    2006
                                                                     ------  ------
         Deferred tax assets:
               Allowance for loan losses                             $  335  $  325
               Deferred compensation                                    339     324
               Reserve for uncollected interest                         187     183
               Reserve for off-balance sheet commitments                 14      16
               Other                                                     63      60
                                                                     ------  ------
                       Total gross deferred tax assets                  938     908
                                                                     ------  ------

         Deferred tax liabilities:
               Net unrealized gain on securities available for sale      12      35
               Deferred origination fees, net                           177     188
               Depreciation reserve                                      57      42
               Other                                                      1       1
                                                                     ------  ------
                       Total gross deferred tax liabilities             247     266
                                                                     ------  ------

               Net deferred tax assets                               $  691  $  642
                                                                     ======  ======

         No valuation allowance was established at June 30, 2007 and 2006, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at June 30.

         (In thousands, except per share data)

19.      INCOME TAXES (Continued)

         The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                                    2007                     2006                    2005
                                            --------------------     --------------------     --------------------
                                                          % of                     % of                     % of
                                                         Pretax                   Pretax                   Pretax
                                             Amount      Income       Amount      Income       Amount      Income
                                            --------    --------     --------    --------     --------    --------
         Provision at statutory rate        $  1,839        34.0%    $  1,405        34.0%    $  1,202        34.0%
         State income tax, net of federal
           tax benefit                            96         1.8           84         2.0           52         1.5
         Tax exempt income                      (189)       (3.5)        (251)       (6.1)        (553)      (15.6)
         Other, net                               17         0.3           49         1.2          (74)       (2.2)
                                            --------    --------     --------    --------     --------    --------

         Actual tax expense and
           effective rate                   $  1,763        32.6%    $  1,287        31.1%    $    627        17.7%
                                            ========    ========     ========    ========     ========    ========

         The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.      REGULATORY MATTERS

         Cash and Due From Banks

         The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2007 and 2006, the Savings Bank had required reserves of $669 and $667, respectively. The required reserves are held in the form of vault cash and a non-interest-bearing depository balance maintained directly with the Federal Reserve.

         Loans

         Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank's capital surplus.

         Dividend Restrictions

         The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2007, surplus funds of $3,363 were not available for dividends.

         (In thousands, except per share data)

21.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and estimated fair values at June 30 are as follows:

                                                2007                   2006
                                       ---------------------   ---------------------
                                       Carrying      Fair      Carrying      Fair
                                        Amount       Value      Amount       Value
                                       ---------   ---------   ---------   ---------
         FINANCIAL ASSETS
         Cash and cash equivalents     $   2,675   $   2,675   $   1,196   $   1,196
         Investment securities           211,597     210,443     196,421     194,149
         Mortgage-backed securities      121,517     121,892     155,753     154,998
         Net loans receivable             60,350      61,399      55,702      54,280
         Accrued interest receivable       3,714       3,714       2,921       2,921
         FHLB stock                        6,340       6,340       7,861       7,861

         FINANCIAL LIABILITIES
         Deposits                      $ 159,377   $ 159,224   $ 151,713   $ 151,263
         FHLB advances                   130,579     131,582     161,729     161,748
         Other borrowings                 82,950      82,950      76,048      76,048
         Accrued interest payable          1,669       1,669       1,451       1,451

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

         (In thousands, except per share data)

22.      PARENT COMPANY

         Condensed financial information of WVS Financial Corp. is as follows:

                               CONDENSED BALANCE SHEET

                                                                 June 30,
                                                               2007      2006
                                                             -------   -------
         ASSETS
            Interest-earning deposits with subsidiary bank   $   424   $ 1,561
            Investment securities available for sale              57         2
            Investment securities held to maturity             2,000        --
            Investment in subsidiary bank                     28,800    27,822
            Accrued interest receivable and other assets          58        53
                                                             -------   -------

         TOTAL ASSETS                                        $31,339   $29,438
                                                             =======   =======

         LIABILITIES AND STOCKHOLDERS' EQUITY
            Other liabilities                                $    46   $    20
            Stockholders' equity                              31,293    29,418
                                                             -------   -------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $31,339   $29,438
                                                             =======   =======

                                    CONDENSED STATEMENT OF INCOME

                                                                    Year Ended June 30,
                                                                 2007       2006      2005
                                                               -------    -------   -------
         INCOME
              Investment and mortgage-backed securities        $     1    $    16   $    52
              Dividend from subsidiary                           2,700      2,400     1,600
              Investment securities gains, net                      --         --       332
              Interest-earning deposits with subsidiary bank        58         27         3
                                                               -------    -------   -------

         Total income                                            2,759      2,443     1,987
                                                               -------    -------   -------


         OTHER OPERATING EXPENSE                                    98         98       101
                                                               -------    -------   -------

              Income before equity in undistributed
                earnings of subsidiary                           2,661      2,345     1,886
              Equity in undistributed earnings of subsidiary       978        501     1,114
                                                               -------    -------   -------

              Income before income taxes                         3,639      2,846     3,000
              Income tax expense (benefit)                          (7)        --        91
                                                               -------    -------   -------

         NET INCOME                                            $ 3,646    $ 2,846   $ 2,909
                                                               =======    =======   =======

         (In thousands, except per share data)

22.      PARENT COMPANY (Continued)

                                        CONDENSED STATEMENT OF CASH FLOWS

                                                                           Year Ended June 30,
                                                                       2007        2006        2005
                                                                     --------    --------    --------
         OPERATING ACTIVITIES
              Net income                                             $  3,646    $  2,846    $  2,909
              Adjustments to reconcile net income to net cash
                provided by operating activities:
                  Undistributed net income of subsidiary                 (978)       (501)     (1,114)
                   Investment securities gains                             --          --        (332)
                  Other, net                                               21         (13)         62
                                                                     --------    --------    --------
              Net cash provided by operating activities                 2,689       2,332       1,525
                                                                     --------    --------    --------

         INVESTING ACTIVITIES
              Available for sale:
                  Purchase of investment and
                    mortgage-backed securities                            (55)       (611)     (1,550)
                  Proceeds from repayments of investment and
                    mortgage-backed securities                             --       1,942       1,422
                  Proceeds from sales of investment securities             --          --         913
              Held to maturity:
                  Purchases of investment and mortgage-backed
                    securities                                         (1,999)         --          --
                                                                     --------    --------    --------
              Net cash provided by (used for) investing activities     (2,054)      1,331         785
                                                                     --------    --------    --------

         FINANCING ACTIVITIES
              Net proceeds from exercise of stock options                 320          91          --
              Cash dividends paid                                      (1,485)     (1,510)     (1,559)
              Purchases of treasury stock                                (607)     (1,085)     (1,217)
                                                                     --------    --------    --------
              Net cash used for financing activities                   (1,772)     (2,504)     (2,776)
                                                                     --------    --------    --------

              Increase (decrease) in cash and cash equivalents         (1,137)      1,159        (466)

         CASH AND CASH EQUIVALENTS
           BEGINNING OF YEAR                                            1,561         402         868
                                                                     --------    --------    --------

         CASH AND CASH EQUIVALENTS
           END OF YEAR                                               $    424    $  1,561    $    402
                                                                     ========    ========    ========

         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                   Three Months Ended
                                                  ------------------------------------------------------
                                                   September      December       March          June
                                                     2006           2006          2007          2007
                                                  -----------    -----------   -----------   -----------
         Total interest and dividend income       $     6,118    $     6,230   $     6,051   $     5,911
         Total interest expense                         4,038          4,322         3,867         3,758
                                                  -----------    -----------   -----------   -----------

         Net interest income                            2,080          1,908         2,184         2,153
         Provision (recovery) for loan losses              (9)            --            34           (12)
                                                  -----------    -----------   -----------   -----------

         Net interest income after
           provision (recovery) for loan losses         2,089          1,908         2,150         2,165

         Total noninterest income                         152            161           152           161
         Total noninterest expense                        902            890           832           905
                                                  -----------    -----------   -----------   -----------

         Income before income taxes                     1,339          1,179         1,470         1,421
         Income taxes                                     435            342           515           471
                                                  -----------    -----------   -----------   -----------

         Net income                               $       904    $       837   $       955   $       950
                                                  ===========    ===========   ===========   ===========

         Per share data:
         Net income
               Basic                              $      0.39    $      0.36   $      0.41   $      0.41
               Diluted                                   0.39           0.36          0.41          0.41
         Average shares outstanding
               Basic                                2,327,183      2,310,596     2,322,962     2,322,962
               Diluted                              2,329,120      2,312,838     2,324,278     2,324,278

         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                                Three Months Ended
                                              --------------------------------------------------------
                                               September       December         March          June
                                                  2005           2005           2006           2006
                                              -----------    -----------    -----------    -----------
         Total interest and dividend income   $     4,840    $     5,293    $     5,954    $     6,162
         Total interest expense                     3,385          3,784          4,091          4,200
                                              -----------    -----------    -----------    -----------

         Net interest income                        1,455          1,509          1,863          1,962
         Recovery for loan losses                     (66)           (45)           (38)           (12)
                                              -----------    -----------    -----------    -----------

         Net interest income after
           recovery for loan losses                 1,521          1,554          1,901          1,974

         Total noninterest income                     207            167            171            160
         Total noninterest expense                    889            868            872            893
                                              -----------    -----------    -----------    -----------

         Income before income taxes                   839            853          1,200          1,241
         Income taxes                                 231            243            412            401
                                              -----------    -----------    -----------    -----------

         Net income                           $       608    $       610    $       788    $       840
                                              ===========    ===========    ===========    ===========

         Per share data:
         Net income
               Basic                          $      0.25    $      0.26    $      0.34    $      0.36
               Diluted                               0.25           0.26           0.34           0.36
         Average shares outstanding
               Basic                            2,387,653      2,356,470      2,346,959      2,337,349
               Diluted                          2,391,294      2,359,671      2,348,619      2,339,962

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the Nasdaq Global MarketSM under the symbol "WVFC".

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                    Market Price
                             ---------------------------  Cash Dividends
        Quarter Ended            High           Low          Declared
      ------------------     ------------   ------------   ------------
      June 2007              $     17.200         16.400   $       0.16
      March 2007                   17.200         16.330           0.16
      December 2006                17.950         16.300           0.16
      September 2006               16.990         16.190           0.16

      June 2006              $     18.080   $     16.400   $       0.16
      March 2006                   17.750         16.000           0.16
      December 2005                16.870         16.000           0.16
      September 2005               17.000         15.660           0.16

There were eight Nasdaq Market Makers in the Company's common stock as of June 30, 2007: Boenning & Scattergood Inc.; Sandler O'Neill & Partners; Ryan Beck & Co., Inc.; Morgan Stanley & Co., Inc; UBS Securities LLC; Ferris, Baker Watts, Inc.; Citigroup Global Markets and Knight Equity Markets, L.P.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 677 shareholders of record at September 12, 2007. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company's financial condition, statutory and regulatory restrictions, general economic condition and other factors.

Performance Graphs


The following graphs compare the yearly cumulative total return on the common stock over the fourteen and five years ended June 30, 2007 with (i) the NASDAQ Stock Market Bank Stocks Total Return index, (ii) the NASDAQ Stock Market Financial Stocks Total Return Index, and (iii) the CRSP Total Return Index for the NASDAQ Stock Market (for United States companies). The NASDAQ Financial Stocks index was added in order to include a broader range of financial service companies, such as savings institutions that are not commercial banks. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

                              WVS FINANCIAL CORP.
                         Comparative Performance Graph

                                [GRAPH OMITTED]



                                                                       PERIOD ENDING
     INDEX                  11/30/1993   6/30/1994    6/30/1995    6/30/1996    6/30/1997    6/30/1998    6/30/1999    6/30/2000
----------------------------------------------------------------------------------------------------------------------------------
WVS FINANCIAL CORP.           100.00       155.44       170.78       235.27       326.33       430.73       419.68       332.35
NASDAQ FINANCIAL STOCKS       100.00       107.50       122.98       160.16       234.56       305.16       314.50       247.75
NASDAQ BANK STOCKS            100.00       109.99       124.25       161.86       253.05       351.03       346.73       284.42
CRSP TOTAL NASDAQ (US)        100.00        93.91       125.31       160.87       195.66       257.60       369.92       546.87

                                                                       PERIOD ENDING
     INDEX                  6/30/2001    6/30/2002    6/30/2003    6/30/2004    6/30/2005    6/30/2006     06/30/07
---------------------------------------------------------------------------------------------------------------------
WVS FINANCIAL CORP.           416.60       483.51       564.29       564.38       546.14       551.81       563.22
NASDAQ FINANCIAL STOCKS       334.40       374.07       393.12       483.03       535.39       589.46       639.13
NASDAQ BANK STOCKS            394.95       443.12       449.75       539.03       575.54       614.26       625.52
CRSP TOTAL NASDAQ (US)        296.92       202.26       224.56       283.05       286.12       304.24       362.66


                              WVS FINANCIAL CORP.
                         Comparative Performance Graph

                                [GRAPH OMITTED]

                                                             PERIOD ENDING
                               ---------------------------------------------------------------------------
     INDEX                     6/30/2002    6/30/2003    6/30/2004    6/30/2005    6/30/2006    6/30/2007
----------------------------------------------------------------------------------------------------------
WVS FINANCIAL CORP.              100.00       118.25       119.58       116.99       119.52       123.26
NASDAQ FINANCIAL STOCKS          100.00       105.09       129.13       143.13       157.58       170.86
NASDAQ BANK STOCKS               100.00       101.50       121.65       129.88       138.62       141.16
CRSP TOTAL NASDAQ (US)           100.00       111.02       139.94       141.46       150.42       179.30



                                          WVS FINANCIAL CORP.
                                         CORPORATE INFORMATION
-------------------------------------------------------------------------------------------------------
                                           CORPORATE OFFICES
                              WVS FINANCIAL CORP. o WEST VIEW SAVINGS BANK
                                9001 Perry Highway Pittsburgh, PA 15237
                                              412-364-1911

                  COMMON STOCK                                           BOARD OF DIRECTORS
The common stock of WVS Financial Corp. is traded on
 The Nasdaq Global MarketSM under the symbol "WVFC".                      David L. Aeberli
                                                                          Funeral Director
           TRANSFER AGENT & REGISTRAR                            McDonald-Aeberli Funeral Home, Inc.
         Registrar and Transfer Company
                10 Commerce Drive                                         Arthur H. Brandt
               Cranford, NJ 07016                                     Former President and CEO
                 1-800-368-5948                                       Brandt Excavating, Inc. and
                                                                           Brandt Paving, Inc.
             CORPORATE SECRETARY AND
               INVESTOR RELATIONS                                          David J. Bursic
                 Pamela M. Tracy                                President and Chief Executive Officer
                  412-364-1911                                         WVS Financial Corp. and
                                                                       West View Savings Bank

                 SPECIAL COUNSEL                                           Donald E. Hook
      Elias, Matz, Tiernan & Herrick L.L.P.                                   Chairman
                  Washington, DC                                      Pittsburgh Cut Flower Co.

                                                                          Lawrence M. Lehman
             WEST VIEW SAVINGS BANK                                        Sole Proprietor
               9001 Perry Highway                                  Newton-Lehman Insurance Agency
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

                CRANBERRY OFFICE
               20531 Perry Highway                                       EXECUTIVE OFFICERS
            412-931-6080/724-776-3480
                                                                           Donald E. Hook
              FRANKLIN PARK OFFICE                                            Chairman
             2566 Brandt School Road
                  724-935-7100                                             David J. Bursic
                                                                            President and
                 BELLEVUE OFFICE                                       Chief Executive Officer
               572 Lincoln Avenue
                  412-761-5595                                           Jonathan D. Hoover
                                                                       Senior Vice President
              SHERWOOD OAKS OFFICE
              Serving Sherwood Oaks                                       Bernard P. Lefke
                 Cranberry Twp.                                       Vice President of Savings

                LENDING DIVISION                                          Keith A. Simpson
             2566 Brandt School Road                               Vice President, Treasurer and
                  724-935-7400                                        Chief Accounting Officer


The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.
