Form 10-K, Exhibit 13
period 2008-06-30
WVS FINANCIAL CORP
filed 2008-09-29
CIK 910679

WVS FINANCIAL CORP.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------
                                CORPORATE OFFICES
                  WVS FINANCIAL CORP. o WEST VIEW SAVINGS BANK
                     9001 Perry Highway Pittsburgh, PA 15237
                                  412-364-1911

             COMMON STOCK                           BOARD OF DIRECTORS
The common stock of WVS Financial Corp.
is traded on  The Nasdaq  Global MarketSM            David L. Aeberli
       under the symbol "WVFC".                      Funeral Director
                                            McDonald-Aeberli Funeral Home, Inc.
     TRANSFER AGENT & REGISTRAR
    Registrar and Transfer Company                    David J. Bursic
          10 Commerce Drive                President and Chief Executive Officer
          Cranford, NJ 07016                      WVS Financial Corp. and
            1-800-368-5948                         West View Savings Bank

       CORPORATE SECRETARY AND                         John W. Grace
          INVESTOR RELATIONS                             President
           Pamela M. Tracy                   G & R Investment Consultants, Inc.
             412-364-1911
                                                       Donald E. Hook
                                                          Chairman
           SPECIAL COUNSEL                       Pittsburgh Cut Flower Co.
Elias, Matz, Tiernan & Herrick L.L.P.
            Washington, DC                           Lawrence M. Lehman
                                                      Sole Proprietor
                                               Newton-Lehman Insurance Agency
        WEST VIEW SAVINGS BANK
          9001 Perry Highway                         Margaret VonDerau
         Pittsburgh, PA 15237                   Former Senior Vice President
             412-364-1911                         and Corporate Secretary
                                                  WVS Financial Corp. and
           WEST VIEW OFFICE                        West View Savings Bank
          456 Perry Highway
             412-931-2171
                                                     EXECUTIVE OFFICERS
           CRANBERRY OFFICE
         20531 Perry Highway                           Donald E. Hook
      412-931-6080/724-776-3480                           Chairman

         FRANKLIN PARK OFFICE                         David J. Bursic
       2566 Brandt School Road                         President and
             724-935-7100                         Chief Executive Officer

           BELLEVUE OFFICE                           Jonathan D. Hoover
          572 Lincoln Avenue                       Senior Vice President
             412-761-5595
                                                      Bernard P. Lefke
         SHERWOOD OAKS OFFICE                    Vice President of Savings
        Serving Sherwood Oaks
            Cranberry Twp.                            Keith A. Simpson
                                               Vice President, Treasurer and
           LENDING DIVISION                       Chief Accounting Officer
       2566 Brandt School Road
             724-935-7400

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

To Our Stockholders:

         Fiscal 2008 was another year of growth for WVS Financial Corp. Net income for fiscal 2008 increased to $3.8 million. Book value, and return on equity, totaled $14.44 per share and 12.03%. We are pleased to report that net income, book value and return on equity have grown steadily over the past five fiscal years.

         Our financial results continue to receive national acclaim. In the May 2008 issue of SNL Thrift Investor magazine our Company was ranked #1 in the
              --- ------  --------
nation among the 104 smallest thrifts by asset size ($93 million - $630 million) in terms of financial performance. We wish to thank all of our stakeholders - stockholders, customers, Board members, employees and business partners - for helping us achieve this milestone.

         Fiscal 2008 was also a year of celebration. In January 2008 we began to celebrate the 100th Anniversary of the founding of West View Savings Bank. As part of our 100th Anniversary celebration, the Bank offered a variety of in-branch promotions, special pricing on various product offerings and began to publish a monthly newsletter. Our customers have responded well to these initiatives.

         The financial markets have been in considerable stress almost since the beginning of fiscal 2008. Housing remains at the center of the Federal Reserve's concerns about growth and financial stability. The Fed has pushed the Federal Funds target rate down 3.25 percentage points in the past fiscal year in an effort to cushion the blows of a weak housing market, the distressed financial markets, a weak national economy and rising levels of unemployment. Government officials expect economic activity to weaken in the second half of calendar year 2008 and only recover slowly next year.

         Financial stocks have experienced an unprecedented downward spiral. While our stock has performed well and maintained its value, most financial stocks have experienced large declines in earning and stock prices. In early September 2008, the U.S. government decided to put both the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac) into conservatorship. So far this calendar year, there have been 11 failures of FDIC insured banks. Most of the problem can be traced to either poor loan underwriting, inadequate loan collateral or lending in unfamiliar markets. We would like you to know that our Board of Directors sees each loan that is approved and that our employees work hard each day to make sure that your hard-earned money is safe at West View Savings Bank.

         The Company remains committed to its Capital Management Strategy. The Capital Management Strategy seeks to maximize stockholder value through a combination of attractive cash dividends and repurchases of common stock. Our dividend yield of approximately 4% compares very favorably to short-term money market yields. Through fiscal year end 2008, the Company has repurchased over 41% of its outstanding shares and in this process has returned over $24 million to stockholders. We believe that investment in our stock is a good value. In August 2008, the Company's Board of Directors authorized the repurchase of an additional 40,000 shares as part of our Ninth Stock Repurchase Program.

         At the Board level, we would like to welcome John W. Grace who was elected as a Director in October 2007. John brings over 39 years of bank investment and financial management expertise to our Company. The Board would also like to recognize and thank our current Board Chairman, Donald E. Hook, for over 22 years of self-less service to the Company and the Bank. Don will retire from the Board after this year's annual meeting and has offered to continue to help us in any way that he can.

         We thank you for your investment in the Company and for your faith and trust in West View Savings Bank.


/S/ DAVID J. BURSIC      /S/ DONALD E. HOOK                 /S/ DAVID L. AEBERLI
DAVID J. BURSIC          DONALD E. HOOK                         DAVID L. AEBERLI
President and            Chairman of the Board        Vice Chairman of the Board
Chief Executive Officer


                                    FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED
                                             FINANCIAL AND OTHER DATA

                                                         As of or For the Year Ended June 30,
                                          2008           2007            2006           2005             2004
                                      -----------     -----------    -----------     -----------     -----------
                                                    (Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets                          $   423,109     $   408,076    $   421,742     $   421,044     $   433,624
Net loans receivable                       56,477          60,350         55,702          60,151          67,968
Mortgage-backed securities                215,905         121,517        155,753         162,151          75,590
Investment securities                     128,537         211,597        196,421         183,066         273,589
Savings deposit accounts                  149,218         158,364        150,701         163,589         159,318
FHLB advances                             135,579         130,579        161,729         155,036         149,736
Other short-term borrowings               100,600          82,950         76,048          69,680          91,639
Stockholders' equity                       32,148          31,293         29,418          29,201          29,199
Non-performing assets, troubled
  debt restructurings and potential         1,924           1,574          1,695           2,171           2,171
   problem loans(2)

Selected Operating Data:
Interest income                       $    23,681     $    24,310    $    22,248     $    17,874     $    16,006
Interest expense                           15,143          15,985         15,460          11,844          10,987
                                      -----------     -----------    -----------     -----------     -----------
Net interest income                         8,538           8,325          6,788           6,030           5,019
Provision for (Recovery of) loan
losses                                       (123)             13           (161)            (46)           (794)
                                      -----------     -----------    -----------     -----------     -----------
Net interest income after provision
  for (recovery of) loan losses             8,661           8,312          6,949           6,076           5,813
Non-interest income                           597             626            705             992             715
Non-interest expense                        3,636           3,529          3,521           3,532           3,607
                                      -----------     -----------    -----------     -----------     -----------
Income before income tax expense            5,622           5,409          4,133           3,536           2,921
Income tax expense                          1,850           1,763          1,287             627             619
                                      -----------     -----------    -----------     -----------     -----------
Net income                            $     3,772     $     3,646    $     2,846     $     2,909     $     2,302
                                      ===========     ===========    ===========     ===========     ===========

Per Share Information:
Basic earnings                        $      1.67     $      1.57    $      1.21     $      1.20     $      0.91
Diluted earnings                      $      1.67     $      1.57    $      1.21     $      1.19     $      0.90
Dividends per share                   $      0.64     $      0.64    $      0.64     $      0.64     $      0.64
Dividend payout ratio                       38.32%          46.76%         46.76%          53.33%          52.89%
Book value per share at period end    $     14.44     $     13.49    $     12.60     $     12.20     $     11.84
Average shares outstanding:
      Basic                             2,252,604       2,319,928      2,357,217       2,432,267       2,535,796
      Diluted                           2,252,906       2,321,536      2,359,996       2,437,647       2,544,404

                                                        3

                                                As of or For the Year Ended June 30,
                                           2008      2007      2006      2005      2004
                                          ------    ------    ------    ------    ------

Selected Operating Ratios(1):
Average yield earned on interest-
  earning assets(3)                         5.72%     6.15%     5.29%     4.61%     4.28%
Average rate paid on interest-
  bearing liabilities                       4.06      4.46      4.01      3.27      3.13
Average interest rate spread(4)             1.66      1.69      1.28      1.34      1.14
Net interest margin(4)                      2.10      2.14      1.67      1.68      1.48
Ratio of interest-earning assets to
  interest-bearing liabilities            112.02    111.53    110.48    111.45    111.76
Non-interest expense as a percent of
  average assets                            0.86      0.87      0.82      0.87      0.91
Return on average assets                    0.89      0.90      0.66      0.71      0.58
Return on average equity                   12.03     12.14      9.87     10.03      7.64
Ratio of average equity to average
  assets                                    7.43      7.43      6.70      7.10      7.60
Full-service offices at end of period          5         5         5         5         5

Asset Quality Ratios(1):
Non-performing and potential problem
  loans and troubled debt
  restructurings as a percent of net
   total loans(2)                           3.41%     2.60%     3.03%     3.49%     3.19%
Non-performing assets as a percent
  of total assets(2)                        0.37      0.30      0.08      0.25      0.19
Non-performing assets, troubled debt
   restructurings and potential problem
   loans as a percent of total assets       0.45      0.39      0.40      0.52      0.50
Allowance for loan losses as a
  percent of total loans receivable         1.66      1.60      1.69      1.83      1.97
Allowance for loan losses as a
  percent of non-performing loans          60.43     81.89    310.71    113.58    163.48
Charge-offs to average loans
  receivable outstanding during the
  period                                    0.00      0.00      0.01      0.37      0.68

Capital Ratios(1):
Tier 1 risk-based capital ratio            21.71%    22.41%    22.12%    20.99%    18.65%
Total risk-based capital ratio             22.37     23.15     22.88     21.80     19.62
Tier 1 leverage capital ratio               7.75      8.13      6.78      7.14      6.92

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2008.

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

CHANGES IN FINANCIAL CONDITION

                             Condensed Balance Sheet
                             -----------------------

                                June 30,                Change
                            2008       2007      Dollars    Percentage
                            ----       ----      -------    ----------
                               (Dollars in Thousands)

Cash equivalents          $  1,826   $  2,675   ($   849)      -31.7%

Certificates of deposit      9,398          0      9,398       100.0%

Investments (1)            351,373    339,454     11,919         3.5

Net loans receivable        56,477     60,350     (3,873)       -6.4

Total assets               423,109    408,076     15,033         3.7

Deposits                   150,142    159,377     (9,235)       -5.8

Borrowed funds             236,179    213,529     22,650        10.6

Total liabilities          390,961    376,783     14,178         3.8

Stockholders' equity        32,148     31,293        855         2.7

---------------
(1) Includes Federal Home Loan Bank stock.


Cash Equivalents. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $849 thousand or 31.7% to $1.8 million at June 30, 2008 from $2.7 million at June 30, 2007. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit increased $9.4 million or 100.0% to $9.4 million at June 30, 2008. As part of our asset liability and liquidity management strategies, the Company purchased FDIC insured certificates of deposit with other financial institutions. Contract terms typically ranged from five to twenty-four months. These purchases were funded primarily from investment portfolio cash flows.

Investments. The Company's investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds and commercial paper, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See notes 4 and 5 for additional information. The Company's investment portfolio increased $11.9 million or 3.5% to $351.4 million at June 30, 2008 from $339.5 million at June 30, 2007. Mortgage-backed securities increased $94.4 million or 77.7% to $215.9 million at June 30, 2008. This increase was due primarily to purchases of U.S. Government Agency floating rate mortgage-backed securities, funded by early redemptions of U.S. Government Agency securities and cash repayments of principal on mortgage-backed securities. Investment securities decreased $83.1 million or 36.3% to $128.5 million at June 30, 2008. This decrease was due primarily to early redemptions of callable U.S. Government Agency securities. See "Quantitative and Qualitative Disclosures about Market Risk" beginning on page 13.

Net Loans Receivable. Net loans receivable decreased $3.9 million or 6.4% to $56.5 million at June 30, 2008. The decrease in net loans receivable during fiscal 2008 was due to lower loan originations and normal principal repayments. Loan originations were soft in fiscal 2008 due to the weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts.

We expect these trends to continue into fiscal 2009. The Savings Bank has continued its partnership with SCORE (Service Corps of Retired Executives) Pittsburgh to better serve new business owners and existing Bank business customers with access to business counseling services.

Deposits. Total deposits decreased $9.2 million or 5.8% to $150.1 million at June 30, 2008. Certificates of deposit decreased approximately $9.9 million or 13.4%. Transaction accounts decreased approximately $1.8 million or 5.6%. Savings accounts decreased $912 thousand or 2.8% and money market accounts increased $3.4 million or 17.1%.

Borrowed Funds. Borrowed funds include FHLB short and long term advances, Federal Reserve Bank borrowings and short-term broker repurchase agreements. Borrowed funds increased $22.7 million or 10.6% to $236.2 million at June 30, 2008. FHLB long-term advances increased $5.0 million or 3.8% to $135.6 million. FRB short-term borrowings increased $80.6 million or 100.0% to $80.6 million. Other short-term borrowings decreased $63.0 million or 75.9% to $20.0 million. The Company repositioned its borrowing mix as part of its assets/liability management program.

Stockholders' Equity. Total stockholders' equity increased $855 thousand or 2.7% to $32.1 million at June 30, 2008. Company earnings of $3.8 million were partially offset by $1.4 million of cash dividends paid on the Company's common stock and $1.8 million for the repurchase of 107,376 shares of the Company's common stock. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity. Book value per share increased $0.95 or 7.0% to $14.44 at June 30, 2008.


RESULTS OF OPERATIONS

                                      Condensed Statements of Income
                                      ------------------------------

                                 Year Ended                    Year Ended                   Year Ended
                                  June 30,                      June 30,                     June 30,
                                    2008          Change          2007         Change          2006
                                 ----------     ----------     ----------    ----------     ----------
                                                         (Dollars in Thousands)
Interest income                  $   23,681     ($     629)    $   24,310    $    2,062     $   22,248
                                                      -2.6%                         9.3%

Interest expense                 $   15,143     ($     842)    $   15,985    $      525     $   15,460
                                                      -5.3%                         3.4%

Net interest income              $    8,538            213     $    8,325    $    1,537     $    6,788
                                                       2.6%                        22.6%

Provision (recovery) for loan    $     (123)    ($     136)    $       13    $      174     ($     161)
losses                                            -$1046.2%                       108.1%

Non-interest income              $      597     ($      29)    $      626    ($      79)    $      705
                                                      -4.6%                       -11.2%

Non-interest expense             $    3,636     $      107     $    3,529    $        8     $    3,521
                                                       3.0%                         0.2%

Income tax expense               $    1,850     $       87     $    1,763    $      476     $    1,287
                                                       4.9%                        37.0%

Net income                       $    3,772     $      126     $    3,646    $      800     $    2,846
                                                       3.5%                        28.1%

General. WVS reported net income of $3.8 million, $3.6 million and $2.8 million for the fiscal years ended June 30, 2008, 2007 and 2006, respectively. The $126 thousand or 3.5% increase in net income during fiscal 2008 was primarily the result of a $213 thousand increase in net interest income, and a $136 thousand change in provision for loan losses which were partially offset by a $107 thousand increase in non-interest expense, a $87 thousand increase in income tax expense and a $29 thousand decrease in non-interest income. Earnings per share totaled $1.67 (basic and diluted) for fiscal 2008 as compared to $1.57 (basic and diluted) for fiscal 2007. The increase in earnings per share was due to an increase in net income and a reduction in the weighted average number of shares outstanding due to the Company's stock repurchases during fiscal 2008.

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

                                                                         For the Years Ended June 30,
                                         -------------------------------------------------------------------------------------------
                                                     2008                           2007                          2006
                                         -----------------------------  -----------------------------  -----------------------------
                                         Average              Average   Average             Average    Average             Average
                                         Balance   Interest Yield/Rate  Balance   Interest Yield/Rate  Balance   Interest Yield/Rate
                                         --------  -------- ----------  --------  -------- ----------  --------  -------- ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable(1)            $ 59,437  $  4,298      7.23%  $ 59,030  $  4,350      7.37%  $ 58,274  $  4,009      6.88%
      Mortgage-backed securities          168,124     8,518      5.07    139,683     8,748      6.26    169,844     8,919      5.25
      Investments - taxable               169,019     9,861      5.83    183,143    10,276      5.61    177,031     8,292      4.68
      Investments - tax-free(2)             8,575       480      8.06     10,359       556      7.67     13,276       737      8.00
      FHLB stock                            9,506       433      4.56      6,815       370      5.43      7,033       276      3.92
      Interest-bearing deposits               422         4      0.95        459        10      2.18        924        15      1.62
      Certificates of deposits              2,468        87      3.53         --        --        --         --        --        --
                                         --------  --------  --------   --------  --------  --------   --------  --------  --------
      Total interest-earning assets       417,551    23,681      5.72%   399,489    24,310      6.15%   426,382    22,248      5.29%
                                                   --------  ========             --------   ========            --------  ========
      Non-interest-earning assets           4,239                          4,485                          3,897
                                         --------                       --------                       --------
            Total assets                 $421,790                       $403,974                       $430,279
                                         ========                       ========                       ========

Interest-bearing liabilities:
      Interest-bearing deposits and
      escrows                            $140,875  $  3,927      2.79%  $143,406  $  4,190      2.92%  $142,327  $  3,123      2.19%
      FHLB long-term advances             134,937     7,397      5.48    133.532     7.409      5.55    141,558     7,828      5.53
      FHLB short-term advances             52,440     1,902      3.63      6,596       354      5.37      2,421       106      4.38
      Other short-term borrowings          44,488     1,917      4.31     74,659     4,032      5.40     99,634     4,403      4.42
                                         --------  --------  --------   --------  --------  --------   --------  --------  --------
      Total interest-bearing liabilities  372,740    15,143      4.06%   358,193    15,985      4.46%   385,940    15,460      4.01%
                                                   --------  ========             --------   ========            --------  ========
      Non-interest-bearing accounts        13,787                         12,927                         12,513
                                         --------                       --------                       --------
      Total interest-bearing
      liabilities and
         non-interest-bearing accounts    386,527                        371,120                        398,453
      Non-interest-bearing liabilities      3,915                          2,829                          2,976
                                         --------                       --------                       --------
            Total liabilities             390,442                        373,949                        141,558
Equity                                     31,348                         30,025                         28,850
                                         --------                       --------                       --------
Total liabilities and equity             $421,790                       $403,974                       $430,279
                                         ========                       ========                       ========
Net interest income                                $  8,538                       $  8,325                       $  6,788
                                                   ========                       ========                       ========
Interest rate spread                                             1.66%                          1.69%                          1.28%
                                                              ========                       ========                       ========
Net yield on interest-earning assets(3)                          2.10%                          2.14%                          1.67%
                                                              ========                       ========                       ========
Ratio of interest-earning assets to
   interest-bearing liabilities                                112.02%                        111.53%                        110.48%
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

                                       8

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

                                                                          Year Ended June 30,
                                                           2008 vs. 2007                      2007 vs. 2006
                                                 --------------------------------    --------------------------------
                                                  Increase (Decrease)                Increase (Decrease)
                                                        Due to            Total            Due to             Total
                                                 --------------------    Increase    --------------------    Increase
                                                  Volume       Rate     (Decrease)    Volume       Rate     (Decrease)
                                                 --------    --------    --------    --------    --------    --------
                                                                      (Dollars in Thousands)
Interest-earning assets:
      Net loans receivable                       $     32    $    (84)   $    (52)   $     52    $    289    $    341
      Mortgage-backed securities                    1,500      (1,730)       (230)     (1,727)      1,556        (171)
      Investments - taxable                        (1,051)        636        (415)        289       1,695       1,984
      Investments - tax-free                         (114)         38         (76)       (139)        (42)       (181)
      FHLB stock                                      129         (66)         63          (9)        103          94
      Interest-bearing deposits                        --          (6)         (6)         (9)          4          (5)
      Certificates of deposit                          87          --          87          --          --          --
                                                 --------    --------    --------    --------    --------    --------
            Total interest-earning assets             583      (1,212)       (629)     (1,543)      3,605       2,062
Interest-bearing liabilities:
      Interest-bearing deposits and
         Escrows                                      (31)       (232)       (263)        278         789       1,067
      FHLB long-term borrowings                        82         (94)        (12)       (447)         28        (419)
      FHLB short-term borrowings                    1,699        (151)      1,548         219          29         248
      Other short-term borrowings                  (1,507)       (608)     (2,115)     (1,232)        861        (371)
                                                 --------    --------    --------    --------    --------    --------
            Total interest-bearing liabilities        243      (1,085)       (842)     (1,182)      1,707         525
                                                 --------    --------    --------    --------    --------    --------
Change in net interest income                    $    340    $   (127)   $    213    $   (361)   $  1,898    $  1,537
                                                 ========    ========    ========    ========    ========    ========

Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $213 thousand or 2.6% in fiscal 2008 and $1.5 million or 22.6% in fiscal 2007. The increase in fiscal 2008 was the result of a decrease in interest expense of $842 thousand or 5.3%, which was partially offset by a decrease in interest and dividend income of $629 thousand or 2.6%. The increase in fiscal 2007 was the result of an increase in interest and dividend income of $2.1 million or 9.3%, which was partially offset by an increase in interest expense of $525 thousand or 3.4%.

Interest Income. Total interest income decreased by $629 thousand or 2.6% during fiscal 2008 and increased by $2.1 million or 9.3% during fiscal 2007. The decrease in fiscal 2008 was primarily the result of decreased yields on the Company's interest-earning assets which more than offset the increase in total interest-earning assets. The increase in fiscal 2007 was primarily the result of increased yields on the Company's interest-earning assets which more than offset the decrease in total interest earning assets. Due to changes in the U. S. Treasury yield curve, weakness in the economy, rising inventories of existing homes available for sale and lower construction starts, the Company adjusted its asset mix to maintain net interest income. Within the Company's investment portfolio, proceeds from repayments on taxable investment securities were partially redeployed to U.S. Government Agency floating rate mortgage-backed securities.

Interest income on investment securities decreased $491 thousand or 4.5% during fiscal 2008 and increased $1.8 million or 20.0% during fiscal 2007. The decrease in fiscal 2008 was primarily attributable to a $15.9 million decrease in the average balance of investments outstanding which was partially offset by a 22 basis point increase in the weighted average yield on the Company's investment securities portfolio. The increase in fiscal 2007 was primarily attributable to an 81 basis point increase in the weighted average yield on the Company's investment securities portfolio and a $3.2 million increase in the average balance of investments outstanding.

Interest income on mortgage-backed securities decreased $230 thousand or 2.6% during fiscal 2008 and decreased $171 thousand or 1.9% during fiscal 2007. The decrease in fiscal 2008 was primarily attributable to a 119 basis point decrease in the weighted average yield on the Company's mortgage-backed securities portfolio which was partially offset by a $28.4 million increase in the average balance of mortgage-backed securities portfolio. The decrease in fiscal 2007 was primarily attributable to a $30.2 million decrease in the average balance of the mortgage-backed securities portfolio, which was partially offset by a 101 basis point increase in the weighted average yield on the Company's mortgage-backed securities portfolio.

Interest income on net loans receivable decreased $52 thousand or 1.2% during fiscal 2008 and increased $341 thousand or 8.5% during fiscal 2007. The decrease in fiscal 2008 was primarily the result of a 14 basis point decrease in the yield earned on the Company's loan portfolio which was partially offset by a $407 thousand increase in the average balance of net loans outstanding. The increase in fiscal 2007 was primarily the result of a 49 basis point increase in the yield earned on the Company's loan portfolio, and a $756 thousand increase in the average balance of net loans outstanding. As part of its asset/liability management strategy, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts the Company limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2008 and 2007, as well as focusing on multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Management anticipates weakness in the real estate market to continue into fiscal 2009.

Dividend income on FHLB stock increased $63 thousand or 17.0% during fiscal 2008 and $94 thousand or 34.1% during fiscal 2007. The increase in fiscal 2008 was primarily attributable to a $2.7 million increase in the average balance of FHLB stock outstanding which was partially offset by a 87 basis point decrease in the weighted average yield earned on the Company's holdings of FHLB stock outstanding. The increase in fiscal 2007 was primarily attributable to a 151 basis point increase in the weighted average yield earned on the Company's holdings of FHLB stock which was partially offset by a $218 thousand decrease in the average balance of FHLB stock outstanding.

Interest income on certificates of deposit increased $87 thousand or 100.0% during fiscal 2008. The increase during 2008 was attributable to a $2.5 million increase in the average balance of the Company's holdings of FDIC insured certificates of deposit.

Interest Expense. Total interest expense decreased $842 thousand or 5.3% during fiscal 2008 and increased by $525 thousand or 3.4% during fiscal 2007. The decrease in fiscal 2008 was primarily attributable to lower rates paid on interest-bearing liabilities due to lower market interest rates which more than offset a $14.5 million increase in total interest-bearing liabilities. The increase in fiscal 2007 was primarily attributable to higher rates paid on interest-bearing liabilities due to higher market interest rates which were partially offset by decreases in the average balances of borrowed funds outstanding.

Interest expense on interest-bearing deposits and escrows decreased $263 thousand or 6.3% in fiscal 2008 and increased $1.1 million or 34.2% in fiscal 2007. The decrease in fiscal 2008 was primarily attributable to lower rates paid on money market and time deposits and decreased average balances of time deposits and passbook accounts, which were partially offset by increased average balances of money market accounts. Average rates on money market and time deposits decreased by 71 and 13 basis points respectively, while average balances of time deposits and passbook savings decreased by $3.5 million and $2.8 million, respectively. Average balances of money market accounts increased $4.7 million. The increase in fiscal 2007 was primarily the result of higher average rates paid on, and higher average balances outstanding, of time deposits and money market accounts which were partially offset by lower average balances in passbook accounts. Average rates paid on time and money market deposits during fiscal 2007 increased by ninety-two and eighty basis points, respectively.

Interest expense on FHLB advances increased $1.5 million or 19.8% during fiscal 2008 and decreased $171 thousand or 2.2% during fiscal 2007. The increase in fiscal 2008 was primarily attributable to increases in the average balances of FHLB short-term advances and FHLB long-term advances of $45.8 million and $1.4 million, respectively, which were partially offset by decreases in the weighted average rate paid on FHLB short-term advances and FHLB long-term advances of 174 and 7 basis points respectively. The decrease in the average rate on FHLB short-term advances reflects lower short-term market interest rates. The decrease in fiscal 2007 was primarily attributable to an $8.0 million decrease in the average balances of FHLB long-term advances outstanding which was partially offset by a $4.2 million increase in the average balance of FHLB short-term advances outstanding, a 99 basis point increase in the weighted average rate paid on FHLB short-term advances and a 2 basis point increase in the weighted average rate paid on FHLB long-term advances.

Interest expense on other short-term borrowings decreased $2.1 million or 52.5% during fiscal 2008 and decreased $371 thousand or 8.4% during fiscal 2007. The decrease in fiscal 2008 was primarily attributable to a $33.4 million decrease in the average balance of other short-term borrowings outstanding and a 93 basis point decrease in the weighted average rate paid on other short-term borrowings, which were partially offset by a $3.2 million increase in the average balance of FRB short-term borrowings outstanding. The decrease in the average rate on other short-term borrowings reflects lower short-term market interest rates. The decrease during fiscal 2007 was primarily attributable to a $25.0 million decrease in the average balance of other short-term borrowings outstanding which was partially offset by a 98 basis point increase in the weighted average rate paid on other short-term borrowings.

Recovery for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a recovery of $123 thousand in fiscal 2008 compared to a provision for loan losses of $13 thousand in fiscal 2007. The credit provision for fiscal 2008 was primarily attributable to recoveries on previously charged-off commercial real estate loans.

Non-interest Income. Total non-interest income decreased by $29 thousand or 4.6% in fiscal 2008 and decreased by $79 thousand or 11.2% in fiscal 2007. The decrease in fiscal 2008 was primarily attributable to a $34 thousand decrease in deposit account fee income and a $7 thousand increase in pre-tax gains on the sale of investment securities. The decrease in fiscal 2007 was primarily attributable to the absence of a $30 thousand pre-tax gain on the sale of mortgage-backed securities in fiscal 2006, a decrease of deposit fee income and decreases in ATM and debit card fee income.

Non-interest Expense. Total non-interest expense increased $107 thousand or 3.0% in fiscal 2008, and increased $8 thousand or 0.2% during fiscal 2007. The increase in fiscal 2008 was primarily attributable to increases in charitable contributions eligible for PA tax credits and increases in employee related costs, which were partially offset by decreases in fixed asset depreciation, data processing costs and correspondent bank service charges. The increase in fiscal 2007 was primarily attributable to increases in employee related costs which were partially offset by decreases in correspondent bank service charges and other operating costs.

Income Taxes. Income taxes increased $87 thousand or 4.9% during fiscal 2008 and increased $476 thousand or 37.0% during fiscal 2007. The increases in both fiscal year 2008 and 2007 were primarily attributable to higher levels of taxable income. State mutual thrift tax expense for fiscal 2008 was favorably impacted by $145 thousand of PA Education Improvement tax credits. For fiscal 2007, PA Mutual Thrift tax expense was reduced by higher proportional holdings of state tax-exempt FHLB bonds. The Company's combined effective tax rate was 32.9% at June 30, 2008 and 32.6% at June 30, 2007.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $849 thousand during fiscal 2008 primarily due to $16.1 million of net cash used for investing activities which was partially offset by $11.1 million provided by financing activities and $4.2 million provided by operating activities.

Funds provided by operating activities totaled $4.2 million during fiscal 2008 as compared to $3.2 million during fiscal 2007. Net cash provided by operating activities was primarily comprised of $3.8 million of net income and a $1.6 million decrease in accrued interest receivable, which were partially offset by $1.2 million of amortization and accretion of discounts, premiums and deferred loan fees.

Funds used for investing activities totaled $16.1 million during fiscal 2008 as compared to $16.0 million provided by investing activities during fiscal 2007. Primary uses of funds during fiscal 2008 included purchases of investment securities, mortgage-backed securities, FHLB stock and certificates of deposit totaling $230.2 million, $117.6 million, $19.5 million and $9.4 million respectively, which were partially offset by repayments of investment securities, mortgage-backed securities, FHLB Stock totaling $314.2 million, $23.6 million and $18.9 million, respectively, and a $4.0 million decrease in net loans receivable. Investment purchases were comprised primarily of fixed rate callable U.S. Government Agency bonds and investment grade corporate debt obligations including short-term commercial paper. The mortgage-backed securities purchases were U.S. Government Agency floating rate instruments that reprice on a monthly basis. Certificates of deposits purchased ranged in term from five to twenty-four months.

Funds provided by financing activities totaled $11.1 million for fiscal 2008 as compared to $17.8 million used for financing activities in fiscal 2007. Primary sources of funds for fiscal 2008 were a $80.6 million increase in FRB short-term borrowings and a $5.0 million increase in FHLB long-term advances which were partially offset by a $62.9 million decrease in other short-term borrowings, a $8.6 million decrease in total deposits, $1.8 million in treasury stock purchases and $1.4 million in cash dividends paid on the Company's common stock. The $8.6 million decrease in total deposits consisted of a $9.9 million decrease in certificates of deposit primarily due to accounts not renewed by a local county government, a $1.8 million decrease in transaction accounts and a $912 thousand decrease in passbook accounts, which were partially offset by a $3.4 million increase in money market accounts. During fiscal 2008, the Company purchased 107,376 shares of Company common stock for approximately $1.8 million. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company's primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2008, the total approved loan commitments outstanding amounted to $237 thousand. At the same date, commitments under unused letters and lines of credit amounted to $5.7 million and the unadvanced portion of construction loans approximated $10.8 million.
Certificates of deposit scheduled to mature in one year or less at June 30, 2008, totaled $50.7 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company's contractual obligations at June 30, 2008 were as follows:

                                                  Contractual Obligations
                                                   (Dollars in Thousands)
                                           Less than                              More than
                                Total        1 year     1-3 years    3-5 years     5 years
                              ----------   ----------   ----------   ----------   ----------
Long-term debt                $  135,579   $    5,500   $  107,579   $    5,000   $   17,500
Operating lease obligations          343           49           81           80          133
                              ----------   ----------   ----------   ----------   ----------
                              $  135,922   $    5,549   $  107,660   $    5,080   $   17,633

See also Note 13 of the Company's Consolidated Financial Statements.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through FHLB advances, the Federal Reserve Bank Primary Credit Program, and other borrowings and through the retail deposit market to provide the cash utilized in investing activities. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 21, 2008, the Company's Board of Directors declared a cash dividend of $0.16 per share payable on August 21, 2008 to shareholders of record at the close of business on August 11, 2008. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company's financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2008, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $32.1 million or 21.7% and $33.1 million or 22.4%, respectively, of total risk-weighted assets; and Tier I leverage capital of $32.1 million or 7.8% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. The Company normally does not accrue interest on loans past due 90 days or more, however, interest may be accrued if management believes that it will collect on the loan. The Company's non-performing assets at June 30, 2008 totaled approximately $1.6 million or 0.4% of total assets compared to $1.2 million or 0.03% of total assets at June 30, 2007. Non-performing assets at June 30, 2008 consisted of one commercial real estate loan totaling $972 thousand, one speculative construction loan totaling $356 thousand (which was paid off in full during July 2008), four single-family real estate loans totaling $232 thousand. Non-performing assets increased $378 thousand or 31.4% to $1.6 million or 0.4% of total assets, at June 30, 2008. The increase was primarily the result of $453 thousand in loans classified as non-performing during the year ended June 30, 2008, which were partially offset by $75 thousand in repayments on loans classified as non-performing at June 30, 2007.

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

Recent Accounting and Regulatory Pronouncements. The Company's discussion of recent accounting and regulatory pronouncements can be found in Note 1 to the Company's Consolidated Financial Statements.

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

During fiscal 2008, the Federal Open Market Committee reduced its targeted federal funds rate from 5.25% to 2.00%. The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30,
2008. The difference in yields on the two year and ten year Treasury's is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

                                                  Yield on:
                                      -------------------------------
                       Targeted          Two (2)          Ten (10)              Shape of
                       Federal             Year             Year                  Yield
                        Funds            Treasury         Treasury                Curve
                    ---------------   -----------------------------------------------------------
     June 30, 2007      5.25%             4.87%             5.03%            Slightly positive
September 30, 2007      4.75%             3.97%             4.59%           Moderately positive
 December 31, 2007      4.25%             3.05%             4.04%                Positive
    March 31, 2008      2.25%             1.62%             3.45%                Positive
     June 30, 2008      2.00%             2.63%             3.99%                Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and continued high levels of interest rate volatility have impacted prepayments on the Company's loan, investment and mortgage-backed securities portfolios and have caused a marked compression of industry-wide net interest margins. Due to its asset/liability management initiatives, the Company was able to substantially maintain both its interest rate spread and net interest margin during fiscal 2008.

The term premium of market interest rates is often used to determine the relative merits of taking on additional interest rate risk and to gauge the market's expectation of future interest rates. Due to changes in the term premium of market interest rates experienced in fiscal year 2008, the Company adjusted its asset/liability strategy in several ways. The Company's proceeds from repayments on investment securities were used primarily to purchase U. S. Government agency bonds and floating-rate mortgage-backed securities. The Company believes that by strategically increasing the balance sheet, it was able to substantially maintain net interest income, various capital ratios and better position its interest rate and liquidity risks in light of high levels of interest rate volatility.

Principal repayments on the Company's loan, investment and U.S. Government Agency mortgage-backed securities portfolios for the fiscal year ended June 30, 2008, totaled $21.5 million, $314.2 million and $23.6 million, respectively. Due to a marked reduction of Treasury yields, high market volatility and the changing spreads available on mortgage-backed and investment securities, the Company chose to rebalance its investment portfolio during fiscal 2008 by reinvestments proceeds from calls of U.S. Government Agency bonds into U.S. Government Agency floating rate mortgage-backed securities, investment grade corporate obligations (including short-term commercial paper) and FDIC insured certificates of deposit. A portion of these cash flows were also reinvested back into callable U.S. Government Agency bonds with maturities generally less than ten years. This strategy has allowed the Company to maintain operating margins and capital ratios while managing overall interest rate risk.

Due to the term structure of market interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank's market area. We expect that the housing market may continue to be weak into fiscal 2009. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting interest rate risk. The Company has also emphasized higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

Within the investment and mortgage-backed securities portfolio, the Company used cash flow from maturities, early redemptions and repayments of investments and mortgage-backed securities to purchase new fixed rate U.S. Government Agency bonds, intermediate-term corporate bonds, investment grade short-term commercial paper and floating rate mortgage-backed securities in order to provide current income and in response to changing term premiums of market interest rates. This strategy has also helped to better match the interest-rate and liquidity risks associated with the Savings Bank's customers' liquidity preference for shorter term deposit products.

During fiscal 2008 principal investment purchases were comprised of: callable fixed rate government agency bonds with initial lock-out periods as follows: 0 - 3 months - $16.9 million with a weighted average yield to call of approximately 6.15%; 3 - 6 months - $15.0 million with a weighted average yield to call of approximately 5.95%; 6 - 12 months - $20.0 million with a weighted average yield to call of approximately 5.61%; short-term commercial paper - $157.2 million with a weighted average yield of approximately 4.85%; U.S. Government Agency floating rate collateralized mortgage obligations which reprice monthly - $117.6 million with an original weighted average yield of 5.33%; fixed-rate investment grade corporate bonds - $15.4 million with a weighted average yield of 4.38%; floating-rate investment grade corporate bonds - $5.7 million with a weighted average yield of 5.04%; and bank certificates of deposit - $9.4 million with a weighted average yield of 3.56%. Major investment proceeds received during fiscal 2008 were: callable government agency bonds - $145.2 million with a weighted average yield of approximately 5.85%; mortgage-backed securities - $23.6 million; short-term commercial paper - $165.1 million with a weighted average yield of 5.02%; tax-free municipal bonds - $1.7 million with a weighted average taxable equivalent yield of approximately 6.13%; taxable municipal bonds
- $140 thousand with a weighted average yield of 6.63%; and fixed-rate investment grade corporate bonds - $2.0 million with a weighted average yield of 3.58%.

As of June 30, 2008, the implementation of these asset and liability management initiatives resulted in the following:

         1) $213.7 million or 99.0% of the Company's portfolio of mortgage-backed securities (including collateralized mortgage obligations - "CMOs") were comprised of floating rate instruments that reprice on a monthly basis.

         2) $93.0 million or 72.4% of the Company's investment portfolio was comprised of fixed-rate callable U.S. Government Agency bonds which are callable as follows: 3 months or less - $35.9 million; 3 - 6 months - $23.8 million; 6 - 12 months - $30.3 million; and over 1 year - $3.0 million. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates.
         3) $7.5 million or 5.8% of the Company's investment portfolio was comprised of investment grade commercial paper with maturities of less than thirty days.
         4) $13.4 million or 10.4% of the Company's investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities between one and fifteen months;
         5) $5.7 million or 4.4% of the Company's investment portfolio consisted of investment grade floating-rate corporate bonds which will reprice within three months and will mature within six to eleven months;
         6) $9.2 million or 2.2% of the Company's total assets consisted of FDIC insured bank certificates of deposit with remaining maturities ranging from two to twenty-one months;
         7) An aggregate of $32.0 million or 55.7% of the Company's net loan portfolio had adjustable interest rates or maturities of less than 12 months; and
         8) The maturity distribution of the Company's borrowings is as follows: 1 month or less - $100.6 million or 42.6%; 3 - 12 months - $5.5 million or 2.3%; 1 - 3 years - $107.6 million or 45.6%; 3 - 5 years - $5.0 million or 2.1%; and over 5 years - $17.5 million or 7.4%.

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

As part of its asset/liability management strategy, the Company maintained an asset sensitive financial position. An asset sensitive financial position may benefit earnings during a period of rising interest rates and reduce earnings during a period of declining interest rates.

The following table sets forth certain information at the dates indicated relating to the Company's interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                          June 30,
                                              --------------------------------
                                                2008        2007        2006
                                              --------    --------    --------
                                                    (Dollars in Thousands)
Interest-earning assets maturing or
   repricing within one year                  $377,916    $206,136    $273,884
Interest-bearing liabilities maturing or
   repricing within one year                   207,133     187,494     194,509
                                              --------    --------    --------

Interest sensitivity gap                      $170,783    $ 18,642    $ 79,375
                                              ========    ========    ========
Interest sensitivity gap as a percentage of
   total assets                                  40.36%       4.57%      18.82%
Ratio of assets to liabilities
   maturing or repricing within one year        182.45%     109.94%     140.81%

During fiscal 2008, the Company managed its one year interest sensitivity gap by: (1) limiting the portfolio origination of long-term fixed rate mortgages;
(2) emphasizing loans with shorter terms or repricing frequencies; (3) purchasing floating rate U.S. Government Agency CMO's which reprice on a monthly basis; (4) adjusting its investment portfolio to include investment grade fixed and floating rate corporate bonds; (5)
higher average holdings of short-term investment grade commercial paper; and (6) investing in shorter-term FDIC insured certificates of deposit.

The following table illustrates the Company's estimated stressed cumulative repricing gap - the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time - at June 30, 2008. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

                                                 Cumulative Stressed Repricing Gap
                                                 ---------------------------------

                      Month 3       Month 6     Month 12       Month 24      Month 36      Month 60       Long Term
                      -------       -------     --------       --------      --------      --------       ---------
                                                        (Dollars in Thousands)
Base Case Up 200 bp
-------------------
Cummulative
  Gap ($'s)           101,393        84,651       77,794         50,552       (37,976)      (43,110)         33,078
% of Total
  Assets                 24.0%         20.0%        18.4%          11.9%         -9.0%        -10.2%            7.8%
Base Case Up 100 bp
-------------------
Cummulative
  Gap ($'s)           101,803        85,362       78,827         51,517       (36,850)       24,633          33,078
% of Total
  Assets                 24.1%         20.2%        18.6%          12.2%         -8.7%          5.8%            7.8%
Base Case No Change
-------------------
Cummulative
  Gap ($'s)           137,291       145,387      170,783        149,612        61,785        57,081          33,078
% of Total
  Assets                 32.4%         34.4%        40.4%          35.4%         14.6%         13.5%            7.8%
Base Case Down 100 bp
---------------------
Cummulative
  Gap ($'s)           140,390       149,756      176,927        157,315        69,605        62,762          33,078
% of Total
  Assets                 33.2%         35.4%        41.8%          37.2%         16.5%         14.8%            7.8%
Base Case Down 200 bp
---------------------
Cummulative
  Gap ($'s)           140,909       150,706      178,491        159,019        71,136        63,228          33,078
% of Total
  Assets                 33.3%         35.6%        42.2%          37.6%         16.8%         14.9%            7.8%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2008. This analysis was done assuming that the interest-earning assets will average approximately $408 million over a projected twelve month period for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2008.

                               Analysis of Sensitivity to Changes in Market Interest Rates
                               -----------------------------------------------------------

                                                                Modeled Change in Market Interest Rates
                          ---------------------------------------------------------------------------------------------------------
                                              June 30, 2008                                           June 30, 2007
                          --------------------------------------------------    ---------------------------------------------------
Estimated impact on:        -200      -100         0         +100       +200       -200       -100          0        +100      +200
--------------------        ----      ----         -         ----       ----       ----       ----          -        ----      ----
Change in net
interest income             -4.8%     -4.9%      0.00%      13.5%      27.8%      -16.6%      -6.0%       0.00%      1.8%     -7.4%

Return on average           7.91%     7.87%      8.47%     10.22%     12.05%       9.31%     11.07%      12.05%    12.31%    10.86%
equity

Return on average           0.61%     0.61%      0.66%      0.80%      0.96%       0.70%      0.83%       0.92%     0.93%     0.81%
assets

Market value of
equity (in thousands)    $21,224   $25,327    $28,671    $30,605    $27,457     $31,575    $36,391     $36,168   $24,967    $8,142

The table below provides information about the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2008.

                            Anticipated Transactions
      ---------------------------------------------------------------------
                                                     (Dollars in Thousands)
      Undisbursed construction and development loans
            Fixed rate                                     $    4,359
                                                                 7.40%

            Adjustable rate                                $    6,454
                                                                 5.78%

      Undisbursed lines of credit
            Adjustable rate                                $    5,109
                                                                 6.25%

      Loan origination commitments
            Fixed rate                                     $      237
                                                                 7.26%

            Adjustable rate                                $        0

      Letters of credit
            Adjustable rate                                $      594
                                                                 6.00%

                                                           ----------
                                                           $   16,753
                                                           ==========

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2008, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assertion about the effectiveness of WVS Financial Corp.'s internal control over financial reporting as of June 30, 2008, which is included in Item 9A(T) of Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
September 8, 2008

                                    WVS FINANCIAL CORP.
                                 CONSOLIDATED BALANCE SHEET
                           (In thousands, except per share data)

                                                                           June 30,
                                                                       2008         2007
                                                                     ---------    ---------
ASSETS
      Cash and due from banks                                        $     628    $     630
      Interest-earning demand deposits                                   1,198        2,045
                                                                     ---------    ---------
      Total cash and cash equivalents                                    1,826        2,675
      Certificates of deposit                                            9,398           --
      Investment securities available for sale (amortized
         cost of $7,994 and $8,957)                                      7,978        8,933
      Investment securities held to maturity (market value
         of $122,055 and $201,510)                                     120,559      202,664
      Mortgage-backed securities available for sale
         (amortized cost of $2,101 and $2,186)                           2,215        2,246
      Mortgage-backed securities held to maturity
         (market value of $211,113 and $119,646)                       213,690      119,271
      Net loans receivable (allowance for loan losses of
         $956 and $986)                                                 56,477       60,350
      Accrued interest receivable                                        2,117        3,714
      Federal Home Loan Bank stock, at cost                              6,931        6,340
      Premises and equipment                                               766          813
      Other assets                                                       1,152        1,070
                                                                     ---------    ---------

              TOTAL ASSETS                                           $ 423,109    $ 408,076
                                                                     =========    =========

LIABILITIES
      Deposits                                                       $ 150,142    $ 159,377
      Federal Home Loan Bank advances: long-term                       135,579      130,579
      Federal Home Loan Bank advances: short-term                           --           --
      Federal Reserve Bank short-term borrowings                        80,600           --
      Other short-term borrowings                                       20,000       82,950
      Accrued interest payable                                           1,539        1,669
      Other liabilities                                                  3,101        2,208
                                                                     ---------    ---------
TOTAL LIABILITIES                                                      390,961      376,783
                                                                     ---------    ---------

STOCKHOLDERS' EQUITY
      Preferred stock, no par value; 5,000,000 shares authorized;
         none outstanding                                                   --           --
      Common stock, par value $0.01; 10,000,000 shares authorized;
         3,805,636 and 3,790,336 shares issued                              38           38
      Additional paid-in capital                                        21,376       21,137
      Treasury stock (1,578,857 and 1,471,481 shares at cost)          (24,041)     (22,286)
      Retained earnings - substantially restricted                      34,712       32,382
      Accumulated other comprehensive income                                64           23
      Unallocated shares - Recognition and Retention Plans                  (1)          (1)
                                                                     ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                              32,148       31,293
                                                                     ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 423,109    $ 408,076
                                                                     =========    =========

See accompanying notes to the consolidated financial statements.

                                            20

                                    WVS FINANCIAL CORP.
                              CONSOLIDATED STATEMENT OF INCOME
                           (In thousands, except per share data)

                                                              Year Ended June 30,
                                                       2008           2007          2006
                                                   -----------    -----------   -----------
INTEREST AND DIVIDEND INCOME
      Loans                                        $     4,298    $     4,350   $     4,009
      Investment securities                             10,341         10,832         9,029
      Mortgage-backed securities                         8,518          8,748         8,919
      Certificates of deposit                               87             --            --
      Interest-earning demand deposits                       4             10            15
      Federal Home Loan Bank stock                         433            370           276
                                                   -----------    -----------   -----------
          Total interest and dividend income            23,681         24,310        22,248
                                                   -----------    -----------   -----------

INTEREST EXPENSE
      Deposits                                           3,927          4,190         3,123
      Federal Home Loan Bank advances                    9,299          7,763         7,934
      Federal Reserve Bank short-term borrowings            72             --            --
      Other short-term borrowings                        1,845          4,032         4,403
                                                   -----------    -----------   -----------
          Total interest expense                        15,143         15,985        15,460
                                                   -----------    -----------   -----------

NET INTEREST INCOME                                      8,538          8,325         6,788
(Recovery) provision for loan losses                      (123)            13          (161)
                                                   -----------    -----------   -----------
NET INTEREST INCOME AFTER (RECOVERY)
      PROVISION FOR LOAN LOSSES                          8,661          8,312         6,949
                                                   -----------    -----------   -----------

NONINTEREST INCOME
      Service charges on deposits                          325            359           380
      Investment securities gains                            7             --            30
      Other                                                265            267           295
                                                   -----------    -----------   -----------
          Total noninterest income                         597            626           705
                                                   -----------    -----------   -----------

NONINTEREST EXPENSE
      Salaries and employee benefits                     2,090          2,011         1,970
      Occupancy and equipment                              351            380           387
      Data processing                                      252            270           271
      Correspondent bank charges                           103            118           132
      Other                                                840            750           761
                                                   -----------    -----------   -----------
          Total noninterest expense                      3,636          3,529         3,521
                                                   -----------    -----------   -----------

Income before income taxes                               5,622          5,409         4,133

Income taxes                                             1,850          1,763         1,287
                                                   -----------    -----------   -----------

NET INCOME                                         $     3,772    $     3,646   $     2,846
                                                   ===========    ===========   ===========

EARNINGS PER SHARE:
      Basic                                        $      1.67    $      1.57   $      1.21
      Diluted                                             1.67           1.57          1.21

AVERAGE SHARES OUTSTANDING:
      Basic                                          2,252,604      2,319,928     2,357,217
      Diluted                                        2,252,906      2,321,536     2,359,996

See accompanying notes to the consolidated financial statements.

                                            21

                                                      WVS FINANCIAL CORP.
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                             (In thousands, except per share data)

                                                                                  Retained     Accumulated
                                                       Additional                 Earnings-       Other     Unallocated
                                              Common     Paid-in     Treasury   Substantially Comprehensive Shares Held
                                              Stock      Capital       Stock      Restricted  Income (Loss)    By RRP       Total
                                            ----------  ----------   ----------   ----------  ------------  ----------   ----------
Balance June 30, 2005                       $       38  $   20,726   $  (20,594)  $   28,885   $      149   $       (3)  $   29,201

Net income                                                                             2,846                                  2,846
Unrealized loss on available-
 for-sale securities, net of taxes of $65                                                            (126)                     (126)
Exercise of stock options (7,320)                               91                                                               91
Purchase of treasury stock (66,098)                                      (1,085)                                             (1,085)
Cash dividends declared ($0.64 per share)                                             (1,510)                                (1,510)
Other, net                                                                                                           1            1
                                            ----------  ----------   ----------   ----------   ----------   ----------   ----------

Balance June 30, 2006                               38      20,817      (21,679)      30,221           23           (2)      29,418

Net income                                                                             3,646                                  3,646
Exercise of stock options (20,498)                             320                                                              320
Purchase of treasury stock (36,875)                                        (607)                                               (607)
Cash dividends declared ($0.64 per share)                                             (1,485)                                (1,485)
Other, net                                                                                                           1            1
                                            ----------  ----------   ----------   ----------   ----------   ----------   ----------

Balance June 30, 2007                               38      21,137      (22,286)      32,382           23           (1)      31,293

Net income                                                                             3,772                                  3,772
Unrealized gain on available-
 for-sale securities, net of taxes of $21                                                              41                        41
Exercise of stock options (15,300)                             235                                                              235
Purchase of treasury stock (107,376)                                     (1,755)                                             (1,755)
Cash dividends declared ($0.64 per share)                                             (1,442)                                (1,442)
Other, net                                                       4                                                                4
                                            ----------  ----------   ----------   ----------   ----------   ----------   ----------

Balance June 30, 2008                       $       38  $   21,376   $  (24,041)  $   34,712   $       64   $       (1)  $   32,148
                                            ==========  ==========   ==========   ==========   ==========   ==========   ==========


See accompanying notes to the consolidated financial statements.


                                                                   22

                                               WVS FINANCIAL CORP.
                                       CONSOLIDATED STATEMENT OF CASH FLOWS
                                                  (In thousands)
                                                                                       Year Ended June 30,
                                                                                 2008         2007         2006
                                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
      Net income                                                              $   3,772    $   3,646    $   2,846
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           (Recovery) provision for loan losses                                    (123)          13         (161)
           Depreciation                                                             124          137          154
           Investment securities gains                                               (7)          --          (30)
           Amortization (accretion) of discounts, premiums, and
             deferred loan fees                                                  (1,180)        (188)        (234)
           Deferred income taxes                                                    (70)         (26)         181
           Decrease (increase) in accrued interest receivable                     1,597         (793)        (864)
           Increase (decrease) in accrued interest payable                         (130)         218          191
           Other, net                                                               234          211          377
                                                                              ---------    ---------    ---------
               Net cash provided by operating activities                          4,217        3,218        2,460
                                                                              ---------    ---------    ---------

INVESTING ACTIVITIES
      Available for sale:
           Purchase of investment and mortgage-backed
             securities                                                        (157,231)     (12,440)      (8,690)
           Proceeds from repayments of investment and
             mortgage-backed securities                                         158,664       12,042        9,395
           Proceeds from sales of investment and
             mortgage-backed securities                                             326           --        1,016
      Held to maturity:
           Purchase of investment and mortgage-backed
             securities                                                        (190,620)    (138,272)    (202,891)
           Proceeds from repayments of investment and
             mortgage-backed securities                                         178,820      157,938      194,306
      Purchase of certificates of deposit                                        (9,401)          --           --
      Net (increase) decrease in net loans receivable                             3,962       (4,681)       4,581
      Purchase of Federal Home Loan Bank stock                                  (19,504)      (4,227)      (5,994)
      Redemption of Federal Home Loan Bank stock                                 18,913        5,748        5,902
      Acquisition of premises and equipment                                         (77)         (86)         (79)
      Other, net                                                                      2           --           60
                                                                              ---------    ---------    ---------
               Net cash (used for) provided by investing activities             (16,146)      16,022       (2,394)
                                                                              ---------    ---------    ---------

FINANCING ACTIVITIES
      Net increase (decrease) in deposits                                        (8,608)       8,259      (12,993)
      Net increase (decrease) in Federal Home Loan Bank short-term advances          --      (23,150)      10,850
      Net increase in Federal Reserve Bank short-term borrowings                 80,600           --           --
      Net increase (decrease) in other short-term borrowings                    (62,950)       6,902        6,368
      Proceeds from Federal Home Loan Bank long-term advances                    10,000           --           --
      Repayments of Federal Home Loan Bank long-term advances                    (5,000)      (8,000)      (4,157)
      Net proceeds from exercise of stock options                                   235          320           91
      Cash dividends paid                                                        (1,442)      (1,485)      (1,510)
      Purchase of treasury stock                                                 (1,755)        (607)      (1,085)
                                                                              ---------    ---------    ---------
             Net cash provided by (used for) financing activities                11,080      (17,761)      (2,436)
                                                                              ---------    ---------    ---------

(Decrease) increase in cash and cash equivalents                                   (849)       1,479       (2,370)

CASH AND CASH EQUIVALENTS AT BEGINNING
        OF YEAR                                                                   2,675        1,196        3,566
                                                                              ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $   1,826    $   2,675    $   1,196
                                                                              =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
        Interest                                                              $  15,273    $  15,767    $  15,269
        Taxes                                                                     1,902        1,764          915
Non cash item
        Due to Federal Reserve Bank                                               1,221          595           --

See accompanying notes to the consolidated financial statements.

                                                       23

                               WVS FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization
         ------------

         WVS Financial Corp. ("WVS" or the "Company") is a Pennsylvania-chartered unitary bank holding company that owns 100 percent of the common stock of West View Savings Bank ("West View" or the "Savings Bank"). The operating results of the Company depend primarily upon the operating results of the Savings Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

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

         Basis of Presentation
         ---------------------

                  The consolidated financial statements include the accounts of WVS and its wholly owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform to U.S. generally accepted accounting principles. The Company's fiscal year-end for financial reporting is June 30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar-year basis.

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

         Stock Options
         -------------

         The Company accounts for stock-based compensation in accordance with Financial Accounting Standard (FAS) No. 123R. FAS 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. The Company did not have any non-vested stock options outstanding during the periods ended June 30, 2008, 2007, and 2006. There were no options issued during the periods ended June 30, 2008, 2007, and 2006.

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

         Recent Accounting Pronouncements
         --------------------------------

                  In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations ("FAS 141(R)), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

                  In December 2007, the FASB issued FAS No. 160,  Noncontrolling
         Interests in Consolidated Financial Statements -- an amendment of ARB No. 51. FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

                  In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, to require enhanced disclosures about derivative instruments and hedging activities. The new standard has revised financial reporting for derivative instruments and hedging activities by requiring more transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. FAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires entities to provide more information about their liquidity by requiring disclosure of derivative features that are credit risk-related. Further, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encourage. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         (In thousands, except per share data)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recent Accounting Pronouncements
         --------------------------------

                  In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). FAS No. 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the adoption of FAS No. 162 to have a material effect on its results of operations and financial position.

                  In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date.

                  In June 2008, the FASB issued FASB Staff Position (FSP) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, to clarify that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. A basic principle of the FSP is that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of EPS pursuant to the two-class method. The provisions of this FSP are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented (including interim financial statements, summaries of earnings, and selected financial data) are required to be adjusted retrospectively to conform with the provisions of the FSP. The adoption of this FSP is not expected to have a material effect on the Company's results of operations or financial position.

         (In thousands, except per share data)

2.       EARNINGS PER SHARE

         The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

                                                            2008          2007          2006
                                                         ----------    ----------    ----------
         Weighted-average common shares
               issued                                     3,799,015     3,778,561     3,765,511

         Average treasury stock shares                   (1,546,411)   (1,458,633)   (1,408,294)
                                                         ----------    ----------    ----------

         Weighted-average common shares and
               common stock equivalents used to
               calculate basic earnings per share         2,252,604     2,319,928     2,357,217

         Additional common stock equivalents
               (stock options) used to calculate
               diluted earnings per share                       302         1,608         2,779
                                                         ----------    ----------    ----------

         Weighted-average common shares and
               common stock equivalents used
               to calculate diluted earnings per share    2,252,906     2,321,536     2,359,996
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

3.       COMPREHENSIVE INCOME

         Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

                                                                               2008      2007      2006
                                                                             -------   -------   -------
         Net Income                                                          $ 3,772   $ 3,646   $ 2,846
         Other comprehensive income:
                Unrealized gains (losses) on available-for-sale securities        55        --      (221)
                Reclassification adjustment for gains included
                in net income                                                      7        --        30
                                                                             -------   -------   -------
         Other comprehensive income (loss) before tax                             62        --      (191)
         Income tax effect related to other
                comprehensive income (loss)                                       21        --       (65)
                                                                             -------   -------   -------
         Other comprehensive income (loss), net of tax                            41        --      (126)
                                                                             -------   -------   -------
         Comprehensive income                                                $ 3,813   $ 3,646   $ 2,720
                                                                             =======   =======   =======

         (In thousands, except per share data)

4.       INVESTMENT SECURITIES

         The amortized cost and fair values of investments are as follows:

                                                              Gross        Gross
                                               Amortized    Unrealized   Unrealized      Fair
                                                  Cost        Gains        Losses        Value
                                               ----------   ----------   ----------    ----------
         2008
         ----
         AVAILABLE FOR SALE
         Corporate debt securities             $    7,494   $       --   $       --    $    7,494
         Equity securities                            500           --          (16)          484
                                               ----------   ----------   ----------    ----------

               Total                           $    7,994   $       --   $      (16)   $    7,978
                                               ==========   ==========   ==========    ==========

         HELD TO MATURITY
         U.S. government agency securities     $   93,414   $    1,159   $       --    $   94,573
         Corporate debt securities                 19,092           56         (177)       18,971
         Obligations of states and political
           subdivisions                             8,053          458           --         8,511
                                               ----------   ----------   ----------    ----------

               Total                           $  120,559   $    1,673   $     (177)   $  122,055
                                               ==========   ==========   ==========    ==========

                                                              Gross        Gross
                                               Amortized    Unrealized   Unrealized      Fair
                                                  Cost        Gains        Losses        Value
                                               ----------   ----------   ----------    ----------
         2007
         ----
         AVAILABLE FOR SALE
         Corporate debt securities             $    8,402   $       --   $       --    $    8,402
         Equity securities                            555           --          (24)          531
                                               ----------   ----------   ----------    ----------

               Total                           $    8,957   $       --   $      (24)   $    8,933
                                               ==========   ==========   ==========    ==========

         HELD TO MATURITY
         U.S. government agency securities     $  186,667   $       17   $   (1,567)   $  185,117
         Corporate debt securities                  6,198           --           --         6,198
         Obligations of states and political
           subdivisions                             9,799          399           (3)       10,195
                                               ----------   ----------   ----------    ----------

               Total                           $  202,664   $      416   $   (1,570)   $  201,510
                                               ==========   ==========   ==========    ==========

         In 2008, 2007, and 2006, the Company recorded realized investment security gains, and unrealized holding gains and losses for trading securities of $7, $0, and $30. Proceeds from sales of investment securities and mortgage-backed securities during 2008, 2007, and 2006 were $326, $0, and $1,016.

         (In thousands, except per share data)

4.       INVESTMENT SECURITIES (Continued)

         The amortized cost and fair values of debt securities at June 30, 2008, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

                                 Due in       Due after      Due after
                                one year     one through   five through     Due after
                                 or less      five years     ten years      ten years        Total
                              ------------   ------------   ------------   ------------   ------------
         AVAILABLE FOR SALE
            Amortized cost    $      7,494   $         --   $         --   $         --   $      7,494
            Fair value               7,494             --             --             --          7,494

         HELD TO MATURITY
            Amortized cost    $     17,815          2,575   $     69,411   $     30,758   $    120,559
            Fair value              17,703          2,642         70,273         31,437        122,055

Investment securities with amortized costs of $59,430 and $96,460 and fair values of $59,872 and $95,797 at June 30, 2008 and 2007, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.       MORTGAGE-BACKED SECURITIES

         The amortized cost and fair values of mortgage-backed securities are as follows:

                                                                 Gross         Gross
                                                Amortized      Unrealized    Unrealized         Fair
                                                   Cost          Gains         Losses           Value
                                               ------------   ------------   ------------    ------------
         2008
         ----
         AVAILABLE FOR SALE

         Government National Mortgage
           Association certificates            $      2,101   $        114   $         --    $      2,215
                                               ------------   ------------   ------------    ------------

              Total                            $      2,101   $        114   $         --    $      2,215
                                               ============   ============   ============    ============


         HELD TO MATURITY

         Collateralized mortgage obligations   $    213,690   $        523   $     (3,100)   $    211,113
                                               ------------   ------------   ------------    ------------

              Total                            $    213,690   $        523   $     (3,100)   $    211,113
                                               ============   ============   ============    ============

         (In thousands, except per share data)

5.       MORTGAGE-BACKED SECURITIES (Continued)

                                                                 Gross         Gross
                                                Amortized      Unrealized    Unrealized         Fair
                                                   Cost          Gains         Losses           Value
                                               ------------   ------------   ------------    ------------
         2007
         ----
         AVAILABLE FOR SALE

         Government National Mortgage
           Association certificates            $      2,137   $         58   $         --    $      2,195
         Collateralized mortgage obligations             49              2             --              51
                                               ------------   ------------   ------------    ------------

              Total                            $      2,186   $         60   $         --    $      2,246
                                               ============   ============   ============    ============

         HELD TO MATURITY

         Collateralized mortgage obligations   $    119,271   $        582   $       (207)   $    119,646
                                               ------------   ------------   ------------    ------------

              Total                            $    119,271   $        582   $       (207)   $    119,646
                                               ============   ============   ============    ============

         The amortized cost and fair value of mortgage-backed securities at June 30, 2008, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Due in          Due after        Due after
                                 one year       one through      five through      Due after
                                 or less         five years       ten years        ten years           Total
                              --------------   --------------   --------------   --------------   --------------
         AVAILABLE FOR SALE
            Amortized cost    $           --   $           --   $           --   $        2,101   $        2,101
            Fair value                    --               --               --            2,215            2,215

         HELD TO MATURITY
            Amortized cost    $           --   $           --   $           --   $      213,690   $      213,690
            Fair value                    --               --               --          211,113          211,113

         At June 30, 2008 and 2007, mortgage-backed securities with an amortized cost of $208,382 and $120,435 and fair values of $205,920 and $120,873, were pledged to secure borrowings with the Federal Home Loan Bank and the Federal Reserve.

         (In thousands, except per share data)

6.       UNREALIZED LOSSES ON SECURITIES

         The following table shows the Company's gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2008 and 2007.

                                                                             2008
                                          -----------------------------------------------------------------------------
                                          Less Than Twelve Months   Twelve Months or Greater              Total
                                          -----------------------------------------------------------------------------
                                                         Gross                      Gross                      Gross
                                            Fair       Unrealized      Fair       Unrealized      Fair       Unrealized
                                            Value        Losses        Value        Losses        Value        Losses
                                          ----------   ----------    ----------   ----------    ----------   ----------
         U.S. government agencies
           securities                     $       --   $       --    $       --   $       --    $       --   $       --
         Obligations of states and
           political subdivisions                 --           --            --           --            --           --
         Corporate debt securities            12,593         (177)           --           --        12,593         (177)
         Corporate equity securities              --           --           484          (16)          484          (16)
         Collateralized mortgage
           obligations                        97,644       (1,418)       53,531       (1,682)      151,175       (3,100)
                                          ----------   ----------    ----------   ----------    ----------   ----------

               Total                      $  110,237   $   (1,595)   $   54,015   $   (1,698)   $  164,252   $   (3,293)
                                          ==========   ==========    ==========   ==========    ==========   ==========
                                                                             2007
                                          -----------------------------------------------------------------------------
                                          Less Than Twelve Months   Twelve Months or Greater              Total
                                          -----------------------------------------------------------------------------
                                                         Gross                      Gross                      Gross
                                            Fair       Unrealized      Fair       Unrealized      Fair       Unrealized
                                            Value        Losses        Value        Losses        Value        Losses
                                          ----------   ----------    ----------   ----------    ----------   ----------
         U.S. government agencies
           securities                     $  102,015   $     (817)   $   59,108   $     (750)   $  161,123   $   (1,567)
         Obligations of states and
           political subdivisions                 99           (1)        1,300           (2)        1,399           (3)
         Corporate equity securities              --           --           476          (24)          476          (24)
         Collateralized mortgage
           obligations                        10,108          (35)       53,415         (172)       63,523         (207)
                                          ----------   ----------    ----------   ----------    ----------   ----------

               Total                      $  112,222   $     (853)   $  114,299   $     (948)   $  226,521   $   (1,801)
                                          ==========   ==========    ==========   ==========    ==========   ==========

         The policy of the Company is to recognize an other-than-temporary impairment of equity securities where the fair value has been significantly below cost for three consecutive quarters. For fixed-maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 48 positions that are temporarily impaired at June 30, 2008. The Company reviews its position quarterly and has asserted that at June 30, 2008, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities to maturity or to allow a market recovery.

         The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit changes, or Company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE

         Major classifications of loans are summarized as follows:

                                                               2008      2007
                                                             --------  --------
         First mortgage loans:
               1 - 4 family dwellings                        $ 16,020  $ 17,102
               Construction                                    23,012    25,679
               Land acquisition and development                 1,992     2,195
               Multi-family dwellings                           6,897     6,458
               Commercial                                       6,622     7,699
                                                             --------  --------
                                                               54,543    59,133
                                                             --------  --------
         Consumer loans:
               Home equity                                      6,223     6,852
               Home equity lines of credit                      2,509     3,006
               Other                                              737       551
                                                             --------  --------
                                                                9,469    10,409
                                                             --------  --------

         Commercial loans                                       4,328     3,988
                                                             --------  --------

         Less:
               Undisbursed construction and land development   10,813    12,090
               Net deferred loan fees                              94       104
               Allowance for loan losses                          956       986
                                                             --------  --------
                                                               11,863    13,180
                                                             --------  --------

         Net loans receivable                                $ 56,477  $ 60,350
                                                             ========  ========

         The Company's primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company's credit policy guidelines. At June 30, 2008 and 2007, the Company had approximately $15 million and $17 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2008 and 2007, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

         (In thousands, except per share data)

7.       NET LOANS RECEIVABLE (Continued)

         Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

                                       2008     2007     2006
                                      ------   ------   ------

         Principal outstanding        $1,582   $1,204   $  308
                                      ------   ------   ------
         Interest income that would
           have been recognized          117       82       23
         Interest income recognized       70       81       10
                                      ------   ------   ------

         Interest income foregone     $   47   $    1   $   13
                                      ======   ======   ======

         The following table is a summary of the loans considered to be impaired as of June 30:

                                                            2008        2007        2006
                                                         ---------   ---------   ---------
         Impaired loans with an allocated allowance      $     972   $     972   $      --
         Impaired loans without an allocated allowance          --          --          --
                                                         ---------   ---------   ---------
               Total impaired loans                      $     972   $     972   $      --
                                                         =========   =========   =========
         Allocated allowance on impaired loans           $     340   $     341   $      --
         Average impaired loans                                972         245          --
         Income recognized on impaired loans                    34          23          --

         Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $120,000 during the years ended June 30 are as follows:

                                    2008       2007
                                  -------    -------

         Balance, July 1          $ 2,455    $   373
              Additions               436      2,163
              Amounts collected      (507)       (81)
                                  -------    -------

         Balance, June 30         $ 2,384    $ 2,455
                                  =======    =======

8.       ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses are as follows:

                                                       2008      2007     2006
                                                     -------   -------  -------

         Balance, July 1                             $   986   $   957  $ 1,121
         Add:
               (Recovery) provision for loan losses     (123)       13     (161)
               Recoveries                                 93        16        4
         Less:
               Loans charged off                          --        --        7
                                                     -------   -------  -------

         Balance, June 30                            $   956   $   986  $   957
                                                     =======   =======  =======

         (In thousands, except per share data)

9.       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable consists of the following:

                                                      2008     2007
                                                     ------   ------

         Investment and mortgage-backed securities   $1,834   $3,398
         Loans receivable                               283      316
                                                     ------   ------

               Total                                 $2,117   $3,714
                                                     ======   ======

10.      FEDERAL HOME LOAN BANK STOCK

         The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 0.75 percent of the outstanding unused FHLB borrowing capacity and 4.75 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.      PREMISES AND EQUIPMENT

         Major classifications of premises and equipment are summarized as follows:

                                               2008     2007
                                              ------   ------

         Land and improvements                $  246   $  246
         Buildings and improvements            1,995    2,015
         Furniture, fixtures, and equipment    1,044      993
                                              ------   ------
                                               3,285    3,254
         Less accumulated depreciation         2,519    2,441
                                              ------   ------
              Total                           $  766   $  813
                                              ======   ======

         Depreciation charged to operations was $124, $137, and $154, for the years ended June 30, 2008, 2007, and 2006, respectively.

(In thousands, except per share data)

12.      DEPOSITS

Deposit accounts are summarized as follows:

                                                     2008                          2007
                                         ---------------------------    ---------------------------
                                                         Percent of                     Percent of
                                            Amount       Portfolio         Amount       Portfolio
                                         ------------   ------------    ------------   ------------
         Non-interest-earning checking   $     11,780            7.9%   $     12,363            7.8%
         Interest-earning checking             17,569           11.7          18,741           11.8
         Savings accounts                      32,025           21.3          32,937           20.7
         Money market accounts                 23,593           15.7          20,146           12.6
         Advance payments by borrowers
            for taxes and insurance               924            0.6           1,013            0.6
                                         ------------   ------------    ------------   ------------
                                               85,891           57.2          85,200           53.5
                                         ------------   ------------    ------------   ------------
         Savings certificates:
               2.00% or less                    9,288              6              --             --
               2.01 - 4.00%                    26,359           17.5          11,815            7.4
               4.01 - 6.00%                    28,547           19.0          62,277           39.0
               6.01 - 6.95%                        57            0.1              85            0.1
                                         ------------   ------------    ------------   ------------
                                               64,251           42.8          74,177           46.5
                                         ------------   ------------    ------------   ------------

               Total                     $    150,142          100.0%   $    159,377          100.0%
                                         ============   ============    ============   ============

         The maturities of savings certificates at June 30, 2008, are summarized as follows:

         Within one year                           $50,671
         Beyond one year but within two years        8,335
         Beyond two years but within three years     2,908
         Beyond three years                          2,337
                                                   -------

              Total                                $64,251
                                                   =======

         The aggregate amount of time certificates of deposit with a minimum denomination of $100,000 and individual retirement accounts with a minimum denomination of $250,000 was $6,918 and $318 at June 30, 2008, respectively. Time certificates of deposit in excess of $100,000 and individual retirement accounts in excess of $250,000 are not federally insured.

         Interest expense by deposit category for the years ended June 30 are as follows:

                                                    2008     2007     2006
                                                   ------   ------   ------

         Interest-earning checking accounts        $   10   $   11   $   11
         Savings accounts                             217      236      280
         Money market accounts                        633      624      413
         Savings certificates                       3,056    3,308    2,408
         Advance payments by borrowers for taxes
           and insurance                               11       11       11
                                                   ------   ------   ------

              Total                                $3,927   $4,190   $3,123
                                                   ======   ======   ======

(In thousands, except per share data)

13.      FEDERAL HOME LOAN BANK ADVANCES

         The following table presents contractual maturities of FHLB long-term advances as of June 30:

                                                       Weighted-         Stated interest
                           Maturity range               average             rate range
  Description           from             to          interest rate       from         to         2008          2007
-----------------    ------------    ------------   -----------------   -------     -------   ----------    ----------
Convertible           03/19/09       07/27/17               5.40%         4.26%       6.10%   $  134,500    $  129,500
Fixed rate            03/12/09       05/03/10               3.24          2.91        3.53         1,079         1,079
                                                                                              ----------    ----------

                     Total                                                                    $  135,579    $  130,579
                                                                                              ==========    ==========

         Maturities of FHLB long-term advances at June 30, 2008, are summarized as follows:

                                                        Weighted-
              Maturing During                           Average
             Fiscal Year Ended                          Interest
                 June 30:                Amount           Rate
          -----------------------   --------------   ---------------

                   2009             $        5,500         4.99%
                   2010                     20,579         5.86
                   2011                     87,000         5.45
                   2012                      5,000         5.03
            2013 and thereafter             17,500         4.72
                                    --------------

                   Total            $      135,579         5.39%
                                    ==============

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

         The Company also  utilized  revolving  and  short-term  FHLB  advances.
         Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

                                                             2008        2007
                                                           --------    --------

         FHLB revolving and short-term advances:
               Ending balance                              $     --    $     --
               Average balance during the year               52,440       6,598
               Maximum month-end balance during the year    114,325      67,235
               Average interest rate during the year           3.63%       5.37%
               Weighted-average rate at year-end                 --%         --%

         At June 30, 2008, the Company had remaining borrowing capacity with the FHLB of approximately $150 million.

         (In thousands, except per share data)

14.      OTHER BORROWINGS

         Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve Bank Borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $20,647 and $83,564 at June 30, 2008 and 2007, respectively, as collateral for the repurchase agreements, and investment securities and mortgage-backed securities with carrying values of $21,476 and $73,146 at June 30, 2008, respectively, as collateral for the Federal Reserve Bank Borrowings as explained in Notes 4 and 5. The following tables present information regarding other borrowings as of June 30:

         OTHER SHORT-TERM BORROWINGS

                                                       2008       2007
                                                     -------    -------

         Ending balance                              $20,000    $82,950
         Average balance during the year              41,293     74,659
         Maximum month-end balance during the year    75,950     92,900
         Average interest rate during the year          4.47%      5.40%
         Weighted-average rate at year-end              2.16%      5.30%

         FEDERAL RESERVE BANK BORROWINGS
                                                       2008       2007
                                                     -------    -------

         Ending balance                              $80,600    $    --
         Average balance during the year               3,195         --
         Maximum month-end balance during the year    80,600         --
         Average interest rate during the year          2.25%        --%
         Weighted-average rate at year-end              2.25%        --%

15.      COMMITMENTS AND CONTINGENT LIABILITIES

         Loan Commitments

         In the normal course of business, there are various commitments that are not reflected in the Bank's financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary. Various loan commitments totaling $16,753 and $20,733 at June 30, 2008 and 2007, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2008, contractually mature in less than one year.

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

         (In thousands, except per share data)

15.      COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         Loan Commitments (Continued)

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

         As of June 30, 2008 and 2007, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

         The Company's and Savings Bank's actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

                                                                              June 30, 2008
                                                            --------------------------------------------------
                                                                   West View                 West View
                                                            -----------------------    -----------------------
                                                              Amount        Ratio        Amount       Ratio
                                                            ----------   ----------    ----------   ----------
         Total Capital (to Risk-Weighted Assets)
         ---------------------------------------
         Actual                                             $   33,059        22.37%   $   30,647        20.82%
         To Be Well Capitalized                                 14,776        10.00        14,720        10.00
         For Capital Adequacy Purposes                          11,821         8.00        11,776         8.00

         Tier I Capital (to Risk-Weighted Assets)
         ----------------------------------------
         Actual                                             $   32,073        21.71%   $   29,661        20.15%
         To Be Well Capitalized                                  8,866         6.00         8,832         6.00
         For Capital Adequacy Purposes                           5,911         4.00         5,888         4.00

         Tier I Capital (to Average Total Assets)
         ----------------------------------------
         Actual                                             $   32,073         7.75%   $   29,661         7.17%
         To Be Well Capitalized                                 20,683         5.00        20,672         5.00
         For Capital Adequacy Purposes                          16,547         4.00        16,538         4.00

         (In thousands, except per share data)

16.      REGULATORY CAPITAL (Continued)

                                                                      June 30, 2007
                                                    --------------------------------------------------
                                                           West View                 West View
                                                    -----------------------    -----------------------
                                                      Amount        Ratio        Amount       Ratio
                                                    ----------   ----------    ----------   ----------
         Total Capital (to Risk-Weighted Assets)
         ---------------------------------------
         Actual                                     $   32,282        23.15%   $   29,786        21.69%
         To Be Well Capitalized                         13,943        10.00        13,734        10.00
         For Capital Adequacy Purposes                  11,155         8.00        10,987         8.00

         Tier I Capital (to Risk-Weighted Assets)
         ----------------------------------------
         Actual                                     $   31,254        22.41%   $   28,758        20.94%
         To Be Well Capitalized                          8,366         6.00         8,241         6.00
         For Capital Adequacy Purposes                   5,577         4.00         5,494         4.00

         Tier I Capital (to Average Total Assets)
         ----------------------------------------
         Actual                                     $   31,254         8.13%   $   28,758         7.48%
         To Be Well Capitalized                         19,214         5.00        19,224         5.00
         For Capital Adequacy Purposes                  15,371         4.00        15,379         4.00

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

         (In thousands, except per share data)

17.      STOCK BENEFIT PLANS (Continued)

         Stock Option Plan (Continued)

         The following table presents information related to the outstanding options:

                                      Officers' and                   Weighted-
                                        Employees'    Directors'      Average
                                          Stock         Stock         Exercise
                                         Options       Options          Price
                                      ------------   ------------   ------------

         Outstanding, June 30, 2005         39,312          4,414   $      14.99

               Granted                          --             --
               Exercised                    (7,320)            --          12.41
               Forfeited                        --             --
                                      ------------   ------------

         Outstanding, June 30, 2006         31,992          4,414   $      15.51

               Granted                          --             --
               Exercised                   (19,698)          (800)         15.61
               Forfeited                        --             --
                                      ------------   ------------

         Outstanding, June 30, 2007         12,294          3,614   $      15.39

               Granted                          --             --
               Exercised                   (12,294)        (3,006)         15.37
               Forfeited                        --             --
                                      ------------   ------------

         Outstanding, June 30, 2008             --            608   $      15.77
                                      ============   ============

         Exercisable at year-end                --            608   $      15.77
                                      ============   ============

         Available for future grant             --             --
                                      ============   ============

         At June 30, 2008, for officers and employees there were no options outstanding.

         There were also 608 options  outstanding  and exercisable for directors
         with   a   weighted-average   exercise   price   of   $15.77,   and   a
         weighted-average remaining contractual life of 3.42 years.

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

         The RRP expired during 2004, and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders' equity over a four- to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $1 for each of the years ended June 30, 2008, 2007, and 2006.

         Employee Stock Ownership Plan ("ESOP")
         --------------------------------------

         WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $113, $113, and $100 for the years ended June 30, 2008, 2007, and 2006, respectively. Total ESOP shares as of June 30, 2008 and 2007, were 237,255 and 227,113, respectively.

18.      DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

         Profit Sharing Plan

         The Company maintains a non-contributory profit sharing 401(k) plan for its officers and employees who have met the age and length of service requirements. The plan is a defined contribution plan with the contributions based on a percentage of salaries of the plan participants. The Company made no contributions to the plan for the three years ended June 30, 2008, 2007, and 2006.

         Directors' Deferred Compensation Plan

         The Company maintains a deferred compensation plan for directors who elect to defer all or a portion of their directors' fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

         The plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2008, 2007, and 2006, 17,842, 29,341, and
         25,841 shares, respectively, were held by the plan.

         (In thousands, except per share data)

19.      INCOME TAXES

         The provision for income taxes consists of:

                                2008       2007       2006
                              -------    -------    -------
         Currently payable:
               Federal        $ 1,767    $ 1,644    $   978
               State              153        145        128
                              -------    -------    -------
                                1,920      1,789      1,106
         Deferred                 (70)       (26)       181
                              -------    -------    -------

               Total          $ 1,850    $ 1,763    $ 1,287
                              =======    =======    =======

         The following temporary differences gave rise to the net deferred tax assets at June 30:

                                                                       2008     2007
                                                                      ------   ------
         Deferred tax assets:
               Allowance for loan losses                              $  293   $  335
               Deferred compensation                                     415      339
               Reserve for uncollected interest                          207      187
               Reserve for off-balance sheet commitments                  10       14
               Other                                                      60       63
                                                                      ------   ------
                       Total gross deferred tax assets                   985      938
                                                                      ------   ------

         Deferred tax liabilities:
               Net unrealized gain on securities available for sale       33       12
               Deferred origination fees, net                            161      177
               Depreciation reserve                                       50       57
               Other                                                       1        1
                                                                      ------   ------
                       Total gross deferred tax liabilities              245      247
                                                                      ------   ------

               Net deferred tax assets                                $  740   $  691
                                                                      ======   ======

         No valuation allowance was established at June 30, 2008 and 2007, in view of the Company's ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earnings potential, and deferred tax liabilities at June 30.

         (In thousands, except per share data)

19.      INCOME TAXES (Continued)

         The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

                                                    2008                        2007                      2006
                                            ----------------------     ----------------------     ----------------------
                                                           % of                       % of                        % of
                                                          Pretax                     Pretax                      Pretax
                                              Amount      Income        Amount       Income        Amount        Income
                                            ---------    ---------     ---------    ---------     ---------    ---------
         Provision at statutory rate        $   1,911         34.0%    $   1,839         34.0%    $   1,405         34.0%
         State income tax, net of federal
           tax benefit                            101          1.8            96          1.8            84          2.0
         Tax exempt income                       (163)        (2.9)         (189)        (3.5)         (251)        (6.1)
         Other, net                                 1           --            17          0.3            49          1.2
                                            ---------    ---------     ---------    ---------     ---------    ---------

         Actual tax expense and
           effective rate                   $   1,850         32.9%    $   1,763         32.6%    $   1,287         31.1%
                                            =========    =========     =========    =========     =========    =========

         The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.      REGULATORY MATTERS

         Cash and Due From Banks

         The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank's average deposit transaction account balances. As of June 30, 2008 and 2007, the Savings Bank had required reserves of $578 and $669, respectively. The required reserves are held in the form of vault cash and a non-interest-bearing depository balance maintained directly with the Federal Reserve.

         Loans

         Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank's capital surplus.

         Dividend Restrictions

         The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2008, surplus funds of $3,363 were not available for dividends.

         (In thousands, except per share data)

21.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts and estimated fair values at June 30 are as follows:

                                                               2008                      2007
                                                      -----------------------   -----------------------
                                                      Carrying       Fair        Carrying      Fair
                                                        Amount       Value        Amount       Value
                                                      ----------   ----------   ----------   ----------
         FINANCIAL ASSETS
         Cash and cash equivalents                    $    1,826   $    1,826   $    2,675   $    2,675
         Certificates of deposit                           9,398        9,392           --           --
         Investment securities                           128,537      130,033      211,597      210,443
         Mortgage-backed securities                      215,905      213,328      121,517      121,892
         Net loans receivable                             56,477       58,722       60,350       61,399
         Accrued interest receivable                       2,117        2,117        3,714        3,714
         FHLB stock                                        6,931        6,931        6,340        6,340

         FINANCIAL LIABILITIES
         Deposits                                     $  150,142   $  150,497   $  159,377   $  159,224
         FHLB advances                                   135,579      141,345      130,579      131,582
         Federal Reserve Bank short-term borrowings       80,600       80,600           --           --
         Other short-term borrowings                      20,000       20,000       82,950       82,950
         Accrued interest payable                          1,539        1,539        1,669        1,669

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

         Net Loans  Receivable,  Certificates  of Deposit  Owned,  and  Customer
         -----------------------------------------------------------------------
         Deposits
         --------

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

         Demand, savings, and money market deposit accounts are reported at book value. The fair value of certificates of deposit owned and customer time deposits is based upon the discounted value of the contractual cash flows. The discount rate is estimated using average market rates for deposits with similar average terms.

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

         (In thousands, except per share data)

22.      PARENT COMPANY

         Condensed financial information of WVS Financial Corp. is as follows:

                                      CONDENSED BALANCE SHEET

                                                                        June 30,
                                                                    2008        2007
                                                                  --------    --------
              ASSETS
                 Interest-earning deposits with subsidiary bank   $  1,696    $    424
                 Certificates of deposit                               198          --
                 Investment securities available for sale              501          57
                 Investment securities held to maturity                 --       2,000
                 Investment in subsidiary bank                      29,736      28,800
                 Accrued interest receivable and other assets           21          58
                                                                  --------    --------

              TOTAL ASSETS                                        $ 32,152    $ 31,339
                                                                  ========    ========

              LIABILITIES AND STOCKHOLDERS' EQUITY
                 Other liabilities                                $      4    $     46
                 Stockholders' equity                               32,148      31,293
                                                                  --------    --------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 32,152    $ 31,339
                                                                  ========    ========

                                   CONDENSED STATEMENT OF INCOME

                                                                        Year Ended June 30,
                                                                    2008        2007        2006
                                                                  --------    --------    --------
         INCOME
              Investment and mortgage-backed securities           $     20    $      1    $     16
              Certificates of deposit                                    3          --          --
              Dividend from subsidiary                               2,900       2,700       2,400
              Investment securities gains, net                           6          --          --
              Interest-earning deposits with subsidiary bank            42          58          27
                                                                  --------    --------    --------

         Total income                                                2,971       2,759       2,443
                                                                  --------    --------    --------


         OTHER OPERATING EXPENSE                                       116          98          98
                                                                  --------    --------    --------

              Income before equity in undistributed
                earnings of subsidiary                               2,855       2,661       2,345
              Equity in undistributed earnings of subsidiary           895         978         501
                                                                  --------    --------    --------

              Income before income taxes                             3,750       3,639       2,846
              Income tax expense (benefit)                             (22)         (7)         --
                                                                  --------    --------    --------

         NET INCOME                                               $  3,772    $  3,646    $  2,846
                                                                  ========    ========    ========

         (In thousands, except per share data)

21.      PARENT COMPANY (Continued)

                                     CONDENSED STATEMENT OF CASH FLOWS

                                                                         Year Ended June 30,
                                                                     2008        2007        2006
                                                                   --------    --------    --------
         OPERATING ACTIVITIES
            Net income                                             $  3,772    $  3,646    $  2,846
            Adjustments to reconcile net income to net cash
              provided by operating activities:
                Undistributed net income of subsidiary                 (895)       (978)       (501)
                 Investment securities gains                             (6)         --          --
                Other, net                                              (14)         21         (13)
                                                                   --------    --------    --------
            Net cash provided by operating activities                 2,857       2,689       2,332
                                                                   --------    --------    --------

         INVESTING ACTIVITIES
            Available for sale:
                Purchase of investment and
                  mortgage-backed securities                         (4,556)        (55)       (611)
                Proceeds from repayments of investment and
                  mortgage-backed securities                          4,070          --       1,942
                Proceeds from sales of investment securities             61          --          --
            Held to maturity:
                Purchases of investment and mortgage-backed
                  securities                                             --      (1,999)         --
            Proceeds from repayment of investment and
              mortgage-backed securities                              2,000          --          --
            Purchases of certificates of deposit                       (198)
                                                                   --------    --------    --------
            Net cash provided by (used for) investing activities      1,377      (2,054)      1,331
                                                                   --------    --------    --------

         FINANCING ACTIVITIES
            Net proceeds from exercise of stock options                 235         320          91
            Cash dividends paid                                      (1,442)     (1,485)     (1,510)
            Purchase of treasury stock                               (1,755)       (607)     (1,085)
                                                                   --------    --------    --------
            Net cash used for financing activities                   (2,962)     (1,772)     (2,504)
                                                                   --------    --------    --------

            Increase (decrease) in cash and cash equivalents          1,272      (1,137)      1,159

         CASH AND CASH EQUIVALENTS
           BEGINNING OF YEAR                                            424       1,561         402
                                                                   --------    --------    --------

         CASH AND CASH EQUIVALENTS
           END OF YEAR                                             $  1,696    $    424    $  1,561
                                                                   ========    ========    ========

         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                   Three Months Ended
                                                  -------------------------------------------------------
                                                  September       December       March          June
                                                     2007           2007          2008           2008
                                                  -----------    -----------   -----------    -----------
         Total interest and dividend income       $     6,537    $     6,497   $     5,690    $     4,957
         Total interest expense                         4,234          4,165         3,600          3,144
                                                  -----------    -----------   -----------    -----------

         Net interest income                            2,303          2,332         2,090          1,813
         (recovery) provision for loan losses             (17)            11           (57)           (60)
                                                  -----------    -----------   -----------    -----------

         Net interest income after
           (recovery) provision for loan losses         2,320          2,321         2,147          1,873

         Total noninterest income                         157            145           138            157
         Total noninterest expense                        942            955           848            891
                                                  -----------    -----------   -----------    -----------

         Income before income taxes                     1,535          1,511         1,437          1,139
         Income taxes                                     512            463           475            400
                                                  -----------    -----------   -----------    -----------

         Net income                               $     1,023    $     1,048   $       962    $       739
                                                  ===========    ===========   ===========    ===========

         Per share data:
         Net income
               Basic                              $      0.45    $      0.46   $      0.43    $      0.33
               Diluted                                   0.45           0.46          0.43           0.33
         Average shares outstanding
               Basic                                2,283,510      2,261,544     2,238,670      2,226,254
               Diluted                              2,284,384      2,261,783     2,238,758      2,226,260

         (In thousands, except per share data)

23.      SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

                                                               Three Months Ended
                                              ------------------------------------------------------
                                               September      December        March         June
                                                 2006           2006          2007          2007
                                              -----------    -----------   -----------   -----------
         Total interest and dividend income   $     6,118    $     6,230   $     6,051   $     5,911
         Total interest expense                     4,038          4,322         3,867         3,758
                                              -----------    -----------   -----------   -----------

         Net interest income                        2,080          1,908         2,184         2,153
         Recovery for loan losses                      (9)            --            34           (12)
                                              -----------    -----------   -----------   -----------

         Net interest income after
           recovery for loan losses                 2,089          1,908         2,150         2,165

         Total noninterest income                     152            161           152           161
         Total noninterest expense                    902            890           832           905
                                              -----------    -----------   -----------   -----------

         Income before income taxes                 1,339          1,179         1,470         1,421
         Income taxes                                 435            342           515           471
                                              -----------    -----------   -----------   -----------

         Net income                           $       904    $       837   $       955   $       950
                                              ===========    ===========   ===========   ===========

         Per share data:
         Net income
               Basic                          $      0.39    $      0.36   $      0.41   $      0.41
               Diluted                               0.39           0.36          0.41          0.41
         Average shares outstanding
               Basic                            2,327,183      2,310,596     2,322,962     2,322,962
               Diluted                          2,329,120      2,312,838     2,324,278     2,324,278

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.'s common stock is traded on the Nasdaq Global MarketSM under the symbol "WVFC".

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

                                Market Price
                          ----------------------         Cash Dividends
  Quarter Ended             High           Low              Declared
------------------        -------        -------         --------------
June 2008                 $16.250        $15.900             $0.16
March 2008                 16.470         15.800              0.16
December 2007              17.190         16.000              0.16
September 2007             16.600         15.770              0.16

June 2007                 $17.200        $16.400             $0.16
March 2007                 17.200         16.330              0.16
December 2006              17.950         16.300              0.16
September 2006             16.990         16.190              0.16

There were ten Nasdaq Market Makers in the Company's common stock as of June 30, 2008: Boenning & Scattergood Inc.; Sandler O'Neill & Partners; Citadel Derivatives Group LLC; Ryan Beck & Co., Inc.; Morgan Stanley & Co., Inc; UBS Securities LLC; Ferris, Baker Watts, Inc.; Citigroup Global Markets; Stifel Nicolaus & Co. and Knight Equity Markets, L.P.

According  to  the  records  of  the  Company's   transfer  agent,   there  were
approximately 644 shareholders of record at September 10, 2008. This does not include any persons or entities who hold their stock in nominee or "street name" through various brokerage firms.

Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company's financial condition, statutory and regulatory restrictions, general economic condition and other factors.