Form 10-K, Exhibit 13
period 2009-06-30
WVS FINANCIAL CORP
filed 2009-09-14
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK -

“Over 100 Years of Quality Banking”

2009

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Stockholders’ Letter	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis	4

Report of Independent Registered Public Accounting Firm	20

Consolidated Balance Sheet	21

Consolidated Statement of Income	22

Consolidated Statement of Changes in Stockholders’ Equity	23

Consolidated Statement of Cash Flows	24

Notes to the Consolidated Financial Statements	25

Common Stock Market Price and Dividend Information	57

Corporate Information	58

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK -

To Our Shareholders:

We are pleased to report to you our results of operations for fiscal 2009. Net income totaled $2.9 million or $1.35 per share. During fiscal 2009, book value increased from $14.44 to $15.03 and return on equity was 9.15%.

During fiscal 2009, the world’s financial markets entered their worst decline since World War II. Major brokerage houses, money center and regional banks, and some smaller banks, were forced to close their doors, merge with others, or to accept capital infusions from the U.S. government’s Troubled Asset Relief Program (“TARP”). As our Centennial Year ended, the Board of Directors drew from the wisdom of the Bank’s founders. Recognizing the Bank’s strengths – loyal customers, dedicated employees and a rock-solid balance sheet – the Board chose not to apply for any TARP money.

Looking ahead to fiscal years 2010 and 2011, we see both challenges and a return to normalcy. We anticipate that market interest rates will continue to remain at historic lows throughout fiscal 2010. In addition, we expect that the FDIC will continue to levy higher deposit insurance premiums to fund a higher level of bank failures. This combination of historic low market interest rates and higher FDIC deposit insurance premiums frustratingly translates into lower loan rates, earnings and deposit rates. Towards the end of fiscal 2010 and throughout fiscal 2011, we are much more optimistic. Interest rates should trend higher as the global economies recover and the world’s central banks gradually remove their monetary stimulus packages including artificially low interest rates. In addition, over $100 million of our long-term debt will mature late in fiscal 2010 and throughout fiscal 2011. This legacy long-term debt carries average rates between 5.45% - 5.86%. Please read our 2009 Annual Report for additional details.

Please know that we will continue our best efforts to control operating expenses during these trying times. You probably have noticed that our annual Shareholders mailing is much smaller than in previous years. This year we adopted the “Notice and Access” method of delivering our annual meeting materials to our Shareholders. Over the years, many Shareholders suggested that we “get rid of all that paper and save some trees”. Well the Securities and Exchange Commission (“SEC”) recently changed their rules to permit the Notice and Access method. Shareholders and the public can view our annual report and proxy at our website (www.wvsbank.com), the transfer agent’s website (www.cfpproxy.com/3094) and the SEC’s website (www.sec.gov) and we will only mail paper copies to shareholders who request them. If you would like to continue to receive paper copies of the annual Shareholders mailing, please let us know.

We thank you for your continued interest and investment in the Company, and for your faith and trust in West View Savings Bank.

/s/ David J. Bursic	/s/ David L. Aeberli
David J. Bursic	David L. Aeberli
President and Chief Executive Officer	Chairman of the Board of Directors

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$419,434	$423,109	$408,076	$421,742	$421,044
Net loans receivable	58,148	56,477	60,350	55,702	60,151
Mortgage-backed securities	176,204	215,905	121,517	155,753	162,151
Investment securities	123,621	128,537	211,597	196,421	183,066
Savings deposit accounts	145,474	149,218	158,364	150,701	163,589
FHLB advances	130,079	135,579	130,579	161,729	155,036
Other short-term borrowings	108,800	100,600	82,950	76,048	69,680
Stockholders’ equity	31,123	32,148	31,293	29,418	29,201
Non-performing assets, troubled debt restructurings and potential problem loans(2)	1,268	1,924	1,574	1,695	2,171

Selected Operating Data:
Interest income	$17,438	$23,681	$24,310	$22,248	$17,874
Interest expense	10,311	15,143	15,985	15,460	11,844

Net interest income	7,127	8,538	8,325	6,788	6,030
Provision for (Recovery of) loan losses	(294)	(123)	13	(161)	(46)

Net interest income after provision for (recovery of) loan losses	7,421	8,661	8,312	6,949	6,076
Non-interest income	604	597	626	705	992
Non-interest expense	3,795	3,636	3,529	3,521	3,532

Income before income tax expense	4,230	5,622	5,409	4,133	3,536
Income tax expense	1,352	1,850	1,763	1,287	627

Net income	$2,878	$3,772	$3,646	$2,846	$2,909

Per Share Information:
Basic earnings	$1.35	$1.67	$1.57	$1.21	$1.20
Diluted earnings	$1.35	$1.67	$1.57	$1.21	$1.19
Dividends per share	$0.64	$0.64	$0.64	$0.64	$0.64
Dividend payout ratio	47.41%	38.32%	46.76%	46.76%	53.33%
Book value per share at period end	$15.03	$14.44	$13.49	$12.60	$12.20
Average shares outstanding:
Basic	2,133,234	2,252,604	2,319,928	2,357,217	2,432,267
Diluted	2,133,308	2,252,906	2,321,536	2,359,996	2,437,647

	As of or For the Year Ended June 30,
	2009	2008	2007	2006	2005

Selected Operating Ratios(1):
Average yield earned on interest- earning assets(3)	4.16%	5.72%	6.15%	5.29%	4.61%
Average rate paid on interest- bearing liabilities	2.72	4.06	4.46	4.01	3.27
Average interest rate spread(4)	1.44	1.66	1.69	1.28	1.34
Net interest margin(4)	1.73	2.10	2.14	1.67	1.68
Ratio of interest-earning assets to interest-bearing liabilities	111.82	112.02	111.53	110.48	111.45
Non-interest expense as a percent of average assets	0.89	0.86	0.87	0.82	0.87
Return on average assets	0.67	0.89	0.90	0.66	0.71
Return on average equity	9.15	12.03	12.14	9.87	10.03
Ratio of average equity to average assets	7.37	7.43	7.43	6.70	7.10
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(1):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(2)	2.18%	3.41%	2.60%	3.03%	3.49%
Non-performing assets as a percent of total assets(2)	0.23	0.37	0.30	0.08	0.25
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets	0.30	0.45	0.39	0.40	0.52
Allowance for loan losses as a percent of total loans receivable	1.12	1.66	1.60	1.69	1.83
Allowance for loan losses as a percent of non-performing loans	69.46	60.43	81.89	310.71	113.58
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.00	0.01	0.37

Capital Ratios(1):
Tier 1 risk-based capital ratio	14.18%	21.71%	22.41%	22.12%	20.99%
Total risk-based capital ratio	14.50	22.37	23.15	22.88	21.80
Tier 1 leverage capital ratio	7.35	7.75	8.13	6.78	7.14

(1)

Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(2)

Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.

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

WVS FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

When used in this Annual Report, or, in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward looking statements to reflect events or circumstances after the date of statements or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

WVS Financial Corp. (“WVS” or the “Company”) is the parent holding company of West View Savings Bank (“West View” or the “Savings Bank”). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2009.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Company’s net income is also affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, and its non-interest expenses, such as compensation and employee benefits, income taxes, deposit insurance and occupancy costs.

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2009	2008	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$21,828	$1,826	$20,002	1,095.4%

Certificates of deposit	24,719	9,398	15,321	163.0

Investments (1)	310,700	351,373	(40,673)	-11.6

Net loans receivable	58,148	56,477	1,671	3.0

Total assets	419,434	423,109	(3,675)	-0.9

Deposits	146,315	150,142	(3,827)	-2.5

Borrowed funds	238,879	236,179	2,700	1.1

Total liabilities	388,311	390,961	(2,650)	-0.7

Stockholders’ equity	31,123	32,148	(1,025)	-3.2

(1)	Includes Federal Home Loan Bank stock.

Cash Equivalents. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents increased $20.0 million to $21.8 million at June 30, 2009 from $1.8 million at June 30, 2008. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings. The increased cash equivalents at June 30, 2009 were used in early July 2009 to repay maturing Federal Reserve Bank short-term borrowings.

Certificates of Deposit. Certificates of deposit increased $15.3 million or 163.0% to $24.7 million at June 30, 2009. As part of our asset liability and liquidity management strategies, the Company continued to purchase FDIC insured certificates of deposit with other financial institutions. Contract terms typically ranged from five to twenty-four months at various times during the fiscal year, risk-adjusted rates earned on certificates of deposit were higher than other investment alternatives and contributed to net interest income. These purchases were funded primarily from investment portfolio cash flows.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds and commercial paper, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio decreased $40.7 million or 11.6% to $310.7 million at June 30, 2009 from $351.4 million at June 30, 2008. Mortgage-backed securities decreased $39.7 million or 18.4% to $176.2 million at June 30, 2009. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities. Investment securities decreased $4.9 million or 3.8% to $123.6 million at June 30, 2009. This decrease was due primarily to early redemptions of callable U.S. Government Agency securities totaling $102.1 million, which were partially offset by purchases totaling $92.7 million of investment grade corporate bonds. Our investment in Federal Home Loan Bank stock increased $3.9 million or 56.9% based upon our FHLB advance balances during the fiscal year. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 14.

Net Loans Receivable. Net loans receivable increased $1.7 million or 3.0% to $58.1 million at June 30, 2009. The increase in net loans receivable during fiscal 2009 was primarily due to increased commercial real estate loan originations, and construction loan disbursements which were partially offset by lower single-family and multi-family loan balances. Our consumer loan portfolio remained about even at fiscal year end. Residential loan originations remained soft in fiscal 2009 due to the continued weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts. We expect these trends to continue into fiscal 2010. During fiscal 2009, we were able to attract a number of seasoned home builders that left other financial institutions who withdrew from construction lending. The Savings Bank has continued its partnership with SCORE (Service Corps of Retired Executives) Pittsburgh to better serve new business owners and existing Bank business customers with access to business counseling services.

Deposits. Total deposits decreased $3.8 million or 2.5% to $146.3 million at June 30, 2009. Certificates of deposit decreased approximately $6.8 million or 10.6%. Transaction accounts increased approximately $1.5 million or 5.1% as we continued to grow our customer base. Money market accounts increased $892 thousand or 3.8% and savings accounts increased $661 thousand or 2.1% in response to our customers seeking to keep their funds more liquid due to unrest in the economy and financial markets.

Borrowed Funds. Borrowed funds include FHLB short and long term advances, Federal Reserve Bank borrowings and short-term broker repurchase agreements. Borrowed funds increased $2.7 million or 1.1% to $238.9 million at June 30, 2009. FRB short-term borrowings increased $28.2 million or 35.0% to $108.8 million. Other short-term borrowings decreased $20.0 million or 100.0% to $0.0 million. FHLB long-term advances decreased $5.5 million or 4.1% to $130.1 million. The Company repositioned its borrowing mix as part of its assets/liability management program.

Stockholders’ Equity. Total stockholders’ equity decreased $1.0 million or 3.2% to $31.1 million at June 30, 2009. Company earnings of $2.9 million partially offset $1.4 million of cash dividends paid on the Company’s common stock and $2.5 million for the repurchase of 156,694 shares of the Company’s common stock. The Company believes that the repurchase of its common stock represented an attractive investment opportunity and favorably added to secondary market liquidity. Book value per common share increased $0.59 or 4.1% to $15.03 at June 30, 2009.

RESULTS OF OPERATIONS

Condensed Statements of Income

	Year Ended June 30, 2009	Change	Year Ended June 30, 2008	Change	Year Ended June 30, 2007
	(Dollars in Thousands)
Interest income	$17,438	$(6,243)	$23,681	$(629)	$24,310
		-26.4%		-2.6%

Interest expense	$10,311	$(4,832)	$15,143	$(842)	$15,985
		-31.9%		-5.3%

Net interest income	$7,127	$(1,411)	$8,538	213	$8,325
		-16.5%		2.6%

(Recovery) provision for loan losses	$(294)	$(171)	$(123)	$(136)	$13
		139.0%		-1046.2%

Non-interest income	$604	$7	$597	$(29)	$626
		1.2%		-4.6%

Non-interest expense	$3,795	$159	$3,636	$107	$3,529
		4.4%		3.0%

Income tax expense	$1,352	$(498)	$1,850	$87	$1,763
		-26.9%		4.9%

Net income	$2,878	$(894)	$3,772	$126	$3,646
		-23.7%		3.5%

General. WVS reported net income of $2.9 million, $3.8 million and $3.6 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. The $894 thousand or 23.7% decrease in net income during fiscal 2009 was primarily the result of a $1.4 million decrease in net interest income, and a $159 thousand increase in non-interest expense, which were partially offset by a $498 thousand decrease in income tax expense, a $171 thousand increase in recoveries for loan losses and a $7 thousand increase in non-interest income. Earnings per share totaled $1.35 (basic and diluted) for fiscal 2009 as compared to $1.67 (basic and diluted) for fiscal 2008. The decrease in earnings per share was due to a decrease in net income which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company’s stock repurchases during fiscal 2009.

Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following average balance sheet table sets forth at and for the periods indicated information on the Company regarding: (1) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (2) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (3) net interest income; (4) interest rate spread; (5) net interest-earning assets (interest-bearing liabilities); (6) the net yield earned on interest-earning assets; and (7) the ratio of total interest-earning assets to total interest-bearing liabilities.

	For the Years Ended June 30,
	2009			2008			2007
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1)	$58,744	$4,050	6.89%	$59,437	$4,298	7.23%	$59,030	$4,350	7.37%
Mortgage-backed securities	206,336	5,762	2.79	168,124	8,518	5.07	139,683	8,748	6.26
Investments - taxable	119,630	6,339	5.30	169,019	9,861	5.83	183,143	10,276	5.61
Investments - tax-free(2)	7,598	425	8.19	8,575	480	8.06	10,359	556	7.67
FHLB stock	10,108	137	1.36	9,506	433	4.56	6,815	370	5.43
Interest-bearing deposits	716	2	0.28	422	4	0.95	459	10	2.18
Certificates of deposits	20,287	723	3.56	2,468	87	3.53	—	—	—

Total interest-earning assets	423,419	17,438	4.16%	417,551	23,681	5.72%	399,489	24,310	6.15%

Non-interest-earning assets	3,424			4,239			4,485

Total assets	$426,843			$421,790			$403,974

Interest-bearing liabilities:

Interest-bearing deposits and escrows	$134,887	$2,164	1.60%	$140,875	$3,927	2.79%	$143,406	$4,190	2.92%
FHLB long-term advances	134,002	7,322	5.46	134,937	7,397	5.48	133,532	7.409	5.55
FHLB short-term advances	18,350	208	1.13	52,440	1,902	3.63	6,596	354	5.37
FRB short-term borrowings	72,826	299	0.41	3,195	72	2.25	—	—	—
Other short-term borrowings	18,603	318	1.71	41,293	1,845	4.47	74,659	4,032	5.40

Total interest-bearing liabilities	378,668	10,311	2.72%	372,740	15,143	4.06%	358,193	15,985	4.46%

Non-interest-bearing accounts	14,191			13,787			12,927

Total interest-bearing liabilities and non-interest-bearing accounts	392,859			386,527			371,120
Non-interest-bearing liabilities	2,546			3,915			2,829

Total liabilities	395,405			390,442			373,949
Equity	31,438			31,348			30,025

Total liabilities and equity	$426,843			$421,790			$403,974

Net interest income		$7,127			$8,538			$8,325

Interest rate spread			1.44%			1.66%			1.69%

Net yield on interest-earning assets(3)			1.73%			2.10%			2.14%

Ratio of interest-earning assets to interest-bearing liabilities			111.82%			112.02%			111.53%

(1)	Includes non-accrual loans.
(2)

Yields on tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.

(3)	Net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended June 30,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(48)	$(200)	$(248)	$32	$(84)	$(52)
Mortgage-backed securities	1,554	(4,310)	(2,756)	1,500	(1,730)	(230)
Investments - taxable	(3,060)	(462)	(3,522)	(1,051)	636	(415)
Investments - tax-free	(66)	11	(55)	(114)	38	(76)
FHLB stock	25	(321)	(296)	129	(66)	63
Interest-bearing deposits	2	(4)	(2)	—	(6)	(6)
Certificates of deposit	635	1	636	87	—	87

Total interest-earning assets	(958)	(5,285)	(6,243)	583	(1,212)	(629)
Interest-bearing liabilities:
Interest-bearing deposits and Escrows	(293)	(1,470)	(1,763)	(31)	(232)	(263)
FHLB long-term borrowings	(48)	(27)	(75)	82	(94)	(12)
FHLB short-term borrowings	(822)	(872)	(1,694)	1,699	(151)	1,548
FRB short-term borrowings	332	(105)	227	72	—	72
Other short-term borrowings	(718)	(809)	(1,527)	(1,579)	(608)	(2,187)

Total interest-bearing liabilities	(1,549)	(3,283)	(4,832)	243	(1,085)	(842)

Change in net interest income	$591	$(2,002)	$(1,411)	$340	$(127)	$213

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $1.4 million or 16.5% in fiscal 2009 and increased $213 thousand or 2.6% in fiscal 2008. The decrease in fiscal 2009 was the result of a $6.2 million or 26.4% decrease in interest and dividend income, which was partially offset by a decrease in interest expense of $4.8 million or 31.9%. The increase in fiscal 2008 was the result of a decrease in interest expense of $842 thousand or 5.3%, which was partially offset by a decrease in interest and dividend income of $629 thousand or 2.6%.

Interest Income. Total interest income decreased by $6.2 million or 26.4% during fiscal 2009 and $629 thousand or 2.6% during fiscal 2008. The decreases in both fiscal 2009 and 2008 were primarily the result of decreased yields on the Company’s interest-earning assets which more than offset the increases in total interest-earning assets. During fiscal 2009, the global economy went into a deep recession. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Within the Company’s investment portfolio, proceeds from early redemptions (i.e., calls) of U.S. Government Agency fixed-rate securities and repayments of U.S. Government Agency floating-rate mortgage-backed securities were partially redeployed into investment-grade corporate bonds and FDIC-insured bank certificates of deposit.

Interest income on investment securities decreased $3.6 million or 34.6% during fiscal 2009 and $491 thousand or 4.5% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to a $50.4 million decrease in the average balance of investments outstanding and a 50 basis point decrease in the weighted average yield on the Company’s investment securities portfolio. The decrease in fiscal 2008 was primarily attributable to a $15.9 million decrease in the average balance of investments outstanding which was partially offset by a 22 basis point increase in the weighted average yield on the Company’s investment securities portfolio.

Interest income on mortgage-backed securities decreased $2.8 million or 32.4% during fiscal 2009 and decreased $230 thousand or 2.6% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to a 228 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio, which was partially offset by a $38.2 million increase in the average balance of the mortgage-backed securities portfolio. The decrease in fiscal 2008 was primarily attributable to a 119 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio which was partially offset by a $28.4 million increase in the average balance of mortgage-backed securities portfolio.

Dividend income on FHLB stock decreased $296 thousand or 68.4% during fiscal 2009 and increased $63 thousand or 17.0% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to a 320 basis point decrease in the weighted average yield earned on the Company’s holding of FHLB stock outstanding, which was partially offset by a $602 thousand increase in the average balance of FHLB stock outstanding. The increase in fiscal 2008 was primarily attributable to a $2.7 million increase in the average balance of FHLB stock outstanding which was partially offset by an 87 basis point decrease in the weighted average yield earned on the Company’s holdings of FHLB stock outstanding. The increase in the average balance of FHLB stock held resulted from increased levels of FHLB borrowings and associated FHLB stock purchase requirements during fiscal 2009. In December 2008, the FHLB of Pittsburgh announced that it was suspending the payment of dividends and redemptions of excess capital stock from members until further notice. The FHLB’s stated purpose of these actions is to rebuild retained earnings to ensure adequate regulatory capital.

Interest income on net loans receivable decreased $248 thousand or 5.8% during fiscal 2009 and decreased $52 thousand or 1.2% during fiscal 2008. The decrease in fiscal 2009 was primarily the result of a 34 basis point decrease in the yield earned on the Company’s loan portfolio, and a $693 thousand decrease in the average balance of net loans outstanding. The decrease in fiscal 2008 was primarily the result of a 14 basis point decrease in the yield earned on the Company’s loan portfolio which was partially offset by a $407 thousand increase in the average balance of net loans outstanding. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts the Company limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2009 and 2008, as well as focusing on multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Management anticipates weakness in the real estate market to continue into fiscal 2010.

Interest income on certificates of deposit increased $636 thousand or 731.0% during fiscal 2009 and $87 thousand or 100.0% during fiscal 2008. The increase in fiscal 2009 was primarily attributable to a $17.8 million increase in the average balance of the Company’s holdings of FDIC – insured certificates of deposit and 3 basis point increase in the weighted average yield earned on the Company’s certificate of deposit holdings. The increase during 2008 was attributable to a $2.5 million increase in the average balance of the Company’s holdings of FDIC insured certificates of deposit.

Interest Expense. Total interest expense decreased $4.8 million or 31.9% during fiscal 2009 and decreased $842 thousand or 5.3% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to $3.3 million as a result of lower rates paid on interest-bearing liabilities due to lower market interest rates and a $1.5 million benefit associated with a change in the mix of total liabilities towards short-term FRB borrowings. The decrease in fiscal 2008 was primarily attributable to lower rates paid on interest-bearing liabilities due to lower market interest rates which more than offset a $14.5 million increase in total interest-bearing liabilities.

Interest expense on interest-bearing deposits and escrows decreased $1.8 million or 44.9% in fiscal 2009 and decreased $263 thousand or 6.3% in fiscal 2008. The decrease in fiscal 2009 was primarily attributable to lower rates paid on time deposits, money market and passbook accounts, and decreased average balances of time deposits, which were partially offset by increased average balances of money market and passbook accounts. Average rates on time deposits, money market and passbook accounts decreased by 159, 183, and 8 basis points, respectively. Average balances of time deposits decreased $9.1 million while average balances of money market and passbook accounts increased $2.6 million and $934 thousand, respectively. The decrease in fiscal 2008 was primarily attributable to lower rates paid on money market and time deposits and decreased average balances of time deposits and passbook accounts, which were partially offset by increased average balances of money market accounts. Average rates on money market and time deposits decreased by 71 and 13 basis points respectively, while average balances of time deposits and passbook savings decreased by $3.5 million and $2.8 million, respectively. Average balances of money market accounts increased $4.7 million.

Interest expense on FHLB advances decreased $1.8 million or 19.0% during fiscal 2009 and increased $1.5 million or 19.8% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to decreases in the weighted average rate paid on FHLB short-term advances and FHLB long-term advances of 250 and 2 basis points, respectively, and decreases in the average balances of FHLB short-term advances and FHLB long-term advances of $34.1 million and $935 thousand, respectively. The increase in fiscal 2008 was primarily attributable to increases in the average balances of FHLB short-term advances and FHLB long-term advances of $45.8 million and $1.4 million, respectively, which were partially offset by decreases in the weighted average rate paid on FHLB short-term advances and FHLB long-term advances of 174 and 7 basis points respectively. The decreases in the average rates on FHLB short-term advances reflects lower short-term market interest rates.

Interest expense on other short-term borrowings decreased $1.5 million or 82.8% during fiscal 2009, and decreased $2.2 million or 54.2% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to a 276 basis point decrease in the weighted average rate paid on other short-term borrowings and a $22.7 million decrease in the average balance of other short-term borrowings outstanding. The decrease in fiscal 2008 was primarily attributable to a $33.4 million decrease in the average balance of other short-term borrowings outstanding and a 93 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in the average rate on other short-term borrowings reflects lower short-term market interest rates.

Interest expense on FRB short-term borrowings increased $227 thousand or 315.3% during fiscal 2009, and increased $72 thousand or 100.0% during fiscal 2008. The increase in fiscal 2009 was primarily attributable to a $69.6 million increase in the average balance of FRB short-term borrowings outstanding, which was partially offset by a 184 basis point decrease in the weighted average rate paid on FRB short-term borrowings. The increase in fiscal 2008 was primarily attributable to a $3.2 million increase in the average balance of FRB short-term borrowings outstanding. The decrease in the average rate on FRB short-term borrowings reflects lower short-term market interest rates.

Recovery for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded recoveries of $294 thousand and $123 thousand in fiscal 2009 and 2008, respectively. The recovery for fiscal 2009 was primarily attributable to the substantial pay down on a classified non-residential real estate loan. The recovery for fiscal 2008 was primarily attributable to recoveries on previously charged-off commercial real estate loans.

Non-interest Income. Total non-interest income increased by $7 thousand or 1.2% in fiscal 2009 and decreased by $29 thousand or 4.6% in fiscal 2008. The increase in fiscal 2009 was primarily attributable to increases in ATM and debit card fee income which was partially offset by decreases in service fee income on deposit accounts and a decrease in gains on investment securities sold. The decrease in fiscal 2008 was primarily attributable to a $34 thousand decrease in deposit account fee income and a $7 thousand increase in pre-tax gains on the sale of investment securities.

Non-interest Expense. Total non-interest expense increased $159 thousand or 4.4% in fiscal 2009, and increased $107 thousand or 3.0% during fiscal 2008. The increase in fiscal 2009 was primarily attributable to the Federal Deposit Insurance Corporation’s emergency deposit insurance assessment at June 30, 2009 which totaled $149 thousand and increases in the FDIC’s regular quarterly assessment rates, which were partially offset by decreases in various other non-interest expenses. The increase in fiscal 2008 was primarily attributable to increases in charitable contributions eligible for PA tax credits and increases in employee related costs, which were partially offset by decreases in fixed asset depreciation, data processing costs and correspondent bank service charges.

Income Taxes. Income taxes decreased $498 thousand or 26.9% during fiscal 2009 and increased $87 thousand or 4.9% during fiscal 2008. The decrease in fiscal 2009 was primarily attributable to lower levels of taxable income. The increase in fiscal year 2008 was primarily attributable to higher levels of taxable income. State mutual thrift tax expense for both fiscal 2009 and 2008 was favorably impacted by PA Education Improvement tax credits totaling $135 thousand and $145 thousand, respectively. The Company’s combined effective tax rate was 32.0% for the year ended June 30, 2009 and 32.9% for the year ended June 30, 2008.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $20.0 million during fiscal 2009 primarily due to $24.5 million of net cash provided by investing activities and $921 thousand provided by operating activities which were partially offset by $5.4 million used for financing activities.

Funds provided by operating activities totaled $921 thousand during fiscal 2009 as compared to $4.2 million during fiscal 2008. Net cash provided by operating activities was primarily comprised of $2.9 million of net income, a $504 thousand increase in deferred income taxes and $104 thousand in depreciation expenses which were partially offset by $797 thousand of previously accrued and deferred directors compensation plan payments, a $397 thousand decrease in amounts due to the Federal Reserve Bank, $610 thousand of amortization and accretion of discounts, premiums and deferred loan fees, a $388 thousand decrease in accrued interest payable, a $230 thousand increase in accrued interest receivable, and a $294 thousand recovery for loan losses.

Funds provided for investing activities totaled $24.5 million during fiscal 2009 as compared to $16.1 million used for investing activities during fiscal 2008. Primary sources of funds during fiscal 2009 included repayments of investments securities, mortgage-backed securities, certificates of deposit and FHLB stock totaling $228.7 million, $40.0 million, $11.8 million and $9.3 million respectively, which were partially offset by purchases of investment securities, certificates of deposit, and FHLB stock totaling $223.5 million, $27.1 million and $13.2 million respectively, and a $1.4 million increase in net loans receivable. Investment purchases were comprised primarily of investment grade corporate debt obligations and fixed rate callable U.S. Government Agency bonds. Certificates of deposits purchased ranged in term from five to twenty-four months.

Funds used for financing activities totaled $5.4 million for fiscal 2009 as compared to $11.1 million provided by financing activities in fiscal 2008. Primary uses of funds for fiscal 2009 were a $20.0 million decrease in other short-term borrowings, a $5.5 million decrease in FHLB long-term advances, a $4.2 million decrease in total deposits, $2.5 million in treasury stock purchases, and $1.4 million in cash dividends paid on the Company’s common stock which were partially offset by a $28.2 million increase in FRB short-term borrowings. During fiscal 2009, the Company purchased 156,694 shares of Company common stock for approximately $2.5 million. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2009, the total approved loan commitments outstanding amounted to $3.3 million. At the same date, commitments under unused letters and lines of credit amounted to $5.3 million and the unadvanced portion of construction loans approximated $8.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2009, totaled $47.2 million. Management believes that a significant portion of maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2009 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	130,079	20,579	92,000	5,000	12,500
Operating lease obligations	324,959	51,183	97,109	80,000	96,667

	455,038	71,762	189,109	85,000	109,167

See also Note 13 of the Company’s Consolidated Financial Statements.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through FHLB advances, the Federal Reserve Bank Primary Credit Program, the Federal Reserve Bank Term Auction Facility, other short-term borrowings and through the retail deposit market to provide the cash utilized in investing activities. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 28, 2009, the Company’s Board of Directors declared a cash dividend of $0.16 per share payable on August 20, 2009 to shareholders of record at the close of business on August 10, 2009. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

As of June 30, 2009, WVS Financial Corp. exceeded all regulatory capital requirements and maintained Tier I and total risk-based capital equal to $31.1 million or 14.2% and $31.8 million or 14.5%, respectively, of total risk-weighted assets; and Tier I leverage capital of $31.1 million or 7.3% of average total assets.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. The Company normally does not accrue interest on loans past due 90 days or more, however, interest may be accrued if management believes that it will collect on the loan. The Company’s non-performing assets at June 30, 2009 totaled approximately $953 thousand or 0.2% of total assets compared to $1.6 million or 0.4% of total assets at June 30, 2008. Non-performing assets at June 30, 2009 consisted of one multi-family real estate loan totaling $465 thousand, one speculative construction loan totaling $235 thousand, three single-family real estate loans totaling $226 thousand, one home equity loan totaling $21 thousand and one commercial loan totaling $6 thousand. Non-performing assets decreased $629 thousand or 39.8% to $953 thousand or 0.2% of total assets, at June 30, 2009. The decrease was primarily the result of the reclassification of one non-performing commercial real estate loan totaling $972 thousand to performing (the loan was paid off in full in July 2009), the payoff of one speculative construction loan totaling $356 thousand, the payoff of one single-family real estate loan totaling $3 thousand, the payoff of one consumer line of credit totaling $17 thousand, and the reclassification of one non-performing home equity line of credit totaling $5 thousand to performing, which were partially offset by the classification to non-performing of one multi-family real estate loan totaling $465 thousand, one speculative construction loan totaling $235 thousand, one home equity loan totaling $21 thousand, one commercial loan totaling $6 thousand, and paydowns on non-performing loans of $2 thousand.

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

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Accounting and Regulatory Pronouncements. The Company’s discussion of recent accounting and regulatory pronouncements can be found in Note 1 to the Company’s Consolidated Financial Statements.

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company’s transactions are denominated in US dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.

Interest rate risk (“IRR”) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value, however excessive levels of IRR can pose a significant threat to the Company’s earnings and capital base. Accordingly, effective risk management that maintains IRR at prudent levels is essential to the Company’s safety and soundness.

Evaluating a financial institution’s exposure to changes in interest rates includes assessing both the adequacy of the management process used to control IRR and the organization’s quantitative level of exposure. When assessing the IRR management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

Throughout fiscal 2009, the global economy entered into the worst recession since the end of World War II. Many factors contributed to the recession, including: the failure, or near failure, of major financial institutions, marked declines in housing sales and prices, significant defaults in mortgage payments (particularly in the subprime sector), disruptions in global financial market liquidity, declining stock markets and increased volatility in the bond, commodity and equity markets.

As the various markets began to unravel, historical relationships between bonds, commodities and equities began to diverge. This divergence created additional market volatility as market participants attempted to rebalance their portfolios. The world’s central banks began to intervene in order to stabilize markets, at varying times and with varying degrees of success. The degree of co-ordination and timing between central banks was initially delayed due to differing perceptions of the problem and disparate impacts within a particular country’s economy. For example, the U.S. economy first began to contract due to large subprime mortgage defaults and the failure, or near failure, of a number of large financial institutions. By contrast, the Euro-zone’s contraction began several months later.

Throughout fiscal 2009, the Company adjusted its asset/liability management tactics in two ways. First, we placed a higher emphasis on liquidity and accepted a lower earnings profile. Financial asset purchases tended to be defensive – either with shorter stated maturities or shorter expected durations. Second, we further diversified our borrowed funds position by increasing our use of the Federal Reserve Term Auction Facility, reduced our overall use of FHLB short-term borrowings, and reduced our overall use of short-term broker repurchase agreements. With this more defensive posture, the Company needed to accept a lower level of earnings during fiscal 2009. Lower earnings will likely continue into fiscal 2010. However, the Company expects a substantial improvement in net interest income during fiscal 2011 due to the maturity of a substantial amount of its FHLB long-term advances.

Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution’s assets carry intermediate- or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will either have lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing-rate environment.

During fiscal 2009, the Federal Open Market Committee reduced its targeted federal funds rate from 2.00% to a range of 0.00% to 0.25%. The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive

These changes in short, intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and continued high levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. The Company’s proceeds from repayments on investment securities were used primarily to purchase investment-grade corporate bonds, fixed-rate U.S. Government agency bonds and FDIC-insured bank certificates of deposit.

Principal repayments on the Company’s loan, investment, mortgage-backed securities and certificate of deposit portfolios for the fiscal year ended June 30, 2009, totaled $16.4 million, $228.7 million, $40.0 million and $11.8 million, respectively. Due to a marked reduction of global interest rates and Treasury yields, high market volatility and the changing spreads available on investment securities, the Company chose to rebalance its investment portfolio during fiscal 2009 by reinvesting proceeds from calls of U.S.

Government Agency bonds and repayments on its mortgage-backed securities into investment grade corporate obligations (including short-term commercial paper) and FDIC insured certificates of deposit. A portion of these cash flows were also reinvested back into callable U.S. Government Agency bonds with maturities generally less than ten years. This strategy has allowed the Company to improve its liquidity posture while managing overall interest rate risk.

Due to the term structure of market interest rates, historically low long-term mortgage interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to be weak throughout fiscal 2010. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting interest rate risk. The Company has also emphasized higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

Within the investment and mortgage-backed securities portfolio, the Company used cash flow from maturities, early redemptions and repayments of investments and mortgage-backed securities to purchase new fixed rate U.S. Government Agency bonds, intermediate-term investment grade corporate bonds, investment grade short-term commercial paper and floating rate investment securities in order to provide current income and in response to the world-wide recession and the changing term premiums of market interest rates. This strategy has also helped to better match the interest-rate and liquidity risks associated with the Savings Bank’s customers’ liquidity preference for shorter term deposit products.

During fiscal 2009 principal investment purchases were comprised of: short-term commercial paper - $89.1 million with a weighted average yield of approximately 4.84%; fixed-rate investment grade corporate bonds - $78.3 million with a weighted average yield of 4.56%; $41.7 million of callable fixed rate government agency bonds with initial lock-out periods as follows: 0 – 3 months - $12.0 million with a weighted average yield to call of approximately 9.19%; 3 – 6 months - $1.0 million with a weighted average yield to call of approximately 6.04%; 6 – 12 months - $26.1 million with a weighted average yield to call of approximately 3.83%; over 12 months - $2.6 million with a weighted average yield to call of approximately 6.09%; bank certificates of deposit - $27.1 million with a weighted average yield of 3.47%; and floating-rate investment grade corporate bonds - $14.4 million with a weighted average yield of 1.90%.

Major investment proceeds received during fiscal 2009 were: callable government agency bonds - $102.1 million with a weighted average yield of approximately 5.89%; short-term commercial paper - $96.9 million with a weighted average yield of 4.75%; mortgage-backed securities - $40.0 million; investment grade corporate bonds - $29.5 million with a weighted average yield of 4.27%; bank certificates of deposit - $11.8 million with a weighted average yield of 3.68%; and taxable municipal bonds - $150 thousand with a weighted average yield of 6.61%.

As of June 30, 2009, the implementation of these asset and liability management initiatives resulted in the following:

1)

$174.1 million or 58.1% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

2)	$67.7 million or 22.6% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities between two and 114 months;

3)

$32.5 million or 10.8% of the Company’s investment portfolio was comprised of fixed-rate callable U.S. Government Agency bonds which are callable as follows: 3 months or less - $12.7 million; 3 – 6 months - $9.2 million; 6 – 12 months - $5.9 million; and over 1 year - $4.7 million. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

4)

$14.6 million or 4.9% of the Company’s investment portfolio consisted of investment grade floating-rate corporate bonds which will reprice within three months and will mature within two to twelve months;

5)	$24.7 million or 5.9% of the Company’s total assets consisted of FDIC insured bank certificates of deposit with remaining maturities ranging from two to twenty-one months;

6)	An aggregate of $32.3 million or 54.9% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

7)

The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $108.8 million or 45.6%; 3 – 12 months - $20.6 million or 8.6%; 1 – 3 years - $92.0 million or 38.5%; 3 – 5 years - $5.0 million or 2.1%; and over 5 years - $12.5 million or 5.2%.

The effect of interest rate changes on a financial institution’s assets and liabilities may be analyzed by examining the “interest rate sensitivity” of the assets and liabilities and by monitoring an institution’s interest rate sensitivity “gap”. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within a given time period. A gap is considered positive (negative) when the amount of rate sensitive assets (liabilities) exceeds the amount of rate sensitive liabilities (assets). During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income.

As part of its asset/liability management strategy, the Company maintained an asset sensitive financial position due to unusually low market interest rates. An asset sensitive financial position may benefit earnings during a period of rising interest rates and reduce earnings during a period of declining interest rates.

The following table sets forth certain information at the dates indicated relating to the Company’s interest-earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

	June 30,
	2009	2008	2007
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$326,316	$377,916	$206,136
Interest-bearing liabilities maturing or repricing within one year	228,295	207,133	187,494

Interest sensitivity gap	$98,021	$170,783	$18,642

Interest sensitivity gap as a percentage of total assets	23.37%	40.36%	4.57%
Ratio of assets to liabilities maturing or repricing within one year	142.94%	182.45%	109.94%

During fiscal 2009, the Company managed its one year interest sensitivity gap by: (1) adjusting its investment portfolio to include investment grade fixed and floating rate corporate bonds; (2) investing in shorter-term FDIC insured certificates of deposit; (3) emphasizing loans with shorter terms or repricing frequencies; and (4) limiting the portfolio origination of long-term fixed rate mortgages.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2009. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cummulative Gap ($’s)	90,664	88,219	62,021	(9,863)	(3,992)	8,475	30,537
% of Total Assets	21.6%	21.0%	14.8%	-2.4%	-1.0%	2.0%	7.3%
Base Case Up 100 bp
Cummulative Gap ($’s)	99,659	97,616	71,988	944	12,856	32,568	30,537
% of Total Assets	23.8%	23.3%	17.2%	0.2%	3.1%	7.8%	7.3%
Base Case No Change
Cummulative Gap ($’s)	105,778	115,009	98,021	30,109	39,173	50,006	30,537
% of Total Assets	25.2%	27.4%	23.4%	7.2%	9.3%	11.9%	7.3%
Base Case Down 100 bp
Cummulative Gap ($’s)	106,245	115,966	99,549	31,983	40,912	50,160	30,537
% of Total Assets	25.3%	27.6%	23.7%	7.6%	9.8%	12.0%	7.3%
Base Case Down 200 bp
Cummulative Gap ($’s)	106,288	116,055	99,738	32,246	41,157	50,230	30,537
% of Total Assets	25.3%	27.7%	23.8%	7.7%	9.8%	12.0%	7.3%

The Company utilizes an income simulation model to measure interest rate risk and to manage interest rate sensitivity. The Company believes that income simulation modeling may enable the Company to better estimate the possible effects on net interest income due to changing market interest rates. Other key model parameters include: estimated prepayment rates on the Company’s loan, mortgage-backed securities and investment portfolios; savings decay rate assumptions; and the repayment terms and embedded options of the Company’s borrowings.

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2009. This analysis was done assuming that the interest-earning assets will average approximately $407 million and $425 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2009. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2010					June 30, 2009
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-3.0%	-1.0%	—	22.8%	36.7%	-5.2%	-4.0%	—	50.3%	91.0%

Return on average equity	11.45%	11.79%	11.93%	15.26%	16.91%	1.66%	1.77%	2.10%	6.19%	9.36%

Return on average assets	0.82%	0.84%	0.86%	1.12%	1.27%	0.12%	0.13%	0.15%	0.45%	0.68%

Market value of equity (in thousands)						$6,465	$7,472	$8,707	$8,702	$6,226

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2009.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$3,155
6.60%

Adjustable rate	$5,741
4.90%

Undisbursed lines of credit
Adjustable rate	$4,791
3.65%

Loan origination commitments
Fixed rate	$155
6.63%

Adjustable rate	$3,134
5.38%
Letters of credit
Adjustable rate	$530
4.25%

$17,506

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of WVS Financial Corp.’s internal control over financial reporting as of June 30, 2009, which is included in Item 9A(T) of Form 10-K and, accordingly, we do not express an opinion thereon.

As discussed in Note 21 to the consolidated financial statements, effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

/s/ S. R. Snodgrass, A.C.
Wexford, PA
September 4, 2009

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	June 30,
	2009	2008
ASSETS
Cash and due from banks	$522	$628
Interest-earning demand deposits	21,306	1,198

Total cash and cash equivalents	21,828	1,826
Certificates of deposit	24,719	9,398
Investment securities available for sale (amortized cost of $500 and $7,994)	493	7,978
Investment securities held to maturity (market value of $124,366 and $122,055)	123,128	120,559
Mortgage-backed securities available for sale (amortized cost of $2,062 and $2,101)	2,075	2,215
Mortgage-backed securities held to maturity (market value of $166,695 and $211,113)	174,129	213,690
Net loans receivable (allowance for loan losses of $662 and $956)	58,148	56,477
Accrued interest receivable	2,347	2,117
Federal Home Loan Bank stock, at cost	10,875	6,931
Premises and equipment	692	766
Other assets	1,000	1,152

TOTAL ASSETS	$419,434	$423,109

LIABILITIES
Deposits	$146,315	$150,142
Federal Home Loan Bank advances: long-term	130,079	135,579
Federal Home Loan Bank advances: short-term	—	—
FRB short-term borrowings	108,800	80,600
Other short-term borrowings	—	20,000
Accrued interest payable	1,151	1,539
Other liabilities	1,966	3,101

TOTAL LIABILITIES	388,311	390,961

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,392	21,376
Treasury stock (1,735,551 and 1,578,857 shares at cost)	(26,531)	(24,041)
Retained earnings - substantially restricted	36,220	34,712
Accumulated other comprehensive income	4	64
Unallocated shares - Recognition and Retention Plans	—	(1)

TOTAL STOCKHOLDERS’ EQUITY	31,123	32,148

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$419,434	$423,109

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2009	2008	2007
INTEREST AND DIVIDEND INCOME
Loans	$4,050	$4,298	$4,350
Investment securities	6,764	10,341	10,832
Mortgage-backed securities	5,762	8,518	8,748
Certificates of deposit	723	87	—
Interest-earning demand deposits	2	4	10
Federal Home Loan Bank stock	137	433	370

Total interest and dividend income	17,438	23,681	24,310

INTEREST EXPENSE
Deposits	2,164	3,927	4,190
Federal Home Loan Bank advances	7,530	9,299	7,763
FRB short-term borrowings	299	72	—
Other short-term borrowings	318	1,845	4,032

Total interest expense	10,311	15,143	15,985

NET INTEREST INCOME	7,127	8,538	8,325
(Recovery) provision for loan losses	(294)	(123)	13

NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR LOAN LOSSES	7,421	8,661	8,312

NONINTEREST INCOME
Service charges on deposits	318	325	359
Investment securities gains	—	7	—
Other	286	265	267

Total noninterest income	604	597	626

NONINTEREST EXPENSE
Salaries and employee benefits	2,084	2,090	2,011
Occupancy and equipment	332	351	380
Data processing	248	252	270
Correspondent bank charges	97	103	118
Deposit insurance premium	202	18	19
Other	832	822	731

Total noninterest expense	3,795	3,636	3,529

Income before income taxes	4,230	5,622	5,409

Income taxes	1,352	1,850	1,763

NET INCOME	$2,878	$3,772	$3,646

EARNINGS PER SHARE:
Basic	$1.35	$1.67	$1.57
Diluted	1.35	1.67	1.57

AVERAGE SHARES OUTSTANDING:
Basic	2,133,234	2,252,604	2,319,928
Diluted	2,133,308	2,252,906	2,321,536

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings- Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Unallocated Shares Held by RRP	Total

Balance June 30, 2006	$38	$20,817	$(21,679)	$30,221	$23	$(2)	$29,418

Net income				3,646			3,646
Exercise of stock options (20,498)		320					320
Purchase of treasury stock (36,875)			(607)				(607)
Cash dividends declared ($0.64 per share)				(1,485)			(1,485)
Other, net						1	1

Balance June 30, 2007	38	21,137	(22,286)	32,382	23	(1)	31,293

Net income				3,772			3,772
Unrealized gain on available- for-sale securities, net of taxes of $21					41		41
Exercise of stock options (15,300)		235					235
Purchase of treasury stock (107,376)			(1,755)				(1,755)
Cash dividends declared ($0.64 per share)				(1,442)			(1,442)
Other, net		4					4

Balance June 30, 2008	38	21,376	(24,041)	34,712	64	(1)	32,148

Net income				2,878			2,878
Unrealized loss on available- for-sale securities, net of taxes of ($31)					(60)		(60)
Exercise of stock options (0)	—	—					—
Expense of stock options awarded	—	16					16
Purchase of treasury stock (156,694)			(2,490)				(2,490)
Cash dividends declared ($0.64 per share)				(1,370)			(1,370)
Other, net						1	1

Balance June 30, 2009	$38	$21,392	$(26,531)	$36,220	$4	$—	$31,123

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2009	2008	2007
OPERATING ACTIVITIES
Net income	$2,878	$3,772	$3,646
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery) provision for loan losses	(294)	(123)	13
Depreciation	104	124	137
Investment securities gains	—	(7)	—
Accretion of discounts, premiums, and deferred loan fees	(610)	(1,180)	(188)
Deferred income taxes	504	(70)	(26)
(Increase) decrease in accrued interest receivable	(230)	1,597	(793)
(Decrease) increase in accrued interest payable	(388)	(130)	218
Other, net	(1,043)	234	211

Net cash provided by operating activities	921	4,217	3,218

INVESTING ACTIVITIES
Available for sale:
Purchase of investment and mortgage-backed securities	—	(157,231)	(12,440)
Proceeds from repayments of investment and mortgage-backed securities	7,541	158,664	12,042
Proceeds from sales of investment and mortgage-backed securities	—	326	—
Held to maturity:
Purchase of investment and mortgage-backed securities	(223,521)	(190,620)	(138,272)
Proceeds from repayments of investment and mortgage-backed securities	261,159	178,820	157,938
Purchase of certificates of deposit	(27,111)	(9,401)	—
Maturities/redemptions of certificates of deposit	11,770	—	—
Net (increase) decrease in net loans receivable	(1,400)	3,962	(4,681)
Purchase of Federal Home Loan Bank stock	(13,242)	(19,504)	(4,227)
Redemption of Federal Home Loan Bank stock	9,298	18,913	5,748
Acquisition of premises and equipment	(29)	(77)	(86)
Other, net	—	2	—

Net cash provided by (used for) investing activities	24,465	(16,146)	16,022

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(4,224)	(8,608)	8,259
Net decrease in Federal Home Loan Bank short-term advances	—	—	(23,150)
Net increase in Federal Reserve Bank short-term borrowings	28,200	80,600	—
Net (decrease) increase in other short-term borrowings	(20,000)	(62,950)	6,902
Proceeds from Federal Home Loan Bank long-term advances	—	10,000	—
Repayments of Federal Home Loan Bank long-term advances	(5,500)	(5,000)	(8,000)
Net proceeds from exercise of stock options	—	235	320
Cash dividends paid	(1,370)	(1,442)	(1,485)
Purchase of treasury stock	(2,490)	(1,755)	(607)

Net cash (used for) provided by financing activities	(5,384)	11,080	(17,761)

Increase (decrease) in cash and cash equivalents	20,002	(849)	1,479

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,826	2,675	1,196

CASH AND CASH EQUIVALENTS AT END OF YEAR	$21,828	$1,826	$2,675

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$10,699	$15,273	$15,767
Taxes	1,266	1,902	1,764
Non cash item
Due to Federal Reserve Bank	824	1,221	595

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

WVS Financial Corp. (“WVS” or the “Company”) is a Pennsylvania-chartered unitary bank holding company which owns 100 percent of the common stock of West View Savings Bank (“West View” or the “Savings Bank”). The operating results of the Company depend primarily upon the operating results of the Savings Bank and, to a lesser extent, income from interest-earning assets such as investment securities.

West View is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank’s principal sources of revenue originate from its portfolio of residential real estate and commercial mortgage loans as well as income from investment and mortgage-backed securities.

The Company is supervised by the Board of Governors of the Federal Reserve System, while the Savings Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking.

Basis of Presentation

The consolidated financial statements include the accounts of WVS and its wholly owned subsidiary, West View. All intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of WVS and West View conform to U.S. generally accepted accounting principles. The Company’s fiscal year-end for financial reporting is June 30. For regulatory and income tax reporting purposes, WVS reports on a December 31 calendar year basis.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for that period. Actual results could differ significantly from those estimates.

Investment and Mortgage-Backed Securities

Investment securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management’s ability and intent. Debt and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other debt, equity, and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank (the “FHLB”) represents ownership in an institution, which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying Consolidated Balance Sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment and Mortgage-Backed Securities (Continued)

Management systematically evaluates investment securities for other-than-temporary declines in fair value on at least a quarterly basis. This analysis requires management to consider various factors, which include: (1) duration and magnitude of the decline in value; (2) the credit rating of the issuer or issuers; (3) structure of the security; and (4) the Company’s intent to sell the security or whether its more likely than not that the Company would be required to sell the security before its anticipated recovery in market value. At June 30, 2009, management performed its analysis of all securities with an unrealized loss and concluded no individual securities were other-than-temporarily impaired.

Trading Securities

Trading securities are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities are stated at fair value. Realized and unrealized gains and losses are included in noninterest income as investment securities gains.

Net Loans Receivable

Net loans receivable are reported at their principal amount, net of the allowance for loan losses and deferred loan fees. Interest on mortgage, consumer, and commercial loans is recognized on the accrual method. The Company’s general policy is to stop accruing interest on loans when, based upon relevant factors, the collection of principal or interest is doubtful, regardless of the contractual status. Interest received on nonaccrual loans is recorded as income or applied against principal according to management’s judgment as to the collectability of such principal.

Loan origination and commitment fees, and all incremental direct loan origination costs, are deferred and recognized over the contractual remaining lives of the related loans on a level-yield basis.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options

In December 2004, the Financial Accounting Standards Board (FASB) issued No. 123R (FAS No. 123R), Share-Based Payment, which revised FAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Bulletin (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations. FAS No. 123R requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options to be recognized as employee compensation expense over the requisite service period. The Company adopted FAS No. 123R on July 1, 2005, and applied the modified prospective transition method. Under this transition method, the Company (1) did not restate any prior periods and (2) is recognizing compensation expense for all share-based payment awards that were outstanding, but not yet vested, as of June 30, 2009, based upon the same estimated grant-date fair values and service periods used to prepare FAS No. 123 pro-forma disclosures.

The Company’s 2008 Stock Incentive Plan (the “Plan”), which was approved by shareholders in October 2008, permits the grant of stock options or restricted shares to its directors and employees for up to 152,000 shares (up to 38,000 restricted shares may be issued). Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms.

During the periods ended June 30, 2009, 2008, and 2007, the Company recorded $16 thousand, $0, and $0, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2009, there was approximately $95 thousand of unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009. That cost is expected to be recognized over the next five years.

FAS 123R requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows.

For purposes of computing results, the Company estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. The fair value of each option is amortized into compensation expense on a straight line basis between the grant date for the option and each vesting date. The fair value of each stock option granted was estimated using the following weighted-average assumptions:

Assumptions
Volatility	7.49%	to	11.63%
Interest Rates	2.59%	to	3.89%
Dividend Yields	3.94%	to	4.02%
Weighted Average Life (in years)	4.00	to	4.33

The Company had 122,519 non-vested stock options outstanding at June 30, 2009, and no unvested stock options outstanding at June 30, 2008 and 2007. During the fiscal years ended June 30, 2009, 2008, and 2007, the Company issued 124,519, 0, and 0 options, respectively. The weighted-average fair value of each stock option granted in fiscal 2009 was $0.89.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flow Information

Cash and cash equivalents include cash and due from banks and interest-earning deposits with original maturities of 90 days or less.

Reclassification of Comparative Figures

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. Such reclassifications did not affect net income or stockholders’ equity.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2008, the FASB issued Staff Position No.157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157, Fair Value Measurements, for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, to require enhanced disclosures about derivative instruments and hedging activities. The new standard has revised financial reporting for derivative instruments and hedging activities by requiring more transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. FAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires entities to provide more information about their liquidity by requiring disclosure of derivative features that are credit risk-related. Further, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encourage. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In May 2009, the FASB issued FAS No. 165, Subsequent Events, which requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. FAS No. 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. FAS No. 165 also requires entities to disclose the date through which subsequent events have been evaluated. FAS No. 165 was effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of FAS No. 165 as of June 30, 2009, as required, and adoption did not have a material impact on Company’s results of operations or financial position.

In June 2009, the FASB issued FAS No. 166, Accounting for Transfers of Financial Assets. FAS 166 removes the concept of a qualifying special-purpose entity (QSPE) from FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and removes the exception from applying FIN 46(R). This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This statement is effective for fiscal years beginning after November 15, 2009. As such, the Company plans to adopt FAS No. 166 effective July 1, 2010. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2009, the FASB issued FAS No. 167, Amendments to FASB Interpretation No. 46(R). FAS 167, which amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46(R)), prescribes a qualitative model for identifying whether a company has a controlling financial interest in a variable interest entity (VIE) and eliminates the quantitative model prescribed by FIN 46(R). The new model identifies two primary characteristics of a controlling financial interest: (1) provides a company with the power to direct significant activities of the VIE, and (2) obligates a company to absorb losses of and/or provides rights to receive benefits from the VIE. FAS No. 167 requires a company to reassess on an ongoing basis whether it holds a controlling financial interest in a VIE. A company that holds a controlling financial interest is deemed to be the primary beneficiary of the VIE and is required to consolidate the VIE. This statement is effective for fiscal years beginning after November 15, 2009. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2009, the FASB issued FAS No. 168, The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles. FAS No. 168 establishes the FASB Accounting Standards Codification (Codification), which was officially launched on July 1, 2009, and became the primary source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of Federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. FAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As the Codification is neither expected nor intended to change GAAP, the adoption of FAS No.168 will not have a material impact on its results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In June 2008, the FASB ratified EITF Issue No. 08-4, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios. This Issue provides transition guidance for conforming changes made to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios, that resulted from EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity. The conforming changes are effective for financial statements issued for fiscal years ending after December 15, 2008, with earlier application permitted. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement. This FSP provides guidance on the accounting for certain types of convertible debt instruments that may be settled in cash upon conversion. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP concludes that a transferor and transferee should not separately account for a transfer of a financial asset and a related repurchase financing unless (a) the two transactions have a valid and distinct business or economic purpose for being entered into separately and (b) the repurchase financing does not result in the initial transferor regaining control over the financial asset. The FSP is effective for financial statements issued for fiscal years beginning on or after November 15, 2008, and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, to clarify that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. A basic principle of the FSP is that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of EPS pursuant to the two-class method. The provisions of this FSP are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented (including interim financial statements, summaries of earnings, and selected financial data) are required to be adjusted retrospectively to conform with the provisions of the FSP. The adoption of this FSP did not have a material effect on the Company’s results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies. This FSP requires companies acquiring contingent assets or assuming contingent liabilities in business combination to either (a) if the assets’ or liabilities’ fair value can be determined, recognize them at fair value, at the acquisition date, or (b) if the assets’ or liabilities’ fair value cannot be determined, but (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date and (ii) the amount of the asset or liability can be reasonably estimated, recognize them at their estimated amount, at the acquisition date. If the fair value of these contingencies cannot be determined and they are not probable or cannot be reasonably estimated, then companies should not recognize these contingencies as of the acquisition date and instead should account for them in subsequent periods by following other applicable GAAP. This FSP also eliminates the FAS 141R requirement of disclosing in the footnotes to the financial statements the range of expected outcomes for a recognized contingency. This FSP shall be effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP No. FAS 157-4 is effective for interim and annual periods ending after June 15, 2009. The adoption of this FSP did not have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. FSP No. FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009. The adoption of this FSP did not have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP No. FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009. The adoption of FSP No. FAS 115-2 and FAS 124-2 did not have a material impact on the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2009	2008	2007

Weighted-average common shares issued	3,805,636	3,799,015	3,778,561

Average treasury stock shares	(1,672,402)	(1,546,411)	(1,458,633)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,133,234	2,252,604	2,319,928

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	74	302	1,608

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,133,308	2,252,906	2,321,536

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2009, there were 37,019 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2008 and 2007, all options were included in the computation of diluted earnings per share.

3.	COMPREHENSIVE INCOME

Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities. Total comprehensive income for the years ended June 30 is summarized as follows:

	2009	2008	2007

Net Income	$2,878	$3,772	$3,646
Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities	(91)	55	—
Reclassification adjustment for gains included in net income	—	7	—

Other comprehensive income (loss) before tax	(91)	62	—
Income tax effect related to other comprehensive income (loss)	(31)	21	—

Other comprehensive income (loss), net of tax	(60)	41	—

Comprehensive income	$2,818	$3,813	$3,646

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
AVAILABLE FOR SALE
Equity securities	$500	$—	$(7)	$493

Total	$500	$—	$(7)	$493

HELD TO MATURITY
U.S. government agency securities	$32,937	$387	$(74)	$33,250
Corporate debt securities	74,065	783	(193)	74,655
Foreign debt securities (1)	8,168	36	(29)	8,175
Obligations of states and political subdivisions	7,958	328	—	8,286

Total	$123,128	$1,534	$(296)	$124,366

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2008
AVAILABLE FOR SALE
Corporate debt securities	$7,494	$—	$—	$7,494
Equity securities	500	—	(16)	484

Total	$7,994	$—	$(16)	$7,978

HELD TO MATURITY
U.S. government agency securities	$93,414	$1,159	$—	$94,573
Corporate debt securities	19,092	56	(177)	18,971
Obligations of states and political subdivisions	8,053	458	—	8,511

Total	$120,559	$1,673	$(177)	$122,055

In 2009, 2008, and 2007, the Company recorded realized investment security gains of $0, $7, and $0. Proceeds from sales of investment securities during 2009, 2008, and 2007 were $0, $326, and $0.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of debt securities at June 30, 2009, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
AVAILABLE FOR SALE
Amortized cost	$—	$—	$—	$—	$—
Fair value	—	—	—	—	—

HELD TO MATURITY
Amortized cost	$23,993	$52,398	$7,038	$36,699	$123,128
Fair value	24,176	52,855	7,072	40,263	124,366

Investment securities with amortized costs of $118,593 and $59,430 and fair values of $119,817 and $59,872 at June 30, 2009 and 2008, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.	MORTGAGE-BACKED SECURITIES

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
AVAILABLE FOR SALE

Government National Mortgage Association certificates	$2,062	$13	$—	$2,075

Total	$2,062	$13	$—	$2,075

HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$117,133	$72	$(1,298)	$115,907
Other	56,996	—	(6,208)	50,788

Total	$174,129	$72	$(7,506)	$166,695

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2008
AVAILABLE FOR SALE

Government National Mortgage Association certificates	$2,101	$114	$—	$2,215

Total	$2,101	$114	$—	$2,215

HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$154,808	$523	$(326)	$155,005
Other	58,882	—	(2,774)	56,108

Total	$213,690	$523	$(3,100)	$211,113

The amortized cost and fair value of mortgage-backed securities at June 30, 2009, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
AVAILABLE FOR SALE
Amortized cost	$—	$—	$—	$2,062	$2,062
Fair value	—	—	—	2,075	2,075

HELD TO MATURITY
Amortized cost	$—	$—	$—	$174,129	$174,129
Fair value	—	—	—	166,695	166,695

At June 30, 2009 and 2008, mortgage-backed securities with an amortized cost of $132,806 and $208,382 and fair values of $130,343 and $205,920, were pledged to secure borrowings with the Federal Home Loan Bank and the Federal Reserve Discount Window.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES

The following table shows the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2009 and 2008.

	2009
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$2,447	$(74)	$—	$—	$2,447	$(74)
Corporate debt securities	20,893	(193)	—	—	20,893	(193)
Foreign equity securities (1)	1,977	(29)	—	—	1,977	(29)
Equity securities	—	—	493	(7)	493	(7)
Collateralized mortgage obligations:
Agency	40,693	(490)	66,078	(808)	106,771	(1,298)
Other	—	—	50,788	(6,208)	50,788	(6,208)

Total	$66,010	$(786)	$117,359	$(7,023)	$183,369	$(7,809)

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

	2008
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Corporate debt securities	$12,593	$(177)	$—	$—	$12,593	$(177)
Equity securities	—	—	484	(16)	484	(16)
Collateralized mortgage obligations:
Agency	73,428	(244)	21,639	(82)	95,067	(326)
Other	24,216	(1,174)	31,892	(1,600)	56,108	(2,774)

Total	$110,237	$(1,595)	$54,015	$(1,698)	$164,252	$(3,293)

The Company evaluates its investment securities holdings for other-than-temporary impairment (“OTTI”) on at least a quarterly basis. As part of this process, management considers its intent to sell each debt security and whether it is more likely than not the Company will be required to sell the security before its anticipated recovery. If either of these conditions is met, OTTI is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date. For securities that meet neither of these conditions, management performs analysis to determine whether any of these securities are at risk for OTTI. To determine which individual securities are at risk for OTTI and should be quantitatively evaluated utilizing a detailed analysis, management uses indicators which consider various characteristics of each security including, but not limited to, the following: the credit rating; the duration and level of the unrealized loss; prepayment assumptions; and certain other collateral-related characteristics such as delinquency rates, the security’s performance, and the severity of expected collateral losses. For these purposes, expected collateral losses are those that are implied by current delinquencies, taking into account a default probability based on the state of delinquency and a loss severity assumption based on product and vintage.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

There are 62 positions that are impaired at June 30, 2009, including 10 positions in private-label collateralized mortgage obligations. Based on its analysis, management has concluded that the securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, and credit deterioration in the U.S. mortgage markets. However, the decline is considered temporary, since the Company does not intend to sell these securities nor is it more likely than not the Company would be required to sell the security before its anticipated recovery.

7.	NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

	2009	2008

First mortgage loans:
1 - 4 family dwellings	$14,989	$16,020
Construction	23,581	23,012
Land acquisition and development	1,440	1,992
Multi-family dwellings	5,070	6,897
Commercial	9,179	6,622

	54,259	54,543

Consumer loans:
Home equity	5,808	6,223
Home equity lines of credit	2,605	2,509
Other	1,034	737

	9,447	9,469

Commercial loans	4,102	4,328

Less:
Undisbursed construction and land development	8,896	10,813
Net deferred loan fees	102	94
Allowance for loan losses	662	956

	9,660	11,863

Net loans receivable	$58,148	$56,477

The Company’s primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2009 and 2008, the Company had approximately $16 million and $15 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2009 and 2008, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

	2009	2008	2007

Principal outstanding	$953	$1,582	$1,204

Interest income that would have been recognized	77	117	82
Interest income recognized	51	70	81

Interest income foregone	$26	$47	$1

The following table is a summary of the loans considered to be impaired as of June 30:

	2009	2008	2007

Impaired loans with an allocated allowance	$6	$972	$972
Impaired loans without an allocated allowance	—	—	—

Total impaired loans	$6	$972	$972

Allocated allowance on impaired loans	$6	$340	$341
Average impaired loans	972	972	245
Income recognized on impaired loans	114	34	23

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

	2009	2008

Balance, July 1	$2,384	$2,455
Additions	29	436
Amounts collected	(143)	(507)

Balance, June 30	$2,270	$2,384

8.	ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

	2009	2008	2007

Balance, July 1	$956	$986	$957
Add:
(Recovery) provision for loan losses	(294)	(123)	13
Recoveries	—	93	16
Less:
Loans charged off	—	—	—

Balance, June 30	$662	$956	$986

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2009	2008

Investment and mortgage-backed securities	$1,977	$1,834
Loans receivable	370	283

Total	$2,347	$2,117

10.	FEDERAL HOME LOAN BANK STOCK

The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 0.75 percent of the outstanding unused FHLB borrowing capacity and 4.75 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2009	2008

Land and improvements	$246	$246
Buildings and improvements	2,019	1,995
Furniture, fixtures, and equipment	1,050	1,044

	3,315	3,285
Less accumulated depreciation	2,623	2,519

Total	$692	$766

Depreciation charged to operations was $104, $124, and $137, for the years ended June 30, 2009, 2008, and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS

Deposit accounts are summarized as follows:

	2009		2008
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

Non-interest-earning checking	$13,095	8.9%	$11,780	7.9%
Interest-earning checking	17,743	12.1	17,569	11.7
Savings accounts	32,686	22.3	32,025	21.3
Money market accounts	24,485	16.7	23,593	15.7
Advance payments by borrowers for taxes and insurance	841	0.6	924	0.6

	88,850	60.6	85,891	57.2

Savings certificates:
2.00% or less	26,477	18.1	9,288	6.2
2.01- 4.00%	25,146	17.2	26,359	17.5
4.01 - 6.00%	5,782	4.0	28,547	19.0
6.01 - 6.95%	60	0.1	57	0.1

	57,465	39.4	64,251	42.8

Total	$146,315	100.0%	$150,142	100.0%

The maturities of savings certificates at June 30, 2009, are summarized as follows:

Within one year	$47,177
Beyond one year but within two years	4,775
Beyond two years but within three years	1,931
Beyond three years but within four years	3,582

Total	$57,465

Savings certificates with balances of $100,000 or more amounted to $8,509 and $9,123 on June 30, 2009 and 2008, respectively.

Interest expense by deposit category for the years ended June 30 is as follows:

	2009	2008	2007

Interest-earning checking accounts	$9	$10	$11
Savings accounts	196	217	236
Money market accounts	251	633	624
Savings certificates	1,697	3,056	3,308
Advance payments by borrowers for taxes and insurance	11	11	11

Total	$2,164	$3,927	$4,190

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average interest rate (1)	Stated interest rate range		2009	2008
Description	from	to		from	to

Convertible	06/16/10	07/27/17	5.41%	4.26%	6.10%	$129,500	$134,500
Fixed rate	05/03/10	05/03/10	3.53	3.53	3.53	579	1,079

Total						$130,079	$135,579

(1)	For fiscal year ended 2009.

Maturities of FHLB long-term advances at June 30, 2009, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate

2010	$20,579	5.86%
2011	87,000	5.45
2012	5,000	5.03
2013	—	—
2014	5,000	5.41
2015 and thereafter	12,500	4.44

Total	$130,079	5.40%

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates ranging from three months to seven years. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company’s FHLB stock and investment securities and are subject to substantial prepayment penalties.

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2009	2008

FHLB revolving and short-term advances: Ending balance	$—	$—
Average balance during the year	18,350	52,440
Maximum month-end balance during the year	85,070	114,325
Average interest rate during the year	1.14%	3.63%
Weighted-average rate at year-end	—%	—%

At June 30, 2009, the Company had remaining borrowing capacity with the FHLB of approximately $33 million.

The FHLB advances are secured by the Company’s FHLB stock and investment and mortgage-backed securities held in safekeeping at the FHLB, and are subject to substantial prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve Discount Borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $0 and $20,647 at June 30, 2009 and 2008, respectively, as collateral for the repurchase agreements, and investment securities and mortgage-backed securities with carrying values of $90,191 and $0, respectively, at June 30, 2009, and $21,476 and $73,146, respectively, at June 30, 2008, as collateral for the Federal Reserve Discount Borrowings as explained in Notes 4 and 5. The following tables present information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2009	2008

Ending balance	$—	$20,000
Average balance during the year	18,603	41,293
Maximum month-end balance during the year	85,776	75,950
Average interest rate during the year	1.71%	4.47%
Weighted-average rate at year-end	—%	2.16%

FEDERAL RESERVE BORROWINGS DISCOUNT WINDOWS BORROWINGS

	2009	2008

Ending balance	$108,800	$80,600
Average balance during the year	72,826	3,195
Maximum month-end balance during the year	131,500	80,600
Average interest rate during the year	0.41%	2.25%
Weighted-average rate at year-end	0.25%	2.25%

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Bank’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $17,506 and $16,753 at June 30, 2009 and 2008, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2009, contractually mature in less than one year.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from well capitalized to critically undercapitalized. Should any institution fail to meet the requirements to be considered adequately capitalized, it would become subject to a series of increasingly restrictive regulatory actions.

As of June 30, 2009 and 2008, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2009
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$31,818	14.50%	$30,448	13.88%
To Be Well Capitalized	21,941	10.00	21,936	10.00
For Capital Adequacy Purposes	17,552	8.00	17,549	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$31,114	14.18%	$29,744	13.56%
To Be Well Capitalized	13,164	6.00	13,162	6.00
For Capital Adequacy Purposes	8,776	4.00	8,775	4.00

Tier I Capital (to Average Total Assets)

Actual	$31,114	7.35%	$29,744	7.03%
To Be Well Capitalized	21,173	5.00	21,162	5.00
For Capital Adequacy Purposes	16,938	4.00	16,930	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

16.	REGULATORY CAPITAL (Continued)

	June 30, 2008
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$33,059	22.37%	$30,647	20.82%
To Be Well Capitalized	14,776	10.00	14,720	10.00
For Capital Adequacy Purposes	11,821	8.00	11,776	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,073	21.71%	$29,661	20.15%
To Be Well Capitalized	8,866	6.00	8,832	6.00
For Capital Adequacy Purposes	5,911	4.00	5,888	4.00

Tier I Capital (to Average Total Assets)

Actual	$32,073	7.75%	$29,661	7.17%
To Be Well Capitalized	20,683	5.00	20,672	5.00
For Capital Adequacy Purposes	16,547	4.00	16,538	4.00

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

17.	STOCK BENEFIT PLANS (Continued)

Stock Option Plan (Continued)

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price

Outstanding, June 30, 2006	31,992	4,414	$15.51

Granted	—	—
Exercised	(19,698)	(800)	15.61
Forfeited	—	—

Outstanding, June 30, 2007	12,294	3,614	$15.39

Granted	—	—
Exercised	(12,294)	(3,006)	15.37
Forfeited	—	—

Outstanding, June 30, 2008	—	608	$15.77

Granted	87,019	37,500	16.20
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2009	87,019	38,108	$16.20

Exercisable at year-end	2,000	608	$16.10

Available for future grant	26,981	500

At June 30, 2009, for officers and employees there were 87,019 options outstanding with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 9.49 years. There were 2,000 options exercisable with a weighted-average price of $16.20.

There were also 38,108 options outstanding for directors with a weighted-average exercise price of $16.19, and a weighted-average remaining contractual life of 9.14 years. There were 608 options exercisable with a weighted-average price of $15.77.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

17.	STOCK BENEFIT PLANS (Continued)

Recognition and Retention Plans (“RRP”)

The Company previously maintained an RRP for substantially all officers, employees, and directors of the Company.

An aggregate of 300,000 shares of common stock of WVS was acquired at conversion for future issuance under these plans, of which 60,000 shares are subject to the RRP for directors and 240,000 shares are subject to the RRP for officers and key employees.

The RRP expired during 2004, and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders’ equity over a four- to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $1 for each of the years ended June 30, 2009, 2008, and 2007.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100, $113, and $113 for the years ended June 30, 2009, 2008, and 2007, respectively. Total ESOP shares as of June 30, 2009 and 2008, were 237,475 and 237,255, respectively.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2009, 2008, and 2007.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2009, 2008, and 2007, 17,842, 17,842, and 29,341 shares, respectively, were held by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES

The provision for income taxes consists of:

	2009	2008	2007

Currently payable:
Federal	$739	$1,767	$1,644
State	109	153	145

	848	1,920	1,789
Deferred	504	(70)	(26)

Total	$1,352	$1,850	$1,763

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2009	2008

Deferred tax assets:
Allowance for loan losses	$193	$293
Deferred compensation	164	415
Reserve for uncollected interest	16	207
Reserve for off-balance sheet commitments	14	10
Other	63	60

Total gross deferred tax assets	450	985

Deferred tax liabilities:
Net unrealized gain on securities available for sale	2	33
Deferred origination fees, net	144	161
Depreciation reserve	36	50
Other	1	1

Total gross deferred tax liabilities	183	245

Net deferred tax assets	$267	$740

No valuation allowance was established at June 30, 2009 and 2008, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2009		2008		2007
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

Provision at statutory rate	$1,438	34.0%	$1,911	34.0%	$1,839	34.0%
State income tax, net of federal tax benefit	72	1.7	101	1.8	96	1.8
Tax exempt income	(145)	(3.4)	(163)	(2.9)	(189)	(3.5)
Other, net	(13)	(0.3)	1	—	17	0.3

Actual tax expense and effective rate	$1,352	32.0%	$1,850	32.9%	$1,763	32.6%

The Company is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.	REGULATORY MATTERS

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2009 and 2008, the Savings Bank had required reserves of $560 and $578, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2009, surplus funds of $3,363 were not available for dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS

Effective July 1, 2008, the Company adopted SFAS No. 157, which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value. SFAS No. 157 establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by SFAS No. 157 hierarchy are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:

Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:

Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets reported on the consolidated balance sheet at their fair value as of June 30, 2009, by level within the fair value hierarchy. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2009
	Level I	Level II	Level III	Total
Assets Measured on a Recurring Basis:
Investment securities available for sale: Equity securities	$493	$—	$—	$493
Mortgage-backed securities available for sale: GNMA certificates	—	2,075	—	2,075

Total	$493	$2,075	$—	$2,568

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following table presents the assets and liabilities reported on the consolidated balance sheet at their fair value on a nonrecurring basis as of June 30, 2009, by level within the fair value hierarchy. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

June 30, 2009
	Level I	Level II	Level III	Total
Assets Measured on a Nonrecurring Basis:
Impaired loans	$—	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$21,828	$21,828	$1,826	$1,826
Certificates of deposit	24,719	24,719	9,398	9,392
Investment securities	123,621	124,859	128,537	130,033
Mortgage-backed securities	176,204	168,770	215,905	213,328
Net loans receivable	58,148	61,292	56,477	58,722
Accrued interest receivable	2,347	2,347	2,117	2,117
FHLB stock	10,875	10,875	6,931	6,931

FINANCIAL LIABILITIES
Deposits	$146,315	$146,711	$150,142	$150,497
FHLB advances	130,079	136,915	135,579	141,345
Federal Reserve Bank short-term borrowings	108,800	108,800	80,600	80,600
Other short-term borrowings	—	—	20,000	20,000
Accrued interest payable	1,151	1,151	1,539	1,539

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

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates, which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

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

Cash and Cash Equivalents, Certificates of Deposit, Accrued Interest Receivable and Payable, and Other Borrowings

The fair value approximates the current book value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, is not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 15 to these financial statements.

23.	SUBSEQUENT EVENTS

The Company assessed events occurring subsequent to June 30, 2009 through August 25, 2009, for potential recognition and disclosure in the consolidated financial statements. No events have occurred that would require adjustment to or disclosure in the consolidated financial statements which were issued on September 4, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2009	2008
ASSETS
Interest-earning deposits with subsidiary bank	$1,336	$1,696
Certificates of deposit	—	198
Investment securities available for sale	—	501
Investment in subsidiary bank	29,753	29,736
Accrued interest receivable and other assets	44	21

TOTAL ASSETS	$31,133	$32,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$10	$4
Stockholders’ equity	31,123	32,148

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,133	$32,152

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2009	2008	2007
INCOME
Investment and mortgage-backed securities	$3	$20	$1
Certificates of deposit	4	3	—
Dividend from subsidiary	2,900	2,900	2,700
Investment securities gains, net	—	6	—
Interest-earning deposits with subsidiary bank	13	42	58

Total income	2,920	2,971	2,759

OTHER OPERATING EXPENSE	121	116	98

Income before equity in undistributed earnings of subsidiary	2,799	2,855	2,661
Equity in undistributed earnings of subsidiary	77	895	978

Income before income taxes	2,876	3,750	3,639
Income tax benefit	(2)	(22)	(7)

NET INCOME	$2,878	$3,772	$3,646

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2009	2008	2007
OPERATING ACTIVITIES
Net income	$2,878	$3,772	$3,646
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(77)	(895)	(978)
Investment securities gains	—	(6)	—
Other, net	(2)	(14)	21

Net cash provided by operating activities	2,799	2,857	2,689

INVESTING ACTIVITIES
Available for sale:
Purchase of investment and mortgage-backed securities	—	(4,556)	(55)
Proceeds from repayments of investment and mortgage-backed securities	500	6,070	—
Proceeds from sales of investment securities	—	61	—
Held to maturity:
Purchases of investment and mortgage-backed securities	(697)	—	(1,999)
Proceeds from repayments of investment and mortgage-backed securities	700	—	—
Purchases of certificates of deposit	(198)	(198)	—
Maturities of certificates of deposit	396	—	—

Net cash provided by (used for) investing activities	701	1,377	(2,054)

FINANCING ACTIVITIES
Net proceeds from exercise of stock options	—	235	320
Cash dividends paid	(1,370)	(1,442)	(1,485)
Purchases of treasury stock	(2,490)	(1,755)	(607)

Net cash used for financing activities	(3,860)	(2,962)	(1,772)

Increase (decrease) in cash and cash equivalents	(360)	1,272	(1,137)

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,696	424	1,561

CASH AND CASH EQUIVALENTS END OF YEAR	$1,336	$1,696	$424

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

25.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2008	December 2008	March 2009	June 2009
Total interest and dividend income	$4,884	$4,997	$3,944	$3,613
Total interest expense	3,035	2,651	2,367	2,258

Net interest income	1,849	2,346	1,577	1,355
(Recovery) provision for loan losses	(6)	27	14	(329)

Net interest income after (recovery) provision for loan losses	1,855	2,319	1,563	1,684

Total noninterest income	167	156	141	140
Total noninterest expense	973	962	832	1,028

Income before income taxes	1,049	1,513	872	796
Income taxes	292	501	290	269

Net income	$757	$1,012	$582	$527

Per share data:
Net income
Basic	$0.35	$0.47	$0.28	$0.25
Diluted	0.35	0.47	0.28	0.25
Average shares outstanding
Basic	2,191,776	2,159,271	2,106,399	2,074,307
Diluted	2,191,783	2,159,587	2,106,399	2,074,307

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

25.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2007	December 2007	March 2008	June 2008
Total interest and dividend income	$6,537	$6,497	$5,690	$4,957
Total interest expense	4,234	4,165	3,600	3,144

Net interest income	2,303	2,332	2,090	1,813
Recovery for loan losses	(17)	11	(57)	(60)

Net interest income after recovery for loan losses	2,320	2,321	2,147	1,873

Total noninterest income	157	145	138	157
Total noninterest expense	942	955	848	891

Income before income taxes	1,535	1,511	1,437	1,139
Income taxes	512	463	475	400

Net income	$1,023	$1,048	$962	$739

Per share data:
Net income
Basic	$0.45	$0.46	$0.43	$0.33
Diluted	0.45	0.46	0.43	0.33
Average shares outstanding
Basic	2,283,510	2,261,544	2,238,670	2,226,254
Diluted	2,284,384	2,261,783	2,238,758	2,226,260

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

Quarter Ended	Market Price		Cash Dividends Declared
	High	Low
June 2009	$17.45	$14.50	$0.16
March 2009	16.50	14.80	0.16
December 2008	17.26	15.87	0.16
September 2008	16.40	15.80	0.16

June 2008	$16.25	$15.90	$0.16
March 2008	16.47	15.80	0.16
December 2007	17.19	16.00	0.16
September 2007	16.60	15.77	0.16

There were ten Nasdaq Market Makers in the Company’s common stock as of June 30, 2009: Boenning & Scattergood Inc.; Sandler O’Neill & Partners; Citadel Derivatives Group LLC; Goldman Sachs & Co.; Hudson Securities, Inc.; Domestic Securities, Inc.; RBC Capital Markets Corp.; UBS Securities LLC; Stifel Nicolaus & Co. and Knight Equity Markets, L.P.

According to the records of the Company’s transfer agent, there were approximately 624 shareholders of record at September 1, 2009. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company’s financial condition, statutory and regulatory restrictions, general economic condition and other factors.

WVS FINANCIAL CORP.

CORPORATE INFORMATION

CORPORATE OFFICES

WVS FINANCIAL CORP. • WEST VIEW SAVINGS BANK

9001 Perry Highway Pittsburgh, PA 15237

412-364-1911

COMMON STOCK	BOARD OF DIRECTORS

The common stock of WVS Financial Corp. is traded on

The Nasdaq Global MarketSM under the symbol “WVFC”.

TRANSFER AGENT & REGISTRAR

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

1-800-368-5948

CORPORATE SECRETARY AND

INVESTOR RELATIONS

Pamela M. Gregio

412-364-1911

SPECIAL COUNSEL

Elias, Matz, Tiernan & Herrick L.L.P.

Washington, DC

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

David L. Aeberli

Funeral Director

McDonald-Aeberli Funeral Home, Inc.

David J. Bursic

President and Chief Executive Officer

WVS Financial Corp. and

West View Savings Bank

John W. Grace

President

G & R Investment Consultants, Inc.

Donald E. Hook

Chairman Emeritus

Pittsburgh Cut Flower Co.

Jonathan D. Hoover

Senior Vice President

WVS Financial Corp. and

West View Savings Bank

Lawrence M. Lehman

Sole Proprietor

Newton-Lehman Insurance Agency

Margaret VonDerau

Former Senior Vice President

and Corporate Secretary

WVS Financial Corp. and

West View Savings Bank

EXECUTIVE OFFICERS

David L. Aeberli

Chairman

David J. Bursic

President and

Chief Executive Officer

Jonathan D. Hoover

Senior Vice President

Bernard P. Lefke

Vice President of Savings

Keith A. Simpson

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.