Form 10-K, Exhibit 13
period 2010-06-30
WVS FINANCIAL CORP
filed 2010-09-14
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK -

“Over 100 Years of Quality Banking”

2010

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Stockholders’ Letter	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis	4

Report of Independent Registered Public Accounting Firm	21

Consolidated Balance Sheet	23

Consolidated Statement of Income	24

Consolidated Statement of Changes in Stockholders’ Equity	25

Consolidated Statement of Cash Flows	26

Notes to the Consolidated Financial Statements	27

Common Stock Market Price and Dividend Information	63

Corporate Information	64

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK -

To Our Shareholders:

During Fiscal 2010, the world’s economies continued their worst decline since the end of World War II. In the United States, the unemployment rate continues to hover around 9.5%, consumer and business confidence are low, and the near term prospects for economic growth are limited. Pittsburgh has avoided the worst of the economic recession. The Pittsburgh housing market has not experienced a housing bust – however home sales and construction activity have slowed. The key to any meaningful economic recovery is job growth. Job growth will increase household income, stimulate the demand for goods and services, and allow businesses the opportunity to expand.

Interest rates continue to test historical lows. Due to the low levels of market interest rates, and continued economic weakness, the banking business – like many businesses - has fallen on hard times. For the first time since we became a public company in 1993, the Company did not fully earn its shareholders’ dividend. Fiscal 2010 earnings totaled $372 thousand. The $2.5 million decrease in net income was primarily the result of a $3.5 million decline in net interest income, a $194 thousand other-than-temporary impairment charge on two mortgage-backed securities and a $141 thousand increase in FDIC deposit insurance premium expense, which were partially offset by a $1.4 million reduction in income tax expense. The decrease in net interest income was mainly the result of fixed rate interest costs associated with legacy long-term FHLB advances. These advances were taken out about ten years ago, when interest rates were much higher. Also affecting earnings was the fact that the FHLB-Pittsburgh has not paid a dividend on its common stock since November 2008.

We expect our fixed rate interest costs on the legacy long-term FHLB advances to fall as they mature throughout Fiscal 2011. During the September and December 2010 quarters, $60 million, with average rates ranging from 5.44% to 5.77%, will mature. Another $27 million, with average rates ranging from 4.99% to 5.28%, will mature in the March and June 2011 quarters. We expect net interest income to begin to improve in the December 2010 quarter.

During Fiscal 2010, we fundamentally adjusted our asset/liability management strategy. Our two main goals were to increase our Tier 1 capital ratio and to reduce overall borrowings. The Tier 1 capital (to average assets) ratio increased to 8.21% at June 30, 2010 from 7.35% at June 30, 2009. Overall borrowings were reduced by about $60 million. We believe that with market interest rates at historical lows, the risks of maintaining a leveraged balance sheet far exceed the additional income that could prudently be earned.

The Company’s Board of Directors, management, and employees are committed to working through the economic recession. We thank our shareholders, customers, and employees for your business and support.

/s/ David J. Bursic	/s/ David L. Aeberli
David J. Bursic	David L. Aeberli
President and Chief Executive Officer	Chairman of the Board of Directors

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2010	2009	2008	2007	2006
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$354,668	$419,434	$423,109	$408,076	$421,742
Net loans receivable	56,315	58,148	56,477	60,350	55,702
Mortgage-backed securities	117,132	176,204	215,905	121,517	155,753
Investment securities	153,193	123,621	128,537	211,597	196,421
Deposit accounts	201,922	146,315	150,142	159,377	151,713
FHLB advances	109,500	130,079	135,579	130,579	161,729
FRB short-term borrowings	0	108,800	80,600	0	0
Other short-term borrowings	12,510	0	20,000	82,950	76,048
Stockholders’ equity	27,795	31,123	32,148	31,293	29,418
Non-performing assets, troubled debt restructurings and potential problem loans(2)	1,666	1,268	1,924	1,574	1,695

Selected Operating Data:
Interest income	$12,083	$17,438	$23,681	$24,310	$22,248
Interest expense	8,481	10,311	15,143	15,985	15,460

Net interest income	3,602	7,127	8,538	8,325	6,788
Provision for (Recovery of) loan losses	(11)	(294)	(123)	13	(161)

Net interest income after provision for (recovery of) loan losses	3,613	7,421	8,661	8,312	6,949
Non-interest income	370	604	597	626	705
Non-interest expense	3,624	3,795	3,636	3,529	3,521

Income before income tax expense	359	4,230	5,622	5,409	4,133
Income tax expense (benefit)	(13)	1,352	1,850	1,763	1,287

Net income	$372	$2,878	$3,772	$3,646	$2,846

Per Share Information:
Basic earnings	$0.18	$1.35	$1.67	$1.57	$1.21
Diluted earnings	$0.18	$1.35	$1.67	$1.57	$1.21
Dividends per share	$0.64	$0.64	$0.64	$0.64	$0.64
Dividend payout ratio	355.56%	47.41%	38.32%	46.76%	46.76%
Book value per share at period end:
Common Equity	$13.51	$15.03	$14.44	$13.49	$12.60
Tier I Equity	$14.59	$15.03	$14.40	$13.48	$12.58
Average shares outstanding:
Basic	2,066,335	2,133,234	2,252,604	2,319,928	2,357,217
Diluted	2,066,335	2,133,308	2,252,906	2,321,536	2,359,996

	As of or For the Year Ended June 30,
	2010	2009	2008	2007	2006

Selected Operating Ratios(1):
Average yield earned on interest-earning assets(3)	3.27%	4.16%	5.72%	6.15%	5.29%
Average rate paid on interest-bearing liabilities	2.56	2.72	4.06	4.46	4.01
Average interest rate spread(4)	0.71	1.44	1.66	1.69	1.28
Net interest margin(4)	1.00	1.73	2.10	2.14	1.67
Ratio of interest-earning assets to interest-bearing liabilities	113.27	111.82	112.02	111.53	110.48
Non-interest expense as a percent of average assets	0.96	0.89	0.86	0.87	0.82
Return on average assets	0.10	0.67	0.89	0.90	0.66
Return on average equity	1.22	9.15	12.03	12.14	9.87
Ratio of average equity to average assets	8.04	7.37	7.43	7.43	6.70
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(1):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(2)	2.96%	2.18%	3.41%	2.60%	3.03%
Non-performing assets as a percent of total assets(2)	0.47	0.23	0.37	0.30	0.08
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets	0.47	0.30	0.45	0.39	0.40
Allowance for loan losses as a percent of total loans receivable	1.13	1.12	1.66	1.60	1.69
Allowance for loan losses as a percent of non-performing loans	38.72	69.46	60.43	81.89	310.71
Charge-offs to average loans receivable outstanding during the period	0.01	0.00	0.00	0.00	0.01

Capital Ratios(1):
Tier 1 risk-based capital ratio	14.10%	14.18%	21.71%	22.41%	22.12%
Total risk-based capital ratio	14.41	14.50	22.37	23.15	22.88
Tier 1 leverage capital ratio	8.21	7.35	7.75	8.13	6.78

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

WVS FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

When used in this Annual Report, or, in future filings by WVS Financial Corp. (“WVS” or the “Company”) with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2010.

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

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2010	2009	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$2,198	$21,828	$(19,630)	-89.9%

Certificates of deposit	8,605	24,719	(16,114)	-65.2

Investments (1)	281,200	310,700	(29,500)	-9.5

Net loans receivable	56,315	58,148	(1,833)	-3.2

Total assets	354,668	419,434	(64,766)	-15.4

Deposits	201,922	146,315	55,607	38.0

Borrowed funds	122,010	238,879	(116,869)	-48.9

Total liabilities	326,873	388,311	(61,438)	-15.8

Stockholders’ equity	27,795	31,123	(3,328)	-10.7

(1)	Includes Federal Home Loan Bank stock.

Cash Equivalents. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $19.6 million to $2.2 million at June 30, 2010 from $21.8 million at June 30, 2009. The decreased cash equivalents at June 30, 2010 was primarily the result of repaying maturing Federal Reserve Bank short-term borrowings in July 2009. Other changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit decreased $16.1 million or 65.2% to $8.6 million at June 30, 2010. As part of our asset liability and liquidity management strategies, the Company began to redeem maturing FDIC insured certificates of deposit with other financial institutions. Contract terms typically ranged from five to twenty-four months at various times, risk-adjusted rates earned on certificates of deposit were higher than other investment alternatives at the time of investment and contributed to net interest income. These redemptions/maturities were primarily used to pay down borrowings.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio decreased $29.5 million or 9.5% to $281.2 million at June 30, 2010 from $310.7 million at June 30, 2009. Mortgage-backed securities decreased $59.1 million or 33.5% to $117.1 million at June 30, 2010. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $70.9 million which were partially offset by $15.5 million in purchases of U.S. Government Agency floating rate mortgage-backed securities. Investment securities increased $29.6 million or 23.9% to $153.2 million at June 30, 2010. This increase was due primarily to purchases of callable U.S. Government Agency securities totaling $67.0 million, investment grade corporate bonds totaling $34.7 million, U.S. dollar denominated investment grade foreign bonds totaling $5.4 million, investment grade short-term commercial paper totaling $3.0 million and municipal obligations totaling $1.9 million, which were partially offset by early redemptions and maturities totaling $44.8 million of U.S. Government Agency securities, $23.5 million of investment grade corporate bonds, $5.2 million of municipal obligations, $3.7 million of U.S. dollar-denominated investment grade foreign bonds and $3.0 million of investment grade short-term commercial paper. Our investment in Federal Home Loan Bank stock remained constant at $10.9 million during the fiscal year. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 14.

Net Loans Receivable. Net loans receivable decreased $1.8 million or 3.2% to $56.3 million at June 30, 2010, compared to June 30, 2009. The decrease in net loans receivable during fiscal 2010 was primarily due to increased loan repayments and decreased construction loan disbursements which were partially offset by increased loan originations. Our single-family residential loan portfolio increased and our consumer loan portfolio decreased in part due to approximately $3.3 million of loans previously classified as consumer being reclassified as single-family residential mortgages. Residential loan originations remained soft in fiscal 2010 due to the continued weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts. We expect these trends to continue into fiscal 2011.

Deposits. Total deposits increased $55.6 million or 38.0% to $201.9 million at June 30, 2010, compared to June 30, 2009. Certificates of deposit increased approximately $52.2 million or 90.8%. As part of our asset/liability management strategy, during fiscal 2010 we began to issue wholesale CD’s with deposit brokers to pay down short-term borrowings. This strategy also allows us to better match maturities within our corporate bond portfolio and to fund our floating rate mortgage-backed securities with CD’s that also float on a monthly basis. At June 30, 2010, the Company had $55.3 million of fully insured brokered certificates of deposit. Transaction accounts increased approximately $2.8 million or 9.0% as we continued to grow our customer base. Savings accounts increased $2.5 million or 7.5% while money market accounts decreased $1.7 million or 6.9%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk for a more detailed discussion of our use of wholesale CD funding.

Borrowed Funds. Borrowed funds include FHLB short and long term advances, Federal Reserve Bank short-term borrowings and short-term broker repurchase agreements. Borrowed funds decreased $116.9 million or 48.9% to $122.0 million at June 30, 2010, compared to June 30, 2009. FRB short-term borrowings decreased $108.8 million and were entirely repaid. FHLB long-term advances decreased $20.6 million or 15.8% to $109.5 million. Other short-term borrowings increased $12.5 million from none at June 30, 2009. The Company repositioned its borrowing mix as part of its assets/liability management program. In general, due to the overall continued weakness in the economy during fiscal 2010, the Company decided to reduce borrowings and increase its Tier 1 capital ratio.

Stockholders’ Equity. Total stockholders’ equity decreased $3.3 million or 10.7% to $27.8 million at June 30, 2010, compared to June 30, 2009. Accumulated other comprehensive income decreased $2.2 million primarily due to non-credit unrealized holding losses on securities with an other-than-temporary-impairment of $2.3 million, while capital expenditures for cash dividends and treasury stock purchases totaled $1.3 million and $159 thousand, respectively. See Note 6 to the Consolidated Financial Statements for a discussion of the accounting treatment of other than temporary impairments. These decreases were partially offset by net income of $372 thousand. Due to the overall reduction in stockholders’ equity, the Company chose to substantially reduce its borrowings in order to increase its Tier 1 capital ratio. We decreased our borrowings by reducing our investment and mortgage-backed securities and CD’s portfolios through attrition (approximately $40 million) and cash and cash equivalents by about $20 million. Due to these efforts, our Tier 1 capital ratio increased to 8.21% at June 30, 2010 from 7.35% at June 30, 2009.

RESULTS OF OPERATIONS

Condensed Statements of Income

	Year Ended June 30, 2010	Change	Year Ended June 30, 2009	Change	Year Ended June 30, 2008
	(Dollars in Thousands)
Interest income	$12,083	($5,355)	$17,438	($6,243)	$23,681
		-30.7%		-26.4%

Interest expense	$8,481	($1,830)	$10,311	($4,832)	$15,143
		-17.7%		-31.9%

Net interest income	$3,602	($3,525)	$7,127	($1,411)	$8,538
		-49.5%		-16.5%

(Recovery) provision for loan losses	$(11)	$283	$(294)	($171)	$(123)
		-96.3%		139.0%

Non-interest income	$370	($234)	$604	$7	$597
		-38.7%		1.2%

Non-interest expense	$3,624	($171)	$3,795	$159	$3,636
		-4.5%		4.4%

Income tax expense (benefit)	$(13)	($1,365)	$1,352	($498)	$1,850
		-101.0%		-26.9%

Net income	$372	($2,506)	$2,878	($894)	$3,772
		-87.1%		-23.7%

General. WVS reported net income of $372 thousand, $2.9 million and $3.8 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. The $2.5 million decrease in net income during fiscal 2010 was primarily the result of a $3.5 million decrease in net interest income, a $283 decrease in recoveries for loan losses and a $234 thousand decrease in non-interest income, which were partially offset by a $1.4 million decrease in income tax expense and a $171 thousand decrease in non-interest expense. Earnings per share totaled $0.18 (basic and diluted) for fiscal 2010 as compared to $1.35 (basic and diluted) for fiscal 2009. The decrease in earnings per share was due to a decrease in net income which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company’s stock repurchases during fiscal 2010.

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

	For the Years Ended June 30,
	2010			2009			2008
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1)	$58,895	$3,956	6.72%	$58,744	$4,050	6.89%	$59,437	$4,298	7.23%
Mortgage-backed securities	150,043	2,094	1.40	206,336	5,762	2.79	168,124	8,518	5.07
Investments - taxable	131,604	5,273	4.01	119,630	6,339	5.30	169,019	9,861	5.83
Investments - tax-free(2)	6,380	351	8.07	7,598	425	8.19	8,575	480	8.06
FHLB stock	10,875	—	0.00	10,108	137	1.36	9,506	433	4.56
Interest-bearing deposits	2,488	3	0.12	716	2	0.28	422	4	0.95
Certificates of deposits	14,538	406	2.79	20,287	723	3.56	2,468	87	3.53

Total interest-earning assets	374,823	12,083	3.27%	423,419	17,438	4.16%	417,551	23,681	5.72%

Non-interest-earning assets	3,534			3,424			4,239

Total assets	$378,357			$426,843			$421,790

Interest-bearing liabilities:

Interest-bearing deposits and escrows	$144,057	$1,251	0.87%	$134,887	$2,164	1.60%	$140,875	$3,927	2.79%
FHLB long-term advances	129,163	7,071	5.47	134,002	7,322	5.46	134,937	7,397	5.48
FHLB short-term advances	2,037	6	0.29	18,350	208	1.13	52,440	1,902	3.63
FRB short-term borrowings	52,401	142	0.27	72,826	299	0.41	3,195	72	2.25
Other short-term borrowings	3,259	11	0.34	18,603	318	1.71	41,293	1,845	4.47

Total interest-bearing liabilities	330,917	8,481	2.56%	378,668	10,311	2.72%	372,740	15,143	4.06%

Non-interest-bearing accounts	15,144			14,191			13,787

Total interest-bearing liabilities and non-interest-bearing accounts	346,061			392,859			386,527
Non-interest-bearing liabilities	1,877			2,546			3,915

Total liabilities	347,938			395,405			390,442
Equity	30,419			31,438			31,348

Total liabilities and equity	$378,357			$426,843			$421,790

Net interest income		$3,602			$7,127			$8,538

Interest rate spread			0.71%			1.44%			1.66%

Net yield on interest-earning assets(3)			1.00%			1.73%			2.10%

Ratio of interest-earning assets to interest-bearing liabilities			113.27%			111.82%			112.02%

(1)	Includes non-accrual loans.
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

	Year Ended June 30,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$6	$(100)	$(94)	$(48)	$(200)	$(248)
Mortgage-backed securities	(1,308)	(2,360)	(3,668)	1,554	(4,310)	(2,756)
Investments - taxable	462	(1,528)	(1,066)	(3,060)	(462)	(3,522)
Investments - tax-free	(65)	(9)	(74)	(66)	11	(55)
FHLB stock	9	(146)	(137)	25	(321)	(296)
Interest-bearing deposits	2	(1)	1	2	(4)	(2)
Certificates of deposit	(180)	(137)	(317)	635	1	636

Total interest-earning assets	(1,074)	(4,281)	(5,355)	(958)	(5,285)	(6,243)
Interest-bearing liabilities:
Interest-bearing deposits and Escrows	189	(1,102)	(913)	(293)	(1,470)	(1,763)
FHLB long-term borrowings	(264)	13	(251)	(48)	(27)	(75)
FHLB short-term borrowings	(110)	(92)	(202)	(822)	(872)	(1,694)
FRB short-term borrowings	(71)	(86)	(157)	332	(105)	227
Other short-term borrowings	(156)	(151)	(307)	(718)	(809)	(1,527)

Total interest-bearing liabilities	(412)	(1,418)	(1,830)	(1,549)	(3,283)	(4,832)

Change in net interest income	$(662)	$(2,863)	$(3,525)	$591	$(2,002)	$(1,411)

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $3.5 million or 49.5% in fiscal 2010 and $1.4 million or 16.5% in fiscal 2009. The decrease in fiscal 2010 was the result of a $5.4 million or 30.7% decrease in interest and dividend income, which was partially offset by a decrease in interest expense of $1.8 million or 17.7%. The decrease in fiscal 2009 was the result of a decrease in interest and dividend income of $6.2 million or 26.4%, which was partially offset by a decrease in interest expense of $4.8 million or 31.9%. Both fiscal years were adversely impacted due to fixed interest costs associated with our legacy FHLB long-term advances. We expect our fiscal 2011 fixed rate interest costs to fall substantially as these legacy long-term FHLB advances continue to mature.

Interest Income. Total interest income decreased by $5.4 million or 30.7% during fiscal 2010 and $6.2 million or 26.4% during fiscal 2009. The decreases in both fiscal 2009 and 2008 were primarily the result of decreased yields on the Company’s interest-earning assets which more than offset the decreases in rates paid on interest-bearing liabilities. During fiscal 2009, the global economy went into a deep recession and this weakness continued into fiscal 2010. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Within the Company’s investment portfolio, proceeds from early redemptions (i.e., calls) of U.S. Government Agency fixed-rate securities and repayments of U.S. Government Agency floating-rate mortgage-backed securities were primarily used to reduce borrowings.

Interest income on mortgage-backed securities decreased $3.7 million or 63.7% during fiscal 2010 and decreased $2.8 million or 32.4% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a 139 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio, and a $56.3 million decrease in the average balance of the mortgage-backed securities portfolio. Proceeds from repayments on the mortgage-backed securities were primarily used to reduce borrowings during fiscal 2010. The decrease in fiscal 2009 was primarily attributable to a 228 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio which was partially offset by a $38.2 million increase in the average balance of mortgage-backed securities portfolio.

Interest income on investment securities decreased $1.1 million or 16.9% during fiscal 2010 and $3.6 million or 34.6% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a 124 basis point decrease in the weighted average yield on the Company’s investment securities portfolio which was partially offset by a $10.8 million increase in the average balance of investments outstanding. The decrease in fiscal 2009 was primarily attributable to a $50.4 million decrease in the average balance of investments outstanding and a 50 basis point decrease in the weighted average yield on the Company’s investment securities portfolio.

Interest income on certificates of deposit decreased $317 thousand or 43.8% during fiscal 2010 and increased $636 thousand or 731.0% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a $5.7 million decrease in the average balance of the Company’s holding of FDIC insured certificates of deposit and a 77 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. Proceeds from maturing CD’s were primarily used to reduce borrowings during fiscal 2010. The increase in fiscal 2009 was primarily attributable to a $17.8 million increase in the average balance of the Company’s holdings of FDIC – insured certificates of deposit and a 3 basis point increase in the weighted average yield earned on the Company’s certificate of deposit holdings.

Dividend income on FHLB stock decreased $137 thousand or 100.0% during fiscal 2010 and $296 thousand or 68.4% during fiscal 2009. The decrease in fiscal 2010 was due to the December 2008 announcement by the FHLB of Pittsburgh suspending the payment of dividends and redemptions of excess capital stock from members. The decrease in fiscal 2009 was primarily attributable to a 320 basis point decrease in the weighted average yield earned on the Company’s holding of FHLB stock outstanding, which was partially offset by a $602 thousand increase in the average balance of FHLB stock outstanding. The FHLB’s stated purpose of the 2008 decision is to rebuild retained earnings to ensure adequate regulatory capital.

Interest income on net loans receivable decreased $94 thousand or 2.3% during fiscal 2010 and decreased $248 thousand or 5.8% during fiscal 2009. The decrease in fiscal 2010 was primarily the result of a 17 basis point decrease in the yield earned on the Company’s loan portfolio, which was partially offset by a $151 thousand increase in the average balance of net loans outstanding. The decrease in fiscal 2009 was primarily the result of a 34 basis point decrease in the yield earned on the Company’s loan portfolio, and a $693 thousand decrease in the average balance of net loans outstanding. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2010 and 2009, as well as offering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity, was constrained during both fiscal 2010 and 2009 due to weakness in the national economy. Management anticipates weakness in the real estate market to continue into fiscal 2011.

Interest Expense. Total interest expense decreased $1.8 million or 17.7% during fiscal 2010 and decreased $4.8 million or 31.9% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a $1.4 million decrease as a result of lower rates paid on interest-bearing liabilities due to lower market interest rates and a benefit of $412 thousand associated with a decrease in the weighted average balance of interest-bearing liabilities. The decrease in fiscal 2009 was primarily attributable to a $3.3 million decrease as a result of lower rates paid on interest-bearing liabilities due to lower market interest rates and a $1.5 million benefit associated with a change in the mix of total liabilities towards FRB short-term borrowings.

Interest expense on interest-bearing deposits and escrows decreased $913 thousand or 42.2% in fiscal 2010 and decreased $1.8 million or 44.9% in fiscal 2009. The decrease in fiscal 2010 was primarily attributable to lower rates paid on time deposits, money market and passbook accounts, and decreased average balances of money market accounts, which were partially offset by increased average balances of time deposits and passbook accounts. Average rates on time deposits, money markets and passbook accounts decreased by 129, 66 and 27 basis points, respectively. Average balances of money markets decreased $1.4 million, while average balances of time deposits and passbook accounts increased $7.6 million and $2.0 million, respectively. The decrease in fiscal 2009 was primarily attributable to lower rates paid on time deposits, money market and passbook accounts, and decreased average balances of time deposits, which were partially offset by increased average balances of money market and passbook accounts. Average rates on time deposits, money market and passbook accounts decreased by 159, 183, and 8 basis points, respectively. Average balances of time deposits decreased $9.1 million while average balances of money market and passbook accounts increased $2.6 million and $934 thousand, respectively, during fiscal 2009.

Interest expense on FHLB advances decreased $453 thousand or 6.0% during fiscal 2010 and decreased $1.8 million or 19.0% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to decreases in the average balance of FHLB long-term and FHLB short-term advances of $4.8 million and $16.3 million, respectively, and an 84 basis point decrease in the weighted average rate paid on FHLB short-term advances, which were partially offset by a 1 basis point increase in the weighted average rate paid on FHLB long-term advances. The decrease in fiscal 2009 was primarily attributable to decreases in the weighted average rate paid on FHLB short-term advances and FHLB long-term advances of 250 and 2 basis points, respectively, and decreases in the average balances of FHLB short-term advances and FHLB long-term advances of $34.1 million and $935 thousand, respectively. The decreases in the average rates on FHLB short-term advances reflects lower short-term market interest rates. Both fiscal years were adversely impacted due to fixed interest costs associated with our legacy FHLB long-term advances. We expect our fiscal 2011 fixed rate interest costs to fall substantially as these legacy long-term FHLB advances continue to mature.

Interest expense on other short-term borrowings decreased $307 thousand or 96.5% during fiscal 2010, and decreased $1.5 million or 82.8% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a $15.3 million decrease in the average balance of other short-term borrowings outstanding, and a 137 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in fiscal 2009 was primarily attributable to a 276 basis point decrease in the weighted average rate paid on other short-term borrowings and a $22.7 million decrease in the average balance of other short-term borrowings outstanding. The decrease in the average rate on other short-term borrowings reflects lower short-term market interest rates.

Interest expense on FRB short-term borrowings decreased $157 thousand or 52.5% during fiscal 2010, and increased $227 thousand or 315.3% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a 14 basis point decrease in the weighted average rate paid on FRB short-term borrowings, and a $20.4 million decrease in the average balance of FRB short-term borrowings outstanding. The increase in fiscal 2009 was primarily attributable to a $69.6 million increase in the average balance of FRB short-term borrowings outstanding, which was partially offset by a 184 basis point decrease in the weighted average rate paid on FRB short-term borrowings. The decrease in the average rate on FRB short-term borrowings reflects lower short-term market interest rates.

Recovery for Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded recoveries of $11 thousand and $294 thousand in fiscal 2010 and 2009, respectively. The recovery for fiscal 2010 was primarily attributable to the payoff of a non-performing multi-family residential real estate loan which was partially offset by the classification of three single-family residential real estate loans and two home equity lines of credit. The recovery for fiscal 2009 was primarily attributable to the payoff of one non-performing non-residential real estate loan.

Non-interest Income. Total non-interest income decreased by $234 thousand or 38.7% in fiscal 2010 and increased by $7 thousand or 1.2% in fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a $194 thousand other-than-temporary-impairment credit loss taken on two private-label collateralized mortgage obligations, and a $40 thousand decrease in service fee income on deposit accounts. The increase in fiscal 2009 was primarily attributable to increases in ATM and debit card fee income which was partially offset by decreases in service fee income on deposit accounts and a decrease in gains on investment securities sold.

Non-interest Expense. Total non-interest expense decreased $171 thousand or 4.5% in fiscal 2010, and increased $159 thousand or 4.4% during fiscal 2009. The decrease in fiscal 2010 was primarily attributable to a $141 thousand increase in the FDIC’s regular quarterly assessment rates, which were more than offset by decreases in employee related expenses and various other non-interest expenses. The increase in fiscal 2009 was primarily attributable to the Federal Deposit Insurance Corporation’s emergency deposit insurance assessment at June 30, 2009 which totaled $149 thousand and increases in the FDIC’s regular quarterly assessment rates, which were partially offset by decreases in various other non-interest expenses.

Income Taxes. Income taxes decreased $1.4 million or 101.0% during fiscal 2010 and decreased $498 thousand or 26.9% during fiscal 2009. The decrease in both fiscal 2010 and fiscal 2009 were primarily attributable to lower levels of taxable income. State mutual thrift tax expense for both fiscal 2010 and 2009 was favorably impacted by PA Education Improvement tax credits totaling $32 thousand and $135 thousand, respectively. The Company’s combined effective tax rate was -3.6% for the year ended June 30, 2010 and 32.0% for the year ended June 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $19.6 million during fiscal 2010 primarily due to $62.7 million of net cash used for financing activities which was partially offset by $42.2 million provided by investing activities and $900 thousand provided by operating activities.

Funds provided by operating activities totaled $900 thousand during fiscal 2010 as compared to $921 thousand during fiscal 2009. Net cash provided by operating activities was primarily comprised of $1.6 million of amortization and accretion of discounts, premiums and deferred loan fees, and $372 thousand of net income, which were partially offset by an $855 thousand increase in prepaid FDIC insurance premiums.

Funds provided by investing activities totaled $42.2 million during fiscal 2010 as compared to $24.5 million during fiscal 2009. Primary sources of funds during fiscal 2010 included repayments of investments, mortgage-backed securities and certificates of deposit totaling $80.9 million, $71.0 million and $25.9 million, respectively, and a decrease in net loans receivable of $1.8 million, which were partially offset by purchases of investments, mortgage-backed securities, certificates of deposits and fixed assets of $112.0 million, $15.5 million, $9.8 million, and $90 thousand, respectively. Investment purchases were comprised primarily of U.S. Government Agency Step-up notes and investment grade corporate debt obligations. Certificates of deposits purchased ranged in term from twelve to thirty months.

Funds used for financing activities totaled $62.7 million for fiscal 2010 as compared to $5.4 million in fiscal 2009. Primary uses of funds for fiscal 2010 were a $108.8 million decrease in FRB short-term borrowings, a $20.6 million decrease in FHLB long-term advances, $1.3 million in cash dividends paid on the Company’s common stock and $159 thousand in treasury stock purchases, which were partially offset by a $55.6 million increase in total deposits and a $12.5 million increase in other short-term borrowings. During fiscal 2010, the Company purchased 12,155 shares of Company common stock for approximately $159 thousand. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2010, the total approved loan commitments outstanding amounted to $1.1 million. At the same date, commitments under unused letters and lines of credit amounted to $5.4 million and the unadvanced portion of construction loans approximated $10.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2010, totaled $97.3 million, of which $49.5 million are through the CDARS One-Way Buy Program and $5.8 million were other brokered CD’s. Management believes that a significant portion of our local maturing deposits will remain with the Company. Management intends to repay a portion of the maturing wholesale CD’s with investment and MBS cash flows during fiscal 2011. The remaining wholesale CD’s will either be rolled over or replaced with borrowings depending upon market conditions.

The Company’s contractual obligations at June 30, 2010 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	109,500	87,000	5,000	5,000	12,500
Operating lease obligations	277,077	52,283	88,127	80,000	56,667

	386,577	139,283	93,127	85,000	69,167

See also Note 15 of the Company’s Consolidated Financial Statements.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through FHLB advances, other borrowings and through the retail and broker deposit market to provide the cash utilized in investing and financing activities. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 27, 2010, the Company’s Board of Directors declared a cash dividend of $0.16 per share payable on August 26, 2010 to shareholders of record at the close of business on August 16, 2010. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets and Tier 1 capital to risk weighted assets were 14.41% and 14.10%, respectively, at June 30, 2010. The Company’s ratio of Tier 1 capital to average total assets increased to 8.21% at June 30, 2010 from 7.35% at June 30, 2009.

Non-performing assets consist of non-accrual loans and real estate owned. A loan is placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but uncollected interest is deducted from interest income. The Company normally does not accrue interest on loans past due 90 days or more, however, interest may be accrued if management believes that it will collect on the loan. The Company’s non-performing assets at June 30, 2010 totaled approximately $1.7 million or 0.5% of total assets compared to $953 thousand or 0.2% of total assets at June 30, 2009. Non-performing assets at June 30, 2010 consisted of five single-family real estate loans totaling $1.3 million, and two home equity lines of credit totaling $359 thousand.

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

Throughout fiscal 2010, the global economy remained in the worst recession since the end of World War II. Many factors contributed to the recession, including: the failure, or near failure, of major financial institutions, marked declines in housing sales and prices, significant defaults in mortgage payments (particularly in the subprime sector), disruptions in global financial market liquidity, declining stock markets and increased volatility in the bond, commodity and equity markets.

As the various markets began to unravel, historical relationships between bonds, commodities and equities continued to diverge. This divergence created additional market volatility as market participants attempted to rebalance their portfolios. The world’s central banks continued to intervene in order to stabilize markets, at varying times and with varying degrees of success. The degree of co-ordination and timing between central banks varied due to differing perceptions of the problem and disparate impacts within a particular country’s economy. For example, the U.S. economy began to recover at a very slow and uneven rate. Domestic unemployment remained high which continued to impact the housing markets. Several governments within the Eurozone have experienced difficulty in managing their fiscal budgets. By contrast, economies in the Far East have performed relatively well.

Throughout fiscal 2010, the Company adjusted its asset/liability management tactics in two ways. First, we substantially increased our Tier 1 capital to average assets ratio from 7.35% at June 30, 2009 to 8.21% at June 30, 2010. We accomplished this primarily by reducing both Company assets and borrowings. With market interest rates at historical lows, we believed that the risks of maintaining a leveraged balance sheet far exceed the additional potential income that could be earned. Second, we reduced overall borrowings and changed the composition of our wholesale funding sources. We reduced our overall borrowings by $116.9 million. Short-term borrowings were reduced by $96.3 million and legacy FHLB long-term borrowings were reduced by over $20.5 million. We added two new sources of wholesale funding: the CDARS One-Way Buy Program and the limited use of other deposit brokers. We believe that the CDARS One-Way Buy Program made financial sense because it allows us to issue CDs that price monthly using the same LIBOR index used by our floating-rate MBS. The CDARS CD’s, along with the other brokered CD’s, also allow us to better match cash flow from our maturing corporate bond investments and monthly principal repayments from the MBS portfolio.

Looking ahead, we continue to believe that our net interest income will significantly improve in the second half of calendar year 2010. Our legacy long-term FHLB advances, taken out a number of years ago when interest rates were higher, will mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
09/30/10	$25.000	5.77%
12/31/10	$35.000	5.44%
03/31/11	$10.000	4.99%
06/30/11	$17.000	5.28%

We expect that these legacy long-term FHLB advances will reprice to much lower rates of interest. In addition, interest revenue on our substantial floating rate mortgage-backed securities portfolio should increase when market interest rates begin to rise.

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

During fiscal 2010, the Federal Open Market Committee maintained its targeted federal funds rate from at a range of 0.00% to 0.25%. The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive

These changes in short, intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and continued high levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. The Company’s proceeds from repayments on investment securities were used primarily to purchase U.S. Government Agency Step-up notes, investment-grade corporate bonds, floating-rate U.S. Government agency mortgage-backed securities and FDIC-insured bank certificates of deposit.

Principal repayments on the Company’s loan, investment, mortgage-backed securities and certificate of deposit portfolios for the fiscal year ended June 30, 2010, totaled $18.6 million, $80.9 million, $71.0 million and $25.9 million, respectively. Due to a marked reduction of global interest rates and Treasury yields, high market volatility and the declining spreads available on investment securities, the Company chose to reduce its overall level of borrowings. This strategy has allowed the Company to improve its capital ratios and liquidity posture while managing overall interest rate risk.

Due to the term structure of market interest rates, historically low long-term mortgage interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to be weak throughout calendar year 2010. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

Within the investment and mortgage-backed securities portfolio, the Company used cash flow from maturities, early redemptions and repayments of investments and mortgage-backed securities to purchase new U.S. Government Agency Step-up Notes, intermediate-term investment grade corporate bonds and fixed and floating rate U.S. Dollar denominated investment grade foreign bonds in order to provide current income and in response to the world-wide recession and the changing term premiums of market interest rates. This strategy has also helped to better match the interest-rate and liquidity risks associated with the Savings Bank’s customers’ liquidity preference for shorter term deposit products.

During fiscal 2010 principal investment purchases were comprised of: $62.9 million of callable U.S. Government Agency Step-Up Notes with initial lock-out periods as follows: 0-6 months - $59.9 million with a weighted average yield to call of approximately 2.74%; and 6 – 12 months - $3.0 million with a weighted average yield to call of approximately 2.40%; fixed rate investment grade corporate bonds - $33.7 million with a weighted average yield of 2.57%; floating rate U.S. Government Agency CMO’s - $15.4 million with a weighted average initial rate of 1.53%; bank certificates of deposit - $9.7 million with a weighted average yield of 1.90%; floating rate U.S. dollar denominated investment grade corporate bonds - $4.7 million with a weighted average yield at purchase of 2.18%; short-term investment grade commercial paper - $3.0 million with a weighted average yield of 0.37%; callable fixed-rate U.S. Government Agency bonds - $2.1 million with a weighted average yield to call of approximately 4.54%; and floating rate U.S. Government Agency bonds - $2.0 million with an initial weighted average rate of approximately 2.25%.

Major investment proceeds received during fiscal 2010 were: mortgage-backed securities - $71.0 million; callable U.S. Government Agency bonds - $44.8 million with a weighted average yield of 3.96%; bank certificates of deposit - $25.9 million with a weighted average yield of 3.34%; investment grade corporate bonds - $23.1 million with a weighted average yield of 3.77%; tax free municipal bonds - $4.0 million with a weighted average yield of 5.89%; U.S. dollar denominated investment grade foreign bonds - $3.7 million with a weighted average yield of 3.61%; and short-term investment grade commercial paper -$3.0 million with a weighted average yield of 0.37%.

As of June 30, 2010, the implementation of these asset and liability management initiatives resulted in the following:

1)

$115.0 million or 42.5% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

2)

$83.7 million or 31.0% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $6.7 million or 8.0%; 3 – 12 months - $35.5 million or 42.4%; 1 – 2 years - $16.6 million or 19.8%; 2 – 3 years - $7.8 million or 9.3%; 3 – 5 years - $11.5 million or 13.8%; and over 5 years - $5.6 million or 6.7%;

3)	$8.6 million or 2.4% of the Company’s total assets consisted of FDIC insured bank certificates of deposit with remaining maturities ranging from one to eighteen months;

4)

$4.6 million or 1.7% of the Company’s investment portfolio was comprised of fixed-rate callable U.S. Government Agency bonds which are callable as follows: 3 months or less - $2.0 million; and over 1 year - $2.6 million. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

5)	$970 thousand or 0.4% of the Company’s investment portfolio consisted of investment grade floating-rate corporate bonds which will reprice within three months and will mature within seven months;

6)	An aggregate of $30.8 million or 54.8% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

7)

The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $37.5 million or 30.7%; 3 – 12 months - $62.0 million or 50.8%; 1 – 3 years - $5.0 million or 4.1%; 3 – 5 years - $5.0 million or 4.1%; and over 5 years - $12.5 million or 10.3%.

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

	June 30,
	2010	2009	2008
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$243,519	$326,316	$377,916
Interest-bearing liabilities maturing or repricing within one year	248,813	228,295	207,133

Interest sensitivity gap	$(5,294)	$98,021	$170,783

Interest sensitivity gap as a percentage of total assets	-1.5%	23.37%	40.36%
Ratio of assets to liabilities maturing or repricing within one year	97.87%	142.94%	182.45%

During fiscal 2010, the Company managed its one year interest sensitivity gap by: (1) Repaying $108.8 million of maturing FRB short-term debt; (2) Repaying $20.6 million of maturing legacy FHLB long-term debt; (3) Issuing $43.0 million of floating rate CDARS CDs to match the LIBOR index used on floating rate MBS; (4) Issuing $6.5 million of fixed rate CDARS CDs to align corporate bond maturities and expected MBS cashflows; and (5) Issuing $5.8 million of other fixed rate brokered CDs at rates generally below those offered in our local market.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2010. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cummulative Gap ($’s)	$23,041	$(18,225)	$(13,805)	$24,265	$34,891	$40,666	$28,000
% of Total Assets	6.5%	-5.1%	-3.9%	6.8%	9.8%	11.4%	7.9%
Base Case Up 100 bp
Cummulative Gap ($’s)	$25,567	$(16,955)	$(11,121)	$25,809	$36,513	$42,352	$28,000
% of Total Assets	7.2%	-4.8%	-3.1%	7.3%	10.3%	11.9%	7.9%
Base Case No Change
Cummulative Gap ($’s)	$27,525	$(12,082)	$(5,294)	$32,241	$43,755	$49,277	$28,000
% of Total Assets	7.7%	-3.4%	-1.5%	9.1%	12.3%	13.9%	7.9%
Base Case Down 100 bp
Cummulative Gap ($’s)	$27,898	$(9,296)	$7,983	$38,838	$45,240	$49,530	$28,000
% of Total Assets	7.8%	-2.6%	2.2%	10.9%	12.7%	13.9%	7.9%
Base Case Down 200 bp
Cummulative Gap ($’s)	$43,034	$32.895	$27,332	$39,236	$45,577	$49,739	$28,000
% of Total Assets	12.1%	9.2%	7.7%	11.0%	12.8%	14.0%	7.9%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2010. This analysis was done assuming that the interest-earning assets will average approximately $303 million and $204 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2010. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2011					June 30, 2010
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-10.2%	-8.1%	—	8.5%	15.8%	-13.9%	-4.5%	—	4.3%	10.5%
Return on average equity	3.77%	4.00%	5.12%	6.31%	7.24%	3.17%	4.48%	5.10%	5.69%	6.52%
Return on average assets	0.48%	0.52%	0.67%	0.84%	0.98%	0.29%	0.42%	0.48%	0.53%	0.61%

Market value of equity (in thousands)						$24,192	$23,714	$23,806	$24,034	$22,183

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2010.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$4,986
6.64%

Adjustable rate	$5,915
4.57%

Undisbursed lines of credit
Adjustable rate	$4,972
3.76%

Loan origination commitments
Fixed rate	$608
6.50%

Adjustable rate	$540
4.44%
Letters of credit
Adjustable rate	$430
4.25%

$17,451

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), WVS Financial Corp. and subsidiary’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated September 14, 2010, expressed an unqualified opinion on the effectiveness of WVS Financial Corporation’s internal control over financial reporting.

/s/ S. R. Snodgrass, A.C.

Wexford, PA

September 14, 2010

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited WVS Financial Corp. and subsidiary’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. WVS Financial Corp. management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, WVS Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Audit Report of WVS Financial Corp. and our report dated September 14, 2010, expressed an unqualified opinion.

/s/ S. R. Snodgrass, A.C.

Wexford, PA

September 14, 2010

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	June 30,
	2010	2009
ASSETS
Cash and due from banks	$438	$522
Interest-earning demand deposits	1,760	21,306

Total cash and cash equivalents	2,198	21,828
Certificates of deposit	8,605	24,719
Investment securities available for sale (amortized cost of $0 and $500)	—	493
Investment securities held to maturity (market value of $157,379 and $124,366)	153,193	123,128
Mortgage-backed securities available for sale (amortized cost of $2,019 and $2,062)	2,146	2,075
Mortgage-backed securities held to maturity (market value of $110,443 and $166,695)	114,986	174,129
Net loans receivable (allowance for loan losses of $645 and $662)	56,315	58,148
Accrued interest receivable	2,430	2,347
Federal Home Loan Bank stock, at cost	10,875	10,875
Premises and equipment	679	692
Prepaid FDIC insurance premium	855	—
Deferred tax assets (net)	1,533	277
Other assets	853	723

TOTAL ASSETS	$354,668	$419,434

LIABILITIES
Deposits	$201,922	$146,315
Federal Home Loan Bank advances: long-term	109,500	130,079
FRB short-term borrowings	—	108,800
Other short-term borrowings	12,510	—
Accrued interest payable	837	1,151
Other liabilities	2,104	1,966

TOTAL LIABILITIES	326,873	388,311

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,415	21,392
Treasury stock (1,747,706 and 1,735,551 shares at cost)	(26,690)	(26,531)
Retained earnings - substantially restricted	35,270	36,220
Accumulated other comprehensive income (loss)	(2,238)	4

TOTAL STOCKHOLDERS’ EQUITY	27,795	31,123

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$354,668	$419,434

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2010	2009	2008
INTEREST AND DIVIDEND INCOME
Loans	$3,956	$4,050	$4,298
Investment securities	5,624	6,764	10,341
Mortgage-backed securities	2,094	5,762	8,518
Certificates of deposit	406	723	87
Interest-earning demand deposits	3	2	4
Federal Home Loan Bank stock	—	137	433

Total interest and dividend income	12,083	17,438	23,681

INTEREST EXPENSE
Deposits	1,251	2,164	3,927
Federal Home Loan Bank advances	7,077	7,530	9,299
FRB short-term borrowings	142	299	72
Other short-term borrowings	11	318	1,845

Total interest expense	8,481	10,311	15,143

NET INTEREST INCOME	3,602	7,127	8,538
Recovery for loan losses	(11)	(294)	(123)

NET INTEREST INCOME AFTER RECOVERY FOR LOAN LOSSES	3,613	7,421	8,661

NONINTEREST INCOME
Service charges on deposits	278	318	325
Gains on trading assets	16	—	—
Investment securities gains	1	—	7
Other than temporary impairment losses	(3,712)	—	—
Portion of loss recognized in other comprehensive income (before taxes)	3,518	—	—

Net impairment loss recognized in earnings	(194)	—	—
Other	269	286	265

Total noninterest income	370	604	597

NONINTEREST EXPENSE
Salaries and employee benefits	1,945	2,084	2,090
Occupancy and equipment	322	332	351
Data processing	243	248	252
Correspondent bank charges	93	97	103
Deposit insurance premium	343	202	18
Other	678	832	822

Total noninterest expense	3,624	3,795	3,636

Income before income taxes	359	4,230	5,622

Income tax expense (benefit)	(13)	1,352	1,850

NET INCOME	$372	$2,878	$3,772

EARNINGS PER SHARE:
Basic	$0.18	$1.35	$1.67
Diluted	0.18	1.35	1.67

AVERAGE SHARES OUTSTANDING:
Basic	2,066,335	2,133,234	2,252,604
Diluted	2,066,335	2,133,308	2,252,906

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings- Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total

Balance June 30, 2007	$38	$21,136	$(22,286)	$32,382	$23	$31,293

Net income				3,772		3,772
Other comprehensive income:
Unrealized holding gain on securities, net of income tax effect of $21					41	41

Comprehensive income						3,813
Exercise of stock options (15,300)		235				235
Purchase of treasury stock (107,376)			(1,755)			(1,755)
Cash dividends declared ($0.64 per share)				(1,442)		(1,442)
Other, net		4				4

Balance June 30, 2008	38	21,375	(24,041)	34,712	64	32,148

Net income				2,878		2,878
Other comprehensive income:
Unrealized holding loss on securities, net of income tax effect of ($31)					(60)	(60)

Comprehensive income						2,818
Expense of stock options awarded	—	16				16
Purchase of treasury stock (156,694)			(2,490)			(2,490)
Cash dividends declared ($0.64 per share)				(1,370)		(1,370)
Other, net		1				1

Balance June 30, 2009	38	21,392	(26,531)	36,220	4	31,123

Net income				372		372
Other comprehensive loss:
Non-credit unrealized holding losses on securities with OTTI, net of income tax effect of ($1,197)					(2,321)	(2,321)
Unrealized holding gain on securities, net of income tax effect of $41					79	79

Comprehensive loss						(1,870)
Expense of stock options awarded	—	23				23
Purchase of treasury stock (12,155)			(159)			(159)
Cash dividends declared ($0.64 per share)				(1,322)		(1,322)

Balance June 30, 2010	$38	$21,415	$(26,690)	$35,270	$(2,238)	$27,795

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2010	2009	2008
OPERATING ACTIVITIES
Net income	$372	$2,878	$3,772
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery for loan losses	(11)	(294)	(123)
Net impairment loss recognized in earnings	194	—	—
Depreciation	103	104	124
Investment securities gains	(1)	—	(7)
Accretion of discounts, premiums, and deferred loan fees	1,563	(610)	(1,180)
Trading gains	(16)	—	—
Purchase of trading securities	(1,975)	—	—
Proceeds from sale of trading securities	1,991	—	—
Deferred income taxes	(101)	504	(70)
(Increase) decrease in accrued interest receivable	(83)	(230)	1,597
Decrease in accrued interest payable	(314)	(388)	(130)
Increase (decrease) in deferred director compensation payable	10	(797)	302
Increase in prepaid federal deposit insurance	(855)	—	—
Other, net	23	(246)	(68)

Net cash provided by operating activities	900	921	4,217

INVESTING ACTIVITIES
Available for sale:
Purchase of investment and mortgage-backed securities	—	—	(157,231)
Proceeds from repayments of investment and mortgage-backed securities	42	7,541	158,664
Proceeds from sales of investment and mortgage-backed securities	501	,	326
Held to maturity:
Purchase of investment securities	(112,021)	(223,521)	(72,990)
Purchase of mortgage-backed securities	(15,451)	—	(117,630)
Proceeds from repayments of investment	80,430	221,167	155,558
Proceeds from repayments of mortgage-backed securities	70,935	39,992	23,262
Purchase of certificates of deposit	(9,755)	(27,111)	(9,401)
Maturities/redemptions of certificates of deposit	25,855	11,770	—
Net decrease (increase) in net loans receivable	1,767	(1,400)	3,962
Purchase of Federal Home Loan Bank stock	—	(13,242)	(19,504)
Redemption of Federal Home Loan Bank stock	—	9,298	18,913
Acquisition of premises and equipment	(90)	(29)	(77)
Other, net	—	—	2

Net cash provided by (used for) investing activities	42,213	24,465	(16,146)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	55,607	(4,224)	(8,608)
Net (decrease) increase in Federal Reserve Bank short-term borrowings	(108,800)	28,200	80,600
Net increase (decrease) in other short-term borrowings	12,510	(20,000)	(62,950)
Proceeds from Federal Home Loan Bank long-term advances	—	—	10,000
Repayments of Federal Home Loan Bank long-term advances	(20,579)	(5,500)	(5,000)
Net proceeds from exercise of stock options	—	—	235
Cash dividends paid	(1,322)	(1,370)	(1,442)
Purchase of treasury stock	(159)	(2,490)	(1,755)

Net cash (used for) provided by financing activities	(62,743)	(5,384)	11,080

(Decrease) Increase in cash and cash equivalents	(19,630)	20,002	(849)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	21,828	1,826	2,675

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,198	$21,828	$1,826

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$8,795	$10,699	$15,273
Taxes	69	1,266	1,902
Non cash item
Due to Federal Reserve Bank	1,130	824	1,221

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

The Company retained an independent third party to assist it in the determination of a fair value for each of its private-label CMO’s. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. We believe that the private-label CMO portfolio had two Other Than Temporary Impairments at June 30, 2010.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

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

Stock Options

The Company accounts for stock compensation based on the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options to be recognized as employee compensation expense over the requisite service period.

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

During the periods ended June 30, 2010, 2009, and 2008, the Company recorded $23 thousand, $16 thousand, and $0, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2010, there was approximately $73 thousand of unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009. That cost is expected to be recognized over the next four years.

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

The Company had 96,535, 122,519 and 0 non-vested stock options outstanding at June 30, 2010, 2009 and 2008, respectively. During the fiscal year ended June 2009, the Company issued 124,519 options. The weighted average fair value of each stock option issued in fiscal 2009 was $0.89.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general- purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio, and the net non-credit component of Other-Than-Temporary Impairment on its held-to-maturity CMO portfolio. The Company has elected to report the effects of its other comprehensive income as part of Note 3.

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

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this guidance did not have a significant impact on the Company’s financial statements.

In December 2009, the FASB issued ASU 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In December 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The objective of ASU 2009-17 is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASU 2009-17 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash – a consensus of the FASB Emerging Issues Task Force. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of this guidance did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810): Accounting and reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. ASU 2010-02 amends Subtopic 810-10 to address implementation issues related to changes in ownership provisions including clarifying the scope of the decrease in ownership and additional disclosures. ASU 2010-02 is effective beginning in the period that an entity adopts Statement 160. If an entity has previously adopted Statement 160, ASU 2010-02 is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009 and should be applied retrospectively to the first period Statement 160 was adopted. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements - subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. ASU 2010-04 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In January 2010, the FASB issued ASU 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging. ASU 2010-11 provides clarification and related additional examples to improve financial reporting by resolving potential ambiguity about the breadth of the embedded credit derivative scope exception in ASC 815-15-15-8. ASU 2010-11 is effective at the beginning of the first fiscal quarter beginning after June 15, 2010. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force. ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets. Refinancing or restructuring the loan does not make it eligible for removal from the pool, the FASB said. The amendment will be effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010 or later and is not expected to have a significant impact on the Company’s financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The Company is currently evaluating the impact the adoption of this guidance will have on the Company’s financial position or results of operations.

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2010	2009	2008

Weighted-average common shares issued	3,805,636	3,805,636	3,799,015

Average treasury stock shares	(1,739,301)	(1,672,402)	(1,546,411)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,066,335	2,133,234	2,252,604

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	74	302

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,066,335	2,133,308	2,252,906

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2010, there were 125,127 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive. At June 30, 2009, there were 124,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2008, there were no options which were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

3.	COMPREHENSIVE INCOME

Other comprehensive income primarily reflects changes in net unrealized gains (losses) on available-for-sale securities and the net non-credit component of OTTI on the Company’s held-to-maturity CMO portfolio. Total comprehensive income for the years ended June 30 is summarized as follows:

	2010	2009	2008

Net Income	$372	$2,878	$3,772
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities without OTTI	119	(91)	55
Unrealized losses on held-to-maturity securities with OTTI	(3,518)	—	—
Reclassification adjustment for gains included in net income	1	—	7

Other comprehensive (loss) income before tax	(3,398)	(91)	62
Income tax effect related to other comprehensive (loss) income	(1,156)	(31)	21

Other comprehensive (loss) income, net of tax	(2,242)	(60)	41

Comprehensive income (loss)	$(1,870)	$2,818	$3,813

4.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
HELD TO MATURITY
U.S. government agency securities	$55,002	$403	$(5)	$55,400
Corporate debt securities	83,710	3,090	(6)	86,794
Foreign debt securities (1)	9,711	482	—	10,193
Obligations of states and political Subdivisions	4,770	222	—	4,992

Total	$153,193	$4,197	$(11)	$157,379

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2009
AVAILABLE FOR SALE
Equity securities	$500	$—	$(7)	$493

Total	$500	$—	$(7)	$493

HELD TO MATURITY
U.S. government agency securities	$32,937	$387	$(74)	$33,250
Corporate debt securities	74,065	783	(193)	74,655
Foreign debt securities (1)	8,168	36	(29)	8,175
Obligations of states and political subdivisions	7,958	328	—	8,286

Total	$123,128	$1,534	$(296)	$124,366

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

In 2010, 2009, and 2008, the Company recorded realized investment security gains of $1, $0, and $7. Proceeds from sales of investment securities during 2010, 2009, and 2008 were $501, $0, and $326.

The amortized cost and fair values of debt securities at June 30, 2010, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
HELD TO MATURITY
Amortized cost	$45,237	$44,539	$32,579	$30,838	$153,193
Fair value	45,542	47,173	33,415	31,249	157,379

Investment securities with amortized costs of $28,734 and $118,593 and fair values of $29,002 and $119,817 at June 30, 2010 and 2009, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
AVAILABLE FOR SALE

Government National Mortgage Association certificates	$2,019	$127	$—	$2,146

Total	$2,019	$127	$—	$2,146

HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$70,899	$71	$(376)	$70,594
Other	44,087	—	(4,238)	39,849

Total	$114,986	$71	$(4,614)	$110,443

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
AVAILABLE FOR SALE

Government National Mortgage Association certificates	$2,062	$13	$—	$2,075

Total	$2,062	$13	$—	$2,075

HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$117,133	$72	$(1,298)	$115,907
Other	56,996	—	(6,208)	50,788

Total	$174,129	$72	$(7,506)	$166,695

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost and fair value of mortgage-backed securities at June 30, 2010, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
AVAILABLE FOR SALE
Amortized cost	$—	$—	$—	$2,019	$2,019
Fair value	—	—	—	2,146	2,146

HELD TO MATURITY
Amortized cost	$—	$—	$—	$114,986	$114,986
Fair value	—	—	—	110,443	110,443

At June 30, 2010 and 2009, mortgage-backed securities with an amortized cost of $81,384 and $132,806 and fair values of $80,758 and $130,343, were pledged to secure borrowings with the Federal Home Loan Bank and the Federal Reserve Bank of Cleveland.

6.	UNREALIZED LOSSES ON SECURITIES

The following table shows the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2010 and 2009.

	2010
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$—	$—	$404	$(5)	$404	$(5)
Corporate debt securities	3,893	(6)	—	—	3,893	(6)
Collateralized mortgage obligations:
Agency	15,607	(116)	33,065	(260)	48,672	(376)
Other	—	—	39,849	(4,238)	39,849	(4,238)

Total	$19,500	$(122)	$73,318	$(4,503)	$92,818	$(4,625)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	2009
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$2,447	$(74)	$—	$—	$2,447	$(74)
Corporate debt securities	20,893	(193)	—	—	20,893	(193)
Foreign equity securities (1)	1,977	(29)	—	—	1,977	(29)
Equity securities	—	—	493	(7)	493	(7)
Collateralized mortgage obligations:
Agency	40,693	(490)	66,078	(808)	106,771	(1,298)
Other	—	—	50,788	(6,208)	50,788	(6,208)

Total	$66,010	$(786)	$117,359	$(7,023)	$183,369	$(7,809)

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

In accordance with ASC Topic 820, revisions were made to the recognition and reporting requirements for Other-Than-Temporary-Impairments (“OTTI”) of debt securities classified as available-for-sale and held-to-maturity.

For debt securities, the “ability and intent to hold” provision was eliminated, and impairment is now considered to be other than temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its amortized cost basis, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell the security). In addition, the probability standard relating to the collectability of cash flows was eliminated, and impairment is now considered to be other than temporary if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis of the security (any such shortfall is referred to as a credit loss).

The Company evaluates outstanding available-for-sale and held-to-maturity securities in an unrealized loss position (i.e., impaired securities) for OTTI on a quarterly basis. In doing so, the Company considers many factors including, but not limited to: the credit ratings assigned to the securities by the Nationally Recognized Statistical Rating Organizations (NRSROs); other indicators of the credit quality of the issuer; the strength of the provider of any guarantees; the length of time and extent that fair value has been less than amortized cost; and whether the Company has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. In the case of its private label residential MBS, the Company also considers prepayment speeds, the historical and projected performance of the underlying loans and the credit support provided by the subordinate securities. These evaluations are inherently subjective and consider a number of quantitative and qualitative factors.

The following table presents a roll-forward of the credit loss component of the amortized cost of mortgage-backed securities that we have written down for OTTI and the credit component of the loss that is recognized in earnings. The beginning balance represents the credit loss component for mortgage-backed securities for which OTTI occurred prior to adoption of the guidance of ASC Topic 320-10-69. OTTI recognized in earnings for credit impaired mortgage-back securities is presented as additions in two

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

components based upon whether the current period is the first time the mortgage-backed security was credit-impaired (initial credit impairment) or is not the first time the mortgage-backed security was credit impaired (subsequent credit impairments). The credit loss component is reduced if we sell, intend to sell or believe that we will be required to sell previously credit-impaired mortgage-backed securities. Additionally, the credit loss component is reduced if we receive cash flows in excess of what we expected to receive over the remaining life of the credit impaired mortgage-backed securities, the security matures or is fully written down. Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month period ended June 30, 2010:

Twelve Months Ended June 30, 2010
(In thousands)

Beginning balance	$—
Initial credit impairment	194
Subsequent credit impairment	—
Reductions for amounts recognized in earnings due to intent or requirement to sell	—
Reductions for securities sold	—
Reduction for increase in cash flows expected to be collected	—

Ending Balance	$194

A summary of investment gains and losses recognized in income during the twelve month period ended June 30, 2010 are as follows:

Twelve Months Ended June 30, 2010
(In thousands)

Available for sale securities
Realized gains	$1
Realized losses	—
Other than temporary impairment	—

Total available-for-sale securities	$1

Twelve Months Ended June 30, 2010
(In thousands)

Held-to maturity securities
Realized gains	$—
Realized losses	—
Other than temporary impairment	194

Total held-to-maturity securities	$194

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

During the twelve months ended June 30, 2010, the Company recorded a $194 thousand credit impairment charge and a $2.3 million non-credit unrealized holding loss (net of income tax effect of $1.2 million) to accumulated other Comprehensive Income.

In the case of its private label residential MBS that exhibit adverse risk characteristics, the Company employs models to determine the cash flows that it is likely to collect from the securities. These models consider borrower characteristics and the particular attributes of the loans underlying the securities, in conjunction with assumptions about future changes in home prices and interest rates, to predict the likelihood a loan will default and the impact on default frequency, loss severity and remaining credit enhancement. A significant input to these models is the forecast of future housing price changes for the relevant states and metropolitan statistical areas, which are based upon an assessment of the various housing markets. In general, since the ultimate receipt of contractual payments on these securities will depend upon the credit and prepayment performance of the underlying loans and, if needed, the credit enhancements for the senior securities owned by the Company, the Company uses these models to assess whether the credit enhancement associated with each security is sufficient to protect against likely losses of principal and interest on the underlying mortgage loans. The development of the modeling assumptions requires significant judgment.

In conjunction with our adoption of ASC Topic 820 effective June 30, 2009, the Company retained an independent third party to assist it with the private label CMO portfolio OTTI assessment. The independent third party utilized certain assumptions for producing the cash flow analyses used in the OTTI assessment. Key assumptions would include interest rates, expected market participant spreads and discount rates, housing prices, projected future delinquency levels and assumed loss rates on any liquidated collateral.

The Company reviewed the independent third party’s assumptions used in the June 30, 2010 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that two private-label CMO’s in the portfolio had an Other Than Temporary Impairment at June 30, 2010.

If the Company intends to sell an impaired debt security, or more likely than not will be required to sell the security before recovery of its amortized cost basis, the impairment is other-than-temporary and is recognized currently in earnings in an amount equal to the entire difference between fair value and amortized cost. The Company does not anticipate selling its private-label CMO portfolio, nor does Management believe that the Company will be required to sell these securities before recovery of this amortized cost basis.

In instances in which the Company determines that a credit loss exists but the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before the anticipated recovery of its remaining amortized cost basis, the OTTI is separated into (1) the amount of the total impairment related to the credit loss and (2) the amount of the total impairment related to all other factors (i.e., the noncredit portion). The amount of the total OTTI related to the credit loss is recognized in earnings and the amount of the total OTTI related to all other factors is recognized in accumulated other comprehensive loss. The total OTTI is presented in the Statement of Income with an offset for the amount of the total OTTI that is recognized in accumulated other comprehensive loss. Absent the intent or requirement to sell a security, if a credit loss does not exist, any impairment is considered to be temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

Regardless of whether an OTTI is recognized in its entirety in earnings or if the credit portion is recognized in earnings and the noncredit portion is recognized in other comprehensive income (loss), the estimation of fair values has a significant impact on the amount(s) of any impairment that is recorded.

The noncredit portion of any OTTI losses on securities classified as available-for-sale is adjusted to fair value with an offsetting adjustment to the carrying value of the security. The fair value adjustment could increase or decrease the carrying value of the security. All of the Company’s private-label CMOs were originally, and continue to be classified, as held to maturity.

In periods subsequent to the recognition of an OTTI loss, the other-than-temporarily impaired debt security is accounted for as if it had been purchased on the measurement date of the OTTI at an amount equal to the previous amortized cost basis less the credit-related OTTI recognized in earnings. For debt securities for which credit-related OTTI is recognized in earnings, the difference between the new cost basis and the cash flows expected to be collected is accreted into interest income over the remaining life of the security in a prospective manner based on the amount and timing of future estimated cash flows.

The Company has investments in 36 positions that are impaired at June 30, 2010, including 10 positions in private-label collateralized mortgage obligations. Based on its analysis, management has concluded that two private-label CMO’s are other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE

Major classifications of loans are summarized as follows:

	2010	2009

First mortgage loans:
1 - 4 family dwellings	$17,247	$14,989
Construction	25,618	23,581
Land acquisition and development	3,060	1,440
Multi-family dwellings	5,636	5,070
Commercial	7,635	9,179

	59,196	54,259

Consumer loans:
Home equity	2,190	5,808
Home equity lines of credit	2,676	2,605
Other	280	1,034

	5,146	9,447

Commercial loans	3,585	4,102

Less:
Undisbursed construction and land development	10,901	8,896
Net deferred loan fees	66	102
Allowance for loan losses	645	662

	11,612	9,660

Net loans receivable	$56,315	$58,148

The Company’s primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2010 and 2009, the Company had approximately $18 million and $16 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2010 and 2009, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

	2010	2009	2008

Principal outstanding	$1,666	$953	$1,582

Interest income that would have been recognized	114	77	117
Interest income recognized	36	51	70

Interest income foregone	$78	$26	$47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The following table is a summary of the loans considered to be impaired as of June 30:

	2010	2009	2008
Impaired loans with an allocated allowance	$—	$6	$972
Impaired loans without an allocated allowance	—	—	—

Total impaired loans	$—	$6	$972

Allocated allowance on impaired loans	$—	$6	$340
Average impaired loans	215	972	972
Income recognized on impaired loans	38	114	34

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

	2010	2009

Balance, July 1	$2,270	$2,384
Additions	118	29
Amounts collected	(169)	(143)
Other – Director retired	(2,219)	—

Balance, June 30	$—	$2,270

8.	ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

	2010	2009	2008

Balance, July 1	$662	$956	$986
Add:
Recovery for loan losses	(11)	(294)	(123)
Recoveries	—	—	93
Less:
Loans charged off	6	—	—

Balance, June 30	$645	$662	$956

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2010	2009

Investment and mortgage-backed securities	$2,168	$1,977
Loans receivable	262	370

Total	$2,430	$2,347

10.	FEDERAL HOME LOAN BANK STOCK

The Savings Bank is a member of the FHLB System. As a member, West View maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 0.75 percent of the outstanding unused FHLB borrowing capacity and 4.75 percent of its outstanding FHLB borrowings, as calculated throughout the year.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2010	2009

Land and improvements	$246	$246
Buildings and improvements	2,046	2,019
Furniture, fixtures, and equipment	885	1,050

	3,177	3,315
Less accumulated depreciation	2,498	2,623

Total	$679	$692

Depreciation charged to operations was $103, $104, and $124, for the years ended June 30, 2010, 2009, and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS

Deposit accounts are summarized as follows:

	2010		2009
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

Non-interest-earning checking	$14,828	7.3%	$13,095	8.9%
Interest-earning checking	18,792	9.3	17,743	12.1
Savings accounts	35,137	17.4	32,686	22.3
Money market accounts	22,797	11.3	24,485	16.7
Advance payments by borrowers for taxes and insurance	744	0.4	841	0.6

	92,298	45.7	88,850	60.6

Savings certificates:
2.00% or less	98,006	48.5	26,477	18.1
2.01 - 4.00%	8,596	4.3	25,146	17.2
4.01 - 6.00%	2,977	1.5	5,782	4.0
6.01 - 6.95%	45	0.0	60	0.1

	109,624	54.3	57,465	39.4

Total	$201,922	100.0%	$146,315	100.0%

The maturities of savings certificates at June 30, 2010, are summarized as follows:

Within one year	$97,309
Beyond one year but within two years	5,112
Beyond two years but within three years	2,488
Beyond three years but within four years	1,873
Beyond four years but within five years	2,129
Beyond five years	713

Total	$109,624

Savings certificates with balances of $100,000 or more amounted to $64,375 and $8,509 on June 30, 2010 and 2009, respectively.

At June 30, 2010, the Savings Bank had outstanding $49,518 of certificates issued through the CDARS One-Way Buy Program. CDARS CDs totaling $43,000 reprice on a monthly basis at LIBOR plus 14 basis points and mature on April 7, 2011. The remaining $6,518 of the CDARS CDs mature on April 14, 2011 and carry a fixed rate of interest at 0.60%.

At June 30, 2010, the Savings Bank also had $5,820 of other brokered CDs, which carried fixed rates of interest ranging from 0.30% to 0.60% with various maturities through April 7, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS (Continued)

Interest expense by deposit category for the years ended June 30 is as follows:

	2010	2009	2008

Interest-earning checking accounts	$8	$9	$10
Savings accounts	117	196	217
Money market accounts	83	251	633
Savings certificates	1,034	1,697	3,056
Advance payments by borrowers for taxes and insurance	9	11	11

Total	$1,251	$2,164	$3,927

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average	Stated interest rate range
Description	from	to	interest rate (1)	from	to	2010	2009

Convertible	09/22/10	07/27/17	5.32%	4.26%	6.10%	$109,500	$129,500
Fixed rate	05/03/10	05/03/10	3.53	3.53	3.53	—	579

Total						$109,500	$130,079

(1)	For fiscal year ended 2010.

Maturities of FHLB long-term advances at June 30, 2010, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate

2011	$87,000	5.45%
2012	5,000	5.03
2013	—	—
2014	5,000	5.41
2015	—	—
2016 and thereafter	12,500	4.44

Total	$109,500	5.32%

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates ranging from three months to seven years. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company’s FHLB stock, investment securities and loans are subject to substantial prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2010	2009

FHLB revolving and short-term advances: Ending balance	$—	$—
Average balance during the year	2,037	18,350
Maximum month-end balance during the year	10,000	85,070
Average interest rate during the year	0.29%	1.14%
Weighted-average rate at year-end	—%	—%

At June 30, 2010, the Company had remaining borrowing capacity with the FHLB of approximately $26.7 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and investment and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $13,380 and $0 at June 30, 2010 and 2009, respectively, as collateral for the repurchase agreements. The Company pledged investment securities with a carrying value of $0 and $90,191, at June 30, 2010 and 2009, respectively, as collateral for the Federal Reserve borrowings as explained in Notes 4 and 5. The following tables present information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2010	2009

Ending balance	$12,510	$—
Average balance during the year	3,259	18,603
Maximum month-end balance during the year	12,510	85,776
Average interest rate during the year	0.34%	1.71%
Weighted-average rate at year-end	0.36%	—%

FEDERAL RESERVE BANK SHORT-TERM BORROWINGS

	2010	2009

Ending balance	$—	$108,800
Average balance during the year	52,401	72,826
Maximum month-end balance during the year	77,400	131,500
Average interest rate during the year	0.27%	0.41%
Weighted-average rate at year-end	—%	0.25%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Savings Bank’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $17,451 and $17,506 at June 30, 2010 and 2009, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2010, contractually mature in less than one year.

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

As of June 30, 2010 and 2009, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2010
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$30,711	14.41%	$28,929	13.59%
To Be Well Capitalized	21,306	10.00	21,279	10.00
For Capital Adequacy Purposes	17,044	8.00	17,024	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$30,033	14.10%	$28,251	13.28%
To Be Well Capitalized	12,783	6.00	12,768	6.00
For Capital Adequacy Purposes	8,522	4.00	8,512	4.00

Tier I Capital (to Average Total Assets)

Actual	$30,033	8.21%	$28,251	7.72%
To Be Well Capitalized	18,299	5.00	18,296	5.00
For Capital Adequacy Purposes	14,639	4.00	14,637	4.00

	June 30, 2009
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$31,818	14.50%	$30,448	13.88%
To Be Well Capitalized	21,941	10.00	21,936	10.00
For Capital Adequacy Purposes	17,552	8.00	17,549	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$31,114	14.18%	$29,744	13.56%
To Be Well Capitalized	13,164	6.00	13,162	6.00
For Capital Adequacy Purposes	8,776	4.00	8,775	4.00

Tier I Capital (to Average Total Assets)

Actual	$31,114	7.35%	$29,744	7.03%
To Be Well Capitalized	21,173	5.00	21,162	5.00
For Capital Adequacy Purposes	16,938	4.00	16,930	4.00

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

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price

Outstanding, June 30, 2007	12,294	3,614	$15.39

Granted	—	—
Exercised	(12,294)	(3,006)
Forfeited	—	—

Outstanding, June 30, 2008	—	608	$15.77

Granted	87,019	37,500	16.20
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2009	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2010	87,019	38,108	$16.20

Exercisable at year-end	20,484	8,108	$16.10

Available for future grant	26,981	500

At June 30, 2010, for officers and employees there were 87,019 options outstanding with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 8.49 years. There were 20,484 options exercisable with a weighted-average price of $16.20.

There were also 38,108 options outstanding for directors with a weighted-average exercise price of $16.19, and a weighted-average remaining contractual life of 8.14 years. There were 8,108 options exercisable with a weighted-average price of $16.19.

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

The RRP expired during 2004, and all unissued shares were retired. RRP costs are accrued to operations and added back to stockholders’ equity over a four- to ten-year vesting period. Net compensation expense attributed to the RRPs amounted to $0, $1, and $1 for the years ended June 30, 2010, 2009, and 2008, respectively.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $60, $100, and $113 for the years ended June 30, 2010, 2009, and 2008, respectively. Total ESOP shares as of June 30, 2010 and 2009, were 242,035 and 237,475, respectively.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2010, 2009, and 2008.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2010, 2009, and 2008, 17,842, 17,842, and 17,842 shares, respectively, were held by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES

The provision for income taxes consists of:

	2010	2009	2008

Currently payable:
Federal	$81	$739	$1,767
State	7	109	153

	88	848	1,920
Deferred	(101)	504	(70)

Total	$(13)	$1,352	$1,850

In addition to income taxes applicable to income before taxes in the consolidated income statement, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2010	2009	2008
Net unrealized gain on securities available for sale	$(41)	$31	$(21)
Net non-credit losses on securities with OTTI	1,197	—	—

	$1,156	$31	$(21)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2010	2009

Deferred tax assets:
Allowance for loan losses	$188	$193
Deferred compensation	172	164
Reserve for uncollected interest	39	16
Reserve for off-balance sheet commitments	11	14
OTTI other impairment	1,197	—
OTTI credit impairment	66	—
Other	43	63

Total gross deferred tax assets	1,716	450

Deferred tax liabilities:
Net unrealized gain on securities available for sale	43	2
Deferred origination fees, net	127	144
Depreciation reserve	22	36
Other	1	1

Total gross deferred tax liabilities	193	183

Net deferred tax assets	$1,523	$267

No valuation allowance was established at June 30, 2010 and 2009, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

The Company and its subsidiary file a consolidated federal income tax return. Prior to 1996, the Savings Bank was permitted under the Internal Revenue Code to establish a tax reserve for bad debts, and to make annual additions within specified limitations which may have been deducted in arriving at its taxable income. Subsequent to 1995, the Savings Bank’s bad debt deduction may be computed using an amount based on its actual loss experience (the “experience method”).

The Small Business Job Protection Act of 1996, adopted in August 1996, generally (1) repealed the provision of the Code which authorized use of the percentage of taxable income method by qualifying savings institutions to determine deductions for bad debts, effective for taxable years beginning after 1995, and (2) required that a savings institution recapture for tax purposes (i.e. take into income) over a six-year period its applicable excess reserves. For a savings institution such as West View which is a “small bank”, as defined in the Code, generally this is the excess of the balance of its bad debt reserves as of the close of its last taxable year beginning before January 1, 1996, over the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988. Any recapture would be suspended for any tax year that began after December 31, 1995, and before January 1, 1998 (thus a maximum of two years), in which a savings institution originated an amount of residential loans which was not less than the average of the principal amount of such loans made by a savings institution during its six most recent taxable years beginning before January 1, 1996. The amount of tax bad debt reserves subject to recapture was approximately $1.2 million, which was recaptured ratably over a six-year period ending December 31, 2003. In accordance with FASB No. 109, deferred income taxes have previously been provided on this amount, therefore no financial statement expense has been recorded as a result of this recapture. The Company’s supplemental bad debt reserve of approximately $3.8 million is not subject to recapture.

Under FASB Interpretation No. 48, the Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not (“MLTN”) that the tax position would be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the MLTN threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the MLTN threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the MLTN threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Guidance is also provided on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2010		2009		2008
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

Provision at statutory rate	$122	34.0%	$1,438	34.0%	$1,911	34.0%
State income tax, net of federal tax benefit	5	1.4	72	1.7	101	1.8
Tax exempt income	(119)	(33.1)	(145)	(3.4)	(163)	(2.9)
Other, net	(21)	(5.8)	(13)	(0.3)	1	—

Actual tax expense and effective rate	$(13)	(3.6)%	$1,352	32.0%	$1,850	32.9%

The Company is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.	REGULATORY MATTERS

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2010 and 2009, the Savings Bank had required reserves of $611 and $560, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2010, surplus funds of $3,363 were not available for dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS

The Company adopted FASB ASC Topic 820 “Fair Value Measurement and Disclosures” effective July 1, 2008, which provides a frame work for measuring fair value under generally accepted accounting procedures. FASB ASC Topic 820 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

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

The following tables present the assets reported on the consolidated balance sheet at their fair value as of June 30, 2010 and June 30, 2009, by level within the fair value hierarchy. As required by FASB ASC Topic 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2010
	Level I	Level II	Level III	Total
Assets Measured on a Recurring Basis:
Mortgage-backed securities available for sale: GNMA certificates	$—	$2,146	$—	$2,146
Mortgage-backed securities held to maturity: Collateralized mortgage obligations - other	—	—	9,935	9,935

Total	$—	$2,146	$9,935	$12,081

	June 30, 2009
	Level I	Level II	Level III	Total
Assets Measured on a Recurring Basis:
Investment securities available for sale: Equity securities	$493	$—	$—	$493
Mortgage-backed securities available for sale: GNMA certificates	—	2,075	—	2,075

Total	$493	$2,075	$—	$2,568

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS (Continued)

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

The following table represents the changes in the Level III fair-value category for the twelve month period ended June 30, 2010. The Company classifies financial instruments in Level III of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation model for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

Fair value measurements using significant unobservable inputs (Level III)

Private-label Mortgage-backed securities Held-to-maturity June 30, 2010
Beginning balance – July 1, 2009	$—
Total net realized/unrealized losses
Included in earnings
Net realized losses on securities held-to-maturity	(194)
Included in other comprehensive income	(3,518)
Transfers into Level III	13,647

Ending balance – June 30, 2010	9,935

The Company had no assets or liabilities reported on the consolidated balance sheet at their fair value on a nonrecurring basis as of June 30, 2010 or June 30, 2009.

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$2,198	$2,198	$21,828	$21,828
Certificates of deposit	8,605	8,605	24,719	24,719
Investment securities	153,193	157,379	123,621	124,859
Mortgage-backed securities	117,132	112,589	176,204	168,770
Net loans receivable	56,315	60,403	58,148	61,292
Accrued interest receivable	2,430	2,430	2,347	2,347
FHLB stock	10,875	10,875	10,875	10,875

FINANCIAL LIABILITIES
Deposits	$201,922	$202,275	$146,315	$146,711
FHLB advances	109,500	113,721	130,079	136,915
Federal Reserve Bank short-term borrowings	—	—	108,800	108,800
Other short-term borrowings	12,510	12,510	—	—
Accrued interest payable	837	837	1,151	1,151

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2010	2009
ASSETS
Interest-earning deposits with subsidiary bank	$1,730	$1,336
Investment in subsidiary bank	26,013	29,753
Accrued interest receivable and other assets	59	44

TOTAL ASSETS	$27,802	$31,133

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$7	$10
Stockholders’ equity	27,795	31,123

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,802	$31,133

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2010	2009	2008
INCOME
Investment and mortgage-backed securities	$—	$3	$20
Certificates of deposit	—	4	3
Dividend from subsidiary	1,940	2,900	2,900
Investment securities gains, net	—	—	6
Interest-earning deposits with subsidiary bank	5	13	42

Total income	1,945	2,920	2,971

OTHER OPERATING EXPENSE	99	121	116

Income before equity in undistributed earnings of subsidiary	1,846	2,799	2,855
Equity in undistributed earnings of subsidiary	(1,498)	77	895

Income before income taxes	348	2,876	3,750
Income tax benefit	(24)	(2)	(22)

NET INCOME	$372	$2,878	$3,772

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2010	2009	2008
OPERATING ACTIVITIES
Net income	$372	$2,878	$3,772
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	1,498	(77)	(895)
Investment securities gains	—	—	(6)
Other, net	5	(2)	(14)

Net cash provided by operating activities	1,875	2,799	2,857

INVESTING ACTIVITIES
Available for sale:
Purchase of investment and mortgage-backed securities	—	—	(4,556)
Proceeds from repayments of investment and mortgage-backed securities	—	500	6,070
Proceeds from sales of investment securities	—	—	61
Held to maturity:
Purchases of investment and mortgage-backed securities	—	(697)	—
Proceeds from repayments of investment and mortgage-backed securities	—	700	—
Purchases of certificates of deposit	—	(198)	(198)
Maturities of certificates of deposit	—	396	—

Net cash provided by investing activities	—	701	1,377

FINANCING ACTIVITIES
Net proceeds from exercise of stock options	—	—	235
Cash dividends paid	(1,322)	(1,370)	(1,442)
Purchases of treasury stock	(159)	(2,490)	(1,755)

Net cash used for financing activities	(1,481)	(3,860)	(2,962)

Increase (decrease) in cash and cash equivalents	394	(360)	1,272

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,336	1,696	424

CASH AND CASH EQUIVALENTS END OF YEAR	$1,730	$1,336	$1,696

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2009	December 2009	March 2010	June 2010
Total interest and dividend income	$3,199	$3,078	$2,965	$2,841
Total interest expense	2,213	2,160	2,074	2,034

Net interest income	986	918	891	807
Provision (recovery) for loan losses	3	(9)	(4)	(1)

Net interest income after provision (recovery) for loan losses	983	927	895	808

Total noninterest income	153	133	39	45
Total noninterest expense	910	926	880	908

Income (loss) before income taxes	226	134	54	(55)
Income taxes (benefit)	55	1	(20)	(49)

Net income (loss)	$171	$133	$74	$(6)

Per share data:
Net income
Basic	$0.08	$0.06	$0.04	$0.00
Diluted	0.08	0.06	0.04	0.00
Average shares outstanding
Basic	2,070,085	2,068,932	2,065,027	2,061,208
Diluted	2,070,085	2,068,932	2,065,027	2,061,208

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September	December	March	June
	2008	2008	2009	2009
Total interest and dividend income	$4,884	$4,997	$3,944	$3,613
Total interest expense	3,035	2,651	2,367	2,258

Net interest income	1,849	2,346	1,577	1,355
(Recovery) provision for loan losses	(6)	27	14	(329)

Net interest income after (recovery) provision for loan losses	1,855	2,319	1,563	1,684

Total noninterest income	167	156	141	140
Total noninterest expense	973	962	832	1,028

Income before income taxes	1,049	1,513	872	796
Income taxes	292	501	290	269

Net income	$757	$1,012	$582	$527

Per share data:
Net income
Basic	$0.35	$0.47	$0.28	$0.25
Diluted	0.35	0.47	0.28	0.25
Average shares outstanding
Basic	2,191,776	2,159,271	2,106,399	2,074,307
Diluted	2,191,783	2,159,587	2,106,399	2,074,307

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends
Quarter Ended	High	Low	Declared
June 2010	$14.25	$10.50	$0.16
March 2010	14.55	13.96	0.16
December 2009	15.66	14.25	0.16
September 2009	16.40	14.62	0.16

June 2009	$17.45	$14.50	$0.16
March 2009	16.50	14.80	0.16
December 2008	17.26	15.87	0.16
September 2008	16.40	15.80	0.16

There were five Nasdaq Market Makers in the Company’s common stock as of June 30, 2010: Citadel Securities LLC; UBS Securities LLC; Stifel Nicolaus & Co.; Knight Equity Markets, L.P. and E*Trade Capital Markets LLC.

According to the records of the Company’s transfer agent, there were approximately 603 shareholders of record at August 30, 2010. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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