Form 10-K, Exhibit 13
period 2011-06-30
WVS FINANCIAL CORP
filed 2011-09-13
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2011

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Stockholders’ Letter	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis	4

Report of Independent Registered Public Accounting Firm	23

Consolidated Balance Sheet	24

Consolidated Statement of Income	25

Consolidated Statement of Changes in Stockholders’ Equity	26

Consolidated Statement of Cash Flows	27

Notes to the Consolidated Financial Statements	28

Common Stock Market Price and Dividend Information	70

Corporate Information	71

To Our Shareholders:

Since December 2007, the global and U.S. economies have remained in the worst economic shape since the end of World War II. At last year’s annual shareholders’ meeting, we spoke about the diminished economic outlook for fiscal 2011, the impact of low market interest rates on earnings, the painful decision to reduce the stock dividend in light of the diminished operating environment, and our plans to improve the Company’s earnings above fiscal year 2010.

Last November, the Federal Open Market Committee (FOMC) decided to expand the Federal Reserve’s holdings of securities to promote a stronger pace of economic recovery and to help ensure that inflation, over time, is at levels consistent with its mandate. In particular, the FOMC purchased approximately $850 - $900 billion of longer-term U.S. Treasury securities through the end of the second quarter of calendar year 2011. Economists may differ over the merits of the FOMC’s actions. However, our customers and we see higher overall rates of inflation at the grocery store and gas pumps. Many of our customers, friends, family members, and neighbors are struggling to meet their monthly obligations. The federal government’s latest fiscal deficit exceeds one trillion dollars. The Standard & Poor’s rating service reduced the nation’s debt rating from AAA to AA+. In addition, in August 2011, the FOMC indicated that low interest rates might continue into mid 2013. It appears that low interest rates will likely continue to adversely affect earnings in the banking business for some time to come.

It is against this backdrop, that the Board and Management took decisive measures to manage the Company’s affairs to weather this economic storm. Due to low market interest rates, it became increasingly more difficult to earn an acceptable rate of return on new assets. The Board decided to reduce the size of our balance sheet, by paying down $87 million of high cost legacy Federal Home Loan Bank Advances and about $55 million of wholesale deposits. We also scrutinized every nickel of expenses. We cut expenses where we could, froze line items within our control such as director fees and employee salaries, and continued to invest in Bank operations to reduce costs and improve efficiencies. These actions, though painful, helped to improve the Company’s earnings in fiscal 2011.

Net income improved to $1.226 million in fiscal 2011 from $372 thousand in fiscal 2010. Our capital ratios also increased dramatically during fiscal 2011. The Tier 1 leverage capital ratio increased to 13.12% at June 30, 2011 from 8.21% at June 30, 2010. We accomplished this without selling any additional stock in a weak market or accepting any government funds. Investment asset quality also improved. We reduced our investment in private label mortgage backed securities (PLMBS) by over $21 million. All of the PLMBS were rated AAA when purchased in 2005. No accounting impairment charges were incurred on the PLMBS portfolio in fiscal 2011, as compared to $194 thousand in fiscal 2010. We will continue to use an independent valuation firm to help us monitor our PLMBS investments. These improvements in earnings, asset quality, and capital will allow us to grow our balance sheet over time in a safe and sound manner as market conditions get better.

The Company’s Board of Directors, management, and employees wish to thank our shareholders and customers for their continued support.

David J. Bursic	David L. Aeberli
President and Chief Executive Officer	Chairman of the Board of Directors

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$228,888	$354,668	$419,434	$423,109	$408,076
Net loans receivable	49,952	56,315	58,148	56,477	60,350
Mortgage-backed securities	70,568	117,132	176,204	215,905	121,517
Investment securities	89,438	153,193	123,621	128,537	211,597
Deposit accounts - Retail	143,518	146,584	146,315	150,142	159,377
Deposit accounts – Wholesale	248	55,338	—	—	—
FHLB advances – long-term	22,500	109,500	130,079	135,579	130,579
FHLB advances – short-term	32,059	—	—	—	—
FRB short-term borrowings	—	—	108,800	80,600	—
Other short-term borrowings	—	12,510	—	20,000	82,950
Stockholders’ equity	28,878	27,795	31,123	32,148	31,293
Non-performing assets, troubled debt restructurings and potential problem loans(2)	2,401	1,666	1,268	1,924	1,574

Selected Operating Data:
Interest income	$9,225	$12,083	$17,438	$23,681	$24,310
Interest expense	4,220	8,481	10,311	15,143	15,985

Net interest income	5,005	3,602	7,127	8,538	8,325
Provision for (Recovery of) loan losses	(15)	(11)	(294)	(123)	13

Net interest income after provision for (recovery of) loan losses	5,020	3,613	7,421	8,661	8,312
Non-interest income	514	370	604	597	626
Non-interest expense	3,846	3,624	3,795	3,636	3,529

Income before income tax expense	1,688	359	4,230	5,622	5,409
Income tax expense (benefit)	462	(13)	1,352	1,850	1,763

Net income	$1,226	$372	$2,878	$3,772	$3,646

Per Share Information:
Basic earnings	$0.60	$0.18	$1.35	$1.67	$1.57
Diluted earnings	$0.60	$0.18	$1.35	$1.67	$1.57
Dividends per share	$0.28	$0.64	$0.64	$0.64	$0.64
Dividend payout ratio	46.67%	355.56%	47.41%	38.32%	46.76%
Book value per share at period end:
Common Equity	$14.03	$13.51	$15.03	$14.44	$13.49
Tier I Equity	$14.92	$14.59	$15.03	$14.40	$13.48
Average shares outstanding:
Basic	2,057,930	2,066,335	2,133,234	2,252,604	2,319,928
Diluted	2,057,930	2,066,335	2,133,308	2,252,906	2,321,536

	As of or For the Year Ended June 30,
	2011	2010	2009	2008	2007

Selected Operating Ratios(1):
Average yield earned on interest-earning assets(3)	3.34%	3.27%	4.16%	5.72%	6.15%
Average rate paid on interest-bearing liabilities	1.76	2.56	2.72	4.06	4.46
Average interest rate spread(4)	1.58	0.71	1.44	1.66	1.69
Net interest margin(4)	1.83	1.00	1.73	2.10	2.14
Ratio of interest-earning assets to interest-bearing liabilities	116.43	113.27	111.82	112.02	111.53
Non-interest expense as a percent of average assets	1.35	0.96	0.89	0.86	0.87
Return on average assets	0.43	0.10	0.67	0.89	0.90
Return on average equity	4.38	1.22	9.15	12.03	12.14
Ratio of average equity to average assets	9.85	8.04	7.37	7.43	7.43
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(1):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(2)	4.34%	2.96%	2.18%	3.41%	2.60%
Non-performing assets as a percent of total assets(2)	1.05	0.47	0.23	0.37	0.30
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(2)	1.05	0.47	0.30	0.45	0.39
Allowance for loan losses as a percent of total loans receivable	1.24	1.13	1.12	1.66	1.60
Allowance for loan losses as a percent of non-performing loans	29.09	38.72	69.46	60.43	81.89
Charge-offs to average loans receivable outstanding during the period	0.00	0.01	0.00	0.00	0.00

Capital Ratios(1):
Tier 1 risk-based capital ratio	21.57%	14.10%	14.18%	21.71%	22.41%
Total risk-based capital ratio	22.03	14.41	14.50	22.37	23.15
Tier 1 leverage capital ratio	13.12	8.21	7.35	7.75	8.13

(1)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

WVS FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements, as that term is defined in the U.S. federal securities laws. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by us, projections involving anticipated revenues, earnings, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipated,” “believe,” “expect,” “intend,” “plan,” “estimate” or similar expressions.

Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. Forward-looking statements involve risks, uncertainties and assumptions (some of which are beyond our control), and as a result actual results may differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere herein:

•

our investments in our businesses and in related technology could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to our earnings;

•

general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for loan losses or a reduced demand for credit or fee-based products and services;

•	changes in the interest rate environment could reduce net interest income and could increase credit losses;

•

the conditions of the securities markets could change, which could adversely affect, among other things, the value or credit quality of our assets, the availability and terms of funding necessary to meet our liquidity needs and our ability to originate loans and leases;

•	changes in the extensive laws, regulations and policies governing financial holding companies and their subsidiaries could alter our business environment or affect our operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

•

competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet or bank regulatory reform; and

•

acts or threats of terrorism and actions taken by the United States or other governments as a result of such acts or threats, including possible military action, could further adversely affect business and economic conditions in the United States generally and in our principal markets, which could have an adverse effect on our financial performance and that of our borrowers and on the financial markets and the price of our common stock.

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new or future events except to the extent required by federal securities laws.

GENERAL

WVS Financial Corp. is the parent holding company of West View Savings Bank (“West View” or the “Savings Bank”). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2011.

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

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2011	2010	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$1,960	$2,198	$(238)	- 10.8%

Certificates of deposit	3,668	8,605	(4,937)	- 57.4

Investments (1)	169,330	281,200	(111,870)	-39.8

Net loans receivable	49,952	56,315	(6,363)	-11.3

Total assets	228,888	354,668	(125,780)	-35.5

Deposits – Retail	143,518	146,584	(3,066)	-2.1

Deposits - Wholesale	248	55,338	(55,090)	-99.6

Borrowed funds	54,559	122,010	(67,451)	-55.3

Total liabilities	200,010	326,873	(126,863)	-38.8

Stockholders’ equity	28,878	27,795	1,083	3.9

(1)	Includes Federal Home Loan Bank stock.

Cash Equivalents. Cash on hand and interest-earning deposits represent cash equivalents. Cash equivalents decreased $238 thousand to $2.0 million at June 30, 2011 from $2.2 million at June 30, 2010. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit decreased $4.9 million or 57.4% to $3.7 million at June 30, 2011. As part of our asset liability and liquidity management strategies, the Company continued to redeem maturing FDIC insured certificates of deposit with other financial institutions. Contract terms typically range from five to twenty-four months. At various times, risk-adjusted rates earned on certificates of deposit are higher than other investment alternatives at the time of investment and contribute to net interest income. Proceeds from certificates of deposit were primarily used to pay down borrowings and whole-sale deposits.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. Due to continued low market interest rates in fiscal 2011, it became increasingly more difficult to earn an acceptable rate of return on new assets. The Company decided to reduce the size of the investment and mortgage-backed securities portfolios and to pay down high cost legacy Federal Home Loan Bank advances and wholesale deposits. The Company’s investment portfolio decreased $111.9 million or 39.8% to $169.3 million at June 30, 2011 from $281.2 million at June 30, 2010. Mortgage-backed securities decreased $46.6 million or 39.8% to $70.6 million at June 30, 2011. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $40.9 million and $22.1 million in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio, which were partially offset by $17.8 million in purchases of U.S. Government Agency floating rate mortgage-backed securities. Investment securities decreased $63.8 million or 41.6% to $89.4 million at June 30, 2011. This decrease was due primarily to early issuer redemptions and maturities totaling $71.7 million of U.S. Government Agency securities, $43.3 million of investment grade corporate bonds, $9.6 million of U.S. dollar denominated investment grade foreign bonds, $5.5 million of investment grade short-term commercial paper, $1.9 million of municipal obligations, and $1.6 million of investment grade corporate utility first mortgage bonds, which were partially offset by purchases of U.S. Government Agency securities totaling $56.6 million, investment grade short-term commercial paper totaling $5.5 million, investment grade corporate bonds totaling $5.1 million, U.S. dollar denominated investment grade foreign bonds totaling $3.7 million, and municipal obligations totaling $600 thousand. Our investment in Federal Home Loan Bank stock decreased $1.6 million or 14.3% to $9.3 million at June 30, 2011 due to partial redemptions of excess stock by the FHLB. Proceeds from investments were used to repay borrowings and wholesale deposits. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 16.

Net Loans Receivable. Net loans receivable decreased $6.4 million or 11.3% to $50.0 million at June 30, 2011, compared to June 30, 2010. The decrease in net loans is primarily attributable to: lower net balances of construction and land development loans ($3.3 million) due to soft demand for new speculative construction loans by local builders, refinancing and other repayments of previously originated 1-4 family loans ($2.3 million) due to low market interest rates and repayments on the Company’s multi-family, consumer and commercial loan portfolios ($1.0 million). Due to the stagnant economy, a number of the Company’s small builders have experienced slow sales of their housing inventories. This slow down in sales also caused a substantially reduced number of new home starts which adversely impacted originations of new speculative construction loans. Record low interest rates for fixed rate permanent mortgage loans caused further levels of refinance activity on the Company’s 1-4 family loan portfolio. The Company does not believe that it can effectively hedge the interest rate risk inherent in new fixed rate originations, especially on thirty year fixed rate mortgages. Consumer acceptance of fifteen and twenty-year fixed rate mortgages has been limited due to the small rate differential and fixed rate thirty year mortgage loans. Historically, adjustable rate mortgage loans have not been popular in the Company’s local market area because of the low rate of housing turnover. Residential loan originations remained soft in fiscal 2011 due to the continued weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts. We expect these trends to continue into fiscal 2012.

Deposits. The Company’s deposit base is comprised of two major segments: wholesale deposits and retail deposits. Wholesale deposits are certificates of deposit (CD’s) raised through deposit brokers or issued through non-broker sources such as the Promontory Financial Network’s Certificate of Deposit Account Registry Service (“CDARS”). During fiscal 2010, the Company began to issue wholesale CD’s to pay down short-term borrowings with the Federal Reserve Bank of Cleveland. This strategy also allowed us to fund our floating rate mortgage–backed securities with wholesale CD’s that also float on a monthly basis. In addition, we were able to better match repayments on the corporate bond portfolio with targeted maturities of wholesale deposits.

During fiscal 2011, the Company reduced its wholesale deposits from $55.3 million at June 30, 2010 to $248 thousand at June 30, 2011. Due to unattractive investment returns, the Company chose to reduce the size of its investment and mortgage-backed securities portfolios to reduce the amount of wholesale deposits.

Retail deposits decreased approximately $3.1 million or 2.1%. The Company’s customers primarily reduced CD holdings by transferring funds to more liquid holdings (such as savings and money market accounts). Money market and savings accounts grew by $3.8 million or 6.6%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds decreased $67.5 million or 55.3% to $54.6 million during fiscal 2011. The Company’s borrowed funds are comprised of two components: legacy FHLB long-term advances and short-term borrowings. Short-term borrowings include FHLB short-term advances, other short-term borrowings, and FRB short-term borrowings.

During fiscal 2011, the Company repaid $87.0 million of legacy FHLB long-term advances with rates ranging from 4.96% to 6.01%. Due to unattractive investment returns, the Company chose to reduce the size of its investment and mortgage-backed securities portfolio to pay down maturing high cost legacy FHLB long-term advances. At June 30, 2011, our remaining legacy FHLB long-term advances totaled $22.5 million and a weighted-average interest rate of 4.79%. In August 2011, we repaid a $5.0 million legacy FHLB advance with a weighted average rate of 5.03%.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2011, we increased our FHLB short-term borrowings by $32.1 million and entirely repaid other short-term borrowings totaling $12.5 million. We had no FRB short-time borrowings during fiscal 2011.

Stockholders’ Equity. Total stockholders’ equity increased $1.1 million or 3.9% to $28.9 million at June 30, 2011, compared to June 30, 2010. The increase in stockholders’ equity was primarily attributable to Company net income of $1.2 million and other comprehensive income, net of tax, totaling $411 thousand, which was partially offset by $576 thousand of cash dividends paid on the Company’s common stock. See Note 3 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (Tier 1 Equity basis) grew from $14.59 at June 30, 2010 to $14.92 at June 30, 2011. On a Common Equity basis, book value per share increased from $13.51 at June 30, 2010 to $14.03 at June 30, 2011. The Company also substantially increased its capital ratios during fiscal 2011 to further bolster its balance sheet. Our tier 1 leverage ratio increased from 8.21% at June 30, 2010 to 13.12% at June 30, 2011. The total risk-based capital ratio increased from 14.41% at June 30, 2010 to 22.03% at June 30, 2011. The Company achieved these capital ratio improvements by reducing balance sheet leverage and increasing capital.

RESULTS OF OPERATIONS

Condensed Statements of Income

	Year Ended		Year Ended		Year Ended
	June 30,		June 30,		June 30,
	2011	Change	2010	Change	2009
	(Dollars in Thousands)

Interest income	$9,225	($2,858)	$12,083	($5,355)	$17,438
		-23.7%		-30.7%

Interest expense	$4,220	($4,261)	$8,481	($1,830)	$10,311
		-50.2%		-17.7%

Net interest income	$5,005	$1,403	$3,602	($3,525)	$7,127
		39.0%		-49.5%

Recovery of loan losses	$(15)	$4	$(11)	$283	$(294)
		36.4%		-96.3%

Non-interest income	$514	$144	$370	($234)	$604
		38.9%		-38.7%

Non-interest expense	$3,846	$222	$3,624	($171)	$3,795
		6.1%		-4.5%

Income tax expense (benefit)	$462	$475	$(13)	($1,365)	$1,352
		3,653.8%		-101.0%

Net income	$1,226	$854	$372	($2,506)	$2,878
		229.6%		-87.1%	$17,438

General. The Company reported net income of $1.2 million, $372 thousand and $2.9 million for the fiscal years ended June 30, 2011, 2010 and 2009, respectively. The $854 thousand increase in net income during fiscal 2011 was primarily the result of a $1.4 million increase in net interest income, a $144 thousand increase in non-interest income and a $4 thousand increase in recoveries of loan losses, which were partially offset by a $475 thousand increase in income tax expense and a $222 thousand increase in non-interest expense. Earnings per share totaled $0.60 (basic and diluted) for fiscal 2011 as compared to $0.18 (basic and diluted) for fiscal 2010. The increase in earnings per share was primarily due to the increase in net income. The $2.5 million decrease in net income during fiscal 2010 was primarily the result of a $3.5 million decrease in net interest income, a $283 decrease in recoveries for loan losses and a $234 thousand decrease in non-interest income, which were partially offset by a $1.4 million decrease in income tax expense and a $171 thousand decrease in non-interest expense. Earnings per share totaled $0.18 (basic and diluted) for fiscal 2010 as compared to $1.35 (basic and diluted) for fiscal 2009. The decrease in earnings per share was due to a decrease in net income which was partially offset by a reduction in the weighted average number of shares outstanding due to the Company’s stock repurchases during fiscal 2010.

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

	For the Years Ended June 30,
	2011			2010			2009
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1)	$54,932	$3,297	6.00%	$58,895	$3,956	6.72%	$58,744	$4,050	6.89%
Mortgage-backed securities	82,284	1,196	1.45	150,043	2,094	1.40	206,336	5,762	2.79
Investments - taxable	117,849	4,395	3.73	131,604	5,273	4.01	119,630	6,339	5.30
Investments - tax-free(2)	4,213	211	7.41	6,380	351	8.07	7,598	425	8.19
FHLB stock	10,245	—	0.00	10,875	—	0.00	10,108	137	1.36
Interest-bearing deposits	2,707	3	0.11	2,488	3	0.12	716	2	0.28
Certificates of deposits	6,945	123	1.77	14,538	406	2.79	20,287	723	3.56

Total interest-earning assets	279,175	9,225	3.30%	374,823	12,083	3.27%	423,419	17,438	4.16%

Non-interest-earning assets	4,753			3,534			3,424

Total assets	$283,928			$378,357			$426,843

Interest-bearing liabilities:

Interest-bearing deposits and escrows	$164,991	$918	0.56%	$144,057	$1,251	0.87%	$134,887	$2,164	1.60%
FHLB long-term advances	62,626	3,265	5.21	129,163	7,071	5.47	134,002	7,322	5.46
FHLB short-term advances	1,603	4	0.25	2,037	6	0.29	18,350	208	1.13
FRB short-term borrowings	—	—	0.00	52,401	142	0.27	72,826	299	0.41
Other short-term borrowings	10,553	33	0.31	3,259	11	0.34	18,603	318	1.71

Total interest-bearing liabilities	239,773	4,220	1.76%	330,917	8,481	2.56%	378,668	10,311	2.72%

Non-interest-bearing accounts	14,734			15,144			14,191

Total interest-bearing liabilities and non-interest-bearing accounts	254,507			346,061			392,859
Non-interest-bearing liabilities	1,459			1,877			2,546

Total liabilities	255,966			347,938			395,405
Equity	27,962			30,419			31,438

Total liabilities and equity	$283,928			$378,357			$426,843

Net interest income		$5,005			$3,602			$7,127

Interest rate spread			1.58%			0.71%			1.44%

Net yield on interest-earning assets(3)			1.83%			1.00%			1.73%

Ratio of interest-earning assets to interest-bearing liabilities			116.43%			113.27%			111.82%

(1)	Includes non-accrual loans.
(2)	Yields on tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)

	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(253)	$(406)	$(659)	$6	$(100)	$(94)
Mortgage-backed securities	(998)	100	(898)	(1,308)	(2,360)	(3,668)
Investments - taxable	(680)	(198)	(878)	462	(1,528)	(1,066)
Investments - tax-free	(102)	(38)	(140)	(65)	(9)	(74)
FHLB stock	—	—	—	9	(146)	(137)
Interest-bearing deposits	—	—	—	2	(1)	1
Certificates of deposit	(167)	(116)	(283)	(180)	(137)	(317)

Total interest-earning assets	(2,200)	(658)	(2,858)	(1,074)	(4,281)	(5,355)
Interest-bearing liabilities:
Interest-bearing deposits and Escrows	245	(578)	(333)	189	(1,102)	(913)
FHLB long-term borrowings	(3,485)	(321)	(3,806)	(264)	13	(251)
FHLB short-term borrowings	(1)	(1)	(2)	(110)	(92)	(202)
FRB short-term borrowings	(71)	(71)	(142)	(71)	(86)	(157)
Other short-term borrowings	23	(1)	22	(156)	(151)	(307)

Total interest-bearing liabilities	(3,289)	(972)	(4,261)	(412)	(1,418)	(1,830)

Change in net interest income	$1,089	$314	$1,403	$(662)	$(2,863)	$(3,525)

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $1.4 million or 39.0% in fiscal 2011 and decreased $3.5 million or 49.5% in fiscal 2010. The increase in fiscal 2011 was the result of a $4.3 million or 50.2% decrease in interest expense, which was partially offset by a decrease in interest and dividend income of $2.9 million or 23.7%. The decrease in fiscal 2010 was the result of a decrease in interest and dividend income of $5.4 million or 30.7%, which was partially offset by a decrease in interest expense of $1.8 million or 17.7%. Fiscal 2011 was favorably impacted by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances. We expect fiscal 2012 fixed rate interest costs associated with legacy FHLB long-term advances to fall substantially, when compared to fiscal 2011, due to lower average outstanding balances.

Interest Income. Total interest income decreased by $2.9 million or 23.7% during fiscal 2011 and $5.4 million or 30.7% during fiscal 2010. The decrease in fiscal 2011 was primarily the result of lower average balances of, which was partially offset by a three basis point increase in the overall yield on financial assets. The decrease in fiscal 2010 was primarily the result of decreased yields on the Company’s interest-earning assets, and to a lesser extent, lower average balances on financial assets. During fiscal 2009, the global economy went into a deep recession and this weakness continued through fiscal 2010 and fiscal 2011. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. During fiscal 2011, the Company used repayments from its investment portfolio to substantially reduce borrowings due to relatively unattractive net interest margins associated with its wholesale leverage strategy. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on investment securities decreased $1.0 million or 18.1% during fiscal 2011 and $1.1 million or 16.9% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to a $15.9 million decrease in the average balance of the Company’s investment portfolio and a 31 basis point decrease in the weighted average yield on the Company’s investment portfolio. The decrease in fiscal 2010 was primarily attributable to a 124 basis point decrease in the weighted average yield on the Company’s investment securities portfolio which was partially offset by a $10.8 million increase in the average balance of investments outstanding. Proceeds from repayments on the Company’s investments were primarily used to reduce borrowings and wholesale deposits during fiscal 2011.

Interest income on mortgage-backed securities decreased $898 thousand or 42.9% during fiscal 2011 and decreased $3.7 million or 63.7% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to a $67.8 million decrease in the average balance of the Company’s mortgage-backed securities portfolio, which was partially offset by a 5 basis point increase in the weighted average yield on the Company’s mortgage-backed securities portfolio. The decrease in fiscal 2010 was primarily attributable to a 139 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio, and a $56.3 million decrease in the average balance of the mortgage-backed securities portfolio. Proceeds from repayments on the mortgage-backed securities were primarily used to reduce borrowings and wholesale deposits during fiscal 2011.

Interest income on net loans receivable decreased $659 thousand or 16.7% during fiscal 2011 and decreased $94 thousand or 2.3% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to a 72 basis point decrease in the weighted average yield earned on the Company’s loan portfolio and a $4.0 million decrease in the average balance of net loans outstanding. The decrease in fiscal 2010 was primarily the result of a 17 basis point decrease in the yield earned on the Company’s loan portfolio, which was partially offset by a $151 thousand increase in the average balance of net loans outstanding. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company limited its origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2011 and 2010, as well as offering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity, were constrained during both fiscal 2011 and 2010 due to weakness in the national economy. Management anticipates weakness in the real estate market to continue into fiscal 2012.

Interest income on certificates of deposit decreased $283 thousand or 69.7% during fiscal 2011 and decreased $317 thousand or 43.8% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to a $7.6 million decrease in the average balance of the Company’s holding of FDIC insured certificates of deposit and a 102 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. The decrease in fiscal 2010 was primarily attributable to a $5.7 million decrease in the average balance of the Company’s holding of FDIC insured certificates of deposit and a 77 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. Proceeds from maturing CD’s were primarily used to reduce borrowings and whole-sale deposits during fiscal 2011.

No dividend income on FHLB stock was received during fiscal 2011 and decreased $137 thousand or 100.0% during fiscal 2010. The decrease in fiscal 2010 was due to the December 2008 announcement by the FHLB of Pittsburgh suspending the payment of dividends and redemptions of excess capital stock from members. The FHLB’s stated purpose of the 2008 decision was to rebuild retained earnings to ensure adequate regulatory capital. Beginning in the quarter ended December 31, 2010, the FHLB began redeeming excess capital stock from members. During fiscal 2011, approximately $1.6 million of the Company’s FHLB stock was redeemed by the FHLB.

Interest Expense. Total interest expense decreased $4.3 million or 50.27% during fiscal 2011 and decreased $1.8 million or 17.7% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to a $3.3 million decrease associated with lower weighted average balances of interest bearing liabilities, and a $972 thousand decrease as a result of lower rates paid on interest-bearing liabilities. The repayment of $87.0 million of legacy FHLB advances during fiscal 2011 materially reduced the average balance of, and rates paid on, the Company’s interest-bearing liabilities. The repayment of $55.1 million of wholesale deposits also reduced the Company’s average balance of, and to a lesser extent rates paid on, the Company’s interest-bearing liabilities. The decrease in fiscal 2010 was primarily attributable to a $1.4 million decrease as a result of lower rates paid on interest-bearing liabilities due to lower market interest rates and a benefit of $412 thousand associated with a decrease in the weighted average balance of interest-bearing liabilities.

Interest expense on legacy FHLB long-term borrowings decreased by $3.8 million or 53.8% during fiscal 2011. Approximately $3.5 million of this decrease is attributable to the $66.5 million reduction in average balances of legacy FHLB long-term advances and $321 thousand is attributable to a 26 basis point reduction in weighted average rates paid. The decrease in fiscal 2010 was primarily attributable to a $4.8 million reduction in average outstanding balances which was partially offset by a 1 basis point increase in weighted average rates paid.

Interest expense on interest-bearing deposits and escrows decreased $333 thousand or 26.6% in fiscal 2011 and decreased $913 thousand or 42.2% in fiscal 2010. The decrease in fiscal 2011 was primarily attributable to lower rates paid on time deposits, passbook and money market accounts, which were partially offset by decreased average balances of time deposits and passbook accounts. Average rates on time deposits, passbook and money market accounts decreased by 64, 14 and 10 basis points, respectively. Average balances of time deposits and passbook accounts increased $18.4 million and $1.9 million, respectively. The increase with average balance of time deposits during fiscal 2011 was primarily attributable to wholesale CD’s issued in the fourth quarter of fiscal 2010 and repaid throughout fiscal 2011. The decrease in fiscal 2010 was primarily attributable to lower rates paid on time deposits, money market and passbook accounts, and decreased average balances of money market accounts, which were partially offset by increased average balances of time deposits and passbook accounts. Average rates on time deposits, money markets and passbook accounts decreased by 129, 66 and 27 basis points, respectively. Average balances of money markets decreased $1.4 million, while average balances of time deposits and passbook accounts increased $7.6 million and $2.0 million, respectively.

Interest expense on FRB short-term borrowings decreased $142 thousand or 100.0% during fiscal 2011, and decreased $157 thousand or 52.5% during fiscal 2010. The decrease in fiscal 2011 was primarily attributable to the payoff of all FRB short-term borrowings during fiscal 2010, resulting in a $52.4 million decrease in the average balance of FRB short-term borrowings and a 27 basis point decrease in the weighted average rate paid on FRB short-term borrowings. The decrease in fiscal 2010 was primarily attributable to a 14 basis point decrease in the weighted average rate paid on FRB short-term borrowings, and a $20.4 million decrease in the average balance of FRB short-term borrowings outstanding. The decrease in the average rate on FRB short-term borrowings reflects lower short-term market interest rates.

Interest expense on other short-term borrowings increased $22 thousand or 200.0% during fiscal 2011, and decreased $307 thousand or 96.5% during fiscal 2010. The increase in fiscal 2011 was primarily attributable to a $7.3 million increase in the average balance of other short-term borrowing outstanding, which was partially offset by a 3 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in fiscal 2010 was primarily attributable to a $15.3 million decrease in the average balance of other short-term borrowings outstanding, and a 137 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in the average rate on other short-term borrowings reflects lower short-term market interest rates.

Interest expense on FHLB short-term advances decreased $2 thousand during fiscal 2011 primarily due to lower average balances outstanding. The decrease in fiscal 2010 was primarily attributable to a $16.3 million decrease in average balances and an 84 basis point decrease in rates paid.

Recovery of Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded recoveries of loan losses totaling $15 thousand and $11 thousand in fiscal 2011 and 2010, respectively. The recovery for fiscal 2011 was primarily attributable to reduced loans receivable balances. The recovery for fiscal 2010 was primarily attributable to the payoff of a $465 thousand non-performing multi-family residential real estate loan which was partially offset by the classification of three single-family residential real estate loans and two home equity lines of credit which totaled $1.4 million.

Non-interest Income. Total non-interest income increased by $144 thousand or 38.9% in fiscal 2011 and decreased by $234 thousand or 38.7% in fiscal 2010. The increase in fiscal 2011 was primarily attributable to the absence of a $194 thousand other-than-temporary impairment credit loss recognized in earnings during fiscal 2010, which was partially offset by a decrease in service charges on deposits and a decrease in market gains on trading assets. The decrease in fiscal 2010 was primarily attributable to a $194 thousand other-than-temporary-impairment credit loss taken on two private-label collateralized mortgage obligations, and a $40 thousand decrease in service fee income on deposit accounts.

Non-interest Expense. Total non-interest expense increased $222 thousand or 6.1% in fiscal 2011, and decreased $171 thousand or 4.5% during fiscal 2010. The increase in fiscal 2011 was primarily attributable to an increase in federal deposit insurance expense, ATM related expenses, real estate owned expenses, legal expenses and employee related expenses, which were partially offset by decreases in independent audit expense due to the absence of Sarbanes-Oxley Act attestation fees in fiscal 2011. The decrease in fiscal 2010 was primarily attributable to a $141 thousand increase in the FDIC’s regular quarterly assessment rates, which were more than offset by decreases in employee related expenses and various other non-interest expenses.

Income Taxes. Income taxes increased $475 thousand during fiscal 2011 and decreased $1.4 million during fiscal 2010. The increase in fiscal 2011 was primarily attributable to higher levels of taxable income. The decrease in fiscal 2010 was primarily attributable to lower levels of taxable income. State mutual thrift tax expense for fiscal 2010 was favorably impacted by PA Education Improvement tax credits totaling $32 thousand. The Company’s combined effective tax rate was 27.4% for the year ended June 30, 2011 and -3.6% for the year ended June 30, 2010.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $238 thousand during fiscal 2011 primarily due to $126.2 million of net cash used for financing activities which was partially offset by $122.6 million provided by investing activities and $3.3 million provided by operating activities.

Funds provided by operating activities totaled $3.3 million during fiscal 2011 as compared to $900 thousand during fiscal 2010. Net cash provided by operating activities was primarily comprised of $1.2 million of net income, a $1.2 million decrease in accrued interest receivable, and $932 thousand of amortization and accretion of discounts, premiums and deferred loan fees.

Funds provided by investing activities totaled $122.6 million during fiscal 2011 as compared to $42.2 million during fiscal 2010. Primary sources of funds during fiscal 2011 included repayments of investments, mortgage-backed securities and certificates of deposit totaling $134.4 million, $65.0 million and $8.7 million, respectively, a decrease in net loans receivable of $6.1 million, and redemptions of FHLB stock totaling $1.6 million, which were partially offset by purchases of investments, mortgage-backed securities, and certificates of deposits of $71.6 million, $17.8 million, and $3.8 million, respectively. Investment purchases were comprised primarily of U.S. Government Agency Step-up notes and investment grade corporate debt obligations. Certificates of deposits purchased ranged in term from three to eighteen months.

Funds used for financing activities totaled $126.2 million for fiscal 2011 as compared to $62.7 million in fiscal 2010. Primary uses of funds for fiscal 2011 were a $87.0 million decrease in FHLB long-term advances, a $58.2 million decrease in total deposits, a $12.5 million decrease in other short-term borrowings and $576 thousand in cash dividends paid on the Company’s common stock, which were partially offset by a $32.1 million increase in FHLB short-term advances. During fiscal 2011, the Company repaid $87.0 million of fixed-rate legacy long-term FHLB advances which had average rates of 5.45%. The Company also repaid $55.3 million of wholesale deposits during fiscal 2011. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2011, the total approved loan commitments outstanding amounted to $50 thousand. At the same date, commitments under unused letters and lines of credit amounted to $5.2 million and the unadvanced portion of construction loans approximated $4.8 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2011, totaled $36.8 million, of which $248 thousand were whole-sale CD’s. Management believes that a significant portion of our local maturing deposits will remain with the Company. Management repaid the maturing wholesale CD’s in July 2011.

The Company’s contractual obligations at June 30, 2011 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$22,500	$5,000	$5,000	$2,500	$10,000
Operating lease obligations	225	48	80	80	17

	$22,725	$5,048	$5,080	$2,580	$10,017

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

On July 26, 2011, the Company’s Board of Directors declared a cash dividend of $0.04 per share payable on August 25, 2011 to shareholders of record at the close of business on August 8, 2011. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets and Tier 1 capital to risk weighted assets were 22.03% and 21.57%, respectively, at June 30, 2011. The Company’s ratio of Tier 1 capital to average total assets increased to 13.12% at June 30, 2011 from 8.21% at June 30, 2010.

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

The Company’s non-performing assets at June 30, 2011 totaled approximately $2.4 million or 1.0% of total assets compared to $1.7 million or 0.5% of total assets at June 30, 2010. The $735 thousand increase in nonperforming assets during twelve months ended June 30, 2011 was primarily attributable to the classification to non-performing of two single-family construction loans totaling $1,024 thousand, which was partially offset by the reclassification of one non-performing single-family residential real estate loan totaling $286 thousand. Non-performing assets at June 30, 2011 consisted of two single-family construction loans totaling $1.0 million, three single-family real estate loans totaling $784 thousand, two home equity lines of credit totaling $359 thousand, and one single family real estate owned property totaling $235 thousand.

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

Since December 2007, and throughout fiscal 2011, the global economy remained in the worst recession since the end of World War II. Many factors contributed to the recession, including: the failure, or near failure, of major financial institutions, marked declines in housing sales and prices, significant defaults in mortgage payments (particularly in the subprime sector), disruptions in global financial market liquidity, declining stock markets and increased volatility in the bond, commodity and equity markets.

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

On November 3, 2010, the Federal Open Market Committee (FOMC) decided to expand the Federal Reserve’s holding of securities to promote a stronger pace of economic recovery and to help ensure that inflation, over time, is at levels consistent with its mandate. In particular, the FOMC decided to purchase an additional $600 billion of longer-term U.S. Treasury securities by June 30, 2011. The Federal Reserve will also continue to reinvest principal payments from agency debt and agency mortgage-backed securities into longer-term U.S. Treasury securities. Based on its estimates at the time, the Federal Reserve expected to reinvest about $250 - $300 billion of principal repayments. Taken together, the Federal Reserve anticipates purchasing approximately $850 - $900 billion of longer-term U.S. Treasury securities through June 30, 2011.

Throughout fiscal 2011, the Company adjusted its asset/liability management tactics in two ways. First, we substantially increased our Tier 1 capital to average assets ratio from 8.21% at June 30, 2010 to 13.12% at June 30, 2011. We accomplished this primarily by reducing both Company assets and borrowings. With market interest rates at historical lows, we believed that the risks of maintaining a leveraged balance sheet far exceed the additional potential income that could be earned. Second, we reduced overall borrowings and changed the composition of our wholesale funding sources. We reduced our overall borrowings by $67.5 million. Fixed-rate legacy long-term FHLB advances were reduced by $87.0 million and other short-term borrowings were reduced by $12.5 million, while FHLB short-term advances increased by $32.1 million. The restructuring of our borrowings portfolio was due to favorable short-term rates offered by the FHLB - Pittsburgh beginning in May 2011.

In fiscal 2010, we added two new sources of wholesale funding: the CDARS One-Way Buy Program and the limited use of other deposit brokers. We believe that the CDARS One-Way Buy Program made financial sense because it allows us to issue CDs that price monthly using the same LIBOR index used by our floating-rate MBS. The CDARS CD’s, along with the other brokered CD’s, also allow us to better match cash flow from our maturing corporate bond investments and monthly principal repayments from the MBS portfolio. During fiscal 2011, we were able to repay the entire $49.5 million of CDARS One-Way Buy CD’s and $5.8 million of other brokered deposits. Our brokered funds position at June 30, 2011 totaled $248 thousand. We repaid this CD at maturity in July 2011.

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

During the twelve months ended June 30, 2011, intermediate and long-term market interest rate fluctuated considerably. Many central banks, including the Federal Reserve began a second phase of quantitative easing to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates. In response to these market conditions, the Company reduced the overall level of both assets and liabilities. Asset levels were reduced in light of considerably lower market yields and narrowing credit spreads. Borrowings were reduced by utilizing investment cash flow and to lower related interest expense. These actions also allowed us to increase out Tier 1 leverage and risk-based capital ratios.

The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve
June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive
September 30, 2010	0.00% to 0.25%	0.42%	2.53%	Positive
December 31, 2010	0.00% to 0.25%	0.61%	3.30%	Positive
March 31, 2011	0.00% to 0.25%	0.80%	3.47%	Positive
June 30, 2011	0.00% to 0.25%	0.45%	3.18%	Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment mortgage-backed securities, and CD portfolios for the twelve months ended June 30, 2011, totaled $19.9 million, $134.4 million, $65.0 million and $8.7 million, respectively. Due to stagnant global interest rates and Treasury yields we continued to reduce our overall borrowed funds and wholesale deposit positions. The Company continued to rebalance its investment portfolio by using proceeds from calls of U.S. Government agency bonds, repayments on its mortgage-backed securities and maturities of bank certificates of deposit to pay down borrowings and whole-sale deposits. This strategy has allowed the Company to improve its liquidity posture while managing overall interest rate risk and strengthening our regulatory capital ratios.

Due to the term structure of market interest rates, historically low long-term mortgage interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to be weak throughout fiscal 2012. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2011 principal investment purchases were comprised of: $56.6 million of callable U.S. Government Agency Step-Up Notes with initial lock-out periods as follows: less than 6 months - $14.9 million with a weighted average yield to call of approximately 1.03%; and 6 – 12 months - $41.7 million with a weighted average yield to call of approximately 1.17%; fixed rate investment grade corporate bonds - $2.1 million with a weighted average yield of 1.36%; floating rate U.S. Government Agency CMO’s - $17.8 million with a weighted average initial rate of 1.27%; bank certificates of deposit - $3.8 million with a weighted average yield of 1.11%; fixed rate U.S. dollar denominated investment grade foreign corporate bonds - $3.7 million with a weighted average yield at purchase of 1.13%; short-term investment grade commercial paper - $5.5 million with a weighted average yield of 0.56%; floating rate investment grade corporate bonds - $3.0 million with a weighted average yield to call of approximately 1.16%; and tax-free municipal obligations - $600 thousand with an initial weighted average rate of approximately 1.43%.

Major investment proceeds received during fiscal 2011 were: mortgage-backed securities - $65.0 million; callable U.S. Government Agency bonds - $71.7 million with a weighted average yield of 2.20%; bank certificates of deposit - $8.7 million with a weighted average yield of 1.79%; investment grade corporate bonds - $45.0 million with a weighted average yield of 3.13%; tax free municipal bonds - $1.7 million with a weighted average yield of 3.27%; U.S. dollar denominated investment grade foreign bonds - $9.6 million with a weighted average yield of 2.82%; and short-term investment grade commercial paper - $5.5 million with a weighted average yield of 0.56%.

As of June 30, 2011, the implementation of these asset and liability management initiatives resulted in the following:

1)	$70.6 million or 44.1% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

2)	$41.8 million or 26.1% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $2.5 million or 6.0%; 3 – 12 months - $10.8 million or 25.8%; 1 – 2 years - $9.9 million or 23.7%; 2 – 3 years - $12.4 million or 29.7%; 3 – 5 years - $1.0 million or 2.4%; and over 5 years - $5.2 million or 12.4%;

3)	$37.0 million or 23.1% of the Company’s investment portfolio consisted of U.S. Government Agency callable step-up notes, which are callable as follows: 3 months or less - $28.1 million or 75.9%; and 3 – 6 months - $8.9 million or 24.1%;

4)	An aggregate of $27.2 million or 53.7% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

5)	$87.0 million, or 79.5%, of the Company’s legacy FHLB Long-Term advances were repaid;

6)	$49.5 million, or 100%, of the Company’s CDARS CD’s were repaid;

7)	$5.6 million, or 95.7%, of the Company’s brokered CD’s were repaid;

8)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $37.1 million or 67.9%; 1 – 3 years - $5.0 million or 9.2%; 3 – 5 years - $2.5 million or 4.6%; and over 5 years - $10.0 million or 18.3%.

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

	June 30,
	2011	2010	2009
	(Dollars in Thousands)

Interest-earning assets maturing or repricing within one year	$178,738	$243,519	$326,316
Interest-bearing liabilities maturing or repricing within one year	128,811	248,813	228,295

Interest sensitivity gap	$49,927	$(5,294)	$98,021

Interest sensitivity gap as a percentage of total assets	21.8%	-1.5%	23.37%
Ratio of assets to liabilities maturing or repricing within one year	138.76%	97.87%	142.94%

During fiscal 2011, the Company managed its one year interest sensitivity gap by: (1) Repaying $87.0 million of maturing legacy FHLB long-term debt; (2) Repaying $43.0 million of floating rate CDARS CDs; (3) Repaying $6.5 million of fixed rate CDARS CDs; and (4) Repaying $5.6 million of other fixed rate brokered CDs.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2011. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$38,895	$42,804	$45,430	$45,543	$49,071	$41,432	$29,246
% of Total Assets	17.0%	18.7%	19.8%	19.9%	21.4%	18.1%	12.8%
Base Case Up 100 bp
Cumulative Gap ($’s)	$39,267	$43,454	$46,635	$47,368	$51,315	$43,866	$29,246
% of Total Assets	17.2%	19.0%	20.4%	20.7%	22.4%	19.2%	12.8%
Base Case No Change
Cumulative Gap ($’s)	$40,325	$45,418	$49,927	$51,747	$55,856	$47,673	$29,246
% of Total Assets	17.6%	19.8%	21.8%	22.6%	24.4%	20.8%	12.8%
Base Case Down 100 bp
Cumulative Gap ($’s)	$57,214	$55,454	$54,726	$53,858	$58,131	$48,695	$29,246
% of Total Assets	25.0%	24.2%	23.9%	23.5%	25.4%	21.3%	12.8%
Base Case Down 200 bp
Cumulative Gap ($’s)	$57,243	$55,504	$54,801	$53,941	$58,194	$48,695	$29,246
% of Total Assets	25.0%	24.2%	23.9%	23.6%	25.4%	21.3%	12.8%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2011. This analysis was done assuming that the interest-earning assets will average approximately $230 million and $299 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2011. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2012					June 30, 2011
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	29.5%	31.1%	—	32.9%	46.7%	-3.5%	-3.0%	—	13.8%	23.5%

Return on average equity	7.13%	7.30%	3.83%	7.38%	8.75%	3.37%	3.44%	3.77%	5.33%	6.40%

Return on average assets	0.71%	0.73%	0.38%	0.87%	1.05%	0.44%	0.45%	0.48%	0.68%	0.81%

Market value of equity (in thousands)						$33,159	$33,706	$34,515	$34,895	$33,427

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2011.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$1,141
6.59%

Adjustable rate	$3,642
4.54%
Undisbursed lines of credit
Adjustable rate	$5,085
3.63%

Loan origination commitments
Fixed rate	$50
4.75%

Letters of credit
Adjustable rate	$78
4.25%

$9,996

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

September 12, 2011

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	June 30,
	2011	2010
ASSETS
Cash and due from banks	$662	438
Interest-earning demand deposits	1,298	1,760

Total cash and cash equivalents	1,960	2,198
Certificates of deposit	3,668	8,605
Investment securities available for sale (amortized cost of $1,067 and $0)	1,064	—
Investment securities held to maturity (fair value of $90,974 and $157,379)	88,374	153,193
Mortgage-backed securities available for sale (amortized cost of $0 and $2,019)	—	2,146
Mortgage-backed securities held to maturity (fair value of $71,169 and $110,443)	70,568	114,986
Net loans receivable (allowance for loan losses of $630 and $645)	49,952	56,315
Accrued interest receivable	1,189	2,430
Federal Home Loan Bank stock, at cost	9,324	10,875
Real estate owned	235	—
Premises and equipment	588	679
Prepaid FDIC insurance premium	456	855
Deferred tax assets (net)	1,298	1,533
Other assets	212	853

TOTAL ASSETS	$228,888	$354,668

LIABILITIES
Deposits - Retail	$143,518	$146,584
Deposits - Wholesale	248	55,338
Federal Home Loan Bank advances: long-term	22,500	109,500
Federal Home Loan Bank advances: short-term	32,059	—
Other short-term borrowings	—	12,510
Accrued interest payable	322	837
Other liabilities	1,363	2,104

TOTAL LIABILITIES	200,010	326,873

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,437	21,415
Treasury stock (1,747,706 shares at cost)	(26,690)	(26,690)
Retained earnings - substantially restricted	35,920	35,270
Accumulated other comprehensive loss	(1,827)	(2,238)

TOTAL STOCKHOLDERS’ EQUITY	28,878	27,795

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$228,888	$354,668

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2011	2010	2009
INTEREST AND DIVIDEND INCOME
Loans	$3,297	$3,956	$4,050
Investment securities - taxable	4,395	5,273	6,339
Investment securities – non-taxable	211	351	425
Mortgage-backed securities	1,196	2,094	5,762
Certificates of deposit	123	406	723
Interest-earning demand deposits	3	3	2
Federal Home Loan Bank stock	—	—	137

Total interest and dividend income	9,225	12,083	17,438

INTEREST EXPENSE
Deposits	918	1,251	2,164
Federal Home Loan Bank advances – long-term	3,265	7,071	7,322
Federal Home Loan Bank advances – short-term	4	6	208
FRB short-term borrowings	—	142	299
Other short-term borrowings	33	11	318

Total interest expense	4,220	8,481	10,311

NET INTEREST INCOME	5,005	3,602	7,127
Recovery of loan losses	(15)	(11)	(294)

NET INTEREST INCOME AFTER RECOVERY OF LOAN LOSSES	5,020	3,613	7,421

NONINTEREST INCOME
Service charges on deposits	232	278	318
Gains on trading securities	—	16	—
Investment securities gains	—	1	—
Other than temporary impairment losses	—	(3,712)	—
Portion of loss recognized in other comprehensive income (before taxes)	—	3,518	—

Net impairment loss recognized in earnings	—	(194)	—
Other	282	269	286

Total noninterest income	514	370	604

NONINTEREST EXPENSE
Salaries and employee benefits	1,964	1,945	2,084
Occupancy and equipment	316	322	332
Data processing	246	243	248
Correspondent bank charges	89	93	97
Federal deposit insurance premium	419	343	202
Other	812	678	832

Total noninterest expense	3,846	3,624	3,795

Income before income taxes	1,688	359	4,230

Income tax expense (benefit)	462	(13)	1,352

NET INCOME	$1,226	$372	$2,878

EARNINGS PER SHARE:
Basic	$0.60	$0.18	$1.35
Diluted	0.60	0.18	1.35

AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,066,335	2,133,234
Diluted	2,057,930	2,066,335	2,133,308

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings- Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total

Balance June 30, 2008	38	21,375	(24,041)	34,712	64	32,148

Net income				2,878		2,878
Other comprehensive income:
Unrealized holding loss on securities, net of income tax effect of ($31)					(60)	(60)

Comprehensive income						2,818
Expense of stock options awarded	—	16				16
Purchase of treasury stock (156,694)			(2,490)			(2,490)
Cash dividends declared ($0.64 per share)				(1,370)		(1,370)
Other, net		1				1

Balance June 30, 2009	38	21,392	(26,531)	36,220	4	31,123

Net income				372		372
Other comprehensive loss:
Non-credit unrealized holding losses on securities with OTTI, net of income tax effect of ($1,197)					(2,321)	(2,321)
Unrealized holding gain on securities, net of income tax effect of $40					79	79

Comprehensive loss						(1,870)
Expense of stock options awarded	—	23				23
Purchase of treasury stock (12,155)			(159)			(159)
Cash dividends declared ($0.64 per share)				(1,322)		(1,322)

Balance June 30, 2010	38	21,415	(26,690)	35,270	(2,238)	27,795

Net income				1,226		1,226
Other comprehensive income:
Accretion of other than temporary impairment on securities held to maturity, net of income tax effect of ($256)					496	496
Unrealized holding loss on securities, net of income tax effect of ($44)					(85)	(85)

Comprehensive income						1,637
Expense of stock options awarded	—	22				22
Cash dividends declared ($0.28 per share)				(576)		(576)

Balance June 30, 2011	$38	$21,437	$(26,690)	$35,920	$(1,827)	$28,878

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2011	2010	2009
OPERATING ACTIVITIES
Net income	$1,226	$372	$2,878
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery of loan losses	(15)	(11)	(294)
Net impairment loss recognized in earnings	—	194	—
Depreciation	100	103	104
Investment securities gains	—	(1)	—
(Accretion) amortization of discounts, premiums, and deferred loan fees, net	932	1,563	(610)
Trading security gains	—	(16)	—
Purchase of trading securities	—	(1,975)	—
Proceeds from sale of trading securities	—	1,991	—
Deferred income taxes	269	(101)	504
Decrease (increase) in accrued interest receivable	1,241	(83)	(230)
Decrease in accrued interest payable	(515)	(314)	(388)
(Decrease) increase in deferred director compensation payable	(368)	10	(797)
Decrease (increase) in prepaid federal deposit insurance	399	(855)	—
Other, net	45	23	(246)

Net cash provided by operating activities	3,314	900	921

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(10,416)	—	—
Proceeds from repayments of investment securities	9,340	—	7,502
Proceeds from repayments of mortgage-backed securities	2,018	42	39
Proceeds from sales of investment securities	—	501	—
Held to maturity:
Purchase of investment securities	(61,189)	(112,021)	(223,521)
Purchase of mortgage-backed securities	(17,757)	(15,451)	—
Proceeds from repayments of investment securities	125,108	80,430	221,167
Proceeds from repayments of mortgage-backed securities	62,941	70,935	39,992
Purchase of certificates of deposit	(3,817)	(9,755)	(27,111)
Maturities/redemptions of certificates of deposit	8,747	25,855	11,770
Net decrease (increase) in net loans receivable	6,114	1,767	(1,400)
Purchase of Federal Home Loan Bank stock	—	—	(13,242)
Redemption of Federal Home Loan Bank stock	1,551	—	9,298
Acquisition of premises and equipment	(9)	(90)	(29)

Net cash provided by investing activities	122,631	42,213	24,465

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(58,156)	55,607	(4,224)
Net (decrease) increase in Federal Reserve Bank short-term borrowings	—	(108,800)	28,200
Net increase (decrease) in other short-term borrowings	(12,510)	12,510	(20,000)
Repayments of Federal Home Loan Bank long-term advances	(87,000)	(20,579)	(5,500)
Net increase in Federal Home Loan Bank short-term advances	32,059	—	—
Cash dividends paid	(576)	(1,322)	(1,370)
Purchase of treasury stock	—	(159)	(2,490)

Net cash used for financing activities	(126,183)	(62,743)	(5,384)

Increase (decrease) in cash and cash equivalents	(238)	(19,630)	20,002

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,198	21,828	1,826

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,960	$2,198	$21,828

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,735	$8,795	$10,699
Taxes	212	69	1,266
Non-cash items
Due to Federal Reserve Bank	733	1,130	824
Mortgage loans transferred to other real estate owned	235	—	—

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and revenues and expenses for that period. Actual results could differ significantly from those estimates.

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management’s ability and intent. Investment and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other investment, equity, and mortgage-backed securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

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

The Company retained an independent third party to assist it in the determination of a fair value for each of its private-label collateralized mortgage obligations (“CMO’s”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. We believe that the private-label CMO portfolio had two Other Than Temporary Impairments at June 30, 2011.

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

During the periods ended June 30, 2011, 2010, and 2009, the Company recorded $22, $23, and $16, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2011, there was approximately $50 of unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009. That cost is expected to be recognized over the next three years.

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

Assumptions
Volatility	7.49%	to	11.63%
Interest Rates	2.59%	to	3.89%
Dividend Yields	3.94%	to	4.02%
Weighted Average Life (in years)	10

The Company had 70,550, 96,535 and 122,519 non-vested stock options outstanding at June 30, 2011, 2010 and 2009, respectively. During the fiscal year ended June 2009, the Company issued 124,519 options. The weighted average fair value of each stock option issued in fiscal 2009 was $0.89.

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general- purpose financial statements for all periods presented. Other comprehensive income (loss) is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio, and the net non-credit component of Other-Than-Temporary Impairment on its held-to-maturity private-label CMO portfolio. The Company has elected to report the effects of its other comprehensive income as part of Note 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Flow Information

Cash and cash equivalents include cash and due from banks and interest-earning deposits with original maturities of 90 days or less. Cash flow from loans, deposits, and short-term borrowings are reported net.

Reclassification of Comparative Figures

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. Such reclassifications did not affect net income or stockholders’ equity.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued ASU 2010-05, Compensation – Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position.

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

In April 2010, the FASB issued ASU 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010 and did not have a significant impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force. ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets. Refinancing or restructuring the loan does not make it eligible for removal from the pool, the FASB said. The amendment will be effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010 or later and did not have a significant impact on the Company’s financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The Company has presented the necessary disclosures in Note 9 herein.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20, enabling public-entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. The deferral in this Update will result in more consistent disclosures about troubled debt restructurings. This amendment does not defer the effective date of the other disclosure requirements in Update 2010-20. In the proposed Update for determining what constitutes a troubled debt restructuring, the FASB proposed that the clarifications would be effective for interim and annual periods ending after June 15, 2011. For the new disclosures about troubled debt restructurings in Update 2010-20, those clarifications would be applied retrospectively to the beginning of the fiscal year in which the proposal is adopted.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2011	2010	2009

Weighted-average common shares issued	3,805,636	3,805,636	3,805,636

Average treasury stock shares	(1,747,706)	(1,739,301)	(1,672,402)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,057,930	2,066,335	2,133,234

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	74

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,057,930	2,066,335	2,133,308

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2011, there were 124,824 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive. At June 30, 2010, there were 125,127 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive. At June 30, 2009, there were 124,519 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

3.	COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) primarily reflects changes in net unrealized gains (losses) on available-for-sale securities and the net non-credit component of OTTI on the Company’s held-to-maturity private-label CMO portfolio. Total comprehensive income (loss) for the years ended June 30 is summarized as follows:

	2011	2010	2009

Net Income	$1,226	$372	$2,878
Other comprehensive income (loss):
Unrealized (losses) gains on available-for-sale securities without OTTI	(129)	119	(91)
Accretion of OTTI on securities held to maturity	752	—	—
Unrealized losses on held-to-maturity securities with OTTI	—	(3,518)	—
Reclassification adjustment for gains included in net income	—	1	—

Other comprehensive income (loss) before tax	623	(3,398)	(91)
Income tax effect related to other comprehensive income (loss)	212	(1,156)	(31)

Other comprehensive income (loss), net of tax	411	(2,242)	(60)

Comprehensive income (loss)	$1,637	$(1,870)	$2,818

4.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
AVAILABLE FOR SALE
Corporate debt securities	$1,067	$—	$(3)	$1,064

Total	$1,067	$—	$(3)	$1,064

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
HELD TO MATURITY
U.S. government agency securities	$40,068	$53	$(7)	$40,114
Corporate debt securities	41,227	2,330	—	43,557
Foreign debt securities (1)	3,514	163	—	3,677
Obligations of states and political subdivisions	3,565	61	—	3,626

Total	$88,374	$2,607	$(7)	$90,974

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
HELD TO MATURITY
U.S. government agency securities	$55,002	$403	$(5)	$55,400
Corporate debt securities	83,710	3,090	(6)	86,794
Foreign debt securities (1)	9,711	482	—	10,193
Obligations of states and political subdivisions	4,770	222	—	4,992

Total	$153,193	$4,197	$(11)	$157,379

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

In 2011, 2010, and 2009, the Company recorded realized investment security gains of $0, $1, and $0. Proceeds from sales of investment securities during 2011, 2010, and 2009 were $0, $501, and $0.

The amortized cost and fair values of investment securities at June 30, 2011, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
AVAILABLE FOR SALE
Amortized cost	$—	$1,067	$—	$—	$1,067
Fair value	—	1,064	—	—	1,064

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
HELD TO MATURITY
Amortized cost	$15,763	$29,087	$13,238	$30,286	$88,374
Fair value	16,039	30,663	13,895	30,377	90,974

Investment securities with amortized costs of $3,915 and $28,734 and fair values of $3,922 and $29,002 at June 30, 2011 and 2010, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required by law.

5.	MORTGAGE-BACKED SECURITIES

Mortgage-backed securities (“MBS”) include mortgage pass-through certificates (“PCs”) and collateralized mortgage obligations (“CMOs”). With a pass-through security, investors own an undivided interest in the pool of mortgages that collateralize the PCs. Principal and interest is passed through to the investor as it is generated by the mortgages underlying the pool. PCs and CMOs may be insured or guaranteed by Freddie Mac (“FHLMC”), Fannie Mae (“FNMA”) and the Government National Mortgage Association (“GNMA”). CMOs may also be privately issued with varying degrees of credit enhancements. A CMO reallocates mortgage pool cash flow to a series of bonds (called traunches) with varying stated maturities, estimated average lives, coupon rates and prepayment characteristics.

The Company’s CMO portfolio is comprised of two segments: CMO’s backed by U.S. Government Agencies (“Agency CMO’s”) and CMO’s backed by single-family whole loans not guaranteed by a U.S. Government Agency (“Private-Label CMO’s”).

At June 30, 2011, the Company’s Agency CMO’s totaled $47.8 million as compared to $70.9 million at June 30, 2010. The Company’s private-label CMO’s totaled $22.8 million at June 30, 2011 as compared to $44.1 million at June 30, 2010. The $44.4 million decrease in the CMO segment of our MBS portfolio was primarily due to repayments on our Agency CMO’s totaling $40.9 million and $22.1 million in repayments on our private-label CMO’s which were partially offset by $752 in amortization of non-credit unrealized holding losses on private-label CMO’s with Other-than-temporary impairment (“OTTI”). During the fiscal year ended June 30, 2011, the Company received principal payments totaling $22.1 million on its private-label CMO’s. At June 30, 2011, approximately $70.6 million or 100.0% (book value) of the Company’s MBS portfolio, including CMO’s, were comprised of adjustable or floating rate investments, as compared to $115.0 million or 98.2% at June 30, 2010. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO traunches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for each of its private-label CMO’s. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. The private-label CMO portfolio had two previously recorded Other Than Temporary Impairments at June 30,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

2011. During the fiscal year ending June 30, 2011, the Company reversed $752 thousand of non-credit unrealized holding losses on two of its private-label CMO’s with OTTI due to principal repayments. No additional other than temporary impairments were identified during the fiscal year ended June 30, 2011.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$47,777	$283	$(12)	$48,048
Private-label	22,791	1,146	(816)	23,121

Total	$70,568	$1,429	$(828)	$71,169

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
AVAILABLE FOR SALE

Government National Mortgage Association certificates	$2,019	$127	$—	$2,146

Total	$2,019	$127	$—	$2,146

HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$70,899	$71	$(376)	$70,594
Private-label	44,087	—	(4,238)	39,849

Total	$114,986	$71	$(4,614)	$110,443

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost and fair value of mortgage-backed securities at June 30, 2011, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total

HELD TO MATURITY
Amortized cost	$—	$—	$—	$70,568	$70,568
Fair value	—	—	—	71,169	71,169

At June 30, 2011 and 2010, mortgage-backed securities with an amortized cost of $26,388 and $81,384 and fair values of $26,657 and $80,758, were pledged to secure borrowings with the Federal Home Loan Bank.

6.	UNREALIZED LOSSES ON SECURITIES

The following table shows the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2011 and 2010.

	2011
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$4,990	$(5)	$382	$(2)	$5,372	$(7)
Corporate debt securities	1,064	(3)	—	—	1,064	(3)
Collateralized mortgage obligations:
Agency	—	—	10,234	(12)	10,234	(12)
Private-label	—	—	14,321	(816)	14,321	(816)

Total	$6,054	$(8)	$24,937	$(830)	$30,991	$(838)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	2010
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$—	$—	$404	$(5)	$404	$(5)
Corporate debt securities	3,893	(6)	—	—	3,893	(6)
Collateralized mortgage obligations:
Agency	15,607	(116)	33,065	(260)	48,672	(376)
Private-label	—	—	39,849	(4,238)	39,849	(4,238)

Total	$19,500	$(122)	$73,318	$(4,503)	$92,818	$(4,625)

For debt securities, impairment is considered to be other than temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its amortized cost basis, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell the security). In addition, impairment is considered to be other than temporary if the present value of cash flows expected to be collected from the debt security is less than the amortized cost basis of the security (any such shortfall is referred to as a credit loss).

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

The following table presents a roll-forward of the credit loss component of the amortized cost of mortgage-backed securities that we have written down for OTTI and the credit component of the loss that is recognized in earnings. OTTI recognized in earnings for credit impaired mortgage-backed securities is presented as additions in two components based upon whether the current period is the first time the mortgage-backed security was credit-impaired (initial credit impairment) or is not the first time the mortgage-backed security was credit impaired (subsequent credit impairments). The credit loss component is reduced if we sell, intend to sell or believe that we will be required to sell previously credit-impaired mortgage-backed securities. Additionally, the credit loss component is reduced if we receive cash flows in excess of what we expected to receive over the remaining life of the credit impaired mortgage-backed securities, the security matures or is fully written down.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month period ended June 30, 2011:

	Twelve Months Ended June 30
	2011	2010
Beginning balance	$194	$—
Initial credit impairment	—	194
Subsequent credit impairment	—	—
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for increase in cash flows expected to be collected	—	—

Ending Balance	$194	$194

During the twelve months ended June 30, 2011, the Company recorded no Other Than Temporary credit impairment charge and no non-credit unrealized holding loss to accumulated other Comprehensive Income. The Company was able to accrete back into other comprehensive income $496 thousand (net of income tax effect of $256 thousand), based on principal repayments on private label mortgage-backed securities previously identified with OTTI.

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

The Company reviewed the independent third party’s assumptions used in the June 30, 2011 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that no additional private-label CMO’s in the portfolio had an Other Than Temporary Impairment at June 30, 2011.

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

In instances in which the Company determines that a credit loss exists but the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before the anticipated recovery of its remaining amortized cost basis, the OTTI is separated into (1) the amount of the total impairment related to the credit loss and (2) the amount of the total impairment related to all other factors (i.e., the noncredit portion). The amount of the total OTTI related to the credit loss is recognized in earnings and the amount of the total OTTI related to all other factors is recognized in accumulated other comprehensive loss. The total OTTI is presented in the Consolidated Statement of Income with an offset for the amount of the total OTTI that is recognized in accumulated other comprehensive loss. Absent the intent or requirement to sell a security, if a credit loss does not exist, any impairment is considered to be temporary.

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

The Company has investments in 19 positions that are impaired at June 30, 2011, including 8 positions in private-label collateralized mortgage obligations. Based on its analysis, management has concluded that two private-label CMO’s are other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE

The following table summarizes the primary segments of the loan portfolio as of June 30, 2011 and June 30, 2010 (in thousands).

	June 30, 2011			June 30, 2010
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
March 31, 2011
First mortgage loans:
1 – 4 family dwellings	$14,984	—	$14,984	$17,247	$—	$17,247
Construction	11,569	1,024	10,545	15,059	—	15,059
Land acquisition & development	2,947	—	2,947	2,718	—	2,718
Multi-family dwellings	5,365	—	5,365	5,636	—	5,636
Commercial	7,732	—	7,732	7,635	—	7,635

Consumer Loans
Home equity	1,893	—	1,893	2,190	—	2,190
Home equity lines of credit	2,601	—	2,601	2,676	—	2,676
Other	322	—	322	280	—	280

Commercial Loans	3,210	—	3,210	3,585	—	3,585

	$50,623	$1,024	$49,599	$57,026	$—	$57,026

Less: Net deferred loan fees	41			66
Allowance for loan loss	630			645

Total	$49,952			$56,315

The Company’s primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties within the state of Pennsylvania. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2011 and 2010, the Company had approximately $15 million and $18 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2011 and 2010, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Total nonaccrual loans and troubled debt restructurings and the related interest income recognized for the years ended June 30 are as follows:

	2011	2010	2009

Principal outstanding	$2,166	$1,666	$953

Interest income that would have been recognized	171	114	77
Interest income recognized	17	36	51

Interest income foregone	$154	$78	$26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The following table is a summary of the loans considered to be impaired as of June 30:

	2011	2010	2009

Impaired construction loans with an allocated allowance	$323	$—	$6
Impaired construction loans without an allocated allowance	701	—	—

Total impaired loans	$1,024	$—	$6

Allocated allowance on impaired loans	$67	$—	$6
Average impaired loans	1,024	215	972
Income recognized on impaired loans	9	38	114

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60,000 during the years ended June 30 are as follows:

	2011	2010

Balance, July 1	$—	$2,270
Additions	—	118
Amounts collected	—	(169)
Other – Director retired	—	(2,219)

Balance, June 30	$—	$—

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2011 and June 30, 2010 (in thousands):

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
June 30, 2011
First mortgage loans:
1 – 4 family dwellings	$14,200	$—	$—	$—	$784	$784	$14,984
Construction	10,545	—	—	—	1,024	1024	11,569
Land acquisition & development	2,947	—	—	—	—	—	2,947
Multi-family dwellings	5,365	—	—	—	—	—	5,365
Commercial	7,732	—	—	—	—	—	7,732

Consumer Loans
Home equity	4,136	—	—	—	358	358	4,494
Other	321	1	—	—	—	1	322

Commercial Loans	3,206	4	—	—	—	4	3,210

	$48,452	$5	$—	$—	$2,166	$2,171	50,623

Less: Deferred loan fees							41
Allowance for loan loss							630

Total							$49,952

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
June 30, 2010
First mortgage loans:
1 – 4 family dwellings	$15,884	$56	$—	$—	$1,307	$1,363	$17,247
Construction	15,059	—	—	—	—	—	15,059
Land acquisition & development	2,718	—	—	—	—	—	2,718
Multi-family dwellings	5,636	—	—	—	—	—	5,636
Commercial	7,635	—	—	—	—	—	7,635

Consumer Loans
Home equity	4,323	184	—	—	359	543	4,866
Other	280	—	—	—	—	—	280

Commercial Loans	3,585	—	—	—	—	—	3,585

	$55,120	$240	$—	$—	$1,666	$1,906	57,026

Less: Deferred loan fees							66
Allowance for loan loss							645

Total							$56,315

Credit quality information

The following tables represent credit exposure by internally assigned grades for the fiscal year ended June 30, 2011. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

Special mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and can be characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard loan. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as loss are considered uncollectible, or of such value that continuance as a loan is not warranted.

The primary credit quality indicator used by Management in the 1 – 4 family and consumer loan portfolios is the performance status of the loans. Payment activity is reviewed by Management on a monthly basis to determine how loans are performing. Loans are considered to be non-performing when they become 90 days delinquent, have a history of delinquency, or have other inherent characteristics which Management deems to be weaknesses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial

Pass	$10,545	$2,947	$5,365	$7,732	$3,210
Special Mention	—	—	—	—	—
Substandard	1,024	—	—	—	—
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—

Ending Balance	$11,569	$2,947	$5,365	$7,732	$3,210

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the fiscal year ended June 30, 2011.

	1 – 4 Family	Consumer

Performing	$13,690	$4,239
Non-performing	1,294	577

Total	$14,984	$4,816

8.	ALLOWANCE FOR LOAN LOSSES

The Company determines its allowance for loan losses in accordance with generally accepted accounting principles. The Company uses a systematic methodology as required by Financial Reporting Release No. 28 and the various Federal Financial Institutions Examination Council guidelines. The Company also endeavors to adhere to SEC Staff Accounting Bulletin No. 102 in connection with loan loss allowance methodology and documentation issues.

Our methodology used to determine the allocated portion of the allowance is as follows. For groups of homogenous loans, we apply a loss rate to the groups’ aggregate balance. Our group loss rate reflects our historical loss experience. We may adjust these group rates to compensate for changes in environmental factors; but our adjustments have not been frequent due to a relatively stable charge-off experience. The Company also monitors industry loss experience on similar loan portfolio segments. We then identify loans for individual evaluation under ASC Topic 310. If the individually identified loans are performing, we apply a segment specific loss rate adjusted for relevant environmental factors, if necessary, for those loans reviewed individually and considered individually impaired, we use one of the three methods for measuring impairment mandated by ASC Topic 310. Generally the fair value of collateral is used since our impaired loans are generally real estate based. In connection with the fair value of collateral measurement, the Company generally uses an independent appraisal and determines costs to sell. The Company’s appraisals for commercial income based loans, such as multi-family and commercial real estate loans, assess value based upon the operating cash flows of the business as opposed to merely “as built” values. The Company then validates the reasonableness of our calculated allowances by: (1) reviewing trends in loan volume, delinquencies, restructurings and concentrations; (2) reviewing prior period (historical) charge-offs and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

recoveries; and (3) presenting the results of this process, quarterly, to the Asset Classification Committee and the Savings Bank’s Board of Directors. We then tabulate, format and summarize the current loan loss allowance balance for financial and regulatory reporting purposes.

The Company had no unallocated loss allowance balance at June 30, 2011.

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

The following is a summary of the changes in the allowance for loan losses:

	2011	2010	2009

Balance, July 1	$645	$662	$956
Add:
Recovery of loan losses	(15)	(11)	(294)
Less:
Loans charged off	—	6	—

Balance, June 30	$630	$645	$662

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following table summarizes the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2011 and June 30, 2010. Activity in the allowance is presented for the fiscal year ended June 30, 2011.

	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total
ALLL balance at June 30, 2010	$147	$47	$213	$28	$66	$77	$67	$645
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	(60)	196	(158)	(1)	13	8	(13)	(15)

ALLL balance at June 30, 2011	$87	$243	$55	$27	$79	$85	$54	$630

Individually evaluated for impairment	—	67	—	—	—	—	—	67
Collectively evaluated for impairment	87	176	55	27	79	85	54	563

	$87	$243	$55	$27	$79	$85	$54	$630

ALLL balance at June 30, 2010	$147	$47	$213	$28	$66	$77	$67	$645

Individually evaluated for impairment	—	—	—	—	—	—	—	—
Collectively evaluated for impairment	147	47	213	28	66	77	67	645

	$147	$47	$213	$28	$66	$77	$67	$645

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2011	2010

Investment and mortgage-backed securities	$942	$2,168
Loans receivable	247	262

Total	$1,189	$2,430

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

10.	FEDERAL HOME LOAN BANK STOCK

The Company’s subsidiary bank is a member of the FHLB System. As a member, the Savings Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of total assets or approximately 5.0% of outstanding advances, if any due to the FHLB, whichever is greater, as calculated periodically by the FHLB. Purchases and redemptions of FHLB stock are made directly with the FHLB at par. In 2008, the FHLB suspended both the payment of dividends and the repurchase of excess capital stock. Beginning in the fourth quarter of calendar year 2010, the FHLB partially lifted the suspension with limited repurchases of excess stock. The dividend suspension remains in effect and no dividends were paid in fiscal 2011. This repurchase restriction could result in the Savings Bank’s investment in FHLB stock being greater than 5.0% of its outstanding notes payable to the FHLB.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2011	2010

Land and improvements	$246	$246
Buildings and improvements	2,046	2,046
Furniture, fixtures, and equipment	894	885

	3,186	3,177
Less accumulated depreciation	2,598	2,498

Total	$588	$679

Depreciation charged to operations was $100, $103, and $104, for the years ended June 30, 2011, 2010, and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2011		2010
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

Non-interest-earning checking	$13,324	9.3%	$14,828	10.1%
Interest-earning checking	19,818	13.8	18,792	12.8
Savings accounts	37,922	26.4	35,137	24.0
Money market accounts	23,824	16.6	22,797	15.6
Advance payments by borrowers for taxes and insurance	652	0.5	744	0.5

	95,540	66.6	92,298	63.0

Savings certificates - Retail:
2.00% or less	40,468	28.2	42,668	29.1
2.01 - 4.00%	6,092	4.2	8,596	5.9
4.01 - 6.00%	1,418	1.0	2,977	2.0
6.01 - 6.95%	—	0.0	45	0.0

	47,978	33.4	54,286	37.0

Total	$143,518	100.0%	$146,584	100.0%

Wholesale savings certificates are summarized as follows:

	2011		2010
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

Savings certificates - Wholesale:
2.00% or less	$248	100.0%	$55,338	100.0%

Total	$248	100.0%	$55,338	100.0%

The maturities of retail and wholesale savings certificates at June 30, 2011, are summarized as follows:

Within one year	$36,836
Beyond one year but within two years	4,621
Beyond two years but within three years	3,194
Beyond three years but within four years	2,044
Beyond four years but within five years	855
Beyond five years	676

Total	$48,226

Retail savings certificates with balances of $100,000 or more amounted to $9,123 and $9,037 on June 30, 2011 and 2010, respectively. Wholesale savings certificates with balances of $100,000 or more totaled $248 thousand and $55,338 on June 30, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS (Continued)

At June 30, 2010, the Savings Bank had outstanding $49,518 of certificates issued through the CDARS One-Way Buy Program. CDARS CDs totaling $43,000 repriced on a monthly basis at LIBOR plus 14 basis points and matured on April 7, 2011. The remaining $6,518 of the CDARS CDs matured on April 14, 2011 and carried a fixed rate of interest at 0.60%. At June 30, 2011, the Savings Bank had $0 of certificates issued through the CDARS One-Way Buy Program.

At June 30, 2011 the Savings Bank had $248 of other brokered CD’s, which carried a fixed rate of interest of 0.50%. At June 30, 2010, the Savings Bank also had $5,820 of other brokered CDs, which carried fixed rates of interest ranging from 0.30% to 0.60% with various maturities through April 7, 2011.

Interest expense by deposit category for the years ended June 30 is as follows:

	2011	2010	2009

Interest-earning checking	$8	$8	$9
Savings accounts	76	117	196
Money market accounts	58	83	251
Savings certificates	768	1,034	1,697
Advance payments by borrowers for taxes and insurance	8	9	11

Total	$918	$1,251	$2,164

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average interest rate (1)	Stated interest rate range
Description	from	to		from	to	2011	2010

Convertible	08/17/11	07/27/17	4.79%	4.26%	5.41%	$22,500	$109,500

Total						$22,500	$109,500

(1)	For fiscal year ended 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

Maturities of FHLB long-term advances at June 30, 2011, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate

2012	$5,000	5.03%
2013	—	—
2014	5,000	5.41
2015	—	—
2016	2,500	5.16
2017 and thereafter	10,000	4.26

Total	$22,500	4.79%

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates of three months. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The FHLB advances are secured by the Company’s FHLB stock, investment securities and loans, and are subject to substantial prepayment penalties.

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2011	2010

FHLB revolving and short-term advances:
Ending balance	$32,059	$—
Average balance during the year	1,603	2,037
Maximum month-end balance during the year	32,059	10,000
Average interest rate during the year	0.25%	0.29%
Weighted-average rate at year-end	0.17%	—%

At June 30, 2011, the Company had remaining borrowing capacity with the FHLB of approximately $69.2 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and investment and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and qualifying collateral has been delivered. The Company pledged investment securities with a carrying value of $0 and $13,380 at June 30, 2011 and 2010, respectively, as collateral for the repurchase agreements. The following tables present information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2011	2010

Ending balance	$—	$12,510
Average balance during the year	10,553	3,259
Maximum month-end balance during the year	32,650	12,510
Average interest rate during the year	0.31%	0.34%
Weighted-average rate at year-end	—	0.36%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

14.	OTHER BORROWINGS (Continued)

FEDERAL RESERVE BANK SHORT-TERM BORROWINGS

	2011	2010

Ending balance	$—	$—
Average balance during the year	—	52,401
Maximum month-end balance during the year	—	77,400
Average interest rate during the year	—%	0.27%
Weighted-average rate at year-end	—%	—%

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $9,996 and $17,451 at June 30, 2011 and 2010, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2011, contractually mature in less than one year.

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

As of June 30, 2011 and 2010, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2011
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$31,360	22.03%	$30,233	21.25%
To Be Well Capitalized	14,235	10.00	14,230	10.00
For Capital Adequacy Purposes	11,388	8.00	11,384	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$30,705	21.57%	$29,578	20.79%
To Be Well Capitalized	8,541	6.00	8,538	6.00
For Capital Adequacy Purposes	5,694	4.00	5,692	4.00

Tier I Capital (to Average Total Assets)

Actual	$30,705	13.12%	$29,578	12.64%
To Be Well Capitalized	11,700	5.00	11,697	5.00
For Capital Adequacy Purposes	9,360	4.00	9,358	4.00

	June 30, 2010
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$30,711	14.41%	$28,929	13.59%
To Be Well Capitalized	21,306	10.00	21,279	10.00
For Capital Adequacy Purposes	17,044	8.00	17,024	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$30,033	14.10%	$28,251	13.28%
To Be Well Capitalized	12,783	6.00	12,768	6.00
For Capital Adequacy Purposes	8,522	4.00	8,512	4.00

Tier I Capital (to Average Total Assets)

Actual	$30,033	8.21%	$28,251	7.72%
To Be Well Capitalized	18,299	5.00	18,296	5.00
For Capital Adequacy Purposes	14,639	4.00	14,637	4.00

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

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price

Outstanding, June 30, 2008	—	608	$15.77

Granted	87,019	37,500	16.20
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2009	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2010	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	303

Outstanding, June 30, 2011	87,019	37,805	$16.20

Exercisable at year-end	38,969	15,305	$16.20

Available for future grant	26,981	500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

17.	STOCK BENEFIT PLANS (Continued)

Stock Option Plan (continued)

At June 30, 2011, for officers and employees there were 87,019 options outstanding with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 7.49 years. There were 38,969 options exercisable with a weighted-average price of $16.20.

There were also 37,805 options outstanding for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 7.19 years. There were 15,305 options exercisable with a weighted-average price of $16.20.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $150, $60, and $100 for the years ended June 30, 2011, 2010 and 2009, respectively. Total ESOP shares as of June 30, 2011 and 2010, were 258,146 and 242,035, respectively.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2011, 2010, and 2009.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2011, 2010, and 2009, 1,731, 17,842, and 17,842 shares, respectively, were held by the Plan.

19.	INCOME TAXES

The provision for income taxes consists of:

	2011	2010	2009

Currently payable:
Federal	$59	$81	$739
State	134	7	109

	193	88	848
Deferred	269	(101)	504

Total	$462	$(13)	$1,352

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

In addition to income taxes applicable to income before taxes in the consolidated income statement, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2011	2010	2009
Net unrealized gain on securities available for sale	$44	$(41)	$31
Net non-credit losses on securities with OTTI	(256)	1,197	—

	$(212)	$1,156	$31

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2011	2010
Deferred tax assets:
Allowance for loan losses	$191	$188
Deferred compensation	95	172
Reserve for uncollected interest	71	39
Reserve for off-balance sheet commitments	8	11
OTTI other impairment	940	1,197
OTTI credit impairment	66	66
Net unrealized loss on securities available for sale	1	—
Other	64	43

Total gross deferred tax assets	1,436	1,716

Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	43
Deferred origination fees, net	115	127
Depreciation reserve	22	22
Other	1	22

Total gross deferred tax liabilities	138	193

Net deferred tax assets	$1,298	$1,523

No valuation allowance was established at June 30, 2011 and 2010, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

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

U.S. generally accepted accounting principles prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2007.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2011		2010		2009
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

Provision at statutory rate	$574	34.0%	$122	34.0%	$1,438	34.0%
State income tax, net of federal tax benefit	88	5.2	5	1.4	72	1.7
Tax exempt income	(72)	(4.3)	(119)	(33.1)	(145)	(3.4)
Other, net	(128)	(7.5)	(21)	(5.8)	(13)	(0.3)

Actual tax expense and effective rate	$462	27.4%	$(13)	(3.6)%	$1,352	32.0%

The Company is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

20.	REGULATORY MATTERS

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2011 and 2010, the Savings Bank had required reserves of $189 and $611, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

20.	REGULATORY MATTERS (Continued)

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2011, surplus funds of $3,363 were not available for dividends.

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

The following tables present the assets reported on the consolidated balance sheet at their fair value as of June 30, 2011 and June 30, 2010, by level within the fair value hierarchy. As required by FASB ASC Topic 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2011
	Level I	Level II	Level III	Total
Assets Measured on a Recurring Basis:
Investment securities – available for sale:
Corporate securities	$—	$1,064	$—	$1,064

	June 30, 2010
	Level I	Level II	Level III	Total
Assets Measured on a Recurring Basis:
Mortgage-backed securities available for sale:
Government National Mortgage Association certificates	$—	$2,146	$—	$2,146

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS (Continued)

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of the period.

The following tables present the assets reported on a non-recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2011 and June 30, 2010, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2011
	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Impaired loans	$—	$—	$957	$957
Real estate owned	—	235	—	235

Total	$—	$235	$957	$1,192

	June 30, 2010
	Level I	Level II	Level III	Total
Assets Measured on a Non-recurring Basis:
Mortgage-backed securities held to maturity:
Collateralized mortgage obligations – private-label	$—	$—	$9,935	$9,935

Total	$—	$—	$9,935	$9,935

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information.

Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property, are charged to expense.

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

The following table represents the changes in the Level III fair-value category for the twelve month period ended June 30, 2011. The Company classifies financial instruments in Level III of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation model for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

Fair value measurements using significant unobservable inputs (Level III)

	Private-label Mortgage-backed securities Held-to-maturity	Impaired Loans	Real Estate Owned
Beginning balance – July 1, 2010	$9,935	$—	$—
Total net realized/unrealized gains (losses)
Included in earnings
Net realized losses on securities held-to-maturity	—	—	—
Included in other comprehensive income
Net unrealized gains on securities held-to-maturity	752	—	—
Transfers into Level III	—	957	235
Transfers out of Level III	(7,655)
Other – principal paydowns received	(3,032)	—	—

Ending balance – June 30, 2011	$—	$957	$235

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$1,960	$1,960	$2,198	$2,198
Certificates of deposit	3,668	3,668	8,605	8,605
Investment securities - available for sale	1,064	1,064	—	—
Investment securities – held to maturity	88,374	90,974	153,193	157,379
Mortgage-backed securities - available for sale	—	—	2,146	2,146
Mortgage-backed securities – held to maturity
Agency	47,777	48,048	70,899	70,594
Private-label	22,791	23,121	44,087	39,849
Net loans receivable	49,952	53,441	56,315	60,403
Accrued interest receivable	1,189	1,189	2,430	2,430
FHLB stock	9,324	9,324	10,875	10,875

FINANCIAL LIABILITIES
Deposits	$143,766	$143,928	$201,922	$202,275
FHLB long-term advances	22,500	23,762	109,500	113,721
FHLB short-term advances	32,059	32,059	—	—
Other short-term borrowings	—	—	12,510	12,510
Accrued interest payable	322	322	837	837

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

Cash and Cash Equivalents, Certificates of Deposit, Accrued Interest Receivable and Payable, FHLB Short-term Advances, and Other Short-term Borrowings

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

FHLB Long-term Advances

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2011	2010
ASSETS
Interest-earning deposits with subsidiary bank	$1,085	$1,730
Investment in subsidiary bank	27,751	26,013
Other assets	48	59

TOTAL ASSETS	$28,884	$27,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$6	7
Stockholders’ equity	28,878	27,795

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,884	$27,802

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2011	2010	2009
INCOME
Investment and mortgage-backed securities	$—	$—	$3
Certificates of deposit	—	—	4
Dividend from subsidiary	—	1,940	2,900
Interest-earning deposits with subsidiary bank	4	5	13

Total income	4	1,945	2,920

OTHER OPERATING EXPENSE	100	99	121

Income (loss) before equity in undistributed earnings of subsidiary	(96)	1,846	2,799
Equity in undistributed earnings of subsidiary	1,327	(1,498)	77

Income before income taxes	1,231	348	2,876
Income tax expense (benefit)	5	(24)	(2)

NET INCOME	$1,226	$372	$2,878

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2011	2010	2009
OPERATING ACTIVITIES
Net income	$1,226	$372	$2,878
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiary	(1,327)	1,498	(77)
Other, net	32	5	(2)

Net cash provided by (used for) operating activities	(69)	1,875	2,799

INVESTING ACTIVITIES
Available for sale:
Proceeds from repayments of investment and mortgage-backed securities	—	—	500
Held to maturity:
Purchases of investment and mortgage-backed securities	—	—	(697)
Proceeds from repayments of investment and mortgage-backed securities	—	—	700
Purchases of certificates of deposit	—	—	(198)
Maturities of certificates of deposit	—	—	396

Net cash provided by investing activities	—	—	701

FINANCING ACTIVITIES
Cash dividends paid	(576)	(1,322)	(1,370)
Purchases of treasury stock	—	(159)	(2,490)

Net cash used for financing activities	(576)	(1,481)	(3,860)

Increase (decrease) in cash and cash equivalents	(645)	394	(360)

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,730	1,336	1,696

CASH AND CASH EQUIVALENTS END OF YEAR	$1,085	$1,730	$1,336

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2010	December 2010	March 2011	June 2011

Total interest and dividend income	$2,621	$2,292	$2,166	$2,146
Total interest expense	1,743	1,076	810	591

Net interest income	878	1,216	1,356	1,555
Provision for (recovery of) loan losses	9	7	2	(33)

Net interest income after provision for (recovery of) loan losses	869	1,209	1,354	1,588

Total noninterest income	125	154	116	119
Total noninterest expense	905	1,040	927	974

Income before income taxes	89	323	543	733
Income taxes	30	108	190	134

Net income	$59	$215	$353	$599

Per share data:
Net income
Basic	$0.03	$0.10	$0.17	$0.30
Diluted	0.03	0.10	0.17	0.30
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2009	December 2009	March 2010	June 2010

Total interest and dividend income	$3,199	$3,078	$2,965	$2,841
Total interest expense	2,213	2,160	2,074	2,034

Net interest income	986	918	891	807
Provision for (recovery of) loan losses	3	(9)	(4)	(1)

Net interest income after provision for (recovery of) loan losses	983	927	895	808

Total noninterest income	153	133	39	45
Total noninterest expense	910	926	880	908

Income (loss) before income taxes	226	134	54	(55)
Income tax expense (benefit)	55	1	(20)	(49)

Net income (loss)	$171	$133	$74	$(6)

Per share data:
Net income
Basic	$0.08	$0.06	$0.04	$0.00
Diluted	0.08	0.06	0.04	0.00
Average shares outstanding
Basic	2,070,085	2,068,932	2,065,027	2,061,208
Diluted	2,070,085	2,068,932	2,065,027	2,061,208

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends
Quarter Ended	High	Low	Declared
June 2011	$9.44	$8.65	$0.04
March 2011	9.31	8.55	0.04
December 2010	11.00	8.66	0.04
September 2010	13.17	8.31	0.16

June 2010	$14.00	$10.50	$0.16
March 2010	14.55	13.96	0.16
December 2009	15.66	14.25	0.16
September 2009	16.40	14.62	0.16

There were five Nasdaq Market Makers in the Company’s common stock as of June 30, 2011: Citadel Securities LLC; UBS Securities LLC; Stifel Nicolaus & Co.; Knight Equity Markets, L.P. and Sandler O’Neill & Partners.

According to the records of the Company’s transfer agent, there were approximately 567 shareholders of record at August 29, 2011. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

Jonathan D. Hoover

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