Form 10-K, Exhibit 13
period 2012-06-30
WVS FINANCIAL CORP
filed 2012-09-18
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2012

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Stockholders’ Letter	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis	4

Report of Independent Registered Public Accounting Firm	24

Consolidated Balance Sheet	25

Consolidated Statement of Income	26

Consolidated Statement of Changes in Stockholders’ Equity	27

Consolidated Statement of Cash Flows	28

Notes to the Consolidated Financial Statements	29

Common Stock Market Price and Dividend Information	77

Corporate Information

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

Despite the best efforts of central bankers and governments around the world, the global economic crisis that began in December 2007 continued into fiscal 2012. Current financial forecasts expect continued slow economic growth, and low market interest rates, at least until the end of December 2014.

This economic misery affects young and old alike. Young adults face high rates of unemployment and rising tuition costs. Working people continue to struggle to make ends meet. Senior citizens, who faithfully saved for years, face low (or negative) returns on their retirement nest eggs.

Despite the economic challenges, over the past year the Bank continued to improve its net income, grew its total capital, and began to increase its asset base. During the fiscal year ended June 30, 2012:

•	Net income improved to $1.4 million as compared to $1.2 million in fiscal 2011 and $372 thousand in fiscal 2010.

•	Shareholders’ equity grew to $30.4 million as compared to $28.9 million in fiscal 2011 and $27.8 million in fiscal 2010.

•	Total assets increased to $273.3 million. This was an improvement from fiscal 2011’s asset size of $228.9 million, but lower than fiscal 2010’s asset base of $354.7 million.

During fiscal 2012, we continued to keep a close watch on operating expenses while continuing our mission as a community owned financial institution. Finding the right balance between cost savings and reinvesting in the business is never easy. Our Board of Directors, management, and employees take the stewardship of your investment (and ours) very seriously.

We are also pleased to report that West View Savings Bank received an award from the Pennsylvania Association of Community Bankers “for its excellent community service during Consumer Banking Week 2012”. The Bank was recognized as the “Kid Friendly Winner” in the category of community banks with assets of $176 - $400 million.

During fiscal 2013, the Bank intends on launching a cell phone banking service that will allow customers with an internet capable cell phone to conduct a variety of banking transactions. The Bank will also be upgrading its customer service software to provide more efficient front and back office processing capabilities.

Thanks to our shareholders and customers for their continued support.

David J. Bursic	David L. Aeberli
President and	Chairman of the Board of Directors
Chief Executive Officer

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$273,341	$228,888	$354,668	$419,434	$423,109
Net loans receivable	39,433	49,952	56,315	58,148	56,477
Mortgage-backed securities	79,086	70,568	117,132	176,204	215,905
Investment securities	140,020	89,438	153,193	123,621	128,537
Deposit accounts – Retail	142,173	143,518	146,584	146,315	150,142
Deposit accounts – Wholesale	—	248	55,338	—	—
FHLB advances – long-term	17,500	22,500	109,500	130,079	135,579
FHLB advances – short-term	79,270	32,059	—	—	—
FRB short-term borrowings	—	—	—	108,800	80,600
Other short-term borrowings	—	—	12,510	—	20,000
Stockholders’ equity	30,413	28,878	27,795	31,123	32,148
Non-performing assets, troubled debt restructurings and potential problem loans(1)	1,739	2,401	1,666	1,268	1,924

Selected Operating Data:
Interest income	$7,053	$9,225	$12,083	$17,438	$23,681
Interest expense	1,544	4,220	8,481	10,311	15,143

Net interest income	5,509	5,005	3,602	7,127	8,538
Provision for (Recovery of) loan losses	(104)	(15)	(11)	(294)	(123)

Net interest income after provision for (recovery of) loan losses	5,613	5,020	3,613	7,421	8,661
Non-interest income	349	514	370	604	597
Non-interest expense	3,658	3,846	3,624	3,795	3,636

Income before income tax expense	2,304	1,688	359	4,230	5,622
Income tax expense (benefit)	902	462	(13)	1,352	1,850

Net income	$1,402	$1,226	$372	$2,878	$3,772

Per Share Information:
Basic earnings	$0.68	$0.60	$0.18	$1.35	$1.67
Diluted earnings	$0.68	$0.60	$0.18	$1.35	$1.67
Dividends per share	$0.16	$0.28	$0.64	$0.64	$0.64
Dividend payout ratio	23.53%	46.67%	355.56%	47.41%	38.32%
Book value per share at period end:
Common Equity	$14.78	$14.03	$13.51	$15.03	$14.44
Tier I Equity	$15.45	$14.92	$14.59	$15.03	$14.40
Average shares outstanding:
Basic	2,057,930	2,057,930	2,066,335	2,133,234	2,252,604
Diluted	2,057,930	2,057,930	2,066,335	2,133,308	2,252,906

	As of or For the Year Ended June 30,
	2012	2011	2010	2009	2008

Selected Operating Ratios(2):
Average yield earned on interest-earning assets(3)	2.85%	3.30%	3.27%	4.16%	5.72%
Average rate paid on interest-bearing liabilities	0.75	1.76	2.56	2.72	4.06
Average interest rate spread(4)	2.11	1.58	0.71	1.44	1.66
Net interest margin(4)	2.24	1.83	1.00	1.73	2.10
Ratio of interest-earning assets to interest-bearing liabilities	120.72	116.43	113.27	111.82	112.02
Non-interest expense as a percent of average assets	1.44	1.35	0.96	0.89	0.86
Return on average assets	0.55	0.43	0.10	0.67	0.89
Return on average equity	4.75	4.38	1.22	9.15	12.03
Ratio of average equity to average assets	11.64	9.85	8.04	7.37	7.43
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	3.81%	4.34%	2.96%	2.18%	3.41%
Non-performing assets as a percent of total assets(1)	0.58	1.05	0.47	0.23	0.37
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.64	1.05	0.47	0.30	0.45
Allowance for loan losses as a percent of total loans receivable	0.97	1.24	1.13	1.12	1.66
Allowance for loan losses as a percent of non-performing loans	25.60	29.09	38.72	69.46	60.43
Charge-offs to average loans receivable outstanding during the period	0.30	0.00	0.01	0.00	0.00

Capital Ratios(2):
Tier 1 risk-based capital ratio	20.69%	21.57%	14.10%	14.18%	21.71%
Total risk-based capital ratio	20.43	22.03	14.41	14.50	22.37
Tier 1 leverage capital ratio	11.14	13.12	8.21	7.35	7.75

(1)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(2)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

GENERAL

WVS Financial Corp. (the “Company”) is the parent holding company of West View Savings Bank (“West View” or the “Savings Bank”). The Company was organized in July 1993 as a Pennsylvania-chartered unitary bank holding company and acquired 100% of the common stock of the Savings Bank in November 1993.

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2012.

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

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2012	2011	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$2,506	$1,960	$546	27.9%

Certificates of deposit	846	3,668	(2,822)	-76.9

Investments (1)	226,701	169,330	57,371	33.9

Net loans receivable	39,433	49,952	(10,519)	-21.1

Total assets	273,341	228,888	44,453	19.4

Deposits	142,173	143,766	(1,593)	-1.1

Borrowed funds	96,770	54,559	42,211	77.4

Total liabilities	242,928	200,010	42,918	21.5

Stockholders’ equity	30,413	28,878	1,535	5.3

(1)	Includes Federal Home Loan Bank stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent cash equivalents. Cash equivalents increased $546 thousand to $2.5 million at June 30, 2012 from $2.0 million at June 30, 2011. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit decreased $2.8 million or 76.9% to $846 thousand at June 30, 2012. As part of our asset liability and liquidity management strategies, the Company continued to redeem maturing FDIC insured certificates of deposit with other financial institutions. Contract terms typically range from five to twenty-seven months. At various times, risk-adjusted rates earned on certificates of deposit are higher than other investment alternatives at the time of investment and contribute to net interest income. Proceeds from certificates of deposit were primarily used to fund investment purchases.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $57.3 million or 33.9% to $226.7 million at June 30, 2012 from $169.3 million at June 30, 2011. Investment securities increased $50.6 million or 56.6% to $140.0 million at June 30, 2012. This increase was due primarily to purchases of U.S. Government Agency securities totaling $100.6 million, investment grade corporate bonds totaling $57.3 million, $4.5 million of investment grade corporate utility first mortgage bonds, U.S. dollar denominated investment grade foreign bonds totaling $1.7 million, and investment grade short-term commercial paper totaling $999 thousand, which were partially offset by early issuer redemptions and maturities totaling $83.2 million of U.S. Government Agency securities, $14.7 million of investment grade corporate bonds, $11.5 million of investment grade corporate utility first mortgage bonds, $3.6 million of municipal obligations, $1.5 million of U.S. dollar denominated investment grade foreign bonds, and $1.0 million of investment grade short-term commercial paper. Mortgage-backed securities increased $8.5 million or 12.1% to $79.1 million at June 30, 2012. This increase was due primarily to $57.4 million in purchases of U.S. Government Agency floating-rate mortgage-backed securities, which was partially offset by cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $36.1 million and $13.4 million in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio. Our investment in Federal Home Loan Bank stock decreased $1.7 million or 18.5% to $7.6 million at June 30, 2012 due to partial redemptions of excess stock by the FHLB. Investment purchases were primarily funded with borrowed funds and cash flows from the loan and certificate of deposit portfolios. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 16.

Net Loans Receivable. Net loans receivable decreased $10.5 million or 21.1% to $39.4 million at June 30, 2012, compared to June 30, 2011. The decrease in net loans is primarily attributable to: lower net balances of construction and land development loans ($7.5 million) due to soft demand for new speculative construction loans by local builders, refinancing and other repayments of previously originated 1-4 family loans ($1.5 million) due to low market interest rates and repayments on the Company’s multi-family, consumer and commercial loan portfolios ($2.3 million). Due to the stagnant economy, a number of the Company’s small builders have experienced slow sales of their housing inventories. This slow down in sales also caused a substantially reduced number of new home starts which adversely impacted originations of new speculative construction loans. Record low interest rates for fixed rate permanent mortgage loans caused further levels of refinance activity on the Company’s 1-4 family loan portfolio. The Company does not believe that it can effectively hedge the interest rate risk inherent in new fixed rate originations, especially on thirty year fixed rate mortgages. Consumer acceptance of fifteen and twenty-year fixed rate mortgages has been limited due to the small rate differential between these products and fixed rate thirty year mortgage loans. Historically, adjustable rate mortgage loans have not been popular in the Company’s local market area because of the low rate of housing turnover. Consequently the Company has partnered with a national correspondent lender to make purchase money and refinancing mortgages available to the public. These correspondent loans are originated through the national correspondent lender, who then sells the loans into the secondary market. This correspondent relationship allows the Company to earn loan origination fee income and avoid the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations remained soft in fiscal 2012 due to the continued weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts. We expect these trends to continue into fiscal 2013.

Deposits. Total deposits decreased approximately $1.6 million or 1.1%. The Company’s customers primarily reduced CD holdings by transferring funds to more liquid holdings (such as demand deposit, savings and money market accounts). Certificates of deposit decreased $6.7 million or 13.9%. Money market and savings accounts grew by $1.9 million or 3.0%, while demand deposits increased $3.3 million or 10.1%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds increased $42.2 million or 77.4% to $96.8 million during fiscal 2012. The Company’s borrowed funds are comprised of two components: legacy FHLB long-term advances and short-term borrowings. Short-term borrowings include FHLB short-term advances, other short-term borrowings, and FRB short-term borrowings.

During fiscal 2012, the Company repaid $5.0 million of legacy FHLB long-term advances with a rate of 5.03%. At June 30, 2012, our remaining legacy FHLB long-term advances totaled $17.5 million with weighted-average interests rate of 4.72%.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2012, we increased our FHLB short-term borrowings by $47.2 million or 147.3%. We had no other short-term borrowings or FRB short-term borrowings at June 30, 2012.

Stockholders’ Equity. Total stockholders’ equity increased $1.5 million or 5.3% to $30.4 million at June 30, 2012, compared to June 30, 2011. The increase in stockholders’ equity was primarily attributable to Company net income of $1.4 million and other comprehensive income, net of tax, totaling $442 thousand, which was partially offset by $330 thousand of cash dividends paid on the Company’s common stock. See Note 3 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (Tier 1 Equity basis) grew from $14.92 at June 30, 2011 to $15.45 at June 30, 2012. On a Common Equity basis, book value per share increased from $14.03 at June 30, 2011 to $14.78 at June 30, 2012. The Company also maintained strong capital ratios during fiscal 2012 to further bolster its balance sheet. Our tier 1 leverage ratio was 11.14% at June 30, 2012. Our total risk-based capital ratio was 20.43% at June 30, 2012.

RESULTS OF OPERATIONS

Condensed Statements of Income

	Year Ended June 30, 2012	Change	Year Ended June 30, 2011	Change	Year Ended June 30, 2010
	(Dollars in Thousands)

Interest income	$7,053	($2,172)	$9,225	($2,858)	$12,083
		-23.5%		-23.7%

Interest expense	$1,544	($2,676)	$4,220	($4,261)	$8,481
		-63.4%		-50.2%

Net interest income	$5,509	$504	$5,005	$1,403	$3,602
		10.1%		39.0%

Recovery of loan losses	$(104)	$89	$(15)	$4	$(11)
		593.3%		36.4%

Non-interest income	$349	($165)	$514	$144	$370
		-32.1%		38.9%

Non-interest expense	$3,658	($188)	$3,846	$222	$3,624
		-4.9%		6.1%

Income tax expense (benefit)	$902	$440	$462	$475	$(13)
		95.2%		3,653.8%

Net income	$1,402	$176	$1,226	$854	$372
		14.4%		229.6%

General. The Company reported net income of $1.4 million, $1.2 million and $372 thousand for the fiscal years ended June 30, 2012, 2011 and 2010, respectively. The $176 thousand increase in net income during fiscal 2012 was primarily the result of a $504 thousand increase in net interest income, a $188 thousand decrease in non-interest expense, and a $89 thousand increase in recoveries of loan losses, which were partially offset by a $440 thousand increase in income tax expense and a $165 thousand decrease in non-interest income. Earnings per share totaled $0.68 (basic and diluted) for fiscal 2012 as compared to $0.60 (basic and diluted) for fiscal 2011. The $854 thousand increase in net income during fiscal 2011 was primarily the result of a $1.4 million increase in net interest income, a $144 thousand increase in non-interest income and a $4 thousand increase in recoveries of loan losses, which were partially offset by a $475 thousand increase in income tax expense and a $222 thousand increase in non-interest expense. Earnings per share totaled $0.60 (basic and diluted) for fiscal 2011 as compared to $0.18 (basic and diluted) for fiscal 2010.

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

	For the Years Ended June 30,
	2012			2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1)	$46,264	$2,892	6.25%	$54,932	$3,297	6.00%	$58,895	$3,956	6.72%
Mortgage-backed securities	69,834	929	1.33	82,284	1,196	1.45	150,043	2,094	1.40
Investments - taxable	118,233	3,109	2.63	117,849	4,395	3.73	131,604	5,273	4.01
Investments - tax-free(2)	1,819	88	7.25	4,213	211	7.41	6,380	351	8.07
FHLB stock	8,379	4	0.05	10,245	—	0.00	10,875	—	0.00
Interest-bearing deposits	661	1	0.15	2,707	3	0.11	2,488	3	0.12
Certificates of deposits	2,685	30	1.12	6,945	123	1.77	14,538	406	2.79

Total interest-earning assets	247,875	7,053	2.85%	279,175	9,225	3.30%	374,823	12,083	3.27%

Non-interest-earning assets	5,848			4,753			3,534

Total assets	$253,723			$283,928			$378,357

Interest-bearing liabilities:

Interest-bearing deposits and escrows	$125,588	$543	0.43%	$164,991	$918	0.56%	$144,057	$1,251	0.87%
FHLB long-term advances	18,142	871	4.80	62,626	3,265	5.21	129,163	7,071	5.47
FHLB short-term advances	61,515	129	0.21	1,603	4	0.25	2,037	6	0.29
FRB short-term borrowings	4	—	0.00	—	—	0.00	52,401	142	0.27
Other short-term borrowings	90	1	1.11	10,553	33	0.31	3,259	11	0.34

Total interest-bearing liabilities	205,339	1,544	0.75%	239,773	4,220	1.76%	330,917	8,481	2.56%

Non-interest-bearing accounts	17,065			14,734			15,144

Total interest-bearing liabilities and non-interest-bearing accounts	222,404			254,507			346,061
Non-interest-bearing liabilities	1,788			1,459			1,877

Total liabilities	224,192			255,966			347,938
Equity	29,531			27,962			30,419

Total liabilities and equity	$253,723			$283,928			$378,357

Net interest income		$5,509			$5,005			$3,602

Interest rate spread			2.10%			1.54%			0.71%

Net yield on interest-earning assets(3)			2.24%			1.83%			1.00%

Ratio of interest-earning assets to interest-bearing liabilities			120.72%			116.43%			113.27%

(1)	Includes non-accrual loans.
(2)	Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(548)	$143	$(405)	$(253)	$(406)	$(659)
Mortgage-backed securities	(190)	(77)	(267)	(998)	100	(898)
Investments - taxable	(198)	(1,088)	(1,286)	(680)	(198)	(878)
Investments - tax-free	(116)	(7)	(123)	(102)	(38)	(140)
FHLB stock	—	4	4	—	—	—
Interest-bearing deposits	(3)	1	(2)	—	—	—
Certificates of deposit	(58)	(35)	(93)	(167)	(116)	(283)

Total interest-earning assets	(1,113)	(1,059)	(2,172)	(2,200)	(658)	(2,858)
Interest-bearing liabilities:
Interest-bearing deposits and Escrows	(403)	28	(375)	245	(578)	(333)
FHLB long-term borrowings	(2,155)	(239)	(2,394)	(3,485)	(321)	(3,806)
FHLB short-term borrowings	126	(1)	125	(1)	(1)	(2)
FRB short-term borrowings	—	—	—	(71)	(71)	(142)
Other short-term borrowings	(55)	23	(32)	23	(1)	22

Total interest-bearing liabilities	(2,487)	(189)	(2,676)	(3,289)	(972)	(4,261)

Change in net interest income	$1,374	$(870)	$504	$1,089	$314	$1,403

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $504 thousand or 10.1% in fiscal 2012 and increased $1.4 million or 39.0% in fiscal 2011. The increase in fiscal 2012 was the result of a $2.7 million or 63.4% decrease in interest expense, which was partially offset by a $2.2 million or 23.5% decrease in interest and dividend income. The increase in fiscal 2011 was the result of a $4.3 million or 50.2% decrease in interest expense, which was partially offset by a decrease in interest and dividend income of $2.9 million or 23.7%. Fiscal 2012 and 2011 were favorably impacted by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances. We expect fiscal 2013 fixed rate interest costs associated with legacy FHLB long-term advances to fall slightly, when compared to fiscal 2011, due to slightly lower average outstanding balances.

Interest Income. Total interest income decreased by $2.2 million or 23.5% during fiscal 2012 and $2.9 million or 23.7% during fiscal 2011. The decrease in fiscal 2012 was primarily the result of lower average balances of interest earning financial assets and a 45 basis point decrease in the overall yield on financial assets. The decrease in fiscal 2011 was primarily the result of lower average balances of financial assets, which was partially offset by a three basis point increase in the overall yield on financial assets. During fiscal 2009, the global economy went into a deep recession and this weakness continued through fiscal 2010, fiscal 2011 and fiscal 2012. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. During fiscal 2012, the Company was able to capitalize on historically low borrowing rates and purchase investments with positive net yield spreads which helped to increase net interest income. During fiscal 2011, the Company used repayments from its investment portfolio to substantially reduce borrowings due to relatively unattractive net interest margins associated with its wholesale leverage strategy. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on investment securities decreased $1.4 million or 30.6% during fiscal 2012 and $1.0 million or 18.1% during fiscal 2011. The decrease in fiscal 2012 was primarily attributable to a 111 basis point decrease in the weighted average yield on the Company’s investment portfolio and a $2.0 million decrease in the average balance of the Company’s investment portfolio. The decrease in fiscal 2011 was primarily attributable to a $15.9 million decrease in the average balance of the Company’s investment portfolio and a 31 basis point decrease in the weighted average yield on the Company’s investment portfolio. Investment purchases were primarily funded with borrowed funds and cash flows from the mortgage-backed securities, loan and certificate of deposit portfolios.

Interest income on mortgage-backed securities decreased $267 thousand or 22.3% during fiscal 2012 and decreased $898 thousand or 42.9% during fiscal 2011. The decrease in fiscal 2012 was primarily attributable to a $12.4 million decrease in the average balance of the Company’s mortgage-backed securities portfolio and a 12 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio. The decrease in fiscal 2011 was primarily attributable to a $67.8 million decrease in the average balance of the Company’s mortgage-backed securities portfolio, which was partially offset by a 5 basis point increase in the weighted average yield on the Company’s mortgage-backed securities portfolio. The average balances associated with the Company’s private label mortgage-backed securities declined $15.5 million and $18.8 million, during fiscal 2012 and fiscal 2011, respectively. For the fiscal years 2012 and 2011, the Company reduced its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. Proceeds from repayments on the mortgage-backed securities were primarily used to fund investment purchases during fiscal 2012.

Interest income on net loans receivable decreased $405 thousand or 12.3% during fiscal 2012 and decreased $659 thousand or 16.7% during fiscal 2011. The decrease in fiscal year 2012 was primarily attributable to an $8.7 million decrease in the average balance of net loans outstanding, which was partially offset by a 25 basis point increase in the weighted average yield earned on the Company’s loan portfolio. The increase in the weighted average yield earned was primarily due to payoff of, and collection of past due interest on, one single family non-accrual loan and two home equity lines of credit during fiscal 2012. The decrease in fiscal 2011 was primarily attributable to a 72 basis point decrease in the weighted average yield earned on the Company’s loan portfolio and a $4.0 million decrease in the average balance of net loans outstanding. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company limited its portfolio origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2012 and 2011, as well as offering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity, were constrained during both fiscal 2012 and 2011 due to weakness in the national economy. Management anticipates weakness in the real estate market to continue into fiscal 2013.

Interest income on certificates of deposit decreased $93 thousand or 75.6% during fiscal 2012 and decreased $283 thousand or 69.7% during fiscal 2011. The decrease in fiscal year 2012 was primarily attributable to a $4.3 million decrease in the average balance of the Company’s holdings of FDIC insured certificates of deposit and a 65 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. The decrease in fiscal 2011 was primarily attributable to a $7.6 million decrease in the average balance of the Company’s holding of FDIC insured certificates of deposit and a 102 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. Proceeds from maturing CD’s were primarily used to fund investment purchases during fiscal 2012.

Dividend income on FHLB stock increased $4 thousand or 100.0% during fiscal 2012. The increase was due to the FHLB reinstating dividends on FHLB stock held during fiscal 2012. No dividend income on FHLB stock was received during fiscal 2011. The lack of a dividend in fiscal 2011 was due to the December 2008 announcement by the FHLB of Pittsburgh suspending the payment of dividends and redemptions of excess capital stock from members. The FHLB’s stated purpose of the 2008 decision was to rebuild retained earnings to ensure adequate regulatory capital. Beginning in the quarter ended December 31, 2010, the FHLB began redeeming excess capital stock from members. Beginning in the quarter ended March 31, 2012, the FHLB once again began paying dividends on the stock. During fiscal 2012, approximately $1.7 million of the Company’s FHLB stock was redeemed by the FHLB.

Interest Expense. Total interest expense decreased $2.7 million or 63.4% during fiscal 2012 and decreased $4.3 million or 50.1% during fiscal 2011. The decrease in fiscal 2012 was primarily attributable to a $34.4 million decrease in the average balances of interest-bearing liabilities and a 101 basis point decrease in the weighted average rate paid on interest-bearing liabilities. The decrease in fiscal 2011 was primarily attributable to a $3.3 million decrease associated with lower weighted average balances of interest bearing liabilities, and a $972 thousand decrease as a result of lower rates paid on interest-bearing liabilities. The repayment of $5.0 million and $87.0 million of legacy FHLB advances during fiscal 2012 and 2011, respectively, materially reduced the average balance of, and rates paid on, the Company’s interest-bearing liabilities. The repayment of $55.1 million of wholesale deposits during fiscal 2011 also reduced the Company’s average balance of, and to a lesser extent rates paid on, the Company’s interest-bearing liabilities.

Interest expense on legacy FHLB long-term borrowings decreased by $2.4 million or 73.3% during fiscal 2012, and decreased $3.8 million or 53.8% during fiscal 2011. During fiscal 2012, approximately $2.2 million of the decrease in interest expense was due to the $44.5 million decrease in average balances of legacy FHLB long-term advances, and approximately $239 thousand of the decrease in interest expense was due to a 41 basis point reduction in weighted average rates paid. Approximately $3.5 million of the decrease in interest expense in fiscal 2011 was attributable to the $66.5 million reduction in average balances of legacy FHLB long-term advances and $321 thousand was attributable to a 26 basis point reduction in weighted average rates paid.

Interest expense on interest-bearing deposits and escrows decreased $375 thousand or 40.8% in fiscal 2012 and decreased $333 thousand or 26.6% in fiscal 2011. The decrease in fiscal 2012 was primarily attributable to decreased average balances of time deposits which were partially offset by an increase on rates paid on time deposits. Average balances of time deposits decreased $42.5 million while average balances of passbooks increased $2.8 million. Average rates on time deposits increased 8 basis points, while average rates on passbooks and money market accounts decreased by 5 and 7 basis points respectively. The decrease in average balances of time deposits and increase in rates paid on time deposits during fiscal 2012 was primarily attributable to the repayment of wholesale CD’s in the second and fourth quarter of fiscal 2011. The decrease in fiscal 2011 was primarily attributable to lower rates paid on time deposits, passbook and money market accounts, which were partially offset by decreased average balances of time deposits and passbook accounts. Average rates on time deposits, passbook and money market accounts decreased by 64, 14 and 10 basis points, respectively. Average balances of time deposits and passbook accounts increased $18.4 million and $1.9 million, respectively. The increase with average balance of time deposits during fiscal 2011 was primarily attributable to wholesale CD’s issued in the fourth quarter of fiscal 2010 and repaid throughout fiscal 2011.

No interest expense on FRB short-term borrowings was recorded in fiscal years 2012 or 2011. Interest expense on FRB short-term borrowings decreased $142 thousand or 100.0% during fiscal 2011. The decrease in fiscal 2011 was primarily attributable to the payoff of all FRB short-term borrowings during fiscal 2010, resulting in a $52.4 million decrease in the average balance of FRB short-term borrowings and a 27 basis point decrease in the weighted average rate paid on FRB short-term borrowings.

Interest expense on other short-term borrowings decreased $32 thousand or 97.0% during fiscal 2012, and increased $22 thousand or 200.0% during fiscal 2011. The decrease in fiscal 2012 was primarily attributable to a $10.5 million decrease in the average balance of other short-term borrowings outstanding, which was partially offset by an 80 basis point increase in the weighted average rate paid on other short-term borrowings. The increase in fiscal 2011 was primarily attributable to a $7.3 million increase in the average balance of other short-term borrowing outstanding, which was partially offset by a 3 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in the average balance of other short-term borrowings reflects a funding shift from other borrowings to FHLB short-term borrowings due to lower short-term borrowing rates available through the FHLB.

Interest expense on FHLB short-term borrowings increased $125 thousand or 3,125.0% during fiscal 2012, and decreased $2 thousand or 33.3% during fiscal 2011. The increase in fiscal 2012 was primarily attributable to a $59.9 million increase in the average balance of FHLB short-term borrowings outstanding, which was partially offset by a 4 basis point decrease in the weighted average rate paid on FHLB short-term borrowings. The increase in the average balance of FHLB short-term borrowings during 2012 reflects lower rates charged by the FHLB when compared to other short-term rates charged by brokers and the FRB. The decrease in fiscal 2011 was primarily attributable to a $434 thousand decrease in the average balance of FHLB short-term borrowings outstanding, and a 4 basis point decrease in the weighted average rate paid on FHLB short-term borrowings.

Recovery of Loan Losses. A provision for loan losses is charged to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded recoveries of loan losses totaling $104 thousand and $15 thousand in fiscal 2012 and 2011, respectively. The recovery for fiscal 2012 was primarily attributable to lower levels of non-performing loans. The recovery for fiscal 2011 was primarily attributable to reduced loans receivable balances.

Non-interest Income. Total non-interest income decreased by $165 thousand or 32.1% in fiscal 2012 and increased by $144 thousand or 38.9% in fiscal 2011. The decrease in fiscal 2012 was primarily attributable to $131 thousand of other-than-temporary impairment credit losses on two private-label mortgage-backed securities, and a decrease in service charges on deposits. The increase in fiscal 2011 was primarily attributable to the absence of a $194 thousand other-than-temporary impairment credit loss recognized in earnings during fiscal 2010, which was partially offset by a decrease in service charges on deposits and a decrease in market gains on trading assets.

Non-interest Expense. Total non-interest expense decreased $188 thousand or 4.9% in fiscal 2012, and increased $222 thousand or 6.1% during fiscal 2011. The decrease in fiscal 2012 was primarily attributable to decreases in federal deposit insurance expense, correspondent bank service charges, ATM related expenses, and legal expenses, which were partially offset by increases in charitable contributions eligible for PA tax credits and employee related expenses. The increase in fiscal 2011 was primarily attributable to an increase in federal deposit insurance expense, ATM related expenses, real estate owned expenses, legal expenses and employee related expenses, which were partially offset by decreases in independent audit expense due to the absence of Sarbanes-Oxley Act attestation fees in fiscal 2011.

Income Taxes. Income taxes increased $440 thousand during fiscal 2012 and increased $475 thousand during fiscal 2011. The increases in fiscal 2012 and fiscal 2011 were primarily attributable to higher levels of taxable income. The Company’s combined effective tax rate was 39.1% for the year ended June 30, 2012 and 27.4% for the year ended June 30, 2011.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $546 thousand during fiscal 2012 primarily due to $40.3 million of net cash provided by financing activities and $1.9 million of net cash provided by operating activities, which were partially offset by $41.7 million used for investing activities.

Funds provided by operating activities totaled $1.9 million during fiscal 2012 as compared to $3.3 million during fiscal 2011. Net cash provided by operating activities was primarily comprised of $1.4 million of net income, $1.1 million of amortization and accretion of discounts, premiums and deferred loan fees, a $293 thousand decrease in prepaid FDIC insurance, and a $251 thousand decrease in deferred income taxes, which were partially offset by a $733 thousand decrease in a payable to the Federal Reserve Bank and a $432 thousand decrease in accrued interest receivable.

Funds used for investing activities totaled $41.7 million during fiscal 2012 as compared to $122.6 million provided by investing activities during fiscal 2011. Primary uses of funds during fiscal 2012 included purchases of investments, mortgage-backed securities, and certificates of deposit totaling $165.1 million, $57.4 million and $947 thousand, respectively, which were partially offset by repayments of investments, mortgage-backed securities and certificates of deposit totaling $114.0 million, $49.5 million and $3.8 million, respectively, a decrease in net loans receivable of $10.7 million, proceeds from the sale of investments totaling $2.1 million and redemptions of FHLB stock totaling $1.7 million. Investment purchases were comprised primarily of U.S. Government Agency Step-up notes and mortgage-backed securities, and investment grade corporate debt obligations. Certificates of deposits purchased ranged in term from three to thirty months.

Funds provided by financing activities totaled $40.3 million for fiscal 2012 as compared to $126.2 million used for financing activities in fiscal 2011. Primary sources of funds for fiscal 2012 were a $47.2 million increase in FHLB short-term advances, which were partially offset by a $5.0 million decrease in FHLB long-term advances, a $1.6 million decrease in total deposits and $330 thousand in cash dividends paid on the Company’s common stock. During fiscal 2012, the Company repaid $5.0 million of fixed-rate legacy long-term FHLB advances which had a rate of 5.03%. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2012, the total approved loan commitments outstanding amounted to $450 thousand. At the same date, commitments under unused letters and lines of credit amounted to $6.7 million and the unadvanced portion of construction loans approximated $4.3 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2012, totaled $29.9 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2012 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$17,500	$—	$5,000	$2,500	$10,000
Operating lease obligations	205	52	96	57	—

	$17,705	$52	$5,096	$2,557	$10,000

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

On July 30, 2012, the Company’s Board of Directors declared a cash dividend of $0.04 per share payable on August 23, 2012 to shareholders of record at the close of business on August 13, 2012. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets and Tier 1 capital to risk weighted assets were 20.69% and 20.43%, respectively, at June 30, 2012. The Company’s ratio of Tier 1 capital to average total assets was 11.14% at June 30, 2012.

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

The Company’s non-performing assets at June 30, 2012 totaled approximately $1.7 million or 0.6% of total assets compared to $2.4 million or 1.0% of total assets at June 30, 2011. The $662 thousand decrease in non-performing assets during the twelve months ended June 30, 2012 was primarily attributable to the payoff in full of one single-family residential real estate loan totaling $420 thousand, two home equity lines of credit totaling $359 thousand and the transfer to real estate owned and subsequent sale of one single-family residential construction loan totaling $323 thousand, which were partially offset by the classification to non-performing of one land loan totaling $290 thousand and one home equity line of credit totaling $150 thousand. Non-performing assets at June 30, 2012 consisted of one single-family construction loans totaling $701 thousand, two single-family real estate loans totaling $363 thousand, one land loan totaling $290 thousand, one home equity line of credit totaling $150 thousand and one single family real estate owned property totaling $235 thousand.

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

Since December 2007 and throughout fiscal 2012, the global economy remained in the worst recession since the end of World War II. Many factors contributed to the recession, including: the failure, or near failure, of major financial institutions, marked declines in housing sales and prices, significant defaults in mortgage payments (particularly in the subprime sector), disruptions in global financial market liquidity, declining stock markets and increased volatility in the bond, commodity and equity markets.

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

On September 21, 2011, the Federal Reserve Open Market Committee (FOMC) announced a maturity extension program and reinvestment policy. Under the maturity extension program, the Federal Reserve intends to sell $400 billion of shorter-term Treasury securities by the end of June 2012 and use the proceeds to buy longer-term Treasury securities. This will extend the average maturity of the securities in the Federal Reserve’s portfolio. By reducing the supply of longer-term Treasury securities in the market, the FOMC believes that this action should put downward pressure on longer-term interest rates and provide additional stimulus to support the economic recovery.

Federal Reserve sales of short-term securities could put some upward pressure on their yields, but the FOMC believes that the effect is likely to be small. At the time, the FOMC stated that it anticipated that economic conditions will warrant the current level of the federal funds rate at least until mid – 2013. This expectation should help anchor short-term rates near current levels.

In addition, the FOMC will reinvest principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities. The FOMC will also maintain its existing policy of rolling over maturing Treasury securities at auction.

Minutes from the FOMC meeting of December 13, 2011 indicates that participants further considered ways in which the FOMC might enhance the clarity and transparency of its public communications. The Committee considered an approach for incorporating information about participants’ projections of appropriate future monetary policy into the Summary of Economic Projections (SEP), which the FOMC releases four times each year. In the SEP, participants’ projections for economic growth, unemployment and inflation are conditioned on their individual assessments of the path of monetary policy that is most likely to be consistent with the Federal Reserve’s statutory mandate to promote maximum employment and price stability, but information on those assessments has not been included in the SEP.

At the December 13, 2011 FOMC meeting, participants decided to incorporate information about their projections of monetary policy into the SEP beginning in January 2012. Specifically, the SEP will include information about participants’ projections of the appropriate level of the targeted federal funds rate in the fourth quarter of the current year and the next few calendar years, and over the longer run. The SEP will also report participants’ current projections of the likely timing of the first increase in the target rate given their projections of future economic conditions. An accompanying narrative will describe the key factors underlying those assessments as well as qualitative information regarding participants’ expectations for the Federal Reserve’s balance sheet.

On January 25, 2012, the FOMC issued a press release indicating that it decided to keep the target range for the federal funds rate at 0 to  1/4 percent and currently anticipates that economic conditions – including low rates of resource utilization and a subdued outlook for inflation over the medium run – are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014.

The FOMC also released economic projections of Federal Reserve Board Members and Federal Reserve Bank Presidents and FOMC participants assessments of appropriate monetary policy (including the appropriate timing and pace of policy firming).

The FOMC also decided to continue its program to extend the average maturity of its holdings of securities as announced in September 2011. The FOMC is maintaining its existing policies of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities and of rolling over maturing Treasury securities at auction. The FOMC stated that it will regularly review the size and composition of its securities holdings and is prepared to adjust those holdings as appropriate to promote a stronger economic recovery in a context of price stability.

Throughout fiscal year 2012, the Company continued to adjust its asset/liability management tactics in two ways. First, the Company increased total assets by about $44.5 million while continuing to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2012 were: investment securities – available for sale - $55.6 million, and mortgage-backed securities – held to maturity, which were partially offset by reductions in net loans receivable - $10.5 million, investment securities held to maturity - $6.0 million, FDIC insured bank certificates of deposit - $2.8 million, and FHLB stock - $1.7 million. We increased Tier 1 capital primarily through earnings retention. Second, we substantially increased the available for sale classification of the Company’s investment portfolio from $1.1 million at June 30, 2011 to $57.6 million at June 30, 2012. This allowed us to substantially bolster balance sheet liquidity while earning additional net interest income. We anticipate maintaining our asset base in the range of $285 - $310 million for the remainder of calendar year 2012, subject to economic and market conditions. Legacy FHLB long-term borrowings were reduced by $5.0 million.

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

During the fiscal year 2012, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive
September 30, 2010	0.00% to 0.25%	0.42%	2.53%	Positive
December 31, 2010	0.00% to 0.25%	0.61%	3.30%	Positive
March 31, 2011	0.00% to 0.25%	0.80%	3.47%	Positive
June 30, 2011	0.00% to 0.25%	0.45%	3.18%	Positive
September 30, 2011	0.00% to 0.25%	0.25%	1.92%	Positive
December 31, 2011	0.00% to 0.25%	0.25%	1.89%	Positive
March 31, 2012	0.00% to 0.25%	0.33%	2.23%	Positive
June 30, 2012	0.00% to 0.25%	0.33%	1.67%	Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, mortgage-backed securities and CD portfolios for the twelve months ended June 30, 2012, totaled $18.1 million, $116.1 million, $49.5 million and $3.8 million, respectively. Despite stagnant global interest rates and Treasury yields the Company began to grow its balance sheet and used proceeds from calls of U.S. Government agency bonds, repayments on its mortgage-backed securities and maturities of bank certificates of deposit, and borrowings to purchase U.S. Government agency bonds, investment grade corporate bonds and U.S. Government agency CMO’s. In particular, the Company increased its available for sale portfolio allocation from $1.1 million at June 30, 2011 to $57.6 million at June 30, 2012. This strategy has allowed the Company to substantially improve its liquidity posture while managing overall interest rate risk and strengthen our regulatory capital ratios.

Due to the term structure of market interest rates, historically low long-term mortgage interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to be weak throughout fiscal 2013. The

Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2012, principal investment purchases were comprised of: callable U.S. Government agency multiple step-up bonds with initial lock out periods of 1 – 12 months - $100.6 million with a weighted average yield to call of 1.44%; fixed rate investment grade corporate bonds - $52.9 million with a weighted average yield of 1.45%; floating rate U.S. Government agency CMO’s - $67.4 million with a weighted average yield of 1.27%; floating rate investment grade corporate bonds - $4.4 million with a weighted average yield of 1.29%; fixed rate investment grade corporate utility first mortgage bonds - $4.5 million with a weighted average yield of 1.34%; fixed rate investment grade foreign bonds - $1.7 million with a weighted average yield of 1.38%; and investment-grade short-term commercial paper - $1.0 million with a yield of 0.51%. The Company also invested in FDIC bank insured certificates of deposit totaling $946 thousand with a weighted average yield of 0.89%. Single step-up bonds have one “step” or increase in coupon. Multiple step-up bonds have more than one step or increase in coupon. Substantially all of the corporate bond purchases were classified as available for sale for accounting purposes. The Company believes that this classification bolsters asset based liquidity while earning a return above the Company’s cost of funds.

Major investment proceeds received during fiscal 2012 were: callable U.S. Government agency bonds - $83.1 million with a weighted average yield of approximately 1.71%; investment grade corporate bonds - $14.7 million with a weighted average yield of approximately 2.68%; tax free municipal bonds - $3.6 million with a weighted average yield of 4.80%; investment grade foreign bonds - $1.5 million with a weighted average yield of 2.24%; investment grade corporate utility first mortgage bonds - $11.5 million with a weighted average yield of 3.85%; and investment-grade short-term commercial paper - $1.0 million with a yield of 0.51%. The Company also had $3.5 million in FDIC insured bank certificates of deposit redeemed with a weighted average yield of approximately 1.26%.

As of June 30, 2012, the implementation of these asset and liability management initiatives resulted in the following:

1)	$86.9 million or 31.8% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $86.9 million, approximately $79.1 million float on a monthly basis based upon changes in the one-month London Interbank Offered Rate (LIBOR) and about $7.8 million reprice on a quarterly basis based upon the three-month LIBOR.

2)	$79.1 million or 36.1% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$71.3 million or 32.5% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $501 thousand or 0.7%; 3 – 12 months - $19.5 million or 27.3%; 1 – 2 years - $38.9 million or 54.6%; 2 – 3 years - $6.9 million or 9.6%; 3 – 5 years - $1.2 million or 1.7%; and over 5 years - $4.4 million or 6.1%;

4)	$57.2 million or 26.1% of the Company’s investment portfolio was comprised of callable U.S. Government Agency multiple step-up bonds which are callable as follows: 1 – 3 months - $29.9 million or 52.2%; and 7 – 12 months - $27.3 million or 47.8%. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

5)	$57.6 million or 21.1% of the Company’s assets were comprised of investment securities classified as available for sale;

6)	An aggregate of $19.9 million or 50.5% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

7)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $79.3 million or 81.9%; 1 – 3 years - $5.0 million or 5.2%; 3 – 5 years - $2.5 million or 2.6%; and over 5 years - $10.0 million or 10.3%.

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

	June 30,
	2012	2011	2010
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$180,617	$178,738	$243,519
Interest-bearing liabilities maturing or repricing within one year	165,879	128,811	248,813

Interest sensitivity gap	$14,738	$49,927	$(5,294)

Interest sensitivity gap as a percentage of total assets	5.39%	21.8%	-1.5%
Ratio of assets to liabilities maturing or repricing within one year	108.88%	138.76%	97.87%

During fiscal 2012, the Company reduced its one-year interest sensitivity gap by: (1) purchasing $29.3 million of corporate bonds with maturities beyond one year but within two years; (2) purchasing $4.8 million of corporate bonds with maturities beyond two years but within three years; and (3) increasing by approximately $37.1 million the Company’s borrowings that mature with one year. All of the referenced corporate bond purchases were designated as available for sale for accounting purposes. These purchases further bolstered balance sheet liquidity. At June 30, 2012, investments available for sale totaled $57.6 million or 21% of total assets.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2012. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$(10,581)	$(9,856)	$10,888	$53,033	$55,080	$46,120	$27,781
% of Total Assets	-3.9%	-3.6%	4.0%	19.4%	20.2%	16.9%	10.2%
Base Case Up 100 bp
Cumulative Gap ($’s)	$(10,169)	$(9,096)	$12,157	$54,969	$57,333	$48,397	$27,781
% of Total Assets	-3.7%	-3.3%	4.4%	20.1%	21.0%	17.7%	10.2%
Base Case No Change
Cumulative Gap ($’s)	$(9,291)	$(7,499)	$14,738	$58,460	$60,884	$50,043	$27,781
% of Total Assets	-3.4%	-2.7%	5.4%	21.4%	22.3%	18.3%	10.2%
Base Case Down 100 bp
Cumulative Gap ($’s)	$(8,928)	$(6,858)	$15,653	$59,486	$61,743	$50,043	$27,781
% of Total Assets	-3.3%	-2.5%	5.7%	21.8%	22.6%	18.3%	10.2%
Base Case Down 200 bp
Cumulative Gap ($’s)	$(8,912)	$(6,830)	$15,694	$59,530	$61,776	$50,043	$27,781
% of Total Assets	-3.3%	-2.5%	5.7%	21.8%	22.6%	18.3%	10.2%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2012. This analysis was done assuming that the interest-earning assets will average approximately $296 million and $321 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2012. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2013					June 30, 2012

Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-26.9%	-25.0%	—	3.7%	26.5%	-12.7%	-12.0%	—	-2.2%	4.0%

Return on average equity	1.37%	1.58%	4.31%	4.72%	7.12%	2.61%	2.69%	4.00%	3.76%	4.43%

Return on average assets	0.16%	0.19%	0.42%	0.54%	0.74%	0.31%	0.32%	0.41%	0.43%	0.49%

Market value of equity (in thousands)						$31,878	$32,166	$32,805	$33,283	$29,181

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2012.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$2,001
6.53%

Adjustable rate	$2,294
5.03%

Undisbursed lines of credit
Adjustable rate	$6,251
3.74%

Loan origination commitments
Fixed rate	$450
4.50%

Letters of credit
Adjustable rate	$479
4.25%

$11,475

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary (the “Company”) as of June 30, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

September 18, 2012

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	June 30,
	2012	2011
ASSETS
Cash and due from banks	$2,314	662
Interest-earning demand deposits	192	1,298

Total cash and cash equivalents	2,506	1,960
Certificates of deposit	846	3,668
Investment securities available for sale (amortized cost of $57,636 and $1,067)	57,620	1,064
Investment securities held to maturity (fair value of $84,059 and $90,974)	82,400	88,374
Mortgage-backed securities held to maturity (fair value of $79,813 and $71,169)	79,086	70,568
Net loans receivable (allowance for loan losses of $385 and $630)	39,433	49,952
Accrued interest receivable	1,621	1,189
Federal Home Loan Bank stock, at cost	7,595	9,324
Real estate owned	235	235
Premises and equipment	583	588
Prepaid FDIC insurance premium	163	456
Deferred tax assets (net)	1,047	1,298
Other assets	206	212

TOTAL ASSETS	$273,341	$228,888

LIABILITIES
Deposits	$142,173	$143,766
Federal Home Loan Bank advances: long-term	17,500	22,500
Federal Home Loan Bank advances: short-term	79,270	32,059
Accrued interest payable	257	322
Other liabilities	3,728	1,363

TOTAL LIABILITIES	242,928	200,010

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,458	21,437
Treasury stock (1,747,706 shares at cost)	(26,690)	(26,690)
Retained earnings - substantially restricted	36,992	35,920
Accumulated other comprehensive loss	(1,385)	(1,827)

TOTAL STOCKHOLDERS’ EQUITY	30,413	28,878

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$273,341	$228,888

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2012	2011	2010
INTEREST AND DIVIDEND INCOME
Loans	$2,892	$3,297	$3,956
Investment securities – taxable	3,109	4,395	5,273
Investment securities – non-taxable	88	211	351
Mortgage-backed securities	929	1,196	2,094
Certificates of deposit	30	123	406
Interest-earning demand deposits	1	3	3
Federal Home Loan Bank stock	4	—	—

Total interest and dividend income	7,053	9,225	12,083

INTEREST EXPENSE
Deposits	543	918	1,251
Federal Home Loan Bank advances – long-term	871	3,265	7,071
Federal Home Loan Bank advances – short-term	129	4	6
FRB short-term borrowings	—	—	142
Other short-term borrowings	1	33	11

Total interest expense	1,544	4,220	8,481

NET INTEREST INCOME	5,509	5,005	3,602
Recovery of loan losses	(104)	(15)	(11)

NET INTEREST INCOME AFTER RECOVERY OF LOAN LOSSES	5,613	5,020	3,613

NONINTEREST INCOME
Service charges on deposits	202	232	278
Gains on trading securities	—	—	16
Investment securities gains	4	—	1

Other than temporary impairment losses	(303)	—	(3,712)
Portion of loss recognized in other comprehensive income (before taxes)	172	—	3,518

Net impairment loss recognized in earnings	(131)	—	(194)

Other	274	282	269

Total noninterest income	349	514	370

NONINTEREST EXPENSE
Salaries and employee benefits	1,981	1,964	1,945
Occupancy and equipment	301	316	322
Data processing	243	246	243
Correspondent bank charges	61	89	93
Federal deposit insurance premium	306	419	343
Other	766	812	678

Total noninterest expense	3,658	3,846	3,624

INCOME BEFORE INCOME TAXES	2,304	1,688	359

INCOME TAX EXPENSE (BENEFIT)	902	462	(13)

NET INCOME	$1,402	$1,226	$372

EARNINGS PER SHARE:
Basic	$0.68	$0.60	$0.18
Diluted	0.68	0.60	0.18

AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,066,335
Diluted	2,057,930	2,057,930	2,066,335

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings- Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total

Balance June 30, 2009	$38	$21,392	$(26,531)	$36,220	$4	$31,123

Net income				372		372
Other comprehensive loss:
Non-credit unrealized holding losses on securities with other-than-temporary impairment, net of income tax effect of ($1,197)					(2,321)	(2,321)
Unrealized holding gain (loss) on securities, net of income tax effect of $40					79	79

Comprehensive loss						(1,870)

Expense of stock options awarded		23				23
Purchase of treasury stock (12,155)			(159)			(159)
Cash dividends declared ($0.64 per share)				(1,322)		(1,322)

Balance June 30, 2010	38	21,415	(26,690)	35,270	(2,238)	27,795

Net income				1,226		1,226
Other comprehensive income:
Accretion of other-than-temporary impairment on securities held to maturity, net of income tax effect of ($256)					496	496
Unrealized holding gain (loss) on securities, net of income tax effect of $(44)					(85)	(85)

Comprehensive income						1,637

Expense of stock options awarded		22				22
Cash dividends declared ($0.28 per share)				(576)		(576)

Balance June 30, 2011	38	21,437	(26,690)	35,920	(1,827)	28,878

Net income				1,402		1,402
Other comprehensive income:
Accretion of other-than-temporary impairment on securities held to maturity, net of income tax effect of $255					495	495
Other-than-temporary impairment on securities held to maturity, net of income tax effect of $(58)					(114)	(114)
Reclassification adjustment of other-than-temporary impairment losses on securities held to maturity, net of income tax effect of $36					70	70
Unrealized holding gains (loss) on securities available for sale, net of income tax effect of $(5)					(9)	(9)

Comprehensive income						1,844

Expense of stock options awarded		21				21
Cash dividends declared ($0.16 per share)				(330)		(330)

Balance June 30, 2012	$38	$21,458	$(26,690)	$36,992	$(1,385)	$30,413

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2012	2011	2010
OPERATING ACTIVITIES
Net income	$1,402	$1,226	$372
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery of loan losses	(104)	(15)	(11)
Net impairment loss recognized in earnings	131	—	194
Depreciation	84	100	103
Investment securities gains	(4)	—	(1)
Amortization of discounts, premiums, and deferred loan fees, net	1,106	932	1,563
Trading security gains	—	—	(16)
Purchase of trading securities	—	—	(1,975)
Proceeds from sale of trading securities	—	—	1,991
Deferred income taxes	251	269	(101)
Decrease (increase) in accrued interest receivable	(432)	1,241	(83)
Decrease in accrued interest payable	(65)	(515)	(314)
(Decrease) increase in deferred director compensation payable	(30)	(368)	10
Decrease (increase) in prepaid federal deposit insurance	293	399	(855)
Other, net	(684)	45	23

Net cash provided by operating activities	1,948	3,314	900

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(63,416)	(10,416)	—
Proceeds from repayments of investment securities	6,389	9,340	—
Proceeds from repayments of mortgage-backed securities	—	2,018	42
Proceeds from sales of investment securities	2,102	—	501
Held to maturity:
Purchase of investment securities	(101,666)	(61,189)	(112,021)
Purchase of mortgage-backed securities	(57,386)	(17,757)	(15,451)
Proceeds from repayments of investment securities	107,633	125,108	80,430
Proceeds from repayments of mortgage-backed securities	49,456	62,941	70,935
Purchase of certificates of deposit	(947)	(3,817)	(9,755)
Maturities/redemptions of certificates of deposit	3,766	8,747	25,855
Net decrease (increase) in net loans receivable	10,729	6,114	1,767
Purchase of Federal Home Loan Bank stock	—	—	—
Redemption of Federal Home Loan Bank stock	1,729	1,551	—
Acquisition of premises and equipment	(79)	(9)	(90)

Net cash (used for) provided by investing activities	(41,690)	122,631	42,213

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,593)	(58,156)	55,607
Net (decrease) increase in Federal Reserve Bank short-term borrowings	—	—	(108,800)
Net increase (decrease) in other short-term borrowings	—	(12,510)	12,510
Repayments of Federal Home Loan Bank long-term advances	(5,000)	(87,000)	(20,579)
Net increase in Federal Home Loan Bank short-term advances	47,211	32,059	—
Cash dividends paid	(330)	(576)	(1,322)
Purchase of treasury stock	—	—	(159)

Net cash provided by (used for) financing activities	40,288	(126,183)	(62,743)

Increase (decrease) in cash and cash equivalents	546	(238)	(19,630)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,960	2,198	21,828

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,506	$1,960	$2,198

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,609	$4,735	$8,795
Taxes	782	212	69
Non-cash items
Due to Federal Reserve Bank	—	733	1,130
Mortgage loans transferred to other real estate owned	182	235	—
Educational Improvement Tax Credits	98	—	32
Neighborhood Assistance Act Tax Credit	1	—	—
Loan to facilitate sale of Real Estate Owned	364	—	—
Commitment to purchase investment securities available for sale	2,782	—	—

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

Common stock of the Federal Home Loan Bank (the “FHLB”) represents ownership in an institution which is wholly owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying Consolidated Balance Sheet.

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

The Company retained an independent third party to assist it in the determination of a fair value for six of its eight private-label collateralized mortgage obligations (“CMO’s”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. Of the two private-label CMO’s not evaluated by the independent third party, one has a balance of less than $500 thousand, while the other has a shorter estimated remaining life when compared to other private-label CMO’s within our portfolio, and the Company decided that the possibility of an other-than-temporary impairment is remote. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2012.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

Trading Securities

Trading securities are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities are stated at fair value. Realized and unrealized gains and losses are included in noninterest income.

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

Income Taxes (Continued)

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

The Company’s 2008 Stock Incentive Plan (the “Plan”) permits the grant of stock options or restricted shares to its directors and employees for up to 152,000 shares (up to 38,000 restricted shares may be issued). Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms.

During the periods ended June 30, 2012, 2011, and 2010, the Company recorded $21, $22, and $23, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2012, there was approximately $29 of unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009. That cost is expected to be recognized over the next two years.

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

The Company had 51,502, 70,550 and 96,535 non-vested stock options outstanding at June 30, 2012, 2011 and 2010, respectively. During the fiscal year ended June 2009, the Company issued 124,519 options. The weighted average fair value of each stock option issued in fiscal 2009 was $0.89.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income (loss) is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio, and the net non-credit component of other-than-temporary impairment on its held-to-maturity private-label CMO portfolio. The Company has elected to report the effects of its other comprehensive income as part of Note 3.

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

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company has provided the necessary disclosure in Note 21.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment. The objective of this update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this Update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. This ASU is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. The amendments in this Update will require additional disclosures about an employer’s participation in a multiemployer pension plan to enable users of financial statements to assess the potential cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods of fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification. The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date. Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2013, and interim and annual periods thereafter. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2012	2011	2010

Weighted-average common shares issued	3,805,636	3,805,636	3,805,636

Average treasury stock shares	(1,747,706)	(1,747,706)	(1,739,301)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,057,930	2,057,930	2,066,335

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,057,930	2,057,930	2,066,335

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2012, there were 124,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2011, there were 124,824 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive. At June 30, 2010, there were 125,127 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

3.	COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) primarily reflects changes in net unrealized gains (losses) on available-for-sale securities and the net non-credit component of other-than-temporary impairment (“OTTI”) on the Company’s held-to-maturity private-label CMO portfolio. Total comprehensive income (loss) for the years ended June 30 is summarized as follows:

	2012	2011	2010

Net Income	$1,402	$1,226	$372
Other comprehensive income (loss):
Unrealized (losses) gains on available-for-sale securities without OTTI	(14)	(129)	119
Accretion of OTTI on securities held to maturity	750	752	—
Unrealized losses on held-to-maturity securities with OTTI	(303)	—	(3,518)
Reclassification adjustment for gains included in net income	237	—	1

Other comprehensive income (loss) before tax	670	623	(3,398)
Income tax effect related to other comprehensive income (loss)	228	212	(1,156)

Other comprehensive income (loss), net of tax	442	411	(2,242)

Comprehensive income (loss)	$1,844	$1,637	$(1,870)

4.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
AVAILABLE FOR SALE
Corporate debt securities	$55,965	$116	$(129)	$55,952
Foreign debt securities [1]	1,671	—	(3)	1,668

Total	$57,636	$116	$(132)	$57,620

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
HELD TO MATURITY
U.S. government agency securities	$57,588	$131	$(4)	$57,715
Corporate debt securities	22,810	1,442	—	24,252
Foreign debt securities [1]	2,002	90	—	2,092
Obligations of states and political subdivisions	—	—	—	—

Total	$82,400	$1,663	$(4)	$84,059

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
AVAILABLE FOR SALE
Corporate debt securities	$1,067	$—	$(3)	$1,064

Total	$1,067	$—	$(3)	$1,064

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
HELD TO MATURITY
U.S. government agency securities	$40,068	$53	$(7)	$40,114
Corporate debt securities	41,227	2,330	—	43,557
Foreign debt securities [1]	3,514	163	—	3,677
Obligations of states and political subdivisions	3,565	61	—	3,626

Total	$88,374	$2,607	$(7)	$90,974

In fiscal 2012, 2011, and 2010, the Company recorded gross realized investment security gains of $4, $0, and $1. Proceeds from sales of investment securities during fiscal 2012, 2011, and 2010 were $2,102, $0, and $501.

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

4.	INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of investment securities at June 30, 2012, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through two years	Due after two through three years	Due after three through five years	Due after five through ten years	Due after ten years	Total

AVAILABLE FOR SALE
Amortized cost	$16,292	$34,797	$5,886	$661	$—	$—	$57,636
Fair value	16,261	34,843	5,855	661	—	—	57,620

HELD TO MATURITY
Amortized cost	$6,656	$12,276	$999	$522	$6,402	$55,545	$82,400
Fair value	6,731	12,921	1,125	616	6,994	55,672	84,059

At June 30, 2012, investment securities with amortized costs of $27,845 and fair values of $27,891 were pledged to secure public deposits, repurchase agreements and borrowings with the Federal Home Loan Bank. Of the securities pledged, $18,993 of fair value was excess collateral. At June 30, 2011, investment securities with amortized costs of $23,537 and fair values of $23,544 were pledged to secure public deposits, repurchase agreements and borrowings with the Federal Home Loan Bank. Of the securities pledged, $19,622 of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time.

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

At June 30, 2012, the Company’s Agency CMO’s totaled $69.1 million as compared to $47.8 million at June 30, 2011. The Company’s private-label CMO’s totaled $9.9 million at June 30, 2012 as compared to $22.8 million at June 30, 2011. The $8.4 million increase in the CMO segment of our MBS portfolio was primarily due to repayments on our Agency CMO’s totaling $36.1 million and $13.4 million in repayments on our private-label CMO’s which were more than offset by purchases of U.S. Government Agency CMO’s totaling $57.4 million, and $750 in amortization of non-credit unrealized holding losses on private-label CMO’s with other-than-temporary impairment. During the fiscal year ended June 30, 2012, the Company received principal payments totaling $13.4 million on its private-label CMO’s. At June 30, 2012, approximately $79.0 million or 100.0% (book value) of the Company’s MBS portfolio, including CMO’s, were comprised of adjustable or floating rate investments, as compared to $70.6 million or 100.0% at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

June 30, 2011. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO traunches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for six of its private-label CMO’s. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. Of the two private-label CMO’s not evaluated by the independent third party, one had a balance of less than $500 thousand, and both have shorter estimated remaining lives. The Company decided that the possibility of an other-than-temporary impairment is remote. The private-label CMO portfolio had three previously recorded other-than-temporary impairments at June 30, 2012. During the fiscal year ending June 30, 2012, the Company reversed $750 thousand of non-credit unrealized holding losses on three of its private-label CMO’s with OTTI due to principal repayments. During the twelve months ended June 30, 2012, the Company recorded a $131 thousand credit impairment charge on private-label CMO’s, and a $114 thousand non-credit unrealized holding loss (net of income tax effect of $58 thousand) to accumulated other Comprehensive Income.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

For two other private-label CMO’s, the Company used the fair value estimates provided by its independent third party investment accounting service. There was no OTTI associated with these two securities as of June 30, 2012 or in the past.

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$69,146	$99	$(24)	$69,221
Private-label	9,940	740	(88)	10,592

Total	$79,086	$839	$(112)	$79,813

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

5.	MORTGAGE-BACKED SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2011
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$47,777	$283	$(12)	$48,048
Private-label	22,791	1,146	(816)	23,121

Total	$70,568	$1,429	$(828)	$71,169

The amortized cost and fair value of mortgage-backed securities at June 30, 2012, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total

HELD TO MATURITY
Amortized cost	$—	$—	$—	$79,086	$79,086
Fair value	—	—	—	79,813	79,813

At June 30, 2012 and 2011, mortgage-backed securities with an amortized cost of $66,972 and $26,388 and fair values of $67,043 and $26,657, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES

The following table shows the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2012 and 2011.

	2012
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$7,725	$(2)	$—	$—	$357	$(2)	$8,082	$(4)
Corporate debt Securities	17,670	(61)	2,001	(68)	—	—	19,671	(129)
Foreign Debt Securities[1]	1,093	(2)	575	(1)	—	—	1,668	(3)
Collateralized mortgage obligations:
Agency	11,279	(12)	272	(1)	11,260	(11)	22,811	(24)
Private-label	624	(4)	—	—	3,838	(84)	4,462	(88)

Total	$38,391	$(81)	$2,848	$(70)	$15,455	$(97)	$56,694	$(248)

	2011
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. government agencies securities	$4,990	$(5)	$—	$—	$382	$(2)	$5,372	$(7)
Corporate debt Securities	1,064	(3)	—	—	—	—	1,064	(3)
Collateralized mortgage obligations:
Agency	—	—	—	—	10,234	(12)	10,234	(12)
Private-label	—	—	—	—	14,321	(816)	14,321	(816)

Total	$6,054	$(8)	$—	$—	$24,937	$(830)	$30,991	$(838)

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

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month period ended June 30, 2012:

	Twelve Months Ended
	June 30,
	2012	2011

Beginning balance	$194	$194
Initial credit impairment	24	—
Subsequent credit impairment	106	—
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for increase in cash flows expected to be collected	—	—

Ending Balance	$324	$194

During the twelve months ended June 30, 2012, the Company identified one additional private-label CMO, classified as held to maturity, with OTTI totaling $196 thousand, of which $172 thousand was recognized in other comprehensive income and $24 thousand was recognized in earnings. The Company also identified additional OTTI on one previously identified private-label CMO, classified as held to maturity, totaling $106 thousand, of which $106 thousand was recognized in earnings. The Company was able to accrete back into other comprehensive income $495 thousand (net of income tax effect of $255 thousand), based on principal repayments on private-label CMO’s previously identified with OTTI.

In the case of its private label residential CMO’s that exhibit adverse risk characteristics, the Company employs models to determine the cash flows that it is likely to collect from the securities. These models consider borrower characteristics and the particular attributes of the loans underlying the securities, in conjunction with assumptions about future changes in home prices and interest rates, to predict the likelihood a loan will default and the impact on default frequency, loss severity and remaining credit enhancement. A significant input to these models is the forecast of future housing price changes for the relevant states and metropolitan statistical areas, which are based upon an assessment of the various housing markets. In general, since the ultimate receipt of contractual payments on these securities will depend upon the credit and prepayment performance of the underlying loans and, if needed, the credit enhancements for the senior securities owned by the Company, the Company uses these models to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

assess whether the credit enhancement associated with each security is sufficient to protect against likely losses of principal and interest on the underlying mortgage loans. The development of the modeling assumptions requires significant judgment.

In conjunction with our adoption of ASC Topic 820 effective June 30, 2009, the Company retained an independent third party to assist it with assessing six investments within the private label CMO portfolio. For the other two private-label CMO’s, the Company used the fair value estimates provided by its independent third party investment accounting service. There was no OTTI associated with these two securities at June 30, 2012 or in the past. The independent third parties utilized certain assumptions for producing the cash flow analyses used in the OTTI assessment. Key assumptions would include interest rates, expected market participant spreads and discount rates, housing prices, projected future delinquency levels and assumed loss rates on any liquidated collateral.

The Company reviewed the independent third party’s assumptions used in the June 30, 2012 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that one additional private-label CMO in the portfolio had an other-than-temporary impairment at June 30, 2012, bringing the total to three private-label CMO’s with OTTI at June 30, 2012.

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

The Company has investments in 31 positions that are impaired at June 30, 2012, including 6 positions in private-label collateralized mortgage obligations. Based on its analysis, management has concluded that three private-label CMO’s are other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

7.	NET LOANS RECEIVABLE

The Company’s primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties within the state of Pennsylvania. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2012 and 2011, the Company had approximately $7 million and $15 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2012 and 2011, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60 thousand during the fiscal years ended June 30, 2012 and 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The following table summarizes the primary segments of the loan portfolio as of June 30, 2012 and June 30, 2011.

	June 30, 2012			June 30, 2011
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment

First mortgage loans:
1 – 4 family dwellings	$13,514	$—	$13,514	$14,984	$—	$14,984
Construction	4,997	701	4,296	11,569	1,024	10,545
Land acquisition & development	2,029	—	2,029	2,947	—	2,947
Multi-family dwellings	5,083	—	5,083	5,365	—	5,365
Commercial	7,623	—	7,623	7,732	—	7,732

Consumer Loans
Home equity	1,402	—	1,402	1,893	—	1,893
Home equity lines of credit	2,188	150	2,038	2,601	—	2,601
Other	286	—	286	322	—	322

Commercial Loans	2,222	—	2,222	3,210	—	3,210

Obligations (other than securities and leases) of states and political subdivisions	500	—	500	—	—	—

	$39,844	$851	$38,993	$50,623	$1,024	$49,599

Less: Deferred loan fees	(26)			(41)
Allowance for loan losses	(385)			(630)

Total	$39,433			$49,952

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The following loan categories are collectively evaluated for impairment. First mortgage loans: 1 – 4 family dwellings and all consumer loan categories (home equity, home equity lines of credit and other). The following loan categories are individually evaluated for impairment. First mortgage loans: construction, land acquisition and development, multi-family dwellings and commercial. The Company evaluates commercial loans not secured by real property individually for impairment.

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

The following table is a summary of the loans considered to be impaired as of June 30, 2012 and June 30, 2011, and the related interest income recognized for the twelve months ended June 30, 2012 and June 30, 2011:

	June 30,	June 30,
	2012	2011

Impaired loans with an allocated allowance
Construction loans	$701	$323
Impaired loans without an allocated allowance
Construction loans	—	701
Home equity lines of credit	150	—

Total impaired loans	$851	$1,024

Allocated allowance on impaired loans
Construction loans	$105	$67
Average impaired loans
Construction loans	$1,020	$1,024
Home equity lines of credit	501	—

Total	$1,521	$1,024

Income recognized on impaired loans
Construction loans	$—	$9
Home equity lines of credit	6	—

Total	$6	$9

Total nonaccrual loans as of June 30, 2012 and June 30, 2011 and the related interest income recognized for the twelve months ended June 30, 2012 and June 30, 2011 are as follows:

	June 30,	June 30,
	2012	2011

Principal outstanding
1 – 4 family dwellings	$363	$784
Construction	701	1,024
Land acquisition & development	290	—
Home equity lines of credit	150	359

Total	$1,504	$2,166

Average nonaccrual loans
1 – 4 family dwellings	$364	$1,019
Construction	1,020	1,024
Land acquisition & development	449	—
Home equity lines of credit	346	359

Total	$2,179	$2,402

Income that would have been recognized	$116	$171
Interest income recognized	115	17

Interest income foregone	$101	$154

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The Company’s loan portfolio also includes troubled debt restructurings (TDR’s), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

When the Company modifies a loan, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized by segment or class of loan, as applicable, through an allowance estimate or a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

The following table includes the recorded investment and number of modifications for modified loans, as of June 30, 2012. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

	June 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings
Home Equity Lines of Credit	1	$150	$150

Troubled Debt Restructurings That Subsequently Defaulted
Home Equity Lines of Credit	—	$—	$—

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance. The allowance is maintained at a level believed adequate by management to absorb estimated potential loan losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, composition of the loan portfolio and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change.

Effective December 13, 2006, the FDIC, in conjunction with the other federal banking agencies adopted a Revised Interagency Policy Statement on the Allowance for Loan and Lease Losses (“ALLL”). The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

revised policy statement revised and replaced the banking agencies’ 1993 policy statement on the ALLL. The revised policy statement provides that an institution must maintain an ALLL at a level that is appropriate to cover estimated credit losses on individually evaluated loans determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan and lease portfolio. The banking agencies also revised the policy to ensure consistency with generally accepted accounting principles (“GAAP”). The revised policy statement updates the previous guidance that describes the responsibilities of the board of directors, management, and bank examiners regarding the ALLL, factors to be considered in the estimation of the ALLL, and the objectives and elements of an effective loan review system.

Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard”, “doubtful” and “loss”. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “asset watch” is also utilized by the Bank for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital.

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2012, is adequate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2012 and June 30, 2011:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
June 30, 2012
First mortgage loans:
1 – 4 family dwellings	$13,151	$—	$—	$—	$363	$363	$13,514
Construction	4,296	—	—	—	701	701	4,997
Land acquisition & development	1,739	—	—	—	290	290	2,029
Multi-family dwellings	5,083	—	—	—	—	—	5,083
Commercial	7,623	—	—	—	—	—	7,623

Consumer Loans
Home equity	1,402	—	—	—	—	—	1,402
Home equity lines of credit	2,038	—	—	—	150	150	2,188
Other	286	—	—	—	—	—	286

Commercial Loans	2,219	—	3	—	—	3	2,222

Obligations (other than securities and leases) of states and political subdivisions	500	—	—	—	—	—	500

	$38,337	$—	$3	$—	$1,504	$1,507	39,844

Less: Deferred loan fees							(26)
Allowance for loan loss							(385)

Net Loans Receivable							$39,433

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
June 30, 2011
First mortgage loans:
1 – 4 family dwellings	$14,200	$—	$—	$—	$784	$784	$14,984
Construction	10,545	—	—	—	1,024	1024	11,569
Land acquisition & development	2,947	—	—	—	—	—	2,947
Multi-family dwellings	5,365	—	—	—	—	—	5,365
Commercial	7,732	—	—	—	—	—	7,732

Consumer Loans
Home equity	1,893	—	—	—	—	—	1,893
Home equity lines of credit	2,243	—	—	—	358	358	2,601
Other	321	1	—	—	—	1	322

Commercial Loans	3,206	4	—	—	—	4	3,210

	$48,452	$5	$—	$—	$2,166	$2,171	50,623

Less: Deferred loan fees							41
Allowance for loan loss							630

Net Loans Receivable							$49,952

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

Credit quality information

The following tables represent credit exposure by internally assigned grades for the fiscal year ended June 30, 2012. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

The following tables presents the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2012 and June 30, 2011.

	June 30, 2012
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of states and political subdivisions

Pass	$4,296	$1,739	$5,083	$7,623	$2,219	$500
Special Mention	—	—	—	—	—	—
Substandard	701	290	—	—	—	—
Doubtful	—	—	—	—	3	—

Ending Balance	$4,997	$2,029	$5,083	$7,623	$2,222	$500

	June 30, 2011
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of states and political subdivisions

Pass	$10,545	$2,947	$5,365	$7,732	$3,210	$—
Special Mention	—	—	—	—	—	—
Substandard	1,024	—	—	—	—	—
Doubtful	—	—	—	—	—	—

Ending Balance	$11,569	$2,947	$5,365	$7,732	$3,210	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

7.	NET LOANS RECEIVABLE (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2012 and June 30, 2011.

	June 30, 2012
	1 – 4 Family	Consumer

Performing	$13,151	$3,726
Non-performing	363	150

Total	$13,514	$3,876

	June 30, 2011
	1 – 4 Family	Consumer

Performing	$14,200	$4,458
Non-performing	784	358

Total	$14,984	$4,816

8.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2012 and 2011.

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

The following is a summary of the changes in the allowance for loan losses:

	2012	2011	2010

Balance, July 1	$630	$645	$662
Add:
Recovery of loan losses	(104)	(15)	(11)
Less:
Loans charged off	141	—	6

Balance, June 30	$385	$630	$645

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following table summarizes the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2012 and June 30, 2011. Activity in the allowance is presented for the fiscal years ended June 30, 2012 and 2011.

	As of June 30, 2012
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total
Beginning ALLL Balance at June 30, 2011	$87	$243	$55	$27	$79	$85	$54	$630
Charge-offs	—	(141)	—	—	—	—	—	(141)
Recoveries	—	—	—	—	—	—	—	—
Provisions	(14)	20	(34)	(1)	(3)	(32)	(40)	(104)

Ending ALLL Balance at June 30, 2012	$73	$122	$21	$26	$76	$53	$14	$385

Individually evaluated for impairment	—	105	—	—	—	—	—	105
Collectively evaluated for impairment	73	17	21	26	76	53	14	280

	$73	$122	$21	$26	$76	$53	$14	$385

	As of June 30, 2011
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total
Beginning ALLL Balance at June 30, 2010	$147	$47	$213	$28	$66	$77	$67	$645
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	(60)	196	(158)	(1)	13	8	(13)	(15)

Ending ALLL Balance at June 30, 2011	$87	$243	$55	$27	$79	$85	$54	$630

Individually evaluated for impairment	—	67	—	—	—	—	—	67
Collectively evaluated for impairment	87	176	55	27	79	85	54	563

	$87	$243	$55	$27	$79	$85	$54	$630

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2012	2011

Investment and mortgage-backed securities	$1,440	$942
Loans receivable	181	247

Total	$1,621	$1,189

10.	FEDERAL HOME LOAN BANK STOCK

The Company’s subsidiary bank is a member of the FHLB System. As a member, the Savings Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of total assets or approximately 5.0% of outstanding advances, if any due to the FHLB, whichever is greater, as calculated periodically by the FHLB. Purchases and redemptions of FHLB stock are made directly with the FHLB at par. In 2008, the FHLB suspended both the payment of dividends and the repurchase of excess capital stock. Beginning in the fourth quarter of calendar year 2010, the FHLB partially lifted the suspension with limited repurchases of excess stock. Beginning in the first quarter of calendar year 2012, the FHLB began paying dividends at an annualized rate of 0.10% on the average balance of stock held in the prior quarter. During fiscal 2012, the Bank received $4 thousand in dividends on its holdings of FHLB stock. This repurchase restriction could result in the Savings Bank’s investment in FHLB stock being greater than 5.0% of its outstanding notes payable to the FHLB.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2012	2011

Land and improvements	$246	$246
Buildings and improvements	2,064	2,046
Furniture, fixtures, and equipment	955	894

	3,265	3,186
Less accumulated depreciation	2,682	2,598

Total	$583	$588

Depreciation charged to operations was $84 thousand, $100 thousand, and $103 thousand, for the years ended June 30, 2012, 2011, and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2012		2011
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

Non-interest-earning checking	$15,642	11.0%	$13,324	9.3%
Interest-earning checking	20,834	14.6	19,818	13.8
Savings accounts	39,770	28.0	37,922	26.4
Money market accounts	23,837	16.8	23,824	16.6
Savings certificates	41,508	29.2	48,226	33.5
Advance payments by borrowers for taxes and insurance	582	0.4	652	0.4

Total	$142,173	100.0%	$143,766	100.0%

The maturities of savings certificates at June 30, 2012, are summarized as follows:

Within one year	$29,883
Beyond one year but within two years	5,641
Beyond two years but within three years	2,913
Beyond three years but within four years	1,151
Beyond four years but within five years	1,492
Beyond five years	428

Total	$41,508

Savings certificates with balances of $100,000 or more amounted to $5,400 and $9,371 on June 30, 2012 and 2011, respectively.

At June 30, 2012 the Savings Bank had no brokered CD’s, as compared to $248 of brokered CDs at June 30, 2011.

Interest expense by deposit category for the years ended June 30 is as follows:

	2012	2011	2010

Interest-earning checking	$8	$8	$8
Savings accounts	61	76	117
Money market accounts	42	58	83
Savings certificates	425	768	1,034
Advance payments by borrowers for taxes and insurance	7	8	9

Total	$543	$918	$1,251

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average interest rate [1]	Stated interest rate range
Description	from	to		from	to	2012	2011

Convertible	04/23/14	07/27/17	4.72%	4.26%	5.41%	$17,500	$22,500

Total						$17,500	$22,500

Maturities of FHLB long-term advances at June 30, 2012, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate

2013	$—	—%
2014	5,000	5.41
2015	—	—
2016	2,500	5.16
2017 and thereafter	10,000	4.26

Total	$17,500	4.72%

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

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2012	2011

FHLB revolving and short-term advances:
Ending balance	$79,270	$32,059
Average balance during the year	61,515	1,603
Maximum month-end balance during the year	106,795	32,059
Average interest rate during the year	0.21%	0.25%
Weighted-average rate at year-end	0.22%	0.17%

[1]	For fiscal year ended 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

At June 30, 2012, the Company had remaining borrowing capacity with the FHLB of approximately $50.0 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and investment and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve Bank short-term borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and require a collateral pledge. The following tables present information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2012	2011

Ending balance	$—	$—
Average balance during the year	90	10,553
Maximum month-end balance during the year	—	32,650
Average interest rate during the year	0.35%	0.31%
Weighted-average rate at year-end	—	—

FEDERAL RESERVE BANK SHORT-TERM BORROWINGS

	2012	2011

Ending balance	$—	$—
Average balance during the year	4	—
Maximum month-end balance during the year	—	—
Average interest rate during the year	0.75%	—%
Weighted-average rate at year-end	—%	—%

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $11,475 and $9,996 at June 30, 2012 and 2011, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2012, contractually mature in less than one year.

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

As of June 30, 2012 and 2011, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2012
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$32,211	20.69%	$30,803	19.80%
To Be Well Capitalized	15,566	10.00	15,559	10.00
For Capital Adequacy Purposes	12,405	8.00	12,447	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$31,798	20.43%	$30,390	19.53%
To Be Well Capitalized	9,339	6.00	9,335	6.00
For Capital Adequacy Purposes	6,202	4.00	6,224	4.00

Tier I Capital (to Average Total Assets)

Actual	$31,798	11.14%	$30,390	10.67%
To Be Well Capitalized	14,272	5.00	14,244	5.00
For Capital Adequacy Purposes	11,418	4.00	11,395	4.00

	June 30, 2011
	WVS		West View
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)

Actual	$31,360	22.03%	$30,233	21.25%
To Be Well Capitalized	14,235	10.00	14,230	10.00
For Capital Adequacy Purposes	11,388	8.00	11,384	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$30,705	21.57%	$29,578	20.79%
To Be Well Capitalized	8,541	6.00	8,538	6.00
For Capital Adequacy Purposes	5,694	4.00	5,692	4.00

Tier I Capital (to Average Total Assets)

Actual	$30,705	13.12%	$29,578	12.64%
To Be Well Capitalized	11,700	5.00	11,697	5.00
For Capital Adequacy Purposes	9,360	4.00	9,358	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

17.	STOCK BENEFIT PLANS

Stock Option Plan

The Company maintains the 2008 Stock Incentive Plan for the directors, officers, and employees. The stock options granted typically have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted shall at least equal the greater of par value or 100 percent of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital.

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price

Outstanding, June 30, 2009	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2010	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	303

Outstanding, June 30, 2011	87,019	37,805	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	305

Outstanding, June 30, 2012	87,019	37,500	$16.20

Exercisable at year-end	50,967	22,500	$16.20

Available for future grant	26,981	500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

17.	STOCK BENEFIT PLANS (Continued)

Stock Option Plan (continued)

At June 30, 2012, for officers and employees there were 87,019 options outstanding and 50,967 options exercisable, with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 6.49 years. At June 30, 2011 there were 87,019 options outstanding and 38,969 options exercisable with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 7.49 years.

There were also 37,500 options outstanding and 22,500 options exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 6.25 years. At June 30, 2011 there were 37,805 options outstanding and 15,305 options exercisable, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 7.19 years.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $152, $150, and $60 for the years ended June 30, 2012, 2011 and 2010, respectively. Total ESOP shares as of June 30, 2012 and 2011, were 258,706 and 258,146, respectively.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2012, 2011, and 2010.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2012, 2011, and 2010, 1,731, 1,731, and 17,842 shares, respectively, were held by the Plan.

19.	INCOME TAXES

The provision for income taxes consists of:

	2012	2011	2010
Currently payable:
Federal	$575	$59	$81
State	76	134	7

	651	193	88
Deferred	251	269	(101)

Total	$902	$462	$(13)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

19.	INCOME TAXES (Continued)

In addition to income taxes applicable to income before taxes in the consolidated income statement, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2012	2011	2010
Net unrealized gain on securities available for sale	$4	$44	$(41)
Net non-credit losses on securities with OTTI	(232)	(256)	1,197

	$(228)	$(212)	$1,156

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2012	2011
Deferred tax assets:
Allowance for loan losses	$131	$191
Deferred compensation	91	95
Reserve for uncollected interest	62	71
Reserve for off-balance sheet commitments	10	8
OTTI other impairment	708	940
OTTI credit impairment	111	66
Net unrealized loss on securities available for sale	6	1
Other	50	64

Total gross deferred tax assets	1,169	1,436

Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	—
Deferred origination fees, net	94	115
Depreciation reserve	27	22
Other	1	1

Total gross deferred tax liabilities	122	138

Net deferred tax assets	$1,047	$1,298

No valuation allowance was established at June 30, 2012 and 2011, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2008.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2012		2011		2010
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

Provision at statutory rate	$783	34.0%	$574	34.0%	$122	34.0%
State income tax, net of federal tax benefit	50	2.2	88	5.2	5	1.4
Tax exempt income	(31)	(1.3)	(72)	(4.3)	(119)	(33.1)
Other, net	100	4.3	(128)	(7.5)	(21)	(5.8)

Actual tax expense and effective rate	$902	39.1%	$462	27.4%	$(13)	(3.6)%

The Savings Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax, which is calculated at 11.5 percent of earnings.

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2012 and 2011, the Savings Bank had required reserves of $237 and $189, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

20.	REGULATORY MATTERS (Continued)

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2012, surplus funds of $3,363 were not available for dividends.

21.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. GAAP established a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

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

Assets Measured at Fair Value on a Recurring Basis

Investment Securities Available-for-Sale

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. The Company has no Level 1 or Level 3 investment securities. Level 2 investment securities were primarily comprised of investment-grade corporate bonds and U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

The following tables present the assets reported on a recurring basis on the consolidated balance sheet at their fair value as of June 30, 2012 and June 30, 2011, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS

Assets Measured at Fair Value on a Recurring Basis (Continued)

	June 30, 2012
	Level I	Level II	Level III	Total
	(in thousands)
Assets Measured on a Recurring Basis:
Investment securities – available for sale:
Corporate securities	$—	$55,952	$—	$55,952
Foreign debt securities (1)	—	1,668	—	1,668

	$—	$57,620	$—	$57,620

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

	June 30, 2011
	Level I	Level II	Level III	Total
	(in thousands)
Assets Measured on a Recurring Basis:
Investment securities – available for sale:
Corporate securities	$—	$1,064	$—	$1,064

Assets Measured at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of the period.

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level II inputs based on observable market data or Level III inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information. The Company has no Level 1 or Level 2 impaired loans. Level 3 impaired loans were primarily comprised of one single-family residential construction loan.

Real Estate Owned

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

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

The Company has no Level 1 or Level 2 real estate owned. Level 3 real estate owned was primarily comprised of one single-family residential property.

The following tables present the assets reported on a non-recurring basis on the consolidated balance sheet at their fair value as of June 30, 2012 and June 30, 2011, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2012
	Level I	Level II	Level III	Total
	(in thousands)
Assets Measured on a Non-recurring Basis:
Impaired loans	$—	$—	$746	$746
Real estate owned	—	—	235	235

Total	$—	$—	$981	$981

	June 30, 2011
	Level I	Level II	Level III	Total
	(in thousands)

Assets Measured on a Non-recurring Basis:
Impaired loans	$—	$—	$957	$957
Real estate owned	—	—	235	235

Total	$—	$—	$1,192	$1,192

Assets measured on a non-recurring basis include impaired loans and real estate owned. The Company used appraised collateral values for the valuation technique less estimated selling costs ranging from 5% to 20%, which represents the unobservable inputs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

21.	FAIR VALUE MEASUREMENTS

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

The Company classifies financial instruments in Level III of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation model for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The following table represents the changes in the measured Level III fair-value category for the twelve month period ended June 30, 2012.

	Private-label Mortgage-backed securities Held-to-maturity	Impaired Loans	Real Estate Owned	Total
	(in thousands)

Beginning balance – July 1, 2011	$—	$957	$235	$1,192
Total net realized/unrealized gains (losses)
Included in earnings
Net realized losses on securities held-to-maturity	(131)	—	—	(131)
Included in other comprehensive income
Net unrealized gains on securities held-to-maturity	(66)	—	—	(66)
Transfers into Level III	997	150	182	1,329
Transfers out of Level III	(728)	(361)	(182)	(1,271)
Other – principal paydowns received	(72)	—	—	(72)

Ending balance – June 30, 2012	$—	$746	$235	$981

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	June 30, 2012
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(in thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$2,506	$2,506	$2,506	$—	$—
Certificates of deposit	846	846	846	—	—
Investment securities – available for sale	57,620	57,620	—	57,620	—
Investment securities – held to maturity	82,400	84,059	—	84,059	—
Mortgage-backed securities – held to maturity					—
Agency	69,146	69,221	—	69,221	—
Private-label	9,940	10,592	—	1,148	9,444
Net loans receivable	39,443	43,942	—	—	43,942
Accrued interest receivable	1,621	1,621	1,621	—	—
FHLB stock	7,595	7,595	7,595	—	—

FINANCIAL LIABILITIES
Deposits
Non-interest bearing deposits	$15,642	$15,642	$15,642	$—	$—
NOW accounts	20,834	20,834	20,834	—	—
Savings Accounts	39,770	39,770	39,770	—	—
Money market accounts	23,837	23,837	23,837	—	—
Certificates of deposit	41,508	41,805	—	—	41,805
Advance payments by borrowers for taxes and insurance	582	582	582	—	—
FHLB long-term advances	17,500	19,187	—	—	19,187
FHLB short-term advances	79,270	79,270	79,270	—	—
Accrued interest payable	257	257	257	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

	June 30, 2011
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(in thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$1,960	$1,960	$1,960	$—	$—
Certificates of deposit	3,668	3,668	3,668	—	—
Investment securities – available for sale	1,064	1,064	—	1,064	—
Investment securities – held to maturity	88,374	90,974	—	90,974	—
Mortgage-backed securities – held to maturity					—
Agency	47,777	48,048	—	48,048	—
Private-label	22,791	23,121	—	—	23,121
Net loans receivable	49,952	53,441	—	—	53,441
Accrued interest receivable	1,189	1,189	1,189	—	—
FHLB stock	9,324	9,324	9,324	—	—

FINANCIAL LIABILITIES
Deposits
Non-interest bearing deposits	$13,324	$13,324	$13,324	$—	$—
NOW accounts	19,818	19,818	19,818	—	—
Savings Accounts	37,922	37,922	37,922	—	—
Money market accounts	23,824	23,824	23,824	—	—
Certificates of deposit	48,226	48,388	—	—	48,388
Advance payments by borrowers for taxes and insurance	652	652	652	—	—
FHLB long-term advances	22,500	23,762	—	—	23,762
FHLB short-term advances	32,059	32,059	32,059	—	—
Accrued interest payable	322	322	322	—	—

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

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Company, are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

22.	VALUE OF FINANCIAL INSTRUMENTS (Continued)

Estimated fair values have been determined by the Company using the best available data, as generally provided in internal Savings Bank regulatory, or third party valuation reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:

Cash and Cash Equivalents, Certificates of Deposit, Accrued Interest Receivable and Payable, and FHLB Short-term Advances

The fair value approximates the current carrying value.

Investment Securities, Mortgage-Backed Securities, and FHLB Stock

The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. For discussion of valuation of private-label CMOs, see Note 6 “Unrealized Losses on Securities”. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2012	2011
ASSETS
Interest-earning deposits with subsidiary bank	$1,341	$1,085
Investment in subsidiary bank	29,005	27,751
Other assets	73	48

TOTAL ASSETS	$30,419	$28,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$6	$6
Stockholders’ equity	30,413	28,878

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,419	$28,884

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2012	2011	2010
INCOME
Investment and mortgage-backed securities	$1	$—	$—
Certificates of deposit	—	—	—
Dividend from subsidiary	637	—	1,940
Interest-earning deposits with subsidiary bank	2	4	5

Total income	640	4	1,945

OTHER OPERATING EXPENSE	102	100	99

Income (loss) before equity in undistributed earnings of subsidiary	538	(96)	1,846
Equity in undistributed earnings of subsidiary	812	1,327	(1,498)

Income before income taxes	1,351	1,231	348
Income tax expense (benefit)	(51)	5	(24)

NET INCOME	$1,402	$1,226	$372

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2012	2011	2010
OPERATING ACTIVITIES
Net income	$1,402	$1,226	$372
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiary	(812)	(1,327)	1,498
Other, net	(5)	32	5

Net cash provided by (used for) operating activities	585	(69)	1,875

INVESTING ACTIVITIES
Available for sale:
Purchases of investment and mortgage-backed securities	(999)	—	—
Proceeds from repayments of investment and mortgage-backed securities	1,000	—	—
Held to maturity:
Purchases of investment and mortgage-backed securities	—	—	—
Proceeds from repayments of investment and mortgage-backed securities	—	—	—
Purchases of certificates of deposit	(349)	—	—
Maturities of certificates of deposit	349	—	—

Net cash provided by investing activities	1	—	—

FINANCING ACTIVITIES
Cash dividends paid	(330)	(576)	(1,322)
Purchases of treasury stock	—	—	(159)

Net cash used for financing activities	(330)	(576)	(1,481)

Increase (decrease) in cash and cash equivalents	256	(645)	394

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,085	1,730	1,336

CASH AND CASH EQUIVALENTS END OF YEAR	$1,341	$1,085	$1,730

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2011	December 2011	March 2012	June 2012

Total interest and dividend income	$1,867	$1,643	$1,748	$1,795
Total interest expense	407	369	385	383

Net interest income	1,460	1,274	1,363	1,412
Provision for (recovery of) loan losses	(19)	(20)	(11)	(54)

Net interest income after provision for (recovery of) loan losses	1,479	1,294	1,374	1,466

Total noninterest income	101	18	101	129
Total noninterest expense	977	882	878	921

Income before income taxes	603	430	597	674
Income taxes	193	226	215	268

Net income	$410	$204	$382	$406

Per share data:
Net income
Basic	$0.20	$0.10	$0.19	$0.19
Diluted	0.20	0.10	0.19	0.19
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except per share data)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2010	December 2010	March 2011	June 2011

Total interest and dividend income	$2,621	$2,292	$2,166	$2,146
Total interest expense	1,743	1,076	810	591

Net interest income	878	1,216	1,356	1,555
Provision for (recovery of) loan losses	9	7	2	(33)

Net interest income after provision for (recovery of) loan losses	869	1,209	1,354	1,588

Total noninterest income	125	154	116	119
Total noninterest expense	905	1,040	927	974

Income before income taxes	89	323	543	733
Income taxes	30	108	190	134

Net income	$59	$215	$353	$599

Per share data:
Net income
Basic	$0.03	$0.10	$0.17	$0.30
Diluted	0.03	0.10	0.17	0.30
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends Declared
Quarter Ended	High	Low
June 2012	$8.42	$6.63	$0.04
March 2012	9.00	8.10	0.04
December 2011	10.51	8.03	0.04
September 2011	9.95	8.37	0.04

June 2011	$9.44	$8.65	$0.04
March 2011	9.31	8.55	0.04
December 2010	11.00	8.66	0.04
September 2010	13.17	8.31	0.16

There were six Nasdaq Market Makers in the Company’s common stock as of June 30, 2012: Knight Execution & Clearing Services, LLC; UBS Securities LLC; Stifel Nicolaus & Co.; Credit Suisse Securities USA; Automated Trading Desk; Citadel Deriviatives Group LLC.

According to the records of the Company’s transfer agent, there were approximately 546 shareholders of record at August 31, 2012. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

Dividends are subject to determination and declaration by the Board of Directors, which takes into account the Company’s financial condition, statutory and regulatory restrictions, general economic condition and other factors.

WVS FINANCIAL CORP.

CORPORATE INFORMATION

CORPORATE OFFICES

WVS FINANCIAL CORP. — WEST VIEW SAVINGS BANK

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

Donald E. Hook

Director Emeritus

EXECUTIVE OFFICERS

David L. Aeberli

Chairman

David J. Bursic

President and

Chief Executive Officer

Jonathan D. Hoover

Senior Vice President

Bernard P. Lefke

Vice President of Savings

Keith A. Simpson

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.