Form 10-K, Exhibit 13
period 2013-06-30
WVS FINANCIAL CORP
filed 2013-09-19
CIK 910679

EXHIBIT 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2013

ANNUAL REPORT

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

During fiscal 2013, your Company continued to increase its balance sheet from a Great Recession low point in fiscal 2011 of $228.9 million to $287.6 million at June 30, 2013. During this same time period, shareholders’ equity increased from $28.9 million to $31.9 million, and book value per share increased from $14.03 to $15.47. Both the Company and the Bank continued to be well capitalized under current regulatory capital standards and we expect that this will continue to be true under the new Basel III capital requirements that go into effect in January 2015.

Net income during fiscal 2013 was constrained due to record low market interest rates. The Federal Reserve announced its third bond purchase program during the fall of 2012. This program purchases about $85 billion per month of U.S. Treasury bonds and Agency mortgage-backed securities in an attempt to foster higher levels of economic growth. These purchases have artificially reduced market interest rates – particularly in the intermediate and long maturity tenors of the yield curve. While academics debate the effectiveness of the Federal Reserve’s actions, lower market interest rates continue to negatively affect interest rate margins across most of the banking sector and punish savers – particularly senior citizens – who rely on interest income to supplement their retirement incomes. Low market interest rates reduced the yields earned on the Company’s investment and loan portfolios. The Federal Reserve is now actively considering how to wind down this third bond purchase program. The markets have already begun to react with interest rates edging up in June 2013.

Low market interest rates also present an unacceptable level of risk in the Company’s residential lending operations. As market interest rates rise over time, fixed rate loans held on the balance sheet will lose market value and net interest income will likely compress. While we have no control over market interest rates, we have tried to position the Company to earn higher levels of net interest income and net income over time as market interest rates begin to increase. Specifically the Board and Senior Management:

•	Increased liquidity through a higher available for sale allocation in our investment portfolio.

•	Increased common equity capital, primarily through earnings retention, to exceed the Basel III capital guidelines without issuing any additional equity securities.

•	Reduced non-interest expenses over the past three fiscal years.

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

Looking ahead, as the Federal Reserve begins to reduce its current $85 billion per month bond purchase program, we believe that market interest rates will continue to increase – particularly intermediate and long-term market interest rates. Short-term market interest rates will likely increase more slowly since the Federal Reserve has indicated that it will likely keep the targeted federal funds rate low for an extended period of time. In summary, we believe that market rates should increase and the difference between short and long-term interest rates may widen. Under this scenario, both the Company’s net interest income and net income should improve.

As market interest rates increase, we intend to increase the volume of residential loan originations. Some of these loans may be retained on the balance sheet, while others may be sold to the Federal Home Loan Bank’s Mortgage Partnership Finance (MPF) program. Loans retained on the balance sheet should provide higher levels of interest income while loans assigned to the MPF program will generate loan origination fee income. In order to support the anticipated higher volumes of loan originations, the Bank is evaluating additional investments in loan origination technology.

As shareholders, we believe that the market for bank stocks has improved. Our stock price has increased from $7.35 to $11.40 during fiscal 2013. As market conditions improve, and interest rates increase, we believe that our net income, and stock price, will also continue to improve.

In the meantime, we thank our customers, employees, and shareholders for your continued patience and support.

David J. Bursic	David L. Aeberli
President and	Chairman of the Board
Chief Executive Officer	of Directors

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2013	2012	2011	2010	2009
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$287,576	$273,341	$228,888	$354,668	$419,434
Net loans receivable	31,531	39,433	49,952	56,315	58,148
Mortgage-backed securities	139,268	79,086	70,568	117,132	176,204
Investment securities	103,606	140,020	89,438	153,193	123,621
Deposit accounts – Retail	140,524	142,173	143,518	146,584	146,315
Deposit accounts – Wholesale	—	—	248	55,338	—
FHLB advances – long-term	17,500	17,500	22,500	109,500	130,079
FHLB advances – short-term	96,712	79,270	32,059	—	—
FRB short-term borrowings	—	—	—	—	108,800
Other short-term borrowings	—	—	—	12,510	—
Stockholders’ equity	31,828	30,413	28,878	27,795	31,123
Non-performing assets, troubled debt restructurings and potential problem loans(1)	1,608	1,739	2,401	1,666	1,268

Selected Operating Data:
Interest income	$5,959	$7,053	$9,225	$12,083	$17,438
Interest expense	1,407	1,544	4,220	8,481	10,311

Net interest income	4,552	5,509	5,005	3,602	7,127
Provision for loan losses	(68)	(104)	(15)	(11)	(294)

Net interest income after recovery of loan losses	4,620	5,613	5,020	3,613	7,421
Non-interest income	573	349	514	370	604
Non-interest expense	3,571	3,658	3,846	3,624	3,795

Income before income tax expense	1,622	2,304	1,688	359	4,230
Income tax expense (benefit)	542	902	462	(13)	1,352

Net income	$1,080	$1,402	$1,226	$372	$2,878

Per Share Information:
Basic earnings	$0.52	$0.68	$0.60	$0.18	$1.35
Diluted earnings	$0.52	$0.68	$0.60	$0.18	$1.35
Dividends per share	$0.16	$0.16	$0.28	$0.64	$0.64
Dividend payout ratio	30.77%	23.53%	46.67%	355.56%	47.41%
Book value per share at period end:
Common Equity	$15.47	$14.78	$14.03	$13.51	$15.03
Tier I Equity	$15.83	$15.45	$14.92	$14.59	$15.03
Average shares outstanding:
Basic	2,057,930	2,057,930	2,057,930	2,066,335	2,133,234
Diluted	2,057,930	2,057,930	2,057,930	2,066,335	2,133,308

	As of or For the Year Ended June 30,
	2013	2012	2011	2010	2009

Selected Operating Ratios(2):
Average yield earned on interest-earning assets(3)	2.22%	2.85%	3.30%	3.27%	4.16%
Average rate paid on interest-bearing liabilities	0.63	0.75	1.76	2.56	2.72
Average interest rate spread(4)	1.59	2.11	1.58	0.71	1.44
Net interest margin(4)	1.69	2.24	1.83	1.00	1.73
Ratio of interest-earning assets to interest-bearing liabilities	119.61	120.72	116.43	113.27	111.82
Non-interest expense as a percent of average assets	1.30	1.44	1.35	0.96	0.89
Return on average assets	0.39	0.55	0.43	0.10	0.67
Return on average equity	3.45	4.75	4.38	1.22	9.15
Ratio of average equity to average assets	11.42	11.64	9.85	8.04	7.37
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	5.10%	3.81%	4.34%	2.96%	2.18%
Non-performing assets as a percent of total assets(1)	0.51	0.58	1.05	0.47	0.23
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.56	0.64	1.05	0.47	0.30
Allowance for loan losses as a percent of total loans receivable	0.96	0.97	1.24	1.13	1.12
Allowance for loan losses as a percent of non-performing loans	19.09	25.60	29.09	38.72	69.46
Charge-offs to average loans receivable outstanding during the period	0.03	0.30	0.00	0.01	0.00

Capital Ratios(2):
Tier 1 risk-based capital ratio	20.02%	20.43%	21.57%	14.10%	14.18%
Total risk-based capital ratio	20.24	20.69	22.03	14.41	14.50
Tier 1 leverage capital ratio	11.88	11.14	13.12	8.21	7.35

(1)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(2)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2013.

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

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2013	2012	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$1,927	$2,506	$(579)	-23.1%

Certificates of deposit	598	846	(248)	-29.3

Investments (1)	248,556	226,701	21,855	9.6

Net loans receivable	31,531	39,433	(7,902)	-20.0

Total assets	287,576	273,341	14,235	5.2

Deposits	140,524	142,173	(1,649)	-1.2

Borrowed funds	114,212	96,770	17,442	18.0

Total liabilities	255,748	242,928	12,820	5.3

Stockholders’ equity	31,828	30,413	1,415	4.7

(1)	Includes mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent cash equivalents. Cash equivalents decreased $579 thousand or 23.1% to $1.9 million at June 30, 2013 from $2.5 million at June 30, 2012. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit decreased $248 thousand or 29.3% to $598 thousand at June 30, 2013. As part of our asset liability and liquidity management strategies, the Company continued to redeem maturing FDIC insured certificates of deposit with other financial institutions. Contract terms typically range from five to twenty-seven months. At various times, risk-adjusted rates earned on certificates of deposit are higher than other investment alternatives at the time of investment and contribute to net interest income. Proceeds from certificates of deposit were primarily used to fund investment purchases.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 3 and 4 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $21.9 million or 9.6% to $248.6 million at June 30, 2013 from $226.7 million at June 30, 2012.

Mortgage-backed securities increased $60.2 million or 76.1% to $139.3 million at June 30, 2013 from $79.0 million at June 30, 2012. This increase was due primarily to $135.3 million in purchases of U.S. Government Agency floating-rate mortgage-backed securities, which was partially offset by cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $68.9 million and $7.1 million in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio.

Investment securities decreased $36.4 million or 26.0% to $103.6 million at June 30, 2013 from $190.0 million at June 30, 2012. This decrease was due primarily to purchases of U.S. Government Agency securities totaling $994 thousand, investment grade corporate bonds totaling $47.6 million, $1.2 million of investment grade corporate utility first mortgage bonds, and U.S. dollar denominated investment grade foreign bonds totaling $2.2 million, which were more than offset by early issuer redemptions and maturities totaling $57.6 million of U.S. Government Agency securities, $29.9 million of investment grade corporate bonds, $4.9 million of investment grade corporate utility first mortgage bonds, and $1.2 million of U.S. dollar denominated investment grade foreign bonds. Our investment in Federal Home Loan Bank stock decreased $1.9 million or 25.2% to $5.7 million at June 30, 2013 due to partial redemptions of excess stock by the FHLB. Investment purchases were primarily funded with borrowed funds and cash flows from the loan and certificate of deposit portfolios. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 16.

Net Loans Receivable. Net loans receivable decreased $7.9 million or 20.0% to $31.5 million at June 30, 2013, compared to June 30, 2012. The decrease in net loans is primarily attributable to: lower net balances of construction and land development loans ($3.1 million) due to soft demand for new speculative construction loans by local builders, and repayments on the Company’s multi-family, consumer and commercial loan portfolios ($5.1 million). Due to the stagnant economy, a number of the Company’s small builders have experienced slow sales of their housing inventories. This slow down in sales also caused a substantially reduced number of new home starts which adversely impacted originations of new speculative construction loans. Record low interest rates for fixed rate permanent mortgage loans caused further levels of refinance activity on the Company’s 1-4 family loan portfolio. The Company does not believe that it can effectively hedge the interest rate risk inherent in new fixed rate originations, especially on thirty year fixed rate mortgages. Consumer acceptance of fifteen and twenty-year fixed rate mortgages has been limited due to the small rate differential between these products and fixed rate thirty year mortgage loans. Historically, adjustable rate mortgage loans have not been popular in the Company’s local market area because of the low rate of housing turnover. During fiscal 2013, the

Company retained all of its loan originations. The Company also partnered with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income and avoid the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations remained soft in fiscal 2013 due to the continued weak economic environment, an increase in the inventory of existing houses for sale and fewer construction loan starts. We expect these trends to continue into fiscal 2014.

Deposits. Total deposits decreased approximately $1.6 million or 1.2% during the year ended June 30, 2013. The Company’s customers primarily reduced CD holdings by transferring funds to more liquid short-term holdings (primarily savings accounts). Certificates of deposit decreased $2.7 million or 6.5%. Money market and savings accounts grew by $2.0 million or 3.1%, while demand deposits decreased $911 thousand or 2.5%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds increased $17.4 million or 18.0% to $114.2 million during fiscal 2013. The Company’s borrowed funds are comprised of two components: legacy FHLB long-term advances and short-term borrowings. Short-term borrowings include FHLB short-term advances, other short-term borrowings, and FRB short-term borrowings.

At June 30, 2013, our remaining legacy FHLB long-term advances totaled $17.5 million with a weighted-average interest rate of 4.72%. Approximately $5.0 million of legacy FHLB long-term advances, with a weighted interest rate of 5.41%, will mature in April 2014.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2013, we increased our FHLB short-term borrowings by $17.4 million or 22.0%. We had no other short-term borrowings or FRB short-term borrowings at June 30, 2013.

Stockholders’ Equity. Total stockholders’ equity increased $1.4 million or 4.7% to $31.8 million at June 30, 2013, compared to June 30, 2012. The increase in stockholders’ equity was primarily attributable to Company net income of $1.1 million and other comprehensive income, net of tax, totaling $643 thousand, which was partially offset by $328 thousand of cash dividends paid on the Company’s common stock. See the Consolidated Statement of Comprehensive Income and Note 5 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (tier 1 equity basis) grew from $15.45 at June 30, 2012 to $15.83 at June 30, 2013. On a common equity basis, book value per share increased from $14.78 at June 30, 2012 to $15.47 at June 30, 2013. The Company also maintained strong capital ratios during fiscal 2013 to further bolster its balance sheet. Our tier 1 leverage ratio was 11.88% at June 30, 2013. Our total risk-based capital ratio was 20.24% at June 30, 2013.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended June 30, 2013	Change	Year Ended June 30, 2012	Change	Year Ended June 30, 2011
	(Dollars in Thousands)

Interest income	$5,959	($1,094)	$7,053	($2,172)	$9,225
		-15.5%		-23.5%

Interest expense	$1,407	($137)	$1,544	($2,676)	$4,220
		-8.9%		-63.4%

Net interest income	$4,552	($957)	$5,509	$504	$5,005
		-17.4%		10.1%

Provision for loan losses	$(68)	($36)	($104)	$89	($15)
		-34.6%		593.3%

Non-interest income	$573	$224	$349	($165)	$514
		64.2%		-32.1%

Non-interest expense	$3,571	($87)	$3,658	($188)	$3,846
		-2.4%		-4.9%

Income tax expense	$542	($360)	$902	$440	$462
		-39.9%		95.2%

Net income	$1,080	($322)	$1,402	$176	$1,226
		-23.0%		14.4%

General. The Company reported net income of $1.1 million, $1.4 million and $1.2 million for the fiscal years ended June 30, 2013, 2012 and 2011, respectively. The $322 thousand decrease in net income during fiscal 2013 was primarily the result of a $957 thousand decrease in net interest income and a $36 thousand decrease in recoveries of loan losses, which were partially offset by a $360 thousand decrease in income tax expense, a $224 thousand increase in non-interest income, and an $87 thousand decrease in non-interest expense. Earnings per share totaled $0.52 (basic and diluted) for fiscal 2013 as compared to $0.68 (basic and diluted) for fiscal 2012. The $176 thousand increase in net income during fiscal 2012 was primarily the result of a $504 thousand increase in net interest income, a $188 thousand decrease in non-interest expense, and a $89 thousand increase in recoveries of loan losses, which were partially offset by a $440 thousand increase in income tax expense and a $165 thousand decrease in non-interest income. Earnings per share totaled $0.68 (basic and diluted) for fiscal 2012 as compared to $0.60 (basic and diluted) for fiscal 2011.

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

	For the Years Ended June 30,
	2013			2012			2011
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1),(2)	$35,745	$2,027	5.67%	$46,264	$2,892	6.25%	$54,932	$3,297	6.00%
Mortgage-backed securities	92,979	1,162	1.25	69,834	929	1.33	82,284	1,196	1.45
Investments - taxable	132,813	2,743	2.07	118,233	3,109	2.63	117,849	4,395	3.73
Investments - tax-free(2)	—	—	0.00	1,819	88	7.25	4,213	211	7.41
FHLB stock	6,093	19	0.31	8,379	4	0.05	10,245	—	0.00
Interest-bearing deposits	441	1	0.23	661	1	0.15	2,707	3	0.11
Certificates of deposits	649	7	1.08	2,685	30	1.12	6,945	123	1.77

Total interest-earning assets	268,720	5,959	2.22%	247,875	7,053	2.85%	279,175	9,225	3.30%

Non-interest-earning assets	5,472			5,848			4,753

Total assets	$274,192			$253,723			$283,928

Interest-bearing liabilities:

Interest-earning checking accounts	$20,717	$5	0.02%	$19,394	$8	0.04%	$19,265	$8	0.04%
Savings accounts	39,924	39	0.10	38,577	61	0.16	35,743	76	0.21
Money market accounts	24,354	28	0.11	23,492	42	0.18	23,325	58	0.25
Savings certificates	39,739	303	0.76	43,630	425	0.97	86,148	768	0.89
Advance payments by borrowers for taxes and insurance	441	3	0.68	495	7	1.41	510	8	1.57
FHLB long-term advances	17,500	837	4.78	18,142	871	4.80	62,626	3,265	5.21
FHLB short-term advances	81,995	192	0.23	61,515	129	0.21	1,603	4	0.25
FRB short-term borrowings	—	—	0.00	4	—	0.00	—	—	0.00
Other short-term borrowings	—	—	0.00	90	1	1.11	10,553	33	0.31

Total interest-bearing liabilities	224,670	1,407	0.63%	205,339	1,544	0.75%	239,773	4,220	1.76%

Non-interest-bearing accounts	16,783			17,065			14,734

Total interest-bearing liabilities and non-interest-bearing accounts	241,453			222,404			254,507
Non-interest-bearing liabilities	1,439			1,788			1,459

Total liabilities	242,892			224,192			255,966
Equity	31,300			29,531			27,962

Total liabilities and equity	$274,192			$253,723			$283,928

Net interest income		$4,552			$5,509			$5,005

Interest rate spread			1.59%			2.10%			1.54%

Net yield on interest-earning assets(3)			1.70%			2.24%			1.83%

Ratio of interest-earning assets to interest-bearing liabilities			119.61%			120.72%			116.43%

(1)	Includes non-accrual and tax-exempt loans.
(2)	Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(627)	$(238)	$(865)	$(548)	$143	$(405)
Mortgage-backed securities	265	(32)	233	(190)	(77)	(267)
Investments - taxable	649	(1,015)	(366)	(198)	(1,088)	(1,286)
Investments - tax-free	(35)	(53)	(88)	(116)	(7)	(123)
FHLB stock	(1)	16	15	—	4	4
Interest-bearing deposits	(1)	1	—	(3)	1	(2)
Certificates of deposit	(22)	(1)	(23)	(58)	(35)	(93)

Total interest-earning assets	228	(1,322)	(1,094)	(1,113)	(1,059)	(2,172)
Interest-bearing liabilities:
Interest-earning checking accounts	$1	$(4)	$(3)	$—	$—	$—
Savings accounts	2	(24)	(22)	4	(19)	(15)
Money market accounts	3	(17)	(14)	—	(16)	(16)
Savings certificates	(36)	(86)	(122)	(407)	64	(343)
Advance payments by borrowers for taxes and insurance	—	(4)	(4)	—	(1)	(1)
FHLB long-term borrowings	(30)	(4)	(34)	(2,155)	(239)	(2,394)
FHLB short-term borrowings	50	13	63	126	(1)	125
FRB short-term borrowings	—	—	—	—	—	—
Other short-term borrowings	(1)	—	(1)	(55)	23	(32)

Total interest-bearing liabilities	(11)	(126)	(137)	(2,487)	(189)	(2,676)

Change in net interest income	$239	$(1,196)	$(957)	$1,374	$(870)	$504

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $957 thousand or 17.4% in fiscal 2013 and increased $504 thousand or 10.1% in fiscal 2012. The decrease in fiscal 2013 was the result of a $1.1 million or 15.5% decrease in interest and dividend income, which was partially offset by a $137 thousand or 8.9% decrease in interest expense. The increase in fiscal 2012 was the result of a $2.7 million or 63.4% decrease in interest expense, which was partially offset by a decrease in interest and dividend income of $2.2 million or 23.5%. Fiscal 2013 and 2012 were favorably impacted by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances. We expect fiscal 2014 fixed rate interest costs associated with legacy FHLB long-term advances to fall slightly, when compared to fiscal 2013, due to slightly lower average outstanding balances.

Interest Income. Total interest income decreased by $1.1 million or 15.5% during fiscal 2013 and $2.2 million or 23.5% during fiscal 2012. The decrease in fiscal 2013 was primarily the result of a 63 basis point decrease in the overall yield on interest earning assets, which was partially offset by higher average balances of interest earning assets. The decrease in fiscal 2012 was primarily the result of lower average balances of interest earning assets and a 45 basis point decrease in the overall yield on interest earning assets. During fiscal 2009, the global economy went into a deep recession and this weakness continued through fiscal 2010, fiscal 2011, fiscal 2012 and fiscal 2013. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on net loans receivable decreased $865 thousand or 29.9% during fiscal 2013 and decreased $405 thousand or 12.3% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a $10.5 million decrease in the average balance of net loans outstanding, and a 58 basis point decrease in the weighted average yield earned on the Company’s loan portfolio. The decrease in the weighted average yield earned was primarily due to the absence of payoffs of, and collection of past due interest on non-accrual loans which was recognized during fiscal 2012. The decrease in fiscal year 2012 was primarily attributable to an $8.7 million decrease in the average balance of net loans outstanding, which was partially offset by a 25 basis point increase in the weighted average yield earned on the Company’s loan portfolio. The increase in the weighted average yield earned was primarily due to payoff of, and collection of past due interest on, one single family non-accrual loan and two home equity lines of credit during fiscal 2012. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company limited its portfolio origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company continued to offer longer-term fixed rate loans on a correspondent basis during fiscal 2013 and 2012, as well as offering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity were constrained during both fiscal 2013 and 2012 due to weakness in the national economy. Management anticipates weakness in the real estate market to continue into fiscal 2014.

Interest income on investment securities decreased $454 thousand or 14.2% during fiscal 2013 and $1.4 million or 30.6% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a 59 basis point decrease in the weighted average yield on the Company’s investment portfolio, which was partially offset by a $12.8 million increase in the average balance of the Company’s investment portfolio. The decrease in fiscal 2012 was primarily attributable to a 111 basis point decrease in the weighted average yield on the Company’s investment portfolio and a $2.0 million decrease in the average balance of the Company’s investment portfolio. Investment securities purchases were primarily funded with borrowed funds and cash flows from the mortgage-backed securities, loan and certificate of deposit portfolios.

Interest income on mortgage-backed securities increased $233 thousand or 25.1% during fiscal 2013 and decreased $267 thousand or 22.3% during fiscal 2012. The increase in fiscal 2013 was primarily attributable to a $23.1 million increase in the average balance of the Company’s mortgage-backed securities portfolio, which was partially offset by an 8 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio. The decrease in fiscal 2012 was primarily attributable to a $12.4 million decrease in the average balance of the Company’s mortgage-backed securities portfolio and a 12 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio. The average balances associated with the Company’s private label mortgage-backed securities declined $11.2 million and $15.5 million, during fiscal 2013 and fiscal 2012, respectively. For the fiscal years 2013 and 2012, the Company reduced its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. Proceeds from repayments on the mortgage-backed securities were primarily used to fund investment purchases during fiscal 2013.

Interest income on certificates of deposit decreased $23 thousand or 76.7% during fiscal 2013 and decreased $93 thousand or 75.6% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a $2.0 million decrease in the average balance of the Company’s holdings of FDIC insured certificates of deposit and a 4 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. The decrease in fiscal year 2012 was primarily attributable to a $4.3 million decrease in the average balance of the Company’s holdings of FDIC insured certificates of deposit and a 65 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings. Proceeds from maturing CD’s were primarily used to fund investment purchases during fiscal 2013.

Dividend income on FHLB stock increased $15 thousand or 375.0% during fiscal 2013, and increased $4 thousand or 100.0% during fiscal 2012. The increase in fiscal 2013 was primarily attributable to a 26 basis point increase in the weighted average yield earned on the Company’s holdings of FHLB stock, which was partially offset by a $2.3 million decrease in the average balance on the Company’s holdings of FHLB stock.

During fiscal 2013, approximately $1.9 million (net) of the Company’s FHLB stock was redeemed by the FHLB. The increase in fiscal 2012 was due to the FHLB reinstating dividends on FHLB stock held during fiscal 2012. No dividend income on FHLB stock was received during fiscal 2011. The lack of a dividend in fiscal 2011 was due to the December 2008 announcement by the FHLB of Pittsburgh suspending the payment of dividends and redemptions of excess capital stock from members. The FHLB’s stated purpose of the 2008 decision was to rebuild retained earnings to ensure adequate regulatory capital.

Interest Expense. Total interest expense decreased $137 thousand or 8.9% during fiscal 2013 and decreased $2.7 million or 63.4% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a 12 basis point decrease in the weighted average rate paid on interest-bearing liabilities, a $3.9 million decrease in the average balance of time deposits, and a $642 thousand decrease in the average balance of FHLB long-term advances, which were partially offset by a $20.5 million increase in the average balance of FHLB short-term advances. The decrease in fiscal 2012 was primarily attributable to a $34.4 million decrease in the average balances of interest-bearing liabilities and a 101 basis point decrease in the weighted average rate paid on interest-bearing liabilities. The repayment of $5.0 million of legacy FHLB advances during fiscal 2012 materially reduced the average balance of, and rates paid on, the Company’s interest-bearing liabilities.

Interest expense on legacy FHLB long-term borrowings decreased by $34 thousand or 3.9% during fiscal 2013, and decreased $2.4 million or 73.3% during fiscal 2012. During fiscal 2013, approximately $30 thousand of the decrease in interest expense was due to the $642 thousand decrease in average balances of legacy FHLB long-term advances, and approximately $4 thousand of the decrease in interest expense was attributable to a 2 basis point reduction in weighted average rates paid. During fiscal 2012, approximately $2.2 million of the decrease in interest expense was due to the $44.5 million decrease in average balances of legacy FHLB long-term advances, and approximately $239 thousand of the decrease in interest expense was due to a 41 basis point reduction in weighted average rates paid.

Interest expense on interest-bearing deposits and escrows decreased $165 thousand or 30.4% in fiscal 2013 and decreased $375 thousand or 40.8% in fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a decrease in the weighted average rates paid on interest-bearing deposits and escrows, and a decrease in the average balance of time deposits. Average rates paid on time deposits, passbooks, money market accounts, demand deposits and escrow accounts decreased 21, 6, 7, 2, and 73 basis points, respectively. Average balances of time deposits decreased $3.9 million. The decrease in fiscal 2012 was primarily attributable to decreased average balances of time deposits which were partially offset by an increase on rates paid on time deposits. Average balances of time deposits decreased $42.5 million while average balances of passbooks increased $2.8 million. Average rates on time deposits increased 8 basis points, while average rates on passbooks and money market accounts decreased by 5 and 7 basis points respectively. The decrease in average balances of time deposits and increase in rates paid on time deposits during fiscal 2012 was primarily attributable to the repayment of wholesale CD’s in the second and fourth quarter of fiscal 2011.

Interest expense on other short-term borrowings decreased $1 thousand or 100.0% during fiscal 2013, and decreased $32 thousand or 97.0% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to a $90 thousand decrease in the average balance of other short-term borrowings outstanding. The decrease in fiscal 2012 was primarily attributable to a $10.5 million decrease in the average balance of other short-term borrowings outstanding, which was partially offset by an 80 basis point increase in the weighted average rate paid on other short-term borrowings. The decrease in the average balance of other short-term borrowings reflects a funding shift from other borrowings to FHLB short-term borrowings due to lower short-term borrowing rates available through the FHLB.

Interest expense on FHLB short-term borrowings increased $63 thousand or 48.8% during fiscal 2013, and increased $125 thousand or 3,125.0% during fiscal 2012. The increase in fiscal 2013 was primarily attributable to a $20.5 million increase in the average balance of FHLB short-term borrowings and a 2 basis point increase in the weighted average rate paid on FHLB short-term borrowings. The increase in fiscal 2012 was primarily attributable to a $59.9 million increase in the average balance of FHLB short-term borrowings outstanding, which was partially offset by a 4 basis point decrease in the weighted average rate paid on FHLB short-term borrowings. The increase in the average balance of FHLB short-term borrowings during 2013 and 2012 reflects management’s decision to increase FHLB short-term borrowings because of lower rates charged by the FHLB when compared to other short-term rates charged by brokers and the FRB.

Provision for Loan Losses. A provision for loan losses is charged to earnings (while recoveries of loan losses are accretive to earnings) to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded recoveries of loan losses totaling $68 thousand and $104 thousand in fiscal 2013 and 2012, respectively. The recovery for 2013 was primarily attributable to reduced loan receivable balances and reduced provisions for non-performing loans. The recovery for fiscal 2012 was primarily attributable to lower levels of non-performing loans.

Non-interest Income. Total non-interest income increased by $224 thousand or 64.2% in fiscal 2013 and decreased by $165 thousand or 32.1% in fiscal 2012. The increase in fiscal 2013 was primarily attributable to a $119 thousand decrease in net impairment losses recognized in earnings due to other-than-temporary impairment credit losses recorded on the Company’s private-label mortgage-backed securities portfolio, a $101 thousand net gain recognized on the sale of other real estate-owned, and a $42 thousand increase in gains recognized on the sale of investment securities, which were partially offset by a $13 thousand decrease in service charges on deposits. The decrease in fiscal 2012 was primarily attributable to $131 thousand of other-than-temporary impairment credit losses on two private-label mortgage-backed securities, and a decrease in service charges on deposits.

Non-interest Expense. Total non-interest expense decreased $87 thousand or 2.4% in fiscal 2013, and decreased $188 thousand or 4.9% during fiscal 2012. The decrease in fiscal 2013 was primarily attributable to decreases in federal deposit insurance expense and correspondent bank service charges, which were partially offset by increases in ATM related expenses, provisions for off-balance sheet commitments, legal expenses and employee related expenses. The decrease in fiscal 2012 was primarily attributable to decreases in federal deposit insurance expense, correspondent bank service charges, ATM related expenses, and legal expenses, which were partially offset by increases in charitable contributions eligible for PA tax credits and employee related expenses.

Income Taxes. Income taxes decreased $360 thousand during fiscal 2013 and increased $440 thousand during fiscal 2012. The decrease for fiscal 2013 was primarily attributable to lower levels of taxable income. The increase in fiscal 2012 was primarily attributable to higher levels of taxable income. The Company’s combined effective tax rate was 33.4% for the year ended June 30, 2013 and 39.1% for the year ended June 30, 2012.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $579 thousand during fiscal 2013 primarily due to $20.2 million of net cash used for investing activities, which was partially offset by $15.5 million of net cash provided by financing activities, and $4.1 million provided by operating activities.

Funds provided by operating activities totaled $4.1 million during fiscal 2013 as compared to $1.9 million during fiscal 2012. Net cash provided by operating activities was primarily comprised of $1.1 million of net income, $2.9 million of amortization and accretion of discounts, premiums and deferred loan fees, a $163 thousand decrease in prepaid FDIC insurance, and a $252 thousand decrease in deferred income taxes, which were partially offset by a $101 thousand gain on the sale of other real estate owned.

Funds used for investing activities totaled $20.2 million during fiscal 2013 as compared to $41.7 million used for investing activities during fiscal 2012. Primary uses of funds during fiscal 2013 included purchases of investments, mortgage-backed securities, and certificates of deposit totaling $62.9 million, $135.3 million and $250 thousand, respectively, which were partially offset by repayments of investments, mortgage-backed securities and certificates of deposit totaling $86.7 million, $83.2 million and $497 thousand, respectively, a decrease in net loans receivable of $8.0 million, proceeds from the sale of investments totaling $7.2 million and net redemptions of FHLB stock totaling $1.9 million. Investment purchases were comprised primarily of U.S. Government Agency mortgage-backed securities and debentures, and investment grade corporate debt obligations.

Funds provided by financing activities totaled $15.5 million for fiscal 2013 as compared to $40.3 million provided by financing activities in fiscal 2012. Primary sources of funds for fiscal 2013 were a $17.4 million increase in FHLB short-term advances, which were partially offset by a $1.6 million decrease in total deposits and $328 thousand in cash dividends paid on the Company’s common stock. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2013, the total approved loan commitments outstanding amounted to $4.6 million. At the same date, commitments under unused letters and lines of credit amounted to $5.7 million and the unadvanced portion of construction loans approximated $2.8 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2013, totaled $29.2 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2013 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$17,500	$5,000	$2,500	$10,000	$—
Operating lease obligations	153	53	86	17	—

	$17,653	$5,053	$2,586	$10,017	$—

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

On July 30, 2013, the Company’s Board of Directors declared a cash dividend of $0.04 per share payable on August 22, 2013 to shareholders of record at the close of business on August 12, 2013. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets and Tier 1 capital to risk weighted assets were 20.24% and 20.02%, respectively, at June 30, 2013. The Company’s ratio of Tier 1 capital to average total assets was 11.88% at June 30, 2013.

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

The Company’s non-performing assets at June 30, 2013 totaled approximately $1.6 million or 0.5% of total assets compared to $1.7 million or 0.6% of total assets at June 30, 2012. The $131 thousand decrease in non-performing assets during the twelve months ended June 30, 2013 was primarily attributable to the payoff in full of one single-family real estate loan totaling $289 thousand, the sale of one single-family real estate owned property totaling $235 thousand, a partial charge-off on one land loan totaling $10 thousand, and paydowns on one single-family real estate loan totaling $4 thousand, which were partially offset by the addition of two single-family real estate loans totaling $408 thousand. Non-performing assets at June 30, 2013 consisted of one single-family construction loan totaling $701 thousand, three single-family real estate loans totaling $477 thousand, one land loan totaling $280 thousand, and one home equity line of credit totaling $150 thousand.

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

Since December 2007 and throughout fiscal 2013, the global economy remained in the worst recession since the end of World War II. Many factors contributed to the recession, including: the failure, or near failure, of major financial institutions, marked declines in housing sales and prices, significant defaults in mortgage payments (particularly in the subprime sector), disruptions in global financial market liquidity, declining stock markets and increased volatility in the bond, commodity and equity markets.

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

On September 13, 2012, the FOMC issued a press release indicating that economic activity has continued to expand at a moderate pace, growth in employment has been slow and the unemployment rate remains elevated. The FOMC noted its concern that, without further policy accommodation, economic growth might not be strong enough to generate sustained improvement in labor market conditions. Strains in global financial markets continue to pose significant downside risks to the economic outlook. The FOMC also anticipates that inflation over the medium term likely would run at or below its 2 percent objective. To support a stronger economic recovery and to help ensure that inflation, over time, is at the rate most consistent with its dual mandate to foster maximum employment and price stability, the FOMC agreed to increase policy accommodation by purchasing additional agency mortgage-backed securities at a pace of $40 billion per month. The FOMC also indicated that it would continue through the end of calendar year 2012 a program to extend the average maturity of its holdings of securities announced in June 2012, and it is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and mortgage-backed securities into mortgage-backed securities. These actions, which together will increase the FOMC’s holdings of longer-term securities by about $85 billion each month through the end of calendar year 2012, is expected to put downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative.

On December 12, 2012, the FOMC issued a press release outlining its plans for securities purchases in calendar year 2013 and provided additional guidance for the targeted federal funds rate and the expected duration of the highly accommodative stance of monetary policy. The FOMC also indicated that it expects that a highly accommodative stance of monetary policy will remain appropriate for a considerable period of time after the economic recovery strengthens. The FOMC decided to keep the target range for the federal funds rate at 0 to 1/4 percent and currently anticipates that exceptionally low levels for the federal funds rate to be warranted at least through mid-2015. To support a stronger economic recovery and to help ensure that inflation, over time, is at the rate most consistent with its dual mandate, the FOMC will continue purchasing additional agency mortgage-backed securities at a pace of $40 billion per month. The FOMC also will purchase longer-term Treasury securities after its program to extend the average maturity of its holdings of Treasury securities is completed at the end of the year, initially at a pace of $45 billion per month. The FOMC is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities and, in January, will resume rolling over maturing Treasury securities at auction. Taken together, these actions should maintain downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative.

The FOMC will closely monitor incoming information on economic and financial developments in coming months. If the outlook for the labor market does not improve substantially, the FOMC will continue its purchases of Treasury and agency mortgage-backed securities, and employ its other policy tools as appropriate, until such improvement is achieved in a context of price stability. In determining the size, pace, and composition of its asset purchases, the FOMC will take appropriate account of the likely efficacy and costs of such purchases.

To support continued progress toward maximum employment and price stability, the FOMC expects that a highly accommodative stance of monetary policy will remain appropriate for a considerable time after the asset purchase program ends and the economic recovery strengthens. In particular, the FOMC decided to keep the target range for the federal funds rate at 0 to 1/4 percent and currently anticipates that this exceptionally low range for the federal funds rate will be appropriate at least as long as the unemployment rate remains above 6-1/2 percent, inflation between one and two years ahead is projected to be no more than a half percentage point above the FOMC’s 2 percent longer-run goal, and longer-term inflation expectations continue to be well anchored. The FOMC views these thresholds as consistent with its earlier date-based guidance. In determining how long to maintain a highly accommodative stance of monetary policy, the FOMC will also consider other information, including additional measures of labor market conditions, indicators of inflation pressures and inflation expectations, and readings on financial developments. When the FOMC decides to begin to remove policy accommodation, it will take a balanced approach consistent with its longer-run goals of maximum employment and inflation of 2 percent.

The FOMC has continued to purchase additional mortgage-backed securities at a pace of $40 billion per month and longer-term Treasury securities at a pace of $45 billion per month. The FOMC also maintained its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities and of rolling over maturing Treasury securities at auction. Taken together, these actions should maintain downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative.

Throughout fiscal year 2013, the Company continued to adjust its asset/liability management tactics in two ways. First, the Company increased total assets by about $14.2 million while continuing to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2013 were: mortgage-backed securities – held to maturity, $60.2 million, and investment securities – available for sale - $19.6 million, which were partially offset by decreases in investment securities held to maturity - $56.0 million, net loans receivable - $7.9 million, and FHLB stock - $1.9 million. We increased Tier 1 capital primarily through earnings retention. Second, we substantially increased the available for sale classification of the Company’s investment portfolio from $57.6 million at June 30, 2012 to $77.2 million at June 30, 2013. This allowed us to substantially bolster balance sheet liquidity while earning additional net interest income. We anticipate maintaining our asset base in the range of $285 - $300 million for the remainder of calendar year 2013, subject to economic and market conditions.

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

During the fiscal year 2013, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at quarter ends beginning in June 30, 2007, and extending through June 30, 2013. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive
September 30, 2010	0.00% to 0.25%	0.42%	2.53%	Positive
December 31, 2010	0.00% to 0.25%	0.61%	3.30%	Positive
March 31, 2011	0.00% to 0.25%	0.80%	3.47%	Positive
June 30, 2011	0.00% to 0.25%	0.45%	3.18%	Positive
September 30, 2011	0.00% to 0.25%	0.25%	1.92%	Positive
December 31, 2011	0.00% to 0.25%	0.25%	1.89%	Positive
March 31, 2012	0.00% to 0.25%	0.33%	2.23%	Positive
June 30, 2012	0.00% to 0.25%	0.33%	1.67%	Positive
September 30, 2012	0.00% to 0.25%	0.23%	1.65%	Positive
December 31, 2012	0.00% to 0.25%	0.24%	1.85%	Positive
March 31, 2013	0.00% to 0.25%	0.25%	1.87%	Positive
June 30, 2013	0.00% to 0.25%	0.36%	2.52%	Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, mortgage-backed securities and CD portfolios for the twelve months ended June 30, 2013, totaled $19.0 million, $93.8 million, $76.0 million and $497 thousand, respectively. Despite stagnant global interest rates and Treasury yields the Company continued to grow its balance sheet and used proceeds from calls of U.S. Government agency bonds, repayments on its mortgage-backed securities, maturities of bank certificates of deposit, and borrowings to purchase U.S. Government agency bonds, investment grade corporate bonds and U.S. Government agency CMO’s. In particular, the Company increased its available for sale portfolio allocation from $57.6 million at June 30, 2012 to $77.2 million at June 30, 2013. This strategy has allowed the Company to substantially improve its liquidity posture while managing overall interest rate risk and strengthen our regulatory capital ratios.

Due to the term structure of market interest rates, historically low long-term mortgage interest rates, weakness in the economy, an excess supply of existing homes available for sale, and lower levels of housing starts, the Company continued to reduce its portfolio originations of long-term fixed rate mortgages while continuing to offer such loans on a correspondent basis. The Company also makes available for origination residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to be weak throughout fiscal 2014. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2013, principal investment purchases were comprised of: floating rate U.S. Government agency CMO’s - $135.3 million with a weighted average yield of 1.20%; fixed rate investment grade corporate bonds - $40.9 million with a weighted average yield of 1.44%; floating rate investment grade corporate bonds - $6.8 million with a weighted average yield of 1.59%; fixed rate investment grade foreign bonds - $2.2 million with a weighted average yield of 1.33%; fixed rate investment grade corporate utility first mortgage bonds - $1.9 million with a weighted average yield of 1.68%; floating-rate investment-grade foreign bonds - $1.2 million with a yield of 0.64%; and callable U.S. Government agency multiple step-up bonds with initial lock out periods of 1 – 12 months - $994 thousand with a weighted average yield to call of 1.25%. The Company also invested in FDIC bank insured certificates of deposit totaling $250 thousand with a weighted average yield of 2.45%. Single step-up bonds have one “step” or increase in coupon. Multiple step-up bonds have more than one “step” or increase in coupon. All of the corporate bond purchases were classified as available for sale for accounting purposes. The Company believes that this classification bolsters asset based liquidity while earning a return above the Company’s cost of funds.

Major investment proceeds received during fiscal 2013 were: callable U.S. Government agency bonds - $57.3 million with a weighted average yield of approximately 1.39%; investment grade corporate bonds - $29.9 million with a weighted average yield of approximately 1.63%; investment grade corporate utility first mortgage bonds - $4.9 million with a weighted average yield of 3.48%; and investment grade foreign bonds - $1.2 million with a weighted average yield of 1.12%. The Company also had $497 thousand in FDIC insured bank certificates of deposit redeemed with a weighted average yield of approximately 1.57%.

As of June 30, 2013, the implementation of these asset and liability management initiatives resulted in the following:

1)	$149.0 million or 51.5% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $149.0 million, approximately $139.3 million float on a monthly basis based upon changes in the one-month London Interbank Offered Rate (LIBOR) and about $8.7 million reprice on a quarterly basis based upon the three-month LIBOR.

2)	$139.3 million or 57.4% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$79.0 million or 32.5% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $10.8 million or 13.6%; 3 – 12 months - $30.2 million or 38.3%; 1 – 2 years - $13.1 million or 16.6%; 2 – 3 years - $13.5 million or 17.1%; 3 – 5 years - $10.3 million or 13.0%; and over 5 years - $1.1 million or 1.4%;

4)	$10.0 million or 4.1% of the Company’s investment portfolio was comprised of callable U.S. Government Agency multiple step-up bonds which are callable as follows: 7 – 12 months - $10.0 million or 100.0%. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

5)	$77.1 million or 26.8% of the Company’s assets were comprised of investment securities classified as available for sale;

6)	An aggregate of $14.2 million or 45.0% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

7)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $96.7 million or 84.7%; 1 – 2 years - $5.0 million or 4.4%; 2 – 3 years - $2.5 million or 2.2%; and over 3 years - $10.0 million or 8.7%.

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

	June 30,
	2013	2012	2011
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$236,125	$180,617	$178,738
Interest-bearing liabilities maturing or repricing within one year	188,841	165,879	128,811

Interest sensitivity gap	$47,284	$14,738	$49,927

Interest sensitivity gap as a percentage of total assets	16.44%	5.39%	21.8%
Ratio of assets to liabilities maturing or repricing within one year	125.04%	108.88%	138.76%

During fiscal 2013, the Company increased its one-year interest sensitivity gap primarily by: (1) increasing the Company’s floating rate mortgage-backed securities by approximately $60 million; and (2) reducing the amount of interest-earning assets maturing or repricing beyond one year through principal amortization or early payoffs.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2013. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$37,237	$42,828	$44,490	$45,198	$53,026	$39,501	$28,183
% of Total Assets	12.9%	14.9%	15.5%	15.7%	18.4%	13.7%	9.8%
Base Case Up 100 bp
Cumulative Gap ($’s)	$37,726	$43,719	$45,987	$47,432	$55,551	$41,724	$28,183
% of Total Assets	13.1%	15.2%	16.0%	16.5%	19.3%	14.5%	9.8%
Base Case No Change
Cumulative Gap ($’s)	$37,968	$44,389	$47,284	$49,363	$57,489	$42,183	$28,183
% of Total Assets	13.2%	15.4%	16.4%	17.2%	20.0%	14.7%	9.8%
Base Case Down 100 bp
Cumulative Gap ($’s)	$38,505	$45,067	$48,178	$50,361	$58,389	$42,481	$28,183
% of Total Assets	13.4%	15.7%	16.8%	17.5%	20.3%	14.8%	9.8%
Base Case Down 200 bp
Cumulative Gap ($’s)	$38,508	$45,067	$48,178	$50,361	$58,389	$42,481	$28,183
% of Total Assets	13.4%	15.7%	16.8%	17.5%	20.3%	14.8%	9.8%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2013. This analysis was done assuming that the interest-earning assets will average approximately $299.522 million and $338.007 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2013. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2014					June 30, 2013

Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-23.3%	-4.8%	—	+18.0%	+37.3%	-11.1%	-2.3%	—	+14.2%	+29.9%

Return on average equity	1.84%	3.70%	4.18%	5.90%	7.65%	1.86%	2.65%	2.85%	4.12%	5.49%

Return on average assets	0.21%	0.35%	0.40%	0.58%	0.76%	0.21%	0.28%	0.30%	0.43%	0.58%

Market value of equity (in thousands)						$34,325	$34,904	$35,165	$35,040	$34,710

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2013.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$1,141
6.50%

Adjustable rate	$1,672
4.89%

Undisbursed lines of credit
Adjustable rate	$5,569
3.70%

Loan origination commitments
Fixed rate	$4,588
4.03%

Letters of credit
Adjustable rate	$148
4.25%

$13,118

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013. These consolidated financial statements are the responsibility of WVS Financial Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. WVS Financial Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of WVS Financial Corp.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

September 19, 2013

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2013	2012
ASSETS
Cash and due from banks	$1,603	$2,314
Interest-earning demand deposits	324	192

Total cash and cash equivalents	1,927	2,506
Certificates of deposit	598	846
Investment securities available for sale (amortized cost of $77,067 and $57,636)	77,186	57,620
Investment securities held to maturity (fair value of $26,956 and $84,059)	26,420	82,400
Mortgage-backed securities held to maturity (fair value of $139,998 and $79,813)	139,268	79,086
Net loans receivable (allowance for loan losses of $307 and $385)	31,531	39,433
Accrued interest receivable	1,371	1,621
Federal Home Loan Bank stock, at cost	5,682	7,595
Premises and equipment	614	583
Deferred tax assets (net)	748	1,047
Other assets	2,231	604

TOTAL ASSETS	$287,576	$273,341

LIABILITIES
Deposits	$140,524	$142,173
Federal Home Loan Bank advances: long-term	17,500	17,500
Federal Home Loan Bank advances: short-term	96,712	79,270
Accrued interest payable	210	257
Other liabilities	802	3,728

TOTAL LIABILITIES	255,748	242,928

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,478	21,458
Treasury stock (1,747,706 shares at cost)	(26,690)	(26,690)
Retained earnings - substantially restricted	37,744	36,992
Accumulated other comprehensive loss	(742)	(1,385)

TOTAL STOCKHOLDERS’ EQUITY	31,828	30,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$287,576	$273,341

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2013	2012	2011
INTEREST AND DIVIDEND INCOME
Loans, including fees	$2,027	$2,892	$3,297
Investment securities – taxable	2,743	3,109	4,395
Investment securities – non-taxable	—	88	211
Mortgage-backed securities	1,162	929	1,196
Certificates of deposit	7	30	123
Interest-earning demand deposits	1	1	3
Federal Home Loan Bank stock	19	4	—

Total interest and dividend income	5,959	7,053	9,225

INTEREST EXPENSE
Deposits	378	543	918
Federal Home Loan Bank advances – long-term	837	871	3,265
Federal Home Loan Bank advances – short-term	192	129	4
Other short-term borrowings	—	1	33

Total interest expense	1,407	1,544	4,220

NET INTEREST INCOME	4,552	5,509	5,005
Provision for loan losses	(68)	(104)	(15)

NET INTEREST INCOME AFTER RECOVERY OF LOAN LOSSES	4,620	5,613	5,020

NONINTEREST INCOME
Service charges on deposits	189	202	232
Investment securities gains	46	4	—

Other than temporary impairment losses	(4)	(303)	—
Portion of loss recognized in other comprehensive income (before taxes)	(8)	172	—

Net impairment loss recognized in earnings	(12)	(131)	—

Gain on sale of OREO	101	—	—
Other	350	274	282

Total noninterest income	573	349	514

NONINTEREST EXPENSE
Salaries and employee benefits	1,996	1,981	1,964
Occupancy and equipment	310	301	316
Data processing	245	243	246
Correspondent bank charges	49	61	89
Federal deposit insurance premium	160	306	419
Other	811	766	812

Total noninterest expense	3,571	3,658	3,846

INCOME BEFORE INCOME TAXES	1,622	2,304	1,688

INCOME TAX EXPENSE	542	902	462

NET INCOME	$1,080	$1,402	$1,226

EARNINGS PER SHARE:
Basic	$0.52	$0.68	$0.60
Diluted	0.52	0.68	0.60

AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2013	2012	2011
NET INCOME	$1,080	$1,402	$1,226

OTHER COMPREHENSIVE INCOME
Investment securities available for sale not other-than-temporarily impaired:
Gains (losses) arising during the year	90	(18)	(130)
Income tax effect	31	(6)	(44)

	59	(12)	(86)
Gains recognized in earnings	(46)	(4)	—
Income tax effect	(16)	(1)	—

	(30)	(3)	—
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	89	(9)	(86)

Investment securities held to maturity other-than-temporarily impaired:
Total losses	(4)	(303)	—
Losses recognized in earnings	(12)	(131)	—

Gains (losses) recognized in comprehensive income	8	(172)	—
Income tax effect	3	(58)	—

	5	(114)	—
Accretion of other comprehensive loss on other-than-temporarily impaired securities held to maturity	831	855	752
Income tax effect	282	290	255

	549	565	497
Unrealized holding gains on other-than-temporarily impaired securities held to maturity, net of tax	554	451	497

Other comprehensive income	643	442	411

NET COMPREHENSIVE INCOME	$1,723	$1,844	$1,637

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings- Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total

Balance June 30, 2010	$38	$21,415	$(26,690)	$35,270	$(2,238)	$27,795

Net income				1,226		1,226
Other comprehensive income					411	411

Expense of stock options awarded		22				22
Cash dividends declared ($0.28 per share)				(576)		(576)

Balance June 30, 2011	38	21,437	(26,690)	35,920	(1,827)	28,878

Net income				1,402		1,402
Other comprehensive income					442	442

Expense of stock options awarded		21				21
Cash dividends declared ($0.16 per share)				(330)		(330)

Balance June 30, 2012	38	21,458	(26,690)	36,992	(1,385)	30,413

Net income				1,080		1,080
Other comprehensive income					643	643

Expense of stock options awarded		20				20
Cash dividends declared ($0.16 per share)				(328)		(328)

Balance June 30, 2013	$38	$21,478	$(26,690)	$37,744	$(742)	$31,828

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2013	2012	2011
OPERATING ACTIVITIES
Net income	$1,080	$1,402	$1,226
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(68)	(104)	(15)
Net impairment loss recognized in earnings	12	131	—
Depreciation	90	84	100
Gain on sale of other real estate owned	(101)	—	—
Investment securities gains	(46)	(4)	—
Amortization of discounts, premiums, and deferred loan fees, net	2,861	1,106	932
Deferred income taxes	252	251	269
Decrease (increase) in accrued interest receivable	250	(432)	1,241
Decrease in accrued interest payable	(47)	(65)	(515)
Decrease in deferred director compensation payable	(29)	(30)	(368)
Decrease in prepaid federal deposit insurance	163	293	399
Other, net	(311)	(684)	45

Net cash provided by operating activities	4,106	1,948	3,314

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(52,876)	(63,416)	(10,416)
Proceeds from repayments of investment securities	21,057	6,389	9,340
Proceeds from repayments of mortgage-backed securities	—	—	2,018
Proceeds from sales of investment securities	6,825	2,102	—
Held to maturity:
Purchase of investment securities	(9,994)	(101,666)	(61,189)
Purchase of mortgage-backed securities	(135,304)	(57,386)	(17,757)
Proceeds from repayments of investment securities	65,606	107,633	125,108
Proceeds from repayments of mortgage-backed securities	75,989	49,456	62,941
Proceeds from sales of investment securities	337	—	—
Purchase of bank owned life insurance	(2,000)	—	—
Purchase of certificates of deposit	(250)	(947)	(3,817)
Maturities/redemptions of certificates of deposit	497	3,766	8,747
Net decrease in net loans receivable	7,951	10,729	6,114
Purchase of Federal Home Loan Bank stock	(998)	—	—
Redemption of Federal Home Loan Bank stock	2,911	1,729	1,551
Acquisition of premises and equipment	(121)	(79)	(9)
Sale of other real estate owned	225	—	—
Capital improvements to other real estate owned	(5)	—	—

Net cash (used for) provided by investing activities	(20,150)	(41,690)	122,631

FINANCING ACTIVITIES
Net decrease in deposits	(1,649)	(1,593)	(58,156)
Net decrease in other short-term borrowings	—	—	(12,510)
Repayments of Federal Home Loan Bank long-term advances	—	(5,000)	(87,000)
Net increase in Federal Home Loan Bank short-term advances	17,442	47,211	32,059
Cash dividends paid	(328)	(330)	(576)

Net cash provided by (used for) financing activities	15,465	40,288	(126,183)

Increase (decrease) in cash and cash equivalents	(579)	546	(238)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,506	1,960	2,198

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,927	$2,506	$1,960

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,454	$1,609	$4,735
Taxes	578	782	212
Non-cash items:
Due to Federal Reserve Bank	—	—	733
Mortgage loans transferred to other real estate owned	—	182	235
Educational Improvement Tax Credits	107	98	—
Neighborhood Assistance Act Tax Credit	—	1	—
Loan to facilitate sale of real estate owned	—	364	—
Commitment to purchase investment securities available for sale	—	2,782	—

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management’s ability and intent. Investment and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other investment and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

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

Investment and Mortgage-Backed Securities (Continued)

Management systematically evaluates investment securities for other-than-temporary declines in fair value on at least a quarterly basis. This analysis requires management to consider various factors, which include: (1) duration and magnitude of the decline in value; (2) the credit rating of the issuer or issuers; (3) structure of the security; and (4) the Company’s intent to sell the security or whether it’s more likely than not that the Company would be required to sell the security before its anticipated recovery in market value.

The Company retained an independent third party to assist it in the determination of a fair value for three of its four private-label collateralized mortgage obligations (“CMO’s”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. Of the one private-label CMO not evaluated by the independent third party, it has a balance of less than $115 thousand, and the Company decided that the possibility of an other-than-temporary impairment is remote. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2013.

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

During the periods ended June 30, 2013, 2012, and 2011, the Company recorded $20 thousand, $21 thousand, and $22 thousand, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2013, there was approximately $7 thousand of unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009. That cost is expected to be recognized over the next year.

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

The Company had 27,229, 51,502 and 70,550 non-vested stock options outstanding at June 30, 2013, 2012, and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

Recent Accounting Pronouncements

In April 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. The amendments in this Update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. Entities that use the liquidation basis of accounting as of the effective date in accordance with other Topics (for example, terminating employee benefit plans) are not required to apply the amendments. Instead, those entities should continue to apply the guidance in those other Topics until they have completed liquidation.

In June 2013, the FASB issued ASU 2013-08, Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. The amendments in this Update affect the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. The amendments do all of the following: 1. Change the approach to the investment company assessment in Topic 946, clarify the characteristics of an investment company, and provide comprehensive guidance for assessing whether an entity is an investment Company. 2. Require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting. 3. Require the following additional disclosures: (a) the fact that the entity is an investment company and is applying the guidance in Topic 946, (b) information about changes, if any, in an entity’s status as an investment company, and (c) information

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

about financial support provided or contractually required to be provided by an investment company to any of its investees. The amendments in this Update are effective for an entity’s interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in this Update permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2013	2012	2011

Weighted-average common shares issued	3,805,636	3,805,636	3,805,636

Average treasury stock shares	(1,747,706)	(1,747,706)	(1,747,706)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,057,930	2,057,930	2,057,930

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,057,930	2,057,930	2,057,930

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2013, there were 114,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2012, there were 124,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2011, there were 124,824 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2013
AVAILABLE FOR SALE
Corporate debt securities	$73,349	$223	$(107)	$73,465
Foreign debt securities [1]	3,718	8	(5)	3,721

Total	$77,067	$231	$(112)	$77,186

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2013
HELD TO MATURITY
U.S. government agency securities	$9,995	$—	$(328)	$9,667
Corporate debt securities	14,425	853	—	15,278
Foreign debt securities [1]	2,000	11	—	2,011

Total	$26,420	$864	$(328)	$26,956

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2012
AVAILABLE FOR SALE
Corporate debt securities	$55,965	$116	$(129)	$55,952
Foreign debt securities [1]	1,671	—	(3)	1,668

Total	$57,636	$116	$(132)	$57,620

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2012
HELD TO MATURITY
U.S. government agency securities	$57,588	$131	$(4)	$57,715
Corporate debt securities	22,810	1,442	—	24,252
Foreign debt securities [1]	2,002	90	—	2,092

Total	$82,400	$1,663	$(4)	$84,059

In fiscal years 2013, 2012, and 2011, the Company recorded gross realized investment security gains of $46 thousand, $4 thousand, and $0 and there were no gross losses for any period. Proceeds from sales of investment securities during fiscal 2013, 2012, and 2011 were $7.2 million, $2.1 million, and $0.

The amortized cost and fair values of investment securities at June 30, 2013, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in	Due after	Due after	Due after	Due after
	one year	one through	two through	three through	five through	Due after
	or less	two years	three years	five years	ten years	ten years	Total
	(Dollars in Thousands)

AVAILABLE FOR SALE
Amortized cost	$47,369	$13,689	$14,014	$1,005	$990	$—	$77,067
Fair value	47,486	13,764	13,965	998	973	—	77,186
HELD TO MATURITY
Amortized cost	$10,890	$999	$—	$3,400	$1,136	$9,995	$26,420
Fair value	11,052	1,089	—	3,808	1,340	9,667	26,956

At June 30, 2013, no investment securities were pledged to secure repurchase agreements and borrowings with the Federal Home Loan Bank. At June 30, 2012, investment securities with amortized costs of $27.8 million and fair values of $27.9 million were pledged to secure public deposits, repurchase agreements and borrowings with the Federal Home Loan Bank. Of the securities pledged, $19.0 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time.

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES

Mortgage-backed securities (“MBS”) include mortgage pass-through certificates (“PCs”) and collateralized mortgage obligations (“CMOs”). With a pass-through security, investors own an undivided interest in the pool of mortgages that collateralize the PCs. Principal and interest are passed through to the investor as they are generated by the mortgages underlying the pool. PCs and CMOs may be insured or guaranteed by Freddie Mac (“FHLMC”), Fannie Mae (“FNMA”), and the Government National Mortgage Association (“GNMA”). CMOs may also be privately issued with varying degrees of credit enhancements. A CMO reallocates mortgage pool cash flow to a series of bonds (called traunches) with varying stated maturities, estimated average lives, coupon rates, and prepayment characteristics.

The Company’s CMO portfolio is comprised of two segments: CMO’s backed by U.S. Government Agencies (“Agency CMO’s”) and CMO’s backed by single-family whole loans not guaranteed by a U.S. Government Agency (“Private-Label CMO’s”).

At June 30, 2013, the Company’s Agency CMO’s totaled $135.6 million as compared to $69.1 million at June 30, 2012. The Company’s private-label CMO’s totaled $3.7 million at June 30, 2013 as compared to $9.9 million at June 30, 2012. The $60.3 million increase in the CMO segment of our MBS portfolio was primarily due to repayments on our Agency CMO’s totaling $68.9 million and $7.1 million in repayments on our private-label CMO’s which were more than offset by purchases of U.S. Government Agency CMO’s totaling $135.3 million, and $839 thousand in amortization of non-credit unrealized holding losses on private-label CMO’s with other-than-temporary impairment. During the fiscal year ended June 30, 2013 the Company received principal payments totaling $7.1 million on its private-label CMO’s. At June 30, 2013, approximately $139.3 million or 100.0% (book value) of the Company’s MBS portfolio, including CMO’s, were comprised of adjustable or floating rate investments, as compared to $79.0 million or 100.0% at June 30, 2012. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO traunches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMO’s. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMO’s and there can be no assurance that any secondary market for private-label CMO’s will develop. Of the one private-label CMO not evaluated by the independent third party, it had a balance of less than $115 thousand and the Company decided that the possibility of an other-than-temporary impairment is remote. The private-label CMO portfolio had three previously recorded other-than-temporary impairments at June 30, 2013. During the fiscal year ending June 30, 2013, the Company reversed $839 thousand of non-credit unrealized holding losses on three of its private-label CMO’s with OTTI due to principal repayments. During the twelve months ended June 30, 2013, the Company recorded a $12 thousand credit impairment charge on one private-label CMO.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

For one other private-label CMO, the Company used the fair value estimates provided by its independent third party investment accounting service. There was no OTTI associated with this security as of June 30, 2013 or in the past.

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(Dollars in Thousands)
2013
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$135,621	$368	$(256)	$135,733
Private-label	3,647	621	(3)	4,265

Total	$139,268	$989	$(259)	$139,998

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(Dollars in Thousands)
2012
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$69,146	$99	$(24)	$69,221
Private-label	9,940	740	(88)	10,592

Total	$79,086	$839	$(112)	$79,813

The amortized cost and fair value of mortgage-backed securities at June 30, 2013, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)

HELD TO MATURITY
Amortized cost	$—	$—	$47	$139,221	$139,268
Fair value	—	—	47	139,951	139,998
Weighted average yield	—%	—%	1.41%	1.21%	1.21%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2013, mortgage-backed securities with amortized costs of $123.7 million and fair values of $123.8 million were pledged to secure public deposits and borrowings with the Federal Home Loan Bank. Of the securities pledged, $20.9 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2012 mortgage-backed securities with an amortized cost of $67.0 million and fair values of $67.0 million, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits.

5.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income by component for the three years ended June 30, 2013, 2012, and 2011.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total

	(Dollars in Thousands – net of tax)

Balance – June 30, 2010	$84	$(2,322)	$(2,238)
Other comprehensive income (loss) before reclassifications	(86)	497	411
Net current-period other comprehensive income (loss)	(86)	497	411

Balance – June 30, 2011	(2)	(1,825)	(1,827)
Other comprehensive income (loss) before reclassifications	(6)	565	559
Amounts reclassified from accumulated other comprehensive income	(3)	(114)	(117)

Net current-period other comprehensive income (loss)	(9)	451	442

Balance – June 30, 2012	(11)	(1,374)	(1,385)
Other comprehensive income before reclassifications	119	549	668
Amounts reclassified from accumulated other comprehensive income (loss)	(30)	5	(25)

Net current-period other comprehensive income	89	554	643

Balance – June 30, 2013	$78	$(820)	$(742)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive income.

	Amount Reclassified from Accumulated Other Comprehensive Income
Details About Accumulated Other Comprehensive Income Components:	2013	2012	2011	Affected Line Item in the Statement Where Net Income is Presented

	(Dollars in Thousands)

Unrealized gains and losses on available-for-sale securities	$(46)	$(4)	$—	Investment security gains

	(46)	(4)	—	Total before tax
	(16)	(1)	—	Income tax expense

	(30)	(3)	—	Net of tax

Unrealized gains and losses on held-to-maturity securities	8	(172)		Gains recognized in comprehensive income

	8	(172)	—	Total before tax
	3	(58)	—	Income tax expense (benefit)

	5	(114)	—	Net of tax

Total reclassifications for the period	$(25)	$(117)	$—	Net of tax

6.	UNREALIZED LOSSES ON SECURITIES

The following table shows the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2013 and 2012.

	2013
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Dollars in Thousands)

U.S. government agencies securities	$9,667	$(328)	$—	$—	$—	$—	$9,667	$(328)
Corporate debt securities	15,042	(78)	2,322	(29)	—	—	17,364	(107)
Foreign debt securities[1]	—	—	518	(5)	—	—	518	(5)
Collateralized mortgage obligations:
Agency	49,176	(235)	782	(13)	4,900	(8)	54,858	(256)
Private-label	—	—	—	—	109	(3)	109	(3)

Total	$73,885	$(641)	$3,622	$(47)	$5,009	$(11)	$82,516	$(699)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	2012
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Dollars in Thousands)

U.S. government agencies securities	$7,725	$(2)	$—	$—	$357	$(2)	$8,082	$(4)
Corporate debt securities	17,670	(61)	2,001	(68)	—	—	19,671	(129)
Foreign debt securities[1]	1,093	(2)	575	(1)	—	—	1,668	(3)
Collateralized mortgage obligations:
Agency	11,279	(12)	272	(1)	11,260	(11)	22,811	(24)
Private-label	624	(4)	—	—	3,838	(84)	4,462	(88)

Total	$38,391	$(81)	$2,848	$(70)	$15,455	$(97)	$56,694	$(248)

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

The Company evaluates outstanding available-for-sale and held-to-maturity securities in an unrealized loss position (i.e., impaired securities) for OTTI on a quarterly basis. In doing so, the Company considers many factors including, but not limited to: the credit ratings assigned to the securities by the Nationally Recognized Statistical Rating Organizations (“NRSROs”); other indicators of the credit quality of the issuer; the strength of the provider of any guarantees; the length of time and extent that fair value has been less than amortized cost; and whether the Company has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. In the case of its private-label residential MBS, the Company also considers prepayment speeds, the historical and projected performance of the underlying loans and the credit support provided by the subordinate securities. These evaluations are inherently subjective and consider a number of quantitative and qualitative factors.

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2013 and 2012:

	Twelve Months Ended June 30,
	2013	2012
	(Dollars in Thousands)

Beginning balance	$324	$194
Initial credit impairment	—	24
Subsequent credit impairment	12	106
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(20)	—
Reduction for increase in cash flows expected to be collected	—	—

Ending Balance	$316	$324

During the twelve months ended June 30, 2013, the Company recorded one credit impairment charge, and one non-credit unrealized holding gain to accumulated other comprehensive income. The Company was able to accrete back into other comprehensive income $549 thousand (net of income tax effect of $282 thousand), based on principal repayments on private-label CMO’s previously identified with OTTI.

In the case of its private-label residential CMO’s that exhibit adverse risk characteristics, the Company employs models to determine the cash flows that it is likely to collect from the securities. These models consider borrower characteristics and the particular attributes of the loans underlying the securities, in conjunction with assumptions about future changes in home prices and interest rates, to predict the likelihood a loan will default and the impact on default frequency, loss severity and remaining credit enhancement. A significant input to these models is the forecast of future housing price changes for the relevant states and metropolitan statistical areas, which are based upon an assessment of the various housing markets. In general, since the ultimate receipt of contractual payments on these securities will depend upon the credit and prepayment performance of the underlying loans and, if needed, the credit enhancements for the senior securities owned by the Company, the Company uses these models to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

assess whether the credit enhancement associated with each security is sufficient to protect against likely losses of principal and interest on the underlying mortgage loans. The development of the modeling assumptions requires significant judgment.

In conjunction with our adoption of ASC Topic 820 effective June 30, 2009, the Company retained an independent third party to assist it with assessing three investments within the private-label CMO portfolio. For the other one private-label CMO, the Company used the fair value estimates provided by its independent third party investment accounting service. There was no OTTI associated with this security at June 30, 2013 or in the past. The independent third party utilized certain assumptions for producing the cash flow analyses used in the OTTI assessment. Key assumptions would include interest rates, expected market participant spreads and discount rates, housing prices, projected future delinquency levels and assumed loss rates on any liquidated collateral.

The Company reviewed the independent third party’s assumptions used in the June 30, 2013 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that no additional private-label CMO’s in the portfolio had an other-than-temporary impairment at June 30, 2013, keeping the total at three private-label CMO’s with OTTI at June 30, 2013.

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

The Company had investments in 29 positions that were impaired at June 30, 2013, including 1 position in private-label collateralized mortgage obligations. Based on its analysis, management has concluded that three private-label CMO’s are other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

7.	NET LOANS RECEIVABLE

The Company’s primary business activity is with customers located within its local trade area of Northern Allegheny and Southern Butler counties within the state of Pennsylvania. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2013 and 2012, the Company had approximately $4 million and $7 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2013 and 2012, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60 thousand during the fiscal years ended June 30, 2013 and 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

The following table summarizes the primary segments of the loan portfolio as of June 30, 2013 and June 30, 2012.

	June 30, 2013			June 30, 2012
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment

	(Dollars in Thousands)

First mortgage loans:
1 – 4 family dwellings	$13,611	$—	$13,611	$13,514	$—	$13,514
Construction	2,546	701	1,845	4,997	701	4,296
Land acquisition & development	1,407	280	1,127	2,029	—	2,029
Multi-family dwellings	2,780	—	2,780	5,083	—	5,083
Commercial	5,787	—	5,787	7,623	—	7,623

Consumer Loans
Home equity	1,085	—	1,085	1,402	—	1,402
Home equity lines of credit	2,056	150	1,906	2,188	150	2,038
Other	180	—	180	286	—	286

Commercial Loans	1,890	—	1,890	2,222	—	2,222

Obligations (other than securities and leases) of states and political subdivisions	500	—	500	500	—	500

	$31,842	$1,131	$30,711	$39,844	$851	$38,993

Less: Deferred loan fees	(4)			(26)
Allowance for loan losses	(307)			(385)

Total	$31,531			$39,433

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The following loan categories are collectively evaluated for impairment. First mortgage loans: 1 – 4 family dwellings and all consumer loan categories (home equity, home equity lines of credit, and other). The following loan categories are individually evaluated for impairment. First mortgage loans: construction, land acquisition and development, multi-family dwellings, and commercial. The Company evaluates commercial loans not secured by real property individually for impairment.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The following table is a summary of the loans considered to be impaired as of June 30, 2013 and June 30, 2012, and the related interest income recognized for the twelve months ended June 30, 2013 and June 30, 2012:

	June 30,	June 30,
	2013	2012
	(Dollars in Thousands)

Impaired loans with an allocated allowance:
Construction loans	$701	$701
Impaired loans without an allocated allowance:
Construction loans	—	—
Land Acquisition & development loans	280	—
Home equity lines of credit	150	150

Total impaired loans	$1,131	$851

Allocated allowance on impaired loans:
Construction loans	$107	$105

Average impaired loans:
Construction loans	$701	$1,020
Land Acquisition & development loans	290	—
Home equity lines of credit	150	501

Total	$1,141	$1,521

Income recognized on impaired loans:
Construction loans	$—	$—
Land Acquisition & development loans	36	—
Home equity lines of credit	6	6

Total	$42	$6

Total nonaccrual loans as of June 30, 2013 and June 30, 2012 and the related interest income recognized for the twelve months ended June 30, 2013 and June 30, 2012 are as follows:

	June 30, 2013	June 30, 2012
	(Dollars in Thousands)

Principal outstanding:
1 – 4 family dwellings	$477	$363
Construction	701	701
Land acquisition & development	280	290
Home equity lines of credit	150	150

Total	$1,608	$1,504

Average nonaccrual loans:
1 – 4 family dwellings	$532	$364
Construction	802	1,020
Land acquisition & development	290	449
Home equity lines of credit	150	346

Total	$1,774	$2,179

Income that would have been recognized	$118	$116
Interest income recognized	95	115

Interest income foregone	$59	$101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

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

The following table includes the recorded investment and number of modifications for modified loans, as of June 30, 2013 and 2012. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

June 30, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

(Dollars in Thousands)

Troubled debt restructurings
Home equity lines of credit	—	$—	$—

Troubled debt restructurings that subsequently defaulted
Home equity lines of credit	—	$—	$—

June 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

(Dollars in Thousands)

Troubled debt restructurings
Home equity lines of credit	1	$150	$150

Troubled debt restructurings that subsequently defaulted
Home equity lines of credit	—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

No previously modified TDR’s are in default as of June 30, 2013.

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

Effective December 13, 2006, the FDIC, in conjunction with the other federal banking agencies adopted a Revised Interagency Policy Statement on the Allowance for Loan and Lease Losses (“ALLL”). The revised policy statement revised and replaced the banking agencies’ 1993 policy statement on the ALLL. The revised policy statement provides that an institution must maintain an ALLL at a level that is appropriate to cover estimated credit losses on individually evaluated loans determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan and lease portfolio. The banking agencies also revised the policy to ensure consistency with generally accepted accounting principles (“GAAP”). The revised policy statement updates the previous guidance that describes the responsibilities of the board of directors, management, and bank examiners regarding the ALLL, factors to be considered in the estimation of the ALLL, and the objectives and elements of an effective loan review system.

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2013, is adequate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2013 and June 30, 2012:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2013
First mortgage loans:
1 – 4 family dwellings	$13,089	$45	$—	$—	$477	$522	$13,611
Construction	1,845	—	—	—	701	701	2,546
Land acquisition & development	1,127	—	—	—	280	280	1,407
Multi-family dwellings	2,780	—	—	—	—	—	2,780
Commercial	5,787	—	—	—	—	—	5,787

Consumer Loans
Home equity	1,085	—	—	—	—	—	1,085
Home equity lines of credit	1,906	—	—	—	150	150	2,056
Other	180	—	—	—	—	—	180

Commercial Loans	1,884	6	—	—	—	6	1,890

Obligations (other than securities and leases) of states and political subdivisions	500	—	—	—	—	—	500

	$30,183	$51	$—	$—	$1,608	$1,659	31,842

Less: Deferred loan fees							(4)
Allowance for loan loss							(307)

Net Loans Receivable							$31,531

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2012
First mortgage loans:
1 – 4 family dwellings	$13,151	$—	$—	$—	$363	$363	$13,514
Construction	4,296	—	—	—	701	701	4,997
Land acquisition & development	1,739	—	—	—	290	290	2,029
Multi-family dwellings	5,083	—	—	—	—	—	5,083
Commercial	7,623	—	—	—	—	—	7,623

Consumer Loans
Home equity	1,402	—	—	—	—	—	1,402
Home equity lines of credit	2,038	—	—	—	150	150	2,188
Other	286	—	—	—	—	—	286

Commercial Loans	2,219	—	3	—	—	3	2,222

Obligations (other than securities and leases) of states and political subdivisions	500	—	—	—	—	—	500

	$38,337	$—	$3	$—	$1,504	$1,507	39,844

Less: Deferred loan fees							(26)
Allowance for loan loss							(385)

Net Loans Receivable							$39,433

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2013 and 2012. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following tables presents the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2013 and June 30, 2012.

	June 30, 2013
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions

	(Dollars in Thousands)

Pass	$1,845	$1,127	$2,780	$5,787	$1,889	$500
Special Mention	—	—	—	—	—	—
Substandard	701	280	—	—	1	—
Doubtful	—	—	—	—	—	—

Ending Balance	$2,546	$1,407	$2,780	$5,787	$1,890	$500

	June 30, 2012
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions

	(Dollars in Thousands)

Pass	$4,296	$1,739	$5,083	$7,623	$2,219	$500
Special Mention	—	—	—	—	—	—
Substandard	701	290	—	—	—	—
Doubtful	—	—	—	—	3	—

Ending Balance	$4,997	$2,029	$5,083	$7,623	$2,222	$500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2013 and June 30, 2012.

	June 30, 2013
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$13,134	$3,171
Non-performing	477	150

Total	$13,611	$3,321

	June 30, 2012
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$13,151	$3,726
Non-performing	363	150

Total	$13,514	$3,876

8.	ALLOWANCE FOR LOAN LOSSES

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

Our methodology used to determine the allocated portion of the allowance is as follows. For groups of homogenous loans, we apply a loss rate to the groups’ aggregate balance. Our group loss rate reflects our historical loss experience. We may adjust these group rates to compensate for changes in environmental factors; but our adjustments have not been frequent due to a relatively stable charge-off experience. The Company also monitors industry loss experience on similar loan portfolio segments. We then identify loans for individual evaluation under ASC Topic 310. If the individually identified loans are performing, we apply a segment specific loss rate adjusted for relevant environmental factors, if necessary, for those loans reviewed individually and considered individually impaired, we use one of the three methods for measuring impairment mandated by ASC Topic 310. Generally the fair value of collateral is used since our impaired loans are generally real estate based. In connection with the fair value of collateral measurement, the Company generally uses an independent appraisal and determines costs to sell. The Company’s appraisals for commercial income based loans, such as multi-family and commercial real estate loans, assess value based upon the operating cash flows of the business as opposed to merely “as built” values. The Company then validates the reasonableness of our calculated allowances by: (1) reviewing trends in loan volume, delinquencies, restructurings and concentrations; (2) reviewing prior period (historical) charge-offs and recoveries; and (3) presenting the results of this process, quarterly, to the Asset Classification Committee and the Savings Bank’s Board of Directors. We then tabulate, format and summarize the current loan loss allowance balance for financial and regulatory reporting purposes.

The Company had no unallocated loss allowance balance at June 30, 2013 and 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

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

The following is a summary of the changes in the allowance for loan losses:

	2013	2012	2011
	(Dollars in Thousands)
Balance, July 1	$385	$630	$645
Add:
Provision for loan losses	(68)	(104)	(15)
Less:
Loans charged off	10	141	—

Balance, June 30	$307	$385	$630

The following table summarizes the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2013 and June 30, 2012. Activity in the allowance is presented for the fiscal years ended June 30, 2013 and 2012.

	As of June 30, 2013
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2012	$73	$122	$21	$26	$76	$53	$14	$385
Charge-offs	—	—	(10)	—	—	—	—	(10)
Recoveries	—	—	—	—	—	—	—	—
Provisions	(26)	(5)	(3)	(12)	(19)	—	(3)	(68)

Ending ALLL Balance at June 30, 2013	$47	$117	$8	$14	$57	$53	$11	$307

Individually evaluated for impairment	$—	$107	$—	$—	$—	$—	$—	$107
Collectively evaluated for impairment	47	10	8	14	57	53	11	200

	$47	$117	$8	$14	$57	$53	$11	$307

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2012
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2011	$87	$243	$55	$27	$79	$85	$54	$630
Charge-offs	—	(141)	—	—	—	—	—	(141)
Recoveries	—	—	—	—	—	—	—	—
Provisions	(14)	20	(34)	(1)	(3)	(32)	(40)	(104)

Ending ALLL Balance at June 30, 2012	$73	$122	$21	$26	$76	$53	$14	$385

Individually evaluated for impairment	$—	$105	$—	$—	$—	$—	$—	$105
Collectively evaluated for impairment	73	17	21	26	76	53	14	280

	$73	$122	$21	$26	$76	$53	$14	$385

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2013	2012
	(Dollars in Thousands)

Investment and mortgage-backed securities	$1,256	$1,440
Loans receivable	115	181

Total	$1,371	$1,621

10.	FEDERAL HOME LOAN BANK STOCK

The Company’s subsidiary bank is a member of the FHLB system. As a member, the Savings Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of total assets or approximately 5.0% of outstanding advances, if any due to the FHLB, whichever is greater, as calculated periodically by the FHLB. Purchases and redemptions of FHLB stock are made directly with the FHLB at par. In 2008, the FHLB suspended both the payment of dividends and the repurchase of excess capital stock. Beginning in the fourth quarter of calendar year 2010, the FHLB partially lifted the suspension with limited repurchases of excess stock. Beginning in the first quarter of calendar year 2012, the FHLB began paying dividends at an annualized rate of 0.10% on the average balance of stock held in the prior quarter. In subsequent quarters, the FHLB paid dividends at annualized rates between 0.10% and 0.43%. During fiscal years 2013 and 2012, the Bank received $19 thousand and $4 thousand, respectively, in dividends on its holdings of FHLB stock. This repurchase restriction could result in the Savings Bank’s investment in FHLB stock being greater than 5.0% of its outstanding notes payable to the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2013	2012
	(Dollars in Thousands)

Land and improvements	$246	$246
Buildings and improvements	2,142	2,064
Furniture, fixtures, and equipment	998	955

	3,386	3,265
Less accumulated depreciation	2,772	2,682

Total	$614	$583

Depreciation charged to operations was $90 thousand, $84 thousand, and $100 thousand for the years ended June 30, 2013, 2012, and 2011, respectively.

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2013		2012
		Percent of		Percent of
	Amount	Portfolio	Amount	Portfolio

	(Dollars in Thousands)

Non-interest earning checking	$14,911	10.6%	$15,642	11.0%
Interest-earning checking	20,654	14.7	20,834	14.6
Savings accounts	41,808	29.8	39,770	28.0
Money market accounts	23,772	16.9	23,837	16.8
Savings certificates	38,829	27.6	41,508	29.2
Advance payments by borrowers for taxes and insurance	550	0.4	582	0.4

Total	$140,524	100.0%	$142,173	100.0%

The maturities of savings certificates at June 30, 2013, are summarized as follows:

(Dollars in Thousands)
Within one year	$29,231
Beyond one year but within two years	4,998
Beyond two years but within three years	1,854
Beyond three years but within four years	1,661
Beyond four years but within five years	853
Beyond five years	232

Total	$38,829

Savings certificates with balances of $100 thousand or more amounted to $6.2 million and $5.4 million on June 30, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS (Continued)

At June 30, 2013 and June 30, 2012, the Savings Bank had no brokered CDs.

Interest expense by deposit category for the years ended June 30 is as follows:

	2013	2012	2011
	(Dollars in Thousands)

Interest-earning checking	$5	$8	$8
Savings accounts	39	61	76
Money market accounts	28	42	58
Savings certificates	303	425	768
Advance payments by borrowers for taxes and insurance	3	7	8

Total	$378	$543	$918

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

			Weighted-	Stated interest
	Maturity range		average	rate range
Description	from	to	interest rate [1]	from	to	2013	2012
						(Dollars in Thousands)

Convertible	04/23/14	07/27/17	4.72%	4.26%	5.41%	$17,500	$17,500

Total						$17,500	$17,500

Maturities of FHLB long-term advances at June 30, 2013, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate
	(Dollars in Thousands)

2014	$5,000	5.41%
2015	—	—
2016	2,500	5.16
2017	—	—
2018 and thereafter	10,000	4.26

Total	$17,500	4.72%

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates of three months. The FHLB has the right to convert from a fixed

[1]	For fiscal year ended 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

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

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2013	2012
	(Dollars in Thousands)

FHLB revolving and short-term advances:
Ending balance	$96,712	$79,270
Average balance during the year	81,995	61,515
Maximum month-end balance during the year	105,438	106,795
Average interest rate during the year	0.23%	0.21%
Weighted-average rate at year-end	0.23%	0.22%

At June 30, 2013, the Company had remaining borrowing capacity with the FHLB of approximately $20.1 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers and Federal Reserve Bank short-term borrowings. These borrowings generally mature within 1 to 90 days from the transaction date and require a collateral pledge. The following tables present information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2013	2012
	(Dollars in Thousands)

Ending balance	$—	$—
Average balance during the year	—	90
Maximum month-end balance during the year	—	—
Average interest rate during the year	—%	0.35%
Weighted-average rate at year-end	—%	—%

FEDERAL RESERVE BANK SHORT-TERM BORROWINGS

	2013	2012
	(Dollars in Thousands)

Ending balance	$—	$—
Average balance during the year	—	4
Maximum month-end balance during the year	—	—
Average interest rate during the year	—%	0.75%
Weighted-average rate at year-end	—%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off-balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $13.1 million and $11.5 million at June 30, 2013 and 2012, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2013, contractually mature in less than one year.

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

As of June 30, 2013 and 2012, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2013
	WVS		West View
	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Total Capital (to Risk-Weighted Assets)

Actual	$32,926	20.24%	$30,807	19.33%
To Be Well Capitalized	16,266	10.0	15,936	10.0
For Capital Adequacy Purposes	13,013	8.0	12,749	8.0

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,570	20.02%	$30,451	19.11%
To Be Well Capitalized	9,759	6.0	9,562	6.0
For Capital Adequacy Purposes	6,506	4.0	6,374	4.0

Tier I Capital (to Average Total Assets)

Actual	$32,570	11.88%	$30,451	11.11%
To Be Well Capitalized	13,712	5.0	13,707	5.0
For Capital Adequacy Purposes	10,970	4.0	10,966	4.0

	June 30, 2012
	WVS		West View
	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Total Capital (to Risk-Weighted Assets)

Actual	$32,211	20.69%	$30,803	19.80%
To Be Well Capitalized	15,566	10.00	15,559	10.00
For Capital Adequacy Purposes	12,405	8.00	12,447	8.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$31,798	20.43%	$30,390	19.53%
To Be Well Capitalized	9,339	6.00	9,335	6.00
For Capital Adequacy Purposes	6,202	4.00	6,224	4.00

Tier I Capital (to Average Total Assets)

Actual	$31,798	11.14%	$30,390	10.67%
To Be Well Capitalized	14,272	5.00	14,244	5.00
For Capital Adequacy Purposes	11,418	4.00	11,395	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS

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

The following table presents information related to the outstanding options:

	Officers’ and		Weighted-
	Employees’	Directors’	Average
	Stock	Stock	Exercise
	Options	Options	Price

Outstanding, June 30, 2010	87,019	38,108	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	303

Outstanding, June 30, 2011	87,019	37,805	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	305

Outstanding, June 30, 2012	87,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	10,000	—

Outstanding, June 30, 2013	77,019	37,500	$16.20

Exercisable at year-end	57,290	30,000	$16.20

Available for future grant	36,981	500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

Stock Option Plan (Continued)

At June 30, 2013, for officers and employees there were 77,019 options outstanding and 57,290 options exercisable, with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 5.42 years. At June 30, 2012 there were 87,019 options outstanding and 50,967 options exercisable for officers and employees, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 6.49 years.

There were also 37,500 options outstanding and 30,000 options exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 5.25 years. At June 30, 2012 there were 37,500 options outstanding and 22,500 options exercisable for directors, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 6.25 years.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $115 thousand, $152 thousand, and $150 thousand for the years ended June 30, 2013, 2012, and 2011, respectively. Total ESOP shares as of June 30, 2013 and 2012, were 259,456 and 258,706, respectively.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2013, 2012, and 2011.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2013, 2012, and 2011, 1,731, 1,731, and 1,731 shares, respectively, were held by the Plan.

19.	INCOME TAXES

The provision for income taxes consists of:

	2013	2012	2011
	(Dollars in Thousands)
Currently payable:
Federal	$284	$575	$59
State	6	76	134

	290	651	193
Deferred	252	251	269

Total	$542	$902	$462

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2013	2012	2011

	(Dollars in Thousands)
Net unrealized gain on securities available for sale	$(47)	$4	$44
Net non-credit losses on securities with OTTI	(285)	(232)	(256)

	$(332)	$(228)	$(212)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2013	2012
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$108	$131
Deferred compensation	87	91
Reserve for uncollected interest	62	62
Reserve for off-balance sheet commitments	17	10
OTTI other impairment	423	708
OTTI credit impairment	115	111
Net unrealized loss on securities available for sale	—	6
Other	82	50

Total gross deferred tax assets	894	1,169

Deferred tax liabilities:
Net unrealized gain on securities available for sale	41	—
Deferred origination fees, net	81	94
Depreciation reserve	23	27
Other	1	1

Total gross deferred tax liabilities	146	122

Net deferred tax assets	$748	$1,047

No valuation allowance was established at June 30, 2013 and 2012, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2009.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2013		2012		2011
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

	(Dollars in Thousands)

Provision at statutory rate	$551	34.0%	$783	34.0%	$574	34.0%
State income tax, net of federal tax benefit	4	0.2	50	2.2	88	5.2
Tax exempt income	(2)	(0.1)	(31)	(1.3)	(72)	(4.3)
Other, net	(11)	(0.7)	100	4.3	(128)	(7.5)

Actual tax expense and effective rate	$542	33.4%	$902	39.1%	$462	27.4%

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2013 and 2012, the Savings Bank had required reserves of $171 thousand and $237 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.	REGULATORY MATTERS (Continued)

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2013, surplus funds of $3.4 million were not available for dividends.

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

Assets Measured at Fair Value on a Recurring Basis

Investment Securities Available-for-Sale

Fair values for securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities. The Company has no Level I or Level III investment securities. Level II investment securities were primarily comprised of investment-grade corporate bonds and U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2013 and June 30, 2012, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Recurring Basis (Continued)

	June 30, 2013
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$73,465	$—	$73,465
Foreign debt securities (1)	—	3,721	—	3,721

	$—	$77,186	$—	$77,186

	June 30, 2012
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$55,952	$—	$55,952
Foreign debt securities (1)	—	1,668	—	1,668

	$—	$57,620	$—	$57,620

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

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

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level II inputs based on observable market data or Level III inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information. The Company has no Level I or Level II impaired loans. Level III impaired loans were primarily comprised of one single-family residential construction loan, one land loan, and one home equity line of credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property, are charged to expense. The Company has no Level I, Level II, or Level III real estate owned at June 30, 2013.

The following tables present the assets reported on a non-recurring basis on the consolidated balance sheet at their fair value as of June 30, 2013 and June 30, 2012, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2013
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$1,024	$1,024

Total	$—	$—	$1,024	$1,024

	June 30, 2012
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$746	$746
Real estate owned	—	—	235	235

Total	$—	$—	$981	$981

For Level III assets measured at fair value on a recurring and non-recurring basis as of June 30, 2013 and 2012, the significant observable inputs used in the fair value measurements were as follows:

	Fair Value at		Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
	June 30, 2013	June 30, 2012

	(Dollars in Thousands)
Impaired loans	$1,024	$746	Appraisal of collateral	Discounted appraisal	1.0% to 15.0%
Real estate owned	$—	$235	Appraisal of collateral	Estimated costs to sell	20%

When evaluating the value of the collateral on impaired loans, the Company will consider the age of the most current appraisal, and discount the appraised value from 1.0% to 15.0%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

The Company classifies financial instruments in Level III of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation model for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	June 30, 2013
	Carrying	Fair
	Amount	Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$1,927	$1,927	$1,927	$—	$—
Certificates of deposit	598	598	598	—	—
Investment securities – available for sale	77,186	77,186	—	77,186	—
Investment securities – held to maturity	26,420	26,956	—	26,956	—
Mortgage-backed securities – held to maturity:
Agency	135,621	135,733	—	135,733	—
Private-label	3,647	4,265	—	109	4,156
Net loans receivable	31,531	33,194	—	—	33,194
Accrued interest receivable	1,371	1,371	1,371	—	—
FHLB stock	5,682	5,682	5,682	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$14,911	$14,911	$14,911	$—	$—
NOW accounts	20,654	20,654	20,654	—	—
Savings accounts	41,808	41,808	41,808	—	—
Money market accounts	23,772	23,772	23,772	—	—
Certificates of deposit	38,829	38,885	—	—	38,885
Advance payments by borrowers for taxes and insurance	550	550	550	—	—
FHLB long-term advances	17,500	18,525	—	—	18,525
FHLB short-term advances	96,712	96,712	96,712	—	—
Accrued interest payable	210	210	210	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2012
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$2,506	$2,506	$2,506	$—	$—
Certificates of deposit	846	846	846	—	—
Investment securities – available for sale	57,620	57,620	—	57,620	—
Investment securities – held to maturity	82,400	84,059	—	84,059	—
Mortgage-backed securities – held to maturity:					—
Agency	69,146	69,221	—	69,221	—
Private-label	9,940	10,592	—	1,148	9,444
Net loans receivable	39,443	43,942	—	—	43,942
Accrued interest receivable	1,621	1,621	1,621	—	—
FHLB stock	7,595	7,595	7,595	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$15,642	$15,642	$15,642	$—	$—
NOW accounts	20,834	20,834	20,834	—	—
Savings accounts	39,770	39,770	39,770	—	—
Money market accounts	23,837	23,837	23,837	—	—
Certificates of deposit	41,508	41,805	—	—	41,805
Advance payments by borrowers for taxes and insurance	582	582	582	—	—
FHLB long-term advances	17,500	19,187	—	—	19,187
FHLB short-term advances	79,270	79,270	79,270	—	—
Accrued interest payable	257	257	257	—	—

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2013	2012

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$2,052	$1,341
Investment in subsidiary bank	29,708	29,005
Other assets	80	73

TOTAL ASSETS	$31,840	$30,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$12	$6
Stockholders’ equity	31,828	30,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,840	$30,419

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2013	2012	2011

	(Dollars in Thousands)
INCOME
Investment and mortgage-backed securities	$2	$1	$—
Dividend from subsidiary	1,085	637	—
Interest-earning deposits with subsidiary bank	2	2	4

Total income	1,089	640	4

OTHER OPERATING EXPENSE	120	102	100

Income (loss) before equity in undistributed earnings of subsidiary	969	538	(96)
Equity in undistributed earnings of subsidiary	60	812	1,327

Income before income taxes	1,029	1,351	1,231
Income tax expense (benefit)	(51)	(51)	5

NET INCOME	$1,080	$1,402	$1,226

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2013	2012	2011

	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$1,080	$1,402	$1,226
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiary	(60)	(812)	(1,327)
Other, net	19	(5)	32

Net cash provided by (used for) operating activities	1,039	585	(69)

INVESTING ACTIVITIES
Available for sale:
Purchases of investment and mortgage-backed securities	(460)	(999)	—
Proceeds from repayments of investment and mortgage-backed securities	460	1,000	—
Purchases of certificates of deposit	—	(349)	—
Maturities of certificates of deposit	—	349	—

Net cash provided by investing activities	—	1	—

FINANCING ACTIVITIES
Cash dividends paid	(328)	(330)	(576)

Net cash used for financing activities	(328)	(330)	(576)

Increase (decrease) in cash and cash equivalents	711	256	(645)

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,341	1,085	1,730

CASH AND CASH EQUIVALENTS END OF YEAR	$2,052	$1,341	$1,085

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September	December	March	June
	2012	2012	2013	2013

	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,617	$1,554	$1,370	$1,418
Total interest expense	372	365	331	339

Net interest income	1,245	1,189	1,039	1,079
Provision for (recovery of) loan losses	(24)	(25)	(24)	5

Net interest income after provision for (recovery of) loan losses	1,269	1,214	1,063	1,074

Total noninterest income	130	225	74	144
Total noninterest expense	933	913	868	857

Income before income taxes	466	526	269	361
Income taxes	81	201	130	130

Net income	$385	$325	$139	$231

Per share data:
Net income
Basic	$0.19	$0.16	$0.07	$0.10
Diluted	0.19	0.16	0.07	0.10
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2011	December 2011	March 2012	June 2012

	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,867	$1,643	$1,748	$1,795
Total interest expense	407	369	385	383

Net interest income	1,460	1,274	1,363	1,412
Provision for (recovery of) loan losses	(19)	(20)	(11)	(54)

Net interest income after provision for (recovery of) loan losses	1,479	1,294	1,374	1,466

Total noninterest income	101	18	101	129
Total noninterest expense	977	882	878	921

Income before income taxes	603	430	597	674
Income taxes	193	226	215	268

Net income	$410	$204	$382	$406

Per share data:
Net income
Basic	$0.20	$0.10	$0.19	$0.19
Diluted	0.20	0.10	0.19	0.19
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends Declared
Quarter Ended	High	Low
June 2013	$13.63	$10.25	$0.04
March 2013	11.00	8.48	0.04
December 2012	8.98	6.76	0.04
September 2012	8.86	6.82	0.04

June 2012	$8.42	$6.63	$0.04
March 2012	9.00	8.10	0.04
December 2011	10.51	8.03	0.04
September 2011	9.95	8.37	0.04

There were seven Nasdaq Market Makers in the Company’s common stock as of June 30, 2013: Knight Execution & Clearing Services, LLC; UBS Securities LLC; Stifel Nicolaus & Co.; Credit Suisse Securities USA; Automated Trading Desk; Citadel Deriviatives Group LLC.; and Susquehanna Capital Securities.

According to the records of the Company’s transfer agent, there were approximately 514 shareholders of record at August 30, 2013. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

David J. Bursic

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

West View Savings Bank

John W. Grace

President

G & R Investment Consultants, Inc.

Lawrence M. Lehman

Office Manager

Dinnin & Parkins Associates

Margaret VonDerau

Former Senior Vice President

WVS Financial Corp. and

West View Savings Bank

Donald E. Hook

Director Emeritus

EXECUTIVE OFFICERS

David L. Aeberli

Chairman

David J. Bursic

President and

Chief Executive Officer

Margaret VonDerau

Corporate Secretary

Michael R. Rutan

Senior Vice President - Operations

Bernard P. Lefke

Vice President - Administration

Keith A. Simpson

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.