Form 10-K, Exhibit 13
period 2014-06-30
WVS FINANCIAL CORP
filed 2014-09-18
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2014

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Stockholders’ Letter	1

Selected Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Report of Independent Registered Public Accounting Firm	23

Consolidated Balance Sheet	24

Consolidated Statement of Income	25

Consolidated Statement of Comprehensive Income	26

Consolidated Statement of Changes in Stockholders’ Equity	27

Consolidated Statement of Cash Flows	28

Notes to the Consolidated Financial Statements	29

Common Stock Market Price and Dividend Information	77

Corporate Information	78

(412)364-1911

—THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

During fiscal 2014, the U.S. economy continued to perform at a subpar level. Consumer spending continued to be restrained as households dealt with heavy debt loads and job market uncertainties. Businesses were slow to hire additional workers due to uneven economic growth, increasing government regulations that tend to impede (rather than promote) economic growth, and political unrest in the Middle East and Eastern Europe.

Against this backdrop, the world’s central banks have continued to expand their balance sheets in an attempt to promote economic growth by keeping interest rates artificially low. While this strategy may benefit debtors, it also punishes savers and lenders. Savings rates today continue to be well below inflation rates and bank industry margins continue to compress.

Looking ahead to fiscal 2015, we see a better economic picture beginning to develop. The Federal Reserve has essentially stopped its program of buying abnormally large volumes of government bonds and it appears that the targeted federal funds rate may begin to increase sometime in the second half of fiscal 2015. These events could lead to improved net interest income over time.

We also anticipate single-family home purchase levels, and related mortgage volumes, will improve during fiscal 2015. Industry wide, the MBA Mortgage Finance Forecast dated August 22, 2014, predicts mortgage loan volumes are expected to decline by about 43% for calendar year 2014 compared to 2013. Most of the decline is attributable to lower levels of mortgage refinance activity. As we review our loan origination activity during the quarter ended September 30, 2014, we are encouraged by higher levels of rate quote requests, and loan closings, from consumers and loan correspondents.

Our Company has always emphasized credit quality and prudent interest rate risk management practices. During fiscal 2014, we reduced non-performing loans by $1 million without any accounting charge-offs. At June 30, 2014, our balance sheet had about $213 million of floating rate U.S. government guaranteed adjustable rate mortgage-backed securities. These securities should provide us with good protection as market interest rates increase over time. As market conditions improve, and market interest rates increase, we believe that our net income, and stock price, will also continue to improve.

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

During fiscal 2014, the Board of Directors took two steps to increase market liquidity in our stock. The Board authorized the re-opening of our Tenth Stock Buyback Program targeting 41,745 shares to be repurchased. The Board also authorized the purchase of up to $1.5 million of Company common stock for our Employee Stock Ownership Plan. Combined, we believe that these actions will contribute to long-term shareholder value.

In the meantime, we thank our customers, employees, and shareholders for your continued patience and support.

/s/ David J. Bursic	/s/ David L. Aeberli
David J. Bursic	David L. Aeberli
President and	Chairman of the Board of Directors
Chief Executive Officer

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2014	2013	2012	2011	2010
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$309,940	$287,576	$273,341	$228,888	$354,668
Net loans receivable	29,724	31,531	39,433	49,952	56,315
Mortgage-backed securities	215,335	139,268	79,086	70,568	117,132
Investment securities	50,434	103,606	140,020	89,438	153,193
Deposit accounts – Retail	141,859	140,524	142,173	143,518	146,584
Deposit accounts – Wholesale	—	—	—	248	55,338
FHLB advances – long-term fixed	12,500	17,500	17,500	22,500	109,500
FHLB advances – long-term variable	99,196	—	—	—	—
FHLB advances – short-term	23,626	96,712	79,270	32,059	—
Other short-term borrowings	—	—	—	—	12,510
Stockholders’ equity	31,788	31,828	30,413	28,878	27,795
Non-performing assets, troubled debt restructurings and potential problem loans(1)	607	1,608	1,739	2,401	1,666

Selected Operating Data:
Interest income	$5,821	$5,959	$7,053	$9,225	$12,083
Interest expense	1,357	1,407	1,544	4,220	8,481

Net interest income	4,464	4,552	5,509	5,005	3,602

Provision for loan losses	(73)	(68)	(104)	(15)	(11)

Net interest income after provision for loan losses	4,537	4,620	5,613	5,020	3,613
Non-interest income	531	573	349	514	370
Non-interest expense	3,675	3,571	3,658	3,846	3,624

Income before income tax expense	1,393	1,622	2,304	1,688	359
Income tax expense (benefit)	473	542	902	462	(13)

Net income	$920	$1,080	$1,402	$1,226	$372

Per Share Information:
Basic earnings	$0.45	$0.52	$0.68	$0.60	$0.18

Diluted earnings	$0.45	$0.52	$0.68	$0.60	$0.18
Dividends per share	$0.16	$0.16	$0.16	$0.28	$0.64
Dividend payout ratio	35.56%	30.77%	23.53%	46.67%	355.56%
Book value per share at period end:
Common Equity	$15.45	$15.47	$14.78	$14.03	$13.51
Tier I Equity	$15.66	$15.83	$15.45	$14.92	$14.59
Average shares outstanding:
Basic	2,057,920	2,057,930	2,057,930	2,057,930	2,066,335
Diluted	2,057,920	2,057,930	2,057,930	2,057,930	2,066,335

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2014	2013	2012	2011	2010

Selected Operating Ratios(2):
Average yield earned on interest-earning assets(3)	1.96%	2.22%	2.85%	3.30%	3.27%
Average rate paid on interest-bearing liabilities	0.53	0.63	0.75	1.76	2.56
Average interest rate spread(4)	1.43	1.59	2.11	1.58	0.71
Net interest margin(4)	1.50	1.69	2.24	1.83	1.00
Ratio of interest-earning assets to interest-bearing liabilities	116.64	119.61	120.72	116.43	113.27
Non-interest expense as a percent of average assets	1.20	1.30	1.44	1.35	0.96
Return on average assets	0.30	0.39	0.55	0.43	0.10
Return on average equity	2.87	3.45	4.75	4.38	1.22
Ratio of average equity to average assets	10.50	11.42	11.64	9.85	8.04
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	2.04%	5.10%	3.81%	4.34%	2.96%
Non-performing assets as a percent of total assets(1)	0.20	0.51	0.58	1.05	0.47
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.20	0.56	0.64	1.05	0.47
Allowance for loan losses as a percent of total loans receivable	0.78	0.96	0.97	1.24	1.13
Allowance for loan losses as a percent of non-performing loans	38.55	19.09	25.60	29.09	38.72
Charge-offs to average loans receivable outstanding during the period	0.00	0.03	0.30	0.00	0.01

Capital Ratios(2):
Tier 1 risk-based capital ratio	29.27%	20.02%	20.43%	21.57%	14.10%
Total risk-based capital ratio	29.52	20.24	20.69	22.03	14.41
Tier 1 leverage capital ratio	10.17	11.88	11.14	13.12	8.21

(1)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(2)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2014.

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

CHANGES IN FINANCIAL CONDITION

Condensed Balance Sheet

	June 30,		Change
	2014	2013	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$1,360	$1,927	$(567)	-29.4%

Certificates of deposit	598	598	—	—

Investments (1)	272,209	248,556	23,653	9.5

Net loans receivable	29,724	31,531	(1,807)	-5.7

Total assets	309,940	287,576	22,364	7.8

Deposits	141,859	140,524	1,335	1.0

Borrowed funds	135,322	114,212	21,110	18.5

Total liabilities	278,152	255,748	22,404	8.8

Stockholders’ equity	31,788	31,828	(40)	-0.1

(1)	Includes mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent cash equivalents. Cash equivalents decreased $567 thousand or 29.4% to $1.4 million at June 30, 2014 from $1.9 million at June 30, 2013. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit had no change, and totaled $598 thousand at June 30, 2014 and 2013. As part of our asset liability and liquidity management strategies, the Company will continue to redeem maturing FDIC insured certificates of deposit with other financial institutions. Proceeds from certificates of deposit were primarily used to fund investment purchases.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 3 and 4 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $23.7 million or 9.5% to $272.2 million at June 30, 2014 from $248.6 million at June 30, 2013.

Mortgage-backed securities increased $76.1 million or 54.6% to $215.3 million at June 30, 2014 from $139.3 million at June 30, 2013. This increase was due primarily to $98.7 million in purchases of U.S. Government Agency floating-rate mortgage-backed securities, which was partially offset by cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $21.6 million and $1.5 million in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio.

Investment securities other than mortgage-backed securities, decreased $53.2 million or 51.3% to $50.4 million at June 30, 2014 from $103.6 million at June 30, 2013. This decrease was due primarily to early issuer redemptions and maturities totaling $47.5 million of investment grade corporate bonds, $7.2 million of investment grade corporate utility first mortgage bonds, $6.0 million of U.S. Government Agency securities, and $3.6 million of U.S. dollar denominated investment grade foreign bonds, which more than offset purchases of U.S. Government Agency securities totaling $12.8 million. Our investment in Federal Home Loan Bank stock increased $758 thousand or 13.3% to $6.4 million at June 30, 2014 due to an increased FHLB stock requirement caused by higher levels of FHLB advances. Investment purchases were primarily funded with borrowed funds and cash flows from the loan, investment, and certificate of deposit portfolios. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 17.

Net Loans Receivable. Net loans receivable decreased $1.8 million or 5.7% to $29.7 million at June 30, 2014, from $31.5 million at June 30, 2013. The decrease in net loans is primarily attributable to: lower net balances of construction and land development loans totaling $1.5 million due to soft demand for new speculative construction loans by local builders, commercial real estate loans totaling $1.3 million, multi-family real estate totaling $453 thousand, commercial loans totaling $306 thousand, and consumer loans totaling $266 thousand, which were partially offset by an increase in single-family real estate loans totaling $2.0 million. Due to the stagnant economy, a number of the Company’s small builders have experienced slow sales of their housing inventories. This slowdown in sales also caused a substantially reduced number of new home starts which adversely impacted originations of new speculative construction loans. The Company began portfolio origination of fixed rate 1-4 family loans, primarily with fifteen and twenty-year maturities. Substantially all of the Company’s originations were refinancings, as opposed to purchase money mortgages. The Company will also continue to make home purchase mortgages available to borrowers. Historically, adjustable rate mortgage loans have not been popular in the Company’s local market area because of the low rate of housing turnover. During fiscal 2014, the Company retained all of its loan originations. The Company also partnered with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF

Program. This MPF Program relationship allows the Company to earn loan origination fee income and avoid the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations began to increase in fiscal 2014, and we expect this trend to continue into fiscal 2015.

Deposits. Total deposits increased approximately $1.3 million or 1.0% during the year ended June 30, 2014. The Company’s customers primarily reduced CD holdings by transferring funds to more liquid short-term holdings (primarily savings accounts). Certificates of deposit decreased $4.0 million or 10.3%. Savings accounts grew by $2.6 million or 6.3%, demand deposits increased $1.8 million or 5.1%, and money market accounts increased $958 thousand or 4.0%, while advance payments by borrowers for taxes and insurance decreased $59 thousand or 10.7%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds increased $21.1 million or 18.5% to $135.3 million during fiscal 2014. The Company’s borrowed funds are comprised of three components: FHLB long-term – fixed rate, FHLB long-term advances – variable rate, advances and short-term borrowings. Short-term borrowings include FHLB short-term advances, and other short-term borrowings.

At June 30, 2014, our FHLB long-term fixed rate advances totaled $12.5 million with a weighted-average interest rate of 4.44% and will mature in June 2016 and July 2017. At June 30, 2014, our FHLB long-term variable rate advances totaled $99.2 million, with a weighted average interest rate of 0.26%. These advances will mature within two years.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2014, we decreased our FHLB short-term borrowings by $73.1 million or 75.6%. We had no other short-term borrowings or FRB short-term borrowings at June 30, 2014.

Stockholders’ Equity. Total stockholders’ equity decreased $40 thousand or 0.1% to $31.8 million at June 30, 2014, compared to June 30, 2013. The decrease in stockholders’ equity was primarily attributable to the purchase of $950 thousand in unallocated ESOP shares, $329 thousand of cash dividends paid on the Company’s common stock, and $10 thousand paid for the acquisition of Treasury stock which was partially offset by Company net income of $920 thousand and other comprehensive income, net of tax, totaling $322 thousand. See the Consolidated Statement of Comprehensive Income and Note 5 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (tier 1 equity basis) fell from $15.83 at June 30, 2013 to $15.66 at June 30, 2014. On a common equity basis, book value per share decreased from $15.47 at June 30, 2013 to $15.45 at June 30, 2014. The Company was able to maintain strong capital ratios during fiscal 2014 to further bolster its balance sheet. Our tier 1 leverage ratio was 10.17% and total risk-based capital ratio was 29.52% at June 30, 2014.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended June 30, 2014	Change	Year Ended June 30, 2013	Change	Year Ended June 30, 2012
	(Dollars in Thousands)

Interest income	$5,821	($138)	$5,959	($1,094)	$7,053
		-2.3%		-15.5%

Interest expense	$1,357	($50)	$1,407	($137)	$1,544
		-3.6%		-8.9%

Net interest income	$4,464	($88)	$4,552	($957)	$5,509
		-1.9%		-17.4%

Provision for loan losses	($73)	($5)	($68)	($36)	($104)
		-7.4%		-34.6%

Non-interest income	$531	($42)	$573	$224	$349
		-7.3%		64.2%

Non-interest expense	$3,675	$104	$3,571	($87)	$3,658
		2.9%		-2.4%

Income tax expense	$473	($69)	$542	($360)	$902
		-12.7%		-39.9%

Net income	$920	($160)	$1,080	($322)	$1,402
		-14.8%		-23.0%

General. The Company reported net income of $920 thousand, $1.1 million and $1.4 million for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. The $160 thousand decrease in net income during fiscal 2014 was primarily the result of an $88 thousand decrease in net interest income, a $104 thousand increase in non-interest expense, a $42 thousand decrease in non-interest income, and a $5 thousand decrease in credit provisions for loan losses, which were partially offset by a $69 thousand decrease in income tax expense. Earnings per share totaled $0.45 (basic and diluted) for fiscal 2014 as compared to $0.52 (basic and diluted) for fiscal 2014. The $322 thousand decrease in net income during fiscal 2013 was primarily the result of a $957 thousand decrease in net interest income and a $36 thousand decrease in recoveries of loan losses, which were partially offset by a $360 thousand decrease in income tax expense, a $224 thousand increase in non-interest income, and an $87 thousand decrease in non-interest expense. Earnings per share totaled $0.52 (basic and diluted) for fiscal 2013 as compared to $0.68 (basic and diluted) for fiscal 2012.

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

	For the Years Ended June 30,
	2014			2013			2012
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1),(2)	$32,165	$1,579	4.91%	$35,745	$2,027	5.67%	$46,264	$2,892	6.25%
Mortgage-backed securities	184,171	2,547	1.38	92,979	1,162	1.25	69,834	929	1.33
Investments - taxable	74,325	1,567	2.11	132,813	2,743	2.07	118,233	3,109	2.63
Investments - tax-free(2)	—	—	0.00	—	—	0.00	1,819	88	7.25
FHLB stock	5,313	117	2.20	6,093	19	0.31	8,379	4	0.05
Interest-bearing deposits	391	1	0.26	441	1	0.23	661	1	0.15
Certificates of deposits	598	10	1.67	649	7	1.08	2,685	30	1.12

Total interest-earning assets	296,963	5,821	1.96%	268,720	5,959	2.22%	247,875	7,053	2.85%

Non-interest-earning assets	8,522			5,472			5,848

Total assets	$305,485			$274,192			$253,723

Interest-bearing liabilities:

Interest-earning checking accounts	$21,405	$4	0.02%	$20,717	$5	0.02%	$19,394	$8	0.04%
Savings accounts	42,654	29	0.07	39,924	39	0.10	38,577	61	0.16
Money market accounts	24,321	22	0.09	24,354	28	0.11	23,492	42	0.18
Savings certificates	54,854	275	0.50	39,739	303	0.76	43,630	425	0.97
Advance payments by borrowers for taxes and insurance	425	—	0.00	441	3	0.68	495	7	1.41
FHLB long-term advances	27,344	814	2.98	17,500	837	4.78	18,142	871	4.80
FHLB short-term advances	79,243	202	0.25	81,995	192	0.23	61,515	129	0.21
FRB short-term borrowings	—	—	0.00	—	—	0.00	4	—	0.00
Other short-term borrowings	4,350	11	0.25	—	—	0.00	90	1	1.11

Total interest-bearing liabilities	254,596	1,357		224,670	1,407	0.63%	205,339	1,544	0.75%

Non-interest-bearing accounts	17,877			16,783			17,065

Total interest-bearing liabilities and non-interest-bearing accounts	272,473			241,453			222,404
Non-interest-bearing liabilities	933			1,439			1,788

Total liabilities	273,406			242,892			224,192
Equity	32,079			31,300			29,531

Total liabilities and equity	$305,485			$274,192			$253,723

Net interest income					$4,552			$5,509

Interest rate spread		$4,464	1.43%			1.59%			2.10%

Net yield on interest-earning assets(3)			1.50%			1.70%			2.24%

Ratio of interest-earning assets to interest-bearing liabilities			116.64%			119.61%			120.72%

(1)	Includes non-accrual and tax-exempt loans.
(2)	Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(191)	$(257)	$(448)	$(627)	$(238)	$(865)
Mortgage-backed securities	1,245	140	1,385	265	(32)	233
Investments - taxable	(1,185)	9	(1,176)	649	(1,015)	(366)
Investments - tax-free	—	—	—	(35)	(53)	(88)
FHLB stock	(2)	100	98	(1)	16	15
Interest-bearing deposits	—	—	—	(1)	1	—
Certificates of deposit	(1)	4	3	(22)	(1)	(23)

Total interest-earning assets	(134)	(4)	(138)	228	(1,322)	(1,094)
Interest-bearing liabilities:
Interest-earning checking accounts	$(1)	$—	$(1)	$1	$(4)	$(3)
Savings accounts	3	(13)	(10)	2	(24)	(22)
Money market accounts	(1)	(5)	(6)	3	(17)	(14)
Savings certificates	94	(122)	(28)	(36)	(86)	(122)
Advance payments by borrowers for taxes and insurance	—	(3)	(3)	—	(4)	(4)
FHLB long-term borrowings	363	(386)	(23)	(30)	(4)	(34)
FHLB short-term borrowings	(5)	15	10	50	13	63
FRB short-term borrowings	—	—	—	—	—	—
Other short-term borrowings	11	—	11	(1)	—	(1)

Total interest-bearing liabilities	464	(514)	(50)	(11)	(126)	(137)

Change in net interest income	$(598)	$510	$(88)	$239	$(1,196)	$(957)

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $88 thousand or 1.9% in fiscal 2014 and decreased $957 thousand or 17.4% in fiscal 2013. The decrease in fiscal 2014 was the result of a $138 thousand or 2.3% decrease in interest and dividend income, which was partially offset by a $50 thousand or 3.6% decrease in interest expense. The decrease in fiscal 2013 was the result of a $1.1 million or 15.5% decrease in interest and dividend income, which was partially offset by a $137 thousand or 8.9% decrease in interest expense. Fiscal 2014 and 2013 were favorably impacted by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances. We expect fiscal 2015 fixed rate interest costs associated with legacy FHLB long-term advances to decrease by approximately $222 thousand, when compared to fiscal 2014, due to the payoff of a $5.0 million fixed rate legacy FHLB long-term advance with a 5.405% rate during the fourth quarter of fiscal 2014.

Interest Income. Total interest income decreased by $138 thousand or 2.3% during fiscal 2014 and $1.1 million or 15.5% during fiscal 2013. The decrease in fiscal 2014 was primarily the result of lower average balances of investment securities and loans outstanding, and lower yields on the Company’s loan portfolio, which were partially offset by higher average balances of U.S. Government agency mortgage-backed securities and higher yields on the Company’s U.S. Government agency mortgage-backed securities portfolio and FHLB stock. The decrease in fiscal 2013 was primarily the result of a 63 basis point decrease in the overall yield on interest earning assets, which was partially offset by higher average balances of interest earning assets. During fiscal 2009, the global economy went into a deep recession and this weakness continued through fiscal 2014. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on mortgage-backed securities increased $1.4 million or 119.2% during fiscal 2014 and increased $233 thousand or 25.1% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to a $1.3 million increase in the average balance of U.S. Government agency mortgage-backed securities, and a 13 basis point increase in the weighted average yield on the Company’s mortgage-backed securities portfolio. The increase in fiscal 2013 was primarily attributable to a $23.1 million increase in the average balance of the Company’s mortgage-backed securities portfolio, which was partially offset by an 8 basis point decrease in the weighted average yield on the Company’s mortgage-backed securities portfolio. The average balances associated with the Company’s private label mortgage-backed securities declined $3.3 million and $11.2 million, during fiscal 2014 and fiscal 2013, respectively. For the fiscal years 2014 and 2013, the Company reduced its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. Proceeds from repayments on the mortgage-backed securities were primarily used to fund mortgage-backed investment purchases during fiscal 2014.

Interest income on investment securities decreased $1.2 million or 42.9% during fiscal 2014 and $454 thousand or 14.2% during fiscal 2013. The decrease in fiscal 2014 was primarily attributable to a $58.5 million decrease in the average balance of the Company’s investment portfolio, which was partially offset by a 4 basis point increase in the weighted average yield on the Company’s investment portfolio. Investment security maturities and redemptions were used primarily to fund purchases of U.S. Government mortgage-backed securities during fiscal 2014. The decrease in fiscal 2013 was primarily attributable to a 59 basis point decrease in the weighted average yield on the Company’s investment portfolio, which was partially offset by a $12.8 million increase in the average balance of the Company’s investment portfolio. Investment securities purchases were primarily funded with borrowed funds and cash flows from the mortgage-backed securities, loan and certificate of deposit portfolios during fiscal 2013.

Interest income on net loans receivable decreased $448 thousand or 22.1% during fiscal 2014 and decreased $865 thousand or 29.9% during fiscal 2013. The decrease in fiscal 2014 was primarily attributable to a 76 basis point decrease in the weighted average yield earned on the Company’s loan portfolio, and a $3.6 million decrease in the average balance of net loans outstanding. The decrease in loan volumes was primarily due to lower average volumes of construction loans and mortgage loans. The decrease in the weighted average yield earned was primarily due to lower levels of payoffs and collections of past due interest on non-accrual loans when compared to fiscal 2013. The decrease in fiscal 2013 was primarily attributable to a $10.5 million decrease in the average balance of net loans outstanding, and a 58 basis point decrease in the weighted average yield earned on the Company’s loan portfolio. The decrease in the weighted average yield earned was primarily due to the absence of payoffs, and collection of past due interest on non-accrual loans which was recognized during fiscal 2012. As part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company had limited its portfolio origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company began portfolio originations of single-family mortgage loans with longer-term fixed rate loans during fiscal 2014, as well as offering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity were constrained during both fiscal 2013 and 2012 due to weakness in the national economy. Beginning in fiscal 2014, the Company began to see an increase in single-family refinancing loan originations with fifteen and twenty year terms.

Dividend income on FHLB stock increased $98 thousand or 515.8% during fiscal 2014, and increased $15 thousand or 375.0% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to a 189 basis point increase in the weighted average yield earned on the Company’s holding of FHLB stock, which was partially offset by a $780 thousand decrease in the average balance of the Company’s holdings of FHLB stock. The Company’s average holdings of FHLB stock are directly related to the volume of outstanding FHLB advances. During fiscal 2014, the Company purchased approximately $758 thousand (net) of FHLB stock. The increase in fiscal 2013 was primarily attributable to a 26 basis point increase in the weighted average yield earned on the Company’s holdings of FHLB stock, which was partially offset by a $2.3 million decrease in the average balance of the Company’s holdings of FHLB stock. During fiscal 2013, approximately $1.9 million (net) of the Company’s FHLB stock was redeemed by the FHLB.

Interest income on certificates of deposit increased $3 thousand or 42.9% during fiscal 2014 and decreased $23 thousand or 76.7% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to a 59 basis point increase in the weighted average yield earned on the Company’s holdings of FDIC insured certificates of deposit holdings, which was partially offset by a $51 thousand decrease in the average balance of the Company’s certificate of deposit holdings. The decrease in fiscal 2013 was primarily attributable to a $2.0 million decrease in the average balance of the Company’s holdings of FDIC insured certificates of deposit and a 4 basis point decrease in the weighted average yield earned on the Company’s certificate of deposit holdings.

Interest Expense. Total interest expense decreased $50 thousand or 3.6% during fiscal 2014 and decreased $137 thousand or 8.9% during fiscal 2013. The decrease in fiscal 2014 was primarily attributable to a 10 basis point decrease in the weighted average rate paid on interest bearing liabilities, which was partially offset by a $9.8 million increase in the average balance of FHLB long-term advances, and a $15.1 million increase in the average balance of time deposits. The repayment of $5.0 million of a FHLB long-term convertible advance during fiscal 2014 significantly reduced the average rate paid on the Company’s interest-bearing liabilities. The increase in the average balance of time deposits was primarily due to the use of wholesale CD’s in fiscal 2014. The decrease in fiscal 2013 was primarily attributable to a 12 basis point decrease in the weighted average rate paid on interest-bearing liabilities, a $3.9 million decrease in the average balance of time deposits, and a $642 thousand decrease in the average balance of FHLB long-term advances, which were partially offset by a $20.5 million increase in the average balance of FHLB short-term advances.

Interest expense on FHLB long-term borrowings decreased by $23 thousand or 2.7% during fiscal 2014, and decreased $34 thousand or 3.9% during fiscal 2013. The decrease in fiscal 2014 was primarily attributable to a 180 basis point decrease in the weighted average rate paid on FHLB long-term borrowings, which was partially offset by a $9.8 million increase in the average balance of FHLB borrowings outstanding. During fiscal 2013, approximately $30 thousand of the decrease in interest expense was due to the $642 thousand decrease in average balances of legacy FHLB long-term advances, and approximately $4 thousand of the decrease in interest expense was attributable to a 2 basis point reduction in weighted average rates paid.

Interest expense on interest-bearing deposits and escrows decreased $48 thousand or 12.7% in fiscal 2014 and decreased $165 thousand or 30.4% in fiscal 2013. The decrease in fiscal 2014 was primarily attributable to a decrease in the weighted average rates paid on interest-bearing deposits and escrows which were partially offset by an increase in the average balance of time deposits. Average rates paid on escrows, time deposits, passbooks and money markets decreased 68, 26, 3 and 2 basis points, respectively. Average balances of time deposits increased $15.1 million. The average balance of time deposits increased during fiscal 2014 due to higher utilization of short-term broker deposits. Terms associated with broker deposits were sometimes more favorable during fiscal 2014 than terms offered on short-term borrowings. The Company had no short-term brokered deposits outstanding at June 30, 2014. The decrease in fiscal 2013 was primarily attributable to a decrease in the weighted average rates paid on interest-bearing deposits and escrows, and a decrease in the average balance of time deposits. Average rates paid on time deposits, passbooks, money market accounts, demand deposits and escrow accounts decreased 21, 6, 7, 2, and 73 basis points, respectively. Average balances of time deposits decreased $3.9 million.

Interest expense on other short-term borrowings increased $11 thousand or 100.0% during fiscal 2014, and decreased $1 thousand or 100.0% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to a $4.3 million increase in the average balance of other short-term balances outstanding. The increase in the average balance of other short-term borrowings reflects a shift from FHLB short-term borrowings to other short-term borrowings due to lower short-term borrowing rates available through brokers. The decrease in fiscal 2013 was primarily attributable to a $90 thousand decrease in the average balance of other short-term borrowings outstanding.

Interest expense on FHLB short-term borrowings increased $10 thousand or 5.2% during fiscal 2014, and increased $63 thousand or 48.8% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to a 2 basis point increase in the weighted average rate paid on FHLB short-term borrowings, which was partially offset by a $2.8 million decrease in the average balance on FHLB short-term borrowings outstanding. The decrease in the average balance of FHLB short-term borrowings reflects a shift from FHLB short-term borrowings to other short-term borrowings due to lower short-term borrowing rates available through brokers. The increase in fiscal 2013 was primarily attributable to a $20.5 million increase in the average balance of FHLB short-term borrowings and a 2 basis point increase in the weighted average rate paid on FHLB short-term borrowings. The increase in the average balance of FHLB short-term borrowings during 2013 and 2012 reflects management’s decision to increase FHLB short-term borrowings because of lower rates charged by the FHLB when compared to other short-term rates charged by brokers and the FRB.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded credit provisions for loan losses totaling $73 thousand and $68 thousand in fiscal 2014 and 2013, respectively. The credit provision for 2014 was primarily attributable to the payoff in full of one impaired single-family construction loan, which was partially offset by a higher provision for single-family loans due to growth in that segment. The credit provision for 2013 was primarily attributable to reduced loan receivable balances and reduced provisions for non-performing loans.

Non-interest Income. Total non-interest income decreased by $42 thousand or 7.3% in fiscal 2014 and increased by $224 thousand or 64.2% in fiscal 2013. The decrease in fiscal 2014 was primarily attributable to the absence of $101 thousand in recognized gains on the sale of two single-family real estate owned properties in fiscal 2013, the absence of $46 thousand of recognized gains on the sale of investment securities in fiscal 2013, an $11 thousand decrease in ATM fee income, and a $7 thousand increase in net impairment losses recognized in earnings related to the Company’s private label mortgage-backed securities, which were partially offset by a $186 thousand increase in earnings on bank-owned life insurance. The increase in fiscal 2013 was primarily attributable to a $119 thousand decrease in net impairment losses recognized in earnings due to other-than-temporary impairment credit losses recorded on the Company’s private-label mortgage-backed securities portfolio, a $101 thousand net gain recognized on the sale of other real estate-owned, and a $42 thousand increase in gains recognized on the sale of investment securities, which were partially offset by a $13 thousand decrease in service charges on deposits.

Non-interest Expense. Total non-interest expense increased $104 thousand or 2.9% in fiscal 2014, and decreased $87 thousand or 2.4% during fiscal 2013. The increase in fiscal 2014 was primarily attributable to increases in employee related expenses, federal deposit insurance premiums, and depreciation expense related to the planned Windows® 7 upgrade to the Company’s personal computers and ATMs, which were partially offset by decreases in charitable contributions eligible for PA tax credits, provisions for losses on off-balance sheet (loan origination) commitments and other real estate owned expenses. The decrease in fiscal 2013 was primarily attributable to decreases in federal deposit insurance expense and correspondent bank service charges, which were partially offset by increases in ATM related expenses, provisions for off-balance sheet commitments, legal expenses and employee related expenses.

Income Taxes. Income taxes decreased $69 thousand during fiscal 2014 and decreased $360 thousand during fiscal 2013. The decreases for both fiscal 2014 and 2013 were due to lower levels of taxable income. The Company’s combined effective tax rate was 34.0% for the year ended June 30, 2014 and 33.4% for the year ended June 30, 2013.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $567 thousand during fiscal 2014 primarily due to $25.0 million of net cash used for investing activities, which was partially offset by $21.2 million of net cash provided by financing activities, and $3.3 million provided by operating activities.

Funds provided by operating activities totaled $3.3 million during fiscal 2014 as compared to $4.1 million during fiscal 2013. Net cash provided by operating activities was primarily comprised of $920 thousand of net income, $1.6 million of amortization and accretion of discounts, premiums and deferred loan fees, a $733 thousand decrease in accrued interest receivable, and a $71 thousand decrease in deferred income taxes, which were partially offset by $136 thousand of earnings on bank-owned life insurance and a $73 thousand credit provision for loan losses.

Funds used for investing activities totaled $25.0 million during fiscal 2014 as compared to $20.2 million used for investing activities during fiscal 2013. Primary uses of funds during fiscal 2014 included purchases of investments and mortgage-backed securities totaling $12.8 million, and $98.7 million, respectively, and net purchases of FHLB stock totaling $758 thousand, which were partially offset by repayments of investments, and mortgage-backed securities totaling $64.3 million, and $23.1 million, respectively, and a decrease in net loans receivable of $1.9 million. Investment purchases were comprised primarily of U.S. Government Agency mortgage-backed securities and debentures.

Funds provided by financing activities totaled $21.2 million for fiscal 2014 as compared to $15.5 million provided by financing activities in fiscal 2013. Primary sources of funds for fiscal 2014 were a $94.2 million increase in FHLB long-term advances, and a $1.3 million increase in total deposits, which were partially offset by a $73.1 million decrease in FHLB short-term advances, $950 thousand in purchases of unallocated ESOP shares, and $329 thousand in cash dividends paid on the Company’s common stock. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2014, the total approved loan commitments outstanding amounted to $4.4 million. At the same date, commitments under unused letters and lines of credit amounted to $5.8 million and the unadvanced portion of construction loans approximated $1.7 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2014, totaled $26.2 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2014 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$111,696	$—	$101,696	$10,000	$—
Operating lease obligations	106	49	58	—	—

	$111,802	$49	$101,754	$10,000	$—

See also Note 13 of the Company’s Consolidated Financial Statements.

Historically, the Company used its sources of funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a substantial portfolio of investment securities. The Company has been able to generate sufficient cash through FHLB advances, other borrowings and the retail and broker deposit markets to provide the cash utilized in investing and financing activities. Management believes that the Company currently has adequate liquidity available to respond to liquidity demands.

On July 29, 2014, the Company’s Board of Directors declared a cash dividend of $0.04 per share payable on August 21, 2014 to shareholders of record at the close of business on August 11, 2014. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets and Tier 1 capital to risk weighted assets were 29.52% and 29.27%, respectively, at June 30, 2014. The Company’s ratio of Tier 1 capital to average total assets was 10.17% at June 30, 2014.

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

The Company’s non-performing assets at June 30, 2014 totaled approximately $607 thousand or 0.2% of total assets compared to $1.6 million or 0.5% of total assets at June 30, 2013. The $1.0 million decrease in non-performing assets during the twelve months ended June 30, 2014 was primarily attributable to the payoff in full of one non-performing single-family construction loan totaling $701 thousand, the sale of one non-performing land loan totaling $280 thousand, and the reclassification to performing status of one single-family real estate loan totaling $70 thousand, which were partially offset by the addition of one commercial real estate loan totaling $49 thousand. Non-performing assets at June 30, 2014 consisted of two single-family real estate loans totaling $408 thousand, one commercial real estate loan totaling $49 thousand, and one home equity line of credit totaling $150 thousand.

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

The Federal Open Market Committee (“Committee” or “FOMC”) issued press releases throughout fiscal 2014 which announced the Committee’s current assessments of the U.S. economy and the FOMC’s decisions to reduce (or “taper”) its anticipated volumes of securities purchases.

The Committee’s sizable and still-increasing holdings of longer-term securities should maintain downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative, which in turn should promote a stronger economic recovery and help to ensure that inflation, over time, is at the rate most consistent with the Committee’s dual mandate.

The Committee will closely monitor incoming information on economic and financial developments in coming months and will continue its purchases of Treasury and agency mortgage-backed securities, and employ its other policy tools as appropriate, until the outlook for the labor market has improved substantially in a context of price stability. If incoming information broadly supports the Committee’s expectation of ongoing improvement in labor market conditions and inflation moving back toward its longer-run objective, the Committee will likely reduce the pace of asset purchases in further measured steps at future meetings. However, asset purchases are not on a preset course, and the Committee’s decisions about their pace will remain contingent on the Committee’s outlook for the labor market and inflation as well as its assessment of the likely efficacy and costs of such purchases.

To support continued progress toward maximum employment and price stability, the Committee reaffirmed its view that a highly accommodative stance of monetary policy remains appropriate. In determining how long to maintain the current 0 to 1/4 percent target range for the federal funds rate, the Committee will assess progress—both realized and expected—toward its objectives of maximum employment and 2 percent inflation. This assessment will take into account a wide range of information, including measures of labor market conditions, indicators of inflation pressures and inflation expectations, and readings on financial developments. The Committee anticipates, based on its assessment of these factors, that it likely will be appropriate to maintain the current target range for the federal funds rate for a considerable time after the asset purchase program ends, especially if projected inflation continues to run below the Committee’s 2 percent longer-run goal, and provided that longer-term inflation expectations remain well anchored.

When the Committee decides to begin to remove policy accommodation, it will take a balanced approach consistent with its longer-run goals of maximum employment and inflation of 2 percent. The Committee currently anticipates that, even after employment and inflation are near mandate-consistent levels, economic conditions may, for some time, warrant keeping the target federal funds rate below levels the Committee views as normal in the longer run.

Throughout fiscal year 2014, the Company continued to adjust its asset/liability management tactics by increasing total assets by about $22.4 million while continuing to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2014 were: mortgage-backed securities – held to maturity, $76.1 million, and bank – owned life insurance - $2.1 million, which were partially offset by decreases in investment securities available for sale - $48.8 million, investment securities held to maturity - $4.4 million, and net loans receivable - $1.8 million. We anticipate growing our asset base to the range of $325 - $350 million during fiscal 2015, subject to economic and market conditions.

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

During the fiscal year 2014, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at quarter ends beginning in June 30, 2007, and extending through June 30, 2014. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve
September 30, 2010	0.00% to 0.25%	0.42%	2.53%	Positive
December 31, 2010	0.00% to 0.25%	0.61%	3.30%	Positive
March 31, 2011	0.00% to 0.25%	0.80%	3.47%	Positive
June 30, 2011	0.00% to 0.25%	0.45%	3.18%	Positive
September 30, 2011	0.00% to 0.25%	0.25%	1.92%	Positive
December 31, 2011	0.00% to 0.25%	0.25%	1.89%	Positive
March 31, 2012	0.00% to 0.25%	0.33%	2.23%	Positive
June 30, 2012	0.00% to 0.25%	0.33%	1.67%	Positive
September 30, 2012	0.00% to 0.25%	0.23%	1.65%	Positive
December 31, 2012	0.00% to 0.25%	0.24%	1.85%	Positive
March 31, 2013	0.00% to 0.25%	0.25%	1.87%	Positive
June 30, 2013	0.00% to 0.25%	0.36%	2.52%	Positive
September 30, 2013	0.00% to 0.25%	0.33%	2.64%	Positive
December 31, 2013	0.00% to 0.25%	0.30%	2.84%	Positive
March 31, 2014	0.00% to 0.25%	0.44%	2.73%	Positive
June 30, 2014	0.00% to 0.25%	0.47%	2.53%	Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2014, totaled $14.1 million, $64.4 million, and $23.1 million, respectively. Despite stagnant global interest rates and Treasury yields the Company continued to grow its balance sheet and used proceeds from maturities/calls of corporate bonds and U.S. Government agency bonds, repayments on its mortgage-backed securities, and borrowings to purchase U.S. Government agency bonds, and U.S. Government agency CMOs. In particular, the Company increased its mortgage-backed securities – held to maturity portfolio allocation from $139.3 million at June 30, 2013 to $215.3 million at June 30, 2014. This strategy has allowed the Company to manage overall interest rate risk and strengthen our regulatory capital ratios.

During the fiscal year ended June 30, 2014, the Company decreased its portfolios of commercial real estate loans by approximately $1.3 million, land acquisition and development loans by $834 thousand, construction loans by $674 thousand, multi-family real estate loans by $453 thousand, commercial loans by $306 thousand, and consumer loans by $266 thousand, which were partially offset by an increase in its portfolio of single-family mortgages by $2.0 million. The Company also makes available for origination residential mortgage loans with interest rates which adjusts pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will improve during fiscal 2015. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2014, principal investment purchases were comprised of: floating rate U.S. Government agency CMOs—$98.7 million with a weighted average yield of 1.98%; and callable U.S. Government agency multiple step-up bonds with initial lock out periods of 1 – 12 months - $12.8 million with a weighted average yield to call of 3.38%. Single step-up bonds have one “step” or increase in coupon. Multiple step-up bonds have more than one “step” or increase in coupon.

Major investment proceeds received during fiscal 2014 were: investment grade corporate bonds - $47.5 million with a weighted average yield of approximately 1.61%; investment grade corporate utility first mortgage bonds - $7.2 million with a weighted average yield of 5.33%; callable U.S. Government agency bonds - $6.0 million with a weighted average yield of approximately 2.54%; and investment grade foreign bonds - $3.5 million with a weighted average yield of 3.71%.

As of June 30, 2014, the implementation of these asset and liability management initiatives resulted in the following:

1)	$217.3 million or 70.1% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $217.3 million, approximately $215.0 million float on a monthly basis based upon changes in the one-month London Interbank Offered Rate (LIBOR) and about $2.0 million reprice on a quarterly basis based upon the three-month LIBOR.

2)	$215.3 million or 81.1% of the Company’s investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$29.3 million or 11.0% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $1.2 million or 4.1%; 3 – 12 months - $10.7 million or 36.5%; 1 – 2 years - $13.2 million or 45.0%; 2 – 3 years - $523 thousand or 1.8%; and 3 – 5 years - $3.7 million or 12.6%;

4)	$16.8 million or 6.3% of the Company’s investment portfolio was comprised of callable U.S. Government Agency multiple step-up bonds which are callable in less than 3 months. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

5)	$28.4 million or 9.2% of the Company’s assets were comprised of investment securities classified as available for sale;

6)	An aggregate of $10.8 million or 36.4% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

7)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $23.6 million or 17.5%; 1 – 2 years - $101.7 million or 75.1%; and over 3 years - $10.0 million or 7.4%.

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

	June 30,
	2014	2013	2012
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$256,902	$236,125	$180,617
Interest-bearing liabilities maturing or repricing within one year	209,986	188,841	165,879

Interest sensitivity gap	$46,916	$47,284	$14,738

Interest sensitivity gap as a percentage of total assets	15.14%	16.44%	5.39%
Ratio of assets to liabilities maturing or repricing within one year	122.34%	125.04%	108.88%

During fiscal 2014, the Company managed its one-year interest sensitivity gap primarily by: (1) increasing the Company’s floating rate mortgage-backed securities by approximately $76.1 million; and (2) increasing by approximately $21.1 million, the Company’s borrowings that reprice within one year. At June 30, 2014, investments available for sale totaled $28.4 million, or 9.2% of total assets.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2014. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$64,971	$53,179	$44,746	$55,473	$51,120	$37,388	$26,502
% of Total Assets	21.0%	17.2%	14.4%	17.9%	16.5%	12.1%	8.6%
Base Case Up 100 bp
Cumulative Gap ($’s)	$65,212	$53,623	$45,536	$56,683	$52,585	$38,729	$26,502
% of Total Assets	21.0%	17.3%	14.7%	18.3%	17.0%	12.5%	8.6%
Base Case No Change
Cumulative Gap ($’s)	$65,642	$54,415	$46,916	$58,694	$54,851	$40,835	$26,502
% of Total Assets	21.2%	17.6%	15.1%	18.9%	17.7%	13.2%	8.6%
Base Case Down 100 bp
Cumulative Gap ($’s)	$66,001	$55,072	$48,018	$60,165	$56,509	$42,075	$26,502
% of Total Assets	21.3%	17.8%	15.5%	19.4%	18.2%	13.6%	8.6%
Base Case Down 200 bp
Cumulative Gap ($’s)	$66,191	$55,416	$48,572	$60,969	$57,261	$42,537	$26,502
% of Total Assets	21.3%	17.9%	15.7%	19.7%	18.5%	13.7%	8.6%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2014. This analysis was done assuming that the interest-earning assets will average approximately $321.480 million and $355.000 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2014. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2014					June 30, 2015

Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-5.4%	-3.3%	—	17.1%	34.9%	-10.9%	-5.71	—	19.7%	40.8%

Return on average equity	3.68%	3.90%	4.26%	6.05%	7.89%	4.66%	5.28%	5.94%	8.12%	10.32%

Return on average assets	0.36%	0.38%	0.42%	0.60%	0.78%	0.42%	0.48%	0.55%	0.77%	0.99%

Market value of equity (in thousands)	$32,165	$33,230	$35,555	$36,150	$35,723

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2014.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$1,372
4.91%

Adjustable rate	$350
4.89%

Undisbursed lines of credit
Adjustable rate	$5,563
3.45%

Loan origination commitments
Fixed rate	$2,708
3.84%

Adjustable rate	$1,662
5.00%

Letters of credit
Adjustable rate	$287
4.25%

$11,942

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2014. These consolidated financial statements are the responsibility of WVS Financial Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. WVS Financial Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of WVS Financial Corp.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania

September 18, 2014

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-7647* Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2014	2013
ASSETS
Cash and due from banks	$1,088	$1,603
Interest-earning demand deposits	272	324

Total cash and cash equivalents	1,360	1,927
Certificates of deposit	598	598
Investment securities available for sale (amortized cost of $28,189 and $77,067)	28,387	77,186
Investment securities held to maturity (fair value of $22,480 and $26,956)	22,047	26,420
Mortgage-backed securities held to maturity (fair value of $215,016 and $139,998)	215,335	139,268
Net loans receivable (allowance for loan losses of $234 and $307)	29,724	31,531
Accrued interest receivable	638	1,371
Federal Home Loan Bank stock, at cost	6,440	5,682
Premises and equipment	615	614
Bank owned life insurance	4,136	2,000
Deferred tax assets (net)	512	748
Other assets	148	231

TOTAL ASSETS	$309,940	$287,576

LIABILITIES
Deposits	$141,859	$140,524
Federal Home Loan Bank advances: short-term	23,626	96,712
Federal Home Loan Bank advances: long-term	111,696	17,500
Accrued interest payable	170	210
Other liabilities	801	802

TOTAL LIABILITIES	278,152	255,748

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,485	21,478
Treasury stock (1,748,661 and 1,747,706 shares at cost)	(26,700)	(26,690)
Retained earnings - substantially restricted	38,335	37,744
Accumulated other comprehensive loss	(420)	(742)
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(950)	—

TOTAL STOCKHOLDERS’ EQUITY	31,788	31,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$309,940	$287,576

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2014	2013	2012
INTEREST AND DIVIDEND INCOME
Loans, including fees	$1,579	$2,027	$2,892
Investment securities – taxable	1,567	2,743	3,109
Investment securities – non-taxable	—	—	88
Mortgage-backed securities	2,547	1,162	929
Certificates of deposit	10	7	30
Interest-earning demand deposits	1	1	1
Federal Home Loan Bank stock	117	19	4

Total interest and dividend income	5,821	5,959	7,053

INTEREST EXPENSE
Deposits	330	378	543
Federal Home Loan Bank advances – short-term	202	192	129
Federal Home Loan Bank advances – long-term	814	837	871
Other short-term borrowings	11	—	1

Total interest expense	1,357	1,407	1,544

NET INTEREST INCOME	4,464	4,552	5,509
Provision for loan losses	(73)	(68)	(104)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,537	4,620	5,613

NONINTEREST INCOME
Service charges on deposits	184	189	202
Earnings on bank owned life insurance	136	—	—
Investment securities gains	—	46	4

Other than temporary impairment gains (losses)	43	(4)	(303)
Portion of loss recognized in other comprehensive income (before taxes)	(62)	(8)	172

Net impairment loss recognized in earnings	(19)	(12)	(131)

Gain on sale of other real estate owned	—	101	—
Other	230	249	274

Total noninterest income	531	573	349

NONINTEREST EXPENSE
Salaries and employee benefits	2,121	1,996	1,981
Occupancy and equipment	329	310	301
Data processing	241	245	243
Correspondent bank charges	44	49	61
Federal deposit insurance premium	187	160	306
Other	753	811	766

Total noninterest expense	3,675	3,571	3,658

INCOME BEFORE INCOME TAXES	1,393	1,622	2,304

INCOME TAX EXPENSE	473	542	902

NET INCOME	$920	$1,080	$1,402

EARNINGS PER SHARE:
Basic	$0.45	$0.52	$0.68
Diluted	0.45	0.52	0.68

AVERAGE SHARES OUTSTANDING:
Basic	2,057,920	2,057,930	2,057,930
Diluted	2,057,920	2,057,930	2,057,930

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2014	2013	2012
NET INCOME	$920	$1,080	$1,402

OTHER COMPREHENSIVE INCOME
Investment securities available for sale not other-than-temporarily impaired:
Gains (losses) arising during the year	79	90	(18)
Income tax effect	27	31	(6)

	52	59	(12)
Gains recognized in earnings	—	(46)	(4)
Income tax effect	—	(16)	(1)

	—	(30)	(3)
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	52	89	(9)

Investment securities held to maturity other-than-temporarily impaired:
Total gains (losses)	43	(4)	(303)
Losses recognized in earnings	(19)	(12)	(131)

Gains (losses) recognized in comprehensive income	62	8	(172)
Income tax effect	21	3	(58)

	41	5	(114)
Accretion of other comprehensive loss on other-than-temporarily impaired securities held to maturity	347	831	855
Income tax effect	118	282	290

	229	549	565
Unrealized holding gains on other-than-temporarily impaired securities held to maturity, net of tax	270	554	451

Other comprehensive income	322	643	442

COMPREHENSIVE INCOME	$1,242	$1,723	$1,844

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings - Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Unallocated ESOP Shares	Total

Balance June 30, 2011	$38	$21,437	$(26,690)	$35,920	$(1,827)	$—	$28,878

Net income				1,402			1,402
Other comprehensive income					442		442

Expense for stock options vested		21					21
Cash dividends declared ($0.16 per share)				(330)			(330)

Balance June 30, 2012	38	21,458	(26,690)	36,992	(1,385)	—	30,413

Net income				1,080			1,080
Other comprehensive income					643		643

Expense for stock options vested		20					20
Cash dividends declared ($0.16 per share)				(328)			(328)

Balance June 30, 2013	38	21,478	(26,690)	37,744	(742)	—	31,828

Net income				920			920
Other comprehensive income					322		322

Purchase of treasury stock (955 shares)			(10)				(10)
Purchase of ESOP shares						(950)	(950)

Expense for stock options vested		7					7
Cash dividends declared ($0.16 per share)				(329)			(329)

Balance June 30, 2014	$38	$21,485	$(26,700)	$38,335	$(420)	$(950)	$31,788

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2014	2013	2012
OPERATING ACTIVITIES
Net income	$920	$1,080	$1,402
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(73)	(68)	(104)
Net impairment loss recognized in earnings	19	12	131
Depreciation	100	90	84
Gain on sale of other real estate owned	—	(101)	—
Investment securities gains	—	(46)	(4)
Amortization of discounts, premiums, and deferred loan fees, net	1,582	2,861	1,106
Deferred income taxes	71	252	251
Earnings on bank owned life insurance	(136)	—	—
Decrease (increase) in accrued interest receivable	733	250	(432)
Decrease in accrued interest payable	(40)	(47)	(65)
Decrease in deferred director compensation payable	(13)	(29)	(30)
Decrease in prepaid federal deposit insurance	—	163	293
Other, net	101	(311)	(684)

Net cash provided by operating activities	3,264	4,106	1,948

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	—	(52,876)	(63,416)
Proceeds from repayments of investment securities	47,200	21,057	6,389
Proceeds from sales of investment securities	—	6,825	2,102
Held to maturity:
Purchase of investment securities	(12,783)	(9,994)	(101,666)
Purchase of mortgage-backed securities	(98,710)	(135,304)	(57,386)
Proceeds from repayments of investment securities	17,182	65,606	107,633
Proceeds from repayments of mortgage-backed securities	23,109	75,989	49,456
Proceeds from sales of investment securities	—	337	—
Purchase of bank owned life insurance	(2,000)	(2,000)	—
Purchase of certificates of deposit	—	(250)	(947)
Maturities/redemptions of certificates of deposit	—	497	3,766
Net decrease in net loans receivable	1,874	7,951	10,729
Purchase of Federal Home Loan Bank stock	(8,726)	(998)	—
Redemption of Federal Home Loan Bank stock	7,968	2,911	1,729
Acquisition of premises and equipment	(101)	(121)	(79)
Sale of other real estate owned	—	225	—
Other	—	(5)	—

Net cash used for investing activities	(24,987)	(20,150)	(41,690)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,335	(1,649)	(1,593)
Repayments of Federal Home Loan Bank long-term advances	(5,000)	—	—
Proceeds from Federal Home Loan Bank long-term advances	99,196	—	(5,000)
Net (decrease) increase in Federal Home Loan Bank short-term advances	(73,086)	17,442	47,211
Purchase of treasury stock	(10)	—	—
Purchases of ESOP shares	(950)	—	—
Cash dividends paid	(329)	(328)	(330)

Net cash provided by financing activities	21,156	15,465	40,288

Increase (decrease) in cash and cash equivalents	(567)	(579)	546

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,927	2,506	1,960

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,360	$1,927	$2,506

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,397	$1,454	$1,609
Taxes	453	578	782
Non-cash items:
Mortgage loans transferred to other real estate owned	—	—	182
Educational Improvement Tax Credits	47	107	98
Neighborhood Assistance Act Tax Credit	—	—	1
Loan to facilitate sale of real estate owned	—	—	364
Commitment to purchase investment securities available for sale	—	—	2,782

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2014.

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

Premises and Equipment

Land is carried at cost, while premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from 7 to 15 years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

During the periods ended June 30, 2014, 2013, and 2012, the Company recorded $7 thousand, $20 thousand, and $21 thousand, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2014, there was no unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009, as all options issued have fully vested.

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

The Company had 0, 27,229 and 51,502 non-vested stock options outstanding at June 30, 2014, 2013, and 2012, respectively.

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

Recent Accounting Pronouncements

In June 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-08, Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. The amendments in this Update affect the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. The amendments do all of the following: (1) change the approach to the investment company assessment in Topic 946, clarify the characteristics of an investment company, and provide comprehensive guidance for assessing whether an entity is an investment company; (2) require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting; and (3) require the following additional disclosures: (a) the fact that the entity is an investment company and is applying the guidance in Topic 946, (b) information about changes, if any, in an entity’s status as an investment company, and (c) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The amendments in this Update are effective for an entity’s interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. This Update is not expected to have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. This Update became effective for the Company on January 1, 2014, and did not have a significant impact on the Company’s financial statements.

In January 2014, the FASB issued ASU 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

In June 2014, the FASB issued ASU 2014-10, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2014	2013	2012

Weighted-average common shares issued	3,805,636	3,805,636	3,805,636

Average treasury stock shares	(1,747,716)	(1,747,706)	(1,747,706)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,057,920	2,057,930	2,057,930

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,057,920	2,057,930	2,057,930

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2014, there were 114,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2013, there were 114,519 options with an exercise price of $16.20 which were anti-dilutive. At June 30, 2012, there were 124,519 options with an exercise price ranging from $15.77 to $16.20 which were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2014
AVAILABLE FOR SALE
Corporate debt securities	$26,123	$188	$—	$26,311
Foreign debt securities [1]	2,066	10	—	2,076

Total	$28,189	$198	$—	$28,387

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2014
HELD TO MATURITY
U.S. government agency securities	$16,848	$11	$(118)	$16,741
Corporate debt securities	5,199	540	—	5,739
Foreign debt securities [1]	—	—	—	—

Total	$22,047	$551	$(118)	$22,480

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2013
AVAILABLE FOR SALE
Corporate debt securities	$73,349	$223	$(107)	$73,465
Foreign debt securities [1]	3,718	8	(5)	3,721

Total	$77,067	$231	$(112)	$77,186

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2013
HELD TO MATURITY
U.S. government agency securities	$9,995	$—	$(328)	$9,667
Corporate debt securities	14,425	853	—	15,278
Foreign debt securities [1]	2,000	11	—	2,011

Total	$26,420	$864	$(328)	$26,956

In fiscal years 2014, 2013, and 2012, the Company recorded gross realized investment security gains of $0, $46 thousand, and $4 thousand and there were no gross losses for any period. Proceeds from sales of investment securities during fiscal 2014, 2013, and 2012 were $0, $7.2 million, and $2.1 million. In fiscal year 2013, $337 thousand of held-to-maturity securities were sold. The investment sold had paid down below fifteen percent of the original investment amount, and was sold with a realized gain of $1 thousand.

The amortized cost and fair values of investment securities at June 30, 2014, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through two years	Due after two through three years	Due after three through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)

AVAILABLE FOR SALE
Amortized cost	$12,474	$13,720	$1,003	$—	$992	$—	$28,189
Fair value	12,531	13,830	1,019	—	1,007	—	28,387
Weighted average yield	1.59%	1.56%	1.33%	—%	1.57%	—%	1.56%
HELD TO MATURITY
Amortized cost	$999	$—	$523	$3,677	$—	$16,848	$22,047
Fair value	1,040	—	580	4,119	—	16,741	22,480
Weighted average yield	6.44%	—%	6.17%	6.09%	—%	3.35%	4.01%

At June 30, 2014 and 2013, no investment securities were pledged to secure public deposits, repurchase agreements or borrowings with the Federal Home Loan Bank.

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

The Company’s CMO portfolio is comprised of two segments: CMOs backed by U.S. Government Agencies (“Agency CMOs”) and CMOs backed by single-family whole loans not guaranteed by a U.S. Government Agency (“Private-Label CMOs”).

At June 30, 2014, the Company’s Agency CMOs totaled $212.8 million as compared to $135.6 million at June 30, 2013. The Company’s private-label CMOs totaled $2.5 million at June 30, 2014 as compared to $3.7 million at June 30, 2013. The $76.0 million increase in the CMO segment of our MBS portfolio was primarily due to purchases of U.S. Government Agency CMOs totaling $98.7 million, and $409 thousand in amortization of non-credit unrealized holding losses on private-label CMOs with other-than-temporary impairment, which were partially offset by repayments on our Agency CMOs totaling $21.6 million and $1.5 million in repayments on our private-label CMOs. At June 30, 2014, approximately $215.3 million or 100.0% (book value) of the Company’s MBS portfolio, including CMOs, were comprised of adjustable or floating rate investments, as compared to $139.3 million or 100.0% at June 30, 2013. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO traunches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had three previously recorded other-than-temporary impairments at June 30, 2014. During the fiscal year ending June 30, 2014, the Company reversed $347 thousand of non-credit unrealized holding losses on three of its private-label CMOs with OTTI due to principal repayments. During the twelve months ended June 30, 2014, the Company recorded a $19 thousand credit impairment charge on one private-label CMO.

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
	(Dollars in Thousands)
2014
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$212,781	$1,370	$(2,097)	$212,054
Private-label	2,554	408	—	2,962

Total	$215,335	$1,778	$(2,097)	$215,016

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2013
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$135,621	$368	$(256)	$135,733
Private-label	3,647	621	(3)	4,265

Total	$139,268	$989	$(259)	$139,998

The amortized cost and fair value of mortgage-backed securities at June 30, 2014, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$—	$563	$214,772	$215,335
Fair value	—	—	583	214,433	215,016
Weighted average yield	—%	—%	1.60%	1.51%	1.51%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2014, mortgage-backed securities with amortized costs of $148.3 million and fair values of $147.0 million were pledged to secure public deposits and borrowings with the Federal Home Loan Bank. Of the securities pledged, $16.5 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2013 mortgage-backed securities with an amortized cost of $123.7 million and fair values of $123.8 million, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits. Of the securities pledged, $20.9 million of fair value was excess collateral.

5.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following tables present the changes in accumulated other comprehensive loss by component for the three years ended June 30, 2014, 2013, and 2012.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)

Balance – June 30, 2011	$(2)	$(1,825)	$(1,827)
Other comprehensive income (loss) before reclassifications	(6)	565	559
Amounts reclassified from accumulated other comprehensive loss	(3)	(114)	(117)

Net current-period other comprehensive income (loss)	(9)	451	442

Balance – June 30, 2012	(11)	(1,374)	(1,385)
Other comprehensive income before Reclassifications	119	549	668
Amounts reclassified from accumulated other comprehensive income (loss)	(30)	5	(25)

Net current-period other comprehensive income	89	554	643

Balance – June 30, 2013	78	(820)	(742)
Other comprehensive income before Reclassifications	52	229	281
Amounts reclassified from accumulated other comprehensive income	—	41	41

Net current-period other comprehensive income	52	270	322

Balance – June 30, 2014	$130	$(550)	$(420)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive loss.

	Amount Reclassified from Accumulated Other Comprehensive Income
Details About Accumulated Other Comprehensive Income Components:	2014	2013	2012	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)

Unrealized gains and losses on available-for-sale securities	$—	$(46)	$(4)	Investment security gains

	—	(46)	(4)	Total before tax
	—	(16)	(1)	Income tax expense

	—	(30)	(3)	Net of tax

Unrealized gains and losses on held-to-maturity securities	62	8	(172)	Gains recognized in comprehensive income

	62	8	(172)	Total before tax
	21	3	(58)	Income tax expense (benefit)

	41	5	(114)	Net of tax

Total reclassifications for the period	$41	$(25)	$(117)	Net of tax

6.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2014 and 2013.

	2014
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)

U.S. government agencies securities	$—	$—	$—	$—	$9,882	$(118)	$9,882	$(118)
Collateralized mortgage obligations:
Agency	73,738	(1,133)	30,320	(643)	12,668	(321)	116,726	(2,097)

Total	$73,738	$(1,133)	$30,320	$(643)	$22,550	$(439)	$126,608	$(2,215)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	2013
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)

U.S. government agencies securities	$9,667	$(328)	$—	$—	$—	$—	$9,667	$(328)
Corporate debt securities	15,042	(78)	2,322	(29)	—	—	17,364	(107)
Foreign debt securities[1]	—	—	518	(5)	—	—	518	(5)
Collateralized mortgage obligations:
Agency	49,176	(235)	782	(13)	4,900	(8)	54,858	(256)
Private-label	—	—	—	—	109	(3)	109	(3)

Total	$73,885	$(641)	$3,622	$(47)	$5,009	$(11)	$82,516	$(699)

The Company had investments in 28 positions that were impaired at June 30, 2014. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2014 and 2013:

	Twelve Months Ended June 30,
	2014	2013
	(Dollars in Thousands)

Beginning balance	$316	$324
Initial credit impairment	—	—
Subsequent credit impairment	19	12
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(33)	(20)
Reduction for increase in cash flows expected to be collected	—	—

Ending Balance	$302	$316

During the twelve months ended June 30, 2014, the Company recorded one credit impairment charge, and one non-credit unrealized holding gain to accumulated other comprehensive income. The Company was able to accrete back into other comprehensive income $229 thousand (net of income tax effect of $118 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

In the case of its private-label residential CMOs that exhibit adverse risk characteristics, the Company employs models to determine the cash flows that it is likely to collect from the securities. These models consider borrower characteristics and the particular attributes of the loans underlying the securities, in conjunction with assumptions about future changes in home prices and interest rates, to predict the likelihood a loan will default and the impact on default frequency, loss severity and remaining credit enhancement. A significant input to these models is the forecast of future housing price changes for the relevant states and metropolitan statistical areas, which are based upon an assessment of the various housing markets. In general, since the ultimate receipt of contractual payments on these securities will depend upon the credit and prepayment performance of the underlying loans and, if needed, the credit enhancements for the senior securities owned by the Company, the Company uses these models to assess whether the credit enhancement associated with each security is sufficient to protect against likely losses of principal and interest on the underlying mortgage loans. The development of the modeling assumptions requires significant judgment.

The Company has retained an independent third party to assist it with assessing three investments within the private-label CMO portfolio. The independent third party utilized certain assumptions for producing the cash flow analyses used in the OTTI assessment. Key assumptions would include interest rates, expected market participant spreads and discount rates, housing prices, projected future delinquency levels and assumed loss rates on any liquidated collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

The Company reviewed the independent third party’s assumptions used in the June 30, 2014 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that no additional private-label CMOs in the portfolio had an other-than-temporary impairment at June 30, 2014, keeping the total at three private-label CMOs with OTTI at June 30, 2014.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

guidelines. At June 30, 2014 and 2013, the Company had approximately $2.4 million and $4.0 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2014 and 2013, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60 thousand during the fiscal years ended June 30, 2014 and 2013.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2014 and June 30, 2013.

	June 30, 2014			June 30, 2013
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)

First mortgage loans:
1 – 4 family dwellings	$15,634	$—	$15,634	$13,611	$—	$13,611
Construction	1,872	—	1,872	2,546	701	1,845
Land acquisition & development	573	—	573	1,407	280	1,127
Multi-family dwellings	2,327	—	2,327	2,780	—	2,780
Commercial	4,523	49	4,474	5,787	—	5,787

Consumer Loans
Home equity	849	—	849	1,085	—	1,085
Home equity lines of credit	1,985	150	1,835	2,056	150	1,906
Other	221	—	221	180	—	180

Commercial Loans	1,584	—	1,584	1,890	—	1,890

Obligations (other than securities and leases) of states and political subdivisions	400	—	400	500	—	500

	$29,968	$199	$29,769	$31,842	$1,131	$30,711

Less: Deferred loan fees	(10)			(4)
Allowance for loan losses	(234)			(307)

Total	$29,724			$31,531

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

The following table is a summary of the loans considered to be impaired as of June 30, 2014 and June 30, 2013, and the related interest income recognized for the twelve months ended June 30, 2014 and June 30, 2013:

	June 30,	June 30,
	2014	2013
	(Dollars in Thousands)

Impaired loans with an allocated allowance:
Construction loans	$—	$701
Home equity lines of credit	150	—
Impaired loans without an allocated allowance:
Land acquisition & development loans	—	280
Commercial real estate loans	49	—
Home equity lines of credit	—	150

Total impaired loans	$199	$1,131

Allocated allowance on impaired loans:
Construction loans	$—	$107
Home equity lines of credit	15	—

Total	$15	$107

Average impaired loans:
Construction loans	$237	$701
Land acquisition & development loans	15	290
Commercial real estate loans	4	—
Home equity lines of credit	150	150

Total	$406	$1,141

Income recognized on impaired loans:
Construction loans	$—	$—
Land acquisition & development loans	—	36
Commercial real estate loans	—	—
Home equity lines of credit	6	6

Total	$6	$42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2014 and June 30, 2013 and the related interest income recognized for the twelve months ended June 30, 2014 and June 30, 2013 are as follows:

	June 30,	June 30,
	2014	2013
	(Dollars in Thousands)

Principal outstanding:
1 – 4 family dwellings	$408	$477
Construction	—	701
Land acquisition & development	—	280
Commercial real estate	49	—
Home equity lines of credit	150	150

Total	$607	$1,608

Average nonaccrual loans:
1 – 4 family dwellings	$459	$532
Construction	237	802
Land acquisition & development	15	290
Commercial real estate	4	—
Home equity lines of credit	150	150

Total	$865	$1,774

Income that would have been recognized	$51	$118
Interest income recognized	14	95

Interest income foregone	$40	$59

The Company’s loan portfolio also includes troubled debt restructurings (TDRs), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

During fiscal 2014, there were no trouble debt restructurings, and no trouble debt restructurings which defaulted.

The following table includes the recorded investment and number of modifications for modified loans, as of June 30, 2013. The Company reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured.

	June 30, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in Thousands)

Troubled debt restructurings
Home equity lines of credit	—	$—	$—
Troubled debt restructurings that subsequently defaulted
Home equity lines of credit	1	$150	$150

There is one previously modified TDR, totaling $150 thousand, secured by a home equity line of credit, in default as of June 30, 2014.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2014, is adequate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2014 and June 30, 2013:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
	(Dollars in Thousands)
June 30, 2014
First mortgage loans:
1 – 4 family dwellings	$15,068	$122	$36	$—	$408	$566	$15,634
Construction	1,872	—	—	—	—	—	1,872
Land acquisition & development	573	—	—	—	—	—	573
Multi-family dwellings	2,327	—	—	—	—	—	2,327
Commercial	4,474	—	—	—	49	49	4,523

Consumer Loans
Home equity	849	—	—	—	—	—	849
Home equity lines of credit	1,835	—	—	—	150	150	1,985
Other	221	—	—	—	—	—	221

Commercial Loans	1,584	—	—	—	—	—	1,584

Obligations (other than securities and leases) of states and political subdivisions	400	—	—	—	—	—	400

	$29,203	$122	$36	$—	$607	$765	29,968

Less: Deferred loan fees							(10)
Allowance for loan loss							(234)

Net Loans Receivable							$29,724

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
	(Dollars in Thousands)
June 30, 2013
First mortgage loans:
1 – 4 family dwellings	$13,089	$45	$—	$—	$477	$522	$13,611
Construction	1,845	—	—	—	701	701	2,546
Land acquisition & development	1,127	—	—	—	280	280	1,407
Multi-family dwellings	2,780	—	—	—	—	—	2,780
Commercial	5,787	—	—	—	—	—	5,787

Consumer Loans
Home equity	1,085	—	—	—	—	—	1,085
Home equity lines of credit	1,906	—	—	—	150	150	2,056
Other	180	—	—	—	—	—	180

Commercial Loans	1,884	6	—	—	—	6	1,890

Obligations (other than securities and leases) of states and political subdivisions	500	—	—	—	—	—	500

	$30,183	$51	$—	$—	$1,608	$1,659	31,842

Less: Deferred loan fees							(4)
Allowance for loan loss							(307)

Net Loans Receivable							$31,531

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2014 and 2013. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

Credit Quality Information (Continued)

The following tables presents the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2014 and June 30, 2013.

	June 30, 2014
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions
	(Dollars in Thousands)

Pass	$1,872	$258	$2,327	$4,474	$1,584	$400
Special Mention	—	—	—	—	—	—
Substandard	—	315	—	49	—	—
Doubtful	—	—	—	—	—	—

Ending Balance	$1,872	$573	$2,327	$4,523	$1,584	$400

	June 30, 2013
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions
	(Dollars in Thousands)

Pass	$1,845	$1,127	$2,780	$5,787	$1,889	$500
Special Mention	—	—	—	—	—	—
Substandard	701	280	—	—	1	—
Doubtful	—	—	—	—	—	—

Ending Balance	$2,546	$1,407	$2,780	$5,787	$1,890	$500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2014 and June 30, 2013.

	June 30, 2014
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$15,160	$2,905
Non-performing	474	150

Total	$15,634	$3,055

	June 30, 2013
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$13,134	$3,171
Non-performing	477	150

Total	$13,611	$3,321

8.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2014 and 2013.

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

The following is a summary of the changes in the allowance for loan losses:

	2014	2013	2012
	(Dollars in Thousands)
Balance, July 1	$307	$385	$630
Add:
Provision for loan losses	(73)	(68)	(104)
Less:
Loans charged off	—	10	141

Balance, June 30	$234	$307	$385

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2014 and June 30, 2013. Activity in the allowance is presented for the fiscal years ended June 30, 2014 and 2013.

	As of June 30, 2014
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2013	$47	$117	$8	$14	$57	$53	$11	$307
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	56	(103)	(3)	(2)	(12)	(6)	(3)	(73)

Ending ALLL Balance at June 30, 2014	$103	$14	$5	$12	$45	$47	$8	$234

Individually evaluated for impairment	$—	$—	$—	$—	$—	$15	$—	$15
Collectively evaluated for impairment	103	14	5	12	45	32	8	219

	$103	$14	$5	$12	$45	$47	$8	$234

The $103 thousand credit provision on construction loans was primarily due to the payoff in full of one single-family construction loan during fiscal 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2013
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2012	$73	$122	$21	$26	$76	$53	$14	$385
Charge-offs	—	—	(10)	—	—	—	—	(10)
Recoveries	—	—	—	—	—	—	—	—
Provisions	(26)	(5)	(3)	(12)	(19)	—	(3)	(68)

Ending ALLL Balance at June 30, 2013	$47	$117	$8	$14	$57	$53	$11	$307

Individually evaluated for impairment	$—	$107	$—	$—	$—	$—	$—	$107
Collectively evaluated for impairment	47	10	8	14	57	53	11	200

	$47	$117	$8	$14	$57	$53	$11	$307

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2014	2013
	(Dollars in Thousands)

Investment and mortgage-backed securities	$520	$1,256
Loans receivable	118	115

Total	$638	$1,371

10.	FEDERAL HOME LOAN BANK STOCK

The Company’s subsidiary bank is a member of the FHLB system. As a member, the Savings Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of total assets or approximately 4.0% of outstanding advances, if any due to the FHLB, whichever is greater, as calculated periodically by the FHLB. Purchases and redemptions of FHLB stock are made directly with the FHLB at par. In 2008, the FHLB suspended both the payment of dividends and the repurchase of excess capital stock. Beginning in the fourth quarter of calendar year 2010, the FHLB partially lifted the suspension with limited repurchases of excess stock. Beginning August 2013, the FHLB began repurchasing excess capital stock on a monthly basis. Beginning in the first quarter of calendar year 2012, the FHLB began paying dividends at an annualized rate of 0.10% on the average balance of stock held in the prior quarter. In subsequent quarters, the FHLB paid dividends at annualized rates between 0.10% and 4.00%. During fiscal years 2014, 2013, and 2012, the Bank received $117 thousand, $19 thousand, and $4 thousand, respectively, in dividends on its holdings of FHLB stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2014	2013
	(Dollars in Thousands)

Land and improvements	$246	$246
Buildings and improvements	2,153	2,142
Furniture, fixtures, and equipment	1,088	998

	3,487	3,386
Less accumulated depreciation	2,872	2,772

Total	$615	$614

Depreciation charged to operations was $100 thousand, $90 thousand, and $84 thousand for the years ended June 30, 2014, 2013, and 2012, respectively.

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2014		2013
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)

Non-interest earning checking	$16,300	11.5%	$14,911	10.6%
Interest-earning checking	21,077	14.9	20,654	14.7
Savings accounts	44,428	31.3	41,808	29.8
Money market accounts	24,730	17.4	23,772	16.9
Savings certificates	34,833	24.6	38,829	27.6
Advance payments by borrowers for taxes and insurance	491	0.3	550	0.4

Total	$141,859	100.0%	$140,524	100.0%

The maturities of savings certificates at June 30, 2014, are summarized as follows:

(Dollars in Thousands)
Within one year	$26,180
Beyond one year but within two years	3,460
Beyond two years but within three years	3,189
Beyond three years but within four years	1,046
Beyond four years but within five years	822
Beyond five years	136

Total	$34,833

Savings certificates with balances of $100 thousand or more amounted to $5.1 million and $6.2 million on June 30, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS (Continued)

At June 30, 2014 and June 30, 2013, the Savings Bank had no brokered CDs.

Interest expense by deposit category for the years ended June 30 is as follows:

	2014	2013	2012
	(Dollars in Thousands)

Interest-earning checking	$4	$5	$8
Savings accounts	29	39	61
Money market accounts	22	28	42
Savings certificates	275	303	425
Advance payments by borrowers for taxes and insurance	—	3	7

Total	$330	$378	$543

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

			Weighted-	Stated interest
	Maturity range		average	rate range
Description	from	to	interest rate [1]	from	to	2014	2013
						(Dollars in Thousands)

Convertible	06/22/16	07/27/17	4.44%	4.26%	5.16%	$12,500	$17,500
Adjustable	05/06/16	06/17/16	0.26%	0.26%	0.28%	99,196	—

Total						$111,696	$17,500

Maturities of FHLB long-term advances at June 30, 2014, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate
	(Dollars in Thousands)

2015	$—	—%
2016	101,696	.39
2017	—	—
2018	10,000	4.26
2019 and thereafter	—	—

Total	$111,696	0.65%

[1]	For fiscal year ended 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates of three months. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The adjustable rate advances adjust either monthly or quarterly, based on the one-month or three-month LIBOR index, and have various spreads to the LIBOR index. The spreads to the applicable LIBOR index range from 0.05% to 0.13%. The adjustable rate advances are not convertible or callable. The FHLB advances are secured by the Company’s FHLB stock, mortgage-backed investment securities and loans, and are subject to substantial prepayment penalties.

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2014	2013
	(Dollars in Thousands)

FHLB revolving and short-term advances:
Ending balance	$23,626	$96,712
Average balance during the year	79,243	81,995
Maximum month-end balance during the year	122,054	105,438
Average interest rate during the year	0.25%	0.23%
Weighted-average rate at year-end	0.27%	0.23%

At June 30, 2014, the Company had remaining borrowing capacity with the FHLB of approximately $15.6 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers. These borrowings generally mature within 1 to 90 days from the transaction date and require a collateral pledge. The following table presents information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2014	2013
	(Dollars in Thousands)

Ending balance	$—	$—
Average balance during the year	4,350	—
Maximum month-end balance during the year	15,698	—
Average interest rate during the year	0.25%	—%
Weighted-average rate at year-end	—%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off-balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $11.9 million and $13.1 million at June 30, 2014 and 2013, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2014, contractually mature in less than one year.

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

As of June 30, 2014 and 2013, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios are presented in the following tables, which show that both met all regulatory capital requirements.

	June 30, 2014
	WVS		West View
	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Total Capital (to Risk-Weighted Assets)

Actual	$32,490	29.52%	$31,015	28.20%
To Be Well Capitalized	11,005	10.0	10,997	10.0
For Capital Adequacy Purposes	8,804	8.0	8,798	8.0

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,208	29.27%	$30,733	27.95%
To Be Well Capitalized	6,603	6.0	6,598	6.0
For Capital Adequacy Purposes	4,402	4.0	4,399	4.0

Tier I Capital (to Average Total Assets)

Actual	$32,208	10.17%	$30,733	9.71%
To Be Well Capitalized	15,830	5.0	15,826	5.0
For Capital Adequacy Purposes	12,664	4.0	12,660	4.0

	June 30, 2013
	WVS		West View
	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Total Capital (to Risk-Weighted Assets)

Actual	$32,926	20.24%	$30,807	19.33%
To Be Well Capitalized	16,266	10.0	15,936	10.0
For Capital Adequacy Purposes	13,013	8.0	12,749	8.0

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,570	20.02%	$30,451	19.11%
To Be Well Capitalized	9,759	6.0	9,562	6.0
For Capital Adequacy Purposes	6,506	4.0	6,374	4.0

Tier I Capital (to Average Total Assets)

Actual	$32,570	11.88%	$30,451	11.11%
To Be Well Capitalized	13,712	5.0	13,707	5.0
For Capital Adequacy Purposes	10,970	4.0	10,966	4.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS

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

The following table presents information related to the outstanding options:

	Officers’ and		Weighted-
	Employees’	Directors’	Average
	Stock	Stock	Exercise
	Options	Options	Price

Outstanding, June 30, 2011	87,019	37,805	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	305

Outstanding, June 30, 2012	87,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	10,000	—

Outstanding, June 30, 2013	77,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2014	77,019	37,500	$16.20

Exercisable at year-end	77,019	37,500	$16.20

Available for future grant	36,981	500

At June 30, 2014, for officers and employees there were 77,019 options outstanding and exercisable, with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 4.42 years. At June 30, 2013 there were 77,019 options outstanding and 57,290 options exercisable for officers and employees, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 5.42 years.

There were also 37,500 options outstanding and 37,500 options exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 4.25 years. At June 30, 2013 there were 37,500 options outstanding and 30,000 options exercisable for directors, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 5.25 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $100 thousand, $115 thousand, and $152 thousand for the years ended June 30, 2014, 2013, and 2012, respectively. Total ESOP shares as of June 30, 2014 and 2013, were 339,972 and 278,330, respectively.

The following table presents the components of the ESOP shares as of June 30, 2014 and 2013.

	2014	2013
Allocated shares	278,330	267,280
Unallocated shares	61,642	11,050

Total ESOP shares	339,972	278,330

Fair value of unallocated shares	$3,698,895	$3,172,962

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2014, 2013, and 2012.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2014, 2013, and 2012, 1,731, 1,731, and 1,731 shares, respectively, were held by the Plan.

Amounts deferred are included in other non-interest expense and totaled $18 thousand, $0, and $0 for the fiscal years 2014, 2013, and 2012, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2014 and 2013, was $293 thousand and $257 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying consolidated statement of income. The Company recorded $136 thousand of income in fiscal 2014 and the policies’ cash surrender values totaling $4.1 million at June 30, 2014 are reflected as an asset on the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS (Continued)

Executive Life Insurance

In fiscal 2014, the Company entered into endorsement split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with three executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company paid the insurance premiums in June and August 2013 and the arrangements were effective in September 2013. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2014, the policies had total death benefits of $10.8 million of which $2.6 million would have been paid to the executive’s beneficiaries and the remaining $8.2 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $28 thousand in fiscal 2014 for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued a reserve of $90 thousand in fiscal 2014 in connection with the SERP.

19.	INCOME TAXES

The provision for income taxes consists of:

	2014	2013	2012
	(Dollars in Thousands)
Currently payable:
Federal	$332	$284	$575
State	70	6	76

	402	290	651
Deferred	71	252	251

Total	$473	$542	$902

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2014	2013	2012

	(Dollars in Thousands)
Net unrealized gain on securities available for sale	$(27)	$(47)	$4
Net non-credit losses on securities with OTTI	(139)	(285)	(232)

	$(166)	$(332)	$(228)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2014	2013
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$83	$108
Deferred compensation	89	87
Reserve for uncollected interest	12	62
Reserve for off-balance sheet commitments	16	17
OTTI other impairment	284	423
OTTI credit impairment	103	115
Other	103	82

Total gross deferred tax assets	690	894

Deferred tax liabilities:
Net unrealized gain on securities available for sale	67	41
Deferred origination fees, net	81	81
Depreciation reserve	28	23
Other	2	1

Total gross deferred tax liabilities	178	146

Net deferred tax assets	$512	$748

No valuation allowance was established at June 30, 2014 and 2013, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

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

U.S. generally accepted accounting principles prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

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

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2014		2013		2012
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

	(Dollars in Thousands)

Provision at statutory rate	$474	34.0%	$551	34.0%	$783	34.0%
State income tax, net of federal tax benefit	46	3.3	4	0.2	50	2.2
Tax exempt income	(2)	(0.1)	(2)	(0.1)	(31)	(1.3)
Other, net	(45)	(3.3)	(11)	(0.7)	100	4.3

Actual tax expense and effective rate	$473	34.0%	$542	33.4%	$902	39.1%

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2014 and 2013, the Savings Bank had required reserves of $123 thousand and $171 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.	REGULATORY MATTERS (Continued)

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2014, surplus funds of $3.4 million were not available for dividends.

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2014 and June 30, 2013, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Recurring Basis (Continued)

	June 30, 2014
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$26,311	$—	$26,311
Foreign debt securities (1)	—	2,076	—	2,076

	$—	$28,387	$—	$28,387

	June 30, 2013
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$73,465	$—	$73,465
Foreign debt securities (1)	—	3,721	—	3,721

	$—	$77,186	$—	$77,186

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

Assets Measured at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or fair value that were recognized at fair value below cost at the end of the period.

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level II inputs based on observable market data or Level III inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information. The Company has no Level I or Level II impaired loans. Level III impaired loans were primarily comprised of one commercial real estate loan and one home equity line of credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property, are charged to expense. The Company has no Level I, Level II, or Level III real estate owned at June 30, 2014.

The following tables present the assets reported on a non-recurring basis on the consolidated balance sheet at their fair value as of June 30, 2014 and June 30, 2013, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2014
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$184	$184

Total	$—	$—	$184	$184

	June 30, 2013
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$1,024	$1,024

Total	$—	$—	$1,024	$1,024

For Level III assets measured at fair value on a recurring and non-recurring basis as of June 30, 2014 and 2013, the significant observable inputs used in the fair value measurements were as follows:

	Fair Value at
	June 30, 2014	June 30, 2013	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Range (Weighted Average)

	(Dollars in Thousands)
Impaired loans	$184	$1,024	Appraisal of collateral[1]	Discounted appraisal[2]	0% / 0%

[1]	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level III inputs which are not identifiable.
[2]	Appraisals may be adjusted by management for qualitative factors such as economic conditions. The range and weighted average of appraisal adjustments are presented as a percentage of the appraisals.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

When evaluating the value of the collateral on impaired loans, the Company will consider the age of the most current appraisal, and may discount the appraised value from 1.0% to 15.0%.

The Company classifies financial instruments in Level III of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation model for Level III financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly.

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	June 30, 2014
	Carrying	Fair
	Amount	Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$1,360	$1,360	$1,360	$—	$—
Certificates of deposit	598	598	598	—	—
Investment securities – available for sale	28,387	28,387	—	23,387	—
Investment securities – held to maturity	22,047	22,480	—	22,480	—
Mortgage-backed securities – held to maturity:
Agency	212,781	212,054	—	212,054	—
Private-label	2,554	2,962	—	—	2,962
Net loans receivable	29,724	30,966	—	—	30,966
Accrued interest receivable	638	638	638	—	—
FHLB stock	6,440	6,440	6,440	—	—
Bank owned life insurance	4,136	4,136	4,136	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$16,300	$16,300	$16,300	$—	$—
NOW accounts	21,077	21,077	21,077	—	—
Savings accounts	44,428	44,428	44,428	—	—
Money market accounts	24,730	24,730	24,730	—	—
Certificates of deposit	34,833	34,795	—	—	34,795
Advance payments by borrowers for taxes and insurance	491	491	491	—	—
FHLB long-term advances	111,696	112,518	—	—	112,518
FHLB short-term advances	23,626	23,626	23,626	—	—
Accrued interest payable	170	170	170	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2013
	Carrying	Fair
	Amount	Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$1,927	$1,927	$1,927	$—	$—
Certificates of deposit	598	598	598	—	—
Investment securities – available for sale	77,186	77,186	—	77,186	—
Investment securities – held to maturity	26,420	26,956	—	26,956	—
Mortgage-backed securities – held to maturity:
Agency	135,621	135,733	—	135,733	—
Private-label	3,647	4,265	—	109	4,156
Net loans receivable	31,531	33,194	—	—	33,194
Accrued interest receivable	1,371	1,371	1,371	—	—
FHLB stock	5,682	5,682	5,682	—	—
Bank owned life insurance	2,000	2,000	2,000	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$14,911	$14,911	$14,911	$—	$—
NOW accounts	20,654	20,654	20,654	—	—
Savings accounts	41,808	41,808	41,808	—	—
Money market accounts	23,772	23,772	23,772	—	—
Certificates of deposit	38,829	38,885	—	—	38,885
Advance payments by borrowers for taxes and insurance	550	550	550	—	—
FHLB long-term advances	17,500	18,525	—	—	18,525
FHLB short-term advances	96,712	96,712	96,712	—	—
Accrued interest payable	210	210	210	—	—

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

Bank Owned Life Insurance

The fair value of BOLI at June 30, 2014 and 2013, approximated the cash surrender value of the policies at those dates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2014	2013

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$1,413	$2,052
Investment in subsidiary bank	30,313	29,708
Other assets	83	80

TOTAL ASSETS	$31,809	$31,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$21	$12
Stockholders’ equity	31,788	31,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,809	$31,840

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2014	2013	2012

	(Dollars in Thousands)
INCOME
Investment and mortgage-backed securities	$4	$2	$1
Dividend from subsidiary	725	1,085	637
Interest-earning deposits with subsidiary bank	2	2	2

Total income	731	1,089	640

OTHER OPERATING EXPENSE	138	120	102

Income before equity in undistributed earnings of subsidiary	593	969	538
Equity in undistributed earnings of subsidiary	283	60	812

Income before income taxes	876	1,029	1,351
Income tax benefit	(44)	(51)	(51)

NET INCOME	$920	$1,080	$1,402

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2014	2013	2012
	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$920	$1,080	$1,402
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(283)	(60)	(812)
Other, net	13	19	(5)

Net cash provided by operating activities	650	1,039	585

INVESTING ACTIVITIES
Available for sale:
Purchases of investment and mortgage-backed securities	—	(460)	(999)
Proceeds from repayments of investment and mortgage-backed securities	—	460	1,000
Purchases of certificates of deposit	—	—	(349)
Maturities of certificates of deposit	—	—	349

Net cash provided by investing activities	—	—	1

FINANCING ACTIVITIES
Cash dividends paid	(329)	(328)	(330)
Purchase of treasury stock	(10)	—	—
Purchase of unallocated ESOP shares	(950)	—	—

Net cash used for financing activities	(1,289)	(328)	(330)

Increase (decrease) in cash and cash equivalents	(639)	711	256

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	2,052	1,341	1,085

CASH AND CASH EQUIVALENTS END OF YEAR	$1,413	$2,052	$1,341

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September	December	March	June
	2013	2013	2014	2014
	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,402	$1,424	$1,447	$1,548
Total interest expense	344	355	351	307

Net interest income	1,058	1,069	1,096	1,241
Provision for loan losses	12	(99)	5	9

Net interest income after provision for loan losses	1,046	1,168	1,091	1,232

Total noninterest income	137	146	112	136
Total noninterest expense	859	958	913	945

Income before income taxes	324	356	290	423
Income taxes	114	123	92	144

Net income	$210	$233	$198	$279

Per share data:
Net income
Basic	$0.10	$0.11	$0.10	$0.14
Diluted	0.10	0.11	0.10	0.14
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,888
Diluted	2,057,930	2,057,930	2,057,930	2,057,888

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September	December	March	June
	2012	2012	2013	2013

	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,617	$1,554	$1,370	$1,418
Total interest expense	372	365	331	339

Net interest income	1,245	1,189	1,039	1,079
Provision for loan losses	(24)	(25)	(24)	5

Net interest income after provision for loan losses	1,269	1,214	1,063	1,074

Total noninterest income	130	225	74	144
Total noninterest expense	933	913	868	857

Income before income taxes	466	526	269	361
Income taxes	81	201	130	130

Net income	$385	$325	$139	$231

Per share data:
Net income
Basic	$0.19	$0.16	$0.07	$0.10
Diluted	0.19	0.16	0.07	0.10
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends Declared
Quarter Ended	High	Low
June 2014	$12.50	$10.82	$0.04
March 2014	12.30	11.31	0.04
December 2013	12.44	10.82	0.04
September 2013	11.85	10.50	0.04

June 2013	$13.63	$10.25	$0.04
March 2013	11.00	8.48	0.04
December 2012	8.98	6.76	0.04
September 2012	8.86	6.82	0.04

There were nine Nasdaq Market Makers in the Company’s common stock as of June 30, 2014: UBS Securities LLC; Keefe, Bruyette & Woods, Inc.; Credit Suisse Securities USA; Knight Capital Americas LLC; Automated Trading Desk; Susquehanna Capital Group; Citadel Securities LLC; Merrill Lynch, Pierce, Fenner; and Two Sigma Securities, LLC.

According to the records of the Company’s transfer agent, there were approximately 495 shareholders of record at August 29, 2014. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

TRANSFER AGENT & REGISTRAR

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

1-800-368-5948

INVESTOR RELATIONS

David J. Bursic

412-364-1911

SPECIAL COUNSEL

Silver, Freedman, Taff & Tiernan LLP

Washington, DC

WEST VIEW SAVINGS BANK

9001 Perry Highway

Pittsburgh, PA 15237

412-364-1911

WEST VIEW OFFICE

456 Perry Highway

412-931-2171

CRANBERRY OFFICE

20531 Perry Highway

412-931-6080/724-776-3480

FRANKLIN PARK OFFICE

2566 Brandt School Road

724-935-7100

BELLEVUE OFFICE

572 Lincoln Avenue

412-761-5595

SHERWOOD OAKS OFFICE

Serving Sherwood Oaks

Cranberry Twp.

LENDING DIVISION

2566 Brandt School Road

724-935-7400

BOARD OF DIRECTORS

David L. Aeberli

Funeral Director

McDonald-Aeberli Funeral Home, Inc.

David J. Bursic

President and Chief Executive Officer

WVS Financial Corp. and

West View Savings Bank

John W. Grace

President

G & R Investment Consultants, Inc.

Lawrence M. Lehman

Office Manager

Dinnin & Parkins Associates

Margaret VonDerau

Former Senior Vice President

WVS Financial Corp. and

West View Savings Bank

Joseph W. Unger

President

White Heating, Inc.

Donald E. Hook

Director Emeritus

EXECUTIVE OFFICERS

David L. Aeberli

Chairman

David J. Bursic

President and

Chief Executive Officer

Michael R. Rutan

Senior Vice President - Operations

Corporate Secretary

Bernard P. Lefke

Vice President - Administration

Keith A. Simpson

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank