Form 10-K, Exhibit 13
period 2015-06-30
WVS FINANCIAL CORP
filed 2015-09-17
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2015

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Shareholders’ Letter	1

Selected Financial and Other Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Report of Independent Registered Public Accounting Firm	24

Consolidated Balance Sheet	25

Consolidated Statement of Income	26

Consolidated Statement of Comprehensive Income	27

Consolidated Statement of Changes in Stockholders’ Equity	28

Consolidated Statement of Cash Flows	29

Notes to Consolidated Financial Statements	30

Common Stock Market Price and Dividend Information	84

Corporate Information	85

(412)364-1911

—THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To our Shareholders:

During fiscal 2015, the U.S. and global economies continued to perform at subpar levels. Most recently China, the world’s second largest economy, has experienced a notable slowdown. Perceptions about the Chinese economy has caused increased levels of volatility in the global debt and equity markets. In the United States, the financial markets continue to discern the timing of interest rate increases by the Federal Reserve Open Market Committee.

Throughout fiscal 2015, the Company continued its strategy of balanced growth and risk management. Our total assets grew to $329.7 million, or about 6%, at June 30, 2015 as compared to $309.9 million at June 30, 2014. The $19.8 million of asset growth was primarily comprised of a $16.4 million, or a 55%, increase in net loans receivable and a $2.2 million increase in cash and equivalents. The Company continues to manually underwrite each loan application in order to maintain asset quality.

Net income grew to $1.3 million during fiscal 2015 as compared to $920 thousand in fiscal 2014. The $427 thousand or 46% increase in net income was driven by higher levels of Federal Home Loan Bank stock dividends and interest income combined with lower levels of interest expense. Provisions for loan losses increased due to higher levels of loan volumes. Non-interest expenses continue to be well-controlled.

We would like to thank two retiring board members – Dave Aeberli and Marge VonDerau – for their combined years of service to the Bank. Marge started in our West View branch in 1968 and was always the “go to” person for operations. Dave Aeberli joined the Board of Directors in 1985 and ultimately retired as our Chairman in 2014. While it is nearly impossible to immediately replace Marge’s and Dave’s combined 76 years of service to the Bank – through good and bad times – we would like to welcome two Board members with exceptional community bank credentials. John A. Howard, Jr. was elected to the Board at last year’s annual meeting. John is a retired community bank chief financial officer and CPA. Ed Twomey was elected to the Board in April 2015. Ed brings daily exposure to the financial markets, and a broad mix of financial institution clients and contacts, to the Board.

We thank each of our stakeholders – customers, employees and shareholders – for your continued support.

/s/ David J. Bursic	/s/ John W. Grace
David J. Bursic	John W. Grace
President and	Chairman of the Board of Directors
Chief Executive Officer

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2015	2014	2013	2012	2011
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$329,716	$309,940	$287,576	$273,341	$228,888
Net loans receivable	46,163	29,724	31,531	39,433	49,952
Mortgage-backed securities	162,639	215,335	139,268	79,086	70,568
Investment securities	103,534	50,434	103,606	140,020	89,438
Deposit accounts – Retail	138,928	141,859	140,524	142,173	143,518
Deposit accounts – Wholesale	—	—	—	—	248
FHLB advances – long-term fixed	12,500	12,500	17,500	17,500	22,500
FHLB advances – long-term variable	105,305	99,196	—	—	—
FHLB advances – short-term	37,830	23,626	96,712	79,270	32,059
Stockholders’ equity	32,043	31,788	31,828	30,413	28,878
Non-performing assets, troubled debt restructurings and potential problem loans(1)	309	607	1,608	1,739	2,401

Selected Operating Data:
Interest income	$6,378	$5,821	$5,959	$7,053	$9,225
Interest expense	1,155	1,357	1,407	1,544	4,220

Net interest income	5,223	4,464	4,552	5,509	5,005

Provision for loan losses	70	(73)	(68)	(104)	(15)

Net interest income after provision for loan losses	5,153	4,537	4,620	5,613	5,020
Non-interest income	558	531	573	349	514
Non-interest expense	3,706	3,675	3,571	3,658	3,846

Income before income tax expense	2,005	1,393	1,622	2,304	1,688
Income tax expense	658	473	542	902	462

Net income	$1,347	$920	$1,080	$1,402	$1,226

Per Share Information:
Basic earnings	$0.69	$0.45	$0.52	$0.68	$0.60

Diluted earnings	$0.69	$0.45	$0.52	$0.68	$0.60
Dividends per share	$0.16	$0.16	$0.16	$0.16	$0.28
Dividend payout ratio	24.24%	35.56%	30.77%	23.53%	46.67%
Book value per share at period end:
Common Equity	$15.70	$15.45	$15.47	$14.78	$14.03
Tier I Equity	$15.93	$15.66	$15.83	$15.45	$14.92
Average shares outstanding:
Basic	1,941,872	2,057,920	2,057,930	2,057,930	2,057,930
Diluted	1,941,872	2,057,920	2,057,930	2,057,930	2,057,930

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2015	2014	2013	2012	2011

Selected Operating Ratios(2):
Average yield earned on interest-earning assets(3)	2.07%	1.96%	2.22%	2.85%	3.30%
Average rate paid on interest-bearing liabilities	0.44	0.53	0.63	0.75	1.76
Average interest rate spread(4)	1.63	1.43	1.59	2.11	1.58
Net interest margin(4)	1.70	1.50	1.70	2.24	1.83
Ratio of interest-earning assets to interest-bearing liabilities	116.62	116.64	119.61	120.72	116.43
Non-interest expense as a percent of average assets	1.17	1.20	1.30	1.44	1.35
Return on average assets	0.43	0.30	0.39	0.55	0.43
Return on average equity	4.23	2.87	3.45	4.75	4.38
Ratio of average equity to average assets	10.05	10.50	11.42	11.64	9.85
Full-service offices at end of period	5	5	5	5	5

Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	0.67%	2.04%	5.10%	3.81%	4.34%
Non-performing assets as a percent of total assets(1)	0.09	0.20	0.51	0.58	1.05
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.09	0.20	0.56	0.64	1.05
Allowance for loan losses as a percent of total loans receivable	0.65	0.78	0.96	0.97	1.24
Allowance for loan losses as a percent of non-performing loans	98.38	38.55	19.09	25.60	29.09
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.03	0.30	0.00

Capital Ratios(2):
Common Equity Tier 1 capital ratio	21.75%
Tier 1 risk-based capital ratio	21.75%	29.27%	20.02%	20.43%	21.57%
Total risk-based capital ratio	21.99	29.52	20.24	20.69	22.03
Tier 1 leverage capital ratio	10.03	10.17	11.88	11.14	13.12

(1)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(2)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

•	changes in the extensive laws, regulations and policies governing bank holding companies and their subsidiaries could alter our business environment or affect our operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2015.

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

CHANGES IN FINANCIAL CONDITION

	Condensed Balance Sheet
	June 30,		Change
	2015	2014	Dollars	Percentage
	(Dollars in Thousands)

Cash equivalents	$3,573	$1,360	$2,213	162.7%

Certificates of deposit	350	598	(248)	-41.5

Investments (1)	272,792	272,209	583	0.2

Net loans receivable	46,163	29,724	16,439	55.3

Total assets	329,716	309,940	19,776	6.4

Deposits	138,928	141,859	(2,931)	-2.1

Borrowed funds	155,635	135,322	20,313	15.0

Total liabilities	297,673	278,152	19,521	7.0

Stockholders’ equity	32,043	31,788	255	0.8

(1)	Includes mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent cash equivalents. Cash equivalents increased $2.2 million or 162.7% to $3.6 million at June 30, 2015 from $1.4 million at June 30, 2014. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit decreased $248 thousand or 41.5% to $350 thousand at June 30, 2015 from $598 thousand at June 30, 2014. As part of our asset liability and liquidity management strategies, the Company continued to redeem maturing FDIC insured certificates of deposit with other financial institutions. Proceeds from certificates of deposit were primarily used to fund investment portfolio purchases.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, foreign debt securities, obligations of state and political subdivisions, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 3 and 4 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $583 thousand or 0.2% to $272.8 million at June 30, 2015 from $272.2 million at June 30, 2014.

Investment securities other than mortgage-backed securities, increased $53.1 million or 105.3% to $103.5 million at June 30, 2015 from $50.4 million at June 30, 2014. This increase was due primarily to purchases of U.S. Government Agency multi step-up notes, investment-grade fixed rate corporate bonds, obligations of state and political subdivisions, U.S. dollar denominated investment-grade fixed-rate foreign bonds, investment grade fixed-rate utility first mortgage bonds, and U.S. dollar denominated investment grade floating-rate foreign bonds totaling $50.9 million, $47.4 million, $6.1 million, $3.3 million, $1.7 million, and $1.6 million, respectively, which were partially offset by early issuer redemptions and maturities totaling $40.4 million of U.S. Government Agency securities, $14.3 million of investment grade corporate bonds, $1.5 million of U.S. dollar denominated investment grade foreign bonds, and $323 thousand of investment grade corporate utility first mortgage bonds. Our investment in Federal Home Loan Bank (FHLB) stock increased $179 thousand or 2.8% to $6.6 million at June 30, 2015 from $6.4 million at June 30, 2014 due to an increased FHLB stock requirement caused by higher levels of FHLB advances. Investment purchases were primarily funded with cash flows from the mortgage-backed securities portfolio. See “Quantitative and Qualitative Disclosures about Market Risk” beginning on page 17.

Mortgage-backed securities decreased $52.7 million or 24.5% to $162.6 million at June 30, 2015 from $215.3 million at June 30, 2014. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $75.5 million and $717 thousand in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio, which were partially offset by $23.2 million in purchases of U.S. Government Agency floating-rate mortgage-backed securities.

Net Loans Receivable. Net loans receivable increased $16.4 million or 55.3% to $46.2 million at June 30, 2015, from $29.7 million at June 30, 2014. The increase in net loans was primarily attributable to: increases in single-family real estate loans, multi-family real estate loans, construction loans, home equity loans, and land acquisition and development loans totaling $13.0 million, $3.8 million, $1.2 million, $258 thousand, and $80 thousand, respectively, which were partially offset by decreases in commercial real estate loans, obligations (other than securities and leases) of states and political subdivisions, and commercial loans, totaling $1.1 million, $400 thousand, and $333 thousand, respectively. Due to the stagnant economy, a number of the Company’s small builders have exited the business while others have experienced slow sales of their housing inventories. This slowdown in sales also caused a substantially reduced number of new home starts which adversely impacted originations of new speculative construction loans. The Company continued to more aggressively pursue 15, 20, and 30 year fixed-rate single-family residential real estate loans. The Company also makes available residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to modestly grow throughout fiscal 2016. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while managing credit and interest rate risk. The Company also offers higher yielding multi-family loans to existing, and seasoned prospective, customers. During fiscal 2015, the Company retained all of its loan originations. The Company also partners with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income and avoid the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations began to increase in fiscal 2014 and 2015, and we expect this trend to continue into fiscal 2016.

Deposits. Total deposits decreased approximately $2.9 million or 2.1% during the year ended June 30, 2015. The Company’s customers primarily reduced CD holdings by transferring funds to more liquid short-term holdings (primarily non-interest bearing checking accounts and savings accounts). Certificates of deposit decreased $3.5 million or 10.1%. Money market accounts decreased by $1.1 million or 4.6%, demand deposits increased $667 thousand or 1.8%, savings accounts increased $664 thousand or 1.5%, and advance payments by borrowers for taxes and insurance increased $374 thousand or 76.2%. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds increased $20.3 million or 15.0% to $155.6 million during fiscal 2015. The Company’s borrowed funds are comprised of three components: FHLB long-term advances – fixed rate, FHLB long-term advances – variable rate, and short-term borrowings. Short-term borrowings include FHLB short-term advances and other short-term borrowings such as broker repurchase agreements or borrowings from the Federal Reserve Bank of Cleveland (FRB).

At June 30, 2015, our FHLB long-term fixed rate advances totaled $12.5 million with a weighted-average interest rate of 4.44% and will mature in June 2016 and July 2017. At June 30, 2015, our FHLB long-term variable rate advances totaled $105.3 million, with a weighted average interest rate of 0.30%. These advances will mature within twenty-seven months.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2015, we increased our FHLB short-term borrowings by $14.2 million or 60.1%. We had no other short-term borrowings at June 30, 2015.

Stockholders’ Equity. Total stockholders’ equity increased $255 thousand or 0.8% to $32.0 million at June 30, 2015, compared to $31.8 million at June 30, 2014. The increase in stockholders’ equity was primarily attributable to Company net income of $1.3 million, which was partially offset by the purchase of $548 thousand of unallocated ESOP shares, $329 thousand of cash dividends paid on the Company’s common stock, and $186 thousand paid for the acquisition of Treasury stock, and other comprehensive losses, net of tax, totaling $41 thousand. See the Consolidated Statement of Comprehensive Income and Note 5 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (tier 1 equity basis) increased from $15.66 at June 30, 2014 to $15.93 at June 30, 2015. On a common equity basis, book value per share increased from $15.45 at June 30, 2014 to $15.70 at June 30, 2015. The Company was able to maintain strong capital ratios during fiscal 2015 to further bolster its balance sheet. Our tier 1 leverage ratio was 10.03% and total risk-based capital ratio was 21.99% at June 30, 2015.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended June 30, 2015	Change	Year Ended June 30, 2014	Change	Year Ended June 30, 2013
	(Dollars in Thousands)

Interest income	$6,378	$557	$5,821	$(138)	$5,959
		9.6%		-2.3%

Interest expense	$1,155	$(202)	$1,357	$(50)	$1,407
		-14.9%		-3.6%

Net interest income	$5,223	$759	$4,464	$(88)	$4,552
		17.0%		-1.9%

Provision for loan losses	$70	$143	$(73)	$(5)	$(68)
		195.9%		-7.4%

Non-interest income	$558	$27	$531	$(42)	$573
		5.1%		-7.3%

Non-interest expense	$3,706	$31	$3,675	$104	$3,571
		0.8%		2.9%

Income tax expense	$658	$185	$473	$(69)	$542
		39.1%		-12.7%

Net income	$1,347	$427	$920	$(160)	$1,080
		46.4%		-14.8%

General. The Company reported net income of $1.3 million, $920 thousand and $1.1 million for the fiscal years ended June 30, 2015, 2014 and 2013, respectively. The $427 thousand increase in net income during fiscal 2015 was primarily the result of a $759 thousand increase in net interest income, and a $27 thousand increase in non-interest income, which were partially offset by a $185 thousand increase in income tax expense, a $143 thousand increase in provisions for loan losses, and a $31 thousand increase in non-interest expense. Earnings per share totaled $0.69 (basic and diluted) for fiscal 2015 as compared to $0.45 (basic and diluted) for fiscal 2014. The $160 thousand decrease in net income during fiscal 2014 was primarily the result of an $88 thousand decrease in net interest income, a $104 thousand increase in non-interest expense, a $42 thousand decrease in non-interest income, and a $5 thousand decrease in credit provisions for loan losses, which were partially offset by a $69 thousand decrease in income tax expense. Earnings per share totaled $0.45 (basic and diluted) for fiscal 2014 as compared to $0.52 (basic and diluted) for fiscal 2013.

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

	For the Years Ended June 30,
	2015			2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

	(Dollars in Thousands)
Interest-earning assets:

Net loans receivable(1),(2)	$35,240	$1,640	4.65%	$32,165	$1,579	4.91%	$35,745	$2,027	5.67%
Mortgage-backed securities	192,411	2,781	1.45	184,171	2,547	1.38	92,979	1,162	1.25
Investments - taxable	73,017	1,493	2.04	74,325	1,567	2.11	132,813	2,743	2.07
Investments - tax-free(2)	—	—	0.00	—	—	0.00	—	—	0.00
FHLB stock	6,133	457	7.45	5,313	117	2.20	6,093	19	0.31
Interest-bearing deposits	349	1	0.29	391	1	0.26	441	1	0.23
Certificates of deposits	375	6	1.60	598	10	1.67	649	7	1.08

Total interest-earning assets	307,525	6,378	2.07%	296,963	5,821	1.96%	268,720	5,959	2.22%

Non-interest-earning assets	9,317			8,522			5,472

Total assets	$316,842			$305,485			$274,192

Interest-bearing liabilities:

Interest-earning checking accounts	$21,240	$4	0.02%	$21,405	$4	0.02%	$20,717	$5	0.02%
Savings accounts	43,909	21	0.05	42,654	29	0.07	39,924	39	0.10
Money market accounts	24,401	22	0.09	24,321	22	0.09	24,354	28	0.11
Savings certificates	32,899	170	0.52	54,854	275	0.50	39,739	303	0.76
Advance payments by borrowers for taxes and insurance	571	—	0.00	425	—	0.00	441	3	0.68
FHLB long-term advances	116,930	860	0.74	27,344	814	2.98	17,500	837	4.78
FHLB short-term advances	23,496	73	0.31	79,243	202	0.25	81,995	192	0.23
FRB short-term borrowings	—	—	0.00	—	—	0.00	—	—	0.00
Other short-term borrowings	1,378	5	0.36	4,350	11	0.25	—	—	0.00

Total interest-bearing liabilities	264,824	1,155	0.44%	254,596	1,357	0.53%	224,670	1,407	0.63%

Non-interest-bearing accounts	18,990			17,877			16,783

Total interest-bearing liabilities and non-interest-bearing accounts	283,814			272,473			241,453
Non-interest-bearing liabilities	1,182			933			1,439

Total liabilities	284,996			273,406			242,892
Equity	31,846			32,079			31,300

Total liabilities and equity	$316,842			$305,485			$274,192

Net interest income		$5,223			$4,464			$4,552

Interest rate spread			1.63%			1.43%			1.59%

Net yield on interest-earning assets(3)			1.70%			1.50%			1.70%

Ratio of interest-earning assets to interest-bearing liabilities			116.62%			116.64%			119.61%

(1)	Includes non-accrual and tax-exempt loans.
(2)	Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2015 vs. 2014			2014 vs. 2013
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$163	$(102)	$61	$(191)	$(257)	$(448)
Mortgage-backed securities	124	110	234	1,245	140	1,385
Investments - taxable	(17)	(57)	(74)	(1,185)	9	(1,176)
FHLB stock	21	319	340	(2)	100	98
Interest-bearing deposits	—	—	—	—	—	—
Certificates of deposit	(4)	—	(4)	(1)	4	3

Total interest-earning assets	$287	$270	$557	$(134)	$(4)	$(138)

Interest-bearing liabilities:
Interest-earning checking accounts	$—	$—	$—	$(1)	$—	$(1)
Savings accounts	1	(9)	(8)	3	(13)	(10)
Money market accounts	—	—	—	(1)	(5)	(6)
Savings certificates	(116)	11	(105)	94	(122)	(28)
Advance payments by borrowers for taxes and insurance	—	—	—	—	(3)	(3)
FHLB long-term borrowings	83	(37)	46	363	(386)	(23)
FHLB short-term borrowings	(169)	40	(129)	(5)	15	10
Other short-term borrowings	(10)	4	(6)	11	—	11

Total interest-bearing liabilities	$(211)	$9	$(202)	$464	$(514)	$(50)

Change in net interest income	$498	$261	$759	$(598)	$510	$(88)

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $759 thousand or 17.0% in fiscal 2015 and decreased $88 thousand or 1.9% in fiscal 2014. The increase in fiscal 2015 was the result of a $557 thousand or 9.6% increase in interest and dividend income and a $202 thousand or 14.9% decrease in interest expense. The decrease in net interest income in fiscal 2014 was the result of a $138 thousand or 2.3% decrease in interest and dividend income, which was partially offset by a $50 thousand or 3.6% decrease in interest expense. Fiscal years 2015 and 2014 were favorably impacted by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances during the fourth quarter of fiscal 2014.

Interest Income. Total interest income increased by $557 thousand or 9.6% during fiscal 2015 and decreased $138 thousand or 2.3% during fiscal 2014. The increase in fiscal 2015 was primarily the result of higher average balances of net loans receivable and U.S. Government agency mortgage-backed securities, and higher yields earned on FHLB stock and U.S. Government mortgage-backed securities, which were partially offset by lower yields earned on the Company’s loan portfolio, and taxable investment securities. The decrease in fiscal 2014 was primarily the result of lower average balances of investment securities and loans outstanding, and lower yields on the Company’s loan portfolio, which were partially offset by higher average balances of U.S. Government agency mortgage-backed securities and higher yields on the Company’s U.S. Government agency mortgage-backed securities portfolio and FHLB stock. During fiscal 2009, the global economy went into a deep recession and this weakness continued through fiscal 2014. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Dividend income on FHLB stock increased $340 thousand or 290.6% during fiscal 2015, and $98 thousand or 515.8% during fiscal 2014. The increase in fiscal 2015 was primarily attributable to a 525 basis point increase in the weighted average yield earned on the Company’s holdings of FHLB stock, and an $820 thousand increase in the average balance of FHLB stock held. The increase in the yield earned during fiscal 2015 was primarily attributable to a $145 thousand special dividend paid by FHLB Pittsburgh during the quarter ended March 31, 2015, and increases in the regular dividend rates paid during fiscal 2015. The increase in fiscal 2014 was primarily attributable to a 189 basis point increase in the weighted average yield earned on the Company’s holding of FHLB stock, which was partially offset by a $780 thousand decrease in the average balance of the Company’s holdings of FHLB stock. The Company’s average holdings of FHLB stock are directly related to the volume of outstanding FHLB advances. During fiscal 2015, the Company purchased approximately $179 thousand (net) of FHLB stock.

Interest income on mortgage-backed securities increased $234 thousand or 9.2% during fiscal 2015 and increased $1.4 million or 119.2% during fiscal 2014. The increase in fiscal 2015 was primarily attributable to an $8.9 million increase in the average balance of U.S. Government agency mortgage-backed securities, and a 6 basis point increase in the weighted average yield earned on the Company’s U.S. Government agency mortgage-backed securities portfolio, which were partially offset by a $615 thousand decrease in the average balance of private-label mortgage-backed securities and a 3 basis point decrease in the weighted average yield earned on the Company’s private-label mortgage-backed securities portfolio. The increase in fiscal 2014 was primarily attributable to a $1.3 million increase in the average balance of U.S. Government agency mortgage-backed securities, and a 13 basis point increase in the weighted average yield on the Company’s mortgage-backed securities portfolio. The average balances associated with the Company’s private label mortgage-backed securities declined $615 thousand and $3.3 million, during fiscal 2015 and fiscal 2014, respectively. For the fiscal years 2015 and 2014, the Company reduced its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. Proceeds from repayments on the mortgage-backed securities were primarily used to fund investment and mortgage-backed securities purchases during fiscal 2015.

Interest income on net loans receivable increased $61 thousand or 3.9% during fiscal 2015 and decreased $448 thousand or 22.1% during fiscal 2014. The increase in fiscal 2015 was primarily attributable to a $3.1 million increase in the average balances of net loans outstanding, which was partially offset by a 26 basis point decrease in the weight average yield earned on the Company’s loan portfolio. The increase in the loan volumes was primarily attributable to loan originations in excess of repayments. The decrease in the yield on net loans receivable was primarily attributable to lower rates on new loans originated. The decrease in fiscal 2014 was primarily attributable to a 76 basis point decrease in the weighted average yield earned on the Company’s loan portfolio, and a $3.6 million decrease in the average balance of net loans outstanding. The decrease in loan volumes was primarily due to lower average volumes of construction loans and mortgage loans. The decrease in the weighted average yield earned was primarily due to lower levels of payoffs and collections of past due interest on non-accrual loans when compared to fiscal 2013. Prior to fiscal 2014, as part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company had limited its portfolio origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company began portfolio originations of single-family mortgage loans with longer-term fixed rate loans during fiscal 2014, as well as reoffering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity were constrained during both fiscal 2013 and 2012 due to weakness in the national economy. Beginning in fiscal 2014, and throughout fiscal 2015, the Company began to see an increase in single-family and multi-family refinancing loans. During fiscal 2015, the Company also enjoyed higher levels of single-family home purchase loans. Substantially all of our loan originations were fixed-rate with a mix of 15, 20 and 30 year terms.

Interest income on investment securities decreased $74 thousand or 4.7% during fiscal 2015 and $1.2 million or 42.9% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a $1.3 million decrease in the average balance of the Company’s investment portfolio, and a 7 basis point decrease in the weighted average yield earned on the Company’s investment portfolio. Investment security maturities and redemptions were primarily used to fund loan growth and purchases of U.S. Government agency mortgage-backed securities during fiscal 2015. The decrease in fiscal 2014 was primarily attributable to a $58.5 million decrease in the average balance of the Company’s investment portfolio, which was partially offset by a 4 basis point increase in the weighted average yield on the Company’s investment portfolio. Investment security maturities and redemptions were used primarily to fund purchases of U.S. Government mortgage-backed securities during fiscal 2014.

Interest income on certificates of deposit decreased $4 thousand or 40.0% during fiscal 2015 and increased $3 thousand or 42.9% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a $223 thousand decrease in the average balance of the Company’s holdings of FDIC insured certificates of deposit. The increase in fiscal 2014 was primarily attributable to a 59 basis point increase in the weighted average yield earned on the Company’s holdings of FDIC insured certificates of deposit holdings, which was partially offset by a $51 thousand decrease in the average balance of the Company’s certificate of deposit holdings.

Interest Expense. Total interest expense decreased $202 thousand or 14.9% during fiscal 2015 and decreased $50 thousand or 3.6% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to decreases in the average balances of FHLB long-term fixed-rate advances, FHLB short-term advances, and time deposits, and lower weighted average rates paid on FHLB long-term fixed-rate advances and savings accounts, which were partially offset by higher average balances of FHLB long-term variable-rate advances, and higher weighted average rates paid on FHLB short-term advances and time deposits. The decrease in the average balance, and weighted average rate paid on, FHLB long-term fixed-rate advances was primarily due to the repayment of $5.0 million of a FHLB long-term fixed rate advance during fiscal 2014. The decrease in the average balance of time deposits was primarily due to the absence of wholesale CDs during fiscal 2015. The decrease in fiscal 2014 was primarily attributable to a 10 basis point decrease in the weighted average rate paid on interest bearing liabilities, which was partially offset by a $9.8 million increase in the average balance of FHLB long-term advances, and a $15.1 million increase in the average balance of time deposits. The repayment of $5.0 million of a FHLB long-term convertible advance during fiscal 2014 significantly reduced the average rate paid on the Company’s interest-bearing liabilities. The increase in the average balance of time deposits was primarily due to the use of wholesale CD’s in fiscal 2014.

Interest expense on FHLB long-term fixed-rate borrowings decreased by $222 thousand or 28.3% during fiscal 2015, and decreased $52 thousand or 6.2% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a $4.1 million decrease in the average balance of FHLB long-term fixed-rate advances outstanding and a 24 basis point decrease in the weighted average rate paid on FHLB long-term fixed rate advances. The decrease in fiscal 2014 was primarily attributable to a 4 basis point decrease in the weighted average rate paid on FHLB long-term fixed-rate borrowings, and a $945 thousand decrease in the average balance of FHLB long-term fixed-rate borrowings outstanding.

Interest expense on FHLB short-term borrowings decreased $129 thousand or 63.9% during fiscal 2015, and increased $10 thousand or 5.2% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a $55.7 million decrease in the average balance of FHLB short-term borrowings outstanding, which was partially offset by a 6 basis point increase in the weighted average rate paid on FHLB short-term borrowings. The decrease in the average balance of FHLB short-term borrowings are due to the Company’s shift into FHLB long-term variable rate advances. The increase in fiscal 2014 was primarily attributable to a 2 basis point increase in the weighted average rate paid on FHLB short-term borrowings, which was partially offset by a $2.8 million decrease in the average balance on FHLB short-term borrowings outstanding. The decrease in the average balance of FHLB short-term borrowings reflects a shift from FHLB short-term borrowings to other short-term borrowings due to lower short-term borrowing rates available through brokers.

Interest expense on interest-bearing deposits and escrows decreased $113 thousand or 34.2% in fiscal 2015 and decreased $48 thousand or 12.7% in fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a decrease in the average balance of time deposits and lower weighted average rates paid on savings accounts, which were partially offset by higher average rates paid on time deposits. Average rates paid on savings accounts decreased 2 basis points while weighted average rates paid on time deposits increased 2 basis points. The average balance of time deposits decreased $22.0 million due to the Company’s exit from the wholesale CD market during fiscal 2014. The decrease in fiscal 2014 was primarily attributable to a decrease in the weighted average rates paid on interest-bearing deposits and escrows which were partially offset by an increase in the average balance of time deposits. Average rates paid on escrows, time deposits, passbooks and money markets decreased 68, 26, 3 and 2 basis points, respectively. Average balances of time deposits increased $15.1 million. The average balance of time deposits increased during fiscal 2014 due to higher utilization of short-term broker deposits. Terms associated with broker deposits were sometimes more favorable during fiscal 2014 than terms offered on short-term borrowings. The Company had no brokered deposits outstanding at June 30, 2015 or 2014.

Interest expense on other short-term borrowings decreased $6 thousand or 54.6% during fiscal 2015, and increased $11 thousand or 100.0% during fiscal 2014. The decrease in fiscal 2015 was primarily attributable to a $3.0 million decrease in the average balance of other short-term borrowings outstanding and an 11 basis point decrease in the weighted average rate paid on other short-term borrowings. The decrease in the average balance of other short-term borrowings reflects the Company’s shift into FHLB long-term variable-rate advances. The increase in fiscal 2014 was primarily attributable to a $4.3 million increase in the average balance of other short-term balances outstanding. The increase in the average balance of other short-term borrowings reflects a shift from FHLB short-term borrowings to other short-term borrowings due to lower short-term borrowing rates available through brokers.

Interest expense on FHLB long-term variable-rate advances increased $268 thousand or 924.1% during fiscal 2015, and increased $29 thousand or 100.0% during fiscal 2014. The increase in fiscal 2015 was primarily attributable to a $93.6 million increase in the average balance of FHLB long-term variable-rate advances outstanding and a 1 basis point increase in the weighted-average rate paid. The increase in fiscal 2014 was primarily attributable to a $10.8 million increase in the average balance of FHLB long-term variable-rate advances outstanding. The Company began using FHLB long-term variable-rate advances during fiscal 2014 to pay down FHLB short-term advances and to lock in longer-term variable rate funding for its variable rate mortgage-backed securities.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded provisions for loan losses totaling $70 thousand in fiscal 2015, and credit provisions totaling $73 thousand in fiscal 2014. The provision for loan losses recorded in fiscal 2015 was primarily attributable to an increase in the Company’s loan portfolio during the fiscal year, and the absence of a $109 thousand credit provision on a paid-off non-performing loan which was recorded in fiscal 2014. The credit provision for 2014 was primarily attributable to the payoff in full of one impaired single-family construction loan, which was partially offset by a higher provision for single-family loans due to growth in that segment.

Non-interest Income. Total non-interest income increased by $27 thousand or 5.1% in fiscal 2015 and decreased by $42 thousand or 7.3% in fiscal 2014. The increase in fiscal 2015 was primarily attributable to a $25 thousand increase in ATM and debit card related income, a $4 thousand increase in earnings on bank-owned life insurance, and the absence of $19 thousand in impairment losses on private-label mortgage-backed securities, which were partially offset by a $22 thousand decrease in service charges on deposits. The decrease in fiscal 2014 was primarily attributable to the absence of $101 thousand in recognized gains on the sale of two single-family real estate owned properties in fiscal 2013, the absence of $46 thousand of recognized gains on the sale of investment securities in fiscal 2013, an $11 thousand decrease in ATM fee income, and a $7 thousand increase in net impairment losses recognized in earnings related to the Company’s private label mortgage-backed securities, which were partially offset by a $136 thousand increase in earnings on bank-owned life insurance.

Non-interest Expense. Total non-interest expense increased $31 thousand or 0.8% in fiscal 2015, and increased $104 thousand or 2.9% during fiscal 2014. The increase in fiscal 2015 was primarily attributable to increases in ATM and debit card related expenses, employee related expenses, and provisions for off-balance sheet (loan origination) commitments, which were partially offset by recoveries of legal fees related to a paid off non-performing home equity line of credit, and decreases in federal deposit insurance premiums, charitable contributions eligible for PA tax credits, and occupancy and equipment costs. The increase in fiscal 2014 was primarily attributable to increases in employee related expenses, federal deposit insurance premiums, and depreciation expense related to the planned Windows® 7 upgrade to the Company’s personal computers and ATMs, which were partially offset by decreases in charitable contributions eligible for PA tax credits, provisions for losses on off-balance sheet (loan origination) commitments and other real estate owned expenses.

Income Taxes. Income taxes increased $185 thousand during fiscal 2015 and decreased $69 thousand during fiscal 2014. The increase in fiscal 2015 was due to increased levels of taxable income, while the decrease in fiscal 2014 was due to lower levels of taxable income. The Company’s combined effective tax rate was 32.8% for the year ended June 30, 2015 and 34.0% for the year ended June 30, 2014.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $2.2 million during fiscal 2015 primarily due to $16.3 million of net cash provided by financing activities, and by $1.6 million of net cash provided by operating activities, which were partially offset by $15.7 million of net cash used for investing activities.

Funds provided by financing activities totaled $16.3 million for fiscal 2015 as compared to $21.2 million provided by financing activities in fiscal 2014. Primary sources of funds for fiscal 2015 were a $14.2 million increase in FHLB short-term advances, and a $6.1 million increase in FHLB long-term variable-rate advances, which were partially offset by a $3.0 million decrease in total deposits, $504 thousand in increase in unallocated ESOP shares, $329 thousand in cash dividends paid on the Company’s common stock, and $186 thousand in purchases of treasury stock. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

Funds provided by operating activities totaled $1.6 million during fiscal 2015 as compared to $3.3 million during fiscal 2014. Net cash provided by operating activities was primarily comprised of $1.3 million of net income, $756 thousand of amortization and accretion of discounts, premiums and deferred loan fees, $91 thousand in depreciation, and $70 thousand of provisions for loan losses, which were partially offset by a $560 thousand increase in accrued interest receivable, and $140 thousand of earnings on bank-owned life insurance.

Funds used for investing activities totaled $15.7 million during fiscal 2015 as compared to $25.0 million used for investing activities during fiscal 2014. Primary uses of funds during fiscal 2015 included purchases of investments and mortgage-backed securities totaling $110.9 million, and $21.2 million, respectively, a $16.7 million increase in net loans receivable, and net purchases of FHLB stock totaling $179 thousand, which were partially offset by repayments of investments, and mortgage-backed securities totaling $56.6 million, and $76.2 million, respectively. Investment purchases were comprised primarily of U.S. Government Agency mortgage-backed securities and debentures, and investment grade corporate bonds.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2015, the total approved loan commitments outstanding amounted to $4.2 million. At the same date, commitments under unused letters and lines of credit amounted to $6.4 million and the unadvanced portion of construction loans approximated $5.5 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2015, totaled $22.9 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2015 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$117,805	$101,696	$16,109	$—	$—
Operating lease obligations	80	50	30	—	—

	$117,885	$101,746	$16,139	$—	$—

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

On July 28, 2015, the Company’s Board of Directors declared a cash dividend of $0.04 per share payable on August 20, 2015 to shareholders of record at the close of business on August 10, 2015. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of total capital to risk weighted assets, Tier 1 capital to risk weighted assets, and Common equity Tier 1 capital to risk weighted assets were 21.99%, 21.75%, and 21.75%, respectively, at June 30, 2015. The Company’s ratio of Tier 1 capital to average total assets was 10.03% at June 30, 2015.

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

The Company’s non-performing assets at June 30, 2015 totaled approximately $309 thousand or 0.09% of total assets compared to $607 thousand or 0.20% of total assets at June 30, 2014. The $298 thousand decrease in non-performing assets during the twelve months ended June 30, 2015 was primarily attributable to the payoff in full of one non-performing home equity line of credit totaling $150 thousand, the transfer to real estate owned and subsequent sale of one non-performing single-family loan totaling $139 thousand, and principal payments on one non-performing single-family loan totaling $139 thousand. Non-performing assets at June 30, 2015 consisted of one single-family real estate loan totaling $260 thousand, and one commercial real estate loan totaling $49 thousand.

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

The Federal Open Market Committee (“Committee” or “FOMC”) issued a press release on October 29, 2014 which announced the Committee’s current assessments of the U.S. economy and the FOMC’s decision to conclude its Asset Purchase Program (“Program”). The Program included purchases of U.S. Government bonds and U.S. Government Agency mortgage-backed securities. The Committee further decided to maintain its present policy of reinvesting principal payments from its securities holdings and to rollover maturing U.S. Treasury securities at auction. The FOMC believes that the policy of keeping its holdings of longer-term securities at sizeable levels should help maintain accommodative financial conditions.

The Committee further stated that it will likely be appropriate to maintain the 0 to 1/4 percent target range for the federal funds rate for a considerable time following the end of its Asset Purchase Program – especially if projected inflation continues to run below the Committee’s 2 percent longer-run goal and provided that the longer-term inflation expectations remain well anchored.

Throughout fiscal year 2015, the Company continued to adjust its asset/liability management tactics by increasing total assets by about $19.8 million while continuing to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2015 were: investment securities – available for sale, $38.5 million; net loans receivable, $16.4 million; investment securities held to maturity, $14.6 million; and cash and cash equivalents, $2.2 million, which were partially offset by decreases in mortgage-backed securities held to maturity - $52.7 million. We anticipate growing our asset base to the range of $330 - $350 million during fiscal 2016, subject to economic and market conditions.

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

During the fiscal years 2013, 2014 and 2015, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

The table below shows the targeted federal funds rate and the benchmark two and ten year treasury yields at quarter ends beginning in June 30, 2007, and extending through June 30, 2015. The difference in yields on the two year and ten year Treasury’s is often used to determine the steepness of the yield curve and to assess the term premium of market interest rates.

		Yield on:
	Targeted Federal Funds	Two (2) Year Treasury	Ten (10) Year Treasury	Shape of Yield Curve

June 30, 2007	5.25%	4.87%	5.03%	Slightly positive
September 30, 2007	4.75%	3.97%	4.59%	Moderately positive
December 31, 2007	4.25%	3.05%	4.04%	Positive
March 31, 2008	2.25%	1.62%	3.45%	Positive
June 30, 2008	2.00%	2.63%	3.99%	Positive
September 30, 2008	2.00%	2.00%	3.85%	Positive
December 31, 2008	0.00% to 0.25%	0.76%	2.25%	Positive
March 31, 2009	0.00% to 0.25%	0.81%	2.71%	Positive
June 30, 2009	0.00% to 0.25%	1.11%	3.53%	Positive
September 30, 2009	0.00% to 0.25%	0.95%	3.31%	Positive
December 31, 2009	0.00% to 0.25%	1.14%	3.85%	Positive
March 31, 2010	0.00% to 0.25%	1.02%	3.84%	Positive
June 30, 2010	0.00% to 0.25%	0.61%	2.97%	Positive
September 30, 2010	0.00% to 0.25%	0.42%	2.53%	Positive
December 31, 2010	0.00% to 0.25%	0.61%	3.30%	Positive
March 31, 2011	0.00% to 0.25%	0.80%	3.47%	Positive
June 30, 2011	0.00% to 0.25%	0.45%	3.18%	Positive
September 30, 2011	0.00% to 0.25%	0.25%	1.92%	Positive
December 31, 2011	0.00% to 0.25%	0.25%	1.89%	Positive
March 31, 2012	0.00% to 0.25%	0.33%	2.23%	Positive
June 30, 2012	0.00% to 0.25%	0.33%	1.67%	Positive
September 30, 2012	0.00% to 0.25%	0.23%	1.65%	Positive
December 31, 2012	0.00% to 0.25%	0.24%	1.85%	Positive
March 31, 2013	0.00% to 0.25%	0.25%	1.87%	Positive
June 30, 2013	0.00% to 0.25%	0.36%	2.52%	Positive
September 30, 2013	0.00% to 0.25%	0.33%	2.64%	Positive
December 31, 2013	0.00% to 0.25%	0.30%	2.84%	Positive
March 31, 2014	0.00% to 0.25%	0.44%	2.73%	Positive
June 30, 2014	0.00% to 0.25%	0.47%	2.53%	Positive
September 30, 2014	0.00% to 0.25%	0.58%	2.52%	Positive
December 31, 2014	0.00% to 0.25%	0.53%	1.90%	Positive
March 31, 2015	0.00% to 0.25%	0.56%	1.99%	Positive
June 30, 2015	0.00% to 0.25%	0.64%	2.33%	Positive

These changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2015, totaled $8.8 million, $56.6 million, and $76.2 million, respectively. Despite stagnant global interest rates and Treasury yields the Company continued to grow its balance sheet and used proceeds from maturities/calls of corporate bonds and U.S. Government agency bonds, repayments on its mortgage-backed securities, and borrowings to purchase U.S. Government agency bonds, U.S. Government agency CMOs, and investment grade corporate bonds, and fund loan growth. In particular, the Company increased its investment securities – available for sale portfolio allocation from $28.4 million at June 30, 2014 to $66.9 million at June 30, 2015, its investment securities held to maturity portfolio from $22.0 million at June 30, 2014 to $36.6 million at June 30, 2015, and its net loans receivable from $29.7 million at June 30, 2014 to $46.2 million at June 30, 2015.

During the fiscal year ended June 30, 2015, the Company increased its loan portfolio by $16.4 million or 54.6% as follows: portfolios of single-family real estate loans - $13.0 million, multi-family real estate loans - $3.8 million, construction loans - $1.2 million, consumer loans - $248 thousand, and land acquisition and development loans - $80 thousand, which were partially offset by decrease in its portfolio of commercial real estate loans of $1.1 million, obligations (other than securities and leases) of states and political subdivisions of $400 thousand, and commercial loans of $333 thousand. The Company also makes available for origination residential mortgage loans with interest rates which adjusts pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will modestly grow throughout fiscal 2016. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2015, principal investment purchases were comprised of: callable U.S. Government agency multiple step-up bonds with initial lock out periods of 1-4 months - $50.9 million with a weighted average yield to call of 3.17%; investment grade corporate bonds - $47.4 million with a weighted average yield of 1.46%; U.S. Government agency floating-rate CMOs - $23.2 million with a weighted average yield of 1.66%; taxable municipal bonds - $6.1 million with a weighted average yield of 2.69%; U.S. dollar denominated investment-grade fixed-rate corporate bonds of large foreign issuers - $3.3 million with a weighted average yield of 1.53%; investment grade fixed rate corporate utility first mortgage bonds - $1.7 million with a weighted average yield of 1.71%; and U.S. dollar denominated investment grade floating-rate corporate bonds of large foreign issuers - $1.6 million with a weighted average yield of 1.48%. Single step-up bonds have one “step” or increase in coupon. Multiple step-up bonds have more than one “step” or increase in coupon.

Major investment proceeds received during fiscal 2015 were: callable U.S. Government agency bonds - $40.4 million with a weighted average yield of approximately 1.77%; investment grade corporate bonds - $14.3 million with a weighted average yield of approximately 1.85%; investment grade corporate utility first mortgage bonds - $323 thousand with a weighted average yield of 1.28%.

As of June 30, 2015, the implementation of these asset and liability management initiatives resulted in the following:

1)	$164.6 million or 49.9% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $164.6 million, approximately $162.4 million float on a monthly basis based upon changes in the one-month London Interbank Offered Rate (LIBOR) and about $2.0 million reprice on a quarterly basis based upon the three-month LIBOR.

2)	$162.6 million or 66.4% of the Company’s total investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$62.8 million or 25.6% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $1.6 million or 2.5%; 3 – 12 months - $9.2 million or 14.7%; 1 – 2 years - $45.4 million or 72.2%; 2 – 3 years - $5.5 million or 8.8%; 3 – 5 years - $1.1 million or 1.8% and over 5 years - $1.0 million or 1.8%;

4)	$27.4 million or 11.2% of the Company’s investment portfolio was comprised of callable U.S. Government Agency multiple step-up bonds which are callable in less than 6 months. These bonds may or may not actually be redeemed prior to maturity (i.e. called) depending upon the level of market interest rates at their respective call dates;

5)	$66.9 million or 20.3% of the Company’s assets were comprised of investment securities classified as available for sale;

6)	$6.1 million or 1.8% of the Company’s investment portfolio was comprised of obligations of state and political subdivisions;

7)	An aggregate of $12.8 million or 27.6% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months;

8)	Approximately $100.3 million of the Company’s total FHLB long-term advances of $117.8 million are comprised of floating rate instruments which adjust on a monthly basis based upon changes in the one-month LIBOR;

9)	Approximately $5.0 million of the Company’s total FHLB long-term advances of $117.8 million are comprised of floating rate instruments which adjust on a quarterly basis based upon changes in the three-month LIBOR; and

10)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $37.8 million or 24.3%; 3 – 12 months - $101.7 million or 65.4%; and 2 – 3 years - $16.1 million or 10.3%.

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

	June 30,
	2015	2014	2013
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$227,461	$256,902	$236,125
Interest-bearing liabilities maturing or repricing within one year	228,335	209,986	188,841

Interest sensitivity gap	$(874)	$46,916	$47,284

Interest sensitivity gap as a percentage of total assets	-0.27%	15.14%	16.44%
Ratio of assets to liabilities maturing or repricing within one year	99.62%	122.34%	125.04%

During fiscal 2015, the Company managed its one-year interest sensitivity gap primarily by: (1) purchasing $23.2 million of floating-rate U.S. Government agency CMOs which reprice monthly; and (2) increasing by approximately $6.1 million, the Company’s long-term variable rate borrowings that reprice within three months. At June 30, 2015, investments available for sale totaled $66.9 million, or 20.3% of total assets.

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2015. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$3,257	$287	$(3,624)	$36,321	$31,813	$28,827	$27,341
% of Total Assets	1.0%	0.1%	-1.1%	11.0%	9.6%	8.7%	8.3%
Base Case Up 100 bp
Cumulative Gap ($’s)	$3,469	$686	$(2,890)	$37,530	$33,323	$30,624	$27,341
% of Total Assets	1.1%	0.2%	-0.9%	11.4%	10.1%	9.3%	8.3%
Base Case No Change
Cumulative Gap ($’s)	$4,077	$1,825	$(874)	$40,748	$37,316	$35,092	$27,341
% of Total Assets	1.2%	0.6%	-0.3%	12.4%	11.3%	10.6%	8.3%
Base Case Down 100 bp
Cumulative Gap ($’s)	$4,385	$2,403	$147	$42,312	$39,134	$36,828	$27,341
% of Total Assets	1.3%	0.7%	0.0%	12.8%	11.9%	11.2%	8.3%
Base Case Down 200 bp
Cumulative Gap ($’s)	$4,829	$3,230	$1,577	$44,429	$41,474	$38,939	$27,341
% of Total Assets	1.5%	1.30%	0.5%	13.5%	12.6%	11.8%	8.3%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2015. This analysis was done assuming that the interest-earning assets will average approximately $334 million and $351 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2015. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2016					June 30, 2017

Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200

Change in net interest income	-9.0%	-6.6%	—	2.4%	5.5%	-18.0%	-12.7%	—	8.2%	16.7%

Return on average equity	3.48%	3.74%	4.49%	4.76%	5.10%	3.86%	4.51%	6.05%	7.04%	8.05%

Return on average assets	0.33%	0.35%	0.43%	0.45%	0.49%	0.36%	0.42%	0.57%	0.67%	0.77%

Market value of equity (in thousands)	$36,825	$37,178	$37,612	$36,696	$34,036

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2015.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans
Fixed rate	$3,425
3.98%

Adjustable rate	$2,100
4.50%

Undisbursed lines of credit
Adjustable rate	$6,378
3.72%

Loan origination commitments
Fixed rate	$3,758
3.50%

Adjustable rate	$438
4.29%

Letters of credit
Adjustable rate	$130
4.25%

$16,221

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2015. These consolidated financial statements are the responsibility of WVS Financial Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. WVS Financial Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of WVS Financial Corp.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania

September 17, 2015

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-7647* Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2015	2014
ASSETS
Cash and due from banks	$1,839	$1,088
Interest-earning demand deposits	1,734	272

Total cash and cash equivalents	3,573	1,360
Certificates of deposit	350	598
Investment securities available for sale (amortized cost of $66,968 and $28,189)	66,916	28,387
Investment securities held to maturity (fair value of $36,979 and $22,480)	36,618	22,047
Mortgage-backed securities held to maturity (fair value of $163,265 and $215,016)	162,639	215,335
Net loans receivable (allowance for loan losses of $304 and $234)	46,163	29,724
Accrued interest receivable	1,198	638
Federal Home Loan Bank stock, at cost	6,619	6,440
Premises and equipment	630	615
Bank owned life insurance	4,276	4,136
Deferred tax assets (net)	524	512
Other assets	210	148

TOTAL ASSETS	$329,716	$309,940

LIABILITIES
Deposits	$138,928	$141,859
Federal Home Loan Bank advances: short-term	37,830	23,626
Federal Home Loan Bank advances: long-term – fixed rate	12,500	12,500
Federal Home Loan Bank advances: long-term – variable rate	105,305	99,196
Accrued interest payable	156	170
Other liabilities	2,954	801

TOTAL LIABILITIES	297,673	278,152

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,485	21,485
Treasury stock (1,764,917 and 1,748,661 shares at cost)	(26,886)	(26,700)
Retained earnings - substantially restricted	39,353	38,335
Accumulated other comprehensive loss	(461)	(420)
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(1,486)	(950)

TOTAL STOCKHOLDERS’ EQUITY	32,043	31,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$329,716	$309,940

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2015	2014	2013
INTEREST AND DIVIDEND INCOME
Loans, including fees	$1,640	$1,579	$2,027
Investment securities – taxable	1,493	1,567	2,743
Mortgage-backed securities	2,781	2,547	1,162
Certificates of deposit	6	10	7
Interest-earning demand deposits	1	1	1
Federal Home Loan Bank stock	457	117	19

Total interest and dividend income	6,378	5,821	5,959

INTEREST EXPENSE
Deposits	217	330	378
Federal Home Loan Bank advances – short-term	73	202	192
Federal Home Loan Bank advances – long-term – variable rate	297	29	—
Federal Home Loan Bank advances – long-term – fixed rate	563	785	837
Other short-term borrowings	5	11	—

Total interest expense	1,155	1,357	1,407

NET INTEREST INCOME	5,223	4,464	4,552
Provision for loan losses	70	(73)	(68)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,153	4,537	4,620

NONINTEREST INCOME
Service charges on deposits	162	184	189
Earnings on bank owned life insurance	140	136	—
Investment securities gains	—	—	46

Other than temporary impairment gains (losses)	—	43	(4)
Portion of loss recognized in other comprehensive income (before taxes)	—	(62)	(8)

Net impairment loss recognized in earnings	—	(19)	(12)

Gain on sale of other real estate owned	5	—	101
Other	251	230	249

Total noninterest income	558	531	573

NONINTEREST EXPENSE
Salaries and employee benefits	2,164	2,121	1,996
Occupancy and equipment	323	329	310
Data processing	239	241	245
Correspondent bank charges	38	44	49
Federal deposit insurance premium	175	187	160
Other	767	753	811

Total noninterest expense	3,706	3,675	3,571

INCOME BEFORE INCOME TAXES	2,005	1,393	1,622

INCOME TAX EXPENSE	658	473	542

NET INCOME	$1,347	$920	$1,080

EARNINGS PER SHARE:
Basic	$0.69	$0.45	$0.52
Diluted	0.69	0.45	0.52

AVERAGE SHARES OUTSTANDING:
Basic	1,941,872	2,057,920	2,057,930
Diluted	1,941,872	2,057,920	2,057,930

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2015	2014	2013
NET INCOME	$1,347	$920	$1,080

OTHER COMPREHENSIVE INCOME (LOSS)
Investment securities available for sale not other-than- temporarily impaired:
Gains (losses) arising during the year	(250)	79	90
LESS: Income tax effect	(85)	27	31

	(165)	52	59
Gains recognized in earnings	—	—	(46)
LESS: Income tax effect	—	—	(16)

	—	—	(30)
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	(165)	52	89

Investment securities held to maturity other-than- temporarily impaired:
Total gains (losses)	—	43	(4)
Losses recognized in earnings	—	(19)	(12)

Gains recognized in comprehensive income	—	62	8
LESS: Income tax effect	—	21	3

	—	41	5
Accretion of other comprehensive loss on other- than-temporarily impaired securities held to maturity	188	347	831
LESS: Income tax effect	64	118	282

	124	229	549
Unrealized holding gains on other-than-temporarily impaired securities held to maturity, net of tax	124	270	554

Other comprehensive income (loss)	(41)	322	643

COMPREHENSIVE INCOME	$1,306	$1,242	$1,723

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings – Substantially Restricted	Accumulated Other Comprehensive Loss	Unallocated ESOP Shares	Total

Balance June 30, 2012	$38	$21,458	$(26,690)	$36,992	$(1,385)	$—	$30,413

Net income				1,080			1,080
Other comprehensive income					643		643

Expense for stock options vested		20					20
Cash dividends declared ($0.16 per share)				(328)			(328)

Balance June 30, 2013	38	21,478	(26,690)	37,744	(742)	—	31,828

Net income				920			920
Other comprehensive income					322		322

Purchase of treasury stock (955 shares)			(10)				(10)
Increase in Unallocated ESOP shares						(950)	(950)

Expense for stock options vested		7					7
Cash dividends declared ($0.16 per share)				(329)			(329)

Balance June 30, 2014	38	21,485	(26,700)	38,335	(420)	(950)	31,788

Net income				1,347			1,347
Other comprehensive Income (loss)					(41)		(41)

Purchase of treasury stock (16,256 shares)			(186)				(186)
Increase in Unallocated ESOP shares						(548)	(548)

Release of ESOP shares						12	12
Cash dividends declared ($0.16 per share)				(329)			(329)

Balance June 30, 2015	$38	$21,485	$(26,886)	$39,353	$(461)	$(1,486)	$32,043

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2015	2014	2013
OPERATING ACTIVITIES
Net income	$1,347	$920	$1,080
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	70	(73)	(68)
Net impairment loss recognized in earnings	—	19	12
Depreciation	91	100	90
Gain on sale of other real estate owned	(5)	—	(101)
Investment securities gains	—	—	(46)
Amortization of discounts, premiums, and deferred loan fees, net	756	1,582	2,861
Deferred income taxes	9	71	252
Earnings on bank owned life insurance	(140)	(136)	—
Decrease (increase) in accrued interest receivable	(560)	733	250
Decrease in accrued interest payable	(14)	(40)	(47)
Increase (decrease) in deferred director compensation payable	6	(13)	(29)
Decrease in prepaid federal deposit insurance	—	—	163
Other, net	86	101	(311)

Net cash provided by operating activities	1,646	3,264	4,106

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(54,653)	—	(52,876)
Proceeds from repayments of investment securities	14,890	47,200	21,057
Proceeds from sales of investment securities	—	—	6,825
Held to maturity:
Purchase of investment securities	(56,249)	(12,783)	(9,994)
Purchase of mortgage-backed securities	(21,184)	(98,710)	(135,304)
Proceeds from repayments of investment securities	41,726	17,182	65,606
Proceeds from repayments of mortgage-backed securities	76,219	23,109	75,989
Proceeds from sales of investment securities	—	—	337
Purchase of bank owned life insurance	—	(2,000)	(2,000)
Purchase of certificates of deposit	(100)	—	(250)
Maturities/redemptions of certificates of deposit	348	—	497
Net (increase) decrease in net loans receivable	(16,655)	1,874	7,951
Purchase of Federal Home Loan Bank stock	(12,519)	(8,726)	(998)
Redemption of Federal Home Loan Bank stock	12,340	7,968	2,911
Acquisition of premises and equipment	(106)	(101)	(121)
Sale of other real estate owned	254	—	225
Other	(2)	—	(5)

Net cash used for investing activities	(15,689)	(24,987)	(20,150)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(3,038)	1,335	(1,649)
Repayments of Federal Home Loan Bank long-term advances	—	(5,000)	—
Proceeds from Federal Home Loan Bank long-term advances	6,109	99,196	—
Net (decrease) increase in Federal Home Loan Bank short-term advances	14,204	(73,086)	17,442
Purchase of treasury stock	(186)	(10)	—
Increase in unallocated ESOP shares	(504)	(950)	—
Cash dividends paid	(329)	(329)	(328)

Net cash provided by financing activities	16,256	21,156	15,465

Increase (decrease) in cash and cash equivalents	2,213	(567)	(579)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,360	1,927	2,506

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,573	$1,360	$1,927

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,169	$1,397	$1,454
Taxes	668	453	578
Non-cash items:
Mortgage loans transferred to other real estate owned	246	—	—
Educational Improvement Tax Credits	33	47	107
Unfunded security commitments	1,969	—	—

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Company is supervised by the Board of Governors of the Federal Reserve System, while the Savings Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities.

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2015.

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

During the periods ended June 30, 2015, 2014, and 2013, the Company recorded $0, $7 thousand, and $20 thousand, respectively, in compensation expense related to our share-based compensation awards. As of June 30, 2015, there was no unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009, as all options issued have fully vested.

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

The Company had 0, 0 and 27,229 non-vested stock options outstanding at June 30, 2015, 2014, and 2013, respectively. The Company had the last 27,229 non-vested options vest during fiscal 2014.

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

Cash Flow Information

Cash and cash equivalents include cash and due from banks and interest-earning demand deposits with original maturities of 90 days or less. Cash flow from loans, deposits, and short-term borrowings are reported net.

Reclassification of Comparative Figures

Certain comparative amounts for prior years have been reclassified to conform to current-year presentations. Such reclassifications did not affect net income or stockholders’ equity.

Recent Accounting Pronouncements

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. This Update is not expected have a significant impact on the Company’s financial statements.

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

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. The Company has included the disclosures related to this Update in Note 14.

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

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). This ASU clarifies how current U.S. GAAP should be interpreted in subjectively evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Public business entities are required to implement the new requirements in fiscal years and interim periods within those fiscal years beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805): Pushdown Accounting. The amendments in this Update apply to the separate financial statements of an acquired entity and its subsidiaries that are a business or nonprofit activity (either public or nonpublic) upon the occurrence of an event in which an acquirer (an individual or an entity) obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments (1) Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) Eliminate the presumption that a general partner should consolidate a limited partnership; (3) Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; (4) Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30), as part of its initiative to reduce complexity in accounting standards. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-04, Compensation-Retirement Benefits (Topic 715), as part of its initiative to reduce complexity in accounting standards. For an entity with a fiscal year-end that does not coincide with a month-end, the amendments in this Update provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. The practical expedient should be applied consistently to all plans if an entity has more than one plan. The amendments in this Update are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-05, Intangible – Goodwill and Other Internal Use Software (Topic 350-40), as part of its initiative to reduce complexity in accounting standards. This guidance will

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The amendments in this Update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public business entities, the Board decided that the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the amendments will be effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted for all entities. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic 260):Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions. Topic 260, Earnings Per Share, contains guidance that addresses master limited partnerships that originated from Emerging Issues Task Force (EITF) Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships. Under Topic 260, master limited partnerships apply the two-class method of calculating earnings per unit because the general partner, limited partners, and incentive distribution rights holders each participate differently in the distribution of available cash in accordance with the contractual rights contained in the partnership agreement. The amendments in this Update specify that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method also are required. The amendments in this Update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The Update applies to reporting entities that elect to measure the fair value of an investment using the net asset value per share (or its equivalent) practical expedient. Under the amendments in this Update, investments for which fair value is measured at net asset value per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. Investments that calculate net asset value per share (or its equivalent), but for which the practical expedient is not applied will continue to be included in the fair value hierarchy. A reporting entity should continue to disclose information on investments for which fair value is measured at net asset value (or its equivalent) as a practical expedient to help users understand the nature and risks of the investments and whether the investments, if sold, are probable of being sold at amounts different from net asset value. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-08, Business Combinations – Pushdown Accounting – Amendment to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115. This ASU was issued to amend various SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 115. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-09, Financial Services-Insurance (Topic 944) – Disclosure about Short-Duration Contracts. The amendments apply to all insurance entities that issue short-duration contracts as defined in Topic 944, Financial Services-Insurance. The amendments require insurance entities to disclose for annual reporting periods certain information about the liability for unpaid claims and claim adjustment expenses. The amendments also require insurance entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including reasons for the change and the effects on the financial statements. Additionally, the amendments require insurance entities to disclose for annual and interim reporting periods a rollforward of the liability for unpaid claims and claim adjustment expenses, described in Topic 944. For health insurance claims, the amendments require the disclosure of the total of incurred-but-not-reported liabilities plus expected development on reported claims included in the liability for unpaid claims and claim adjustment expenses. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. For all other entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The amendments in this Update represent changes to clarify the Codification, correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2015	2014	2013

Weighted-average common shares issued	3,805,636	3,805,636	3,805,636

Average treasury stock shares	(1,755,194)	(1,747,716)	(1,747,706)

Average unallocated ESOP shares	(108,570)	—	—

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,941,872	2,057,920	2,057,930

Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,941,872	2,057,920	2,057,930

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2015, 2014, and 2013, there were 114,519 options with an exercise price of $16.20 which were anti-dilutive.

The unallocated shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2015
AVAILABLE FOR SALE
Corporate debt securities	$60,968	$63	$(93)	$60,938
Foreign debt securities [1]	5,298	—	(17)	5,281
Obligations of states and political subdivisions	702	—	(5)	697

Total	$66,968	$63	$(115)	$66,916

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2015
HELD TO MATURITY
U.S. government agency securities	$27,395	$5	$(94)	$27,306
Corporate debt securities	3,868	371	—	4,239
Obligations of states and political subdivisions	5,355	79	—	5,434

Total	$36,618	$455	$(94)	$36,979

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2014
AVAILABLE FOR SALE
Corporate debt securities	$26,123	$188	$—	$26,311
Foreign debt securities [1]	2,066	10	—	2,076

Total	$28,189	$198	$—	$28,387

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2014
HELD TO MATURITY
U.S. government agency securities	$16,848	$11	$(118)	$16,741
Corporate debt securities	5,199	540	—	5,739
Foreign debt securities [1]	—	—	—	—

Total	$22,047	$551	$(118)	$22,480

In fiscal years 2015, 2014, and 2013, the Company recorded gross realized investment security gains of $0, $0, and $46 thousand and there were no gross losses for any period. Proceeds from sales of investment securities during fiscal 2015, 2014, and 2013 were $0, $0, and $7.2 million. In fiscal year 2013, one held to maturity security totaling $337 thousand was sold. The investment sold had paid down below fifteen percent of the original investment amount, and was sold with a realized gain of $1 thousand.

The amortized cost and fair values of investment securities at June 30, 2015, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through two years	Due after two through three years	Due after three through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)

AVAILABLE FOR SALE
Amortized cost	$11,319	$51,366	$3,290	$993	$—	$—	$66,968
Fair value	11,334	51,317	3,273	992	—	—	66,916
Weighted average yield	1.54%	1.56%	1.89%	1.62%	—%	—%	1.57%
HELD TO MATURITY
Amortized cost	$—	$524	$3,095	$2,109	$14,833	$16,057	$36,618
Fair value	—	554	3,293	2,264	14,878	15,990	36,979
Weighted average yield	—%	6.17%	4.94%	4.36%	1.79%	1.66%	2.21%

At June 30, 2015 and 2014, no investment securities were pledged to secure public deposits, repurchase agreements or borrowings with the Federal Home Loan Bank.

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

At June 30, 2015, the Company’s Agency CMOs totaled $160.6 million as compared to $212.8 million at June 30, 2014. The Company’s private-label CMOs totaled $2.0 million at June 30, 2015 as compared to $2.5 million at June 30, 2014. The $52.7 million decrease in the CMO segment of our MBS portfolio was primarily due to repayments on our U.S. Government agency CMO portfolio totaling $75.5 million, and $717 thousand in repayments on our private-label CMOs, which were partially offset by purchases of U.S. Government Agency CMOs totaling $23.2 million, and $188 thousand in amortization of non-credit unrealized holding losses on private-label CMOs with other-than-temporary impairment. At June 30, 2015, approximately $162.6 million or 100.0% (book value) of the Company’s MBS portfolio, including CMOs, were comprised of adjustable or floating rate investments, as compared to $215.3 million or 100.0% at June 30, 2014. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO traunches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had three previously recorded other-than-temporary impairments at June 30, 2015. During the fiscal year ending June 30, 2015, the Company reversed $188 thousand of non-credit unrealized holding losses on three of its private-label CMOs with OTTI due to principal repayments. During the twelve months ended June 30, 2015, the Company recorded no additional credit impairment charges on its private-label CMO portfolio.

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
	(Dollars in Thousands)
2015
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$160,614	$1,130	$(909)	$160,835
Private-label	2,025	405	—	2,430

Total	$162,639	$1,535	$(909)	$163,265

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2014
HELD TO MATURITY

Collateralized mortgage obligations:
Agency	$212,781	$1,370	$(2,097)	$212,054
Private-label	2,554	408	—	2,962

Total	$215,335	$1,778	$(2,097)	$215,016

The amortized cost and fair value of mortgage-backed securities at June 30, 2015, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$—	$446	$162,193	$162,639
Fair value	—	—	462	162,803	163,265
Weighted average yield	—%	—%	1.62%	1.35%	1.35%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2015, mortgage-backed securities with amortized costs of $144.1 million and fair values of $144.2 million were pledged to secure public deposits and borrowings with the Federal Home Loan Bank. Of the securities pledged, $6.7 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2014 mortgage-backed securities with an amortized cost of $148.3 million and fair values of $147.0 million, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits. Of the securities pledged, $16.5 million of fair value was excess collateral.

5.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following tables present the changes in accumulated other comprehensive loss by component for the three years ended June 30, 2015, 2014, and 2013.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)

Balance – June 30, 2012	$(11)	$(1,374)	$(1,385)
Other comprehensive income before reclassifications	119	549	668
Amounts reclassified from accumulated other comprehensive income (loss)	(30)	5	(25)

Net current-period other comprehensive income	89	554	643

Balance – June 30, 2013	78	(820)	(742)
Other comprehensive income before reclassifications	52	229	281
Amounts reclassified from accumulated other comprehensive income	—	41	41

Net current-period other comprehensive income	52	270	322

Balance – June 30, 2014	130	(550)	(420)
Other comprehensive income (loss), before reclassifications	(165)	124	(41)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net current-period other comprehensive income (loss)	(165)	124	(41)

Balance – June 30, 2015	$(35)	$(426)	$(461)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive loss.

	Amount Reclassified from Accumulated Other Comprehensive Income
Details About Accumulated Other Comprehensive Loss Components:	2015	2014	2013	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)

Unrealized gains and losses on available-for-sale securities	$—	$—	$(46)	Investment security gains

	—	—	(46)	Total before tax
	—	—	(16)	Income tax expense

	—	—	(30)	Net of tax

Unrealized gains and losses on held-to-maturity securities	—	62	8	Gains recognized in comprehensive income (loss)

	—	62	8	Total before tax
	—	21	3	Income tax expense

	—	41	5	Net of tax

Total reclassifications for the period	$—	$41	$(25)	Net of tax

6.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2015 and 2014.

	2015
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross		Gross
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)

Corporate debt securities	$28,284	$(88)	$1,285	$(5)	$—	$—	$29,569	$(93)
Foreign Debt Securities [1]	4,780	(16)	501	(1)	—	—	5,281	(17)
U.S. government agency securities	21,318	(94)	—	—	—	—	21,318	(94)
Obligations of states and political subdivisions	697	(5)	—	—	—	—	697	(5)
Collateralized mortgage obligations:
Agency	22,504	(121)	21,243	(663)	16,092	(125)	59,839	(909)

Total	$77,583	$(324)	$23,029	$(669)	$16,092	$(125)	$116,704	$(1,118)

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	2014
	Less Than Six Months		Six through Twelve Months		Twelve Months or Greater		Total

		Gross		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses	Value	Losses

	(Dollars in Thousands)

U.S. government agencies securities	$—	$—	$—	$—	$9,882	$(118)	$9,882	$(118)
Collateralized mortgage obligations:
Agency	73,738	(1,133)	30,320	(643)	12,668	(321)	116,726	(2,097)

Total	$73,738	$(1,133)	$30,320	$(643)	$22,550	$(439)	$126,608	$(2,215)

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2015 and 2014:

	Twelve Months Ended June 30,
	2015	2014
	(Dollars in Thousands)

Beginning balance	$302	$316
Initial credit impairment	—	—
Subsequent credit impairment	—	19
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(54)	(33)
Reduction for increase in cash flows expected to be collected	—	—

Ending Balance	$248	$302

During the twelve months ended June 30, 2015, the Company recorded no credit impairment charge, and no non-credit unrealized holding loss to accumulated other comprehensive loss. The Company was able to accrete back into other comprehensive income $124 thousand (net of income tax effect of $64 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

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

In conjunction with our adoption of ASC Topic 820 effective June 30, 2009, the Company retained an independent third party to assist it with assessing its investments within the private-label CMO portfolio. The independent third party utilized certain assumptions for producing the cash flow analyses used in the OTTI assessment. Key assumptions would include interest rates, expected market participant spreads and discount rates, housing prices, projected future delinquency levels and assumed loss rates on any liquidated collateral.

The Company reviewed the independent third party’s assumptions used in the June 30, 2015 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. Management believes that no additional private-label CMOs in the portfolio had an other-than-temporary impairment at June 30, 2015, keeping the total at three private-label CMOs with OTTI at June 30, 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

The Company had investments in 51 positions that were temporarily impaired at June 30, 2015. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

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

guidelines. At June 30, 2015 and 2014, the Company had approximately $3.7 million and $2.4 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2015 and 2014, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60 thousand during the fiscal years ended June 30, 2015 and 2014.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2015 and June 30, 2014.

	June 30, 2015			June 30, 2014
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)

First mortgage loans:
1 – 4 family dwellings	$28,620	$—	$28,620	$15,634	$—	$15,634
Construction	3,032	—	3,032	1,872	—	1,872
Land acquisition & development	653	—	653	573	—	573
Multi-family dwellings	6,084	—	6,084	2,327	—	2,327
Commercial	3,395	49	3,346	4,523	49	4,474

Consumer Loans
Home equity	1,175	—	1,175	849	—	849
Home equity lines of credit	1,917	—	1,917	1,985	150	1,835
Other	211	—	211	221	—	221

Commercial Loans	1,251	—	1,251	1,584	—	1,584

Obligations (other than securities and leases) of states and political subdivisions	—	—	—	400	—	400

	$46,338	$49	$46,289	$29,968	$199	$29,769

Less: Deferred loan fees	129			(10)
Allowance for loan losses	(304)			(234)

Total	$46,163			$29,724

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

The following table is a summary of the loans considered to be impaired as of June 30, 2015 and June 30, 2014, and the related interest income recognized for the twelve months ended June 30, 2015 and June 30, 2014:

	June 30,	June 30,
	2015	2014
	(Dollars in Thousands)

Impaired loans with an allocated allowance:
Home equity lines of credit	$—	$150
Impaired loans without an allocated allowance:
Commercial real estate loans	49	49
Home equity lines of credit	—	—

Total impaired loans	$49	$199

Allocated allowance on impaired loans:
Commercial real estate loans	$—	$—
Home equity lines of credit	—	15

Total	$—	$15

Average impaired loans:
Construction loans	$—	$237
Land acquisition & development loans	—	15
Commercial real estate loans	49	4
Home equity lines of credit	107	150

Total	$156	$406

Income recognized on impaired loans:
Construction loans	$—	$—
Land acquisition & development loans	—	—
Commercial real estate loans	3	—
Home equity lines of credit	5	6

Total	$8	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2015 and June 30, 2014 and the related interest income recognized for the twelve months ended June 30, 2015 and June 30, 2014 are as follows:

	June 30,	June 30,
	2015	2014
	(Dollars in Thousands)

Principal outstanding:
1 – 4 family dwellings	$260	$408
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	49	49
Home equity lines of credit	—	150

Total	$309	$607

Average nonaccrual loans:
1 – 4 family dwellings	$289	$459
Construction	—	237
Land acquisition & development	—	15
Commercial real estate	49	4
Home equity lines of credit	107	150

Total	$445	$865

Income that would have been recognized	$25	$51
Interest income recognized	$32	$14

Interest income foregone	$1	$40

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

The following table includes the recorded investment and number of TDRs for the fiscal year ended June 30, 2015. The Company reports the recorded investment in the loans prior to a restructuring and also the recorded investment in the loans after the loans were restructured.

	June 30, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in Thousands)

Troubled debt restructurings:
Commercial real estate loans	1	$49	$49
Troubled debt restructurings that subsequently defaulted:
Commercial real estate loans	—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

During fiscal 2015, one loan secured by commercial real estate was modified twice by reducing its required payment for a nine month period, then again for an additional twenty-four month period. At June 30, 2015, there were no previously modified TDRs in default.

During fiscal 2014, there were no trouble debt restructurings, and no trouble debt restructurings that subsequently defaulted.

There was one previously modified TDR, totaling $150 thousand, secured by a home equity line of credit, in default as of June 30, 2014. This TDR was fully repaid in fiscal 2015.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2015, is adequate.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2015 and 2014:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
	(Dollars in Thousands)
June 30, 2015
First mortgage loans:
1 – 4 family dwellings	$28,327	$—	$33	$—	$260	$293	$28,620
Construction	3,032	—	—	—	—	—	3,032
Land acquisition & development	653	—	—	—	—	—	653
Multi-family dwellings	6,084	—	—	—	—	—	6,084
Commercial	3,335	11	—	—	49	60	3,395

Consumer Loans
Home equity	1,175	—	—	—	—	—	1,175
Home equity lines of credit	1,917	—	—	—	—	—	1,917
Other	211	—	—	—	—	—	211

Commercial Loans	1,251	—	—	—	—	—	1,251

Obligations (other than securities and leases) of states and political subdivisions	—	—	—	—	—	—	—

	$45,985	$11	$33	$—	$309	$353	46,338

Deferred loan costs							129
Allowance for loan losses							(304)

Net Loans Receivable							$46,163

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans
	(Dollars in Thousands)
June 30, 2014
First mortgage loans:
1 – 4 family dwellings	$15,068	$122	$36	$—	$408	$566	$15,634
Construction	1,872	—	—	—	—	—	1,872
Land acquisition & development	573	—	—	—	—	—	573
Multi-family dwellings	2,327	—	—	—	—	—	2,327
Commercial	4,474	—	—	—	49	49	4,523

Consumer Loans
Home equity	849	—	—	—	—	—	849
Home equity lines of credit	1,835	—	—	—	150	150	1,985
Other	221	—	—	—	—	—	221

Commercial Loans	1,584	—	—	—	—	—	1,584

Obligations (other than securities and leases) of states and political subdivisions	400	—	—	—	—	—	400

	$29,203	$122	$36	$—	$607	$765	29,968

Less: Deferred loan fees							(10)
Allowance for loan losses							(234)

Net Loans Receivable							$29,724

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2015 and 2014. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

Loss – loans classified as loss are considered uncollectible, or of such value that continuance as a loan is not warranted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

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

The following tables presents the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2015 and 2014.

	June 30, 2015
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions
	(Dollars in Thousands)

Pass	$3,032	$445	$6,084	$3,346	$1,251	$—
Special Mention	—	—	—	—	—	—
Substandard	—	208	—	49	—	—
Doubtful	—	—	—	—	—	—

Ending Balance	$3,032	$653	$6,084	$3,395	$1,251	$—

	June 30, 2014
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial	Obligations (other than securities and leases) of States and Political Subdivisions
	(Dollars in Thousands)

Pass	$1,872	$258	$2,327	$4,474	$1,584	$400
Special Mention	—	—	—	—	—	—
Substandard	—	315	—	49	—	—
Doubtful	—	—	—	—	—	—

Ending Balance	$1,872	$573	$2,327	$4,523	$1,584	$400

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2015 and June 30, 2014.

	June 30, 2015
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$28,360	$3,303
Non-performing	260	—

Total	$28,620	$3,303

	June 30, 2014
	1 – 4 Family	Consumer

	(Dollars in Thousands)

Performing	$15,160	$2,905
Non-performing	474	150

Total	$15,634	$3,055

8.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2015 and 2014.

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

The following is a summary of the changes in the allowance for loan losses:

	2015	2014	2013
	(Dollars in Thousands)
Balance, July 1	$234	$307	$385
Add:
Provision for loan losses	70	(73)	(68)
Less:
Loans charged off	—	—	10

Balance, June 30	$304	$234	$307

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2015 and June 30, 2014. Activity in the allowance is presented for the fiscal years ended June 30, 2015 and 2014.

	As of June 30, 2015
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2014	$103	$14	$5	$12	$45	$47	$8	$234
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	22	49	4	18	(11)	(10)	(2)	70

Ending ALLL Balance at June 30, 2015	$125	$63	$9	$30	$34	$37	$6	$304

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	125	63	9	30	34	37	6	304

	$125	$63	$9	$30	$34	$37	$6	$304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2014
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2013	$47	$117	$8	$14	$57	$53	$11	$307
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	56	(103)	(3)	(2)	(12)	(6)	(3)	(73)

Ending ALLL Balance at June 30, 2014	$103	$14	$5	$12	$45	$47	$8	$234

Individually evaluated for impairment	$—	$—	$—	$—	$—	$15	$—	$15
Collectively evaluated for impairment	103	14	5	12	45	32	8	219

	$103	$14	$5	$12	$45	$47	$8	$234

During the fiscal year ended June 30, 2015, the ALLL associated with the construction loan portfolio, multi-family loans, and land acquisition and development loans increased by $49 thousand, $18 thousand and $4 thousand, respectively. The primary reason for the increases in the ALLL associated with these segments was the increases in associated loan balances. The ALLL for consumer loans decreased primarily due to the payoff of one non-performing home equity line of credit. The increase in the ALLL associated with 1 – 4 family permanent loans was primarily associated with an increase in the ALLL associated with new loans booked within this segment, which was partially offset by a decrease in the ALLL associated with the non-performing segment of 1 – 4 family permanent loans. The decrease in the ALLL associated with the commercial real estate and commercial (non-real estate) segments was primarily related to the lower loan balances within these segments. During the fiscal year ended June 30, 2015, the Company also increased its ALLL reserve factors, due to increases in associated loan balances and qualitative factors throughout fiscal 2015, for the following loan segments:

Loan Segment	06/30/2015 Factor	06/30/2014 Factor

1 – 4 family	0.35%	0.15%
Construction:
1 – 4 family	0.75%	0.15%
5+ family	1.00%	0.50%
Land acquisition and development	1.00%	0.75%

The $103 thousand credit provision on construction loans was primarily due to the payoff in full of one single-family construction loan during fiscal 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2015	2014
	(Dollars in Thousands)

Investment and mortgage-backed securities	$997	$520
Loans receivable	139	118
FHLB stock	62	—

Total	$1,198	$638

10.	FEDERAL HOME LOAN BANK (FHLB) STOCK

The Savings Bank is a member of the FHLB system. As a member, the Savings Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount equal to the FHLB’s Acquired Member Asset Purchase Percentage (currently as high as 6.0% or to as low as 0.0%), multiplied by the amount of the Savings Bank’s Acquired Member Assets (MAV Stock), and an amount equal to the FHLB’s Member Loan Stock Purchase Percentage (currently as high as 6.0% or to as low as 2.0%), multiplied by all the loans extended from the FHLB to the Bank (Activity Stock).

Purchases and redemptions of FHLB stock are made directly with the FHLB at par. In 2008, the FHLB suspended both the payment of dividends and the repurchase of excess capital stock. Beginning in the fourth quarter of calendar year 2010, the FHLB partially lifted the suspension with limited repurchases of excess stock. Beginning August 2013, the FHLB began repurchasing excess capital stock on a monthly basis. Beginning in December of 2014, the FHLB began repurchasing excess capital stock on a weekly basis.

Beginning in the first quarter of calendar year 2012, the FHLB began paying dividends at an annualized rate of 0.10% on the average balance of stock held in the prior quarter. In subsequent quarters, the FHLB paid dividends at annualized rates between 0.10% and 4.00%.

Under the new FHLB stock program, the FHLB began paying dividends on both classes of stock at an annualized rate of 4%. Beginning in February 2015, the FHLB paid dividends on the MAV stock at an annualized rate of 3%, and dividends on the Activity stock at an annualized rate of 5%. In February 2015, the FHLB also paid a special dividend on the average balance of all stock held during calendar year 2014 at an annualized rate of 2%. During fiscal years 2015, 2014, and 2013, the Savings Bank received $457 thousand, $117 thousand, and $19 thousand, respectively, in dividends on its holdings of FHLB stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2015	2014
	(Dollars in Thousands)

Land and improvements	$246	$246
Buildings and improvements	2,162	2,153
Furniture, fixtures, and equipment	1,185	1,088

	3,593	3,487
Less accumulated depreciation	2,963	2,872

Total	$630	$615

Depreciation charged to operations was $91 thousand, $100 thousand, and $90 thousand for the years ended June 30, 2015, 2014, and 2013, respectively.

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2015		2014
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)

Non-interest earning checking	$17,806	12.8%	$16,300	11.5%
Interest-earning checking	20,238	14.6	21,077	14.9
Savings accounts	45,092	32.5	44,428	31.3
Money market accounts	23,601	17.0	24,730	17.4
Savings certificates	31,326	22.5	34,833	24.6
Advance payments by borrowers for taxes and insurance	865	0.6	491	0.3

Total	$138,928	100.0%	$141,859	100.0%

The maturities of savings certificates at June 30, 2015, are summarized as follows:

(Dollars in Thousands)
Within one year	$22,905
Beyond one year but within two years	4,851
Beyond two years but within three years	1,693
Beyond three years but within four years	781
Beyond four years but within five years	999
Beyond five years	97

Total	$31,326

Savings certificates with balances of $100 thousand or more amounted to $4.6 million and $5.1 million on June 30, 2015 and 2014, respectively. There were no savings certificates with balances of $250 thousand or more at June 30, 2015 or 2014. At June 30, 2015 and June 30, 2014, the Savings Bank had no brokered CDs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS (Continued)

Interest expense by deposit category for the years ended June 30 is as follows:

	2015	2014	2013
	(Dollars in Thousands)

Interest-earning checking	$4	$4	$5
Savings accounts	21	29	39
Money market accounts	22	22	28
Savings certificates	170	275	303
Advance payments by borrowers for taxes and insurance	—	—	3

Total	$217	$330	$378

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average	Stated interest rate range
Description	from	to	interest rate [1]	from	to	2015	2014
						(Dollars in Thousands)

Convertible	06/22/16	07/27/17	4.44%	4.26%	5.16%	$12,500	$12,500
Adjustable	05/06/16	09/01/17	0.28%	0.29%	0.35%	105,305	99,196

Total						$117,805	$111,696

Maturities of FHLB long-term advances at June 30, 2015, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate
	(Dollars in Thousands)

2016	$101,696	0.42%
2017	—	—
2018	16,109	2.78
2019	—	—
2020 and thereafter	—	—

Total	$117,805	0.74%

[1]	For fiscal year ended 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

The terms of the convertible advances reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates of three months. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty.

The adjustable rate advances adjust either monthly or quarterly, based on the one-month or three-month LIBOR index, and have various spreads to the LIBOR index. The spreads to the applicable LIBOR index range from 0.05% to 0.17%. The adjustable rate advances are not convertible or callable. The FHLB advances are secured by the Company’s FHLB stock, mortgage-backed investment securities and loans, and are subject to substantial prepayment penalties.

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2015	2014
	(Dollars in Thousands)

FHLB revolving and short-term advances:
Ending balance	$37,830	$23,626
Average balance during the year	23,496	79,243
Maximum month-end balance during the year	37,830	122,054
Average interest rate during the year	0.31%	0.25%
Weighted-average rate at year-end	0.32%	0.27%

At June 30, 2015, the Company had remaining borrowing capacity with the FHLB of approximately $6.4 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, and mortgage-backed securities held in safekeeping at the FHLB. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER BORROWINGS

Other borrowings include securities sold under agreements to repurchase with securities brokers (“repurchase agreements”). These borrowings generally mature within 1 to 90 days from the transaction date and require a collateral pledge. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We monitor collateral levels on a continuous basis. We may be required to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agents.

The following table presents information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2015	2014
	(Dollars in Thousands)

Ending balance	$—	$—
Average balance during the year	1,378	4,350
Maximum month-end balance during the year	9,464	15,698
Average interest rate during the year	0.36%	0.25%
Weighted-average rate at year-end	—%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off- balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $16.2 million and $11.9 million at June 30, 2015 and 2014, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2015, contractually mature in less than one year.

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

In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements to be fully-phased in on a global basis on January 1, 2019. The new regulations establish a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset (“RWA”) ratio, phase out certain kinds of intangibles

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

treated as capital and certain types of instruments and change the risk weightings of certain assets used to determine required capital ratios. Provisions of the Dodd-Frank Act generally require these capital rules to apply to bank holding companies and their subsidiaries. The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks, such as West View Savings Bank, a common equity Tier 1 capital ratio of 4.5% became effective on January 1, 2015. The new capital rules also increased the current minimum Tier 1 capital ratio from 4.0% to 6.0% beginning on January 1, 2015. In addition, in order to make capital distributions and pay discretionary bonuses to executive officers without restriction, an institution must also maintain greater than 2.5% in common equity attributable to a capital conservation buffer to be phased in from January 1, 2016 until January 1, 2019. The new rules also increase the risk weights for several categories of assets, including an increase from 100% to 150% for certain acquisition, development and construction loans and more than 90-day past due exposures. The new capital rules maintain the general structure of the prompt corrective action rules, but incorporate the new common equity Tier 1 capital requirement and the increased Tier 1 RWA requirement into the prompt corrective action framework.

Bank holding companies are generally subject to statutory capital requirements, which were implemented by certain of the new capital regulations described above that became effective on January 1, 2015. However, the Small Banking Holding Company Policy Statement exempts certain small bank holding companies like the Company from those requirements provided that they meet certain conditions.

As of June 30, 2015, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2015 are presented in the following table, which show that both met all regulatory capital requirements.

	June 30, 2015
	WVS		West View

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Common Equity Tier I Capital (to Risk-Weighted Assets)

Actual	$32,504	21.75%	$30,905	20.70%
To Be Well Capitalized	9,713	6.50	9,707	6.50
For Capital Adequacy Purposes	6,724	4.50	6,720	4.50

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,504	21.75%	$30,905	20.70%
To Be Well Capitalized	11,954	8.00	11,947	8.00
For Capital Adequacy Purposes	8,966	6.00	8,960	6.00

Total Capital (to Risk-Weighted Assets)

Actual	$32,859	21.99%	$31,261	20.93%
To Be Well Capitalized	14,943	10.00	14,933	10.00
For Capital Adequacy Purposes	11,954	8.00	11,947	8.00

Tier I Capital (to Average Total Assets)

Actual	$32,504	10.03%	$30,905	9.54%
To Be Well Capitalized	16,204	5.00	16,199	5.00
For Capital Adequacy Purposes	12,963	4.00	12,959	4.00

As of June 30, 2014, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6 percent, 10 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2014 are presented in the following table, which show that both met all regulatory capital requirements.

	June 30, 2014
	WVS		West View

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)

Tier I Capital (to Risk-Weighted Assets)

Actual	$32,208	29.27%	$30,733	27.95%
To Be Well Capitalized	6,603	6.00	6,598	6.00
For Capital Adequacy Purposes	4,402	4.00	4,399	4.00

Total Capital (to Risk-Weighted Assets)

Actual	$32,490	29.52%	$31,015	28.20%
To Be Well Capitalized	11,005	10.00	10,997	10.00
For Capital Adequacy Purposes	8,804	8.00	8,798	8.00

Tier I Capital (to Average Total Assets)

Actual	$32,208	10.17%	$30,733	9.71%
To Be Well Capitalized	15,830	5.00	15,826	5.00
For Capital Adequacy Purposes	12,664	4.00	12,660	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS

Stock Option Plan

The Company maintains the 2008 Stock Incentive Plan for the directors, officers, and employees, which provides for the issuance of up to 152,000 shares of common stock pursuant to the grant of stock options, stock appreciation rights and plan share awards of restricted stock. The stock options granted typically have an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option shall at a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted shall at least equal the greater of par value or 100 percent of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to paid-in capital. Up to 38,000 shares of common stock may be granted to non-employee directors and up to 38,000 shares may be granted in the form of share awards of restricted stock.

The following table presents information related to the outstanding options:

	Officers’ and		Weighted-
	Employees’	Directors’	Average
	Stock	Stock	Exercise
	Options	Options	Price

Outstanding, June 30, 2012	87,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	10,000	—

Outstanding, June 30, 2013	77,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2014	77,019	37,500	$16.20

Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2015	77,019	37,500	$16.20

Exercisable at year-end	77,019	37,500

Available for future grant	36,981	500

At June 30, 2015, for officers and employees there were 77,019 options outstanding and exercisable, with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 3.42 years. At June 30, 2014 there were 77,019 options outstanding and exercisable for officers and employees, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 4.42 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

At June 30, 2015, there were also 37,500 options outstanding and exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 3.25 years. At June 30, 2014 there were 37,500 options outstanding and exercisable for directors, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 4.25 years.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $116 thousand, $100 thousand, and $115 thousand for the years ended June 30, 2015, 2014, and 2013, respectively. Total ESOP shares as of June 30, 2015 and 2014, were 385,592 and 339,972, respectively.

The following table presents the components of the ESOP shares as of June 30, 2015 and 2014.

	2015	2014
Allocated shares	254,482	278,330
Unallocated shares	131,110	61,642

Total ESOP shares	385,592	339,972

Fair value of ESOP shares	$4,530,706	$3,698,895

The purchase of shares of the Company’s stock by the ESOP is funded by a line of credit and a term loan, and contributions from the Company, through the Bank. Unreleased ESOP shares collateralize the loans payable and the cost of these shares is recorded as a contra-equity account in stockholders’ equity of the Company. The ESOP’s line of credit bears a weighted-average interest rate of 3.25% and will convert to a term loan on the earlier of: (i) the last day of the month in which the line is fully disbursed, or (ii) March 31, 2016. The term loan will mature twenty years after conversion. The ESOP’s term loan bears a weighted-average interest rate of 3.25%, and will mature in 2035. Shares are released as principal payments are made by the ESOP on the loans. The ESOP’s sources of repayment on the loans can include dividends, if any, on the unallocated stock held by the ESOP and discretionary contributions from the Bank to the ESOP and other earnings.

Compensation is recognized under the shares released method and compensation expense is equal to the fair value of the shares committed to be released, and unallocated ESOP shares are excluded from outstanding shares for the purpose of computing EPS.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2015, 2014, and 2013.

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

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2015, 2014, and 2013, 1,731, 1,731, and 1,731 shares, respectively, were held by the Plan.

Amounts deferred are included in other non-interest expense and totaled $27 thousand, $18 thousand, and $0 for the fiscal years 2015, 2014, and 2013, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2015 and 2014, was $287 thousand and $280 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying consolidated statement of income. The Company recorded $140 thousand and $136 thousand of income in fiscal 2015, and 2014, respectively, and the policies’ cash surrender values totaling $4.3 million and $4.1 million at June 30, 2015 and 2014, respectively, are reflected as an asset on the consolidated balance sheets.

Executive Life Insurance

In fiscal 2014, the Company entered into endorsement split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with three executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company paid the insurance premiums in June and August 2013 and the arrangements were effective in September 2013. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2015, the policies had total death benefits of $10.9 million of which $2.6 million would have been paid to the executive’s beneficiaries and the remaining $8.3 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $35 thousand, $28 thousand, and $0 in fiscal 2015, 2014, and 2013, respectively, for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued expenses of $111 thousand, $90 thousand, and $0 for fiscal years 2015, 2014, and 2013, respectively, in connection with the SERP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES

The provision for income taxes consists of:

	2015	2014	2013
	(Dollars in Thousands)
Currently payable:
Federal	$551	$332	$284
State	98	70	6

	649	402	290
Deferred	9	71	252

Total	$658	$473	$542

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2015	2014	2013

	(Dollars in Thousands)
Net unrealized (gain) loss on securities available for sale	$85	$(27)	$(47)
Net non-credit (gain) loss on securities with OTTI	(64)	(139)	(285)

Net gain (loss) recorded to stockholders’ equity	$21	$(166)	$(332)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2015	2014
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$107	$83
Net unrealized loss on securities available for sale	18	—
Deferred compensation	96	89
Reserve for uncollected interest	5	12
Reserve for off-balance sheet commitments	18	16
OTTI other impairment	220	284
OTTI credit impairment	85	103
Other	147	103

Total gross deferred tax assets	696	690

Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	67
Deferred origination fees, net	127	81
Depreciation reserve	43	28
Other	2	2

Total gross deferred tax liabilities	172	178

Net deferred tax assets	$524	$512

No valuation allowance was established at June 30, 2015 and 2014, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2012.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2015		2014		2013
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income

	(Dollars in Thousands)

Provision at statutory rate	$682	34.0%	$474	34.0%	$551	34.0%
State income tax, net of federal tax benefit	65	3.2	46	3.3	4	0.2
Tax exempt income	—	—	(2)	(0.1)	(2)	(0.1)
Bank Owned Life Insurance	(48)	(2.4)	(46)	(3.3)	—	—
Other, net	(41)	(2.0)	1	—	(11)	(0.7)

Actual tax expense and effective rate	$658	32.8%	$473	33.9%	$542	33.4%

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

20.	REGULATORY MATTERS

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2015 and 2014, the Savings Bank had required reserves of $680 thousand and $651 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2015, surplus funds of $3.4 million were not available for dividends.

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2015 and June 30, 2014, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2015
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Obligations of states and political subdividions	$—	$697	$—	$697
Corporate securities	—	60,938	—	60,938
Foreign debt securities (1)	—	5,281	—	5,281

	$—	$66,916	$—	$66,916

	June 30, 2014
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$26,311	$—	$26,311
Foreign debt securities (1)	—	2,076	—	2,076

	$—	$28,387	$—	$28,387

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

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

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level II inputs based on observable market data or Level III inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information. The Company has no Level I or Level II impaired loans. Level III impaired loans were primarily comprised of one commercial real estate loan.

Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property, are charged to expense. The Company had no Level I, Level II, or Level III real estate owned at June 30, 2015 or 2014.

The following tables present the assets reported on a non-recurring basis on the consolidated balance sheet at their fair value as of June 30, 2015 and 2014, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2015
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$49	$49

Total	$—	$—	$49	$49

	June 30, 2014
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a non-recurring basis:
Impaired loans	$—	$—	$184	$184

Total	$—	$—	$184	$184

76

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis (Continued)

For Level III assets measured at fair value on a recurring and non-recurring basis as of June 30, 2015 and 2014, the significant observable inputs used in the fair value measurements were as follows:

	Fair Value at
	June 30, 2015	June 30, 2014	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Range (Weighted Average)

	(Dollars in Thousands)
Impaired loans	$49	$184	Appraisal of collateral[2]	Discounted appraisal[3]	0% / 0%

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

[2]	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level III inputs which are not identifiable.
[3]	Appraisals may be adjusted by management for qualitative factors such as economic conditions. The range and weighted average of appraisal adjustments are presented as a percentage of the appraisals.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	June 30, 2015
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$3,573	$3,573	$3,573	$—	$—
Certificates of deposit	350	350	350	—	—
Investment securities – available for sale	66,916	66,916	—	66,916	—
Investment securities – held to maturity	36,618	36,979	—	36,979	—
Mortgage-backed securities – held to maturity:
Agency	160,614	160,835	—	160,835	—
Private-label	2,025	2,430	—	—	2,430
Net loans receivable	46,163	46,897	—	—	46,897
Accrued interest receivable	1,198	1,198	1,198	—	—
FHLB stock	6,619	6,619	6,619	—	—
Bank owned life insurance	4,276	4,276	4,276	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$17,806	$17,806	$17,806	$—	$—
NOW accounts	20,238	20,238	20,238	—	—
Savings accounts	45,092	45,092	45,092	—	—
Money market accounts	23,601	23,601	23,601	—	—
Certificates of deposit	31,326	31,267	—	—	31,267
Advance payments by borrowers for taxes and insurance	865	865	865	—	—
FHLB long-term advances	117,805	118,479	—	—	118,479
FHLB short-term advances	37,830	37,830	37,830	—	—
Accrued interest payable	156	156	156	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2014
	Carrying	Fair
	Amount	Value	Level I	Level II	Level III
	(Dollars in Thousands)

FINANCIAL ASSETS
Cash and cash equivalents	$1,360	$1,360	$1,360	$—	$—
Certificates of deposit	598	598	598	—	—
Investment securities – available for sale	28,387	28,387	—	23,387	—
Investment securities – held to maturity	22,047	22,480	—	22,480	—
Mortgage-backed securities – held to maturity:
Agency	212,781	212,054	—	212,054	—
Private-label	2,554	2,962	—	—	2,962
Net loans receivable	29,724	30,966	—	—	30,966
Accrued interest receivable	638	638	638	—	—
FHLB stock	6,440	6,440	6,440	—	—
Bank owned life insurance	4,136	4,136	4,136	—	—

FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$16,300	$16,300	$16,300	$—	$—
NOW accounts	21,077	21,077	21,077	—	—
Savings accounts	44,428	44,428	44,428	—	—
Money market accounts	24,730	24,730	24,730	—	—
Certificates of deposit	34,833	34,795	—	—	34,795
Advance payments by borrowers for taxes and insurance	491	491	491	—	—
FHLB long-term advances	111,696	112,518	—	—	112,518
FHLB short-term advances	23,626	23,626	23,626	—	—
Accrued interest payable	170	170	170	—	—

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

Demand, savings, money market deposit accounts, and advance payments by borrowers for taxes and insurance are reported at book value. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rate is estimated using average market rates for deposits with similar average terms.

Bank Owned Life Insurance

The fair value of BOLI approximates the cash surrender value of the policies at those dates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2015	2014

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$1,508	$1,413
Investment in subsidiary bank	30,444	30,313
Other assets	97	83

TOTAL ASSETS	$32,049	$31,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$6	$21
Stockholders’ equity	32,043	31,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,049	$31,809

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2015	2014	2013

	(Dollars in Thousands)
INCOME
Interest on loans	$40	$4	$—
Interest on investment and mortgage-backed securities	—	—	2
Dividend from subsidiary	1,225	725	1,085
Interest-earning deposits with subsidiary bank	1	2	2

Total income	1,266	731	1,089

OTHER OPERATING EXPENSE	123	138	120

Income before equity in undistributed earnings of subsidiary	1,143	593	969
Equity in undistributed earnings of subsidiary	173	283	60

Income before income taxes	1,316	876	1,029
Income tax benefit	(31)	(44)	(51)

NET INCOME	$1,347	$920	$1,080

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2015	2014	2013
	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$1,347	$920	$1,080
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(173)	(283)	(60)
Other, net	(60)	13	19

Net cash provided by operating activities	1,114	650	1,039

INVESTING ACTIVITIES
Available for sale:
Purchases of investments	—	—	(460)
Proceeds from repayments of investments	—	—	460

Net cash provided by investing activities	—	—	—

FINANCING ACTIVITIES
Cash dividends paid	(329)	(329)	(328)
Purchase of treasury stock	(186)	(10)	—
Increase in unallocated ESOP shares	(504)	(950)	—

Net cash used for financing activities	(1,019)	(1,289)	(328)

Increase (decrease) in cash and cash equivalents	95	(639)	711

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	1,413	2,052	1,341

CASH AND CASH EQUIVALENTS END OF YEAR	$1,508	$1,413	$2,052

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2014	December 2014	March 2015	June 2015

	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,520	$1,537	$1,740	$1,581
Total interest expense	288	285	284	298

Net interest income	1,232	1,252	1,456	1,283
Provision for loan losses	3	18	31	18

Net interest income after provision for loan losses	1,229	1,234	1,425	1,265

Total noninterest income	138	145	132	143
Total noninterest expense	915	988	894	909

Income before income taxes	452	391	663	499
Income taxes	153	125	203	177

Net income	$299	$266	$460	$322

Per share data:
Net income
Basic	$0.15	$0.14	$0.24	$0.16
Diluted	0.15	0.14	0.24	0.16
Average shares outstanding
Basic	1,959,381	1,949,046	1,919,135	1,919,627
Diluted	1,959,381	1,949,046	1,919,135	1,919,627

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2013	December 2013	March 2014	June 2014

	(Dollars in Thousands, except per share data)

Total interest and dividend income	$1,402	$1,424	$1,447	$1,548
Total interest expense	344	355	351	307

Net interest income	1,058	1,069	1,096	1,241
Provision for loan losses	12	(99)	5	9

Net interest income after provision for loan losses	1,046	1,168	1,091	1,232

Total noninterest income	137	146	112	136
Total noninterest expense	859	958	913	945

Income before income taxes	324	356	290	423
Income taxes	114	123	92	144

Net income	$210	$233	$198	$279

Per share data:
Net income
Basic	$0.10	$0.11	$0.10	$0.14
Diluted	0.10	0.11	0.10	0.14
Average shares outstanding
Basic	2,057,930	2,057,930	2,057,930	2,057,888
Diluted	2,057,930	2,057,930	2,057,930	2,057,888

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends Declared
Quarter Ended	High	Low
June 2015	$12.34	$11.50	$0.04
March 2015	12.14	10.80	0.04
December 2014	11.01	10.78	0.04
September 2014	11.09	10.80	0.04

June 2014	$12.50	$10.82	$0.04
March 2014	12.30	11.31	0.04
December 2013	12.44	10.82	0.04
September 2013	11.85	10.50	0.04

There were nine Nasdaq Market Makers in the Company’s common stock as of June 30, 2015: UBS Securities LLC; Knight Capital Americas LLC; Citadel Securities LLC; Goldman, Sachs & Co.; Automated Trading Desk Financ; Two Sigma Securities, LLC ; Credit Suisse Securities, USA; Merrill Lynch, Pierce, Fenner; and G1 Execution Services, LLC.

According to the records of the Company’s transfer agent, there were approximately 469 shareholders of record at August 28, 2015. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

Computershare

8742 Lucent Blvd, Suite 225

Highlands Ranch, Co 80129

303-262-0710

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

John W. Grace

President

G & R Investment Consultants, Inc.

David J. Bursic

President and Chief Executive Officer

WVS Financial Corp. and

West View Savings Bank

Lawrence M. Lehman

Office Manager

Dinnin & Parkins Associates

John A. Howard, Jr.

Former Senior Vice President and

Chief Financial Officer

Laurel Capital Corp.

Edward F. Twomey, III

Director of U.S. Institutional and

Fixed Income Folios

BMO Capital Markets GKST Inc.

Joseph W. Unger

President

White Heating, Inc.

EXECUTIVE OFFICERS

John W. Grace

Chairman

David J. Bursic

President and

Chief Executive Officer

Michael R. Rutan

Senior Vice President - Operations

Corporate Secretary

Bernard P. Lefke

Vice President - Administration

Keith A. Simpson

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.