Form 10-K, Exhibit 13
period 2017-06-30
WVS FINANCIAL CORP
filed 2017-09-14
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2017

ANNUAL REPORT

TABLE OF CONTENTS

Page Number
Shareholders’ Letter	1

Selected Consolidated Financial and Other Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Report of Independent Registered Public Accounting Firm	21

Consolidated Balance Sheet	22

Consolidated Statement of Income	23

Consolidated Statement of Comprehensive Income	24

Consolidated Statement of Changes in Stockholders’ Equity	25

Consolidated Statement of Cash Flows	26

Notes to Consolidated Financial Statements	27

Common Stock Market Price and Dividend Information	81

Corporate Information

(412)364-1911

-THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

Fiscal 2017 was a year of continued strong growth and momentum at WVS Financial Corp.

The Company continued to invest in its host communities by providing consumers with flexible mortgage options to purchase or refinance a home or small businesses with commercial mortgages to expand their business. Net loans increased $12.8 million or 19.8% from $64.7 million at June 30, 2016 to $77.5 million at June 30, 2017. Looking over the past five years, net loans have increased from $31.5 million at June 30, 2012 to $77.5 million at June 30, 2017, which represents a compounded annual growth rate of approximately 25%. Though loan growth has been impressive, we have not ignored credit quality. Each loan is manually underwritten to ensure that the customer has the ability to repay the loan. We believe that individual attention to each customer and every loan is why we have had no chargeoffs for over five years.

Net income has also continued to improve. Net income increased approximately $300 thousand or 23% from $1.3 million at June 30, 2016 to $1.6 million at June 30, 2017. During fiscal 2017, the Company’s Board of Directors increased the regular quarterly cash dividend by 50% to $0.06 per share and authorized a $0.04 per share special cash dividend for a total dividend payout of $0.24 per share. The equity markets also began to recognize the value of bank stocks in 2017. The Company’s common stock price grew over 44% from $11.14 at June 30, 2016 to $16.10 at June 30, 2017.

As we look over the past fiscal year and to the future, we note an economy that has and continues to improve. Inflation and unemployment are at multi-year lows. Economic growth, though low by historical standards, has continued to improve both in the United States and abroad. Against this improving economic backdrop, the Federal Reserve Open Market Committee increased its targeted federal funds rate three times during fiscal 2017. Modestly increasing market interest rates over time allows savers to earn a better return on their hard earned savings, borrowers to affordably purchase homes and consumer goods over time, and the Company to begin to earn net income more in line with historical norms.

The Company would also like to take this opportunity to recognize Bernard P. Lefke – who recently retired as Vice President – Administration – for over 35 years of dedication, hard work, and loyal service. We wish him and his wife Barb a happy, healthy and well-earned retirement.

David J. Bursic	John W. Grace
President and	Chairman of the Board of Directors
Chief Executive Officer

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2017	2016	2015	2014	2013
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$351,609	$335,723	$329,716	$309,940	$287,576
Net loans receivable	77,455	64,673	46,163	29,724	31,531
Mortgage-backed securities	129,321	137,416	162,639	215,335	139,268
Investment securities	117,127	117,199	103,534	50,434	103,606
Deposit accounts	145,289	141,278	138,928	141,859	140,524
FHLB advances – long-term fixed	10,000	10,000	12,500	12,500	17,500
FHLB advances – long-term variable	6,109	6,109	105,305	99,196	—
FHLB advances – short-term	155,799	144,027	37,830	23,626	96,712
Stockholders’ equity	33,043	33,085	32,043	31,788	31,828
Non-performing assets, troubled debt restructurings and potential problem loans (1)	246	254	309	607	1,608
Selected Operating Data:
Interest income	$7,646	$6,812	$6,378	$5,821	$5,959
Interest expense	1,854	1,431	1,155	1,357	1,407

Net interest income	5,792	5,381	5,223	4,464	4,552
Provision for loan losses	58	56	70	(73)	(68)

Net interest income after provision for loan losses	5,734	5,325	5,153	4,537	4,620
Non-interest income	490	572	558	531	573
Non-interest expense	3,739	3,773	3,706	3,675	3,571

Income before income tax expense	2,485	2,124	2,005	1,393	1,622
Income tax expense	848	799	658	473	542

Net income	$1,637	$1,325	$1,347	$920	$1,080

Per Share Information:
Basic earnings	$0.87	$0.69	$0.69	$0.45	$0.52
Diluted earnings	$0.87	$0.69	$0.69	$0.45	$0.52
Dividends per share	$0.24	$0.24	$0.16	$0.16	$0.16
Dividend payout ratio	27.59%	34.78%	24.24%	35.56%	30.77%
Book value per share at period end:
Common Equity	$16.45	$16.22	$15.70	$15.45	$15.47
Tier I Equity	$16.54	$16.34	$15.93	$15.66	$15.83
Average shares outstanding:
Basic	1,873,790	1,910,538	1,941,872	2,057,920	2,057,930
Diluted	1,873,790	1,910,538	1,941,872	2,057,920	2,057,930

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2017	2016	2015	2014	2013
Selected Operating Ratios (2):
Average yield earned on interest-earning assets (3)	2.29%	2.09%	2.07%	1.96%	2.22%
Average rate paid on interest-bearing liabilities	0.65	0.51	0.44	0.53	0.63
Average interest rate spread (4)	1.64	1.58	1.63	1.43	1.59
Net interest margin (4)	1.73	1.65	1.70	1.50	1.70
Ratio of interest-earning assets to interest-bearing liabilities	116.28	115.70	116.12	116.64	119.61
Non-interest expense as a percent of average assets	1.09	1.13	1.17	1.20	1.30
Return on average assets	0.48	0.40	0.43	0.30	0.39
Return on average equity	4.94	4.09	4.23	2.87	3.45
Ratio of average equity to average assets	9.65	9.68	10.05	10.50	11.42
Full-service offices at end of period	5	5	5	5	5
Asset Quality Ratios (2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans (1)	0.32%	0.39%	0.67%	2.04%	5.10%
Non-performing assets as a percent of total assets (1)	0.07	0.08	0.09	0.20	0.51
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets (1)	0.07	0.08	0.09	0.20	0.56
Allowance for loan losses as a percent of total loans receivable	0.54	0.56	0.65	0.78	0.96
Allowance for loan losses as a percent of non-performing loans	169.92	141.73	98.38	38.55	19.09
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.00	0.00	0.03
Capital Ratios (2):
Common Equity Tier 1 risk-based capital ratio	19.40%	17.69%	21.75%	N/A	N/A
Tier 1 risk-based capital ratio	19.40	17.69	21.75	29.27%	20.02%
Total risk-based capital ratio	19.67	17.90	21.99	29.52	20.24
Tier 1 leverage capital ratio	9.53	9.95	10.03	10.17	11.88

(1)	Non-performing assets consist of non-performing loans and real estate owned (“REO”). Non-performing loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed in lieu of foreclosure. Potential problem loans include loans where management has some doubt as to the ability of the borrower to comply with present loan repayment terms.
(2)	Consolidated asset quality ratios and capital ratios are end of period ratios, except for charge-offs to average net loans. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis.
(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2017.

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

CHANGES IN FINANCIAL CONDITION

	Condensed Balance Sheet
	June 30,		Change
	2017	2016	Dollars	Percentage
	(Dollars in Thousands)
Cash equivalents	$2,272	$2,343	$(71)	-3.03%
Certificates of deposit	10,380	350	10,030	n/m	(2)
Investments (1)	253,510	261,214	(7,704)	-2.95
Net loans receivable	77,455	64,673	12,782	19.76
Total assets	351,609	335,723	15,886	4.73
Deposits	145,289	141,278	4,011	2.84
Borrowed funds	171,908	160,136	11,772	7.35
Total liabilities	318,566	302,638	15,928	5.26
Stockholders’ equity	33,043	33,085	(42)	-0.13

(1)	Includes mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.
(2)	n/m – not meaningful

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent cash equivalents. Cash equivalents decreased $71 thousand or 3.03% to $2.272 million at June 30, 2017 from $2.343 million at June 30, 2016. Changes in cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit increased to $10.380 million on June 30, 2017 from $350 thousand at June 30, 2016 as part of the Company’s overall liquidity and investing strategies. The certificates also qualify for a 20% risk-weight under the BASEL III risk-based capital regulations.

Investments. The Company’s investment portfolio is primarily comprised of U.S. Government Agency bonds, corporate bonds, foreign debt securities, obligations of state and political subdivisions, FHLB stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 3 and 4 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio decreased $7.704 million or 2.95% to $253.510 million at June 30, 2017 from $261.214 million at June 30, 2016. Proceeds from investments were primarily used to fund the Company’s purchases of certificates of deposit. The Company purchased certificates of deposit due to relatively attractive risk-adjusted returns when compared to other investment securities and to add to on balance sheet liquidity.

Investment securities other than mortgage-backed securities, decreased $0.072 million or 0.06% to $117.127 million at June 30, 2017 from $117.199 million at June 30, 2016. This change was due to the following purchases all of which were investment-grade: $39.528 million corporate bonds fixed-rate and $44.788 million floating-rate; U.S. dollar denominated foreign bonds fixed-rate $4.629 million and $10.849 million floating rate. These purchases were offset by early issuer redemptions and maturities totaling $83.922 million of corporate bonds, $6.650 million of U.S. dollar denominated foreign bonds, $6.841 million of corporate utility first mortgage bonds, and $705 thousand in sales of taxable municipal bonds. Our investment in Federal Home Loan Bank (FHLB) stock increased $463 thousand or 7.02% to $7.062 million at June 30, 2017 from $6.599 million at June 30, 2016 due to higher levels of FHLB advances. Investment purchases were primarily funded with cash flows from maturities and early issuer redemptions from investment securities other than mortgage-backed securities. See “Quantitative and Qualitative Disclosures about Market Risk”.

Mortgage-backed securities decreased $8.095 million or 5.89% to $129.321 million at June 30, 2017 from $137.416 million at June 30, 2016. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $29.7 million and $467 thousand in cash repayments on the Company’s private-label floating-rate mortgage-backed securities portfolio, which were partially offset by $21.954 million in purchases of U.S. Government Agency floating-rate mortgage-backed securities. Net cash flows from the mortgage-backed securities segment were used primarily to fund purchases of certificates of deposit and to partially fund loan growth.

Net Loans Receivable. Net loans receivable increased $12.782 million or 19.76% to $77.455 million at June 30, 2017, from $64.673 million at June 30, 2016. The increase in net loans was primarily attributable to an increase in single-family real estate loans totaling $15.742 million, which was partially offset by decreases in construction loans totaling $2.917 million. Due to the stagnant economy, a number of the Company’s small builders have continued to focus on construction contracts to end buyers as opposed to speculative construction without a buyer under contract. This shift in builder strategy also caused a substantially reduced number of new home starts which continued to adversely impact originations of new speculative construction loans. The Company continues to aggressively pursue 15, 20, and 30 year fixed-rate single-family residential real estate loans. The Company also makes available residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to modestly grow throughout fiscal 2018. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while managing credit and interest rate risk. The Company also offers higher yielding multi-family loans to existing, and seasoned prospective, customers. During fiscal 2017, the Company retained all of its loan originations. The Company also partners with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income and avoid the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations increased in fiscal 2015, 2016 and 2017, and we expect this trend to continue into fiscal 2018.

Deposits. Total deposits increased approximately $4.011 million or 2.84% during the year ended June 30, 2017. Certificates of deposit increased $2.063 million or 6.82% primarily due to an increase in CDARS deposits. Savings and money market accounts decreased by $1.708 million or 3.62% and $566 thousand or 2.46%, respectively. Checking account deposits increased $3.698 million or 9.37%. Advance payments by borrowers for taxes and insurance increased $524 thousand or 41.55% as a result of the increase in single family real estate loans during fiscal 2017 compared to fiscal 2016. See Note 12 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds increased $11.772 million or 7.35% to $171.908 million during fiscal 2017. The Company’s borrowed funds are comprised of three components: FHLB long-term advances – fixed rate, FHLB long-term advances – variable rate, and short-term borrowings. Short-term borrowings include FHLB short-term advances and other short-term borrowings such as broker repurchase agreements or borrowings from the Federal Reserve Bank of Cleveland (FRB).

At June 30, 2017, the Company had one FHLB long-term fixed rate advance totaling $10.000 million with a weighted-average interest rate of 4.26% which matured in July 2017. At June 30, 2017, the Company had two FHLB long-term variable rate advances totaling $6.109 million, with a weighted average interest rate of 1.25%. These advances will mature by the quarter ending September 30, 2017. The Company intends to replace all of its maturing FHLB advances with FHLB short-term advances.

The Company also uses a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2017, we increased our FHLB short-term borrowings by $11.772 million or 8.17%. We had no other short-term borrowings at June 30, 2017.

Stockholders’ Equity. Total stockholders’ equity decreased slightly to $33.043 million at June 30, 2017, compared to $33.085 million at June 30, 2016. The changes in stockholders’ equity were attributable to Company net income of $1.637 million, which was partially offset by the purchase of $1.109 million of unallocated ESOP shares, $482 thousand of cash dividends paid on the Company’s common stock, $359 thousand paid for the acquisition of Treasury stock, and other comprehensive income, net of tax, totaling $50 thousand. See the Consolidated Statement of Comprehensive Income and Note 5 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (tier 1 equity basis) increased from $16.34 at June 30, 2016 to $16.54 at June 30, 2017. On a common equity basis, book value per share increased from $16.22 at June 30, 2016 to $16.45 at June 30, 2017. The Company was able to maintain strong capital ratios during fiscal 2017. Our tier 1 leverage ratio was 9.53% and total risk-based capital ratio was 19.67% at June 30, 2017, as compared to 9.95% and 17.69%, respectively, at June 30, 2016.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended June 30, 2017	Change	Year Ended June 30, 2016	Change	Year Ended June 30, 2015
	(Dollars in Thousands)
Interest income	$7,646	$834	$6,812	$434	$6,378
		12.24%		6.80%
Interest expense	$1,854	423	$1,431	$276	$1,155
		29.56%		23.90%
Net interest income	$5,792	$411	$5,381	$158	$5,223
		7.64%		3.03%
Provision for loan losses	$58	$2	$56	$(14)	$70
		3.57%		-20.0%
Non-interest income	$490	$(82)	$572	$14	$558
		-14.34%		2.51%
Non-interest expense	$3,739	$(34)	$3,773	$67	$3,706
		-0.90%		1.81%
Income tax expense	$848	$49	$799	$141	$658
		6.13%		21.43%
Net income	$1,637	$312	$1,325	$(22)	$1,347
		23.55%		-1.63%

General. The Company reported net income of $1.637 million, $1.325 million and $1.347 million for the fiscal years ended June 30, 2017, 2016 and 2015, respectively. The $312 thousand increase in net income during fiscal 2017 was primarily attributable to a $411 thousand increase in net interest income and a $34 thousand decrease in non-interest expense, which was partially offset by an $82 thousand decrease in non-interest income, a $49 thousand increase in income tax expense, and a $2 thousand increase in provisions for loan losses. The $22 thousand decrease in net income during fiscal 2016 was primarily attributable to a $141 thousand increase in income tax expense and a $67 thousand increase in non-interest expense, which were partially offset by a $158 thousand increase in net interest income, a $14 thousand decrease in provisions for loan losses, and a $14 thousand increase in non-interest income. Earnings per share totaled $0.87 (basic and diluted) for fiscal 2017 as compared to $0.69 (basic and diluted) for both fiscal 2016 and 2015.

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

	For the Years Ended June 30,
	2017			2016			2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable (1),(2)	$72,120	$2,721	3.77%	$56,974	$2,324	4.08%	$35,240	$1,640	4.65%
Mortgage-backed securities	131,609	2,333	1.77	150,421	2,155	1.43	192,411	2,781	1.45
Investments - taxable	113,260	2,114	1.87	110,906	1,981	1.80	73,017	1,493	2.04
Investments - tax-free (2)	1,330	17	1.87	568	8	2.08	—	—	—
Trading securities	277	5	1.81	—	—	—	—	—	—
FHLB stock	6,698	329	4.91	6,505	336	5.17	6,133	457	7.45
Interest-bearing deposits	391	3	0.77	349	1	0.29	349	1	0.29
Certificates of deposits	8,282	124	1.50	350	7	2.00	375	6	1.60

Total interest-earning assets	333,967	7,646	2.29%	326,073	6,812	2.09%	307,525	6,378	2.07%

Non-interest-earning assets	9,335			8,919			9,317

Total assets	$343,302			$334,992			$316,842

Interest-bearing liabilities:
Interest-earning checking accounts	$22,472	4	0.02%	$21,602	4	0.02%	$21,240	4	0.02%
Savings accounts	46,041	20	0.04	45,367	22	0.05	43,909	21	0.05
Money market accounts	23,034	21	0.09	24,263	22	0.09	24,401	22	0.09
Savings certificates	34,071	200	0.59	32,293	162	0.50	32,899	170	0.52
Advance payments by borrowers for taxes and insurance	1,213	—	—	1,020	—	—	571	—	—
FHLB long-term advances	16,109	491	3.05	107,117	969	0.90	116,930	860	0.74
FHLB short-term advances	144,258	1,118	0.78	47,413	238	0.50	23,496	73	0.31
Other short-term borrowings	—	—	—	2,748	14	0.51	1,378	5	0.36

Total interest-bearing liabilities	287,198	1,854	0.65%	281,823	1,431	0.51%	264,824	1,155	0.44%

Non-interest-bearing accounts	21,213			19,456			18,990

Total interest-bearing liabilities and non-interest-bearing accounts	308,411			301,279			283,814
Non-interest-bearing liabilities	1,748			1,298			1,182

Total liabilities	310,159			302,557			284,996
Equity	33,143			32,415			31,846

Total liabilities and equity	$343,302			$334,992			$316,842

Net interest income		$5,792			$5,381			$5,223

Interest rate spread			1.64%			1.58%			1.63%

Net yield on interest-earning assets (3)			1.73%			1.65%			1.70%

Ratio of interest-earning assets to interest-bearing liabilities			116.28%			115.70%			116.12%

(1)	Includes non-accrual and tax-exempt loans.
(2)	Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, and a 20% interest expense disallowance and a federal tax rate of 34%.
(3)	Net interest income divided by average interest-earning assets.

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

	Year Ended June 30,
	2017 vs. 2016			2016 vs. 2015
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$574	$(177)	$397	$906	$(222)	$684
Mortgage-backed securities	(328)	506	178	(612)	(14)	(626)
Investments - taxable	(32)	174	142	709	(213)	496
Trading assets	5	0	5	—	—	—
FHLB stock	10	(17)	(7)	26	(147)	(121)
Interest-bearing deposits	—	2	2	—	—	—
Certificates of deposit	119	(2)	117	(1)	2	1

Total interest-earning assets	$348	$486	$834	$1,028	$(594)	$434

Interest-bearing liabilities:
Interest-earning checking accounts	$—	$—	$—	$—	$—	$—
Savings accounts	3	(5)	(2)	1	—	1
Money market accounts	(1)	—	(1)	—	—	—
Savings certificates	9	29	38	(1)	(7)	(8)
Advance payments by borrowers for taxes and insurance	—	—	—	—	—	—
FHLB long-term borrowings	(1,043)	565	(478)	(36)	145	109
FHLB short-term borrowings	747	133	880	103	62	165
Other short-term borrowings	(14)	0	(14)	6	3	9

Total interest-bearing liabilities	$(299)	$722	$423	$73	$203	$276

Change in net interest income	$648	$(236)	$411	$955	$(797)	$158

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $411 thousand or 7.64% in fiscal 2017 and increased $158 thousand or 3.03% in fiscal 2016. The increase in fiscal 2017 was the result of an $834 thousand or 12.24% increase in interest and dividend income which was partially offset by a $423 thousand or 29.56% increase in interest expense. The increase in fiscal 2016 was the result of a $434 thousand or 6.80% increase in interest and dividend income partially offset by a $276 thousand or 23.90% increase in interest expense. Fiscal year 2017 was favorably impacted by higher levels of net loans receivable and by the reduction of fixed interest costs associated with the repayments on our legacy FHLB long-term advances.

Interest Income. Total interest income increased by $834 thousand or 12.24% during fiscal 2017 and increased $434 thousand or 6.80% during fiscal 2016. The increase in fiscal 2017 was primarily the result of higher average balances of net loans receivable and certificates of deposit as well as higher yields on mortgage-backed securities and taxable investment securities, which more than offset lower average balances of mortgage-backed securities and lower yields on the Company’s loan portfolio. The increase in fiscal 2016 was due to higher average balances of net loans receivable and taxable investment securities which more than offset lower average balances of mortgage-backed securities and lower yields on the Company’s interest-earning assets. During fiscal 2009, the global economy went into a deep recession. In response to the weak global economy, the world’s central banks implemented a variety of programs including lowering short-term interest rates and various liquidity programs to help restore investor confidence. The overall impact of the global recession, central bank intervention efforts and market disruptions was markedly lower interest rates, especially in the short and intermediate term bond markets. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on net loans receivable increased $397 thousand or 17.08% during fiscal 2017 and increased $684 thousand or 41.71% during fiscal 2016. The increase in fiscal 2017 was primarily the result of a $15.146 million increase in the average balances of net loans outstanding which more than offset a 31 basis point decrease in the weighted average yield on the Company’s loan portfolio. The increase in fiscal 2016 was primarily the result of a $21.734 million increase in the average balances of net loans outstanding which more than offset a 57 basis point decrease in the weighted average yield on the Company’s loan portfolio. Prior to fiscal 2014, as part of its asset/liability management strategy, historically low long-term mortgage rates, weakness in the economy, rising inventories of existing homes available for sale, and lower construction starts throughout our lending area, the Company had limited its portfolio origination of longer-term fixed rate loans to mitigate its exposure to a rise in market interest rates and credit risk. The Company began portfolio originations of single-family mortgage loans with longer-term fixed rate loans during fiscal 2014, as well as reoffering multi-family and commercial real estate loans, construction loans, land acquisition and development loans, consumer loans, small business and commercial loans. Overall loan demand, and borrower financial capacity were constrained during both fiscal 2013 and 2012 due to weakness in the national economy. Beginning in fiscal 2014, and throughout fiscal 2015, the Company began to see an increase in single-family and multi-family refinancing loans. During both fiscal 2017 and 2016, the Company also enjoyed higher levels of single-family home purchase loans. Substantially all of our loan originations were fixed-rate with a mix of 15, 20 and 30 year terms.

Interest income on investment securities increased $142 thousand or 7.14% during fiscal 2017 and increased $496 thousand or 33.22% during fiscal 2016. The increase in fiscal 2017 was primarily attributable to a $13.160 million increase in the average balance of investment grade corporate bonds, a 101 basis point increase in the weighted average yield on the Company’s U.S. Government Agency debentures and a 7 basis point increase in the weighted average yield earned on corporate bonds which more than offset a $10.029 million decrease in the average balance of U.S. Government Agency debentures outstanding. The increase in yields earned on, and the decrease in average balances of, U.S. Government Agency debentures were primarily attributable to accretion of purchase discounts on early issuer redemptions. The increase in fiscal 2016 was primarily attributable to a $50.909 million increase in the average balance of investment grade corporate bonds which more than offset a $16.233 million decrease in the average balance of U.S. Government Agency debentures and a 24 basis point decrease in the average yield of the Company’s taxable investment portfolio. The increase in corporate bond holdings for both periods was primarily attributable to relatively unattractive investment opportunities in other market segments such as U.S. Government Agency debentures and mortgage-backed securities. The 24 basis point decrease in overall yield was consistent with lower market yields on investments short and intermediate term securities during fiscal 2016, which more than offset an $18.327 million decrease in the average balance of U.S. Government Agency mortgage-backed securities.

During 2017, interest income on mortgage-backed securities increased $178 thousand or 8.26% and decreased $626 thousand or 22.51% during fiscal 2016. The increase in fiscal 2017 was primarily the result of an increase of 34 basis points in the weighted average yield on U.S. Government Agency mortgage-backed securities. The decrease in fiscal 2016 was primarily the result of a $41.470 million decrease in the average balance of U.S. Government Agency mortgage-backed securities. During both fiscal 2017 and 2016 the U.S. Government Agency mortgage-backed securities sector offered relatively unattractive investment opportunities. The Company began to reinvest cash repayments of principal into floating rate certificates of deposit, investment securities and increased its net loan portfolio. The average balances associated with the Company’s private label mortgage-backed securities declined $485 thousand and $520 thousand, during fiscal 2017 and fiscal 2016, respectively. The Company continues to reduce its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. Proceeds from repayments on the mortgage-backed securities were primarily used to fund the growth of net loans and investment securities purchases during fiscal 2017 and fiscal 2016.

Dividend income on FHLB stock fell by $7 thousand or 2.08% during fiscal 2017, and decreased $121 thousand or 26.48% during fiscal 2016. The 2017 decrease was the result of a 26 basis point decline in the weighted average yield which more than offset a $193 thousand increase in the average balance of FHLB stock. The decrease in fiscal 2016 was primarily the result of the absence of a $145 thousand special dividend paid in fiscal 2015 which more than offset a $372 thousand increase in the average balance of FHLB stock holdings. The Company’s average holdings of FHLB stock are directly related to the volume of outstanding FHLB advances.

Interest income on certificates of deposit increased $117 thousand during fiscal 2017 and increased $1 thousand or 16.67% during fiscal 2016. The increase in fiscal 2017 was the result of a $7.932 million increase in the average balance of the Company’s holdings of floating rate certificates of deposit due to relatively higher yields in this market segment. The increase in fiscal 2016 was primarily the result of a 40 basis point increase in the average yield earned on certificates of deposit. Certificates of deposit also carry a substantially lower risk based capital requirement of 20% under the Basel III risk weighting system.

Interest Expense. Total interest expense increased $423 thousand or 29.56% during fiscal 2017 and increased $276 thousand or 23.90% during fiscal 2016. The increase in fiscal 2017 was primarily attributable to higher rates paid on FHLB variable rate and short-term advances of 63 basis points and 28 basis points, respectively, and a $96.845 million increase in the average balance of FHLB short-term advances which more than offset a $91.008 million decrease in the average balance of FHLB long-term advances. The increase in fiscal 2016 was primarily due to higher rates paid on FHLB variable rate and short-term advances of 15 basis points and 19 basis points, respectively and a $23.917 million increase in FHLB short-term advances which more than offset a $9.751 million decrease in the average balance of FHLB long-term variable rate advances. During both fiscal 2017 and 2016, the Company replaced maturing FHLB long-term advances with FHLB short-term borrowings and FHLB variable rate borrowings with maturities less than one year.

Interest expense on FHLB short-term borrowings increased $880 thousand or 369.75% during fiscal 2017, and increased $165 thousand or 226.03% during fiscal 2016. The increase in 2017 was the result of a $96.845 million increase in the average balance of FHLB short-term and a 28 basis point increase in the average rate paid. The increase in fiscal 2016 was primarily attributable to a $23.917 million increase in the average balance of FHLB short-term advances and a 19 basis point increase in the average yield paid on such advances. The increases in the average balance of FHLB short-term borrowings for both periods reflects a shift from FHLB long-term borrowings to FHLB short-term borrowings as part of the Company’s asset/liability management strategy. The increase in rates paid on FHLB short-term borrowings for both periods were consistent with increases in short-term market interest rates.

Interest expense on FHLB long-term variable-rate advances decreased $343 thousand or 84.07% and increased $111 thousand or 37.37% during fiscal 2016. The decrease in fiscal 2017 was due to an $88.570 million decrease in the average balance of FHLB long-term variable rate advances partially offset by a 63 basis point increase in the weighted-average rate paid. The increase in fiscal 2016 was primarily attributable to a 15 basis point increase in the average rate paid on FHLB advances which more than offset a $9.751 million decrease in the average balance of such advances. The decrease in the average balance is due to the Company’s use of FHLB short-term advances to replace maturing FHLB long-term variable rate advances during fiscal 2017 and 2016.

Interest expense on FHLB long-term fixed-rate borrowings decreased by $135 thousand or 24.06% during fiscal 2017 and decreased $2 thousand or 0.36% during fiscal 2016. The decrease in fiscal 2017 was primarily attributable to a $2.438 million decrease in the average balance of FHLB long-term fixed rate borrowings and a 25 basis point decrease in the average rate paid on such borrowings. The decrease in fiscal 2016 was primarily due to a $62 thousand decrease in the average balance of FHLB long-term fixed rate advances outstanding due to the payoff of a $2.5 million advance in late June 2016.

Interest expense on other short-term borrowings decreased $14 thousand or 100.00% during fiscal 2017 due to no outstanding balances during the entire fiscal year. The increase in fiscal 2016 was primarily attributable to a $1.370 million increase in the average balance of other short-term borrowings and a 15 basis point increase in the average yield paid on such borrowings. The decrease in the average balance of other short-term borrowings reflects the Company’s shift into FHLB short-term advances.

Interest expense on interest-bearing deposits increased $35 thousand or 16.67% in fiscal 2017 and decreased $7 thousand or 3.23% in fiscal 2016. The increase in fiscal 2017 was primarily attributable to a 9 basis point increase in the rate paid on time deposits, a $1.778 million increase in the average balance of time deposits and a $674 thousand increase in the average balance of savings deposits which were partially offset by a 1 basis point decrease in the rate paid on savings deposits. During fiscal 2017, the Company began to use brokered deposits in part of its asset/liability management strategy. The decrease in fiscal 2016 was primarily attributable to a 2 basis point decrease in the average yield paid on time deposits and a $606 thousand decrease in the average balance of time deposits which more than offset a $1.458 million increase in the average balance of savings deposits. Terms associated with broker deposits were sometimes more favorable during fiscal 2017 than terms offered on short-term borrowings. The Company had $5.772 million and $1.468 million of brokered deposits outstanding at June 30, 2017 and 2016, respectively.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded provisions for loan losses totaling $58 thousand in fiscal 2017 and $56 thousand in fiscal 2016. The changes in the provisions for loan losses recorded during both fiscal 2017 and 2016 were primarily attributable to growth in the Company’s single family owner occupied loan portfolio. In fiscal 2016 the Company also reversed previous provisions for loan losses due to payoffs in the commercial real estate and multi-family loan segments. In general, the Company records lower provisions for loan losses for less risky single-family owner occupied loans and higher provision for commercial real estate and multi-family loans.

Non-interest Income. Total non-interest income decreased $82 thousand or 14.34% in fiscal 2017 and increased $14 thousand or 2.51% in fiscal 2016. The decrease in fiscal 2017 was primarily attributable to a $31 thousand market loss on trading securities, the absence of $31 thousand in investment securities gains recorded in 2016, and an $18 thousand decrease in service charges on deposits. The increase in fiscal 2016 was primarily attributable to the $31 thousand investment securities gains which more than offset an $8 thousand decrease in service charges on deposits and a $6 thousand decrease in earnings on bank owned life insurance.

Non-interest Expense. Total non-interest expense decreased $34 thousand or 0.90% in fiscal 2017, and increased $67 thousand or 1.81% during fiscal 2016. The decrease in fiscal 2017 was primarily attributable to lower federal deposit insurance premiums and legal expenses, which were offset by increases in charitable contributions eligible for Pennsylvania tax credits and higher employee related expenses. The increase in fiscal 2016 was primarily due to increases in employee related costs, federal deposit insurance premiums and legal expenses.

Income Taxes. Income taxes increased $49 thousand during fiscal 2017 and increased $141 thousand during fiscal 2016. The increase in both periods was primarily due to increased levels of taxable income, partially offset by Pennsylvania educational improvement tax credits resulting from eligible charitable contributions. The Company’s combined effective tax rate was 34.1% for the year ended June 30, 2017 and 37.6% for the year ended June 30, 2016.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $71 thousand during fiscal 2017 primarily due to $16.705 million net cash used by investing activities which was offset by $14.059 million of net cash provided by financing activities and by $2.575 million of net cash provided by operating activities.

Funds used for investing activities totaled $16.807 million during fiscal 2017 as compared to $10.819 million used for investing activities during fiscal 2016. Primary uses of funds during fiscal 2017 included purchases of investments and mortgage-backed securities totaling $99.794 million, and $21.954 million, respectively, a $12.792 million increase in net loans receivable, and a $10.138 million increase in purchases of certificates of deposit which were partially offset by repayments of investments, and mortgage-backed securities totaling $98.036 million, and $30.207 million, respectively. Investment purchases were comprised primarily of floating rate U.S. Government Agency mortgage-backed securities, floating rate certificates of deposits and investment grade corporate bonds.

Funds provided by financing activities totaled $14.059 million for fiscal 2017 as compared to $6.348 million provided by financing activities in fiscal 2017. Primary sources of funds for fiscal 2017 were a $11.772 million increase in FHLB short-term advances and a $4.011 million increase in deposits, which were partially offset by a $359 million purchase of treasury stock, an increase of $1.104 million in unallocated ESOP shares and $482 thousand in cash dividends paid on the Company’s common stock. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

Funds provided by operating activities totaled $2.677 million during fiscal 2017 as compared to $3.241 million during fiscal 2016. In fiscal 2017, net cash provided by operating activities was primarily attributable to $1.637 million of net income and $1.803 million of amortization and accretion of discounts, premiums and deferred loan fees, and a $302 thousand decrease in interest receivable, which were partially offset by a $1.230 million increase in cash items in the process of collection. Cash items in process of collection include checks written on customer checking accounts returned by the Savings Bank for various reasons including items rejected for non-sufficient funds or incorrect amounts paid by a depository bank or the Federal Reserve. The Savings Bank had one cash item in process of collection on June 30, 2017 and collected the $1.230 million due in early July 2017.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2017, the total approved loan commitments outstanding amounted to $2.132 million. At the same date, commitments under unused lines of credit amounted to $5.729 million and the unadvanced portion of construction loans approximated $2.136 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2017, totaled $25.949 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2017 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$16,109	$16,109	$—	$—	$—
Operating lease obligations	172	44	115	13	—

Total	$16,281	$16,153	$115	$13	$—

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

On July 24, 2017, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on August 17, 2017 to shareholders of record at the close of business on August 7, 2017. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of Tier 1 capital to risk weighted assets, Common equity Tier 1 capital to risk weighted assets and total capital to risk weighted assets were 19.40%, 19.40%, and 19.67%, respectively, at June 30, 2017. The Company’s ratio of Tier 1 capital to average total assets was 9.53% at June 30, 2017.

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

The Company’s non-performing assets at June 30, 2017 totaled approximately $246 thousand or 0.07% of total assets compared to $254 thousand or 0.08% of total assets at June 30, 2016. The $8 thousand decrease in non-performing assets during the twelve months ended June 30, 2017 was attributable to the principal payments on the Company’s one non-performing single-family real estate loan.

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

During the fiscal years 2013-2017, and into fiscal year 2018, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

Throughout fiscal year 2017, the Company continued to adjust its asset/liability management tactics, increased total assets by $6.007 million and continued to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2017 were: investment securities – available for sale, $40.760 million; net loans receivable, $18.510 million, which were partially offset by decreases in investment securities held to maturity - $27.095 million and mortgage-backed securities held to maturity - $25.223 million. We anticipate our asset base to be in the range of $345 - $365 million during fiscal 2018, subject to economic and market conditions.

Changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2017, totaled $12.860 million, $98.036 million, and $30.207 million, respectively.

Despite stagnant global interest rates and Treasury yields the Company continued to grow its balance sheet and used proceeds from maturities/calls of corporate bonds and U.S. Government agency bonds, repayments on its mortgage-backed securities, and borrowings to purchase investment grade corporate bonds, floating rate certificates of deposit and to fund loan growth. In particular, the Company increased its investment securities – available for sale portfolio allocation from $107.676 million at June 30, 2016 to $108.449 million at June 30, 2017, its floating rate certificates of deposit from zero at June 30, 2016 to $10.380 million at June 30, 2017, and its net loans receivable from $64.673 million at June 30, 2016 to $77.455 million at June 30, 2017.

During the fiscal year ended June 30, 2017, the Company increased its loan portfolio by $12.782 million or 19.76% as follows: portfolios of single-family real estate loans - $15.742 million, home equity loans - $590 thousand, and commercial real estate loans - $441 thousand, which were partially offset by a $2.917 million decrease in construction loans. The Company also makes available for origination residential mortgage loans with interest rates which adjusts pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will modestly grow throughout fiscal 2018. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2017, principal investment purchases were comprised of: investment grade corporate bonds - $84.316 million with a weighted average yield of approximately 1.56%, U.S. Government agency floating-rate CMOs - $21.954 million with a weighted average yield of approximately 1.79% and U.S. dollar denominated investment-grade corporate bonds of large foreign issuers - $15.478 million with a weighted average yield of approximately 1.59%. The Savings Bank also purchased approximately $10.000 million of floating rate certificates of deposit with various spreads based on the three-month London Interbank Offered Rate (“LIBOR”).

Investment proceeds received during fiscal 2017 were corporate bonds - $83.840 million with a weighted average yield of approximately 4.12%, corporate bonds of large foreign issuers - $6.650 million with a weighted average yield of approximately 5.20%, corporate utility first mortgage bonds - $6.841 million with a weighted average yield of approximately 3.23% and taxable municipal bonds - $705 thousand with a weighted average yield of approximately 1.09%.

As of June 30, 2017, the implementation of these asset and liability management initiatives resulted in the following:

1)	$191.3 million or 54.4% of the Company’s assets were comprised of floating rate certificates of deposit, investment and mortgage-backed securities. Of this $191.3 million, approximately $129.3 million float on a monthly basis based upon changes in the one-month London Interbank Offered Rate (LIBOR) and about $62.0 million reprice on a quarterly basis based upon the three-month LIBOR.

2)	$129.3 million or 52.5% of the Company’s total investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations - “CMOs”) that reprice on a monthly basis;

3)	$58.2 million or 23.6% of the Company’s investment portfolio consisted of investment grade fixed-rate corporate bonds with remaining maturities as follows: 3 months or less - $10.1 million or 17.3%; 3 - 12 months - $25.9 million or 44.5%; 1 - 2 years - $22.2 million or 38.2%.

4)	$108.4 million or 30.8% of the Company’s assets were comprised of investment securities classified as available for sale;

5)	An aggregate of $8.8 million or 11.4% of the Company’s net loan portfolio had adjustable interest rates or maturities of less than 12 months; and

6)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $171.9 million or 100.0%.

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

	June 30,
	2017	2016	2015
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$257,808	$260,710	$227,461
Interest-bearing liabilities maturing or repricing within one year	228,616	235,345	228,335

Interest sensitivity gap	$29,192	$25,365	$(874)

Interest sensitivity gap as a percentage of total assets	8.30%	7.56%	-0.27%
Ratio of assets to liabilities maturing or repricing within one year	112.77%	110.78%	99.62%

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2017. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$17,549	$30,304	$25,510	$46,683	$44,827	$38,890	$26,880
% of Total Assets	5.0%	8.6%	7.3%	13.3%	12.7%	11.1%	7.6%
Base Case Up 100 bp
Cumulative Gap ($’s)	$17,831	$30,847	$26,523	$48,414	$47,036	$41,646	$26,880
% of Total Assets	5.1%	8.8%	7.5%	13.8%	13.4%	11.8%	7.6%
Base Case No Change
Cumulative Gap ($’s)	$18,605	$32,297	$29,192	$52,898	$52,729	$48,429	$26,880
% of Total Assets	5.3%	9.2%	8.3%	15.0%	15.0%	13.8%	7.6%
Base Case Down 100 bp
Cumulative Gap ($’s)	$19,735	$34,401	$32,963	$58,910	$59,953	$56,066	$26,880
% of Total Assets	5.6%	9.8%	9.4%	16.8%	17.1%	15.9%	7.6%
Base Case Down 200 bp
Cumulative Gap ($’s)	$20,755	$36,283	$36,222	$63,769	$65,420	$61,120	$26,880
% of Total Assets	5.9%	10.3%	10.3%	18.1%	18.6%	17.4%	7.6%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2017. This analysis was done assuming that the interest-earning assets will average approximately $354 million and $373 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2017. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2018					June 30, 2019
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200
Change in net interest income	-14.5%	-8.7%	—	3.2%	7.1%	-27.6%	-15.0%	—	8.5%	17.5%
Return on average equity	4.36%	5.09%	6.18%	6.58%	7.06%	3.10%	4.69%	6.52%	7.54%	8.59%
Return on average assets	0.41%	0.47%	0.58%	0.62%	0.66%	0.28%	0.43%	0.61%	0.71%	0.82%
Market value of equity (in thousands)	$38,098	$40,328	$43,134	$43,686	$43,994

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2017.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans	$2,136
Undisbursed lines of credit	$5,729
Loan origination commitments	$2,132
Letters of credit	$—

$9,997

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

WVS Financial Corp.

We have audited the accompanying consolidated balance sheet of WVS Financial Corp. and subsidiary as of June 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2017. These consolidated financial statements are the responsibility of WVS Financial Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WVS Financial Corp. and subsidiary as of June 30, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2017, in conformity with U.S. generally accepted accounting principles.

Cranberry Township, Pennsylvania
September 8, 2017

S.R. Snodgrass, P.C. * 2009 Mackenzie Way, Suite 340, Cranberry Township, PA 16066* Phone: (724) 934-0344 *

Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2017	2016
ASSETS
Cash and due from banks	$1,944	$2,042
Interest-earning demand deposits	328	301

Total cash and cash equivalents	2,272	2,343
Certificates of deposit	10,380	350
Investment securities available for sale (amortized cost of $108,380 and $107,556)	108,449	107,676
Investment securities held to maturity (fair value of $8,815 and $9,990)	8,678	9,523
Mortgage-backed securities held to maturity (fair value of $130,181 and $137,679)	129,321	137,416
Net loans receivable (allowance for loan losses of $418 and $360)	77,455	64,673
Accrued interest receivable	1,206	1,508
Federal Home Loan Bank stock, at cost	7,062	6,599
Premises and equipment (net)	454	542
Bank owned life insurance	4,541	4,410
Deferred tax assets (net)	437	406
Other assets	1,354	277

TOTAL ASSETS	$351,609	$335,723

LIABILITIES
Deposits	$145,289	$141,278
Federal Home Loan Bank advances: short-term	155,799	144,027
Federal Home Loan Bank advances: long-term – fixed rate	10,000	10,000
Federal Home Loan Bank advances: long-term – variable rate	6,109	6,109
Accrued interest payable	247	189
Other liabilities	1,122	1,035

TOTAL LIABILITIES	318,566	302,638

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,485	21,485
Treasury stock (1,797,492 and 1,766,507 shares at cost)	(27,264)	(26,905)
Retained earnings—substantially restricted	41,344	40,189
Accumulated other comprehensive loss	(188)	(238)
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(2,372)	(1,484)

TOTAL STOCKHOLDERS’ EQUITY	33,043	33,085

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$351,609	$335,723

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2017	2016	2015
INTEREST AND DIVIDEND INCOME
Loans, including fees	$2,721	$2,324	$1,640
Investment securities	2,131	1,989	1,493
Mortgage-backed securities	2,333	2,155	2,781
Certificates of deposit	124	7	6
Interest-earning demand deposits	3	1	1
Federal Home Loan Bank stock	329	336	457
Trading securities	5	—	—

Total interest and dividend income	7,646	6,812	6,378

INTEREST EXPENSE
Deposits	245	210	217
Federal Home Loan Bank advances – short-term	1,118	238	73
Federal Home Loan Bank advances – long-term – variable rate	65	408	297
Federal Home Loan Bank advances – long-term – fixed rate	426	561	563
Other short-term borrowings	—	14	5

Total interest expense	1,854	1,431	1,155

NET INTEREST INCOME	5,792	5,381	5,223
Provision for loan losses	58	56	70

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,734	5,325	5,153

NONINTEREST INCOME
Service charges on deposits	136	154	162
Earnings on bank owned life insurance	131	134	140
Investment securities gains	—	31	—
Market losses on trading securities	(31)	—	—
ATM fee income	63	55	57
Other	191	198	199

Total noninterest income	490	572	558

NONINTEREST EXPENSE
Salaries and employee benefits	2,264	2,243	2,164
Occupancy and equipment	323	329	323
Data processing	222	220	239
Correspondent bank charges	38	38	38
Federal deposit insurance premium	111	194	175
ATM network expense	127	124	136
Other	654	625	631

Total noninterest expense	3,739	3,773	3,706

INCOME BEFORE INCOME TAXES	2,485	2,124	2,005
INCOME TAX EXPENSE	848	799	658

NET INCOME	$1,637	$1,325	$1,347

EARNINGS PER SHARE:
Basic	$0.87	$0.69	$0.69
Diluted	0.87	0.69	0.69
AVERAGE SHARES OUTSTANDING:
Basic	1,873,790	1,910,538	1,941,872
Diluted	1,873,790	1,910,538	1,941,872

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2017	2016	2015
NET INCOME	$1,637	$1,325	$1,347
OTHER COMPREHENSIVE INCOME (LOSS)
Investment securities available for sale not other-than- temporarily impaired:
Gains (losses) arising during the year	(51)	202	(250)
LESS: Income tax effect	17	69	(85)

	(34)	133	(165)
Gains recognized in earnings	—	(31)	—
LESS: Income tax effect	—	(11)	—

	—	(20)	—
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	(34)	113	(165)

Investment securities held to maturity other-than- temporarily impaired:
Accretion of other comprehensive loss on other- than-temporarily impaired securities held to maturity	127	166	188
LESS: Income tax effect	43	56	64

	84	110	124
Unrealized holding gains on other-than-temporarily impaired securities held to maturity, net of tax	84	110	124

Other comprehensive income (loss)	50	223	(41)

COMPREHENSIVE INCOME	$1,687	$1,548	$1,306

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings – Substantially Restricted	Accumulated Other Comprehensive Loss	Unallocated ESOP Shares	Total
Balance June 30, 2014	$38	$21,485	$(26,700)	$38,335	$(420)	$(950)	$31,788
Net income				1,347			1,347
Other comprehensive loss					(41)		(41)
Purchase of treasury stock (16,256 shares)			(186)				(186)
Increase in Unallocated ESOP shares						(548)	(548)
Release of ESOP shares						12	12
Cash dividends declared ($0.16 per share)				(329)			(329)

Balance June 30, 2015	38	21,485	(26,886)	39,353	(461)	(1,486)	32,043
Net income				1,325			1,325
Other comprehensive income					223		223
Purchase of treasury stock (1,590 shares)			(19)				(19)
Increase in Unallocated ESOP shares						(50)	(50)
Release of ESOP shares						52	52
Cash dividends declared ($0.24 per share)				(489)			(489)

Balance June 30, 2016	38	21,485	(26,905)	40,189	(238)	(1,484)	33,085
Net income				1,637			1,637
Other comprehensive Income					50		50
Purchase of treasury stock (30,985 shares)			(359)				(359)
Increase in unallocated ESOP shares						(1,109)	(1,109)
Release of ESOP shares						221	221
Cash dividends declared ($0.24 per share)				(482)			(482)

Balance June 30, 2017	$38	$21,485	$(27,264)	$41,344	$(188)	$(2,372)	$33,043

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2017	2016	2015
OPERATING ACTIVITIES
Net income	$1,637	$1,325	$1,347
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	58	56	70
Depreciation	97	98	91
Gain on sale of other real estate owned	—	—	(5)
Investment securities gains	—	(31)	—
Amortization of discounts, premiums, and deferred loan fees, net	1,803	2,220	756
Amortization of unallocated ESOP shares	221	52	12
Trading losses	31	—	—
Purchases of trading securities	(961)	—	—
Sale of trading securities	960	—	—
Deferred income taxes	(58)	3	9
Earnings on bank owned life insurance	(132)	(134)	(140)
Decrease (increase) in accrued interest receivable	302	(310)	(560)
Increase (decrease) in accrued interest payable	58	33	(14)
Increase (decrease) in deferred director compensation payable	29	(107)	6
Increase in cash items in process of collection	(1,230)	—	—
Other, net	83	88	76

Net cash provided by operating activities	2,898	3,293	1,648

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(99,794)	(72,318)	(54,653)
Proceeds from repayments of investment securities	97,203	21,137	14,890
Proceeds from sales of investment securities	—	6,354	—
Held to maturity:
Purchase of investment securities	—	(9,358)	(56,249)
Purchase of mortgage-backed securities	(21,954)	(6,750)	(21,184)
Proceeds from repayments of investment securities	833	36,466	41,726
Proceeds from repayments of mortgage-backed securities	30,207	32,191	76,219
Purchase of certificates of deposit	(10,138)	(100)	(100)
Maturities/redemptions of certificates of deposit	100	100	348
Net increase in net loans receivable	(12,792)	(18,550)	(16,655)
Purchase of Federal Home Loan Bank stock	(7,200)	(7,039)	(12,519)
Redemption of Federal Home Loan Bank stock	6,737	7,059	12,340
Acquisition of premises and equipment	(9)	(11)	(106)
Sale of other real estate owned	—	—	254
Other	—	—	(2)

Net cash used for investing activities	(16,807)	(10,819)	(15,691)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	4,011	2,350	(3,038)
Repayments of Federal Home Loan Bank long-term advances	—	(101,696)	—
Proceeds from Federal Home Loan Bank long-term advances	—	—	6,109
Net increase in Federal Home Loan Bank short-term advances	11,772	106,197	14,204
Purchase of treasury stock	(359)	(19)	(186)
Increase in unallocated ESOP shares	(1,104)	(47)	(504)
Cash dividends paid	(482)	(489)	(329)

Net cash provided by financing activities	13,838	6,296	16,256

Increase (decrease) in cash and cash equivalents	(71)	(1,230)	2,213
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,343	3,573	1,360

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,272	$2,343	$3 573

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,796	$1,398	$1,169
Taxes	884	808	668
Non-cash items:
Bonds received from issuer exchange offer	—	1,002	—
Mortgage loans transferred to other real estate owned	—	—	246
Educational Improvement Tax Credits	80	—	33
Unfunded security commitments	—	—	1,969
Capitalization of interest on loan to ESOP	5	3	32

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2017.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

Trading Securities

Trading securities are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities are stated at fair value. Realized and unrealized gains and losses are included in noninterest income as market gains and losses on trading securities.

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

During the periods ended June 30, 2017, 2016, and 2015, the Company recorded no compensation expense related to our share-based compensation awards. As of June 30, 2017, there was no unrecognized compensation cost related to unvested share-based compensation awards granted in fiscal 2009, as all options issued have fully vested.

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

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, we do not expect the new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company’s financial instruments are not within the scope of Topic 606. However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

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

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact on the financial statements. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is estimated to result in less than a 1 percent increase in assets and liabilities. The Company also anticipates additional disclosures to be provided at adoption.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services (that are anoutput of the entity’s ordinary activities) in exchange for consideration. The amendments in this Update do not change the core principle of the guidance in Topic 606; they simply clarify the implementation guidance on principal versus agent considerations. The amendments in this Update are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements of Update 2014-09. ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this Update affect all entities that issue share-based payment awards to their employees. The standards in this Update provide simplification for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as with equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This should not result in a change in practice because the guidance that is being superseded was never effective. For public business entities, the amendments in this Update are effective

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

Recent Accounting Pronouncements (Continued)

current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing diversity in practice. Among these include recognizing cash payments for debt prepayment or debt extinguishment as cash outflows for financing activities; cash proceeds received from the settlement of insurance claims should be classified on the basis of the related insurance coverage; and cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash inflows from investing activities while the cash payments for premiums on bank-owned policies may be classified as cash outflows for investing activities, operating activities, or a combination of investing and operating activities. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The amendments in this Update should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s statement of cash flows.

In October 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s statement of cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. This Update, among others things, clarifies that guarantee fees within the scope of Topic 460, Guarantees, (other than product or service warranties) are not within the scope of Topic 606. The effective date and transition requirements for ASU 2016-20 are the same as the effective date and transition requirements for the new revenue recognition guidance. For public entities with a calendar year-end, the new guidance is effective in the quarter and year beginning January 1, 2018. For all other entities with a calendar year-end, the new guidance is effective in the year ending December 31, 2019, and interim periods in 2020. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business “ASU 2017-01”, which provides a more robust framework to use in determining when a set of assets and activities (collectively referred to as a “set”) is a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments in this Update should be applied prospectively on or after the effective date. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323), Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings. This Update adds an SEC paragraph to the Codification following an SEC Staff Announcement about applying Staff Accounting Bulletin (SAB) Topic 11.M. Specifically, this announcement applies to ASU 2014-09, Revenue from Contracts with Customers (Topic 606); ASU 2016-02, Leases (Topic 842); and ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. A registrant should evaluate Updates that have not yet been adopted to determine the appropriate financial statement disclosures about the potential material effects of those Updates on the financial statements when adopted. If a registrant does not know or cannot reasonably estimate the impact that adoption of the Updates referenced in this announcement are expected to have on the financial statements, then in addition to making a statement to that effect, that registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. In this regard, the SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. Also, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. The amendments in this Update are effective immediately.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715). The amendments in this Update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost as defined in paragraphs 715-30-35-4 and 715-60-35-9 are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718), which affects any entity that changes the terms or conditions of a share-based payment award. This Update amends the definition of modification by qualifying that modification accounting does not apply to changes to outstanding share-based payment awards that do not affect the total fair value, vesting requirements, or equity/liability classification of the awards. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2017	2016	2015
Weighted-average common shares issued	3,805,636	3,805,636	3,805,636
Average treasury stock shares	(1,795,615)	(1,766,468)	(1,755,194)
Average unallocated ESOP shares	(136,231)	(128,630)	(108,570)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,873,790	1,910,538	1,941,872
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,873,790	1,910,538	1,941,872

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

At June 30, 2017, 2016, and 2015, there were 114,519 options with an exercise price of $16.20 which were anti-dilutive and were excluded from the calculation of diluted earnings per share.

The unallocated shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investments are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2017
AVAILABLE FOR SALE
Corporate debt securities	$92,576	$144	$(84)	$92,636
Foreign debt securities [1]	14,474	12	—	14,486
Obligations of states and political subdivisions	1,330	—	(3)	1,327

Total	$108,380	$156	$(87)	$108,449

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2017
HELD TO MATURITY
U.S. government agency securities	$625	$6	$—	$631
Corporate debt securities	2,698	91	—	2,789
Obligations of states and political subdivisions	5,355	41	(1)	5,395

Total	$8,678	$138	$(1)	$8,815

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2016
AVAILABLE FOR SALE
Corporate debt securities	$96,742	$150	$(40)	$96,852
Foreign debt securities [1]	8,780	5	(2)	8,783
Obligations of states and political subdivisions	2,034	7	—	2,041

Total	$107,556	$162	$(42)	$107,676

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
2016
HELD TO MATURITY
U.S. government agency securities	$625	$5	$—	$630
Corporate debt securities	3,543	228	—	3,771
Obligations of states and political subdivisions	5,355	234	—	5,589

Total	$9,523	$467	$—	$9,990

In fiscal years 2017, 2016 and 2015, the Company recorded gross realized investment security gains of $0, $31 thousand and $0, respectively, and there were no gross losses for any period. Proceeds from sales of investment securities during fiscal 2017, 2016, and 2015 were $0, $6.4 million, and $0, respectively.

The amortized cost and fair values of investment securities at June 30, 2017, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)
AVAILABLE FOR SALE
Amortized cost	$39,588	$64,272	$4,520	$—	$108,380
Fair value	39,597	64,293	4,559	—	108,449
Weighted average yield	1.69%	1.92%	2.18%	—%	1.85%
HELD TO MATURITY
Amortized cost	$2,480	$3,368	$2,205	$625	$8,678
Fair value	2,512	3,454	2,232	631	8,815
Weighted average yield	4.73%	3.81%	3.39%	2.50%	3.87%

At June 30, 2017, investment securities with amortized costs of $4.1 million, and fair values of $4.2 million, were pledged to secure borrowings with the Federal Home Loan Bank. At June 30, 2016, investment securities with amortized costs of $3.5 million, and fair values of $3.7 million were pledged to secure borrowings with the Federal Home Loan Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES

Mortgage-backed securities (“MBS”) include mortgage pass-through certificates (“PCs”) and collateralized mortgage obligations (“CMOs”). With a pass-through security, investors own an undivided interest in the pool of mortgages that collateralize the PCs. Principal and interest are passed through to the investor as they are generated by the mortgages underlying the pool. PCs and CMOs may be insured or guaranteed by Freddie Mac (“FHLMC”), Fannie Mae (“FNMA”), and the Government National Mortgage Association (“GNMA”). CMOs may also be privately issued with varying degrees of credit enhancements. A CMO reallocates mortgage pool cash flow to a series of bonds (called tranches) with varying stated maturities, estimated average lives, coupon rates, and prepayment characteristics.

The Company’s CMO portfolio is comprised of two segments: CMOs backed by U.S. Government Agencies (“Agency CMOs”) and CMOs backed by single-family whole loans not guaranteed by a U.S. Government Agency (“Private-Label CMOs”).

At June 30, 2017, the Company’s Agency CMOs totaled $128.2 million as compared to $136.0 million at June 30, 2016. The Company’s private-label CMOs totaled $1.1 million at June 30, 2017 as compared to $1.5 million at June 30, 2016. The $8.1 million decrease in the CMO segment of our MBS portfolio was primarily due to repayments on our U.S. Government agency CMO portfolio totaling $29.7 million, and $467 thousand in repayments on our private-label CMOs, which were partially offset by purchases of U.S. Government Agency CMOs totaling $22.0 million, and $127 thousand in amortization of non-credit unrealized holding losses on private-label CMOs with other-than-temporary impairment. At June 30, 2017, the Company’s MBS portfolio, including CMOs, were comprised of adjustable or floating rate investments. Substantially all of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO tranches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had three previously recorded other-than-temporary impairments (“OTTI”) at June 30, 2017. During the fiscal year ending June 30, 2017, the Company reversed $127 thousand of non-credit unrealized holding losses on three of its private-label CMOs with OTTI due to principal repayments. During the twelve months ended June 30, 2017, the Company recorded no additional credit impairment charges on its private-label CMO portfolio.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost and fair values of mortgage-backed securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2017	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$128,201	$1,076	$(437)	$128,840
Private-label	1,120	221	—	1,341

Total	$129,321	$1,297	$(437)	$130,181

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$135,957	$932	$(913)	$135,976
Private-label	1,459	244	—	1,703

Total	$137,416	$1,176	$(913)	$137,679

The amortized cost and fair value of mortgage-backed securities at June 30, 2017, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in one year or less	Due after one through five years	Due after five through ten years	Due after ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$—	$262	$129,059	$129,321
Fair value	—	—	268	129,913	130,181
Weighted average yield	—%	—%	2.50%	2.14%	2.14%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2017, mortgage-backed securities with amortized costs of $128.2 million and fair values of $128.8 million were pledged to secure public deposits and borrowings with the Federal Home Loan Bank. Of the securities pledged, $13.1 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2016 mortgage-backed securities with an amortized cost of $127.6 million and fair values of $127.6 million, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits. Of the securities pledged, $16.7 million of fair value was excess collateral.

5.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in accumulated other comprehensive income (loss) by component for the three years ended June 30, 2017, 2016, and 2015.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)
Balance – June 30, 2014	$130	$(550)	$(420)
Other comprehensive income before reclassifications	(165)	124	(41)
Amounts reclassified from accumulated other comprehensive income	—	—	—

Net current-period other comprehensive income	(165)	124	(41)

Balance – June 30, 2015	(35)	(426)	(461)
Other comprehensive income (loss), before reclassifications	133	110	243
Amounts reclassified from accumulated other comprehensive income (loss)	(20)	—	(20)

Net current-period other comprehensive income (loss)	113	110	223

Balance – June 30, 2016	78	(316)	(238)
Other comprehensive income (loss), before reclassifications	(34)	84	50
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net current-period other comprehensive income (loss)	(34)	84	50

Balance – June 30, 2017	$44	$(232)	$(188)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive loss.

	Amount Reclassified from Accumulated Other Comprehensive Loss
Details About Accumulated Other Comprehensive Income (Loss) Components:	2017	2016	2015	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)
Unrealized gains and losses on available-for-sale securities	$—	$(31)	$—	Investment security gains

	—	(31)	—
	—	(11)	—	Income tax expense

	—	(20)	—

Total reclassifications for the period	$—	$(20)	$—	Net of tax

6.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2017 and 2016.

	2017
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Dollars in Thousands)
Corporate debt securities	$37,965	$(83)	$994	$(1)	$38,959	$(84)
Obligations of states and political subdivisions	1,827	(4)	—	—	1,827	(4)
Collateralized mortgage obligations:
Agency	23,724	(69)	22,949	(368)	46,673	(437)

Total	$63,516	$(156)	$23,943	$(369)	$87,459	$(525)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

	June 30, 2016
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Dollars in Thousands)
Corporate debt securities	$19,313	$(27)	$6,243	$(13)	$25,556	$(40)
Foreign Debt Securities [4]	4,646	(2)	—	—	4,646	(2)
Collateralized mortgage obligations:
Agency	17,862	(136)	31,769	(777)	49,631	(913)

Total	$41,821	$(165)	$38,012	$(790)	$79,833	$(955)

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

[4]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2017 and 2016:

	Twelve Months Ended June 30,
	2017	2016
	(Dollars in Thousands)
Beginning balance	$299	$248
Initial credit impairment	—	—
Subsequent credit impairment	—	—
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(40)	(29)
Reduction for increase in cash flows expected to be collected	—	—
Bank of America settlement	—	80

Ending Balance	$259	$299

During the twelve months ended June 30, 2017, the Company recorded no credit impairment charge, and no non-credit unrealized holding loss to accumulated other comprehensive loss. The Company was able to accrete back into other comprehensive income $84 thousand (net of income tax effect of $43 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

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

The Company reviewed the independent third party’s assumptions used in the June 30, 2017 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. The Company had three private-label CMOs with OTTI at June 30, 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	UNREALIZED LOSSES ON SECURITIES (Continued)

If the Company intends to sell an impaired debt security, or more likely than not will be required to sell the security before recovery of its amortized cost basis, the impairment is other-than-temporary and is recognized currently in earnings in an amount equal to the entire difference between fair value and amortized cost. The Company does not anticipate selling its private-label CMOs, nor does Management believe that the Company will be required to sell these securities before recovery of this amortized cost basis.

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

The Company had investments in 48 positions that were temporarily impaired at June 30, 2017. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

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

guidelines. At June 30, 2017 and 2016, the Company had approximately $2.3 million and $5.4 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2017 and 2016, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans for those directors, executive officers, and their associates with aggregate loan balances outstanding of at least $60 thousand during the fiscal years ended June 30, 2017 and 2016.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2017 and June 30, 2016.

	June 30, 2017			June 30, 2016
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)
First mortgage loans:
1 – 4 family dwellings	$65,153	$—	$65,153	$49,411	$—	$49,411
Construction	1,866	—	1,866	4,783	—	4,783
Land acquisition & development	462	—	462	666	—	666
Multi-family dwellings	3,653	—	3,653	3,961	—	3,961
Commercial	2,033	—	2,033	1,592	—	1,592
Consumer Loans
Home equity	1,017	—	1,017	802	—	802
Home equity lines of credit	2,275	—	2,275	1,900	—	1,900
Other	139	—	139	150	—	150
Commercial Loans	841	—	841	1,456	—	1,456

	$77,439	$—	$77,439	$64,721	$—	$64,721

Less: Deferred loan costs	434			312
Allowance for loan losses	(418)			(360)

Total	$77,455			$64,673

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

The following table is a summary of the loans considered to be impaired as of June 30, 2017 and June 30, 2016, and the related interest income recognized for the twelve months ended June 30, 2017 and June 30, 2016:

	June 30, 2017	June 30, 2016
(Dollars in Thousands)
Impaired loans with an allocated allowance:
Home equity lines of credit	$—	$—
Impaired loans without an allocated allowance:
Commercial real estate loans	—	—
Home equity lines of credit	—	—

Total impaired loans	$—	$—

Allocated allowance on impaired loans:
Commercial real estate loans	$—	$—
Home equity lines of credit	—	—

Total	$—	$—

Average impaired loans:
Construction loans	$—	$—
Land acquisition & development loans	—	—
Commercial real estate loans	—	12
Home equity lines of credit	—	—

Total	$—	$12

Income recognized on impaired loans:
Construction loans	$—	$—
Land acquisition & development loans	—	—
Commercial real estate loans	—	1
Home equity lines of credit	—	—

Total	$—	$1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2017 and June 30, 2016 and the related interest income recognized for the twelve months ended June 30, 2017 and June 30, 2016 are as follows:

	June 30, 2017	June 30, 2016
	(Dollars in Thousands)
Principal outstanding:
1 – 4 family dwellings	$246	$254
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$246	$254

Average nonaccrual loans:
1 – 4 family dwellings	$250	$257
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	12
Home equity lines of credit	—	—

Total	$250	$269

Income that would have been recognized	$15	$17
Interest income recognized	$17	$24
Interest income foregone	$—	$—

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

During fiscal 2017 and 2016, there were no loans modified and considered a trouble debt restructuring. At June 30, 2017 and 2016, there were no previously modified TDRs in default. One previously modified TDR, secured by commercial real estate, was paid off in full during fiscal 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are Inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2017, is adequate.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2017 and 2016:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2017
First mortgage loans:
1 – 4 family dwellings	$64,907	$—	$—	$—	$246	$246	$65,153
Construction	1,866	—	—	—	—	—	1,866
Land acquisition & development	462	—	—	—	—	—	462
Multi-family dwellings	3,653	—	—	—	—	—	3,653
Commercial	2,033	—	—	—	—	—	2,033
Consumer Loans
Home equity	1,017	—	—	—	—	—	1,017
Home equity lines of credit	2,275	—	—	—	—	—	2,275
Other	139	—	—	—	—	—	139
Commercial Loans	841	—	—	—	—	—	841

	$77,193	$—	$—	$—	$246	$246	77,439

Deferred loan costs							434
Allowance for loan losses							(418)

Net Loans Receivable							$77,455

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2016
First mortgage loans:
1 – 4 family dwellings	$49,157	$—	$—	$—	$254	$254	$49,411
Construction	4,783	—	—	—	—	—	4,783
Land acquisition & development	666	—	—	—	—	—	666
Multi-family dwellings	3,961	—	—	—	—	—	3,961
Commercial	1,592	—	—	—	—	—	1,592
Consumer Loans
Home equity	802	—	—	—	—	—	802
Home equity lines of credit	1,900	—	—	—	—	—	1,900
Other	150	—	—	—	—	—	150
Commercial Loans	1,456	—	—	—	—	—	1,456

	$64,467	$—	$—	$—	$254	$254	64,721

Deferred loan costs							312
Allowance for loan losses							(360)

Net Loans Receivable							$64,673

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2017 and 2016. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

The following tables presents the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2017 and 2016.

	June 30, 2017
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial
	(Dollars in Thousands)
Pass	$1,866	$462	$3,653	$2,033	$841
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$1,866	$462	$3,653	$2,033	$841

	June 30, 2016
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial
	(Dollars in Thousands)
Pass	$4,783	$666	$3,961	$1,592	$1,456
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$4,783	$666	$3,961	$1,592	$1,456

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2017 and June 30, 2016.

	June 30, 2017
	1 – 4 Family	Consumer

	(Dollars in Thousands)
Performing	$64,907	$3,431
Non-performing	246	—

Total	$65,153	$3,431

	June 30, 2016
	1 – 4 Family	Consumer

	(Dollars in Thousands)
Performing	$49,157	$2,852
Non-performing	254	—

Total	$49,411	$2,852

8.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2017 and 2016.

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

The following is a summary of the changes in the allowance for loan losses:

	2017	2016	2015
	(Dollars in Thousands)
Balance, July 1	$360	$304	$234
Add:
Provision for loan losses	58	56	70
Less:
Loans charged off	—	—	—

Balance, June 30	$418	$360	$304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2017, June 30, 2016 and June 30, 2015. Activity in the allowance is presented for the fiscal years ended June 30, 2017, 2016 and 2015.

	As of June 30, 2017
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2016	$222	$57	$7	$22	$16	$29	$7	$360
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	83	(27)	(2)	(2)	4	5	(3)	58

Ending ALLL Balance at June 30, 2017	$305	$30	$5	$20	$20	$34	$4	$418

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	305	30	5	20	20	34	4	418

	$305	$30	$5	$20	$20	$34	$4	$418

	As of June 30, 2016
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2015	$125	$63	$9	$30	$34	$37	$6	$304
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	97	(6)	(2)	(8)	(18)	(8)	1	56

Ending ALLL Balance at June 30, 2016	$222	$57	$7	$22	$16	$29	$7	$360

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	222	57	7	22	16	29	7	360

	$222	$57	$7	$22	$16	$29	$7	$360

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2015
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2014	$103	$14	$5	$12	$45	$47	$8	$234
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	22	49	4	18	(11)	(10)	(2)	70

Ending ALLL Balance at June 30, 2015	$125	$63	$9	$30	$34	$37	$6	$304

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	125	63	9	30	34	37	6	304

	$125	$63	$9	$30	$34	$37	$6	$304

During the fiscal year ended June 30, 2017, the substantial changes to the ALLL were comprised of an $83 thousand increase associated with 1-4 family loans and a $27 thousand decrease attributable to construction loans. The primary reason for the changes in the ALLL balance, in total, and within the identified segments, is changes in applicable loan balances. Additionally, the reserve factor associated with the 1-4 family permanent loans increased from 0.40% to 0.43%.

During the fiscal year ended June 30, 2016, the ALLL associated with 1-4 family loans increased $97 thousand while the ALLL associated with commercial real estate, multi-family and consumer loans decreased $18 thousand, $8 thousand and $8 thousand, respectively. The increase in the ALLL associated with 1-4 family loans was primarily due to higher balances of these loans. Additionally, the reserve factor for the 1-4 family segment increased from 0.35% to 0.40%. The decreases in the ALLL associated with commercial real estate and consumer loans were primarily due to lower balances in these segments, while the decrease in the ALLL associated with multi-family loans was due to decreases in the balances of multi-family loans, partially offset by an increase in the reserve factor.

During the fiscal years ended June 30, 2017 and 2016, respectively, the Company increased its ALLL reserve factors for the following two loan segments:

Loan Segment	06/30/2017 Factor	06/30/2016 Factor	6/30/2015 Factor

1-4 Family Permanent	0.43%	0.40%	0.35%
Multi-Family – Permanent	0.55%	0.55%	0.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

	2017	2016
	(Dollars in Thousands)
Investment and mortgage-backed securities	$924	$1,265
Loans receivable	196	161
FHLB stock	86	82

Total	$1,206	$1,508

10.	FEDERAL HOME LOAN BANK STOCK

We are a member of the Federal Home Loan Bank of Pittsburgh (FHLB). The FHLB requires members to purchase and hold a specified minimum level of FHLB stock based upon their level of borrowings, collateral balances and participation in other programs offered by the FHLB. Stock in the FHLB is non-marketable and is redeemable at the discretion of the FHLB. Both cash and stock dividends on FHLB stock are reported as income. FHLB stock can only be purchased, redeemed and transferred at par value.

At June 30, 2017 and 2016, our FHLB stock totaled $7.1 million and $6.6 million, respectively, as shown on the consolidated balance sheets. We account for the stock in accordance with ASC 325, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. Due to the continued improvement of the FHLB’s financial performance and stability over the past several years, along with a special dividend in 2015, combined with regular quarterly dividends in 2017 and 2016, we believe our holdings in FHLB stock are ultimately recoverable at par value and, therefore, determined that the stock was not other-than-temporarily impaired.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2017	2016
	(Dollars in Thousands)
Land and improvements	$246	$246
Buildings and improvements	2,165	2,165
Furniture, fixtures, and equipment	1,201	1,192

	3,612	3,603
Less accumulated depreciation	3,158	3,061

Total	$454	$542

Depreciation charged to operations was $97 thousand, $98 thousand, and $91 thousand for the years ended June 30, 2017, 2016, and 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS

Retail deposit accounts are summarized as follows:

	2017		2016
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)
Non-interest earning checking	$19,396	13.4%	$17,284	12.2%
Interest-earning checking	23,787	16.4	22,201	15.7
Savings accounts	45,524	31.3	47,232	33.5
Money market accounts	22,484	15.5	23,050	16.3
Savings certificates	32,313	22.2	30,250	21.4
Advance payments by borrowers for taxes and insurance	1,785	1.2	1,261	0.9

Total	$145,289	100.0%	$141,278	100.0%

The maturities of savings certificates at June 30, 2017, are summarized as follows:

(Dollars in Thousands)
Within one year	$25,949
Beyond one year but within two years	2,811
Beyond two years but within three years	1,945
Beyond three years but within four years	628
Beyond four years but within five years	674
Beyond five years	306

Total	$32,313

There were no savings certificates with balances of $250 thousand or more on June 30, 2017 and 2016. At June 30, 2017 and 2016, the Savings Bank had brokered CDs totaling $5.7 million and $1.5 million, respectively.

Interest expense by deposit category for the years ended June 30 is as follows:

	2017	2016	2015
	(Dollars in Thousands)
Interest-earning checking	$4	$4	$4
Savings accounts	20	22	21
Money market accounts	21	22	22
Savings certificates	200	162	170

Total	$245	$210	$217

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30:

	Maturity range		Weighted- average	Stated interest rate range
Description	from	to	interest rate [1]	from	to	2017	2016

						(Dollars in Thousands)
Convertible	07/27/17	07/27/17	4.26%	4.26%	4.26%	$10,000	$10,000
Adjustable	08/11/17	09/01/17	1.25%	1.23%	1.27%	6,109	6,109

Total						$16,109	$16,109

Maturities of FHLB long-term advances at June 30, 2017, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted- Average Interest Rate
(Dollars in Thousands)
2018	$16,109	3.12%
2019	—	—
2020	—	—
2021	—	—
2022 and thereafter	—	—

Total	$16,109	3.12%

Convertible advances may be reset to the three-month London Interbank Offered Rate (“LIBOR”) and have various spreads and call dates of three months. The FHLB has the right to convert from a fixed rate to a predetermined floating rate on its conversion date or quarterly thereafter. Should the advance be converted, the Company has the right to pay off the advance without penalty. The Company repaid the convertible select advance on July 27, 2017.

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

[1]	For fiscal year ended 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30:

	2017	2016
	(Dollars in Thousands)
FHLB revolving and short-term advances:
Ending balance	$155,799	$144,027
Average balance during the year	144,258	47,413
Maximum month-end balance during the year	155,799	144,027
Average interest rate during the year	0.78%	0.50%
Weighted-average rate at year-end	1.24%	0.54%

At June 30, 2017, the Company had remaining borrowing capacity with the FHLB of approximately $4.8 million.

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

The following table presents information regarding other borrowings as of June 30:

OTHER SHORT-TERM BORROWINGS

	2017	2016
	(Dollars in Thousands)
Ending balance	$—	$—
Average balance during the year	—	2,748
Maximum month-end balance during the year	—	9,700
Average interest rate during the year	—%	0.51%
Weighted-average rate at year-end	—%	—%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance losses on off- balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $10.0 million and $12.5 million at June 30, 2017 and 2016, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2017, contractually mature in less than one year.

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

Federal regulations require the Savings Bank to maintain minimum amounts of capital. Specifically, the Savings Bank is required to maintain certain minimum dollar amounts and ratios of Total and Tier I Capital to Risk-Weighted Assets and of Tier I Capital to Average Total Assets.

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

As of June 30, 2017, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Savings Bank’s actual capital ratios for fiscal 2017 are presented in the following table, which show that the Savings Bank met all regulatory capital requirements.

	June 30, 2017
	WVS		West View

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$33,231	19.40%	$31,421	18.35%
To Be Well Capitalized	11,135	6.50	11,128	6.50
For Capital Adequacy Purposes	7,709	4.50	7,704	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$33,231	19.40%	$31,421	18.35%
To Be Well Capitalized	13,704	8.00	13,696	8.00
For Capital Adequacy Purposes	10,278	6.00	10,272	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$33,688	19.67%	$31,878	18.62%
To Be Well Capitalized	17,131	10.00	17,120	10.00
For Capital Adequacy Purposes	13,704	8.00	13,696	8.00
Tier I Capital (to Average Total Assets)
Actual	$33,231	9.53%	$31,421	9.02%
To Be Well Capitalized	17,427	5.00	17,422	5.00
For Capital Adequacy Purposes	13,942	4.00	13,937	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Savings Bank’s actual capital ratios for fiscal 2016 are presented in the following table, which show that the Savings Bank met all regulatory capital requirements.

	June 30, 2016
	WVS		West View

	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$33,323	17.69%	$31,076	16.75%
To Be Well Capitalized	12,246	6.50	12,056	6.50
For Capital Adequacy Purposes	8,478	4.50	8,346	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$33,323	17.69%	$31,076	16.75%
To Be Well Capitalized	15,072	8.00	14,838	8.00
For Capital Adequacy Purposes	11,304	6.00	11,128	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$33,731	17.90%	$31,484	16.97%
To Be Well Capitalized	18,841	10.00	18,547	10.00
For Capital Adequacy Purposes	15,072	8.00	14,838	8.00
Tier I Capital (to Average Total Assets)
Actual	$33,323	9.95%	$31,076	9.28%
To Be Well Capitalized	16,744	5.00	16,739	5.00
For Capital Adequacy Purposes	13,395	4.00	13,391	4.00

As of June 30, 2017, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

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

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price
Outstanding, June 30, 2014	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2015	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2016	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2017	77,019	37,500	$16.20

Exercisable at year-end	77,019	37,500

Available for future grant	36,981	500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

At June 30, 2017, there were 37,500 options outstanding and exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 1.25 years. At June 30, 2016 there were 37,500 options outstanding and exercisable for directors, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 2.25 years.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $125 thousand, $120 thousand, and $116 thousand for the years ended June 30, 2017, 2016, and 2015, respectively. Total ESOP shares as of June 30, 2017 and 2016, were 339,971 and 368,471, respectively.

The following table presents the components of the ESOP shares as of June 30, 2017 and 2016.

	2017	2016
Allocated shares	130,951	240,936
Unallocated shares	209,020	127,535

Total ESOP shares	339,971	368,471

Fair value of ESOP shares	$5,473,397	$4,104,767

The purchase of shares of the Company’s stock by the ESOP is funded by a line of credit and two term loans, and contributions from the Company, through the Savings Bank. Unreleased ESOP shares collateralize the loans payable and the cost of these shares is recorded as a contra-equity account in stockholders’ equity of the Company. The ESOP’s line of credit bears a weighted-average interest rate of 4.00% and will convert to a term loan on the earlier of: (i) the last day of the month in which the line is fully disbursed, or (ii) April 30, 2018. The term loans will mature twenty years after conversion. The ESOP’s term loans bear a weighted-average interest rate of 3.50%, which rate is subject to adjustment based on annual changes in the prime rate and will mature on March 31, 2035 and 2037, respectively. Shares are released as payments are made by the ESOP on the loans. The ESOP’s sources of repayment on the loans can include dividends, if any, on the unallocated stock held by the ESOP and discretionary contributions from the Savings Bank to the ESOP and other earnings.

Compensation is recognized under the shares released method and compensation expense is equal to the fair value of the shares committed to be released, and unallocated ESOP shares are excluded from outstanding shares for the purpose of computing EPS.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2017, 2016, and 2015.

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

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2017, 2016, and 2015, 1,731 shares were held by the Plan.

Amounts deferred are included in other non-interest expense and totaled $28 thousand, $28 thousand, and $27 thousand for the fiscal years 2017, 2016, and 2015, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2017 and 2016, was $208 thousand and $180 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying Consolidated Statement of Income. The Company recorded $131 thousand, $134 thousand and $140 thousand of income in fiscal 2017, 2016, and 2015, respectively, and the policies’ cash surrender values totaling $4.5 million and $4.4 million at June 30, 2017 and 2016, respectively, are reflected as an asset on the Consolidated Balance Sheets.

Executive Life Insurance

In fiscal 2014, the Company entered into endorsement split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with certain executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company paid the insurance premiums in June and August 2013 and the arrangements were effective in September 2013. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2017, the policies had total death benefits of $10.9 million of which $2.4 million would have been paid to the executive’s beneficiaries and the remaining $8.5 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $32 thousand, $34 thousand, and $35 thousand in fiscal 2017, 2016, and 2015, respectively, for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued expenses of $118 thousand, $115 thousand, and $111 thousand for fiscal years 2017, 2016, and 2015, respectively, in connection with the SERP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES

The provision for income taxes consists of:

	2017	2016	2015
	(Dollars in Thousands)
Currently payable:
Federal	$801	$659	$551
State	105	137	98

	906	796	649
Deferred	(58)	3	9

Total	$848	$799	$658

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2017	2016	2015

	(Dollars in Thousands)
Net unrealized (gain) loss on securities available for sale	$17	$58	$85
Net non-credit (gain) loss on securities with OTTI	(44)	(56)	(64)

Net gain (loss) recorded to stockholders’ equity	$(27)	$2	$21

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2017	2016
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$147	$126
Deferred compensation	80	63
Retirement Plan	148	128
Reserve for uncollected interest	2	3
Reserve for off-balance sheet commitments	13	16
OTTI other impairment	120	164
OTTI credit impairment	65	102
Other	90	63

Total gross deferred tax assets	665	665

Deferred tax liabilities:
Net unrealized gain on securities available for sale	24	41
Deferred origination fees, net	193	185
Depreciation reserve	11	31
Other	—	2

Total gross deferred tax liabilities	228	259

Net deferred tax assets	$437	$406

No valuation allowance was established at June 30, 2017 and 2016, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30, 2017 and 2016.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2014.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2017		2016		2015
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income

	(Dollars in Thousands)
Provision at statutory rate	$845	34.0%	$ 722	34.0%	$682	34.0%
State income tax, net of federal tax benefit	69	2.8	90	4.2	65	3.2
Tax exempt income	(5)	(0.2)	(3)	—	—	—
Bank Owned Life Insurance	(45)	(1.8)	(46)	(0.1)	(48)	(2.4)
Other, net	(16)	(0.7)	36	1.7	(41)	(2.0)

Actual tax expense and effective rate	$848	34.1%	$ 799	37.6%	$658	32.8%

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2017 and 2016, the Savings Bank had required reserves of $761 thousand and $719 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2017, surplus funds of $3.4 million were not available for dividends from the Savings Bank to the Company.

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2017 and June 30, 2016, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2017
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Obligations of states and political subdivisions	$—	$1,327	$—	$1,327
Corporate securities	—	92,636	—	92,636
Foreign debt securities (1)	—	14,486	—	14,486

	$—	$108,449	$—	$108,449

	June 30, 2016
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Obligations of states and political subdivisions	$—	$2,041	$—	$2,041
Corporate securities	—	96,852	—	96,852
Foreign debt securities (1)	—	8,783	—	8,783

	$—	$107,676	$—	$107,676

(1)	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

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

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC Topic 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Collateral values are estimated using Level II inputs based on observable market data or Level III inputs based on customized discounting criteria. For a majority of impaired real estate related loans, the Company obtains a current external appraisal. Other valuation techniques are used as well, including internal valuations, comparable property analysis and contractual sales information. The Company had no Level I, Level II or Level III impaired loans at June 30, 2017 or 2016.

Real Estate Owned

Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property, are charged to expense. The Company had no Level I, Level II, or Level III real estate owned at June 30, 2017 or 2016.

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

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at June 30 are as follows:

	June 30, 2017
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,272	$2,272	$2,272	$—	$—
Certificates of deposit	10,380	10,380	10,380	—	—
Investment securities – available for sale	108,449	108,449	—	108,449	—
Investment securities – held to maturity	8,678	8,815	—	8,815	—
Mortgage-backed securities – held to maturity:
Agency	128,201	128,840	—	128,840	—
Private-label	1,120	1,341	—	—	1,341
Net loans receivable	77,455	77,224	—	—	77,224
Accrued interest receivable	1,206	1,206	1,206	—	—
FHLB stock	7,062	7,062	7,062	—	—
Bank owned life insurance	4,541	4,541	4,541	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$19,396	$19,396	$19,396	$—	$—
NOW accounts	23,787	23,787	23,787	—	—
Savings accounts	45,524	45,524	45,524	—	—
Money market accounts	22,484	22,484	22,484	—	—
Certificates of deposit	32,313	32,147	—	—	32,147
Advance payments by borrowers for taxes and insurance	1,785	1,785	1,785	—	—
FHLB advances – fixed rate	10,000	10,000	—	—	10,000
FHLB advances – variable rate	6,109	6,109	6,109	—	—
FHLB short-term advances	155,799	155,799	155,799	—	—
Accrued interest payable	247	247	247	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2016
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,343	$2,343	$2,343	$—	$—
Certificates of deposit	350	350	350	—	—
Investment securities – available for sale	107,676	107,676	—	107,676	—
Investment securities – held to maturity	9,523	9,990	—	9,990	—
Mortgage-backed securities – held to maturity:
Agency	135,957	135,976	—	135,976	—
Private-label	1,459	1,703	—	—	1,703
Net loans receivable	64,673	67,335	—	—	67,335
Accrued interest receivable	1,508	1,508	1,508	—	—
FHLB stock	6,599	6,599	6,599	—	—
Bank owned life insurance	4,410	4,410	4,410	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest bearing deposits	$17,284	$17,284	$17,284	$—	$—
NOW accounts	22,201	22,201	22,201	—	—
Savings accounts	47,232	47,232	47,232	—	—
Money market accounts	23,050	23,050	23,050	—	—
Certificates of deposit	30,250	30,241	—	—	30,241
Advance payments by borrowers for taxes and insurance	1,261	1,261	1,261	—	—
FHLB advances – fixed rate	10,000	10,498	—	—	10,498
FHLB advances – variable rate	6,109	6,109	6,109	—	—
FHLB short-term advances	144,027	144,027	144,027	—	—
Accrued interest payable	189	189	189	—	—

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2017	2016

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$1,719	$2,161
Investment in subsidiary bank	31,232	30,837
Other assets	99	93

TOTAL ASSETS	$33,050	$33,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$7	$6
Stockholders’ equity	33,043	33,085

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,050	$33,091

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2017	2016	2015

	(Dollars in Thousands)
INCOME
Interest on loans	$55	$48	$40
Interest on investment and mortgage-backed securities	—	3	—
Dividend from subsidiary	1,300	1,200	1,225
Interest-earning deposits with subsidiary bank	2	1	1

Total income	1,357	1,252	1,266

OTHER OPERATING EXPENSE	121	125	123

Income before equity in undistributed earnings of subsidiary	1,236	1,127	1,143
Equity in undistributed earnings of subsidiary	344	170	173

Income before income taxes	1,580	1,297	1,316
Income tax benefit	(57)	(28)	(31)

NET INCOME	$1,637	$1,325	$1,347

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2017	2016	2015

	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$1,637	$1,325	$1,347
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(344)	(170)	(173)
Amortization of unallocated ESOP shares	221	52	—
Other, net	(11)	(1)	(60)

Net cash provided by operating activities	1,503	1,206	1,114

INVESTING ACTIVITIES
Available for sale:
Purchases of investments	—	(1,998)	—
Proceeds from repayments of investments	—	2,000	—

Net cash provided by investing activities	—	2	—

FINANCING ACTIVITIES
Cash dividends paid	(482)	(489)	(329)
Purchase of treasury stock	(359)	(19)	(186)
Increase in unallocated ESOP shares	(1,104)	(47)	(504)

Net cash used for financing activities	(1,945)	(555)	(1,019)

Increase (decrease) in cash and cash equivalents	(442)	653	95
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	2,161	1,508	1,413

CASH AND CASH EQUIVALENTS END OF YEAR	$1,719	$2,161	$1,508

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September 2016	December 2016	March 2017	June 2017

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$1,777	$1,814	$1,958	$2,097
Total interest expense	373	396	488	597

Net interest income	1,404	1,418	1,470	1,500
Provision for loan losses	16	18	15	9

Net interest income after provision for loan losses	1,388	1,400	1,455	1,491
Total noninterest income	130	107	130	123
Total noninterest expense	934	916	896	993

Income before income taxes	584	591	689	621
Income taxes	186	196	263	203

Net income	$398	$395	$426	$418

Per share data:
Net income
Basic	$0.21	$0.21	$0.23	$0.22
Diluted	0.21	0.21	0.23	0.22
Average shares outstanding
Basic	1,876,160	1,881,086	1,882,593	1,855,313
Diluted	1,876,160	1,881,086	1,882,593	1,855,313

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September 2015	December 2015	March 2016	June 2016

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$1,637	$1,622	$1,764	$1,789
Total interest expense	311	320	402	398

Net interest income	1,326	1,302	1,362	1,391
Provision for loan losses	19	28	21	(12)

Net interest income after provision for loan losses	1,307	1,274	1,341	1,403
Total noninterest income	139	156	131	146
Total noninterest expense	943	944	939	947

Income before income taxes	503	486	533	602
Income taxes	192	193	204	210

Net income	$311	$293	$329	$392

Per share data:
Net income
Basic	$0.16	$0.16	$0.17	$0.20
Diluted	0.16	0.16	0.17	0.20
Average shares outstanding
Basic	1,909,262	1,910,190	1,910,222	1,909,922
Diluted	1,909,262	1,910,190	1,910,222	1,909,922

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends Declared
Quarter Ended	High	Low
June 2017	$16.15	$14.44	$0.10
March 2017	15.50	14.10	0.06
December 2016	15.40	12.01	0.04
September 2016	12.90	11.10	0.04
June 2016	$12.50	$10.73	$0.08
March 2016	12.54	11.30	0.04
December 2015	12.60	10.78	0.08
September 2015	11.84	10.75	0.04

There were six Nasdaq Market Makers in the Company’s common stock as of June 30, 2017: Merrill Lynch, Pierce, Fenner; UBS Securities LLC; VIRTU Americas LLC; Two Sigma Securities, LLC; Citadel Securities LLC and Keefe, Bruyette & Woods, Inc.

According to the records of the Company’s transfer agent, there were approximately 428 shareholders of record at August 25, 2017. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

724-776-3480

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

John A. Howard, Jr.

Former Senior Vice President and

Chief Financial Officer

Laurel Capital Corp.

Lawrence M. Lehman

Office Manager

Dinnin & Parkins Associates

Edward F. Twomey, III

Director, Institutional Sales

Piper Jaffray & Co.

Joseph W. Unger

Former President

White Heating, Inc.

EXECUTIVE OFFICERS

John W. Grace

Chairman

David J. Bursic

President and

Chief Executive Officer

Michael R. Rutan

Senior Vice President—Operations

Corporate Secretary

Linda K. Butia

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.