Form 10-K, Exhibit 13
period 2019-06-30
WVS FINANCIAL CORP
filed 2019-09-13
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2019

ANNUAL REPORT

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

We are pleased to report that fiscal 2019 marked the fourth consecutive year of higher net income, earnings per share and cash dividends paid on our common stock.

Our net income increased approximately $700 thousand or 33% to $2.8 million for the year ended June 30, 2019 as compared to $2.1 million for the year ended June 30, 2018. During fiscal 2019, the Company’s Board of Directors once again increased the regular quarterly cash dividend – to $0.10 per share from $0.08 per share – and also paid another special cash dividend totaling $0.08 per share. Our cash dividends per share totaled $0.44 in fiscal 2019 as compared to $0.32 per share in fiscal 2018 – a 38% increase.

During fiscal 2019, we continued to manage our balance sheet in line with Federal Reserve monetary actions and customer preferences. During fiscal 2019, our net loans increased $5.9 million or about 7%. In order to help mitigate the interest rate risk associated with longer-term fixed-rate loans that we own, we allocated substantially all of our investment security purchases to floating rate instruments which reprice on a quarterly basis. The Savings Bank also repaid $100 million of Federal Home Loan Bank (FHLB) short-term advances with $100 million of FHLB long-term advances that mature within two to four years. Of the $100 million in FHLB long-term advances, $35 million reprice monthly, $50 million reprice quarterly, and $15 million are fixed rate. During fiscal 2019, we believe that these strategies allowed us to reinvest in our communities by making sound loans and to increase the rates paid to our depositors, while enhancing shareholder returns.

During fiscal 2019, we began to see a weakening global financial outlook dominated by uncertainties related to international trade. The U.S. economy has fared comparatively well with a multi-decade low point in unemployment and continued low inflation. Internationally, those countries which rely heavily on exports have seen their economies weaken. In response to the weakening global economy, foreign central banks began to provide more monetary stimulus through a combination of interest rate cuts and additional purchases of government bonds. The U.S. Federal Open Market Committee adjusted its level of planned purchases of U.S. Government and agency bonds, and reduced its targeted federal funds rate of 1⁄4% in July 2019, to further support the U.S. economy.

David J. Bursic	John W. Grace
President and	Chairman of the Board of Directors
Chief Executive Officer

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2019	2018	2017	2016	2015
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$355,818	$352,288	$351,609	$335,723	$329,716
Net loans receivable	90,588	84,675	77,455	64,673	46,163
Mortgage-backed securities	108,331	115,857	129,321	137,416	162,639
Investment securities	132,780	128,811	117,127	117,199	103,534
Deposit accounts	146,435	145,023	145,289	141,278	138,928
FHLB advances – short-term	70,828	171,403	155,799	144,027	37,830
FHLB advances – long-term fixed	15,000	—	10,000	10,000	12,500
FHLB advances – long-term variable	85,000	—	6,109	6,109	105,305
Stockholders’ equity	36,049	34,017	33,043	33,085	32,043
Non-performing assets, troubled debt restructurings and potential problem loans (1)	225	235	246	254	309
Selected Operating Data:
Interest income	$12,054	$9,670	$7,646	$6,812	$6,378
Interest expense	4,872	3,124	1,854	1,431	1,155

Net interest income	7,182	6,546	5,792	5,381	5,223
Provision for loan losses	80	50	58	56	70

Net interest income after provision for loan losses	7,102	6,496	5,734	5,325	5,153
Non-interest income	415	470	490	572	558
Non-interest expense	3,790	3,713	3,739	3,773	3,706

Income before income tax expense	3,727	3,253	2,485	2,124	2,005
Income tax expense	932	1,128	848	799	658

Net income	$2,795	$2,125	$1,637	$1,325	$1,347

Per Share Information:
Basic earnings	$1.57	$1.16	$0.87	$0.69	$0.69
Diluted earnings	$1.57	$1.16	$0.87	$0.69	$0.69
Dividends per share	$0.44	$0.32	$0.24	$0.24	$0.16
Dividend payout ratio	28.03%	27.59%	27.59%	34.78%	24.24%
Book value per share at period end:
Common Equity	$18.55	$17.27	$16.45	$16.22	$15.70
Tier I Equity	$18.54	$17.37	$16.54	$16.34	$15.93
Average shares outstanding:
Basic	1,780,527	1,826,893	1,873,790	1,910,538	1,941,872
Diluted	1,780,581	1,827,260	1,873,790	1,910,538	1,941,872

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2019	2018	2017	2016	2015
Selected Operating Ratios (2):
Average yield earned on interest-earning assets (3)	3.53%	2.81%	2.29%	2.09%	2.07%
Average rate paid on interest-bearing liabilities	1.68	1.05	0.65	0.51	0.44
Average interest rate spread (4)	1.85	1.76	1.64	1.58	1.63
Net interest margin (4)	2.10	1.90	1.73	1.65	1.70
Ratio of interest-earning assets to interest-bearing liabilities	117.43	115.89	116.28	115.70	116.12
Non-interest expense as a percent of average assets	1.08	1.05	1.09	1.13	1.17
Return on average assets	0.80	0.60	0.48	0.40	0.43
Return on average equity	8.14	6.31	4.94	4.09	4.23
Ratio of average equity to average assets	9.80	9.66	9.65	9.68	10.05
Full-service offices at end of period	5	5	5	5	5
Asset Quality Ratios (2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans (1)	0.25%	0.28%	0.32%	0.39%	0.67%
Non-performing assets as a percent of total assets (1)	0.06	0.07	0.07	0.08	0.09
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets (1)	0.06	0.07	0.07	0.08	0.09
Allowance for loan losses as a percent of total loans receivable	0.60	0.55	0.54	0.56	0.65
Allowance for loan losses as a percent of non-performing loans	243.56	199.15	169.92	141.73	98.38
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.00	0.00	0.00
Capital Ratios (2):
Common Equity Tier 1 risk-based capital ratio	19.07%	18.18%	19.40%	17.69%	21.75%
Tier 1 risk-based capital ratio	19.07	18.18	19.40	17.69	21.75%
Total risk-based capital ratio	19.38	18.45	19.67	17.90	21.99
Tier 1 leverage capital ratio	10.20	9.65	9.53	9.95	10.03

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2019.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Company’s net income is also affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, and its non-interest expenses, such as compensation and employee benefits, income taxes, deposit insurance and occupancy and equipment costs.

CHANGES IN FINANCIAL CONDITION

	Condensed Balance Sheet
	June 30,		Change
	2019	2018	Dollars	Percentage
		(Dollars in Thousands)
Cash equivalents	$4,379	$2,441	$1,938	79.39%
Certificates of deposit	1,843	350	1,493	n/m (2)
Investments (1)	252,116	258,010	(5,894)	(2.28)
Net loans receivable	90,588	84,675	5,913	6.98
Total assets	355,818	352,288	3,530	1.00
Deposits	146,435	145,023	1,412	0.97
Borrowed funds	170,828	171,403	(575)	(0.34)
Total liabilities	319,769	318,271	1,498	0.47
Stockholders’ equity	36,049	34,017	2,032	5.97

(1)	Includes investment securities, mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.
(2)	n/m – not meaningful

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent total cash and cash equivalents. Cash and cash equivalents increased $1.9 million or 79.39% to $4.4 million at June 30, 2019 from $2.4 million at June 30, 2018. Changes in cash and cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. Certificates of deposit (CD) increased to $1.8 million at June 30, 2019 from $350 thousand at June 30, 2018 as part of the Company’s overall liquidity and investing strategies. CD purchases were primarily funded by cash inflows from the mortgage-backed securities portfolio. The certificates also qualify for a 20% risk-weighting under the BASEL III risk-based capital regulations.

Investments. The Company’s investment portfolio is comprised of U.S. Government Agency bonds, corporate bonds, foreign debt securities, obligations of state and political subdivisions, Federal Home Loan Bank (“FHLB”) stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio decreased $5.9 million or 2.28% to $252.1 million at June 30, 2019 from $258.0 million at June 30, 2018.

Investment securities other than mortgage-backed securities, increased $1.8 million or 1.32% to $136.8 million at June 30, 2019 from $135.0 million at June 30, 2018. This change was due to the following purchases of securities, all of which were investment-grade: $31.1 million corporate bonds floating-rate, $8.1 million U.S. dollar denominated floating rate foreign bonds and $3.3 million of commercial paper. These purchases were partially offset by $1.4 million in sales of corporate bonds, early issuer redemptions and maturities as follows: $29.6 million of corporate bonds, $5.1 million of U.S. dollar denominated foreign bonds, $3.3 million in proceeds from maturities of commercial paper, $1.1 million of corporate utility first mortgage bonds, $800 thousand of municipal bonds and $625 thousand of U.S. government agency bonds. Our investment in FHLB stock decreased $151 thousand or 2.11% to $7.0 million at June 30, 2019 from $7.2 million at June 30, 2018 due to lower levels of FHLB advances. Investment purchases were primarily funded with cash flows from our mortgage-backed securities portfolio. See “Quantitative and Qualitative Disclosures about Market Risk”.

Mortgage-backed securities decreased $7.5 million or 6.50% to $108.3 million at June 30, 2019 from $115.9 million at June 30, 2018. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $7.5 million and $185 thousand on the Company’s private-label floating-rate mortgage-backed securities portfolio. Net cash flows from the mortgage-backed securities segment were used primarily to fund loan growth, CD and investment purchases.

Net Loans Receivable. Net loans receivable increased $5.9 million or 6.98% to $90.6 million at June 30, 2019, from $84.7 million at June 30, 2018. The increase in net loans was primarily attributable to a $4.6 million increase in single-family real estate loans, a $245 thousand increase in commercial real estate loans and a $694 thousand increase in land acquisition and development loans. The Company actively pursues 15, 20, and 30 year fixed-rate single-family residential real estate loans. The Company also makes available residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to modestly grow throughout fiscal 2020. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to increase interest income while managing credit and interest rate risk. The Company also offers higher yielding multi-family loans to existing, and seasoned prospective, customers. During fiscal 2019, the Company retained all of its loan originations. The Company also partners with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income while avoiding the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations increased in fiscal 2017, 2018 and 2019, and we expect this trend to continue into fiscal 2020.

Deposits. Total deposits increased approximately $1.4 million or 0.97% during the year ended June 30, 2019. Certificates of deposit increased $3.0 million or 8.68%, primarily due to an increase in wholesale CDs issued. Savings and money market accounts decreased by $987 thousand or 2.21% and $1.1 million or 5.35%, respectively. Checking account deposits increased $416 thousand or 0.97%. Advance payments by borrowers for taxes and insurance increased $127 thousand or 6.55% as a result of the increase in single family real estate loans during fiscal 2019 compared to fiscal 2018. At June 30, 2019, the Savings Bank had $10.5 million in brokered certificates of deposits as compared to $9.3 million at June 30, 2018. In general, brokered deposits are considered more sensitive to changes in market interest rates and may be more likely to leave a bank than core deposits. See Note 13 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds decreased $575 thousand or 0.34% to $170.8 million during fiscal 2019. The Company’s borrowed funds are comprised of FHLB long-term advances and short-term borrowings. Short-term borrowings include FHLB short-term advances and other short-term borrowings such as broker repurchase agreements or borrowings from the Federal Reserve Bank of Cleveland (FRB).

At June 30, 2019, the Company had four FHLB long-term variable rate advances totaling $85.0 million, with a weighted average interest rate of 2.61%, three FHLB long-term fixed rate advances totaling $15.0 million with a weighted average interest rate of 3.03%, and FHLB short-term advances totaling $70.8 million with a weighted average rate of 2.46%. At June 30, 2018, the Company’s borrowed funds consisted of only FHLB short-term advances. See Note 14 to the Consolidated Financial Statements.

The Company may also use a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions. During fiscal 2019, our FHLB short-term borrowings decreased by $100.6 million or 58.68% and were replaced by FHLB long-term borrowings, both fixed and variable rate.

Stockholders’ Equity. Total stockholders’ equity increased to $36.0 million at June 30, 2019, compared to $34.0 million at June 30, 2018. The changes in stockholders’ equity were primarily attributable to Company net income of $2.8 million, which was partially offset by $783 thousand of cash dividends paid on the Company’s common stock and $383 thousand paid for the purchase of Treasury stock. See the Consolidated Statement of Comprehensive Income and Note 6 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (tier 1 equity basis) increased from $17.37 at June 30, 2018 to $18.54 at June 30, 2019. On a common equity basis, book value per share increased from $17.27 at June 30, 2018 to $18.55 at June 30, 2019. The Company was able to maintain strong capital ratios during fiscal 2019. Our tier 1 leverage ratio was 10.20% and total risk-based capital ratio was 19.38% at June 30, 2019, as compared to 9.65% and 18.45%, respectively, at June 30, 2018.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended		Year Ended		Year Ended
	June 30,		June 30,		June 30,
	2019	Change	2018	Change	2017
	(Dollars in Thousands)
Interest income	$12,054	$2,384	$9,670	$2,024	$7,646
		24.65%		26.47%
Interest expense	$4,872	$1,748	$3,124	$1,270	$1,854
		55.95%		68.50%
Net interest income	$7,182	$636	$6,546	$754	$5,792
		9.72%		13.02%
Provision for loan losses	$80	$30	$50	$(8)	$58
		60.00%		-13.79%
Non-interest income	$415	$(55)	$470	$(20)	$490
		-11.70%		-4.08%
Non-interest expense	$3,790	$77	$3,713	$(26)	$3,739
		2.07%		-0.70%
Income tax expense	$932	$(196)	$1,128	$280	$848
		-17.38%		33.02%
Net income	$2,795	$670	$2,125	$488	$1,637
		31.53%		29.81%

General. The Company reported net income of $2.8 million, $2.1 million and $1.6 million for the fiscal years ended June 30, 2019, 2018 and 2017, respectively. The $670 thousand or 31.53% increase in net income during fiscal 2019 was primarily attributable to a $636 thousand increase in net interest income and a $196 thousand decrease in income tax expense, which were partially offset by a $30 thousand increase in the provision for loan losses, an increase of $77 thousand in non-interest expense and a $55 thousand decrease in non-interest income. The $488 thousand or 29.8% increase in net income during fiscal 2018 was primarily attributable to a $754 thousand increase in net interest income, a $26 thousand decrease in non-interest expense and an $8 thousand decrease in the provision for loan losses, which were partially offset by a $280 thousand increase in income tax expense and a $20 thousand decline in non-interest income. Earnings per share totaled $1.57 (basic and diluted) for fiscal 2019 as compared to $1.16 and $0.87 for fiscal 2018 and 2017, respectively.

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

	For the Years Ended June 30,
	2019			2018			2017
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable (1),(2)	$87,256	$3,342	3.83%	$80,726	$2,983	3.70%	$72,120	$2,721	3.77%
Mortgage-backed securities	110,561	3,745	3.39	122,592	3,130	2.55	131,609	2,333	1.77
Investments - taxable	133,817	4,428	3.31	127,376	3,017	2.37	113,260	2,114	1.87
Investments - tax-free (2)	1,555	19	1.46	1,557	19	1.74	1,330	17	1.87
Trading securities	—	—	—	—	—	—	277	5	1.81
FHLB stock	6,562	486	7.41	7,034	439	6.24	6,698	329	4.91
Interest-bearing deposits	561	12	2.14	668	10	1.50	391	3	0.77
Certificates of deposits	894	22	2.46	3,874	72	1.86	8,282	124	1.50

Total interest-earning assets	341,206	12,054	3.53%	343,827	9,670	2.81%	333,967	7,646	2.29%

Non-interest-earning assets	9,227			8,881			9,335

Total assets	$350,433			$352,708			$343,302

Interest-bearing liabilities:
Interest-earning checking accounts	$23,718	4	0.02%	$23,406	4	0.02%	$22,472	4	0.02%
Savings accounts	43,987	22	0.05	44,673	17	0.04	46,041	20	0.04
Money market accounts	20,223	18	0.09	21,792	20	0.09	23,034	21	0.09
Savings certificates	44,970	812	1.81	36,526	365	1.00	34,071	200	0.59
Advance payments by borrowers for taxes and insurance	1,555	—	—	1,378	—	—	1,213	—	—
FHLB long-term advances	74,548	2,020	2.71	1,607	43	2.68	16,109	491	3.05
FHLB short-term advances	81,556	1,996	2.45	167,306	2,675	1.60	144,258	1,118	0.78
Other short-term borrowings	—	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	290,557	4,872	1.68%	296,688	3,124	1.05%	287,198	1,854	0.65%

Non-interest-bearing accounts	23,301			20,650			21,213

Total interest-bearing liabilities and non-interest-bearing accounts	313,858			317,338			308,411
Non-interest-bearing liabilities	2,216			1,680			1,748

Total liabilities	316,074			319,018			310,159
Equity	34,359			33,690			33,143

Total liabilities and equity	$350,433			$352,708			$343,302

Net interest income		$7,182			$6,546			$5,792

Interest rate spread			1.85%			1.76%			1.64%

Net yield on interest-earning assets (3)			2.10%			1.90%			1.73%

Ratio of interest-earning assets to interest-bearing liabilities			117.43%			115.89%			116.28%

(1)	Includes non-accrual and tax-exempt loans.
(2)

Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, and a 20% interest expense disallowance and federal tax rates of 21% for fiscal 2019 and 2018 and 34% for fiscal 2017.

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

	Year Ended June 30,
	2019 vs. 2018			2018 vs. 2017
	Increase (Decrease)		Total Increase (Decrease)	Increase (Decrease)		Total
	Due to			Due to		Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$254	$105	$359	$312	$(50)	$262
Mortgage-backed securities	(406)	1,021	615	(238)	1,035	797
Investments - taxable	219	1,192	1,411	328	577	905
Trading assets	—	—	—	(5)	—	(5)
FHLB stock	(35)	82	47	21	89	110
Interest-bearing deposits	(2)	4	2	4	3	7
Certificates of deposit	(73)	23	(50)	(82)	30	(52)

Total interest-earning assets	$(43)	$2,427	$2,384	$340	$1,684	$2,024

Interest-bearing liabilities:
Interest-earning checking accounts	$—	$—	$—	$—	$—	$—
Savings accounts	1	4	5	(3)	—	(3)
Money market accounts	(2)	—	(2)	(1)	—	(1)
Savings certificates	151	296	447	25	140	165
Advance payments by borrowers for taxes and insurance	—	—	—	—	—	—
FHLB long-term borrowings	1,974	3	1,977	(467)	19	(448)
FHLB short-term borrowings	(2,101)	1,422	(679)	374	1,183	1,557
Other short-term borrowings	—	—	—	—	—	—

Total interest-bearing liabilities	$23	$1,725	$1,748	$(72)	$1,342	$1,270

Change in net interest income	$(66)	$702	$636	$412	$342	$754

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased by $636 thousand or 9.72% in fiscal 2019 and increased $754 thousand or 13.02% in fiscal 2018. The increase in fiscal 2019 was the result of a $2.4 million or 24.65% increase in interest and dividend income, which was partially offset by a $1.7 million increase in interest expense. The increase in fiscal 2018 was the result of a $2.0 million or 26.47% increase in interest and dividend income, which was partially offset by a $1.3 million or 68.50% increase in interest expense. Fiscal years 2019 and 2018 were favorably impacted by higher average yields on the Company’s investment, mortgage-backed securities, and loan portfolios and by higher levels of net loans receivable.

Interest Income. Total interest income increased by $2.4 million or 24.65% during fiscal 2019 and increased $2.0 million or 26.47% during fiscal 2018. The fiscal 2019 increase was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities, FHLB stock and loan portfolio when compared to the same period of 2018. The fiscal 2018 increase resulted from higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances when compared to the same period of 2017. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on net loans receivable increased $359 thousand or 12.03% during fiscal 2019 and increased $262 thousand or 9.63% during fiscal 2018. During fiscal 2019, the increase was primarily attributable to a $6.5 million increase in the average balance of net loans outstanding and as well as a 13 basis point increase in the weighted average yield on the Company’s loan portfolio. The increase in fiscal 2018 was primarily the result of an $8.6 million increase in the average balances of net loans outstanding, which more than offset a 7 basis point decrease in the weighted average yield on the Company’s loan portfolio. During fiscal 2019, 2018 and 2017, the Company also enjoyed higher levels of single-family home purchase loans. Substantially all of our loan originations were fixed-rate with a mix of 15, 20 and 30 year terms.

Interest income on investment securities increased $1.4 million or 46.48% during fiscal 2019 and increased $905 thousand or 42.47% during fiscal 2018. The increase in 2019 was primarily attributable to a $7.0 million increase in the average balance of investment grade corporate bonds and a 97 basis point increase in the weighted average yield when compared to the same period of 2018. During fiscal 2018, the increase was primarily due to an increase of $15.1 million in the average balance of investment grade corporate bonds as well as a 53 basis point increase in the average yield on these investments. The increase in the average balance of investments outstanding during both 2019 and 2018 was attributable to the redeployment of mortgage-backed securities cash flows into floating rate corporate bonds. The increase in weighted average yields in 2019 was principally attributable to higher three-month dollar London Interbank Offered Rates (“LIBOR”) when compared to the same periods in 2018.

During 2019, interest income on mortgage-backed securities increased $615 thousand or 19.65% and increased $797 thousand or 34.16% during fiscal 2018. The increase for fiscal 2019 was primarily attributable to an 84 basis point increase in the weighted average yield earned on U.S. Government Agency mortgage-backed securities, which more than offset an $11.9 million decline in the average balance of U.S. Government Agency mortgage-backed securities. The increase in fiscal 2018 was primarily due to a 78 basis point increase in the weighted average yield earned on U.S. Government Agency mortgage-backed securities, which more than offset the $8.8 million decrease in the average balance of these securities. During both fiscal 2019 and 2018, the U.S. Government Agency mortgage-backed securities sector offered relatively unattractive investment opportunities. The Company began to reinvest cash repayments of principal into floating rate investment securities and also increased its net loan portfolio. The average balances associated with the Company’s private label mortgage-backed securities (“PLMBS”) declined $123 thousand and $265 thousand during fiscal 2019 and fiscal 2018, respectively. The Company continues to reduce its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. The increase in weighted-average yields in 2019 was principally attributable to higher one-month dollar LIBOR when compared to the same period in 2018.

Dividend income on FHLB stock increased $47 thousand or 10.71% during fiscal 2019, and increased $110 thousand or 33.43% during fiscal 2018. During fiscal 2019, the change was the result of a 117 basis point increase in the weighted average yield, which was partially offset by a $472 thousand decrease in the average balance. The increase in 2018 was due to a $336 thousand increase in the average balance of FHLB stock as well as a 133 basis point increase in the weighted average yield. The Company’s average holdings of FHLB stock are directly related to its volume of outstanding FHLB advances.

Interest income on certificates of deposit declined by $50 thousand and $52 thousand during fiscal 2019 and fiscal 2018, respectively. The decrease in 2019 was primarily due to a $3.0 million decline in the average balance of certificates of deposit, which was partially offset by a 60 basis point increase in the weighted average yield. The 2018 decrease was attributable to a $4.4 million decrease in the average balance of certificates of deposit, which was partially offset by a 36 basis point increase in the average yield earned on certificates of deposit.

Interest Expense. Total interest expense increased $1.7 million or 55.95% during fiscal 2019 and increased $1.3 million or 68.50% during fiscal 2018. The increase in fiscal 2019 was primarily due to higher average market rates paid on FHLB borrowings and time deposits, which were partially offset by lower average balances of FHLB advances outstanding when compared to the same period in 2018. In 2019, interest paid on FHLB long-term advances increased $2.0 million, when compared to 2018, primarily as a result of a $72.9 million increase in the average balances outstanding. Also during fiscal 2019, interest expense on FHLB short-term advances declined by $679 thousand as a result of a decrease of $85.8 million in the average balance outstanding, partially offset by an increase in the rate paid of 85 basis points. For fiscal 2018, the increase was primarily due to an increase of $23.0 million in the average balance of our FHLB short-term advances as well as an 82 basis point increase in market rates paid on these advances. Partially offsetting the increase in both volume and rates on the FHLB short-term advances, was a $14.5 million reduction in the average balances of our long-term FHLB variable rate advances, which were paid-off during the quarter ended September 30, 2017. The increases in the average balance of FHLB long-term borrowings for 2019 reflects a shift from FHLB short-term borrowings to FHLB long-term borrowings as part of the Company’s asset/liability management strategy. The increase in rates paid on FHLB borrowings for both periods were consistent with increases in market interest rates.

Interest expense on interest-bearing deposits increased $450 thousand or over 100% in fiscal 2019 and increased $161 thousand or 65.71% in fiscal 2018. The increase in fiscal 2019, when compared to the same period of 2018, was primarily the result of an 81 basis point increase in the rate paid on time deposits and an $8.4 million increase in average balance of these same deposits. The increase in fiscal 2018, compared to fiscal 2017, was primarily attributable to a 41 basis point increase in the rate paid on time deposits and a $2.5 million increase in the average balance of time deposits. Beginning in fiscal 2017 and continuing through fiscal 2019, the Company began to use brokered deposits in part of its asset/liability management strategy. Terms associated with broker deposits were sometimes more favorable during fiscal 2017, 2018 and 2019 than terms offered on other short-term borrowings. The Company had $10.5 million and $9.3 million of brokered deposits outstanding at June 30, 2019 and 2018, respectively.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded provisions for loan losses totaling $80 thousand in fiscal 2019 and $50 thousand in fiscal 2018. The increase in the provision in fiscal 2019 was primarily attributable to growth in the Company’s single-family owner occupied loan portfolio as well as an increase in the reserve factor associated with this loan segment from 0.46 basis points to 0.50 basis points. The decrease in the provision for loan losses recorded during fiscal 2018 was primarily due to lower originations of single-family loans, which was partially offset by an increase in the Company’s allowance for loan and lease losses (“ALLL”) reserve factor from 0.43 basis points to 0.46 basis points for the single-family permanent loan segment.

Non-interest Income. Total non-interest income decreased $55 thousand or 11.70% in fiscal 2019 and decreased $20 thousand or 4.08% in fiscal 2018. The decrease in fiscal 2019 is primarily attributable to a $14 thousand increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, a $12 thousand decrease in service charges on deposit accounts and a $14 thousand decrease in ATM income. The decrease in fiscal 2018 reflects a $14 thousand increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, a $10 thousand decrease in service charges on deposit accounts and an $11 thousand decrease in ATM income.

Non-interest Expense. Total non-interest expense increased $77 thousand or 2.07% in fiscal 2019, and decreased $26 thousand or 0.70% during fiscal 2018. The increase in fiscal 2019 was primarily the result of increases in compensation expense and data processing expense of $148 thousand and $10 thousand, respectively. These increases were partially offset by lower occupancy and equipment expenses as well as lower FDIC insurance premium expenses. During fiscal 2018, the decrease was primarily due to a $21 thousand reduction in ATM program expenses.

Income Taxes. Income taxes decreased $196 thousand during fiscal 2019 and increased $280 thousand during fiscal 2018, respectively. The decrease in fiscal 2019 was primarily the result of the absence of the additional $133 thousand federal income tax expense due to the write-down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017, which was recorded in December 2017, partially offset by higher taxable income and the reduced federal tax rate effective January 1, 2018. The Company’s combined effective tax rate was 25.0% for the year ended June 30, 2019 and 34.8% for the year ended June 30, 2018.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $1.9 million during fiscal 2019 primarily due to $3.8 million net cash provided by operating activities, which was offset by $1.5 million net cash used for investing activities and $329 thousand net cash used for financing activities.

Funds used for investing activities totaled $1.5 million during fiscal 2019 as compared to $2.3 million during fiscal 2018. Primary uses of funds during fiscal 2019 included purchases of investments totaling $42.5 million, purchases of loans of $11.5 million and purchases of $8.7 million of FHLB stock. Partially offsetting these uses of funds were repayments of investments and mortgage-backed securities totaling $39.3 million and $7.6 million, respectively, a $5.6 million decrease in net loans receivable, and $1.4 million in proceeds from sales of investment securities. During fiscal 2019, investment purchases were comprised primarily of floating rate investment grade corporate bonds.

Funds used for financing activities totaled $329 thousand for fiscal 2019 as compared to $2.1 million provided by financing activities in fiscal 2018. Primary uses of funds for fiscal 2019 were: $100.6 million reduction in FHLB short-term advances; $383 thousand for purchases of treasury stock and $783 thousand in cash dividends paid on the Company’s common stock. The primary source of funds provided for financing activities during fiscal 2019 was the $100.0 million increase in FHLB long-term advances. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

Funds provided by operating activities totaled $3.8 million during fiscal 2019 as compared to $4.6 million during fiscal 2018. During fiscal 2019, net cash provided from operations was primarily due to $2.8 million of net income and a $443 thousand increase in accrued interest payable. In fiscal 2018, net cash provided by operating activities was primarily attributable to $2.1 million of net income and $581 thousand of amortization and accretion of discounts, premiums and deferred loan fees, and a $1.2 million decrease in cash items in the process of collection. Cash items in process of collection include checks written on customer checking accounts returned by the Savings Bank for various reasons including items rejected for non-sufficient funds or incorrect amounts paid by a depository bank or the Federal Reserve. The Savings Bank had one cash item in process of collection on June 30, 2017 and collected the $1.2 million due in early July 2017.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2019, the total approved loan commitments outstanding amounted to $1.3 million. At the same date, commitments under unused lines of credit amounted to $5.1 million and the undisbursed portion of construction loans approximated $3.4 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2019, totaled $30.0 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2019 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	93	41	52	—	—

See also Note 14 of the Company’s Consolidated Financial Statements.

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

On July 29, 2019, the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on August 22, 2019 to shareholders of record at the close of business on August 12, 2019. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of Tier 1 capital to risk weighted assets, common equity Tier 1 capital to risk weighted assets and total capital to risk weighted assets were 19.07%, 19.07%, and 19.38%, respectively, at June 30, 2019. The Company’s ratio of Tier 1 capital to average total assets was 10.20% at June 30, 2019.

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

The Company’s non-performing assets at June 30, 2019 totaled approximately $225 thousand or 0.06% of total assets compared to $235 thousand or 0.07% of total assets at June 30, 2018. The $10 thousand decrease in non-performing assets during the twelve months ended June 30, 2019 was attributable to the principal payments on the Company’s one non-performing single-family real estate loan.

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

During the fiscal years 2013-2019, and into fiscal year 2020, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

Throughout fiscal year 2019, the Company continued to adjust its asset/liability management tactics, increased total assets by $3.5 million and continued to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2019 were: investment securities available for sale - $4.0 million, net loans receivable - $5.9 million and certificates of deposit - $1.5 million which were partially offset by decreases in investment securities held to maturity - $2.2 million and mortgage-backed securities held to maturity - $7.6 million. We anticipate our asset base to be in the range of $355 - $365 million during fiscal 2020, subject to economic and market conditions.

Changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2019, totaled $11.5 million, $39.3 million, and $7.6 million, respectively.

Despite stagnant global interest rates and Treasury yields the Company maintained its balance sheet and used proceeds from maturities/calls of corporate bonds, repayments on its mortgage-backed securities, and borrowings to purchase floating rate investment grade corporate bonds and to fund loan growth. In particular, the Company increased its investment securities – available for sale portfolio allocation from $128.8 million at June 30, 2018 to $132.8 million at June 30, 2019 and its net loans receivable from $84.7 million at June 30, 2018 to $90.6 million at June 30, 2019.

During the fiscal year ended June 30, 2019, the Company increased its loan portfolio by $5.9 million or 6.98% with a $4.6 million increase in single-family real estate loans, a $1.1 million increase in construction loans and a $700 thousand increase in land acquisition and development loans, which were partially offset by decreases totaling $719 thousand in other segments of the loan portfolio. The Company also makes available for origination residential mortgage loans with interest rates adjusting pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will modestly grow throughout fiscal 2020. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2019, principal investment purchases were comprised of: investment grade corporate bonds - $31.1 million with a weighted average yield of approximately 3.52%, and U.S. dollar denominated investment-grade corporate bonds of large foreign issuers - $8.1 million with a weighted average yield of approximately 3.23%. Substantially all of the corporate bond purchases are floating rate and reprice quarterly based upon changes in the three month LIBOR.

Investment proceeds received during fiscal 2019 included corporate bonds - $29.6 million with a weighted average yield of approximately 3.59%, corporate bonds of large foreign issuers - $5.2 million with a weighted average yield of approximately 2.86%, corporate utility first mortgage bonds - $1.1 million with a weighted average yield of approximately 7.75%, U.S. government agency bonds - $625 thousand with a weighted average yield of 2.50% and taxable municipal bonds - $500 thousand with a weighted average yield of approximately 2.30%. Additionally, $3.3 million of commercial paper matured during fiscal 2019.

As of June 30, 2019, the implementation of these asset and liability management initiatives resulted in the following:

1)

$228.2 million or 64.8% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $228.2 million, approximately $115.9 million float on a monthly basis based upon changes in the one-month LIBOR and about $112.3 million reprice on a quarterly basis based upon the three-month LIBOR;

2)

$115.9 million or 46.2% of the Company’s total investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$128.8 million or 36.6% of the Company’s assets were comprised of investment securities classified as available for sale;

4)	An aggregate of $4.9 million or 5.4% of the Company’s net loan portfolio had adjustable interest rates or remaining maturities of less than 12 months; and

5)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $70.8 million, 1-3 years - $95 million and over 3 years - $5.0 million.

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

	June 30,
	2019	2018	2017
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$282,429	$270,356	$257,808
Interest-bearing liabilities maturing or repricing within one year	214,916	229,231	228,616

Interest sensitivity gap	$67,513	$41,125	$29,192

Interest sensitivity gap as a percentage of total assets	18.97%	11.67%	8.30%
Ratio of assets to liabilities maturing or repricing within one year	131.41%	117.94%	112.77%

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2019. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$59,595	$60,686	$57,827	$51,830	$47,274	$44,973	$32,345
% of Total Assets	16.7%	17.1%	16.2%	14.6%	13.3%	12.6%	9.1%
Base Case Up 100 bp
Cumulative Gap ($’s)	$60,194	$61,836	$59,945	$55,412	$51,884	$50,050	$32,345
% of Total Assets	16.9%	17.4%	16.8%	15.6%	14.6%	14.1%	9.1%
Base Case No Change
Cumulative Gap ($’s)	$62,446	$66,091	$67,513	$67,285	$65,240	$63,491	$32,345
% of Total Assets	17.5%	18.6%	19.0%	18.9%	18.3%	17.8%	9.1%
Base Case Down 100 bp
Cumulative Gap ($’s)	$63,679	$68,377	$71,410	$72,669	$71,699	$69,148	$32,345
% of Total Assets	17.9%	19.2%	20.1%	20.4%	20.1%	19.4%	9.1%
Base Case Down 200 bp
Cumulative Gap ($’s)	$64,825	$70,469	$74,877	$77,225	$76,426	$72,498	$32,345
% of Total Assets	18.2%	19.8%	21.0%	21.7%	21.5%	20.4%	9.1%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2019. This analysis was done assuming that the interest-earning assets will average approximately $348 million and $350 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets.

The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2019. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2020					June 30, 2021
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200
Change in net interest income	-23.3%	-11.4%	—	6.9%	14.3%	-31.1%	-15.1%	—	9.7%	19.4%
Return on average equity	4.12%	5.83%	7.44%	8.42%	9.44%	2.99%	5.18%	7.14%	8.35%	9.51%
Return on average assets	0.42%	0.60%	0.78%	0.88%	0.99%	0.31%	0.55%	0.78%	0.92%	1.07%
Market value of equity (in thousands)	$37,510	$41,699	$45,218	$46,562	$47,138

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2019.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans	$3,395
Undisbursed lines of credit	$5,063
Loan origination commitments	$1,259
Letters of credit	$—

$9,717

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of WVS Financial Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WVS Financial Corp. and subsidiary (the “Company”) as of June 30, 2019 and 2018; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2019; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

September 13, 2019

S.R. Snodgrass, P.C. * 2009 Mackenzie Way, Suite 340, Cranberry Township, PA 16066* Phone: (724) 934-0344 *

Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2019	2018
ASSETS
Cash and due from banks	$1,849	$2,099
Interest-earning demand deposits	2,530	342

Total cash and cash equivalents	4,379	2,441
Certificates of deposit	1,843	350
Investment securities available for sale (amortized cost of $132,673 and $128,824)	132,780	128,811
Investment securities held to maturity (fair value of $4,080 and $6,125)	3,995	6,181
Mortgage-backed securities held to maturity (fair value of $108,708 and $116,844)	108,331	115,857
Net loans receivable (allowance for loan losses of $548 and $468)	90,588	84,675
Accrued interest receivable	1,219	1,225
Federal Home Loan Bank stock, at cost	7,010	7,161
Premises and equipment (net)	346	392
Bank owned life insurance	4,789	4,668
Deferred tax assets (net)	368	359
Other assets	170	168

TOTAL ASSETS	$355,818	$352,288

LIABILITIES
Deposits	$146,435	$145,023
Federal Home Loan Bank advances: short-term	70,828	171,403
Federal Home Loan Bank advances: long-term – fixed rate	15,000	—
Federal Home Loan Bank advances: long-term – variable rate	85,000	—

Total Federal Home Loan Bank advances	170,828	171,403
Accrued interest payable	823	380
Other liabilities	1,683	1,465

TOTAL LIABILITIES	319,769	318,271

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,550	21,516
Treasury stock (1,862,520 and 1,836,123 shares at cost)	(28,269)	(27,886)
Retained earnings - substantially restricted	44,807	42,795
Accumulated other comprehensive income (loss)	15	(188)
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(2,092)	(2,258)

TOTAL STOCKHOLDERS’ EQUITY	36,049	34,017

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$355,818	$352,288

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2019	2018	2017
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,342	$2,983	$2,721
Investment securities	4,447	3,036	2,131
Mortgage-backed securities	3,745	3,130	2,333
Certificates of deposit	22	72	124
Interest-earning demand deposits	12	10	3
Federal Home Loan Bank stock	486	439	329
Trading securities	—	—	5

Total interest and dividend income	12,054	9,670	7,646

INTEREST EXPENSE
Deposits	856	406	245
Federal Home Loan Bank advances – short-term	1,996	2,675	1,118
Federal Home Loan Bank advances – long-term – variable rate	1,676	11	65
Federal Home Loan Bank advances – long-term – fixed rate	344	32	426

Total interest expense	4,872	3,124	1,854

NET INTEREST INCOME	7,182	6,546	5,792
PROVISION FOR LOAN LOSSES	80	50	58

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,102	6,496	5,734

NONINTEREST INCOME
Service charges on deposits	114	126	136
Earnings on bank owned life insurance	121	126	131
Investment securities gains (losses)	(2)	2	—
Market losses on trading securities	—	—	(31)
Other than temporary impairment losses	120	86	—
Portion of loss recognized in other comprehensive income	(148)	(100)	—

Net impairment losses recognized in earnings	(28)	(14)	—
ATM fee income	166	180	191
Other	44	50	63

Total noninterest income	415	470	490

NONINTEREST EXPENSE
Salaries and employee benefits	2,422	2,274	2,264
Occupancy and equipment	262	310	323
Data processing	230	220	222
Correspondent bank charges	33	40	38
Federal deposit insurance premium	97	108	111
ATM network expense	106	106	127
Other	640	655	654

Total noninterest expense	3,790	3,713	3,739

INCOME BEFORE INCOME TAXES	3,727	3,253	2,485
INCOME TAX EXPENSE	932	1,128	848

NET INCOME	$2,795	$2,125	$1,637

EARNINGS PER SHARE:
Basic	$1.57	$1.16	$0.87
Diluted	1.57	1.16	0.87
AVERAGE SHARES OUTSTANDING:
Basic	1,780,527	1,826,893	1,873,790
Diluted	1,780,581	1,827,260	1,873,790

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2019	2018	2017
NET INCOME	$2,795	$2,125	$1,637
OTHER COMPREHENSIVE INCOME (LOSS)
Investment securities available for sale not other-than- temporarily impaired:
Gains (losses) arising during the year	119	(80)	(51)
LESS: Income tax effect	(26)	(4)	(17)

	93	(76)	(34)
(Gains) losses recognized in earnings	2	(2)	—
LESS: Income tax effect	—	—	—

	2	(2)	—
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	95	(78)	(34)

Investment securities held to maturity other-than- temporarily impaired:
Total losses	120	86	—
Losses recognized in earnings	28	14	—

Gains recognized in comprehensive income	148	100	—
LESS: Income tax effect	(31)	(27)	—

	117	73	—
Accretion of other comprehensive gain (loss) on other- than-temporarily impaired securities held to maturity	(12)	28	127
LESS: Income tax effect	(3)	(8)	(43)

Unrealized holding gains (losses) on other-than-temporarily impaired securities held to maturity, net of tax	(9)	20	84

Other comprehensive income	203	15	50

COMPREHENSIVE INCOME	$2,998	$2,140	$1,687

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings – Substantially Restricted	Accumulated Other Comprehensive Gain (loss)	Unallocated ESOP Shares	Total
Balance June 30, 2016	$38	$21,485	$(26,905)	$40,189	$(238)	$(1,484)	$33,085
Net income				1,637			1,637
Other comprehensive income					50		50
Purchase of treasury stock (30,985 shares)			(359)				(359)
Increase in unallocated ESOP shares						(1,109)	(1,109)
Amortization of unallocated ESOP shares						221	221
Cash dividends declared ($0.24 per share)				(482)			(482)

Balance June 30, 2017	38	21,485	(27,264)	41,344	(188)	(2,372)	33,043
Reclassification due to change in federal income tax rate				15	(15)		—
Net income				2,125			2,125
Other comprehensive income					15		15
Purchase of treasury stock (38,631 shares)			(622)				(622)
Increase in unallocated ESOP shares						(32)	(32)
Amortization of unallocated ESOP shares		31				146	177
Cash dividends declared ($0.32 per share)				(689)			(689)

Balance June 30, 2018	38	21,516	(27,886)	42,795	(188)	(2,258)	34,017
Net income				2,795			2,795
Other comprehensive income					203		203
Purchase of treasury stock (26,397 shares)			(383)				(383)
Amortization of unallocated ESOP shares		34				166	200
Cash dividends declared ($0.44 per share)				(783)			(783)

Balance June 30, 2019	$38	$21,550	$(28,269)	$44,807	$15	$(2,092)	$36,049

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2019	2018	2017
OPERATING ACTIVITIES
Net income	$2,795	$2,125	$1,637
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	80	50	58
Depreciation	47	78	97
Investment securities losses (gains)	2	(2)	—
Net impairment loss recognized in earnings	28	14	—
Amortization of discounts, premiums, and deferred loan fees, net	142	581	1,803
Amortization of unallocated ESOP shares	200	177	221
Trading losses	—	—	31
Purchases of trading securities	—	—	(961)
Sale of trading securities	—	—	960
Deferred income taxes	(9)	65	(58)
Earnings on bank owned life insurance	(121)	(126)	(131)
Decrease (increase) in accrued interest receivable	6	(19)	302
Increase in accrued interest payable	443	133	58
Increase (decrease) in deferred director compensation payable	72	59	29
Decrease (increase) in cash items in process of collection	—	1,230	(1,230)
Other, net	89	208	82

Net cash provided by operating activities	3,774	4,573	2,898

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(42,498)	(64,664)	(99,794)
Proceeds from repayments of investment securities	37,074	42,331	97,203
Proceeds from sales of investment securities	1,364	1,257	—
Held to maturity:
Purchase of mortgage-backed securities	—	—	(21,954)
Proceeds from repayments of investment securities	2,180	2,483	833
Proceeds from repayments of mortgage-backed securities	7,649	13,599	30,207
Purchase of certificates of deposit	(1,842)	(348)	(10,138)
Maturities/redemptions of certificates of deposit	349	10,373	100
Purchase of loans	(11,497)	(11,127)	(13,692)
Net decrease in net loans receivable	5,564	3,921	900
Purchase of Federal Home Loan Bank stock	(8,684)	(6,691)	(7,200)
Redemption of Federal Home Loan Bank stock	8,835	6,592	6,737
Acquisition of premises and equipment	(1)	(16)	(9)

Net cash used for investing activities	(1,507)	(2,290)	(16,807)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,412	(266)	4,011
Repayments of Federal Home Loan Bank long-term advances	—	(16,109)	—
Proceeds from Federal Home Loan Bank long-term advances	100,000	—	—
Net (decrease) increase in Federal Home Loan Bank short-term advances	(100,575)	15,604	11,772
Increase in unallocated ESOP shares	—	(32)	(1,104)
Purchase of treasury stock	(383)	(622)	(359)
Cash dividends paid	(783)	(689)	(482)

Net cash provided by (used for) financing activities	(329)	(2,114)	13,838

Increase (decrease) in cash and cash equivalents	1,938	169	(71)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,441	2,272	2,343

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,379	$2,441	$2,272

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,429	$2,991	$1,796
Taxes	970	1,003	884
Non-cash items:
Educational Improvement Tax Credits	45	50	80

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities are classified at the time of purchase as securities held to maturity or securities available for sale based on management’s ability and intent. Investment and mortgage-backed securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the level-yield method and recognized as adjustments of interest income. Amortization rates for mortgage-backed securities are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages. Certain other investment securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment and mortgage-backed securities are recognized as income when earned.

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had three other than temporary impairments at June 30, 2019.

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

Premises and Equipment

Land is carried at cost, while premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 25 years for furniture and equipment and 7 to 50 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from 5 to 40 years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

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

The Company’s 2008 Stock Incentive Plan (the “Plan”) previously permitted the grant of stock options or restricted shares to its directors and employees for up to 152,000 shares (up to 38,000 restricted shares were able to be issued). Option awards were generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vested based on five years of continuous service and had ten-year contractual terms. This plan expired, pursuant to its terms, in 2018.

During the periods ended June 30, 2019, 2018, and 2017, the Company recorded no compensation expense related to our share-based compensation awards. As of June 30, 2019, all options had expired.

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

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). This Update requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in GAAP. The new standard was effective for the Company on July 1, 2018. Adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements other than additional disclosures in Note 2 as the Company’s primary sources of revenues are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This accounting standard (a) requires separate presentation of equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) on the balance sheet and measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The Company adopted ASU 2016-01 during the reporting period. On a prospective basis, the Company implemented changes to the measurement of the fair value of financial instruments using an exit price notion for disclosure purposes in Note 21 to the financial statements. The June 30, 2018, fair value of each class of financial instruments disclosure did not utilize the exit price notion when measuring fair value and, therefore, would not be comparable to the June 30, 2019 disclosure. The Company estimated the fair value based on guidance from ASC 820-10, Fair Value Measurements, which defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is no active observable market for sale information on community bank loans and, thus, Level 3 fair value procedures were utilized, primarily in the use of present value techniques incorporating assumptions that market participants would use in estimating fair values. The fair value of loans held for investment, excluding impaired loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit and nonperformance risk of the loans. Loans are considered a Level 3 classification.

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

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. This Update provides another transition method which allows entities to initially apply ASC 842 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities that elect this approach should report comparative periods in accordance with ASC 840, Leases. In addition, this Update provides a practical expedient under which lessors may elect, by class of underlying assets, to not separate nonlease components from the associated lease component, similar to the expedient provided for lessees. However, the lessor practical expedient is limited to circumstances in which the nonlease component or components otherwise would be accounted for under the new revenue guidance and both (a) the timing and pattern of transfer are the same for the nonlease component(s) and associated lease component and (b) the lease component, if accounted for separately, would be classified as an operating lease. If the nonlease component or components associated with the lease component are the predominant component of the combined component, an entity should account for the combined component in accordance with ASC 606, Revenue from Contracts with Customers. Otherwise, the entity should account for the combined component as an operating lease in accordance with ASC 842. If a lessor elects the practical expedient, certain disclosures are required. This Update is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits (Topic 715-20). This Update amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The Update eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The Update also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This Update is effective for public business entities for fiscal years ending after December 15, 2020, and must be applied on a retrospective basis. For all other entities, this Update is effective for fiscal years ending after December 15, 2021. This standard is not expected to have a significant impact on the Company’s financial position or results of operations.

In November, 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which amended the effective date of ASU 2016-13 for entities other than public business entities (PBEs), by requiring non-PBEs to adopt the standard for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Therefore, the revised effective dates of ASU 2016-13 for PBEs that are SEC filers will be fiscal years beginning after December 15, 2019, including interim periods within those years, PBEs other than SEC filers will be for fiscal years beginning after December 15, 2020, including interim periods within those years, and all other entities (non-PBEs) will be for fiscal years beginning after December 15, 2021, including interim periods within those years. The ASU also clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Rather, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The effective date and transition requirements for ASU 2018-19 are the same as those in ASU 2016-13, as amended by ASU 2018-19. This Update is not expected to have a significant impact on the Company’s financial statements.

In December 2018, the FASB issued ASU 2018-20, Leases (Topic 842), which addressed implementation questions arising from stakeholders in regard to ASU 2016-02, Leases. Specifically addressed in this Update were issues related to 1) sales taxes and other similar taxes collected from lessees, 2) certain lessor costs, and 3) recognition of variable payments for contracts with lease and nonlease components. The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective but can be early adopted. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Update 2016-02 (for example, January 1, 2019, for calendar-year-end public business entities). This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which addressed issues lessors sometimes encounter. Specifically addressed in this Update were issues related to 1) determining the fair value of the underlying asset by the lessor that are not manufacturers or dealers (generally financial institutions and captive finance companies), and 2) lessors that are depository and lending institutions should classify principal and payments received under sales-type and direct financing leases within investing activities in the cash flow statement. The ASU also exempts both lessees and lessors from having to provide the interim disclosures required by ASC 250-10-50-3 in the fiscal year in which a company adopts the new leases standard. The amendments addressing the two lessor accounting issues are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the effective date is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses, Topic 326, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2019, the FASB issued ASU 2019-06, Intangibles – Goodwill and Other (Topic 350), Business Combinations (Topic 805), and Not-for-Profit Entities (Topic 958): Extending the Private Company Accounting Alternatives on Goodwill and Certain Identifiable Intangible Assets to Not-for-Profit Entities, which extend the scope of the goodwill accounting alternative provided in ASU 2014-02 and the intangible asset accounting alternative provided in ASU 2014-18 to not-for-profit entities. Instead of testing goodwill for impairment annually at the reporting unit level, a not-for-profit entity may now elect the goodwill accounting alternative to (a) amortize goodwill on a straight-line basis over 10 years or less than 10 years if the entity demonstrates that another useful life is more appropriate, (b) make a policy election to test goodwill for impairment at either the entity level or the reporting unit level, and (c) test goodwill for impairment only when a triggering event occurs that indicates that the fair value of an entity (or a reporting unit) may be below its carrying amount. Furthermore, for identifiable intangible assets, instead of separately recognizing most intangible assets at fair value on the transaction date, a not-for-profit entity may now elect the intangible asset accounting alternative to subsume the following intangible assets into goodwill: (a) customer-related intangible assets that aren’t capable of being sold or licensed independently from the other assets of the business, and (b) noncompetition agreements acquired in an acquisition. The goodwill accounting alternative must be elected if the intangible asset accounting alternative is elected. However, the goodwill accounting alternative may be elected without electing the intangible asset accounting alternative. The amendments are effective immediately. This Update did not have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In July 2019, the FASB issued ASU 2019-07, Codification Updates to SEC Sections, Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization, and Miscellaneous Updates. This ASU amends various SEC paragraphs pursuant to the issuance of SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization. Other miscellaneous updates to agree to the electronic Code of Federal Regulations also have been incorporated.

2.	REVENUE RECOGNITION

Effective July 1, 2018, the Company adopted Accounting Standards Update ASU 2014-09, Revenue from contracts with Customers – Topic 606, and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard to all prior periods presented utilizing the full retrospective approach. The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods. Management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments along with noninterest revenue resulting from investment security gains, and earnings on bank owned life insurances are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue. The main types of noninterest income within the scope of the standard are as follows: service charges on deposit accounts—the Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2019	2018	2017
Weighted-average common shares issued	3,805,636	3,805,636	3,805,636
Average treasury stock shares	(1,852,450)	(1,798,021)	(1,795,615)
Average unallocated ESOP shares	(172,659)	(180,722)	(136,231)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,780,527	1,826,893	1,873,790
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	54	367	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,780,581	1,827,260	1,873,790

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

As of June 30, 2019, all outstanding options had expired. At June 30, 2018, and 2017, there were 114,519 options outstanding with an exercise price of $16.20.

The unallocated shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of investments are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2019
AVAILABLE FOR SALE
Corporate debt securities	$104,760	$355	$(207)	$104,908
Foreign debt securities [1]	26,583	35	(75)	26,543
Obligations of states and political subdivisions	1,330	—	(1)	1,329

Total	$132,673	$390	$(283)	$132,780

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2019
HELD TO MATURITY
Obligations of states and political subdivisions	$3,995	$85	$—	$4,080

Total	$3,995	$85	$—	$4,080

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2018
AVAILABLE FOR SALE
Corporate debt securities	$104,316	$204	$(181)	$104,339
Foreign debt securities [1]	22,878	11	(38)	22,851
Obligations of states and political subdivisions	1,630	—	(9)	1,621

Total	$128,824	$215	$(228)	$128,811

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	INVESTMENT SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2018
HELD TO MATURITY
U.S. government agency securities	$625	$—	$(1)	$624
Corporate debt securities	1,061	13	—	1,074
Obligations of states and political subdivisions	4,495	—	(68)	4,427

Total	$6,181	$13	$(69)	$6,125

Proceeds from sales of investments during the fiscal year 2019 were $1.4 million and the Company recorded gross realized investment losses of $2 thousand during this same period. During fiscal year 2018, the Company recorded gross realized investment securities gains of $2 thousand and received proceeds from sales of investment securities of $1.3 million. There were no sales of investment securities during the fiscal year of 2017.

The amortized cost and fair values of investment securities at June 30, 2019, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
AVAILABLE FOR SALE
Amortized cost	$6,964	$125,709	$—	$—	$132,673
Fair value	6,976	125,804	—	—	132,780
Weighted average yield	2.93%	3.33%	—%	—%	3.31%
HELD TO MATURITY
Amortized cost	$500	$3,495	$—	$—	$3,995
Fair value	500	3,580	—	—	4,080
Weighted average yield	2.65%	3.23%	—%	—%	3.16%

At June 30, 2019, investment securities with amortized costs of $3.5 million and fair values of $3.6 million, were pledged to secure borrowings with the Federal Home Loan Bank. At June 30, 2018, investment securities with amortized costs of $4.1 million and fair values of $4.1 million were pledged to secure borrowings with the Federal Home Loan Bank.

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

At June 30, 2019, the Company’s Agency CMOs totaled $107.4 million as compared to $114.9 million at June 30, 2018. The Company’s private-label CMOs totaled $883 thousand at June 30, 2019 as compared to $958 thousand at June 30, 2018. The $7.5 million decrease in the CMO segment of our portfolio was due to repayments on our U.S. Government agency CMO portfolio totaling $7.5 million, and $185 thousand in repayments on our private-label CMOs, which were partially offset by $12 thousand in accretion of non-credit unrealized holding losses on private-label CMOs with other-than-temporary impairment. At June 30, 2019, the Company’s entire MBS portfolio, including CMOs, was comprised of adjustable or floating rate investments. All of the Company’s floating rate MBS adjust monthly based upon changes in the one month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO tranches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had four previously recorded other-than-temporary impairments (“OTTI”) at June 30, 2019. During the twelve months ended June 30, 2019, the Company recorded an additional $28 thousand of credit impairment charges on its private-label CMO portfolio.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost, unrealized gains and losses, and fair values of mortgage-backed securities are as follows:

		Gross	Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2019	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$107,448	$954	$(570)	$107,832
Private-label	883	5	(12)	876

Total	$108,331	$959	$(582)	$108,708

		Gross	Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2018	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$114,899	$1,260	$(426)	$115,733
Private-label	958	153	—	1,111

Total	$115,857	$1,413	$(426)	$116,844

The amortized cost and fair value of mortgage-backed securities at June 30, 2019, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$137	$—	$108,194	$108,331
Fair value	—	139	—	108,569	108,708
Weighted average yield		3.85%		3.47%	3.47%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2019, mortgage-backed securities with amortized costs of $107.4 million and fair values of $107.8 million were pledged to secure public deposits and borrowings with the Federal Home Loan Bank. Of the securities pledged, $2.4 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2018 mortgage-backed securities with an amortized cost of $114.9 million and fair values of $115.7 million, were pledged to secure borrowings with the Federal Home Loan Bank and public deposits. Of the securities pledged, $2.5 million of fair value was excess collateral.

6.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in accumulated other comprehensive income (loss) by component for the three years ended June 30, 2019, 2018, and 2017.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)
Balance – June 30, 2016	$78	$(316)	$(238)
Other comprehensive income (loss) before reclassifications	(34)	84	50
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Net current-period other comprehensive income (loss)	(34)	84	50

Balance – June 30, 2017	44	(232)	(188)
Other comprehensive income (loss), before reclassifications	(76)	82	6
Amounts reclassified from accumulated other comprehensive income (loss)	(2)	11	9

Net current-period other comprehensive income (loss)	(78)	93	15

Reclassification for the change in corporate tax rate	24	(39)	(15)
Balance – June 30, 2018	(10)	(178)	(188)
Other comprehensive income, before reclassifications	93	117	210
Amounts reclassified from accumulated other comprehensive income (loss)	2	(9)	(7)

Net current-period other comprehensive income	95	108	203

Balance – June 30, 2019	$85	$70	$15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive income (loss).

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) (2)
Details About Accumulated Other Comprehensive Income (Loss) Components:	2019	2018	2017	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)
Unrealized gains and losses on available-for-sale securities	$(2)	$2	$—	Investment securities gains (losses)
Other than temporary impairment losses on held to maturity securities	11	(14)	—	Net impairment losses recognized in earnings
Tax effect	(2)	3	—	Income tax expense

Total reclassifications for the period	$7	$(9)	$—

(2)	Amounts in parenthesis indicate expenses and other amounts indicate income.

7.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2019 and 2018.

	June 30, 2019
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
Corporate debt securities	$11,728	$(86)	$17,077	$(121)	$28,805	$(207)
Foreign debt securities[3]	2,004	(2)	5,699	(73)	7,703	(75)
Obligations of states and political subdivisions	—	—	1,329	(1)	1,329	(1)
Collateralized mortgage obligations	24,368	(182)	18,614	(400)	42,982	(582)

Total	$38,100	$(270)	$42,719	$(595)	$80,819	$(865)

[3]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

	June 30, 2018
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
U.S. government agency securities	$624	$(1)	$—	$—	$624	$(1)
Corporate debt securities	56,714	(169)	3,028	(12)	59,742	(181)
Foreign debt securities[4]	13,761	(38)	—	—	13,761	(38)
Obligations of states and political subdivisions	5,048	(77)	—	—	5,048	(77)
Collateralized mortgage obligations:
Agency	7,600	(12)	21,424	(414)	29,024	(426)

Total	$83,747	$(297)	$24,452	$(426)	$108,199	$(723)

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

The Company evaluates outstanding available-for-sale and held-to-maturity securities in an unrealized loss position (i.e., impaired securities) for other than temporary impairment (“OTTI”) on a quarterly basis. In doing so, the Company considers many factors including, but not limited to: the credit ratings assigned to the securities by the Nationally Recognized Statistical Rating Organizations (“NRSROs”); other indicators of the credit quality of the issuer; the strength of the provider of any guarantees; the length of time and extent that fair value has been less than amortized cost; and whether the Company has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. In the case of its private-label residential MBS, the Company also considers prepayment speeds, the historical and projected performance of the underlying loans and the credit support provided by the subordinate securities. These evaluations are inherently subjective and consider a number of quantitative and qualitative factors.

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

[4]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2019 and 2018:

	Twelve Months Ended
	June 30,
	2019	2018
	(Dollars in Thousands)
Beginning balance	$239	$259
Initial credit impairment	—	—
Subsequent credit impairment	28	14
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(19)	(34)
Reduction for increase in cash flows expected to be collected	—	—

Ending balance	$248	$239

During the twelve months ended June 30, 2019, the Company recorded a subsequent credit impairment charge of $28 thousand, and no non-credit unrealized holding loss to accumulated other comprehensive loss. The Company accreted out of other comprehensive income $12 thousand (net of income tax effect of $3 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

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

The Company reviewed the independent third party’s assumptions used in the June 30, 2019 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is considered other-than-temporary and the magnitude of the credit loss. The Company had three private-label CMOs with OTTI at June 30, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

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

The Company had investments in 48 positions that were temporarily impaired at June 30, 2019. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

8.	NET LOANS RECEIVABLE

The Company’s primary business activity is with customers located within its local market area of Northern Allegheny and Southern Butler counties within the state of Pennsylvania. The Company has concentrated its lending efforts by granting residential and construction mortgage loans to customers throughout its immediate trade area. The Company also selectively funds and participates in commercial and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2019 and 2018, the Company had approximately $3.6 million and $1.8 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2019 and 2018, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans to those directors, executive officers, or their associates during the fiscal years ended June 30, 2019 and 2018.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2019 and June 30, 2018.

	June 30, 2019			June 30, 2018
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)
First mortgage loans:
1 – 4 family dwellings	$76,789	$—	$76,789	$72,237	$—	$72,237
Construction	2,907	—	2,907	1,769	—	1,769
Land acquisition & development	694	—	694	—	—	—
Multi-family dwellings	3,123	—	3,123	3,390	—	3,390
Commercial	3,727	—	3,727	3,482	—	3,482
Consumer Loans
Home equity	906	—	906	861	—	861
Home equity lines of credit	1,953	—	1,953	2,177	—	2,177
Other	112	—	112	125	—	125
Commercial Loans	418	—	418	633	—	633

	$90,629	$—	$90,629	$84,674	$—	$84,674

Less: Deferred loan costs	507			469
Allowance for loan losses	(548)			(468)

Total	$90,588			$84,675

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The following loan categories are collectively evaluated for impairment. First mortgage loans: 1 – 4 family dwellings and all consumer loan categories (home equity, home equity lines of credit, and other). The following loan categories are individually evaluated for impairment. First mortgage loans: construction, land acquisition and development, multi-family dwellings, and commercial. The Company evaluates commercial loans not secured by real property individually for impairment. At June 30, 2019 and 2018, there were no loans considered to be impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2019 and June 30, 2018 and the related interest income recognized during the fiscal years ended June 30, 2019 and June 30, 2018 are as follows:

	June 30, 2019	June 30, 2018
	(Dollars in Thousands)
Principal outstanding:
1 – 4 family dwellings	$225	$235
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$225	$235

Average nonaccrual loans:
1 – 4 family dwellings	$231	$242
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$231	$242

Income that would have been recognized	$15	$15
Interest income recognized	$15	$21
Interest income foregone	$—	$—

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

During fiscal 2019 and 2018, there were no loans modified and considered a trouble debt restructuring. At June 30, 2019 and 2018, there were no previously modified TDRs in default.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2019, is adequate.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2019 and 2018:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non- accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2019
First mortgage loans:
1 – 4 family dwellings	$76,564	$—	$—	$—	$225	$225	$76,789
Construction	2,907	—	—	—	—	—	2,907
Land acquisition & development	694	—	—	—	—	—	694
Multi-family dwellings	3,123	—	—	—	—	—	3,123
Commercial	3,727	—	—	—	—	—	3,727
Consumer Loans
Home equity	906	—	—	—	—	—	906
Home equity lines of credit	1,953	—	—	—	—	—	1,953
Other	112	—	—	—	—	—	112
Commercial Loans	418	—	—	—	—	—	418

	$90,404	$—	$—	$—	$225	$225	90,629

Deferred loan costs							507
Allowance for loan losses							(548)

Net Loans Receivable							$90,588

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2018
First mortgage loans:
1 – 4 family dwellings	$72,002	$—	$—	$—	$235	$235	$72,237
Construction	1,769	—	—	—	—	—	1,769
Land acquisition & development	—	—	—	—	—	—	—
Multi-family dwellings	3,390	—	—	—	—	—	3,390
Commercial	3,482	—	—	—	—	—	3,482
Consumer Loans
Home equity	861	—	—	—	—	—	861
Home equity lines of credit	2,177	—	—	—	—	—	2,177
Other	125	—	—	—	—	—	125
Commercial Loans	633	—	—	—	—	—	633

	$84,439	$—	$—	$—	$235	$235	84,674

Deferred loan costs							469
Allowance for loan losses							(468)

Net Loans Receivable							$84,675

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2019 and 2018. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

Loss – loans classified as loss are considered uncollectible, or of such value that continuance as a loan is not warranted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

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

The following tables present the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2019 and 2018.

	June 30, 2019
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial
	(Dollars in Thousands)
Pass	$2,907	$694	$3,123	$3,727	$418
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$2,907	$694	$3,123	$3,727	$418

	June 30, 2018
	Construction	Land Acquisition & Development Loans	Multi-family Residential	Commercial Real Estate	Commercial
	(Dollars in Thousands)
Pass	$1,769	$—	$3,390	$3,482	$633
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$1,769	$—	$3,390	$3,482	$633

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2019 and June 30, 2018.

	June 30, 2019
	1 – 4 Family	Consumer

	(Dollars in Thousands)
Performing	$76,564	$2,971
Non-performing	225	—

Total	$76,789	$2,971

	June 30, 2018
	1 –4 Family	Consumer

	(Dollars in Thousands)
Performing	$72,002	$3,163
Non-performing	235	—

Total	$72,237	$3,163

9.	ALLOWANCE FOR LOAN LOSSES

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

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

The Company had no unallocated loss allowance balance at June 30, 2019 and 2018.

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

The following is a summary of the changes in the allowance for loan losses:

	2019	2018	2017
	(Dollars in Thousands)
Balance, July 1	$468	$418	$360
Add:
Provision for loan losses	80	50	58
Less:
Loans charged off	—	—	—

Balance, June 30	$548	$468	$418

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2019, June 30, 2018 and June 30, 2017. Activity in the allowance is presented for the fiscal years ended June 30, 2019, 2018 and 2017.

	As of June 30, 2019
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2018	$356	$24	$—	$18	$35	$31	$4	$468
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	49	22	10	(1)	2	(1)	(1)	80

Ending ALLL Balance at June 30, 2019	$405	$46	$10	$17	$37	$30	$3	$548

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	405	46	10	17	37	30	3	548

	$405	$46	$10	$17	$37	$30	$3	$548

	As of June 30, 2018
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total
	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2017	$305	$30	$5	$20	$20	$34	$4	$418
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	51	(6)	(5)	(2)	15	(3)	—	50

Ending ALLL Balance at June 30, 2018	$356	$24	$—	$18	$35	$31	$4	$468

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	356	24	—	18	35	31	4	468

	$356	$24	$—	$18	$35	$31	$4	$468

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2017
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans	Total
	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2016	$222	$57	$7	$22	$16	$29	$7	$360
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	83	(27)	(2)	(2)	4	5	(3)	58

Ending ALLL Balance at June 30, 2017	$305	$30	$5	$20	$20	$34	$4	$418

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	305	30	5	20	20	34	4	418

	$305	$30	$5	$20	$20	$34	$4	$418

During the fiscal year ended June 30, 2019, the ALLL associated with the 1-4 family loan and the construction loan segments increased by $49 thousand and $22 thousand, respectively. Additionally, the ALLL associated with the land acquisition and development segment increased $10 thousand. The primary reason for the changes in the ALLL balance during fiscal 2019 is the change in the applicable loan balances as well as an increase in the reserve factor associated with the 1-4 family permanent loans.

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

During the fiscal years ended June 30, 2019, 2018 and 2017, respectively, the Company increased its ALLL reserve factors for the following loan segment:

Loan Segment	06/30/2019 Factor	06/30/2018 Factor	6/30/2017 Factor
1-4 Family Permanent	0.50%	0.46%	0.43%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	FEDERAL HOME LOAN BANK STOCK

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

At June 30, 2019 and 2018, our FHLB stock totaled $7.0 million and $7.2 million, respectively, as shown on the consolidated balance sheets. We account for the stock in accordance with ASC 325, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. Due to the continued improvement of the FHLB’s financial performance and stability over the past several years, combined with regular quarterly dividends in 2019 and 2018, we believe our holdings in FHLB stock are ultimately recoverable at par value and, therefore, determined that the stock was not other-than-temporarily impaired.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2019	2018
	(Dollars in Thousands)
Land and improvements	$246	$246
Buildings and improvements	2,165	2,165
Furniture, fixtures, and equipment	1,218	1,217

	3,629	3,628
Less accumulated depreciation	3,283	3,236

Total	$346	$392

Depreciation charged to operations was $47 thousand, $78 thousand, and $97 thousand for the years ended June 30, 2019, 2018, and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS

Deposit accounts are summarized as follows:

	2019		2018
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)
Non-interest earning checking	$19,770	13.5%	$18,436	12.7%
Interest-earning checking	23,541	16.1	24,459	16.9
Savings accounts	43,740	29.9	44,727	30.8
Money market accounts	19,958	13.6	21,087	14.6
Savings certificates	37,361	25.5	34,376	23.7
Advance payments by borrowers for taxes and insurance	2,065	1.4	1,938	1.3

Total	$146,435	100.0%	$145,023	100.0%

The maturities of savings certificates at June 30, 2019, are summarized as follows:

(Dollars in Thousands)
Within one year	$29,962
Beyond one year but within two years	5,635
Beyond two years but within three years	910
Beyond three years but within four years	187
Beyond four years but within five years	451
Beyond five years	216

Total	$37,361

There were no retail savings certificates with balances of $250 thousand or more on June 30, 2019. At June 30, 2019 and 2018, the Savings Bank had brokered CDs totaling $10.5 million and $9.3 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK (FHLB) ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30, 2019.

	Maturity range		Weighted- average	Stated interest rate range		June 30,	June 30,
Description	from	to	interest rate [5]	from	to	2019	2018

						(Dollars in Thousands)
Fixed	10/01/20	10/03/22	3.03%	2.95%	3.09%	$15,000	$—
Adjustable	10/01/20	10/01/21	2.61%	2.54%	2.65%	85,000	—

Total						$100,000	$—

Maturities of FHLB long-term advances at June 30, 2019, are summarized as follows:

		Weighted-
Maturing During		Average
Fiscal Year Ended		Interest
June 30:	Amount	Rate
	(Dollars in Thousands)
2020	$—	—
2021	65,000	2.63%
2022	30,000	2.72%
2023	5,000	3.09%
2024	—	—
2025 and thereafter	—	—

Total	$100,000	2.67%

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30, 2019 and June 30, 2018:

	June 30, 2019	June 30, 2018

	(Dollars in Thousands)
FHLB revolving and short-term advances:
Ending balance	$70,828	$171,403
Average balance	81,556	167,306
Maximum month-end balance	161,289	179,791
Average interest rate	2.45%	1.60%
Weighted-average rate	2.46%	2.12%

[5]	As of June 30, 2019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

At June 30, 2019, the Company had remaining borrowing capacity with the FHLB of approximately $2.4 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, mortgage-backed and investment securities. FHLB advances are subject to substantial prepayment penalties.

14.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for losses on off-balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $9.7 million and $9.4 million at June 30, 2019 and 2018, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2019 contractually mature in less than one year.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are composed primarily of the undisbursed portion of construction and land development loans (Note 8), residential, commercial real estate, and consumer loan originations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

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

In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements were fully-phased in on a global basis as of January 1, 2019. The new regulations establish a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset (“RWA”) ratio, phase out certain kinds of intangibles treated as capital and certain types of instruments and change the risk weightings of certain assets used to determine required capital ratios. Provisions of the Dodd-Frank Act generally require these capital rules to apply to bank holding companies and their subsidiaries. The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks, such as West View Savings Bank, a common equity Tier 1 capital ratio of 4.5% became effective on January 1, 2015. The new capital rules also increased the current minimum Tier 1 capital ratio from 4.0% to 6.0% beginning on January 1, 2015. In addition, in order to make capital distributions and pay discretionary bonuses to executive officers without restriction, an institution must also maintain greater than 2.5% in common equity attributable to a capital conservation buffer which was phased in from January 1, 2016 to January 1, 2019. The new rules also increase the risk weights for several categories of assets, including an increase from 100% to 150% for certain acquisition, development and construction loans and more than 90-day past due exposures. The new capital rules maintain the general structure of the prompt corrective action rules, but incorporate the new common equity Tier 1 capital requirement and the increased Tier 1 RWA requirement into the prompt corrective action framework.

Bank holding companies are generally subject to statutory capital requirements, which were implemented by certain of the new capital regulations described above that became effective on January 1, 2015. However, the Small Banking Holding Company Policy Statement exempts certain small bank holding companies like the Company from those requirements provided that they meet certain conditions.

As of June 30, 2019 and 2018, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2019 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2019
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$36,035	19.07%	$32,305	17.11%
To Be Well Capitalized	12,282	6.50	12,271	6.50
For Capital Adequacy Purposes	8,503	4.50	8,496	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$36,035	19.07%	$32,305	17.11%
To Be Well Capitalized	15,116	8.00	15,103	8.00
For Capital Adequacy Purposes	11,337	6.00	11,327	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$36,615	19.38%	$32,885	17.42%
To Be Well Capitalized	18,895	10.00	18,879	10.00
For Capital Adequacy Purposes	15,116	8.00	15,103	8.00
Tier I Capital (to Average Total Assets)
Actual	$36,035	10.20%	$32,305	9.15%
To Be Well Capitalized	17,663	5.00	17,656	5.00
For Capital Adequacy Purposes	14,130	4.00	14,124	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2018 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2018
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$34,205	18.18%	$31,976	17.01%
To Be Well Capitalized	12,229	6.50	12,222	6.50
For Capital Adequacy Purposes	8,467	4.50	8,461	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$34,205	18.18%	$31,976	17.01%
To Be Well Capitalized	15,052	8.00	15,042	8.00
For Capital Adequacy Purposes	11,289	6.00	11,281	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$34,712	18.45%	$32,483	17.28%
To Be Well Capitalized	18,815	10.00	18,803	10.00
For Capital Adequacy Purposes	15,052	8.00	15,042	8.00
Tier I Capital (to Average Total Assets)
Actual	$34,205	9.65%	$31,976	9.03%
To Be Well Capitalized	17,718	5.00	17,712	5.00
For Capital Adequacy Purposes	14,174	4.00	14,170	4.00

16.	STOCK BENEFIT PLANS

Stock Option Plan

The Company previously maintained the 2008 Stock Incentive Plan, which provided for the issuance of up to 152,000 shares of common stock pursuant to the grant of stock options, stock appreciation rights and plan share awards of restricted stock to directors, officers and employees. The stock options granted typically had an expiration term of ten years, subject to certain extensions and early terminations. The per share exercise price of an incentive stock option remained a minimum equal the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a compensatory stock option granted was at least equal the greater of par value or 100 percent of the fair market value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options were credited to common stock for the aggregate par value and the excess was credited to paid-in capital. The plan expired, pursuant to its terms, in 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	STOCK BENEFIT PLANS (Continued)

The following table presents information related to the outstanding options:

	Officers’ and Employees’ Stock Options	Directors’ Stock Options	Weighted- Average Exercise Price
Outstanding, June 30, 2016	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2017	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding, June 30, 2018	77,019	37,500	$16.20
Granted	—	—
Exercised	—	—
Forfeited	77,019	37,500

Outstanding, June 30, 2019	—	—

Exercisable at year-end	—	—

Available for future grant	—	—

At June 30, 2019, all outstanding options were expired.

At June 30, 2018, there were 37,500 options outstanding and exercisable for directors with a weighted-average exercise price of $16.20, and a weighted-average remaining contractual life of 0.25 years. At June 30, 2017, here were 37,500 options outstanding and exercisable for directors, with a weighted-average price of $16.20, and a weighted-average remaining contractual life of 1.25 years.

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $226 thousand, $104 thousand, and $125 thousand for the years ended June 30, 2019, 2018, and 2017, respectively. Total ESOP shares as of June 30, 2019 and 2018 were 316,922 and 332,264, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares as of June 30, 2019 and 2018.

	2019	2018
Allocated shares	146,163	153,178
Unallocated shares	170,759	179,086

Total ESOP shares	316,922	332,264

Fair value of unallocated ESOP shares	$2,988,283	$2,963,873

The purchase of shares of the Company’s stock by the ESOP is funded by three term loans, and contributions from the Company, through the Savings Bank. Unreleased ESOP shares collateralize the loans payable and the cost of these shares is recorded as a contra-equity account in stockholders’ equity of the Company. The ESOP’s term loans bear a weighted-average interest rate of 5.25%, which rate is subject to adjustment based on annual changes in the prime rate and will mature on March 31, 2035, 2037 and 2038, respectively. Shares are released as payments are made by the ESOP on the loans. The ESOP’s sources of repayment on the loans can include dividends, if any, on the unallocated stock held by the ESOP and discretionary contributions from the Savings Bank to the ESOP and other earnings.

Compensation is recognized under the shares released method and compensation expense is equal to the fair value of the shares committed to be released, and unallocated ESOP shares are excluded from outstanding shares for the purpose of computing EPS.

17.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2019, 2018, and 2017.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2019, 2018, and 2017, 1,731 shares were held by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS (Continued)

Amounts deferred are included in other noninterest expense and totaled $31 thousand, $29 thousand, and $28 thousand for the fiscal years 2019, 2018, and 2017, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2019 and 2018, was $339 thousand and $267 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying Consolidated Statement of Income. The Company recorded $121 thousand, $126 thousand and $131 thousand of income in fiscal 2019, 2018, and 2017, respectively, and the policies’ cash surrender values totaling $4.8 million and $4.7 million at June 30, 2019 and 2018, respectively, are reflected as an asset on the Consolidated Balance Sheet.

Executive Life Insurance

The Company has split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with certain executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2019, the policies had total death benefits of $10.9 million of which $2.4 million would have been paid to the executive’s beneficiaries and the remaining $8.5 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $58 thousand, $56 thousand, and $32 thousand in fiscal 2019, 2018, and 2017, respectively, for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued expenses of $126 thousand, $122 thousand, and $118 thousand for fiscal years 2019, 2018, and 2017, respectively, in connection with the SERP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	INCOME TAXES

The provision for income taxes consists of:

	2019	2018	2017
	(Dollars in Thousands)
Currently payable:
Federal	$680	$877	$801
State	261	186	105

	941	1,063	906
Deferred	(9)	(68)	(58)
Change in corporate tax rate	—	133	—

Total	$932	$1,128	$848

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2019	2018	2017
	(Dollars in Thousands)
Net unrealized (gain) loss on securities available for sale	$(26)	$4	$17
Net non-credit gain on securities with OTTI	(3)	(8)	(44)

Net loss recorded to stockholders’ equity	$(29)	$(4)	$(27)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2019	2018
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$118	$101
Deferred compensation	77	62
Retirement Plan	143	117
Reserve for off-balance sheet commitments	7	8
OTTI other impairment	18	47
OTTI credit impairment	37	36
Net unrealized loss on securities available for sale	—	3
Other	115	110

Total gross deferred tax assets	515	484

Deferred tax liabilities:
Net unrealized gain on securities available for sale	22	—
Deferred origination fees, net	125	124
Depreciation reserve	—	1
Total gross deferred tax liabilities	147	125

Net deferred tax assets	$368	$359

No valuation allowance was established at June 30, 2019 and 2018, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	INCOME TAXES (Continued)

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2016.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2019		2018		2017
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income

	(Dollars in Thousands)
Provision at statutory rate	$782	21.0%	$894	27.5%	$845	34.0%
Impact of change in Federal corporate tax rate	—	—	133	4.1	—	—
State income tax, net of federal tax benefit	206	5.5	146	4.5	69	2.8
Tax exempt income	(6)	(0.2)	(7)	(0.2)	(5)	(0.2)
Bank Owned Life Insurance	(26)	(0.7)	(34)	(1.0)	(45)	(1.8)
Other, net	(24)	(0.6)	(4)	(0.1)	(16)	(0.7)

Actual tax expense and effective rate	$932	25.0%	$1,128	34.8%	$848	34.1%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	INCOME TAXES (Continued)

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. As of June 30, 2019 and 2018, the Savings Bank had required reserves of $735 thousand and $801 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2019, surplus funds of $3.4 million were not available for dividends from the Savings Bank to the Company.

20.	FAIR VALUE MEASUREMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.	FAIR VALUE MEASUREMENTS (Continued)

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2019 and June 30, 2018, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2019
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$104,908	$—	$104,908
Foreign debt securities [6]	—	26,543	—	26,543
Obligations of states and political subdivisions	—	1,329	—	1,329

	$—	$132,780	$—	$132,780

	June 30, 2018
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$104,339	$—	$104,339
Foreign debt securities [6]	—	22,851	—	22,851
Obligations of states and political subdivisions	—	1,621	—	1,621

	$—	$128,811	$—	$128,811

[6]	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments not measured at fair value on a recurring basis are as follows:

	June 30, 2019
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$4,379	$4,379	$4,379	$—	$—
Certificates of deposit	1,843	1,843	1,843	—	—
Investment securities – held to maturity	3,995	4,080	—	4,080	—
Mortgage-backed securities – held to maturity:
Agency	107,448	107,832	—	107,832	—
Private-label	883	876	—	—	876
Net loans receivable	90,588	92,062	—	—	92,062
Accrued interest receivable	1,219	1,219	1,219	—	—
FHLB stock	7,010	7,010	7,010	—	—
Bank owned life insurance	4,789	4,789	4,789	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$19,770	$19,770	$19,770	$—	$—
Interest-earning checking	23,541	23,541	23,541	—	—
Savings accounts	43,740	43,740	43,740	—	—
Money market accounts	19,958	19,958	19,958	—	—
Certificates of deposit	37,361	37,359	—	—	37,359
Advance payments by borrowers for taxes and insurance	2,065	2,065	2,065	—	—
FHLB advances – fixed rate	15,000	14,323	—	—	14,323
FHLB advances – variable rate	85,000	85,000	85,000	—	—
FHLB short-term advances	70,828	70,828	70,828	—	—
Accrued interest payable	823	823	823	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2018
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,441	$2,441	$2,441	$—	$—
Certificates of deposit	350	350	350	—	—
Investment securities – held to maturity	6,181	6,125	—	6,125	—
Mortgage-backed securities – held to maturity:
Agency	114,899	115,733	—	115,733	—
Private-label	958	1,111	—	—	1,111
Net loans receivable	84,675	84,319	—	—	84,319
Accrued interest receivable	1,225	1,225	1,225	—	—
FHLB stock	7,161	7,161	7,161	—	—
Bank owned life insurance	4,668	4,668	4,668	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$18,436	$18,436	$18,436	$—	$—
Interest-earning checking	24,459	24,459	24,459	—	—
Savings accounts	44,727	44,727	44,727	—	—
Money market accounts	21,087	21,087	21,087	—	—
Certificates of deposit	34,376	34,053	—	—	34,053
Advance payments by borrowers for taxes and insurance	1,938	1,938	1,938	—	—
FHLB short-term advances	171,403	171,403	171,403	—	—
Accrued interest payable	380	380	380	—	—

All financial instruments included in the above tables, with the exception of net loans receivable, certificates of deposit liabilities, and FHLB advances – fixed rate, are carried at cost, which approximates the fair value of the instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2019	2018

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$2,566	$2,104
Certificates of deposit	497	—
Investment in subsidiary bank	32,320	31,788
Other assets	722	178

TOTAL ASSETS	$36,105	$34,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$56	$53
Stockholders’ equity	36,049	34,017

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,105	$34,070

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2019	2018	2017

	(Dollars in Thousands)
INCOME
Interest on loans	$109	$94	$55
Dividend from subsidiary	2,450	1,600	1,300
Interest-earning deposits with subsidiary bank	3	2	2

Total income	2,562	1,696	1,357

OTHER OPERATING EXPENSE	129	127	121

Income before equity in undistributed earnings of subsidiary	2,433	1,569	1,236
Equity in undistributed earnings of subsidiary	329	540	344

Income before income taxes	2,762	2,109	1,580
Income tax benefit	(33)	(16)	(57)

NET INCOME	$2,795	$2,125	$1,637

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2019	2018	2017

	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$2,795	$2,125	$1,637
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(329)	(540)	(344)
Amortization of unallocated ESOP shares	200	177	321
Other, net	(541)	(34)	(11)

Net cash provided by operating activities	2,125	1,728	1,503

INVESTING ACTIVITIES
Available for sale:
Purchases of investments	(497)	—	—

Net cash used for by investing activities	(497)	—	—

FINANCING ACTIVITIES
Cash dividends paid	(783)	(689)	(482)
Purchase of treasury stock	(383)	(622)	(359)
Increase in unallocated ESOP shares	—	(32)	(1,104)

Net cash used for financing activities	(1,166)	(1,343)	(1,945)

Increase (decrease) in cash and cash equivalents	462	385	(442)
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	2,104	1,719	2,161

CASH AND CASH EQUIVALENTS END OF YEAR	$2,566	$2,104	$1,719

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September	December	March	June
	2018	2018	2019	2019

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$2,832	$2,943	$3,158	$3,121
Total interest expense	1,032	1,208	1,326	1,306

Net interest income	1,800	1,735	1,832	1,815
Provision for loan losses	19	14	10	37

Net interest income after provision for loan losses	1,781	1,721	1,822	1,778
Total noninterest income	110	110	87	108
Total noninterest expense	901	954	897	1,038

Income before income taxes	990	877	1,012	848
Income taxes	242	192	265	233

Net income	$748	$685	$747	$615

Per share data:
Net income
Basic	$0.42	$0.38	$0.42	$0.35
Diluted	0.42	0.38	0.42	0.35
Average shares outstanding
Basic	1,793,055	1,782,091	1,772,165	1,774,553
Diluted	1,793,272	1,782,091	1,772,165	1,774,553

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September	December	March	June
	2017	2017	2018	2018

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$2,225	$2,267	$2,482	$2,696
Total interest expense	644	677	818	985

Net interest income	1,581	1,590	1,664	1,711
Provision for loan losses	5	6	10	29

Net interest income after provision for loan losses	1,576	1,584	1,654	1,682
Total noninterest income	115	124	120	111
Total noninterest expense	892	957	907	957

Income before income taxes	799	751	867	836
Income taxes	297	355	233	243

Net income	$502	$396	$634	$593

Per share data:
Net income
Basic	$0.28	$0.22	$0.35	$0.31
Diluted	0.28	0.22	0.35	0.31
Average shares outstanding
Basic	1,824,878	1,826,580	1,828,283	1,827,870
Diluted	1,824,878	1,826,580	1,829,750	1,827,870

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends
Quarter Ended	High	Low	Declared
June 2019	$17.81	$17.00	$0.18
March 2019	18.44	14.51	0.10
December 2018	16.50	12.25	0.08
September 2018	16.55	15.85	0.08

June 2018	$16.72	$15.60	$0.12
March 2018	18.05	15.40	0.08
December 2017	16.60	14.76	0.06
September 2017	16.85	15.39	0.06

There were six Nasdaq Market Makers in the Company’s common stock as of June 30, 2019: Bofa Securities; Citadel Securities LLC; VIRTU Americas LLC; UBS Securities LLC; Two Sigma Securities LLC and Collins Stewart LLC.

According to the records of the Company’s transfer agent, there were approximately 392 shareholders of record at August 23, 2019. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

462 South 4th Street, Suite 1600

Louisville, KY 40202

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