Form 10-K, Exhibit 13
period 2020-06-30
WVS FINANCIAL CORP
filed 2020-09-11
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2020

ANNUAL REPORT

TABLE OF CONTENTS

Page Number

Shareholders’ Letter	1

Selected Consolidated Financial and Other Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Report of Independent Registered Public Accounting Firm	21

Consolidated Balance Sheet	22

Consolidated Statement of Income	23

Consolidated Statement of Comprehensive Income	24

Consolidated Statement of Changes in Stockholders’ Equity	25

Consolidated Statement of Cash Flows	26

Notes to Consolidated Financial Statements	27

Common Stock Market Price and Dividend Information	75

Corporate Information	76

(412)364-1911

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

Fiscal 2020 was a year of contrasts. The first half of fiscal 2020 started off strong in comparison to fiscal 2019. Net interest income and net income were higher in fiscal 2020. However, when the coronavirus struck during the March 2020 quarter, financial markets began to unravel, the national, state, and local economies went into lockdown, and the Federal Reserve drastically reduced interest rates – practically overnight. These conditions continued through fiscal year-end and continue today.

We produced net income of approximately $2.5 million in fiscal 2020. The Board was able to maintain the current dividend $0.40 per share and we currently plan on doing so in fiscal 2021. Credit quality continues to remain strong. During the pandemic, we worked with borrowers – commercial and retail – that were facing income disruptions. We granted partial loan payment deferrals when warranted, to better match the customers’ reduced ability to repay with their current income. Customers granted loan deferrals have begun to make catch-up payments as their businesses have improved and individuals returned back to work. We will continue to monitor credit quality and have not had a credit loss in over five years despite growing our loan portfolio from $64 million in fiscal 2016 to over $91 million in fiscal 2020. Our capital levels, including the allowance for loan losses, continue to grow to support the business and are consistent with being a well-capitalized bank.

Faced with the unthinkable in terms of the pandemic, the Board of Directors charged management to respond quickly and decisively to maintain essential customer services. Many financial institutions totally shut down their lobbies and bank buildings to customer traffic. Our buildings remained mostly open, and employees were kept safe and working by limiting in person transactions to the essential. In addition, our automated teller machines were fully stocked and technology fine-tuned to meet ever increasing electronic banking transactions. We streamlined our customer contact points, maintained a safe environment for customers and employees, and continued to deliver best in class customer service. Investments in technology, including new automated teller machines, an upgraded internal network, and a mobile banking app were key tools in maintaining customer access and engagement.

We want to thank our customers for their business and patience during the pandemic, and our employees for their dedicated and loyal service to our customers. While we cannot predict the future, please know that the Board, management, and our employees will continue to work hard to earn and keep your trust as shareholders each working day.

David J. Bursic	John A. Howard, Jr.
President and Chief Executive Officer	Chairman of the Board of Directors

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2020	2019	2018	2017	2016
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$357,101	$355,818	$352,288	$351,609	$335,723
Net loans receivable	91,032	90,588	84,675	77,455	64,673
Mortgage-backed securities	97,106	108,331	115,857	129,321	137,416
Investment securities	147,639	132,780	128,811	117,127	117,199
Deposit accounts	151,335	146,435	145,023	145,289	141,278
FHLB advances – short-term	59,159	70,828	171,403	155,799	144,027
FHLB advances – long-term fixed	15,000	15,000	—	10,000	10,000
FHLB advances – long-term variable	85,000	85,000	—	6,109	6,109
Stockholders’ equity	36,913	36,049	34,017	33,043	33,085
Non-performing assets, troubled debt restructurings and potential problem loans(1)	—	225	235	246	254
Selected Operating Data:
Interest income	$10,485	$12,054	$9,670	$7,646	$6,812
Interest expense	3,854	4,872	3,124	1,854	1,431

Net interest income	6,631	7,182	6,546	5,792	5,381
Provision for loan losses	70	80	50	58	56

Net interest income after provision for loan losses	6,561	7,102	6,496	5,734	5,325
Non-interest income	362	415	470	490	572
Non-interest expense	3,563	3,790	3,713	3,739	3,773

Income before income tax expense	3,360	3,727	3,253	2,485	2,124
Income tax expense	870	932	1,128	848	799

Net income	$2,490	$2,795	$2,125	$1,637	$1,325

Per Share Information:
Basic earnings	$1.41	$1.57	$1.16	$0.87	$0.69
Diluted earnings	$1.41	$1.57	$1.16	$0.87	$0.69
Dividends per share	$0.40	$0.44	$0.32	$0.24	$0.24
Dividend payout ratio	28.37%	28.03%	27.59%	27.59%	34.78%
Book value per share at period end:
Common Equity	$19.36	$18.55	$17.27	$16.45	$16.22
Tier I Equity	$19.65	$18.54	$17.37	$16.54	$16.34
Average shares outstanding:
Basic	1,768,201	1,780,527	1,826,893	1,873,790	1,910,538
Diluted	1,768,201	1,780,581	1,827,260	1,873,790	1,910,538

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2020	2019	2018	2017	2016
Selected Operating Ratios(2):
Average yield earned on interest-earning assets(3)	3.00%	3.53%	2.81%	2.29%	2.09%
Average rate paid on interest-bearing liabilities	1.29	1.68	1.05	0.65	0.51
Average interest rate spread(4)	1.71	1.85	1.76	1.64	1.58
Net interest margin(4)	1.90	2.10	1.90	1.73	1.65
Ratio of interest-earning assets to interest-bearing liabilities	117.40	117.43	115.89	116.28	115.70
Non-interest expense as a percent of average assets	0.99	1.08	1.05	1.09	1.13
Return on average assets	0.69	0.80	0.60	0.48	0.40
Return on average equity	6.90	8.14	6.31	4.94	4.09
Ratio of average equity to average assets	10.06	9.80	9.66	9.65	9.68
Full-service offices at end of period	5	5	5	5	5
Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	0.00%	0.25%	0.28%	0.32%	0.39%
Non-performing assets as a percent of total assets(1)	0.00	0.06	0.07	0.07	0.08
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.00	0.06	0.07	0.07	0.08
Allowance for loan losses as a percent of total loans receivable	0.68	0.60	0.55	0.54	0.56
Allowance for loan losses as a percent of non-performing loans(5)	NMF	243.56	199.15	169.92	141.73
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.00	0.00	0.00
Capital Ratios(2):
Common Equity Tier 1 risk-based capital ratio	18.55%	19.07%	18.18%	19.40%	17.69%
Tier 1 risk-based capital ratio	18.55	19.07	18.18	19.40	17.69%
Total risk-based capital ratio	18.88	19.38	18.45	19.67	17.90
Tier 1 leverage capital ratio	10.16	10.20	9.65	9.53	9.95

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
(4)

Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(5)	NMF – No meaningful figure due to no non-performing loans.

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

•

the effects and extend of the coronavirus (COVID-19) pandemic on the global economy, and its impact on the Company’s operations and financial condition, including the granting of various loan payment deferral and fee waivers, the possibility of credit losses in our loan portfolios and increases in our allowance for credit losses as well as possible impairments on the securities we hold.

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2020.

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

Effects of COVID-19 Pandemic

The Company’s business is dependent upon the willingness and ability of our employees and clients to conduct banking and other financial transactions. The outbreak of the novel coronavirus (COVID-19) pandemic has negatively impacted the global economy, disrupted global supply chains and increased unemployment levels. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees and communities during this difficult time. The Company has given hardship relief assistance to customers, including the consideration of various loan payment deferral and fee waiver options, and encourages customers to reach out for assistance to support their individual circumstances. The pandemic could result in the recognition of credit losses in our loan portfolios and increases in our allowance for credit losses, particularly if businesses remain closed, the impact on the global economy worsens, or more customers draw on their lines of credit or seek additional loans to help finance their businesses. Similarly, because of changing economic and market conditions affecting issuers, we may be required to recognize impairments on the securities we hold. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

The Company has responded to the circumstances surrounding the pandemic to support the safety and well-being of the employees, customers and shareholders by enacting the following measures:

•	Restricted lobby traffic at all branch locations to essential transactions (e.g. safe deposit box access, signing of legal documents, etc.).

•

Temporarily closed our Sherwood Oaks Branch which is located within a retirement community; and redirected our Sherwood Oaks customers to our Cranberry Township branch which is located about one mile away.

•

Modified branch business hours Monday through Thursday, to close at 4:00 pm (no change), Friday close at 5:00 pm (as opposed to 6:00 pm), and Saturday close at 12:00 pm (no change). Business hours may change at any time depending upon COVID-19 conditions and government guidance.

•	Monitor federal, state and local COVID-19 websites and adopt guidance as appropriate and feasible.

•

Encourage customers to use our various on-line portals (e.g. internet banking, online bill pay service), automated teller machines and night depositories to redirect routine transactions away from our branch staff as much as possible.

•	Non-branch banking services (e.g. lending, accounting, check and electronic processing) continue to be offered consistent with COVID-19 guidelines.

CHANGES IN FINANCIAL CONDITION

	Condensed Balance Sheet
	June 30,		Change
	2020	2019	Dollars	Percentage
		(Dollars in Thousands)
Cash equivalents	$2,500	$4,379	$(1,879)	(42.91)%
Certificates of deposit	1,840	1,843	(3)	(0.16)
Investments (1)	254,804	252,116	2,688	1.07
Net loans receivable	91,032	90,588	444	0.49
Total assets	357,101	355,818	1,283	0.36
Deposits	151,335	146,435	4,900	3.35
Borrowed funds	166,159	170,828	(4,669)	(2.73)
Total liabilities	320,188	319,769	419	0.13
Stockholders’ equity	36,913	36,049	864	2.40

(1)	Includes investment securities, mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits represent total cash and cash equivalents. Cash and cash equivalents decreased $1.9 million or 42.91% to $2.5 million at June 30, 2020 from $4.4 million at June 30, 2019. Changes in cash and cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. The level of certificates of deposit remained virtually unchanged totaling $1.8 million at both June 30, 2020 and June 30, 2019.

Investments. The Company’s investment portfolio is comprised of corporate bonds, foreign debt securities, commercial paper, obligations of state and political subdivisions, Federal Home Loan Bank (“FHLB”) stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $2.7 million or 1.07% to $254.8 million at June 30, 2020 from $252.1 million at June 30, 2019.

Investment securities other than mortgage-backed securities, increased $14.4 million or 10.50% to $151.1 million at June 30, 2020 from $136.8 million at June 30, 2019. This change was due to the following purchases of securities, all of which were investment-grade: $20.3 million of floating rate corporate bonds, $8.1 million of U.S. dollar denominated floating rate foreign bonds and $26.3 million of commercial paper. These purchases were partially offset by $10.1 million in sales of corporate bonds, and early issuer redemptions and maturities as follows: $5.1 million of corporate bonds, $2.0 million of U.S. dollar denominated foreign bonds, $20.5 million in proceeds from maturities of commercial paper, $1.8 million of municipal bonds. Our investment in FHLB stock decreased $446 thousand or 6.36% to $6.6 million at June 30, 2020 from $7.0 million at June 30, 2019 due to lower levels of FHLB advances. Investment purchases were primarily funded with cash flows from our mortgage-backed securities portfolio. See “Quantitative and Qualitative Disclosures about Market Risk”.

Mortgage-backed securities decreased $11.2 million or 10.36% to $97.1 million at June 30, 2020 from $108.3 million at June 30, 2019. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $11.0 million and $192 thousand on the Company’s private-label floating-rate mortgage-backed securities portfolio. Net cash flows from the mortgage-backed securities segment were used primarily to fund loan growth and investment purchases.

Net Loans Receivable. Net loans receivable increased $444 thousand or 0.49% to $91.0 million at June 30, 2020, from $90.6 million at June 30, 2019. The increase in net loans was primarily attributable to a $1.3 million increase in single-family real estate loans, a $632 thousand increase in multi-family dwelling loans and a $405 thousand increase in commercial real estate loans, partially offset by decreases of $1.0 million in single family construction loans and a $407 thousand decrease in commercial loans not secured by real estate. The Company actively pursues 15, 20, and 30 year fixed-rate single-family residential real estate loans. The Company also makes available residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to modestly grow throughout fiscal 2021. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to increase interest income while managing credit and interest rate risk. The Company also offers higher yielding multi-family loans to existing, and seasoned prospective, customers. During fiscal 2020, the Company retained all of its loan originations. The Company also partners with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income while avoiding the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations increased in fiscal 2018, 2019 and 2020, and we expect this trend to continue into fiscal 2021.

Deposits. Total deposits increased approximately $4.9 million or 3.35% during the year ended June 30, 2020. Checking account deposits increased $4.4 million or 10.21% during the year ended June 30, 2020. Savings and money market accounts increased by $801 thousand or 1.83% and $1.8 million or 8.94%, respectively. The increase in checking, money market and savings accounts were likely attributable to customer preferences for liquid investments and government payments due to the COVID-19 pandemic. Advance payments by borrowers for taxes and insurance increased $191 thousand or 9.25% as a result of the increase in single family real estate loans during fiscal 2020 compared to fiscal 2019. Certificates of deposit decreased $2.3 million or 6.15%, primarily due to lower market rates paid on certificates of deposit in comparison to savings and money market accounts and a decrease in wholesale CDs issued. At June 30, 2020, the Savings Bank had $9.9 million in brokered certificates of deposits as compared to $10.5 million at June 30, 2019. In general, brokered deposits are considered more sensitive to changes in market interest rates and may be more likely to leave a bank than core deposits. See Note 13 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds decreased $4.7 million or 2.73% to $166.2 million during fiscal 2020. The Company’s borrowed funds are comprised of FHLB long-term advances and short-term borrowings. Short-term borrowings include FHLB short-term advances and other short-term borrowings such as broker repurchase agreements or borrowings from the Federal Reserve Bank of Cleveland (FRB).

At June 30, 2020, the Company had four FHLB long-term variable rate advances totaling $85.0 million, with a weighted-average interest rate of 1.00%, three FHLB long-term fixed rate advances totaling $15.0 million with a weighted-average interest rate of 3.03%, and FHLB short-term advances totaling $59.2 million with a weighted-average rate of 0.39%. Additionally, at June 30, 2020, the Company had a FRB Discount Window Borrowing of $7 million outstanding with a weighted-average rate of 0.25%. See Note 14 to the Consolidated Financial Statements. At June 30, 2019, the Company’s borrowed funds consisted of the same four FHLB long-term variable rate advances and FHLB fixed rate advances with weighted-average rates of 2.46% and 3.03%, respectively. In addition, FHLB short-term advances totaled $70.8 million with a weighted-average rate of 2.46%. See Notes 13 and 14 to the Consolidated Financial Statements.

The Company may also use a variety of short-term borrowing sources as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions.

Stockholders’ Equity. Total stockholders’ equity increased to $36.9 million at June 30, 2020, compared to $36.0 million at June 30, 2019. The change in stockholders’ equity was primarily attributable to Company net income of $2.5 million, which was partially offset by $707 thousand of cash dividends paid on the Company’s common stock, other comprehensive losses totaling $571 thousand, and $506 thousand paid for the purchase of Treasury stock. See the Consolidated Statement of Comprehensive Income and Note 6 to the Consolidated Financial Statements for a discussion of the components of other comprehensive loss. Book value per share (Tier 1 equity basis) increased from $18.54 at June 30, 2019 to $19.65 at June 30, 2020. On a common equity basis, book value per share increased from $18.55 at June 30, 2019 to $19.36 at June 30, 2020. The Company was able to maintain strong capital ratios during fiscal 2020. Our Tier 1 leverage ratio was 10.16% and total risk-based capital ratio was 18.88% at June 30, 2020, as compared to 10.20% and 19.38%, respectively, at June 30, 2019.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended		Year Ended		Year Ended
	June 30, 2020	Change	June 30, 2019	Change	June 30, 2018

	(Dollars in Thousands)

Interest income	$10,485	$(1,569)	$12,054	$2,384	$9,670

		-13.02%		24.65%

Interest expense	$3,854	$(1,018)	$4,872	$1,748	$3,124

		-20.89%		55.95%

Net interest income	$6,631	$(551)	$7,182	$636	$6,546

		-7.67%		9.72%

Provision for loan losses	$70	$(10)	$80	$30	$50

		-12.50%		60.00%

Non-interest income	$362	$(53)	$415	$(55)	$470

		-12.77%		-11.70%

Non-interest expense	$3,563	$(227)	$3,790	$77	$3,713

		-5.99%		2.07%

Income tax expense	$870	$(62)	$932	$(196)	$1,128

		-6.65%		-17.38%

Net income	$2,490	$(305)	$2,795	$670	$2,125

		-10.91%		31.53%

General. The Company reported net income of $2.5 million, $2.8 million and $2.1 million for the fiscal years ended June 30, 2020, 2019 and 2018, respectively. The $305 thousand or 10.91% decrease in net income during fiscal 2020 was primarily attributable to a $551 thousand decrease in net interest income and a $53 thousand decrease in non-interest income, which were partially offset by a $10 thousand decrease in the provision for loan losses, a decrease of $227 thousand in non-interest expense and a $62 thousand decrease in income tax expense. The $670 thousand or 31.53% increase in net income during fiscal 2019 was primarily attributable to a $636 thousand increase in net interest income and a $196 thousand decrease in income tax expense, which were partially offset by a $30 thousand increase in the provision for loan losses, an increase of $77 thousand in non-interest expense and a $55 thousand decrease in non-interest income. Earnings per share totaled $1.41 (basic and diluted) for fiscal 2020 as compared to $1.57 and $1.16 for fiscal 2019 and 2018, respectively.

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

	For the Years Ended June 30,
	2020			2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
		(Dollars in Thousands)
Interest-earning assets:
Net loans receivable(1),(2)	$90,958	$3,460	3.80%	$87,256	$3,342	3.83%	$80,726	$2,983	3.70%
Mortgage-backed securities	104,005	2,714	2.61	110,561	3,745	3.39	122,592	3,130	2.55
Investments—taxable	145,196	3,799	2.62	133,817	4,428	3.31	127,376	3,017	2.37
Investments—tax-free(2)	334	4	1.45	1,555	19	1.46	1,557	19	1.74
FHLB stock	6,618	458	6.92	6,562	486	7.41	7,034	439	6.24
Interest-bearing deposits	238	3	1.26	561	12	2.14	668	10	1.50
Certificates of deposits	2,099	47	2.24	894	22	2.46	3,874	72	1.86

Total interest-earning assets	349,448	10,485	3.00%	341,206	12,054	3.53%	343,827	9,670	2.81%

Non-interest-earning assets	9,418			9,227			8,881

Total assets	$358,866			$350,433			$352,708

Interest-bearing liabilities:
Interest-earning checking accounts	$23,042	4	0.02%	$23,718	4	0.02%	$23,406	4	0.02%
Savings accounts	43,089	21	0.05	43,987	22	0.05	44,673	17	0.04
Money market accounts	20,379	19	0.09	20,223	18	0.09	21,792	20	0.09
Savings certificates	48,824	815	1.67	44,970	812	1.81	36,526	365	1.00
Advance payments by borrowers for taxes and insurance	1,586	—	—	1,555	—	—	1,378	—	—
FHLB long-term advances	100,000	2,076	2.08	74,548	2,020	2.71	1,607	43	2.68
FHLB short-term advances	58,146	913	1.57	81,556	1,996	2.45	167,306	2,675	1.60
Other short-term borrowings	2,592	6	0.25	—	—	—	—	—	—

Total interest-bearing liabilities	297,658	3,854	1.29%	290,557	4,872	1.68%	296,688	3,124	1.05%

Non-interest-bearing accounts	22,497			23,301			20,650

Total interest-bearing liabilities and non-interest-bearing accounts	320,155			313,858			317,338
Non-interest-bearing liabilities	2,625			2,216			1,680

Total liabilities	322,780			316,074			319,018
Equity	36,086			34,359			33,690

Total liabilities and equity	$358,866			$350,433			$352,708

Net interest income		$6,631			$7,182			$6,546

Interest rate spread			1.71%			1.85%			1.76%

Net yield on interest-earning assets(3)			1.90%			2.10%			1.90%

Ratio of interest-earning assets to interest-bearing liabilities			117.40%			117.43%			115.89%

(1)	Includes non-accrual and tax-exempt loans.
(2)

Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, and a 20% interest expense disallowance and federal tax rates of 21% for fiscal 2020, 2019 and 2018.

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

	Year Ended June 30,
	2020 vs. 2019			2019 vs. 2018
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$144	$(26)	$118	$254	$105	$359
Mortgage-backed securities	(163)	(868)	(1,031)	(406)	1,021	615
Investments—taxable	290	(934)	(644)	219	1,192	1,411
FHLB stock	4	(32)	(28)	(35)	82	47
Interest-bearing deposits	(5)	(3)	(8)	(2)	4	2
Certificates of deposit	26	(2)	24	(73)	23	(50)

Total interest-earning assets	$296	$(1,865)	$(1,569)	$(43)	$2,427	$2,384

Interest-bearing liabilities:
Interest-earning checking accounts	$—	$—	$—	$—	$—	$—
Savings accounts	(1)	—	(1)	1	4	5
Money market accounts	1	—	1	(2)	—	(2)
Savings certificates	66	(63)	3	151	296	447
Advance payments by borrowers for taxes and insurance	—	—	—	—	—	—
FHLB long-term borrowings	533	(477)	56	1,974	3	1,977
FHLB short-term borrowings	(365)	(718)	(1,083)	(2,101)	1,422	(679)
Other short-term borrowings	6	—	6	—	—	—

Total interest-bearing liabilities	$240	$(1,258)	$(1,018)	$23	$1,725	$1,748

Change in net interest income	$56	$(607)	$(551)	$(66)	$702	$636

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $551 thousand or 7.67% in fiscal 2020 and increased $636 thousand or 9.72% in fiscal 2019. The decrease in fiscal 2020 was the result of a $1.6 million or 13.02% decrease in interest and dividend income, which was partially offset by a $1.0 million decrease in interest expense. The increase in fiscal 2019 was the result of a $2.4 million or 24.65% increase in interest and dividend income, which was partially offset by a $1.7 million or 55.95% increase in interest expense. Fiscal year 2020 was impacted by lower average yields on the Company’s floating rate investment and mortgage-backed securities while fiscal year 2019 was favorably impacted by higher average yields on the Company’s investment, mortgage-backed securities, and loan portfolios and by higher levels of net loans receivable.

Interest Income. Total interest income decreased by $1.6 million or 13.02% during fiscal 2020 and increased $2.4 million or 24.65% during fiscal 2019. The fiscal 2020 decrease was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio. The fiscal 2019 increase was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities, FHLB stock and loan portfolio when compared to the same period of 2018. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on net loans receivable increased $118 thousand or 3.53% during fiscal 2020 and increased $359 thousand or 12.03% during fiscal 2019. The increase in fiscal 2020 was primarily the result of a $3.7 million increase in the average balances of net loans outstanding, which more than offset a 3 basis point decrease in the weighted-average yield on the Company’s loan portfolio. During fiscal 2019, the increase was primarily attributable to a $6.5 million increase in the average balance of net loans outstanding and as well as a 13 basis point increase in the weighted-average yield on the Company’s loan portfolio. During fiscal

2020, 2019 and 2018, the Company also enjoyed higher levels of single-family home purchase loans. Substantially all of our loan originations were fixed-rate with a mix of 15, 20 and 30 year terms.

Interest income on investment securities decreased $644 thousand or 14.48% during fiscal 2020 and increased $1.4 million or 46.48% during fiscal 2019. During fiscal 2020, the decrease was primarily due to a 68 basis point decrease in the average yield on these investments, partially offset by an increase of $10.3 million in the average balance of these investments. The increase in 2019 was primarily attributable to a $7.0 million increase in the average balance of investment grade corporate bonds and a 97 basis point increase in the weighted-average yield when compared to the same period of 2018. The increase in the average balance of investments outstanding during both 2020 and 2019 was attributable to the redeployment of mortgage-backed securities cash flows into floating rate corporate bonds. The changes in weighted-average yields in 2020 and 2019 were principally attributable to changes in the three-month dollar London Interbank Offered Rates (“LIBOR”) during these periods.

Interest income on mortgage-backed securities decreased by $1.0 million or 27.53% during fiscal 2020, compared to fiscal 2019. The decrease was primarily due to a 78 basis point decrease in the weighted-average yield earned on U.S. Government Agency mortgage-backed securities as well as $6.6 million decrease in the average balance of these securities. During 2019, interest income on mortgage-backed securities increased $615 thousand or 19.65% and increased $797 thousand or 34.16% during fiscal 2018. The increase for fiscal 2019 was primarily attributable to an 84 basis point increase in the weighted average yield earned on U.S. Government Agency mortgage-backed securities, which more than offset an $11.9 million decline in the average balance of U.S. Government Agency mortgage-backed securities. During fiscal 2020, 2019 and 2018, the U.S. Government Agency mortgage-backed securities sector offered relatively unattractive investment opportunities. The Company began to reinvest cash repayments of principal into floating rate investment securities and also increased its net loan portfolio. The average balances associated with the Company’s private label mortgage-backed securities (“PLMBS”) declined $105 thousand and $123 thousand during fiscal 2020 and fiscal 2019, respectively. The Company continues to reduce its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. The decrease in weighted-average yields in 2020 was principally attributable to lower one-month dollar LIBOR when compared to the same period in 2019.

Dividend income on FHLB stock decreased $28 thousand or 5.76% during fiscal 2020, and increased $47 thousand or 10.71% during fiscal 2019. The decrease in 2020 was due to a 49 basis point decline in the weighted-average yield partially offset by a $56 thousand increase in the average balance of FHLB stock outstanding. During fiscal 2019, the change was the result of a 117 basis point increase in the weighted-average yield, which was partially offset by a $472 thousand decrease in the average balance. The Company’s average holdings of FHLB stock are directly related to its volume of outstanding FHLB advances.

Interest income on certificates of deposit increased by $25 thousand and decreased by $50 thousand during fiscal 2020 and fiscal 2019, respectively. The 2020 increase was attributable to a $1.2 million increase in the average balance of certificates of deposit, which was partially offset by a 25 basis point decrease in the average yield earned on certificates of deposit. The decrease in 2019 was primarily due to a $3.0 million decline in the average balance of certificates of deposit, which was partially offset by a 60 basis point increase in the weighted-average yield.

Interest Expense. Total interest expense decreased $1.0 million or 20.89% during fiscal 2020 and increased $1.7 million or 55.95% during fiscal 2019. For fiscal 2020, the decrease was primarily due to lower average market rates paid on both our FHLB long-term and short-term advances. The market rates paid on the FHLB short-term advances decreased 88 basis points during fiscal 2020 compared to fiscal 2019 and the market rates paid on the FHLB long-term advances decreased 63 basis points during the same period. Partially offsetting the decline in rates was a $25.5 million increase in the average balances of our long-term FHLB advances, and a $23.4 million reduction in the average balance of our FHLB short-term borrowings. The increase in fiscal 2019 was primarily due to higher average market rates paid on FHLB borrowings and time deposits, which were partially offset by lower average balances of FHLB advances outstanding when compared to the same period in 2018. In 2019, interest paid on FHLB long-term advances increased $2.0 million, when compared to 2018, primarily as a result of a $72.9 million increase in the average balances outstanding. Also during fiscal 2019, interest expense on FHLB short-term advances declined by $679 thousand as a result of a decrease of $85.8 million in the average balance outstanding, partially offset by an increase in the rate paid of 85 basis points. The changes in rates paid on FHLB borrowings for both periods were consistent with changes in short-term market interest rates, such as LIBOR.

Interest on other short-term borrowings increased $6 thousand in fiscal 2020, when compared to fiscal 2019. The increase in fiscal 2020 was attributable to FRB discount window borrowings outstanding compared to no such borrowings in fiscal 2019.

Interest expense on interest-bearing deposits increased $3 thousand in fiscal 2020 and increased $450 thousand or over 100% in fiscal 2019. The slight increase in fiscal 2020, compared to fiscal 2019, was primarily attributable to a 14 basis point decrease in the rate paid on time deposits partially offset by a $3.9 million increase in the average balance of time deposits. The increase in fiscal 2019, when compared to the same period of 2018, was primarily the result of an 81 basis point increase in the rate paid on time deposits and an $8.4 million increase in average balance of these same deposits. Terms associated with broker deposits were sometimes more favorable during fiscal 2017, 2018 and 2019 than terms offered on other short-term borrowings. The Company had $9.9 million and $10.5 million of brokered deposits outstanding at June 30, 2020 and 2019, respectively. Beginning in fiscal 2017 and continuing through fiscal 2020, the Company began to use brokered deposits in part of its asset/liability management strategy.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded provision for loan losses totaling $70 thousand in fiscal 2020 and $80 thousand in fiscal 2019. The decrease in the provision in fiscal 2020 was attributable to lower levels of construction and land acquisition and development loans, partially offset by increased reserve factors related to the economic uncertainty as a result of the COVID-19 pandemic. See Note 9 to the Consolidated Financial Statements.    The increase in the provision in fiscal 2019 was primarily attributable to growth in the Company’s single-family owner occupied loan portfolio as well as an increase in the reserve factor associated with the loan segment from 0.46 basis points to 0.50 basis points.

Non-interest Income. Total non-interest income decreased $53 thousand or 12.77% in fiscal 2020 and decreased $55 thousand or 11.70% in fiscal 2019. The decrease in fiscal 2020 reflects a $60 thousand increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, a $17 thousand decrease in ATM income and a $10 thousand decrease in service charges on deposit accounts. The decrease in fiscal 2019 is primarily attributable to a $14 thousand increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, a $12 thousand decrease in service charges on deposit accounts and a $14 thousand decrease in ATM income.

Non-interest Expense. Total non-interest expense decreased $227 thousand or 5.99% in fiscal 2020, and increased $77 thousand or 2.07% during fiscal 2019. During fiscal 2020, the decrease was primarily due to lower employee post-retirement benefit costs, lower FDIC insurance premium expenses due to the FDIC Small Bank Assessment Credits and lower ATM program expenses. The increase in fiscal 2019 was primarily the result of increases in compensation expense and data processing expense of $148 thousand and $10 thousand, respectively.    These increases were partially offset by lower occupancy and equipment expenses as well as lower FDIC insurance premium expenses.

Income Taxes. Income taxes decreased $62 thousand during fiscal 2020 and decreased $196 thousand during fiscal 2019, respectively. The decrease in income tax expense for fiscal 2020 was primarily attributable to lower taxable income. The decrease in fiscal 2019 was primarily the result of the absence of the additional $133 thousand federal income tax expense due to the write-down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017, which was recorded in December 2017, partially offset by higher taxable income and the reduced federal tax rate effective January 1, 2018.    The Company’s combined effective tax rate was 25.9% for the year ended June 30, 2020 and 25.0% for the year ended June 30, 2019.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents decreased by $1.9 million during fiscal 2020 primarily due to $4.3 million net cash used for investing activities and $982 thousand net cash used for financing activities, which was partially offset by $3.4 million net cash provided by operating activities.

Funds used for investing activities totaled $4.3 million during fiscal 2020 as compared to $1.5 million during fiscal 2019. Primary uses of funds during fiscal 2020 included purchases of investments totaling $54.7 million, purchases of loans of $9.1 million, purchases of $6.7 million of FHLB stock and purchases of certificates of deposit totaling $2.8 million. Partially offsetting these uses of funds were repayments of investments and mortgage-backed securities totaling $29.4 million and $11.2 million, respectively, an $8.7 million decrease in net loans receivable, and $10.1 million in proceeds from sales of investment securities. During fiscal 2020, investment purchases were comprised primarily of floating rate investment grade corporate bonds.

Funds used for financing activities totaled $982 thousand for fiscal 2020 as compared to $329 thousand used for financing activities in fiscal 2019. Primary uses of funds for fiscal 2020 were:    $11.7 million reduction in FHLB short-term advances; $506 thousand for purchases of treasury stock and $707 thousand in cash dividends paid on the Company’s common stock. The primary source of funds provided for financing activities during fiscal 2020 was a $7.0 million increase in other short-term borrowings. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

Funds provided by operating activities totaled $3.4 million during fiscal 2020 as compared to $3.8 million during fiscal 2019. During fiscal 2020, net cash provided from operations was primarily due to $2.5 million of net income and a $475 thousand decrease in accrued interest receivable. In fiscal 2019, net cash provided by operating activities was primarily attributable to $2.8 million of net income and $443 thousand increase in accrued interest payable.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2020, the total approved loan commitments outstanding amounted to $5.6 million. At the same date, commitments under unused lines of credit amounted to $5.2 million and the undisbursed portion of construction loans approximated $2.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2020, totaled $31.3 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2020 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	52	39	13	—	—

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

On July 27, 2020, the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on August 20, 2020 to shareholders of record at the close of business on August 10, 2020. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of Tier 1 capital to risk weighted assets, common equity Tier 1 capital to risk weighted assets and total capital to risk weighted assets were 18.55%, 18.55%, and 18.88%, respectively, at June 30, 2020. The Company’s ratio of Tier 1 capital to average total assets was 10.16% at June 30, 2020.

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

The Company had no non-performing assets at June 30, 2020. At June 30, 2019 the Company’s non-performing assets totaled approximately $225 thousand or 0.06% of total assets. The $225 thousand decrease in non-performing assets during the twelve months ended June 30, 2020 was due to the Company’s one non-performing single-family real estate loan being discharged from bankruptcy during the quarter ended September 2019.

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

During the fiscal years 2013-2020, and into fiscal year 2021, intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

Throughout fiscal year 2020, the Company continued to adjust its asset/liability management tactics, increased total assets by $1.3 million and continued to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2020 were: investment securities available for sale - $14.9 million and net loans receivable - $444 thousand, which were partially offset by decreases in investment securities held to maturity - $500 thousand and mortgage-backed securities held to maturity - $11.2 million.

Changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2020, totaled $20.2 million, $29.4 million, and $11.2 million, respectively.

Despite stagnant global interest rates and Treasury yields the Company maintained its balance sheet and used proceeds from maturities/calls of corporate bonds, repayments on its mortgage-backed securities, and borrowings to purchase floating rate investment grade corporate bonds and to fund loan growth. In particular, the Company increased its investment securities – available for sale portfolio allocation from

$132.8 million at June 30, 2019 to $147.6 million at June 30, 2020 and its net loans receivable from $90.6 million at June 30, 2019 to $91.0 million at June 30, 2020.

During the fiscal year ended June 30, 2020, the Company increased its loan portfolio by $444 thousand or 0.49% with a $1.3 million increase in single-family real estate loans, a $632 thousand increase in multi-family dwellings and a $405 thousand increase in commercial real estate loans, which were partially offset by a decrease of $1.0 million in single-family construction loans and a $407 thousand decrease in commercial loans. The Company also makes available for origination residential mortgage loans with interest rates adjusting pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will modestly grow throughout fiscal 2021. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2020, principal investment purchases were comprised of: investment grade corporate bonds - $20.3 million with a weighted-average yield of approximately 2.97%, and U.S. dollar denominated investment-grade corporate bonds of large foreign issuers - $8.1 million with a weighted-average yield of approximately 2.95% and commercial paper - $26.3 million with a weighted-average yield of approximately 2.83%. All of the corporate bond purchases are floating rate and reprice quarterly based upon changes in the three-month LIBOR.

Investment proceeds received during fiscal 2020 included commercial paper - $20.5 million with a weighted-average yield of approximately 2.81%, corporate bonds - $5.1 million with a weighted-average yield of approximately 2.59%, corporate bonds of large foreign issuers - $2.0 million with a weighted- average yield of approximately 2.54%, taxable municipal bonds - $500 thousand with a weighted-average yield of approximately 2.65% and tax-exempt municipal bonds - $1.3 million with a weighted-average yield of approximately 1.25%.

As of June 30, 2020, the implementation of these asset and liability management initiatives resulted in the following:

1)

$238.8 million or 66.9% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $238.8 million, approximately $97.1 million float on a monthly basis based upon changes in the one-month LIBOR and about $141.7 million reprice on a quarterly basis based upon the three-month LIBOR;

2)

$97.1 million or 38.1% of the Company’s total investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$147.6 million or 41.3% of the Company’s assets were comprised of investment securities classified as available for sale;

4)

The maturity distribution of the Company’s investment portfolio is as follows: 3 months or less: $16.5 million; after 3 months – 6 months: $5.7 million; 6 months – 1 year: $13.8 million; 1 year – 2 years: $42.0 million; after 2 years through 3 years: $38.1 million; after 3 years - 5 years: $35.0 million.

5)	An aggregate of $6.7 million or 7.4% of the Company’s net loan portfolio had adjustable interest rates or remaining maturities of less than 12 months; and

6)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less—$59.2 million, and 1-3 years - $100 million.

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

	June 30,
	2020	2019	2018
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$289,076	$282,429	$270,356
Interest-bearing liabilities maturing or repricing within one year	218,272	214,916	229,231

Interest sensitivity gap	$70,804	$67,513	$41,125

Interest sensitivity gap as a percentage of total assets	19.83%	18.97%	11.67%
Ratio of assets to liabilities maturing or repricing within one year	132.44%	131.41%	117.94%

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2020. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$70,917	$64,776	$62,411	$61,059	$59,839	$61,003	$33,857
% of Total Assets	19.9%	18.1%	17.5%	17.1%	16.8%	17.1%	9.5%
Base Case Up 100 bp
Cumulative Gap ($’s)	$72,893	$68,463	$68,883	$71,103	$71,325	$71,747	$33,857
% of Total Assets	20.4%	19.2%	19.3%	19.9%	20.0%	20.1%	9.5%
Base Case No Change
Cumulative Gap ($’s)	$73,511	$69,583	$70,803	$73,898	$74,290	$73,976	$33,857
% of Total Assets	20.6%	19.5%	19.8%	20.7%	20.8%	20.7%	9.5%
Base Case Down 100 bp
Cumulative Gap ($’s)	$73,631	$69,826	$71,193	$74,450	$74,872	$74,421	$33,857
% of Total Assets	20.6%	19.6%	19.9%	20.8%	21.0%	20.8%	9.5%
Base Case Down 200 bp
Cumulative Gap ($’s)	$73,682	$69,932	$71,382	$74,724	$75,161	$74,640	$33,857
% of Total Assets	20.6%	19.6%	20.0%	20.9%	21.0%	20.9%	9.5%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2020. This analysis was done assuming that the interest-earning assets will average approximately $350 million and $351 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2020. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2021					June 30, 2022
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200
Change in net interest income	-12.6%	-8.3%	—	9.8%	20.0%	-29.9%	-20.9%	—	14.4%	28.2%
Return on average equity	2.86%	3.35%	4.28%	5.36%	6.49%	0.71%	1.71%	3.94%	5.40%	6.74%
Return on average assets	0.30%	0.35%	0.45%	0.56%	0.68%	0.07%	0.18%	0.42%	0.59%	0.74%
Market value of equity (in thousands)	$40,764	$39,274	$40,308	$42,798	$44,905

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2020.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans	$2,896
Undisbursed lines of credit	$5,187
Loan origination commitments	$5,597
Letters of credit	$—

$13,680

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of WVS Financial Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WVS Financial Corp. and subsidiary (the “Company”) as of June 30, 2020 and 2019; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2020; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania September 11, 2020

S.R. Snodgrass, P.C. * 2009 Mackenzie Way, Suite 340, Cranberry Township, PA 16066* Phone: (724) 934-0344 * Facsimile: (724) 934-0345

WVS FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,
	2020	2019
ASSETS
Cash and due from banks	$2,488	$1,849
Interest-earning demand deposits	12	2,530

Total cash and cash equivalents	2,500	4,379

Certificates of deposit	1,840	1,843
Investment securities available for sale (amortized cost of $148,271 and $132,673)	147,639	132,780
Investment securities held to maturity (fair value of $3,622 and $4,080)	3,495	3,995
Mortgage-backed securities held to maturity (fair value of $96,649 and $108,708)	97,106	108,331
Net loans receivable (allowance for loan losses of $618 and $548)	91,032	90,588
Accrued interest receivable	744	1,219
Federal Home Loan Bank stock, at cost	6,564	7,010
Premises and equipment (net)	574	346
Bank owned life insurance	4,907	4,789
Deferred tax assets (net)	548	368
Other assets	152	170

TOTAL ASSETS	$357,101	$355,818

LIABILITIES
Deposits	$151,335	$146,435
Federal Home Loan Bank advances: short-term	59,159	70,828
Federal Home Loan Bank advances: long-term – fixed rate	15,000	15,000
Federal Home Loan Bank advances: long-term – variable rate	85,000	85,000

Total Federal Home Loan Bank advances	159,159	170,828
Other short-term borrowings	7,000	—
Accrued interest payable	487	823
Other liabilities	2,207	1,683

TOTAL LIABILITIES	320,188	319,769

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,577	21,550
Treasury stock (1,898,932 and 1,862,520 shares at cost)	(28,775)	(28,269)
Retained earnings - substantially restricted	46,590	44,807
Accumulated other comprehensive (loss) income	(556)	15
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(1,961)	(2,092)

TOTAL STOCKHOLDERS’ EQUITY	36,913	36,049

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,101	$355,818

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended June 30,
	2020	2019	2018
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,460	$3,342	$2,983
Investment securities	3,803	4,447	3,036
Mortgage-backed securities	2,714	3,745	3,130
Certificates of deposit	47	22	72
Interest-earning demand deposits	3	12	10
Federal Home Loan Bank stock	458	486	439

Total interest and dividend income	10,485	12,054	9,670

INTEREST EXPENSE
Deposits	859	856	406
Federal Home Loan Bank advances – short-term	913	1,996	2,675
Federal Home Loan Bank advances – long-term – variable rate	1,618	1,676	11
Federal Home Loan Bank advances – long-term – fixed rate	458	344	32
Other short-term borrowings	6	—	—

Total interest expense	3,854	4,872	3,124

NET INTEREST INCOME	6,631	7,182	6,546
PROVISION FOR LOAN LOSSES	70	80	50

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,561	7,102	6,496

NONINTEREST INCOME
Service charges on deposits	104	114	126
Earnings on bank owned life insurance	118	121	126
Investment securities gains (losses)	40	(2)	2
Other than temporary impairment losses	(88)	120	86
Portion of loss recognized in other comprehensive income	—	(148)	(100)

Net impairment losses recognized in earnings	(88)	(28)	(14)
ATM fee income	149	166	180
Other	39	44	50

Total noninterest income	362	415	470

NONINTEREST EXPENSE
Salaries and employee benefits	2,295	2,422	2,274
Occupancy and equipment	243	262	310
Data processing	220	230	220
Correspondent bank charges	35	33	40
Federal deposit insurance premium	13	97	108
ATM network expense	82	106	106
Other	675	640	655

Total noninterest expense	3,563	3,790	3,713

INCOME BEFORE INCOME TAXES	3,360	3,727	3,253
INCOME TAX EXPENSE	870	932	1,128

NET INCOME	$2,490	$2,795	$2,125

EARNINGS PER SHARE:
Basic	$1.41	$1.57	$1.16
Diluted	1.41	1.57	1.16
AVERAGE SHARES OUTSTANDING:
Basic	1,768,201	1,780,527	1,826,893
Diluted	1,768,201	1,780,581	1,827,260

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2020	2019	2018
NET INCOME	$2,490	$2,795	$2,125
OTHER COMPREHENSIVE INCOME (LOSS)
Investment securities available for sale not other-than- temporarily impaired:
Gains (losses) arising during the year	(698)	119	(80)
LESS: Income tax effect	(146)	(26)	(4)

	(552)	93	(76)
(Gains) losses recognized in earnings	(40)	2	(2)
LESS: Income tax effect	(8)	—	—

	(32)	2	(2)
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	(584)	95	(78)

Investment securities held to maturity other-than- temporarily impaired:
Total losses	88	120	86
Losses recognized in earnings	88	28	14

Gains recognized in comprehensive income	—	148	100
LESS: Income tax effect	—	(31)	(27)

	—	117	73
Accretion of other comprehensive gain (loss) on other- than-temporarily impaired securities held to maturity	16	(12)	28
LESS: Income tax effect	(3)	(3)	(8)

Unrealized holding gains (losses) on other-than-temporarily impaired securities held to maturity, net of tax	13	(9)	20

Other comprehensive (loss) income	(571)	203	15

COMPREHENSIVE INCOME	$1,919	$2,998	$2,140

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings – Substantially Restricted	Accumulated Other Comprehensive Gain (loss)	Unallocated ESOP Shares	Total
Balance June 30, 2017	$38	$21,485	$(27,264)	$41,344	$(188)	$(2,372)	$33,043
Reclassification due to change in federal income tax rate				15	(15)		—
Net Income				2,125			2,125
Other comprehensive income					15		15
Purchase of treasury stock (38,631 shares)			(622)				(622)
Increase in unallocated ESOP shares						(32)	(32)
Amortization of unallocated ESOP shares		31				146	177
Cash dividends declared ($0.32 per share)				(689)			(689)

Balance June 30, 2018	38	21,516	(27,886)	42,795	(188)	(2,258)	34,017
Net income				2,795			2,795
Other comprehensive income					203		203
Purchase of treasury stock (26,397 shares)			(383)				(383)
Amortization of unallocated ESOP shares		34				166	200
Cash dividends declared ($0.44 per share)				(783)			(783)

Balance June 30, 2019	38	21,550	(28,269)	44,807	15	(2,092)	36,049
Net income				2,490			2,490
Other comprehensive loss					(571)		(571)
Purchase of treasury stock (36,412 shares)			(506)				(506)
Amortization of unallocated ESOP shares		27				131	158
Cash dividends declared ($0.40 per share)				(707)			(707)

Balance June 30, 2020	$38	$21,577	$(28,775)	$46,590	$(556)	$(1,961)	$36,913

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2020	2019	2018
OPERATING ACTIVITIES
Net income	$2,490	$2,795	$2,125
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	70	80	50
Depreciation	38	47	78
Investment securities (gains) losses	(40)	2	(2)
Net impairment loss recognized in earnings	88	28	14
Amortization of discounts, premiums, and deferred loan fees, net	21	142	581
Amortization of unallocated ESOP shares	158	200	177
Deferred income taxes	(28)	(9)	65
Increase (decrease) in accrued taxes	196	(54)	27
Earnings on bank owned life insurance	(118)	(121)	(126)
Increase in accrued employee benefits	176	184	178
Decrease (increase) in accrued interest receivable	475	6	(19)
(Decrease) increase in accrued interest payable	(336)	443	133
Increase in deferred director compensation payable	77	72	59
Decrease in cash items in process of collection	—	—	1,230
Other, net	92	(41)	3

Net cash provided by operating activities	3,359	3,774	4,573

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(54,675)	(42,498)	(64,664)
Proceeds from repayments of investment securities	28,867	37,074	42,331
Proceeds from sales of investment securities	10,121	1,364	1,257
Held to maturity:
Proceeds from repayments of investment securities	500	2,180	2,483
Proceeds from repayments of mortgage-backed securities	11,172	7,649	13,599
Purchases of certificates of deposit	(2,830)	(1,842)	(348)
Maturities/redemptions of certificates of deposit	2,833	349	10,373
Purchases of loans	(9,141)	(11,497)	(11,127)
Net decrease in net loans receivable	8,717	5,564	3,921
Purchase of Federal Home Loan Bank stock	(6,743)	(8,684)	(6,691)
Redemption of Federal Home Loan Bank stock	7,189	8,835	6,592
Acquisition of premises and equipment	(266)	(1)	(16)

Net cash used for investing activities	(4,256)	(1,507)	(2,290)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	4,900	1,412	(266)
Repayments of Federal Home Loan Bank long-term advances	—	—	(16,109)
Proceeds from Federal Home Loan Bank long-term advances	—	100,000	—
Net (decrease) increase in Federal Home Loan Bank short-term advances	(11,669)	(100,575)	15,604
Net proceeds from other short-term borrowings	7,000	—	—
Increase in unallocated ESOP shares	—	—	(32)
Purchase of treasury stock	(506)	(383)	(622)
Cash dividends paid	(707)	(783)	(689)

Net cash used for financing activities	(982)	(329)	(2,114)

(Decrease) increase in cash and cash equivalents	(1,879)	1,938	169
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,379	2,441	2,272

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,500	$4,379	$2,441

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,190	$4,429	$2,991
Taxes	666	970	1,003
Non-cash items:
Educational Improvement Tax Credits	45	45	50

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The coronavirus (COVID-19) pandemic has negatively impacted the global economy, disrupted global supply chains and increased unemployment levels. The resulting temporary closure of many businesses and the implementation of social distancing and sheltering-in-place policies has and may continue to impact many of the Company’s customers. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees and communities during this difficult time. The Company has given hardship relief assistance to customers, including the consideration of various loan payment deferral and fee waiver options, and encourages customers to reach out for assistance to support their individual circumstances. The pandemic could result in the recognition of credit losses in our loan portfolios and increases in our allowance for credit losses, particularly if businesses remain closed, the impact on the global economy worsens, or more customers draw on their lines of credit or seek additional loans to help finance their businesses. Similarly, because of changing economic and market conditions affecting issuers, we may be required to recognize impairments on the securities we hold. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was signed by the President of the United States. Certain provisions within the CARES Act encourage financial institutions to practice prudent efforts to work with borrowers impacted by COVID-19. Under these provisions, loan modifications deemed to be COVID-19 related would not be considered a troubled debt restructuring (TDR) if the loan was not more than 30 days past due as of December 31, 2019 and the deferral was executed between March 1, 2020 and the earlier of 60 days after the date of termination of the COVID-19 national emergency or December 31, 2020. The banking regulators issued similar guidance, which also clarified that a COVID-19 related modification should not be considered a TDR if the borrower was current on payments at the time the underlying loan modification program was implemented and if the modification is considered to be short-term. As of June 30, 2020, the number of loans in deferral totaled 15 with an aggregate balance of $5.8 million and an aggregate appraised value of $9.6 million. Substantially all of these deferrals were generally 90 days in duration, with full collection of taxes and insurance, partial to full collection of interest, and no or partial collection of principal during the deferral period. As of March 31, 2020 through June 30, 2020 all of these loans were current.

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had five other than temporary impairments at June 30, 2020.

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

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the ASU is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting

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

In November, 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which amended the effective date of ASU 2016-13 for entities other than public business entities (PBEs), by requiring non-PBEs to adopt the standard for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Therefore, the revised effective dates of ASU 2016-13 for PBEs that are SEC filers will be fiscal years beginning after December 15, 2019, including interim periods within those years, PBEs other than SEC filers will be for fiscal years beginning after December 15, 2020, including interim periods within those years, and all other entities (non-PBEs) will be for fiscal years beginning after December 15, 2021, including interim periods within those years. The ASU also clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Rather, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The effective date and transition requirements for ASU 2018-19 are the same as those in ASU 2016-13, as amended by ASU 2018-19. In November, 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments – Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other public business entities, the effective date is for fiscal years beginning after December 15, 2020, and for all other entities, the effective date is for fiscal years beginning after December 15, 2021. Topic 815, Derivatives and Hedging amendments are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. For entities that have adopted the amendments in Update 2017-12, the effective date is as of the beginning of the first annual period beginning after the issuance of this Update. Topic 825, Financial Instruments amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses, Topic 326, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt ASU 2016-13.

In November 2019, the FASB issued ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606), which requires entities to measure and classify share-based payments to a customer, in accordance with the guidance in ASC 718, Compensation – Stock Compensation. The amendments in that Update expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and, in doing so, superseded guidance in Subtopic 505-50, Equity – Equity-Based Payments to Non-Employees. The amount that would be recorded as a reduction in revenue would be measured based on the grant date fair value of the share-based payment, in accordance with Topic 718. The grant date is the date at which a supplier and customer reach a mutual understanding of the award’s key terms and conditions. The award’s classification and subsequent measurement would be subject to ASC 718 unless the award is modified or the grantee is no longer a customer. For entities that have not yet adopted the amendments in Update 2018-07, the amendments in this Update are effective for (1) public business entities in fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and (2) other than public business entities in fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. For entities that have adopted the amendments in Update 2018-07, the amendments in this Update are effective in fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. An entity may early adopt the amendments in this Update, but not before it adopts the amendments in Update 2018-07. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The Update defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This Update also amends the mandatory effective date for the elimination of Step 2 from the goodwill impairment test under ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (Goodwill), to align with those used for credit losses. Furthermore, the ASU provides a one-year deferral of the effective dates of the ASUs on derivatives and hedging and leases for companies that are not public business entities. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. The effective dates in this Update are the same as those applicable for ASU 2019-10. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes, change the accounting for certain tax transactions, and make minor improvements to the codification. This Update provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized or a separate transaction. The Update also changes current guidance for making an intra-period allocation, if there is a loss in continuing operations and gains outside of continuing operations; determining when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting; accounting for tax law changes and year-to-date losses in interim periods; and determining how to apply the income tax guidance to franchise taxes that are partially based on income. For public business entities, the amendments in this Update are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In February 2020, the FASB issued ASU 2020-02, Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), February 2020, to add and amend SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119, related to the new credit losses standard, and comments by the SEC staff related to the revised effective date of the new leases standard. This ASU is effective upon issuance. This did not have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments, in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. Amendments related to ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is not permitted before an entity’s adoption of ASU 2016-01. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Amendments related to ASU 2016-13 for entities that have adopted that guidance are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. Other amendments are effective upon issuance of this ASU. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform, if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2020, in accordance with provisions in the CARES Act, the Corporation has elected not to apply the guidance in ASC 310-40 on accounting for TDRs to loan modifications related to COVID-19 made between March 1, 2020 and the earlier of (1) December 31, 2020 or (2) 60 days after the end of the COVID-19 national emergency. This relief was only applied to modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and may include payment deferrals, fee waivers, extension of repayments or other delays in payment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

3.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2020	2019	2018
Weighted-average common shares issued	3,805,636	3,805,636	3,805,636
Average treasury stock shares	(1,874,720)	(1,852,450)	(1,798,021)
Average unallocated ESOP shares	(162,715)	(172,659)	(180,722)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,768,201	1,780,527	1,826,893
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	54	367

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,768,201	1,780,581	1,827,260

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	EARNINGS PER SHARE (Continued)

The unallocated shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account.

4.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of investments are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2020
AVAILABLE FOR SALE
Corporate debt securities	$109,739	$163	$(774)	$109,128
Foreign debt securities [1]	32,561	42	(63)	32,540
Commercial paper	5,971	—	—	5,971

Total	$148,271	$205	$(837)	$147,639

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2020
HELD TO MATURITY
Obligations of states and political subdivisions	$3,495	$127	$—	$3,622

Total	$3,495	$127	$—	$3,622

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2019
AVAILABLE FOR SALE Corporate debt securities	$104,760	$355	$(207)	$104,908
Foreign debt securities [1]	26,583	35	(75)	26,543
Commercial paper	—	—	—	—
Obligations of states and political subdivisions	1,330	—	(1)	1,329

Total	$132,673	$390	$(283)	$132,780

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	INVESTMENT SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2019
HELD TO MATURITY
Obligations of states and political subdivisions	$3,995	$85	$—	$4,080

Total	$3,995	$85	$—	$4,080

Proceeds from sales of investments during the fiscal year 2020 were $10.1 million and the Company recorded gross realized investment gains of $40 thousand during this same period. During fiscal year 2019, the Company recorded gross realized investment securities losses of $2 thousand and received proceeds from sales of investment securities of $1.4 million. During fiscal year 2018, the Company recorded gross realized investment securities gains of $2 thousand and received proceeds from sales of investment securities of $1.3 million.

The amortized cost and fair values of investment securities at June 30, 2020, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
AVAILABLE FOR SALE
Amortized cost	$35,408	$112,863	$—	$—	$148,271
Fair value	35,212	112,427	—	—	147,639
Weighted average yield	1.61%	1.55%	—%	—%	1.56%
HELD TO MATURITY
Amortized cost	$750	$2,745	$—	$—	$3,495
Fair value	756	2,866	—	—	3,622
Weighted average yield	2.84%	3.34%	—%	—%	3.23%

At June 30, 2020, investment securities with amortized costs of $3.5 million and $57.5 million, and fair values of $3.6 million and $57.4 million, were pledged to secure borrowings with the Federal Home Loan Bank of Pittsburgh (“FHLB”) and the Federal Reserve Bank of Cleveland, respectively. At June 30, 2019, investment securities with amortized costs of $3.5 million and fair values of $3.6 million were pledged to secure borrowings with the FHLB.

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

At June 30, 2020, the Company’s Agency CMOs totaled $96.5 million as compared to $107.4 million at June 30, 2019. The Company’s private-label CMOs totaled $618 thousand at June 30, 2020 as compared to $883 thousand at June 30, 2019. The $11.2 million decrease in the CMO segment of our portfolio was due to repayments on the U.S. Government agency CMO portfolio totaling $11.0 million, and $192 thousand in repayments on the private-label CMOs.    At June 30, 2020, the Company’s entire MBS portfolio, including CMOs, was comprised of adjustable or floating rate investments. All of the Company’s floating rate MBS adjust monthly based upon changes in the one-month LIBOR. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO tranches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had five previously recorded other-than-temporary impairments (“OTTI”) at June 30, 2020. During the twelve months ended June 30, 2020, the Company recorded an additional $88 thousand of credit impairment charges on its private-label CMO portfolio.

The Company believes that the data and assumptions used to determine the fair values are reasonable. The fair value calculations reflect relevant facts and market conditions. Events and conditions occurring after the valuation date could have a material effect on the private-label CMO segment’s fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	MORTGAGE-BACKED SECURITIES (Continued)

The amortized cost, unrealized gains and losses, and fair values of mortgage-backed securities are as follows:

		Gross	Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2020	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$96,488	$486	$(932)	$96,042
Private-label	618	3	(14)	607

Total	$97,106	$489	$(946)	$96,649

		Gross	Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2019	(Dollars in Thousands)
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$107,448	$954	$(570)	$107,832
Private-label	883	5	(12)	876

Total	$108,331	$959	$(582)	$108,708

The amortized cost and fair value of mortgage-backed securities at June 30, 2020, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$91	$—	$97,015	$97,106
Fair value	—	92	—	96,557	96,649
Weighted average yield		1.62%		1.22%	1.22%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2020, mortgage-backed securities with amortized costs of $96.5 million and fair values of $96.0 million were pledged to secure public deposits and borrowings with the FHLB. Of the securities pledged, $10.0 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2019, mortgage-backed securities with an amortized cost of $107.4 million and fair values of $107.8 million, were pledged to secure borrowings with the FHLB and public deposits. Of the securities pledged, $2.4 million of fair value was excess collateral.

6.	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The following tables present the changes in accumulated other comprehensive (loss) income by component for the three years ended June 30, 2020, 2019, and 2018.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)
Balance – June 30, 2017	$44	$(232)	$(188)
Other comprehensive income (loss) before reclassifications	(76)	82	6
Amounts reclassified from accumulated other comprehensive (loss) income	(2)	11	9

Net current-period other comprehensive (loss) income	(78)	93	15

Reclassification for the change in corporate tax rate	24	(39)	(15)
Balance – June 30, 2018	(10)	(178)	(188)
Other comprehensive income, before reclassifications	93	117	210
Amounts reclassified from accumulated other comprehensive income (loss)	2	(9)	(7)

Net current-period other comprehensive income	95	108	203

Balance – June 30, 2019	85	(70)	15
Other comprehensive loss, before reclassifications	(552)	—	(552)
Amounts reclassified from accumulated other comprehensive (loss) income	(32)	13	(19)

Net current-period other comprehensive (loss) income	(584)	13	(571)

Balance – June 30, 2020	$(499)	$(57)	$(556)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive (loss) income.

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) [2]
Details About Accumulated Other Comprehensive (Loss) Income Components:	2020	2019	2018	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)
Unrealized gains and losses on available-for-sale securities	$40	$(2)	$2	Investment securities gains (losses)
Other than temporary impairment losses on held to maturity securities	(16)	11	(14)	Net impairment losses recognized in earnings
Tax effect	(5)	(2)	3	Income tax expense

Total reclassifications for the period	$19	$7	$(9)

[2]	Amounts in parenthesis indicate expenses and other amounts indicate income.

7.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2020 and 2019.

	June 30, 2020
	Less Than Twelve Months		Twelve Months or Greater		Total

		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
Corporate debt securities	$50,115	$(509)	$8,550	$(265)	$58,665	$(774)
Foreign debt securities[3]	13,970	(63)	—	—	13,970	(63)
Collateralized mortgage obligations	13,782	(348)	26,919	(598)	40,701	(946)

Total	$77,867	$(920)	$35,469	$(863)	$113,336	$(1,783)

[3]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

	June 30, 2019
	Less Than Twelve Months		Twelve Months or Greater		Total

		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
Corporate debt securities	$11,728	$(86)	$17,077	$(121)	$28,805	$(207)
Foreign debt securities[4]	2,004	(2)	5,699	(73)	7,703	(75)
Obligations of states and political subdivisions	—	—	1,329	(1)	1,329	(1)
Collateralized mortgage obligations:
Agency	24,368	(182)	18,614	(400)	42,982	(582)

Total	$38,100	$(270)	$42,719	$(595)	$80,819	$(865)

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2020 and 2019:

	Twelve Months Ended
	June 30,
	2020	2019
	(Dollars in Thousands)
Beginning balance	$248	$239
Initial credit impairment	—	—
Subsequent credit impairment	88	28
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(25)	(19)
Reduction for increase in cash flows expected to be collected	—	—

Ending balance	$311	$248

During the twelve months ended June 30, 2020, the Company recorded a subsequent credit impairment charge of $88 thousand, and no non-credit unrealized holding losses to accumulated other comprehensive loss. The Company was able to accrete back into other comprehensive income $16 thousand (net of income tax effect of $3 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

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

The Company reviewed the independent third party’s assumptions used in the June 30, 2020 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

considered other-than-temporary and the magnitude of the credit loss. The Company had three private-label CMOs with OTTI at June 30, 2020.

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

The Company had investments in 69 positions that were temporarily impaired at June 30, 2020. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2020 and 2019, the Company had approximately $2.3 million and $3.6 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2020 and 2019, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans to those directors, executive officers, or their associates during the fiscal years ended June 30, 2020 and 2019.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2020 and June 30, 2019.

	June 30, 2020			June 30, 2019
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)
First mortgage loans:
1 – 4 family dwellings	$78,077	$—	$78,077	$76,789	$—	$76,789
Construction	1,868	—	1,868	2,907	—	2,907
Land acquisition & development	446	—	446	694	—	694
Multi-family dwellings	3,755	—	3,755	3,123	—	3,123
Commercial	4,132	—	4,132	3,727	—	3,727
Consumer Loans
Home equity	1,137	—	1,137	906	—	906
Home equity lines of credit	1,729	—	1,729	1,953	—	1,953
Other	79	—	79	112	—	112
Commercial Loans [5]	11	—	11	418	—	418

	$91,234	$—	$91,234	$90,629	$—	$90,629

Less: Deferred loan costs	416			507
Allowance for loan losses	(618)			(548)

Total	$91,032			$90,588

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The following loan categories are collectively evaluated for impairment. First mortgage loans: 1 – 4 family dwellings and all consumer loan categories (home equity, home equity lines of credit, and other). The following loan categories are individually evaluated for impairment. First mortgage loans: construction, land acquisition and development, multi-family dwellings, and commercial. The Company evaluates commercial loans not secured by real property individually for impairment. At June 30, 2020 and 2019, there were no loans considered to be impaired.

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2020 and June 30, 2019 and the related interest income recognized during the fiscal years ended June 30, 2020 and June 30, 2019 are as follows:

	June 30, 2020	June 30, 2019
	(Dollars in Thousands)
Principal outstanding:
1 – 4 family dwellings	$—	$225
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$—	$225

Average nonaccrual loans:
1 – 4 family dwellings	$47	$231
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$47	$231

Income that would have been recognized	$—	$15
Interest income recognized	$—	$15
Interest income foregone	$—	$—

The Company’s loan portfolio may include troubled debt restructurings (TDRs), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Under the provisions of the CARES Act, as of June 30, 2020, the Company had granted 15 loan modification requests with an aggregate balance of $5.8 million, or 6.0% of loans outstanding and an aggregate appraised value of approximately $9.6 million. The characteristics of these modifications are considered short-term and do not result in a reclassification of these loans to TDR status. Substantially all of these modification requests provide for full collection of taxes and insurance, partial to full collection of interest and no, partial or full collection of principal during the deferral period.

During fiscal 2020 and 2019, there were no loans modified and considered a trouble debt restructuring. At June 30, 2020 and 2019, there were no previously modified TDRs in default.

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2020 is adequate.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2020 and 2019:

	Current	30 –59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2020
First mortgage loans:
1 – 4 family dwellings	$78,077	$—	$—	$—	$—	$—	$78,077
Construction	1,868	—	—	—	—	—	1,868
Land acquisition & development	446	—	—	—	—	—	446
Multi-family dwellings	3,755	—	—	—	—	—	3,755
Commercial	4,132	—	—	—	—	—	4,132
Consumer Loans
Home equity	1,137	—	—	—	—	—	1,137
Home equity lines of credit	1,729	—	—	—	—	—	1,729
Other	79	—	—	—	—	—	79
Commercial Loans [5]	11	—	—	—	—	—	11

	$91,234	$—	$—	$—	$—	$—	91,234

Deferred loan costs							416
Allowance for loan losses							(618)

Net Loans Receivable							$91,032

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2019
First mortgage loans:
1 – 4 family dwellings	$76,564	$—	$—	$—	$225	$225	$76,789
Construction	2,907	—	—	—	—	—	2,907
Land acquisition & development	694	—	—	—	—	—	694
Multi-family dwellings	3,123	—	—	—	—	—	3,123
Commercial	3,727	—	—	—	—	—	3,727
Consumer Loans
Home equity	906	—	—	—	—	—	906
Home equity lines of credit	1,953	—	—	—	—	—	1,953
Other	112	—	—	—	—	—	112
Commercial Loans[5]	418	—	—	—	—	—	418

	$90,404	$—	$—	$—	$225	$225	90,629

Deferred loan costs							507
Allowance for loan losses							(548)

Net Loans Receivable							$90,588

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2020 and 2019. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

Loss – loans classified as loss are considered uncollectible, or of such value that continuance as a loan is not warranted.

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

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

The following tables present the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2020 and 2019.

	June 30, 2020
	Construction	Land Acquisition & Development Loans	Multi- family Residential	Commercial Real Estate	Commercial[5]
	(Dollars in Thousands)
Pass	$1,868	$446	$3,755	$4,132	$11
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$1,868	$446	$3,755	$4,132	$11

	June 30, 2019
	Construction	Land Acquisition & Development Loans	Multi- family Residential	Commercial Real Estate	Commercial[5]
	(Dollars in Thousands)
Pass	$2,907	$694	$3,123	$3,727	$418
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$2,907	$694	$3,123	$3,727	$418

5 Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2020 and June 30, 2019.

	June 30, 2020
	1–4 Family	Consumer

	(Dollars in Thousands)
Performing	$78,077	$2,945
Non-performing	—	—

Total	$78,077	$2,945

	June 30, 2019
	1–4 Family	Consumer

	(Dollars in Thousands)
Performing	$76,564	$2,971
Non-performing	225	—

Total	$76,789	$2,971

9.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2020 and 2019.

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

The following is a summary of the changes in the allowance for loan losses:

	2020	2019	2018
	(Dollars in Thousands)
Balance, July 1	$548	$468	$418
Add:
Provision for loan losses	70	80	50
Less:
Loans charged off	—	—	—

Balance, June 30	$618	$548	$468

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2020, June 30, 2019 and June 30, 2018. Activity in the allowance is presented for the fiscal years ended June 30, 2020, 2019 and 2018.

	As of June 30, 2020
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2019	$405	$46	$10	$17	$37	$30	$3	$548
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	44	(8)	(4)	9	29	2	(2)	70

Ending ALLL Balance at June 30, 2020	$449	$38	$6	$26	$66	$32	$1	$618

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	449	38	6	26	66	32	1	618

	$449	$38	$6	$26	$66	$32	$1	$618

	As of June 30, 2019
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2018	$356	$24	$—	$18	$35	$31	$4	$468
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	49	22	10	(1)	2	(1)	(1)	80

Ending ALLL Balance at June 30, 2019	$405	$46	$10	$17	$37	$30	$3	$548

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	405	46	10	17	37	30	3	548

	$405	$46	$10	$17	$37	$30	$3	$548

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2018
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2017	$305	$30	$5	$20	$20	$34	$4	$418
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	51	(6)	(5)	(2)	15	(3)	—	50

Ending ALLL Balance at June 30, 2018	$356	$24	$—	$18	$35	$31	$4	$468

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	356	24	—	18	35	31	4	468

	$356	$24	$—	$18	$35	$31	$4	$468

During the fiscal year ended June 30, 2020, the significant changes to the ALLL were a $44 thousand increase associated with the 1-4 family loan segment and a $29 thousand increase associated with commercial mortgage loans. The primary reason for the changes in the ALLL balance during fiscal 2020 is an increase in the Company’s reserve factors related to the economic uncertainty as a result of the COVID-19 pandemic.

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

During the fiscal years ended June 30, 2020, 2019 and 2018, respectively, the Company increased its ALLL reserve factors for the following loan segments:

Loan Segment	06/30/2020 Factor	06/30/2019 Factor	6/30/2018 Factor
1-4 Family Permanent	0.575%	0.500%	0.460%
1-4 Family – Construction	0.825%	0.750%	0.750%
Land Acquisition & Dev	1.250%	1.000%	1.000%
Multi-family	0.700%	0.550%	0.550%
Commercial Real Estate	1.500%	1.000%	1.000%
Consumer	1.100%	1.000%	1.000%
Commercial[5]	6.000%	5.000%	5.000%

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	FEDERAL HOME LOAN BANK STOCK

We are a member of the Federal Home Loan Bank of Pittsburgh. The FHLB requires members to purchase and hold a specified minimum level of FHLB stock based upon their level of borrowings, collateral balances and participation in other programs offered by the FHLB. Stock in the FHLB is non-marketable and is redeemable at the discretion of the FHLB. Both cash and stock dividends on FHLB stock are reported as income. FHLB stock can only be purchased, redeemed and transferred at par value.

At June 30, 2020 and 2019, our FHLB stock totaled $6.6 million and $7.0 million, respectively, as shown on the consolidated balance sheets. We account for the stock in accordance with ASC 325, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. Due to the continued improvement of the FHLB’s financial performance and stability over the past several years, combined with regular quarterly dividends in 2020 and 2019, we believe our holdings in FHLB stock are ultimately recoverable at par value and, therefore, determined that the stock was not other-than-temporarily impaired.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2020	2019
	(Dollars in Thousands)
Land and improvements	$246	$246
Buildings and improvements	2,219	2,165
Furniture, fixtures, and equipment	1,397	1,218

	3,862	3,629
Less accumulated depreciation	3,288	3,283

Total	$574	$346

Depreciation charged to operations was $38 thousand, $47 thousand, and $78 thousand for the years ended June 30, 2020, 2019, and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS

Deposit accounts are summarized as follows:

	2020		2019
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)
Non-interest earning checking	$22,657	15.0%	$19,770	13.5%
Interest-earning checking	25,075	16.6	23,541	16.1
Savings accounts	44,541	29.4	43,740	29.9
Money market accounts	21,743	14.4	19,958	13.6
Savings certificates	35,063	23.2	37,361	25.5
Advance payments by borrowers for taxes and insurance	2,256	1.5	2,065	1.4

Total	$151,335	100.0%	$146,435	100.0%

The maturities of savings certificates at June 30, 2020, are summarized as follows:

(Dollars in Thousands)
Within one year	$31,273
Beyond one year but within two years	1,828
Beyond two years but within three years	836
Beyond three years but within four years	603
Beyond four years but within five years	294
Beyond five years	229

Total	$35,063

There were two retail savings certificates with a balance over $250 thousand or more on June 30, 2020. At June 30, 2020 and 2019, the Savings Bank had brokered CDs totaling $9.9 million and $10.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK (FHLB) ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30, 2020.

	Maturity range		Weighted- average	Stated interest rate range		June 30,	June 30,
Description	from	to	interest rate[6]	from	to	2020	2019

						(Dollars in Thousands)

Fixed	10/01/20	10/03/22	3.03%	2.95%	3.09%	$15,000	$15,000

Adjustable	10/01/20	10/01/21	1.00%	0.31%	1.49%	85,000	85,000

Total						$100,000	$100,000

Maturities of FHLB long-term advances at June 30, 2020, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted-Average Interest Rate
	(Dollars in Thousands)
2021	65,000	0.96%
2022	30,000	1.75%
2023	5,000	3.09%
2024	—	—
2025	—	—
2026 and thereafter	—	—

Total	$100,000	1.30%

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30, 2020 and June 30, 2019:

	June 30, 2020	June 30, 2019

	(Dollars in Thousands)
FHLB revolving and short-term advances:
Ending balance	$59,159	$70,828
Average balance	58,146	81,556
Maximum month-end balance	68,030	161,289
Average interest rate	1.57%	2.45%
Weighted-average rate at period end	0.39%	2.46%

[6]	As of June 30, 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

At June 30, 2020, the Company had remaining borrowing capacity with the FHLB of approximately $4.9 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, mortgage-backed and investment securities. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER SHORT-TERM BORROWINGS

The Company also utilized other short-term borrowings comprised of Federal Reserve Bank of Cleveland (FRB) discount window borrowings. FRBC discount window borrowings mature within 90 days and may be repaid prior to maturity without penalty, in whole or in part, plus accrued interest. The following table presents information regarding the FRBC borrowings as of June 30, 2020 and June 30, 2019:

FRB Discount Window Borrowings:

	June 30, 2020	June 30, 2019

	(Dollars in Thousands)
Ending balance	$7,000	$—
Average balance	2,592	—
Maximum month-end balance	24,800	—
Average interest rate	0.25%	-%
Weighted-average rate at period end	0.25%	-%

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for losses on off-balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $13.7 million and $9.7 million at June 30, 2020 and 2019, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2020 contractually mature in less than one year.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

Bank holding companies are generally subject to statutory capital requirements, which were implemented by certain of the new capital regulations described above that became effective on January 1, 2015. However, the Small Banking Holding Company Policy Statement exempts certain small bank holding companies like the Company from those requirements provided that they meet certain conditions.

As of June 30, 2020 and 2019, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

The Company’s and Savings Bank’s actual capital ratios for fiscal 2020 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2020
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$37,469	18.55%	$32,508	16.19%
To Be Well Capitalized	13,127	6.50	13,055	6.50
For Capital Adequacy Purposes	9,088	4.50	9,038	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$37,469	18.55%	$32,508	16.19%
To Be Well Capitalized	16,157	8.00	16,068	8.00
For Capital Adequacy Purposes	12,118	6.00	12,051	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$38,140	18.88%	$33,179	16.52%
To Be Well Capitalized	20,196	10.00	20,085	10.00
For Capital Adequacy Purposes	16,157	8.00	16,068	8.00
Tier I Capital (to Average Total Assets)
Actual	$37,469	10.16%	$32,508	8.89%
To Be Well Capitalized	18,442	5.00	18,277	5.00
For Capital Adequacy Purposes	14,754	4.00	14,622	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2019 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2019
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier I Capital (to Risk-Weighted Assets)
Actual	$36,035	19.07%	$32,305	17.11%
To Be Well Capitalized	12,282	6.50	12,271	6.50
For Capital Adequacy Purposes	8,503	4.50	8,496	4.50
Tier I Capital (to Risk-Weighted Assets)
Actual	$36,035	19.07%	$32,305	17.11%
To Be Well Capitalized	15,116	8.00	15,103	8.00
For Capital Adequacy Purposes	11,337	6.00	11,327	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$36,615	19.38%	$32,885	17.42%
To Be Well Capitalized	18,895	10.00	18,879	10.00
For Capital Adequacy Purposes	15,116	8.00	15,103	8.00
Tier I Capital (to Average Total Assets)
Actual	$36,035	10.20%	$32,305	9.15%
To Be Well Capitalized	17,663	5.00	17,656	5.00
For Capital Adequacy Purposes	14,130	4.00	14,124	4.00

17.	STOCK BENEFIT PLANS

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $107 thousand, $226 thousand, and $104 thousand for the years ended June 30, 2020, 2019, and 2018, respectively. Total ESOP shares as of June 30, 2020 and 2019 were 309,447 and 316,922, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares as of June 30, 2020 and 2019.

	2020	2019
Allocated shares	148,537	146,163
Unallocated shares	160,910	170,759

Total ESOP shares	309,447	316,922

Fair value of unallocated ESOP shares	$2,124,012	$2,988,283

The purchase of shares of the Company’s stock by the ESOP is funded by three term loans, and contributions from the Company, through the Savings Bank. Unreleased ESOP shares collateralize the loans payable and the cost of these shares is recorded as a contra-equity account in stockholders’ equity of the Company. The ESOP’s term loans bear a weighted-average interest rate of 4.75%, which rate is subject to adjustment based on annual changes in the prime rate and will mature on March 31, 2035, 2037 and 2038, respectively. Shares are released as payments are made by the ESOP on the loans. The ESOP’s sources of repayment on the loans can include dividends, if any, on the unallocated stock held by the ESOP and discretionary contributions from the Savings Bank to the ESOP and other earnings.

Compensation is recognized under the shares released method and compensation expense is equal to the fair value of the shares committed to be released, and unallocated ESOP shares are excluded from outstanding shares for the purpose of computing EPS.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the Plan participants. The Company made no contributions to the Plan for the three years ended June 30, 2020, 2019, and 2018.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan (the “Plan”) for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The Plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2020, 2019, and 2018, 1,731 shares were held by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS (Continued)

Amounts deferred are included in other noninterest expense and totaled $39 thousand, $31 thousand, and $29 thousand for the fiscal years 2020, 2019, and 2018, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2020 and 2019, was $416 thousand and $339 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying Consolidated Statement of Income. The Company recorded $118 thousand, $121 thousand and $126 thousand of income in fiscal 2020, 2019, and 2018, respectively, and the policies’ cash surrender values totaling $4.9 million and $4.8 million at June 30, 2020 and 2019, respectively, are reflected as an asset on the Consolidated Balance Sheet.

Executive Life Insurance

The Company has split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with certain executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2020, the policies had total death benefits of $10.9 million of which $2.5 million would have been paid to the executive’s beneficiaries and the remaining $8.4 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $47 thousand, $58 thousand, and $56 thousand in fiscal 2020, 2019, and 2018, respectively, for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued expenses of $129 thousand, $126 thousand, and $122 thousand for fiscal years 2020, 2019, and 2018, respectively, in connection with the SERP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES

The provision for income taxes consists of:

	2020	2019	2018
	(Dollars in Thousands)
Currently payable:
Federal	$667	$680	$877
State	231	261	186

	898	941	1,063
Deferred	(28)	(9)	(68)
Change in corporate tax rate	—	—	133

Total	$870	$932	$1,128

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2020	2019	2018
	(Dollars in Thousands)
Net unrealized (gain) loss on securities available for sale	$146	$(26)	$(4)
Net non-credit gain on securities with OTTI	3	(3)	8

Net loss recorded to stockholders’ equity	$149	$(29)	$4

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2020	2019
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$132	$118
Deferred compensation	93	77
Retirement Plan	170	143
Reserve for off-balance sheet commitments	11	7
OTTI other impairment	15	18
OTTI credit impairment	51	37
Net unrealized loss on securities available for sale	133	—
Other	90	115

Total gross deferred tax assets	695	515

Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	22
Deferred origination fees, net	147	125

Total gross deferred tax liabilities	147	147

Net deferred tax assets	$548	$368

No valuation allowance was established at June 30, 2020 and 2019, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30, 2020 and 2019.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2017.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2020		2019		2018
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income

	(Dollars in Thousands)
Provision at statutory rate	$706	21.0%	$782	21.0%	$894	27.5%
Impact of change in Federal corporate tax rate	—	—	—	—	133	4.1
State income tax, net of federal tax benefit	183	5.4	206	5.5	146	4.5
Tax exempt income	—	—	(6)	(0.2)	(7)	(0.2)
Bank Owned Life Insurance	(25)	(0.7)	(26)	(0.7)	(34)	(1.0)
Other, net	6	0.2	(24)	(0.6)	(4)	(0.1)

Actual tax expense and effective rate	$870	25.9%	$932	25.0%	$1,128	34.8%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. In response to the COVID-19 Pandemic, effective March 26, 2020, the Federal Reserve Board reduced the reserve requirement to zero percent. As of June 30, 2020 and 2019, the Savings Bank had required reserves of $0 and $735 thousand, respectively. The required reserves are held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2020, surplus funds of $3.4 million were not available for dividends from the Savings Bank to the Company.

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

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	FAIR VALUE MEASUREMENTS (Continued)

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2020 and June 30, 2019, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2020
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$109,128	$—	$109,128
Foreign debt securities [7]	—	32,540	—	32,540
Commercial paper	—	5,971	—	5,971

	$—	$147,639	$—	$147,639

	June 30, 2019
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate securities	$—	$104,908	$—	$104,908
Foreign debt securities [7]	—	26,543	—	26,543
Obligations of states and political subdivisions	—	1,329	—	1,329

	$—	$132,780	$—	$132,780

[7]	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments not measured at fair value on a recurring basis are as follows:

	June 30, 2020
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,500	$2,500	$2,500	$—	$—
Certificates of deposit	1,840	1,840	1,840	—	—
Investment securities – held to maturity	3,495	3,622	—	3,622	—
Mortgage-backed securities – held to maturity:
Agency	96,488	96,042	—	96,042	—
Private-label	618	607	—	—	607
Net loans receivable	91,032	98,700	—	—	98,700
Accrued interest receivable	744	744	744	—	—
FHLB stock	6,564	6,564	6,564	—	—
Bank owned life insurance	4,907	4,907	4,907	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$22,657	$22,657	$22,657	$—	$—
Interest-earning checking	25,075	25,075	25,075	—	—
Savings accounts	44,541	44,541	44,541	—	—
Money market accounts	21,743	21,743	21,743	—	—
Certificates of deposit	35,063	35,237	—	—	35,237
Advance payments by borrowers for taxes and insurance	2,256	2,256	2,256	—	—
FHLB advances – fixed rate	15,000	14,818	—	—	14,818
FHLB advances – variable rate	85,000	85,000	85,000	—	—
FHLB short-term advances	59,159	59,159	59,159	—	—
Other short-term advances	7,000	7,000	7,000	—	—
Accrued interest payable	487	487	487	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2019
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$4,379	$4,379	$4,379	$—	$—
Certificates of deposit	1,843	1,843	1,843	—	—
Investment securities – held to maturity	3,995	4,080	—	4,080	—
Mortgage-backed securities – held to maturity:
Agency	107,448	107,832	—	107,832	—
Private-label	883	876	—	—	876
Net loans receivable	90,588	92,062	—	—	92,062
Accrued interest receivable	1,219	1,219	1,219	—	—
FHLB stock	7,010	7,010	7,010	—	—
Bank owned life insurance	4,789	4,789	4,789	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$19,770	$19,770	$19,770	$—	$—
Interest-earning checking	23,541	23,541	23,541	—	—
Savings accounts	43,740	43,740	43,740	—	—
Money market accounts	19,958	19,958	19,958	—	—
Certificates of deposit	37,361	37,359	—	—	37,359
Advance payments by borrowers for taxes and insurance	2,065	2,065	2,065	—	—
FHLB advances – fixed rate	15,000	14,323	—	—	14,323
FHLB advances – variable rate	85,000	85,000	85,000	—	—
FHLB short-term advances	70,828	70,828	70,828	—	—
Accrued interest payable	823	823	823	—	—

All financial instruments included in the above tables, with the exception of net loans receivable, certificates of deposit liabilities, and FHLB advances – fixed rate, are carried at cost, which approximates the fair value of the instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2020	2019

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$2,676	$2,566
Certificates of deposit	993	497
Investment securities available for sale	992	—
Investment in subsidiary bank	31,952	32,320
Other assets	702	722

TOTAL ASSETS	$37,315	$36,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$402	$56
Stockholders’ equity	36,913	36,049

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,315	$36,105

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2020	2019	2018

	(Dollars in Thousands)
INCOME
Interest on loans	$111	$109	$94
Interest on certificates of deposit	24	—	—
Interest on investment securities available for sale	12	—	—
Dividend from subsidiary	2,275	2,450	1,600
Interest-earning deposits with subsidiary bank	2	3	2

Total income	2,424	2,562	1,696

OTHER OPERATING EXPENSE	134	129	127

Income before equity in undistributed earnings of subsidiary	2,290	2,433	1,569
Equity in undistributed earnings of subsidiary	204	329	540

Income before income taxes	2,494	2,762	2,109
Income tax expense (benefit)	4	(33)	(16)

NET INCOME	$2,490	$2,795	$2,125

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

	Year Ended June 30,
	2020	2019	2018

	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$2,490	$2,795	$2,125
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(204)	(329)	(540)
Amortization of unallocated ESOP shares	158	200	177
Other, net	339	(541)	(34)

Net cash provided by operating activities	2,783	2,125	1,728

INVESTING ACTIVITIES
Available for sale:
Purchases of investment securities available for sale	(4,928)	(497)	—
Proceeds from repayments of investment securities available for sale	3,948	—	—
Purchase of certificates of deposit	(2,234)	—	—
Maturities/redemptions of certificates of deposit	1,738	—	—

Net cash used for investing activities	(1,476)	(497)	—

FINANCING ACTIVITIES
Cash dividends paid	(707)	(783)	(689)
Purchase of treasury stock	(506)	(383)	(622)
Increase in unallocated ESOP shares	—	—	(32)

Net cash used for financing activities	(1,213)	(1,166)	(1,343)

Increase in cash and cash equivalents	94	462	385
CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	2,566	2,104	1,719

CASH AND CASH EQUIVALENTS
END OF YEAR	$2,660	$2,566	$2,104

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September	December	March	June
	2019	2019	2020	2020

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$2,987	$2,771	$2,640	$2,087
Total interest expense	1,184	1,110	990	570

Net interest income	1,803	1,661	1,650	1,517
Provision for loan losses	(10)	(8)	(7)	95

Net interest income after provision for loan losses	1,813	1,669	1,657	1,422
Total noninterest income	110	122	70	60
Total noninterest expense	847	870	884	962

Income before income taxes	1,076	921	843	520
Income taxes	283	194	218	175

Net income	$793	$727	$625	$345

Per share data:
Net income
Basic	$0.45	$0.41	$0.35	$0.20
Diluted	0.45	0.41	0.35	0.20
Average shares outstanding
Basic	1,775,561	1,771,457	1,771,722	1,753,946
Diluted	1,775,561	1,771,457	1,771,722	1,753,946

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September	December	March	June
	2018	2018	2019	2019

	(Dollars in Thousands, except per share data)
Total interest and dividend income	$2,832	$2,943	$3,158	$3,121
Total interest expense	1,032	1,208	1,326	1,306

Net interest income	1,800	1,735	1,832	1,815
Provision for loan losses	19	14	10	37

Net interest income after provision for loan losses	1,781	1,721	1,822	1,778
Total noninterest income	110	110	87	108
Total noninterest expense	901	954	897	1,038

Income before income taxes	990	877	1,012	848
Income taxes	242	192	265	233

Net income	$748	$685	$747	$615

Per share data:
Net income
Basic	$0.42	$0.38	$0.42	$0.35
Diluted	0.42	0.38	0.42	0.35
Average shares outstanding
Basic	1,793,055	1,782,091	1,772,165	1,774,553
Diluted	1,793,272	1,782,091	1,772,165	1,774,553

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends
Quarter Ended	High	Low	Declared
June 2020	$14.30	$13.00	$0.10
March 2020	17.06	13.06	0.10
December 2019	16.30	15.26	0.10
September 2019	17.77	15.12	0.10

June 2019	$17.81	$17.00	$0.18
March 2019	18.44	14.51	0.10
December 2018	16.50	12.25	0.08
September 2018	16.55	15.85	0.08

There were seven Nasdaq Market Makers in the Company’s common stock as of June 30, 2020: VIRTU Americas LLC; Citadel Securities LLC; Bofa Securities; UBS Securities LLC; Two Sigma Securities LLC; Citadel Derivatives Group LLC and Latour Trading LLC.

According to the records of the Company’s transfer agent, there were approximately 387 shareholders of record at August 21, 2020. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

Samuel A. Ramirez & Co., Inc.

Joseph W. Unger

Former President

White Heating, Inc.

John W. Grace – Ex Officio

President

G & R Investment Consultants, Inc.

EXECUTIVE OFFICERS

John A. Howard, Jr.

Chairman

David J. Bursic

Vice Chairman,

President and

Chief Executive Officer

Michael R. Rutan

Senior Vice President—Operations

Corporate Secretary

Linda K. Butia

Vice President, Treasurer and

Chief Accounting Officer

The members of the Board of Directors serve in that capacity for both the Company and the Savings Bank.