Form 10-K, Exhibit 13
period 2021-06-30
WVS FINANCIAL CORP
filed 2021-09-15
CIK 910679

Exhibit 13

FINANCIAL

CORP.

- THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

“Over 100 Years of Quality Banking”

2021

ANNUAL REPORT

(412) 364-1911

-THE HOLDING COMPANY OF WEST VIEW SAVINGS BANK-

To Our Shareholders:

Fiscal 2021 was a year of turbulence – economically, politically and socially. Economically, the Federal Reserve cut interest rates to near zero and increased purchases of U.S. Government bonds and mortgage-backed securities by about $120 billion per month in order to increase financial liquidity and to shore up the financial markets. The U.S. government also massively increased fiscal spending, and as a result the federal deficit, to develop and distribute Covid-19 vaccines while creating new stimulus programs to support businesses and families during the Covid-19 pandemic. As we ended fiscal 2021, Covid-19 vaccines were widely available, state and government lockdowns of businesses and schools appeared to be behind us and business and consumer outlooks began to improve. However, as we write this letter, a new Covid-19 variant – Delta – is causing businesses and consumers to temper their outlooks for at least the near term.

Our Company faced, and met head-on, many new and evolving challenges as we managed through the pandemic. Government restrictions significantly hampered our construction lending business because construction sites were essentially shut down. Restrictions placed upon real estate agents to show homes, a limited supply of existing homes available for sale and rising prices for existing and new homes adversely impacted our loan originations and purchases. All portfolio lenders faced (at least) one perplexing question: would a loan or investment made during a pandemic – an unprecedented time of rising unemployment – be repaid?

Our Company’s Board of Directors, management and employees embraced the challenges presented by the pandemic. Lobby hours and staff schedules needed to be reworked. Loan closings took longer because of delays in receiving appraisals and closing documents. Work at home regimens adopted by our third-party partners also lengthened the loan closing process. We learned early on that our previous investments in technology ensured that our customers had access to their financial information without having to come into a branch lobby or department. We saw a notable increase in our mobile, on-line banking and internet bill paying platforms. Our employees performed extremely well in the face of daily challenges and uncertainties. Customers responded in-kind because they knew our employees were doing their very best every day.

As expected, the Company’s net income declined during fiscal 2021 for two main reasons. First the adverse impact of near zero interest rates on net interest income – especially on the Company’s floating rate investment and mortgage-backed securities portfolios. And second, a modest but necessary increase in operating expenses due to additional pandemic related costs for employee compensation and recruitment, office cleaning and hygiene and technology support. However, the Board was able to maintain the current dividend of $0.40 per share and we currently plan to do so in fiscal 2022.

Asset quality continued to be pristine. The Company had no loan charge-offs or associated write-downs during fiscal 2021. We were able to work with customers experiencing declines in income associated with the pandemic to keep their loan payments affordable and on track to be caught up as soon as possible. We are pleased to report, that all our Covid-19 loan deferrals, which totaled $5.8 million or 6% of loans outstanding at June 30, 2020 were entirely brought current by June 30, 2021. At June 30, 2021, the Company had no delinquent loans nor have we had any loan charge offs in more than 8 years. Our capital levels, including the allowance for loan losses, continue to grow to support the business and are consistent with West View Savings Bank being a well-capitalized bank.

We would also like to especially recognize four employees who have retired or relocated after many years of service. Linda Butia - Vice President and Chief Accounting Officer, Richard Eichner – Director Retail Lending, Patricia Opacic – Assistant Corporate Secretary and Faith Fisher – Loan Processor. Thank you for over 100 years (combined) of dedicated service.

David J. Bursic	John A. Howard, Jr.
President and Chief Executive Officer	Chairman of the Board of Directors

Town of McCandless • 9001 Perry Highway, Pittsburgh, Pennsylvania 15237

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2021	2020	2019	2018	2017
	(Dollars in Thousands, except per share data)
Selected Financial Data:
Total assets	$346,078	$357,101	$355,818	$352,288	$351,609
Net loans receivable	80,684	91,032	90,588	84,675	77,455
Mortgage-backed securities	82,459	97,106	108,331	115,857	129,321
Investment securities	151,577	147,639	132,780	128,811	117,127
Deposit accounts	157,167	151,335	146,435	145,023	145,289
FHLB advances – short-term	113,093	59,159	70,828	171,403	155,799
FHLB advances – long-term fixed	10,000	15,000	15,000	—	10,000
FHLB advances – long-term variable	25,000	85,000	85,000	—	6,109
Stockholders’ equity	38,389	36,913	36,049	34,017	33,043
Non-performing assets, troubled debt restructurings and potential problem loans(1)	—	—	225	235	246
Selected Operating Data:
Interest income	$5,754	$10,485	$12,054	$9,670	$7,646
Interest expense	891	3,854	4,872	3,124	1,854

Net interest income	4,863	6,631	7,182	6,546	5,792
Provision for loan losses	(53)	70	80	50	58

Net interest income after provision for loan losses	4,916	6,561	7,102	6,496	5,734
Non-interest income	475	362	415	470	490
Non-interest expense	3,650	3,563	3,790	3,713	3,739

Income before income tax expense	1,741	3,360	3,727	3,253	2,485
Income tax expense	445	870	932	1,128	848

Net income	$1,296	$2,490	$2,795	$2,125	$1,637

Per Share Information:
Basic earnings	$0.74	$1.41	$1.57	$1.16	$0.87
Diluted earnings	$0.74	$1.41	$1.57	$1.16	$0.87
Dividends per share	$0.40	$0.40	$0.44	$0.32	$0.24
Dividend payout ratio	54.05%	28.37%	28.03%	27.59%	27.59%
Book value per share at period end:
Common Equity	$20.37	$19.36	$18.55	$17.27	$16.45
Tier I Equity	$20.11	$19.65	$18.54	$17.37	$16.54
Average shares outstanding:
Basic	1,748,592	1,768,201	1,780,527	1,826,893	1,873,790
Diluted	1,748,592	1,768,201	1,780,581	1,827,260	1,873,790

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED

FINANCIAL AND OTHER DATA

	As of or For the Year Ended June 30,
	2021	2020	2019	2018	2017
Selected Operating Ratios(2):
Average yield earned on interest- earning assets(3)	1.82%	3.00%	3.53%	2.81%	2.29%
Average rate paid on interest-bearing liabilities	0.34	1.29	1.68	1.05	0.65
Average interest rate spread(4)	1.48	1.71	1.85	1.76	1.64
Net interest margin(4)	1.54	1.90	2.10	1.90	1.73
Ratio of interest-earning assets to interest-bearing liabilities	121.91	117.40	117.43	115.89	116.28
Non-interest expense as a percent of average assets	1.12	0.99	1.08	1.05	1.09
Return on average assets	0.40	0.69	0.80	0.60	0.48
Return on average equity	3.40	6.90	8.14	6.31	4.94
Ratio of average equity to average assets	11.71	10.06	9.80	9.66	9.65
Full-service offices at end of period	5	5	5	5	5
Asset Quality Ratios(2):
Non-performing and potential problem loans and troubled debt restructurings as a percent of net total loans(1)	0.00%	0.00%	0.25%	0.28%	0.32%
Non-performing assets as a percent of total assets(1)	0.00	0.00	0.06	0.07	0.07
Non-performing assets, troubled debt restructurings and potential problem loans as a percent of total assets(1)	0.00	0.00	0.06	0.07	0.07
Allowance for loan losses as a percent of total loans receivable	0.70	0.68	0.60	0.55	0.54
Allowance for loan losses as a percent of non-performing loans(5)	NMF	NMF	243.56	199.15	169.92
Charge-offs to average loans receivable outstanding during the period	0.00	0.00	0.00	0.00	0.00
Capital Ratios(2):
Common Equity Tier 1 risk-based capital ratio	18.76%	18.55%	19.07%	18.18%	19.40%
Tier 1 risk-based capital ratio	18.76	18.55	19.07	18.18	19.40
Total risk-based capital ratio	19.06	18.88	19.38	18.45	19.67
Tier 1 leverage capital ratio	11.71	10.16	10.20	9.65	9.53

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

•

the effects and extent of the coronavirus (COVID-19) pandemic on the global economy, and its impact on the Company’s operations and financial condition, including the granting of various loan payment deferral and fee waivers, the possibility of credit losses in our loan portfolios and increases in our allowance for credit losses as well as possible impairments on the securities we hold;

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

West View Savings Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business from six offices in the North Hills suburbs of Pittsburgh. The Savings Bank converted from the mutual to the stock form of ownership in November 1993. The Savings Bank had no subsidiaries at June 30, 2021.

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

Effects of COVID-19 Pandemic

The Company’s business is dependent upon the willingness and ability of our employees and clients to conduct banking and other financial transactions. The persistence of the novel coronavirus (COVID-19) pandemic has negatively impacted the global economy, disrupted global supply chains and increased unemployment levels. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees and communities during this difficult time. The Company has given hardship relief assistance to customers, including the consideration of various loan payment deferral and fee waiver options, and encourages customers to reach out for assistance to support their individual circumstances. The pandemic could result in the recognition of credit losses in our loan portfolios and increases in our allowance for credit losses, particularly if businesses were to close once again, the impact on the global economy worsens, or more customers draw on their lines of credit or seek additional loans to help finance their businesses. Similarly, because of changing economic and market conditions affecting issuers, we may be required to recognize impairments on the securities we hold. The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

The Company has responded to the circumstances surrounding the pandemic to support the safety and well-being of the employees, customers and shareholders by enacting the following measures:

•	Periodically restricted lobby traffic at all branch locations to essential transactions (e.g. safe deposit box access, signing of legal documents, etc.).
•

Modified branch business hours Monday through Thursday, to close at 4:00 pm (no change), Friday close at 4:00 pm (as opposed to 6:00 pm), and Saturday close at 12:00 pm (no change). Business hours may change at any time depending upon COVID-19 conditions and government guidance.

•	Monitor federal, state and local COVID-19 websites and adopt guidance as appropriate and feasible.
•

Encourage customers to use our various on-line portals (e.g. internet banking, online bill pay service), automated teller machines and night depositories to redirect routine transactions away from our branch staff as much as possible.

•	Non-branch banking services (e.g. lending, accounting, check and electronic processing) continue to be offered consistent with COVID-19 guidelines.

CHANGES IN FINANCIAL CONDITION

	Condensed Balance Sheet
	June 30,		Change
	2021	2020	Dollars	Percentage
	(Dollars in Thousands)
Cash equivalents	$2,551	$2,500	$51	2.04%
Certificates of deposit	350	1,840	(1,490)	(80.98)
Investments (1)	255,569	254,804	765	0.30
Net loans receivable	80,684	91,032	(10,348)	(11.37)
Total assets	346,078	357,101	(11,023)	(3.09)
Deposits	157,167	151,335	5,832	3.85
Borrowed funds	148,093	166,159	(18,066)	(10.87)
Total liabilities	307,689	320,188	(12,499)	(3.90)
Stockholders’ equity	38,389	36,913	1,476	4.00

(1)	Includes investment securities, mortgage-backed securities and Federal Home Loan Bank (FHLB) stock.

Cash Equivalents. Cash on hand and due from banks, and interest-earning demand deposits, represent total cash and cash equivalents. Cash and cash equivalents increased $51 thousand or 2.04% to $2.6 million at June 30, 2021 from $2.5 million at June 30, 2020. Changes in cash and cash equivalents are influenced by the timing of customer transaction account deposits, the redeployment of funds into other earning assets such as investments or loans, and the repayment of Company borrowings.

Certificates of Deposit. The level of certificates of deposit decreased $1.5 million or 80.98% to $350 thousand at June 30, 2021 from $1.8 million at June 30, 2020. Due to low market interest rates in this segment, the Company used cash proceeds from maturing certificates of deposit to repay borrowings.

Investments. The Company’s investment portfolio is comprised of corporate bonds, foreign debt securities, commercial paper, obligations of state and political subdivisions, Federal Home Loan Bank (“FHLB”) stock and mortgaged-backed securities issued by U.S. Government Agencies and private-issuers. See Notes 4 and 5 to the Consolidated Financial Statements for additional information. The Company’s investment portfolio increased $765 thousand or 0.30% to $255.6 million at June 30, 2021 from $254.8 million at June 30, 2020.

Investment securities other than mortgage-backed securities, increased $15.9 million or 10.54% to $167.1 million at June 30, 2021 from $151.1 million at June 30, 2020. This increase was due to the following purchases of securities, all of which were investment-grade: $40.8 million of corporate bonds, $11.0 million of U.S. dollar denominated foreign bonds, $34.5 million of commercial paper, $16.0 million of U.S. Government Agency Bonds and $800 thousand of municipal bonds. These purchases were partially offset by $3.3 million in sales of corporate bonds, $3.1 million in sales of foreign bonds and early issuer redemptions and maturities as follows: $41.3 million of corporate bonds, $4.0 million of U.S. dollar denominated foreign bonds, $35.5 million in proceeds from maturities of commercial paper and $750 thousand of municipal bonds. Our investment in FHLB stock decreased $520 thousand or 7.92% to $6.0 million at June 30, 2021 from $6.6 million at June 30, 2020 due to lower levels of FHLB advances. Investment purchases were primarily funded with cash flows from our mortgage-backed securities portfolio. See “Quantitative and Qualitative Disclosures about Market Risk”.

Mortgage-backed securities decreased $14.6 million or 15.08% to $82.5 million at June 30, 2021 from $97.1 million at June 30, 2020. This decrease was due primarily to cash repayments on U.S. Government Agency floating rate mortgage-backed securities totaling $63.9 million and $221 thousand on the Company’s private-label floating-rate mortgage-backed securities portfolio, partially offset by $49.4 million in U.S. Government Agency purchases. Net cash flows from the mortgage-backed securities segment were used primarily to fund investment purchases.

Net Loans Receivable. Net loans receivable decreased $10.3 million or 11.37% to $80.7 million at June 30, 2021, from $91.0 million at June 30, 2020. The decrease in net loans was primarily attributable to a $10.7 million decrease in single-family real estate loans, a $286 thousand decrease in multi-family dwelling loans, a $193 thousand decrease in commercial real estate loans and an $11 thousand decrease in commercial loans not secured by real estate, partially offset by increases of $744 thousand in single family construction loans, $220 thousand in land acquisition and development loans and $221 thousand in home equity lines of credit. The decrease in the average balance of loans outstanding during the fiscal year ended June 30, 2021, was primarily attributable to loan repayments in excess of originations and purchases, when compared to fiscal 2020. The Company actively pursues 15, 20, and 30 year fixed-rate single-family residential real estate loans. The Company also makes available residential mortgage loans with interest rates which adjust pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will continue to modestly grow throughout fiscal 2022. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to increase interest income while managing credit and interest rate risk. The Company also offers higher yielding multi-family loans to existing, and seasoned prospective, customers. During fiscal 2021, the Company retained all of its loan originations. The Company also partners with the FHLB’s Mortgage Partnership Finance® (“MPF”) Program to make purchase money and refinancing mortgages available to the public. These loans are originated through the Company who then assigns the loans to the MPF Program. This MPF Program relationship allows the Company to earn loan origination fee income while avoiding the interest rate risk of retaining long-term fixed rate mortgages with low interest rates on the Company’s balance sheet. Residential loan originations decreased slightly in fiscal 2021, although we expect an increase into fiscal 2022.

Deposits. Total deposits increased approximately $5.8 million or 3.85% during the year ended June 30, 2021. Checking account deposits increased $4.6 million or 9.64% during the year ended June 30, 2021. Savings and money market accounts increased by $5.5 million or 12.39% and $1.3 million or 5.76%, respectively. The increase in checking, money market and savings accounts were likely attributable to customer preferences for liquid investments and government payments due to the COVID-19 pandemic. Advance payments by borrowers for taxes and insurance decreased $206 thousand or 9.13% as a result of the decrease in single family real estate loans during fiscal 2021 compared to fiscal 2020. These increases were partially offset by a decrease in certificates of deposit of $5.3 million or 15.21%, primarily due to lower market rates paid on certificates of deposit in comparison to savings and money market accounts and a decrease in wholesale CDs issued. At June 30, 2021, the Savings Bank had $8.8 million in brokered certificates of deposits as compared to $9.9 million at June 30, 2020. In general, brokered deposits are considered more sensitive to changes in market interest rates and may be more likely to leave a bank than core deposits. See Note 13 to the Consolidated Financial Statements and “Quantitative and Qualitative Disclosures on Market Risk.”

Borrowed Funds. Borrowed funds decreased $18.1 million or 10.87% to $148.1 million during fiscal 2021. The Company’s borrowed funds are comprised of FHLB short and long-term advances and other short-term borrowings.

At June 30, 2021, the Company had one FHLB long-term variable rate advance totaling $25.0 million, with a weighted-average interest rate of 0.26%, two FHLB long-term fixed rate advances totaling $10.0 million with a weighted-average interest rate of 3.07%, and FHLB short-term advances totaling $113.1 million with a weighted-average rate of 0.28%. At June 30, 2020, the Company’s borrowed funds consisted of four FHLB long-term variable rate advances totaling $85.0 million and three FHLB fixed rate advances totaling $15 million with weighted-average rates of 1.00% and 3.03%, respectively. In addition, FHLB short-term advances totaled $59.2 million with a weighted-average rate of 0.39%. See Notes 13 and 14 to the Consolidated Financial Statements.

The Company may also use a variety of short-term borrowing sources, such as FRB discount window borrowings, as part of its asset/liability management program. The actual short-term funding source used, at any given point in time, depends upon factors such as cost, terms, maturity terms and general market conditions.

Stockholders’ Equity. Total stockholders’ equity increased to $38.4 million at June 30, 2021, compared to $36.9 million at June 30, 2020. The increase in stockholders’ equity was primarily attributable to Company net income of $1.3 million and other comprehensive income totaling $1.1 million, which were partially offset by $700 thousand of cash dividends paid on the Company’s common stock and $344 thousand paid for the purchase of Treasury stock. See the Consolidated Statement of Comprehensive Income and Note 6 to the Consolidated Financial Statements for a discussion of the components of other comprehensive income. Book value per share (Tier 1 equity basis) increased from $19.65 at June 30, 2020 to $20.11 at June 30, 2021. On a common equity basis, book value per share increased from $19.36 at June 30, 2020 to $20.37 at June 30, 2021. The Company was able to maintain strong capital ratios during fiscal 2021. Our Tier 1 leverage ratio was 11.71% and total risk-based capital ratio was 19.06% at June 30, 2021, as compared to 10.16% and 18.88%, respectively, at June 30, 2020.

RESULTS OF OPERATIONS

	Condensed Statements of Income
	Year Ended		Year Ended		Year Ended
	June 30, 2021	Change	June 30, 2020	Change	June 30, 2019

	(Dollars in Thousands)

Interest income	$5,754	$(4,731)	$10,485	$(1,569)	$12,054

		-45.12%		-13.02%

Interest expense	$891	$(2,963)	$3,854	$(1,018)	$4,872

		-76.88%		-20.89%

Net interest income	$4,863	$(1,768)	$6,631	$(551)	$7,182

		-26.66%		-7.67%

Provision for loan losses	$(53)	$(123)	$70	$(10)	$80

		-175.71%		-12.50%

Non-interest income	$475	$113	$362	$(53)	$415

		31.22%		-12.77%

Non-interest expense	$3,650	$87	$3,563	$(227)	$3,790

		2.44%		-5.99%

Income tax expense	$445	$(425)	$870	$(62)	$932

		-48.85%		-6.65%

Net income	$1,296	$(1,194)	$2,490	$(305)	$2,795

		-47.95%		-10.91%

General. The Company reported net income of $1.3 million, $2.5 million and $2.8 million for the fiscal years ended June 30, 2021, 2020 and 2019, respectively. The $1.2 million or 47.95% decrease in net income during fiscal 2021 was primarily attributable to a $1.8 million decrease in net interest income and an increase of $87 thousand in non-interest expense, which were partially offset by a $123 thousand decrease in the provision for loan losses, a $113 thousand increase in non-interest income and a $425 thousand decrease in income tax expense. The $305 thousand or 10.91% decrease in net income during fiscal 2020 was primarily attributable to a $551 thousand decrease in net interest income and a $53 thousand decrease in non-interest income and a $62 thousand decrease in income tax expense, which were partially offset by a $10 thousand decrease in the provision for loan losses and a decrease of $227 thousand in non-interest expense. Earnings per share totaled $0.74 (basic and diluted) for fiscal 2021 as compared to $1.41 and $1.57 for fiscal 2020 and 2019, respectively.

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

	For the Years Ended June 30,
	2021			2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

		(Dollars in Thousands)
Interest-earning assets:
Net loans receivable(1),(2)	$89,091	$3,148	3.53%	$90,958	$3,460	3.80%	$87,256	$3,342	3.83%
Mortgage-backed securities	70,051	782	1.12	104,005	2,714	2.61	110,561	3,745	3.39
Investments - taxable	151,501	1,582	1.04	145,196	3,799	2.62	133,817	4,428	3.31
Investments - tax-free(2)	—	—	—	334	4	1.45	1,555	19	1.46
FHLB stock	3,919	227	5.79	6,618	458	6.92	6,562	486	7.41
Interest-bearing deposits	174	—	—	238	3	1.26	561	12	2.14
Certificates of deposits	888	15	1.69	2,099	47	2.24	894	22	2.46

Total interest-earning assets	315,624	5,754	1.82%	349,448	10,485	3.00%	341,206	12,054	3.53%

Non-interest-earning assets	9,652			9,418			9,227

Total assets	$325,276			$358,866			$350,433

Interest-bearing liabilities:
Interest-earning checking accounts	$44,870	14	0.03%	$23,042	4	0.02%	$23,718	4	0.02%
Savings accounts	46,331	23	0.05	43,089	21	0.05	43,987	22	0.05
Money market accounts	22,154	18	0.08	20,379	19	0.09	20,223	18	0.09
Savings certificates	56,137	243	0.43	48,824	815	1.67	44,970	812	1.81
Advance payments by borrowers for taxes and insurance	1,559	—	—	1,586	—	—	1,555	—	—
FHLB long-term advances	52,667	473	0.90	100,000	2,076	2.08	74,548	2,020	2.71
FHLB short-term advances	34,715	119	0.34	58,146	913	1.57	81,556	1,996	2.45
Other short-term borrowings	463	1	0.22	2,592	6	0.25	—	—	—

Total interest-bearing liabilities	258,896	891	0.34%	297,658	3,854	1.29%	290,557	4,872	1.68%

Non-interest-bearing accounts	25,883			22,497			23,301

Total interest-bearing liabilities and non-interest-bearing accounts	284,779			320,155			313,858
Non-interest-bearing liabilities	2,417			2,625			2,216

Total liabilities	287,196			322,780			316,074
Equity	38,080			36,086			34,359

Total liabilities and equity	$325,276			$358,866			$350,433

Net interest income		$4,863			$6,631			$7,182

Interest rate spread			1.48%			1.71%			1.85%

Net yield on interest-earning assets(3)			1.54%			1.90%			2.10%

Ratio of interest-earning assets to interest-bearing liabilities			121.91%			117.40%			117.43%

(1)	Includes non-accrual and tax-exempt loans.
(2)

Yields on tax-exempt loans and tax-exempt securities (tax-exempt for federal income tax purposes) are shown on a fully taxable equivalent basis utilizing a calculation that reflects the tax-exempt coupon, and a 20% interest expense disallowance and federal tax rates of 21% for fiscal 2021, 2020 and 2019.

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

	Year Ended June 30,
	2021 vs. 2020			2020 vs. 2019
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in Thousands)
Interest-earning assets:
Net loans receivable	$(66)	$(246)	$(312)	$144	$(26)	$118
Mortgage-backed securities	(382)	(1,550)	(1,932)	(163)	(868)	(1,031)
Investments	33	(2,254)	(2,221)	290	(934)	(644)
FHLB stock	(156)	(75)	(231)	4	(32)	(28)
Interest-bearing deposits	—	(3)	(3)	(5)	(3)	(8)
Certificates of deposit	(22)	(10)	(32)	26	(2)	24

Total interest-earning assets	$(593)	$(4,138)	$(4,731)	$296	$(1,865)	$(1,569)

Interest-bearing liabilities:
Interest-earning checking accounts	$8	$2	$10	$—	$—	$—
Savings accounts	2	—	2	(1)	—	(1)
Money market accounts	1	(2)	(1)	1	—	1
Savings certificates	34	(606)	(572)	66	(63)	3
Advance payments by borrowers for taxes and insurance	—	—	—	—	—	—
FHLB long-term borrowings	(253)	(1,350)	(1,603)	533	(477)	56
FHLB short-term borrowings	(79)	(715)	(794)	(365)	(718)	(1,083)
Other short-term borrowings	(5)	—	(5)	6	—	6

Total interest-bearing liabilities	$(292)	$(2,671)	$(2,963)	$240	$(1,258)	$(1,018)

Change in net interest income	$(301)	$(1,467)	$(1,768)	$56	$(607)	$(551)

Net Interest Income. Net interest income is determined by the Company’s interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased by $1.8 million or 26.66% in fiscal 2021 and decreased by $551 thousand or 7.67% in fiscal 2020. The decrease in fiscal 2021 was the result of a $4.7 million or 45.12% decrease in interest and dividend income, which was partially offset by a $3.0 million decrease in interest expense. The decrease in fiscal 2020 was the result of a $1.6 million or 13.02% decrease in interest and dividend income, which was partially offset by a $1.0 million decrease in interest expense. Fiscal year 2021 was impacted by lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio and lower average balances of mortgage-backed securities, loans outstanding and FHLB stock, while fiscal year 2020 was impacted by lower average yields on the Company’s floating rate investment and mortgage-backed securities.

Interest Income. Total interest income decreased by $4.7 million or 45.12% during fiscal 2021 and $1.6 million or 13.02% during fiscal 2020. The fiscal 2021 decrease was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio and lower average balances of mortgage-backed securities, loans outstanding and FHLB stock. The fiscal 2020 decrease was primarily attributable to lower average yields on the Company’s floating rate investment and mortgage-backed securities, FHLB stock and loan portfolio when compared to the same period of 2019. Management continuously evaluates market opportunities, and associated borrowing costs, to contribute to net interest income. The Company believes that it has sufficient capital to grow its balance sheet as opportunities become available.

Interest income on net loans receivable decreased $312 thousand or 9.02% during fiscal 2021 and increased $118 thousand or 3.53% during fiscal 2020. The decrease in fiscal 2021 was primarily the result of a $1.9 million decrease in the average balances of net loans outstanding, as well as a 27 basis point decrease in the weighted-average yield on the Company’s loan portfolio. During fiscal 2020, the increase was primarily attributable to a $3.7 million increase in the average balance of net loans outstanding, which more than offset a 3 basis point decrease in the weighted-average yield on the Company’s loan portfolio. During fiscal 2020 and 2019, the Company also enjoyed higher levels of single-family home purchase loans. Substantially all of our loan originations and purchases were fixed-rate with a mix of 15, 20 and 30 year terms.

Interest income on investment securities decreased $2.2 million or 58.40% during fiscal 2021 and $644 thousand or 14.48% during fiscal 2020. During fiscal 2021, the decrease was primarily due to a 157 basis point decrease in the average yield on these investments, partially offset by an increase of $6.0 million in the average balance of these investments. The decrease in 2020 was primarily attributable to a 68 basis point decrease in the weighted-average yield on these investments, partially offset by an increase of $10.2 million in the average balance of these investments when compared to the same period of 2019. The increase in the average balance of investments outstanding during both 2021 and 2020 was attributable to the redeployment of mortgage-backed securities cash flows into corporate bonds. The changes in weighted-average yields in 2021 and 2020 were principally attributable to changes in the three-month dollar London Interbank Offered Rates (“LIBOR”) during these periods.

Interest income on mortgage-backed securities decreased by $1.9 million or 71.19% during fiscal 2021, compared to fiscal 2020 and $1.0 million or 27.53% in fiscal 2020 compared to fiscal 2019. The decrease in fiscal 2021 was primarily due to a 149 basis point decrease in the weighted-average yield earned on U.S. Government Agency mortgage-backed securities as well as $33.7 million decrease in the average balance of these securities. The decrease for fiscal 2020 was primarily attributable to a 78 basis point decrease in the weighted average yield earned on U.S. Government Agency mortgage-backed securities as well as a $6.6 million decline in the average balance of U.S. Government Agency mortgage-backed securities. During fiscal 2021, 2020 and 2019, the U.S. Government Agency mortgage-backed securities sector offered relatively unattractive investment opportunities. The Company began to reinvest cash repayments of principal into investment securities and also increased its net loan portfolio. The average balances associated with the Company’s private label mortgage-backed securities (“PLMBS”) declined $275 thousand and $105 thousand during fiscal 2021 and fiscal 2020, respectively. The Company continues to reduce its exposure to private-label mortgage-backed securities due to the substandard investment performance associated with this segment. The decrease in weighted-average yields in 2021 was principally attributable to lower one-month dollar LIBOR when compared to the same period in 2020.

Dividend income on FHLB stock decreased $231 thousand or 50.44% during fiscal 2021 and decreased $28 thousand or 5.76% during fiscal 2020. The decrease in 2021 was due to a 113 basis point decline in the weighted-average yield and a $2.7 million decrease in the average balance of FHLB stock outstanding. During fiscal 2020, the change was the result of a 49 basis point decrease in the weighted-average yield, which was partially offset by a $56 thousand increase in the average balance. The Company’s average holdings of FHLB stock are directly related to its volume of outstanding FHLB advances.

Interest income on certificates of deposit decreased by $32 thousand and increased by $25 thousand during fiscal 2021 and fiscal 2020, respectively. The 2021 decrease was attributable to a $1.2 million decrease in the average balance of certificates of deposit and a 55 basis point decrease in the average yield earned on certificates of deposit. The increase in 2020 was primarily due to a $1.2 million increase in the average balance of certificates of deposit, which was partially offset by a 22 basis point decrease in the weighted-average yield.

Interest Expense. Total interest expense decreased $3.0 million or 76.88% during fiscal 2021 and $1.0 million or 20.89% during fiscal 2020. For fiscal 2021, the decrease was primarily due to lower average market rates paid on both our FHLB long-term (variable rate) and short-term advances. The market rates paid on the FHLB short-term advances decreased 123 basis points during fiscal 2021 compared to fiscal 2020 and the market rates paid on the FHLB long-term advances decreased 118 basis points during the same period. The decline in fiscal 2021 compared to fiscal 2020 was also due a $47.3 million decrease in the average balances of our long-term FHLB advances and a $23.4 million reduction in the average balance of our FHLB short-term borrowings. The decrease in fiscal 2020 was primarily due to lower average market rates paid on FHLB borrowings and time deposits, which were partially offset by higher average balances of long-term FHLB advances outstanding when compared to the same period in 2019. In 2020, interest paid on FHLB long-term advances increased $56 thousand, when compared to 2019, primarily as a result of a $25.5 million increase in the average balances outstanding. Also during fiscal 2020, interest expense on FHLB short-term advances declined by $1.1 million as a result of a decrease of $23.4 million in the average balance outstanding and a decrease in the rate paid of 88 basis points. The changes in rates paid on FHLB borrowings for both periods were consistent with changes in short-term market interest rates.

Interest on other short-term borrowings decreased $5 thousand in fiscal 2021, when compared to fiscal 2020. The decrease in fiscal 2021 was attributable to the decrease in FRB discount window borrowings outstanding. There were no such borrowings as of June 30, 2021.

Interest expense on interest-bearing deposits decreased $561 thousand in fiscal 2021 and increased $3 thousand in fiscal 2020. The decrease in fiscal 2021, compared to fiscal 2020, was primarily attributable to a 124 basis point decrease in the rate paid on time deposits partially offset by a $7.3 million increase in the average balance of time deposits. The slight increase in fiscal 2020, when compared to the same period of 2019, was primarily the result of a $3.9 million increase in the average balance of time deposits, partially offset by a 14 basis point decrease in the rate paid on time deposits. Terms associated with broker deposits are sometimes more favorable than terms offered on other short-term borrowings. The Company had $8.8 million and $9.9 million of brokered deposits outstanding at June 30, 2021 and 2020, respectively. Beginning in fiscal 2017 and continuing through fiscal 2021, the Company used various brokered deposits as part of its asset/liability management strategy.

Provision for Loan Losses. A provision for loan losses is charged, or accreted to earnings to bring the total allowance to a level considered adequate by management to absorb potential losses in the portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio considering past experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The Company recorded a credit for loan losses totaling $53 thousand in fiscal 2021 compared to a provision for loan losses of $70 thousand in fiscal 2020. The decrease in the provision in fiscal 2021 was attributable to lower levels of single-family residential loans. See Note 9 to the Consolidated Financial Statements. The decrease in the provision in fiscal 2020 was primarily attributable to lower levels of construction and land acquisition and development loans, partially offset by increased reserve factors related to the economic uncertainty as a result of the COVID-19 pandemic.

Non-interest Income. Total non-interest income increased $113 thousand or 31.22% in fiscal 2021 and decreased $53 thousand or 12.77% in fiscal 2020. The increase in fiscal 2021 reflects a $75 thousand decrease in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio and a $61 thousand increase in gains on the sales of investment securities, which were partially offset by a $19 thousand decrease in service charges on deposit accounts and a $4 thousand decrease in earnings on bank owned life insurance. The decrease in fiscal 2020 was primarily attributable to a $60 thousand increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, a $17 thousand decrease in ATM income and a $10 thousand decrease in service charges on deposit accounts.

Non-interest Expense. Total non-interest expense increased $87 thousand or 2.44% in fiscal 2021, and decreased $227 thousand or 5.99% during fiscal 2020. During fiscal 2021, the increase was primarily due to higher employee compensation and recruitment related expenses and higher FDIC insurance premium expenses. The decrease in fiscal 2020 was primarily the result of decreases in employee post-retirement benefit costs, lower FDIC insurance premium expenses due to the FDIC Small Bank Assessment Credits and lower ATM program expenses. These increases were partially offset by lower occupancy and equipment expenses as well as lower FDIC insurance premium expenses.

Income Taxes. Income taxes decreased $425 thousand during fiscal 2021 and decreased $62 thousand during fiscal 2020, respectively. The decreases in income tax expense for fiscal 2021 and 2020 were primarily attributable to lower taxable income. The Company’s combined effective tax rate was 25.6% for the year ended June 30, 2021 and 25.9% for the year ended June 30, 2020.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is often analyzed by reviewing the cash flow statement. Cash and cash equivalents increased by $51 thousand during fiscal 2021 primarily due to $11.7 million net cash provided by investing activities which was partially offset by $13.3 thousand net cash used for financing activities, and $1.6 million net cash provided by operating activities.

Funds provided by investing activities totaled $11.7 million during fiscal 2021 as compared to $4.3 million used for investing activities during fiscal 2020. Primary sources of funds during fiscal 2021 were repayments of investments and mortgage-backed securities totaling $81.6 million and $64.1 million, respectively, an $18.2 million decrease in net loans receivable, and $6.4 million in proceeds from sales of investment securities. Primary uses of funds during fiscal 2021 included purchases of investments totaling $103.0 million, purchases of mortgage-backed securities of $49.4 million, purchases of loans of $8.0 million, purchases of $18.1 million of FHLB stock and purchases of certificates of deposit totaling $100 thousand. During fiscal 2021, investment purchases were comprised primarily of investment grade corporate bonds.

Funds used for financing activities totaled $13.3 million for fiscal 2021, as compared to $982 thousand used for financing activities in fiscal 2020. Primary uses of funds for financing activities during fiscal 2021 were: $65.0 million reduction in FHLB long-term advances; $344 thousand for purchases of treasury stock; $7 million for reduction in other short-term borrowings and $700 thousand in cash dividends paid on the Company’s common stock. Primary sources of funds provided for financing activities during fiscal 2021 were a $53.9 million increase in FHLB short-term borrowings and a $5.8 million increase in net deposits. Management has determined that it currently is maintaining adequate liquidity and continues to match funding sources with lending and investment opportunities.

Funds provided by operating activities totaled $1.6 million during fiscal 2021 as compared to $3.4 million during fiscal 2020. During fiscal 2021, net cash provided from operations was primarily due to $1.3 million of net income. In fiscal 2020, net cash provided by operating activities was primarily attributable to $2.5 million of net income and $475 thousand decrease in accrued interest receivable.

The Company’s primary sources of funds are deposits, repayments on existing loans, investment portfolio cash flow, funds from operations and funds obtained through various borrowings. At June 30, 2021, the total approved loan commitments outstanding amounted to $643 thousand. At the same date, commitments under unused lines of credit amounted to $5.2 million and the undisbursed portion of construction loans approximated $3.7 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2021 totaled $24.9 million. Management believes that a significant portion of our local maturing deposits will remain with the Company.

The Company’s contractual obligations at June 30, 2021 were as follows:

	Contractual Obligations (Dollars in Thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	22	18	4	—	—

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

On July 26, 2021, the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on August 19, 2021 to shareholders of record at the close of business on August 9, 2021. Dividends are subject to determination and declaration by the Board of Directors, which take into account the Company’s financial condition, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the common stock in the future or that, if paid, such dividends will not be reduced or eliminated in future periods.

The Company’s ratio of Tier 1 capital to risk weighted assets, common equity Tier 1 capital to risk weighted assets and total capital to risk weighted assets were 18.76%, 18.76%, and 19.06%, respectively, at June 30, 2021. The Company’s ratio of Tier 1 capital to average total assets was 11.71% at June 30, 2021.

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

The Company had no non-performing assets at June 30, 2021 and June 30, 2020.

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

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of the Company’s transactions are denominated in U.S. dollars with no specific foreign exchange exposure. The Savings Bank has no agricultural loan assets and therefore would not have a specific exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be exogenous and will be analyzed on an ex post basis.

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

Financial institutions derive their income primarily from the excess of interest collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution is exposed to lower profit margins (or losses) if it cannot adapt to interest-rate changes. For example, assume that an institution’s assets carry intermediate or long-term fixed rates and that those assets were funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease on existing assets because the institution will either have lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing rate environment.

During the fiscal years 2013-2021, and into fiscal year 2022, short intermediate and long-term market interest rates fluctuated considerably. Many central banks, including the Federal Reserve, continued above normal levels of monetary accommodation including quantitative easing and targeted asset purchase programs. The desired outcomes of these programs are to stimulate aggregate demand, reduce high levels of unemployment and to further lower market interest rates.

Throughout fiscal year 2021, the Company continued to adjust its asset/liability management tactics, decreased total assets by $11.0 million and continued to manage its Tier 1 capital. The primary segments of asset growth for fiscal year 2021 were: investment securities available for sale - $3.9 million and investment securities held to maturity - $12.0 million, which were partially offset by decreases in net loans receivable - $10.3 million and mortgage-backed securities held to maturity - $14.6 million.

Changes in intermediate and long-term market interest rates, the changing slope of the Treasury yield curve, and higher levels of interest rate volatility have impacted prepayments on the Company’s loan, investment and mortgage-backed securities portfolios. Principal repayments on the Company’s loan, investment, and mortgage-backed securities portfolios for the twelve months ended June 30, 2021, totaled $27.8 million, $81.6 million, and $64.1 million, respectively.

Despite stagnant global interest rates and Treasury yields the Company maintained its balance sheet and used proceeds from maturities/calls of corporate bonds, repayments on its mortgage-backed securities, and borrowings to purchase floating rate investment grade corporate bonds and to fund loan growth. In particular, the Company increased its investment securities – available for sale portfolio allocation from

$147.6 million at June 30, 2020 to $151.6 million at June 30, 2021 and decreased its net loans receivable from $91.0 million at June 30, 2020 to $80.7 million at June 30, 2021.

During the fiscal year ended June 30, 2021, the Company decreased its loan portfolio by $10.3 million or 11.25% with a $10.7 million decrease in single-family real estate loans, a $286 thousand decrease in multi-family dwellings and a $193 thousand decrease in commercial real estate loans, which were partially offset by an increase of $744 thousand in single-family construction loans. The Company also makes available for origination residential mortgage loans with interest rates adjusting pursuant to a designated index, although customer acceptance has been somewhat limited in the Savings Bank’s market area. We expect that the housing market will modestly grow throughout fiscal 2022. The Company will continue to selectively offer commercial real estate, land acquisition and development, and shorter-term construction loans (primarily on residential properties), and commercial loans on business assets to partially increase interest income while limiting credit and interest rate risk. The Company has also offered higher yielding commercial and small business loans to existing customers and seasoned prospective customers.

During fiscal 2021, principal investment purchases were comprised of: investment grade corporate bonds - $40.8 million with a weighted-average yield of approximately 0.69%, and U.S. dollar denominated investment-grade corporate bonds of large foreign issuers - $11.0 million with a weighted-average yield of approximately 0.57%, commercial paper - $34.5 million with a weighted-average yield of approximately 0.58%, U.S. government agencies - $16.0 million with a weighted average yield of approximately 0.91% and municipals - $740 thousand with a weighted-average yield of approximately 1.62%. Corporate bond purchases are fixed and floating rate. The floating rate bonds reprice quarterly based upon changes in the three-month LIBOR.

Investment proceeds received during fiscal 2021 included commercial paper - $35.5 million with a weighted-average yield of approximately 0.76%, corporate bonds - $45.6 million with a weighted-average yield of approximately 1.64%, corporate bonds of large foreign issuers - $6.1 million with a weighted- average yield of approximately 1.79%, and tax-exempt municipal bonds - $750 thousand with a weighted-average yield of approximately 2.84%.

As of June 30, 2021, the implementation of these asset and liability management initiatives resulted in the following:

1)

$186.0 million or 53.5% of the Company’s assets were comprised of floating rate investment and mortgage-backed securities. Of this $186.0 million, approximately $82.5 million float on a monthly basis based upon changes in the one-month LIBOR and about $103.5 million reprice on a quarterly basis based upon the three-month LIBOR;

2)

$82.5 million or 33.0% of the Company’s total investment portfolio was comprised of floating rate mortgage-backed securities (including collateralized mortgage obligations – “CMOs”) that reprice on a monthly basis;

3)	$151.6 million or 43.8% of the Company’s assets were comprised of investment securities classified as available for sale;

4)	The maturity distribution of the Company’s investment portfolio excluding CMOs is as follows:

3 months or less: $8.5 million; after 3 months – 6 months: $10.4 million; 6 months – 1 year: $21.5 million; 1 year – 2 years: $67.2 million; after 2 years through 3 years: $40.9 million; after 3 years - 5 years: $5.4 million; after 5 years: $13.2 million.

5)	The maturity distribution of the Company’s borrowings is as follows: 3 months or less - $113.1 million, 3-12 months - $30.0 million and 1-3 years - $5.0 million.

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

	June 30,
	2021	2020	2019
	(Dollars in Thousands)
Interest-earning assets maturing or repricing within one year	$222,105	$289,076	$282,429
Interest-bearing liabilities maturing or repricing within one year	201,614	218,272	214,916

Interest sensitivity gap	$20,491	$70,804	$67,513

Interest sensitivity gap as a percentage of total assets	5.92%	19.83%	18.97%
Ratio of assets to liabilities maturing or repricing within one year	110.16%	132.44%	131.41%

The following table illustrates the Company’s estimated stressed cumulative repricing gap – the difference between the amount of interest-earning assets and interest-bearing liabilities expected to reprice at a given point in time – at June 30, 2021. The table estimates the impact of an upward or downward change in market interest rates of 100 and 200 basis points.

Cumulative Stressed Repricing Gap

	Month 3	Month 6	Month 12	Month 24	Month 36	Month 60	Long Term
	(Dollars in Thousands)
Base Case Up 200 bp
Cumulative Gap ($’s)	$15,826	$9,424	$13,912	$42,335	$66,859	$62,330	$31,360
% of Total Assets	4.6%	2.7%	4.0%	12.2%	19.3%	18.0%	9.1%
Base Case Up 100 bp
Cumulative Gap ($’s)	$16,667	$11,036	$16,852	$47,099	$72,271	$67,869	$31,360
% of Total Assets	4.8%	3.2%	4.9%	13.6%	20.9%	19.6%	9.1%
Base Case No Change
Cumulative Gap ($’s)	$17,747	$13,080	$20,491	$52,679	$78,280	$73,367	$31,360
% of Total Assets	5.1%	3.8%	5.9%	15.2%	22.6%	21.2%	9.1%
Base Case Down 100 bp
Cumulative Gap ($’s)	$18,137	$13,812	$21,761	$54,568	$80,246	$75,029	$31,360
% of Total Assets	5.2%	4.0%	6.3%	15.8%	23.2%	21.7%	9.1%
Base Case Down 200 bp
Cumulative Gap ($’s)	$18,344	$14,197	$22,421	$55,530	$81,262	$75,855	$31,360
% of Total Assets	5.3%	4.1%	6.5%	16.0%	23.5%	21.9%	9.1%

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

The following table presents the simulated impact of a 100 and 200 basis point upward or downward (parallel) shift in market interest rates on net interest income, return on average equity, return on average assets and the market value of portfolio equity at June 30, 2021. This analysis was done assuming that the interest-earning assets will average approximately $346 million and $347 million over a projected twelve and twenty-four month period, respectively, for the estimated impact on change in net interest income, return on average equity and return on average assets. The estimated changes in market value of equity were calculated using balance sheet levels at June 30, 2021. Actual future results could differ materially from our estimates primarily due to unknown future interest rate changes and the level of prepayments on our investment and loan portfolios and future FDIC regular and special assessments.

Analysis of Sensitivity to Changes in Market Interest Rates

	Twelve Month Forward Modeled Change in Market Interest Rates
	June 30, 2022					June 30, 2023
Estimated impact on:	-200	-100	0	+100	+200	-200	-100	0	+100	+200
Change in net interest income	-12.7%	-8.8%	—	1.3%	3.1%	-30.2%	-22.4%	—	8.5%	16.8%
Return on average equity	1.43%	1.79%	2.61%	2.73%	2.91%	-0.14%	0.61%	2.71%	3.50%	4.26%
Return on average assets	0.16%	0.20%	0.29%	0.30%	0.32%	-0.02%	0.07%	0.30%	0.39%	0.48%
Market value of equity (in thousands)	$42,750	$42,280	$44,414	$45,535	$46,110

The table below provides information about the Company’s anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed letters and lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions as of June 30, 2021.

Anticipated Transactions
(Dollars in Thousands)
Undisbursed construction and development loans	$3,694
Undisbursed lines of credit	5,133
Loan origination commitments	643

$9,470

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of WVS Financial Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WVS Financial Corp. and subsidiary (the “Company”) as of June 30, 2021 and 2020; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2021; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

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

S.R. Snodgrass, P.C. * 2009 Mackenzie Way, Suite 340, Cranberry Township, PA 16066* Phone: (724) 934-0344 * Facsimile: (724) 934-0345

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $81.2 million as of June 30, 2021, and the associated ALL was $564 thousand. As discussed in Notes 8 and 9 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in lending policies and practices, economic conditions, changes in the loan portfolio mix, trends in loan delinquencies and classified loans, collateral values, and concentrations of credit risk for the commercial loan portfolios.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

Furthermore, concern about the spread of COVID-19 has caused and is likely to continue to cause business shutdowns, limitations on commercial activity and financial transactions, labor shortages, supply chain interruptions, increased unemployment and commercial property vacancy rates, reduced profitability and ability for property owners to make mortgage payments, and overall economic and financial market instability, all of which may cause borrowers to be unable to make scheduled loan payments. If the effects of COVID-19 result in widespread and sustained loan repayment shortfalls, significant loan delinquencies, foreclosures, declines in collateral values, and credit losses could result in, and significantly impact, the overall adequacy of the ALL. The extent of COVID-19’s effects on business, operations, or the global economy as a whole is highly uncertain and cannot be predicted, including the scope and duration of the pandemic, which increases the degree of subjectivity involved in estimating the related qualitative factors within the ALL.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL , as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL and the need to consider qualitative adjustments, including the potential effect of COVID-19 on the adjustments.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s system reports, third-party macroeconomic data, and other internal and external sources and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to change in external market factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers affected by the COVID-19 pandemic and the supporting documentation for substantiating revisions to qualitative factors to ensure that movement in the factors was directionally consistent with the underlying data.

We have served as the Company’s auditor since 1993.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania September 15, 2021

WVS FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (In thousands)
	June 30,
	2021	2020
ASSETS
Cash and due from banks	$2,514	$2,488
Interest-earning demand deposits	37	12

Total cash and cash equivalents	2,551	2,500
Certificates of deposit	350	1,840
Investment securities available for sale (amortized cost of $150,886 and $148,271)	151,577	147,639
Investment securities held to maturity (fair value of $15,592 and $3,622)	15,489	3,495
Mortgage-backed securities held to maturity (fair value of $82,659 and $96,649)	82,459	97,106
Net loans receivable (allowance for loan losses of $565 and $618)	80,684	91,032
Accrued interest receivable	749	744
Federal Home Loan Bank stock, at cost	6,044	6,564
Premises and equipment (net)	657	574
Bank owned life insurance	5,021	4,907
Deferred tax assets (net)	245	548
Other assets	252	152

TOTAL ASSETS	$346,078	$357,101

LIABILITIES
Deposits	$157,167	$151,335
Federal Home Loan Bank advances: short-term	113,093	59,159
Federal Home Loan Bank advances: long-term – fixed rate	10,000	15,000
Federal Home Loan Bank advances: long-term – variable rate	25,000	85,000

Total Federal Home Loan Bank advances	148,093	159,159
Other short-term borrowings	—	7,000
Accrued interest payable	155	487
Other liabilities	2,274	2,207

TOTAL LIABILITIES	307,689	320,188

STOCKHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.01; 10,000,000 shares authorized; 3,805,636 shares issued	38	38
Additional paid-in capital	21,596	21,577
Treasury stock (1,921,522 and 1,898,932 shares at cost)	(29,119)	(28,775)
Retained earnings - substantially restricted	47,186	46,590
Accumulated other comprehensive income (loss)	502	(556)
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(1,814)	(1,961)

TOTAL STOCKHOLDERS’ EQUITY	38,389	36,913

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$346,078	$357,101

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except share and per share data)

	Year Ended June 30,
	2021	2020	2019
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,148	$3,460	$3,342
Investment securities	1,582	3,803	4,447
Mortgage-backed securities	782	2,714	3,745
Certificates of deposit	15	47	22
Interest-earning demand deposits	—	3	12
Federal Home Loan Bank stock	227	458	486

Total interest and dividend income	5,754	10,485	12,054

INTEREST EXPENSE
Deposits	298	859	856
Federal Home Loan Bank advances – short-term	119	913	1,996
Federal Home Loan Bank advances – long-term – variable rate	129	1,618	1,676
Federal Home Loan Bank advances – long-term – fixed rate	344	458	344
Other short-term borrowings	1	6	—

Total interest expense	891	3,854	4,872

NET INTEREST INCOME	4,863	6,631	7,182
(CREDIT) PROVISION FOR LOAN LOSSES	(53)	70	80

NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR LOAN LOSSES	4,916	6,561	7,102

NONINTEREST INCOME
Service charges on deposits	85	104	114
Earnings on bank owned life insurance	114	118	121
Investment securities gains (losses)	101	40	(2)
Other than temporary impairment losses	(13)	(88)	120
Portion of loss recognized in other comprehensive income	—	—	(148)

Net impairment losses recognized in earnings	(13)	(88)	(28)
ATM fee income	149	149	166
Other	39	39	44

Total noninterest income	475	362	415

NONINTEREST EXPENSE
Salaries and employee benefits	2,395	2,295	2,422
Occupancy and equipment	274	243	262
Data processing	239	220	230
Correspondent bank charges	39	35	33
Federal deposit insurance premium	85	13	97
ATM network expense	59	82	106
Other	559	675	640

Total noninterest expense	3,650	3,563	3,790

INCOME BEFORE INCOME TAXES	1,741	3,360	3,727
INCOME TAX EXPENSE	445	870	932

NET INCOME	$1,296	$2,490	$2,795

EARNINGS PER SHARE:
Basic	$0.74	$1.41	$1.57
Diluted	0.74	1.41	1.57
AVERAGE SHARES OUTSTANDING:
Basic	1,748,592	1,768,201	1,780,527
Diluted	1,748,592	1,768,201	1,780,581

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended June 30,
	2021	2020	2019
NET INCOME	$1,296	$2,490	$2,795
OTHER COMPREHENSIVE INCOME (LOSS)
Investment securities available for sale not other-than- temporarily impaired:
Gains (losses) arising during the year	1,424	(698)	119
LESS: Income tax effect	(299)	146	(26)

	1,125	(552)	93
(Gains) losses recognized in earnings	(101)	(40)	2
LESS: Income tax effect	21	(8)	—

	(80)	(32)	2
Unrealized holding gains (losses) on investment securities available for sale not other-than-temporarily impaired, net of tax	1,045	(584)	95

Investment securities held to maturity other-than- temporarily impaired:
Total losses	13	88	120
Losses recognized in earnings	13	88	28

Gains recognized in comprehensive income	—	—	148
LESS: Income tax effect	—	—	(31)

	—	—	117
Accretion of other comprehensive gain (loss) on other- than-temporarily impaired securities held to maturity	16	16	(12)
LESS: Income tax effect	(3)	(3)	(3)

Unrealized holding gains (losses) on other-than-temporarily impaired securities held to maturity, net of tax	13	13	(9)

Other comprehensive income (loss)	1,058	(571)	203

COMPREHENSIVE INCOME	$2,354	$1,919	$2,998

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings – Substantially Restricted	Accumulated Other Comprehensive Gain (loss)	Unallocated ESOP Shares	Total
Balance June 30, 2018	$38	$21,516	$(27,886)	$42,795	$(188)	$(2,258)	$34,017
Net Income				2,795			2,795
Other comprehensive Income					203		203
Purchase of treasury stock (26,397 shares)			(383)				(383)
Amortization of unallocated ESOP shares		34				166	200
Cash dividends declared ($0.44 per share)				(783)			(783)

Balance June 30, 2019	38	21,550	(28,269)	44,807	15	(2,092)	36,049
Net income				2,490			2,490
Other comprehensive Loss					(571)		(571)
Purchase of treasury stock (36,412 shares)			(506)				(506)
Amortization of unallocated ESOP shares		27				131	158
Cash dividends declared ($0.40 per share)				(707)			(707)

Balance June 30, 2020	38	21,577	(28,775)	46,590	(556)	(1,961)	36,913
Net income				1,296			1.296
Other comprehensive income					1,058		1,058
Purchase of treasury stock (22,590 shares)			(344)				(344)
Amortization of unallocated ESOP shares		19				147	166
Cash dividends declared ($0.40 per share)				(700)			(700)

Balance June 30, 2021	$38	$21,596	$(29,119)	$47,186	$502	$(1,814)	$38,389

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2021	2020	2019
OPERATING ACTIVITIES
Net income	$1,296	$2,490	$2,795
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) Provision for loan losses	(53)	70	80
Depreciation	71	38	47
Investment securities (gains) losses	(101)	(40)	2
Net impairment loss recognized in earnings	13	88	28
Amortization of discounts, premiums, and deferred loan fees, net	677	21	142
Amortization of unallocated ESOP shares	166	158	200
Deferred income taxes	22	(28)	(9)
Increase (decrease) in accrued taxes	(371)	196	(54)
Earnings on bank owned life insurance	(114)	(118)	(121)
Increase in accrued employee benefits	190	176	184
(Increase) decrease in accrued interest receivable	(5)	475	6
(Decrease) increase in accrued interest payable	(332)	(336)	443
Increase in deferred director compensation payable	73	77	72
Other, net	76	92	(41)

Net cash provided by operating activities	1,608	3,359	3,774

INVESTING ACTIVITIES
Available for sale:
Purchase of investment securities	(90,285)	(54,675)	(42,498)
Proceeds from repayments of investment securities	80,801	28,867	37,074
Proceeds from sales of investment securities	6,398	10,121	1,364
Held to maturity:
Purchase of investment securities	(12,744)	—	—
Purchase of mortgage-backed securities	(49,420)	—	—
Proceeds from repayments of investment securities	750	500	2,180
Proceeds from repayments of mortgage-backed securities	64,093	11,172	7,649
Purchases of certificates of deposit	(100)	(2,830)	(1,842)
Maturities/redemptions of certificates of deposit	1,590	2,833	349
Purchases of loans	(7,950)	(9,141)	(11,497)
Net decrease in net loans receivable	18,222	8,717	5,564
Purchase of Federal Home Loan Bank stock	(18,117)	(6,743)	(8,684)
Redemption of Federal Home Loan Bank stock	18,637	7,189	8,835
Acquisition of premises and equipment	(154)	(266)	(1)

Net cash provided by (used for) investing activities	11,721	(4,256)	(1,507)

FINANCING ACTIVITIES
Net increase in deposits	5,832	4,900	1,412
Repayments of Federal Home Loan Bank long-term advances	(65,000)	—	—
Proceeds from Federal Home Loan Bank long-term advances	—	—	100,000
Net increase (decrease) in Federal Home Loan Bank short-term advances	53,934	(11,669)	(100,575)
Net proceeds from other short-term borrowings	(7,000)	7,000	—
Purchase of treasury stock	(344)	(506)	(383)
Cash dividends paid	(700)	(707)	(783)

Net cash used for financing activities	(13,278)	(982)	(329)

Increase (decrease) in cash and cash equivalents	51	(1,879)	1,938
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,500	4,379	2,441

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,551	$2,500	$4,379

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$1,223	$4,190	$4,429
Taxes	829	666	970
Non-cash items:
Educational Improvement Tax Credits	—	45	45

See accompanying notes to the consolidated financial statements.

WVS FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Company is supervised by the Board of Governors of the Federal Reserve System (Federal Reserve), while the Savings Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities.

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

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was signed by the President of the United States. Certain provisions within the CARES Act encourage financial institutions to practice prudent efforts to work with borrowers impacted by COVID-19. Under these provisions, loan modifications deemed to be COVID-19 related would not be considered a troubled debt restructuring (TDR) if the loan was not more than 30 days past due as of December 31, 2019 and the deferral was executed between March 1, 2020 and the earlier of 60 days after the date of termination of the COVID-19 national emergency or January 1, 2022. The banking regulators issued similar guidance, which also clarified that a COVID-19-related modification should not be considered a TDR if the borrower was current on payments at the time the underlying loan modification program was implemented and if the modification is considered to be short-term. As of June 30, 2021, the Savings Bank had no loans in deferral as compared to fifteen (15) loans with an aggregate balance of $5.8 million and an aggregate appraisal value of $9.6 million at June 30, 2020.

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

The Company retains an independent third party to assist it in the determination of fair values for its private-label collateralized mortgage obligations (“CMOs”). This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The Company believes that the private-label CMO portfolio had six other than temporary impairments at June 30, 2021.

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

In November, 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which amended the effective date of ASU 2016-13 for entities other than public business entities (PBEs), by requiring non-PBEs to adopt the standard for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Therefore, the revised effective dates of ASU 2016-13 for PBEs that are SEC filers will be fiscal years beginning after December 15, 2019, including interim periods within those years, PBEs other than SEC filers will be for fiscal years beginning after December 15, 2020, including interim periods within those years, and all other entities (non-PBEs) will be for fiscal years beginning after December 15, 2021, including interim periods within those years. The ASU also clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Rather, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. The effective date and transition requirements for ASU 2018-19 are the same as those in ASU 2016-13, as amended by ASU 2018-19. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments – Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other public business entities, the effective date is for fiscal years beginning after December 15, 2020, and for all other entities, the effective date is for fiscal years beginning after December 15, 2021. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Topic 815, Derivatives and Hedging amendments are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. For entities that have adopted the amendments in Update 2017-12, the effective date is as of the beginning of the first annual period beginning after the issuance of this Update. Topic 825, Financial Instruments amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

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

have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

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

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which requires an entity to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. An entity should measure the effect of a modification as the difference between the fair value of the modified warrant and the fair value of that warrant immediately before modification. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this Update in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842), which amends ASC 842 so that lessors are no longer required to recognize a selling loss upon commencement of a lease with variable lease payments that, prior to the amendments, would have been classified as a sales-type or direct financing lease. Furthermore, a lessor must classify as an operating lease any lease that would otherwise be classified as a sales-type or direct financing lease and that would result in the recognition of a selling loss at lease commencement, provided that the lease includes variable lease payments that do not depend on an index or rate. For public business entities and certain not-for-profit entities and employee benefit plans that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. All entities that have adopted ASC 842 are permitted to early adopt the amendments in ASU 2021-05. The amendments in ASU 2021-05 are effective as of the same date as the guidance in ASC 842 for entities that have not adopted ASC 842. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	REVENUE RECOGNITION-NON INTEREST INCOME

The main types of noninterest income are as follows: service charges on deposit accounts - the Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

3.	EARNINGS PER SHARE

The following table sets forth the computation of the weighted-average common shares used to calculate basic and diluted earnings per share.

	2021	2020	2019
Weighted-average common shares issued	3,805,636	3,805,636	3,805,636
Average treasury stock shares	(1,904,948)	(1,874,720)	(1,852,450)
Average unallocated ESOP shares	(152,096)	(162,715)	(172,659)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	1,748,592	1,768,201	1,780,527
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—	54

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	1,748,592	1,768,201	1,780,581

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used.

The unallocated shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of investments are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2021
AVAILABLE FOR SALE
U.S. government agency securities	$3,215	$—	$(1)	$3,214
Corporate debt securities	109,501	546	(7)	110,040
Foreign debt securities [1]	37,440	179	(21)	37,598
Obligations of states and political subdivisions	730	—	(5)	725

Total	$150,886	$725	$(34)	$151,577

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2021
HELD TO MATURITY
U.S. government agency securities	$12,744	$5	$—	$12,749
Obligations of states and political subdivisions	2,745	98	—	2,843

Total	$15,489	$103	$—	$15,592

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2020
AVAILABLE FOR SALE
Corporate debt securities	$115,710	$163	$(774)	$115,099
Foreign debt securities [1]	32,561	42	(63)	32,540

Total	$148,271	$205	$(837)	$147,639

[1]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	INVESTMENT SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
2020
HELD TO MATURITY
Obligations of states and political subdivisions	$3,495	$127	$—	$3,622

Total	$3,495	$127	$—	$3,622

Proceeds from sales of investments during the fiscal year 2021 were $6.4 million and the Company recorded gross realized investment gains of $101 thousand during this same period. During fiscal year 2020, the Company recorded gross realized investment securities gains of $40 thousand and received proceeds from sales of investment securities of $10.1 million. During fiscal year 2019, the Company recorded gross realized investment securities losses of $2 thousand and received proceeds from sales of investment securities of $1.4 million.

The amortized cost and fair values of investment securities at June 30, 2021, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because issuers may have the right to call securities prior to their final maturities.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
AVAILABLE FOR SALE
Amortized cost	$39,693	$110,723	$470	$—	$150,886
Fair value	39,828	111,280	469	—	151,577
Weighted-average yield	0.88%	0.84%	1.55%	—	0.85%
HELD TO MATURITY
Amortized cost	$540	$2,205	$12,744	$—	$15,489
Fair value	545	2,298	12,749	—	15,592
Weighted-average yield	3.14%	3.39%	1.01%	—	1.42%

At June 30, 2021, investment securities with amortized costs of $18.7 million and $40.4 million, and fair values of $18.8 million and $40.8 million, were pledged to secure borrowings with the Federal Home Loan Bank of Pittsburgh (“FHLB”) and the Federal Reserve Bank of Cleveland, respectively. At June 30, 2020, investment securities with amortized costs of $3.5 million and $57.5 million, and fair values of $3.6 million and $57.4 million, were pledged to secure borrowings with the FHLB and the Federal Reserve Bank of Cleveland, respectively.

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

At June 30, 2021, the Company’s Agency CMOs totaled $82.1 million as compared to $96.5 million at June 30, 2020. The Company’s private-label CMOs totaled $400 thousand at June 30, 2021 as compared to $618 thousand at June 30, 2020. The $14.7 million net decrease in the CMO segment of our portfolio was due to repayments on the U.S. Government Agency CMO portfolio totaling $63.9 million, and $221 thousand in repayments on the private-label CMOs, which were partially offset by purchases of U.S. Government Agency securities totaling $49.4 million. At June 30, 2021, the Company’s entire MBS portfolio, including CMOs, was comprised of adjustable or floating rate investments. The Company has no investment in multi-family or commercial real estate based MBS.

Due to prepayments of the underlying loans, and the prepayment characteristics of the CMO tranches, the actual maturities of the Company’s MBS are expected to be substantially less than the scheduled maturities.

The Company retains an independent third party to assist it in the determination of a fair value for three of its private-label CMOs. This valuation is meant to be a “Level Three” valuation as defined by ASC Topic 820, Fair Value Measurements and Disclosures. The valuation does not represent the actual terms or prices at which any party could purchase the securities. There is currently no active secondary market for private-label CMOs and there can be no assurance that any secondary market for private-label CMOs will develop. The private-label CMO portfolio had six previously recorded other-than-temporary impairments (“OTTI”) at June 30, 2021. During the twelve months ended June 30, 2021, the Company recorded an additional $13 thousand of credit impairment charges on its private-label CMO portfolio.

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
	(Dollars in Thousands)
2021
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$82,059	$283	$(140)	$82,202
Private-label	400	57	—	457

Total	$82,459	$340	$(140)	$82,659

		Gross	Gross
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in Thousands)
2020
HELD TO MATURITY
Collateralized mortgage obligations:
Agency	$96,488	$486	$(932)	$96,042
Private-label	618	3	(14)	607

Total	$97,106	$489	$(946)	$96,649

The amortized cost and fair value of mortgage-backed securities at June 30, 2021, by contractual maturity, are shown below. Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Due in	Due after	Due after
	one year	one through	five through	Due after
	or less	five years	ten years	ten years	Total
	(Dollars in Thousands)
HELD TO MATURITY
Amortized cost	$—	$50	$—	$82,409	$82,459
Fair value	—	51	—	82,608	82,659
Weighted-average yield	—	1.57%	—	0.91%	0.91%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	MORTGAGE-BACKED SECURITIES (Continued)

At June 30, 2021, mortgage-backed securities with amortized costs of $78.9 million and fair values of $79.0 million were pledged to secure public deposits and borrowings with the FHLB. Of the securities pledged, $5.0 million of fair value was excess collateral. Excess collateral is maintained to support future borrowings and may be withdrawn by the Company at any time. At June 30, 2020, mortgage-backed securities with an amortized cost of $96.5 million and fair values of $96.0 million, were pledged to secure borrowings with the FHLB and public deposits. Of the securities pledged, $10.0 million of fair value was excess collateral.

6.	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The following tables present the changes in accumulated other comprehensive (loss) income by component for the three years ended June 30, 2021, 2020, and 2019.

	Unrealized Gains and Losses on Available- for-sale Securities	Unrealized Gains and Losses on Held-to- maturity Securities	Total
	(Dollars in Thousands – net of tax)
Balance – June 30, 2018	$(10)	$(178)	$(188)
Other comprehensive income (loss) before reclassifications	93	117	210
Amounts reclassified from accumulated other comprehensive (loss) income	2	(9)	(7)

Net current-period other comprehensive (loss) income	95	108	203

Balance – June 30, 2019	85	(70)	15
Other comprehensive income, before reclassifications	(552)	—	(552)
Amounts reclassified from accumulated other comprehensive income (loss)	(32)	13	(19)

Net current-period other comprehensive income	(584)	13	(571)

Balance – June 30, 2020	(499)	(57)	(556)
Other comprehensive loss, before reclassifications	1,125	—	1,125
Amounts reclassified from accumulated other comprehensive (loss) income	(80)	13	(67)

Net current-period other comprehensive (loss) income	1,045	13	1,058

Balance – June 30, 2021	$546	$(44)	$502

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME (Continued)

The following table presents the amounts reclassified out of accumulated other comprehensive (loss) income.

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) [2]
Details About Accumulated Other Comprehensive (Loss) Income Components:	2021	2020	2019	Affected Line Item in the Statement Where Net Income is Presented
	(Dollars in Thousands)
Unrealized gains and losses on available-for-sale securities	$101	$40	$(2)	Investment securities gains (losses)
Other than temporary impairment losses on held to maturity securities	(16)	(16)	11	Net impairment losses recognized in earnings
Tax effect	(18)	(5)	(2)	Income tax expense

Total reclassifications for the period	$67	$19	$7

[2]	Amounts in parenthesis indicate expenses and other amounts indicate income.

7.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Company’s gross unrealized losses and fair value, aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2021 and 2020.

	June 30, 2021
	Less Than Twelve Months		Twelve Months or Greater		Total

		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
U.S. government agency securities	$3,214	$(1)	$—	$—	$3,214	$(1)
Corporate debt securities	17,111	(7)	—	—	17,111	(7)
Foreign debt securities[3]	10,929	(21)	—	—	10,929	(21)
Obligations of states and political subdivisions	725	(5)	—	—	725	(5)
Collateralized mortgage obligations	22,810	(42)	10,407	(98)	33,217	(140)

Total	$54,789	$(76)	$10,407	$(98)	$65,196	$(174)

[3]	U.S. dollar-denominated investment-grade corporate bonds of large foreign corporate issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

	June 30, 2020
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in Thousands)
Corporate debt securities	$50,115	$(509)	$8,550	$(265)	$58,665	$(774)
Foreign debt securities[4]	13,970	(63)	—	—	13,970	(63)
Collateralized mortgage obligations	13,782	(348)	26,919	(598)	40,701	(946)

Total	$77,867	$(920)	$35,469	$(863)	$113,336	$(1,783)

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

Changes in the credit loss component of credit impaired mortgage-backed securities were as follows for the twelve month periods ended June 30, 2021 and 2020:

	Twelve Months Ended
	June 30,
	2021	2020
	(Dollars in Thousands)
Beginning balance	$311	$248
Initial credit impairment	—	—
Subsequent credit impairment	13	88
Reductions for amounts recognized in earnings due to intent or requirement to sell	—	—
Reductions for securities sold	—	—
Reduction for actual realized losses	(2)	(25)
Reduction for increase in cash flows expected to be collected	—	—

Ending balance	$322	$311

During the twelve months ended June 30, 2021, the Company recorded a subsequent credit impairment charge of $13 thousand, and no non-credit unrealized holding losses to accumulated other comprehensive loss. The Company was able to accrete back into other comprehensive income $16 thousand (net of income tax effect of $3 thousand), based on principal repayments on private-label CMOs previously identified with OTTI.

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

The Company reviewed the independent third party’s assumptions used in the June 30, 2021 OTTI process. Based on the results of this review, the Company deemed the independent third party’s assumptions to be reasonable and adopted them. However, different assumptions could produce materially different results, which could impact the Company’s conclusions as to whether an impairment is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	UNREALIZED LOSSES ON SECURITIES (Continued)

considered other-than-temporary and the magnitude of the credit loss. The Company had three private-label CMOs with OTTI at June 30, 2021.

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

The Company had investments in 27 positions that were temporarily impaired at June 30, 2021. Based on its analysis, management has concluded that three private-label CMOs were other-than-temporarily impaired, while the remaining securities portfolio has experienced unrealized losses and a decrease in fair value due to interest rate volatility, illiquidity in the marketplace, or credit deterioration in the U.S. mortgage markets.

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

and residential mortgage loans outside of its immediate trade area, provided such loans meet the Company’s credit policy guidelines. At June 30, 2021 and 2020, the Company had approximately $3.3 million and $2.3 million, respectively, of outstanding loans for land development and construction in the local trade area. Although the Company had a diversified loan portfolio at June 30, 2021 and 2020, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

Certain officers, directors, and their associates were customers of, and had transactions with, the Company in the ordinary course of business. There were no loans to those directors, executive officers, or their associates during the fiscal years ended June 30, 2021 and 2020.

The following table summarizes the primary segments of the loan portfolio as of June 30, 2021 and June 30, 2020.

	June 30, 2021			June 30, 2020
	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment	Total Loans	Individually evaluated for impairment	Collectively evaluated for impairment
	(Dollars in Thousands)
First mortgage loans:
1 – 4 family dwellings	$67,410	$—	$67,410	$78,077	$—	$78,077
Construction	2,612	—	2,612	1,868	—	1,868
Land acquisition & development	666	—	666	446	—	446
Multi-family dwellings	3,469	—	3,469	3,755	—	3,755
Commercial	3,939	—	3,939	4,132	—	4,132
Consumer Loans
Home equity	1,340	—	1,340	1,137	—	1,137
Home equity lines of credit	1,508	—	1,508	1,729	—	1,729
Other	27	—	27	79	—	79
Commercial Loans [5]	—	—	—	11	—	11

	$80,971	$—	$80,971	$91,234	$—	$91,234

Deferred loan costs	278			416
Allowance for loan losses	(565)			(618)

Total	$80,684			$91,032

Impaired loans are loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The following loan categories are collectively evaluated for impairment. First mortgage loans: 1 – 4 family dwellings and all consumer loan categories (home equity, home equity lines of credit, and other). The following loan categories are individually evaluated for impairment. First mortgage loans: construction, land acquisition and development, multi-family dwellings, and commercial. The Company evaluates commercial loans not secured by real property individually for impairment. At June 30, 2021 and 2020, there were no loans considered to be impaired.

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Total nonaccrual loans as of June 30, 2021 and June 30, 2020 and the related interest income recognized during the fiscal years ended June 30, 2021 and June 30, 2020 are as follows:

	June 30, 2021	June 30, 2020
(Dollars in Thousands)
Principal outstanding:
1 – 4 family dwellings	$—	$—
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$—	$—

Average nonaccrual loans:
1 – 4 family dwellings	$—	$47
Construction	—	—
Land acquisition & development	—	—
Commercial real estate	—	—
Home equity lines of credit	—	—

Total	$—	$47

Income that would have been recognized	$—	$—
Interest income recognized	$—	$—
Interest income foregone	$—	$—

The Company’s loan portfolio may include troubled debt restructurings (TDRs), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. Under the provisions of the CARES Act, as of June 30, 2020, the Company had granted 15 loan modification requests with an aggregate balance of $5.8 million, or 6.0% of loans outstanding and an aggregate appraised value of approximately $9.6 million. The characteristics of these modifications are considered short-term and do not result in a reclassification of these loans to TDR status. Substantially all of these modification requests provide for full collection of taxes and insurance, partial to full collection of interest and no, partial or full collection of principal during the deferral period. During fiscal 2021, the Company collected all deferred amounts due and there were no loans in deferral status.

During fiscal 2021 and 2020, there were no loans modified and considered a trouble debt restructuring. At June 30, 2021 and 2020, there were no previously modified TDRs in default.

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

The Company’s general policy is to internally classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb losses that have not been identified but that are inherent in the loan portfolio. The Company maintains general valuation allowances that it believes are adequate to absorb losses in its loan portfolio that are not clearly attributable to specific loans. The Company’s general valuation allowances are within the following general ranges: (1) 0% to 5% of assets subject to special mention; (2) 5.00% to 100% of assets classified substandard; and (3) 50% to 100% of assets classified doubtful. Any loan classified as loss is charged-off. To further monitor and assess the risk characteristics of the loan portfolio, loan delinquencies are reviewed to consider any developing problem loans. Based upon the procedures in place, considering the Company’s past charge-offs and recoveries and assessing the current risk elements in the portfolio, management believes the allowance for loan losses at June 30, 2021 is adequate.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2021 and 2020:

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2021
First mortgage loans:
1 – 4 family dwellings	$67,410	$—	$—	$—	$—	$—	$67,410
Construction	2,612	—	—	—	—	—	2,612
Land acquisition & development	666	—	—	—	—	—	666
Multi-family dwellings	3,469	—	—	—	—	—	3,469
Commercial	3,939	—	—	—	—	—	3,939
Consumer Loans
Home equity	1,340	—	—	—	—	—	1,340
Home equity lines of credit	1,508	—	—	—	—	—	1,508
Other	27	—	—	—	—	—	27
Commercial Loans [5]	—	—	—	—	—	—	—

	$80,971	$—	$—	$—	$—	$—	80,971

Deferred loan costs							278
Allowance for loan losses							(565)

Net Loans Receivable							$80,684

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

	Current	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due Accruing	90 Days + Past Due Non-accrual	Total Past Due	Total Loans

	(Dollars in Thousands)
June 30, 2020
First mortgage loans:
1 – 4 family dwellings	$78,077	$—	$—	$—	$—	$—	$78,077
Construction	1,868	—	—	—	—	—	1,868
Land acquisition & development	446	—	—	—	—	—	446
Multi-family dwellings	3,755	—	—	—	—	—	3,755
Commercial	4,132	—	—	—	—	—	4,132
Consumer Loans
Home equity	1,137	—	—	—	—	—	1,137
Home equity lines of credit	1,729	—	—	—	—	—	1,729
Other	79	—	—	—	—	—	79
Commercial Loans[5]	11	—	—	—	—	—	11

	$91,234	$—	$—	$—	$—	$—	91,234

Deferred loan costs							416
Allowance for loan losses							(618)

Net Loans Receivable							$91,032

Credit Quality Information

The following tables represent credit exposure by internally assigned grades for the fiscal years ended June 30, 2021 and 2020. The grading system analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or not at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

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

The following tables present the Company’s internally classified construction, land acquisition and development, multi-family residential, commercial real estate and commercial (not secured by real estate) loans at June 30, 2021 and 2020.

	June 30, 2021
	Construction	Land Acquisition & Development Loans	Multi- family Residential	Commercial Real Estate	Commercial[5]
	(Dollars in Thousands)
Pass	$2,612	$666	$3,469	$3,939	$—
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$2,612	$666	$3,469	$3,939	$—

	June 30, 2020
	Construction	Land Acquisition & Development Loans	Multi- family Residential	Commercial Real Estate	Commercial[5]
	(Dollars in Thousands)
Pass	$1,868	$446	$3,755	$4,132	$11
Special Mention	—	—	—	—	—
Substandard	—	—	—	—	—
Doubtful	—	—	—	—	—

Ending Balance	$1,868	$446	$3,755	$4,132	$11

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	NET LOANS RECEIVABLE (Continued)

Credit Quality Information (Continued)

The following table presents performing and non-performing 1 – 4 family residential and consumer loans based on payment activity for the periods ended June 30, 2021 and June 30, 2020.

	June 30, 2021
	1 – 4 Family	Consumer

	(Dollars in Thousands)
Performing	$67,410	$2,875
Non-performing	—	—

Total	$67,410	$2,875

	June 30, 2020
	1 – 4 Family	Consumer

	(Dollars in Thousands)
Performing	$78,077	$2,945
Non-performing	—	—

Total	$78,077	$2,945

9.	ALLOWANCE FOR LOAN LOSSES

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

The Company had no unallocated loss allowance balance at June 30, 2021 and 2020.

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

The following is a summary of the changes in the allowance for loan losses:

	2021	2020	2019
	(Dollars in Thousands)
Balance, July 1	$618	$548	$468
Add:
(Credit) provision for loan losses	(53)	70	80
Less:
Loans charged off	—	—	—

Balance, June 30	$565	$618	$548

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables summarize the primary segments of the allowance for loan losses (“ALLL”), segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2021, June 30, 2020 and June 30, 2019. Activity in the allowance is presented for the fiscal years ended June 30, 2021, 2020 and 2019.

	As of June 30, 2021
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2020	$449	$38	$6	$26	$66	$32	$1	$618
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	(60)	12	5	(2)	(7)	—	(1)	(53)

Ending ALLL Balance at June 30, 2021	$389	$50	$11	$24	$59	$32	$—	$565

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	389	50	11	24	59	32	—	565

	$389	$50	$11	$24	$59	$32	$—	$565

	As of June 30, 2020
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2019	$405	$46	$10	$17	$37	$30	$3	$548
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	44	(8)	(4)	9	29	2	(2)	70

Ending ALLL Balance at June 30, 2020	$449	$38	$6	$26	$66	$32	$1	$618

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	449	38	6	26	66	32	1	618

	$449	$38	$6	$26	$66	$32	$1	$618

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	ALLOWANCE FOR LOAN LOSSES (Continued)

	As of June 30, 2019
	First Mortgage Loans
	1 – 4 Family	Construction	Land Acquisition & Development	Multi- family	Commercial	Consumer Loans	Commercial Loans[5]	Total

	(Dollars in Thousands)
Beginning ALLL Balance at June 30, 2018	$356	$24	$—	$18	$35	$31	$4	$468
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	49	22	10	(1)	2	(1)	(1)	80

Ending ALLL Balance at June 30, 2019	$405	$46	$10	$17	$37	$30	$3	$548

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	405	46	10	17	37	30	3	548

	$405	$46	$10	$17	$37	$30	$3	$548

During the fiscal year ended June 30, 2021, the significant changes to the ALLL were a $61 thousand decrease associated with the 1-4 family loan segment and a $12 thousand increase associated with construction loans. The primary reason for the changes in the ALLL balance during fiscal 2021 is a decrease in the Company’s loan portfolio.

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

During the fiscal years ended June 30, 2021, 2020 and 2019, respectively, the Company increased its ALLL reserve factors for the following loan segments:

Loan Segment	06/30/2021 Factor	06/30/2020 Factor	06/30/2019 Factor
1-4 Family Permanent	0.575%	0.575%	0.500%
1-4 Family – Construction	0.825%	0.825%	0.750%
Land Acquisition & Dev	1.250%	1.250%	1.000%
Multi-family	0.700%	0.700%	0.550%
Commercial Real Estate	1.500%	1.500%	1.000%
Consumer	1.100%	1.100%	1.000%
Commercial[5]	6.000%	6.000%	5.000%

[5]	Not secured by real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	FEDERAL HOME LOAN BANK STOCK

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

At June 30, 2021 and 2020, our FHLB stock totaled $6.0 million and $6.6 million, respectively, as shown on the consolidated balance sheets. We account for the stock in accordance with ASC 325, which requires the investment to be carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. Due to the continued improvement of the FHLB’s financial performance and stability over the past several years, combined with regular quarterly dividends in 2021 and 2020, we believe our holdings in FHLB stock are ultimately recoverable at par value and, therefore, determined that the stock was not other-than-temporarily impaired.

11.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2021	2020
	(Dollars in Thousands)
Land and improvements	$246	$246
Buildings and improvements	2,181	2,219
Furniture, fixtures, and equipment	588	1,397

	3,015	3,862
Less accumulated depreciation	2,358	3,288

Total	$657	$574

Depreciation charged to operations was $71 thousand, $38 thousand, and $47 thousand for the years ended June 30, 2021, 2020, and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	DEPOSITS

Deposit accounts are summarized as follows:

	2021		2020
	Amount	Percent of Portfolio	Amount	Percent of Portfolio

	(Dollars in Thousands)
Non-interest earning checking	$25,452	16.2%	$22,657	15.0%
Interest-earning checking	26,881	17.1	25,075	16.6
Savings accounts	50,058	31.9	44,541	29.3
Money market accounts	22,995	14.6	21,743	14.4
Savings certificates	29,731	18.9	35,063	23.2
Advance payments by borrowers for taxes and insurance	2,050	1.3	2,256	1.5

Total	$157,167	100.0%	$151,335	100.0%

The maturities of savings certificates at June 30, 2021, are summarized as follows:

(Dollars in Thousands)
Within one year	$24,893
Beyond one year but within two years	2,483
Beyond two years but within three years	1,491
Beyond three years but within four years	328
Beyond four years but within five years	327
Beyond five years	209

Total	$29,731

There were two retail savings certificates with a balance of $250 thousand or more on June 30, 2021. At June 30, 2021 and 2020, the Company had brokered CDs totaling $8.8 million and $9.9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK (FHLB) ADVANCES

The following table presents contractual maturities of FHLB long-term advances as of June 30, 2021.

	Maturity range		Weighted- average	Stated interest rate range		June 30,	June 30,
Description	from	to	interest rate[6]	from	to	2021	2020

						(Dollars in Thousands)

Fixed	10/01/21	10/03/22	3.07%	3.04%	3.09%	$10,000	$15,000

Adjustable	10/01/21	10/01/21	0.26%	0.26%	0.26%	25,000	85,000

Total						$35,000	$100,000

Maturities of FHLB long-term advances at June 30, 2021, are summarized as follows:

Maturing During Fiscal Year Ended June 30:	Amount	Weighted-Average Interest Rate
	(Dollars in Thousands)
2022	30,000	0.72%
2023	5,000	3.09%
2024	—	—
2025	—	—
2026	—	—
2026 and thereafter	—	—

Total	$35,000	1.06%

The Company also utilized revolving and short-term FHLB advances. Short-term FHLB advances generally mature within 90 days, while revolving FHLB advances may be repaid by the Company without penalty. The following table presents information regarding such advances as of June 30, 2021 and June 30, 2020:

	June 30, 2021	June 30, 2020

	(Dollars in Thousands)
FHLB revolving and short-term advances:
Ending balance	$113,093	$59,159
Average balance	34,715	58,146
Maximum month-end balance	113,093	68,030
Average interest rate	0.34%	1.57%
Weighted-average rate at period end	0.28%	0.39%

[6]	As of June 30, 2021

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FEDERAL HOME LOAN BANK ADVANCES (Continued)

At June 30, 2021, the Company had remaining borrowing capacity with the FHLB of approximately $6.1 million.

The FHLB advances are secured by the Company’s FHLB stock, loans, mortgage-backed and investment securities. FHLB advances are subject to substantial prepayment penalties.

14.	OTHER SHORT-TERM BORROWINGS

The Company also utilized other short-term borrowings comprised of Federal Reserve Bank of Cleveland (FRB) discount window borrowings. FRBC discount window borrowings mature within 90 days and may be repaid prior to maturity without penalty, in whole or in part, plus accrued interest. The following table presents information regarding the FRBC borrowings as of June 30, 2021 and June 30, 2020:

FRB Discount Window Borrowings:

	June 30, 2021	June 30, 2020

	(Dollars in Thousands)
Ending balance	$—	$7,000
Average balance	456	2,592
Maximum month-end balance	5,875	24,800
Average interest rate	0.25%	0.25%
Weighted-average rate at period end	-%	0.25%

At June 30, 2021 the Company had an estimated borrowing capacity with the FRB of approximately $38.7 million based on securities pledged.

15.	COMMITMENTS AND CONTINGENT LIABILITIES

Loan Commitments

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for losses on off- balance sheet items. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements, as deemed necessary. Various loan commitments totaling $9.5 million and $13.7 million at June 30, 2021 and 2020, respectively, represent financial instruments with off-balance sheet risk. The commitments outstanding at June 30, 2021 contractually mature in less than one year.

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

Federal regulations require the Savings Bank to maintain minimum amounts of capital. Specifically, the Savings Bank is required to maintain certain minimum dollar amounts and ratios of Total and Tier 1 Capital to Risk-Weighted Assets and of Tier 1 Capital to Average Total Assets.

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

As of June 30, 2021 and 2020, the FDIC categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Common Equity Tier 1 Capital, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage Capital Ratios must be at least 6.5 percent, 8 percent, 10 percent, and 5 percent, respectively.

The Company’s and Savings Bank’s actual capital ratios for fiscal 2021 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2021
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Actual	$37,887	18.76%	$32,738	16.50%
To Be Well Capitalized	13,124	6.50	12,894	6.50
For Capital Adequacy Purposes	9,086	4.50	8,927	4.50
Tier 1 Capital (to Risk-Weighted Assets)
Actual	$37,887	18.76%	$32,738	16.50%
To Be Well Capitalized	16,153	8.00	15,870	8.00
For Capital Adequacy Purposes	12,114	6.00	11,902	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$38,480	19.06%	$33,331	16.80%
To Be Well Capitalized	20,191	10.00	19,837	10.00
For Capital Adequacy Purposes	16,153	8.00	15,870	8.00
Tier 1 Capital (to Average Total Assets)
Actual	$37,887	11.71%	$32,738	10.23%
To Be Well Capitalized	16,117	5.00	16,007	5.00
For Capital Adequacy Purposes	12,942	4.00	12,805	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	REGULATORY CAPITAL (Continued)

The Company’s and Savings Bank’s actual capital ratios for fiscal 2020 are presented in the following table, which show that the Company and Savings Bank met all regulatory capital requirements.

	June 30, 2020
	WVS		West View Savings Bank

	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Actual	$37,469	18.55%	$32,508	16.19%
To Be Well Capitalized	13,127	6.50	13,055	6.50
For Capital Adequacy Purposes	9,088	4.50	9,038	4.50
Tier 1 Capital (to Risk-Weighted Assets)
Actual	$37,469	18.55%	$32,508	16.19%
To Be Well Capitalized	16,157	8.00	16,068	8.00
For Capital Adequacy Purposes	12,118	6.00	12,051	6.00
Total Capital (to Risk-Weighted Assets)
Actual	$38,140	18.88%	$33,179	16.52%
To Be Well Capitalized	20,196	10.00	20,085	10.00
For Capital Adequacy Purposes	16,157	8.00	16,068	8.00
Tier 1 Capital (to Average Total Assets)
Actual	$37,469	10.16%	$32,508	8.89%
To Be Well Capitalized	18,442	5.00	18,277	5.00
For Capital Adequacy Purposes	14,754	4.00	14,622	4.00

17.	STOCK BENEFIT PLANS

Employee Stock Ownership Plan (“ESOP”)

WVS maintains an ESOP for the benefit of officers and Savings Bank employees who have met certain eligibility requirements related to age and length of service. Compensation expense for the ESOP was $122 thousand, $107 thousand, and $226 thousand for the years ended June 30, 2021, 2020, and 2019, respectively. Total ESOP shares as of June 30, 2021 and 2020 were 309,447 and 309,447, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	STOCK BENEFIT PLANS (Continued)

The following table presents the components of the ESOP shares as of June 30, 2021 and 2020.

	2021	2020
Allocated shares	138,506	148,537
Unallocated shares	152,365	160,910

Total ESOP shares	290,871	309,447

Fair value of unallocated ESOP shares	$2,491,168	$2,124,012

The purchase of shares of the Company’s stock by the ESOP is funded by three term loans, and contributions from the Company, through the Savings Bank. Unreleased ESOP shares collateralize the loans payable and the cost of these shares is recorded as a contra-equity account in stockholders’ equity of the Company. The ESOP’s term loans bear a weighted-average interest rate of 3.25%, which rate is subject to adjustment based on annual changes in the prime rate and will mature on March 31, 2035, 2037 and 2038, respectively. Shares are released as payments are made by the ESOP on the loans. The ESOP’s sources of repayment on the loans can include dividends, if any, on the unallocated stock held by the ESOP and discretionary contributions from the Savings Bank to the ESOP and other earnings.

Compensation is recognized under the shares released method and compensation expense is equal to the fair value of the shares committed to be released, and unallocated ESOP shares are excluded from outstanding shares for the purpose of computing EPS.

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS

Profit Sharing Plan

The Company maintains a non-contributory profit sharing 401(k) plan (the “401(k) Plan”) for its officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan with the contributions based on a percentage of salaries of the 401(k) Plan participants. The Company made no contributions to the 401(k) Plan for the three years ended June 30, 2021, 2020, and 2019.

Directors’ Deferred Compensation Plan

The Company maintains a deferred compensation plan for directors who elect to defer all or a portion of their directors’ fees. Deferred fees are paid to the participants in installments commencing in the year following the year the individual is no longer a member of the Board of Directors.

The deferred compensation plan allows for the deferred amounts to be paid in shares of common stock at the prevailing market price on the date of distribution. For fiscal years ended June 30, 2021, 2020, and 2019, 1,731 shares were held by the deferred compensation plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	DIRECTOR, OFFICER, AND EMPLOYEE BENEFITS (Continued)

Amounts deferred are included in other noninterest expense and totaled $35 thousand, $39 thousand, and $31 thousand for the fiscal years 2021, 2020, and 2019, respectively. The aggregate liability for the deferred compensation arrangement at June 30, 2021 and 2020, was $489 thousand and $416 thousand, respectively, and is included in with “other liabilities” in the Consolidated Balance Sheet.

Bank-Owned Life Insurance (“BOLI”)

The Company has purchased single premium BOLI policies on certain executives. The policies are recorded at their cash surrender values. Increases in cash surrender values are included in noninterest income in the accompanying Consolidated Statement of Income. The Company recorded $114 thousand, $118 thousand and $121 thousand of income in fiscal 2021, 2020, and 2019, respectively, and the policies’ cash surrender values totaling $5.0 million and $4.9 million at June 30, 2021 and 2020, respectively, are reflected as an asset on the Consolidated Balance Sheet.

Executive Life Insurance

The Company has split dollar life insurance arrangements (“Split Dollar Life Insurance Agreements”) with certain executives. This plan provides each executive a specified death benefit should the executive die while in the Company’s employ. The Company owns the policies and all cash values thereunder. Upon death of the covered employee, the agreed-upon amount of death proceeds from the policies will be paid directly to the insured’s beneficiary. As of June 30, 2021, the policies had total death benefits of $10.89 million of which $2.52 million would have been paid to the executive’s beneficiaries and the remaining $8.37 million would have been paid to the Company. A portion of the death benefit coverage may continue to the Company’s CEO in the event of a change in control or other termination of his employment. In the event the other executives terminate employment with the Company, their split dollar interests in the policies cease. The Company accrued a benefit expense of $57 thousand, $56 thousand, and $58 thousand in fiscal 2021, 2020, and 2019, respectively, for the split dollar benefit.

Supplemental Executive Retirement Plan (“SERP”)

On September 1, 2013, the Company entered into a supplemental executive retirement plan (SERP) agreement with the CEO. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. The Company accrued expenses of $133 thousand, $129 thousand, and $126 thousand for fiscal years 2021, 2020, and 2019, respectively, in connection with the SERP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES

The provision for income taxes consists of:

	2021	2020	2019
	(Dollars in Thousands)
Currently payable:
Federal	$286	$667	$680
State	137	231	261

	423	898	941
Deferred	22	(28)	(9)

Total	$445	$870	$932

In addition to income taxes applicable to income before taxes in the Consolidated Statement of Income, the following income tax amounts were recorded to stockholders’ equity during the years ended June 30:

	2021	2020	2019
	(Dollars in Thousands)
Net unrealized (gain) loss on securities available for sale	$(299)	$146	$(26)
Net non-credit gain on securities with OTTI	(3)	(3)	(3)

Net (gain) loss recorded to stockholders’ equity	$(302)	$143	$(29)

The following temporary differences gave rise to the net deferred tax assets at June 30:

	2021	2020
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$121	$132
Deferred compensation	109	93
Retirement Plan	198	170
Reserve for off-balance sheet commitments	6	11
OTTI other impairment	12	15
OTTI credit impairment	53	51
Net unrealized loss on securities available for sale	—	133
Other	64	90

Total gross deferred tax assets	563	695

Deferred tax liabilities:
Net unrealized gain on securities available for sale	145	—
Deferred origination fees, net	173	147

Total gross deferred tax liabilities	318	147

Net deferred tax assets	$245	$548

No valuation allowance was established at June 30, 2021 and 2020, in view of the Company’s ability to carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company’s earnings potential, and deferred tax liabilities at June 30, 2021 and 2020.

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

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2018.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at federal statutory rates for the years ended June 30:

	2021		2020		2019
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income

	(Dollars in Thousands)
Provision at statutory rate	$366	21.0%	$706	21.0%	$782	21.0%
State income tax, net of federal tax benefit	108	6.2	183	5.4	206	5.5
Tax exempt income	—	—	—	—	(6)	(0.2)
Bank Owned Life Insurance	(24)	(1.4)	(25)	(0.7)	(26)	(0.7)
Other, net	(5)	(0.2)	6	0.2	(24)	(0.6)

Actual tax expense and effective rate	$445	25.6%	$870	25.9%	$932	25.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	INCOME TAXES (Continued)

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

Cash and Due From Banks

The Federal Reserve requires the Savings Bank to maintain certain reserve balances. The required reserves are computed by applying prescribed ratios to the Savings Bank’s average deposit transaction account balances. In response to the COVID-19 Pandemic, effective March 26, 2020, the Federal Reserve reduced the reserve requirement to zero percent. As of June 30, 2021 and 2020, the Savings Bank had no required reserves. The required reserves would be held in the form of vault cash and an interest-bearing depository balance maintained directly with the Federal Reserve.

Loans

Federal law prohibits the Company from borrowing from the Savings Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Savings Bank’s capital surplus.

Dividend Restrictions

The Savings Bank is subject to the Pennsylvania Banking Code, which restricts the availability of surplus for dividend purposes. At June 30, 2021, surplus funds of $3.4 million were not available for dividends from the Savings Bank to the Company.

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

The following tables present the assets reported on a recurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2021 and June 30, 2020, by level within the fair value hierarchy. As required by GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2021
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
U.S. government agency securities	$—	$3,214	$—	$3,214
Corporate debt securities	—	110,040	—	110,040
Foreign debt securities [7]	—	37,598	—	37,598
Obligations of states and political subdivisions	—	725	—	725
	$—	$151,577	$—	$151,577

	June 30, 2020
	Level I	Level II	Level III	Total
	(Dollars in Thousands)
Assets measured on a recurring basis:
Investment securities – available for sale:
Corporate debt securities	$—	$115,099	$—	$115,099
Foreign debt securities [7]	—	32,540	—	32,540

	$—	$147,639	$—	$147,639

[7]	U.S. dollar-denominated investment-grade corporate bonds of large foreign issuers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments not measured at fair value on a recurring basis are as follows:

	June 30, 2021
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,551	$2,551	$2,551	$—	$—
Certificates of deposit	350	350	350	—	—
Investment securities – held to maturity	15,489	15,592	—	15,592	—
Mortgage-backed securities – held to maturity:
Agency	82,059	82,202	—	82,202	—
Private-label	400	457	—	—	457
Net loans receivable	80,684	82,930	—	—	82,930
Accrued interest receivable	749	749	749	—	—
FHLB stock	6,044	6,044	6,044	—	—
Bank owned life insurance	5,021	5,021	5,021	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$25,452	$25,452	$25,452	$—	$—
Interest-earning checking	26,881	26,881	26,881	—	—
Savings accounts	50,058	50,058	50,058	—	—
Money market accounts	22,995	22,995	22,995	—	—
Certificates of deposit	29,731	29,763	—	—	29,763
Advance payments by borrowers for taxes and insurance	2,050	2,050	2,050	—	—
FHLB advances – fixed rate	10,000	9,763	—	—	9.763
FHLB advances – variable rate	25,000	25,000	25,000	—	—
FHLB short-term advances	113,093	113,093	113,093	—	—
Other short-term advances	—	—	—	—	—
Accrued interest payable	155	155	155	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	June 30, 2020
	Carrying Amount	Fair Value	Level I	Level II	Level III
	(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$2,500	$2,500	$2,500	$—	$—
Certificates of deposit	1,840	1,840	1,840	—	—
Investment securities – held to maturity	3,495	3,622	—	3,622	—
Mortgage-backed securities – held to maturity:
Agency	96,488	96,042	—	96,042	—
Private-label	618	607	—	—	607
Net loans receivable	91,032	98,700	—	—	98,700
Accrued interest receivable	744	744	744	—	—
FHLB stock	6,564	6,564	6,564	—	—
Bank owned life insurance	4,907	4,907	4,907	—	—
FINANCIAL LIABILITIES
Deposits:
Non-interest earning checking	$22,657	$22,657	$22,657	$—	$—
Interest-earning checking	25,075	25,075	25,075	—	—
Savings accounts	44,541	44,541	44,541	—	—
Money market accounts	21,743	21,743	21,743	—	—
Certificates of deposit	35,063	35,237	—	—	35,237
Advance payments by borrowers for taxes and insurance	2,256	2,256	2,256	—	—
FHLB advances – fixed rate	15,000	14,818	—	—	14,818
FHLB advances – variable rate	85,000	85,000	85,000	—	—
FHLB short-term advances	59,159	59,159	59,159	—	—
Other short-term advances	7,000	7,000	7,000	—	—
Accrued interest payable	487	487	487	—	—

All financial instruments included in the above tables, with the exception of net loans receivable, certificates of deposit liabilities, and FHLB advances – fixed rate, are carried at cost, which approximates the fair value of the instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY

Condensed financial information of WVS Financial Corp. is as follows:

CONDENSED BALANCE SHEET

	June 30,
	2021	2020

	(Dollars in Thousands)
ASSETS
Interest-earning deposits with subsidiary bank	$1,688	$2,676
Certificates of deposit	—	993
Investment securities available for sale	3,572	992
Investment in subsidiary bank	33,239	31,952
Other assets	177	702

TOTAL ASSETS	$38,676	$37,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$287	$402
Stockholders’ equity	38,389	36,913

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,676	$37,315

CONDENSED STATEMENT OF INCOME

	Year Ended June 30,
	2021	2020	2019

	(Dollars in Thousands)
INCOME
Interest on loans	$86	$111	$109
Interest on certificates of deposit	8	24	—
Interest on investment securities available for sale	21	12	—
Dividend from subsidiary	1,075	2,275	2,450
Interest-earning deposits with subsidiary bank	2	2	3

Total income	1,192	2,424	2,562

OTHER OPERATING EXPENSE	129	134	129

Income before equity in undistributed earnings of subsidiary	1,063	2,290	2,433
Equity in undistributed earnings of subsidiary	229	204	329
Income before income taxes	1,292	2,494	2,762
Income tax (benefit) expense	(4)	4	(33)
NET INCOME	$1,296	$2,490	$2,795

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.	PARENT COMPANY (Continued)

STATEMENT OF CASH FLOWS

	Year Ended June 30,
	2021	2020	2019

	(Dollars in Thousands)
OPERATING ACTIVITIES
Net income	$1,296	$2,490	$2,795
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(229)	(204)	(329)
Amortization of unallocated ESOP shares	166	158	200
Other, net	397	355	(541)

Net cash provided by operating activities	1,630	2,799	2,125

INVESTING ACTIVITIES
Available for sale:
Purchases of investment securities available for sale	(16,067)	(4,928)	(497)
Proceeds from repayments of investment securities available for sale	13,500	3,948	—
Purchase of certificates of deposit	—	(2,234)	—
Maturities/redemptions of certificates of deposit	993	1,738	—

Net cash used for investing activities	(1,574)	(1,476)	(497)

FINANCING ACTIVITIES
Cash dividends paid	(700)	(707)	(783)
Purchase of treasury stock	(344)	(506)	(383)

Net cash used for financing activities	(1,044)	(1,213)	(1,166)

(Decrease) increase in cash and cash equivalents	(988)	110	462
CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	2,676	2,566	2,104

CASH AND CASH EQUIVALENTS
END OF YEAR	$1,688	$2,676	$2,566

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended
	September	December	March	June
	2020	2020	2021	2021

	(Dollars in Thousands, except share and per share data)
Total interest and dividend income	$1,665	$1,459	$1,313	$1,317
Total interest expense	325	216	181	169

Net interest income	1,340	1,243	1,132	1,148
Provision for loan losses	2	(8)	(8)	(39)

Net interest income after provision for loan losses	1,338	1,251	1,140	1,187
Total noninterest income	111	103	152	109
Total noninterest expense	880	876	936	958

Income before income taxes	569	478	356	338
Income taxes	149	123	91	82

Net income	$420	$355	$265	$256

Per share data:
Net income
Basic	$0.24	$0.20	$0.15	$0.15
Diluted	0.24	0.20	0.15	0.15
Average shares outstanding
Basic	1,748,040	1,749,372	1,751,849	1,745,140
Diluted	1,748,040	1,749,372	1,751,849	1,745,140

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24.	SELECTED QUARTERLY FINANCIAL DATA (unaudited) (Continued)

	Three Months Ended
	September	December	March	June
	2019	2019	2020	2020

	(Dollars in Thousands, except share and per share data)
Total interest and dividend income	$2,987	$2,771	$2,640	$2,087
Total interest expense	1,184	1,110	990	570

Net interest income	1,803	1,661	1,650	1,517
Provision for loan losses	(10)	(8)	(7)	95

Net interest income after provision for loan losses	1,813	1,669	1,657	1,422
Total noninterest income	110	122	70	60
Total noninterest expense	847	870	884	962

Income before income taxes	1,076	921	843	520
Income taxes	283	194	218	175

Net income	$793	$727	$625	$345

Per share data:
Net income
Basic	$0.45	$0.41	$0.35	$0.20
Diluted	0.45	0.41	0.35	0.20
Average shares outstanding
Basic	1,775,561	1,771,457	1,771,722	1,753,946
Diluted	1,775,561	1,771,457	1,771,722	1,753,946

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

WVS Financial Corp.’s common stock is traded on the Nasdaq Global MarketSM under the symbol “WVFC”.

The following table sets forth the high and low market prices of a share of common stock, and cash dividends declared per share, for the periods indicated.

	Market Price		Cash Dividends
Quarter Ended	High	Low	Declared
June 2021	$16.79	$15.76	$0.10
March 2021	16.05	14.25	0.10
December 2020	15.95	13.20	0.10
September 2020	13.97	13.00	0.10

June 2020	$14.30	$13.00	$0.10
March 2020	17.06	13.06	0.10
December 2019	16.30	15.26	0.10
September 2019	17.77	15.12	0.10

There were six Nasdaq Market Makers in the Company’s common stock as of June 30, 2021: VIRTU Americas LLC; Citadel Securities LLC; Bofa Securities; UBS Securities LLC; Two Sigma Securities LLC and Latour Trading LLC.

According to the records of the Company’s transfer agent, there were approximately 371 shareholders of record at August 20, 2021. This does not include any persons or entities who hold their stock in nominee or “street name” through various brokerage firms.

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

InspereX LLC

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